As filed with the U.S. Securities and Exchange Commission on September 30, 2026.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT
UNDER

THE SECURITIES ACT OF 1933

Spark I Acquisition Corporation*
(Exact name of registrant as specified in its charter)

Cayman Islands (State or Other Jurisdiction of Incorporation or Organization)	6770 (Primary Standard Industrial Classification Code Number)	87-1738866 (I.R.S. Employer Identification Number)

For co-registrants, see “Table of Co-Registrants” on the following page.

3790 El Camino Real

Unit #570

Palo Alto, CA 94306

(650) 353-7082
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Bernard Moon
Secretary

3790 El Camino Real
Unit #570

Palo Alto, CA 94306
(650) 353-7082

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John Randall Lewis Andrew D. Hoffman Austin March Wilson Sonsini Goodrich & Rosati, P.C. 650 Page Mill Road Palo Alto, California 94304-1050 (650) 493-9300	Tod Higinbotham Chief Executive Officer ZincFive, Inc. 20050 SW 112th Ave. Tualatin, Oregon 97062 Tel: (503) 399-3517	Yvan-Claude Pierre Garth Osterman Courtney M.W. Tygesson Cooley LLP 55 Hudson Yards New York, New York 10001-2157 Tel: (212) 479-6000

Approximate date of commencement of proposed sale to the public: As soon as practicable after (i) this registration statement is declared effective and (ii) upon completion of the applicable transactions described in the enclosed proxy statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

*

Prior to the consummation of the business combination described in the proxy statement/prospectus forming part of this registration statement and subject to the approval of its shareholders, Spark I Acquisition Corporation (“SPKL”) intends to effect a deregistration under Article 181 of SPKL’s amended and restated memorandum and articles of association and Section 206 of the Companies Act (As Revised) of the Cayman Islands and a domestication under Section 388 of the Delaware General Corporation Law, pursuant to which SPKL’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware (the “Domestication”). After the Domestication, all securities being registered will be issued by the continuing entity following the Domestication, which will be renamed “ZincFive, Inc.” and existing shareholders of SPKL will hold shares in ZincFive, Inc. rather than in a Cayman Islands company.

TABLE OF CO-REGISTRANTS

Exact Name of Co-Registrant as Specified in its Charter	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
ZincFive, Inc.	Delaware	3690	47-4646503

(1)	The Co-Registrant has the following principal executive office:

ZincFive, Inc.
20050 SW 112th Ave
Tualatin, Oregon 97062
Tel: (503) 399-3517

(2)	The agent for service for the Co-Registrant is:

Tod Higinbotham
Chief Executive Officer
ZincFive, Inc.
20050 SW 112th Ave
Tualatin, Oregon 97062
Tel: (503) 399-3517

The information in this preliminary proxy statement/prospectus is not complete and may be changed. These securities may not be issued until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and does not constitute the solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION DATED SEPTEMBER 30, 2026

PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING OF

SPARK I ACQUISITION CORPORATION

(A CAYMAN ISLANDS EXEMPTED COMPANY)

AND

PROSPECTUS FOR        SHARES OF COMMON STOCK

AND

WARRANTS TO PURCHASE SHARES OF COMMON STOCK OF

SPARK I ACQUISITION CORPORATION

(TO BE RENAMED “ZINCFIVE, INC.” FOLLOWING DOMESTICATION IN

THE STATE OF DELAWARE AND IN CONNECTION WITH THE BUSINESS COMBINATION DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS)

The board of directors of Spark I Acquisition Corporation, a Cayman Islands exempted company with limited liability (“SPKL”), has unanimously approved the business combination between SPKL and ZincFive, Inc., a Delaware corporation (referred to in this proxy statement/prospectus prior to the Business Combination (as defined below) as “Legacy ZincFive”), pursuant to which: (i) SPKL will deregister as an exempted company registered under the laws of the Cayman Islands with limited liability and register by way of continuation and domestication as a corporation under the laws of the State of Delaware (the “Domestication”) in accordance with the Delaware General Corporation Law (“DGCL”) and the Companies Act (As Revised) of the Cayman Islands (the “Companies Act”) and the plan of domestication (as may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Plan of Domestication”), attached to this proxy statement/prospectus as Annex B (the post-Domestication company will be referred to in this proxy statement/prospectus as “ZincFive”); (ii) at the closing of the transactions contemplated by the Merger Agreement (as defined below) (the “Closing”) and at least one day following the Domestication, Spark I Acquisition Corporation Sub I Inc., a Delaware corporation (“Merger Sub I”), will merge with and into Legacy ZincFive (the “First Merger”), with Legacy ZincFive continuing as the surviving corporation (the “Surviving Corporation”), and, immediately following the First Merger, Legacy ZincFive, as the Surviving Corporation, will merge with and into Spark I Acquisition Corporation Sub II LLC, a Delaware limited liability company (“Merger Sub II”) (the “Second Merger” and, together with the First Merger, the “Mergers”), with Merger Sub II continuing as the surviving entity and a direct wholly owned subsidiary of ZincFive, in each case, pursuant and subject to the terms and conditions set forth in the Merger Agreement, dated as of June 11, 2026 (the “Signing Date”), attached to this proxy statement/prospectus as Annex A (as it may be further amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”), by and among SPKL, Merger Sub I, Merger Sub II and Legacy ZincFive; and (iii) the other transactions contemplated by the Merger Agreement and other related documents will be consummated (such transactions, together with the Mergers and the Domestication, the “Business Combination”). Prior to the Domestication, Legacy ZincFive will be renamed “ZincFive Technologies, Inc.”

In connection with the Domestication and in accordance with the Plan of Domestication, attached to this proxy statement/prospectus as Annex B: (i) each Class A ordinary share of SPKL, par value $0.0001 per share (the “SPKL Class A Ordinary Share”) issued and outstanding immediately prior to the Domestication will remain outstanding and will automatically convert, on a one-for-one basis, into one share of common stock of ZincFive, par value $0.0001 per share (the “ZincFive Common Stock”); (ii) each Public Warrant (as defined below) and Private Placement Warrant (as defined below), each exercisable for one SPKL Class A Ordinary Share at an exercise price of $11.50 per share, subject to adjustment (the “SPKL Warrant”), will be automatically converted into one share of redeemable warrant exercisable for one share of ZincFive Common Stock (the “ZincFive Warrant”) on the same terms as the SPKL Warrants; and (iii) each unit sold in the IPO, each consisting of one SPKL Class A Ordinary Share and one-half of one Public Warrant (the “SPKL Unit”), issued and outstanding will automatically be cancelled and each holder thereof will be entitled, per SPKL Unit, to one share of ZincFive Common Stock and one-half of one ZincFive Warrant. No fractional ZincFive Warrants will be issued in the process described in this clause (iii).

In connection with the Domestication and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, including approval of the Condition Precedent Proposals (as defined elsewhere in this proxy statement/prospectus) by SPKL’s shareholders: (i) the governing documents of SPKL will be replaced by the Proposed Certificate of Incorporation and the Proposed Bylaws (the “Proposed Organizational Documents”), attached to this proxy statement/prospectus as Annex C and Annex D, respectively, and (ii) SPKL will be renamed “ZincFive, Inc.”

At Closing, pursuant to the terms of the Merger Agreement:

(a)in connection with the Mergers, the value of the aggregate consideration to be paid to Legacy ZincFive Securityholders will be $600,000,000 (the “Equity Value”), which consideration will be paid entirely in shares of ZincFive Common Stock with a value equal to $10.00 per share, options to purchase shares of ZincFive Common Stock or restricted stock units of ZincFive, as applicable;
(b)other than Excluded Shares (as defined in the Merger Agreement) and Dissenting Shares (as defined in the Merger Agreement), each share of Series F preferred stock, Series F-1 preferred stock, Series F-2 preferred stock, Series F-3-A preferred stock, Series F-3-B preferred stock, Series F-3-C preferred stock, Series F-3-D preferred stock and Series F-3-W preferred stock of Legacy ZincFive (collectively, “Legacy ZincFive Series F Stock”) issued and outstanding immediately prior to the date and time that the First Merger becomes effective (the “First Effective Time”) will be automatically surrendered and retired, and each holder of shares of Legacy ZincFive Series F Stock will receive a number of shares of ZincFive Common Stock equal to (i) such holder’s Aggregate Series F Preference Amount (as defined in the Merger Agreement) divided by (ii) $10.00, rounded up or down to the nearest whole share of ZincFive Common Stock (with 0.5 of a share or greater rounded up);
(c)each share of Class A common stock, par value $0.001 per share, of Legacy ZincFive (the “Legacy ZincFive Class A Common Stock”) and Class B common stock, par value $0.001 per share, of Legacy ZincFive (the “Legacy ZincFive Class B Common Stock” and, together with the Legacy ZincFive Class A Common Stock, the “Legacy ZincFive Common Stock”) issued and outstanding immediately prior to the First Effective Time (after giving effect to the Conversion (as defined below) and the exercise of any warrants to purchase shares of Legacy ZincFive capital stock (the “Legacy ZincFive Warrants”), but other than Excluded Shares and Dissenting Shares) will be automatically cancelled and converted into the right to receive a number of shares of ZincFive Common Stock equal to the Exchange Ratio (as defined in the Merger Agreement); and
(d)each Legacy ZincFive Warrant outstanding as of immediately prior to the Mergers shall expire or be exercised for the applicable number of shares of Legacy ZincFive’s Series A preferred stock, Series B preferred stock, Series C preferred stock, Series D preferred stock, Series E preferred stock and Legacy ZincFive Series F Stock, each with a par value of $0.001 per share (collectively, the “Legacy ZincFive Preferred Stock”) or Legacy ZincFive Common Stock, and such shares shall be canceled and converted into the right to receive the applicable consideration in respect of such shares pursuant to the terms of the Merger Agreement.

Legacy ZincFive will take all actions necessary or appropriate so that, immediately prior to the Closing, all shares of Legacy ZincFive Preferred Stock (other than Legacy ZincFive Series F Stock) will be converted into shares of Legacy ZincFive Common Stock (the “Conversion”) pursuant to the terms of the Merger Agreement. See the section entitled “Description of ZincFive’s Securities” for more information regarding the ZincFive Common Stock. Following the Conversion, no shares of Legacy ZincFive Preferred Stock (other than Legacy ZincFive Series F Stock) will be outstanding and each holder of Legacy ZincFive Preferred Stock (other than Legacy ZincFive Series F Stock) will thereafter cease to have any rights with respect to any shares of Legacy ZincFive Preferred Stock.

Concurrently with the execution of the Merger Agreement, SPKL entered into the Sponsor Agreement, dated June 11, 2026, with SLG SPAC Fund LLC, a Delaware limited liability company (the “Sponsor”), SPKL, certain stockholders of the SPKL and Legacy ZincFive (as amended by the Amendment to Sponsor Agreement, dated September 28, 2026, the “Sponsor Agreement”), pursuant to which the Sponsor agreed to, among other things: (i) vote in favor of adoption of the SPKL Stockholder Matters; (ii) vote against any Acquisition Transaction (as defined in the Merger Agreement) and any merger agreement or merger other than the Merger Agreement and the Business Combination; and (iii) convert all outstanding SPKL Class B Ordinary Shares held by the Sponsor into SPKL Class A Ordinary Shares immediately prior to the Domestication. In addition, the Sponsor separately agreed to forfeit, immediately following the Closing, (i) 3,500,000 shares of ZincFive Common Stock to be issued to Alyeska Master Fund, L.P. (the “Lead Purchaser”) as a condition to the Lead Purchaser’s participation in the Series A Preferred Investment; (ii) 922,078 shares of ZincFive Common Stock to be issued to the investors (the “First Tranche Bridge Investors”) who provided bridge financing to Legacy ZincFive in the form of secured promissory notes (the “Bridge Notes”) pursuant to the Note Purchase Agreement, dated April 23,

2026, by and among Legacy ZincFive and the investor parties thereto (the “Bridge Investors”) before the public announcement of the Business Combination and 1,458,400 ZincFive Warrants to be issued to certain of the Bridge Investors; and (iii) 2,786,867 ZincFive Warrants and 50% of any ZincFive Warrants issued as a result of the conversion of $1,500,000 of the unpaid principal balance of the Convertible Note (as defined below) into Working Capital Warrants (as defined below) to be reserved for issuance as stock options under the ZincFive, Inc. 2026 Equity Incentive Plan (the “2026 Plan”).

Pursuant to the Proposed Bylaws of ZincFive to be in effect at the First Effective Time, and subject to certain exceptions, stockholders of ZincFive will not be permitted to, from the Closing Date until the earlier of 11:59 p.m., New York time, on (x) the date that is the later of one hundred eighty (180) days after the date that a registration statement (the “Resale Registration Statement”) covering the resale of Registrable Securities (as defined in the A&R Registration Rights Agreement) initially becomes effective and          days after the Closing Date, or, in the case of affiliates of ZincFive as of the Closing Date, twelve (12) months after the date the Resale Registration Statement becomes effective, and (y) the date on which ZincFive completes a liquidation, merger, stock exchange or other similar transaction that results in all of its stockholders having the right to exchange their shares of ZincFive Common Stock for cash, securities or other property, (i) exchange, transfer, assign, lend, sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) promulgated thereunder with respect to, any shares of ZincFive Common Stock (A) issued as consideration pursuant to the Merger Agreement held by any such holders as of the Closing, (B) issued upon the settlement or exercise of options, restricted stock units or other equity awards or warrants outstanding as of immediately prior to the Closing that are assumed by ZincFive held by any such holders as of the Closing, (C) issued to employees of ZincFive, or (D) otherwise held by Sponsor, the officers and directors of Sponsor or ZincFive, or its and their respective affiliates as of the Closing (such shares, the “Lock-Up Shares”; provided that shares of ZincFive Common Stock issued pursuant to the ZincFive, Inc. 2026 Employee Stock Purchase Plan (the “ESPP”) will not constitute Lock-Up Shares), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Lock-Up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii).

The Proposed Bylaws provide for certain customary permitted transfers, including transfers to certain affiliates, members, partners, family members, or for estate planning purposes. Further, if the volume- weighted average price (“VWAP”) of ZincFive Common Stock equals or exceeds $12.00 for twenty (20) trading days within any period of thirty (30) consecutive trading days commencing at least one hundred eighty (180) days after the date the Resale Registration Statement becomes effective, then the transfer restrictions applicable to the Lock-Up Shares will expire. Notwithstanding the foregoing, the board of directors of ZincFive (the “ZincFive Board”) may grant a discretionary waiver or termination of the lockup restrictions. Any such discretionary waiver or termination shall apply to each other holder of Lock-Up Shares in the same proportion that the number of Lock-Up Shares held by the holder of Lock-Up Shares with respect to which such lockup restrictions are being terminated or waived bears to the total number of Lock-Up Shares then held by such holder (a “Pro-Rata Release”). A Pro-Rata Release shall not apply or be required in the case of an early release from the lockup restrictions if such early release is made (i) with respect to a number of shares of ZincFive Common Stock equal to $2,500 for each holder of Lock-Up Shares, calculated as of the Closing Date, rounded up to the nearest share, to the extent that a holder of such shares is not an affiliate of SPKL or ZincFive; (ii) solely for the purposes of complying with certain initial and continued listing requirements of Nasdaq or to comply with ZincFive’s obligations under the Series A Securities Purchase Agreement; or (iii) due to circumstances of an emergency or hardship, each as determined by the ZincFive Board or any duly authorized committee thereof in its sole judgment.

Prior to the Closing, Legacy ZincFive intends to enter into lockup agreements with each Legacy ZincFive stockholder that holds 1% or more of the outstanding Legacy ZincFive Common Stock. The lockup agreements are expected to provide for a restriction on transfers of Lock-Up Shares for up to twelve (12) months after the date the Resale Registration Statement becomes effective and otherwise on substantially identical terms as the lockup restrictions contained in the Proposed Bylaws that are applicable to affiliates of ZincFive as of the Closing Date.

Concurrently with the execution of the Merger Agreement, on June 11, 2026, SPKL and Legacy ZincFive entered into the Series A Securities Purchase Agreement (the “Series A Securities Purchase Agreement”) with certain institutional and accredited investors (the “Series A Preferred Investors”). Pursuant to the Series A Securities Purchase Agreement, the Series A Preferred Investors have agreed to purchase, concurrently with the Closing, an aggregate of 10,441,174 shares of the 12.0% Series A Cumulative Convertible Preferred Stock of ZincFive, par value $0.0001 per share (the “Series A Preferred Stock”), having the rights, preferences and privileges set forth in the Certificate of Designation of Preferences, Rights and Limitations of 12.0% Series A

Cumulative Convertible Preferred Stock (the “Certificate of Designation”) and warrants to purchase a number of shares of ZincFive Common Stock equal to the number of shares into which such shares of ZincFive Common Stock underlying such investor’s Series A Preferred Stock are initially convertible (the “Series A Preferred Investor Warrants”), for an aggregate purchase price of $106.5 million (the “Series A Preferred Investment”). Certain Series A Preferred Investors will satisfy their purchase price obligations through the cancellation of their Bridge Notes in exchange for shares of Series A Preferred Stock and Series A Preferred Investor Warrants. The consummation of the Series A Preferred Investment is conditioned upon the satisfaction or waiver of certain customary closing conditions, including the Available Closing SPAC Cash (as defined in the Merger Agreement) being not less than $100,000,000 at the Closing.

The following table illustrates the pro forma ownership in ZincFive immediately following the consummation of the Business Combination, under each of: (i) the No Redemption Scenario and (ii) the Maximum Redemption Scenario, each as defined below and excluding the dilutive effect of: (a) the Private Placement Warrants (as defined below); (b) the Public Warrants (as defined below); (c) the Working Capital Warrants into which the Convertible Note (as defined below) can be converted; and (d) the Series A Preferred Investor Warrants:

	No Redemption	Maximum Redemption
	Scenario(1)	Scenario(1)
	Ownership		Ownership
	Shares %*	Shares	%*
Public Shareholders	%	—	—%
Sponsor	1,150,000%	1,150,000	1.58%
SPKL Insiders	850,000%	850,000	1.17%
Legacy ZincFive Securityholders(2)	54,336,006%	54,336,006	74.64%
Series A Preferred Investors(3)	10,441,174%	10,441,174	14.34%
Lead Purchaser	3,500,000%	3,500,000	4.81%
First Tranche Bridge Investors	922,078%	922,078	1.27%
Convertible Promissory Noteholders(4)	1,598,448%	1,598,448	2.20%
Total shares of ZincFive Common Stock and Preferred Stock outstanding at Closing	100%	72,797,706	100%
*	Amounts may not sum due to rounding.
(1)

Share ownership presented under each redemption scenario in the table above is only presented for illustrative purposes. SPKL and ZincFive cannot predict how many Public Shareholders will exercise their right to have their Public Shares (as defined below) redeemed for cash. As a result, the redemption amount and the number of Public Shares redeemed in connection with the Business Combination may differ from the amounts presented above. As such, the ownership percentages of current SPKL shareholders may also differ from the presentation above if the actual redemptions are different from these assumptions. See “Risk Factors — Risks Related to SPKL — The ability of our Public Shareholders to exercise redemption rights with respect to a portion of our Public Shares could increase the probability that the Business Combination will be unsuccessful and that you would have to wait for liquidation for your Public Shares to be redeemed.” Assumes an amount equal to each Public Share’s pro rata portion of the aggregate amount then on deposit in the Trust Account (the “Redemption Price”) in accordance with SPKL’s amended and restated memorandum and articles of association (the “Memorandum and Articles of Association”) of approximately $          , which was the approximate Redemption Price as of           , 2026.

(2)

Includes (i) 957,152 shares of ZincFive Common Stock issuable to holders of outstanding Legacy ZincFive Class A Common Stock; (ii) 209,360 shares of ZincFive Common Stock issuable to holders of outstanding Legacy ZincFive Class B Common Stock; (iii) 45,777,420 shares of ZincFive Common Stock issuable to holders of outstanding Legacy ZincFive Preferred Stock; and (iv) 7,392,074 shares of ZincFive Common Stock issuable upon exercise of outstanding Legacy ZincFive Warrants; and excludes 5,663,832 shares of ZincFive Common Stock issuable upon exercise of stock options, assuming the Closing occurs on October 15, 2026.

(3)	Represents shares of ZincFive Common Stock issuable upon conversion of the Series A Preferred Stock. Assumes conversion of all 10,441,174 Series A Preferred Stock into ZincFive Common Stock immediately following the Closing. Excludes 10,441,174 shares of ZincFive Common Stock issuable upon conversion of the Series A Preferred Investor Warrants.
(4)	Represents shares of ZincFive Common Stock issuable to holders (the “Convertible Promissory Noteholders”) of outstanding Legacy ZincFive convertible promissory notes (the “Convertible Promissory Notes”) issued by Legacy ZincFive upon the assignment and assumption of certain existing indebtedness of Legacy ZincFive held by Boxwood Holdings V LLC, an affiliate of SilverBox Corp V, whereby Boxwood Holdings V LLC transferred the debt to such Convertible Promissory Noteholders, effective upon the execution of the Merger Agreement, which will convert automatically into ZincFive Common Stock upon the consummation of the Business Combination, and assuming such conversion occurs on October 15, 2026.

For more information, please see the sections of this proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information” and “Beneficial Ownership of Securities.”

The Memorandum and Articles of Association provide that SPKL must complete its initial business combination by March 29, 2027, or such earlier date as the SPKL Board may approve, or such later date as the shareholders of SPKL may approve in accordance with the Memorandum and Articles of Association (the “Combination Period”). If SPKL is unable to complete the Business Combination or another initial business combination by such date, SPKL will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account of SPKL (the “Trust Account”), including interest earned on the funds held in the Trust Account (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of the then-outstanding Public Shares, which redemption will completely extinguish rights of Public Shareholders (as defined below) as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of SPKL’s remaining shareholders and the SPKL Board, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to SPKL’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. The Sponsor and SPKL’s officers and directors have entered into an agreement with SPKL, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if SPKL fails to consummate an initial business combination within the Combination Period.

The SPKL Units, SPKL Class A Ordinary Shares and Public Warrants are currently listed on The Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “SPKLU,” “SPKL” and “SPKLW,” respectively. Pursuant to the terms of the Merger Agreement, SPKL is required to cause the ZincFive Common Stock issued in the Domestication to be approved for listing on the NYSE, Nasdaq, or such other stock exchange as mutually agreed to by SPKL and Legacy ZincFive (the “Stock Exchange”). There can be no assurance that such listing condition will be met. If the listing condition is not met, the Business Combination will not be consummated unless the listing condition is waived by the parties to the Merger Agreement. Following the Closing, ZincFive Common Stock and ZincFive Warrants will be listed, subject to the approval of the Stock Exchange, under the proposed symbols “ZFIV” and “ZFIVW,” respectively. We may not have received confirmation from a Stock Exchange of approval of the listing of the ZincFive Common Stock and ZincFive Warrants at the time of the Extraordinary General Meeting or prior to the Closing. The listing condition to the Closing may be waived by the parties to the Merger Agreement. As a result, you may be asked to vote to approve the Business Combination and the other proposals included in this proxy statement/prospectus without such confirmation. Further, it is possible that such confirmation may never be received, and the Business Combination could still be consummated if such condition is waived. In such event, the ZincFive Common Stock and ZincFive Warrants may not be listed on any Stock Exchange.

Material Financing Transactions of SPKL

Prior to the IPO, the Sponsor paid $25,000, or approximately $0.004 per share, to cover certain expenses on our behalf in consideration of 6,870,130 Class B ordinary shares of SPKL, par value $0.0001 per share (“SPKL Class B Ordinary Shares”, together with the SPKL Class A Ordinary Shares, “SPKL Ordinary Shares”, and such SPKL Class B Ordinary Shares initially issued to the Sponsor, the “Founder Shares”), and on April 1, 2022, the Sponsor sold and transferred a total of 850,000 Founder Shares to certain of SPKL’s officers and directors, at a purchase price equal to the par value per share. Up to 448,052 Founder Shares were subject to forfeiture by the Sponsor depending on the extent to which the underwriter’s over-allotment option was exercised, and, pursuant to that certain letter agreement, dated as of October 5, 2023, by and among SPKL, the Sponsor and the members of SPKL’s board of directors and management team party thereto (the “Letter Agreement”), and up to 3,435,065 Founder Shares were subject to forfeiture if the Forward Purchaser (as defined in the Letter Agreement) exercises its right to terminate or reduce its commitment to purchase forward purchase securities pursuant to that certain forward purchase agreement, dated as of October 5, 2023, by and between SPKL and SparkLabs Group Management, LLC (the “Forward Purchase Agreement”) or in the event of SPKL’s liquidation and subsequent dissolution. On October 10, 2023, at the request of SPKL, Cantor Fitzgerald & Co. (“Cantor”) informed SPKL that it would not be exercising the over-allotment option. As a result, the Sponsor forfeited an aggregate of 448,052 Founder Shares, and such forfeited shares were cancelled by SPKL prior to the consummation of the IPO. Additionally, pursuant to the Sponsor Agreement, the Letter Agreement was amended to provide that the Sponsor will not be obligated to surrender any Founder Shares (or any SPKL Class A Ordinary Share issued upon conversion thereof) as a result of the Forward Purchaser not fulfilling its commitment under the Forward Purchase Agreement. Accordingly, no forfeiture of Founder Shares as contemplated under the Letter Agreement will occur in connection with the Business Combination regardless of whether the Forward Purchaser fulfills its commitment.

Since the IPO, the following material financing transactions have occurred or will occur in connection with the consummation of the Business Combination: (i) simultaneously with the consummation of the IPO, the Sponsor purchased an aggregate of 8,490,535 warrants, each exercisable to purchase one SPKL Class A Ordinary Share, or, following the Domestication, one share of ZincFive Common Stock, at an exercise price of $11.50 per share (the “Private Placement Warrants”), at a price of $1.00 per warrant in a private placement, generating total proceeds of $8,490,535; (ii) on January 28, 2025, SPKL issued a convertible unsecured promissory note (the “Convertible Note”) in the principal amount of up to $1,900,000 to the Sponsor, of which $1,900,000 is outstanding, which does not bear interest and is repayable upon the consummation of the Business Combination, with the Sponsor having the option to convert up to $1,500,000 of the outstanding principal balance into warrants with terms identical to the Private Placement Warrants (the “Working Capital Warrants”), at a price of $1.00 per warrant upon consummation of the Business Combination; (iii) on June 25, 2025, SPKL issued a non-convertible unsecured promissory note (the “Non-Convertible Note”) in the principal amount of up to $2,500,000 to the Sponsor, of which $     was outstanding as of     , 2026, which does not bear interest and is repayable upon the earlier of the consummation of the Business Combination and the last day that SPKL has to complete a business combination; (iv) following the approval of a proposal to amend the Memorandum and Articles of Association to extend the date by which we have to consummate an initial business combination from July 11, 2025 to September 29, 2026 (the “First Extension”) at the extraordinary general meeting of SPKL’s shareholders held on July 8, 2025 (the “First Extension Meeting”), SPKL committed to make monthly deposits (the “First Extension Contributions”) into the Trust Account in an amount equal to the lesser of (A) $0.015 for each outstanding SPKL Class A Ordinary Share and (B) $55,000, up to a maximum aggregate amount of $825,000, to extend SPKL’s time period to consummate a business combination from July 11, 2025 to September 29, 2026; (v) following the approval of a proposal to amend the Memorandum and Articles of Association to extend the date by which we have to consummate an initial business combination from September 29, 2026 to March 29, 2027 (the “Second Extension”) at the extraordinary general meeting of SPKL’s shareholders held on September 25, 2026 (the “Second Extension Meeting”), SPKL committed to make monthly deposits (the “Second Extension Contributions” and together with the First Extension Contributions, the “Contributions”) into the Trust Account in an amount equal to $0.015 for each outstanding SPKL Class A Ordinary Share, up to a maximum aggregate amount of $201,304, to extend SPKL’s time period to consummate a business combination from September 29, 2026 to March 29, 2027, with aggregate deposits of $          having been made into the Trust Account through             , 2026; and (vi) the Series A Preferred Investment. The Non-Convertible Note, which includes the aggregate amount of the Contributions deposited into the Trust Account, and $of the Convertible Note will be repaid upon the consummation of the Business Combination, except that, with respect to the Convertible Note, up to $1,500,000 of the outstanding principal balance may be converted at the Sponsor’s option into Working Capital Warrants with terms identical to the Private Placement Warrants at a price of $1.00 per warrant, pursuant to the Sponsor Agreement.

Sponsor Compensation

The Sponsor currently holds 4,000,000 SPKL Class A Ordinary Shares and 1,572,078 SPKL Class B Ordinary Shares. The compensation and securities received or to be received by the Sponsor in connection with the Business Combination and related transactions upon the consummation of the Business Combination is: (i)            1,150,000 shares of ZincFive Common Stock issuable upon a one-for-one conversion of all of the SPKL Ordinary Shares held by Sponsor, with an implied aggregate market value of $   million (based upon the closing price of SPKL Class A Ordinary Shares of $       on Nasdaq on                     , 2026, the most recent practicable date prior to the date of this proxy statement/prospectus), which reflects the forfeiture of (a) 3,500,000 shares to be issued to the Lead Purchaser and (b) 922,078 shares to be issued to the First Tranche Bridge Investors, each pursuant to the Sponsor Agreement; (ii) 4,245,268 ZincFive Warrants, issuable upon a one-for-one conversion of all of the Private Placement Warrants held by the Sponsor, with an implied aggregate market value of $   million (based upon the closing price of the Public Warrants, each exercisable for one SPKL Class A Ordinary Share or, following the Domestication, one share of ZincFive Common Stock, at an exercise price of $11.50 (the “Public Warrants”), of $       on Nasdaq on, 2026, the most recent practicable date prior to the date of this proxy statement/prospectus), which reflects the forfeiture of (a) 2,786,867 ZincFive Warrants to be reserved for issuance as stock options under the 2026 Plan and (b) 1,458,400 ZincFive Warrants to be issued to certain of the Bridge Investors, each pursuant to the Sponsor Agreement; (iii) 750,000 ZincFive Warrants issuable upon a one-for- one conversion of all of the Working Capital Warrants to be held by the Sponsor, assuming full conversion of $1,500,000 of the unpaid principal balance of the Convertible Note into Working Capital Warrants, of which $        million is outstanding as of , 2026, the most recent practicable date prior to the date of this proxy statement/prospectus, which ZincFive Warrants would have an implied aggregate market value of $          million (based upon the closing price of the Public Warrants of $          on Nasdaq on           , 2026, the most recent practicable date prior to the date of this proxy statement/prospectus), which reflects the forfeiture of 50% of such warrants to be reserved for issuance as stock options under the 2026 Plan pursuant to the Sponsor Agreement; (iv) $          representing repayment of the remainder of the outstanding balance of the Convertible Note; (v) $          representing repayment of the Non-Convertible Note, of which $          million is outstanding, which includes an aggregate of $           in Contributions deposited into the Trust Account; and (vi) $           representing reimbursement of out-of-pocket expenses incurred by the Sponsor in connection with identifying, investigating and completing an initial business combination, as further described below, each as of           , 2026, the most recent practicable date prior to the date of this proxy statement/prospectus. In no event will the Sponsor or any of SPKL’s existing officers or directors or any of their respective affiliates be paid any finder’s fee, consulting fee or other compensation prior to, or for any services rendered to effectuate, the completion of the Business Combination, other than the fees, and reimbursement of out-of-pocket expenses described herein.

Set forth below is a summary of the price paid and the amount of compensation and securities received or to be received by the Sponsor in connection with the Business Combination and related transactions:

	Securities to be Received	Other Compensation
Sponsor

1,150,000 shares of ZincFive Common Stock, to be issued upon a one-for-one conversion of all of the SPKL Class A Ordinary Shares and SPKL Class B Ordinary Shares held by the Sponsor, which reflects the forfeiture of (i) 3,500,000 shares to be issued to the Lead Purchaser and (ii) 922,078 shares to be issued to the First Tranche Bridge Investors, each pursuant to the Sponsor Agreement. The Founder Shares were initially acquired by the Sponsor for a total subscription price of $25,000.(1)

4,245,268 ZincFive Warrants, to be issued upon a one-for-one conversion of all of the Private Placement Warrants held by the Sponsor, which reflects the forfeiture of (i) 2,786,867 ZincFive Warrants to be reserved for issuance as stock options under the 2026 Plan and (ii) 1,458,400 ZincFive Warrants to be issued to certain of the Bridge Investors, each pursuant to the Sponsor Agreement. The Private Placement Warrants were initially acquired by the Sponsor with the closing of the IPO at a price of $1.00 per Private Placement Warrant, for a total purchase price of $8,490,535.(2)

750,000 ZincFive Warrants to be issued upon a one-for-one conversion of all of the Working Capital Warrants to be held by Sponsor, assuming full conversion of $1,500,000 of the unpaid principal balance of the Convertible Note into Working Capital Warrants at a price of $1.00 per warrant at the Closing, which reflects the forfeiture of 50% of such warrants to be reserved for issuance as stock options under the 2026 Plan pursuant to the Sponsor Agreement.(3)

The Sponsor has advanced approximately $        million to SPKL under the Non-Convertible Note, which includes an aggregate of $          in Contributions deposited into the Trust Account as of       , 2026, the most recent practicable date prior to the date of this proxy statement/prospectus, all of which will be repaid in cash.

The Sponsor has advanced approximately $     million to SPKL under the Convertible Note, as of           , 2026, the most recent practicable date prior to the date of this proxy statement/prospectus, of          which $         will be repaid in cash.(3)

$                 in reimbursement of out-of-pocket expenses incurred by the Sponsor in connection with identifying, investigating and completing an initial business combination, as of           , 2026, the most recent practicable date prior to the date of this proxy statement/prospectus. In no event will the Sponsor be paid any finder’s fee, consulting fee or other compensation prior to, or for any services rendered to effectuate, the completion of the Business Combination, other than such reimbursement.

(1)	On December 8, 2021, the Sponsor acquired 6,870,130 Founder Shares for a total of $25,000. Up to 448,052 of such shares were subject to forfeiture by the Sponsor depending on the extent to which the underwriter’s over-allotment option was exercised and pursuant to the Letter Agreement, up to 3,435,065 of such shares were subject to forfeiture if the Forward Purchaser exercises its right to terminate or reduce its commitment to purchase forward purchase securities pursuant to the Forward Purchase Agreement or in the event of SPKL’s liquidation and subsequent dissolution. On October 10, 2023, at the request of SPKL, Cantor informed SPKL that it will not be exercising the over-allotment option. As a result, the Sponsor forfeited an aggregate of 448,052 Founder Shares, and such forfeited shares were cancelled by SPKL prior to the consummation of the IPO. Additionally, pursuant to the Sponsor Agreement, the Letter Agreement was amended to provide that the Sponsor will not be obligated to surrender any Founder Shares (or any SPKL Class A Ordinary Share issued upon conversion thereof) as a result of the Forward Purchaser not fulfilling its commitment under the Forward Purchase Agreement. Accordingly, no forfeiture of Founder Shares as contemplated under the Letter Agreement will occur in connection with the Business Combination regardless of whether the Forward Purchaser fulfills its commitment. On April 1, 2022, the Sponsor sold and transferred 850,000 Founder Shares to certain of SPKL’s officers and directors, at a purchase price equal to the par value per share. On July 8, 2025, in connection with the First Extension Meeting, the Sponsor converted 4,000,000 SPKL Class B Ordinary Shares into 4,000,000 SPKL Class A Ordinary Shares on a one-for-one basis, resulting in 1,572,078 SPKL Class B Ordinary Shares and 4,000,000 SPKL Class A Ordinary Shares held by the Sponsor as of the date of this proxy statement/prospectus. Upon the Domestication, the Sponsor is expected to receive 1,150,000 shares of ZincFive Common Stock, with an implied aggregate market value of $ million (based upon the closing price of $ per SPKL Class A Ordinary Share on Nasdaq on , 2026, the most recent practicable date prior to the date of this proxy statement/prospectus), which reflects the forfeiture of (i) 3,500,000 shares of ZincFive Common Stock to be issued to the Lead Purchaser as a condition to the Lead Purchaser’s participation in the Series A Preferred Investment and (ii) 922,078 shares of ZincFive Common Stock to be issued to the First Tranche Bridge Investors, each pursuant to the Sponsor Agreement as described in the section entitled “The Business Combination Proposal — Certain Agreements Related to the Business Combination — Sponsor Agreement.”
(2)	Upon the Domestication, the Sponsor is expected to receive 4,245,268 ZincFive Warrants, with an implied aggregate market value of $ million (based upon the closing price of $ per Public Warrant on Nasdaq on, 2026, the most recent practicable date prior to the date of this proxy statement/prospectus), which reflects the forfeiture of (i) 2,786,867 ZincFive Warrants to be reserved for issuance as stock options under the 2026 Plan and (ii) 1,458,400 ZincFive Warrants to be issued to certain of the Bridge Investors, each pursuant to the Sponsor Agreement as described in the section entitled “The Business Combination Proposal — Certain Agreements Related to the Business Combination — Sponsor Agreement.”

(3)	Up to $1,500,000 of the amount borrowed under the Convertible Note will, in the Sponsor’s discretion, either be repaid upon the Closing or converted into Working Capital Warrants at a price of $1.00 per warrant (or any combination of repayment or conversion). Any such warrants will be identical to the Private Placement Warrants and convert into ZincFive Warrants upon the Closing, and subject to the forfeiture of 50% of such warrants to be reserved for issuance as stock options under the 2026 Plan pursuant to the Sponsor Agreement as described in the section entitled “The Business Combination Proposal — Certain Agreements Related to the Business Combination — Sponsor Agreement.” To the extent that the Sponsor elects to receive the repayment of such outstanding amounts in Working Capital Warrants, to be converted on a one-for-one basis into ZincFive Warrants at Closing, and subsequently exercises such warrants to acquire ZincFive Common Stock, the resulting issuances of ZincFive Common Stock may result in material dilution of the non-redeeming shareholders of SPKL who become stockholders of ZincFive.

Currently, holders of the SPKL Class A Ordinary Shares sold in the IPO (the “Public Shareholders” and such shares, the “Public Shares”) hold     SPKL Class A Ordinary Shares subject to possible redemption. To the extent that the Sponsor elects to receive the repayment of the Convertible Note in Working Capital Warrants and subsequently exercises such warrants to acquire ZincFive Common Stock, the resulting issuances of ZincFive Common Stock may result in material dilution of the non-redeeming Public Shareholders.

Further detail regarding the compensation and securities received or to be received by the Sponsor and its affiliates, and the extent of any potential dilution that may be caused thereby to the non-redeeming holders of SPKL Class A Ordinary Shares, is provided in the sections of this proxy statement/prospectus entitled “Questions and Answers for Shareholders of SPKL — What equity stake will current SPKL shareholders and Legacy ZincFive Securityholders hold in ZincFive immediately after the Closing?” and “Summary of the Proxy Statement/Prospectus — The Proposals to be Submitted at the Extraordinary General Meeting — The Business Combination Proposal — Dilution.”

In no event will the Sponsor or any of SPKL’s existing officers or directors or any of their respective affiliates, be paid any finder’s fee, consulting fee or other compensation in connection with the Business Combination or related transactions. However, SPKL’s officers and certain directors are entitled to compensation in the form of consulting fees in connection with consulting and board services as described in “Information About SPKL.” SPKL also pays an affiliate of the Sponsor a total of $1,000 per month for office space, telecommunication services, security, utilities, maintenance, and other administrative services. In addition, the Sponsor and SPKL’s officers and directors, or their respective affiliates, are entitled to reimbursement for any out-of-pocket expenses related to identifying, investigating and completing an initial business combination. In addition, the Sponsor is entitled to reimbursement for transaction expenses advanced and/or paid by the Sponsor on behalf of SPKL or Legacy ZincFive. As of           , 2026, the most recent practicable date prior to the date of this proxy statement/prospectus, the Sponsor and SPKL’s officers and directors are awaiting reimbursement for $                 of such expenses which would be reimbursed at Closing.

In connection with the IPO, the Sponsor and SPKL’s directors and executive officers agreed to vote their SPKL Ordinary Shares in favor of the Business Combination Proposal (as defined elsewhere in this proxy statement/prospectus). Further, concurrently with the execution of the Merger Agreement, the Sponsor entered into the Sponsor Agreement. Pursuant to the terms and conditions of the Sponsor Agreement, the Sponsor agreed to, among other things, vote its SPKL Ordinary Shares in favor of each Shareholder Proposal (as defined elsewhere in this proxy statement/prospectus) being presented at the Extraordinary General Meeting (as defined elsewhere in this proxy statement/prospectus). As of            , 2026 (the “Record Date”), the Sponsor owns approximately              % of the total outstanding SPKL Ordinary Shares. When you consider the recommendation of these proposals by the board of directors of SPKL (the “SPKL Board”), you should keep in mind that the Sponsor and certain of SPKL’s directors and officers have interests in the Business Combination that may be different from, or in addition to, your interests as a shareholder, and there may be actual or potential material conflicts of interest between or among (i) the Sponsor, SPKL, SPKL’s officers and directors, and Legacy ZincFive’s officers and directors and (ii) unaffiliated security holders of SPKL. Such conflicts of interest may include a material conflict of interest arising in determining whether to proceed with the Business Combination and the compensation of the Sponsor in connection with the Business Combination. For instance, the Sponsor and certain of SPKL’s officers and directors will benefit from the completion of an initial business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidating the Trust Account. Legacy ZincFive’s directors and executive officers have interests in the Business Combination that are different from, or in addition to, those of the SPKL shareholders generally. See the sections of this proxy statement/prospectus entitled “The Business Combination Proposal — Certain Interests of SPKL’s Directors and Officers and Others in the Business Combination” and “The Business Combination Proposal – Certain Interests of Legacy ZincFive’s Directors and Officers in the Business Combination” for a further discussion of these considerations.

This proxy statement/prospectus covers: (i)          shares of ZincFive Common Stock (including shares that are to be issued or may be issuable upon the conversion of SPKL Ordinary Shares into ZincFive Common Stock), which number is based on the assumptions set forth in the section of this proxy statement/ prospectus entitled “Frequently Used Terms — Share Calculations and Ownership Percentages”; and (ii) ZincFive Warrants.

SPKL will hold an extraordinary general meeting to consider matters relating to the Business Combination at      , Eastern Time, on           , 2026, electronically at     (the “Extraordinary General Meeting”). There is no requirement to attend the Extraordinary General Meeting in person. You or your proxyholder will be able to attend and vote at the Extraordinary General Meeting in-person or online by visiting and using a control number assigned by Continental Stock Transfer & Trust Company, SPKL’s transfer agent. To register and receive access to the Extraordinary General Meeting, registered shareholders and beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in this proxy statement/prospectus.

After careful consideration, the SPKL Board has unanimously approved the Merger Agreement and the other proposals described in this proxy statement/prospectus. The SPKL Board has also determined that it is advisable to consummate the Business Combination and that the Business Combination is in the best interests of the Public Shareholders. The SPKL Board took into account the oral opinion of Houlihan Capital, LLC (“Houlihan Capital”) (subsequently confirmed in writing), rendered on June 10, 2026, to the effect that, as of such date and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by Houlihan Capital in preparing its opinion, the Business Combination and related transactions are fair, from a financial point of view, to the unaffiliated shareholders of SPKL. A copy of the written opinion is attached as Annex M to this proxy statement/prospectus. Please see the section entitled “The Business Combination Proposal — Fairness Opinion of Houlihan Capital, LLC” for further information. The SPKL Board recommends that you vote “FOR” each proposal described in this proxy statement/prospectus.

If you have any questions or need assistance voting your SPKL Ordinary Shares, please contact Advantage Proxy, Inc., the proxy solicitor for SPKL, by calling 877-870-8565 (toll-free), or banks and brokers can call 206-870-8565, or by emailing ksmith@advantageproxy.com.

The notice of the Extraordinary General Meeting and this proxy statement/prospectus will be available at.

This proxy statement/prospectus provides shareholders of SPKL with detailed information about the Business Combination and other matters to be considered at the Extraordinary General Meeting. We encourage you to read this entire document, including the annexes and other documents referred to in this proxy statement/ prospectus, carefully and in their entirety. It also contains or references information about SPKL, Legacy ZincFive and ZincFive and certain related matters. In particular, when you consider the recommendation regarding the proposals by the SPKL Board, you should keep in mind that the Sponsor and certain of SPKL’s directors and officers have interests in the Business Combination that may be different from, or in addition to, your interests as a shareholder, and there may be actual or potential material conflicts of interest between or among (i) the Sponsor, SPKL, SPKL’s officers and directors, and Legacy ZincFive’s officers and directors and (ii) unaffiliated security holders of SPKL. Such conflicts of interest may include a material conflict of interest arising in determining whether to proceed with the Business Combination and the compensation of the Sponsor in connection with the Business Combination. For instance, the Sponsor and certain of SPKL’s officers and directors will benefit from the completion of an initial business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidating the Trust Account. Legacy ZincFive’s directors and executive officers have interests in the Business Combination that are different from, or in addition to, those of the SPKL shareholders generally. See the sections of this proxy statement/prospectus entitled “The Business Combination Proposal — Certain Interests of SPKL’s Directors and Officers and Others in the Business Combination” and “The Business Combination Proposal – Certain Interests of Legacy ZincFive’s Directors and Officers in the Business Combination” for a further discussion of these considerations. You should also carefully consider the risk factors described under the heading “Risk Factors” beginning on page 65 of this proxy statement/prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF

THE BUSINESS COMBINATION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated            , 2026, and is first being mailed to SPKL’s shareholders on or about      , 2026.

SPARK I ACQUISITION CORPORATION

A Cayman Islands Exempted Company

3790 El Camino Real, Unit #570

Palo Alto, CA 94306

NOTICE OF EXTRAORDINARY GENERAL MEETING TO BE HELD ON           , 2026

TO THE SHAREHOLDERS OF SPARK I ACQUISITION CORPORATION:

NOTICE IS GIVEN that an extraordinary general meeting (including any adjournments or postponements of the extraordinary general meeting, the “Extraordinary General Meeting”) of Spark I Acquisition Corporation, a Cayman Islands exempted company with limited liability (“SPKL”), will be held on         2026, at              , Eastern Time, electronically at            .

The Extraordinary General Meeting will be held for the following purposes:

Proposal No. 1 — The Business Combination Proposal — To consider and vote upon a proposal to approve by ordinary resolution, and adopt the Merger Agreement, dated as of June 11, 2026, attached to the accompanying proxy statement/prospectus as Annex A (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”), by and among SPKL, Spark I Acquisition Corporation Sub I Inc., a Delaware corporation (“Merger Sub I”), Spark I Acquisition Corporation Sub II LLC, a Delaware limited liability company (“Merger Sub II”), and ZincFive, Inc., a Delaware corporation (“Legacy ZincFive”), pursuant to which, at the closing of the transactions contemplated by the Merger Agreement (the “Closing”) and at least one day following the Domestication (as defined below), Merger Sub I will merge with and into Legacy ZincFive (the “First Merger”), with Legacy ZincFive continuing as the surviving corporation (the “Surviving Corporation”), and, immediately following the First Merger, Legacy ZincFive, as the Surviving Corporation, will merge with and into Merger Sub II (the “Second Merger” and, together with the First Merger, the “Mergers”), with Merger Sub II continuing as the surviving entity and a direct wholly owned subsidiary of ZincFive (as defined below). The transactions contemplated by the Merger Agreement are described in more detail in the accompanying proxy statement/prospectus and are referred to as the “Business Combination.” We refer to this proposal as the “Business Combination Proposal.”

Proposal No. 2 — The Domestication Proposal — To consider and vote upon a proposal to approve, by special resolution, and adopt the plan of domestication (as may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Plan of Domestication”) attached to the accompanying proxy statement/prospectus as Annex B, and a change in the corporate domicile of SPKL, which will be accomplished by way of deregistering SPKL as an exempted company registered under the laws of the Cayman Islands with limited liability and registering SPKL by way of continuation and domestication as a corporation under the laws of the State of Delaware in accordance with the Plan of Domestication (the “Domestication”). The Domestication will be effected in accordance with the Plan of Domestication at least one day prior to the Closing by SPKL filing a certificate of corporate domestication and the proposed new certificate of incorporation of ZincFive, as the post-Business Combination company (the “Proposed Certificate of Incorporation”) with the Secretary of State of the State of Delaware and filing an application to deregister with the Registrar of Companies in the Cayman Islands. Upon the effectiveness of the Domestication, SPKL will continue as a Delaware corporation and under the corporate name “ZincFive, Inc.” (“ZincFive”). All outstanding securities of SPKL will become outstanding securities of ZincFive, as described in more detail in the accompanying proxy statement/prospectus. We refer to this proposal as the “Domestication Proposal.”

Proposal No. 3 — The Stock Issuance Proposal — To consider and vote upon a proposal to approve, by ordinary resolution, for purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635, the issuance (or reservation for issuance) of: (i) shares of ZincFive Common Stock to the Legacy ZincFive Securityholders in connection with the Business Combination; (ii) shares of 12.0% Series A Cumulative Convertible Preferred Stock of ZincFive (the “Series A Preferred Stock”) and warrants to purchase a number of shares of ZincFive Common Stock equal to the number of shares into which such shares of ZincFive Common Stock underlying Series A Preferred Stock held by Series A Preferred Investors (as defined herein) are initially convertible (the “Series A Preferred Investor Warrants”) pursuant to that certain Series A Securities Purchase Agreement (the “Series A Securities Purchase Agreement”), dated as of June 11, 2026, by and among SPKL, Legacy ZincFive and the other purchasers identified on the signature pages thereto (the “Series A Preferred Investors”); (iii) shares of ZincFive Common Stock issuable upon conversion of Series A Preferred Stock and upon exercise of Series A Preferred Investor Warrants; (iv) shares of ZincFive Common Stock to the Lead Purchaser and certain Series A Preferred Investors pursuant to the Sponsor Agreement; and (v) any other preferred stock, common stock and securities convertible into or exercisable for common stock pursuant to subscription, purchase or similar agreements that SPKL has entered, or may enter, into prior to the Closing. We refer to this proposal as the “Stock Issuance Proposal.”

Proposal No. 4 — The Organizational Documents Proposal — To consider and vote upon a proposal to approve, by special resolution, the Proposed Certificate of Incorporation and the Proposed Bylaws of ZincFive, as the post-Business Combination company (the “Proposed Bylaws” and, together with the Proposed Certificate of Incorporation, the “Proposed Organizational Documents”) in connection with the Domestication. We refer to this proposal as the “Organizational Documents Proposal.” The form of each of the Proposed Certificate of Incorporation and the Proposed Bylaws is attached to the accompanying proxy statement/prospectus as Annex C and Annex D, respectively.

Proposal No. 5 — The Advisory Organizational Documents Proposals — To consider and vote upon the following five separate proposals (collectively, the “Advisory Organizational Documents Proposals”) to approve on an advisory non-binding basis and in accordance with applicable U.S. Securities and Exchange Commission (the “SEC”) guidance, by ordinary resolution, each of the following material differences between SPKL’s amended and restated memorandum and articles of association (the “Memorandum and Articles of Association”) and the Proposed Organizational Documents:

●	Advisory Organizational Documents Proposal 5A — Authorized Shares — Under the Proposed Certificate of Incorporation and the Proposed Bylaws, the authorized capital stock of SPKL will change from 500,000,000 SPKL Class A Ordinary Shares, 50,000,000 SPKL Class B Ordinary Shares and 5,000,000 SPKL preferred shares to (i) shares of ZincFive Common Stock and (ii) shares of ZincFive Preferred Stock, each with a par value $0.0001 per share.
●	Advisory Organizational Documents Proposal 5B — Exclusive Forum Provision — The Proposed Certificate of Incorporation and the Proposed Bylaws will adopt: (i) Delaware as the exclusive forum for certain litigation; and (ii) the federal district courts of the United States as the exclusive forum for resolving actions arising under the Securities Act of 1933, as amended (the “Securities Act”).
●	Advisory Organizational Documents Proposal 5C — Removal of Directors — Subject to applicable law and the rights of holders of ZincFive Preferred Stock, the Proposed Certificate of Incorporation and the Proposed Bylaws will permit the removal of a director only for cause and only upon the affirmative vote of holders of at least 66-2/3% of the voting power of all then- outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class.
●	Advisory Organizational Documents Proposal 5D — Action by Written Consent of Stockholders — The Proposed Certificate of Incorporation and the Proposed Bylaws will require that any action taken by stockholders be effected at an annual or special meeting of stockholders and will prohibit stockholder action by written consent in lieu of a meeting.
●	Advisory Organizational Documents Proposal 5E — Adoption of Supermajority Vote Requirement to Amend the Provisions of the Proposed Certificate of Incorporation and the Proposed Bylaws —The Proposed Certificate of Incorporation will require the board of directors of ZincFive (the “ZincFive Board”), acting pursuant to a resolution adopted by a majority of the directors then serving on the ZincFive Board, and the affirmative vote of the holders of at least 66-2/3% of the voting power of all of the then outstanding shares of capital stock of ZincFive entitled to vote thereon, voting together as a single class, to alter, amend or repeal (whether by merger, consolidation, conversion or otherwise), or adopt any provision inconsistent with, Sections 5, 6 and 7 of the Proposed Certificate of Incorporation. The Proposed Bylaws will require the affirmative vote of the holders of at least 66-2/3% of the voting power of all of the then- outstanding shares of the capital stock of ZincFive entitled to vote thereon, voting together as a single class, for stockholders to adopt, amend or repeal the Proposed Bylaws.

Proposal No. 6 — The Incentive Plan Proposal — To consider and vote upon a proposal to approve by ordinary resolution, the ZincFive, Inc. 2026 Equity Incentive Plan (the “2026 Plan”). A form of the 2026 Plan is attached to the accompanying proxy statement/prospectus as Annex H. We refer to this proposal as the “Incentive Plan Proposal.”

Proposal No. 7 — The Employee Stock Purchase Plan Proposal — To consider and vote upon a proposal to approve by ordinary resolution, the ZincFive, Inc. 2026 Employee Stock Purchase Plan (the “ESPP”). A form of the ESPP is attached to the accompanying proxy statement/prospectus as Annex I. We refer to this proposal as the “Employee Stock Purchase Plan Proposal.”

Proposal No. 8 — The Director Election Proposal — To consider and vote upon a proposal to approve by ordinary resolution the election of directors to serve on the ZincFive Board, each until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation or removal. We refer to this proposal as the “Director Election Proposal,” and, collectively with the Business Combination Proposal, the Domestication Proposal, the Stock Issuance Proposal, the Organizational Documents Proposal, the Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal, the “Condition Precedent Proposals.”

Proposal No. 9 — The Adjournment Proposal — To consider and vote upon a proposal to approve by ordinary resolution, the adjournment of the Extraordinary General Meeting to a later date or dates, if necessary: (i) to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the Extraordinary General Meeting; (ii) for the absence of a quorum; (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that SPKL has determined in good faith after consultation with outside legal counsel is required under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by its shareholders prior to the Extraordinary General Meeting; or (iv) to engage with investors. We refer to this proposal as the “Adjournment Proposal.”

These items of business are described in the accompanying proxy statement/prospectus, which we encourage you to read carefully and in its entirety before voting.

Only holders of record of Class A ordinary shares, par value $0.0001 per share (“SPKL Class A Ordinary Shares”), and Class B ordinary shares, par value $0.0001 per share, of SPKL (“SPKL Class B Ordinary Shares” and, together with the SPKL Class A Ordinary Shares, “SPKL Ordinary Shares”), including those held by SPKL’s sponsor, SLG SPAC Fund LLC, a Delaware limited liability company (the “Sponsor”), at the close of business on    , 2026 (the “Record Date”) are entitled to notice of and to have their votes counted at the Extraordinary General Meeting.

The approval of each of the Domestication Proposal and the Organizational Documents Proposal requires a special resolution under the Companies Act (As Revised) of the Cayman Islands and the Memorandum and Articles of Association. A special resolution requires the affirmative vote of at least two-thirds of the votes cast by the holders of the issued SPKL Ordinary Shares, voting together as a single class, who are present in person, virtually or represented by proxy and entitled to vote. In regard to the Domestication Proposal, pursuant to Article 182 of the Memorandum and Articles of Association,holders of SPKL Class B Ordinary Shares will have ten votes for every SPKL Class B Ordinary Share and holders of SPKL Class A Ordinary Shares will have one vote for every SPKL Class A Ordinary Share.

The approval of each of the Business Combination Proposal, the Stock Issuance Proposal, the Advisory Organizational Documents Proposals, the Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the Director Election Proposal and the Adjournment Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued SPKL Ordinary Shares, who are present in person, virtually or represented by proxy and entitled to vote on the respective proposal at the Extraordinary General Meeting. In regard to the Director Election Proposal, pursuant to Article 96 of the Memorandum and Articles of Association, the approval of the Director Election Proposal requires an ordinary resolution of the holders of the SPKL Class B Ordinary Shares only, being the affirmative vote of at least a simple majority of the votes cast by the holders of the issued SPKL Class B Ordinary Shares, who are present in person, virtually or represented by proxy and entitled to vote at the Extraordinary General Meeting. As of the date of this proxy statement/prospectus, the Sponsor has agreed, and SPKL’s officers and directors intend, to vote the SPKL Class B Ordinary Shares owned by them in favor of the Director Election Proposal. As of the Record Date, the Sponsor and SPKL Insiders own all of the issued and outstanding SPKL Class B Ordinary Shares. As a result, approval of the Director Election Proposal will not require the affirmative vote of shareholders other than the vote of the Sponsor and the SPKL Insiders.

The accompanying proxy statement/prospectus and proxy card are being provided to SPKL’s shareholders in connection with the solicitation of proxies to be voted at the Extraordinary General Meeting. Whether or not you plan to attend the Extraordinary General Meeting, all of SPKL’s shareholders are urged to read the accompanying proxy statement/prospectus, including the annexes and the documents referred to in the accompanying proxy statement/prospectus, carefully and in their entirety. You should also carefully consider the risk factors described under the heading “Risk Factors” beginning on page 65 of the accompanying proxy statement/prospectus.

After careful consideration, the board of directors of SPKL (the “SPKL Board”) has unanimously approved the Business Combination and unanimously recommends that shareholders vote “FOR” the adoption of the Merger Agreement and approval of the transactions contemplated thereby, including the Domestication and the Business Combination, and “FOR” all other proposals presented to SPKL’s shareholders in the accompanying proxy statement/prospectus. When you consider the recommendation of these proposals by the SPKL Board, you should keep in mind that the Sponsor and certain of SPKL’s directors and officers have interests in the Business Combination that may be different from, or in addition to, your interests as a shareholder, and there may be actual or potential material conflicts of interest between or among (i) the Sponsor, SPKL’s officers and directors, and Legacy ZincFive’s officers and directors and (ii) unaffiliated security holders of SPKL. Such conflicts of interest may include a material conflict of interest arising in determining whether to proceed with the Business Combination and the compensation of the Sponsor in connection with the Business Combination. For instance, the Sponsor and certain of SPKL’s officers and directors will benefit from the completion of an initial business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidating the Trust Account. Legacy ZincFive’s directors and executive officers have interests in the Business Combination that are different from, or in addition to, those of the SPKL shareholders generally. For instance, the Sponsor and certain of SPKL’s officers and directors will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidating SPKL. See the sections of the accompanying proxy statement/prospectus entitled “The Business Combination Proposal — Certain Interests of SPKL’s Directors and Officers and Others in the Business Combination” and “The Business Combination Proposal — Certain Interests of Legacy ZincFive’s Directors and Officers in the Business Combination” for a further discussion of these considerations.

In connection with the Business Combination, certain related agreements have been or will be entered into at or prior to the Closing, including the A&R Registration Rights Agreement and the Sponsor Agreement (each term as defined in the accompanying proxy statement/prospectus). See “The Business Combination Proposal — Certain Agreements Related to the Business Combination” and “Certain Relationships and Related Party Transactions” in the accompanying proxy statement/prospectus for more information.

Pursuant to the Memorandum and Articles of Association, a holder of SPKL Class A Ordinary Shares issued as part of the units (“SPKL Units”) issued in our initial public offering (“IPO”), whether purchased in our IPO or following our IPO in the open market (a “Public Shareholder,” and such shares, “Public Shares”), may request to redeem all or a portion of such holder’s Public Shares for cash if the Business Combination is consummated. As a holder of Public Shares, you will be entitled to receive cash for any Public Shares to be redeemed only if you:

1.	(i) hold Public Shares; or (ii) hold Public Shares through SPKL Units and elect to separate your SPKL Units into the underlying Public Shares and Public Warrants prior to exercising your redemption rights with respect to the Public Shares;
2.	submit a written request to Continental Stock Transfer & Trust Company, SPKL’s transfer agent (the “Transfer Agent”), including the legal name, phone number and address of the beneficial owner of the Public Shares for which redemption is requested, that SPKL redeem all or a portion of your Public Shares for cash; and
3.	deliver your share certificates for Public Shares (if any) along with the redemption forms to the Transfer Agent, physically or electronically through the Depository Trust Company (the “DTC”).

Holders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to 5:00 p.m., Eastern Time, on            , 2026 (two business days before the initially scheduled date of the Extraordinary General Meeting) for their Public Shares to be redeemed (the “Redemption Deadline”).

The address of the Transfer Agent is listed under the question “Questions and Answers for Shareholders of SPKL — Who can help answer my questions?” of this proxy statement/prospectus.

Public Shareholders will be entitled to request that their Public Shares be redeemed for an amount equal to each Public Share’s pro rata portion of the aggregate amount then on deposit in the Trust Account in accordance with the Memorandum and Articles of Association (the “Redemption Price”). For illustrative purposes, as of           , 2026, this would have amounted to approximately $      per issued and outstanding Public Share. However, the proceeds deposited in the Trust Account could become subject to the claims of SPKL’s creditors, if any, which could have priority over the claims of the Public Shareholders. The per share distribution from the Trust Account in such a situation may be less than originally expected due to such claims. Whether you vote, and if you do vote, how you vote, on any proposal, including the Business Combination Proposal, will have no impact on the amount you will receive upon exercise of your redemption rights. The redemption of Public Shares will be effected while SPKL remains a Cayman Islands exempted company, prior to the Domestication, and it is expected that the Redemption Price will be paid to Public Shareholders electing to redeem their Public Shares promptly after the Closing.

Any request for redemption, once made by a holder of Public Shares, may not be withdrawn following the Redemption Deadline, unless the SPKL Board determines (in its sole discretion) to permit such withdrawal of a redemption request (which it may do in whole or in part). Furthermore, if a holder of a Public Share delivers its share certificates (if any) along with the redemption forms in connection with an election of its redemption and subsequently decides prior to the Redemption Deadline not to elect to exercise such rights, it may simply request that SPKL permit the withdrawal of the request for redemption and instruct the Transfer Agent, to return the share certificates (physically or electronically). The holder can make such request by contacting the Transfer Agent at the address or email address listed in this proxy statement/ prospectus.

Any corrected or changed written exercise of redemption rights must be received by the Transfer Agent at least two business days prior to the initially scheduled date of the Extraordinary General Meeting. No request for redemption will be honored unless the holder’s certificates for Public Shares (if any) along with the redemption forms have been delivered (either physically or electronically) to the Transfer Agent, at least two business days prior to the initially scheduled date of the Extraordinary General Meeting.

If a holder of Public Shares properly makes a request for redemption and the certificates for Public Shares (if any) along with the redemption forms are delivered as described above, then, if the Business Combination is approved, SPKL will effect the redemption of such Public Shares while SPKL remains a Cayman Islands exempted company, and pay the Redemption Price, calculated as of two business days prior to the Closing, promptly following the Closing. If the Business Combination is not consummated, the Public Shares will be returned to the respective holder, broker or bank.

If you are a holder of Public Shares and you exercise your redemption rights, such exercise will not result in the loss of any Public Warrants that you may hold.

See the section of the accompanying proxy statement/prospectus entitled “Extraordinary General Meeting of SPKL — Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your Public Shares.

Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares sold in our IPO. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares sold in our IPO, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Sponsor and each director and officer of SPKL who holds shares of SPKL have agreed to vote in favor of the Business Combination, and to waive their redemption rights in connection with the Closing with respect to any SPKL Ordinary Shares held by them. None of the Sponsor, directors or officers received separate consideration for their waiver of redemption rights. Further, concurrently with the execution of the Merger Agreement, the Sponsor entered into a Sponsor Agreement, dated June 11, 2026, with SPKL, Legacy ZincFive and certain shareholders of SPKL (as amended by the Amendment to Sponsor Agreement, dated September 28, 2026, the “Sponsor Agreement”). Pursuant to the terms and conditions of the Sponsor Agreement, the Sponsor agreed to, among other things, vote its SPKL Ordinary Shares in favor of each Shareholder Proposal (as defined in the accompanying proxy statement/ prospectus) being presented at the Extraordinary General Meeting. The SPKL Ordinary Shares held by the Sponsor will be excluded from the pro rata calculation used to determine the per-share Redemption Price. As of the Record Date, the Sponsor owns approximately             % of the issued and outstanding SPKL Ordinary Shares.

The consummation of the Business Combination is conditioned upon the satisfaction or written waiver (where permissible) by the parties to the Merger Agreement of certain customary closing conditions. These conditions include: (i) the adoption or approval, as applicable, by SPKL’s shareholders of: (A) the Merger Agreement and the Business Combination in accordance with applicable law and exchange rules and regulations; (B) the Domestication; (C) the Proposed Certificate of Incorporation and the Proposed Bylaws; (D) approval of the issuance of shares of ZincFive Common Stock as required by the listing rules of the applicable stock exchange; (E) the adoption by SPKL of the 2026 Plan and the ESPP; (F) the election of members of the ZincFive Board (in the form of an advisory vote, with the directors being elected by written resolution of the holders of the SPKL Class B Ordinary Shares in accordance with the SPKL’s organizational documents); (G) the amendment of SPKL’s organizational documents, effective immediately prior to the Closing, to remove references to the $5,000,001 net tangible assets requirements set forth in SPKL’s organizational documents; (H) any other proposals as the SEC (or staff members of the SEC) may indicate are necessary in its comments to the proxy statement included in this proxy statement/prospectus or any related correspondence; (I) any proposals the parties to the Merger Agreement agree are necessary or desirable to consummate the Business Combination, and (J) adjournment of the special meeting, if necessary, to permit further solicitation of the proxies because there are not sufficient votes to approve and adopt any of the foregoing; (ii) the receipt of the requisite consent of the stockholders of Legacy ZincFive; (iii) any applicable waiting period or any extension of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (and the rules and regulations promulgated under such Act) in respect of the Business Combination being expired or earlier terminated without the imposition of burdensome conditions; (iv) the Registration Statement becoming effective; (v) SPKL having filed with the applicable stock exchange an application or supplemental listing application for the listing of the ZincFive Common Stock, and such shares of ZincFive Common Stock having been approved for listing, subject to official notice of issuance; (vi) the accuracy of the representations and warranties of each of the parties to the Merger Agreement and the performance of the covenants and agreements of such parties subject, in each case, to customary standards; (vii) the completion of the Domestication; (viii) the Available Closing SPAC Cash (as defined in the Merger Agreement) not being less than $100,000,000; and (ix) approval by the SPKL shareholders to extend the time SPKL has to consummate an initial business combination pursuant to the terms of the SPKL organizational documents. For more information, see the section of this proxy statement/ prospectus entitled “The Business Combination Proposal — Merger Agreement — Conditions to Closing — General Conditions.”

The SPKL Units, SPKL Class A Ordinary Shares and Public Warrants are currently listed on The Nasdaq Stock Market LLC under the symbols “SPKLU,” “SPKL” and “SPKLW,” respectively. Pursuant to the terms of the Merger Agreement, SPKL is required to cause the ZincFive Common Stock issued in the Domestication to be approved for listing on the NYSE, Nasdaq, or such other stock exchange as mutually agreed to by SPKL and Legacy ZincFive (the “Stock Exchange”). There can be no assurance that such listing condition will be met. If the listing condition is not met, the Business Combination will not be consummated unless the listing condition is waived by the parties to the Merger Agreement. Following the Closing, ZincFive Common Stock and ZincFive Warrants will be listed, subject to the approval of the Stock Exchange, under the proposed symbols “ZFIV” and “ZFIVW,” respectively. We may not have received confirmation from a Stock Exchange of approval of the listing of the ZincFive Common Stock and ZincFive Warrants at the time of the Extraordinary General Meeting or prior to the Closing. The listing condition to the Closing may be waived by the parties to the Merger Agreement. As a result, you may be asked to vote to approve the Business Combination and the other proposals included in the accompanying proxy statement/ prospectus without such confirmation. Further, it is possible that such confirmation may never be received, and the Business Combination could still be consummated if such condition is waived. In such event, the ZincFive Common Stock and ZincFive Warrants may not be listed on any Stock Exchange.

Your vote is very important. Whether or not you plan to attend the Extraordinary General Meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/ prospectus to make sure that your shares are represented at the Extraordinary General Meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Extraordinary General Meeting. The transactions contemplated by the Merger Agreement will be consummated only if the Condition Precedent Proposals are approved at the Extraordinary General Meeting, and if the other conditions to closing are satisfied or waived. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other Condition Precedent Proposal. The Advisory Organizational Documents Proposals are conditioned on the approval of each of the Condition Precedent Proposals. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in the accompanying proxy statement/prospectus.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the proposals presented at the Extraordinary General Meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the Extraordinary General Meeting in person or virtually, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the Extraordinary General Meeting and will not be voted. If you are a shareholder of record and you attend the Extraordinary General Meeting and wish to vote in person or virtually, you may withdraw your proxy and vote in person or virtually.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST SUBMIT A WRITTEN REQUEST, INCLUDING THE LEGAL NAME, PHONE NUMBER AND ADDRESS OF THE BENEFICIAL OWNER OF THE SHARES FOR WHICH REDEMPTION IS REQUESTED, TO THE TRANSFER AGENT THAT YOUR PUBLIC SHARES BE REDEEMED FOR CASH. YOU MUST ALSO DELIVER YOUR PUBLIC SHARES TO THE TRANSFER AGENT, PHYSICALLY OR ELECTRONICALLY USING THE DTC’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM IN ACCORDANCE WITH THE PROCEDURES AND DEADLINES DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. IF THE BUSINESS COMBINATION IS NOT CONSUMMATED, THEN THE PUBLIC SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, TO EXERCISE YOUR REDEMPTION RIGHTS YOU MUST INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT. SEE THE SECTION OF THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS ENTITLED “EXTRAORDINARY GENERAL MEETING OF SPKL — REDEMPTION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

On behalf of the SPKL Board, I would like to thank you for your support and look forward to the successful completion of the Business Combination.

Sincerely,

James Rhee

Chief Executive Officer and Chairman of the Board of Directors

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

The accompanying proxy statement/prospectus is dated     , 2026 and is first being mailed to shareholders on or about      , 2026.

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ABOUT THIS PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus relates to an Agreement and Plan of Merger and Reorganization, dated as of June 11, 2026 (as may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”), by and among Spark I Acquisition Corporation, a Cayman Islands exempted company with limited liability (“SPKL”), Spark I Acquisition Corporation Sub I Inc., a Delaware corporation (“Merger Sub I”), Spark I Acquisition Corporation Sub II LLC, a Delaware limited liability company (“Merger Sub II” and together with Merger Sub I, the “Merger Subs”), and ZincFive, Inc., a Delaware corporation (“Legacy ZincFive”), a copy of which is attached to this proxy statement/prospectus as Annex A.

The Merger Agreement, among other things and subject to the terms and conditions contained therein, provides for (i) the transfer of the registration of SPKL by way of a deregistration of SPKL as an exempted company registered under the laws of the Cayman Islands with limited liability and registration by way of continuation and domestication of SPKL (the “Domestication”) into a Delaware corporation under the applicable provisions of the amended and restated memorandum and articles of association of SPKL (as may be amended from time to time, the “Memorandum and Articles of Association”), the Companies Act (As Revised) of the Cayman Islands (the “Companies Act”) and the Delaware General Corporation Law, as amended (the “DGCL”); and (ii) following the Domestication, (a) the merger of Merger Sub I with and into Legacy ZincFive, with Legacy ZincFive continuing as the surviving corporation (the “Surviving Corporation”) in such merger (the “First Merger”), and (b) immediately following the First Merger, the merger of the Surviving Corporation with and into Merger Sub II, with Merger Sub II continuing as the surviving entity (the “Surviving Entity”) in such merger (the “Second Merger” and together with the First Merger, the “Mergers,” and, together with the Domestication and other transactions contemplated by the Merger Agreement, the “Business Combination”). In connection with the Business Combination, SPKL will change its name to “ZincFive, Inc.” We refer to the new public entity following the consummation of the Business Combination as “ZincFive.”

This proxy statement/prospectus serves as:

●	a proxy statement for an extraordinary general meeting of SPKL (including any adjournment or postponements of such meeting, the “Extraordinary General Meeting”), where SPKL’s shareholders will consider and vote upon proposals to (i) approve and adopt the Merger Agreement (the “Business Combination Proposal”); (ii) approve and adopt the plan of domestication (as may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Plan of Domestication”), a copy of which is attached to this proxy statement/prospectus as Annex B (the “Domestication Proposal”); (iii) approve the issuance (or reservation for issuance) of (a) shares of common stock of ZincFive (“ZincFive Common Stock”) in connection with the Business Combination, (b) shares of 12.0% Series A Cumulative Convertible Preferred Stock of ZincFive (the “Series A Preferred Stock”) and warrants to purchase a number of shares of ZincFive Common Stock equal to the number of shares into which such shares of ZincFive Common Stock underlying Series A Preferred Stock held by Series A Preferred Investors (as defined herein) are initially convertible (the “Series A Preferred Investor Warrants”) pursuant to that certain Series A Securities Purchase Agreement (the “Series A Securities Purchase Agreement”), dated as of June 11, 2026, by and among SPKL, Legacy ZincFive and the other purchasers identified on the signature pages thereto (the “Series A Preferred Investors”), (c) shares of ZincFive Common Stock issuable upon conversion of Series A Preferred Stock and upon exercise of Series A Preferred Investor Warrants, (d) shares of ZincFive Common Stock to Alyeska Master Fund, L.P. and certain investors who provided bridge financing to Legacy ZincFive in the form of secured promissory notes pursuant to the Note Purchase Agreement, dated April 23, 2026, by and among Legacy ZincFive and the investor parties thereto, pursuant to that certain Sponsor Agreement, dated June 11, 2026, by and among SPKL, Legacy ZincFive and certain shareholders of SPKL set forth on Schedule I thereto and (e) any other preferred stock, common stock and securities convertible into or exercisable for common stock pursuant to subscription, purchase or similar agreements that SPKL has entered, or may enter, into prior to the closing of the Business Combination (the “Closing”), in each case for purposes of complying with the applicable provisions of the Nasdaq Listing Rules (the “Stock Issuance Proposal”); (iv) approve the proposed certificate of incorporation of ZincFive, a form of which is attached to this proxy statement/prospectus as Annex C (“Proposed Certificate of Incorporation”), and the proposed bylaws of ZincFive, a form of which is attached to this proxy statement/prospectus as Annex D (“Proposed Bylaws” and, together with the Proposed Certificate of Incorporation, the “Proposed Organizational Documents”), each to be in effect immediately following the Domestication and the Business Combination (the “Organizational Documents Proposal”); (v) approve, on an advisory non-binding basis and in accordance with applicable SEC guidance, certain material differences between the Memorandum and Articles of Incorporation and the Proposed Organizational Documents (the “Advisory Organizational Documents Proposals”); (vi) approve the ZincFive, Inc. 2026 Equity Incentive Plan, a form of which is attached to this proxy statement/prospectus as Annex H, including the authorization of the initial share reserve thereunder (the “Incentive Plan Proposal”); (vii) approve the ZincFive, Inc. 2026 Employee Stock Purchase Plan, a form of which is attached to this proxy statement/prospectus as Annex I, including the authorization of the initial share reserve thereunder (the “Employee Stock Purchase Plan Proposal”); (viii) approve the election of directors to serve on the board of directors of ZincFive, each until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation or removal (the “Director Election Proposal”); and (ix) approve the adjournment of the Extraordinary General Meeting to a later date or dates, if necessary, (a) to permit further solicitation of proxies in the event that there are insufficient votes for the approval of one or more proposals at the Extraordinary General Meeting, (b) for absence of a quorum, (c) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure, or (d) to engage with investors (“Adjournment Proposal”); and
●	a prospectus for the shares of ZincFive Common Stock that securityholders of Legacy ZincFive prior to the Closing will receive as consideration in the Business Combination.

REFERENCES TO ADDITIONAL INFORMATION

The proxy statement/prospectus incorporates important business and financial information that is not included in or delivered with this proxy statement/prospectus. This information is available for you to review through the SEC’s website at www.sec.gov.

You may request copies of this proxy statement/prospectus or other information concerning SPKL and Legacy ZincFive, without charge, in writing at Spark I Acquisition Corporation, 3790 El Camino Real, Unit #570, Palo Alto, CA 94306 or by telephone (650) 353-7082; or Advantage Proxy, Inc., the proxy solicitor for SPKL, by calling 877-870-8565 (toll-free), or banks and brokers can call 206-870-8565, or by emailing ksmith@advantageproxy.com, or from the SEC through the SEC website at the address provided above.

To receive timely delivery of the documents in advance of the Extraordinary General Meeting of Spark I Acquisition Corporation to be held on            , 2026, you must request the information no later than five business days prior to the date of the Extraordinary General Meeting, or no later than          , 2026.

FREQUENTLY USED TERMS

Unless otherwise stated or unless the context otherwise requires, prior to the Business Combination, the terms “we,” “us,” “our,” and “SPKL” refer to SPKL. Following the Business Combination, the terms “we,” “us” and “our” refer to ZincFive and, where appropriate, its subsidiaries. Prior to the Domestication, SPKL is an exempted company incorporated under the laws of the Cayman Islands. Following the Domestication, subject to shareholder approval, SPKL will be a corporation incorporated under the laws of the State of Delaware and will be renamed “ZincFive, Inc.” Following the Domestication, SPKL is referred to in this document as ZincFive.

In this proxy statement/prospectus:

“2026 Plan” means the ZincFive, Inc. 2026 Equity Incentive Plan, which will become effective upon the Closing. A copy of the 2026 Plan is attached to this proxy statement/prospectus as Annex H.

“A&R Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement to be entered into by SPKL, the Sponsor and certain holders of Legacy ZincFive Common Stock and Legacy ZincFive Preferred Stock as of immediately prior the First Effective Time, concurrently with the Closing.

“Adjournment Proposal” means the proposal to be considered at the Extraordinary General Meeting to adjourn the Extraordinary General Meeting to a later date or dates, if necessary, (i) to permit further solicitation of proxies; (ii) for absence of a quorum; (iii) to allow time for supplemental disclosure; or (iv) to engage with investors.

“Advisory Organizational Documents Proposals” means the five proposals to be considered at the Extraordinary General Meeting to approve, on a non-binding advisory basis and as required by applicable SEC guidance, certain material differences between the Memorandum and Articles of Association and the Proposed Organizational Documents.

“Ancillary Documents” means documents ancillary to the Transactions.

“Available Closing SPAC Cash” means the amount calculated in accordance with Section 10.03(d) of the Merger Agreement, consisting of (i) the aggregate cash proceeds released from the Trust Account after giving effect to all redemptions of Public Shares plus (ii) the aggregate net proceeds from the Series A Preferred Investment received at or prior to the Closing, which amount shall not be less than $100,000,000 as a condition to Closing under the Merger Agreement.

“Bridge Investors” means those investors who provided bridge financing to Legacy ZincFive in the form of secured promissory notes (the “Bridge Notes”) in an aggregate principal amount of $34,541,627 in a series of closings commencing on April 23, 2026, pursuant to the Note Purchase Agreement, dated April 23, 2026, by and among Legacy ZincFive and the investor parties thereto.

“Business Combination” means the transactions contemplated by the Merger Agreement.

“Business Combination Proposal” means the proposal to be considered at the Extraordinary General Meeting to approve the Merger Agreement, including the Business Combination described therein.

“Certificate of Designation” means the Certificate of Designation of Preferences, Rights and Limitations of the Series A Preferred Stock. A copy of the form of Certificate of Designation is attached to this proxy statement/prospectus as Annex K.

“Closing” means the closing of the Business Combination. “Closing Date” means the date the Closing occurs.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Combination Period” means the period ending on March 29, 2027 (or such earlier date as the SPKL Board may approve or such later date as the SPKL shareholders may approve in accordance with the Memorandum and Articles of Association), by which SPKL must consummate a Business Combination.

“Companies Act” means the Companies Act (As Revised) of the Cayman Islands.

“Company Support Agreements” means the agreements pursuant to which certain holders of Legacy ZincFive Common Stock and Legacy ZincFive Preferred Stock sufficient to constitute the Company Stockholder Approval have agreed, among other things and subject to certain terms and conditions, to vote their respective shares of Legacy ZincFive Common Stock and Legacy ZincFive Preferred Stock in favor of the Merger Agreement, the Mergers and the Transactions. A copy of the form of Company Support Agreement is attached to this proxy statement/prospectus as Annex F.

“Condition Precedent Proposals” means, collectively, the Business Combination Proposal, the Domestication Proposal, the Stock Issuance Proposal, the Organizational Documents Proposal, the Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, and the Director Election Proposal.

“Contributions” means the First Extension Contributions and the Second Extension Contributions.

“Convertible Note” means the convertible unsecured promissory note, dated January 28, 2025, issued by SPKL to the Sponsor in the principal amount of up to $1,900,000, up to $1,500,000 of which may, at the Sponsor’s election, be converted into Working Capital Warrants.

“Convertible Promissory Note” means those certain convertible promissory notes issued by Legacy ZincFive upon the assignment and assumption of certain existing indebtedness of Legacy ZincFive held by Boxwood Holdings V LLC, an affiliate of SilverBox Corp V, whereby Boxwood Holdings V LLC transferred the debt to such holders, effective upon the execution of the Merger Agreement. The Convertible Promissory Notes bear paid-in-kind interest at 20% per annum and mature two years after issuance with mandatory prepayment on the earlier of (i) the closing of certain business combination transactions or (ii) June 30, 2028. Immediately prior to the consummation of a Business Combination, the principal balance of each note shall automatically be increased to an amount equal to 120% of the principal balance, including paid-in-kind interest.

“Convertible Promissory Noteholders” means the holders of the Convertible Promissory Notes. “DGCL” means Delaware General Corporation Law, as amended.

“Director Election Proposal” means the proposal to be considered at the Extraordinary General Meeting to elect       directors to serve on the ZincFive Board, each until such director’s successors is duly elected and qualified or until such director’s earlier death, resignation or removal.

“Dissenting Shares” means Legacy ZincFive capital stock issued and outstanding immediately prior to the First Effective Time and that are held by stockholders of record or beneficial owners who (i) have not voted in favor of, or consented in writing to, the Mergers, and (ii) have demanded properly in writing appraisal or dissenters’ rights for such Legacy ZincFive capital stock in accordance with Section 262 of the DGCL.

“Domestication” means the deregistration of SPKL as an exempted company registered under the laws of the Cayman Islands with limited liability and registration by way of continuation and domestication of SPKL into a Delaware corporation under the applicable provisions of the Memorandum and Articles of Association, the Companies Act and the DGCL. The term “Domestication” includes all matters and necessary or ancillary changes to effect such domestication, including the adoption of the Proposed Certificate of Incorporation (a form of which is attached to this proxy statement/prospectus as Annex C) consistent with the DGCL and changing the name of the registered agent and the address of the registered office of SPKL.

“Domestication Proposal” means the proposal to be considered at the Extraordinary General Meeting to approve by special resolution the Plan of Domestication and the Domestication.

“DTC” means the Depository Trust Company.

“DWAC” means The Depository Trust Company’s deposit/withdrawal at custodian system.

“Employee Stock Purchase Plan Proposal” means the proposal to be considered at the Extraordinary General Meeting to approve the ESPP.

“ESPP” means the ZincFive, Inc. 2026 Employee Stock Purchase Plan, which will become effective upon the Closing. A copy of the ESPP is attached to this proxy statement/prospectus as Annex I.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchanged ZincFive Option” means an option to purchase a number of shares of ZincFive Common Stock issued upon the automatic conversion of a Legacy ZincFive Option that is outstanding and unexercised as of immediately prior to the Closing in accordance with the Merger Agreement.

“Exchanged ZincFive RSU” means a restricted stock unit of ZincFive issued upon the automatic conversion of a Legacy ZincFive restricted stock unit that is outstanding and unvested as of immediately prior to the First Effective Time, in accordance with the Merger Agreement.

“Excluded Shares” means Legacy ZincFive capital stock and Legacy ZincFive Preferred Stock held in Legacy ZincFive’s treasury or owned by SPKL, Merger Sub I or Legacy ZincFive immediately prior to the First Effective Time.

“Extraordinary General Meeting” means the extraordinary general meeting of SPKL’s shareholders, to be held at          , Eastern Time, on                         , 2026, electronically at     , and any adjournments or postponements of such extraordinary general meeting.

“First Effective Time” means the date and time that the First Merger becomes effective.

“First Extension” means the proposal to amend our amended and restated memorandum and articles of association to extend the date by which we have to consummate an initial business combination from July 11, 2025 to September 29, 2026.

“First Extension Contributions” means the monthly deposits SPKL committed to make into the Trust Account, following the approval of the First Extension at the First Extension Meeting.

“First Extension Meeting” means the extraordinary general meeting of SPKL’s shareholders held on July 8, 2025.

“First Merger” means the merger of Merger Sub I with and into Legacy ZincFive with Legacy ZincFive continuing as the Surviving Corporation.

“First Tranche Bridge Investors” means those Bridge Investors that purchased Bridge Notes before the public announcement of the Business Combination.

“Forward Purchase Agreement” means that certain forward purchase agreement, dated as of October 5, 2023, by and between SPKL and SparkLabs Group Management, LLC (the “Forward Purchaser”), as may be amended, supplemented or otherwise modified from time to time in accordance with its terms.

“Founder Shares” means the 6,870,130 SPKL Class B Ordinary Shares originally issued to the Sponsor on December 8, 2021, including the 850,000 SPKL Class B Ordinary Shares sold and transferred by the Sponsor to certain of SPKL’s officers and directors on April 1, 2022, at a purchase price equal to the par value per share, in each case as adjusted for any forfeiture, cancellation or conversion thereof, and any SPKL Class A Ordinary Shares issued upon conversion of such SPKL Class B Ordinary Shares.

“GAAP” means U.S. generally accepted accounting principles.

“Incentive Plan Proposal” means the proposal to be considered at the Extraordinary General Meeting to approve the 2026 Plan.

“Insiders” means the Sponsor and certain shareholders of SPKL set forth on Schedule I of the Sponsor Agreement.

“Investment Company Act” means the Investment Company Act of 1940, as it may be amended.

“IPO” means SPKL’s initial public offering of the SPKL Units, SPKL Class A Ordinary Shares and Public Warrants pursuant to the registration statement on Form S-1 which was declared effective by the SEC on September 29, 2023 (SEC File No. 333-273176), whereby SPKL completed the offer and sale of 10,000,000 SPKL Units.

“Lead Purchaser” means Alyeska Master Fund, L.P.

“Legacy ZincFive” means ZincFive, Inc., a Delaware corporation, prior to the Closing.

“Legacy ZincFive Board” means the board of directors of Legacy ZincFive.

“Legacy ZincFive Class A Common Stock” means the Class A common stock, par value $0.001 per share, of Legacy ZincFive.

“Legacy ZincFive Class B Common Stock” means the Class B common stock, par value $0.001 per share, of Legacy ZincFive.

“Legacy ZincFive Common Stock” means the Legacy ZincFive Class A Common Stock and Legacy ZincFive Class B Common Stock.

“Legacy ZincFive Equity Plans” means the ZincFive, Inc. 2003 Equity Incentive Plan, as amended from time to time, and the ZincFive, Inc. 2015 Equity Incentive Plan, as amended from time to time.

“Legacy ZincFive Option” means each option of Legacy ZincFive that is outstanding and unexercised immediately prior to the First Effective Time, whether vested or unvested.

“Legacy ZincFive Preferred Stock” means Legacy ZincFive’s Series A preferred stock, Series B preferred stock, Series C preferred stock, Series D preferred stock, Series E preferred stock and Legacy ZincFive Series F Stock, each with a par value of $0.001 per share.

“Legacy ZincFive Securityholders” means the securityholders of Legacy ZincFive prior to the Closing.

“Legacy ZincFive Series F Stock” means Legacy ZincFive’s Series F preferred stock, Series F-1 preferred stock, Series F-2 preferred stock, Series F-3-A preferred stock, Series F-3-B preferred stock, Series F-3-C preferred stock, Series F-3-D preferred stock and Series F-3-W preferred stock, each with a par value of $0.001 per share.

“Legacy ZincFive Warrants” means the warrants to purchase shares of Legacy ZincFive capital stock that are outstanding immediately prior to the First Effective Time, each of which will be exercised in full or expire in accordance with Section 3.05 of the Merger Agreement immediately prior to the First Effective Time.

“Letter Agreement” means that certain letter agreement, dated as of October 5, 2023, by and among SPKL, SLG SPAC Fund LLC and the members of SPKL’s board of directors and management team party thereto, as amended by the Sponsor Agreement.

“Maximum Redemption Scenario” means a scenario in which 100% of SPKL Class A Ordinary Shares currently held by Public Shareholders are redeemed for cash from the Trust Account.

“Memorandum and Articles of Association” means the amended and restated memorandum and articles of association of SPKL, as may be amended from time to time.

“Merger Agreement” means the Agreement and Plan of Merger and Reorganization, dated as of June 11, 2026, by and among SPKL, Merger Sub I, Merger Sub II and Legacy ZincFive, as may be amended, supplemented or otherwise modified from time to time in accordance with its terms. A current copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A.

“Merger Sub I” means Spark I Acquisition Corporation Sub I Inc., a Delaware corporation.

“Merger Sub II” means Spark I Acquisition Corporation Sub II LLC, a Delaware limited liability company.

“Merger Subs” collectively, means Merger Sub I and Merger Sub II. “Mergers” collectively, means the First Merger and the Second Merger.

“Modification in Recommendation” means any withdrawal, amendment, qualification or modification by the SPKL Board of its recommendation to SPKL shareholders that they vote in favor of the SPKL Stockholder Matters.

“Nasdaq” means The Nasdaq Stock Market LLC.

“No Redemption Scenario” means a scenario in which no shares of SPKL Class A Ordinary Shares currently held by Public Shareholders are redeemed.

“Non-Convertible Note” means the non-convertible unsecured promissory note, dated June 25, 2025, issued by SPKL to the Sponsor in the principal amount of up to $2,500,000.

“NYSE” means The New York Stock Exchange.

“Organizational Documents Proposal” means the proposal to be considered at the Extraordinary General Meeting to approve by special resolution the Proposed Certificate of Incorporation and the Proposed Bylaws. A copy of each of the Proposed Certificate of Incorporation and the Proposed Bylaws is attached to this proxy statement/prospectus as Annex C and Annex D, respectively.

“Person” means any individual, firm, corporation, company, partnership, exempted limited partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental authority or instrumentality or other entity of any kind.

“Private Placement Warrants” means the warrants purchased by the Sponsor in a private placement that closed simultaneously with the IPO, each exercisable for one SPKL Class A Ordinary Share (or, following the Domestication, one share of ZincFive Common Stock) at an exercise price of $11.50 per share.

“Proposed Bylaws” mean the proposed bylaws of ZincFive to be in effect immediately following the Domestication and Business Combination, a form of which is attached to this proxy statement/prospectus as Annex D.

“Proposed Certificate of Incorporation” means the proposed certificate of incorporation of ZincFive to be in effect immediately following the Domestication and the Business Combination, a form of which is attached to this proxy statement/prospectus as Annex C.

“Proposed Organizational Documents” means the Proposed Certificate of Incorporation and the Proposed Bylaws.

“Proxy Solicitor” means Advantage Proxy, Inc., SPKL’s proxy solicitor. “Public Shareholders” means the holders of Public Shares.

“Public Shares” means the SPKL Class A Ordinary Shares sold in the IPO (whether they were purchased in the IPO as part of the SPKL Units or following the IPO in the open market).

“Public Warrant” means the redeemable warrants included in the SPKL Units, each exercisable for one SPKL Class A Ordinary Share (or, following the Domestication, one share of ZincFive Common Stock) at an exercise price of $11.50.

“Public Warrant Holders” means the holders of the Public Warrants.

“Record Date” means         , 2026.

“Redemption” means each redemption of Public Shares for cash pursuant to the Memorandum and Articles of Association.

“Redemption Deadline” means 5:00 p.m., Eastern Time, on           , 2026 (two business days prior to the initially scheduled date of the Extraordinary General Meeting).

“Redemption Price” means an amount equal to each Public Share’s pro rata portion of the aggregate amount then on deposit in the Trust Account in accordance with the Memorandum and Articles of Association. The Redemption Price will be calculated two business days prior to the completion of the Business Combination in accordance with the Memorandum and Articles of Association.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002. “SEC” means the U.S. Securities and Exchange Commission.

“Second Effective Time” means the date and time that the Second Merger becomes effective.

“Second Extension” means the proposal to amend our amended and restated memorandum and articles of association to extend the date by which we have to consummate an initial business combination from September 29, 2026 to March 29, 2027.

“Second Extension Contributions” means the monthly deposits SPKL committed to make into the Trust Account, following the approval of the Second Extension at the Second Extension Meeting.

“Second Extension Meeting” means the extraordinary general meeting of SPKL’s shareholders to be held on September 25, 2026.

“Second Merger” means the merger of the Surviving Corporation, with and into Merger Sub II immediately following the First Merger, with Merger Sub II continuing as the Surviving Entity.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Series A Preferred Investment” means the purchase of an aggregate of 10,441,174 shares of Series A Preferred Stock and, for each Series A Preferred Investor, a Series A Preferred Investor Warrant, for an aggregate purchase price of $106.5 million.

“Series A Preferred Investment Agreements” means the Series A Securities Purchase Agreement and the exhibits attached thereto.

“Series A Preferred Investor Warrants” means warrants to purchase a number of shares of ZincFive Common Stock equal to the number of shares into which such shares of ZincFive Common Stock underlying a Series A Preferred Investor’s Series A Preferred Stock are initially convertible. A copy of the form of warrant is attached to this proxy statement/prospectus as Annex L.

“Series A Preferred Stock” means the 12.0% Series A Cumulative Convertible Preferred Stock of ZincFive, par value $0.0001 per share, having the rights, preferences and privileges set forth in the Certificate of Designation.

“Series A Preferred Investors” means certain institutional and accredited investors who are party to the Series A Securities Purchase Agreement.

“Series A Securities Purchase Agreement” means the Series A Securities Purchase Agreement, dated as of June 11, 2026, by and among SPKL, Legacy ZincFive and the other purchasers identified on the signature pages thereto.

“Shareholder Proposals” means, collectively: (i) the Business Combination Proposal; (ii) the Domestication Proposal; (iii) the Stock Issuance Proposal; (iv) the Organizational Documents Proposal; (v) the Advisory Organizational Documents Proposals; (vi) the Incentive Plan Proposal; (vii) the Employee Stock Purchase Plan Proposal; and (viii) the Director Election Proposal.

“Signing Date” means June 11, 2026.

“SPKL” means Spark I Acquisition Corporation prior to the Domestication, an exempted company incorporated under the laws of the Cayman Islands. Following the Domestication, subject to shareholder approval, SPKL will be a corporation incorporated under the laws of the State of Delaware named “ZincFive, Inc.”

“SPKL Board” means the board of directors of SPKL.

“SPKL Delaware” means Spark I Acquisition Corporation as re-domiciled in the State of Delaware pursuant to the Domestication, prior to the consummation of the Mergers.

“SPKL Class A Ordinary Shares” means the Class A ordinary shares of SPKL, par value $0.0001 per share.

“SPKL Class B Ordinary Shares” means the Class B ordinary shares of SPKL, par value $0.0001 per share.

“SPKL Delaware Warrants” means the warrants of SPKL Delaware, issued upon conversion of the SPKL Warrants immediately upon the effectiveness of the Domestication.

“SPKL Insiders” means certain shareholders of SPKL, other than the Sponsor, each of whom is a member of the SPKL Board and/or management team and a party to the Letter Agreement.

“SPKL Ordinary Shares” collectively, means the SPKL Class A Ordinary Shares and the SPKL Class B Ordinary Shares.

“SPKL Stockholder Matters” means (i) the Merger Agreement and the Business Combination; (ii) the Domestication; (iii) the Charter and Bylaws of ZincFive; (iv) the issuance of shares of ZincFive Common Stock as required by the listing rules of Nasdaq; (v) the adoption of the 2026 Plan and ESPP; (vi) the election of members of the ZincFive Board (in the form of an advisory vote, with the directors being elected by written resolution of the holders of SPKL Class B Ordinary Shares in accordance with our Memorandum and Articles of Association); (vii) the amendment of our organizational documents to remove references to the $5,000,001 net tangible assets requirement set forth in our Memorandum and Articles of Association; (viii) any other proposals as the SEC may indicate are necessary in its comments to this proxy statement/ prospectus; (ix) any proposals the parties agree are necessary or desirable to consummate the Business Combination; and (x) adjournment of the Extraordinary General Meeting, if necessary.

“SPKL Units” means the units sold in the IPO, each consisting of one SPKL Class A Ordinary Share and one-half of one Public Warrant.

“SPKL Warrants” means the Public Warrants and the Private Placement Warrants, each exercisable for one SPKL Class A Ordinary Share at an exercise price of $11.50 per share, subject to adjustment.

“Sponsor” means SLG SPAC Fund LLC, a Delaware limited liability company and an affiliate of SparkLabs Group Management, LLC.

“Sponsor Agreement” means that certain agreement, dated June 11, 2026, by and among SPKL, Legacy ZincFive and certain shareholders of SPKL set forth on Schedule I thereto and as amended by the Amendment to Sponsor Agreement, dated September 28, 2026.

“Stock Exchange” means the NYSE, Nasdaq, or such other securities exchange as mutually agreed by SPKL and Legacy ZincFive.

“Stock Issuance Proposal” means the proposal to be considered at the Extraordinary General Meeting to approve the issuance (or reservation for issuance) of: (i) shares of ZincFive Common Stock in connection with the Business Combination; (ii) shares of Series A Preferred Stock and Series A Preferred Investor Warrants; (iii) shares of ZincFive Common Stock issuable upon conversion of such Series A Preferred Stock and upon exercise of such Series A Preferred Investor Warrants; (iv) shares of ZincFive Common Stock to the Lead Purchaser and certain of the First Tranche Bridge Investors pursuant to the Sponsor Agreement; and (v) any other preferred stock, common stock and securities convertible into or exercisable for common stock pursuant to subscription, purchase or similar agreements SPKL has entered, or may enter, into prior to Closing, in each case for purposes of complying with the applicable provisions of the Nasdaq Listing Rules.

“Surviving Corporation” means Legacy ZincFive, as the surviving corporation after the consummation of the First Merger.

“Surviving Entity” means Merger Sub II, as the surviving entity after the consummation of the Second Merger.

“Transaction Agreements” means the Merger Agreement, the Sponsor Agreement, the A&R Registration Rights Agreement, the Company Support Agreements, the Proposed Organizational Documents, the Series A Securities Purchase Agreement and all of the agreements, documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Transactions” means the transactions contemplated by the Merger Agreement, the Transaction Agreements and the Series A Preferred Investments.

“Transfer Agent” means Continental Stock Transfer & Trust Company.

“Trust Account” means the trust account of SPKL, which holds the net proceeds from the IPO and the sale of the Private Placement Warrants, together with interest earned on the net proceeds, less amounts released to pay taxes.

“Trust Agreement” means the Investment Management Trust Agreement, dated as of October 5, 2023, by and between SPKL and Continental Stock Transfer & Trust Company, as trustee.

“Warrant Agreement” means the Warrant Agreement, dated as of October 5, 2023, by and between SPKL and the Transfer Agent, which governs the outstanding Public Warrants.

“Working Capital Warrants” means the warrants issuable upon the conversion of up to $1,500,000 of the aggregate outstanding principal balance of the Convertible Note, at a price of $1.00 per warrant, on the same terms as the Private Placement Warrants.

“ZincFive” means SPKL as of and following the Domestication, whose name will be changed to ZincFive, Inc.

“ZincFive Board” means the board of directors of ZincFive.

“ZincFive Common Stock” means the common stock of ZincFive, par value $0.0001 per share.

“ZincFive OpCo” means ZincFive Technologies, Inc. (formerly known as ZincFive, Inc.), a Delaware corporation and direct wholly-owned subsidiary of ZincFive following the consummation of the Business Combination.

“ZincFive Warrant” means a redeemable warrant exercisable for one share of ZincFive Common Stock.

Share Calculations and Ownership Percentages

Unless otherwise specified (including in the sections of this proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information” and “Beneficial Ownership of Securities”), the share calculations and ownership percentages set forth in this proxy statement/prospectus with respect to ZincFive’s stockholders following the Closing are for illustrative purposes only and assume the following:

●	the Closing occurs on , 2026;
●	a Redemption Price of $ per Public Share;
●	no Public Shareholders exercise their redemption rights in connection with the Closing, and the balance of the Trust Account as of the Closing is the same as its balance on , 2026 of $ million. Please see the section of this proxy statement/prospectus entitled “Extraordinary General Meeting of SPKL — Redemption Rights”;
●	no SPKL Warrants will be exercised;
●	there are no issuances of equity securities of SPKL, Legacy ZincFive or ZincFive prior to the Closing except as described below;
●	that $1,500,000 of the Convertible Note in the outstanding principal amount of $ is converted into Working Capital Warrants at a price of $1.00 per warrant immediately prior to the First Effective Time, and the remaining outstanding amount and the Non-Convertible Note in the outstanding principal amount of $ are repaid in cash in connection with the Closing;
●	all of the Legacy ZincFive Warrants are exercised or expire immediately prior to the First Effective Time;
●	there are no exercises of Legacy ZincFive Options prior to the Closing;
●	there is no Modification in Recommendation; and
●	none of the Sponsor or its affiliates purchase any SPKL Class A Ordinary Shares, SPKL Units or Public Warrants in the public markets.

MARKET AND INDUSTRY DATA

This proxy statement/prospectus contains estimates and information concerning Legacy ZincFive’s industry, including market size of the markets in which Legacy ZincFive participates, that are based on various third-party sources, industry publications and reports, as well as Legacy ZincFive’s own internal information. This information involves assumptions and limitations, and you are cautioned not to give undue weight to such estimates and information. The markets in which Legacy ZincFive operates are subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section entitled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in these sources, publications and reports.

The sources of certain statistical data, estimates and forecasts contained in this proxy statement/ prospectus include the following independent industry publications or reports.

●	“The cost of compute: A $7 trillion race to scale data centers,” McKinsey Quarterly, April 28, 2025.
●	“Beyond compute: Infrastructure that powers and cools AI data centers.” McKinsey Direct, October 29, 2025.
●	“Data Center UPS Market worth $12.47 billion by 2030,” MarketsandMarkets, October 31, 2025.
●	UPS Battery Retrofit Market Research Report 2033, Market Intelo.
●	Data Center Battery Market (2026 – 2033), Grand View Research.
●	Key Questions on Energy and AI, International Energy Agency, April 16, 2026.
●	“The Lithium-Ion Problem,” NFPA Journal, National Fire Protection Association, February 11, 2026.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains forward-looking statements within the meaning of the federal securities laws, which statements involve substantial risks and uncertainties and include SPKL’s or Legacy ZincFive’s or their management teams’ expectations, hopes, beliefs, intentions or strategies regarding the future. You can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would” or the negative of these words or other similar terms or expressions that predict or indicate future events or trends or that are not statements of historical matters, but the absence of these words does not mean that a statement is not forward-looking. Unless the context indicates or requires otherwise, references in this section to “we,” “us” and “our” refer to SPKL and Legacy ZincFive. Forward-looking statements contained in this proxy statement/prospectus include, for example, statements about:

●	our ability to consummate the Business Combination;
●	satisfaction or waiver of the closing conditions set forth in the Merger Agreement;
●	the occurrence of any other event, change or other circumstances that could give rise to the termination of the Merger Agreement;
●	expectations with respect to the future performance and the success of ZincFive following the consummation of the Business Combination;
●	the anticipated timing of the Business Combination;
●	the expected benefits and costs of the Business Combination;
●	changes in ZincFive’s strategy, future operations, financial position, prospects and plans;
●	the implementation, market acceptance and success of ZincFive’s business model, growth strategy and opportunities, and its ability to further commercialize its battery technology;
●	ZincFive’s expectations with respect to market opportunity and market growth;
●	the expected benefits of and ability to maintain and enter into new contracts, awards and other relationships, partnerships or collaborations with governments and government entities;
●	the ability of ZincFive’s products to meet government counterparties’ and customers’ technical requirements and compliance and regulatory needs;
●	ZincFive’s ability to achieve timing and product development milestones on its product roadmap;
●	ZincFive’s ability to attract and retain qualified employees and management;
●	ZincFive’s expectations regarding its ability to obtain and maintain intellectual property protection and not infringe on the rights of others;
●	expectations regarding the time during which we will be an emerging growth company under the Jumpstart Our Business Startups (JOBS) Act;
●	ZincFive’s future capital requirements and sources and uses of cash;
●	ZincFive’s ability to obtain funding for its operations and future growth; and

●	the ability to obtain and/or maintain the listing of ZincFive’s securities on Nasdaq, and the potential liquidity and trading of such securities.

We caution you that the foregoing list may not contain all of the forward-looking statements made in this proxy statement/prospectus. We advise you that the safe harbor afforded by the Private Securities Litigation Reform Act of 1995 to certain forward-looking statements does not extend to forward-looking statements made by us in connection with this proxy statement/prospectus.

You should not rely upon forward-looking statements as predictions of future events. SPKL and Legacy ZincFive have each based the forward-looking statements contained in this proxy statement/ prospectus primarily on their respective current expectations and projections about future events and trends that they believe may affect their business, operating results, financial condition and prospects. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties and other factors, including those described in the section entitled “Risk Factors” and elsewhere in this proxy statement/ prospectus. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this proxy statement/prospectus. We cannot assure you that the results, events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements.

Neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. Moreover, the forward-looking statements made in this proxy statement/ prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements made in this proxy statement/prospectus to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect new information or the occurrence of unanticipated events, except as required by law. You should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make following the Closing.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this proxy statement/prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

QUESTIONS AND ANSWERS FOR SHAREHOLDERS OF SPKL

The questions and answers below highlight only selected information from this proxy statement/ prospectus and only briefly address some commonly asked questions about the proposals to be presented at the Extraordinary General Meeting, including with respect to the Business Combination. The following questions and answers do not include all the information that may be important to SPKL’s shareholders. SPKL urges shareholders to read this proxy statement/prospectus, including the annexes and the other documents referred to in this proxy statement/prospectus, carefully and in their entirety to fully understand the Business Combination and the voting procedures for the Extraordinary General Meeting, which will be held at      , Eastern Time, on                             , 2026, electronically at     . To participate in the Extraordinary General Meeting online, visit           and enter the 12-digit control number included on your proxy card. If you hold your shares through a bank, broker or other nominee, you will need to take additional steps to participate in the Extraordinary General Meeting, as described in this proxy statement/prospectus.

Q.Why am I receiving this proxy statement/prospectus?

A.	SPKL shareholders are being asked to consider and vote upon, among other proposals, a proposal to approve and adopt the Merger Agreement and approve the Business Combination. Among other things, the Merger Agreement provides for the Domestication of SPKL to Delaware as described below and the merger of Merger Sub I with and into Legacy ZincFive, with Legacy ZincFive continuing as the Surviving Corporation, and immediately following the First Merger, the Surviving Corporation will merge with and into Merger Sub II, with Merger Sub II surviving the merger as the Surviving Entity and remaining a wholly-owned subsidiary of ZincFive, in accordance with the terms and subject to the conditions of the Merger Agreement as more fully described elsewhere in this proxy statement/prospectus. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal” for more detail. As a condition to the Closing, and at least one day prior to the Closing, SPKL will change its jurisdiction of incorporation by effecting a deregistration under Section 206 of the Companies Act and a domestication under Section 388 of the DGCL, pursuant to which SPKL’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware. In connection with the Domestication: (i) each of the then issued and outstanding SPKL Class A Ordinary Shares will become, on a one-for-one basis, one share of ZincFive Common Stock; (ii) each of the then issued and outstanding SPKL Warrants will become a ZincFive Warrant; and (iii) each then issued SPKL Unit will automatically be cancelled and each holder of SPKL Units will be entitled to, per such unit, one share of ZincFive Common Stock and one-half of one ZincFive Warrant. No fractional ZincFive Warrants will be issued upon such cancellation of SPKL Units.

You are receiving this proxy statement/prospectus in connection with the Extraordinary General Meeting. SPKL is holding the Extraordinary General Meeting to, among other things, obtain the approvals required for the Business Combination and the other transactions contemplated by the Merger Agreement. See the section entitled “The Business Combination Proposal” of this proxy statement/prospectus for additional information.

A current copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A. You are encouraged to carefully read this proxy statement/prospectus and the Merger Agreement in their entirety.

SPKL is sending this proxy statement/prospectus to its shareholders to help them decide how to vote their SPKL Ordinary Shares with respect to the matters to be considered at the Extraordinary General Meeting. The Business Combination cannot be completed unless SPKL’s shareholders approve the Condition Precedent Proposals set forth in this proxy statement/prospectus. Information about the Extraordinary General Meeting, the Business Combination and the other business to be considered by shareholders at the Extraordinary General Meeting is contained in this proxy statement/prospectus.

This document constitutes a proxy statement and a prospectus of SPKL. It is a proxy statement because the SPKL Board is soliciting proxies from its shareholders using this proxy statement/prospectus. It is a prospectus because SPKL, in connection with the Business Combination, is offering shares of ZincFive Common Stock in exchange for (i) SPKL Class A Ordinary Shares (including those converted from SPKL Class B Ordinary Shares), (ii) shares of Legacy ZincFive Preferred Stock, and (iii) shares of Legacy ZincFive Common Stock (including Legacy ZincFive Class A Common Stock and Legacy ZincFive Class B Common Stock), in each case outstanding as of the relevant time, each as described in this proxy statement/prospectus. See the section entitled “The Business Combination Proposal — The Merger Agreement — Merger Consideration” of this proxy statement/prospectus for additional information.

THE VOTE OF PUBLIC SHAREHOLDERS IS IMPORTANT. PUBLIC SHAREHOLDERS ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS, INCLUDING THE ANNEXES AND THE ACCOMPANYING FINANCIAL STATEMENTS OF SPKL AND LEGACY ZINCFIVE, IN ITS ENTIRETY.

Q.What proposals are shareholders of SPKL being asked to vote upon?

A.	At the Extraordinary General Meeting, SPKL is asking holders of SPKL Ordinary Shares to consider and vote upon:
●	the Business Combination Proposal;
●	the Domestication Proposal;
●	the Stock Issuance Proposal;
●	the Organizational Documents Proposal;
●	the Advisory Organizational Documents Proposals;
●	the Incentive Plan Proposal;
●	the Employee Stock Purchase Plan Proposal;
●	the Director Election Proposal; and
●	the Adjournment Proposal, if presented to the Extraordinary General Meeting.

If SPKL’s shareholders do not approve each of the Condition Precedent Proposals, then unless certain conditions in the Merger Agreement are waived by the applicable parties to the Merger Agreement, the Merger Agreement could be terminated, and the Business Combination may not be consummated. See the sections of this proxy statement/prospectus entitled “The Business Combination Proposal,” “The Domestication Proposal,” “The Stock Issuance Proposal,” “The Organizational Documents Proposal,” “The Incentive Plan Proposal,” “The Employee Stock Purchase Plan Proposal,” and “The Director Election Proposal.”

SPKL will hold the Extraordinary General Meeting to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the Business Combination and the other matters to be acted upon at the Extraordinary General Meeting. Shareholders of SPKL should read it carefully.

After careful consideration, the SPKL Board has unanimously determined that each of: (i) the Business Combination Proposal; (ii) the Domestication Proposal; (iii) the Stock Issuance Proposal; (iv) the Organizational Documents Proposal; (v) the Advisory Organizational Documents Proposals; (vi) the Incentive Plan Proposal; (vii) the Employee Stock Purchase Plan Proposal; (viii) the Director Election Proposal; and (ix) the Adjournment Proposal, if presented to the Extraordinary General Meeting, is in the best interests of SPKL. Accordingly, the SPKL Board unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals.

The existence of financial and personal interests of one or more of SPKL’s directors may result in a conflict of interest on the part of such director(s) between what such director may believe is in the best interests of SPKL and its shareholders and what such director may believe is best for themselves in determining to recommend that shareholders vote for the proposals. Certain of SPKL’s directors and officers have interests in the Business Combination that may be different from, or in addition to, your interests as a shareholder, and there may be actual or potential material conflicts of interests between or among (i) the Sponsor, SPKL, SPKL’s officers and directors, and Legacy ZincFive’s officers and directors and (ii) unaffiliated security holders of SPKL. See the sections of this proxy statement/prospectus entitled “The Business Combination Proposal — Certain Interests of SPKL’s Directors and Officers and Others in the Business Combination” and “The Business Combination Proposal — Certain Interests of Legacy ZincFive’s Directors and Officers in the Business Combination” for a further discussion of these considerations.

Q.Are the proposals conditioned on one another?

A.	Yes. The Business Combination is conditioned on the approval of each of the Condition Precedent Proposals at the Extraordinary General Meeting. Each of the Condition Precedent Proposals is cross- conditioned on the approval of all of the other Condition Precedent Proposals. The Advisory Organizational Documents Proposals are conditioned on the approval of all of the Condition Precedent Proposals. The Adjournment Proposal is not conditioned upon the approval of any other proposal.

Q.Why is SPKL proposing the Business Combination?

A.	SPKL was incorporated to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

Legacy ZincFive is a leader in immediate power solutions for the data center and artificial intelligence infrastructure markets, powered by its proprietary nickel-zinc battery technology. Based on SPKL’s due diligence investigations of Legacy ZincFive and the industry in which it operates, including the financial and other information provided by Legacy ZincFive in the course of SPKL’s due diligence, the SPKL Board believes that the Business Combination with Legacy ZincFive is in the best interests of SPKL and its shareholders and presents an opportunity to increase shareholder value. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal — The SPKL Board’s Reasons for the Approval of the Business Combination” for additional information.

Q.What will Legacy ZincFive Securityholders receive in connection with the Business Combination?

A.	Subject to the terms and conditions set forth in the Merger Agreement, (i) each share of Legacy ZincFive Series F Stock issued and outstanding immediately prior to the First Effective Time (other than Excluded Shares and Dissenting Shares) will be automatically surrendered and retired, and each holder of shares of Legacy ZincFive Series F Stock will receive a number of shares of ZincFive Common Stock equal to (a) such holder’s Aggregate Series F Preference Amount (as defined in the Merger Agreement) divided by (b) $10.00, rounded up or down to the nearest whole share of ZincFive Common Stock (with 0.5 of a share or greater rounded up), (ii) each share of Legacy ZincFive Common Stock issued and outstanding immediately prior to the First Effective Time (after giving effect to the Conversion and the exercise of any Legacy ZincFive Warrants, but other than Excluded Shares and Dissenting Shares) will be automatically cancelled and converted into the right to receive a number of shares of ZincFive Common Stock equal to the Exchange Ratio, (iii) each Legacy ZincFive Warrant outstanding as of immediately prior to the First Effective Time shall expire or be exercised for the applicable number of shares of Legacy ZincFive Preferred Stock or Legacy ZincFive Common Stock, and such shares shall be canceled and converted into the right to receive the applicable consideration in respect of such shares of ZincFive Preferred Stock or ZincFive Common Stock and (iv) each Legacy ZincFive Option and restricted stock units of Legacy ZincFive outstanding immediately prior to the First Effective Time will be assumed and converted into an option to purchase, or a restricted stock unit in respect of, shares of ZincFive Common Stock, as applicable, on the same terms and conditions as in effect immediately prior to the First Effective Time, adjusted based on the Exchange Ratio.

See the section of this proxy statement/prospectus entitled “The Business Combination Proposal — The Merger Agreement — Merger Consideration” for additional information.

Q.	What are the material U.S. federal income tax considerations related to the Mergers to Legacy ZincFive U.S. Holders?
A.	Each of Legacy ZincFive and SPKL intends for the Mergers to qualify, and each will take the position that the Mergers qualify, as a “reorganization” within the meaning of Section 368(a) of the Code unless otherwise pursuant to a “determination” within the meaning of Section 1313(a) of the Code. Assuming the Mergers so qualify, Legacy ZincFive U.S. Holders (as defined in “Material U.S. Federal Income Tax Considerations of the Mergers”) generally should not recognize gain or loss for U.S. federal income tax purposes on the receipt of shares of ZincFive Common Stock in the Mergers.

The obligations of Legacy ZincFive and SPKL to complete the Mergers are not conditioned on the receipt of opinions of U.S. tax counsel to the effect that the Mergers will qualify as a reorganization for U.S. federal income tax purposes. If the Mergers do not qualify as a reorganization, the Mergers will be treated as a taxable stock sale and each U.S. holder of Legacy ZincFive Common Stock and Legacy ZincFive Preferred Stock will generally recognize capital gain or loss, for U.S. federal income tax purposes, on the receipt of ZincFive Common Stock issued to such holders of Legacy ZincFive Common Stock and Legacy ZincFive Preferred Stock.

Please review the information in the section entitled “Material U.S. Federal Income Tax Considerations of the Mergers” of this proxy statement/prospectus for a more complete description of the material U.S. federal income tax consequences of the Mergers to Legacy ZincFive U.S. Holders. The discussion of the material U.S. federal income tax consequences contained in this proxy statement/prospectus is intended to provide only a general discussion. The tax consequences of the Mergers to any particular Legacy ZincFive Securityholder will depend on that securityholder’s particular facts and circumstances. Accordingly, you are urged to consult your own tax advisor to determine your tax consequences from the Mergers, including the applicability and effect of U.S. federal, state and local and non-U.S. income and other tax laws in light of your particular circumstances.

Q.	What equity stake will current SPKL shareholders and Legacy ZincFive Securityholders hold in ZincFive immediately after the Closing?
A.

As of      , 2026, there are   Public Shares issued and outstanding which may be redeemed in connection with the Extraordinary General Meeting regardless of how they vote. The Insiders have agreed to waive their redemption rights with respect to all SPKL Ordinary Shares held by them. In addition, as of        , 2026, there are                 SPKL Warrants issued and outstanding, consisting of Public Warrants and 8,490,535 Private Placement Warrants. Each SPKL Warrant is exercisable for one SPKL Class A Ordinary Share (or, following the Domestication, one share of ZincFive Common Stock).

SPKL and Legacy ZincFive cannot predict how many Public Shares will be redeemed. As a result, SPKL and Legacy ZincFive are presenting two different redemption scenarios in the tables below with respect to SPKL Class A Ordinary Shares, each of which presents a different allocation of total ZincFive equity following the Closing. The number of Public Shares redeemed in connection with the Business Combination and the ownership percentages of Public Shareholders may differ from the presentation below if the actual redemptions are different from these assumptions. See the section of this proxy statement/prospectus entitled “Risk Factors — Risks Related to SPKL — The ability of our Public Shareholders to exercise redemption rights with respect to a portion of our Public Shares could increase the probability that the Business Combination will be unsuccessful and that you would have to wait for liquidation for your Public Shares to be redeemed.”

To illustrate potential dilution in each such scenario, the tables below present the post-Closing share ownership of ZincFive under each of: (i) the No Redemption Scenario and (ii) the Maximum Redemption Scenario. The first table excludes the dilutive effect of: (i) the Private Placement Warrants; (ii) the Public Warrants; (iii) the Working Capital Warrants into which the Convertible

Note can be converted; and (iv) the Series A Preferred Investor Warrants. The second table includes the dilutive effect of such items.

	No Redemption	Maximum Redemption
	Scenario	Scenario
	Ownership		Ownership
	Shares %*	Shares	%*
Public Shareholders	%	—	—%
Sponsor	1,150,000%	1,150,000	1.58%
SPKL Insiders	850,000%	850,000	1.17%
Legacy ZincFive Securityholders(1)	54,336,006%	54,336,006	74.64%
Series A Preferred Investors(3)	10,441,174%	10,441,174	14.34%
Lead Purchaser	3,500,000%	3,500,000	4.81%
First Tranche Bridge Investors	922,078%	922,078	1.27%
Convertible Promissory Noteholders(5)	1,598,448%	1,598,448	2.20%
Total shares of ZincFive Common Stock and Preferred Stock outstanding at Closing	100%	72,797,706	100%

	No Redemption	Maximum Redemption
	Scenario	Scenario
	Ownership		Ownership
	Shares %*	Shares	%*
Public Shareholders	%	—	—%
Public Warrant Holders(2)	5,000,000%	5,000,000	5.36%
Sponsor	1,150,000%	1,150,000	1.23%
SPKL Insiders	850,000%	850,000	0.91%
Private Placement Warrant Holder(2)	4,245,268%	4,245,268	4.55%
Legacy ZincFive Securityholders(1)	54,336,006%	54,336,006	58.28%
Series A Preferred Investors(4)	20,882,348%	20,882,348	22.40%
Lead Purchaser	3,500,000%	3,500,000	3.75%
First Tranche Bridge Investors	922,078%	922,078	0.99%
Convertible Promissory Noteholders(5)	1,598,448%	1,598,448	1.71%
Working Capital Warrant Holder(2)(6)	750,000%	750,000	0.80%
Fully-Diluted Shares	100%	93,234,148	100%

*      Amounts may not sum due to rounding.

(1)

Includes (i) 957,152 shares of ZincFive Common Stock issuable to holders of outstanding Legacy ZincFive Class A Common Stock; (ii) 209,360 shares of ZincFive Common Stock issuable to holders of outstanding Legacy ZincFive Class B Common Stock; (iii) 45,777,420 shares of ZincFive Common Stock issuable to holders of outstanding Legacy ZincFive Preferred Stock; and (iv) 7,392,074 shares of ZincFive Common Stock issuable upon exercise of outstanding Legacy ZincFive Warrants; and excludes 5,663,832 shares of ZincFive Common Stock issuable upon exercise of stock options, assuming the Closing occurs on October 15, 2026.

(2)

Represents shares of ZincFive Common Stock issuable upon the exercise of the Public Warrants. The Public Warrants will be exercisable beginning 30 days following the Closing for one share of ZincFive Common Stock at an exercise price of $11.50 per share in accordance with the terms of the Warrant Agreement. Each redemption scenario assumes that all outstanding Public Warrants are exercised for cash.

(3)

Represents shares of ZincFive Common Stock issuable upon conversion of the Series A Preferred Stock. Assumes conversion of all 10,441,174 Series A Preferred Stock into ZincFive Common Stock immediately following the Closing. Excludes 10,441,174 shares of ZincFive Common Stock issuable upon conversion of the Series A Preferred Investor Warrants.

(4)

Represents (i) 10,441,174 shares of ZincFive Common Stock issuable upon conversion of the Series A Preferred Stock and (ii) 10,441,174 shares of ZincFive Common Stock issuable upon conversion of the Series A Preferred Investor Warrants. Assumes conversion of all 10,441,174 Series A Preferred Stock into ZincFive Common Stock immediately following the Closing. The Series A Preferred Investor Warrants will be exercisable upon issuance at an exercise price of $12.00 per share for a number of shares of ZincFive Common Stock equal to the number of shares into which such holder’s Series A Preferred Stock is initially convertible. Each redemption scenario assumes that all Series A Preferred Investor Warrants are exercised for cash.

(5)

Represents shares of ZincFive Common Stock issuable upon automatic conversion of Convertible Promissory Notes upon the consummation of the Business Combination, assuming such conversion occurs on October 15, 2026.

(6)

Represents shares of ZincFive Common Stock issuable upon the exercise of ZincFive Warrants to be issued upon a one-for- one conversion of the Working Capital Warrants, assuming that $1,500,000 of the Convertible Note are converted into 1,500,000 Working Capital Warrants at a price of $1.00 per warrant and giving effect to the forfeiture of 50% of such Working Capital Warrants pursuant to the Sponsor Agreement.

For more information, please see the sections of this proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information” and “Beneficial Ownership of Securities.”

Q.	How has the announcement of the Business Combination affected the trading price of the SPKL Class A Ordinary Shares?
A.

On June 10, 2026, the last trading date prior to the public announcement of the Business Combination, SPKL Units, SPKL Class A Ordinary Shares and Public Warrants closed at $12.31, $11.53 and $0.35, respectively. As of             , 2026 the last practicable trading day immediately prior to the filing date of this proxy statement/prospectus, the closing price for each SPKL Unit, SPKL Class A Ordinary Share and Public Warrant was $              , $          and $      , respectively.

Q.	Will SPKL obtain new financing in connection with the Business Combination?
A.

In connection with the Business Combination, on June 11, 2026, SPKL and ZincFive entered into the Series A Securities Purchase Agreement with the Series A Preferred Investors. Pursuant to the Series A Securities Purchase Agreement, the Series A Preferred Investors have agreed to purchase, concurrently with the Closing, an aggregate of 10,441,174 shares of Series A Preferred Stock, at a stated value of $12.00 per share, together with Series A Preferred Investor Warrants, for an aggregate purchase price of $106.5 million. Certain of the Series A Preferred Investors will satisfy their purchase price obligations through the cancellation of their Bridge Notes in exchange for shares of Series A Preferred Stock and Series A Preferred Investor Warrants. The consummation of the Series A Preferred Investment is conditioned upon the satisfaction or waiver of certain customary closing conditions, including the Available Closing SPAC Cash (as defined in the Merger Agreement) being not less than $100,000,000 at the Closing. The issuance of the shares of Series A Preferred Stock and Series A Preferred Investor Warrants to be issued pursuant to the Series A Securities Purchase Agreement have not been registered under the Securities Act, in reliance upon the exemption provided in Section 4(a)(2) thereof.

Pursuant to the Merger Agreement, SPKL and ZincFive have agreed to use their commercially reasonable efforts to obtain commitments from one or more additional investors for additional private financing prior to or substantially concurrently with the Closing, on terms mutually agreed by SPKL and ZincFive. From time to time following execution of the Merger Agreement and prior to the Closing, SPKL may enter into additional subscription agreements on forms mutually acceptable to SPKL and ZincFive. Any such additional financing would be in addition to the Series A Preferred Investment described above.

For more information, see the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Certain Agreements Related to the Business Combination — Series A Securities Purchase Agreement.”

A copy of the form of Series A Securities Purchase Agreement is attached to this proxy statement/ prospectus as Annex J, which you are encouraged to read in its entirety.

Q.	Why is SPKL proposing the Domestication?
A.	The SPKL Board believes that there are significant advantages to ZincFive that will arise as a result of a change of SPKL’s domicile to the State of Delaware, including: (i) the prominence, predictability and flexibility of the DGCL; (ii) Delaware’s well-established principles of corporate governance; and (iii) the increased ability for Delaware corporations to attract and retain qualified directors. Further, the SPKL Board believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. Each of the foregoing are discussed in greater detail in the section of this proxy statement/prospectus entitled “The Domestication Proposal — Reasons for the Domestication.”

To effect the Domestication, SPKL will file an application to deregister with the Registrar of Companies in the Cayman Islands, together with the necessary accompanying documents and fees, and file the Proposed Certificate of Incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, pursuant to which SPKL will be domesticated and continue as a Delaware corporation.

The approval of the Domestication Proposal is a condition to the Closing under the Merger Agreement. The approval of the Domestication Proposal requires a special resolution under the Companies Act and the Memorandum and Articles of Association, being the affirmative vote of the holders of at least two-thirds of the votes cast by the holders of the issued SPKL Ordinary Shares, voting together as a single class, who, being present in person, virtually or by proxy and entitled to vote at the Extraordinary General Meeting, vote in favor of the Domestication Proposal at the Extraordinary General Meeting. Pursuant to Article 182 of the Memorandum and Articles of Association, with respect to any vote on the Domestication, holders of SPKL Class B Ordinary Shares will have ten votes for every SPKL Class B Ordinary Share and holders of SPKL Class A Ordinary Shares will have one vote for every SPKL Class A Ordinary Share. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting and otherwise will have no effect on a particular proposal.

Q.	How will the Domestication affect my SPKL Class A Ordinary Shares, SPKL Warrants and SPKL Units?
A.	In connection with the Domestication and in accordance with the Plan of Domestication attached to this proxy statement/prospectus as Annex B: (i) immediately prior to the Domestication, each SPKL Class B Ordinary Share issued and outstanding will be converted, on a one-for-one basis, into one SPKL Class A Ordinary Share; (ii) each SPKL Class A Ordinary Share issued and outstanding immediately prior to the Domestication (including those resulting from the conversion described in clause (i)) will convert automatically, on a one-for-one basis, into one share of ZincFive Common Stock; (iii) each SPKL Warrant issued and outstanding will convert automatically into a ZincFive Warrant on the same terms as the SPKL Warrants pursuant to the Warrant Agreement; and (iv) each SPKL Unit issued and outstanding will be automatically cancelled and each holder thereof will be entitled, per SPKL Unit, to one share of ZincFive Common Stock and one-half of one ZincFive Warrant. No fractional ZincFive Warrants will be issued upon the cancellation of SPKL Units as described in clause (iv).
Q.	What are the material U.S. federal income tax considerations of the Domestication?
A.	As discussed more fully under “Material U.S. Federal Income Tax Considerations Related to SPKL Securityholders,” SPKL intends for the Domestication to qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code (an “F Reorganization”). Assuming that the Domestication so qualifies, and subject to the “passive foreign investment company” (“PFIC”) rules discussed below and under “Material U.S. Federal Income Tax Considerations Related to SPKL Securityholders,” U.S. Holders (as defined in “Material U.S. Federal Income Tax Considerations Related to SPKL Securityholders”) will be subject to Section 367(b) of the Code in connection with the Domestication and, as a result:
●	a U.S. Holder who beneficially owns (directly, indirectly or constructively) 10% or more of the total combined voting power of all classes of SPKL shares entitled to vote or 10% or more of the total value of all classes of SPKL shares (a “10% U.S. Shareholder”) on the date of the Domestication generally will be required to include in income as a deemed dividend deemed paid by SPKL the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367(b) of the Code) attributable to the SPKL Ordinary Shares held directly by such U.S. Holder;
●	a U.S. Holder who, on the date of the Domestication, is not a 10% U.S. Shareholder and whose SPKL Ordinary Shares have a fair market value of $50,000 or more on the date of the Domestication generally will recognize gain (but not loss) with respect to its SPKL Ordinary Shares as if such U.S. Holder exchanged its SPKL Ordinary Shares for ZincFive Common Stock in a taxable transaction unless such U.S. Holder elects in accordance with applicable Treasury Regulations to include in income as a deemed dividend deemed paid by SPKL the “all earnings and profits” amount attributable to such U.S. Holder’s SPKL Ordinary Shares; and
●	a U.S. Holder who, on the date of the Domestication, is not a 10% U.S. Shareholder and whose SPKL Ordinary Shares have a fair market value of less than $50,000 on the date of the Domestication generally will not recognize any gain or loss or include any part of the “all earnings and profits amount” in income under Section 367(b) of the Code in connection with the Domestication.

SPKL does not expect to have significant cumulative earnings and profits, if any, on the date of the Domestication. However, the determination of earnings and profits is complex and may be impacted by numerous factors (including matters discussed in this proxy statement/prospectus). It is possible that the amount of SPKL’s cumulative net earnings and profits could be positive through the date of the Domestication.

As discussed more fully under “Material U.S. Federal Income Tax Considerations Related to SPKL Securityholders,” SPKL believes that it is likely classified as a PFIC for U.S. federal income tax purposes. If SPKL were classified as a PFIC for U.S. federal income tax purposes, then notwithstanding the U.S. federal income tax consequences of the Domestication discussed above, proposed Treasury Regulations under Section 1291(f) of the Code and certain other PFIC rules (which have retroactive proposed effective dates), if finalized in their current form, generally would require a U.S. Holder to recognize gain on the exchange of SPKL Ordinary Shares or SPKL Warrants for ZincFive Common Stock or ZincFive Warrants pursuant to the Domestication. Any such gain would be taxable income with no corresponding receipt of cash in the Domestication. The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on a complex set of rules. The proposed Treasury Regulations provide coordinating rules with other sections of the Code, including Section 367(b), which affect the manner in which the rules under such other sections apply to transfers of PFIC stock. However, it is difficult to predict whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code and such other PFIC rules may be adopted and how any such Treasury Regulations would apply. Importantly, however, U.S. Holders that make or have made certain elections discussed further under “Material U.S. Federal Income Tax Considerations Related to SPKL Securityholders” with respect to their SPKL Ordinary Shares are generally not subject to the same gain recognition rules under the currently proposed Treasury Regulations under Section 1291(f) of the Code. Under current law, no such elections may be made with respect to SPKL Warrants. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see the section of this proxy statement/prospectus entitled “Material U.S. Federal Income Tax Considerations Related to SPKL Securityholders.”

Additionally, the Domestication may cause Non-U.S. Holders (as defined in “Material U.S. Federal Income Tax Considerations Related to SPKL Securityholders”) to become subject to U.S. federal withholding taxes on any amounts treated as dividends paid in respect of such Non-U.S. Holder’s ZincFive Common Stock after the Domestication.

The tax consequences of the Domestication are complex and will depend on a holder’s particular circumstances. All holders of SPKL Ordinary Shares or SPKL Warrants are urged to consult their tax advisor regarding the tax consequences to them of the Domestication, including the applicability and effect of U.S. federal, state and local and non-U.S. tax laws and the application of the PFIC rules. For a more complete discussion of the U.S. federal income tax considerations of the Domestication, see the section of this proxy statement/prospectus entitled “Material U.S. Federal Income Tax Considerations Related to SPKL Securityholders.”

Q.Do I have redemption rights?

A.	If you are a holder of Public Shares, you have the right to request that we redeem all or a portion of your Public Shares for cash provided that you follow the procedures and deadlines described in the Memorandum and Articles of Association and elsewhere in this proxy statement/prospectus. Public Shareholders may elect to redeem all or a portion of the Public Shares held by them regardless of if or how they vote in respect of the Business Combination Proposal and regardless of whether they hold Public Shares on the Record Date. If you wish to exercise your redemption rights, please see the answer to the next question: “How do I exercise my redemption rights?”

Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares sold in our IPO. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares sold in our IPO, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Insiders have agreed to waive their redemption rights with respect to all SPKL Ordinary Shares held by them in connection with the Closing. As a result, the shares held by the Sponsor and SPKL’s officers and directors will not be taken into account in calculating the per-share Redemption Price payable to Public Shareholders who elect to redeem their Public Shares.

Q.	How do I exercise my redemption rights?
A.	If you are a Public Shareholder and wish to exercise your right to redeem the Public Shares, you must:

1.

(i) hold Public Shares; or (ii) hold Public Shares through SPKL Units and elect to separate your SPKL Units into the underlying Public Shares and Public Warrants prior to exercising your redemption rights with respect to the Public Shares;

2.

submit a written request to the Transfer Agent, including the legal name, phone number and address of the beneficial owner of the Public Shares for which redemption is requested, that ZincFive redeem all or a portion of your Public Shares for cash; and

3.	deliver your share certificates for Public Shares (if any) along with the redemption forms to the Transfer Agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to 5:00 p.m., Eastern Time, on          , 2026 (two business days before the initially scheduled date of the Extraordinary General Meeting) in order for their Public Shares to be redeemed.

The address of the Transfer Agent is listed under the question “Who can help answer my questions?” of this proxy statement/prospectus.

Public Shareholders will be entitled to request that their Public Shares be redeemed for the Redemption Price. For illustrative purposes, as of           , 2026, this would have amounted to approximately $          per issued and outstanding Public Share. However, the proceeds deposited in the Trust Account could become subject to the claims of SPKL’s creditors, if any, which could have priority over the claims of the Public Shareholders. The per share distribution from the Trust Account in such a situation may be less than originally expected due to such claims. Whether you vote, and if you do vote, how you vote, on any proposal, including the Business Combination Proposal, will have no impact on the amount you will receive upon exercise of your redemption rights. The redemption of Public Shares will be effected while SPKL remains a Cayman Islands exempted company, prior to the Domestication, and it is expected that the Redemption Price will be paid to Public Shareholders electing to redeem their Public Shares promptly following the Closing.

Any request for redemption, once made by a holder of Public Shares, may not be withdrawn following the Redemption Deadline, unless the SPKL Board determines (in its sole discretion) to permit such withdrawal of a redemption request (which it may do in whole or in part). Furthermore, if a holder of a Public Share delivers its share certificates (if any) along with the redemption forms in connection with an election of its redemption and subsequently decides prior to the Redemption Deadline not to elect to exercise such rights, it may simply request that SPKL permit the withdrawal of the request for redemption and instruct the Transfer Agent to return the share certificates (physically or electronically). The holder can make such request by contacting the Transfer Agent at the address or email address listed in this proxy statement/prospectus.

Any corrected or changed written exercise of redemption rights must be received by the Transfer Agent at least two business days prior to the initially scheduled date of the Extraordinary General Meeting. No request for redemption will be honored unless the holder’s certificates for Public Shares (if any) along with the redemption forms have been delivered (either physically or electronically) to the Transfer Agent, at least two business days prior to the initially scheduled date of the Extraordinary General Meeting.

If a holder of Public Shares properly makes a request for redemption and the certificates for Public Shares (if any) along with the redemption forms are delivered as described above, then, if the Business Combination is consummated, SPKL will effect the redemption of such Public Shares while SPKL remains a Cayman Islands exempted company, and pay the Redemption Price, calculated as of two business days prior to the Closing, promptly following the Closing. If the Business Combination is not consummated, the Public Shares will be returned to the respective holder, broker or bank. Although SPKL will effect the redemption prior to the Domestication, because the Redemption Price will be paid following the Closing, U.S. Holders of Public Shares (as defined in section of this proxy statement/ prospectus entitled “Material U.S. Federal Income Tax Considerations Related to SPKL Securityholders”) exercising redemption rights may be subject to the potential tax consequences of the Domestication. For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see the section of this proxy statement/prospectus entitled “Material U.S. Federal Income Tax Considerations Related to SPKL Securityholders.”

If you are a holder of Public Shares and you exercise your redemption rights, such exercise will not result in the loss of any Public Warrants that you may hold.

Q.	If I am a holder of Public Warrants, can I exercise redemption rights with respect to my Public Warrants?
A.	No. The holders of SPKL Warrants have no redemption rights with respect to such securities.

Assuming that no more than         Public Shares, representing 50% of the number of Public Shares outstanding as of the date of this proxy statement/prospectus are redeemed for an aggregate payment of $          million from the Trust Account, which is a potential amount of redemptions, and assuming that each redeeming Public Shareholder holds one-half of one Public Warrant for each Public Share being redeemed (representing the number of Public Warrants included in each SPKL Unit) and using the closing warrant price on Nasdaq of $         as of           , 2026, the aggregate fair value of Public Warrants that can be retained by redeeming Public Shareholders is $             million. Assuming the Maximum Redemption Scenario, resulting in Public Shares redeemed for an aggregate payment of $           million from the Trust Account, and assuming that each redeeming Public Shareholder holds one-half of one Public Warrant for each Public Share being redeemed (representing the number of Public Warrants included in each SPKL Unit) and using the closing warrant price on Nasdaq of $           as of           , 2026, the aggregate fair value of Public Warrants that can be retained by redeeming Public Shareholders is $           million. The actual market price of the Public Warrants may be higher or lower on the date that warrant holders seek to sell such Public Warrants. Additionally, SPKL cannot assure the holders of warrants that they will be able to sell their Public Warrants in the open market as there may not be sufficient liquidity in such securities when warrant holders wish to sell their Public Warrants. Further, while the level of redemptions of Public Shares will not directly change the value of the warrants because the warrants will remain outstanding regardless of the level of redemptions, as redemptions of Public Shares increase, all holders of ZincFive Warrants following the Closing who exercise such ZincFive Warrants will ultimately own a greater interest in ZincFive because there would be fewer shares outstanding overall.

Q.	How do the Public Warrants differ from the Private Placement Warrants, and what are the related risks for holders of Public Warrants after the Business Combination?
A.

The Public Warrants are identical to the Private Placement Warrants in all material terms and provisions, except that, the Private Placement Warrants (including the shares of ZincFive Common Stock issuable upon exercise thereof): (i) may not, subject to certain customary exceptions, be transferred, assigned or sold until 30 days after the completion of the Business Combination; and (ii) are entitled to registration rights.

Following the Closing, ZincFive may redeem your unexpired Public Warrants prior to their exercise at a time that is disadvantageous to you, making your warrants worthless. ZincFive may redeem outstanding Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant. To exercise such redemption right: (i) the last reported sale price of ZincFive Common Stock must equal or exceed $18.00 per share (as may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation) on each of 20 trading days within the 30 trading-day period ending on the third business day prior to the date on which we send notice of redemption to the warrant holders; and (ii) certain other conditions must be met. If and when the Public Warrants become redeemable by ZincFive, we may exercise our redemption rights even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, ZincFive may redeem the Public Warrants as set forth above even if the holders are otherwise unable to exercise the Public Warrants. Redemption of the outstanding Public Warrants could force you to: (A) exercise your Public Warrants and pay the exercise price of $11.50 per share at a time when it may be disadvantageous for you to do so; (B) sell your Public Warrants at the then-current market price when you might otherwise wish to hold your Public Warrants; or (C) accept the nominal redemption price of $0.01 per warrant, which, at the time the outstanding Public Warrants are called for redemption, is likely to be substantially less than the market value of your Public Warrants.

If ZincFive calls the Public Warrants for redemption, the ZincFive Board will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the Warrant Agreement. The exercise price and number of shares of ZincFive Common Stock issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. However, the Public Warrants will not be adjusted for issuance of ZincFive Common Stock at a price below its exercise price. In no event will ZincFive be required to net cash settle the Public Warrants.

If, prior to the Closing, (x) SPKL issues additional SPKL Class A Ordinary Shares or equity-linked securities for capital raising purposes in connection with the Closing at an issue price or effective issue price of less than $9.20 per SPKL Class A Ordinary Share (with such issue price or effective issue price to be determined in good faith by the SPKL Board and, in the case of any such issuance to SPKL’s initial shareholders or their respective affiliates, without taking into account any Founder Shares held by SPKL’s initial shareholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Business Combination on the Closing Date (net of redemptions), and (z) the VWAP of the SPKL Class A Ordinary Shares during the 20 trading day period starting on the trading day prior to the Closing Date (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price shall be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

If SPKL is unable to complete the Business Combination within the Combination Period, and SPKL liquidates the funds held in the Trust Account, holders of the Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from SPKL’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.

Q.	What are the U.S. federal income tax consequences of exercising my redemption rights?
A.

The U.S. federal income tax consequences of exercising your redemption rights with respect to your SPKL Ordinary Shares depend on your particular facts and circumstances. It is possible that you may be treated as selling your shares and, as a result, recognize capital gain or capital loss. It is also possible that the Redemption may be treated as a distribution for U.S. federal income tax purposes. Whether a redemption of shares qualifies for sale treatment will depend largely on the total number of SPKL Ordinary Shares you are treated as owning before and after the redemption (including any shares that you constructively own as a result of owning SPKL Ordinary Shares and any shares that you directly or indirectly acquire pursuant to the Business Combination) relative to all of the SPKL Ordinary Shares outstanding both before and after the redemption. For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see the section of this proxy statement/prospectus entitled “Material U.S. Federal Income Tax Considerations Related to SPKL Securityholders.”

All shareholders considering exercising redemption rights are urged to consult their tax advisor on the tax consequences to them of an exercise of redemption rights, including the applicability and effect of U.S. federal, state and local and non-U.S. tax laws.

Q.	What happens to the funds deposited in the Trust Account after the Closing?
A.

Following the closing of the IPO, $100.5 million ($10.05 per SPKL Unit) of the net proceeds from the IPO and certain of the proceeds from the Private Placement Warrants were placed in the Trust Account. As of          , 2026, funds in the Trust Account totaled $           million and were comprised entirely of U.S. government securities within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended, with maturities of 185 days or less or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act. These funds will remain in the Trust Account, except for the withdrawal of interest to pay taxes, if any, until the earliest of: (i) the completion of a business combination (including the Business Combination); (ii) the redemption of all of the Public Shares if SPKL is unable to complete an initial business combination within the Combination Period; and (iii) the redemption of any Public Shares properly tendered in connection with certain shareholder votes (for example, to approve certain amendments to the Memorandum and Articles of Association), in each case subject to applicable law.

Upon the Closing, the funds deposited in the Trust Account will be released to pay holders of Public Shares who properly exercise their redemption rights; to pay transaction fees and expenses associated with the Business Combination; and for working capital and general corporate purposes of ZincFive following the Business Combination. See the section of this proxy statement/prospectus entitled “Summary of the Proxy Statement/Prospectus — Sources and Uses of Funds for the Business Combination.”

Q.	What underwriting fees are payable in connection with the Business Combination?
A.

Pursuant to the Underwriting Agreement, dated October 5, 2023 (the “Underwriting Agreement”), by and between SPKL and Cantor Fitzgerald & Co. (“Cantor”), acting as representative of the several underwriters in connection with the IPO, SPKL paid a cash underwriting fee to the underwriters of $2,000,000 and agreed to pay the underwriters a deferred underwriting fee of 3.5% of the gross proceeds from the sale of SPKL Units in the IPO, totaling $3,500,000 in the aggregate, upon the consummation of an initial business combination, payable from amounts held in the Trust Account.

The following table illustrates the effective underwriting discount on a percentage basis of the amount of cash in the Trust Account available to ZincFive at each redemption level identified below, and includes: (i) the cash underwriting fee that was paid in connection with the IPO; and (ii) the payment of the deferred underwriting fees payable upon the consummation of the Business Combination, each of which is not adjusted for redemptions:

	No		Maximum
	Redemption		Redemption
	Scenario(1)(2)		Scenario(1)(3)
Unredeemed Public Shares			—
Trust Account cash to ZincFive	$		$—
Upfront Underwriting Fee	$2,000,000		$2,000,000
Deferred Underwriting Fee	$3,500,000		$3,500,000
Total Underwriting Fee	$5,500,000		$5,500,000
Total Underwriting Fee, as percentage of Trust Account cash to ZincFive		%	N/A
(1)

Share numbers presented under each redemption scenario are presented for illustrative purposes. SPKL and Legacy ZincFive cannot predict how many Public Shares will be redeemed. As a result, the Trust Account cash to ZincFive and the number of Public Shares redeemed in connection with the Business Combination may differ from the amounts presented above. Amounts are based on          Public Shares outstanding as of the date of this proxy statement/prospectus.

(2)	This scenario assumes that none of the Public Shares outstanding are redeemed.
(3)	This scenario assumes that all of the Public Shares outstanding are redeemed.
Q.	Did the SPKL Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?
A.

Yes. Although the Memorandum and Articles of Association do not require the SPKL Board to seek a third-party valuation or fairness opinion in connection with a business combination unless the target is affiliated with the Sponsor or SPKL’s directors or officers, on June 10, 2026, Houlihan Capital, LLC (“Houlihan Capital”) rendered its opinion to the SPKL Board that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in such opinion, the Business Combination and related transactions are fair, from a financial point of view, to the unaffiliated shareholders of SPKL.

Please see the section titled “The Business Combination Proposal — Fairness Opinion of Houlihan Capital, LLC” and the fairness opinion of Houlihan Capital attached as Annex M (the “Fairness Opinion”) for additional information.

Q.	What happens if a substantial number of the Public Shareholders vote in favor of the Business Combination Proposal and exercise their redemption rights?
A.

Public Shareholders are not required to vote in respect of the Business Combination to exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of Public Shareholders is reduced as a result of redemptions by Public Shareholders.

To the extent that Public Shareholders redeem their Public Shares in connection with the Business Combination, their Public Warrants will remain issued and outstanding notwithstanding the redemption of their Public Shares. Following the consummation of the Business Combination, the Public Warrants will be exercisable for one share of ZincFive Common Stock at an exercise price of $11.50, and if holders of the Public Warrants choose to exercise their warrants, any non-redeeming shareholders would experience dilution to the extent such warrants are exercised.

For information on the relative ownership levels of holders of ZincFive equity securities following the Business Combination under the No Redemption Scenario and Maximum Redemption Scenario and the fully diluted relative ownership levels of holders of ZincFive equity securities following the Business Combination under such scenarios, see the section of this proxy statement/prospectus entitled “What equity stake will current SPKL shareholders and Legacy ZincFive Securityholders hold in ZincFive immediately after the Closing?”

In the event of significant redemptions, with fewer Public Shares and Public Shareholders, the trading market for ZincFive Common Stock may be less liquid than the market for SPKL Class A Ordinary Shares was prior to the Business Combination, and ZincFive may not be able to meet the listing standards for a Stock Exchange.

In addition, with fewer funds available from the Trust Account, the capital infusion from the Trust Account into ZincFive’s business will be reduced and ZincFive may not be able to achieve its business plans.

The table below presents the value per share to a Public Shareholder that elects not to redeem under (i) the No Redemption Scenario; and (ii) the Maximum Redemption Scenario. This Trust Account value per share includes the deferred underwriting commission payable upon closing

As of June 30, 2026
Trust Account Value	$25,813,648
Total Public Shares	2,236,713
Trust Account Value per Public Share	$11.54

	No		Maximum
	Redemption		Redemption
	Scenario(1)		Scenario(1)
Redemptions ($)		$—	$
Redemptions (Shares)		—
Deferred Underwriting Fee		$3,500,000	$3,500,000
Cash left in the Trust Account post redemptions less deferred underwriting fee	$		$—
Public Shares post redemptions	$		$—
Remaining Trust Proceeds per Public Share	$		N/A
*	Amounts may not sum due to rounding.
(1)

Share ownership presented under each redemption scenario in the table above is only presented for illustrative purposes. SPKL and ZincFive cannot predict how many Public Shareholders will exercise their right to have their Public Shares redeemed for cash. As a result, the redemption amount and the number of Public Shares redeemed in connection with the Business Combination may differ from the amounts presented above. Assumes a Redemption Price of approximately $11.54, which was the approximate Redemption Price as of June 30, 2026. In connection with the Second Extension Meeting, holders of        SPKL Class A Ordinary Shares exercised their right to redeem their shares for cash at a redemption price of approximately $         per share. Following such redemptions, the amount remaining in the Trust Account was $          as of          , 2026.

Q.	What conditions must be satisfied to complete the Business Combination?
A.

The consummation of the Business Combination is conditioned upon the satisfaction or written waiver (where permissible) by the parties to the Merger Agreement of certain customary closing conditions. These conditions include: (i) the adoption or approval, as applicable, by SPKL’s shareholders of: (A) the Merger Agreement and the Business Combination in accordance with applicable law and exchange rules and regulations; (B) the Domestication; (C) the Proposed Certificate of Incorporation and the Proposed Bylaws; (D) approval of the issuance of shares of ZincFive Common Stock as required by the listing rules of the applicable stock exchange; (E) the adoption by SPKL of the 2026 Plan and ESPP; (F) the election of members of the ZincFive Board (in the form of an advisory vote, with the directors being elected by written resolution of the holders of the SPKL Class B Ordinary Shares in accordance with the SPKL’s organizational documents); (G) the amendment of SPKL’s organizational documents, effective immediately prior to the Closing, to remove references to the $5,000,001 net tangible assets requirements set forth in SPKL’s organizational documents; (H) any other proposals as the SEC (or staff members of the SEC) may indicate are necessary in its comments to the proxy statement included in this proxy statement/prospectus or any related correspondence; (I) any proposals the parties to the Merger Agreement agree are necessary or desirable to consummate the Business Combination, and (J) adjournment of the special meeting, if necessary, to permit further solicitation of the proxies because there are not sufficient votes to approve and adopt any of the foregoing; (ii) the receipt of the requisite consent of the stockholders of Legacy

ZincFive; (iii) any applicable waiting period or any extension of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (and the rules and regulations promulgated under such Act) in respect of the Business Combination being expired or earlier terminated without the imposition of burdensome conditions; (iv) the Registration Statement becoming effective; (v) SPKL having filed with the applicable stock exchange an application or supplemental listing application for the listing of the ZincFive Common Stock, and such shares of ZincFive Common Stock having been approved for listing, subject to official notice of issuance; (vi) the accuracy of the representations and warranties of each of the parties to the Merger Agreement and the performance of the covenants and agreements of such parties subject, in each case, to customary standards; (vii) the completion of the Domestication; (viii) the Available Closing SPAC Cash not being less than $100,000,000; and (ix) approval by the SPKL shareholders to extend the time SPKL has to consummate an initial business combination pursuant to the terms of the SPKL organizational documents. For more information, see the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Merger Agreement — Conditions to Closing — General Conditions.”

On July 28, 2026, the Antitrust Division and the FTC granted early termination of the statutory waiting period under the HSR Act. In addition, on September 25, 2026, the Second Extension was approved by SPKL’s shareholders at the Second Extension Meeting, which extended the time SPKL has to consummate an initial business combination from September 29, 2026 to March 29, 2027.

Q.	When do you expect the Business Combination to be completed?
A.

It is currently expected that the Business Combination will be consummated in the second half of 2026. This date depends, among other things, on the approval of the proposals to be put to SPKL shareholders at the Extraordinary General Meeting. However, such meeting could be adjourned if the Adjournment Proposal is adopted by SPKL’s shareholders at the Extraordinary General Meeting and SPKL elects to adjourn the Extraordinary General Meeting to a later date or dates, if necessary, (i) to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the Extraordinary General Meeting; (ii) for the absence of a quorum; or (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that SPKL has determined in good faith after consultation with outside legal counsel is required under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by its shareholders prior to the Extraordinary General Meeting. For a description of the conditions for the completion of the Business Combination, see the section of this proxy statement/ prospectus entitled “The Business Combination Proposal — Merger Agreement.”

Q.	What happens if the Business Combination is not consummated?
A.

SPKL will not complete the Domestication unless all other conditions to the Closing have been satisfied or waived by the parties in accordance with the terms of the Merger Agreement. If SPKL is not able to complete the Business Combination within the Combination Period, SPKL will as promptly as reasonably possible, but not more than ten business days following the end of the Combination Period, redeem the Public Shares. The redemption will be at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (net of taxes paid or payable, if any and up to $100,000 of interest to pay liquidation expenses), divided by the number of then issued Public Shares. The redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to SPKL’s obligations under Cayman Islands law to provide for claims of creditors and other requirements of applicable law.

Q.	Following the Business Combination, will SPKL’s securities continue to trade on a Stock Exchange?
A.

Yes. SPKL intends to apply to list the ZincFive Common Stock and ZincFive Warrants on a Stock Exchange under the proposed symbols “ZFIV” and “ZFIVW,” respectively, upon the Closing. Pursuant to the terms of the Merger Agreement, SPKL is required to cause the ZincFive Common Stock issued in the Domestication to be approved for listing on a Stock Exchange. There can be no assurance that such listing condition will be met. If the listing condition is not met, the Business Combination will not be consummated unless the listing condition is waived by the parties to the Merger Agreement. We may not have received confirmation from a Stock Exchange of the approval of the listing of the ZincFive Common Stock and ZincFive Warrants at the time of the Extraordinary General Meeting or prior to the Closing. The listing condition to the Closing may be waived by the parties to the Merger Agreement. As a result, you may be asked to vote to approve the Business Combination and the other proposals included in this proxy statement/prospectus without such confirmation. Further, such confirmation may never be received, and the Business Combination could still be consummated if such condition is waived. In such event, the ZincFive securities may not be listed on any Stock Exchange.

The SPKL Units outstanding immediately prior to the Domestication will automatically be cancelled and each holder thereof will be entitled to one share of ZincFive Common Stock and one-half of a ZincFive Warrant, for each SPKL Unit. As a result, the SPKL Units will no longer trade as separate securities following the Closing. For more information about ZincFive’s securities following the completion of the Business Combination, see the section of this proxy statement/prospectus entitled “Description of ZincFive’s Securities.”

Q.	Do I have appraisal rights in connection with the Business Combination?
A.	SPKL’s shareholders and holders of Public Warrants do not have appraisal rights in connection with the Business Combination or the Domestication under the Companies Act or the DGCL.
Q.	What do I need to do now?
A.

SPKL urges you to read this proxy statement/prospectus, including the annexes and the documents referred to in this proxy statement/prospectus, carefully and in their entirety and to consider how the Business Combination will affect you as a shareholder or warrant holder. SPKL’s shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/ prospectus and on the enclosed proxy card.

Q.	How do I vote?
A.

If you are a holder of record of SPKL Ordinary Shares on the Record Date for the Extraordinary General Meeting, you may vote in person or virtually at the Extraordinary General Meeting or by submitting a proxy for the Extraordinary General Meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage- paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the Extraordinary General Meeting and vote in person or virtually, obtain a valid proxy from your broker, bank or nominee.

Q.	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?
A.

If your shares are held in “street name” in a stock brokerage account or by a broker, bank or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in “street name” by returning a proxy card directly to SPKL or by voting online at the Extraordinary General Meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee.

Under the rules of the NYSE, brokers who hold shares in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not permitted to exercise their voting discretion with respect to the approval of matters that the NYSE determines to be “non-routine” without specific instructions from the beneficial owner. It is expected that all proposals to be voted on at the Extraordinary General Meeting are “non-routine” proposals and therefore, SPKL does not expect there to be any broker non-votes at the Extraordinary General Meeting.

If you are an SPKL shareholder holding your shares in “street name” and you do not instruct your broker, bank or other nominee on how to vote your shares, your broker, bank or other nominee will not vote your shares on any proposal at the Extraordinary General Meeting. Accordingly, your bank, broker, or other nominee can vote your shares at the Extraordinary General Meeting only if you provide instructions on how to vote. You should instruct your broker to vote your shares as soon as possible in accordance with directions you provide.

Abstentions will be considered present for the purposes of establishing a quorum but, as a matter of Cayman Islands law, will not constitute votes cast at the Extraordinary General Meeting and therefore will have no effect on the approval of each of the proposals as a matter of Cayman Islands law.

Q.	When and where will the Extraordinary General Meeting be held?
A.

The Extraordinary General Meeting will be held at          , Eastern Time, on          , 2026, electronically at          . To participate in the Extraordinary General Meeting online, visit           and enter the 12-digit control number included on your proxy card. There is no requirement to attend the Extraordinary General Meeting in person.

Q.	Who is entitled to vote at the Extraordinary General Meeting?
A.

SPKL has fixed          , 2026 as the Record Date for the Extraordinary General Meeting. If you were a holder of Public Shares at the close of business on the Record Date, you are entitled to vote on matters that come before the Extraordinary General Meeting. However, a shareholder may only vote such shareholder’s shares if such shareholder is present in person or virtually or is represented by proxy at the Extraordinary General Meeting.

Q.	How many votes do I have?
A.

SPKL shareholders are entitled to one vote at the Extraordinary General Meeting for each SPKL Class A Ordinary Share held of record as of the Record Date. As of the close of business on the Record Date for the Extraordinary General Meeting, there were           SPKL Ordinary Shares issued and outstanding, of which           were issued and outstanding Public Shares.

Q.	What constitutes a quorum?
A.

A quorum of SPKL shareholders is necessary to hold a valid meeting. The presence (which would include presence at the virtual Extraordinary General Meeting), in person, virtually or by proxy, of shareholders holding not less than one-third of the issued and outstanding SPKL Ordinary Shares entitled to vote at the Extraordinary General Meeting constitutes a quorum at the Extraordinary General Meeting. Abstentions will be considered present for the purposes of establishing a quorum. The Sponsor owns           % of the issued and outstanding SPKL Ordinary Shares as of the Record Date, which will count toward this quorum. As a result, as of the Record Date, in addition to the shares of the Sponsor, an additional           Public Shares would be required to be present at the Extraordinary General Meeting to achieve a quorum. In the absence of a quorum, the chairman of the Extraordinary General Meeting has power to adjourn the Extraordinary General Meeting.

Q.	What vote is required to approve each proposal at the Extraordinary General Meeting?
A.

Business Combination Proposal — The approval of the Business Combination Proposal requires an ordinary resolution, being the affirmative vote of the holders of a majority of the SPKL Ordinary Shares who, being present in person, virtually or by proxy and entitled to vote at the Extraordinary General Meeting, vote in favor of the Business Combination Proposal at the Extraordinary General Meeting. The Business Combination does not require the approval of a majority of the unaffiliated securityholders of SPKL.

Domestication Proposal — The approval of the Domestication Proposal requires a special resolution under the Companies Act and the Memorandum and Articles of Association, being the affirmative vote of the holders of at least two-thirds of the votes cast by the holders of the issued SPKL Ordinary Shares, voting together as a single class, who, being present in person, virtually or by proxy and entitled to vote at the Extraordinary General Meeting, vote in favor of the Domestication Proposal at the Extraordinary General Meeting. Pursuant to Article 182 of the Memorandum and Articles of Association, with respect to any vote on the Domestication, holders of SPKL Class B Ordinary Shares will have ten votes for every SPKL Class B Ordinary Share and holders of SPKL Class A Ordinary Shares will have one vote for every SPKL Class A Ordinary Share.

Stock Issuance Proposal — The approval of the Stock Issuance Proposal requires an ordinary resolution, being the affirmative vote of the holders of a majority of the SPKL Ordinary Shares who, being present in person, virtually or by proxy and entitled to vote at the Extraordinary General Meeting, vote in favor of the Stock Issuance Proposal at the Extraordinary General Meeting.

Organizational Documents Proposal — The approval of the Organizational Documents Proposal requires a special resolution under the Companies Act and the Memorandum and Articles of Association, being the affirmative vote of the holders of at least two-thirds of votes cast by the holders of the issued SPKL Ordinary Shares, voting together as a single class, who, being present in person, virtually or by proxy and entitled to vote at the Extraordinary General Meeting, vote in favor of the Organizational Documents Proposal at the Extraordinary General Meeting.

Advisory Organizational Documents Proposals — The approval of the Advisory Organizational Documents Proposals requires an ordinary resolution, being the affirmative vote of the holders of a majority of the SPKL Ordinary Shares who, being present in person, virtually or by proxy and entitled to vote at the Extraordinary General Meeting, vote in favor of the Advisory Organizational Documents Proposals at the Extraordinary General Meeting.

Incentive Plan Proposal — The approval of the Incentive Plan Proposal requires an ordinary resolution, being the affirmative vote of the holders of a majority of the SPKL Ordinary Shares who, being present in person, virtually or by proxy and entitled to vote at the Extraordinary General Meeting, vote in favor of the Incentive Plan Proposal at the Extraordinary General Meeting.

Employee Stock Purchase Plan Proposal — The approval of the Employee Stock Purchase Plan Proposal requires an ordinary resolution, being the affirmative vote of the holders of a majority of the SPKL Ordinary Shares who, being present in person, virtually or by proxy and entitled to vote at the Extraordinary General Meeting, vote in favor of the Employee Stock Purchase Plan Proposal at the Extraordinary General Meeting.

Director Election Proposal — Pursuant to Article 96 of the Memorandum and Articles of Association, the approval of the Director Election Proposal requires an ordinary resolution of the holders of the SPKL Class B Ordinary Shares (only), being the affirmative vote of a simple majority of the votes cast by the holders of the SPKL Class B Ordinary Shares who, being present in person, virtually or by proxy and entitled to vote at the Extraordinary General Meeting, vote in favor of the Director Election Proposal at the Extraordinary General Meeting.

Adjournment Proposal — The approval of the Adjournment Proposal requires an ordinary resolution, being the affirmative vote of the holders of a majority of the SPKL Class B Ordinary Shares who, being present in person, virtually or by proxy and entitled to vote at the Extraordinary General Meeting, vote in favor of the Adjournment Proposal at the Extraordinary General Meeting.

The Sponsor has agreed to vote its shares in favor of all the proposals being presented at the Extraordinary General Meeting. As of the Record Date, the Sponsor owns approximately           % of the issued and outstanding SPKL Ordinary Shares. See the section of this proxy statement/prospectus entitled “Questions and Answers for Shareholders of SPKL — How do the Sponsor and its affiliates intend to vote their SPKL Ordinary Shares?” for additional information.

Q.	What are the recommendations of the SPKL Board?
A.

The SPKL Board believes that the Business Combination Proposal and the other proposals to be presented at the Extraordinary General Meeting are in the best interest of SPKL. Accordingly, the SPKL Board unanimously recommends that SPKL’s shareholders vote “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Domestication Proposal, “FOR” the approval of the Stock Issuance Proposal, “FOR” the approval of the Organizational Documents Proposal, “FOR” the approval, on an advisory basis, of each of the separate Advisory Organizational Documents Proposals, “FOR” the approval of the Incentive Plan Proposal, “FOR” the approval of the Employee Stock Purchase Plan Proposal, “FOR” the approval of the Director Election Proposal and “FOR” the approval of the Adjournment Proposal if presented to the Extraordinary General Meeting.

The existence of financial and personal interests of one or more of SPKL’s directors may result in a conflict of interest on the part of such director(s) between what such director may believe is in the best interests of SPKL and its shareholders and what such director may believe is best for themselves in determining to recommend that shareholders vote for the proposals. Certain of SPKL’s officers and directors have interests in the Business Combination that may be different from, or in addition to, your interests as a shareholder, and there may be actual or potential material conflicts of interest between or among (i) the Sponsor, SPKL, SPKL’s officers and directors, and Legacy ZincFive’s officers and directors and (ii) unaffiliated security holders of SPKL. The SPKL Board was aware of and considered these interests, among other matters, in approving the Business Combination and in determining to recommend to the SPKL shareholders to vote in favor of the Shareholder Proposals. See the sections of this proxy statement/ prospectus entitled “The Business Combination Proposal — Certain Interests of SPKL’s Directors and Officers

and Others in the Business Combination” and “The Business Combination Proposal — Certain Interests of Legacy ZincFive’s Directors and Officers in the Business Combination” for further discussion of these considerations.

Q.	How do the Sponsor and its affiliates intend to vote their SPKL Ordinary Shares?
A.

The Sponsor and SPKL’s officers and directors have agreed to vote the SPKL Ordinary Shares owned by them in favor of the Shareholder Proposals. Further, pursuant to the terms and conditions of the Sponsor Agreement, the Sponsor agreed to vote its shares in favor of each Shareholder Proposal being presented at the Extraordinary General Meeting. As of the Record Date, the Sponsor owns           % of the issued and outstanding SPKL Ordinary Shares. SPKL’s officers and directors do not hold any Public Shares, but may purchase Public Shares at any time, subject to compliance with law and SPKL’s trading policies.

As a result, in addition to approval by the Sponsor, approval of the Organizational Documents Proposal will require the affirmative vote of at least           SPKL Ordinary Shares held by Public Shareholders (or approximately           % of the Public Shares) if all SPKL Ordinary Shares are represented at the Extraordinary General Meeting and cast votes, and the affirmative vote of at least SPKL Ordinary Shares held by Public Shareholders (or approximately           % of the Public Shares) if only such shares as are required to establish a quorum are represented at the Extraordinary General Meeting and cast votes.

The approval of the Domestication Proposal requires a special resolution under the Companies Act and the Memorandum and Articles of Association, being the affirmative vote of the holders of at least two-thirds of the votes cast by the holders of the issued SPKL Ordinary Shares, voting together as a single class, who, being present in person, virtually or by proxy and entitled to vote at the Extraordinary General Meeting, vote in favor of the Domestication Proposal at the Extraordinary General Meeting. Pursuant to Article 182 of the Memorandum and Articles of Association, with respect to any vote on the Domestication, holders of SPKL Class B Ordinary Shares will have ten votes for every SPKL Class B Ordinary Share and holders of SPKL Class A Ordinary Shares will have one vote for every SPKL Class A Ordinary Share. As of the date of this proxy statement/prospectus, the Sponsor has agreed to vote the SPKL Class B Ordinary Shares owned by them in favor of the Domestication Proposal. As of the Record Date, the Sponsor owns           % of the issued and outstanding SPKL Class B Ordinary Shares. Given the enhanced voting rights of the SPKL Class B Ordinary Shares on the Domestication Proposal, it is expected that the Domestication Proposal will be approved with the affirmative vote of the Sponsor.

Additionally, the approval of the Business Combination Proposal, the Stock Issuance Proposal, the Advisory Organizational Documents Proposals, the Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal will require the affirmative vote of at least SPKL Ordinary Shares held by Public Shareholders (or approximately           % of the Public Shares) if all SPKL Ordinary Shares are represented at the Extraordinary General Meeting and cast votes, and none of the SPKL Ordinary Shares held by Public Shareholders would be needed to be voted in favor if only such shares as are required to establish a quorum are represented at the Extraordinary General Meeting and cast votes. The approval of the Director Election Proposal will require the affirmative vote of the holders of a majority of the SPKL Class B Ordinary Shares who are present and vote at the Extraordinary General Meeting.

Prior to the Extraordinary General Meeting, the Sponsor, and our directors, executive officers, advisors or their affiliates may purchase Public Shares in privately negotiated transactions or in the open market from shareholders who redeem, or indicate an intention to redeem, their Public Shares, or they may enter into transactions with such persons and others to provide them with incentives to acquire Public Shares. Any Public Shares purchased by the Sponsor or its affiliates would be purchased at a price no higher than the Redemption Price for the Public Shares. For illustrative purposes, as of          , 2026, this would have amounted to approximately $           per Public Share. Any Public Shares so purchased would not be voted by the Sponsor or its affiliates in favor of each of the proposals at the Extraordinary General Meeting and would not be redeemable by the Sponsor or its affiliates.

The purpose of such share purchases and other transactions would be to decrease the number of redemptions. Such incentives may include arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or warrants owned by the Sponsor for nominal value.

None of the funds in the Trust Account would be used to purchase Public Shares in such transactions. SPKL will file a Current Report on Form 8-K prior to the Extraordinary General Meeting to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons. Any such report will include: (i) the amount of SPKL Class A Ordinary Shares purchased and the purchase price; (ii) the purpose of such purchases; (iii) the impact of such purchases on the likelihood that the Business Combination will be approved; (iv) the identities or characteristics of security holders who sold shares if not purchased in the open market or the nature of the sellers; and (v) the number of SPKL Class A Ordinary Shares for which SPKL has received redemption requests.

Any such arrangements could have a depressive effect on the price of ZincFive Common Stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than the market price and may therefore be more likely to sell the shares such investor or holder owns, either prior to or immediately after the Extraordinary General Meeting. The public “float” of SPKL’s Public Shares and the number of beneficial holders of SPKL’s securities may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of SPKL’s securities on a Stock Exchange.

The existence of financial and personal interests of one or more of SPKL’s directors may result in a conflict of interest on the part of such director(s) between what such director may believe is in the best interests of SPKL and its shareholders and what they may believe is best for themselves in determining to recommend that shareholders vote for the proposals. Certain of SPKL’s directors and officers have interests in the Business Combination that may be different from, or in addition to, your interests as a shareholder, and there may be actual or potential material conflicts of interest between or among (i) the Sponsor, SPKL, SPKL’s officers and directors, and Legacy ZincFive’s officers and directors and (ii) unaffiliated shareholders security holders of SPKL. See the sections of this proxy statement/prospectus entitled “The Business Combination Proposal — Certain Interests of SPKL’s Directors and Officers and Others in the Business Combination” and “The Business Combination Proposal — Certain Interests of Legacy ZincFive’s Directors and Officers in the Business Combination” for a further discussion of these considerations.

Q.	What happens if I sell my SPKL Ordinary Shares before the Extraordinary General Meeting?
A.

The Record Date for the Extraordinary General Meeting is earlier than the date of the Extraordinary General Meeting and earlier than the date that the Business Combination is expected to be completed. If you transfer your Public Shares after the applicable Record Date, but before the Extraordinary General Meeting, unless you grant a proxy to the transferee, you will retain your right to vote at the Extraordinary General Meeting but the transferee, and not you, will have the right to redeem such shares.

Q.	How can I vote my shares without attending the Extraordinary General Meeting?
A.

If you are a shareholder of record of SPKL Ordinary Shares as of the close of business on the Record Date, you can vote by proxy by mail by following the instructions provided in the enclosed proxy card or at the Extraordinary General Meeting. If you are a beneficial owner of SPKL Ordinary Shares, you may vote by submitting voting instructions to your broker, bank or nominee, or otherwise by following instructions provided by your broker, bank or nominee. Telephone and internet voting will be available to beneficial owners. Please refer to the vote instruction form provided by your broker, bank or nominee.

Q.	May I change my vote after I have mailed my signed proxy card?
A.

Yes. Shareholders may send a later-dated, signed proxy card to SPKL at SPKL’s address set forth below so that it is received by SPKL prior to the vote at the Extraordinary General Meeting (which is scheduled to take place on          , 2026) or attend the Extraordinary General Meeting in person or virtually and vote. Shareholders also may revoke their proxy by sending a notice of revocation to SPKL, which must be received by SPKL’s prior to the vote at the Extraordinary General Meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

Q.	What happens if I fail to take any action with respect to the Extraordinary General Meeting?
A.

If you fail to take any action with respect to the Extraordinary General Meeting and the Business Combination is approved by shareholders and the Business Combination is consummated, you will become a stockholder and warrant holder of ZincFive. If you fail to take any action with respect to the Extraordinary General Meeting and the Business Combination is not approved, you will remain a shareholder and warrant holder of SPKL. However, if you fail to vote with respect to the Extraordinary General Meeting but the Business Combination is consummated, you will nonetheless be able to elect to redeem your Public Shares in connection with the Business Combination, so long as you take the required steps to elect to redeem your shares at least two business days prior to the initially scheduled date of the Extraordinary General Meeting.

Q.	What happens if I vote against the Business Combination Proposal?
A.

If you vote against the Business Combination Proposal but the Business Combination Proposal still receives the requisite shareholder approval, then assuming the approval of each of the Condition Precedent Proposals and the satisfaction or waiver of the other conditions to the Closing, the Business Combination will be consummated in accordance with the terms of the Merger Agreement.

If you vote against the Business Combination Proposal and the Business Combination Proposal does not receive the requisite vote at the Extraordinary General Meeting, then the Business Combination Proposal will fail, and we will not consummate the Business Combination. If we do not consummate the Business Combination, we may continue to try to complete a business combination with a different target business during the Combination Period or obtain an extension of the Combination Period. If we fail to complete the Business Combination within the Combination Period, or fail to obtain an extension of the Combination Period, we will be required to liquidate the Trust Account by returning then-remaining funds in the Trust Account to the Public Shareholders.

Q.	What should I do with my share certificates, warrant certificates or unit certificates?
A.

Our shareholders who exercise their redemption rights must deliver (either physically or electronically) their share certificates (if any) along with the redemption forms to the Transfer Agent, prior to the Extraordinary General Meeting.

Holders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to 5:00 p.m., Eastern Time, on          , 2026 (two business days before the initially scheduled date of the Extraordinary General Meeting) in order for their Public Shares to be redeemed.

In connection with the Domestication, holders of SPKL Units, SPKL Ordinary Shares and SPKL Warrants will receive shares of ZincFive Common Stock and ZincFive Warrants, as the case may be, without needing to take any action. Accordingly, such holders should not submit any certificates relating to their SPKL Units, SPKL Ordinary Shares (unless such holder elects to redeem the Public Shares in accordance with the procedures set forth above) or SPKL Warrants.

Q.	What should I do if I receive more than one set of voting materials?
A.

Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive to cast a vote with respect to all of your SPKL Ordinary Shares.

Q.	Who will solicit and pay the cost of soliciting proxies for the Extraordinary General Meeting?
A.

SPKL will pay the cost of soliciting proxies for the Extraordinary General Meeting. SPKL has engaged Advantage Proxy, Inc. to assist in the solicitation of proxies for the Extraordinary General Meeting. SPKL has agreed to pay Advantage Proxy, Inc. a fee of $8,500, plus disbursements. SPKL will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of SPKL Class A Ordinary Shares for their expenses in forwarding soliciting materials to beneficial owners of

SPKL Class A Ordinary Shares and in obtaining voting instructions from those owners. SPKL’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q.	Where can I find the voting results of the Extraordinary General Meeting?
A.

The preliminary voting results are expected to be announced at the Extraordinary General Meeting. SPKL will publish final voting results of the Extraordinary General Meeting in a Current Report on Form 8-K within four business days after the Extraordinary General Meeting.

Q.	Who can help answer my questions?
A.	If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card, you should contact:

Advantage Proxy, Inc.

P.O. Box 10904
Yakima, WA 98909
Toll Free 877-870-8565
Collect: 206-870-8565
Email: ksmith@advantageproxy.com

You also may obtain additional information about SPKL from documents filed with the SEC by following the instructions in the section of this proxy statement/prospectus entitled “Where You Can Find More Information.” If you are a holder of Public Shares and you intend to seek redemption, you will need to deliver the certificates for your Public Shares (if any) along with the redemption forms (either physically or electronically) to the Transfer Agent, at the address below prior to the Extraordinary General Meeting. Holders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to 5:00 p.m., Eastern Time, on          , 2026 (two business days prior to the initially scheduled date of the Extraordinary General Meeting) in order for their Public Shares to be redeemed. If you have questions regarding the certification of your position or delivery of your share certificates (if any) along with the redemption forms, please contact:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor
New York, NY 10004
Attention: Compliance Department

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus but does not contain all of the information that may be important to you. To better understand the Shareholder Proposals to be considered at the Extraordinary General Meeting, including the Business Combination Proposal, whether or not you plan to attend such meeting, we urge you to read this proxy statement/prospectus (including the annexes and the other documents referred to in this proxy statement/prospectus) carefully, including the section of this proxy statement/prospectus entitled “Risk Factors.” See also the section of this proxy statement/prospectus entitled “Where You Can Find More Information.”

Parties to the Business Combination

SPKL

SPKL is a blank check company incorporated on July 12, 2021, as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar combination with one or more businesses or assets.

SPKL Units began to trade on Nasdaq under the symbol “SPKLU” on October 6, 2023. SPKL Class A Ordinary Shares and Public Warrants comprising the SPKL Units began separate trading on Nasdaq on November 27, 2023, under the symbols “SPKL” and “SPKLW,” respectively.

SPKL’s principal office is located at 3790 El Camino Real, Unit #570, Palo Alto, CA 94306, and its telephone number is (650) 353-7082.

Legacy ZincFive

Legacy ZincFive is a Delaware corporation incorporated on November 30, 2015 and is engaged in the business of designing, developing, manufacturing, and marketing innovative zinc-based energy storage solutions for utility-scale, microgrid, and commercial & industrial applications.

You can find more information about Legacy ZincFive in the sections of this proxy statement/ prospectus entitled “Information About Legacy ZincFive” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Legacy ZincFive.”

Legacy ZincFive’s principal office is located at 20050 SW 112th Avenue, Tualatin, Oregon 97062, and its telephone number is 503-399-3517.

Merger Subs

Each of Merger Sub I, a Delaware corporation, and Merger Sub II, a Delaware limited liability company, each formed under the laws of Delaware on May 6, 2026, solely for the purpose of effectuating the Mergers described herein. Merger Subs own no material assets and do not operate any business.

The mailing address of Merger Subs’ principal executive office is 3790 El Camino Real, Unit #570, Palo Alto, CA 94306. After the consummation of the Business Combination, Merger Sub I will cease to exist as a separate legal entity and Merger Sub II will continue as the Surviving Entity and as a wholly-owned subsidiary of SPKL.

The Proposals to be Submitted at the Extraordinary General Meeting

The Business Combination Proposal

SPKL shareholders are being asked to consider and vote upon a proposal to approve by ordinary resolution the Merger Agreement, attached to the accompanying proxy statement/prospectus as Annex A, pursuant to which, at the Closing and at least one day following the Domestication, Merger Sub I will merge with and into Legacy ZincFive, with Legacy ZincFive continuing as the Surviving Corporation, and, immediately following the First Merger, Legacy ZincFive, as the Surviving Corporation, will merge with and into Merger Sub II, with Merger Sub II continuing as the Surviving Entity and a direct wholly owned subsidiary of ZincFive. The transactions contemplated by the Merger Agreement are described in more detail in the accompanying proxy statement/prospectus.

For additional information, see the section of this proxy statement/prospectus entitled “The Business Combination Proposal” of this proxy statement/prospectus.

Structure of the Business Combination

On June 11, 2026, SPKL entered into the Merger Agreement with Merger Subs and Legacy ZincFive. Pursuant to the Merger Agreement, the parties thereto will enter into the business combination, which includes (a) the transfer of the registration of SPKL by way of continuation from the Cayman Islands to the State of Delaware (the “Domestication”), and (b) following the Domestication, the merger of Merger Sub I with and into Legacy ZincFive, with Legacy ZincFive continuing as the surviving corporation, and immediately thereafter, the merger of such surviving corporation with and into Merger Sub II, with Merger Sub II continuing as the Surviving Entity and as a wholly-owned subsidiary of SPKL.

Equity Stake Upon Closing

As of          , 2026, there are           Public Shares issued and outstanding which may be redeemed in connection with the Extraordinary General Meeting regardless of how they vote. The Insiders have agreed to waive their redemption rights with respect to all SPKL Ordinary Shares held by them. In addition, as of          , 2026, there are           SPKL Warrants issued and outstanding, consisting of           Public Warrants and 8,490,535 Private Placement Warrants. Each SPKL Warrant is exercisable for one SPKL Class A Ordinary Share (or, following the Domestication, one share of ZincFive Common Stock).

SPKL and Legacy ZincFive cannot predict how many Public Shares will be redeemed. As a result, SPKL and Legacy ZincFive are presenting two different redemption scenarios in the tables below with respect to SPKL Class A Ordinary Shares, each of which presents a different allocation of total ZincFive equity following the Closing. To illustrate potential dilution in each such scenario, the tables below present the post-Closing share ownership of ZincFive under each of: (i) the No Redemption Scenario and (ii) the Maximum Redemption Scenario.

The first table excludes the dilutive effect of: (i) the Private Placement Warrants; (ii) the Public Warrants; (iii) the Working Capital Warrants into which the Convertible Note can be converted; and (iv) the Series A Preferred Investor Warrants. The second table includes the dilutive effect of such items.

	No Redemption	Maximum Redemption
	Scenario	Scenario
	Ownership		Ownership
	Shares %*	Shares	%*
Public Shareholders	%	—	—%
Sponsor	1,150,000%	1,150,000	1.58%
SPKL Insiders	850,000%	850,000	1.17%
Legacy ZincFive Securityholders(1)	54,336,006%	54,336,006	74.64%
Series A Preferred Investors(3)	10,441,174%	10,441,174	14.34%
Lead Purchaser	3,500,000%	3,500,000	4.81%
First Tranche Bridge Investors	922,078%	922,078	1.27%
Convertible Promissory Noteholders(5)	1,598,448%	1,598,448	2.20%
Total shares of ZincFive Common Stock and Preferred Stock outstanding at Closing	100%	72,797,706	100%

	No Redemption	Maximum Redemption
	Scenario	Scenario
	Ownership		Ownership
	Shares %*	Shares	%*
Public Shareholders	%	—	—%
Public Warrant Holders(2)	5,000,000%	5,000,000	5.36%
Sponsor	1,150,000%	1,150,000	1.23%
SPKL Insiders	850,000%	850,000	0.91%
Private Placement Warrant Holder(2)	4,245,268%	4,245,268	4.55%
Legacy ZincFive Securityholders(1)	54,336,006%	54,336,006	58.28%
Series A Preferred Investors(4)	20,882,348%	20,882,348	22.40%
Lead Purchaser	3,500,000%	3,500,000	3.75%
First Tranche Bridge Investors	922,078%	922,078	0.99%
Convertible Promissory Noteholders(5)	1,598,448%	1,598,448	1.71%
Working Capital Warrant Holder(2)(6)	750,000%	750,000	0.80%
Fully-Diluted Shares	100%	93,234,148	100%
*	Amounts may not sum due to rounding.
(1)

Includes (i) 957,152 shares of ZincFive Common Stock issuable to holders of outstanding Legacy ZincFive Class A Common Stock; (ii) 209,360 shares of ZincFive Common Stock issuable to holders of outstanding Legacy ZincFive Class B Common Stock; (iii) 45,777,420 shares of ZincFive Common Stock issuable to holders of outstanding Legacy ZincFive Preferred Stock; and (iv) 7,392,074 shares of ZincFive Common Stock issuable upon exercise of outstanding Legacy ZincFive Warrants; and excludes 5,663,832 shares of ZincFive Common Stock issuable upon exercise of stock options, assuming the Closing occurs on October 15, 2026.

(2)

Represents shares of ZincFive Common Stock issuable upon the exercise of the Public Warrants. The Public Warrants will be exercisable beginning 30 days following the Closing for one share of ZincFive Common Stock at an exercise price of $11.50 per share in accordance with the terms of the Warrant Agreement. Each redemption scenario assumes that all outstanding Public Warrants are exercised for cash.

(3)

Represents shares of ZincFive Common Stock issuable upon conversion of the Series A Preferred Stock. Assumes conversion of all 10,441,174 Series A Preferred Stock into ZincFive Common Stock immediately following the Closing. Excludes 10,441,174 shares of ZincFive Common Stock issuable upon conversion of the Series A Preferred Investor Warrants.

(4)

Represents (i) 10,441,174 shares of ZincFive Common Stock issuable upon conversion of the Series A Preferred Stock and (ii) 10,441,174 shares of ZincFive Common Stock issuable upon conversion of the Series A Preferred Investor Warrants. Assumes conversion of all 10,441,174 Series A Preferred Stock into ZincFive Common Stock immediately following the Closing. The Series A Preferred Investor Warrants will be exercisable upon issuance at an exercise price of $12.00 per share for a number of shares of ZincFive Common Stock equal to the number of shares into which such holder’s Series A Preferred Stock is initially convertible. Each redemption scenario assumes that all Series A Preferred Investor Warrants are exercised for cash.

(5)

Represents shares of ZincFive Common Stock issuable upon automatic conversion of Convertible Promissory Notes upon the consummation of the Business Combination, assuming such conversion occurs on October 15, 2026.

(6)

Represents shares of ZincFive Common Stock issuable upon the exercise of ZincFive Warrants to be issued upon a one-for-one conversion of the Working Capital Warrants, assuming that $1,500,000 are converted into 1,500,000 Working Capital Warrants at a price of $1.00 per warrant and giving effect to the forfeiture of 50% of such Working Capital Warrants pursuant to the Sponsor Agreement.

For more information, please see the sections of this proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information” and “Beneficial Ownership of Securities.”

Dilution

If you acquired Public Shares in the IPO, your ownership interest will be immediately diluted to the extent of the difference between the $10.00 price per Unit sold in the IPO (each Unit consisting of one SPKL Class A Ordinary Share and one-half of one Public Warrant) and the net tangible book value per share, as adjusted, of ZincFive Common Stock immediately after consummation of the Business Combination, assuming no value is attached to the Public Warrants.

The following table presents the net tangible book value per share under each of: (i) the No Redemption Scenario and (ii) the Maximum Redemption Scenario, assuming various sources of material probable dilution (but excluding the direct effects of the Business Combination transaction itself).

		Maximum
	No Redemption	Redemption
	Scenario(1)	Scenario(2)
IPO offering price per share	$10.00	$10.00
Net Tangible Book Value as of June 30, 2026, as adjusted(3)	$111,198,669	$85,385,021
As adjusted SPKL shares outstanding(4)	19,099,965	16,863,252
Net tangible book value per share	$5.82	$5.06
Dilution per share to Public Shareholders	$4.18	$4.94
(1)

Includes 2,236,713 Public Shares outstanding as of June 30, 2026 and assumes that no Public Shareholders exercise redemption rights with respect to their Public Shares in connection with the Business Combination. In connection with the Second Extension Meeting, holders of           SPKL Class A Ordinary Shares exercised their right to redeem their shares for cash at a redemption price of approximately $         per share.

(2)

Assumes Public Shareholders exercise redemption rights with respect to all Public Shares for an aggregate of approximately $25.8 million from the Trust Account based on a Redemption Price of approximately $11.54 per share, which was the approximate Redemption Price as of June 30, 2026. In connection with the Second Extension Meeting, holders of          SPKL Class A Ordinary Shares exercised their right to redeem their shares for cash at a redemption price of approximately $          per share. Following such redemptions, the amount remaining in the Trust Account was $           as of            , 2026. In connection with the Extraordinary General Meeting, additional Public Shareholders may exercise redemption rights with respect to their Public Shares, which may result in further dilution to non-redeeming Public Shareholders.

(3)	See table below for reconciliation of net tangible book value, as adjusted.
(4)	See table below for reconciliation of as adjusted shares.

The net tangible book value as of June 30, 2026, as adjusted, excludes the effects of the Business Combination transaction and includes (i) material probable or consummated transactions and (ii) transactions that will otherwise materially affect SPKL’s net tangible book value. The adjusted net tangible book value as of June 30, 2026 is calculated as follows:

		Maximum
	No Redemption	Redemption
	Scenario(1)	Scenario(2)
Numerator adjustments
SPKL’s net tangible book value	$16,265,169	$16,265,169
Anticipated transaction expenses to be incurred by SPKL(3)	$(5,100,000)	$(5,100,000)
Series A Preferred Investment proceeds(4)	$100,000,000	$100,000,000
Upcoming Contribution to Trust Account	$33,500	$33,500
Reimbursement of Prior Contributions to Trust Account	$—	$—
Redemptions from Trust Account	$—	$(25,813,648)
Net Tangible Book Value as of June 30, 2026, as adjusted	$111,198,669	$85,385,021
Denominator adjustments
SPKL Public Shareholders	2,236,713	—
SPKL Sponsor	1,150,000	1,150,000
SPKL Insiders	850,000	850,000
Lead Purchaser	3,500,000	3,500,000
First Tranche Bridge Investors	922,078	922,078
Series A Preferred Investors (as-converted)(5)	10,441,174	10,441,174
As adjusted SPKL shares outstanding	19,099,965	16,863,252
*	Amounts may not sum due to rounding.
(1)

Includes 2,236,713 Public Shares outstanding as of June 30, 2026 and assumes that no Public Shareholders exercise redemption rights with respect to their Public Shares in connection with the Business Combination. In connection with the Second Extension Meeting, holders of         SPKL Class A Ordinary Shares exercised their right to redeem their shares for cash at a redemption price of approximately $        per share. Numbers may not tie due to rounding.

(2)

Assumes Public Shareholders exercise redemption rights with respect to all Public Shares for an aggregate of approximately $25.8 million from the Trust Account based on a Redemption Price of approximately $11.54 per share, which was the approximate Redemption Price as of June 30, 2026. In connection with the Second Extension Meeting, holders of           SPKL Class A Ordinary Shares exercised their right to redeem their shares for cash at a redemption price of approximately $        per share. In connection with the Extraordinary General Meeting, additional Public Shareholders may exercise redemption rights with respect to their Public Shares, which may result in further dilution to non-redeeming Public Shareholders. Numbers may not tie due to rounding.

(3)

SPKL’s anticipated transaction expenses include the $3,500,000 deferred underwriting commission payable to Cantor upon consummation of the Business Combination, legal, accounting and other professional fees, and other costs incurred in connection with the Business Combination. These estimates are subject to change and will be updated at the time of filing.

(4)

Reflects $100 million of gross proceeds from Series A Preferred Investment, excluding the payment of $6.5 million by certain of the Series A Preferred Investors though the cancellation and conversion of their Bridge Notes in exchange for shares of Series A Preferred Stock and Series A Preferred Investor Warrants.

(5)

Represents shares of ZincFive Common Stock issuable upon conversion of the Series A Preferred Stock. Assumes conversion of all 10,441,174 Series A Preferred Stock into ZincFive Common Stock immediately following the Closing. Excludes 10,441,174 shares of ZincFive Common Stock issuable upon conversion of the Series A Preferred Investor Warrants.

SPKL issued shares in the IPO at $10.00 per share (the “IPO Price”). Based on Legacy ZincFive’s and SPKL’s current capitalization, SPKL anticipates the total number of shares of ZincFive Common Stock outstanding immediately following the Closing in the No Redemption Scenario will be approximately 80,698,413 shares. In the No Redemption Scenario, ZincFive’s implied valuation following the Closing is based on the IPO Price and is therefore calculated as: $10.00 (SPKL per share IPO Price) times 80,698,413 shares, or $806,984,130. The following table illustrates the implied valuation of ZincFive at the IPO Price for each redemption scenario:

		Maximum
	No Redemption	Redemption
	Scenario(1)	Scenario(2)
Valuation of shares held by Public Shareholders based on the IPO Price	$22,367,130	$—
Public Shares outstanding post Business Combination	2,236,713	—
Valuation of shares held by Sponsor based on the IPO Price	$11,500,000	$11,500,000
Sponsor shares outstanding post Business Combination	1,150,000	1,150,000
Valuation of shares held by SPKL Insiders based on the IPO Price	$8,500,000	$8,500,000
SPKL Insider shares outstanding post Business Combination	850,000	850,000
Valuation of shares held by Legacy ZincFive Securityholders based on the IPO Price(3)	$600,000,000	$600,000,000
Legacy ZincFive Securityholders shares outstanding post Business Combination(3)	60,000,000	60,000,000
Valuation of shares held by Lead Purchaser based on the IPO Price	$35,000,000	$35,000,000
Lead Purchaser shares outstanding post Business Combination	3,500,000	3,500,000
Valuation of shares held by First Tranche Bridge Investors based on the IPO Price	$9,220,780	$9,220,780
First Tranche Bridge Investor shares outstanding post Business Combination	922,078	922,078
Valuation of shares issuable upon conversion of Convertible Promissory Notes(4)	$15,984,480	$15,984,480
Shares held by Convertible Promissory Noteholders post-Business Combination(4)	1,598,448	1,598,448
Valuation of shares held by Series A Preferred Investors based on the IPO Price(5)	$104,411,740	$104,411,740
Series A Preferred Investor shares outstanding post Business Combination(5)	10,441,174	10,441,174
Total valuation based on the IPO Price	$806,984,130	$784,617,000
Total shares outstanding post Business Combination	80,698,413	78,461,700
(1)

Includes 2,236,713 Public Shares outstanding as of June 30, 2026 and assumes that no Public Shareholders exercise redemption rights with respect to their Public Shares in connection with the Business Combination. In connection with the Second Extension Meeting, holders of         SPKL Class A Ordinary Shares exercised their right to redeem their shares for cash at a redemption price of approximately $        per share.

(2)

Assumes Public Shareholders exercise redemption rights with respect to all Public Shares for an aggregate of approximately $25.8 million from the Trust Account based on a Redemption Price of approximately $11.54 per share, which was the approximate Redemption Price as of June 30, 2026. In connection with the Second Extension Meeting, holders of SPKL Class A Ordinary Shares exercised their right to redeem their shares for cash at a redemption price of approximately $       per share. In connection with the Extraordinary General Meeting, additional Public Shareholders may exercise redemption rights with respect to their Public Shares, which may result in further dilution to non-redeeming Public Shareholders. Numbers may not tie due to rounding.

(3)

Includes (i) approximately 54,336,000 shares of ZincFive Common Stock issuable to holders of outstanding Legacy ZincFive Common Stock, outstanding Legacy ZincFive Preferred Stock, and outstanding Legacy ZincFive Warrants, and (ii) approximately 5,664,000 shares of ZincFive Common Stock issuable upon exercise of Exchanged ZincFive Options to be issued in exchange for outstanding Legacy ZincFive Options.

(4)

Represents shares of ZincFive Common Stock issuable upon automatic conversion of Convertible Promissory Notes upon the consummation of the Business Combination, assuming such conversion occurs on October 15, 2026.

(5)

Represents shares of ZincFive Common Stock issuable upon conversion of the Series A Preferred Stock. Assumes conversion of all 10,441,174 Series A Preferred Stock into ZincFive Common Stock immediately following the Closing. Excludes 10,441,174 shares of ZincFive Common Stock issuable upon conversion of the Series A Preferred Investor Warrants.

In addition to the dilution presented in the tables above, non-redeeming Public Shareholders may experience additional dilution, including due to: (i) the issuance of shares of ZincFive Common Stock and securities exercisable for or convertible into shares of ZincFive Common Stock to the Legacy ZincFive Securityholders as consideration in the Business Combination; (ii) the issuance of shares of ZincFive Common Stock upon the exercise of the Public Warrants and the Private Placement Warrants; (iii) the issuance of shares of ZincFive Common Stock upon exercise of the Series A Preferred Investor Warrants; and (iv) future issuances or grants of equity or equity-linked securities pursuant to the 2026 Plan and ESPP that are expected to be adopted in connection with the Closing, assuming approval by SPKL shareholders at the Extraordinary General Meeting. Further, to the extent that the Sponsor elects to receive the repayment of the Convertible Note in Working Capital Warrants, which will be convertible on a one-for-one basis to ZincFive Warrants at Closing, and subsequently exercises such warrants to acquire ZincFive Common Stock, the resulting issuances of ZincFive Common Stock may result in material dilution of the non-redeeming shareholders of SPKL who become stockholders of ZincFive. See “Risk Factors — Risks Related to the Domestication and the Business Combination — Our shareholders will experience dilution due to the issuance of shares of ZincFive Common Stock, and securities exercisable for or convertible into shares of ZincFive Common Stock, to the Legacy ZincFive Securityholders as consideration in the Business Combination and the issuance of shares of ZincFive Common Stock to the Series A Preferred Investors in the Series A Preferred Investment,” “Information About SPKL — Sponsor Compensation,” and “Questions and Answers for Shareholders of SPKL — What equity stake will current SPKL shareholders and Legacy ZincFive Securityholders hold in ZincFive immediately after the Closing?”

The foregoing disclosure is not a guarantee that the trading price of ZincFive Common Stock will not be below the IPO Price, nor is it a guarantee that ZincFive will attain any of the levels of valuation presented herein.

In addition, all of the relative percentages above are for illustrative purposes only and are based upon certain assumptions, including those described in the section entitled “Frequently Used Terms — Share Calculations and Ownership Percentages.” Should one or more of the assumptions prove incorrect, actual ownership percentages may vary, potentially materially, from those described in this proxy statement/ prospectus as anticipated, believed, estimated, expected or intended. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Consideration to Legacy ZincFive Securityholders

Subject to the terms and conditions set forth in the Merger Agreement, (i) each share of Legacy ZincFive Series F Stock issued and outstanding immediately prior to the First Effective Time (other than Excluded Shares and Dissenting Shares) will be automatically surrendered and retired, and each holder of shares of Legacy ZincFive Series F Stock will receive a number of shares of ZincFive Common Stock equal to (a) such holder’s Aggregate Series F Preference Amount (as defined in the Merger Agreement) divided by (b) $10.00, rounded up or down to the nearest whole share of ZincFive Common Stock (with 0.5 of a share or greater rounded up), (ii) each share of Legacy ZincFive Common Stock issued and outstanding immediately prior to the First Effective Time (after giving effect to the Conversion and the exercise of any Legacy ZincFive Warrants, but other than Excluded Shares and Dissenting Shares) will be automatically cancelled and converted into the right to receive a number of shares of ZincFive Common Stock equal to the Exchange Ratio, and (iii) each Legacy ZincFive Warrant outstanding as of immediately prior to the Merger shall expire or be exercised for the applicable number of shares of Legacy ZincFive Preferred Stock or Legacy ZincFive Common Stock, and such shares shall be canceled and converted into the right to receive the applicable consideration in respect of such shares of ZincFive Preferred Stock or ZincFive Common Stock.

Conditions to Closing the Business Combination

The consummation of the Business Combination is conditioned upon the satisfaction or written waiver (where permissible) by the parties to the Merger Agreement of certain customary closing conditions. These conditions include: (i) the adoption or approval, as applicable, by SPKL’s shareholders of: (A) the Merger Agreement and the Business Combination in accordance with applicable law and exchange rules and regulations; (B) the Domestication; (C) the Proposed Certificate of Incorporation and the Proposed Bylaws; (D) approval of the issuance of shares of ZincFive Common Stock as required by the listing rules of the applicable stock exchange; (E) the adoption by SPKL of the 2026 Plan and ESPP; (F) the election of members of the ZincFive Board (in the form of an advisory vote, with the directors being elected by written resolution of the holders of the SPKL Class B Ordinary Shares in accordance with the SPKL’s organizational documents); (G) the amendment of SPKL’s organizational documents, effective immediately prior to the Closing, to remove references to the $5,000,001 net tangible assets requirements set forth in SPKL’s organizational documents; (H) any other proposals as the SEC (or staff members of the SEC) may indicate are necessary in its comments to the proxy statement included in this proxy statement/prospectus or any related correspondence; (I) any proposals the parties to the Merger Agreement agree are necessary or desirable to consummate the Business Combination, and (J) adjournment of the special meeting, if necessary, to permit further solicitation of the proxies because there are not sufficient votes to approve and adopt any of the foregoing; (ii) the receipt of the requisite consent of the stockholders of Legacy ZincFive; (iii) any applicable waiting period or any extension of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (and the rules and regulations promulgated under such Act) in respect of the Business Combination being expired or earlier terminated without the imposition of burdensome conditions; (iv) the Registration Statement becoming effective; (v) SPKL having filed with the applicable stock exchange an application or supplemental listing application for the listing of the ZincFive Common Stock, and such shares of ZincFive Common

Stock having been approved for listing, subject to official notice of issuance; (vi) the accuracy of the representations and warranties of each of the parties to the Merger Agreement and the performance of the covenants and agreements of such parties subject, in each case, to customary standards; (vii) the completion of the Domestication; (viii) the Available Closing SPAC Cash not being less than $100,000,000; and (ix) approval by the SPKL shareholders to extend the time SPKL has to consummate an initial business combination pursuant to the terms of the SPKL organizational documents.

Fairness Opinion of Houlihan Capital, LLC

On June 10, 2026, Houlihan Capital rendered its oral opinion to the SPKL Board, which was reaffirmed by delivery of the Fairness Opinion, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Houlihan Capital, as set forth in the Fairness Opinion, the Business Combination is fair, from a financial point of view, to the unaffiliated shareholders of SPKL.

The full text of the written opinion of Houlihan Capital delivered to the SPKL Board, dated June 10, 2026, is attached as Annex M and incorporated by reference into this proxy statement/prospectus in its entirety. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Houlihan Capital in rendering its opinion. All shareholders of SPKL are urged to, and should, read the opinion carefully and in its entirety. The Fairness Opinion was directed to the SPKL Board and addressed only that the Business Combination is fair, from a financial point of view, to the unaffiliated shareholders of SPKL, as of the date of the opinion. The Fairness Opinion did not address any other aspect or implications of the Business Combination and does not constitute an opinion, advice or recommendation as to how any shareholder of SPKL should vote. In addition, the Fairness Opinion did not in any manner address the prices at which ZincFive Common Stock would trade following the consummation of the Business Combination or at any time. The summary of the Fairness Opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the Fairness Opinion attached as Annex M hereto.

The SPKL Board’s Reasons for the Approval of the Business Combination

SPKL was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

The SPKL Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Merger Agreement, the Ancillary Documents and the Series A Preferred Investment Agreements and the Transactions, including the following factors:

•

Size of the Total Addressable Market. Legacy ZincFive operates in the immediate power solutions market, serving data center, artificial intelligence infrastructure, defense and critical infrastructure applications.

•

Differentiated Technology Platform. Legacy ZincFive’s proprietary nickel-zinc battery technology provides a differentiated immediate power solution with advantages in safety, sustainability and performance as compared to conventional lead-acid and lithium-ion alternatives.

•

Compelling Industry Tailwinds. Demand for reliable and sustainable immediate power solutions is expected to grow significantly, driven by the rapid expansion of data centers and AI infrastructure, increasing power density requirements, and growing regulatory and sustainability pressure on operators to reduce reliance on lead-acid and lithium-ion technologies.

•

Attractive Valuation. The SPKL Board believes the $600,000,000 equity value ascribed to Legacy ZincFive in the Business Combination is attractive as compared to a range of valuations given to comparable companies in connection with similar transactions and public and private financings based on the factors and analysis considered as further described under “— Selection of Legacy ZincFive”.

•

Secure Financing. The SPKL Board also considered that Legacy ZincFive was able to secure $106.5 million in aggregate from the Series A Preferred Investors, who committed to subscribe for Series A Preferred Stock in connection with the

Business Combination. The SPKL Board also considered that the Series A Preferred Investors consisted of a mix of existing Legacy ZincFive investors and investors with no prior investment in Legacy ZincFive.

•	Industry-Leading Management Team. Legacy ZincFive is managed by an experienced leadership team with deep expertise in battery technology, power electronics and the data center and defense markets.
•

Strategic Fit and Post-Closing Support. The SPKL Board considered the potential strategic benefits of SPKL’s and SparkLabs Group’s international relationships, technology ecosystem, capital- markets experience and business-development network. The SPKL Board believed these resources could assist ZincFive with its future geographic expansion, strategic partnerships, customer introductions and financing initiatives.

•

Fairness Opinion of the Financial Advisor to the SPKL Board. The SPKL Board considered the financial analyses reviewed by Houlihan Capital with the SPKL Board as well as the oral opinion of Houlihan Capital rendered to the SPKL Board on June 10, 2026, as to the fairness, from a financial point of view, of the Business Combination to the unaffiliated shareholders of SPKL. Houlihan Capital subsequently confirmed its opinion in writing. A copy of the Fairness Opinion is attached as Annex M to this proxy statement/prospectus.

•

Modification in Recommendation. As more fully described under the section entitled “The Business Combination Proposal,” pursuant to the Merger Agreement, the SPKL Board may withdraw, amend, qualify or modify its recommendation to SPKL shareholders that they vote in favor of the SPKL Stockholder Matters at any time prior to, but not after, the Domestication if it concludes in good faith, after consultation with its outside legal advisors and financial advisors, that the failure to make such a Modification in Recommendation would be a breach of fiduciary duties under applicable law.

•

Lock-Up. Subject to certain limited and customary exceptions with respect to permitted transfers, Legacy ZincFive Securityholders will be subject to a 180-day lock-up (12 months in the case of affiliates of ZincFive) in respect of the ZincFive Common Stock and other ZincFive securities issued to them as consideration in the Business Combination, which will provide important stability to the combined company. However, if the VWAP of ZincFive Common Stock equals or exceeds $12.00 for any 20 trading days within any 30 trading day period commencing 180 days after the Resale Registration Statement becomes effective, then the lock-up will expire.

•

Due Diligence. SPKL and its advisors, including WSGR, conducted a diligence review of Legacy ZincFive and its businesses and operations, including review of relevant material agreements and discussions with Legacy ZincFive management and Legacy ZincFive’s financial and legal advisors.

•

Accelerated Timeline. The SPKL Board favorably viewed Legacy ZincFive’s objective of completing a transaction in 2026, compared against Company E’s inability to complete a de-SPAC until late 2027, which posed a risk for SPKL including from its March 29, 2027 deadline to complete the transaction under its organizational documents.

•

Shareholder Approval. In connection with the Business Combination, SPKL’s Public Shareholders have the option to: (i) remain shareholders of the combined company; (ii) sell their Public Shares; or (iii) redeem their Public Shares for the Redemption Price, pursuant to the terms of SPKL’s organizational documents.

•

Negotiated Transaction. The financial and other terms and conditions of the Merger Agreement, the Ancillary Documents and the Series A Securities Purchase Agreement are reasonable and were the product of arm’s-length negotiations between SPKL and Legacy ZincFive.

The SPKL Board also considered a variety of risks and uncertainties and other potentially negative factors concerning the Business Combination, including the following:

•

Limited Operating History and Related Business Risks. The SPKL Board considered the risks to successful implementation of Legacy ZincFive’s long-term business plan and strategy in light of its operating history as a private company. Such risks included: (i) the risk that commercialization of Legacy ZincFive’s products at scale may be delayed or may not occur as anticipated, including risks that increasing customer demand may not be satisfied, product quality and reliability may not be sufficiently maintained, and the challenges of introducing new products and managing operational complexity associated with rapid growth; (ii) that Legacy ZincFive has incurred net losses since inception and may not be able to obtain necessary financing on terms favorable to it, or at all, whether in connection with the Business Combination or otherwise; (iii) risks relating to evolving technological standards and competition from incumbent and emerging power solutions providers, including lithium-ion and other battery technologies; (iv) macroeconomic and geopolitical risks, including risks to Legacy ZincFive’s supply chain and the impact of tariffs on components sourced from overseas markets; (v) risks associated with customer concentration, dependence on continued adoption of nickel-zinc technology, the timing and size of customer orders, lengthy qualification and purchasing cycles, backlog conversion, working-capital requirements and the timing of large deployments, each of which could result in variable revenue, cash-flow and quarterly financial performance.

•

Absence of Discounted Cash Flow Analysis. Legacy ZincFive did not provide financial forecasts relating to Legacy ZincFive in a form that permitted a discounted cash flow analysis to be performed. As such, no such analysis was performed with respect to Legacy ZincFive.

•

Intellectual Property Risks. The value of the intellectual property associated with Legacy ZincFive’s technology is based in part on Legacy ZincFive’s ability to use, protect and enforce its patents and other proprietary rights, which is not guaranteed and the inability to do so may expose Legacy ZincFive to the possible loss of competitive advantage.

•	Benefits May Not Be Achieved. The risk that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe.
•

Redemption Risk. The risk that a significant number of SPKL shareholders elect to redeem their Public Shares prior to the consummation of the Business Combination pursuant to SPKL’s organizational documents, thereby reducing the amount of cash available to ZincFive following the consummation of the Business Combination, which could adversely affect ZincFive or reduce the benefits to SPKL’s shareholders of the Business Combination. The SPKL Board noted in particular that, as of June 30, 2026, the aggregate amount on deposit in the Trust Account was approximately $25.8 million, representing a redemption price of approximately $11.54 per Public Share, and that the Available Closing SPAC Cash condition of $100,000,000 under the Merger Agreement is expected to be satisfied primarily through the proceeds of the Series A Preferred Stock Investment rather than the Trust Account.

•

Conflicts of Interest. The SPKL Board considered the conflicts of interest described under the section entitled “The Business Combination Proposal — Certain Interests of SPKL’s Directors and Officers and Others in the Business Combination,” including the Sponsor’s interest in completing the Business Combination to avoid the forfeiture of its investment in SPKL, the economic benefit to the Sponsor from the waiver of the Forward Purchase Agreement forfeiture obligation in connection with the ZincFive Business Combination specifically, and the consulting and board service fees payable to SPKL’s officers and directors.

•

Closing Conditions. The fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within SPKL’s control, including the approval of Legacy ZincFive’s stockholders, and the consummation of the Series A Preferred Stock Investment.

•

Listing Risks. The challenges associated with preparing Legacy ZincFive, a private company, for the applicable disclosure and requisite internal controls, listing and audit requirements, corporate governance, and investor relations, to which ZincFive will be subject as a publicly traded company on a Stock Exchange, as well as associated compliance costs and the potential diversion of management resources from business operations.

•

Transaction Approvals and SEC Review. Completion of the Business Combination is subject to required corporate and stockholder approvals, the effectiveness of the registration statement filed with the SEC and other applicable regulatory requirements. The review process could result in delays, additional disclosure obligations or changes to the anticipated transaction timetable.

•

Litigation. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

•	Fees and Expenses. The fees and expenses associated with completing the Business Combination, including the $3,500,000 deferred underwriting commission payable to Cantor upon consummation.
•	Other Risks. Various other risks associated with the business of Legacy ZincFive, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

The SPKL Board concluded that the potential benefits of the Business Combination outweighed the risks and uncertainties described above. The SPKL Board determined that there can be no assurance about future results, including results considered or expected as described in the factors listed above. This explanation of the SPKL Board’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

For a more complete description of the SPKL Board’s reasons for approving the Merger Agreement, the Ancillary Documents and the Series A Securities Purchase Agreement and the transactions contemplated by such agreements, see the section entitled “The Business Combination Proposal — The SPKL Board’s Reasons for the Approval of the Business Combination.”

The Domestication Proposal

As a condition to Closing, pursuant to the terms of the Merger Agreement, the SPKL Board unanimously approved the Domestication Proposal. The Domestication Proposal, if approved by SPKL’s shareholders, will authorize a change of SPKL’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while SPKL is currently governed by the Companies Act, upon the Domestication, ZincFive will be governed by the DGCL. There are differences between Cayman Islands corporate law and Delaware corporate law as well as between the Memorandum and Articles of Association and the Proposed Organizational Documents. Accordingly, SPKL encourages shareholders to carefully review the information in the section of this proxy statement/prospectus entitled “The Domestication Proposal — Comparison of Shareholder Rights under Applicable Corporate Law Before and After Domestication.”

In connection with the Domestication and in accordance with the Plan of Domestication, attached to this proxy statement/prospectus as Annex B: (i) each SPKL Class A Ordinary Share issued and outstanding immediately prior to the Domestication will remain outstanding and will automatically convert, on a one- for-one basis, into one share of ZincFive Common Stock; (ii) each SPKL Warrant will be automatically converted into a ZincFive Warrant on the same terms as the SPKL Warrants; and (iii) each SPKL Unit issued and outstanding will automatically be cancelled and each holder thereof will be entitled, per SPKL Unit, to one share of ZincFive Common Stock and one-half of one ZincFive Warrant. No fractional ZincFive Warrants will be issued in the process described in this clause (iii).

For additional information, see the section entitled “The Domestication Proposal” of this proxy statement/ prospectus.

The Stock Issuance Proposal

SPKL’s shareholders are also being asked to approve by ordinary resolution the Stock Issuance Proposal for purposes of complying with the applicable provisions of the Nasdaq Listing Rules.

Pursuant to Nasdaq Listing Rules 5635(a) and 5635(d), subject to certain exceptions, shareholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions if: (i) the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such stock or of securities convertible into or exercisable for common stock or (ii) the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock.

Additionally, pursuant to Nasdaq Listing Rule 5635(b), shareholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of SPKL.

Furthermore, pursuant to Nasdaq Listing Rule 5635(a)(2), a Nasdaq-listed company is required to obtain shareholder approval when such company proposes to issue securities to a director, officer or substantial security holder, if the number of shares of common stock to be issued, or the number of shares of common stock into which the securities may be convertible or exercisable, exceeds 1% of the number of shares of common stock outstanding before the issuance. The Nasdaq Listing Rules define a substantial stockholder as the holder of an interest of 5% or more of either the number of shares of common stock or the voting power outstanding of a Nasdaq-listed company. The Sponsor currently owns greater than 5% of the SPKL Ordinary Shares and is considered a substantial security holder of SPKL. The Sponsor will be receiving ZincFive Common Stock, or securities convertible into or exercisable for ZincFive Common Stock, in an amount exceeding 1% of the number of SPKL Ordinary Shares outstanding before the issuance.

Upon the Closing, SPKL expects to issue or reserve for issuance (i) up to an estimated            shares of ZincFive Common Stock to the Legacy ZincFive Securityholders in connection with the Business Combination; (ii) 10,441,174 shares of Series A Preferred Stock and Series A Preferred Investor Warrants; (iii)             shares of ZincFive Common Stock issuable upon conversion of the Series A Preferred Stock and upon exercise of the Series A Preferred Investor Warrants; (iv) an aggregate of 4,422,078 shares of ZincFive Common Stock to the Lead Purchaser and the First Tranche Bridge Investors, pursuant to the Sponsor Agreement; (v)             shares of ZincFive Common Stock issuable upon automatic conversion of Convertible Promissory Notes that will convert automatically into ZincFive Common Stock upon the consummation of the Business Combination; and (vi) any other shares of ZincFive Common Stock and securities convertible into or exercisable for ZincFive Common Stock pursuant to any additional subscription, purchase or similar agreements that SPKL has entered, or may enter, into prior to the Closing. SPKL may issue additional common stock and securities convertible into or exercisable for common stock pursuant to subscription, purchase or similar agreements it may enter into prior to Closing.

For additional information, see the section of this proxy statement/prospectus entitled “The Stock Issuance Proposal.”

The Organizational Documents Proposal

SPKL is seeking approval, by special resolution, of the Organizational Documents Proposal in connection with the replacement of the Memorandum and Articles of Association, under the Companies Act, with the Proposed Organizational Documents, under the DGCL, in accordance with the Domestication. The Proposed Certificate of Incorporation and the Proposed Bylaws differ materially from the Memorandum and Articles of Association. The key changes include, among other updates, (i) changing the corporate name from “Spark I Acquisition Corporation” to “ZincFive, Inc.,” (ii) changing the authorized capital stock, (iii) adopting Delaware as the exclusive forum for certain litigation, (iv) establishing a classified board divided into three classes, with one class elected each year and each class serving a three-year term, and (v) requiring a supermajority vote of at least 2/3 of the total voting power of outstanding voting securities to amend certain provisions of the Certificate of Incorporation and Bylaws.

For additional information, see the section of this proxy statement/prospectus entitled “The Organizational Documents Proposal.”

The Advisory Organizational Documents Proposals

SPKL is seeking approval of the Advisory Organizational Documents proposals in connection with the replacement of the SPKL current memorandum and articles of association with the Proposed Certificate of Incorporation and the Proposed Bylaws. These five proposals are being presented separately in accordance with SEC guidance to give shareholders the opportunity to present their separate views on important corporate governance provisions and will be voted upon on a non-binding advisory basis. This separate vote is not otherwise required by Cayman Islands or Delaware law, but pursuant to SEC guidance, SPKL is required to submit these provisions to its shareholders separately for approval. The shareholder votes regarding these proposals are advisory in nature, and are not binding on SPKL, the SPKL Board, ZincFive or the ZincFive Board.

A brief summary of each of the Advisory Organizational Documents Proposals is set forth below. These summaries are qualified in their entirety by reference to the complete text of the Proposed Certificate of Incorporation and the Proposed Bylaws.

Advisory Organizational Documents Proposal 5A — Under the Proposed Certificate of Incorporation and the Proposed Bylaws, the authorized capital stock of SPKL will change from 500,000,000 SPKL Class A Ordinary Shares, 50,000,000 SPKL Class B Ordinary Shares and 5,000,000 SPKL preferred shares to (i)           shares of ZincFive Common Stock and (ii)           shares of ZincFive Preferred Stock, each with a par value $0.0001 per share.

Advisory Organizational Documents Proposal 5B — The Proposed Certificate of Incorporation and the Proposed Bylaws will adopt: (i) Delaware as the exclusive forum for certain litigation; and (ii) the federal district courts of the United States as the exclusive forum for resolving actions arising under the Securities Act.

Advisory Organizational Documents Proposal 5C — Subject to applicable law and the rights of holders of ZincFive Preferred Stock, the Proposed Certificate of Incorporation and the Proposed Bylaws will permit the removal of a director only for cause and only upon the affirmative vote of holders of at least 66-2/3% of the voting power of all then-outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class.

Advisory Organizational Documents Proposal 5D — The Proposed Certificate of Incorporation and the Proposed Bylaws will require that any action taken by stockholders be effected at an annual or special meeting of stockholders and will prohibit stockholder action by written consent in lieu of a meeting.

Advisory Organizational Documents Proposal 5E — The Proposed Certificate of Incorporation will require the ZincFive Board, acting pursuant to a resolution adopted by a majority of the directors then serving on the ZincFive Board, and the affirmative vote of the holders of at least 66-2/3% of the voting power of all of the then outstanding shares of capital stock of ZincFive entitled to vote thereon, voting together as a single class, to alter, amend or repeal (whether by merger, consolidation, conversion or otherwise), or adopt any provision inconsistent with, Sections 5, 6 and 7 of the Proposed Certificate of Incorporation. The Proposed Bylaws will require the affirmative vote of the holders of at least 66-2/3% of the voting power of all of the then-outstanding shares of the capital stock of ZincFive entitled to vote thereon, voting together as a single class, for stockholders to adopt, amend or repeal the Proposed Bylaws

For additional information, see the section of this proxy statement/prospectus entitled “The Advisory Organizational Documents Proposals.”

The Incentive Plan Proposal

The SPKL Board will approve the 2026 Plan, subject to the approval of the SPKL shareholders. The purpose of the 2026 Plan is to provide a means whereby ZincFive can secure and retain the services of employees, directors and consultants; to provide incentives for such persons to exert maximum efforts for the success of ZincFive and its affiliates and to provide a means by which such persons may be given an opportunity to benefit from increases in value of ZincFive Common Stock through the granting of awards under the 2026 Plan. A copy of the 2026 Plan is included as Annex H to this proxy statement/prospectus.

For additional information, see the section of this proxy statement/prospectus entitled “The Incentive Plan Proposal.”

The Employee Stock Purchase Plan Proposal

The SPKL Board will approve the ESPP, subject to the approval of the SPKL shareholders. The purpose of the ESPP is to provide a means whereby ZincFive can align the long-term financial interests of its employees with the financial interests of its stockholders. A copy of the ESPP is included as Annex I to this proxy statement/prospectus.

For additional information, see the section of this proxy statement/prospectus entitled “The Employee Stock Purchase Plan Proposal.”

The Director Election Proposal

SPKL is proposing that its shareholders approve, effective upon the completion of the Business Combination, the election of            directors to serve staggered terms on the ZincFive Board until the 2027, 2028 and 2029 annual meetings of stockholders, respectively, and until their respective successors are duly elected and qualified.

For additional information, see the section of this proxy statement/prospectus entitled “The Director Election Proposal.”

The Adjournment Proposal

If, based on the tabulated vote, there are not sufficient votes at the time of the Extraordinary General Meeting to authorize SPKL to consummate the Business Combination because any of the Condition Precedent Proposals have not been approved (including as a result of the failure of any other cross- conditioned Condition Precedent Proposals to be approved), the SPKL Board may submit a proposal to the shareholders to approve by way of an ordinary resolution the adjournment of the Extraordinary General Meeting to a later date or dates, if necessary: (i) to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the Extraordinary General Meeting; (ii) for the absence of a quorum; (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that SPKL has determined in good faith after consultation with outside legal counsel is required under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by its shareholders prior to the Extraordinary General Meeting; or (iv) to engage with investors.

For additional information, see the section of this proxy statement/prospectus entitled “The Adjournment Proposal.”

Date, Time and Place of the Extraordinary General Meeting

The Extraordinary General Meeting will be held on           , 2026 at           , Eastern Time, electronically at           . There is no requirement to attend the Extraordinary General Meeting in person. Shareholders will be afforded the same rights and opportunities to vote, ask questions and participate as they would at an in-person Extraordinary General Meeting. In particular, shareholders may submit questions in advance of the Extraordinary General Meeting by following the instructions and rules of conduct on the Extraordinary General Meeting website. You can participate in the Extraordinary General Meeting and vote via live webcast by visiting           . The purpose of the Extraordinary General Meeting is to consider and vote on each Shareholder Proposal.

Registering for the Extraordinary General Meeting

You can pre-register to attend the virtual Extraordinary General Meeting starting on           , 2026 at            a.m., Eastern Time (three business days prior to the meeting date). Enter the URL address into your browser,            , enter your control number, name and email address. Once you pre-register you can vote or enter questions in the chat box. At the start of the Extraordinary General Meeting, you will need to log in again using your control number and will also be prompted to enter your control number if you vote during the Extraordinary General Meeting.

Shareholders who hold their investments through a bank or broker will need to contact the Transfer Agent to receive a control number. If you plan to vote at the Extraordinary General Meeting you will need to have a legal proxy from your bank or broker. If you would like to join and not vote, the Transfer Agent will issue you a guest control number with proof of ownership. In either case you must contact the Transfer Agent for specific instructions on how to receive the control number. The Transfer Agent can be contacted at 917-262-2373 or via email at proxy@continentalstock.com. Please allow up to 72 hours prior to the meeting for processing your control number.

If you do not have access to the internet, you can listen to the meeting by dialing 1-800-450-7155 (toll-free) (or 1-857-999-9155 if you are located outside the United States and Canada (standard rates apply)) and when prompted enter Conference ID           . Please note that you will not be able to vote or ask questions at the Extraordinary General Meeting if you choose to participate telephonically.

Voting Power; Record Date

SPKL shareholders will be entitled to vote or direct votes to be cast at the Extraordinary General Meeting if they owned SPKL Ordinary Shares at the close of business on           , 2026, which is the Record Date for the Extraordinary General Meeting. Shareholders will have one vote for each SPKL Ordinary Share owned at the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. SPKL Warrants do not have voting rights. At the close of business on the Record Date for the Extraordinary General Meeting, there were SPKL Ordinary Shares outstanding, of which            were issued and outstanding Public Shares, the rest being held by the Sponsor.

Quorum and Vote of SPKL Shareholders

The presence, in person, virtually or by proxy, of shareholders holding not less than one-third of the issued and outstanding SPKL Ordinary Shares entitled to vote at the Extraordinary General Meeting constitutes a quorum at the Extraordinary General Meeting. The Sponsor which owns            % of the issued and outstanding SPKL Ordinary Shares as of the Record Date, will count toward this quorum. As a result, as of the Record Date, in addition to the shares of the Sponsor,             SPKL Ordinary Shares held by Public Shareholders would be required to be presented at the Extraordinary General Meeting to achieve a quorum.

Abstentions will be considered present for the purposes of establishing a quorum but, as a matter of Cayman Islands law, will not constitute votes cast at the Extraordinary General Meeting and therefore will have no effect on the approval of the proposals voted upon at the Extraordinary General Meeting.

The Sponsor and each director and officer of SPKL who holds shares of SPKL have agreed to vote in favor of the Business Combination, and to waive their redemption rights in connection with the Closing with respect to any SPKL Ordinary Shares held by them. None of the Sponsor, directors or officers received separate consideration for their waiver of redemption rights. The SPKL Ordinary Shares held by the Sponsor will be excluded from the pro rata calculation used to determine the per-share Redemption Price. As of the Record Date, the Sponsor owns          % of the issued and outstanding SPKL Ordinary Shares. As a result, SPKL would need only          , or approximately          %, of the Public Shares not held by affiliates, to be voted in favor of the Business Combination to approve the Business Combination Proposal (assuming all outstanding shares are voted).

The proposals presented at the Extraordinary General Meeting require the following votes:

•

Business Combination Proposal — The approval of the Business Combination Proposal requires an ordinary resolution, being the affirmative vote of the holders of a majority of the SPKL Ordinary Shares who, being present in person, virtually or by proxy and entitled to vote at the Extraordinary General Meeting, vote in favor of the Business Combination Proposal at the Extraordinary General Meeting. The Business Combination does not require the approval of a majority of the unaffiliated securityholders of SPKL.

•

Domestication Proposal — The approval of the Domestication Proposal requires a special resolution under the Companies Act and the Memorandum and Articles of Association, being the affirmative vote of the holders of at least two-thirds of the votes cast by the holders of the issued SPKL Ordinary Shares, voting together as a single class, who, being present in person, virtually or by proxy and entitled to vote at the Extraordinary General Meeting, vote in favor of the Domestication Proposal at the Extraordinary General Meeting. Pursuant to Article 182 of the Memorandum and Articles of Association, with respect to any vote on the Domestication, holders of SPKL Class B Ordinary Shares will have ten votes for every SPKL Class B Ordinary Share and holders of SPKL Class A Ordinary Shares will have one vote for every SPKL Class A Ordinary Share.

•

Stock Issuance Proposal — The approval of the Stock Issuance Proposal requires an ordinary resolution, being the affirmative vote of the holders of a majority of the SPKL Ordinary Shares who, being present in person, virtually or by proxy and entitled to vote at the Extraordinary General Meeting, vote in favor of the Stock Issuance Proposal at the Extraordinary General Meeting.

•

Organizational Documents Proposal — The approval of the Organizational Documents Proposal requires a special resolution under the Companies Act and the Memorandum and Articles of Association, being the affirmative vote of the holders of at least two-thirds of the votes cast by the holders of the issued SPKL Ordinary Shares, voting together as a single class, who, being present in person, virtually or by proxy and entitled to vote at the Extraordinary General Meeting, vote in favor of the Organizational Documents Proposal at the Extraordinary General Meeting.

•

Advisory Organizational Documents Proposals — The approval of the Advisory Organizational Documents Proposals requires an ordinary resolution, being the affirmative vote of the holders of a majority of the SPKL Ordinary Shares who, being present in person, virtually or by proxy and entitled to vote at the Extraordinary General Meeting, vote in favor of the Advisory Organizational Documents Proposals at the Extraordinary General Meeting.

•

Incentive Plan Proposal — The approval of the Incentive Plan Proposal requires an ordinary resolution, being the affirmative vote of the holders of a majority of the SPKL Ordinary Shares who, being present in person, virtually or by proxy and entitled to vote at the Extraordinary General Meeting, vote in favor of the Incentive Plan Proposal at the Extraordinary General Meeting.

•

Employee Stock Purchase Plan Proposal — The approval of the Employee Stock Purchase Plan Proposal requires an ordinary resolution, being the affirmative vote of the holders of a majority of the SPKL Ordinary Shares who, being present in person, virtually or by proxy and entitled to vote at the Extraordinary General Meeting, vote in favor of the Employee Stock Purchase Plan Proposal at the Extraordinary General Meeting.

•

Director Election Proposal — Pursuant to Article 96 of the Memorandum and Articles of Association, the approval of the Director Election Proposal requires an ordinary resolution of the holders of the SPKL Class B Ordinary Shares (only), being the affirmative vote of a simple majority of the votes cast by the holders the SPKL Class B Ordinary Shares who, being present in person, virtually or by proxy and entitled to vote at the Extraordinary General Meeting, vote in favor of the Director Election Proposal at the Extraordinary General Meeting.

•

Adjournment Proposal — The approval of the Adjournment Proposal requires an ordinary resolution, being the affirmative vote of the holders of a majority of the SPKL Ordinary Shares who, being present in person, virtually or by proxy and entitled to vote at the Extraordinary General Meeting, vote in favor of the Adjournment Proposal at the Extraordinary General Meeting.

Redemption Rights

Pursuant to the Memorandum and Articles of Association, a Public Shareholder may request to redeem all or a portion of its Public Shares for cash if the Business Combination is consummated. As a holder of Public Shares, you will be entitled to receive cash for any Public Shares to be redeemed only if you:

(i)

(A) hold Public Shares; or (B) hold Public Shares through SPKL Units and elect to separate your SPKL Units into the underlying Public Shares and Public Warrants prior to exercising your redemption rights with respect to the Public Shares;

(ii)

submit a written request to the Transfer Agent, including the legal name, phone number and address of the beneficial owner of the Public Shares for which redemption is requested, that ZincFive redeem all or a portion of your Public Shares for cash; and

(iii)	deliver your share certificates for Public Shares (if any) along with the redemption forms to the Transfer Agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to 5:00 p.m., Eastern Time, on          , 2026 (two business days before the initially scheduled date of the Extraordinary General Meeting) for their Public Shares to be redeemed.

Each SPKL Unit issued and outstanding immediately prior to the Domestication will automatically be cancelled and each holder will be entitled, per SPKL Unit, to one share of ZincFive Common Stock and one-half of one ZincFive Warrant. Public Shareholders may elect to redeem all or a portion of the Public Shares held by them regardless of if or how they vote in respect of the Business Combination Proposal. If the Business Combination is not consummated, the Public Shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a Public Shareholder properly exercises its right to redeem all or a portion of the Public Shares that it holds and timely delivers the certificates for its shares (if any) along with the redemption forms to the Transfer Agent, SPKL will effect the redemption of such Public Shares while SPKL remains a Cayman Islands exempted company. The Redemption Price, equal to a per-share price, payable in cash, equal to the pro rata portion of the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the Closing, including interest earned on the Trust Account (net of taxes paid or payable, if any), will be paid promptly following the Closing. For illustrative purposes, as of          , 2026, this would have amounted to approximately $          per issued and outstanding Public Share. If a Public Shareholder exercises its redemption rights in full, then it will be electing to exchange its Public Shares for cash and will no longer own Public Shares. See the section of the proxy statement/prospectus entitled “Extraordinary General Meeting of SPKL — Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your Public Shares for cash.

Any request for redemption, once made by a holder of SPKL Class A Ordinary Shares, may not be withdrawn following the Redemption Deadline, unless the SPKL Board determines (in its sole discretion) to permit such withdrawal of a redemption request (which it may do in whole or in part).

Any corrected or changed written exercise of redemption rights must be received by the Transfer Agent prior to the Redemption Deadline and, following such deadline, with SPKL’s consent, prior to the Extraordinary General Meeting. No request for redemption will be honored unless the holder’s shares have been delivered (either physically or electronically through DTC) to the Transfer Agent by 5:00 p.m., Eastern Time, on          , 2026 (two business days prior to the initially scheduled date of the Extraordinary General Meeting).

Notwithstanding the foregoing, without our prior consent, a Public Shareholder, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares sold in the IPO. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares sold in the IPO, then any such shares in excess of that 15% limit would not be redeemed for cash, without our prior consent.

The Sponsor, officers and directors have agreed to, among other things, vote in favor of the Business Combination and waive their redemption rights in connection with the Closing with respect to any SPKL Ordinary Shares held by them. As of the Record Date, the Sponsor owns          % of the issued and outstanding SPKL Ordinary Shares.

Holders of SPKL Warrants will not have redemption rights with respect to the SPKL Warrants.

Appraisal Rights

Neither SPKL’s shareholders nor the holders of Public Warrants have appraisal rights in connection with the Business Combination or the Domestication under the Companies Act or under the DGCL.

Proxy Solicitation

This proxy solicitation is being made by mail but also may be made by telephone or in person. SPKL has engaged Advantage Proxy, Inc. to assist in the solicitation of proxies for the Extraordinary General Meeting. SPKL and its directors and officers and employees may also solicit proxies in person. SPKL will ask banks, brokers and other institutions, nominees and fiduciaries to forward this proxy statement/prospectus and the related proxy materials to their principals and to obtain their authority to execute proxies and voting instructions.

If a SPKL shareholder grants a proxy, it may still vote its shares in person or virtually if it revokes its proxy before the Extraordinary General Meeting. A shareholder also may change its vote by submitting a later- dated proxy as described in the section of this proxy statement/prospectus entitled “Extraordinary General Meeting of SPKL — Revoking Your Proxy.”

Certain Interests of SPKL’s Directors and Officers and Others in the Business Combination

When you consider the recommendation of the SPKL Board in favor of approval of the Business Combination Proposal and the other Shareholder Proposals, you should keep in mind that the Sponsor and certain of SPKL’s directors and executive officers have interests in such Shareholder Proposals that are different from, or in addition to, those of SPKL’s shareholders and holders of Public Warrants generally.

In particular:

•

The Sponsor has invested in SPKL an aggregate of $8,515,535, comprised of $25,000 purchase price for the 6,870,130 Founder Shares and $8,490,535 purchase price for the 8,490,535 Private Placement Warrants. Up to 448,052 of the Founder

Shares were subject to forfeiture by the Sponsor depending on the extent to which the underwriter’s over-allotment option was exercised and pursuant to the Letter Agreement, and up to 3,435,065 of the Founder Shares were subject to forfeiture if the Forward Purchaser exercises its right to terminate or reduce its commitment to purchase forward purchase securities pursuant to the Forward Purchase Agreement or in the event of SPKL’s liquidation and subsequent dissolution. On October 10, 2023, at the request of SPKL, Cantor informed SPKL that it will not be exercising the over-allotment option. As a result, the Sponsor forfeited an aggregate of 448,052 Founder Shares, and such forfeited shares were cancelled by SPKL prior to the consummation of the IPO. Additionally, pursuant to the Sponsor Agreement, the Letter Agreement was amended to provide that the Sponsor will not be obligated to surrender any Founder Shares (or any SPKL Class A Ordinary Share issued upon the conversion thereof) as a result of the Forward Purchaser not fulfilling its commitment under the Forward Purchase Agreement. Accordingly, no forfeiture of Founder Shares as contemplated under the Letter Agreement will occur in connection with the Business Combination regardless of whether the Forward Purchaser fulfills its commitment. On April 1, 2022, the Sponsor sold and transferred a total of 850,000 Founder Shares to certain of SPKL’s officers and directors, at a purchase price equal to the par value per share, and on July 8, 2025, in connection with the First Extension Meeting, the Sponsor converted 4,000,000 SPKL Class B Ordinary Shares into 4,000,000 SPKL Class A Ordinary Shares on a one-for-one basis. The Sponsor currently holds 4,000,000 SPKL Class A Ordinary Shares, 1,572,078 SPKL Class B Ordinary Shares and 8,490,535 Private Placement Warrants. Assuming a trading price of $          per SPKL Class A Ordinary Share and $          per Public Warrants (based upon the respective closing price of the SPKL Class A Ordinary Shares and Public Warrants on Nasdaq on          , 2026, the most recent practicable date prior to the date of this proxy statement/prospectus) and after giving effect to the Sponsor’s forfeiture of (i) 3,500,000 shares of ZincFive Common Stock to be issued to the Lead Purchaser, (ii) 922,078 shares of ZincFive Common Stock to be issued to the First Tranche Bridge Investors, (iii) 2,786,867 ZincFive Warrants to be reserved for issuance as stock options under the 2026 Plan and (iv) 1,458,400 ZincFive Warrants to be issued to certain of the Bridge Investors, each pursuant to the Sponsor Agreement, the 1,150,000 shares of ZincFive Common Stock and the 4,245,268 ZincFive Warrants issuable to the Sponsor in connection with the Business Combination, in each case if unrestricted and freely tradable, would have an implied aggregate market value of $          million. However, given such shares of ZincFive Common Stock will be subject to lockup restrictions, we believe such shares currently have less value. Even if the trading price of the Public Shares are as low as approximately $7.40 per share, the value of the Founder Shares would be equal to the Sponsor’s initial aggregate investment in SPKL. As a result, if the Business Combination is completed, the Sponsor is likely to be able to make a profit on its initial investment in SPKL at a time when the Public Shares have lost significant value. On the other hand, if the Business Combination is not approved and SPKL is unable to complete another business combination within the Combination Period, the Sponsor may lose its entire investment in SPKL.

•

The Sponsor may lose its entire investment in SPKL if the Business Combination Proposal is not approved and SPKL does not complete another business combination by March 29, 2027, or such earlier date as the SPKL Board may approve or such later date as the shareholders may approve in accordance with the Memorandum and Articles of Association. If SPKL is unable to complete an initial business combination within the Combination Period, SPKL will as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (net of taxes paid or payable, if any and up to $100,000 of interest to pay liquidation expenses), divided by the number of the then issued Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to our obligations under Cayman Islands law to provide for claims of creditors and other requirements of applicable law. In such event, the 4,000,000 SPKL Class A Ordinary Shares, 1,572,078 SPKL Class B Ordinary Shares and 8,490,535 Private Placement Warrants currently held by the Sponsor may be worthless.

•

On April 1, 2022, the Sponsor sold and transferred 850,000 Founder Shares to certain of SPKL’s officers and directors, at a purchase price equal to the par value per share. Such shares are not subject to forfeiture in the event the Forward Purchaser elects to terminate or reduce its commitment under the Forward Purchase Agreement. Assuming a trading price of $          per SPKL Class A Ordinary Share (based upon the respective closing price of the SPKL Class A Ordinary Shares on Nasdaq on          , 2026, the most recent practicable date prior to the date of this proxy statement/ prospectus), the 850,000 shares of ZincFive Common Stock issuable to such officers and directors in connection with the Business Combination, in each case if unrestricted and freely tradable, would have an implied aggregate market value of $          million. However, given such shares of ZincFive Common Stock will be subject to lockup restrictions, we believe such shares currently have less value. Even if the trading price of the Public Shares are as low as the par value, the value of the Founder Shares would be equal to such officers’ and directors’ investment in SPKL. As a result, if the Business Combination is completed, such officers and directors are likely to each be able to make a substantial profit on his or her investment in SPKL at a time when the Public Shares have lost significant value. On the other hand, if the Business Combination is not approved and SPKL is unable to complete another business combination within the Combination Period, such officers and directors may lose their entire investment in SPKL.

•

On January 28, 2025, SPKL issued to the Sponsor the Convertible Note in the principal amount of up to $1,900,000, of which $1,900,000 is outstanding. The Convertible Note does not bear interest and is repayable upon the consummation of the Business Combination, with the Sponsor having the option to convert up to $1,500,000 of the outstanding principal balance into Working Capital Warrants, at a price of $1.00 per warrant upon consummation of the Business Combination. If the Sponsor elects to convert the outstanding principal balance into Working Capital Warrants, assuming a trading price of $          per Public Warrants (based upon the closing price of the Public Warrants on Nasdaq on          , 2026, the most recent practicable date prior to the date of this proxy statement/prospectus) and after giving effect to the forfeiture of 50% of any ZincFive Warrants issued as a result of the conversion of such Working Capital Warrants pursuant to the Sponsor Agreement, the          ZincFive Warrants issuable to the Sponsor as of          , 2026 in connection with the Business Combination, if unrestricted and freely tradable, would have an implied aggregate market value of $          million. If the Business Combination is not approved and SPKL does not consummate a business combination within the Combination Period, the Convertible Note will not be repaid and all amounts owed under it will be forgiven.

•

SPKL also issued to the Sponsor the Non-Convertible Note in the principal amount of up to $2,500,000 of which $          was outstanding as of          , 2026, the most recent practicable date prior to the date of this proxy statement/prospectus. The Non-Convertible Note is repayable upon the earlier of the consummation of the Business Combination and the last day that SPKL has to complete a business combination, but no proceeds held in the Trust Account may be used to repay the Non-Convertible Note. If the Business Combination is not approved and SPKL does not consummate a business combination within the Combination Period, then the note held by the Sponsor may be worthless.

•

The Sponsor has agreed that it will be liable to SPKL if and to the extent any claims by any third party for services rendered or products sold to SPKL (other than SPKL’s independent registered public accounting firm), or by any prospective target business with which SPKL has discussed entering into a transaction agreement, reduce the amounts in the Trust Account below the lesser of (i) 10.05 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the liquidation date if less than $10.05 per Public Share due to reductions in the value of the trust assets, in each case net of amounts that may be withdrawn to pay SPKL’s tax obligations. This liability does not apply to any claims by a third party or prospective target business that executed a waiver of all rights to seek access to the Trust Account.

•

The Sponsor and SPKL’s officers and certain directors may lose their entire investment in SPKL and may not be reimbursed for fees due or out-of-pocket expenses if the Business Combination is not consummated within the Combination Period. As of          , 2026, the most recent practicable date prior to the date of this proxy statement/prospectus, the Sponsor and SPKL’s officers and directors are awaiting reimbursement for $              of such fees and expenses, which would be reimbursed at Closing.

•

The Sponsor and SPKL’s directors and officers have agreed to vote their SPKL Ordinary Shares in favor of the Business Combination Proposal and each other Shareholder Proposal, and to waive redemption rights and rights to liquidating distributions from the Trust Account with respect to shares held by them (other than Public Shares), if SPKL fails to consummate an initial business combination.

•

SPKL’s existing officers and directors will be eligible for continued indemnification and continued coverage under a tail directors’ and officers’ liability insurance policy for a period of six years after the Business Combination.

•

Pursuant to the A&R Registration Rights Agreement, the Sponsor will have customary registration rights, including demand and piggy-back rights, subject to customary requirements and conditions with respect to the ZincFive Common Stock and ZincFive Warrants held by it following the consummation of the Business Combination.

As a result of the foregoing interests, the Sponsor and SPKL’s directors and officers will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms that would be less favorable to Public Shareholders. In the aggregate, the Sponsor and SPKL’s directors and officers have capital at risk that depends, in whole or in part upon the completion of a business combination. With respect to SPKL’s directors and officers, such amount consists of 850,000 shares of ZincFive Common Stock issuable upon a one-for-one conversion of all the SPKL Ordinary Shares held by such directors and officers, with an implied aggregate market value of $ million (based upon the closing price of SPKL Class A Ordinary Shares of $          on Nasdaq on, 2026, the most recent practicable date prior to the date of this proxy statement/prospectus) and with respect to the Sponsor, such amount consists of (i) 1,150,000 shares of ZincFive Common Stock issuable upon a one-for- one conversion of all of the SPKL Ordinary Shares held by Sponsor, with an implied aggregate market value of $          million (based upon the closing price of SPKL Class A Ordinary Shares of $          on Nasdaq on          , 2026, the most recent practicable date prior to the date of this proxy statement/ prospectus), which reflects the forfeiture of (a) 3,500,000 shares to be issued to the Lead Purchaser and (b) 922,078 shares to be issued to the First Tranche Bridge Investors, each pursuant to the Sponsor Agreement; (ii) 4,245,268 ZincFive Warrants issuable upon a one-for-one conversion of all of the Private Placement Warrants held by the Sponsor, with an implied aggregate market value of $          million (based upon the closing price of the redeemable Public Warrants of $          on Nasdaq on          , 2026, the most recent practicable date prior to the date of this proxy statement/prospectus), which reflects the forfeiture of (a)           2,786,867 ZincFive Warrants to be reserved for issuance as stock options under the 2026 Plan and (b)           1,458,400 ZincFive Warrants to be issued to certain of the Bridge Investors, each pursuant to the Sponsor Agreement; (iii) 750,000 ZincFive Warrants issuable upon a one-for-one conversion of all of the Working Capital Warrants to be held by the Sponsor, assuming full conversion of $1,500,000 of the unpaid principal balance of the Convertible Note into Working Capital Warrants, of which $          million is outstanding as of          , 2026, the most recent practicable date prior to the date of this proxy statement/prospectus, with an implied aggregate market value of $          million (based upon the closing price of the Public Warrants of $          on Nasdaq on          , 2026, the most recent practicable date prior to the date of this proxy statement/prospectus), which reflects the forfeiture of 50% of such warrants to be reserved for issuance as stock options under the 2026 Plan pursuant to the Sponsor Agreement; (iv) $          representing repayment of the remainder of the outstanding balance of the Convertible Note; (v) $          representing repayment of the Non-Convertible Note, of which $          million is outstanding, which includes an aggregate of $          in Contributions deposited into the Trust Account; and (vi) $                representing reimbursement of out-of-pocket expenses incurred by the Sponsor in connection with identifying, investigating and completing an initial business combination, as further described below, each as of     , 2026, the most recent practicable date prior to the date of this proxy statement/prospectus. In no event will the Sponsor or any of SPKL’s existing officers or directors or any of their respective affiliates be paid any finder’s fee, consulting fee or other compensation prior to, or for any services rendered to effectuate, the completion of the Business Combination, other than the fees, and reimbursement of out-of-pocket expenses described herein.

The Sponsor and its affiliates are active investors across a number of different investment platforms, which SPKL and Sponsor believe improved the volume and quality of opportunities that were available to SPKL. However, it also creates potential conflicts and the need to allocate investment opportunities across multiple investment vehicles. In order to provide the Sponsor with the flexibility to evaluate opportunities across these platforms, the Memorandum and Articles of Association provide that SPKL renounces its interest in any business combination opportunity that (i) may be a corporate opportunity for any of the Sponsor, SPKL’s directors or officers or their affiliates, on the one hand, and SPKL, on the other, or (ii) the presentation of which would breach an existing legal obligation of SPKL’s director or officer to any other entity. This waiver allows the Sponsor and its affiliates to allocate opportunities based on a combination of the objectives, including the fundraising needs of the target and the investment objectives of the investment vehicle. SPKL is not aware of any such conflict or opportunity being presented to any founder, director or officer of SPKL nor does it believe that the waiver of the corporate opportunities doctrine otherwise had a material impact on its search for an acquisition target.

The existence of financial and personal interests of one or more of SPKL’s directors may result in a conflict of interest on the part of such directors between what they may believe is in the best interests of SPKL and its shareholders and what they may believe is best for themselves in determining to recommend that shareholders vote for the Shareholder Proposals.

The financial and personal interests of the Sponsor and its affiliates, as well as SPKL’s directors and officers, may have influenced their motivation in identifying and selecting Legacy ZincFive as a business combination target, completing an initial business combination with Legacy ZincFive and influencing the operation of the business following the initial business combination. In considering the recommendations of the SPKL Board to vote for the Shareholder Proposals, its shareholders should consider these interests.

Material Financing Transactions of SPKL

Prior to the IPO, the Sponsor paid $25,000, or approximately $0.004 per share, to cover certain expenses on our behalf in consideration of 6,870,130 Founder Shares, and on April 1, 2022, the Sponsor sold and transferred a total of 850,000 Founder Shares to certain of SPKL’s officers and directors, at a purchase price equal to the par value per share. Up to 448,052 Founder Shares were subject to forfeiture by the Sponsor depending on the extent to which the underwriter’s over-allotment option was exercised, and pursuant to the Letter Agreement, and up to 3,435,065 Founder Shares were subject to forfeiture if the Forward Purchaser exercises its right to terminate or reduce its commitment to purchase forward purchase securities pursuant to the Forward Purchase Agreement or in the event of SPKL’s liquidation and subsequent dissolution. On October 10, 2023, at the request of SPKL, Cantor informed SPKL that it will not be exercising the over-allotment option. As a result, the Sponsor forfeited an aggregate of 448,052 Founder Shares, and such forfeited shares were cancelled by SPKL prior to the consummation of the IPO. Additionally, pursuant to the Sponsor Agreement, the Letter Agreement was amended to provide that the Sponsor will not be obligated to surrender any Founder Shares (or any SPKL Class A Ordinary Share issued upon conversion thereof) as a result of the Forward Purchaser not fulfilling its commitment under the Forward Purchase Agreement. Accordingly, no forfeiture of Founder Shares as contemplated under the Letter Agreement will occur in connection with the Business Combination regardless of whether the Forward Purchaser fulfills its commitment.

Since the IPO, the following material financing transactions have occurred or will occur in connection with the consummation of the Business Combination: (i) simultaneously with the consummation of the IPO, the Sponsor purchased an aggregate of 8,490,535 Private Placement Warrants, at a price of $1.00 per warrant in a private placement, generating total proceeds of $8,490,535; (ii) on January 28, 2025, SPKL issued the Convertible Note in the principal amount of up to $1,900,000 to the Sponsor, of which $1,900,000 is outstanding, which does not bear interest and is repayable upon the consummation of the Business Combination, with the Sponsor having the option to convert up to $1,500,000 of the outstanding principal balance into Working Capital Warrants, at a price of $1.00 per warrant upon consummation of the Business Combination; (iii) on June 25, 2025, SPKL issued the Non-Convertible Note in the principal amount of up to $2,500,000 of which $            was outstanding as of           , 2026, which does not bear interest and is repayable upon the earlier of the consummation of the Business Combination and the last day that SPKL has to complete a business combination; (iv) following the approval of the First Extension at the First Extension Meeting, SPKL committed to make the First Extension Contributions into the Trust Account in an amount equal to the lesser of (A) $0.015 for each outstanding SPKL Class A Ordinary Share and (B) $55,000, up to a maximum aggregate amount of $825,000, to extend SPKL’s time period to consummate a business combination from July 11, 2025 to September 29, 2026; (v) following the approval of the Second Extension at the Second Extension Meeting, SPKL committed to make the Second Extension Contributions into the Trust Account in an amount equal to $0.015 for each outstanding SPKL Class A Ordinary Share, up to a maximum aggregate amount of $201,304, to extend SPKL’s time period to consummate a business combination from September 29, 2026 to March 29, 2027, with aggregate deposits of $         having been made into the Trust Account through         , 2026; and (vi) the Series A Preferred Investment. The Non-Convertible Note, which includes the aggregate amount of the Contributions deposited into the Trust Account, and $            of the Convertible Note will be repaid upon the consummation of the Business Combination, except that, with respect to the Convertible Note, up to $1,500,000 of the outstanding principal balance may be converted at the Sponsor’s option into Working Capital Warrants with terms identical to the Private Placement Warrants at a price of $1.00 per warrant, pursuant to the Sponsor Agreement.

Sponsor Compensation

The Sponsor currently holds 4,000,000 SPKL Class A Ordinary Shares and 1,572,078 SPKL Class B Ordinary Shares. The compensation and securities received or to be received by the Sponsor in connection with the Business Combination and related transactions upon the consummation of the Business Combination is: (i)           1,150,000 shares of ZincFive Common Stock issuable upon a one-for-one conversion of all of the SPKL Ordinary Shares held by Sponsor, with an implied aggregate market value of $            million (based upon the closing price of SPKL Class A Ordinary Shares of $            on Nasdaq on           , 2026, the most recent practicable date prior to the date of this proxy statement/prospectus), which reflects the forfeiture of (a) 3,500,000 shares to be issued to the Lead Purchaser and (b) 922,078 shares to be issued to the First Tranche Bridge Investors, each pursuant to the Sponsor Agreement; (ii) 4,245,268 ZincFive Warrants issuable upon a one-for-one conversion of all of the Private Placement Warrants held by the Sponsor, with an implied aggregate market value of $            million (based upon the closing price of the redeemable Public Warrants of $            on Nasdaq on           , 2026, the most recent practicable date prior to the date of this proxy statement/prospectus), which reflects the forfeiture of (a) 2,786,867 ZincFive Warrants to be reserved for issuance as stock options under the 2026 Plan and (b) 1,458,400 ZincFive Warrants to be issued to certain of the Bridge Investors, each pursuant to the Sponsor Agreement; (iii) 750,000 ZincFive Warrants issuable upon a one-for-one conversion of all of the Working Capital Warrants to be held by the Sponsor, assuming full conversion of $1,500,000 of the unpaid principal balance of the Convertible Note into Working Capital Warrants, of which $            million is outstanding as of           , 2026, the most recent practicable date prior date of this proxy statement/prospectus, with an implied aggregate market value of $            million (based upon the closing price of the Public Warrants of $            on Nasdaq on, 2026, the most recent practicable date prior to the date of this proxy statement/prospectus), which reflects the forfeiture of 50% of such warrants to be reserved for issuance as stock options under the 2026 Plan pursuant to the Sponsor Agreement; (iv) $            representing repayment of the remainder of the outstanding balance of the Convertible Note; (v) $            representing repayment of the Non-Convertible Note, of which $            million is outstanding, which includes an aggregate of $            in Contributions deposited into the Trust Account; and (vi) reimbursement of out-of-pocket expenses incurred by the Sponsor in connection with identifying, investigating and completing an initial business combination, as further described below, each as of           , 2026, the most recent practicable date prior to the date of this proxy statement/prospectus. In no event will the Sponsor or any of SPKL’s existing officers or directors or any of their respective affiliates be paid any finder’s fee, consulting fee or other compensation prior to, or for any services rendered to effectuate, the completion of the Business Combination, other than the fees, reimbursement of out-of-pocket expenses described herein.

Set forth below is a summary of the price paid and the amount of compensation and securities received or to be received by the Sponsor in connection with the Business Combination and related transactions:

	Securities to be Received	Other Compensation
Sponsor

1,150,000 shares of ZincFive Common Stock, to be issued upon a one-for-one conversion of all of the SPKL Class A Ordinary Shares and SPKL Class B Ordinary Shares held by the Sponsor, which reflects the forfeiture of (i) 3,500,000 shares to be issued to the Lead Purchaser and (ii) 922,078 shares to be issued to the First Tranche Bridge Investors, each pursuant to the Sponsor Agreement. The Founder Shares were initially acquired by the Sponsor for a total subscription price of $25,000.(1)

4,245,268 ZincFive Warrants, to be issued upon a one-for-one conversion of all of the Private Placement Warrants held by the Sponsor, which reflects the forfeiture of (i) 2,786,867 ZincFive Warrants to be reserved for issuance as stock options under the 2026 Plan and (ii) 1,458,400 ZincFive Warrants to be issued to certain of the Bridge Investors, each pursuant to the Sponsor Agreement. The Private Placement Warrants were initially acquired by the Sponsor with the closing of the IPO at a price of a $1.00 per Private Placement Warrant, for a total purchase price of $8,490,535.(2)

750,000 ZincFive Warrants to be issued upon a one-for-one conversion of all of the Working Capital Warrants to be held by Sponsor, assuming full conversion of $1,500,000 of the unpaid principal balance of the Convertible Note into Working Capital Warrants at a price of $1.00 per warrant at the Closing, which reflects the forfeiture of 50% of such warrants to be reserved for issuance as stock options under the 2026 Plan pursuant to the Sponsor Agreement.(3)

The Sponsor has advanced approximately $         million to SPKL under the Non-Convertible Note, which includes an aggregate of $         in Contributions deposited into the Trust Account as of         , 2026, the most recent practicable date prior to the date of this proxy statement/prospectus, all of which will be repaid in cash.

The Sponsor has advanced approximately $million to SPKL under the Convertible Note, as of          , 2026, the most recent practicable date prior to the date of this proxy statement/prospectus, of which $         will be repaid in cash.(3)

$               in reimbursement of out-of-pocket expenses incurred by the Sponsor in connection with identifying, investigating and completing an initial business combination, as of            , 2026, the most recent practicable date prior to the date of this proxy statement/prospectus. In no event will the Sponsor be paid any finder’s fee, consulting fee or other compensation prior to, or for any services rendered to effectuate, the completion of the Business Combination, other than such reimbursement.

(1)

On December 8, 2021, the Sponsor acquired 6,870,130 Founder Shares for a total of $25,000. Up to 448,052 of such shares were subject to forfeiture by the Sponsor depending on the extent to which the underwriter’s over-allotment option was exercised and pursuant to the Letter Agreement, up to 3,435,065 of such shares were subject to forfeiture if the Forward Purchaser exercises its right to terminate or reduce its commitment to purchase forward purchase securities pursuant to the Forward Purchase Agreement or in the event of SPKL’s liquidation and subsequent dissolution. On October 10, 2023, at the request of SPKL, Cantor informed SPKL that it will not be exercising the over-allotment option. As a result, the Sponsor forfeited an aggregate of 448,052 Founder Shares, and such forfeited shares were cancelled by SPKL prior to the consummation of the IPO. Additionally, pursuant to the Sponsor Agreement, the Letter Agreement was amended to provide that the Sponsor will not be obligated to surrender any Founder Shares (or any SPKL Class A Ordinary Share issued upon conversion thereof) as a result of the Forward Purchaser not fulfilling its commitment under the Forward Purchase Agreement. Accordingly, no forfeiture of Founder Shares as contemplated under the Letter Agreement will occur in connection with the Business Combination regardless of whether the Forward Purchaser fulfills its commitment. On April 1, 2022, the Sponsor sold and transferred 850,000 Founder Shares to certain of SPKL’s officers and directors, at a purchase price equal to the par value per share. On July 8, 2025, in connection with the First Extension Meeting, the Sponsor converted 4,000,000 SPKL Class B Ordinary Shares into 4,000,000 SPKL Class A Ordinary Shares on a one-for-one basis, resulting in 1,572,078 SPKL Class B Ordinary Shares and 4,000,000 SPKL Class A Ordinary Shares held by the Sponsor as of the date of this proxy statement/prospectus. Upon the Domestication, the Sponsor is expected to receive 1,150,000 shares of ZincFive Common Stock, with an implied aggregate market value of $         million (based upon the closing price of $         per SPKL Class A Ordinary Share on Nasdaq on         , 2026, the most recent practicable date prior to the date of this proxy statement/prospectus), which reflects the forfeiture of (i) 3,500,000 shares of ZincFive Common Stock to be issued to the Lead Purchaser as a condition to the Lead Purchaser’s participation in the Series A Preferred Investment and (ii) 922,078 shares of ZincFive Common Stock to be issued to the First Tranche Bridge Investors, each pursuant to the Sponsor Agreement as described in the section entitled “The Business Combination Proposal — Certain Agreements Related to the Business Combination — Sponsor Agreement.”

(2)

Upon the Domestication, the Sponsor is expected to receive 4,245,268 ZincFive Warrants, with an implied aggregate market value of $          million (based upon the closing price of $         per Public Warrant on Nasdaq on         , 2026, the most recent practicable date prior to the date of this proxy statement/prospectus), which reflects the forfeiture of (i) 2,786,867 ZincFive Warrants to be reserved for issuance as stock options under the 2026 Plan and (ii) 1,458,400 ZincFive Warrants to be issued to certain of the Bridge Investors, each pursuant to the Sponsor Agreement as described in the section entitled “The Business Combination Proposal — Certain Agreements Related to the Business Combination — Sponsor Agreement.”

(3)

Up to $1,500,000 of the amount borrowed under the Convertible Note will, in the Sponsor’s discretion, either be repaid upon the Closing or converted into Working Capital Warrants at a price of $1.00 per warrant (or any combination of repayment or conversion). Any such warrants will be identical to the Private Placement Warrants and convert into ZincFive Warrants upon the Closing, and subject to the forfeiture of 50% of such warrants to be reserved for issuance as stock options under the 2026 Plan pursuant to the Sponsor Agreement as described in the section entitled “The Business Combination Proposal — Certain Agreements Related to the Business Combination — Sponsor Agreement.” To the extent that the Sponsor elects to receive the repayment of such outstanding amounts in Working Capital Warrants, to be converted on a one-for-one basis into ZincFive Warrants at Closing, and subsequently exercises such warrants to acquire ZincFive Common Stock, the resulting issuances of ZincFive Common Stock may result in material dilution of the non-redeeming shareholders of SPKL who become stockholders of ZincFive.

Currently, the Public Shareholders hold         SPKL Class A Ordinary Shares subject to possible redemption. To the extent that the Sponsor elects to receive the repayment of the Convertible Note in Working Capital Warrants and subsequently exercises such warrants to acquire ZincFive Common Stock, the resulting issuances of ZincFive Common Stock may result in material dilution of the non-redeeming Public Shareholders.

Further detail regarding the compensation and securities received or to be received by the Sponsor and its affiliates and the extent of any potential dilution that may be caused thereby to the non-redeeming holders of SPKL Class A Ordinary Shares, is provided in the sections of this proxy statement/prospectus entitled “Questions and Answers for Shareholders of SPKL — What equity stake will current SPKL shareholders and Legacy ZincFive Securityholders hold in ZincFive immediately after the Closing?” and “Summary of the Proxy Statement/Prospectus — The Proposals to be Submitted at the Extraordinary General Meeting — The Business Combination Proposal — Dilution.”

Regulatory Matters

Neither SPKL nor Legacy ZincFive are aware of any material regulatory approvals or actions that are required for completion of the Business Combination, other than the regulatory notices and approvals discussed in the section entitled “The Business Combination Proposal — Merger Agreement.” It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Recommendation to Shareholders of SPKL

The SPKL Board believes that the Business Combination Proposal and the other proposals to be presented at the Extraordinary General Meeting are in the best interest of SPKL. Accordingly, the SPKL Board unanimously recommends that its shareholders vote “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Domestication Proposal, “FOR” the approval of the Stock Issuance Proposal, “FOR” the approval of the Organizational Documents Proposal, “FOR” the approval, on an advisory basis, of each of the separate Advisory Organizational Documents Proposals, “FOR” the approval of the Incentive Plan Proposal, “FOR” the approval of the Employee Stock Purchase Plan Proposal, “FOR” the approval of the Director Election Proposal and “FOR” the approval of the Adjournment Proposal, if presented to the Extraordinary General Meeting.

The existence of financial and personal interests of one or more of SPKL’s directors may result in a conflict of interest on the part of such director(s) between what such person may believe is in the best interests of SPKL and its shareholders and what such person may believe is best for such person in determining to recommend that shareholders vote for the proposals. The Sponsor and SPKL’s officers have interests in the Business Combination that may be different from, or in addition to, your interests as a shareholder, and there may be actual or potential material conflicts of interest between or among (i) the Sponsor, SPKL’s officers and directors, and Legacy ZincFive’s officers and directors and (ii) unaffiliated security holders of SPKL. Such conflicts of interest may include a material conflict of interest arising in determining whether to proceed with the Business Combination and the compensation of the Sponsor in connection with the Business Combination. For instance, the Sponsor and certain of SPKL’s officers and directors will benefit from the completion of an initial business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidating the Trust Account. Legacy ZincFive’s directors and executive officers have interests in the Business Combination that are different from, or in addition to, those of the SPKL shareholders generally. See the sections of this proxy statement/prospectus entitled “The Business Combination Proposal — Certain Interests of SPKL’s Directors and Officers and Others in the Business Combination” and “The Business Combination Proposal — Certain Interests of Legacy ZincFive’s Directors and Officers in the Business Combination” for a further discussion of these considerations.

Sources and Uses of Funds for the Business Combination

The following tables summarize the sources and uses for funding the Business Combination, assuming (i) none of the Public Shareholders exercise their redemption rights and (ii) the Public Shareholders exercise their redemption rights with respect to         SPKL Class A Ordinary Shares, representing the maximum amount of Public Shares that can be redeemed.

Where actual amounts are not known or knowable, the figures below represent SPKL’s and Legacy ZincFive’s good faith estimate based on the assumptions set forth in the notes to the tables. If the actual facts are different from these assumptions, actual amounts will be different from those below. For more information, see “Unaudited Pro Forma Condensed Combined Financial Information.”

Estimated Sources and Uses of Funds for the Business Combination

	No	Maximum
	Redemption	Redemption
($ in millions)	Scenario	Scenario
Sources
SPKL cash in trust(1)	$25.8	$—
Series A Preferred Investment proceeds(2)	100.0	100.0
Legacy ZincFive equity rollover(3)	600.0	600.0
Bridge loans(4)	38.8	38.8
Convertible Bridge Notes(5)	6.5	6.5
Short term loan(6)	5.0	5.0
Total sources	$776.1	$750.3
Uses
Legacy ZincFive equity rollover(3)	$600.0	$600.0
Repayment of bridge loans(7)	38.8	38.8
Repayment of short term loan(6)	5.0	5.0
Repayment of notes payable to Sponsor	2.8	2.8
Illustrative fees and expenses(8)	24.0	24.0
Cash to balance sheet(9)	105.4	79.6
Total uses	$776.1	$750.3
*	Amounts may not sum due to rounding.
(1)	SPKL total cash in trust as of June 30, 2026.
(2)

Assumes a Series A Preferred Investment of $100 million, excluding the payment of $6.5 million by certain Series A Preferred Investors through the cancellation and conversion of their Bridge Notes in exchange for shares of Series A Preferred Stock and Series A Preferred Investor Warrants.

(3)

Includes (i) approximately 54,336,000 shares of ZincFive Common Stock issuable to holders of outstanding Legacy ZincFive Common Stock, outstanding Legacy ZincFive Preferred Stock, and outstanding Legacy ZincFive Warrants, and (ii) approximately 5,664,000 shares of ZincFive Common Stock issuable upon exercise of Exchanged ZincFive Options to be issued in exchange for outstanding Legacy ZincFive Options.

(4)

Includes (i) $27.7 million in principal amount of Bridge Notes that are not being canceled and converted in exchange for shares of Series A Preferred Stock and Series A Preferred Investor Warrants in the Series A Preferred Investment, (ii) $0.4 million in principal amount of a promissory note issued by Legacy ZincFive in partial satisfaction of professional fees owed, and (iii) $10.7 million in principal amount of Convertible Promissory Notes.

(5)	Represents Bridge Notes that will be canceled and converted in exchange for shares of Series A Preferred Stock and Series A Preferred Investor Warrants in the Series A Preferred Investment.

(6)

On June 10, 2026, Legacy ZincFive received total proceeds of $5 million from an unsecured promissory note with an existing investor. Legacy ZincFive repaid the principal and interest in full on July 9, 2026. In connection with the issuance of the short- term loan, ZincFive agreed to issue 500,000 warrants in the common stock of ZincFive after closing of the Business Combination.

(7)

Represents repayment of principal and interest on $27.7 million in principal amount of Bridge Notes that are not being canceled and converted in exchange for shares of Series A Preferred Stock and Series A Preferred Investor Warrants in the Series A Preferred Investment.

(8)	Represents estimated transaction fees and expenses, the actual amount of which will vary depending on actual fees and expenses incurred in connection with the Business Combination.
(9)	The actual amount of cash will vary depending on, among other things, actual fees and expenses incurred in connection with the Business Combination.

Material U.S. Federal Income Tax Considerations

For a discussion summarizing the U.S. federal income tax considerations of the Domestication and, exercise of redemption rights in connection with the Business Combination, please see the section entitled “Material U.S. Federal Income Tax Considerations Related to SPKL Securityholders.”

For a discussion summarizing the U.S. federal income tax considerations of the Mergers with respect to Legacy ZincFive and Legacy ZincFive stockholders, please see “Material U.S. Federal Income Tax Considerations of the Mergers.”

Summary Risk Factors

Risks Related to Legacy ZincFive

For purposes of this subsection only, unless the context otherwise requires, all references in this section to “ZincFive,” the “Company,” “we,” “us” or “our” refer to the business of Legacy ZincFive prior to the consummation of the Business Combination, which will be the business of ZincFive and its subsidiaries, including ZincFive OpCo following the consummation of the Business Combination.

The following is a summary of the principal risks that could adversely affect our business, operations and financial results.

Risks Related to Our Business and Industry

•	We have a history of losses and may not achieve or sustain profitability in the future. These factors raise substantial doubt regarding our ability to continue as a going concern.
•

We will require substantial additional capital to pursue our business objectives and respond to business opportunities, challenges or unforeseen circumstances, and we cannot be sure that additional financing will be available.

•	Our indebtedness could adversely affect our business, financial condition and results of operations and restrict us in ways that limit our flexibility in operating our business.
•	Failure to deliver the benefits offered by our technologies, or the emergence of improvements to competing technologies, could reduce demand for our products and harm our business.
•

As we endeavor to expand our business, we will incur significant costs and expenses, which could outpace our cash reserves. Unfavorable conditions or disruptions in the capital and credit markets may adversely impact business conditions and the availability of credit.

•	Our business has and is expected to continue to have significant end user concentration.
•	Backlog may not be realized or may not result in profits and may not accurately represent future revenue.

•

Our management has identified material weaknesses in our internal control over financial reporting and we may identify additional material weaknesses in the future. If we fail to remediate the material weaknesses or if we otherwise fail to establish and maintain effective control over financial reporting, we may adversely affect our ability to accurately and timely report our financial results, and may adversely affect investor confidence and business operations.

Risks Related to Our Products and Manufacturing

•

Traditional lithium-ion and lead-acid technologies and upcoming technologies such as sodium-ion may have certain actual or perceived advantages over our technology, which could affect demand for our products.

•

Our future success depends in part on our ability to increase our production capacity and to maintain consistent product quality, manufacturing yields and process control as we scale, and we may not be able to do so in a cost-effective manner. If we elect to expand our production capacity by constructing or leasing one or more new manufacturing facilities or by engaging contract manufacturers, we may encounter challenges relating to the construction, management, operation and quality assurance of such facilities.

•

Defects, field failures or performance problems in our products, including in our software, firmware and battery management systems, could result in loss of customers, reputational damage, and decreased revenue. We may also face warranty, indemnity, and product liability claims that may arise from defective products or field failures.

•

If required maintenance is performed incorrectly or if maintenance requirements exceed our current expectations, or if we are unable to scale our field service, technical support and spare parts capabilities to keep pace with our growing installed base, this could adversely affect our reputation, prospects, business, financial condition and results of operations.

•

We depend on third-party suppliers for the development and supply of key raw materials and components for our products. We also depend on vendors for the shipping of our products. Quality issues or delays in our supply or delivery chain and shipments could harm our ability to manufacture, supply and commercialize our products.

Risks Related to Our Future Growth

•	If we fail to manage our recent and future growth effectively, we may be unable to execute our business plan, maintain high levels of customer service, or adequately address competitive challenges.
•	Our planned expansion into new geographic markets or new product lines or services could subject us to additional business, financial, and competitive risks.
•

Our ability to proceed with projects under development and complete construction of projects on schedule and within budget are subject to contractual, technology, operating and commodity risks as well as market conditions that may affect our operating results.

Risks Related to Our International Operations

•	Because our success depends, in part, on our ability to expand sales internationally, our business will be susceptible to risks associated with international operations.
•

We currently rely on our manufacturing facility in China for the production of components of our battery products, and a significant disruption in the operation of our manufacturing facility in China, political unrest in China, tariffs, impact of outbreaks of health epidemics, or changes in social, political, trade, health, economic, environmental, or climate-related conditions or in laws, regulations and policies governing foreign trade could materially and adversely affect our business, financial condition and results of operations.

Risks Related to Intellectual Property

•

If we are unable to obtain, maintain and protect our intellectual property and proprietary rights, including with respect to the scope of our patent portfolio, our competitors could develop and commercialize products and technology similar or identical to ours, and our competitive advantage may be adversely affected.

Risks related to the Domestication and the Business Combination

•

SPKL’s shareholders will experience dilution due to the issuance of shares of ZincFive Common Stock, and securities exercisable for or convertible into shares of ZincFive Common Stock in connection with the Business Combination.

•	The ability of SPKL’s Public Shareholders to exercise redemption rights may prevent SPKL from completing the Business Combination or optimizing its capital structure.
•	SPKL’s securities may be delisted from trading, which could limit investors’ ability to make transactions in such securities and subject SPKL to additional trading restrictions.
•	If the conditions to the Business Combination Agreement are not met, the Business Combination may not occur.
•

Because SPKL is incorporated under the laws of the Cayman Islands, in the event the Business Combination is not completed, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited.

•	SPKL’s Sponsor, directors and executive officers have agreed to vote in favor of the Business Combination, regardless of how SPKL’s Public Shareholders vote.
•	SPKL’s shareholders may be held liable for claims by third parties against SPKL to the extent of distributions received by them upon redemption of their shares.
•	SPKL may amend the terms of the warrants in a manner that may be adverse to holders of warrants with the approval by the holders of at least 50% of the then-outstanding warrants.
•

If the Adjournment Proposal is not approved, and a quorum is present but an insufficient number of votes have been obtained to approve the Business Combination Proposal, the SPKL Board will not have the ability to adjourn the extraordinary general meeting to a later date in circumstances where such adjournment is necessary to permit the Business Combination to be approved.

Comparative Historical and Unaudited Pro Forma Per Share Financial Information

The following table sets forth:

•	historical per share information of SPKL and Legacy ZincFive for the year ended December 31, 2025 and the six months ended June 30, 2026;
•

unaudited pro forma per share information of ZincFive for the year ended December 31, 2025 and the six months ended June 30, 2026 after giving effect to the Business Combination and Series A Preferred Investment, assuming a (i) No Redemption Scenario and (ii) Maximum Redemption Scenario.

This information is only a summary and should be read together with the selected historical financial information summary included elsewhere in this proxy statement, and the historical financial statements of SPKL and Legacy ZincFive and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined per share information of SPKL and Legacy ZincFive is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement.

The unaudited pro forma combined net loss per share information below does not purport to represent the net (loss) income per share which would have occurred had the companies been combined during the periods presented, nor net loss per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of SPKL and Legacy ZincFive would have been had the companies been combined during the periods presented.

	As of and for the Six Months ended June 30, 2026
	Historical		Pro Forma(1)
			No	Maximum
			Redemptions	Redemptions
	SPKL	ZincFive	Scenario	Scenario
Book value per share – basic and diluted	$(1.49)	$(7.22)	$(1.22)	$(1.48)
Net (loss) income per share – basic and diluted	$(0.20)	$(1.30)	$(0.96)	$(0.98)

	As of and for the Year Ended December 31, 2025
	Historical		Pro Forma(1)
			No	Maximum
			Redemptions	Redemptions
	SPKL	ZincFive	Scenario	Scenario
Net (loss) income per share – basic	$0.02	$(0.95)	$(1.74)	$(1.77)
Net (loss) income per share – diluted	$0.02	$(1.15)	$(1.74)	$(1.77)
(1)	Assumes no Public Shareholders withdraw their redemption requests submitted in connection with the Second Extension Meeting.

Market Price and Dividend Information

SPKL

Ticker Symbol and Market Price

The SPKL Units, SPKL Class A Ordinary Shares and Public Warrants are listed on Nasdaq under the symbols “SPKLU,” “SPKL” and “SPKLW,” respectively. The SPKL Units began to trade on Nasdaq on October 6, 2023. SPKL Class A Ordinary Shares and Public Warrants comprising the SPKL Units began separate trading on Nasdaq on November 27, 2023. As of           , 2026, the most recent practicable date prior to the date of this proxy statement/prospectus, the closing price of SPKL Unit, SPKL Class A Ordinary Shares and the Public Warrants as reported on Nasdaq were $           , $           , and $           , respectively. Holders of the SPKL Units, SPKL Class A Ordinary Shares and Public Warrants should obtain current market quotations for their securities. The market price of SPKL securities could vary at any time before the Business Combination.

Holders

As of           , 2026, the most recent practicable date prior to the date of this proxy statement/ prospectus, there were           holders of record of SPKL Units,            holders of record of SPKL Class A Ordinary Shares, 9 holders of record of SPKL Class B Ordinary Shares, and           holders of record of Public Warrants.

Dividend Policy

SPKL has never declared or paid cash dividends on its capital stock, and it does not anticipate paying any cash dividends in the foreseeable future. Additionally, following the Business Combination, ZincFive currently intends to retain its future earnings, if any, to finance the further development and expansion of its business and does not intend to pay cash dividends in the foreseeable future. Any future determination to pay dividends will be made at the discretion of ZincFive’s Board, subject to applicable laws. It will depend on a number of factors, including ZincFive’s financial condition, results of operations, capital requirements, contractual, legal, tax and regulatory restrictions, general business conditions and other factors that ZincFive Board may deem relevant.

Legacy ZincFive

There is no public market for any of Legacy ZincFive’s securities.

RISK FACTORS

Shareholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before they decide whether to vote or instruct their vote to be cast to approve the proposals described in this proxy statement/prospectus. Investing in ZincFive Common Stock involves a high degree of risk. The following risk factors apply to the business and operations of Legacy ZincFive and will also apply to the business and operations of ZincFive following the completion of the Business Combination. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Business Combination, and may adversely affect the business, prospects, financial condition, results of operations of the post-combination company. In that case, the trading price of ZincFive Common Stock may decline, and you may lose all or part of your investment. You should also carefully consider the following risk factors in addition to the other information included in this proxy statement/prospectus, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements.” SPKL or Legacy ZincFive may face additional risks and uncertainties that are not presently known to SPKL or Legacy ZincFive, or that SPKL and Legacy ZincFive currently deem immaterial, which may also impair SPKL’s or Legacy ZincFive’s business or financial condition. The following discussion should be read in conjunction with the financial statements and notes to the financial statements included herein.

Risks Related to Legacy ZincFive

For purposes of this subsection only, unless the context otherwise requires, all references in this section to “ZincFive,” the “Company,” “we,” “us” or “our” refer to the business of Legacy ZincFive prior to the consummation of the Business Combination, which will be the business of ZincFive and its subsidiaries, including ZincFive OpCo following the consummation of the Business Combination.

Risks Related to Our Business and Industry

We have a history of losses and may not achieve or sustain profitability in the future. These factors raise substantial doubt regarding our ability to continue as a going concern.

We have experienced losses in each period since inception. We generated net losses of $120.2 million and $64.9 million for the years ended December 31, 2025 and 2024, respectively. As of December 31, 2025, we had an accumulated deficit of $394.7 million. While we have experienced revenue growth in recent periods, we are not certain whether or when we will obtain a high enough volume of sales to achieve or maintain profitability in the future. The rate at which we incur losses may be significantly higher in future periods as we, among other things, continue to incur significant expenses in connection with the design, development and manufacturing of our products; increase our production capacity; increase our manufacturing and warranty costs; competitively price and grow demand for our products; seize new market opportunities by leveraging our proprietary technology and our manufacturing processes for novel solutions and new products; continue to invest in research and development to support future product generations and new applications; and increase our general and administrative functions to support our growing operations and being a public company. We may find that these efforts are more expensive than we currently anticipate or that these efforts may not result in revenues, which would further increase our losses. In addition, our ability to achieve profitability depends in part on our ability to improve manufacturing efficiencies, achieve anticipated production yields, manage warranty costs, and successfully scale our operations, none of which can be assured. If we are unable to achieve and/or sustain profitability, or if we are unable to achieve the growth that we expect from these investments, it could have a material adverse effect on our business, financial condition or results of operations and could impair our ability to raise capital, expand our business, maintain our development efforts, obtain regulatory approvals, diversify our product offerings or continue our operations, and may cause the price of our common stock to decline.

We expect, based on our sales pipeline, to grow revenues. However, our revenue may not grow as expected for a number of reasons, many of which are outside of our control, including a decline in global demand for energy storage solutions and/or nickel-zinc-based energy storage solutions, slower-than-expected adoption of nickel-zinc battery technology, increased competition, long customer qualification and procurement cycles, delays in customer projects or commissioning schedules, or our failure to continue to capitalize on growth opportunities. Our revenue growth also depends in part on continued investment in data center infrastructure, artificial intelligence computing, industrial power systems, and other markets that we serve, and a slowdown in these markets could adversely affect demand for our products. If we are not able to generate and grow revenue and raise the capital necessary to support our operations, we may never be able to cover our costs.

Even if we achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. Our failure to become and remain profitable would depress the value of our company and could impair our ability to raise capital, expand our business, maintain our development efforts, obtain product approvals, diversify our offerings or continue our operations. A decline in the value of our company could also cause you to lose all or part of your investment.

These and other factors raise substantial doubt regarding our ability to continue as a going concern, which may create negative reactions to the price of our common stock. If we are unable to continue as a going concern, we may have to liquidate our assets and may receive less than the value at which those assets are carried on our financial statements, and it is likely that investors will lose all or a part of their investment. Further, the perception that we may be unable to continue as a going concern may impede our ability to pursue strategic opportunities or operate our business due to concerns regarding our ability to discharge our contractual obligations. In addition, if there remains substantial doubt about our ability to continue as a going concern, investors or other financing sources may be unwilling to provide additional funding to us on commercially reasonable terms, or at all.

We will require substantial additional capital to pursue our business objectives, including growing levels of working capital to fund inventory with long lead times and respond to business opportunities, challenges or unforeseen circumstances, and we cannot be sure that additional financing will be available.

Our business and our future plans for expansion are working capital-intensive to fund inventory with long lead times, and the specific timing of cash inflows and outflows may fluctuate substantially from period to period. Our ability to execute our business plan will require significant capital to support manufacturing expansion, research and development, working capital, inventory, capital expenditures, geographic expansion, and other strategic initiatives. Based on our current operating plan and forecasted expenses, and assuming the completion of the Business Combination, the successful refinancing and expansion of our existing $80.0 million 2023 Loan Facility (as defined below) to approximately $100.0 million and the receipt of anticipated proceeds after giving effect to redemptions, we believe our expected cash and cash equivalents upon closing of the Business Combination, together with cash flows from operations, would be sufficient to fund our planned operating expenses and capital expenditure requirements for at least twelve months from the Closing. This estimate is based on assumptions that may prove to be incorrect, including assumptions regarding the timing and completion of the Business Combination, the refinancing of our 2023 Loan Facility, the level of redemptions, customer demand, shipment timing, gross margin improvement, working capital requirements and macroeconomic conditions. Our operating plan may change because of factors currently unknown, and we may need to seek additional funds sooner than planned, through public or private equity or debt financings or other sources, such as strategic collaborations. Such financings may result in dilution to our stockholders, issuance of securities with priority as to liquidation and dividend and other rights more favorable than common stock, imposition of debt covenants and repayment obligations or other restrictions that may adversely affect our business. In addition, any future financing may not be available on acceptable terms, may be highly dilutive to existing stockholders, or may require us to delay, reduce or eliminate planned investments in manufacturing capacity, product development, hiring, or market expansion. In addition, we may seek additional capital due to favorable market conditions or strategic considerations even if we believe that we have sufficient funds for current or future operating plans. Weakness and volatility in capital markets and the economy, in general or as a result of macroeconomic conditions such as high inflation and interest rates, could limit our access to capital markets and increase our costs of borrowing. Adverse conditions in the equity or debt financing markets, particularly for growth companies or companies in the energy storage sector, may further limit the availability of capital or increase its cost.

There can be no assurance that financing will be available to us on favorable terms, or at all. The inability to obtain financing when needed may make it more difficult for us to operate our business or implement our growth plans. If adequate financing is not available when required, we may be forced to delay or curtail manufacturing expansion, reduce research and development activities, scale back commercialization efforts, delay strategic initiatives, or otherwise modify our business strategy, any of which could materially and adversely affect our business, financial condition and results of operations.

Our indebtedness could adversely affect our business, financial condition and results of operations and restrict us in ways that limit our flexibility in operating our business.

As of December 31, 2025, we had $62.4 million of total consolidated debt. This level of debt could:

•

increase our vulnerability to adverse general economic and industry conditions, including interest rate fluctuations, because a portion of our borrowings bear, and will continue to bear, interest at floating rates;

•

require us to dedicate a substantial portion of our cash flow from operations to debt service payments, which would reduce the availability of our cash to fund working capital, capital expenditures or other general corporate purposes, including acquisitions, research and development, manufacturing expansion, inventory purchases, and other strategic growth initiatives;

•	limit our flexibility in planning for, or reacting to, changes in our business and industry;
•	restrict our ability to introduce new products or technologies or exploit business opportunities;
•	place us at a disadvantage compared with competitors that have proportionately less debt;
•	increase our exposure to rising interest rates and changes in credit market conditions;
•	limit our ability to borrow additional funds in the future, if we need them, due to financial and restrictive covenants in our debt agreements;
•	limit our operating and financial flexibility due to financial and restrictive covenants in our debt agreements; and
•	have a material adverse effect on us if we fail to comply with the financial and restrictive covenants in our debt agreements.
•

In addition, our ability to make scheduled payments on or to refinance our debt obligations or successfully refinance our indebtedness depends on our financial condition and operating performance, which is subject to prevailing economic and competitive conditions and to financial, business, legislative, regulatory and other factors, some of which are beyond our control. Any failure to make scheduled payments could adversely affect our business, financial condition and results of operations. In the event of a default under our debt agreements, lenders could accelerate repayment obligations, exercise remedies against collateral, or restrict our ability to operate our business, any of which could materially and adversely affect our business, financial condition and results of operations.

Failure to deliver the benefits offered by our technologies, or the emergence of improvements to competing technologies, could reduce demand for our products and harm our business.

We believe that, compared to lead-acid and lithium-ion batteries, our energy storage solutions offer significant benefits, including higher volumetric power densities, recyclability at end-of-life, a service life of up to 15 years requiring minimal maintenance, and a wide thermal operating range that reduces operating expense through lower HVAC costs as well as not requiring high-capacity fire suppression systems and other structural safety factors specified in electrical and fire codes that are required when using lithium-ion batteries.

Further, if either our planned power density improvements do not increase as we expect, or our manufacturing costs do not decrease to the extent we expect, or if our expectations regarding the operation, performance, maintenance and disposal of our products are not realized, we could have difficulty marketing our products as a superior alternative to already-established technologies and impact the market reputation and adaptability of our products. Developments of existing and new technologies could improve their cost and usability profile, reducing any relative benefits currently offered by our products which would negatively impact the likelihood of our products gaining market acceptance.

A decline in lithium or lead prices, or improvement in lithium-ion or lead-acid battery technology and performance, may result in increased competition from traditional lithium-ion and lead-acid batteries and adversely affect the demand for our products.

Currently, global lithium available supply exceeds demand. Decreases in the price of lithium, a key component of traditional lithium-ion batteries, may increase the competitiveness of the traditional lithium ion batteries relative to the nickel-zinc-based energy storage solutions we provide. Similarly, decreases in the price of lead could result in lower lead-acid battery prices. Mineral prices fluctuate widely and are affected by numerous factors beyond our control such as global and regional supply and demand, interest rates, exchange rates, inflation or deflation, fluctuation in the value of the United States dollar and foreign currencies, and the political and economic conditions of mineral-producing countries throughout the world. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in a decrease in lithium or lead prices, which may adversely affect our business and results of operations.

In addition, we and our competitors are continuously innovating and seeking to improve our products and technologies. Improvements in lithium-ion and/or lead-acid battery technology or performance may result in lithium-ion and/or lead-acid battery solutions becoming more attractive to our customers and result in increased competition for us and reduce demand for our products.

As we endeavor to expand our business, we will incur significant costs and expenses, which could outpace our cash reserves. Unfavorable conditions or disruptions in the capital and credit markets may adversely impact business conditions and the availability of credit.

We expect to incur additional costs and expenses in the future related to the continued development and expansion of our business, including in connection with expanding our manufacturing capabilities to significantly increase production capacity, developing our products, maintaining and enhancing our research and development operations, expanding our sales, marketing, and business development activities in the United States and internationally, and growing our project management, field services and overall operational capabilities for delivering projects. Many of these investments must be made in advance of realizing corresponding revenue, and there can be no assurance that customer demand or the timing of customer orders will be sufficient to support these investments. We do not know whether we will be able to reduce our manufacturing cost and grow our revenue rapidly enough to absorb these costs or achieve the manufacturing efficiencies, production yields and operating leverage necessary to improve our profitability, or the extent of these expenses or their impact on our results of operations.

Disruptions in the global capital and credit markets as a result of an economic downturn, economic uncertainty, or changing or increased regulation could adversely affect our customers’ ability to access capital and could adversely affect our access to liquidity needed for business in the future.

We rely on a third-party channel partner network of resellers, power system integrators, and power industry Original Equipment Manufacturer (“OEM”) partners to generate a substantial amount of our revenue and failure on our part to continue to develop and expand this network may have an adverse impact on our revenue and operational results.

Our success is dependent in part upon establishing and maintaining relationships with a variety of channel partners that we utilize to extend our geographic reach and market penetration. For example, we have established commercial relationships with leading UPS OEMs, including ABB and Vertiv, and with data center developers and operators such as Corscale. We build relationships with data center operators and end users in both traditional IT as well as AI applications to establish ourselves as an alternative energy storage solution. This, in turn, creates demand for our products through our channel partners that include resellers, UPS OEMs and system integrators. We anticipate that we will continue to rely on this sales model in order to help facilitate sales of our products and to grow our business internationally. In the fiscal years ended December 31, 2025 and 2024, we derived a majority of our billings from products sold through channel partners. Our agreements with our channel partners are non-exclusive and do not prohibit them from working with our competitors or offering competing solutions, and some of our channel partners may have more established relationships with our competitors. Similarly, our channel partners have no obligations to renew their agreements with us on commercially reasonable terms or at all, and certain of the agreements governing these relationships may be terminated by either party at any time, with limited notice. If our channel partners choose to place greater emphasis on products of their own or those offered by our competitors or as a result of an acquisition, competitive factors or for other reasons do not continue to market and sell our solutions in an effective manner or at all, our ability to grow our business and sell our products may be adversely affected. In addition, our failure to recruit additional channel partners, or any reduction or delay in their sales of our solutions, including because of economic uncertainty, or due to conflicts between channel sales and our direct sales force may harm our results of operations. Finally, even if we are successful in establishing and maintaining relationships with channel partners, these relationships may not result in greater customer usage of our solutions or increased revenue.

Our business has and is expected to continue to have significant end user customer concentration.

We generated our revenue for the year ended December 31, 2025 from less than 25 end user customers. There are inherent risks whenever a large percentage of total revenue is concentrated with a limited number of customers. If we were to lose one or more of our customers, our operating results could be materially adversely affected.

We expect that a limited number of customers will continue to account for a high percentage of our revenue for the foreseeable future. In addition, demand for our services generated by these customers may fluctuate significantly from quarter to quarter. The concentration of our customer base increases risks related to the financial condition of our customers, and the deterioration in the financial condition of a single customer or the failure of a single customer to perform its obligations could have a material adverse effect on our results of operations and cash flow. In the event that any of our customers experience a decline in their business for any reason, or decide to discontinue purchasing our products, we may be compelled to lower our prices or risk losing a significant customer. Such developments could adversely affect our profit margins and financial position, leading to a negative impact on our revenue and operational results.

Backlog may not be realized or may not result in profits and may not accurately represent future revenue.

Our backlog represents products that our customers have committed by contract to purchase from us, and companies within our industry may define backlog differently. Backlog is not an indicator of guaranteed future revenue amounts or timing. Orders that comprise our backlog may be canceled by our customers, and we cannot be certain that the amount of our backlog does not exceed the level of orders that will ultimately be delivered. Moreover, cancellations of purchase orders or reductions of product quantities or requested delivery delays in existing contracts could substantially and materially reduce backlog and, consequently, the amount or timing of future revenues. Our failure to replace orders for canceled backlog or replace decreased backlog or delayed deliveries could negatively impact our revenues and results of operations. Our backlog at any point in time may not accurately represent the revenue that we expect to realize during any period, and our backlog as of the end of a fiscal year may not be indicative of the revenue we expect to earn in the following fiscal year and should not be viewed or relied upon as a stand-alone indicator. Consequently, we cannot provide assurance that our estimates of backlog will accurately reflect future revenue.

We depend on our senior management team and other key employees, and significant attrition within our management team or unsuccessful succession planning could adversely affect our business.

Our success depends in part on our ability to attract, retain and motivate senior management and other key employees. Achieving this objective may be difficult due to many factors, including fluctuations in global economic and industry conditions, competitors’ hiring practices, cost reduction activities, and the effectiveness of our compensation programs. Competition for qualified personnel can be very intense. We must continue to recruit, retain and motivate senior management and other key employees sufficiently to maintain our current business and support our future projects. We are vulnerable to attrition among our current senior management team and other key employees. A loss of any such personnel, or the inability to recruit and retain qualified personnel in the future, could have a material adverse effect on our business, financial condition and results of operations. In addition, if we are unsuccessful in our succession planning efforts, the continuity of our business and our results of operations could be materially adversely affected.

Our industry has been subject to substantial union organizing activity. Union representation of our employees could lead to disruptions in manufacturing and/or higher labor costs.

As of September 24, 2026, we have 478 full-time employees worldwide, including many working in non- supervisory roles. While our manufacturing is currently performed in China, our non-supervisory employees working in the United States could be organized by a labor union. As we continue to develop our Oregon manufacturing facility, the production employees based in the United States could be organized by a labor union.

In recent years, several unions have invested significant time and money in organizing or attempting to organize non-supervisory employees of battery manufacturers and other emerging technology companies in the energy industry. Many of those organizing campaigns have been initiated through government grant and incentive programs in which unions participate. While federal programs have been reduced or eliminated, many state programs still create obligations and circumstances that could lead to a higher likelihood of union organizing, as could the general investment and awareness already created amongst unions. Any outcome relating to union organizing, or, if our workforce is organized, a collective bargaining agreement, is speculative, but historically many employers have incurred increased labor costs, reduced operating flexibility, and the potential for labor disputes disrupting manufacturing when their workforces have become union-represented.

The nature of our business exposes us to potential legal proceedings or claims that could adversely affect our operating results. These claims could conceivably exceed the level of our liability insurance coverage.

We are a party to lawsuits in the normal course of our business. Litigation can be expensive, lengthy and disruptive to normal business operations. Moreover, the results of complex legal proceedings are difficult to predict. Responding to lawsuits brought against us, or legal actions that we may initiate, can be expensive and time-consuming. Unfavorable outcomes from these claims and/or lawsuits could adversely affect our business, results of operations, or financial condition and cash flows, and we could incur substantial monetary liability and/or be required to change our business practices.

Our business may expose us to claims for personal injury, death or property damage resulting from the use of our products or from employee related matters. Additionally, we could be subject to potential litigation associated with compliance with various laws and governmental regulations at the federal, state or local levels, such as those relating to the protection of persons with disabilities, employment, health, safety, security and other regulations under which we operate.

We carry comprehensive insurance, subject to deductibles, at levels we believe are sufficient to cover existing and future claims made during the respective policy periods. However, we may be exposed to multiple claims, and, as a result, could incur significant out-of-pocket costs before reaching the deductible amount, which could adversely affect our financial condition and results of operations. In addition, the cost of such insurance policies may increase significantly upon renewal of those policies as a result of general rate increases for the type of insurance we carry as well as our historical experience and experience in our industry. Although we have not experienced any material losses that were not covered by insurance, our existing or future claims may exceed the coverage level of our insurance, and such insurance may not continue to be available on economically reasonable terms, or at all. If we are required to pay significantly higher premiums for insurance, are not able to maintain insurance coverage at affordable rates or must pay amounts in excess of claims covered by our insurance, then we could experience higher costs that could adversely affect our financial condition and results of operations.

We invest significantly in research and development, and to the extent our research and development investments are not directed efficiently or do not result in material enhancements to our products and technologies, our business and results of operations would be harmed.

A key element of our strategy is to invest significantly in our research and development efforts to enhance the features, functionality, performance and ease of use of our products and technologies to address additional applications that will broaden the appeal of our products and technologies and facilitate their broad use. Research and development projects can be technically challenging and expensive. As a result of the nature of research and development cycles, there will be delays between the time we incur expenses associated with research and development activities and the time we are able to offer compelling enhancements to our products and technologies and generate revenue, if any, from those activities. If we expend a significant amount of resources on research and development efforts that do not lead to the successful introduction of new products, functionality or improvements that are competitive in our current or future markets, our business and results of operations will suffer.

Increased scrutiny from stakeholders and regulators regarding environmental, social and governance (“ESG”) practices and disclosures, including those related to climate change and sustainability, could result in additional costs.

Companies across many industries are facing increasing scrutiny relating to their environmental, social and governance practices and disclosures. Our failure to satisfy evolving stakeholder expectations for ESG practices and reporting may potentially harm our reputation and impact employee retention, customer relationships and access to capital and financial markets. We have conducted a double materiality analysis and have established ESG improvement initiatives related to this analysis and other benchmarks for our industry. We have conducted two independent ESG surveys in the past three years to measure and guide future improvement plans. Our efforts to accomplish and accurately report on these initiatives presents numerous operational, reputational, financial, legal and other risks, any of which could have a material negative impact, including on our reputation and the market price of our common stock.

Further, certain institutional investors, investor advocacy groups, investment funds, creditors, influential financial markets participants and other stakeholders have become increasingly focused on companies’ ESG issues in evaluating their investments and business relationships. Certain organizations also provide ESG ratings, scores and benchmarking studies that assess companies’ ESG practices. Although there are no universally accepted standards for such ratings, scores or benchmarking studies, they are used by some investors to inform their investment and voting decisions. It is possible that our future shareholders or organizations that report on, rate or score ESG practices will not be satisfied with our ESG performance. At the same time, some stakeholders and regulators have increasingly expressed or pursued opposing views, legislation, and investment expectations with respect to ESG, including the enactment or proposal of “anti- ESG” legislation or policies. Unfavorable press about or ratings or assessments of our ESG practices, regardless of whether or not we comply with applicable legal requirements, may lead to negative investor sentiment toward us, which could have a negative impact on our share price and our access to and cost of capital.

In addition, the adoption of new ESG-related regulations, or changes to existing ESG-related regulations, applicable to our business, or pressure from key stakeholders to comply with additional voluntary ESG-related initiatives or frameworks, could require us to make substantial investments in ESG matters, which could impact the results of our operations. Decisions or related investments in this regard could affect consumer perceptions as to our brand. We could also fail, or be perceived to fail, in our achievement of any announced ESG initiatives or we could be criticized for the scope of such initiatives. If we fail to satisfy the expectations of customers, investors and other key stakeholders or our initiatives are not executed as planned, our reputation, financial results and market price of our common stock and access to and cost of capital could be materially and adversely affected.

Unfavorable conditions in our industry, the global economy or other catastrophic events may disrupt our business, could limit our ability to grow and could negatively affect our results of operations.

Our results of operations may vary based on the impact of changes in our industry or the global economy on us or our customers and potential customers. Negative conditions in the general economy both in the United States and abroad, including conditions resulting from changes in gross domestic product growth, inflation, financial and credit market fluctuations, international trade relations and tariffs, pandemics, natural catastrophes, warfare and terrorist attacks on the United States or elsewhere, could cause a decrease in business investments, including in the development of artificial intelligence technology and data centers and associated demand for energy storage solutions, and negatively affect the growth of our business. In addition, growing community opposition, permitting challenges and regulatory pushback against the construction of new greenfield data centers in many parts of the United States and Europe, driven by concerns over energy consumption, grid capacity, water usage, noise and environmental impact, could delay, reduce or prevent the development of new data center projects and adversely affect demand for our energy storage solutions. Geopolitical tensions in and around the Middle East, Ukraine, and other areas of the world have created extreme volatility in the global capital markets and supply chains are expected to have further global economic consequences, including disruptions of the global supply chain and energy markets, and further acts of war, terror, or responses to each could result in similar or increased impacts on the global economy. Increased inflation rates can adversely affect us by increasing our costs, including labor and employee benefit costs. In addition, higher inflation also could increase our customers’ operating costs, which could result in reduced budgets for our customers and potentially less demand for our zinc-based energy storage solutions. Any significant increases in inflation and related increase in interest rates could have a material adverse effect on our business, results of operations and financial condition.

In addition, in challenging economic times, our current or potential future customers may experience cash flow problems and as a result may modify, delay or cancel plans to purchase our products and services. Additionally, if our customers are not successful in generating sufficient revenue or are unable to secure financing, they may not be able to pay, or may delay payment of, accounts receivable due to us. Moreover, our key suppliers may reduce their output or become insolvent, thereby adversely impacting our ability to manufacture our products. Furthermore, uncertain economic conditions may make it more difficult for us to raise funds through borrowings or private or public sales of debt or equity securities. We cannot predict the timing, location, strength or duration of any economic slowdown, instability or recovery, generally or within any particular industry.

The occurrence of adverse events, cancellations of significant projects, delays in project timelines, including delays arising from customer site readiness, commissioning and qualification processes, adjustments in cost structures, and other negative developments announced by competitors could have an impact on our operations, financial performance, and future prospects. Even when our products are manufactured and available for delivery, customer deployment timelines may delay revenue realization.

The occurrence of newsworthy events in alternative energy storage or the energy industry as a whole, including, but not limited to, the delay of major projects, inflated cost adjustments, fluctuations in product pricing strategies, cancellations of public offerings, customer withdrawals, or disruptions in supply chain may adversely affect our business in several ways. In addition, even when our products have been manufactured and are available for shipment, the timing of customer deployments is subject to factors outside our control, including customer site readiness, facility construction and infrastructure build-out schedules, permitting and inspection requirements, commissioning and integration timelines, and customer qualification and acceptance testing processes. As a result, the delivery and installation of our products, and consequently our ability to recognize revenue from those sales, may be delayed for periods significantly beyond the date our products are ready for shipment. These customer-driven deployment delays may adversely affect our business in several ways, including:

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Negative news or events associated with industry peers may lead to decreased investor confidence in the sector, which could impact the broader stock market performance of companies operating within the industry, including ZincFive. This could result in fluctuations or declines in our stock price irrespective of our internal performance.

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Adverse events involving our competitors may alter the competitive landscape, affecting market share dynamics, pricing strategies, and overall positioning within the industry. This could impact our ability to retain or expand our market presence.

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Changes in market dynamics influenced by competitors’ actions, such as inflated cost adjustments or potential cancellations, could have ripple effects on our financial stability and profitability, influencing our financial metrics and potentially impacting investor perceptions.

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Customer deployment timelines that extend beyond our product delivery dates, whether due to delays in customer site construction, facility readiness, permitting, electrical and mechanical infrastructure build-out, commissioning, integration with other systems, or customer qualification and acceptance testing, could delay our ability to recognize revenue even though our products have been manufactured and shipped. These delays may result in a mismatch between the timing of our manufacturing costs and working capital expenditures, on the one hand, and revenue recognition, on the other, which could adversely affect our cash flows, quarterly and annual financial results, and investor expectations. In addition, extended deployment timelines may increase the risk that customers seek to modify, reschedule or cancel orders, further contributing to revenue variability and forecasting uncertainty.

While we implement risk mitigation strategies and highlight our unique business approach and how it differentiates us from our competitors, there is no guarantee that we will be insulated from the adverse effects of such events. In particular, because we have limited visibility into and control over customer deployment schedules, site readiness timelines and commissioning processes, the timing of our revenue recognition may be difficult to predict and may vary materially from our expectations. Products that have been manufactured and are ready for delivery may remain in inventory or in transit for extended periods pending customer site readiness, which could increase our carrying costs and working capital requirements. The occurrence of any of these events could negatively impact our business operations and financial condition.

Our management has limited experience in operating a public company.

Some of our executive officers have limited or no experience in the management of a publicly traded company. As a public company, we are subject to significant regulatory oversight and reporting obligations under federal securities laws, and certain executives’ limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities, which will result in less time being devoted to the management and growth of our Company. Additionally, we may not have adequate personnel with the appropriate level of knowledge, experience and training in the accounting policies, practices or internal controls over financial reporting required of public companies in the United States.

Our management has identified material weaknesses in our internal control over financial reporting and we may identify additional material weaknesses in the future. If we fail to remediate the material weaknesses or if we otherwise fail to establish and maintain effective control over financial reporting, we may adversely affect our ability to accurately and timely report our financial results, and may adversely affect investor confidence and business operations.

In connection with the preparation of our consolidated financial statements as of and for the fiscal years ended December 31, 2025 and 2024, we identified material weaknesses in our internal control over financial reporting. The Public Company Accounting Oversight Board (PCAOB) defines a material weakness as “a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement in the registrant’s annual or interim financial statements will not be prevented or detected on a timely basis by the company’s internal controls.” Deficient levels of internal controls could also result in a reasonable possibility that an occurrence of a material fraud will not be prevented or detected.

Our management found that we did not design or operate effective process-level controls pervasive across our financial reporting processes as a result of an ineffective control environment, risk assessment process, and information and communication. Specifically, we did not maintain a sufficient complement of accounting personnel with the appropriate level of experience and expertise to enable effective segregation of duties and did not establish appropriate levels of supervision and review over more complex accounting matters. This resulted in an ineffective risk assessment process and ineffective internal communication processes.

These control deficiencies resulted in several misstatements to the financial statements that are subject to correction in the restatement of our 2024 consolidated financial statements. These control deficiencies create a reasonable possibility that a material misstatement to the financial statements will not be prevented or detected on a timely basis. Therefore, we concluded that the deficiencies represent material weaknesses in our internal control over financial reporting and that our internal control over financial reporting was not effective as of December 31, 2024.

We are in the process of designing and implementing measures to improve our internal control over financial reporting to remediate these material weaknesses. While we are designing and implementing measures to remediate these material weaknesses, we cannot predict the success of such measures or the outcome of our assessment of these measures at this time. We can give no assurance that these measures will remediate the deficiencies in internal control or that additional material weaknesses or significant deficiencies in our internal control over financial reporting will not be identified in the future. Our failure to implement and maintain effective internal control over financial reporting could result in errors in our financial statements that may lead to a restatement of our financial statements or cause us to fail to meet our reporting obligations.

Some of our customers may, or may in the future, receive federal, state and local government incentives for renewable energy solutions. The reduction, elimination or expiration of government subsidies and economic incentives related to renewable energy solutions could reduce demand for our technologies and harm our business.

To promote renewable energy generation and consumption, federal, state, local and foreign government bodies provide incentives to owners, end users, distributors, system integrators and manufacturers of alternative energy systems in the form of rebates, tax credits and other financial incentives such as system performance payments, issuance of renewable energy credits associated with renewable energy generation and exclusion of certain renewable energy systems from property tax assessments. Some of our customers may receive these incentives for investment in energy storage projects and products.

In general, subsidies and incentives may expire on a particular date, end when the allocated funding is exhausted or be reduced or terminated as renewable energy adoption rates increase or as a result of legal challenges, the adoption of new statutes or regulations or the passage of time. These reductions or terminations often occur without warning.

In addition, several jurisdictions have adopted renewable portfolio standards, which mandate that a certain portion of electricity delivered by utilities to customers each year must come from renewable energy resources. Utilities must either generate the renewable electricity themselves or buy renewable energy credits from independent generators who have been awarded them for generating renewable electricity. Utilities may buy such renewable energy credits bundled with renewable electricity. A renewable energy credit allows the utility to add this electricity to its renewable portfolio requirement total without actually expending the capital for generating facilities. However, there can be no assurances that such policies will continue.

If subsidies and incentives applicable to alternative energy implementation or usage are reduced or eliminated, or the regulatory landscape otherwise becomes less favorable, then there could be reduced demand for alternative energy solutions, which may, in the future, have an adverse impact on our business, financial condition, and results of operations.

Our ability to utilize our net operating loss carryforwards and certain other tax attributes may be limited.

We have incurred losses during our history, do not expect to become profitable in the near future and may never achieve profitability. As of December 31, 2025, we had U.S. federal and state net operating loss carryforwards of approximately $236.8 million and $184.1 million, respectively. Under current law our federal net operating loss carryforwards generated in taxable years beginning after December 31, 2017 will not expire and may be carried forward indefinitely, but the deductibility of such federal net operating loss carryforwards in a taxable year is generally limited to no more than 80% of current year taxable income (with certain adjustments in such year).

In addition, under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended (the “Code”), our U.S. federal net operating loss carryforwards and other tax attributes may become subject to an annual limitation in the event of certain cumulative changes in the ownership of our stock. An “ownership change” pursuant to Section 382 of the Code generally occurs if one or more stockholders or groups of stockholders that own at least 5% of a corporation’s stock increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. Our ability to utilize our net operating loss carryforwards and other tax attributes to offset future taxable income or tax liabilities may be limited as a result of ownership changes, including changes in connection with the Business Combination or other transactions. Similar rules may apply under state tax laws. We have not performed any analysis of the cumulative change in our ownership for Section 382 purposes resulting from the Business Combination or any other transactions in the past since our formation, or any resulting limitations on our ability to utilize our net operating loss carryforwards and other tax attributes.

If we earn taxable income, such limitations could result in increased future income tax liability and our future cash flows could be adversely affected. Similar provisions of state tax law also may apply to limit our use of state tax attributes. In addition, at the state level, there may be periods during which the use of net operating losses is suspended or otherwise limited, which could accelerate or permanently increase state taxes owed. We have recorded a full valuation allowance related to our net operating loss carryforwards and other deferred tax assets due to the uncertainty of the ultimate realization of the future benefits of those assets.

Risks Related to Our Products and Manufacturing

Traditional lithium-ion and lead-acid technologies and upcoming technologies such as sodium-ion may have certain actual or perceived advantages over our technology, which could affect demand for our products.

Traditional lithium-ion and lead-acid battery technologies and upcoming technologies such as sodium-ion may have certain actual or perceived advantages over our energy storage technology. If customers and potential customers value these actual or perceived advantages more than the advantages we believe our products present, demand for our products would be negatively impacted. For example, compared to traditional lithium-ion energy storage technologies, our batteries and cells have less energy density and may be considered inferior to competitors’ products in certain long duration discharge applications. Traditional lithium-ion cells and modules continue to offer higher energy density and a lower self-discharge rate than nickel-zinc batteries and cells. If customers were to place greater value on energy density and long duration discharge capability, then we could have difficulty positioning our batteries as a viable or compelling alternative to traditional lithium-ion batteries and our business would suffer.

Lead-acid batteries have lower energy and power density than both nickel-zinc and lithium-ion batteries and have a shorter operational life, hence there has been market share gains by nickel-zinc and lithium-ion technologies in data center applications. However, the up-front capital costs of lead-acid batteries and industry familiarity with them enables lead-acid batteries to remain a viable option in the marketplace and we must still compete against this incumbent technology.

Our future success depends in part on our ability to increase our production capacity and to maintain consistent product quality, manufacturing yields and process control as we scale, and we may not be able to do so in a cost-effective manner. If we elect to expand our production capacity by constructing or leasing one or more new manufacturing facilities or by engaging contract manufacturers, we may encounter challenges relating to the construction, management, operation and quality assurance of such facilities.

In order to grow our business, we will need to increase our production capacity while maintaining consistent product quality, manufacturing yields and process control. We currently operate a manufacturing facility located in China and contract with a third party for additional manufacturing capacity in China. We may, however, seek to construct one or more manufacturing facilities or engage additional contract manufacturers designed to meet our product supply needs in the future. For example, our current manufacturing capacity may not be sufficient to meet our planned production targets and we are currently seeking to expand our capacity, including through the development of our manufacturing facility in Oregon. Scaling production across multiple sites and contract manufacturers introduces additional risks relating to the uniformity and reliability of our products, and our ability to replicate our proprietary processes and quality standards at new or third-party facilities. Our ability to plan, develop and equip additional manufacturing facilities and to maintain consistent quality and yields across our manufacturing operations is subject to significant risks and uncertainties, including but not limited to the following:

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The expansion or construction of any manufacturing facilities will be subject to the risks inherent in the development and construction of new facilities, including risks of delays and cost overruns as a result of factors outside our control, which may include delays in government approvals, burdensome permitting conditions, and delays in the delivery or installation of manufacturing equipment and subsystems that we manufacture or obtain from third party suppliers, similar to or more severe than what we have experienced in the past.

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In order for us to expand internationally, we anticipate entering into strategic partnerships, joint ventures and licensing agreements that allow us to add manufacturing capability outside of the United States. Adding manufacturing capacity in any international location will subject us to new laws and regulations including those pertaining to labor and employment, environmental and export/import. In addition, any such expansion brings with it the risk of managing larger scale foreign operations.

•	We may be unable to achieve the production throughput necessary to achieve our target annualized production run rate at our current and future manufacturing facilities.
•	Manufacturing equipment may take longer and cost more to engineer and build than expected and may not operate as required to meet our production plans.
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We may depend on third-party relationships in the development and operation of additional production capacity, which may subject us to the risk that such third parties do not fulfill their obligations to us under our arrangements with them.

•	We may be unable to obtain financing needed to build future manufacturing facilities.
•	We may be unable to attract or retain qualified personnel to operate our manufacturing facilities.
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As we expand production across multiple manufacturing locations, including our facilities in China and Oregon and any future contract manufacturing arrangements, we may encounter significant challenges in maintaining consistent product quality and performance specifications across all sites. Differences in equipment, local supply chains, workforce experience and environmental conditions may lead to variability in product quality that could result in increased warranty claims, product returns or reputational harm.

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We may be unable to achieve and sustain the manufacturing yields necessary to meet our cost and production targets. Our manufacturing processes involve complex chemical formulations and precision assembly, and even minor deviations in process parameters at new or expanded facilities could result in lower yields, higher scrap rates and increased per-unit costs. Yield improvements that we have achieved at our existing facilities may not be replicable at new or third-party manufacturing sites.

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Maintaining effective process control across multiple manufacturing sites and contract manufacturers may prove more difficult and costly than anticipated. We may need to invest significant resources in process engineering, quality management systems, testing and inspection capabilities, and real-time monitoring infrastructure to ensure that our products meet our specifications. Any failure to implement and maintain effective process controls could result in product defects, field failures, customer dissatisfaction and increased costs.

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Our reliance on contract manufacturers to supplement our production capacity exposes us to risks that such manufacturers may not consistently apply our proprietary manufacturing processes, quality standards or testing protocols, and we may have limited visibility into or control over their manufacturing operations. Any quality or process control failures by contract manufacturers could result in defective products reaching customers, which could harm our reputation, result in product recalls or warranty claims, and adversely affect our business and financial results.

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The transfer of products, manufacturing processes, specialized equipment and proprietary know- how between manufacturing sites, including from our existing facilities to new or expanded locations and to contract manufacturers, involves significant risks. Technology transfers of this nature are inherently complex and may require extensive process validation, equipment qualification and regulatory re-certification at the receiving site. Delays or difficulties in completing such transfers could result in production interruptions, lower manufacturing yields, quality deviations, increased scrap and rework costs, and delays in meeting customer delivery commitments. In addition, key process parameters and institutional knowledge developed at one facility may not transfer seamlessly to another, and the receiving site may require a prolonged ramp-up period before achieving comparable production quality, throughput and cost efficiency. Any such delays or quality issues arising from technology transfers could adversely affect our business, customer relationships, financial condition and results of operations.

If we are unable to expand our manufacturing facilities or maintain consistent product quality and manufacturing yields as we scale, we may be unable to further scale our business, which would negatively affect our results of operations and financial condition. We cannot provide any assurances that we would be able to successfully establish or operate an additional manufacturing facility, or engage a contract manufacturer, in a timely or profitable manner, or at all, or within any expected budget for such a project. Even if we are able to increase our production capacity, we may encounter difficulties in replicating our manufacturing processes, maintaining consistent product quality, achieving target production yields or implementing effective quality controls at new or expanded facilities, any of which could result in product defects, reduced customer confidence, warranty claims, increased costs or delays in product deliveries. The transfer of products, processes, equipment and know-how to new manufacturing sites or contract manufacturers may take longer than anticipated, require extensive re-validation and re-certification, and result in production delays, lower yields and increased costs during the transition period. The construction of any such facility would require significant capital expenditure and result in significantly increased fixed costs. If we are unable to transition manufacturing operations to any such new facility in a cost-efficient and timely manner, or if we experience quality, yield or technology transfer issues during such transition, then we may experience disruptions in operations, which could negatively impact our business and financial results. Further, if the demand for our products decreases or if we do not produce the expected output after any such new facility is operational, we may not be able to spread a significant amount of our fixed costs over the production volume, thereby increasing our per product fixed cost, which would have a negative impact on our business, financial condition and results of operations.

In addition, if any of our partners or contract manufacturers suffer from capacity constraints, deployment delays, work stoppages, quality control failures or any other reduction in output, we may be unable to meet our delivery schedule or maintain product quality standards, which could result in lost revenue, damages, product recalls, warranty claims and deployment delays that could harm our business and customer relationships. Reliance on contract manufacturers also subjects us to the risk that such third parties may not consistently apply our manufacturing processes, quality specifications or testing protocols, resulting in product variability, yield losses or field failures that could damage our reputation and customer relationships. If the demand for our products or our production output decreases or does not rise as expected, we may not be able to spread a significant amount of our fixed costs over the production volume, resulting in a greater than expected per unit fixed cost, which would have a negative impact on our financial condition and our results of operations.

Our ability to expand our manufacturing capacity and maintain consistent product quality would also greatly depend on our ability to hire, train and retain an adequate number of manufacturing employees, in particular employees with the appropriate level of knowledge, background and skills in quality assurance, process engineering and manufacturing operations. As we scale across multiple facilities and contract manufacturers, we will need to develop and maintain robust quality management systems, process documentation and training programs to ensure that our manufacturing processes are consistently applied and that our products meet our quality and performance specifications. Should we be unable to hire, train, or retain such employees, or should our quality management systems prove inadequate, our product quality, manufacturing yields, business and financial results could be negatively impacted.

We may experience delays, disruptions, or quality control problems in our manufacturing operations.

Our operations require significant amounts of certain components and raw materials. We deploy a continuous, company-wide process to source the components and raw materials from a few suppliers. If we are unable to source these components or raw materials, our operations may be disrupted, or we could experience a delay or halt in certain of our manufacturing operations. We believe that our supply management and production practices are based on an appropriate balancing of the foreseeable risks and the costs of alternative practices. Nonetheless, reduced availability or interruption in supplies, whether resulting from more stringent regulatory requirements, supplier financial condition, increases in duties and tariff costs, disruptions in transportation, labor disputes, an outbreak of a severe public health pandemic, severe weather, the occurrence or threat of wars, and other geopolitical conflict could have an adverse effect on our financial condition, results of operations and cash flows.

Some of our customers may experience project delays as a result of delays in site selection and preparation, procedures of obtaining necessary permissions and establishing grid connections. These delays have impacted, and are expected, from time to time, to continue to impact the timing of our product deliveries and our results of operations.

Work stoppages or similar difficulties could significantly disrupt our operations, reduce our revenues and materially adversely affect our business.

A work stoppage at one or more of our facilities, whether caused by fire, flooding, epidemics, pandemics, military hostilities, government-imposed shutdowns, severe weather, including that caused by climate change, other natural disaster or otherwise, could have a material adverse effect on our business, financial condition and results of operations. In addition, some of our workforce in China is represented by labor unions in accordance with local practices. Although we believe that our relations with our employees are strong, if our unionized workers were to engage in a strike, work stoppage or other slowdown in the future, we could experience a significant disruption of our operations. No assurances can be made that we will not experience work stoppages due to government directives, employee health concerns, and other types of conflicts with labor unions, works councils, and other similar groups in the future.

A work stoppage at one or more of our suppliers could also materially and adversely affect our business if an alternative source of supply is not readily available. In addition, if one or more of our customers were to experience a work stoppage, that customer could cease or limit purchases of our products, which could have a material adverse effect on our business, financial condition and results of operations. In addition, the credit and default risk or bankruptcy of customers or suppliers as a result of work stoppages could likewise materially and adversely affect our business, financial condition and results of operations.

We may not have sufficient insurance coverage to cover business continuity.

A sustained or repeated interruption in the manufacturing of our products due to labor shortage, fire, flood, war, pandemic, natural disasters, regulatory requirements, and similar unforeseen events beyond our control may interfere with our ability to manufacture our products and fulfill customers’ demands in a timely manner, and make it difficult, or in certain cases, impossible for us to continue our business for a substantial period of time. Failure to manufacture our products and meet customer demands would impair our ability to generate revenues, which would adversely affect our financial results. We currently do not have a formal disaster recovery or business continuity plan in place and any disaster recovery and business continuity plans that we may put in place may prove inadequate in the event of a serious disaster or similar event. As part of our risk management, we maintain insurance coverage for our business. However, we cannot assure you that the amount of insurance will be sufficient to satisfy any damages or losses we may incur. If our insurance coverage is not sufficient, we may incur substantial expenses, which could have a material adverse effect on our business.

Defects, field failures or performance problems in our products, including in our software, firmware and battery management systems, could result in loss of customers, reputational damage, and decreased revenue. We may also face warranty, indemnity, and product liability claims that may arise from defective products or field failures.

Although our products meet our stringent quality requirements, they may contain undetected errors or defects, especially when first introduced or when new generations of products are released. Errors, defects, field failures or poor performance can arise due to design flaws, defects in raw materials or components, manufacturing difficulties, or bugs, errors or vulnerabilities in the software, firmware or battery management system (“BMS”) embedded in our products, any of which can affect the quality, safety and performance of our products. Our energy storage systems rely on sophisticated firmware and BMS software to monitor and control battery cell charging and discharging, thermal management, state-of-health diagnostics, safety protections and communication with customer systems. Any defects, errors or security vulnerabilities in this software or firmware, or any failure of our BMS to perform as designed under actual field conditions, could result in reduced product performance, safety incidents, damage to battery cells or other components, unplanned system shutdowns, or the inability to detect or prevent hazardous operating conditions.

Furthermore, defective components may give rise to warranty, indemnity, or product liability claims against us that exceed any revenue or profit we receive from the affected products. We offer warranties developed for specific use cases of our energy storage systems and individual batteries. For static IT data center power applications, our batteries and energy storage systems come with an initial 10-year battery defects in material and workmanship warranty for indoor stationary applications; an initial five-year defects in material and workmanship battery warranty for batteries used in generator starter outdoor stationary applications. For AI dynamic power indoor stationary applications our energy storage system warranty duration varies with the nature of the AI dynamic power load profile. In all energy storage systems we provide a two-year warranty for the electronic and electro-mechanical components, but may negotiate specific terms with certain customers. While we accrue reserves for warranty claims, our estimated warranty costs for previously sold products may change to the extent future products are not compatible with earlier generation products under warranty. Our warranty accruals are based on various assumptions, which are based on a short operating history. As our installed base of deployed energy storage systems grows, the actual field performance, degradation rates and service life of our products may differ materially from our historical assumptions and laboratory testing, particularly as our products are deployed in a wider range of operating environments, duty cycles and climatic conditions. Such differences could require us to significantly increase our warranty reserves, incur higher-than-expected service, maintenance and replacement costs, or undertake product replacement or remediation activity at significant expense. As a result, these assumptions could prove to be materially different from the actual performance of our systems, causing us to incur substantial unanticipated expense to repair or replace defective products in the future or to compensate customers for defective products. Our failure to accurately predict future claims could result in unexpected volatility in, and have a material adverse effect on, our financial condition.

We may become subject to product liability claims, even those without merit due to product tampering or operation and maintenance in violation of operating manuals, which could harm our business, financial condition and results of operations. We face inherent risk of exposure to claims in the event our batteries do not perform as expected or malfunction resulting in personal injury or death. Although we seek to limit our liability, a product liability claim brought against us, even if unsuccessful, would likely be time- consuming, costly to defend, and may hurt our reputation in the marketplace. A successful product liability claim against us could require us to pay a substantial monetary award. Moreover, a product liability claim could generate substantial negative publicity about our products and business and inhibit or prevent commercialization of other future products, which would have a material adverse effect on our brand, business, prospects and operating results. Any insurance coverage might not be sufficient to cover all potential product liability claims. Any lawsuit seeking significant monetary damages either in excess of our coverage, or outside of our coverage, may have a material adverse effect on our reputation, business and financial condition. We may not be able to secure additional product liability insurance coverage on commercially acceptable terms or at reasonable costs when needed, particularly if we do face liability for our products and are forced to make a claim under our policy.

In addition, as we grow our manufacturing volume, the chance of manufacturing defects could increase. We may be unable to correct manufacturing defects or other failures of our components and the products in which they are incorporated in a manner satisfactory to our customers, which could adversely affect customer satisfaction, market acceptance and our business reputation.

As our installed base of energy storage systems continues to grow, we will become increasingly exposed to risks associated with the long-term field performance of our products. Our products are designed for extended service lives of up to 15 years and are deployed across a variety of operating environments, including data centers, industrial facilities and outdoor installations, each of which subjects our products to different thermal, electrical and mechanical stresses. Actual field conditions may differ significantly from the controlled environments in which our products are tested, and product performance, degradation rates, battery cycle life and component reliability may not conform to our historical assumptions or engineering models. If field performance falls short of expectations, we may experience increased warranty claims, higher service and maintenance costs, accelerated product replacement activity, customer dissatisfaction and reputational harm. In addition, as our installed base expands, even a low incidence rate of field failures or performance issues could result in a material aggregate financial impact, and any trends indicating higher-than-expected failure rates or performance degradation could require us to record additional warranty reserves or asset impairments, which could materially and adversely affect our financial condition and results of operations.

The performance and reliability of our products depend increasingly on the software, firmware and BMS embedded in our energy storage solutions. Our BMS is responsible for critical functions, including monitoring individual battery voltages and temperatures, managing charge and discharge cycles, enforcing safety limits, communicating operational data to customer monitoring platforms, and triggering protective shutdowns when abnormal conditions are detected. As our products are deployed in more demanding applications, including AI dynamic power environments with variable and high-frequency duty cycles, the complexity and performance requirements of our firmware and BMS software will continue to increase. Software and firmware updates deployed to products in the field, whether to improve functionality, address defects or respond to evolving customer requirements, carry inherent risks, including the potential for introducing new bugs, incompatibilities with existing hardware configurations, or unintended changes to system behavior. Any failure of our software, firmware or BMS to perform as designed, including failures to accurately monitor battery health, manage thermal conditions, prevent overcharge or over-discharge conditions, or communicate critical alerts, could result in reduced product performance, accelerated degradation, safety incidents, product recalls, warranty claims, regulatory scrutiny and reputational harm. In addition, as our products become more connected and data-driven, they may become increasingly vulnerable to cybersecurity threats that could compromise the integrity or availability of our BMS or firmware, potentially resulting in unauthorized access, manipulation of system controls, or disruption of product operations, any of which could materially and adversely affect our business, customer relationships, financial condition and results of operations.

If required maintenance is performed incorrectly or if maintenance requirements exceed our current expectations, or if we are unable to scale our field service, technical support and spare parts capabilities to keep pace with our growing installed base, this could adversely affect our reputation, prospects, business, financial condition and results of operations.

Our products require periodic maintenance or refurbishment, such as inspection and re-torquing of electrical or mechanical fasteners, and the review of BMS data to ensure no alarms or notifications are overlooked. Maintenance items are intended to be scheduled on a periodic basis but may vary depending on system operations. We currently rely on our customers that do not have service agreements with us or that perform maintenance that is not covered by such agreements to follow our product operations and maintenance manuals. We have had, and in the future may continue to have, incidents of failure to maintain or perform required maintenance correctly that damage or adversely affect the performance of our products and/or result in catastrophic failure with damages. In addition, we have had, and in the future may continue to have, components such as our batteries that have a shorter service life than anticipated and require replacement in lieu of maintenance. Furthermore, there is risk of harm to persons or property if individuals performing maintenance do not follow applicable maintenance or safety protocols. Any such incident or harm would likely lead to adverse publicity and potentially a safety recall, decisions or mandates to temporarily halt production or implement an extended suspension of field operations, and expenses related to carrying out site remediation, revising our training programs and updating our maintenance manual, and could also adversely affect our reputation, customer’s willingness to place future orders, our operating results and prospects, business, financial condition and results of operations. In addition, for customers that have purchased maintenance services from us, unforeseen issues may arise that may require maintenance beyond what we currently expect. Our channel partners generally provide first-level maintenance services and we have limited experience providing maintenance on a large scale and since our existing and potential customers are geographically dispersed, if any recurring or significant one-off maintenance is required, this could increase our costs. As our deployed installed base grows and our customer deployments expand into new geographies and applications, we will need to significantly scale our field service organization, technical support capabilities, spare parts inventory and logistics, and service partner network to meet increasing demand for maintenance, repair and replacement services. We may also need to establish regional spare parts depots, train and certify additional field service personnel and third-party service partners, and invest in remote monitoring and diagnostics infrastructure to support a larger and more dispersed installed base. There can be no assurance that we will be able to scale these capabilities in a timely or cost-effective manner, and any failure to do so could result in delayed response times, extended equipment downtime for our customers, increased service costs, customer dissatisfaction and loss of business.

Our ability to deliver high-quality field service and technical support is critical to customer satisfaction, product uptime and our reputation. As our deployments increase, we will become more dependent on third-party service partners to deliver field service and technical support on our behalf, particularly in international markets where we may not have a direct service presence. We may be unable to identify, train, certify and retain a sufficient number of qualified service partners, and the quality of service delivered by such partners may not meet our standards or customer expectations. In addition, maintaining adequate spare parts inventory and logistics capabilities across a growing number of geographies will require significant investment and planning, and any shortage of critical spare parts or delays in parts availability could result in prolonged equipment downtime and customer dissatisfaction. If we are unable to scale our field service infrastructure, technical support resources, spare parts supply chain and service partner network to keep pace with our growing installed base, our customer relationships, reputation, business, financial condition and results of operations could be materially and adversely affected.

We depend on third-party suppliers for the development and supply of key raw materials and components for our products. We also depend on vendors for the shipping of our products. Quality issues or delays in our supply or delivery chain and shipments could harm our ability to manufacture, supply and commercialize our products.

We depend on third-party suppliers for the development and supply of key raw materials and components for our products, including battery cell and cabinet components, shipping containers, chemicals and electronic components. We will need to maintain and significantly grow our access to key raw materials and control our related costs. We use various raw materials and components to construct our products, including zinc and nickel, that are critical to our manufacturing process. We also rely on third-party suppliers for injected molded parts and power electronics which undergo a qualification process that can take months.

The cost of components for our batteries depends in part upon the prices and availability of raw materials. In recent periods, we have seen an increase in costs for a wide range of materials and components and such increases may continue, particularly if we again experience high rates of inflation. Additionally, supply chain disruptions and access to materials have impacted and continue to impact our vendors and suppliers’ ability to deliver materials and components to us in a timely manner. We have experienced significant disruptions to key supply chains, shipping times, shipping availability, manufacturing times, and increases in associated costs, both with respect to the sourcing of supplies and the delivery of our products. We have experienced and may continue to experience supply chain issues, delays to deliveries, and vendor quality issues, as well as volatility in our supply costs of many of our key components, including nickel, zinc and copper. If we experience similar issues in the future, our ability to produce and deliver our products and to recognize additional revenue may be materially and adversely affected.

We expect prices for materials to fluctuate over time. Available supply for materials may also be unstable, depending on market conditions and global demand for these materials, including as a result of increased global production of batteries and products.

Shipping delays caused by various economic, weather and COVID-19 pandemic effects created a shortage in shipping containers and other supply chain delays in the past and may again in the future. We have limited visibility into these supply chain disruptions and increased shipping container costs. Given that our product currently relies on the availability of shipping containers, such shortages may reduce our profitability if we are not able to pass the increased costs to our customers. Moreover, any such attempts to increase product prices may be difficult to achieve and even if achieved, may harm our brand, prospects and operating results.

We depend on third-party vendors for the shipping of our products. We have in the past faced and may yet again face disruptions in the logistics sector making it more challenging to find trucks to ship our products. The shipping of our products to customers internationally in a timely, cost-effective, and secure manner that does not damage our products has proved and may again prove to be challenging. The failure to deliver our products in a timely fashion or within budget may also harm our brand, prospects and operating results. In addition, if our batteries are damaged during shipment, we may be required to repair or replace such units.

An increase in the cost of nickel, copper, or zinc prices, or a decrease in the availability of these raw materials, could adversely affect our manufacturing costs, gross margins and results of operations.

Our nickel-zinc battery technology relies on several key raw materials, including nickel, copper and zinc, which are critical inputs in the manufacture of our battery cells, modules and energy storage systems. The prices of these commodities are subject to significant volatility and are influenced by numerous factors beyond our control, including global and regional supply and demand dynamics, geopolitical events and trade policies, macroeconomic conditions, currency exchange rate fluctuations, speculative trading activity, governmental regulation and environmental and mining policies in the countries where these materials are produced. In recent periods, we have experienced increases in the costs of certain raw materials and components used in our products, and we may experience similar or more significant cost increases in the future.

An increase in the market price of nickel, copper or zinc could significantly increase our manufacturing costs and reduce our gross margins, particularly if we are unable to pass such cost increases on to our customers through higher product prices. Our ability to adjust pricing to reflect increases in raw material costs may be limited by competitive pressures, existing contractual commitments with customers, the price sensitivity of our target markets and the availability of alternative energy storage technologies that may use lower-cost materials. If commodity prices increase and we are unable to offset those increases through price adjustments, manufacturing efficiencies or cost reductions elsewhere in our operations, our profitability could be materially and adversely affected.

In addition, the global supply of nickel, copper and zinc is concentrated in a limited number of countries, and the availability of these raw materials may be affected by factors such as export restrictions, tariffs, trade sanctions, political instability, labor disputes, natural disasters, environmental regulations and the allocation of production capacity to competing end markets. The growing global demand for batteries and energy storage systems, electric vehicles and other applications that consume significant quantities of these metals may further constrain supply and exacerbate pricing pressures. If we are unable to source nickel, copper, zinc or other critical raw materials in sufficient quantities and at acceptable prices, we may be unable to manufacture our products at planned volumes or at costs that allow us to maintain our target gross margins, which could have a material adverse effect on our business, financial condition and results of operations.

Unlike some of our competitors that use lithium-based chemistries, our products are dependent on nickel and zinc as primary active materials. Accordingly, changes in the relative pricing of nickel and zinc compared to lithium could affect our competitive position. If the prices of nickel and zinc increase at a rate disproportionate to increases in lithium prices, or if lithium prices decline while nickel and zinc prices remain elevated, the cost relationship of our nickel-zinc technology relative to lithium-ion alternatives could erode, which could make it more difficult for us to compete effectively on price and could adversely affect demand for our products.

Our facilities or operations could be damaged or adversely affected as a result of natural disasters and other catastrophic events.

Our facilities or operations could be adversely affected by events outside of our control, such as natural disasters, wars, health epidemics and other calamities. We cannot assure you that any backup systems will be adequate to protect our facilities or operations from the effects of fire, floods, typhoons, earthquakes, power loss, telecommunications failures, break-ins, war, riots, terrorist attacks or similar events. Any of the foregoing events may give rise to interruptions, breakdowns, system failures, technology platform failures or internet failures, which could cause the loss or corruption of data or malfunctions of software or hardware as well as adversely affect our ability to provide services.

We must obtain product certifications and demonstrate compliance with applicable safety and performance standards required by regulators, certification bodies, customers, and the geographic regions in which we market our products. These requirements may include certifications or evaluations to standards developed by organizations such as UL Solutions, CSA Group, European Commission (“CENELEC”), International Electrotechnical Commission (“IEC”) and other applicable standards bodies.

Our current generation of batteries and battery systems has obtained the certifications, listings, approvals, and conformity assessments required for the geographies and customer applications we currently serve, including certifications and evaluations to applicable standards published by organizations such as UL Solutions, CSA Group, CENELEC and IEC. Based on these certifications, we also intend to expand our current generation of battery systems product certification to other national standards as we expand geographically or enter new markets with new certification requirements. We also intend to obtain all required certifications and meet all applicable safety standards for our future products. Failure to obtain the required certifications would have a significant impact on our revenues, as such certifications are required by most of our customers. As battery storage has become a more widespread and more critical component in electrical and electronic systems, additional rules will be introduced and regulation changes will occur. We must continue to adapt and ensure conformity to new standards and regulations introduced in the market.

Risks Related to Our Future Growth

If we fail to manage our recent and future growth effectively, we may be unable to execute our business plan, maintain high levels of customer service, or adequately address competitive challenges.

We have experienced significant growth in recent periods and intend to continue to expand our business significantly within existing and new markets. This growth has placed, and any future growth may place, a significant strain on our management, operational, and financial infrastructure. We will be required to expand, train, and manage our growing employee base and scale and otherwise improve our information technology, or IT, infrastructure in tandem with that headcount growth. Our management will also be required to maintain and expand our relationships with customers, suppliers, and other third parties and attract new customers and suppliers, as well as manage multiple geographic locations.

Our current and planned operations, personnel, customer support, IT, information systems, and other systems and procedures might be inadequate to support future growth and may require us to make additional unanticipated investments in its infrastructure. Our success and ability to further scale our business will depend, in part, on our ability to manage these changes in a cost-effective and efficient manner. If we cannot manage our growth, we may be unable to take advantage of market opportunities, execute our business strategies, or respond to competitive pressures. This could also result in declines in quality or customer satisfaction, increased costs, difficulties in introducing new offerings, or other operational difficulties. Any failure to effectively manage growth could adversely impact our business and reputation.

Our growth prospects depend on our ability to capitalize on market opportunities and our estimates of market opportunity and forecasts of market growth may prove to be inaccurate.

We believe that several market opportunities could help fuel our growth prospects, including the following:

•	the demand for artificial intelligence data center power solutions, as well as for traditional data centers;
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the pervasiveness of electric grid congestion, creating an opportunity to deploy batteries to reduce the peak energy usage of a customer in specific locations where infrastructure constraints create a need for transmission and/or distribution upgrades; and

•	the demand for generator starter systems supporting the expansion of generator assets in data center and industrial markets.

However, our market opportunity estimates and growth forecasts are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. The variables that go into the calculation of our market opportunity are subject to change over time, and there is no guarantee that any particular number or percentage of current or prospective customers covered by our market opportunity estimates will purchase our products at all or generate any particular level of revenue for us. In addition, alternatives to nickel-zinc-based energy storage solutions may present themselves, which could substantially reduce the market for our products. Any expansion in our market depends on a number of factors, including the cost, performance and perceived value associated with our zinc-based energy storage solutions.

The methodology and assumptions used to estimate market opportunities may differ materially from the methodologies and assumptions previously used to estimate the total addressable market. To estimate the size of our market opportunities and our growth rates, we have relied on market reports by leading research and consulting firms and our own internal estimates. While our estimates of the total addressable market opportunity included in this registration statement are made in good faith and are based on assumptions and estimates we believe to be reasonable under the circumstances, these estimates of the total addressable market and growth forecasts are subject to significant uncertainty, are based on assumptions and estimates that may not prove to be accurate and are based on data published by third parties that we have not independently verified.

Our planned expansion into new geographic markets or new product lines or services could subject us to additional business, financial, and competitive risks.

Historically, we have primarily sold our products in the United States and Canada and in 2024 expanded our operations into the EMEA region through direct employees and regional partners. We have in the past, and may in the future, evaluate opportunities to expand into new geographic markets and introduce new product offerings and services that are a natural extension of our existing business. We also may from time to time engage in acquisitions of businesses or product lines with the potential to strengthen our market position, enable us to enter attractive markets, expand our technological capabilities, or provide synergy opportunities.

Our success operating in these new geographic or product markets, or in operating any acquired business, will depend on a number of factors, including our ability to develop solutions to address the requirements of the commercial and industrial end users as well as system integration partners, our timely qualification and certification of new products, our ability to manage increased manufacturing capacity and production, and our ability to identify and integrate any acquired businesses.

Further, any additional markets that we may enter could have different characteristics from the markets in which we currently sell products, and our success will depend on our ability to adapt properly to these differences. These differences may include regulatory requirements, including tax laws, trade laws, labor regulations, tariffs, export quotas, customs duties, or other trade restrictions, limited or unfavorable intellectual property protection, international, political or economic conditions, restrictions on the repatriation of earnings, longer sales cycles, warranty expectations, product return policies and cost, performance and compatibility requirements. In addition, expanding into new geographic markets will increase our exposure to presently existing and new risks, such as fluctuations in the value of foreign currencies and difficulties and increased expenses in complying with United States and foreign laws, regulations, and trade standards, including the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”).

Failure to develop and introduce these new products successfully into the market, to successfully integrate acquired businesses or to otherwise manage the risks and challenges associated with our potential expansion into new product and geographic markets, could adversely affect our revenues and our ability to sustain profitability.

Our ability to proceed with projects under development and complete construction of projects on schedule and within budget are subject to contractual, technology, operating and commodity risks as well as market conditions that may affect our operating results.

Our ability to proceed with projects under development and complete construction of projects on schedule and within budget, including development of our battery manufacturing facility in the United States, may be adversely affected by escalating costs and lead times for materials and components, tariffs, export controls, labor and regulatory compliance, inability to obtain necessary permits, interconnections or other approvals on acceptable terms or on schedule and by other factors. If any development project or construction is not completed, is delayed or is subject to cost overruns, we could become obligated to make delay or termination payments or become obligated for other damages under contracts, experience diminished returns or write off all or a portion of our capitalized costs in the project. Each of these events could have an adverse effect on our business, financial condition and results of operations. We currently face and will continue to face significant competition, including from products using other energy storage sources that may be lower priced or have preferred environmental characteristics.

We operate in highly competitive energy industries, and we are subject to pricing pressure and increasing competition. Many of our competitors and potential competitors have substantially greater financial, marketing, personnel and other resources than we do, and if we do not compete effectively, our competitive positioning and our operating results will be harmed.

The energy storage markets continue to evolve and are highly competitive. We compete with a number of major international manufacturers and distributors, as well as a large number of smaller, regional competitors, in the energy storage market. Due to excess capacity in some sectors of our industry and consolidation among industrial battery purchasers, we have been subjected to significant pricing pressures. We anticipate continued competitive pricing pressure as foreign producers are able to employ labor at significantly lower costs than producers in the U.S. and Western Europe, expand their export capacity and increase their marketing presence in our major markets in the U.S. and Europe. Our ability to maintain and improve our operating margins depends on our ability to control and reduce our costs in addition to our ability to communicate the value of our solutions and maintain business relationships with customers. If we are unable to offset pricing pressures, our profitability and cash flows could be adversely affected. We cannot assure you that we will be able to continue to control our operating expenses, to raise or maintain our prices or increase our unit volume, in order to maintain or improve our operating results.

Many of our current and potential competitors are large entities at a more advanced stage in development and commercialization than we are and, in some cases, have substantially greater financial, marketing, personnel and other resources, to increase their market share. Our key competitors include different energy storage technologies such as multiple chemistries of lithium-ion batteries, lead-acid batteries, and non-battery energy storage technologies such as supercapacitors and flywheels. If our competitors continue to penetrate the energy storage market, our prospects for gaining market share will be diminished.

We expect competition in energy storage technology to intensify due to a regulatory push for lower- carbon energy sources, continuing globalization, and consolidation in the energy industry, as well as market developments such as increased demand for data centers to support artificial intelligence technologies and other business purposes. Developments in alternative technologies or improvements in energy storage technology made by competitors may materially adversely affect the sales, pricing and gross margins of our products.

Some of our current and potential competitors have longer operating histories and greater financial, technical, marketing and other resources than we do. These factors may allow our competitors to respond more quickly or efficiently than we can to new or emerging technologies. These competitors may engage in more extensive research and development efforts, undertake more far-reaching marketing campaigns and adopt more aggressive pricing policies, which may allow them to more effectively compete for new energy storage projects and customers.

The execution of our strategy to expand into new markets and geographies could require strategic partnerships, joint ventures and licensing arrangements and is in a very early stage and is also subject to various risks which could adversely affect our business and future prospects.

We may enter into new strategic partnerships, joint ventures and licensing arrangements to expand our business and enter into new markets. However, there is no assurance that we will be able to consummate any such arrangements as contemplated to commercialize our products. There is also no assurance that we will be able to realize the benefits of any such arrangements even if we do enter into such strategic partnerships, joint ventures and licensing arrangements and there is always a risk that either party may be unable to comply with its delivery, payment, or other obligations under any such arrangement. The occurrence of any such risks may result in diminished potential value of these types of relationships to us. For example, in 2025 we entered into a contract manufacturing relationship with Hanza AB in Finland, to establish power system assembly in Europe to support delivery of our energy storage systems across Europe and the Middle East. While we project that the market for our products in the region will grow and that we will realize improved logistics efficiency, there can be no assurance that we will realize the expected benefits of this collaboration.

Any future strategic partnerships, joint ventures or licensing arrangements may require us, among other things, to pay certain costs, make certain capital investments or to seek the partner’s consent to take certain actions. In addition, if a partner is unable or unwilling to meet its economic or other obligations under the respective arrangements, we may be required to either fulfill those obligations alone to ensure the ongoing success of, or to dissolve and liquidate, the partnership, joint venture or licensing arrangement. These factors could result in a material adverse effect on our business, prospects and financial results.

Our results of operations may fluctuate from quarter to quarter, which could make our future performance difficult to predict and could cause our results of operations for a particular period to fall below expectations, resulting in a decline in the price of our common stock.

Revenue from our battery sales is primarily recorded upon transfer of ownership of the product to the customer. Under our customer contracts, this transfer typically takes place upon shipment of the battery from our manufacturing facility but, in some instances, occurs upon delivery to a customer site or, customer acceptance. Because our revenues are generally derived from sales of battery systems and other energy storage solutions that may take many months to manufacture and prepare for delivery, such revenue can come in peaks and troughs based on the underlying customer arrangements. As a result, our quarterly results of operations are difficult to predict and may fluctuate significantly in the future based on the timing of product deliveries. In addition, because a significant portion of our revenue may be derived from a relatively small number of customer projects, the timing, postponement, acceleration, cancellation, or modification of one or more significant orders may have a disproportionate impact on our quarterly operating results. Accordingly, period-to-period comparisons of our operating results may not be meaningful and should not be relied upon as an indication of future performance.

Risks Related to Our International Operations

Because our success depends, in part, on our ability to expand sales internationally, our business will be susceptible to risks associated with international operations.

We currently maintain offices and/or have personnel in the United States, the European Union and China. In the year ended December 31, 2025, our non-U.S. revenue was approximately 84.8% of our total revenue. We expect to continue to expand our international operations by developing our sales, marketing and operations presence internationally, which may include opening offices in new jurisdictions. Any additional international expansion efforts that we are undertaking and may undertake may not be successful. In addition, conducting international operations subjects us to new risks, some of which we have not generally faced in the United States or other countries where we currently operate. These risks include, among other things:

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lack of familiarity and burdens of complying with foreign laws, legal standards, privacy and cybersecurity standards, regulatory requirements, tariffs and other barriers, and the risk of penalties to our customers and individual members of management or employees if our practices are deemed to not be in compliance;

•	practical difficulties of enforcing intellectual property rights in countries with varying laws and standards and reduced or varied protection for intellectual property rights in some countries;
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an evolving legal framework and additional legal or regulatory requirements for privacy and cybersecurity, which may necessitate the establishment of systems to maintain data in local markets, requiring us to invest in additional data centers and network infrastructure, and the implementation of additional employee privacy documentation (including locally compliant privacy notices and policies), all of which may involve substantial expense and may cause us to need to divert resources from other aspects of our business, all of which may adversely affect our business;

•	unexpected changes in regulatory requirements, taxes, trade laws, tariffs, export quotas, custom duties or other trade restrictions;
•	difficulties in managing systems integrators and partners;
•	increased or unexpected supply chain challenges or delays;
•	differing technology standards;
•	different pricing environments, longer sales cycles, longer accounts receivable payment cycles and difficulties in collecting accounts receivable;
•	increased financial accounting and reporting burdens and complexities;

•

difficulties in managing and staffing international operations, including the proper classification of independent contractors and other contingent workers, differing employer/employee relationships and local employment laws;

•

increased costs involved with recruiting and retaining an expanded employee population, including highly skilled workers and leaders in the energy storage industry, outside the United States through cash and equity-based incentive programs, and legal costs and regulatory restrictions in issuing our shares to employees outside the United States;

•	labor disruptions in employee populations outside the United States;
•	global political and regulatory changes that may lead to restrictions on immigration and travel for our employees;
•	fluctuations in exchange rates that may decrease the value of our foreign-based revenue or increase the cost of our foreign operations;
•	global public health threats or geopolitical events such as tensions in and around the Middle East, Ukraine and other areas of the world;
•	degradation in U.S. relationships with targeted countries that could result in those countries disfavoring doing business with U.S. companies;
•	potentially adverse tax consequences, including the complexities of foreign value added tax (or other tax) systems, restrictions on the repatriation of earnings and transfer pricing requirements; and
•	permanent establishment risks and complexities in connection with international payroll, tax and social security requirements for international employees.

Additionally, operating in international markets also requires significant management attention and financial resources. We cannot be certain that the investment and additional resources required in establishing operations in other countries will produce desired levels of revenue or profitability.

Compliance with laws and regulations applicable to our global operations also substantially increases our cost of doing business in foreign jurisdictions. We have limited experience in marketing, selling and supporting our products outside of the United States, Canada and Europe. Our limited experience in operating our business internationally increases the risk that any potential future expansion efforts that we may undertake will not be successful. If we invest substantial time and resources to expand our international operations and are unable to do so successfully, in a timely manner, our business, financial condition, revenues, results of operations or cash flows will suffer. We may be unable to keep current with changes in government requirements as they change from time to time. Failure to comply with these regulations could harm our business. In many countries, it is common for others to engage in business practices that are prohibited by our internal policies and procedures or other regulations applicable to us. Although we have implemented policies and procedures designed to ensure compliance with these laws and policies, there can be no assurance that all of our employees, contractors, partners and agents will comply with these laws and policies. Violations of laws or key control policies by our employees, contractors, partners or agents could result in delays in revenue recognition, financial reporting misstatements, enforcement actions, reputational harm, disgorgement of profits, fines, civil and criminal penalties, damages, injunctions, other collateral consequences or the prohibition of the importation or exportation of our solutions and could harm our business, financial condition, revenues, results of operations or cash flows.

International trade policies, including tariffs, sanctions and trade barriers may adversely affect our business, financial condition, results of operations and prospects.

Substantial new tariffs and other restrictive trade policies have created a dynamic and unpredictable trade landscape, which may adversely impact our business.

Current or future tariffs or other restrictive trade measures may significantly raise the costs of raw materials, components or finished goods, which may adversely impact both our product offerings and our operational expenses. Such cost increases may reduce our margins and require us to increase prices, which could harm our competitive position, reduce customer demand and damage customer relationships. Our manufacturers, suppliers and distribution channels are also affected by the current trade environment, and we may experience supply chain disruptions as a result of increased costs and uncertainty, as well as risks to the long-term viability of key vendors, which may impact our ability to meet customer demand or manage inventory efficiently. Tariff and other trade-related cost pressures and supply chain disruptions may lead to reputational harm if we are unable to deliver products or services on expected timelines or if any price increases are poorly received by customers or business partners. In addition, many of our customers operate businesses that may be impacted by trade policies, which may result in decreased demand for our products or extended sales cycles as customers assess the impact of evolving trade policies on their operations and face increased costs or decreased revenue due to tariffs and trade restrictions.

Trade disputes, trade restrictions, tariffs and other geopolitical tensions between the U.S. and other countries may also exacerbate unfavorable macroeconomic conditions including inflationary pressures, foreign exchange volatility, financial market instability, and economic recessions or downturns, which may also negatively impact customer demand for our products or services, delay purchases, limit expansion opportunities with customers, limit our access to capital, or otherwise negatively impact our business and operations. Ongoing tariffs, trade restrictions and macroeconomic uncertainty have and may continue to contribute to volatility in the price of our common stock.

The complexity of announced or future tariffs may also increase the risk that we or our customers or suppliers may be subject to civil or criminal enforcement actions in the U.S. or foreign jurisdictions related to compliance with trade regulations. In addition, retaliatory trade policies or anti-U.S. sentiment in certain regions whether driven by trade tensions, political disagreements, or regulatory concerns may make customers, governments and investors more hesitant to engage with, purchase from or invest in U.S. firms. This may lead to increased preference for local competitors, changes to government procurement policies, heightened regulatory scrutiny, decreased intellectual property protections, delays in regulatory approvals or other retaliatory regulatory non-tariff policies, which may result in heightened international legal and operational risks and difficulties in attracting and retaining non-U.S. customers, suppliers, employees, partners and investors.

Ongoing uncertainty regarding trade policies may also further complicate our short- and long-term strategic planning, and that of our partners and customers, including decisions regarding hiring, product strategy, capital investment, supply chain design and geographic expansion.

While we continue to monitor trade developments, the ultimate impact of these risks remains uncertain and any prolonged economic downturn, escalation in trade tensions, or deterioration in international perception of U.S.-based companies could materially and adversely affect our business, results of operations, financial condition and prospects. In addition, tariffs and other trade developments have and may continue to heighten the risks related to the other risk factors described herein.

We currently rely on our manufacturing facility in China for the production of components of our battery products, and a significant disruption in the operation of our manufacturing facility in China, political unrest in China, tariffs, impact of outbreaks of health epidemics, or changes in social, political, trade, health, economic, environmental, or climate-related conditions or in laws, regulations and policies governing foreign trade could materially and adversely affect our business, financial condition and results of operations.

We currently manufacture the components of our products at our manufacturing facility in China. Our manufacturing facility and operations in China involve significant risks, including:

•	product supply disruptions and increased costs as a result of heightened exposure to changes in the policies of the Chinese government, political unrest or unstable economic conditions in China;
•

the imposition of tariffs or other trade barriers as a result of changes in social, political, and economic conditions or in laws, regulations, and policies governing foreign trade, including the tariffs previously implemented and additional tariffs that have been proposed by the U.S. government on various imports from China and by the Chinese government on certain U.S. goods, the scope and duration of which, if implemented, remain uncertain;

•	the nationalization or other expropriation of private enterprises or intellectual property by the Chinese government, which could result in the total loss of our investment in China; and

•

interruptions to our manufacturing or business operations resulting from geo-political actions, including war and terrorism, natural disasters including earthquakes, typhoons, floods, and fires, or outbreaks of health epidemics.

Any of these matters could materially and adversely affect our business and results of operations. These interruptions or failures could impair our ability to operate our business, impede the commercialization of our product candidates or delay the introduction of new products, impact our product quality, or impair our competitive position.

Our nickel-zinc batteries manufactured at our facility in China are being re-classified from non-hazardous to hazardous in line with the product’s up-to-date specific chemical properties, potentially allowing the Company to be fully compliant with all UN regulatory and compliance guidelines around hazard characteristics such as ignitability, corrosivity, and toxicity. Changing the UN designation can present procedural hurdles with the Chinese government when exporting, resulting in potential delays in exportation of batteries.

Our nickel-zinc batteries manufactured at our facility in China are undergoing a reclassification from non- hazardous to hazardous materials under the United Nations system for the classification and labeling of chemicals, in order to align the products’ transportation classification with their up-to-date specific chemical properties, including hazard characteristics such as ignitability, corrosivity and toxicity. This reclassification is intended to ensure that we are fully compliant with all applicable UN regulatory and compliance guidelines governing the transportation and handling of hazardous materials. While we believe this reclassification is the appropriate step to maintain full regulatory compliance, the process of changing the UN hazardous materials designation involves significant procedural and administrative requirements, including obtaining updated export approvals, permits and certifications from the relevant Chinese governmental authorities.

The Chinese government’s regulatory framework for the exportation of goods classified as hazardous materials is more complex and burdensome than the framework applicable to non-hazardous goods. The reclassification process may require us to obtain new or amended export licenses, comply with additional packaging, labeling and documentation requirements, undergo additional inspections and testing by Chinese customs and regulatory authorities, and engage specialized hazardous materials logistics providers for the transportation and handling of our products. These requirements may result in delays in the exportation of our batteries from China, increased logistics and compliance costs, and disruptions to our supply chain and customer delivery schedules. We cannot predict the timeline for completing the reclassification process or the full scope of additional regulatory requirements that may be imposed by the Chinese government in connection with the export of our reclassified products. Any delays in obtaining the necessary governmental approvals, or any changes in the Chinese government’s export control policies, hazardous materials regulations, or customs procedures, could further extend the timeline for reclassification and result in prolonged disruptions to our ability to export batteries from China. During any period of delay, we may be unable to ship products from our China manufacturing facility, which could result in production backlogs, increased inventory carrying costs, delayed customer deliveries and lost revenue.

Our expanding international operations expose us to additional operational, regulatory and foreign currency risks that could adversely affect our business, financial condition and results of operations.

We are continuing to expand our international operations as part of our growth strategy. However, there are a variety of risks and costs associated with our international sales and operations, which include the cost of conducting our business internationally and hiring and training international employees and establishing regional sales, service and support capabilities, if required, and the costs associated with complying with local law. Our international expansion also requires us to establish and maintain relationships with distributors, system integrators, OEM partners and other local business partners, which may not be successful. Furthermore, we cannot predict the rate at which our zinc-based energy storage solutions will be accepted in international markets by potential customers or whether customer demand will develop as anticipated.

We believe our ability to attract new customers to utilize our zinc-based energy storage solutions or to attract existing customers to expand their use of our products is directly correlated to the level of engagement we obtain with the customer. To the extent we are unable to effectively engage with non-U.S. customers due to our limited sales force capacity or limited regional service and support resources, we may be unable to effectively grow in international markets.

As our international operations expand, our exposure to the effects of fluctuations in currency exchange rates grows. While we have primarily transacted with customers in U.S. dollars historically, we expect to continue to expand the number of transactions with our customers that are denominated in foreign currencies in the future. In addition, certain of our manufacturing, procurement and operating costs are incurred in foreign currencies, which may increase our exposure to exchange rate fluctuations. Additionally, fluctuations in the value of the U.S. dollar and foreign currencies may make our products and services more expensive for international customers, which could harm our business. Additionally, we incur expenses for employee compensation and other operating expenses for our non-U.S. employees in the local currency for such locations. Fluctuations in the exchange rates between the U.S. dollar and other currencies could result in an increase to the U.S. dollar equivalent of such expenses. These fluctuations could cause our results of operations to differ from our expectations or the expectations of our investors. Additionally, such foreign currency exchange rate fluctuations could make it more difficult to detect underlying trends in our business and results of operations and may cause significant period-to-period volatility in our reported financial results. We may attempt to mitigate a portion of these risks through foreign currency hedging based on our judgment of the appropriate trade-offs among risk, opportunity and exposure. Any future hedging activities may not offset the full, or in some cases any, adverse financial impact resulting from unfavorable movement in foreign currency exchange rates, which could adversely affect our financial condition and results of operations.

Our international operations may subject us to greater than anticipated tax liabilities.

The amount of taxes we may pay in different jurisdictions depends on the application of the tax laws of various jurisdictions, including the United States, to our international business activities, changes in tax rates, new or revised tax laws or interpretations of existing tax laws and policies, and our ability to operate our business in a manner consistent with our corporate structure and intercompany arrangements. The taxing authorities of the jurisdictions in which we operate may challenge our methodologies for pricing intercompany transactions pursuant to any future intercompany arrangement or disagree with our determinations as to the income and expenses attributable to specific jurisdictions. If such a challenge or disagreement were to occur, and our position was not sustained, we could be required to pay additional taxes, interest and penalties, which could result in one-time tax charges, higher effective tax rates, reduced cash flows, and lower overall profitability of our operations. Our consolidated financial statements could fail to reflect adequate reserves to cover such a contingency. Similarly, a taxing authority could assert that we are subject to tax in a jurisdiction where we believe we have not established a taxable connection, often referred to as a “permanent establishment” under international tax treaties, and such an assertion, if successful, could increase our expected tax liability in one or more jurisdictions.

Risks Related to Compliance with Law, Government Regulation and Litigation

We are subject to governmental export and import controls and trade and economic sanctions that could impair our ability to compete in global markets and subject us to liability if we are not in full compliance with applicable laws and other controls.

Our products, technology and services are subject to various restrictions under export controls, import laws and regulations, and economic sanctions of the United States, the European Union, China and other jurisdictions in which we conduct business, including the U.S. Export Administration Regulations administered by the U.S. Department of Commerce, the International Traffic in Arms Regulations administered by the U.S. Department of State’s Directorate of Defense Trade Controls, U.S. Customs regulations, and trade and economic sanctions administered by the U.S. Department of Treasury’s Office of Foreign Assets Control. Export controls and trade and economic sanctions include restrictions or prohibitions on the sale or supply of certain products, technologies and services to embargoed or sanctioned countries and territories, and governments of these jurisdictions, as well as other countries, persons and entities. Additionally, under these current and future laws and regulations, exports of our products, technology and services, as well as the underlying technology, may require export authorizations, including by license, a license exception or other appropriate government authorizations, and the filing of a classification request or certain reports to use a license exception, as applicable. If we need to obtain any necessary export licenses or other authorizations for a particular sale, the process may be time-consuming and may result in the delay or loss of opportunities to sell our products. Customers may defer or decline their purchases of our products due to uncertainty about export controls, and as a result, our business could be materially adversely affected.

We take precautions to prevent our products and services and the underlying technology from being provided, deployed or used in violation of export controls and sanctions laws and regulations. However, we cannot provide assurance that our policies and procedures relating to export control and sanctions compliance have prevented, or will prevent, violations by us or our partners or agents. Any violation of U.S. sanctions or export controls, including failure to obtain appropriate import, export or re-export licenses or authorizations, could result in significant monetary fines and penalties and government investigations, delays in approving or denials of export licenses and reputational harm and loss of business.

We will continue to review our existing compliance measures to ensure compliance with any applicable regulatory changes. Changes in our products, or future changes in export and import and sanctions laws and regulations, may create delays in the introduction of our products and the underlying technology in international markets, prevent our clients with global operations from deploying our products globally, adversely affect our ability to hire personnel from certain countries to work on our products, or, in some cases, prevent the export or import of our products to certain countries, governments or persons altogether.

Any change in export or import controls, economic sanctions or related legislation, shift in the enforcement or scope of existing laws and regulations, or change in the countries, governments, persons or technologies targeted by such regulations, could result in decreased use of our products by, or in our decreased ability to export or sell our products to, existing or potential customers. Any decreased use of our products or limitation on our ability to export or sell our products in major international markets could adversely affect our business, financial condition and results of operations.

We expect to incur significant costs in complying with these regulations. Regulations related to energy storage are currently evolving and we may face additional risks associated with changes to these regulations as well as increased licensing requirements and other restrictions.

Our business is exposed to risks associated with litigation, investigations and regulatory proceedings.

We may face legal, administrative and regulatory proceedings, claims, demands and/or investigations involving stockholders, customers, competition and/or other issues relating to our business. Litigation and regulatory proceedings are inherently uncertain, and adverse rulings could occur, including monetary damages, or an injunction stopping us from engaging in certain business practices, or requiring other remedies, such as compulsory licensing of patents.

An unfavorable outcome or settlement or any other legal, administrative and regulatory proceeding may result in a material adverse impact on our business, results of operations, financial position and overall trends. In addition, regardless of the outcome, litigation can be costly, time-consuming, and disruptive to our operations. Any claims or litigation, even if fully indemnified or insured, could damage our reputation and make it more difficult to compete effectively or to obtain adequate insurance in the future.

In addition, the laws and regulations our business is subject to are complex and change frequently. We may be required to incur significant expense to comply with changes in, or remedy violations of, these laws and regulations.

Furthermore, while we maintain insurance for certain potential liabilities, such insurance does not cover all types and amounts of potential liabilities and is subject to various exclusions as well as caps on amounts recoverable. Even if we believe a claim is covered by insurance, insurers may dispute our entitlement to recovery for a variety of potential reasons, which may affect the timing and, if the insurers prevail, the amount of our recovery.

Contracts with government entities subject us to risks, including early termination, audits, investigations, sanctions and penalties.

As part of our business strategy, we may enter into contracts with state and federal government entities, including contracts with the Department of War and the Department of Energy, among others, which subject our business to statutes and regulations applicable to companies doing business with the government, including the Federal Acquisition Regulation. These government contracts customarily contain provisions that give the government substantial rights and remedies, many of which are not typically found in commercial contracts and which are unfavorable to contractors. For instance, most contracts with U.S. government agencies include provisions that allow the government to unilaterally terminate or modify contracts for convenience, and in that event, the counterparty to the contract may generally recover only its incurred or committed costs and settlement expenses and profit on work completed prior to the termination. If the government terminates a contract for default, the defaulting party may be liable for any extra costs incurred by the government in procuring undelivered items from another source.

In addition, government contracts normally contain additional requirements that may increase our costs of doing business, reduce our profits, and expose us to liability for failure to comply with these terms and conditions. These requirements could include, for example:

•	specialized disclosure and accounting requirements unique to government contracts;
•	cybersecurity safeguards and assessments beyond what are typically required by commercial equivalents;

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financial and compliance audits of our cost structure, accounting controls and procedures and adequacy of our policies and systems to meet Federal Acquisition Regulation requirements. These audits may result in potential liability for price adjustments, recoupment of government funds after such funds have been spent, civil and criminal penalties, or administrative sanctions such as suspension or debarment from doing business with the U.S. government;

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granting the U.S. government certain rights to inventions, data, software codes and related material that we develop under government-funded contracts and subcontracts, which may permit the U.S. government to disclose or license this information to third parties, including, in some instances, our competitors;

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requirements to fulfill government contracts assigned ratings under the Defense Priorities and Allocations System Program ahead of our commercial contracts, which could prevent us from meeting our commercial customer contracts’ requirements or schedules;

•	public disclosures of certain contract and company information;
•	mandatory security and privacy framework compliance requirements, including the handling of controlled unclassified information; and
•	mandatory socioeconomic compliance requirements, including labor requirements, non-discrimination and affirmative action programs and environmental compliance requirements.

Government contracts are also generally subject to greater scrutiny by the government than commercial contracts are by commercial customers. For example, government agencies can initiate reviews, audits and investigations regarding our compliance with government contract requirements. In addition, failure to comply with government contracting laws, regulations and contract requirements, may result in termination of our contracts, and we may be subject to financial and/or other liability under our contracts, the Federal Civil False Claims Act (including treble damages and other penalties), or criminal law. In particular, the False Claims Act’s “whistleblower” provisions also allow private individuals, including present and former employees, to sue on behalf of the U.S. government. Any penalties, fines, suspension, or damages could adversely affect our ability to operate our business and our financial results. Responding to any investigation or action relating to government contracts could result in a significant diversion of management’s attention and resources and significant defense costs and other professional fees.

In the future, our customers may also include non-U.S. governments. Similar procurement, budgetary, contract and audit risks that apply in the context of U.S. government contracting may also apply to our doing business with these entities. In addition, compliance with complex regulations and contracting provisions in a variety of jurisdictions can be expensive and consume significant management resources.

We are subject to requirements relating to environmental and safety regulations and environmental remediation matters, including Extended Producer Responsibility in some countries, which could adversely affect our business, results of operation and reputation.

We are subject to numerous federal, state and local environmental laws and regulations governing, among other things, solid and hazardous waste storage, treatment and disposal, and remediation of releases of hazardous materials. There are significant capital, operating and other costs associated with compliance with these environmental laws and regulations. Environmental laws and regulations may become more stringent in the future, which could increase costs of compliance or require us to manufacture with alternative technologies and materials.

Federal, state and local authorities also regulate a variety of matters, including, but not limited to, health, safety and permitting in addition to the environmental matters discussed above. New legislation and regulations may require us to make material changes to our operations, resulting in significant increases to the cost of production.

Our manufacturing process will have hazards such as, but not limited to, hazardous materials, machines with moving parts, and high voltage and/or high current electrical systems typical of manufacturing equipment and related safety incidents. There may be safety incidents that damage machinery or product, slow or stop production, or harm employees. Consequences may include litigation, regulation, fines, increased insurance premiums, mandates to temporarily halt production, workers’ compensation claims, or other actions that impact the company brand, finances, or ability to operate.

We and the third parties with whom we work are subject to stringent and evolving U.S. and foreign laws, regulations and rules, contractual obligations, industry standards, policies and other obligations related to data privacy and security. Our (or the third parties with whom we work) actual or perceived failure to comply with such obligations could lead to regulatory investigations or actions; litigation (including class claims) and mass arbitration demands; fines and penalties; disruptions of our business operations; reputational harm; loss of revenue or profits; loss of customers or sales; and other adverse business consequences.

In the ordinary course of business, we process personal data and sensitive information. Our data storage and processing activities may subject us to privacy, data protection and security obligations, such as various laws, regulations, regulatory guidance, external and internal privacy and security policies, contractual requirements and other obligations relating to data privacy, localization and security, both in the U.S. and in foreign jurisdictions.

In the United States, federal, state and local governments have enacted numerous privacy and security laws, including data breach notification laws, personal data privacy laws, consumer protection laws (e.g., Section 5 of the Federal Trade Commission Act) and other similar laws (e.g., wiretapping laws). Numerous U.S. states have enacted comprehensive privacy laws that impose certain obligations on covered businesses, including providing specific disclosures in privacy notices and affording residents with certain rights concerning their personal data. For example, the California Consumer Privacy Act of 2018 (“CCPA”) applies to personal data of California consumers, business representatives and employees who are California residents, and requires certain businesses to provide specific disclosures in privacy notices and honor requests of such individuals to exercise certain privacy rights. The CCPA provides for fines and allows private litigants affected by certain data breaches to recover significant statutory damages. Similar laws are being considered in several other states, as well as at the federal and local levels, and we expect more states to pass similar laws in the future.

Outside the United States, an increasing number of laws, regulations, industry standards and other obligations may govern privacy, data protection and security. For example, the European Union’s General Data Protection Regulation (“EU GDPR”), the UK’s General Data Protection Regulation (“UK GDPR”) (collectively, “GDPR”), Australia’s Privacy Act, and China’s Personal Information Protection Law (“PIPL”) impose strict requirements for processing personal data.

For example, under the GDPR, companies may face temporary or definitive bans on data processing and other corrective actions; fines of up to 20 million Euros under the EU GDPR, 17.5 million pounds sterling under the UK GDPR or, in each case, or 4% of annual global revenue, whichever is greater; or private litigation related to processing of personal data brought by classes of data subjects or consumer protection organizations authorized at law to represent their interests. Additionally, we also target customers in Asia and are or may become subject to new and emerging data protection and privacy regimes in Asia, including China’s PIPL, Japan’s Act on the Protection of Personal Information, and Singapore’s Personal Data Protection Act. For example, China’s PIPL imposes a set of specific obligations on covered businesses in connection with their processing and transfer of personal data and imposes fines of up to RMB 50 million or 5% of the prior year’s total annual revenue of the violator.

Our employees and personnel may use generative AI technologies and/or automated decision-making technologies to perform their work, and the disclosure and use of personal information in generative AI technologies is subject to various privacy laws and privacy obligations. Governments have passed and are likely to pass additional laws and regulations regulating AI and/or automated decision-making technologies. Our use of this technology could result in additional compliance costs, regulatory investigations and actions, and lawsuits. If we are unable to use AI and/or automated decision-making technologies, it could make our business less efficient and result in competitive disadvantages.

We may also become subject to new laws that regulate non-personal data. For example, the European Union’s Data Act imposes certain data and cloud service interoperability and switching obligations to enable users to switch between cloud service providers without undue delay or cost, as well as certain requirements concerning cross-border international transfers of, and governmental access to, non-personal data outside the European Economic Area (“EEA”). Depending on how this Act and any similar laws are implemented and interpreted, we may have to adapt our business practices, contractual arrangements and services to comply with such obligations.

In the ordinary course of business, we transfer personal data from Europe and other jurisdictions to the United States or other countries. Europe and other jurisdictions have enacted laws requiring data to be localized or limiting the transfer of personal data to other countries. In particular, the EEA and the UK each has significantly restricted the transfer of personal data to the United States and other countries whose privacy laws it believes are inadequate. Other jurisdictions may adopt similarly stringent interpretations of their data localization and cross-border data transfer laws. Although various mechanisms may be used to transfer personal data from the EEA and UK to the United States in compliance with law, these mechanisms are subject to legal challenges, and there is no assurance that we can satisfy or rely on these measures to lawfully transfer personal data to the United States. If there is no lawful manner for us to transfer personal data from the EEA, the UK, or other jurisdictions to the United States, or if the requirements for a legally-compliant transfer are too onerous, we could face significant adverse consequences.

We are also bound by other contractual obligations related to privacy, data protection and security, and our efforts to comply with such obligations may not be successful. For example, certain laws addressing privacy, data protection and security, such as the EU GDPR, Switzerland Federal Act on Data Protection, UK GDPR, Australia’s Privacy Act and CCPA, may require our customers to impose specific contractual restrictions on their service providers. Additionally, some of our customers may require us to host personal data locally.

We publish privacy policies, marketing materials and other statements, such as compliance with certain certifications or self-regulatory principles, regarding privacy, data protection and security. Regulators are increasingly scrutinizing these statements, and if these policies, materials or statements are or are perceived to be deficient, lacking in transparency, deceptive, unfair or misrepresentative of our practices, we may be subject to investigation, enforcement actions by regulators, or other adverse consequences.

Obligations related to privacy, data protection and security are quickly changing, becoming increasingly stringent and creating regulatory uncertainty. Additionally, these obligations may be subject to differing applications and interpretations, which may be inconsistent or conflict among jurisdictions. We have in the past failed, and may in the future fail (or be perceived to have failed), in our efforts to comply with our privacy, data protection or security obligations, including contractual obligations with customers. Moreover, despite our efforts, our personnel or third parties with whom we work may similarly not achieve compliance with such obligations, which could negatively impact our business operations. If we or third parties with whom we work fail, or are perceived to have failed, to address or comply with applicable privacy, data protection or security obligations, we could face significant consequences, including but not limited to: government enforcement actions (e.g., investigations, fines, penalties, audits, inspections and similar events); litigation (including class-action claims)); mass arbitration demands; additional reporting requirements and/or oversight; bans or restrictions on processing personal data; contract terminations and orders to destroy or not use personal data. In particular, plaintiffs have become increasingly more active in bringing privacy-related claims against companies, including class claims and mass arbitration demands. Some of these claims allow for the recovery of statutory damages on a per violation basis, and, if viable, carry the potential for considerable statutory damages, depending on the volume of data and the number of violations. Any of these events could have a material adverse effect on our reputation, business or financial condition, including but not limited to: loss of customers; inability to process personal data or to operate in certain jurisdictions; interruptions or stoppages in our business operations or data collection; limited ability to develop or commercialize our products; expenditure of time and resources to defend any claim or inquiry; adverse publicity; or substantial changes to our business model or operations.

We are subject to U.S. and foreign anti-corruption, anti-bribery and similar laws, and non-compliance with such laws can subject us to criminal or civil liability and harm our business.

We are subject to the FCPA, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, and other anti-bribery, and anti-corruption laws in countries in which we conduct activities. Anti- corruption and anti-bribery laws are interpreted broadly to generally prohibit companies, their employees, and their third-party intermediaries from authorizing, promising, offering, providing, soliciting, or accepting, directly or indirectly, improper payments or benefits to or from any person whether in the public or private sector. We may engage with partners and third-party intermediaries to conduct our business abroad, including marketing our services and obtaining necessary permits, licenses, and other regulatory approvals. In addition, we or our third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities. We can be held liable for the corrupt or other illegal activities of these third-party intermediaries, and of our employees, representatives, contractors, partners and agents, even if we do not explicitly authorize such activities. The FCPA also requires public companies to make and keep accurate books and records that accurately reflect the transactions of the corporation and to devise and maintain an adequate system of internal accounting controls. We cannot provide any assurance that all of our employees and agents will not take actions in violation of our compliance policies and applicable law, for which we may be ultimately held responsible.

Detecting, investigating, and resolving actual or alleged violations of anti-corruption laws can require a significant diversion of time, resources, and attention from senior management. In addition, noncompliance with anti-corruption or anti-bribery laws could subject us to whistleblower complaints, investigations, sanctions, settlements, prosecution, enforcement actions, fines, damages, other civil or criminal penalties, injunctions, suspension or debarment from contracting with certain persons, reputational harm, adverse media coverage and other collateral consequences.

Changes in tax laws could adversely affect our business prospects and financial results.

We are subject to income and other taxes in the United States and other jurisdictions, each of which has its own rules. Our current and future effective tax rates may be subject to volatility or adversely affected by a number of factors, including changes in the valuation of our deferred tax assets and liabilities; expected timing and amount of the release of any tax valuation allowances; tax effects of stock-based compensation; or lower than anticipated future earnings in jurisdictions where we have lower statutory tax rates and higher than anticipated future earnings in jurisdictions where we have higher statutory tax rates.

In addition, the tax regimes we are subject to or operate under, including with respect to income and non- income taxes, are unsettled and may be subject to significant change. Changes in tax laws, regulations, or rulings, or changes in interpretations of existing laws and regulations, could materially adversely affect us. For example, on July 4, 2025, the U.S. government passed legislation commonly referred to as the One Big Beautiful Bill Act (“OBBBA”), which made permanent certain of the tax law changes originally enacted under previous tax reform legislation, in addition to other changes that may impact our tax liability. The OBBBA reinstated immediate expensing of certain research and experimental expenses incurred in the United States in tax years beginning after December 31, 2024 (though the requirement to amortize foreign research and experimental expenses over 15 years remains unchanged). In addition, previous tax reform legislation includes provisions that impact the U.S. federal income taxation of certain corporations, including imposing a 1% excise tax on public corporations that repurchase their stock in certain transactions. Future guidance from the Internal Revenue Service and other tax authorities with respect to this and other legislation may affect us, and certain aspects thereof could be repealed or modified in future legislation.

In addition, our tax obligations and effective tax rate in the countries where we do business could increase as a result of international tax developments, including the implementation of certain initiatives led by international organizations such as the Organization for Economic Cooperation and Development (“OECD”) and the European Commission. For example, the OECD has been leading multilateral efforts on proposals, commonly referred to as “BEPS 2.0”, which include, among other measures, the imposition of a minimum effective corporate tax rate (referred to as “Pillar Two”). A number of countries have enacted, or are in the process of enacting, core elements of the Pillar Two rules (with further provisions expected to be enacted in the future). Based on our understanding of the applicable minimum revenue thresholds, we currently expect that we do not fall within the scope of the Pillar Two rules. However, if we become subject to the Pillar Two rules in the future, it could increase our overall tax obligations and result in additional compliance costs. We are monitoring developments and evaluating the potential impact of the Pillar Two rules and assessing our eligibility for applicable transitional and safe harbor provisions (including the additional safe harbor published by the OECD on January 5, 2026 as part of its proposed “side-by-side” arrangement, which applies to multinational groups headquartered in certain qualifying jurisdictions, which includes the United States).

Any of these developments or changes in U.S. federal, state or international tax laws or tax rulings could adversely affect our effective tax rate and our operating results.

In addition, we may be subject to audits of our income, sales and use, and other taxes by taxing authorities. Outcomes from these audits may adversely affect our business, financial condition, and results of operations.

Our current and future effective tax rates may be affected by changes in the mix of earnings in countries with differing statutory tax rates, changes in the valuation of deferred tax assets and liabilities and changes in tax laws or their interpretation. In addition, we may be subject to tax audits by various tax jurisdictions. Although we believe our tax liabilities are reasonably estimated and accounted for in accordance with applicable laws and principles, an adverse resolution by one or more taxing authorities may have a material impact on the results of our operations.

Risks Related to Intellectual Property

If we are unable to obtain, maintain and protect our intellectual property and proprietary rights, including with respect to the scope of our patent portfolio, our competitors could develop and commercialize products and technology similar or identical to ours, and our competitive advantage may be adversely affected.

Our success depends, in significant part, on our ability to obtain, maintain, enforce and defend patents and other intellectual property rights, including copyrights, trademarks and trade secrets, with respect to our products and technology. We may not be able to prevent unauthorized use of our intellectual property. We rely upon a combination of the intellectual property protections afforded by patent, copyright, trademark and trade secret laws in the United States and other jurisdictions, as well as license agreements and other contractual protections, to establish, maintain and enforce rights in our proprietary technologies. In addition, we seek to protect our intellectual property rights through nondisclosure and invention assignment agreements with our employees and consultants, and through non-disclosure agreements with business partners and other third parties.

Our intellectual property may be stolen or infringed, misappropriated or otherwise violated. Despite our implementation of security measures, our information technology systems and those of our service providers may be vulnerable to the theft of our intellectual property, data or trade secrets or business disruption, such as risks caused by hacking or cybersecurity intrusions. In addition, there is the risk that employees or consultants do not abide by their nondisclosure or intellectual property obligations, or contractual partners do not abide by the terms of our agreement. To the extent that there is any loss or damage to our data or inappropriate disclosure of confidential information, it could compromise the competitive advantage of our trade secrets, cause significant damage to our reputation, affect our relationships with our customers, suppliers and employees and lead to claims against the company.

Despite our efforts to protect our proprietary rights, third parties may attempt to copy or otherwise obtain and use our intellectual property. Monitoring unauthorized use of our intellectual property is difficult and costly, and the steps we have taken or will take to prevent misappropriation may not be sufficient. Any enforcement efforts we undertake, including litigation, could be time-consuming and expensive and could divert management’s attention, which could harm our business, results of operations and financial condition. In addition, existing intellectual property laws and contractual remedies may afford less protection than needed to safeguard our intellectual property portfolio. Our assertion of intellectual property rights may result in another party seeking to assert claims against us, which could harm our business.

Patent, copyright, trademark and trade secret laws vary significantly throughout the world. A number of foreign countries do not protect intellectual property rights to the same extent as do the laws of the United States. Therefore, our intellectual property rights may not be as strong or as easily enforced outside of the United States and efforts to protect against the unauthorized use of our intellectual property rights, technology and other proprietary rights may be more expensive and difficult outside of the United States. Failure to adequately protect our intellectual property rights could result in our competitors using our intellectual property to offer products, potentially resulting in the loss of some of our competitive advantage and a decrease in our revenue, which would adversely affect our business, financial condition and operating results.

Our patent applications may not result in issued patents, our patents could be rendered unenforceable or invalid, or our patent rights may be contested, circumvented, invalidated or limited in scope, any of which could have a material adverse effect on our competitive position.

Our patent applications may not result in issued patents, which may have a material adverse effect on our ability to prevent others from commercially exploiting products similar to ours. The status of patents involves complex legal and factual questions, and the breadth of claims allowed is uncertain. As a result, we cannot be certain that the patent applications that we file will result in patents being issued, or that our patents and any patents that may be issued to us will afford protection against competitors with similar technology. Numerous patents and pending patent applications owned by others exist in the fields in which we have developed and are developing our technology. In addition to those who may have patents or patent applications directed to relevant technology with an effective filing date earlier than any of our existing patents or pending patent applications, any of our existing or pending patents may also be challenged by others on the basis that they are otherwise invalid or unenforceable. Even issued patents can be challenged, so the fact that we have an issue patent is not an assurance that it is necessarily valid and enforceable and valid. For example, if we seek to enforce our rights, or a third party believes that our patents could pose a challenge to them, we may be subject to claims that our intellectual property rights are invalid or not enforceable. Furthermore, patent applications filed in foreign countries are subject to laws, rules and procedures that differ from those of the United States, and thus we cannot be certain that foreign patent applications related to issued U.S. patents will be issued.

If we do not replace our expiring patents with new patents, our ability to protect our products and technology may be compromised.

Our current patent portfolio incrementally expires between 2027 and 2034. Once a patent expires, we cannot enforce it against competitors or other third parties, which may make it easier for them to copy our technologies and give us a competitive disadvantage. We are investing time, money and resources for further innovation and patent filings to attempt to protect the differentiating qualities of our products. However, there is no assurance that we will receive sufficient or timely patent protection or, on an overall basis, that such efforts will be successful.

We may face patent infringement and other intellectual property claims that could be costly to defend, result in injunctions and significant damage awards or other costs (including indemnification of third parties or costly licensing arrangements (if licenses are available at all)) and limit our ability to use certain key technologies in the future or require development of non-infringing products, services, or technologies, which could result in a significant expenditure and otherwise harm our business.

We may become subject to intellectual property disputes. Our success depends, in part, on our ability to develop and commercialize our products, services and technologies without infringing, misappropriating or otherwise violating the intellectual property rights of third parties. However, third parties may claim that our products, services or technologies are infringing, misappropriating or otherwise violating their intellectual property.

For example, there may be issued patents held by third parties that, if found to be valid and enforceable, could be alleged to be infringed by our current or future products, services or technologies. There also may be pending patent applications which could be alleged to be infringed by our current or future products, services or technologies. Because patent applications can take years to issue and are often afforded confidentiality for some period of time there may currently be pending applications that later result in issued patents that could cover our current or future products, services or technologies. Numerous patents and pending patent applications owned by others exist in the fields in which we have developed and are developing our technology. Our products, services or technologies may not be able to withstand any third-party claims against their use. In addition, many companies have the capability to dedicate substantially greater resources to enforce their intellectual property rights and to defend claims that may be brought against them. In a patent infringement claim against us, we may assert, as a defense, that we do not infringe the relevant patent claims, that the patent is invalid or both. The strength of our defenses will depend on the patents asserted, the interpretation of these patents, and our ability to invalidate the asserted patents. However, we could be unsuccessful in advancing non-infringement and/or invalidity arguments in our defense. In the United States, issued patents enjoy a presumption of validity, and the party challenging the validity of a patent claim must present clear and convincing evidence of invalidity, which is a high burden of proof. Conversely, the patent owner need only prove infringement by a preponderance of the evidence, which is a lower burden of proof. Our patent portfolio may not be large enough to deter patent infringement claims, and our competitors and others may now and in the future have significantly larger and more mature patent portfolios. Any litigation may also involve patent holding companies or other adverse patent owners that have no relevant solution revenue, and therefore, our patent portfolio may provide little or no deterrence as we would not be able to assert our patents against such entities or individuals. If a third party is able to obtain an injunction preventing us from accessing such third-party intellectual property rights, or if we cannot license or develop alternative technology for any infringing aspect of our business, we may be forced to limit or stop sales of our products, services or technologies or cease business activities related to such intellectual property.

We may face other intellectual property claims as well. For example, a former employer of our employees or consultants could allege that, as a result of the actions of such employees or consultant, we have improperly gained access to and used confidential information, trade secrets, software or other intellectual property rights of such former employer. In addition, a third party might allege that the brand, logos or marketing materials that we use infringes their own trademarks, design rights or copyrights.

Intellectual property lawsuits can be time-consuming and expensive to resolve, and they divert management’s time and attention. We cannot predict the outcome of lawsuits and cannot ensure that the results of any such actions will not have an adverse effect on our business, financial condition or results of operations. Any intellectual property litigation to which we might become a party, or for which we are required to provide indemnification, regardless of the merit of the claim or our defenses, may require us to do one or more of the following:

•	cease selling or using solutions or services that incorporate the intellectual property rights that allegedly infringe, misappropriate or violate the intellectual property of a third party;
•	make substantial payments for legal fees, settlement payments or other costs or damages;
•	obtain a license, which may not be available on reasonable terms or at all, to sell or use the relevant technology;
•	redesign the allegedly infringing solutions to avoid infringement, misappropriation or violation, which could be costly, time-consuming or impossible; or
•	indemnify organizations using our platform or third-party service providers.

Even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and harm our business and operating results. Moreover, there could be public announcements of the results of hearings, motions or other interim proceedings or developments and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our common stock. The occurrence of infringement claims may grow as the market for our products, services and technologies grows. In addition, our insurance may not cover potential claims of this type or may not be adequate to indemnify us for all liability that may be imposed. Accordingly, our exposure to damages resulting from infringement claims could increase and this could further exhaust our financial and management resources.

We rely on the use of third-party software and technology, and should the applicable agreements terminate, or renewals become unavailable on reasonable terms, we could lose our rights to use intellectual property necessary to develop and operate our business.

The operation of our business depends on third-party software and technology. We cannot control the availability or pricing of such third-party software or technology, especially in a highly-competitive environment, and we may be unable to negotiate favorable economic terms with the applicable providers. If third-party software or technology becomes incompatible with our offerings or unavailable, or if the providers unfavorably change the pricing or other terms or terminate their relationship with us, or simply fail to renew their agreements with us, our operations may be impeded, the research, development, operation and sale of our products may be harmed, our solutions may become less appealing to our customers, we may otherwise experience brand or reputational harm, competitive harm, and/or legal liability.

Additional Risks Related to Ownership of ZincFive Common Stock Following the Business Combination and ZincFive Operating as a Public Company An active market for ZincFive’s securities may not develop, which would adversely affect the liquidity and price of its securities.

After the closing of the Business Combination, the price of ZincFive’s securities may fluctuate significantly due to general market and economic conditions and forecasts, ZincFive’s general business condition and the release of its financial reports. An active trading market for ZincFive’s securities may never develop or, if developed, it may not be sustained. In addition, because ZincFive expects to operate as a growth company with a history of operating losses, investors may place significant emphasis on our ability to achieve commercial milestones, increase revenues, improve gross margins, generate positive cash flows and execute our growth strategy, which may contribute to increased volatility in our stock price. You may be unable to sell your securities unless a market can be established and sustained.

The market price of shares of ZincFive Common Stock may be volatile, which could cause the value of your investment to decline.

If you purchase shares of ZincFive Common Stock, you may not be able to resell those shares at or above the price you paid. The market price of ZincFive Common Stock may be highly volatile and may fluctuate or decline significantly in response to numerous factors, some of which are beyond our control. It is possible that an active trading market will not develop or be sustained. The securities markets have experienced and continue to experience significant volatility. Market volatility, as well as general economic, market or political conditions, could reduce the market price of shares of ZincFive Common Stock regardless of ZincFive’s operating performance. ZincFive’s operating results could be below the expectations of public market analysts and investors due to a number of potential factors, including:

•	changes in the industries in which ZincFive and its customers operate;
•	variations in quarterly operating results or dividends, if any, to stockholders;
•	additions or departures of key management personnel;
•	publication of research reports about ZincFive’s industry;
•	announcements regarding significant customer awards, customer losses, project delays, order timing or cancellations;
•	our ability to successfully scale manufacturing operations, improve production yields and reduce manufacturing costs;
•	our ability to obtain additional financing or changes in investors’ expectations regarding our future capital requirements;
•	changes in market demand for energy storage systems, including demand from AI data centers, industrial customers and critical infrastructure applications;
•	rumors and market speculation involving ZincFive or other companies in ZincFive’s industry, which may include short seller reports;
•	litigation and government investigations;
•	changes or proposed changes in laws or regulations or differing interpretations or enforcement of laws or regulations affecting ZincFive’s business;
•	adverse market reaction to any indebtedness incurred or securities issued in the future;
•	changes in market valuations of similar companies;
•	announcements by competitors of significant contracts, acquisitions, dispositions, strategic partnerships, joint ventures, or capital commitments;
•	the impact of any future bank failures, public health crises or geopolitical events such as tensions in and around the Middle East, Ukraine and other areas of the world; and
•	the impact of any of the foregoing on ZincFive’s management, employees, partners, customers, and operating results.

Furthermore, the stock markets in general have experienced extreme volatility, which has sometimes been unrelated to the operating performance of the issuer. The trading price of ZincFive Common Stock may be adversely affected by third parties trying to drive down or drive up the market price. Short sellers and others, some of whom post anonymously on social media, may be positioned to profit if our stock declines or otherwise exhibits volatility, and their activities may increase volatility, reduce investor confidence and negatively affect the market price and liquidity of our common stock, regardless of the accuracy of the information disseminated. These broad market and industry factors may seriously harm the market price of ZincFive Common Stock, regardless of our operating performance.

Following periods of volatility in the overall market and the market price of a company’s securities, securities class action litigation has often been instituted against such company. Such litigation could result in substantial costs and a diversion of management’s attention and resources. See also “— Risks Related to Compliance with Law, Government Regulation and Litigation — Our business is exposed to risks associated with litigation, investigations and regulatory proceedings.”

If ZincFive’s operating and financial performance in any given period does not meet the guidance provided to the public or the expectations of investment analysts, the market price of ZincFive Common Stock may decline.

In the future, ZincFive may, but is not obligated to, provide public guidance on its expected operating and financial results for future periods. Any such guidance will consist of forward-looking statements, subject to the risks and uncertainties described in this filing. ZincFive’s actual results may not always be in line with or exceed any guidance it may provide, especially in times of economic uncertainty. Further, lengthy sales cycles may contribute to substantial fluctuations in ZincFive’s quarterly or annual operating results as significant sales can be delayed to subsequent periods. Because a significant portion of our revenue may be generated from a relatively small number of customer projects, the timing of customer purchase orders, product shipments, customer acceptance, project commissioning or other milestones may cause our operating results to vary significantly from period to period. If, in the future, ZincFive’s expected operating and financial results, including selected business metrics for a particular period do not meet any guidance provided or the expectations of investment analysts, or if ZincFive reduces its guidance for future periods, the market price of its common stock may decline as well. In addition, even if we meet our published guidance, the market price of our common stock could decline if investors or analysts expected stronger performance or if our future guidance falls below market expectations. There can be no assurance that the ZincFive will continue to issue public guidance in the future.

Short sellers may engage in manipulative activity intended to drive down the market price of ZincFive Common Stock, which could also result in related regulatory and governmental scrutiny, among other effects.

Short selling is the practice of selling securities that the seller does not own but rather has borrowed or intends to borrow from a third party with the intention of later buying lower priced identical securities to return to the lender. Accordingly, it is in the interest of a short seller of ZincFive Common Stock for the price to decline. At any time, short sellers may publish, or arrange for the publication of, opinions or characterizations that are intended to create negative market momentum. Issuers, like ZincFive, whose securities have historically had limited trading history or volumes and/or have been susceptible to relatively high volatility levels can be vulnerable to such short seller attacks. As a newly public company, ZincFive may experience limited trading history and periods of relatively low trading volume, which could increase the impact of such activities on the market price of its common stock. Short selling reports can cause increased volatility in an issuer’s stock price, and result in regulatory and governmental inquiries. A short seller report about ZincFive could result in an inquiry or formal investigation from a governmental organization or other regulatory body, including any inquiry from the SEC or the U.S. Department of Justice, which could result in a material diversion of ZincFive’s management’s time and resource, and could have a material adverse effect on its business and results of operations.

In addition, allegations or negative publicity arising from short seller reports, regardless of their accuracy, could adversely affect our reputation with customers, suppliers, business partners, employees and investors, increase the volatility of our common stock and impair our ability to raise capital or pursue strategic opportunities.

Compliance obligations under the Sarbanes-Oxley Act may make it more difficult for us to effectuate the Business Combination, require substantial financial and management resources and increase the time and costs of completing a business combination.

Compliance obligations under the Sarbanes-Oxley Act will require significant financial and management resources, and if we fail to remediate our existing material weaknesses or maintain effective internal control over financial reporting, our business, financial condition and the market price of our common stock could be adversely affected.

The fact that SPKL is a blank check company makes compliance with the requirements of the Sarbanes- Oxley Act particularly burdensome on SPKL as compared to other public companies because ZincFive is not currently subject to Section 404 of the Sarbanes-Oxley Act. The standards required for a public company under Section 404 of the Sarbanes-Oxley Act are significantly more stringent than those required of ZincFive as a privately held company.

As described elsewhere in this proxy statement/prospectus, ZincFive has identified material weaknesses in its internal control over financial reporting. Specifically, the Company did not design or operate effective process-level controls pervasive across its financial reporting processes due to deficiencies in its control environment, risk assessment process, and information and communication. In addition, the Company did not maintain a sufficient complement of accounting personnel with the appropriate level of experience and expertise to enable effective segregation of duties and appropriate supervision and review of complex accounting matters.

ZincFive has begun implementing remediation measures designed to address these material weaknesses, including enhancing its internal control environment, strengthening its financial reporting processes, increasing accounting and finance personnel, improving segregation of duties and management review controls, and enhancing its risk assessment and internal communication processes. However, these remediation efforts are ongoing and may require significant management attention, additional personnel, investments in systems and processes, and substantial financial resources.

There can be no assurance that these remediation efforts will be completed successfully or in a timely manner, or that additional material weaknesses or significant deficiencies will not be identified in the future.

If ZincFive is not able to implement the requirements of Section 404, including any additional requirements once ZincFive is no longer an emerging growth company, in a timely manner or with adequate compliance, or if it is unable to remediate its existing material weaknesses and maintain effective internal control over financial reporting, ZincFive may not be able to assess whether internal controls over financial reporting are effective, may be unable to timely identify or prevent errors in its financial statements, which may subject ZincFive to adverse regulatory consequences and could harm investor confidence and the market price of ZincFive Common Stock.

If securities or industry analysts do not publish research or reports about ZincFive’s business or publish negative reports about its business, ZincFive’s share price and trading volume could decline.

The trading market for ZincFive Common Stock will depend on the research and reports that securities or industry analysts publish about ZincFive and its business. ZincFive does not have any analyst coverage and may not obtain analyst coverage in the future. In the event ZincFive obtains analyst coverage, it will not have any control over such analysts. The market price of ZincFive Common Stock could decline if its actual results do not match the analysts’ projections or if analysts revise their estimates and recommendations or price targets downward. If one or more of the analysts who cover ZincFive downgrade its shares or change their opinion of its Common Stock, ZincFive’s share price would likely decline. If one or more of these analysts cease coverage of ZincFive or fail to regularly publish reports on ZincFive, it could lose visibility in the financial markets, which could cause its share price or trading volume to decline. Reduced or inconsistent analyst coverage may also decrease investor awareness of our company and reduce the liquidity of our common stock.

ZincFive does not intend to pay cash dividends for the foreseeable future.

ZincFive has never declared or paid cash dividends on its capital stock, and it does not anticipate paying any cash dividends in the foreseeable future. Additionally, following the Business Combination, ZincFive currently intends to retain its future earnings, if any, to finance the further development and expansion of its business and does not intend to pay cash dividends in the foreseeable future. Any future determination to pay dividends will be made at the discretion of ZincFive’s Board, subject to applicable laws. It will depend on a number of factors, including ZincFive’s financial condition, results of operations, capital requirements, contractual, legal, tax and regulatory restrictions, general business conditions and other factors that ZincFive Board may deem relevant. Because we expect to continue investing significant resources to support the growth of our business, there can be no assurance that we will generate sufficient earnings or free cash flow to pay dividends in the foreseeable future. In addition, the ability to pay cash dividends may be restricted by the terms of debt financing arrangements, as any future debt financing arrangement likely will contain terms restricting or limiting the amount of dividends that may be declared or paid on ZincFive’s Common Stock. As a result, investors may be required to rely primarily on appreciation, if any, in the market price of ZincFive’s Common Stock to realize a return on their investment, and there can be no assurance that such appreciation will occur.

The provisions of the Proposed Bylaws requiring exclusive forum in the Court of Chancery of the State of Delaware and the federal district courts of the United States for certain types of lawsuits may have the effect of discouraging certain lawsuits, including derivative lawsuits and lawsuits against our directors and officers, by limiting plaintiffs’ ability to bring a claim in a judicial forum that they find favorable.

ZincFive’s proposed bylaws (the “Proposed Bylaws”) provide that, to the fullest extent permitted by law, and unless ZincFive consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of

Chancery of the State of Delaware does not have jurisdiction, another state court in Delaware or the federal district court for the District of Delaware) will be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of ZincFive, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, stockholder, officer or other employee of ZincFive to ZincFive or its stockholders, (c) any action arising pursuant to any provision of the DGCL or ZincFive’s proposed certificate of incorporation (the “Proposed Certificate of Incorporation”) or the Proposed Bylaws or (d) any action asserting a claim governed by the internal affairs doctrine, except for, as to each of (a) through (d) above, any claim as to which such court determines that there is an indispensable party not subject to the jurisdiction of such court (and the indispensable party does not consent to the personal jurisdiction of such court within 10 days following such determination). The Proposed Bylaws also provide that, unless ZincFive consents in writing to the selection of an alternative forum, the federal district courts of the United States shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act and the rules and regulations promulgated thereunder, including all causes of action asserted against any defendant to such complaint. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.

For the avoidance of doubt, this provision is intended to benefit and may be enforced by ZincFive, its officers and directors, the underwriter for any offering giving rise to such complaint and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering.

Any person or entity purchasing, holding or otherwise acquiring any interest in any of the securities of ZincFive will be deemed to have notice of and consented to the provisions of the Proposed Certificate of Incorporation described in the preceding paragraphs. These provisions may have the effect of discouraging certain lawsuits, including derivative lawsuits and lawsuits against directors and officers of ZincFive, by limiting plaintiffs’ ability to bring a claim in a judicial forum that they find favorable. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation or bylaws has been challenged in legal proceedings, and it is possible that, in connection with any applicable action brought against ZincFive, a court could find the choice of forum provisions contained in the Proposed Bylaws to be inapplicable or unenforceable in such action.

While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions, and there can be no assurance that such provisions will be enforced by a court in those other jurisdictions. Investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

Following the Business Combination, ZincFive is expected to be an emerging growth company and a smaller reporting company within the meaning of the Securities Act, and to the extent ZincFive takes advantage of certain exemptions from disclosure requirements available to emerging growth companies or smaller reporting companies, this could make ZincFive’s securities less attractive to investors and may make it more difficult to compare ZincFive’s performance with other public companies.

Following the Business Combination, ZincFive is expected to be an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and ZincFive may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in ZincFive’s periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, ZincFive’s stockholders may not have access to certain information they may deem important. Neither SPKL nor ZincFive can predict whether investors will find ZincFive’s securities less attractive because ZincFive will rely on these exemptions. If some investors find ZincFive’s securities less attractive as a result of its reliance on these exemptions, the trading prices of ZincFive’s securities may be lower than they otherwise would be, there may be a less active trading market for the securities and the trading prices of ZincFive’s securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. SPKL has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, ZincFive as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of ZincFive’s financial statements with another public company, which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.

If ZincFive ceases to be an emerging growth company, ZincFive will no longer be able to take advantage of certain exemptions from reporting, and, absent other exemptions or relief available from the SEC, ZincFive will also be required to comply with the auditor attestation requirements of Section 404 of the Sarbanes- Oxley Act. ZincFive will incur additional expenses in connection with such compliance and ZincFive’s management will need to devote additional time and effort to implement and comply with such requirements.

Additionally, after the Business Combination, ZincFive is expected to be a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. ZincFive will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of ZincFive Common Stock held by non-affiliates equals or exceeds $250 million as of the end of that year’s second fiscal quarter, or (2) ZincFive’s annual revenues equaled or exceeded $100 million during such completed fiscal year or the market value of ZincFive Common Stock held by non-affiliates equals or exceeds $700 million as of the end of that year’s second fiscal quarter. To the extent ZincFive takes advantage of such reduced disclosure obligations, it may also make comparison of ZincFive’s financial statements with other public companies difficult or impossible.

If a significant number of SPKL Class A Ordinary Shares are elected to be redeemed in connection with the Business Combination, the stock ownership of ZincFive will be highly concentrated, which will reduce the public “float” and may have a depressive effect on the market price of ZincFive Common Stock.

If a significant number of SPKL Class A Ordinary Shares are elected to be redeemed in connection with the Business Combination, the stock ownership of ZincFive will be highly concentrated within a small number of existing SPKL shareholders. This will reduce the public “float” and may have a depressive and volatile effect on the market price of the ZincFive Common Stock when demand for its stock changes.

There is no guarantee that the decision by any Public Shareholders to not redeem their Public Shares will put such shareholders in a better future economic position, and such shareholders will experience dilution as a result of the issuance of ZincFive Common Stock and securities convertible into shares of ZincFive Common Stock as consideration in connection with the Business Combination, as well as the Series A Preferred Investments.

If a Public Shareholder decides not to redeem their Public Shares and elects to continue as a holder of ZincFive Common Stock following the completion of the Business Combination, SPKL cannot assure you as to the price at which Public Shareholders may be able to sell the shares of ZincFive Common Stock in the future. Certain events following the consummation of the Business Combination may cause a decrease in ZincFive Common Stock price over time, and a decision not to redeem Public Shares may ultimately result in a lower value realized by a Public Shareholder relative to a decision to redeem in connection with the completion of the Business Combination. Specifically, if a Public Shareholder does not redeem their shares, such shareholder will bear the risk of ownership of ZincFive Common Stock after the consummation of the Business Combination, and there can be no assurance that a shareholder will be able to sell their shares of ZincFive Common Stock in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A Public Shareholder should consult his, her, or its own tax or financial advisor for assistance on how this may affect its individual situation.

Upon the Business Combination, the percentage ownership of ZincFive by Public Shareholders who do not redeem their Public Shares will be diluted as a result of the issuance of ZincFive Common Stock as consideration in connection with the Business Combination. If any of the Public Shareholders exercise their redemption rights, the percentage of shares of ZincFive Common Stock held by the former Public Shareholders will decrease and the percentages of outstanding ZincFive Common Stock held by the Sponsor and ZincFive stockholders will increase, in each case, relative to the percentage held if none of the Public Shares are redeemed. Public Shareholders who elect not to redeem will also be subject to potential dilution from the Series A Preferred Investment. In connection with the Series A Preferred Investment, ZincFive issued shares of 12.0% Series A Cumulative Convertible Preferred Stock and warrants to purchase ZincFive Common Stock. The Series A Preferred Stock was issued at $10.20 per share (representing a 15% discount to the $12.00 stated value per share) and is convertible into shares of ZincFive Common Stock. Each purchaser of Series A

Preferred Stock also received warrants to purchase a number of shares of ZincFive Common Stock equal to 100% of the total number of shares of ZincFive Common Stock into which such holders’ shares of Series A Preferred Stock are convertible on the date of Closing, at an exercise price of $12.00 per share. The Lead Purchaser also received 3,500,000 shares of ZincFive Common Stock at closing. To the extent the Series A Preferred Stock is converted and the warrants are exercised, holders of ZincFive Common Stock will experience additional dilution.

ZincFive Warrants will become exercisable for ZincFive Common Stock, which will increase the number of shares eligible for future resale in the public market and result in dilution to ZincFive stockholders.

Following the Closing, there will be          outstanding ZincFive Warrants to purchase one share of ZincFive Common Stock for an aggregate of          ZincFive Common Stock at an exercise price of $11.50 per share, which ZincFive Warrants will become exercisable 30 days after the completion of the Business Combination. In addition, there will be 10,441,174 outstanding Series A Investor Warrants to purchase one share of ZincFive Common Stock share for a number of shares of ZincFive Common Stock equal to the number of shares into which such holder’s Series A Preferred Stock is initially convertible at an exercise price of $12.00 per share, which will be exercisable immediately and expire five years after the Closing. To the extent such warrants are exercised, additional shares of ZincFive Common Stock will be issued, which will result in dilution to the holders of ZincFive Common Stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of ZincFive Common Stock.

Subsequent to the consummation of the Business Combination, ZincFive may issue additional shares of common stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to its stockholders.

ZincFive may issue additional shares of common stock or other equity securities of equal or senior rank in the future in connection with, among other things, capital-raising initiatives, future investments and acquisitions, or repayment of outstanding indebtedness, in most cases without stockholder approval.

In addition, pursuant to the Incentive Plan and the ESPP, ZincFive expects to issue additional shares of common stock, or securities exercisable for shares of common stock. Once shares are issued pursuant to the Incentive Plan and the ESPP, those shares will become eligible for sale in the public market, subject to any applicable vesting requirements, lockup agreements and other restrictions imposed by law. A total number of shares representing          % of the fully diluted, and as converted, outstanding ZincFive Common Stock immediately following consummation of the Business Combination are expected to be reserved for future issuance under the Incentive Plan. In addition, such aggregate number of shares of common stock reserved under the Incentive Plan will automatically increase on January 1 of each year for a period of ten years commencing on January 1, 2027 and ending on (and including) January 1, 2036, in an amount equal to % of the total number of shares of common stock outstanding on December 31 of the preceding year; provided, however, that the ZincFive Board may act prior to January 1st of a given year to provide that the increase for such year will be a lesser number of common stock. A number of shares equal to the lesser of 1,032,838 shares or 1.0% of the total ZincFive Common Stock outstanding on a fully diluted basis at the Closing are expected to be reserved for future issuance under the ESPP. In addition, the number of shares of ZincFive Common Stock reserved for issuance under the ESPP will automatically increase on January 1st of each year, beginning on January 1, 2027 and continuing through and including January 1, 2036, by the lesser of (1)           % of the total number of shares of the ZincFive Common Stock outstanding on December 31st of the preceding calendar year, (2)           shares of ZincFive Common Stock, or (3)           such lesser number of shares of ZincFive Common Stock as determined by the ZincFive Board. ZincFive is required to file one or more registration statements on Form S-8 under the Securities Act, as soon as practicable following the date that is sixty (60) days after the Closing, to register shares of common stock or securities convertible into or exchangeable for ZincFive’s issued common stock pursuant to the Incentive Plan and the ESPP. Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market.

The issuance of additional shares or other equity securities of equal or senior rank would have the following effects:

•	existing stockholders’ proportionate ownership interest will decrease;
•	the number of shares eligible for resale in the public market will increase;
•	the amount of cash available per share, including for payment of dividends in the future, may decrease;

•	the relative voting strength of each share of previously outstanding common stock may be diminished; and
•	the market price of ZincFive Common Stock may decline.

Market values of growth-oriented companies like ours, particularly companies that entered into business combination agreements with SPACs, have at times been affected by adverse economic and market forces which may induce downward pressure on the price and trading volume of ZincFive Common Stock.

In recent years, there have been fluctuations in the valuation of growth-oriented companies, particularly those that entered into business combination agreements with SPACs. Inflationary pressures, increases in interest rates and other adverse economic and market forces have contributed to these drops in market value. As a result, SPKL’s securities are subject to potential downward pressures, which may result in high redemptions of the cash available from the Trust Account. If there are substantial redemptions, there will be a lower float of SPKL’s common stock outstanding, which may cause further volatility in the price of our securities and adversely impact ZincFive’s ability to secure financing following the Closing.

ZincFive and SPKL will incur significant transaction costs, which could be higher than currently anticipated, and these transaction costs add risk to ZincFive’s ability to be a going concern and/or act on ZincFive’s business plan.

Both SPKL and ZincFive have incurred and expect to continue to incur significant, non-recurring costs in connection with consummating the Transactions. If the Closing occurs, SPKL will bear and pay, at or promptly after the Closing, all transaction expenses of both SPKL and ZincFive, except that ZincFive will separately bear certain specified legal and advisory fees. Aggregate transaction expenses for ZincFive and SPKL as a result of the Transactions are currently estimated to be approximately $28 million.

General Risk Factors

Our employees and independent contractors may engage in misconduct or other improper activities, which could have an adverse effect on our business, prospects, financial condition and operating results.

We are exposed to the risk that our employees and independent contractors may engage in misconduct or other illegal activity. Misconduct by these parties could include intentional, reckless or negligent conduct or other activities that violate laws and regulations, including production standards, U.S. federal and state fraud, abuse, data privacy and security laws, other similar non-U.S. laws or laws that require the true, complete and accurate reporting of financial information or data. It is not always possible to identify and deter misconduct by employees and other third parties, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. In addition, we are subject to the risk that a person or government could allege such fraud or other misconduct, even if none occurred. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, prospects, financial condition and operating results, including, without limitation, the imposition of significant civil, criminal and administrative penalties, damages, monetary fines, disgorgement, integrity oversight and reporting obligations to resolve allegations of non-compliance, imprisonment, other sanctions, contractual damages, reputational harm, diminished profits and future earnings and curtailment of our operations, any of which could adversely affect our business, prospects, financial condition and operating results.

Investments in us may be subject to regulations governing direct and indirect foreign acquisitions of and investments in U.S. businesses. If applicable, such regulations may impose conditions or limitations on a foreign investor’s ownership of and rights with respect to ZincFive (including, but not limited to, limits on an investor’s total ownership interest in and/or information and governance rights with respect to ZincFive).

Certain transactions that involve the acquisition of or investment in a U.S. business by a non-U.S. buyer or investor may be subject to review and approval by the Committee on Foreign Investment in the United States, or CFIUS. Whether CFIUS has jurisdiction to review an acquisition or investment transaction depends on — among other factors — the nature and structure of the transaction, including the level of beneficial foreign ownership interest and the nature of any information or governance rights afforded to a foreign shareholder.

For example, all investments that could result in foreign “control” of a U.S. business as that term is defined in the relevant regulations are subject to CFIUS jurisdiction. Foreign investments in U.S. businesses that have a qualifying nexus to “critical technology,” “critical infrastructure,” or “sensitive personal data” are subject to a lower CFIUS jurisdiction threshold that is triggered when a foreign investor will not “control” the U.S. business, but will be afforded certain information or governance rights, including board representation or observer rights, access to certain nonpublic technical information, or the right to involvement in certain company decision making. When CFIUS has jurisdiction to review a foreign investment transaction involving a U.S. business that produces, develops, tests, manufactures or designs “critical technology,” such transaction may trigger a mandatory pre-closing CFIUS filing requirement.

Outside the United States, other countries are expanding their own foreign direct investment, or FDI, regimes, pursuant to which investments in and transactions with companies that have a qualifying presence outside of the United States may be subject to review by non-U.S. FDI regulators. Any regulatory review of an investment or other transaction by CFIUS or other FDI regulator may have outsized impacts on transaction certainty, timing, feasibility, and cost, among other things. CFIUS and other FDI regulatory regimes are evolving. In the event CFIUS or another FDI regulator wishes to review one or more proposed or completed transactions between ZincFive and a foreign counterparty, there can be no assurances that such foreign counterparty will be able to maintain or proceed with such transaction on terms acceptable to such counterparty. With respect to ZincFive, CFIUS or other FDI regulators may exercise jurisdiction over such transactions and may seek to prohibit, unwind, or impose limitations or restrictions thereon. Should CFIUS or other FDI regulator determine that a transaction with a foreign counterparty violated relevant regulations, the parties thereto could face a financial penalty.

Our business is subject to the risks of earthquakes, fire, floods and other natural catastrophic events, global pandemics, and interruptions by man-made problems, such as terrorism. Material disruptions of our business or information systems resulting from these events could materially and adversely affect our business, financial condition and results of operations.

A significant natural disaster, such as an earthquake, fire, flood, hurricane or significant power outage or other similar events, such as infectious disease outbreaks or pandemic events, could materially and adversely affect our business, financial condition and results of operations. In addition, natural disasters, acts of terrorism or war, including the ongoing geopolitical tensions related to the conflicts in the Middle East and Russia’s actions in Ukraine, could cause disruptions in our remaining operations, our or our partners’ or suppliers’ businesses or the economy as a whole. We also rely on information technology systems to communicate among our workforce and with third parties. Any disruption to our communications, whether caused by a natural disaster or by man-made problems, such as power disruptions, could adversely affect our business. To the extent that any such disruptions result in development or commercialization delays or impede our partners’ and suppliers’ ability to timely deliver product components, or the deployment of our products, this could materially and adversely affect our business, financial condition and results of operations.

If our information technology systems or those of third parties with whom we work or our data are or were compromised, we could experience adverse consequences resulting from such compromise, including, but not limited to regulatory investigations or actions; litigation; fines and penalties; disruptions to our operations; claims that we breached our data privacy and security laws; reputational harm; a loss of customers or sales; and other adverse consequences.

In the ordinary course of our business, we, and the third parties with whom we work, process proprietary, confidential and sensitive information, including personal data, intellectual property, trade secrets, and proprietary business information owned or controlled by ourselves or other parties.

We rely on third parties to help us operate critical business systems and to process sensitive information in a variety of contexts, including, without limitation, cloud-based infrastructure, data center facilities, encryption and authentication technology, employee email, and other functions. We also share sensitive information with third parties in conjunction with our business. Our ability to monitor these third parties’ information security practices is limited, and these third parties may not have adequate information security measures in place. If we, or the third parties with whom we work, experience, or in the future experience, any security incident(s) that result in any data loss, deletion or destruction, unauthorized access to, loss of, unauthorized acquisition or disclosure of, or inadvertent exposure or disclosure of, personal data or sensitive information, or compromise related to the security, confidentiality, integrity or availability of our information technology, software, services, communications or data (or those of the third parties with whom we work), it may have a material adverse effect on our business, including without limitation, regulatory investigations or enforcement actions, litigation, indemnity obligations, negative publicity and financial loss, additional reporting requirements and/or oversight and restrictions on processing sensitive information (including personal data).

While we may be entitled to damages if our third-party service providers fail to satisfy their data privacy or security-related obligations to us, any award may be insufficient to cover our damages, or we may be unable to recover such award. Security breaches and attendant consequences may prevent or cause customers to stop using our products, deter new customers for using our products, and otherwise negatively impact our ability to grow and operate our business.

Cyber-attacks, malicious internet-based activity and online and offline fraud and other similar activities are prevalent and continue to increase and threaten the confidentiality, integrity, and availability of our sensitive information and information technology systems, and those of the third parties with whom we work. These threats are prevalent, continue to rise, are increasingly difficult to detect, and come from a variety of sources, including traditional computer “hackers,” threat actors, personnel misconduct or error (employee theft or misuse), sophisticated nation-state and nation-state supported actors, “hacktivists,” organized criminal threat actors, and personnel (such as through theft or misuse). We and the third parties on whom we rely are subject to a variety of evolving threats, including but not limited to social engineering attacks (including through deep fakes, which are increasingly more difficult to identify as fake, and phishing attacks), malicious code (such as viruses and worms), malware (including as a result of advanced persistent threat intrusions), denial-of-service attacks, credential stuffing, credential harvesting, personnel misconduct or error, ransomware attacks, supply-chain attacks, software bugs, server malfunction, software or hardware failures, loss of data or other information technology assets, adware, telecommunications failures, attacks enhanced or facilitated by AI, and other similar threats.

Ransomware attacks, including those perpetrated by organized criminal threat actors, nation-states, and nation-state supported actors, are becoming increasingly prevalent and severe and can lead to significant interruptions in our operations, loss of data and income, reputational harm, and diversion of funds. Extortion payments may alleviate the negative impact of a ransomware attack, but we may be unwilling or unable to make such payments due to, for example, applicable laws or regulations prohibiting payments.

Similarly, supply-chain attacks have increased in frequency and severity, and we cannot guarantee that third parties and infrastructure in our supply chain have not been compromised or that they do not contain exploitable defects or bugs that could result in a breach of or disruption to our information technology systems. Some actors now engage and are expected to continue to engage in cyber-attacks, including without limitation nation-state actors for geopolitical reasons and in conjunction with military conflicts and defense activities. During times of war and other major conflicts, we, the third parties with whom we work, and our customers may be vulnerable to a heightened risk of these attacks, including retaliatory cyber-attacks, that could materially disrupt our systems and operations, supply chain, and ability to produce, sell and distribute our goods and services.

Remote work has increased risks to our information technology systems and data, as more of our employees utilize network connections, computers and devices outside our premises or network, including working at home, while in transit and in public locations. Future or past business transactions (such as acquisitions or integrations) could expose us to additional cybersecurity risks and vulnerabilities, as our systems could be negatively affected by vulnerabilities present in acquired or integrated entities’ systems and technologies. Furthermore, we may discover security issues that were not found during due diligence of such acquired or integrated entities, and it may be difficult to integrate companies into our information technology environment and security program.

We have been in the past, and may in the future, be required to expend significant resources, fundamentally change our business activities and practices, and/or modify our operations, including our information technology, in an effort to protect against security breaches and to mitigate, detect, and remediate actual and potential vulnerabilities. Applicable data privacy and security obligations may require us to implement specific security measures or use industry-standard or reasonable measures to protect against security breaches. While we have implemented security measures designed to protect against security breaches, there can be no assurance that our security measures or those of our service providers, partners and other third parties will be effective in protecting against all security breaches and material adverse impacts that may arise from such breaches. The recovery systems, security protocols, network protection mechanisms and other security measures that we (and our third parties) have integrated into our platform, systems, networks and physical facilities, which are designed to protect against, detect and minimize security breaches, may not be adequate to prevent or detect service interruption, system failure or data loss.

We take steps designed to detect and remediate vulnerabilities in our information systems (such as our hardware and/or software, including that of third parties with whom we work). We have not and may not in the future be able to detect, mitigate, and remediate vulnerabilities on a timely basis. Therefore, such vulnerabilities could be exploited but may not be detected until after a security breach has occurred. We cannot be certain that we will be able to address any such vulnerabilities, in whole or part, and there may be delays in deploying patches and other remedial measures designed to address vulnerabilities. Any of the previously identified or similar threats could cause a security breach or other interruption that could result in unauthorized, unlawful, or accidental acquisition, modification, destruction, loss, alteration, encryption, disclosure of, or access to our sensitive information or our information technology systems, or those of the third parties with whom we work.

Applicable data privacy and security obligations may require us, or we may voluntarily choose, to notify relevant stakeholders of security breaches, including affected individuals, regulators and investors, of security incidents, or to take other actions, such as providing credit monitoring and identity theft protection services. Such disclosures and related actions can be costly, and the disclosures or the failure to comply with such applicable requirements, could lead to adverse consequences.

Our contracts may not contain limitations of liability and even where they do, there can be no assurance the limitations of liability in our contracts are sufficient to protect us from liabilities, damages, or claims related to our data privacy and security obligations. Relatedly, our contracts with third parties with whom we work may limit the types and/or amounts of damages that we can recover from those third parties, even where the third party is responsible for a privacy or cybersecurity incident or violation. We may not have adequate insurance coverage in the event of a security breach. We cannot assure that our existing coverage will be adequate or otherwise protect us from or adequately mitigate liabilities or damages with respect to claims, costs, expenses, litigation, fines, penalties, business loss, data loss, regulatory actions or material adverse impacts arising out of our data privacy and security practices, processing or security breaches we may experience, or that such coverage will continue to be available on acceptable terms or at all. The successful assertion of one or more large claims against us that exceeds our available insurance coverage, or results in changes to our insurance policies (including premium increases or the imposition of large deductible or co-insurance requirements), could have an adverse effect on our business. In addition, we cannot be sure that our existing insurance coverage and coverage for errors and omissions will continue to be available on commercially reasonable terms or that our insurers will not deny coverage as to any future claim.

In addition to experiencing a security breach, third parties may gather, collect, or infer sensitive information about us from public sources, data brokers, or other means that reveals competitively sensitive details about our organization and could be used to undermine our competitive advantage or market position. Additionally, sensitive information could be leaked, disclosed, or revealed as a result of or in connection with our employees’, personnel’s, or vendors’ use of generative AI technologies.

If we (or a third party with whom we work) experience a security incident or are perceived to have experienced a security incident, we may experience material adverse consequences, including, but not limited to, government enforcement actions (e.g., investigations, fines, penalties, audits, inspections and similar); litigation (including class-related claims); additional reporting requirements and/or oversight; restrictions on processing sensitive information (including personal data); indemnification obligations; negative publicity; reputational harm; monetary fund diversions; diversion of management attention; interruption in our operations (including availability of data); financial loss; and other similar harms. Security incidents and attendant material consequences may prevent or cause customers to stop using our products and services, deter new customers from using our products and services, and negatively impact our ability to grow and operate our business.

Risks Related to Our Organizational Structure Following the Business Combination

We have incurred and will continue to incur significant expenses and administrative burdens as a public company, which may adversely affect our business, prospects, financial condition, and results of operations.

We will face increased legal, accounting, administrative and other costs and expenses as a public company that we did not incur as a private company. The Exchange Act, Sarbanes-Oxley Act, including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, as well as the Public Company Accounting Oversight Board and the stock exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time- consuming. A number of those requirements require us to carry out activities we have not done previously. For example, we will create new board committees and adopt new internal controls and disclosure controls and procedures. In addition, expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if the auditors identify additional material weaknesses or significant deficiencies in the internal control over financial reporting), we may incur additional costs rectifying those issues, and the existence of those issues may adversely affect our reputation or investor perceptions of it.

Risks associated with our status as a public company may make it more difficult to attract and retain qualified persons to serve on our board of directors or as executive officers. For example, the rules and regulations governing public companies will likely make it more difficult and more expensive for ZincFive to obtain director and officer liability insurance, and it may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be difficult for ZincFive to attract and retain qualified people to serve on its board of directors, its board committees or as executive officers. The additional reporting and other obligations imposed by these rules and regulations increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. To the extent necessary to supplement our internal personnel with professional advisors, such costs may be significantly increased. These increased costs will require us to divert a significant amount of money that may otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, resulting in further increased costs.

Securities of companies formed through mergers such as the Business Combination may experience a material decline in price relative to the share price of the Public Shares prior to the Business Combination.

As with most initial public offerings of special purpose acquisition companies (each, a “SPAC”) in recent years, SPKL issued SPKL Units, each consisting of one SPKL Class A Ordinary Share and one-half of one Public Warrant, for $10.00 per unit upon the closing of its IPO. As with other SPACs, the $10.00 per unit price of SPKL Units reflected each SPKL Class A Ordinary Share having a right to redeem such share for a pro rata portion of the proceeds held in the Trust Account prior to the Closing and certain other events. Following the IPO, the proceeds held in the Trust Account were initially equal to approximately $10.05 per share, and as of          , 2026 were equal to approximately $          per share. Following the Closing, the Public Shares outstanding will no longer have any such redemption right and will be solely dependent upon the fundamental value of the combined company, which, like the securities of other companies formed through SPAC mergers in recent years, may be significantly less than both the redemption price and the amount per share initially held in the Trust Account upon consummation of the IPO.

Provisions contained in the Proposed Certificate of Incorporation, the Proposed Bylaws and Delaware law could prevent a takeover that stockholders consider favorable and could also reduce the market price of ZincFive’s stock.

The Proposed Certificate of Incorporation, the Proposed Bylaws and Delaware law contain provisions that could delay or prevent a change in control of ZincFive. These provisions could also make it more difficult for stockholders to elect directors and take other corporate actions. These include:

•	providing that ZincFive’s board of directors will be classified into three classes of directors with staggered three-year terms;
•	allowing stockholders to remove directors only for cause;
•	providing that authorized number of directors may be fixed only by ZincFive’s Board of Directors;
•	providing that vacancies on ZincFive’s Board of Directors may be filled only by a majority of directors then in office, even though less than a quorum;
•	authorizing the Board of Directors to adopt or amend bylaws;
•	prohibiting cumulative voting in the election of directors;
•	eliminating stockholders’ ability to act via written consent;
•	providing that a special meeting of stockholders may only be called by ZincFive’s Board of Directors, and any power of stockholders to call a special meeting is specifically denied;
•	requiring advance notification of stockholder nominations and proposals;
•	limiting the liability of, and providing for the indemnification of, ZincFive’s directors;

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requiring the affirmative vote of at least 66-2/3% of the voting power of the then-outstanding shares of capital stock entitled to vote thereon to amend or repeal certain of the foregoing provisions; and

•	authorizing ZincFive’s Board of Directors to issue preferred stock with voting or other rights or preferences that could discourage a takeover attempt or delay changes in control.

These provisions may frustrate or prevent any attempts by ZincFive’s stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of ZincFive’s Board of Directors, which is responsible for appointing the members of ZincFive’s management. In addition, the provisions of Section 203 of the DGCL govern ZincFive. These provisions may prohibit large stockholders, in particular those owning 15% or more of ZincFive’s outstanding voting stock, from merging or combining with ZincFive for a certain period of time without the consent of its Board of Directors unless certain provisions are met.

These and other provisions in the Proposed Certificate of Incorporation and Proposed Bylaws and under Delaware law could discourage potential takeover attempts, reduce the price investors might be willing to pay in the future for shares of ZincFive Common Stock and result in the market price of ZincFive Common Stock being lower than it would be without these provisions.

Claims for indemnification by ZincFive’s directors and officers may reduce ZincFive’s available funds to satisfy successful third-party claims against ZincFive and may reduce the amount of money available to ZincFive.

The Proposed Certificate of Incorporation and Proposed Bylaws provide that ZincFive will indemnify ZincFive’s directors and officers, in each case to the fullest extent permitted by Delaware law.

In addition, as permitted by Section 145 of the DGCL, the Proposed Bylaws and the indemnification agreements that ZincFive entered into with ZincFive’s directors and officers provide that:

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ZincFive will indemnify ZincFive’s directors and executive officers for serving in those capacities or for serving other business enterprises at our request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful;

•	ZincFive may, in ZincFive’s discretion, indemnify other officers, employees and agents in those circumstances where indemnification is permitted by applicable law;
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ZincFive will be required to advance expenses, as incurred, to ZincFive’s directors and executive officers in connection with defending a proceeding, except that such directors or executive officers shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification;

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ZincFive will not be obligated pursuant to the Proposed Bylaws to indemnify a person with respect to proceedings initiated by that person against ZincFive or ZincFive’s other indemnitees, except with respect to proceedings authorized by ZincFive’s Board of Directors or brought to enforce a right to indemnification;

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the rights conferred in the Proposed Bylaws are not exclusive, and ZincFive is authorized to enter into indemnification agreements with ZincFive’s directors, officers, employees and agents and to obtain insurance to indemnify such persons; and

•	ZincFive may not retroactively amend the Proposed Bylaws provisions to reduce ZincFive’s indemnification obligations to directors, officers, employees and agents.

Future resales of common stock may cause the market price of ZincFive’s securities to drop significantly, even if ZincFive’s business is doing well.

Sales of a substantial number of shares of ZincFive Common Stock in the public market could occur. Following the Closing, ZincFive will have          shares of common stock outstanding. If ZincFive’s stockholders sell, or the market perceives that ZincFive’s stockholders intend to sell, substantial amounts of ZincFive Common Stock in the public market, the market price of ZincFive’s stock could decline significantly. Following the Business Combination, the Insiders have agreed not to transfer their respective shares until the first anniversary of the Closing Date, and pursuant to the Proposed Bylaws, holders of any shares of ZincFive Common Stock (A) issued as consideration pursuant to the Merger Agreement held by any such holders as of the Closing, (B) issued upon the settlement or exercise of options, restricted stock units or other equity awards or warrants outstanding as of immediately prior to the Closing that are assumed by ZincFive held by any such holders as of the Closing, (C) issued to employees of ZincFive, or (D) otherwise held by Sponsor, the officers and directors of Sponsor or ZincFive, or its and their respective affiliates as of the Closing will be restricted from transferring their respective shares until the later of 180 days after the effectiveness of the Resale Registration Statement and days after the Closing (or, in the case of affiliates of ZincFive as of the Closing Date, 12 months after such effectiveness); however, in each case such transfer restrictions may terminate earlier upon the occurrence of a Triggering Event, which includes the VWAP of ZincFive Common Stock equaling or exceeding $12.00 per share for any 20 trading days within any 30 consecutive trading day period commencing at least 180 days after the effectiveness of the Resale Registration Statement. In addition, Legacy ZincFive intends to enter into lockup agreements with each Legacy ZincFive stockholder that holds 1% or more of the outstanding Legacy ZincFive Common Stock immediately following the Closing, which are expected to restrict transfers of their shares for 12 months after the effectiveness of the Resale Registration Statement and otherwise on substantially identical terms as the lockup restrictions contained in the Proposed Bylaws that are applicable to affiliates of ZincFive as of the Closing Date.

The Series A Preferred Investors, and, once such securities are released from lock-up restrictions, the applicable stockholders will not be restricted from selling shares of ZincFive Common Stock held by them, other than by applicable securities laws. Sales of a substantial number of shares of ZincFive Common Stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of ZincFive Common Stock.

As restrictions on resale end, the sale or possibility of sale of these shares could have the effect of increasing the volatility in ZincFive’s share price or the market price of ZincFive Common Stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

Moreover, following the Closing, the Registration Rights Agreement will obligate ZincFive to file one or more registration statements with the SEC for the registration for resale of certain securities held by the Sponsor and certain of ZincFive’s significant stockholders. If any of these additional shares are sold, or if it is perceived that they will be sold, in the public market, the market price of ZincFive Common Stock could decline.

Future issuances of debt securities and equity or equity-linked securities may adversely affect the market price of ZincFive Common Stock and may be dilutive to existing stockholders.

In the future, ZincFive may incur debt or issue equity ranking senior to SPKL’s common stock. Those securities will generally have priority upon liquidation. Such securities also may be governed by an indenture or other instrument containing covenants restricting its operating flexibility. Additionally, any convertible or exchangeable securities that ZincFive issues in the future may have rights, preferences and privileges more favorable than those of SPKL’s common stock. Because ZincFive’s decision to issue debt or equity in the future will depend on market conditions and other factors beyond ZincFive’s control, ZincFive cannot predict or estimate the amount, timing, nature or success of our future capital raising efforts. As a result, future capital raising efforts may reduce the market price of ZincFive Common Stock and be dilutive to existing stockholders.

ZincFive’s failure to meet the continued listing requirements of Nasdaq could result in a delisting of ZincFive’s securities.

If ZincFive fails to satisfy the continued listing requirements of Nasdaq, such as Nasdaq’s requirements with respect to corporate governance, having a minimum bid price of at least $1.00 per share, minimum stockholders’ equity of at least $2.5 million (or, alternatively, market value of listed securities of at least $35 million or net income from continuing operations of $500,000), minimum of 300 public holders, at least 500,000 publicly held shares, or market value of publicly held shares of at least $1 million, Nasdaq may take steps to delist ZincFive’s securities. Such a delisting would likely have a negative effect on the price of the securities and would impair your ability to sell or purchase the securities when you wish to do so. In the event of a delisting, ZincFive can provide no assurance that any action taken by ZincFive to restore compliance with listing requirements would allow ZincFive’s securities to become listed again, stabilize the market price or improve the liquidity of ZincFive’s securities, prevent ZincFive’s securities from dropping below the Nasdaq minimum bid price requirement or prevent future non-compliance with Nasdaq’s listing requirements. Additionally, if ZincFive’s securities are not listed on, or become delisted from, Nasdaq for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of ZincFive’s securities may be more limited than if ZincFive was quoted or listed on Nasdaq or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

Risks Related to the Domestication and the Business Combination

For purposes of this subsection only, unless the context otherwise requires, all references in this section to “SPKL,” “we,” “us” or “our” refer to SPKL prior to the Closing and ZincFive after the Closing.

Our shareholders will experience dilution due to the issuance of shares of ZincFive Common Stock, and securities exercisable for or convertible into shares of ZincFive Common Stock, to the Legacy ZincFive Securityholders as consideration in the Business Combination and the issuance of shares of ZincFive Common Stock to the Series A Preferred Investors in the Series A Preferred Investment.

Based on Legacy ZincFive’s and SPKL’s current capitalization, SPKL anticipates the total maximum number of shares of ZincFive Common Stock outstanding or issuable immediately following the Closing will be approximately          shares, excluding shares underlying ZincFive Warrants. The ZincFive Common Stock is expected to be comprised of: (i)           shares of ZincFive Common Stock held by the Sponsor and SPKL’s directors and officers; (ii)           shares of ZincFive Common Stock held by Public Shareholders holding Public Shares at the Closing; (iii) approximately          shares of ZincFive Common Stock held by the Series A Preferred Investors; (iv)           shares held by or issuable to Legacy ZincFive Securityholders; and (v)           shares issuable to Convertible Promissory Noteholders.

For the purposes of this risk factor and determining the percentage of issued and outstanding shares of ZincFive Common Stock immediately following the Closing, we are relying on the assumptions described in the section of this proxy statement/prospectus entitled “Frequently Used Terms — Share Calculations and Ownership Percentages.”

If any of the Public Shares are redeemed in connection with the Business Combination, the percentage of outstanding SPKL Ordinary Shares held by the Public Shareholders will decrease and the percentages of the outstanding ZincFive Common Stock held immediately following the Business Combination by the Sponsor, SPKL’s directors and officers and the Legacy ZincFive Securityholders upon exchange of Legacy ZincFive equity will increase. To the extent that additional awards are issued under the proposed 2026 Plan or proposed ESPP, SPKL’s existing shareholders may experience dilution. Such dilution could, among other things, limit the ability of SPKL’s current shareholders to influence ZincFive’s management through the election of directors following the Closing.

Unlike some other similarly structured blank check companies, our Sponsor will receive additional SPKL Class A Ordinary Shares if we issue shares to consummate an initial business combination.

The Founder Shares will automatically convert into SPKL Class A Ordinary Shares (which such SPKL Class A Ordinary Shares delivered upon conversion will not have any redemption rights or be entitled to liquidating distributions from the Trust Account if we fail to consummate an initial business combination) at the time of our initial business combination or earlier at the option of the holders thereof at a ratio such that the number of SPKL Class A Ordinary Shares issuable upon conversion of all Founder Shares will equal at most, in the aggregate, on an as-converted basis, 23% of the sum of (i) the total number of SPKL Ordinary Shares issued and outstanding upon completion of the IPO, (ii) the total converted SPKL Class A Ordinary Shares to be sold pursuant to the Forward Purchase Agreement, and (iii) the total number of SPKL Class A Ordinary Shares issued or deemed issued or issuable upon conversion or exercise of any equity- linked securities or rights issued or deemed issued, by the company in connection with or in relation to the consummation of the initial business combination, excluding any SPKL Class A Ordinary Shares or equity- linked securities exercisable for or convertible into SPKL Class A Ordinary Shares issued, deemed issued, or to be issued, to any seller in the initial business combination, and any Private Placement Warrants and Working Capital Warrants, upon conversion of the Convertible Note, issued to our Sponsor, any of its affiliates or any members of our management team. In no event will the SPKL Class B Ordinary Shares convert into SPKL Class A Ordinary Shares at a rate of less than one-to-one. Given the execution of a Forward Purchase Agreement, this is different than some other similarly structured blank check companies in which the initial shareholders will only be issued an aggregate of up to 23% of the total number of shares to be outstanding prior to the initial business combination.

Unlike some other similarly structured special purpose acquisition companies, our initial shareholders receive additional Founder Shares which are subject to forfeiture immediately prior to the closing of our initial business combination depending on the amount of the proceeds received under the Forward Purchase Agreement or in the event of our winding up and subsequent dissolution, but such forfeiture obligation has been waived in connection with the Business Combination pursuant to the Sponsor Agreement.

SparkLabs Group Management, LLC, an accredited institutional investor affiliated with our Sponsor, which we refer to as the forward purchaser, has entered into a Forward Purchase Agreement with us, pursuant to which it agreed to provide the post-business combination entity an aggregate purchase price of the forward purchase securities of at least $115,000,000 in a private placement to close concurrently with the closing of our initial business combination. The forward purchaser may be investing at a discount to the public offering price of the unit, i.e., $10.00 per unit, and/or may also purchase less than $115,000,000 worth of forward purchase securities in accordance with the terms of the Forward Purchase Agreement. In addition, the forward purchaser may terminate its commitment under the Forward Purchase Agreement at any time before the closing of our initial business combination. However, pursuant to the Sponsor Agreement, dated June 11, 2026, the Letter Agreement was amended, effective immediately prior to the First Effective Time, to provide that the Sponsor will not be obligated to surrender any Founder Shares (or any SPKL Class A Ordinary Shares issued upon conversion thereof) as a result of the Forward Purchaser not fulfilling its commitment under the Forward Purchase Agreement. Accordingly, no forfeiture of Founder Shares as contemplated under the Letter Agreement will occur in connection with the Business Combination regardless of whether the Forward Purchaser fulfills its commitment. If the Merger Agreement is terminated for any reason, such amendment will be void and of no force and effect and the original forfeiture obligation will be reinstated. The financing function previously contemplated by the Forward Purchase Agreement has been replaced by the Series A Preferred Investment of $106.5 million. The 3,435,065 additional Class B Ordinary Shares originally issued to our Sponsor represented the adjustment to the ratio applicable to the conversion of its Class A and Class B ordinary shares that our Sponsor would have been entitled to at the closing of our initial business combination as a result of the issuance of additional Class A ordinary shares under the Forward Purchase Agreement. As a result, the issuance of the Class A ordinary shares at the closing of our initial business combination will not trigger a further adjustment to this ratio.

There are risks to unaffiliated investors by taking Legacy ZincFive public through a merger rather than through an underwritten offering.

Unaffiliated investors are subject to certain risks as a result of Legacy ZincFive going public through a merger rather than through a traditional underwritten initial public offering. Unlike a traditional underwritten initial public offering of Legacy ZincFive’s securities, the initial listing of ZincFive’s securities as a result of the Business Combination will not benefit from the following:

•	the book-building process undertaken by underwriters that helps to inform efficient price discovery with respect to opening trades of newly listed securities; and

•	underwriter support to help stabilize, maintain or affect the public price of the new issue immediately after listing.

The lack of such a process in connection with the listing of ZincFive’s securities could result in diminished investor demand, inefficiencies in pricing and a more volatile public price for ZincFive’s securities during the period immediately following the listing than in connection with an underwritten initial public offering.

The ability of SPKL’s Public Shareholders to exercise redemption rights may prevent SPKL from completing the Business Combination or optimizing its capital structure.

SPKL does not know how many Public Shareholders will ultimately exercise their redemption rights in connection with the Business Combination. As such, the Business Combination is structured based on certain assumptions as to the number of shares that will be submitted for redemption. If a higher number of shares are ultimately submitted for redemption, including as a result of an additional extension of the Combination Period, if any, SPKL may need to restructure the transaction to reserve a greater portion of the cash in the Trust Account or arrange for additional third-party financing. Raising additional financing, or increasing the equity portion of the Aggregate Consideration, in either case, if so authorized by Legacy ZincFive, may involve dilutive equity issuances or the incurrence of indebtedness at higher than desirable levels. These considerations may limit our ability to complete the Business Combination or optimize ZincFive’s capital structure. For information on the consequences if the Business Combination is not completed or must be restructured, see the section of this proxy statement/prospectus entitled “Risk Factors — Risks Related to SPKL.”

There may be significant redemptions by SPKL’s Public Shareholders in connection with the Business Combination, which may leave the combined company under-capitalized.

As of          , 2026, there was $          million in the Trust Account. There can be no assurances that we will be able to retain all of the cash in the Trust Account. In particular, if a significant number of SPKL Public Shareholders exercise their redemption right in connection with the Business Combination, the amount of cash left remaining in the Trust Account upon consummation of the Business Combination will be lower than contemplated. Any such shortfall will reduce the amount of available working capital for ZincFive, which may materially and adversely affect ZincFive’s business, financial condition and results of operations.

Our Sponsor and some of SPKL’s officers and directors may have conflicts of interest that may influence or have influenced them to support or approve the Business Combination or other proposals described in this proxy statement/prospectus without regard to your interests or in determining whether Legacy ZincFive is an appropriate target for SPKL’s initial business combination.

On December 8, 2021, our Sponsor paid $25,000, or approximately $0.004 per share, to cover certain expenses on our behalf in consideration of 6,870,130 SPKL Class B Ordinary Shares. Prior to the initial investment in the company of $25,000 by the Sponsor, SPKL had no assets, tangible or intangible. On April 1, 2022, our Sponsor sold and transferred 850,000 SPKL Class B Ordinary Shares to certain of our officers and directors, at a purchase price equal to the par value per share. On October 10, 2023, in connection with our IPO, at our request, Cantor, as representative of the underwriters, informed SPKL that Cantor will not be exercising the over-allotment option. As a result, the Sponsor forfeited an aggregate of 448,052 SPKL Class B Ordinary Shares and such forfeited shares were cancelled by SPKL prior to the consummation of the IPO. Our Sponsor, directors and officers currently hold an aggregate of 6,422,078 SPKL Ordinary Shares, which represents          % of the outstanding SPKL Ordinary Shares as of the Record Date. The Founder Shares will be worthless if we do not complete an initial business combination. In addition, our Sponsor has purchased an aggregate of 8,490,535 Private Placement Warrants, each exercisable to purchase one SPKL Class A Ordinary Share at $11.50 per share, subject to adjustment, at a price of $1.00 per warrant ($8,490,535 in the aggregate). If we do not consummate an initial business combination by March 29, 2027, the Private Placement Warrants may expire worthless. The personal and financial interests of our executive officers and directors may influence their motivation in identifying and selecting a target business combination, completing the Business Combination and influencing the operation of ZincFive following the Business Combination.

The Sponsor and members of the SPKL Board and SPKL’s executive officers have incurred out-of-pocket expenses in connection with activities on our behalf such as identifying potential target business for our initial business combination, performing due diligence on suitable business combinations and the negotiation of the Business Combination. At the Closing, the Sponsor, members of the SPKL Board and SPKL’s officers, and their respective affiliates, are entitled to be reimbursed for any out-of-pocket expenses incurred in connection with such activities. If a business combination is not completed within the Combination Period the Sponsor, members of the SPKL Board and SPKL’s officers, and any of their respective affiliates will not be eligible for any such reimbursement.

Further, the Sponsor, members of the SPKL Board and SPKL’s officers have each agreed (and their permitted transferees will agree) to vote any SPKL Class B Ordinary Shares and any Public Shares acquired in or after the IPO owned by it, him or her in favor of our initial business combination. The Sponsor, the SPKL Insiders, members of the SPKL Board and SPKL’s officers have also agreed to waive their redemption rights with respect to any SPKL Class B Ordinary Shares and any Public Shares held by it, him or her in connection with the redemption of SPKL Ordinary Shares in connection with shareholder approval of an initial business combination.

Among others, these interests may influence or have influenced the Sponsor and the executive officers and members of the SPKL Board to support or approve the Business Combination and the other proposals described in this proxy statement/prospectus. This risk may become more acute as the end of the Business Combination nears. For more information concerning the interests of members of the SPKL Board and SPKL’s officers, see the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Certain Interests of SPKL’s Directors and Officers and Others in the Business Combination” and the risk factor entitled “Risk Factors — Risks Related to SPKL — Our Sponsor, directors and officers have agreed to vote in favor of the Business Combination, regardless of how our Public Shareholders vote” of this proxy statement/prospectus.

The value of the Founder Shares following completion of the Business Combination is likely to be substantially higher than the nominal price paid for them, even if the trading price of the SPKL Ordinary Shares at such time is substantially less than $10.05 per share.

At the time of our IPO, our Sponsor has invested in us an initial aggregate of $8,515,535, comprised of the $25,000 purchase price for the Founder Shares and $8,490,535 purchase price for the Private Placement Warrants. Assuming a trading price of $10.00 per share upon consummation of the Business Combination, the 1,150,000 Founder Shares that the Sponsor will hold at the Closing (after giving effect to the forfeitures described above pursuant to the Sponsor Agreement) would have an aggregate value of approximately $11,500,000 (assuming no value is attributed to the Private Placement Warrants). Even if the trading price of the SPKL Ordinary Shares is as low as approximately $7.40 per share, the value of the Founder Shares would be equal to the Sponsor’s initial aggregate investment in us. As a result, our Sponsor is likely to be able to recoup its initial aggregate investment in us and make a profit on that initial investment, even if our Public Shares have lost significant value. Accordingly, our management team, which owns interests in our Sponsor, may have an economic incentive that differs from that of the Public Shareholders to pursue and consummate the Business Combination rather than to liquidate and to return all the cash in the Trust Account to the Public Shareholders. For the foregoing reasons, you should consider our management team’s financial incentive to complete the Business Combination when evaluating whether to redeem your shares prior to or in connection with the Business Combination.

The exercise of SPKL Board members’ and executive officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in SPKL’s shareholders’ best interests.

In the period leading up to the Closing, events may occur that, pursuant to the Merger Agreement, would require SPKL to consider agreeing to amend the Merger Agreement, to consent to certain actions taken by Legacy ZincFive or to waive rights to which SPKL is entitled under the Merger Agreement. Such events could arise because of changes in the course of Legacy ZincFive’s business, a request by Legacy ZincFive to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement or the occurrence of other events that would have a material adverse effect on Legacy ZincFive’s business and would entitle SPKL to terminate the Merger Agreement. In any such circumstances, it would be at SPKL’s discretion, acting through the SPKL Board, to grant its consent or waive those rights. The existence of financial and personal interests of one or more members of the SPKL Board described in the preceding risk factors (and described elsewhere in this proxy statement/prospectus) may result in a conflict of interest on the part of such director(s) between what such director may believe is best for SPKL and its shareholders and what such director may believe is best for themselves in determining whether or not to take the requested action. SPKL does not believe there will be any changes or waivers that members of the SPKL Board and SPKL’s executive officers would be likely to make after shareholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further shareholder approval, SPKL will circulate a new or amended proxy statement/prospectus and resolicit SPKL’s shareholders if changes with respect to the terms of the transaction that would have a material impact on its shareholders are required prior to the vote on the Business Combination Proposal. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal —

Certain Interests of SPKL’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

The fairness opinion obtained by the SPKL Board from Houlihan Capital will not reflect changes in circumstances subsequent to the date of the Merger Agreement, or any amendments to the Merger Agreement, and was based on estimates and assumptions at the date of such opinion.

The SPKL Board has obtained the Fairness Opinion, dated as of June 10, 2026, attached to this proxy statement/prospectus as Annex M, from Houlihan Capital. SPKL has not obtained, and will not obtain, an updated opinion as of the date of this proxy statement/prospectus from Houlihan Capital. Changes in the operations and prospects of SPKL or Legacy ZincFive, general market and economic conditions, cost and other estimates with respect to revenues and margins and other factors that may be beyond the control of SPKL and Legacy ZincFive, and on which the Fairness Opinion was based, may alter the value of Legacy ZincFive or the price of SPKL Ordinary Shares or Legacy ZincFive’s securities by the time the Business Combination between SPKL and Legacy ZincFive is completed. Some of these factors may change from the date of the Fairness Opinion. The Fairness Opinion does not speak to the time the Business Combination will be completed or to any other dates other than the date of the Fairness Opinion. As a result, the Fairness Opinion will not address the fairness of the Equity Value from a financial point of view, at the time the Business Combination is completed. For a description of the Fairness Opinion that SPKL received from Houlihan Capital, please see “The Business Combination Proposal — Fairness Opinion of Houlihan Capital, LLC.”

Nasdaq may delist our securities from trading on its exchange, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

We have been approved to have our securities listed on Nasdaq, a national securities exchange. Under Nasdaq Listing Rule IM-5101-2, we must complete our initial business combination within 36 months of the effectiveness of the registration statement filed in connection with our IPO, or by March 29, 2027. If we do not complete the Business Combination or an alternative initial business combination on or before March 29, 2027, Nasdaq may issue a Staff Delisting Determination under Rule 5810 to delist our securities.

As previously disclosed in our Current Report on Form 8-K filed with the SEC on May 18, 2026, on May 14, 2026, we received a written notice (the “Notice”) from Nasdaq indicating that we are not in compliance with Nasdaq Listing Rule 5450(a)(2) (the “Minimum Total Holders Rule”), which requires us to have at least 400 “Total Holders” (defined as both beneficial holders and holders of record) of our ordinary shares for continued listing on the Nasdaq Global Market. The Notice has no immediate effect on the listing or trading of our securities. We submitted a plan to regain compliance on June 29, 2026. On July 9, 2026, we received an extension from Nasdaq to regain compliance with the Minimum Total Holder Rule on or before November 10, 2026. There can be no assurance that we will regain compliance with the Minimum Total Holders Rule, and if we do not, our securities will be subject to delisting.

If Nasdaq delists our securities from trading on its exchange, and SPKL is not able to list its securities on another Stock Exchange, we expect our securities could be quoted on an over-the-counter market (“OTC Market”). If this were to occur, Legacy ZincFive may not be required to consummate the Business Combination. In the event that Legacy ZincFive elects to waive this condition, and the Business Combination is consummated without our securities being listed on a Stock Exchange, we could face significant material adverse consequences, including:

•	a decrease in the price of our securities as a result of the market efficiencies associated with being listed on Nasdaq;
•	a limited availability of market quotations for its securities;
•	reduced liquidity for its securities;
•	shareholder litigation;
•

a determination that our securities are a “penny stock” which will require brokers trading in our securities to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for its securities;

•	loss of interest of institutional investors in our securities;
•	a limited amount of news and analyst coverage; and
•	a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because SPKL Units, SPKL Class A Ordinary Shares and SPKL Warrants are listed on Nasdaq, a national securities exchange, SPKL Units, SPKL Class A Ordinary Shares and SPKL Warrants qualify as covered securities under the statute. Although the states are preempted from regulating the sale of covered securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While we are not aware of a state having used these powers to prohibit or restrict the sale of securities issued by blank check companies, other than the State of Idaho, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Further, if we were no longer listed on Nasdaq, our securities would not qualify as covered securities under the statute, and we would be subject to regulation in each state in which we offer our securities.

An active trading market for ZincFive’s securities may not develop, which may limit your ability to sell such securities.

Although we intend to apply to list the ZincFive Common Stock and ZincFive Warrants on a Stock Exchange under the ticker symbols “ZFIV” and “ZFIVW,” respectively, an active trading market for such securities may never develop or be sustained following the Closing. The initial valuation of the Redemption Price may not be indicative of the market price of ZincFive Common Stock that will prevail in the open market after the Closing. A public trading market having the desirable characteristics of depth, liquidity and orderliness depends upon the existence of willing buyers and sellers at any given time, such existence being dependent upon the individual decisions of buyers and sellers over which neither we nor any market maker has control. The failure of an active and liquid trading market to develop and continue would likely have a material adverse effect on the value of ZincFive Common Stock and ZincFive Warrants. The market price of ZincFive Common Stock may decline below the Redemption Price, and you may not be able to sell your ZincFive Common Stock at or above the Redemption Price, or at all. An inactive market may also impair our ability to raise capital to continue to fund operations by issuing ZincFive Common Stock and ZincFive Warrants.

During the pendency of the Business Combination, SPKL will not be able to solicit, initiate or take any action to facilitate or encourage any inquiries into the making, submission or announcement of, or enter into, a business combination with another party because of restrictions in the Merger Agreement. Furthermore, certain provisions of the Merger Agreement will discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Merger Agreement.

Covenants in the Merger Agreement impede the ability of SPKL to make or consider other acquisitions or complete other transactions that are not in the ordinary course of business pending completion of the Business Combination. As a result, SPKL may be at a disadvantage to its competitors during that period. While the Merger Agreement is in effect, neither SPKL nor Legacy ZincFive may solicit, assist, initiate, engage or facilitate the making, submission or announcement of or encourage any alternative acquisition proposal, such as a merger, material sale of assets or equity interests or other business combination, with any third party (other than in connection with a Series A Preferred Investment), even though any such alternative acquisition could be more favorable to SPKL’s shareholders than the Business Combination. If the Business Combination is not completed, these provisions may make it more difficult to complete an alternative business combination following the termination of the Merger Agreement due to the passage of time during which these provisions have remained in effect.

SPKL and Legacy ZincFive will incur significant transaction costs in connection with the Business Combination, which could be higher than currently anticipated.

SPKL and Legacy ZincFive have both incurred and expect to continue to incur significant, nonrecurring costs in connection with consummating the Business Combination. Certain transaction expenses incurred in connection with the Business Combination, including legal, accounting, consulting, investment banking and other fees, expenses and costs, will be paid by ZincFive following the Closing.

The consummation of the Business Combination is subject to a number of conditions and if those conditions are not satisfied or waived, any definitive agreement relating to the Business Combination may be terminated in accordance with its terms and the Business Combination may not be completed.

Even if the Merger Agreement is approved by the shareholders of SPKL, specified conditions must be satisfied or waived before the parties to the Merger Agreement are obligated to complete the Business Combination. SPKL does not control the satisfaction of all such conditions. For a list of the material closing conditions contained in the Merger Agreement, see the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Merger Agreement — Conditions to Closing — General Conditions.” SPKL and Legacy ZincFive may not satisfy all of the closing conditions in the Merger Agreement. If the closing conditions are not satisfied or waived, the Business Combination will not occur, or will be delayed pending later satisfaction or waiver, and such delay may cause SPKL and Legacy ZincFive to each lose some or all of the intended benefits of the Business Combination.

SPKL will not have any right to make damages claims against Legacy ZincFive for the breach of any representation, warranty or covenant made by Legacy ZincFive in the Merger Agreement.

The Merger Agreement provides that none of the representations, warranties, covenants, obligations or other agreements of the parties contained in the Merger Agreement shall survive the Closing, except in the case of fraud, or those covenants and agreements that by their terms expressly apply in whole or in part after the Closing, and then only with respect to breaches occurring after Closing. Accordingly, there are no remedies available to the parties with respect to any breach of the representations, warranties, covenants or agreements of the parties to the Merger Agreement after the Closing of the Business Combination, except for covenants to be performed in whole or in part after the Closing, or in the case of fraud. As a result, other than the foregoing sentence, SPKL will have no remedy available to it if the Business Combination is consummated and it is later revealed that there was a breach of any of the representations, warranties and covenants made by Legacy ZincFive at the time of the Business Combination.

Because SPKL is incorporated under the laws of the Cayman Islands, in the event the Business Combination is not completed, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited.

We are currently an exempted company incorporated under the laws of the Cayman Islands. As a result, prior to the Domestication, it may be difficult for investors to effect service of process within the United States upon our directors or executive officers, or enforce judgments obtained in the United States courts against our directors or officers.

Until the Domestication is effected, our corporate affairs are governed by the Memorandum and Articles of Association, the Companies Act and the common law of the Cayman Islands. We are also subject to the federal securities laws of the United States. The rights of shareholders to take action against our directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are different from what they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of corporate and securities laws as compared to the United States, and certain states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

We have been advised by our Cayman Islands legal counsel that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

As a result of all of the above, the Public Shareholders may have more difficulty in protecting their interests in the face of actions taken by our executive officers, members of the SPKL Board or controlling shareholders than they would as Public Shareholders of a U.S. company.

The Domestication may result in adverse tax consequences for holders of SPKL Class A Ordinary Shares and SPKL Warrants, including holders exercising their redemption rights with respect to the SPKL Class A Ordinary Shares.

SPKL intends the Domestication to qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, i.e., an F Reorganization. If the Domestication fails to qualify as an F Reorganization (and is not otherwise treated as a reorganization within the meaning of Section 368(a)(1) of the Code), a U.S. Holder generally would recognize gain or loss with respect to its SPKL Class A Ordinary Shares or SPKL Warrants in an amount equal to the difference, if any, between the sum of the fair market value of the corresponding ZincFive Common Stock or ZincFive Warrants received in the Domestication and the U.S. Holder’s adjusted tax basis in its SPKL Class A Ordinary Shares or SPKL Warrants surrendered.

It is intended that U.S. Holders exercising redemption rights generally are not subject to the potential tax consequences of the Domestication because they are required to file the request by the Redemption Deadline, which occurs prior to the Domestication. However, because the Redemption Price will not be paid until immediately after the Closing, it is possible that the IRS could assert that for U.S. federal income tax purposes such redemptions should be treated as occurring after the Domestication. If such redemptions are treated for U.S. federal income tax purposes as occurring after the Domestication, holders exercising redemption rights would still be subject to the potential tax consequences of the Domestication. In such case, for U.S. Holders, the determination of whether a U.S. Holder is a 10% U.S. Shareholder (as defined section of this proxy statement/prospectus entitled “Material U.S. Federal Income Tax Considerations Related to SPKL Securityholders”) or is otherwise subject to Section 367 of the Code would be determined as if the redemptions had not yet occurred at the time of the Domestication. Holders should consult their tax advisors regarding the possibility that the redemptions are treated for U.S. federal income tax purposes as occurring after the Domestication despite the redemptions occurring in form prior to the Domestication. Additionally, Non-U.S. Holders generally will become subject to withholding tax on any amounts treated as dividends paid on ZincFive Common Stock after the Domestication. For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see the section of this proxy statement/prospectus entitled “Material U.S. Federal Income Tax Considerations Related to SPKL Securityholders”.

Assuming that the Domestication qualifies as an F Reorganization, subject to the PFIC rules discussed below, U.S. Holders generally will be subject to Section 367(b) of the Code in connection with the Domestication, and, as a result:

•

a U.S. Holder that is a 10% U.S. Shareholder on the date of the Domestication generally will be required to include in income as a deemed dividend deemed paid by SPKL the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367(b) of the Code) attributable to the SPKL Class A Ordinary Shares held directly by such U.S. Holder;

•

a U.S. Holder the SPKL Class A Ordinary Shares of which have a fair market value of $50,000 or more on the date of the Domestication and that, on the date of the Domestication, is not a 10% U.S. Shareholder generally will recognize gain (but not loss) with respect to its SPKL Class A Ordinary Shares as if such U.S. Holder exchanged its SPKL Class A Ordinary Shares for ZincFive Common Stock in a taxable transaction, unless such U.S. Holder elects in accordance with applicable Treasury Regulations to include in income as a deemed dividend deemed paid by SPKL the “all earnings and profits” amount (as defined in the Treasury Regulations under Section 367(b) of the Code) attributable to such U.S. Holder’s SPKL Class A Ordinary Shares; and

•

a U.S. Holder the SPKL Class A Ordinary Shares of which have a fair market value of less than $50,000 on the date of the Domestication and that, on the date of the Domestication, is not a 10% U.S. Shareholder, generally will not recognize any gain or loss or include any part of SPKL’s earnings and profits in income under Section 367 of the Code in connection with the Domestication.

Additionally, even if the Domestication qualifies as an F Reorganization, proposed Treasury Regulations promulgated under Section 1291(f) of the Code and certain other PFIC rules (which have retroactive proposed effective dates) generally require that a U.S. person that disposes of stock of a PFIC (including for this purpose, under a proposed Treasury Regulation that generally treats an “option” to acquire the stock of a PFIC as stock of the PFIC, exchanging SPKL Warrants for newly issued ZincFive Warrants in the Domestication) must recognize gain equal to the excess of the fair market value of such PFIC stock over its adjusted tax basis, notwithstanding any other provision of the Code. SPKL believes that it is likely classified as a PFIC for U.S. federal income tax purposes. As a result, these proposed Treasury Regulations, if finalized in their current form, generally require a U.S. Holder of SPKL Class A Ordinary Shares to recognize gain under the PFIC rules on the exchange of SPKL Class A Ordinary Shares for ZincFive Common Stock pursuant to the Domestication unless such U.S. Holder has made certain tax elections with respect to such U.S. Holder’s SPKL Class A Ordinary Shares. The proposed Treasury Regulations provide coordinating rules with other sections of the Code, including Section 367(b), which affect the manner in which the rules under such other sections apply to transfers of PFIC stock. These proposed Treasury Regulations, if finalized in their current form, also would apply to a U.S. Holder that exchanges SPKL Warrants for newly issued ZincFive Warrants; under current law, however, the elections mentioned above do not apply to SPKL Warrants. Any gain recognized from the application of the PFIC rules described above would be taxable income with no corresponding receipt of cash. The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on complex rules designed to offset the tax deferral to such U.S. Holder on the undistributed earnings, if any, of SPKL. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such Treasury Regulations would apply. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see “Material U.S. Federal Income Tax Considerations Related to SPKL Securityholders — A. Tax Effects of the Domestication to U.S. Holders — PFIC Considerations.”

All investors in SPKL are urged to consult their tax advisors for the tax consequences of the Domestication to their particular situation. For a more detailed description of the U.S. federal income tax consequences associated with the Domestication, see “Material U.S. Federal Income Tax Considerations SPKL Securityholders.”

Upon the Closing, the rights of holders of the ZincFive Common Stock arising under the DGCL will differ from and may be less favorable to the rights of holders of SPKL Ordinary Shares arising under the Companies Act.

Upon the Closing, the rights of holders of ZincFive Common Stock will arise under the DGCL. The DGCL contains provisions that differ in some respects from those in the Companies Act. Therefore, some rights of holders of ZincFive Common Stock could differ from the rights that holders of SPKL Ordinary Shares currently possess. For instance, while class actions are generally not available to shareholders under Cayman Islands law, such actions are generally available under Delaware law. This change could increase the likelihood that ZincFive becomes involved in costly litigation, which could have a material adverse effect on ZincFive.

For a more detailed description of the rights of holders of the ZincFive Common Stock under the DGCL and how they may differ from the rights of holders of SPKL Ordinary Shares under the Companies Act, please see the section of this proxy statement/prospectus entitled “The Domestication Proposal — Comparison of Shareholder Rights under Applicable Corporate Law Before and After Domestication.”

Delaware law and the Proposed Certificate of Incorporation and Proposed Bylaws will contain certain provisions, including anti-takeover provisions, that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

The Proposed Certificate of Incorporation and Proposed Bylaws that will be in effect at the Closing differ from the Memorandum and Articles of Association. Among other differences, the Proposed Certificate of Incorporation, the Proposed Bylaws and the DGCL contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by the ZincFive Board and therefore depress the trading price of the ZincFive Common Stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the then-current members of the ZincFive Board or taking other corporate actions, including effecting changes in management. Among other things, the Proposed Certificate of Incorporation and Proposed Bylaws include provisions regarding:

•

the ability of the ZincFive Board to issue shares of ZincFive Preferred Stock, known as “blank check” preferred stock, and to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any series of ZincFive Preferred Stock, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•	the limitation of the liability of, and the indemnification of, ZincFive’s directors and executive officers;
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the right, subject to the rights of holders of ZincFive Preferred Stock to elect directors under specific circumstances, of the ZincFive Board to appoint a director to fill a vacancy or unfilled seat created by the expansion of the ZincFive Board or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies or other unfilled seats on the ZincFive Board;

•

the requirement, so long as the ZincFive Board is classified, that directors may only be removed from the ZincFive Board for cause and upon the affirmative vote of the holders of at least 66-2/3% of the total voting power of the issued and outstanding ZincFive Common Stock entitled to vote in the election of directors, voting as a single class;

•

the requirement that, subject to the terms of any series of ZincFive Preferred Stock, a special meeting of stockholders may be called only by the ZincFive Board and the explicit prohibition on stockholders calling a special meeting, which could delay the ability of stockholders to force consideration of a proposal or to take action, including the removal of directors;

•	controlling the procedures for the conduct and scheduling of the ZincFive Board and stockholder meetings;
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the requirement for the affirmative vote of holders of at least 662∕3% of the total voting power of all of the then outstanding voting securities of ZincFive entitled to vote thereon, voting together as a single class, to amend or modify certain provisions in the Proposed Certificate of Incorporation which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in the ZincFive Board and also may inhibit the ability of an acquirer to effect such amendments to facilitate an unsolicited takeover attempt;

•

the ability of the ZincFive Board to alter or amend the Proposed Bylaws, which may allow the ZincFive Board to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the Proposed Bylaws to facilitate an unsolicited takeover attempt; and

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advance notice procedures with which stockholders of ZincFive must comply to nominate candidates to the ZincFive Board or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in the ZincFive Board and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of ZincFive.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in the ZincFive Board or management.

As a Delaware corporation, ZincFive will generally be subject to provisions of Delaware law, including the DGCL. See the section of this proxy statement/prospectus entitled “Description of ZincFive’s Securities — Anti-Takeover Effects of Certain Provisions of Delaware Law, the Proposed Certificate of Incorporation and the Proposed Bylaws.”

Any provision of the Proposed Certificate of Incorporation, Proposed Bylaws or Delaware law that has the effect of delaying or preventing a change in control could limit the opportunity for stockholders to receive a premium for their shares of ZincFive’s Common Stock and could also affect the price that some investors are willing to pay for ZincFive Common Stock.

The Proposed Certificate of Incorporation and the Proposed Bylaws are attached as Annex C and Annex D to this proxy statement/prospectus and we urge you to read them.

The Proposed Bylaws will designate a state or federal court located within the State of Delaware as the exclusive forum for certain types of actions and proceedings, and the federal district courts as the exclusive forum for Securities Act claims, which could limit ZincFive’s stockholders’ ability to choose the judicial forum for disputes with ZincFive or its directors, officers, stockholders or employees.

The Proposed Bylaws will provide that, unless ZincFive consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court in Delaware or the U.S. District Court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of ZincFive, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, stockholder, officer or other employee of ZincFive to ZincFive or the ZincFive stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL, the Proposed Certificate of Incorporation or the Proposed Bylaws (as either may be amended from time to time) or (iv) any action, suit or proceeding asserting a claim governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which such court determines that there is an indispensable party not subject to the jurisdiction of such court (and the indispensable party does not consent to the personal jurisdiction of such court within 10 days following such determination). The Proposed Bylaws will also provide that, to the fullest extent permitted by law, the federal district courts of the United States will be the sole and exclusive forum for the resolutions of any complaint asserting a cause or causes of action arising under the Securities Act. This provision in the Proposed Bylaws will not address or apply to claims that arise under the Exchange Act. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations under the Exchange Act. To the extent these provisions could be construed to apply to such claims, there is uncertainty as to whether a court would enforce such provisions in connection with such claims, and stockholders cannot waive compliance with the federal securities laws and the rules and regulations under the federal securities laws.

Any person or entity purchasing, holding or otherwise acquiring any interest in any of the securities of ZincFive will be deemed to have notice of and consented to the provisions of the Proposed Bylaws described in the preceding paragraph. These exclusive-forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum of its choosing for disputes with ZincFive or its directors, officers, stockholder or other employees, which may discourage lawsuits against ZincFive and its directors, officers, stockholders and other employees. The enforceability of similar exclusive-forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could rule that this provision in the Proposed Bylaws is inapplicable or unenforceable. If a court were to find these exclusive-forum provisions to be inapplicable or unenforceable in an action, ZincFive may incur additional costs associated with resolving the dispute in other jurisdictions, which could harm its results of operations.

SPKL’s executive officers and directors and their affiliates may enter into agreements concerning SPKL’s securities prior to the Extraordinary General Meeting, which may have the effect of increasing the likelihood of completion of the Business Combination or decreasing the value of the SPKL securities.

At any time prior to the Extraordinary General Meeting, during a period when they are not then aware of any material non-public information regarding SPKL or its securities, SPKL’s executive officers and directors and their affiliates may enter into a written plan to purchase SPKL’s securities pursuant to Rule 10b5-1 of the Exchange Act, and may engage in other public market purchases, as well as private purchases, of securities. Further, at any time prior to the Extraordinary General Meeting, during a period when they are not then aware of any material non-public information regarding SPKL or its securities, SPKL’s executive officers and directors and their respective affiliates may: (i) purchase shares from institutional and other holders who vote, or indicate an intention to vote, against the Business Combination Proposal or the other Shareholder Proposals, or who elect to redeem, or indicate an intention to redeem, Public Shares; (ii) execute agreements to purchase such shares from such holders in the future; and (iii) enter into transactions with such holders to provide such holders with incentives to acquire Public Shares, vote their Public Shares in favor of the Business Combination Proposal or the other Shareholder Proposals or not redeem their Public Shares. Such an agreement may include a contractual acknowledgement that such shareholder, although still the record holder of SPKL Ordinary Shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that SPKL’s executive officers and directors or their affiliates purchase shares in privately negotiated transactions from Public Shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their Public Shares. While the exact nature of any such incentives has not been determined, they might include arrangements to protect such investors or holders against potential loss in value of their Public Shares, including the granting of put options and the transfer of shares or Private Placement Warrants owned by the Sponsor for nominal value to such investors or holders.

The purpose of such share purchases and other transactions by SPKL’s executive officers and directors and their respective affiliates would be to increase the likelihood of satisfaction of the requirements that the holders of the requisite number of SPKL Ordinary Shares present and voting at the Extraordinary General Meeting vote in favor of the Business Combination Proposal and the other Shareholder Proposals when it appears that such requirement would otherwise not be met.

Any such arrangements may have a depressive effect on the price of SPKL Ordinary Shares. For example, as a result of these arrangements, an investor may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares it owns, either prior to or immediately after the Extraordinary General Meeting.

Except as noted elsewhere in this proxy statement/prospectus, SPKL’s directors and officers and their affiliates have not entered into any such agreements. SPKL will file a Current Report on Form 8-K to disclose arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

The Business Combination may be materially adversely affected by difficult market and geopolitical conditions.

Global financial markets have experienced heightened volatility in recent periods, including as a result of economic and political events in or affecting the world’s major economies, such as the conflict in Ukraine and in the Middle East. The Iran war has resulted in higher oil prices and created concerns about economic recession. Tariffs imposed by the U.S. presidential administration have caused geopolitical tension and higher prices of goods throughout the global economy. Sanctions imposed by the U.S. and other countries in connection with hostilities between Russia and Ukraine and tensions between China and Taiwan have caused additional financial market volatility and affected the global economy. Concerns over persistent inflation, economic recession, as well as interest rate volatility and fluctuations in oil and gas prices resulting from global production and demand levels, as well as geopolitical tension, have exacerbated market volatility.

In addition, numerous structural dynamics and persistent market trends have exacerbated volatility and market uncertainty. Concerns over significant volatility in the commodities markets, sluggish economic expansion in foreign economies, including continued concerns over growth prospects in China and emerging markets, growing debt loads for certain countries, uncertainty about the consequences of the U.S. and other governments withdrawing monetary stimulus measures and speculation about a possible recession all highlight the fact that economic conditions remain unpredictable and volatile. U.S. debt ceiling and budget deficit concerns have increased the possibility of additional credit-rating downgrades and economic slowdowns or a recession in the U.S. In recent periods, geopolitical tensions, including between the U.S. and China, have escalated. For example, U.S. government regulations implementing Executive Order 14105 that took effect in January 2025 and restricts U.S. person direct and indirect investment into companies with specified connections to China that use specific technologies of concern. Additional U.S. legislation has been proposed that would further expand the set of technologies of concern. Any of the foregoing may delay or prevent us from completing the Business Combination.

Our business and operations could be negatively affected if we become subject to any securities litigation or stockholder activism, which could cause us to incur significant expense, hinder execution of business and growth strategy and impact our stock price.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Stockholder activism, which could take many forms or arise in a variety of situations, has been increasing recently. Volatility in the stock price of the ZincFive Common Stock or other reasons may in the future cause it to become the target of securities litigation or stockholder activism. Securities litigation and stockholder activism, including potential proxy contests, could result in substantial costs and divert management’s and the ZincFive Board’s attention and resources from our business, which may adversely affect our business, financial condition and results of operations. Additionally, such securities litigation and stockholder activism could give rise to perceived uncertainties as to our future, adversely affect its relationships with service providers and make it more difficult to attract and retain qualified personnel. We may also be required to incur significant legal fees and other expenses related to any securities litigation and activist stockholder matters.

Further, our stock price could be subject to significant fluctuation or otherwise be adversely affected by the events, risks and uncertainties of any securities litigation and stockholder activism.

Securities of companies formed through mergers such as the Business Combination may experience a material decline in price relative to the share price of the Public Shares prior to the Business Combination.

As with most SPACs’ initial public offerings in recent years, we issued shares as part of the SPKL Units for $10.00 per unit upon the closing of our IPO. As with other SPACs, the $10.00 per unit price reflected each SPKL Class A Ordinary Share, which comprises a part of one SPKL Unit, having a one-time right to redeem such share for a pro rata portion of the proceeds held in the Trust Account prior to the closing of the Business Combination. Following the IPO, the proceeds held in the Trust Account were initially equal to approximately $10.05 per share, and as of          , 2026 were equal to approximately $          per share. Following the Closing, the shares outstanding will no longer have any such redemption right and will be solely dependent upon the fundamental value of the combined company, which, like the securities of other companies formed through SPAC mergers in recent years, may be significantly less than both the Redemption Price and the amount per share initially held in the Trust Account upon consummation of the IPO.

If we are deemed to be an investment company under the Investment Company Act, we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to complete the Business Combination.

If we are deemed to be an investment company under the Investment Company Act, our activities may be restricted, including:

•	restrictions on the nature of our investments; and
•	restrictions on the issuance of securities, each of which may make it difficult for us to complete the Business Combination.
•	In addition, we may have imposed upon us burdensome requirements, including:
•	registration as an investment company with the SEC;
•	adoption of a specific form of corporate structure; and
•	reporting, record keeping, voting, proxy and disclosure requirements and other rules and regulations that we are currently not subject to.

In order not to be regulated as an investment company under the Investment Company Act, unless we can qualify for an exclusion, we must ensure that we are engaged primarily in a business other than investing, reinvesting or trading of securities and that our activities do not include investing, reinvesting, owning, holding or trading “investment securities” constituting more than 40% of our assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. Our business is to identify and complete a business combination and thereafter to operate the post-transaction business or assets for the long term.

We do not believe that our anticipated principal activities will subject us to the Investment Company Act. To this end, the proceeds held in the Trust Account may only be invested in U.S. “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. Pursuant to the Trust Agreement, the trustee is not permitted to invest in other securities or assets. By restricting the investment of the proceeds to these instruments, and by having a business plan targeted at acquiring and growing businesses for the long term (rather than on buying and selling businesses in the manner of a merchant bank or private equity fund), we intend to avoid being deemed an “investment company” within the meaning of the Investment Company Act. The Trust Account is intended as a holding place for funds pending the earliest to occur of either: (i) the completion of our initial business combination; (ii) the redemption of any Public Shares properly tendered in connection with a shareholder vote to amend our Memorandum and Articles of Association (A) to modify the substance or timing of our obligation to provide holders of SPKL Class A Ordinary Shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our Public Shares if we do not complete our initial business combination by March 29, 2027 or (B) with respect to any other provision relating to the rights of holders of SPKL Class A Ordinary Shares; or (iii) absent our completing an initial business combination by March 29, 2027, our return of the funds held in the Trust Account to our Public Shareholders as part of our redemption of the Public Shares. If we do not invest the proceeds as discussed above, we may be deemed to be subject to the Investment Company Act. Further, under the subjective test of a “investment company” pursuant to

Section 3(a)(1)(A) of the Investment Company Act, even if the funds deposited in the Trust Account were invested in the assets discussed above, there is a risk that we could be deemed an investment company and subject to the Investment Company Act based on the length of time such funds are invested in such assets.

In the adopting release for new rules for SPACs on July 1, 2024 (the “2024 SPAC Rules”), the SEC provided guidance that a SPAC’s potential status as an “investment company” depends on a variety of factors, such as a SPAC’s duration, asset composition, business purpose and activities and “is a question of facts and circumstances” requiring individualized analysis. If we were deemed to be subject to the Investment Company Act, compliance with these additional regulatory burdens would require additional expenses for which we have not allotted funds and may hinder our ability to complete a business combination. Additionally, if we were deemed to be an investment company, and we are unable to modify our activities so that we would not be deemed an investment company, we may fail to satisfy a condition in the Merger Agreement, which could result in the termination of the Merger Agreement. As a result, our Public Shareholders may only receive their pro rata portion of the funds in our Trust Account that are available for distribution to Public Shareholders, would be unable to realize the potential benefits of the Business Combination, including the possible appreciation of the combined company’s securities and our warrants may expire worthless.

To mitigate the risk that we might be deemed to be an investment company for purposes of the Investment Company Act, we may, at any time, instruct the Trustee to liquidate the securities held in the Trust Account and instead to hold the funds in the Trust Account in cash until the earlier of the consummation of our initial business combination or our liquidation. As a result, following the liquidation of securities in the Trust Account, we would likely receive minimal interest, if any, on the funds held in the Trust Account, which would reduce the dollar amount our public shareholders would receive upon any redemption or liquidation of the Company.

The funds in the Trust Account are held only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds investing solely in U.S. government treasury obligations and meeting certain conditions under Rule 2a-7 under the Investment Company Act. However, to mitigate the risk of us being deemed to be an unregistered investment company (including under the subjective test of Section 3(a)(1)(A) of the Investment Company Act) and thus subject to regulation under the Investment Company Act, we may, at any time, and we expect that we will, on or prior to March 29, 2027, instruct the Trustee with respect to the Trust Account, to liquidate the U.S. government treasury obligations or money market funds held in the Trust Account and thereafter to hold all funds in the Trust Account in cash until the earlier of consummation of our initial business combination or liquidation of the company. Following such liquidation, we would likely receive minimal interest, if any, on the funds held in the Trust Account. However, interest previously earned on the funds held in the Trust Account still may be released to us to pay our taxes, if any, and certain other expenses as permitted. As a result, any decision to liquidate the securities held in the Trust Account and thereafter to hold all funds in the Trust Account in cash would reduce the dollar amount our Public Shareholders would receive upon any redemption or liquidation of the company.

In addition, even prior to March 29, 2027, we may be deemed to be an investment company. The longer that the funds in the Trust Account are held in short-term U.S. government treasury obligations or in money market funds invested exclusively in such securities, even prior to March 29, 2027, the greater the risk that we may be considered an unregistered investment company, in which case we may be required to liquidate. Accordingly, we may determine, in our discretion, to liquidate the securities held in the Trust Account at any time, even prior to March 29, 2027, and instead hold all funds in the Trust Account in cash, which would further reduce the dollar amount our Public Shareholders would receive upon any redemption or liquidation of the company.

Risks Related to SPKL

For purposes of this subsection only, unless the context otherwise requires, all references in this section to “SPKL,” “we,” “us” or “our” refer to SPKL prior to the Closing and ZincFive after the Closing.

Our Sponsor, directors and officers have agreed to vote in favor of the Business Combination, regardless of how our Public Shareholders vote.

Our Sponsor, directors and officers have each agreed (and their permitted transferees will agree) to vote any SPKL Class B Ordinary Shares and any Public Shares acquired in or after the IPO owned by it, him or her in favor of our initial business combination. Our Sponsor, directors and officers also may from time to time purchase SPKL Class A Ordinary Shares prior to our initial business combination. Our Memorandum and Articles of Association provides that, if we seek shareholder approval, we will complete our initial business combination only if we obtain the approval of an ordinary resolution, which requires the affirmative vote of shareholders holding a majority of SPKL Ordinary Shares who attend and vote at an extraordinary general meeting to approve our initial business combination.

Our Sponsor, directors and officers hold an aggregate of 6,422,078 SPKL Ordinary Shares, which represents         % of the outstanding SPKL Ordinary Shares, as of        , 2026. As a result of this ownership percentage, we would need         or         % (assuming all outstanding shares are voted), or or         % (assuming only the minimum number of shares representing a quorum are voted), of the         Public Shares outstanding to have the Business Combination approved. Accordingly, the agreement by our Sponsor, directors and officers (and their respective permitted transferees) to vote in favor of our initial business combination will increase the likelihood that we will receive the requisite shareholder approval for the Business Combination.

The ability of our Public Shareholders to exercise redemption rights with respect to a portion of our Public Shares could increase the probability that the Business Combination will be unsuccessful and that you would have to wait for liquidation for your Public Shares to be redeemed.

We do not know how many Public Shareholders may exercise their redemption rights in connection with the Business Combination. If a larger number of Public Shares are submitted for redemption than we expect, we may need to arrange for additional debt or equity financing to provide working capital to ZincFive following the Closing. There can be no assurance that such debt or equity financing will be available to us if we need it or, if available, the terms will be satisfactory to us. Raising additional third-party financing may involve dilutive equity issuances or the incurrence of indebtedness at higher than desirable levels and may increase the probability that the Business Combination does not close. If the Business Combination does not close, you will not receive your pro rata portion of the funds in the Trust Account until we complete an alternate initial business combination or liquidate the Trust Account if we do not consummate an initial business combination within the Combination Period. If you are in need of immediate liquidity, you could attempt to sell your Public Shares in the open market; however, at such time our Public Shares may trade at a discount to the pro rata amount per share in the Trust Account. In either situation, you may suffer a material loss on your investment or lose the benefit of funds expected in connection with the redemption until we liquidate or you are able to sell your shares in the open market.

Our Sponsor, initial shareholders, directors, officers, advisors and their affiliates may elect to purchase Public Shares or Public Warrants from Public Shareholders, which may influence the vote on the Business Combination Proposal and reduce the public “float” of our Public Shares or Public Warrants.

Prior to the Extraordinary General Meeting, our Sponsor, initial shareholders, directors, officers, advisors or their affiliates may purchase Public Shares or Public Warrants in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination, although they are under no obligation or duty to do so. Any Public Shares purchased by our Sponsor, initial shareholders, directors, officers, advisors or their affiliates would be purchased at a price no higher than the Redemption Price for the Public Shares. For illustrative purposes, as of        , 2026, this would have amounted to approximately $         per Public Share. Any Public Shares so purchased would not be voted by our Sponsor, initial shareholders, directors, officers, advisors or their affiliates at the Extraordinary General Meeting and would not be redeemable by our Sponsor, initial shareholders, directors, officers, advisors or their affiliates.

The purpose of such share purchases and other transactions would be to decrease the number of redemptions. Such incentives may include arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or warrants owned by the Sponsor for nominal value. None of the funds in the Trust Account would be used to purchase Public Shares or Public Warrants in such transactions. Any such arrangements could have a depressive effect on the price of the ZincFive Common Stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than the market price and may therefore be more likely to sell the shares such investor or holder owns, either prior to or immediately after the Extraordinary General Meeting. Further, the public “float” of our Public Shares or Public Warrants and the number of beneficial holders of our securities may be reduced as a result of such purchases, possibly making it difficult to obtain or maintain the quotation, listing or trading of our securities on a Stock Exchange.

If you or a “group” of Public Shareholders are deemed to hold in excess of an aggregate of 15% of the Public Shares, you will not be able to require us to redeem all such Public Shares in excess of an aggregate of 15% of the Public Shares.

The Memorandum and Articles of Association provides that a Public Shareholder, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the shares sold in our IPO without our prior consent, which we refer to as the “Excess Shares.” This would not restrict our shareholders’ ability to vote all of their shares (including Excess Shares) for or against the Business Combination. However, your inability to require us to redeem the Excess Shares would reduce your influence over our ability to complete the Business Combination and you could suffer a material loss on your investment if you sell Excess Shares in open market transactions. As a result, you would continue to hold Excess Shares and, to dispose of such Excess Shares, would be required to sell your shares in open market transactions, potentially at a loss.

If third parties bring claims against us, the proceeds held in the Trust Account could be reduced and the per- share redemption amount received by shareholders may be less than both the Redemption Price and the initial value in the Trust Account of approximately $10.05 per public share.

Our placing of funds in the Trust Account may not protect those funds from third-party claims against us, including any regulatory actions successfully made against the Trust Account. Although we seek to have all material vendors, service providers (except for our independent registered public accounting firm), prospective target businesses and other entities with which we do business execute agreements with us waive any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our Public Shareholders, such parties may not execute such agreements, or even if they execute such agreements, they may not be prevented from bringing claims against the Trust Account. Such claims could include fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case to gain advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third-party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our directors and officers will consider whether competitive alternatives are reasonably available to us and will only enter into an agreement with such third party that has not executed a waiver if our directors and officers believe that such third party’s engagement would be significantly more beneficial to us than any alternative.

A third party may refuse to execute a waiver in numerous circumstances, such as the engagement of a third-party consultant whose particular expertise or skills are believed by our directors and officers to be superior to those of other consultants that would agree to execute a waiver or in cases where our directors and officers are unable to retain a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. Upon redemption of our Public Shares, if we have not consummated an initial business combination within the Combination Period, upon the exercise of a redemption right in connection with the Business Combination, or another initial business combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the ten years following redemption. Accordingly, due to claims of such creditors, the per-share redemption amount received by Public Shareholders could be less than both the Redemption Price and the $10.05 per Public Share initially held in the Trust Account following the IPO. Pursuant to the Letter Agreement, our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party (other than our independent auditors) for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below the lesser of (i) $10.05 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.05 per public share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay our tax obligations. Such liability will not apply to any claims by a third party or prospective target business that executed a waiver of rights to seek access to the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, our Sponsor will not be responsible to the extent of any liability for such third-party claims.

We have not asked our Sponsor to reserve for such indemnification obligations, nor have we independently verified whether our Sponsor has sufficient funds to satisfy its indemnity obligations. We believe that our Sponsor’s only assets are securities of SPKL, and we cannot assure you that our Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for the Business Combination, or another initial business combination, and redemptions as of the date of the liquidation of the Trust Account could be reduced to less than both the Redemption Price and the initial value of the Trust Account following the IPO of $10.05 per Public Share. In such event, we may not be able to complete the Business Combination, or another initial business combination, and you would receive such lesser amount per share in connection with any redemption of your Public Shares. None of our directors or officers will indemnify us for claims by third parties, including claims by vendors and prospective target businesses.

Legal proceedings in connection with the Business Combination, the outcomes of which are uncertain, could delay or prevent the completion of the Business Combination.

Lawsuits may be filed against us or our directors and officers in connection with the Business Combination. Defending such lawsuits could require us to incur significant costs and draw the attention of our management team away from the Business Combination. Further, the defense or settlement of any lawsuit or claim that remains unresolved at the time the Business Combination and related transactions are consummated may adversely affect ZincFive’s business, financial condition, results of operations and cash flows. Such legal proceedings could delay or prevent the Business Combination from becoming effective within the agreed timeframe.

Our directors may decide not to enforce the indemnification obligations of our Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to our Public Shareholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.05 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.05 per public share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay our tax obligations, and our Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to our public shareholders may be reduced below $10.05 per public share.

We may not have sufficient funds to satisfy indemnification claims of the SPKL Board or our executive officers.

We have agreed to indemnify our officers and directors to the fullest extent permitted by law. However, our officers and directors have agreed to waive any right, title, interest, or claim of any kind in or to any monies in the Trust Account and to not seek recourse against the Trust Account for any reason whatsoever (except to the extent they are entitled to funds from the Trust Account due to their ownership of public shares). Accordingly, any indemnification provided will be able to be satisfied by us only if (i) we have sufficient funds outside of the Trust Account or (ii) we consummate an initial business combination. Our obligation to indemnify our officers and directors may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

If, after we distribute the proceeds in the Trust Account to our Public Shareholders, we file a bankruptcy or winding up petition or an involuntary bankruptcy or winding up petition is filed against us and is not dismissed, a bankruptcy or insolvency court may seek to recover such proceeds, and the members of the SPKL Board may be viewed as having breached their fiduciary duties to our creditors, exposing the members of the SPKL Board and us to claims of punitive damages.

If, after we distribute the proceeds in the Trust Account to our Public Shareholders, we file a bankruptcy or winding up petition or an involuntary bankruptcy or winding up petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy or insolvency laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy or insolvency court could seek to recover some or all amounts received by our shareholders. In addition, the SPKL Board may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing itself and us to claims of punitive damages, by paying Public Shareholders from the Trust Account prior to addressing the claims of creditors.

If, before distributing the proceeds in the Trust Account to our Public Shareholders, we file a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our shareholders and the per- share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to our Public Shareholders, we file a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy or insolvency law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the Trust Account, the per- share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.

We cannot assure you that we will be able to complete the proposed Business Combination or complete an alternative initial business combination within the Combination Period, in which case we would redeem the SPKL Class A Ordinary Shares and liquidate the Trust Account, and our Public Shareholders may receive only their pro rata portion of the funds in the Trust Account that are available for distribution to Public Shareholders, and the Public Warrants may expire worthless.

We cannot assure you that the Business Combination or another initial business combination will be consummated within the Combination Period, the period within which we are required to complete our initial business combination or be forced to redeem the SPKL Class A Ordinary Shares and liquidate the Trust Account, or that an extension request will enable us to complete the Business Combination or another initial business combination. Our ability to consummate any business combination depends on a variety of factors, many of which are beyond our control. For example, uncertainties surrounding the financial markets and the viability of banks and other financial institutions may result in market volatility, which may impact our financial condition and our ability to complete an initial business combination. We are required to offer shareholders redemption rights in connection with any shareholder vote to approve a business combination, or if we seek an extension. Notwithstanding such requirement, there may be no Extraordinary General Meeting of the shareholders to vote upon the Business Combination, another initial business combination or an extension before the end of the Combination Period. Even if the Business Combination or an extension is approved by our shareholders, it is possible that redemptions will leave us with insufficient cash to consummate the Business Combination or another initial business combination on commercially acceptable terms, or at all. The fact that we will have separate redemption periods in connection with a shareholder vote upon an extension and vote upon the Business Combination could exacerbate these risks. Other than in connection with a redemption offer or liquidation, our Public Shareholders may be unable to recover their investment, except through sales of their Public Shares on the open market. The price of our securities may be volatile, and there can be no assurance that our Public Shareholders will be able to dispose of their Public Shares at favorable prices, or at all.

If we are not able to complete the Business Combination with Legacy ZincFive or complete an alternative business combination within the Combination Period, we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of the then- outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject to, in the case of clauses (ii) and (iii), our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such case, our Public Shareholders may receive only their pro rata portion of the funds in the Trust Account that are available for distribution to Public Shareholders, on the redemption of their shares, and the Public Warrants may expire worthless. See “— If third parties bring claims against us, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by shareholders may be less than both the Redemption Price and the initial value in the Trust Account of approximately $10.05 per public share” and other risk factors in this proxy statement/prospectus.

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect our business, including our ability to negotiate and complete our initial business combination, and results of operations.

We are subject to the laws and regulations, and interpretations and applications of such laws and regulations, of national, regional, state and local governments and applicable non-U.S. jurisdictions. In particular, we are required to comply with certain SEC and potentially other legal and regulatory requirements, and our consummation of the Business Combination may be contingent upon our ability to comply with certain laws, regulations, interpretations and applications. Compliance with, and monitoring of, the foregoing may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time, and those changes could have a material adverse effect on our business, including our ability to complete the Business Combination.

On July 1, 2024, the 2024 SPAC Rules became effective. Among other items, the 2024 SPAC Rules impose additional disclosure requirements in business combination transactions involving SPACs and private operating companies; amend the financial statement requirements applicable to business combination transactions involving such companies; update and expand guidance regarding the general use of projections in SEC filings, including requiring disclosure of all material bases of the projections and all material assumptions underlying the projections; increase the potential liability of certain participants in proposed business combination transactions; and could impact the extent to which SPACs could become subject to regulation under the Investment Company Act. The 2024 SPAC Rules may materially adversely affect our ability to negotiate and complete the Business Combination and may increase the costs and time related to the Business Combination.

The SEC also recently settled an enforcement action against two SPACs and their sponsor for misleading claims in advance of a proposed business combination with the sponsor agreeing to pay a $6.75 million civil penalty to settle such claims. In addition, litigation challenging completed and pending acquisitions by SPACs has increased, and in such litigation, it is possible that sponsors and/or their director designees may be held liable either for breaches of fiduciary duties owed to the SPAC’s public shareholders or for certain actions or omissions by the SPAC, including the failure by the SPAC to comply with applicable securities laws. Litigation has also arisen asserting that SPACs are violating federal securities laws by operating as unregistered investment companies. Any liabilities or expenses arising from these developments or similar claims could adversely impact our business as well as harm our reputation.

A 1% U.S. federal excise tax could be imposed on us in connection with redemptions by us of our ordinary shares.

On August 16, 2022, the Inflation Reduction Act of 2022 became law in the United States, which, among other things, imposes a 1% excise tax on the fair market value of stock repurchased by “covered corporations” beginning in 2023, with certain exceptions. The Excise Tax is imposed on the repurchasing corporation itself, not its stockholders from whom or which the stock is repurchased. Because we are domesticating and continuing as a Delaware corporation and our securities will continue to trade on a Stock Exchange, we believe that we are a “covered corporation” for this purpose. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase.

On November 24, 2025, the U.S. Department of the Treasury and the Internal Revenue Service published final regulations (T.D. 10037) providing comprehensive guidance on the application of the excise tax, including operative rules for determining the scope of covered transactions, computational mechanics, statutory exceptions, and a netting rule. The final regulations significantly narrowed the scope of transactions subject to the excise tax from the previously proposed regulations issued on April 12, 2024. The Treasury retains authority to provide additional regulations and other guidance to carry out, and prevent the abuse or avoidance of, the excise tax.

As an entity incorporated as a Cayman Islands exempted company, the 1% excise tax is not expected to apply to redemptions of our SPKL Class A Ordinary Shares. The final regulations eliminated a previously proposed “funding rule” that could have extended the excise tax to stock repurchases by foreign corporations funded by U.S. affiliates, which further supports the position that the excise tax does not currently apply to us in our capacity as a Cayman Islands entity.

Although holders that exercise redemption rights with respect to our SPKL Class A Ordinary Shares are required to file the request by the Redemption Deadline, which occurs prior to the Domestication, because the Redemption Price will not be paid until immediately after the Closing, it is possible that the IRS could assert that for U.S. federal income tax purposes such redemptions should be treated as occurring after the Domestication. If such redemptions are treated for U.S. federal income tax purposes as occurring after the Domestication, then we may be subject to excise tax on account of such redemptions. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax.

Further, any redemption or other repurchase that we make after the Domestication may be subject to the excise tax. Therefore, whether and to what extent we would be subject to the excise tax would depend on a number of factors, including: (i) the fair market value of the redemptions and repurchases in connection with the Business Combination; (ii) the nature and amount of any equity issuances in connection with the Business Combination, including the Mergers and any Series A Preferred Investment (or otherwise issued not in connection with the Business Combination but issued within the same taxable year of the Business Combination); and (iii) the content of regulations and other guidance from the U.S. Department of Treasury.

Prior to the consummation of the Business Combination, funds in the Trust Account, including any interest thereon, will not be used to pay for any excise tax. If we consummate the Business Combination, any excise taxes from redemptions of SPKL Class A Ordinary Shares in connection with the Business Combination would reduce the funds available to ZincFive for working capital following the Business Combination.

If the Mergers do not qualify as a “reorganization” for U.S. federal income tax purposes, Legacy ZincFive U.S. Holders will be required to recognize gain or loss for U.S. federal income tax purposes upon the exchange of their Legacy ZincFive Common Stock for ZincFive Common Stock in the Merger.

The U.S. federal income tax consequences of the Mergers to Legacy ZincFive U.S. holders (as defined in the section titled “Material U.S. Federal Income Tax Considerations of the Mergers”) generally will depend on whether the Mergers qualify as a “reorganization” for U.S. federal income tax purposes. If the Mergers fail to qualify as a reorganization within the meaning of Section 368(a) of the Code, a Legacy ZincFive U.S. holder generally would recognize gain or loss for U.S. federal income tax purposes on each share of Legacy ZincFive Common Stock surrendered in the Mergers for ZincFive Common Stock. For a more complete discussion of the material U.S. federal income tax consequences of the Mergers, please carefully review the information set forth in the section titled “Material U.S. Federal Income Tax Considerations of the Mergers” in this proxy statement/prospectus. Each Legacy ZincFive U.S. holder should consult its own tax advisor to determine the particular tax consequences to it in light of its own particular circumstances if the Mergers fail to qualify as a reorganization for U.S. federal income tax purposes.

Our shareholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares.

If we are forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it were proved that immediately following the date on which the distribution was made, we were unable to pay our debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover some or all amounts received by our shareholders. Furthermore, our directors may be viewed as having breached their fiduciary duties to us or our creditors and/or may have acted in bad faith, thereby exposing themselves and us to claims, by paying Public Shareholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons. We and our directors and officers who knowingly and willfully authorized or permitted any distribution to be paid out of our share premium account while we were unable to pay our debts as they fall due in the ordinary course of business would be guilty of an offense and may be liable for a fine of 15,000 Cayman Islands Dollars and imprisonment for five years in the Cayman Islands.

Compliance obligations under the Sarbanes-Oxley Act may make it more difficult for us to effectuate an initial business combination, require substantial financial and management resources, and increase the time and costs of completing the Business Combination or an alternative initial business combination.

Section 404 of the Sarbanes-Oxley Act requires that we evaluate and report on our system of internal controls. Only in the event we are deemed to be a large accelerated filer or an accelerated filer and no longer qualify as an emerging growth company, will we be required to comply with the independent registered public accounting firm attestation requirement on our internal control over financial reporting. The fact that we are a blank check company makes compliance with the requirements of the Sarbanes-Oxley Act particularly burdensome on us as compared to other public companies because a target business with which we seek to complete our initial business combination may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of its internal controls. The development of the internal control of any such entity to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete the Business Combination or an alternative initial business combination.

Our agreement with our Sponsor and our directors and officers may be amended without shareholder approval.

Our agreement with our Sponsor and our executive officers and members of the SPKL Board contains provisions relating to transfer restrictions of the SPKL Ordinary Shares and Private Placement Warrants, indemnification of the Trust Account, waiver of redemption rights and participation in liquidating distributions from the Trust Account. The agreement may be amended without shareholder approval. While we do not expect the SPKL Board to approve any amendments to the agreement prior to our initial business combination, it may be possible that the SPKL Board, in exercising its business judgment and subject to its fiduciary duties, chooses to approve one or more amendments to the agreement. Any such amendments to the agreement would not require approval from our shareholders and may have an adverse effect on the value of an investment in our securities. Concurrently with the execution of the Merger Agreement, our Sponsor entered into the Sponsor Agreement with Legacy ZincFive and SPKL, pursuant to which our Sponsor agreed to vote their shares in favor of all Shareholder Proposals being presented at the Extraordinary General Meeting. Amendment of the Sponsor Agreement would require approval from Legacy ZincFive and the other parties to such agreement, but would not require approval from our shareholders.

You will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. Therefore, to liquidate your investment, you may be forced to sell your Public Shares or Public Warrants, potentially at a loss.

Our Public Shareholders will be entitled to receive funds from the Trust Account only upon the earliest to occur of: (i) our completion of an initial business combination, and then only in connection with those SPKL Class A Ordinary Shares that such shareholder properly elected to redeem, subject to the limitations described in this proxy statement/prospectus; (ii) the redemption of any Public Shares properly tendered in connection with (A) a shareholder vote to amend the Memorandum and Articles of Association, to modify the substance or timing of our obligation to provide holders of our SPKL Class A Ordinary Shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our Public Shares if we do not complete our initial business combination by March 29, 2027 or (B) with respect to any other provision relating to the rights of holders of our SPKL Class A Ordinary Shares; and (iii) the redemption of our Public Shares if we have not consummated an initial business combination within the Combination Period, in each case subject to applicable law and as further described in this proxy statement/prospectus. In no other circumstances will a Public Shareholder have any right or interest of any kind in the Trust Account. Holders of Public Warrants will not have any right to the proceeds held in the Trust Account with respect to the Public Warrants. Accordingly, to liquidate your investment, you may be forced to sell your Public Shares or Public Warrants, potentially at a loss.

We may amend the terms of the Public Warrants in a manner that may be adverse to holders of such warrants with the approval by the holders of at least 50% of the then-outstanding Public Warrants. As a result, the exercise price of your Public Warrants could be increased, the exercise period could be shortened and the number of SPKL Class A Ordinary Shares purchasable upon exercise of a Public Warrant could be decreased, all without your approval.

The Public Warrants are issued under the Warrant Agreement. The Warrant Agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least a majority of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants (which may include Public Warrants acquired by our Sponsor or its affiliates in the IPO or thereafter in the open market). Accordingly, we may amend the terms of the Public Warrants in a manner adverse to a holder if holders of at least a majority of the then outstanding Public Warrants approve of such amendment. Although our ability to amend the terms of the Public Warrants with the consent of at least a majority of the then outstanding Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, convert the warrants into cash or shares, shorten the exercise period or decrease the number of our SPKL Class A Ordinary Shares purchasable upon exercise of a warrant.

The Warrant Agreement designates the courts of the State of New York or the U.S. District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with SPKL.

The Warrant Agreement provides that, subject to applicable law, (i) any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the U.S. District Court for the Southern District of New York, and (ii) that we irrevocably submit to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. We have waived any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. However, with respect to any complaint asserting a cause of action arising under the Securities Act or the rules and regulations promulgated thereunder, there is uncertainty as to whether a court would enforce this provision, because Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

Notwithstanding the foregoing, these provisions of the Warrant Agreement do not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the U.S. are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of our warrants shall be deemed to have notice of and to have consented to the forum provisions in the Warrant Agreement. If any action, the subject matter of which is within the scope of the forum provisions of the Warrant Agreement, is filed in a court other than a court of the State of New York or the U.S. District Court for the Southern District of New York (a “foreign action”) in the name of any holder of Public Warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us, which may discourage such lawsuits. Alternatively, if a court were to find this provision of our Warrant Agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.

A provision of our Warrant Agreement may make it more difficult for us to consummate the Business Combination or an alternative initial business combination.

Unlike most blank check companies, if for capital raising purposes related to the closing of an initial business combination: (i) we issue additional SPKL Class A Ordinary Shares or equity-linked securities for capital raising purposes in connection with the Closing at an issue price or effective issue price of less than the Newly Issued Price; (ii) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest earned on such issuances, available for the funding of our initial business combination on the date of the consummation of our initial business combination (net of redemptions); and (iii) the volume weighted average trading price of SPKL Class A Ordinary Shares during the 20 trading day period starting on the trading day prior to the day on which we consummate an initial business combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price. This may make it more difficult for us to consummate the Business Combination or an alternative initial business combination.

Even if we consummate the Business Combination, there is no guarantee that the ZincFive Warrants will ever be in the money, and they may expire worthless.

Upon the Closing, the SPKL Warrants will become ZincFive Warrants. The exercise price for the ZincFive Warrants will be $11.50 per share of ZincFive Common Stock, subject to adjustment. There is no guarantee that the ZincFive Warrants, following the Business Combination, will ever be in the money prior to their expiration, and as such, the ZincFive Warrants may expire worthless.

We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

We have the ability to redeem outstanding Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per Public Warrant, provided that the last reported sales price of the SPKL Class A Ordinary Shares equals or exceeds $18.00 per share (as adjusted for share sub- divisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period commencing once the Public Warrants become exercisable and ending on the third trading day prior to the date on which we give proper notice of such redemption and provided certain other conditions are met. If and when the Public Warrants become redeemable by us, we may not exercise our redemption right if the issuance of SPKL Class A Ordinary Shares upon exercise of the Public Warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification. We will use our best efforts to register or qualify such SPKL Class A Ordinary Shares under the blue sky laws of the state of residence in those states in which the Public Warrants were offered by us in the

IPO. If we call the Public Warrants for redemption as described above, our management will have the option to require all holders that wish to exercise Public Warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the Public Warrants for that number of SPKL Class A Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of SPKL Class A Ordinary Shares underlying the Public Warrants, multiplied by the difference between the exercise price of the Public Warrants and the “fair market value” (as defined below) by (y) the fair market value. The “fair market value” as used in this paragraph shall mean the volume weighted average price of the SPKL Class A Ordinary Shares as reported during the ten (10) trading day period ending on the trading day prior to the date that notice of exercise is received by the Transfer Agent. Redemption of the outstanding Public Warrants could force you (i) to exercise your Public Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your Public Warrants at the then-current market price when you might otherwise wish to hold your Public Warrants or (iii) to accept the nominal redemption price which, at the time the outstanding Public Warrants are called for redemption, is likely to be substantially less than the market value of your Public Warrants.

After the Closing, a significant number of shares of ZincFive Common Stock will be subject to issuance upon exercise of ZincFive Warrants, which may result in dilution to ZincFive stockholders.

We issued 5,000,000 Public Warrants to purchase 5,000,000 of our SPKL Class A Ordinary Shares as part of the SPKL Units offered in the IPO and, simultaneously with the closing of the IPO, we issued in a private placement an aggregate of 8,490,535 Private Placement Warrants, each exercisable to purchase one SPKL Class A Ordinary Share at $11.50 per share, subject to adjustment. In addition, as of the date of this proxy statement/prospectus, the Sponsor has provided an aggregate of $          in loans to SPKL. The Sponsor may convert up to $1,500,000 of the Convertible Note into up to an additional 1,500,000 Working Capital Warrants, at the price of $1.00 per warrant.

As of the date of this proxy statement/prospectus, our Sponsor has extended to us loans of $          , which will, in the Sponsor’s discretion, either be repaid upon the closing of an initial business combination or, with respect to up to $1,500,000 of the outstanding principal balance of the Convertible Note, converted into Working Capital Warrants at a price of $1.00 per warrant (or any combination of repayment or conversion). Any such warrants will be identical to the Private Placement Warrants. Immediately prior to the Domestication, all of the outstanding SPKL Warrants will be converted into the ZincFive Warrants, which will entitle the holders to purchase shares of ZincFive Common Stock. Such ZincFive Warrants, when exercised, will increase the number of issued and outstanding shares and may reduce the market price of the ZincFive Common Stock. To the extent that the Sponsor elects to receive Working Capital Warrants in lieu of the repayment in cash of the Convertible Note and subsequently exercises ZincFive Warrants (issued upon conversion of such Working Capital Warrants at Closing), the resulting issuances of ZincFive Common Stock would result in additional material dilution of the non-redeeming shareholders of SPKL who become stockholders of ZincFive and would increase the Sponsor’s ownership by a maximum of            % on a fully diluted basis and assuming maximum redemptions.

You may only be able to exercise your Public Warrants on a “cashless basis” under certain circumstances, and if you do so, you will receive fewer shares of ZincFive Common Stock from such exercise than if you were to exercise such Public Warrants for cash.

The Warrant Agreement provides that holders of Public Warrants who seek to exercise their Public Warrants will not be permitted to do so for cash and will, instead, be required to do so on a cashless basis in accordance with Section 3(a)(9) of the Securities Act or another exemption if the shares of ZincFive Common Stock issuable upon exercise of the Public Warrants are not registered under the Securities Act in accordance with the terms of the Warrant Agreement. In addition, ZincFive may, at its option, require holders of Public Warrants to exercise their Public Warrants on a cashless basis if: (i) the shares of ZincFive Common Stock are at the time of any exercise of a Public Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act; or (ii) ZincFive calls the Public Warrants for redemption.

If you exercise your Public Warrants on a cashless basis, you would pay the warrant exercise price by surrendering the Public Warrants for that number of shares of ZincFive Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of ZincFive Common Stock underlying the Public Warrants, multiplied by the difference between the exercise price of the Public Warrants and the “fair market value” (as defined below) by (y) the fair market value. The “fair market value” means the volume weighted average price of the shares of ZincFive Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the date on which the notice of exercise is received by the Transfer Agent. As a result, you would receive fewer shares of ZincFive Common Stock from such exercise than if you were to exercise such Public Warrants for cash. In no event will ZincFive be required to net cash settle any Public Warrant, or issue securities or other compensation in exchange for the Public

Warrants in the event that ZincFive is unable to register or qualify the shares underlying the Public Warrants under applicable state securities laws and no exemption is available.

Our ability to require holders of our Public Warrants to exercise such warrants on a cashless basis after we call the warrants for redemption will cause holders to receive fewer shares of ZincFive Common Stock upon exercise than they would have received had they been able to pay the exercise price of their warrants in cash.

If we call the Public Warrants for redemption, we may require all holders that wish to exercise such warrants to do so on a cashless basis. If we elect to require holders to exercise their Public Warrants on a cashless basis or if holders elect to do so when there is no effective registration statement, the number of shares of ZincFive Common Stock received by a holder upon exercise will be less than if such holder exercised his or her warrant for cash. For example, if the holder is exercising 875 Public Warrants at $11.50 per share through a cashless exercise when the ZincFive Common Stock has a fair market value of $17.50 per share, then upon the cashless exercise the holder will receive 300 shares of ZincFive Common Stock. The holder would have received 875 shares of ZincFive Common Stock if the exercise price was paid in cash. This will have the effect of reducing the potential “upside” of the holder’s investment in us because the warrant holder will hold a smaller number of shares of ZincFive Common Stock upon a cashless exercise of the warrants.

Our independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about our ability to continue as a “going concern.”

The date by which we must consummate an initial business combination is currently March 29, 2027. There can be no assurance that we will be able to consummate an initial business combination by this time or that we will be able to successfully extend the date by which we must consummate an initial business combination. If an initial business combination is not consummated within the Combination Period, there will be a mandatory liquidation of the Trust Account. Accordingly, our management has determined that the mandatory liquidation of the Trust Account, should an initial business combination not occur, raises substantial doubt about our ability to continue as a going concern.

The financial statements contained elsewhere in this proxy statement/prospectus do not include any adjustments that might result from our inability to continue as a going concern. Please see the section of this proxy statement/prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of SPKL — Liquidity, Capital Resources and Going Concern” for additional information.

If the Adjournment Proposal is not approved, and a quorum is present but an insufficient number of votes have been obtained to approve the Business Combination Proposal, the SPKL Board will not have the ability to adjourn the Extraordinary General Meeting to a later date in circumstances where such adjournment is necessary to permit the Business Combination to be approved.

If, at the Extraordinary General Meeting, the SPKL Board determines that it would be in the best interests of SPKL to adjourn the Extraordinary General Meeting to give SPKL more time to consummate the Business Combination for whatever reason (such as if the Business Combination Proposal is not approved, or if additional time is needed to fulfill other closing conditions), the SPKL Board will seek approval to adjourn the Extraordinary General Meeting to a later date or dates. If the Adjournment Proposal is not approved, and a quorum is present but an insufficient number of votes have been obtained to approve the Business Combination Proposal, the SPKL Board will not have the ability to adjourn the Extraordinary General Meeting to a later date to solicit further votes or take other steps to cause the conditions to the Business Combination to be satisfied. In such event, the Business Combination would not be completed.

EXTRAORDINARY GENERAL MEETING OF SPKL

General

SPKL is furnishing this proxy statement/prospectus to its shareholders as part of the solicitation of proxies by the SPKL Board for use at the Extraordinary General Meeting. This proxy statement/prospectus provides SPKL shareholders with information they need to know to be able to vote or direct their vote to be cast at the Extraordinary General Meeting.

Date, Time and Place of the Extraordinary General Meeting

The Extraordinary General Meeting will be held on           , 2026 at         , Eastern Time, electronically at         . There is no requirement to attend the Extraordinary General Meeting in person. Shareholders will be afforded the same rights and opportunities to vote, ask questions and participate as they would at an in-person Extraordinary General Meeting. In particular, shareholders may submit questions in advance of the Extraordinary General Meeting by following the instructions and rules of conduct on the Extraordinary General Meeting website. You can participate in the Extraordinary General Meeting and vote via live webcast by visiting           .

You can pre-register to attend the virtual Extraordinary General Meeting starting on             , 2026 at a.m., Eastern Time (three business days prior to the meeting date). Enter the URL address into your browser         , enter your control number, name and email address. Once you pre-register you can vote or enter questions in the chat box. At the start of the Extraordinary General Meeting, you will need to log in again using your control number and will also be prompted to enter your control number if you vote during the Extraordinary General Meeting.

Shareholders who hold their investments through a bank or broker will need to contact the Transfer Agent to receive a control number. If you plan to vote at the Extraordinary General Meeting you will need to have a legal proxy from your bank or broker. If you would like to join and not vote, the Transfer Agent will issue you a guest control number with proof of ownership. In either case you must contact the Transfer Agent for specific instructions on how to receive the control number. The Transfer Agent can be contacted at 917-262-2373 or via email at proxy@continentalstock.com. Please allow up to 72 hours prior to the meeting for processing your control number.

If you do not have access to the internet, you can listen to the meeting by dialing 1-800-450-7155 (toll-free) (or 1-857-999-9155 if you are located outside the United States and Canada (standard rates apply)) and when prompted enter           . Please note that you will not be able to vote or ask questions at the Extraordinary General Meeting if you choose to participate telephonically.

You may attend, vote and examine the list of shareholders entitled to vote at the Extraordinary General Meeting by visiting             and entering the control number found on your proxy card, voting instruction form or notice included in the proxy materials.

Purpose of the Extraordinary General Meeting

At the Extraordinary General Meeting, SPKL is asking holders of SPKL Ordinary Shares to consider and vote upon:

•	the Business Combination Proposal. A current copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A;
•	the Domestication Proposal. The Proposed Certificate of Incorporation is attached to this proxy statement/prospectus as Annex C;
•	the Stock Issuance Proposal;
•	the Organizational Documents Proposal. The Proposed Certificate of Incorporation and the Proposed Bylaws are attached to this proxy statement/prospectus as Annex C and Annex D, respectively;

•	the Advisory Organizational Documents Proposals;
•	the Incentive Plan Proposal, a form of the 2026 Plan is attached to this proxy statement/prospectus as Annex H;
•	the Employee Stock Purchase Plan Proposal. A form of the ESPP is attached to this proxy statement/ prospectus as Annex I;
•	the Director Election Proposal; and
•	the Adjournment Proposal, if presented to the Extraordinary General Meeting.

Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Advisory Organizational Documents Proposals are conditioned on the approval of each of the Condition Precedent Proposals. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus.

Recommendation of the SPKL Board

The SPKL Board believes that the Business Combination Proposal and the other proposals to be presented at the Extraordinary General Meeting are in the best interest of SPKL. Accordingly, the SPKL Board unanimously recommends that its shareholders vote “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Domestication Proposal, “FOR” the approval of the Stock Issuance Proposal, “FOR” the approval of the Organizational Documents Proposal, “FOR” the approval, on an advisory basis, of each of the separate Advisory Organizational Documents Proposals, “FOR” the approval of the Incentive Plan Proposal, “FOR” the approval of the Employee Stock Purchase Plan Proposal, “FOR” the approval of the Director Election Proposal and “FOR” the approval of the Adjournment Proposal, if presented to the Extraordinary General Meeting.

Record Date; Who is Entitled to Vote

SPKL shareholders will be entitled to vote or direct votes to be cast at the Extraordinary General Meeting if they owned SPKL Ordinary Shares at the close of business on           , 2026, which is the “Record Date” for the Extraordinary General Meeting. Shareholders will have one vote for each SPKL Ordinary Share owned at the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. SPKL Warrants do not have voting rights. As of the close of business on the Record Date for the Extraordinary General Meeting, there were            SPKL Ordinary Shares issued and outstanding, of which            were issued and outstanding Public Shares.

The Sponsor and each director and each officer of SPKL have agreed to vote in favor of the Business Combination, and to waive their redemption rights in connection with the Closing with respect to any SPKL Ordinary Shares held by them. None of the Sponsor, directors or officers received separate consideration for their waiver of redemption rights. The SPKL Ordinary Shares held by the Sponsor will be excluded from the pro rata calculation used to determine the per-share Redemption Price. As of the Record Date, the Sponsor owns            % of the issued and outstanding SPKL Ordinary Shares.

Quorum

The presence, in person, virtually or by proxy, of shareholders holding not less than one-third of the issued and outstanding SPKL Ordinary Shares entitled to vote at the Extraordinary General Meeting constitutes a quorum at the Extraordinary General Meeting. The Sponsor owns            % of the issued and outstanding SPKL Ordinary Shares as of the Record Date, which will count toward this quorum. As a result, as of the Record Date, in addition to the shares of the Sponsor,             SPKL Ordinary Shares held by Public Shareholders would be required to be presented at the Extraordinary General Meeting to achieve a quorum.

Abstentions and Broker Non-Votes

Abstentions will be considered present for the purposes of establishing a quorum but, as a matter of Cayman Islands law, will not constitute votes cast at the Extraordinary General Meeting and therefore will have no effect on the approval of the proposals voted upon at the Extraordinary General Meeting.

Under NYSE rules, if a shareholder holds their shares in “street” name through a bank, broker or other nominee and the shareholder does not instruct their broker, bank or other nominee how to vote their shares on a proposal, the broker, bank or other nominee has the authority to vote the shares in its discretion on certain “routine” proposals. However, banks, brokers and other nominees are not authorized to exercise their voting discretion on “non-routine” proposals. This can result in a “broker non-vote,” which occurs on a proposal when: (i) a bank, broker or other nominee has discretionary authority to vote on one or more “routine” proposals to be voted on at a meeting of shareholders; (ii) there are one or more “non-routine” proposals to be voted on at the meeting for which the bank, broker or other nominee does not have authority to vote without instructions from the beneficial owner of the shares; and (iii) the beneficial owner fails to provide the bank, broker or other nominee with voting instructions on a “non-routine” proposal.

We believe that all of the proposals to be voted on at the Extraordinary General Meeting will be considered non-routine matters. As a result, if you hold your shares in street name, your bank, brokerage firm or other nominee cannot vote your shares on the proposals to be voted on at the Extraordinary General Meeting without your instruction.

Vote Required for Approval

The approval of the Business Combination Proposal requires an ordinary resolution, being the affirmative vote of the holders of a majority of the SPKL Ordinary Shares who, being present in person, virtually or by proxy and entitled to vote at the Extraordinary General Meeting, vote in favor of the Business Combination Proposal at the Extraordinary General Meeting. The Business Combination does not require the approval of a majority of the unaffiliated securityholders of SPKL. The Business Combination Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if any of the Condition Precedent Proposals is not approved, the Business Combination Proposal will have no effect, even if approved by the requisite holders of SPKL Ordinary Shares.

The approval of the Domestication Proposal requires a special resolution under the Companies Act and the Memorandum and Articles of Association, being the affirmative vote of the holders of at least two-thirds of the votes cast by the holders of the issued SPKL Ordinary Shares, voting together as a single class, who, being present in person, virtually or by proxy and entitled to vote at the Extraordinary General Meeting, vote in favor of the Domestication Proposal at the Extraordinary General Meeting. Pursuant to Article 182 of the Memorandum and Articles of Association, with respect to any vote on the Domestication, holders of SPKL Class B Ordinary Shares will have ten votes for every SPKL Class B Ordinary Share and holders of SPKL Class A Ordinary Shares will have one vote for every SPKL Class A Ordinary Share. The Domestication Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if any of the Condition Precedent Proposals is not approved, the Domestication Proposal will have no effect, even if approved by the requisite holders of SPKL Ordinary Shares.

The approval of the Stock Issuance Proposal requires an ordinary resolution, being the affirmative vote of the holders of a majority of the SPKL Ordinary Shares who, being present in person, virtually or by proxy and entitled to vote at the Extraordinary General Meeting, vote in favor of the Stock Issuance Proposal at the Extraordinary General Meeting. The Stock Issuance Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if any of the Condition Precedent Proposals is not approved, the Stock Issuance Proposal will have no effect, even if approved by the requisite holders of SPKL Ordinary Shares.

The approval of the Organizational Documents Proposal requires a special resolution under the Companies Act and the Memorandum and Articles of Association, being the affirmative vote of the holders of at least two-thirds of the votes cast by the holders of the issued SPKL Ordinary Shares, voting together as a single class, who, being present in person, virtually or by proxy and entitled to vote at the Extraordinary General Meeting, vote in favor of the Organizational Documents Proposal at the Extraordinary General Meeting. The Organizational Documents Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if any of the Condition Precedent Proposals is not approved, the Organizational Documents Proposal will have no effect, even if approved by the requisite holders of SPKL Ordinary Shares.

The approval of the Advisory Organizational Documents Proposals requires an ordinary resolution, being the affirmative vote of the holders of a majority of the SPKL Ordinary Shares who, being present in person, virtually or by proxy and entitled to vote at the Extraordinary General Meeting, vote in favor of the Advisory Organizational Documents Proposals at the Extraordinary General Meeting. The Advisory Organizational Documents Proposals is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if any of the Condition Precedent Proposals is not approved, the Advisory Organizational Documents Proposals will have no effect, even if approved by the requisite holders of SPKL Ordinary Shares.

The approval of the Incentive Plan Proposal requires an ordinary resolution, being the affirmative vote of the holders of a majority of the SPKL Ordinary Shares who, being present in person, virtually or by proxy and entitled to vote at the Extraordinary General Meeting, vote in favor of the Incentive Plan Proposal at the Extraordinary General Meeting. The Incentive Plan Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if any of the Condition Precedent Proposals is not approved, the Incentive Plan Proposal will have no effect, even if approved by the requisite holders of SPKL Ordinary Shares.

The approval of the Employee Stock Purchase Plan Proposal requires an ordinary resolution, being the affirmative vote of the holders of a majority of the SPKL Ordinary Shares who, being present in person, virtually or by proxy and entitled to vote at the Extraordinary General Meeting, vote in favor of the Employee Stock Purchase Plan Proposal at the Extraordinary General Meeting. The Employee Stock Purchase Plan Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if any of the Condition Precedent Proposals is not approved, the Employee Stock Purchase Plan Proposal will have no effect, even if approved by the requisite holders of SPKL Ordinary Shares.

Pursuant to Article 96 of the Memorandum and Articles of Association, the approval of the Director Election Proposal requires an ordinary resolution of the holders of the SPKL Class B Ordinary Shares (only), being the affirmative vote of a simple majority of the votes cast by the holders of the SPKL Class B Ordinary Shares who, being present in person, virtually or by proxy and entitled to vote at the Extraordinary General Meeting, vote in favor of the Director Election Proposal at the Extraordinary General Meeting. The Director Election Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if any of the Condition Precedent Proposals is not approved, the Director Election Proposal will have no effect, even if approved by the requisite holders of SPKL Class B Ordinary Shares.

The approval of the Adjournment Proposal requires an ordinary resolution, being the affirmative vote of the holders of a majority of the SPKL Ordinary Shares who, being present in person, virtually or by proxy and entitled to vote at the Extraordinary General Meeting, vote in favor of the Adjournment Proposal at the Extraordinary General Meeting. The Adjournment Proposal is not conditioned on the approval of any other proposal.

Voting Your Shares

If you were a holder of record of SPKL Ordinary Shares as of the close of business on the Record Date, you may vote with respect to the proposals in person or virtually at the Extraordinary General Meeting, or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. Your proxy card shows the number of SPKL Ordinary Shares that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

If you are a holder of record of the SPKL Ordinary Shares, including those shares held as a constituent part of SPKL Units, you may vote virtually at the Extraordinary General Meeting or by submitting a proxy for the Extraordinary General Meeting. Whether or not you plan to attend the Extraordinary General Meeting, SPKL urges you to vote by proxy to ensure your vote is counted. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. You may still attend the Extraordinary General Meeting and vote in person even if you have already voted by proxy.

If your SPKL Ordinary Shares, including those shares held as a constituent part of SPKL Units, are held in “street name” by a broker or other agent, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Extraordinary General Meeting. However, since you are not the holder of record, you may not vote your shares virtually at the Extraordinary General Meeting unless you request and obtain a valid proxy from your broker or other agent. Beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other nominee) who wish to attend the Extraordinary General Meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial shareholders who e-mail a valid legal proxy will be issued a 12-digit meeting control number that will allow them to register to attend and participate in the online Extraordinary General Meeting. After contacting the Transfer Agent, a beneficial holder will receive an e-mail prior to the Extraordinary General Meeting with a link and instructions for entering the Extraordinary General Meeting online. Beneficial shareholders should contact the Transfer Agent at least five business days prior to the date of the Extraordinary General Meeting to ensure access.

Revoking Your Proxy

If you authorize a proxy, you may revoke it at any time at or before the Extraordinary General Meeting by doing any one of the following:

•	you may send another proxy card with a later date;
•

you may send notice to the Company in writing to 3790 El Camino Real, Unit #570, Palo Alto, CA 94306 Attn: Corporate Secretary, before the Extraordinary General Meeting that you have revoked your proxy; or

•	you may attend the Extraordinary General Meeting, revoke your proxy, and vote in person or virtually, as indicated above.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker for information on how to change or revoke your voting instructions.

Who Can Answer Your Questions about Voting Your Shares

If you are an SPKL shareholder and have questions about how to vote or direct a vote in respect of your SPKL Ordinary Shares, you may call Advantage Proxy, Inc., SPKL’s proxy solicitor, by calling 877-870-8565 (toll-free), or if you are a bank or a broker, by calling 206-870-8565, or by emailing ksmith@advantageproxy.com.

Redemption Rights

Pursuant to the Memorandum and Articles of Association, a Public Shareholder may request to redeem all or a portion of its Public Shares for cash in connection with any vote on a proposed business combination. As a holder of Public Shares, you will be entitled to receive cash for any Public Shares to be redeemed only if you:

(a)

(i) hold Public Shares or (ii) hold Public Shares through SPKL Units and elect to separate your SPKL Units into the underlying Public Shares and Public Warrants prior to exercising your redemption rights with respect to the Public Shares;

(b)

submit a written request to the Transfer Agent, including the legal name, phone number and address of the beneficial owner of the Public Shares for which redemption is requested, that SPKL redeem all or a portion of your Public Shares for cash; and

(c)	deliver the certificates for your Public Shares (if any) along with the redemption forms to the Transfer Agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to the Redemption Deadline for their Public Shares to be redeemed.

The election to exercise redemption rights will occur prior to the Domestication, and the redemption of Public Shares (the cancellation or repurchase of such shares) will be effected while SPKL remains a Cayman Islands exempted company, prior to the Domestication. The payment of the Redemption Price to Public Shareholders who have validly exercised their redemption rights will occur promptly following the Domestication and the Closing. For the purposes of the Memorandum and Articles of Association, the exercise of redemption rights will be treated as an election to have such Public Shares redeemed for cash and references in this proxy statement/prospectus to “redemption” or “redeeming” will be interpreted accordingly.

Public Shareholders may elect to redeem all or a portion of the Public Shares held by them, regardless of if or how they vote in respect of the Business Combination Proposal. If the Business Combination is not consummated, the Public Shares will be returned to the respective holder, broker or bank. If the Business Combination is approved, and if a Public Shareholder properly exercises its redemption rights to redeem all or a portion of the Public Shares that it holds and timely delivers the certificates for its shares (if any) along with the redemption forms to the Transfer Agent, SPKL will effect the redemption of such Public Shares while SPKL remains a Cayman Islands exempted company, prior to the Domestication, and pay the Redemption Price, equal to a per-share price, payable in cash, equal to the pro rata portion of the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the Closing, including interest earned on the Trust Account (net of taxes paid or payable, if any), promptly following the Closing. For illustrative purposes, as of          , 2026, this would have amounted to approximately $          per issued and outstanding Public Share. If a Public Shareholder exercises its redemption rights in full, then it will be electing to exchange its Public Shares for cash and will no longer own Public Shares.

If you hold the shares in “street name,” you will have to coordinate with your broker to have your shares certificated or delivered electronically. Shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through DTC’s DWAC (deposit withdrawal at custodian) system. The Transfer Agent will typically charge the tendering broker approximately $80 and it would be up to the broker to decide whether to pass this cost on to the redeeming shareholder. In the event the Business Combination is not consummated this may result in an additional cost to shareholders for the return of their Public Shares.

Any request for redemption, once made by a holder of SPKL Class A Ordinary Shares, may not be withdrawn following the Redemption Deadline, unless the SPKL Board determines (in its sole discretion) to permit such withdrawal of a redemption request (which it may do in whole or in part).

Any corrected or changed written exercise of redemption rights must be received by the Transfer Agent prior to the Redemption Deadline and, following such deadline, with SPKL’s consent, prior to the Extraordinary General Meeting. No request for redemption will be honored unless the holder’s shares have been delivered (either physically or electronically through DTC) to the Transfer Agent by the Redemption Deadline.

Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares sold in the IPO. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares sold in the IPO, then any such shares in excess of that 15% limit would not be redeemed for cash.

Our Sponsor, officers and directors have agreed to, among other things, vote in favor of the Business Combination and waive their redemption rights in connection with the Closing with respect to any SPKL Ordinary Shares held by them. The SPKL Ordinary Shares held by the Sponsor will be excluded from the pro rata calculation used to determine the per-share Redemption Price. As of the Record Date, the Sponsor owns          % of the issued and outstanding SPKL Ordinary Shares.

Holders of the SPKL Warrants will not have redemption rights with respect to the SPKL Warrants.

The closing price of Public Shares on           , 2026, the most recent practicable date prior to the date of this proxy statement/prospectus, was $           . As of           , 2026, funds in the Trust Account totaled $            million and were comprised entirely of U.S. government securities, within the meaning of Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by SPKL meeting conditions of Rule 2a-7 under the Investment Company Act, as determined by SPKL, until the earlier of (i) the consummation of a business combination and (ii) the distribution of the Trust Account.

Prior to exercising redemption rights, Public Shareholders should verify the market price of the Public Shares as they may receive higher proceeds from the sale of their Public Shares in the public market than from exercising their redemption rights if the market price per share is higher than the Redemption Price. SPKL cannot assure its shareholders that they will be able to sell their Public Shares in the open market, even if the market price per share is higher than the Redemption Price, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their Public Shares.

Appraisal Rights

Neither SPKL’s shareholders nor the holders of Public Warrants have appraisal rights in connection with the Business Combination or the Domestication under the Companies Act or under the DGCL.

Proxy Solicitation

SPKL is soliciting proxies on behalf of the SPKL Board. This proxy solicitation is being made by mail but also may be made by telephone or in person. SPKL has engaged Advantage Proxy, Inc. to assist in the solicitation of proxies for the Extraordinary General Meeting. SPKL and its directors and officers and employees may also solicit proxies in person. SPKL will ask banks, brokers and other institutions, nominees and fiduciaries to forward this proxy statement/prospectus and the related proxy materials to their principals and to obtain their authority to execute proxies and voting instructions.

SPKL will bear the entire cost of the proxy solicitation, including the preparation, assembly, printing, mailing and distribution of this proxy statement/prospectus and the related proxy materials. SPKL will pay Advantage Proxy, Inc. a fee of $8,500 plus disbursements, reimburse Advantage Proxy, Inc. for its reasonable out-of-pocket expenses and indemnify Advantage Proxy, Inc. and its affiliates against certain claims, liabilities, losses, damages and expenses for its services as SPKL’s proxy solicitor. SPKL will reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding this proxy statement/prospectus and the related materials to SPKL shareholders. SPKL’s directors and officers and employees of SPKL who solicit proxies will not be paid additional compensation for soliciting.

SPKL Shareholders

As of the Record Date, there are            SPKL Ordinary Shares issued and outstanding, which includes          SPKL Class B Ordinary Shares held by the Sponsor. As of the Record Date, there is outstanding an aggregate of          SPKL Warrants, which includes 8,490,535 Private Placement Warrants held by the Sponsor and         Public Warrants.

Potential Purchases of Public Shares

At any time prior to the Extraordinary General Meeting, during a period when they are not then aware of any material non-public information regarding SPKL, Legacy ZincFive, or its or their securities, the Sponsor, directors, executive officers, advisors or their affiliates may purchase Public Shares in privately negotiated transactions or in the open market from shareholders who redeem, or indicate an intention to redeem, their Public Shares, or they may enter into transactions with such persons and others to provide them with incentives to acquire Public Shares. Any Public Shares purchased by the Sponsor or its affiliates would be purchased at a price no higher than the Redemption Price for the Public Shares. For illustrative purposes, as of          , 2026, this would have amounted to approximately $         per Public Share. Any Public Shares so purchased would not be voted by the Sponsor or its affiliates at the Extraordinary General Meeting and would not be redeemable by the Sponsor or its affiliates.

The purpose of such share purchases and other transactions would be to increase the likelihood that the conditions to the consummation of the Business Combination are satisfied or to provide additional equity financing. This may result in the completion of the Business Combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or warrants owned by the Sponsor for nominal value.

However, other than as expressly stated in this proxy statement/prospectus, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase Public Shares in such transactions. SPKL will file a Current Report on Form 8-K prior to the Extraordinary General Meeting to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons. Any such report will include (i) the amount of SPKL Class A Ordinary Shares purchased and the purchase price; (ii) the purpose of such purchases; (iii) the impact of such purchases on the likelihood that the Business Combination will be approved; (iv) the identities or characteristics of security holders who sold shares if not purchased in the open market or the nature of the sellers; and (v) the number of SPKL Class A Ordinary Shares for which SPKL has received redemption requests.

Any such arrangements may have a depressive effect on the price of ZincFive Common Stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than the market price and may therefore be more likely to sell the shares such investor or holder owns, either prior to or immediately after the Extraordinary General Meeting. The public “float” of SPKL’s Public Shares and the number of beneficial holders of SPKL’s securities may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of SPKL’s securities on a Stock Exchange.

THE BUSINESS COMBINATION PROPOSAL

Merger Agreement

SPKL shareholders are being asked to approve the Merger Agreement and Business Combination. The discussion in this proxy statement/prospectus of the Business Combination and the principal terms of the Merger Agreement is subject to, and is qualified in its entirety by reference to, the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus.

You should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement. Please see the section entitled “— Merger Agreement” below, for additional information and a summary of certain terms of the Merger Agreement.

Structure of the Business Combination

On June 11, 2026, SPKL entered into the Merger Agreement with Merger Subs and Legacy ZincFive. Pursuant to the Merger Agreement, the parties thereto will enter into the Business Combination, which includes (a) the Domestication, and (b) following the Domestication, the merger of Merger Sub I with and into Legacy ZincFive, with Legacy ZincFive continuing as the Surviving Corporation, and immediately thereafter, the merger of the Surviving Corporation with and into Merger Sub II, with Merger Sub II continuing as the Surviving Entity and as a wholly-owned subsidiary of ZincFive.

The following diagram depicts the current ownership structure of Legacy ZincFive and SPKL:

The following diagram depicts the Business Combination:

The following diagram illustrates the ownership structure of ZincFive immediately following the Transactions. These levels of ownership interest (1) assume that (a) no Public Shareholder exercises their redemption rights in connection with the Business Combination, (b) no Working Capital Warrant is issued to the Sponsor in connection with the conversion of unpaid amounts under the Convertible Note, (c) SPKL sells and issues 10,441,174 shares of Series A Preferred Stock to the Series A Preferred Investors pursuant to the Series A Preferred Investments and (d) there are no other issuances of equity interests of SPKL or Legacy ZincFive and (2) do not take into account (a) the potential issuance of any shares of ZincFive Common Stock upon exercise of any ZincFive Warrants, (b) any assumed Legacy ZincFive Options that may be exercised after the consummation of the Business Combination, for which an estimated          shares of ZincFive Common Stock are expected to be reserved, or (c) the potential issuance of any shares of ZincFive Common Stock reserved for issuance under the 2026 Plan and the ESPP. The Exchange Ratio of          reflects Legacy ZincFive capital stock outstanding as of          , 2026. If the actual facts are different from these assumptions, Public Shareholders’ percentage ownership in ZincFive will be different.

The ownership structure of ZincFive may differ from what is illustrated in the foregoing diagram. For more information on the ownership structure of ZincFive immediately following the Business Combination in the No Redemption Scenario and Maximum Redemption Scenario, please see the section of this proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

Merger Consideration

Subject to the terms and conditions of the Merger Agreement, the value of the aggregate consideration to be paid to Legacy ZincFive Securityholders will be $600,000,000, which consideration will be paid entirely in shares of ZincFive Common Stock with a value equal to $10.00 per share, Exchanged ZincFive Options or Exchanged ZincFive RSUs, as applicable.

Each share of Legacy ZincFive Series F Stock issued and outstanding immediately prior to the First Effective Time (other than Excluded Shares and Dissenting Shares) will be automatically surrendered and retired, and each holder of shares of Legacy ZincFive Series F Stock will receive a number of shares of ZincFive Common Stock equal to (a) such holder’s Aggregate Series F Preference Amount (as defined in the Merger Agreement) divided by (b) $10.00, rounded up or down to the nearest whole share of ZincFive Common Stock (with 0.5 of a share or greater rounded up).

Legacy ZincFive will take all actions necessary or appropriate so that, immediately prior to the Closing, all shares of Legacy ZincFive Preferred Stock (other than Legacy ZincFive Series F Stock) will be converted into shares of Legacy ZincFive Common Stock (the “Conversion”) pursuant to the terms of the Merger Agreement. See the section entitled “Description of ZincFive’s Securities” for more information regarding ZincFive Common Stock. Following the Conversion, no shares of Legacy ZincFive Preferred Stock (other than Legacy ZincFive Series F Stock) will be outstanding and each holder of Legacy ZincFive Preferred Stock (other than Legacy ZincFive Series F Stock) will thereafter cease to have any rights with respect to any shares of Legacy ZincFive Preferred Stock.

Each share of Legacy ZincFive Common Stock issued and outstanding immediately prior to the First Effective Time (after giving effect to the Conversion and the exercise of any Legacy ZincFive Warrants, but other than Excluded Shares and Dissenting Shares) will be automatically cancelled and converted into the right to receive a number of shares of ZincFive Common Stock equal to the Exchange Ratio (as defined in the Merger Agreement). The Exchange Ratio is based on the per share Equity Value (calculated in accordance with the Merger Agreement). Subject to the assumptions described herein, as of the date of this proxy statement/prospectus, SPKL estimates that the Exchange Ratio will be approximately          shares of ZincFive Common Stock for each issued and outstanding share of Legacy ZincFive Common Stock; see the section above entitled “Merger Agreement — Structure of the Business Combination.”

Each Legacy ZincFive Warrant outstanding as of immediately prior to the Merger shall expire or be exercised for the applicable number of shares of Legacy ZincFive Preferred Stock or Legacy ZincFive Common Stock, and such shares shall be canceled and converted into the right to receive the applicable consideration in respect of such shares of Legacy ZincFive Preferred Stock or Legacy ZincFive Common Stock pursuant to the terms of the Merger Agreement.

At the First Effective Time, by virtue of the Mergers and without any further action on the part of SPKL, Merger Subs, Legacy ZincFive or any holder of any securities of SPKL or Legacy ZincFive, the following will occur:

●	Each share of Legacy ZincFive Series F Stock issued and outstanding immediately prior to the First Effective Time (other than Excluded Shares and Dissenting Shares) will be automatically surrendered and retired, and each holder of shares of Legacy ZincFive Series F Stock will receive a number of shares of ZincFive Common Stock equal to (a) such holder’s Aggregate Series F Preference Amount divided by (b) $10.00, rounded up or down to the nearest whole share of ZincFive Common Stock (with 0.5 of a share or greater rounded up), as applicable.
●	Each share of Legacy ZincFive Common Stock (including shares of Legacy ZincFive Common Stock issued upon the Conversion and the exercise of the Legacy ZincFive Warrants) issued and outstanding immediately prior to the First Effective Time (other than Excluded Shares and Dissenting Shares) will be automatically surrendered and exchanged for the right to receive a number of shares of ZincFive Common Stock equal to the Exchange Ratio in accordance with the terms of the Merger Agreement and as described above.
●	Each issued and outstanding share of common stock of Merger Sub I will be converted into and become one validly issued, fully paid and nonassessable share of Legacy ZincFive Common Stock, which will constitute the only outstanding shares of Legacy ZincFive Common Stock as the Surviving Corporation of the First Merger, and, immediately thereafter in the Second Merger, each issued and outstanding share of Legacy ZincFive Common Stock will be cancelled and retired and each issued and outstanding membership interest of Merger Sub II will remain outstanding and constitute all of the membership interests of the Surviving Entity as a wholly-owned subsidiary of ZincFive.
●	Excluded Shares will automatically be cancelled or surrendered (as applicable) and no consideration will be paid or payable with respect thereto.

For more information regarding the sources and uses of the funds utilized to consummate the Business Combination, please see the section below entitled “— Sources and Uses of Funds for the Business Combination.”

Exchange and Fractional Shares

Immediately prior to or at the First Effective Time, SPKL will deposit, or cause to be deposited, with Continental Stock Transfer & Trust Company (the “Exchange Agent”) evidence in book-entry form of shares of ZincFive Common Stock representing the number of shares of ZincFive Common Stock sufficient to deliver the Merger Consideration.

As soon as reasonably practicable after the effective date of the Registration Statement, Legacy ZincFive shall, or shall cause the Exchange Agent to, deliver to each Legacy ZincFive stockholder a letter of transmittal (the “Letter of Transmittal”) to be completed and executed by such person. The Letter of Transmittal shall contain, among other things, customary representations of each Legacy ZincFive stockholder, including due authority, valid ownership, title and interest, absence of encumbrances and ability to engage in the transactions contemplated by the Merger Agreement.

At or prior to the First Effective Time, SPKL will instruct the Exchange Agent to, at or promptly after the First Effective Time, issue to each Legacy ZincFive stockholder the portion of the Merger Consideration to which such Legacy ZincFive stockholder is entitled pursuant to the Merger Agreement at or promptly after the Closing.

Notwithstanding anything to the contrary as described in the Merger Agreement, no fraction of a share of ZincFive Common Stock will be issued by virtue of the Merger Agreement or the Business Combination, and each Legacy ZincFive stockholder that would otherwise be entitled to a fraction of a share of ZincFive Common Stock (after aggregating all shares of ZincFive Common Stock to which such Legacy ZincFive stockholder otherwise would be entitled) will instead have the number of shares of ZincFive Common Stock issued to such Legacy ZincFive stockholder rounded up or down to the nearest whole share of ZincFive Common Stock (with 0.5 of a share or greater rounded up), as applicable.

Treatment of Legacy ZincFive Options and Legacy ZincFive Restricted Stock Units

At the First Effective Time, each outstanding and unexercised Legacy ZincFive Option (whether or not vested) will be assumed by ZincFive and converted into an Exchanged ZincFive Option, except that (1) the number of shares of ZincFive Common Stock subject to such Exchanged ZincFive Option will equal (a) the number of shares of Legacy ZincFive Common Stock that were subject to such Legacy ZincFive Option immediately prior to the First Effective Time, multiplied by (b) the Exchange Ratio, rounded down to the nearest whole share, and (2) the Exchanged ZincFive Option’s per share exercise price will equal the quotient of (a) the exercise price per share of Legacy ZincFive Common Stock at which such Legacy ZincFive Option was exercisable immediately prior to the First Effective Time, divided by (b) the Exchange Ratio, with any fractional cent rounded up to the nearest whole cent. All incentive stock options will be adjusted in accordance with the requirements of Section 424 of the Code and will be adjusted in a manner that complies with or is exempt from Section 409A of the Code.

At the First Effective Time, each outstanding ZincFive restricted stock unit that is outstanding as of immediately prior to the First Effective Time will be converted into a ZincFive restricted stock unit in respect of a number of shares of ZincFive Common Stock on the same terms and conditions (including applicable vesting, termination and settlement provisions) as are in effect with respect to such Legacy ZincFive restricted stock unit immediately prior to the First Effective Time, except that each ZincFive restricted stock unit will represent the right to be issued a whole number of shares of ZincFive Common Stock equal to the product of (1) the number of Legacy ZincFive restricted stock units multiplied by (2) the Exchange Ratio, rounded up or down to the nearest whole share of ZincFive Common Stock (with 0.5 of a share or greater rounded up), as applicable.

Impact of the Business Combination on the Public Float

As of          , 2026, there are          Public Shares issued and outstanding which may be redeemed in connection with the Extraordinary General Meeting regardless of how they vote. The Sponsor and the SPKL Insiders have agreed to waive their redemption rights with respect to all SPKL Ordinary Shares held by them. In addition, as of          , 2026, there are          SPKL Warrants issued and outstanding, consisting of          Public Warrants and 8,490,535 Private Placement Warrants. Each SPKL Warrant is exercisable for one SPKL Class A Ordinary Share (or, following the Domestication, one share of ZincFive Common Stock).

SPKL and Legacy ZincFive cannot predict how many Public Shares will be redeemed. As a result, SPKL and Legacy ZincFive are presenting two different redemption scenarios in the tables below with respect to SPKL Class A Ordinary Shares, each of which presents a different allocation of total ZincFive equity following the Closing. The number of Public Shares redeemed in connection with the Business Combination and the ownership percentages of Public Shareholders may differ from the presentation below if the actual redemptions are different from these assumptions. See the section of this proxy statement/ prospectus entitled “Risk Factors — Risks Related to SPKL — The ability of our Public Shareholders to exercise redemption rights with respect to a portion of our Public Shares could increase the probability that the Business Combination will be unsuccessful and that you would have to wait for liquidation for your Public Shares to be redeemed.”

To illustrate potential dilution in each such scenario, the tables below present the post-Closing share ownership of ZincFive under each of: (1) the No Redemption Scenario and (2) the Maximum Redemption Scenario. The first table excludes the dilutive effect of: (i) the Private Placement Warrants; (ii) the Public Warrants; (iii) the Working Capital Warrants into which the Convertible Note can be converted; and (iv) the Series A Preferred Investor Warrants. The second table includes the dilutive effect of such items.

	No Redemption	Maximum Redemption
	Scenario	Scenario
	Ownership		Ownership
	Shares %*	Shares	%*
Public Shareholders	%	—	—%
Sponsor	1,150,000%	1,150,000	1.58%
SPKL Insiders	850,000%	850,000	1.17%
Legacy ZincFive Securityholders(1)	54,336,006%	54,336,006	74.64%
Series A Preferred Investors(2)	10,441,174%	10,441,174	14.34%
Lead Purchaser	3,500,000%	3,500,000	4.81%
First Tranche Bridge Investors	922,078%	922,078	1.27%
Convertible Promissory Noteholders(3)	1,598,448%	1,598,448	2.20%
Total shares of ZincFive Common Stock and Preferred Stock outstanding at Closing	100%	72,797,706	100%

	No Redemption	Maximum Redemption
	Scenario	Scenario
	Ownership		Ownership
	Shares %*	Shares	%*
Public Shareholders	%	—	—%
Public Warrant Holders(4)	5,000,000%	5,000,000	5.36%
Sponsor	1,150,000%	1,150,000	1.23%
SPKL Insiders	850,000%	850,000	0.91%
Private Placement Warrant Holder(4)	4,245,268%	4,245,268	4.55%
Legacy ZincFive Securityholders(1)	54,336,006%	54,336,006	58.28%
Series A Preferred Investors(5)	20,882,348%	20,882,348	22.40%
Lead Purchaser	3,500,000%	3,500,000	3.75%
First Tranche Bridge Investors	922,078%	922,078	0.99%
Convertible Promissory Noteholders(3)	1,598,448%	1,598,448	1.71%
Working Capital Warrant Holder(4)(6)	750,000%	750,000	0.80%
Fully-Diluted Shares	100%	93,234,148	100%
*	Amounts may not sum due to rounding.
(1)

Includes (i) 957,152 shares of ZincFive Common Stock issuable to holders of outstanding Legacy ZincFive Class A Common Stock; (ii) 209,360 shares of ZincFive Common Stock issuable to holders of outstanding Legacy ZincFive Class B Common Stock; (iii) 45,777,420 shares of ZincFive Common Stock issuable to holders of outstanding Legacy ZincFive Preferred Stock; and (iv) 7,392,074 shares of ZincFive Common Stock issuable upon exercise of outstanding Legacy ZincFive Warrants; and excludes 5,663,832 shares of ZincFive Common Stock issuable upon exercise of stock options, assuming the Closing occurs on October 15, 2026.

(2)

Represents shares of ZincFive Common Stock issuable upon conversion of the Series A Preferred Stock. Assumes conversion of all 10,441,174 Series A Preferred Stock into ZincFive Common Stock immediately following the Closing. Excludes 10,441,174 shares of ZincFive Common Stock issuable upon conversion of the Series A Preferred Investor Warrants.

(3)

Represents shares of ZincFive Common Stock issuable upon automatic conversion of Convertible Promissory Notes that will convert automatically into ZincFive Common Stock upon the consummation of the Business Combination, assuming such conversion occurs on October 15, 2026.

(4)

Represents shares of ZincFive Common Stock issuable upon the exercise of the Public Warrants. The Public Warrants will be exercisable beginning 30 days following the Closing for one share of ZincFive Common Stock at an exercise price of $11.50 per share in accordance with the terms of the Warrant Agreement. Each redemption scenario assumes that all outstanding Public Warrants are exercised for cash.

(5)

Represents (i) 10,441,174 shares of ZincFive Common Stock issuable upon conversion of the Series A Preferred Stock and (ii) 10,441,174 shares of ZincFive Common Stock issuable upon conversion of the Series A Preferred Investor Warrants. Assumes conversion of all 10,441,174 Series A Preferred Stock into

ZincFive Common Stock immediately following the Closing. The Series A Preferred Investor Warrants will be exercisable upon issuance at an exercise price of $12.00 per share for a number of shares of ZincFive Common Stock equal to the number of shares into which such holder’s Series A Preferred Stock is initially convertible. Each redemption scenario assumes that all Series A Preferred Investor Warrants are exercised for cash.

(6)

Represents shares of ZincFive Common Stock issuable upon the exercise of ZincFive Warrants to be issued upon a one-for-one conversion of the Working Capital Warrants, assuming that $1,500,000 of the Convertible Note are converted into 1,500,000 Working Capital Warrants at a price of $1.00 per warrant and giving effect to the forfeiture of 50% of such Working Capital Warrants pursuant to the Sponsor Agreement. Any such warrants will be identical to the Private Placement Warrants.

Deferred Underwriting Fees

Approximately $3,500,000 of the underwriting fee payable in connection with the SPKL IPO was deferred and conditioned upon completion of an initial business combination.

Merger Agreement

The summary of the material provisions of the Merger Agreement set forth below and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A and which is incorporated by reference in this proxy statement/prospectus. All SPKL shareholders are encouraged to read the Merger Agreement in its entirety for a more complete description of the terms and conditions of the Business Combination.

The Domestication

At least one day prior to the Closing, SPKL will transfer its registration by way of continuation from the Cayman Islands to the State of Delaware. Please see the section entitled “The Domestication Proposal.”

Closing and Effective Time of the Mergers

The Closing will take place promptly following the satisfaction or waiver of the conditions described below under the section entitled “— Conditions to Closing — General Conditions,” unless SPKL and Legacy ZincFive mutually agree in writing to another time or unless the Merger Agreement is terminated pursuant to the terms set forth in the section entitled “— Termination.” The Business Combination are expected to be consummated promptly after the approval by SPKL shareholders of the proposals voted on at the extraordinary general meeting, as described in this proxy statement/prospectus.

Representations and Warranties

The Merger Agreement contains customary representations and warranties of Legacy ZincFive that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

●	corporate organization;
●	subsidiaries;
●	the authorization, performance and enforceability of the Merger Agreement and the Transaction Agreements;
●	no conflict;
●	consents, filings, approval or authorization of governmental authorities;
●	current capitalization;
●	capitalization of subsidiaries;

●	financial statements;
●	absence of undisclosed liabilities;
●	litigation and proceedings;
●	compliance with laws;
●	contracts and absence of defaults;
●	benefit plans;
●	labor matters;
●	taxes;
●	insurance;
●	permits;
●	real property;
●	intellectual property and data security;
●	anti-bribery, anti-corruption and anti-money laundering;
●	sanctions, import and export controls;
●	data security program status;
●	outbound investment security program status;
●	environmental matters;
●	bridge financing;
●	absence of any material adverse effect and certain changes;
●	brokers’ fees;
●	related party transactions;
●	certain information in this proxy statement/prospectus; and
●	indebtedness and guarantees.

The Merger Agreement contains customary representations and warranties of SPKL and Merger Subs that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

●	corporate organization;

●	the authorization, performance and enforceability of the Merger Agreement and Transaction Agreements;
●	no conflict;
●	compliance with laws;
●	litigation and proceedings;
●	consent, approval or authorization of governmental authorities;
●	financial ability to enter into the Merger, funds available in the Trust Account and absence of indebtedness;
●	brokers’ fees;
●	SEC reports, financial statements and compliance with the Sarbanes-Oxley Act;
●	absence of undisclosed liabilities;
●	business activities;
●	tax matters;
●	employees;
●	capitalization;
●	Nasdaq listing;
●	the Sponsor Agreement;
●	related party transactions;
●	the Investment Company Act;
●	sanctions;
●	CFIUS foreign person status;
●	data security program status;
●	outbound investment security program status;
●	this proxy statement/prospectus and additional SEC reports; and
●	the Fairness Opinion.

Covenants

The parties to the Merger Agreement have each agreed to use commercially reasonable efforts to prepare and file any information as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Business Combination and to use commercially reasonable efforts to obtain certain required consents and approvals that are required to be obtained under certain contracts of Legacy ZincFive. The parties to the Merger Agreement have also agreed to take such other actions as may be reasonably necessary to satisfy the conditions of the other parties as set forth in the Merger Agreement or to otherwise comply with the Merger Agreement and to consummate the Business Combination as soon as practicable.

During the pre-closing period, unless expressly contemplated by the Merger Agreement, required by law or any governmental authority, consented to by SPKL (which consent will not be unreasonably conditioned, withheld, delayed or denied), or set forth in Legacy ZincFive’s disclosure letter to the Merger Agreement, Legacy ZincFive has agreed to, and to cause its subsidiaries to, use commercially reasonable efforts to operate its business in all material respects in the ordinary course of business.

During the pre-closing period, unless expressly contemplated by the Merger Agreement, required by law or any governmental authority, consented to by SPKL (which consent will not be unreasonably conditioned, withheld, delayed or denied), or set forth in Legacy ZincFive’s disclosure letter to the Merger Agreement, Legacy ZincFive has agreed that neither Legacy ZincFive nor any of its subsidiaries will take the following actions:

●	change or amend Legacy ZincFive’s current certificate of incorporation or other organizational documents of Legacy ZincFive, except (1) as otherwise required by law or (2) as required in order to effectuate (a) the conversion of Legacy ZincFive Preferred Stock into Legacy ZincFive Common Stock or (b) to the extent required to effectuate a Series A Preferred Investment;
●	make, declare, set aside, establish a record date for or pay any dividend or distribution, other than any dividends or distributions from any wholly-owned subsidiary of Legacy ZincFive to Legacy ZincFive or any other wholly-owned subsidiaries of Legacy ZincFive;
●	enter into, assume, assign, partially or completely amend any material term or modify any material term of or terminate any employee collective bargaining contract of Legacy ZincFive or any of its subsidiaries, other than entry into such agreements in the ordinary course of business;
●	other than seeking and negotiating Series A Securities Purchase Agreement, (1) issue, deliver, sell, transfer, pledge, dispose of or place any lien (other than a permitted lien) on any shares or any other equity or voting securities of Legacy ZincFive or any of its subsidiaries or (2) issue or grant any options, warrants, convertible securities or other rights to purchase, convert into, exchange for or otherwise obtain any shares or any other equity or voting securities of Legacy ZincFive, or amend, modify or waive the terms of any of the foregoing, in each case other than (a) those issuances of Legacy ZincFive Options to eligible recipients disclosed in Legacy ZincFive’s disclosure letter to the Merger Agreement, in each case pursuant to one of the Legacy ZincFive Equity Plans, (b) issuances of shares of Legacy ZincFive Common Stock upon the exercise of Legacy ZincFive Options or the conversion of Legacy ZincFive Preferred Stock, in each case, that are outstanding as of June 11, 2026 or issued or granted thereafter in compliance with the terms of the Merger Agreement, and in the case of Legacy ZincFive Options, in accordance with the terms of the applicable Legacy ZincFive Equity Plan and award agreement or (c) in connection with a Series A Preferred Investment;
●	sell, assign, transfer, convey, lease, license, abandon, allow to lapse or expire, subject to or grant any lien (other than a permitted lien) on, or otherwise dispose of, any material intellectual property or any material assets, rights, technology or properties of Legacy ZincFive and its subsidiaries, taken as a whole, other than the sale or non-exclusive license of software, goods, products and services to customers in the ordinary course of business, non-exclusive licenses to service providers in connection with provision of services to Legacy ZincFive and its subsidiaries in the ordinary course of business, or the sale, non-exclusive license or other disposition of technology or equipment deemed by Legacy ZincFive in its reasonable business judgment to be obsolete or not material to the business of Legacy ZincFive and its subsidiaries, in each case, in the ordinary course of business;
●	cancel or compromise any claim or indebtedness owed to Legacy ZincFive or any of its subsidiaries, (2) settle any pending or threatened action, (a) if such settlement would require payment by Legacy ZincFive in an amount greater than $500,000, (b) to the extent such settlement includes an agreement to accept or concede injunctive relief or (c) to the extent such settlement involves a governmental authority (unless such settlement would not reasonably be expected to be materially adverse to Legacy ZincFive) or alleged criminal wrongdoing, or (3) agree to modify in any respect materially adverse to Legacy ZincFive and its subsidiaries any confidentiality or similar contract to which Legacy ZincFive or any of its subsidiaries are a party;

●	directly or indirectly acquire (by merger, consolidation, purchase of a substantial portion of stock or assets or otherwise), any business or any corporation, partnership, limited liability company, joint venture, association or other business organization or division thereof in a transaction that would be material to Legacy ZincFive and its subsidiaries, taken as a whole;
●	make any loans or advance any money or other property to any person, except for (1) advances in the ordinary course of business to employees or officers of Legacy ZincFive or any of its subsidiaries for expenses not to exceed $250,000 in the aggregate and (2) prepayments made to suppliers of Legacy ZincFive or any of its subsidiaries;
●	enter into, assume, assign, or amend any material term of or terminate (excluding any expiration in accordance with its terms) any material contract (or any contract that would constitute a Material Contract if in effect on June 11, 2026), other than entry into such agreements in the ordinary course of business; provided, that neither Legacy ZincFive nor any subsidiary thereof will modify, amend, renew, extend, terminate or enter into any material contract (or any contract that would constitute a material contract if in effect on June 11, 2026) if the effect thereof would be to (1) impose any material restrictions on the right or ability of the Legacy ZincFive or a subsidiary thereof to engage in any line of business or compete with, or provide services to, any other person or in any geographic area, (2) grant any exclusive rights to license, market, sell or deliver any material product, service or owned intellectual property of Legacy ZincFive or any subsidiary thereof, (3) require Legacy ZincFive or any subsidiary thereof to exclusively purchase any material inventory, products, or services from such person, or (4) grant any “most favored nation” or similar provision in favor of the other party or a right of first refusal, first offer or first negotiation binding upon the Legacy ZincFive or any subsidiary thereof that, in each case, is material to Legacy ZincFive;
●	redeem, purchase or otherwise acquire, any equity interests or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any equity interests of Legacy ZincFive or any of its subsidiaries (including in satisfaction of the exercise price or Tax withholding obligations with respect to any Legacy ZincFive Options or Legacy ZincFive restricted stock units or other equity securities of Legacy ZincFive outstanding as of June 11, 2026 or issued or granted thereafter in compliance with the terms of the Merger Agreement), except pursuant to exercises (excluding the exercise of redemption rights), conversion, settlement or cancellations of equity securities of Legacy ZincFive outstanding as of June 11, 2026 or issued or granted thereafter in compliance with the terms of the Merger Agreement, in each case in accordance with the terms of such securities, the applicable Legacy ZincFive Equity Plan and/or award agreement in effect as of June 11, 2026;
●	split, combine, subdivide, recapitalize or reclassify any shares or other equity interests or securities of Legacy ZincFive;
●	make any change in its customary accounting principles or methods of accounting materially affecting the reported consolidated assets, liabilities or results of operations of Legacy ZincFive and its subsidiaries, other than as may be required by applicable law, GAAP or regulatory guidelines or interpretations thereof;
●	adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Legacy ZincFive or its subsidiaries (other than the Merger and the transactions contemplated by the Merger Agreement);
●	make, change or revoke any material tax election, adopt or change any material accounting method with respect to taxes, file any amended material tax return, settle or compromise any material tax liability, enter into any material closing agreement with respect to any tax, consent to any extension or waiver of the limitations period applicable to any material tax claim or assessment (other than ordinary course of business extensions of time to file tax returns), or enter into any tax sharing or tax indemnification agreement or similar agreement (except, in each case, for such agreements that are commercial agreements not primarily relating to taxes) or take any similar action relating to taxes, if such election, change, amendment, agreement, settlement, consent or other action would have the effect of materially increasing the present or future tax liability of Legacy ZincFive or any of its subsidiaries in a manner that will disproportionately affect the SPKL Shareholders (as compared to the Legacy ZincFive’s stockholders) after the Closing;
●	take or cause to be taken any action, or knowingly fail to take or cause to be taken any action, which action or failure to act would reasonably be expected to prevent or impede the Mergers from qualifying for the intended tax treatment;

●	modify in any material respect the terms of any indebtedness, (2) issue any debt securities, or (3) incur or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person for indebtedness for borrowed money in excess of $1,000,000 in the aggregate (other than indebtedness under capital leases entered into in the ordinary course of business);
●	voluntarily fail to maintain in full force and effect material insurance policies covering Legacy ZincFive and its subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practices (except that Legacy ZincFive will be authorized to replace existing insurance policies with substantially comparable amounts of insurance coverage);
●	enter into any transaction or amend in any material respect any existing agreement with any person that, to the knowledge of Legacy ZincFive, is an affiliate of Legacy ZincFive or its subsidiaries subject to certain exclusions (excluding ordinary course of business company benefit plans, standard employment agreements and payments of annual compensation, provision of benefits or reimbursement of expenses in respect of stockholders who are officers or directors of Legacy ZincFive or its subsidiaries);
●	other than as required by an existing Legacy ZincFive benefit plan, standard employment agreement, employee collective bargaining contract, or applicable law, (1) increase the compensation or benefits of any Legacy ZincFive employee or accelerate the vesting or lapsing of restrictions or payment, or in any other way secure the payment, of compensation or benefits under any Legacy ZincFive benefit plan other than payments of compensation or benefits that are immaterial or, with respect to Legacy ZincFive employees beneath the title of senior vice president, in the ordinary course of business, (2) establish, adopt, enter into, materially amend in any respect or terminate any material employee benefit plan or any plan, agreement, program, policy or other arrangement that would be a material employee benefit plan of Legacy ZincFive if it were in existence as of June 11, 2026 (other than adoptions or amendments that do not materially increase the cost to Legacy ZincFive), (3) except as provided in Legacy ZincFive’s disclosure letter to the Merger Agreement, hire or terminate without “cause” (as determined consistent with past practice) the employment of any Legacy ZincFive employee with the title of senior vice president or above, (4) implement or announce any employee layoffs, furloughs or reductions in force, in each case that would require notice or pay in lieu of notice under the WARN Act, or (5) recognize or certify any labor union as the bargaining representative for any Legacy ZincFive employee, or become a party to, establish, adopt, amend, commence participation in or terminate any employee collective bargaining contract with a labor union;
●	make any capital expenditures (or series of related capital expenditures) other than in an amount not in excess of the amount set forth in Legacy ZincFive’s disclosure letter to the Merger Agreement;
●	enter into any engagement letters with financial advisors or capital markets advisors; and
●	enter into any contract to do any action prohibited pursuant to the foregoing.

During the pre-closing period, unless expressly contemplated by the Merger Agreement, required by law or any governmental authority, consented to by Legacy ZincFive (which consent will not be unreasonably conditioned, withheld, delayed or denied), or set forth in SPKL’s disclosure letter to the Merger Agreement, SPKL has agreed that neither SPKL nor its subsidiaries will take the following actions:

●	change, modify or amend the Trust Agreement, the Series A Securities Purchase Agreement, or organizational documents or the organizational documents of the Merger Subs;
●	declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, SPKL;
●	split, combine, subdivide, recapitalize or reclassify any capital stock of, or other equity interests in, SPKL (excluding any separation of issued and outstanding units of SPKL in accordance with their terms);

●	other than in connection with the SPAC Stockholder Redemption (as defined in the Merger Agreement) or as otherwise required by SPKL’s organizational documents in order to consummate the Business Combination, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, SPKL;
●	make any withdrawals from the Trust Account, other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement to pay SPKL’s taxes and, in an aggregate amount up to $1,000,000 per annual period, to fund SPKL’s working capital requirements, in each case in the ordinary course of business;
●	make, change or revoke any material tax election, adopt or change any material accounting method with respect to taxes, file any amended material tax return, settle or compromise any material tax liability, enter into any material closing agreement with respect to any tax, surrender any right to claim a material refund of taxes or consent to any extension or waiver of the limitations period applicable to any material tax claim or assessment or enter into any tax sharing or tax indemnification agreement or similar agreement (except, in each case, for such agreements that are commercial agreements not primarily relating to taxes) or take any similar action relating to taxes, if such election, change, amendment, agreement, settlement, consent or other action would have the effect of materially increasing the present or future tax liability of Legacy ZincFive or any of its subsidiaries in a manner that will disproportionately affect Legacy ZincFive’s stockholders (as compared to the SPKL shareholders) after the Closing;
●	take or cause to be taken any action, or knowingly fail to take or cause to be taken any action, which action or failure to act would reasonably be expected to prevent or impede the Merger from qualifying for the intended tax treatment;
●	enter into, renew or amend transaction or contract with an affiliate of SPKL (including (1) the Sponsor or anyone related by blood, marriage or adoption to Sponsor and (2) any person in which Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);
●	directly or indirectly acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by purchasing all of or a substantial equity interest in, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other entity or person or division thereof;
●	enter into, assume, assign, or amend any material term of, modify any material term of or terminate (excluding any expiration in accordance with its terms) any contract of SPKL or Merger Subs that is (or would be if entered into or assumed after June 11, 2026) a “material contract” pursuant to Regulation S-K 601;
●	waive, release, compromise, settle or satisfy any pending or threatened material claim (which includes, but is not limited to, any pending or threatened action or proceeding) or compromise or settle any liability;
●	establish a new subsidiary or enter into a new line of business;
●	fail to maintain in full force and effect its director and officer liability insurance policy in a form and amount consistent with past practices (except that the SPKL will be authorized to replace existing insurance policies with substantially comparable or greater amounts of insurance coverage);
●	incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any indebtedness or make a loan or advance to or investment in any third party (other than the loans for borrowed funds necessary to finance the ordinary course administrative costs and expenses of SPKL and SPAC Transaction Expenses);
●	adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of SPKL or its subsidiaries (other than the Merger and the transactions contemplated by the Merger Agreement);
●	enter into any engagement letters with any financial advisors or capital markets advisors;

●	offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, other equity interests, equity equivalents, stock appreciation rights, stock units, phantom stock ownership interests or similar rights in, SPKL or any of its subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests except as expressly contemplated by the Merger Agreement.

The Merger Agreement also contains additional covenants of the parties to the Merger Agreement, including, among other things, covenants providing for:

●	the parties to prepare and file this proxy statement/prospectus and to solicit proxies from SPKL shareholders to vote on the proposals that will be presented for consideration at the extraordinary general meeting;
●	compliance with the notification and reporting requirements under the HSR Act;
●	prior to, and if mutually agreed, following the date of the Merger Agreement, each party to use commercially reasonable efforts to obtain commitments for Series A Preferred Investments pursuant to the terms of the Series A Securities Purchase Agreement;
●	mutual exclusivity during the interim period between signing of the Merger Agreement and Closing;
●	each party to take certain actions to effect the intended tax treatment of the Business Combination;
●	the protection of confidential information of the parties and, subject to the confidentiality requirements, the provision of reasonable access to information;
●	the parties to take all necessary action to cause the ZincFive Board to consist of seven directors, who will include (1) one director being the Chief Executive Officer of ZincFive and (2) such other individuals determined by Legacy ZincFive, in consultation with the Sponsor in good faith, subject to applicable law and stock exchange rules, provided that the citizenship of the members of the ZincFive Board will be such that SPKL will be free of foreign ownership, control or domination;
●	SPKL and Legacy ZincFive to use reasonable best efforts to provide that the management of ZincFive is as specified by the Merger Agreement;
●	SPKL and Legacy ZincFive to notify each other promptly following receipt of any threat to file, or written notice of the filing of, an action related to the Merger Agreement or the Business Combination by any of their stockholders against either SPKL or Merger Subs or Legacy ZincFive or any of their respective directors or officers (any such action, a “Stockholder Action”) and to give due consideration to Legacy ZincFive’s or SPKL’s advice, as applicable, with respect to such Stockholder Action and to not settle any such Stockholder Action without the prior written consent of Legacy ZincFive or SPKL, as applicable, except as required by a court order;
●	customary indemnification of, and provision of insurance with respect to, former and current officers and directors of SPKL and Legacy ZincFive and each of their respective subsidiaries by SPKL;
●	SPKL to take all actions and do all things necessary, proper or advisable to satisfy on a timely basis all conditions and covenants applicable to SPKL in the Sponsor Agreement, and to enforce its rights under such agreement;
●	SPKL to use its reasonable best efforts to ensure SPKL is approved for listing as a public company on, and for shares of ZincFive Common Stock to be listed on, Nasdaq or such other stock exchange mutually agreed upon by SPKL and Legacy ZincFive;
●	SPKL to take all steps reasonably necessary or advisable to cause the shares of ZincFive Common Stock to trade under such symbol mutually agreed upon by Legacy ZincFive and SPKL prior to the Closing;

●	SPKL to take all commercially reasonable steps as may be required to cause any acquisition or disposition of SPKL Class A Ordinary Shares that occurs or is deemed to occur by reason of or pursuant to the Business Combination by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to SPKL to be exempt under Rule 16b-3 promulgated under the Exchange Act;
●	SPKL to approve and, subject to approval of the shareholders of SPKL, adopt the 2026 Plan and the ESPP;
●	SPKL to take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the JOBS Act and not take any action that would result in SPKL ceasing to be an “emerging growth company” within the meaning of the JOBS Act prior to Closing;
●	SPKL to cause the Domestication to become effective at least one day prior to the Closing; and
●	Legacy ZincFive to use reasonable best efforts to obtain, by written consent, the approval of the Business Combination by Legacy ZincFive’s existing stockholders.

Conditions to Closing

General Conditions

Consummation of the Business Combination is conditioned on the approval of the Condition Precedent Proposals by SPKL shareholders described in this proxy statement/prospectus, and the adoption and approval of the Merger Agreement and the approval of the Mergers and the other Transactions by the requisite consent of Legacy ZincFive’s stockholders.

In addition, the consummation of the Business Combination contemplated by the Merger Agreement is conditioned upon, among other things:

●	the expiration or termination of the waiting period under the HSR Act;
●	no governmental authority having jurisdiction over any party or the Transactions will have issued any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any governmental authority preventing, materially restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Merger Agreement, and no law will have been enforced that prevents or materially restrains the consummation of the Business Combination;
●	the adoption or execution and delivery of any organizational documents or agreements necessary to give effect to the governance arrangements contemplated by the Merger Agreement and Transaction Agreements;
●	the taking of all action such that the ZincFive Board as of immediately following the Closing will be constituted of the directors contemplated by the Merger Agreement;
●	SPKL having filed with Nasdaq or any other stock exchange mutually agreed upon by SPKL and Legacy ZincFive, an application or supplemental listing application for the listing of the shares of ZincFive Common Stock, and such shares of ZincFive Common Stock shall have been approved for listing, subject to an official notice of issuance; and
●	the Registration Statement having become effective in accordance with the Securities Act, no stop order having issued by the SEC with respect to the Registration Statement and no action seeking such order having threatened or initiated.

SPKL’s Conditions to Closing

The obligations of SPKL and Merger Sub to consummate the Business Combination contemplated by the Merger Agreement also are conditioned upon, among other things:

●	the accuracy of the representations and warranties of Legacy ZincFive as of the Closing, subject to applicable materiality standards set forth in the Merger Agreement;
●	the covenants of Legacy ZincFive in the Merger Agreement required to be performed as of or prior to the Closing having been performed in all material respects;
●	since the date of the Merger Agreement, there must not have occurred a Material Adverse Effect (as defined in the Merger Agreement) with respect to Legacy ZincFive which is continuing; and
●	the last day of the 20-day period during which appraisal must be demanded as contemplated by Section 262(d)(2) of the DGCL (the “Appraisal Rights Deadline”) will have occurred and no persons, individually or in the aggregate, holding of record or beneficially owning more than five percent of the issued and outstanding shares of Legacy ZincFive capital stock (with such number of shares being calculated, with respect to the Legacy ZincFive Preferred Stock, on an as-converted to Legacy ZincFive Common Stock basis) will hold of record beneficially own any Dissenting Shares as of the Closing.

Legacy ZincFive’s Conditions to Closing

The obligations of Legacy ZincFive to consummate the Business Combination also are conditioned upon, among other things:

●	the accuracy of the representations and warranties of SPKL and Merger Sub as of the Closing, subject to applicable materiality standards set forth in the Merger Agreement;
●	the covenants of SPKL and Merger Subs in the Merger Agreement required to be performed as of or prior to the Closing having been performed in all material respects;
●	the Minimum Cash Condition having been met;
●	the Domestication having been completed as provided in the Merger Agreement and a time-stamped copy of the Proposed Certificate of Incorporation issued by the Secretary of State of Delaware in relation thereto will have been delivered to Legacy ZincFive;
●	since the date of the Merger Agreement, there must not have occurred a SPAC Material Adverse Effect with respect to SPKL which is continuing; and
●	certain covenants of the Insiders under the Sponsor Agreement having been performed in all material respects, and no such Sponsor or Insider having threatened (orally or in writing) (1) that the Sponsor Agreement is not valid, binding and in full force and effect, (2) that SPKL or Legacy ZincFive is in breach of or default under the Sponsor Agreement or (3) to terminate the Sponsor Agreement.

Waiver

Any party to the Merger Agreement may, at any time prior to the Closing, by action taken by its board of directors or equivalent governing body, or officers thereunto duly authorized, waive in writing any of its rights or conditions in its favor under the Merger Agreement.

The existence of the financial and personal interests of the directors may result in a conflict of interest on the part of one or more of them between what such director may believe is best for SPKL and what such director may believe is best for such director in determining whether or not to grant a waiver in a specific situation.

Termination

The Merger Agreement may be terminated and the Business Combination abandoned, prior to the Closing, as follows:

●	by mutual written consent of SPKL and Legacy ZincFive;
●	by SPKL if the Business Combination are not consummated on or before June 11, 2027 (the “Termination Date”), provided that SPKL’s failure to fulfill any obligation under the Merger Agreement is not the primary cause of, or did not primarily result in, the failure of the Closing to occur on or before the Termination Date;
●	by Legacy ZincFive if the Business Combination are not consummated on or before the Termination Date, provided that Legacy ZincFive’s failure to fulfill any obligation under the Merger Agreement is not the primary cause of, or did not primarily result in, the failure of the Closing to occur on or before the Termination Date; and provided, further, that Legacy ZincFive will use reasonable best efforts to provide written notice to SPKL, in good faith, prior to the Domestication, if Legacy ZincFive believes it has the right to, and intends to, terminate the Merger Agreement prior to the closing of the Business Combination;
●	by either SPKL or Legacy ZincFive if the other party has breached any of its covenants, agreements, representations or warranties which would cause the conditions to the Closing not to be satisfied and has not cured its breach, if curable, within 30 days of receiving written notice of such breach, provided that the terminating party’s failure to fulfill any obligation under the Merger Agreement is not the primary cause of, or did not primarily result in, the failure of the Closing to occur on or before such date;
●	by either SPKL or Legacy ZincFive if a final, non-appealable governmental order or a statute, rule or regulation permanently enjoins or prohibits consummation of the Merger;
●	by either SPKL or Legacy ZincFive if the approval by SPKL shareholders of the proposals voted on at the extraordinary general meeting and required to consummate the Business Combination is not obtained at the extraordinary general meeting (subject to any adjournment or postponement thereof), provided that SPKL is not entitled to terminate on these grounds if, at the time of such termination, SPKL is in breach of its obligations under the Merger Agreement with respect to this proxy statement/prospectus and the stockholders’ meeting;
●	by SPKL in the event the Legacy ZincFive stockholders holding Legacy ZincFive capital stock sufficient to obtain the Company Stockholder Approval (as defined in the Merger Agreement) fail to deliver the Legacy ZincFive stockholder written consent within forty-eight hours of the effective date of the Registration Statement, provided that this right to terminate the Merger Agreement will not be available if the Company Stockholder Approval is obtained prior to SPKL providing notice of its intent to terminate the Merger Agreement on account of a Written Consent Failure (as defined in the Merger Agreement); or
●	by Legacy ZincFive within 10 business days after the SPKL Board changes, withdraws, withholds, qualifies or modifies (or publicly proposes to do so) its recommendation to SPKL shareholders to approve certain matters related to the Business Combination.

Effect of Termination

In the event of proper termination by either SPKL or Legacy ZincFive, the Merger Agreement will become void and have no effect (other than with respect to certain surviving provisions specified in the Merger Agreement), without any liability under the Merger Agreement on the part of any party thereto or its respective affiliates, officers, directors, employees, representatives or shareholders, other than liability of any party thereto for any intentional and willful breach of the Merger Agreement by such party occurring prior to such termination.

Fees and Expenses

All fees and expenses incurred in connection with the Merger Agreement and Transactions, except for those fees associated with the filing to obtain clearance pursuant to the HSR Act, will be paid by the party incurring such expenses whether or not the Transactions will be consummated; except that if the Closing occurs, ZincFive will bear and pay at or promptly after the Closing:

●	all SPKL transaction expenses; and
●	all Legacy ZincFive transaction expenses;

provided that Legacy ZincFive shall pay all fees and expenses to Wilson Sonsini Goodrich & Rosati P.C. (“WSGR”). All fees and expenses arising in connection with the Fairness Opinion pursuant to the Merger Agreement will be paid by Legacy ZincFive.

Amendments

The Merger Agreement may be amended in whole or in part only by the parties thereto at any time by execution of a duly authorized agreement in writing executed on behalf of each of the parties in the same manner as the Merger Agreement and which makes reference to the Merger Agreement. Any such amendment will be binding upon the parties once duly executed. SPKL would file a Current Report on Form 8-K and issue a press release to disclose any amendment to the Merger Agreement entered into by the parties. If such amendment is material to investors, a proxy statement supplement would also be sent to SPKL shareholders as promptly as practicable.

Governing Law; Consent to Jurisdiction

The Merger Agreement is governed by the laws of the State of Delaware without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court located in the State of Delaware) (except that the Cayman Companies Act will apply to the Domestication and any claims related to internal affairs of SPKL prior to the Domestication).

SPKL’s Sponsor

SPKL’s Sponsor, SLG SPAC Fund LLC, is a Delaware limited liability company. The Sponsor’s business is focused on investing in SPKL in connection with its search for an initial business combination. An affiliate of the Sponsor provides office space, utilities, secretarial support and administrative services to SPKL. The Sponsor is an affiliate of SparkLabs Group Management, LLC (“SparkLabs Group Management”), which oversees SparkLabs Group, a premier global network of startup accelerators and venture capital funds that has invested in over 650 startups (primarily technology focused) across six continents since 2013.

For more information about the Sponsor and the agreements the Sponsor has entered into with SPKL, please see the sections entitled “Information About SPKL — Sponsor Information” and “Certain Relationships and Related Party Transactions — SPKL Related Party Transactions.”

Certain Agreements Related to the Business Combination

This section describes the related agreements entered into or to be entered into pursuant to the Merger Agreement but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the related agreements. The full text of the related agreements, or forms thereof, are filed as annexes to this proxy statement/prospectus or as exhibits to the Registration Statement of which this proxy statement/prospectus forms a part, and the following descriptions are qualified in their entirety by the full text of such annexes and exhibits. Shareholders of SPKL and other interested parties are urged to read such related agreements in their entirety prior to voting on the proposals presented at the extraordinary general meeting.

Sponsor Agreement

Concurrently with the execution of the Merger Agreement, SPKL entered into the Sponsor Agreement with the Insiders. The following summary of material provisions of the Sponsor Agreement is qualified by reference to the complete text of the Sponsor Agreement, a copy of which is attached as an exhibit to the Registration Statement of which this proxy statement/prospectus is a part. All shareholders are encouraged to read the Sponsor Agreement in its entirety for a more complete description of the terms and conditions of the Sponsor Agreement.

Pursuant to the terms of the Sponsor Agreement, each Insider agreed to, among other things: (i) vote in favor of adoption of the SPKL Stockholder Matters; (ii) vote against any Acquisition Transaction (as defined in the Merger Agreement) and any merger agreement or merger other than the Merger Agreement and the Business Combination; (iii) vote against any change in the business, management or board of directors of SPKL (other than in connection with the SPKL Stockholder Matters or pursuant to the Merger Agreement or ancillary agreements); and (iv) vote against any proposal, action or agreement that would: (A) impede, interfere, frustrate, prevent or nullify any provision of the Sponsor Agreement, the Merger Agreement or the Transactions; (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of SPKL under the Merger Agreement; (C) result in any of the closing conditions of the Merger Agreement not being fulfilled; (D) result in a breach of any covenant, representation or warranty or other obligation or agreement of the Sponsor in the Sponsor Agreement; or (E) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, SPKL.

Also pursuant to the terms of the Sponsor Agreement, during the period commencing on the June 11, 2026 until the earliest of (a) termination of the Merger Agreement, (b) the liquidation of SPKL, (c) the first anniversary of the Closing Date and (d) the date upon which the volume-weighted average price of ZincFive Common Stock equals or exceeds $12.00 per share for any twenty (20) trading days within any thirty (30) trading day period commencing any time that is one hundred eighty (180) days after the date that a registration statement (the “Resale Registration Statement”) covering the resale of Registrable Securities (as defined in the A&R Registration Rights Agreement) initially becomes effective, the Insiders will not (subject to limited and customary exceptions): (i) sell, offer to sell, contract or agree to sell, hypothecate or pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to, 2,000,000 Cayman Class B Shares owned by the Insiders as of June 11, 2026, the SPKL Class A Ordinary Shares issued or issuable upon the Domestication with respect to such shares, and ZincFive Common Stock issued or issuable upon the Domestication with respect to such shares (together, the “Sponsor Securities”); (ii) enter into any swap or other arrangement that transfers to another any of the economic consequences of ownership of any Sponsor Securities, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise; (iii) take any action in furtherance of any of the matters described in the foregoing clauses (i) or (ii); or (iv) publicly announce any intention to effect any transaction specified in the foregoing clauses (i) or (ii) prior to the closing for no consideration (the “Sponsor Lock-Up”).

Pursuant to the terms of the Sponsor Agreement, Legacy ZincFive agreed to indemnify SPKL, the Sponsor and certain of their respective affiliates and representatives against damages arising from a convertible promissory note issued by Legacy ZincFive to Boxwood Holdings V LLC, an affiliate of SilverBox Corp V, dated February 17, 2026 (the “February 2026 Convertible Note”), which was subsequently paid off.

In addition, pursuant to the terms of the Sponsor Agreement, (a) Sponsor may elect to convert up to $1,500,000 of the aggregate amount outstanding under any Working Capital Warrants (as defined in the Merger Agreement) into ZincFive Warrants, (b) Sponsor agreed to forfeit, immediately following the Closing and subject to the occurrence of the Closing, (x) 3,500,000 shares of ZincFive Common Stock, (y) 922,078 shares of ZincFive Common Stock for issuance to the First Tranche Bridge Investors and (z) 1,458,400 ZincFive Warrants for issuance to certain of the Bridge Investors, and (c) Sponsor agreed to forfeit, immediately following the Closing, 2,786,867 ZincFive Warrants and 50% of any ZincFive Warrants issued as a result of the conversion of Working Capital Warrants for issuance as stock options pursuant to the 2026 Plan. Subsequently, on September 28, 2026, the Sponsor Agreement was amended to provide that, effective immediately prior to the First Effective Time, the Letter Agreement will terminate and be of no further force or effect, except that the provision of the Letter Agreement relating to the lock-up applicable to the Private Placement Warrants and the SPKL Class A Ordinary Shares underlying the Private Placement Warrants will survive such termination in accordance with its terms (the “Sponsor Agreement Amendment”). If the Merger Agreement is terminated for any reason, the Sponsor Agreement Amendment will be void and of no further force or effect. A copy of the Sponsor Agreement Amendment is attached as an exhibit to the Registration Statement of which this proxy statement/prospectus is a part.

For a discussion of the dilutive impact of the transactions described above, see “Summary of the Proxy Statement/Prospectus — The Proposals to be Submitted at the Extraordinary General Meeting — The Business Combination Proposal — Dilution.”

Amended and Restated Registration Rights Agreement

At the Closing, the existing registration rights agreement will be amended and restated, and Legacy ZincFive, SPKL, the Sponsor, certain members of the Sponsor, the Series A Preferred Investors and certain security holders of ZincFive (the “Reg Rights Holders”) will enter into the A&R Registration Rights Agreement. The following summary of material provisions of the A&R Registration Rights Agreement is qualified by reference to the complete text of the form of A&R Registration Rights Agreement, a copy of which is filed as Exhibit E to the Merger Agreement attached as Annex A to this proxy statement/prospectus. All shareholders are encouraged to read the A&R Registration Rights Agreement in its entirety for a more complete description of the terms and conditions of the A&R Registration Rights Agreement.

The A&R Registration Rights Agreement provides that the Reg Rights Holders will be granted certain customary registration rights, on the terms and subject to the conditions in the A&R Registration Rights Agreement, with respect to securities of ZincFive that they will hold following the Business Combination. Pursuant to the A&R Registration Rights Agreement, ZincFive will be obligated to file with the Resale Registration Statement with the SEC to register the resale of certain securities of ZincFive held by the Reg Rights Holders within five days after the Closing and to use its commercially reasonable efforts to have the Resale Registration Statement become effective as soon as reasonably practicable after the filing thereof, but in no event later than the earlier of the 45th calendar day after the Resale Registration Statement is filed if the SEC notifies ZincFive that it will “review” the Resale Registration Statement and the 10th calendar day after ZincFive is notified (orally or in writing, whichever is earlier) by the SEC that the Resale Registration Statement will not be reviewed or will not be subject to further review. The A&R Registration Rights Agreement provides for liquidated damages payable to the Reg Rights Holders if ZincFive fails to meet these filing and effectiveness deadlines. In addition, pursuant to the terms of the A&R Registration Rights Agreement, the Reg Rights Holders may demand that ZincFive effect an offering that is registered pursuant to a shelf registration statement to register the securities of ZincFive held by them, subject to certain requirements and customary conditions, including with regard to the number of such demands that may be exercised. The A&R Registration Rights Agreement will also provide the Reg Rights Holders with “piggy-back” registration rights, subject to certain requirements and customary conditions. In addition, the Reg Rights Holders may request to sell all or any portion of their registered securities in an underwritten offering, block trade, at the market offering or other coordinated trade, subject to certain requirements and customary conditions, including with regard to the number of such offerings per year and minimum offering size. The A&R Registration Rights Agreement includes customary provisions regarding payment of fees and expenses and indemnification.

Company Support Agreements

In connection with the Merger Agreement, SPKL, Legacy ZincFive and certain Legacy ZincFive stockholders entered into the Company Support Agreements. The following is a summary of the material provisions of the Company Support Agreements and is qualified by reference to the complete text of the Company Support Agreements, a form of which is attached as an exhibit to the registration statement of which this proxy statement/prospectus is a part.

Pursuant to the Company Support Agreements, the Legacy ZincFive stockholders party thereto, whose ownership interests as of the date hereof collectively represent          % of the voting power of the outstanding capital stock of Legacy ZincFive (voting together as a single class, and, with respect to the Legacy ZincFive Preferred Stock, on an as-converted to Legacy ZincFive Common Stock basis) and          % of the voting power of the outstanding Legacy ZincFive Series F Preferred Stock (voting together as a single class on an as-converted to Legacy ZincFive Common Stock basis), which is sufficient to approve the Business Combination Proposal on behalf of Legacy ZincFive, have agreed to vote or deliver written consents with respect to such shares: (1) in favor of the adoption and approval of the Merger Agreement and the approval of the Business Combination (and any actions necessary or reasonably requested in furtherance thereof), (2) to exercise the drag-along rights, if applicable, pursuant to the Voting Agreement (as defined in the Company Support Agreement), (3) to the extent such Legacy ZincFive stockholder is a holder of Legacy ZincFive Preferred Stock, the Conversion and (4) in opposition to: (a) any merger agreement, merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Legacy ZincFive (other than the Merger Agreement and the Business Combination) (b) any change in the business, management or board of directors of the Legacy ZincFive that would or would reasonably be expected to adversely affect the ability of Legacy ZincFive to consummate the Transactions, (c) any proposal, action or agreement that would (i) impede, frustrate, prevent or nullify any provision of the Merger Agreement, the Company Support

Agreement or the Transactions, including the Mergers, (ii) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of the Company under the Merger Agreement, (iii) result in any of the closing conditions not being fulfilled or (iv) change in any manner the dividend policy or capitalization of, including the voting rights of any class of, capital stock or securities convertible into capital stock of Legacy ZincFive. In addition, each Legacy ZincFive stockholder party to a Company Support Agreement has agreed to refrain from exercising any dissenters’ rights under applicable law.

The Company Support Agreements generally prohibit the Legacy ZincFive stockholders party thereto from transferring, or permitting any liens to exist on, the Legacy ZincFive equity held by them prior to the termination of the Company Support Agreements, subject to certain exceptions.

The Company Support Agreements will automatically terminate upon the earliest of (1) the First Effective Time, (2) the date of termination of the Merger Agreement in accordance with its terms prior to the Closing and (3) the mutual written consent of SPKL, Legacy ZincFive and the Legacy ZincFive stockholders party thereto.

Series A Securities Purchase Agreement

In connection with the execution of the Merger Agreement, SPKL and Legacy ZincFive entered into the Series A Securities Purchase Agreement with the Series A Preferred Investors. The following summary of the Series A Securities Purchase Agreement is qualified by reference to the complete text of the Series A Securities Purchase Agreement, a copy of which is attached as Annex J to this proxy statement/ prospectus. All stockholders are encouraged to read the form of the Series A Securities Purchase Agreement in its entirety for a more complete description of the terms and conditions thereof.

Pursuant to the terms of the Series A Securities Purchase Agreement, SPKL has agreed to issue and sell to the Series A Preferred Investors, and the Series A Preferred Investors have agreed to buy, 10,441,174 shares of Series A Preferred Stock, having the rights, preferences and privileges set forth in the Certificate of Designation, at a purchase price of $10.20 per share, and for each Series A Preferred Investor, a ZincFive Warrant to purchase a number of shares of ZincFive Common Stock equal to 100% of the total number of shares of ZincFive Common Stock into which such holder’s shares of Series A Preferred Stock are convertible on the date of Closing, at an exercise price of $12.00 per share, for an aggregate commitment of $106.5 million. Each share of Series A Preferred Stock will have a stated value of $12.00. Certain Series A Preferred Investors who provided $6.5 million of interim financing to Legacy ZincFive in the form of Bridge Notes will pay the purchase price through the cancellation and conversion of existing indebtedness to Legacy ZincFive.

ZincFive Common Stock issuable upon conversion of the Series A Preferred Stock or upon exercise of ZincFive Warrants will be “Registrable Securities” under the A&R Registration Rights Agreement described above.

The closing of the Series A Preferred Investment is conditioned on all conditions set forth in the Merger Agreement having been satisfied or waived and other customary closing conditions, and the Transactions will be consummated immediately following the closing of the Series A Preferred Investment. In addition, as a condition to the closing of Lead Purchaser’s Series A Preferred Investment, SPKL will issue an aggregate of 3,500,000 shares of ZincFive Common Stock to the Lead Purchaser or SPKL or ZincFive will cause stockholders of SPKL or ZincFive to assign an aggregate of 3,500,000 shares of ZincFive Common Stock to the Lead Purchaser. The Series A Securities Purchase Agreement will terminate upon the earlier to occur of (i) the termination of the Merger Agreement and (ii) the mutual written agreement of the parties thereto. In addition, SPKL or Legacy ZincFive may terminate the Series A Securities Purchase Agreement with respect to any Series A Preferred Investor if any of the conditions to closing applicable to such Series A Preferred Investor become incapable of fulfillment, and each Series A Preferred Investor may terminate, as to itself, the Series A Securities Purchase Agreement if any of the conditions to closing applicable to SPKL become incapable of fulfillment or the closing of the Series A Preferred Investment has not occurred on or prior to June 11, 2027.

Dividends:   The Series A Preferred Stock will accrue cumulative dividends daily at the rate of 12% per annum of the Accrued Value (as defined in the Certificate of Designation) (if paid in kind), or 10% per annum of the Accrued Value (if paid in cash). Such dividends will compound semi-annually.

Liquidation Preference:   Upon any liquidation or deemed liquidation event, the holders of Series A Preferred Stock will be entitled to receive out of the available proceeds, before any distribution is made to holders of common stock or any other junior securities, an amount per share equal to the greater of (i) 100% of the Accrued Value on each share of Series A Preferred Stock or (ii)

such amount per share as would have been payable had all shares of Series A Preferred Stock been converted into ZincFive Common Stock immediately prior to the liquidation event. Thereafter, the holders of Series A Preferred Stock will be entitled to receive their pro-rata share of the remaining available proceeds available for distribution to stockholders on an as-converted to common stock basis.

Protective Provisions:   For as long as 20% of the shares of Series A Preferred Stock issued as of the Closing are outstanding, ZincFive will not, without the affirmative vote or action by written consent of holders of a majority of the issued and outstanding shares of Series A Preferred Stock, take any of the following actions: (i) liquidate, dissolve or wind up the affairs of ZincFive; (ii) amend, alter, or repeal any provision of the certificate of incorporation, bylaws, Certificate of Designation or any similar document of ZincFive in a manner adverse to the Series A Preferred Stock; (iii) create or authorize the creation of or issue any other security convertible into or exercisable for any equity security unless such security ranks junior to the Series A Preferred Stock with respect to its rights, preferences and privileges, or increase the authorized number of shares of Series A Preferred Stock; (iv) purchase or redeem or pay any cash dividend on any capital stock ranking junior to the Series A Preferred Stock prior to payment of such cash dividend on the Series A Preferred Stock or purchase or redeem any capital stock ranking junior to the Series A Preferred Stock, other than stock repurchased at cost from former employees and consultants in connection with the cessation of their service; (v) enter into any transaction with an affiliate, other than the issuance of equity or awards to eligible participants under ZincFive’s incentive plan, equity plan or equity-based compensation plan, or with respect to employment, consulting or award agreements with respect to executive officers of ZincFive, in each case regardless of whether such person (or such person’s affiliates) would be considered an affiliate of ZincFive; or (vi) incur or guarantee any indebtedness, other than (a) equipment leases or trade payables incurred in the ordinary course of business, (b) indebtedness to refinance indebtedness existing on the date of effectiveness of the Certificate of Designation, provided that ZincFive is permitted to incur additional indebtedness in principal amount of up to $23.0 million in excess of the principal amount of the refinanced debt on the same terms of the refinancing debt, and (c) indebtedness incurred pursuant to any loan, loan guarantee, credit facility, or other financing arrangement entered into with, or guaranteed or supported by, the Office of Strategic Capital of the United States Department of Defense, or any other office, bureau, or agency of the United States federal government acting pursuant to similar authority, in each case together with any refinancings, extensions, renewals, or replacements thereof; provided, however, that the Series A Preferred Stock will not be considered indebtedness for purposes of this paragraph.

Conversion:   Each share of Series A Preferred Stock will be convertible into ZincFive Common Stock at any time at the option of the holder at a rate equal to the Accrued Value, divided by the then-applicable conversion price, provided that the holder will be prohibited from converting shares of Series A Preferred Stock into shares of ZincFive Common Stock if, as a result of such conversion, the holder, together with its affiliates and any persons acting together as a group, would beneficially own in excess of 4.9%, 9.9% or 19.9% of the then outstanding ZincFive Common Stock (or such other amount as a holder may specify). The conversion price will initially be $12.00, subject to adjustments for stock dividends, splits, combinations and similar events and customary anti-dilution adjustments, including with respect to future issuances or sales of ZincFive Common Stock, including certain securities exercisable for or convertible into ZincFive Common Stock, at prices less than the conversion price then in effect for aggregate consideration in excess of $500,000. In addition, if the 20-day volume-weighted average price of ZincFive Common Stock on the twenty-first trading day following the date that is six months after Closing Date is less than the conversion price then in effect, the conversion price will be adjusted to the greater of (i) such volume-weighted average price and (ii) $5.00.

Put Rights:   Unless prohibited by applicable law governing distributions to stockholders, at any time and from time to time after the fifth anniversary of the Closing, each holder of Series A Preferred Stock, acting individually and without regard to the actions of any other holder, may require ZincFive to redeem all of such holder’s shares of Series A Preferred Stock, by delivering a written redemption request to ZincFive, at a price equal to the Accrued Value.

Call Rights:   Unless prohibited by applicable law governing distributions to stockholders, the Series A Preferred Stock will be redeemable at the option of ZincFive commencing any time (i) prior to the first anniversary of the Closing at a price equal to 150% of the Accrued Value, (ii) on or after the 1st anniversary but prior to the 2nd anniversary of the Closing at a price equal to 140% of the Accrued Value, (iii) on or after the 2nd anniversary of the Closing but prior to the 3rd anniversary of the Closing at a price equal to 130% of the Accrued Value, (iv) on or after the 3rd anniversary of the Closing but prior to the 4th anniversary of the Closing at a price equal to 120% of the Accrued Value, (v) on or after the 4th anniversary of the Closing but prior to the 5th anniversary of the Closing at a price equal to 110% of the Accrued Value, or (vi) on or after the 5th anniversary of the Closing at a price equal to 100% of the Accrued Value.

Common Stock Warrants:   At the closing of the Series A Preferred Investment, each Series A Preferred Investor will receive a ZincFive Warrant. ZincFive Warrants will be immediately exercisable upon issuance and will expire five years from the date of issuance. ZincFive Warrants include customary cash and cashless exercise provisions. Each ZincFive Warrant is initially exercisable at $12.00 per share of ZincFive Common Stock, subject to the same anti-dilution and other adjustments as the Series A Preferred Stock.

Voting:   The Series A Preferred Stock will vote together with ZincFive Common Stock as a single class, except as required by law and as noted above under “Protective Provisions.” Each holder of Series A Preferred Stock will be entitled to cast the number of votes equal to the number of whole shares of ZincFive Common Stock into which the shares of Series A Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter.

Lockup Agreements

Prior to the Closing, Legacy ZincFive intends to enter into lockup agreements with each Legacy ZincFive stockholder that holds 1% or more of the outstanding Legacy ZincFive Common Stock immediately following the Closing. The lockup agreements are expected to provide for a restriction on transfers of Lock-Up Shares for up to twelve (12) months after the date the Resale Registration Statement becomes effective and otherwise on substantially identical terms as the lockup restrictions contained in the Proposed Bylaws that are applicable to affiliates of ZincFive as of the Closing Date.

Lock-up Provisions of the Proposed Bylaws

The Proposed Bylaws will provide that stockholders of ZincFive will not be permitted to, from the Closing Date until the earlier of 11:59 p.m., New York time, on (x) the later of the date that is one hundred eighty (180) days after the date that the Resale Registration Statement initially becomes effective and               days after the Closing Date, or, in the case of affiliates of ZincFive as of the Closing Date, twelve (12) months after the date the Resale Registration Statement becomes effective, and (y) the date on which ZincFive completes a liquidation, merger, stock exchange or other similar transaction that results in all of its stockholders having the right to exchange their shares of ZincFive Common Stock for cash, securities or other property, (i) exchange, transfer, assign, lend, sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder with respect to, any shares of ZincFive Common Stock (A) issued as consideration pursuant to the Merger Agreement held by any such holders as of the Closing, (B) issued upon the settlement or exercise of options, restricted stock units or other equity awards or warrants outstanding as of immediately prior to the Closing that are assumed by ZincFive held by any such holders as of the Closing, (C) issued to employees of ZincFive, or (D) otherwise held by Sponsor, the officers and directors of Sponsor or ZincFive, or its and their respective affiliates as of the Closing (such shares, the “Lock-Up Shares”; provided that shares of ZincFive Common Stock issued pursuant to the ESPP will not constitute Lock-Up Shares), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Lock-Up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii).

The Proposed Bylaws provide for certain customary permitted transfers, including transfers to certain affiliates, members, partners, family members, or for estate planning purposes. Further, if the volume- weighted average price (“VWAP”) of ZincFive Common Stock equals or exceeds $12.00 for twenty (20) trading days within any period of thirty (30) consecutive trading days commencing at least one hundred eighty (180) days after the date the Resale Registration Statement becomes effective, then the transfer restrictions applicable to the Lock-Up Shares will expire. Notwithstanding the foregoing, the ZincFive Board may grant a discretionary waiver or termination of the lockup restrictions. Any such discretionary waiver or termination shall apply to each other holder of Lock-Up Shares in the same proportion that the number of Lock-Up Shares held by the holder of Lock-Up Shares with respect to which such lockup restrictions are being terminated or waived bears to the total number of Lock-Up Shares then held by such holder (a “Pro-Rata Release”). A Pro-Rata Release shall not apply or be required in the case of an early release from the lockup restrictions if such early release is made (i) with respect to a number of shares of ZincFive Common Stock equal to $2,500 for each holder of Lock-Up Shares, calculated as of the Closing Date, rounded up to the nearest share, to the extent that a holder of such shares is not an affiliate of SPKL or ZincFive; (ii) solely for the purposes of complying with certain initial and continued listing requirements of Nasdaq or to comply with ZincFive’s obligations under the Series A Securities Purchase Agreement; or (iii) due to circumstances of an emergency or hardship, each as determined by the ZincFive Board or any duly authorized committee thereof in its sole judgment.

An aggregate of approximately          million Lock-Up Shares are anticipated to be subject to such transfer restrictions, representing approximately          % of the total issued and outstanding shares of ZincFive Common Stock following the Business Combination, assuming the Maximum Redemption Scenario, and that an aggregate of approximately $106.5 million of Series A Preferred Investments are funded at the Closing.

Name, Headquarters; Stock Symbols

The name of SPKL after the consummation of the Business Combination will be “ZincFive, Inc.” and its headquarters will be located at 20050 SW 112th Ave, Tualatin, Oregon 97062. SPKL intends for the shares of ZincFive Common Stock and ZincFive Warrants to be listed on Nasdaq under the symbol “ZFIV” and “ZFIVW”, respectively.

Background of the Business Combination

SPKL is a blank check company that was incorporated as a Cayman Islands exempted company on July 12, 2021, for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses. SPKL’s Sponsor, SLG SPAC Fund LLC, is an affiliate of SparkLabs Group Management, which oversees SparkLabs Group, a premier global network of startup accelerators and venture capital funds that has invested in over 650 startups (primarily technology focused) across six continents since 2013.

The terms of the Merger Agreement are the result of arm’s-length negotiations among SPKL and Legacy ZincFive and their respective representatives. The following discussion summarizes such negotiations and the resulting terms of the Merger Agreement, including SPKL’s target-search strategy, its evaluation of potential targets, the process through which Legacy ZincFive was selected, the negotiation and diligence process leading to execution of the Merger Agreement and the principal factors considered by the SPKL Board in approving the Business Combination and the Transactions.

Target-Search Guidelines

Prior to the consummation of the IPO on October 11, 2023, neither SPKL nor any person acting on its behalf had directly or indirectly contacted any prospective target business or engaged in substantive discussions regarding a potential business combination with SPKL. Consistent with its strategy, following consummation of its IPO, SPKL sought business combination targets with the following core attributes:

●	late-stage technology companies in Asia, as well as U.S.-based technology companies with significant growth potential in markets where SparkLabs Group had established a strong presence, including Asia, Australia and the Middle East;
●	companies that had seen recent positive inflection points in their performance due to their adaptation to the changes in the global economy in the immediately preceding years, including developments related to artificial intelligence; and
●	while at the time of the IPO, SPKL had expected to focus on prospective targets with enterprise value greater than $1 billion, SPKL refined its strategy over time given the high number of potential quality targets SPKL reviewed that had enterprise values between $500 million and $1 billion; SPKL therefore sought businesses that it believed could support an enterprise value of at least $500 million and that had potential for rapid growth.

Evaluation of Potential Business Combination Targets

Following the IPO, SPKL and its representatives conducted an initial review of prospective business combination targets, including those in SparkLabs Group’s portfolio and those introduced through its partner ecosystem. SPKL and its representatives collected and evaluated information from over 450 SparkLabs Group portfolio companies that included historic and current revenue, revenue growth, profitability where available and prior financing valuations.

After analyzing this data, SPKL identified 34 potentially attractive business combination opportunities. SPKL also identified an additional 25 companies within SparkLabs Group’s broader partner ecosystem which were introduced to SPKL by SparkLabs Group ecosystem of global advisors, investors and business partners of SparkLabs Group portfolio companies.

Since SPKL’s IPO, representatives of SPKL have also continually been introduced to additional targets by various investment banks in the SPAC sector who were familiar with SPKL, and SPKL has also been approached directly by targets interested in exploring a potential de-SPAC who were aware of SPKL activities from publicly available information.

Summary of Initial Target Review

SPKL subsequently narrowed the list of potential targets to 23 companies for initial outreach, based principally on their reported revenue, growth trajectory, business quality and potential valuation in the context of a de-SPAC transaction.

Following its initial outreach, SPKL entered into non-disclosure agreements with 13 companies that expressed interest in further exploring a potential transaction. SPKL conducted diligence and discussions regarding market attractiveness, business model, competitive differentiation, historical and projected financial performance, valuation, transaction structure, management strength, public-company readiness and financing requirements. Other than with Legacy ZincFive and the five potential targets described below under “—Consideration of an Alternative Target to Legacy ZincFive,” SPKL’s discussions did not progress beyond its initial diligence and discussions conducted under the applicable non-disclosure agreement, and SPKL did not enter into a letter of intent or any other agreement with any of the other eight companies.

Consideration of an Alternative Target to Legacy ZincFive

Other than Legacy ZincFive, the potential targets with which SPKL discussed a potential de-SPAC valuation and overall business combination terms included: (i) a global ecommerce logistics provider (“Company A”), (ii) a regional lifestyle/leisure promoter (“Company B”), (iii) a cloud infrastructure and services provider (‘Company C”), (iv) an edge artificial intelligence chip and solutions provider (“Company D”), and (v) a travel industry SAS and data solutions provider (“Company E”).

SPKL engaged in discussions with Company A from November 2023 until July 2024. SPKL and Company A were ultimately unable to proceed with negotiations because Company A was at the time undergoing a complicated acquisition and reorganization process.

SPKL engaged in discussions with Company B from October 2023 until August 2024. SPKL and Company B were ultimately unable to proceed with negotiations because Company B had not yet reached its expected inflection point in revenue growth and profitability.

SPKL engaged in discussions with Company C from November 2023 until August 2024. SPKL and Company C were ultimately unable to proceed with negotiations because Company C decided to explore other avenues for a public listing and wanted to wait until it achieved EBITDA profitability.

SPKL engaged in discussions with Company D from June 2024 until October 2025 regarding a potential de-SPAC transaction. SPKL and Company D were ultimately unable to proceed with negotiations on a de-SPAC transaction because Company D had not yet reached its expected inflection point in product adoption and revenue growth. However, SparkLabs Group has continued its discussions with Company D about its overall business performance and investor base.

SPKL engaged in discussions with Company E from November 2023 until July 2024, and then again from October 2025 until May 2026. SPKL and Company E were still involved in negotiations regarding a potential business combination when SPKL was introduced to Legacy ZincFive. However, Company E was not ready to complete a de-SPAC until late 2027, which, even assuming Company E would be in position to go forward then, posed risk for SPKL because if SPKL determined to proceed with Company E, SPKL would have to complete the transaction over a year beyond the three-year deadline under its organizational documents had expired.

Other than Companies A through E, SPKL also entered into non-disclosure agreements with eight additional companies in connection with its search for a potential business combination target, none of which progressed beyond initial due diligence to a discussion of proposed valuation or business combination terms.

These other eight companies included a media and entertainment holding company, a logistics and transportation platform, a cross-border e-commerce logistics and parcel delivery provider, an online language-learning and tutorial platform, a luxury fashion e-

commerce platform, a beauty and personal care brands company, a satellite communications company and a digital media and advertising technology company. SPKL entered into a non-disclosure agreement with each of these companies.

Selection of Legacy ZincFive

SPKL was identified by Chardan Capital Markets, LLC (“Chardan”), a financial advisor to Legacy ZincFive, as a potential business combination partner, and introduced to Legacy ZincFive. During its initial discussions with Legacy ZincFive, SPKL determined that Legacy ZincFive was positioned at the intersection of two significant sectoral trends: the expansion of AI computing infrastructure and the increasing importance of resilient, high-performance power systems for data centers. SPKL further believed that Legacy ZincFive’s nickel-zinc battery technology offered a differentiated solution for mission-critical uninterruptible power supply applications and had achieved meaningful commercial adoption.

Legacy ZincFive’s business also aligned with SparkLabs Group’s own focus on promoting data center development and artificial intelligence initiatives around the world, and SPKL felt confident that Legacy ZincFive’s association with SparkLabs Group would provide strategic value to the combined company following completion of the transaction. In particular, SPKL considered SparkLabs Group’s international network, technology ecosystem, capital-markets experience and business-development relationships as potential resources to support Legacy ZincFive’s expansion into Asia, Australia, the Middle East and other markets, facilitate strategic partnerships and assist the combined company with future capital needs.

SPKL also considered Legacy ZincFive’s objective of completing a transaction in 2026. In SPKL’s view, this accelerated timetable compared more favorably to the expected timing risks associated with Company E.

Additionally, SPKL considered (i) Legacy ZincFive’s analysis of its enterprise value to forecasted 2026 revenue multiple compared to select general battery technology public companies, (ii) SPKL’s analysis of Legacy ZincFive’s planned enterprise value to forecasted 2026 revenue multiple versus growth rates for peers in the data center market, and (iii) the oral opinion of Houlihan Capital (subsequently confirmed in writing) rendered on June 10, 2026, to the effect that as of such date and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by Houlihan Capital in preparing its opinion, the Business Combination and related transactions are fair, from a financial point of view, to the unaffiliated shareholders of SPKL. Please see the section entitled “The Business Combination Proposal — Fairness Opinion of Houlihan Capital, LLC — Summary of Financial Analyses” and “Certain Forecasted Financial Information for Legacy ZincFive” for further information.

These factors aligned with SPKL’s investment criteria. For a further discussion of the SPKL Board’s considerations, see the section of this proxy statement/prospectus entitled “The Business Combination Proposal — The SPKL Board’s Reasons for the Approval of the Business Combination.”

Negotiation, Due Diligence, and Approval Process

The following chronology summarizes the principal events in SPKL’s evaluation of Legacy ZincFive and the negotiation and approval of the Merger Agreement.

On April 16, 2026, a representative of Hunter Taubman Fischer & Li LLC (“HTFL”), one of Chardan’s legal advisors, contacted a representative of SPKL to recommend an introduction to Legacy ZincFive. Legacy ZincFive had recently terminated negotiations with another SPAC for a potential de-SPAC transaction that ultimately did not proceed. While in negotiations with the other SPAC, Legacy ZincFive also engaged in negotiations from March 2026 to May 2026 with the Lead Purchaser and several other investors as potential PIPE investors, and agreed with the Lead Purchaser on the terms of a potential PIPE investment by the Lead Purchaser in May 2026. The Lead Purchaser was initially introduced to Legacy ZincFive by Cantor, Legacy ZincFive’s financial advisor and PIPE placement agent, in connection with Legacy ZincFive’s prior engagement with the other SPAC. Because Legacy ZincFive had an expected anchor investor in the PIPE from the Lead Purchaser, Legacy ZincFive offered a uniquely attractive business combination partner for SPKL.

On April 16, 2026, a representative of Chardan presented Legacy ZincFive as a potential target to SPKL and shared the investor presentation (the “Investor Presentation”). Based on SPKL’s interest in learning more about Legacy ZincFive, Chardan scheduled an introductory teleconference with Legacy ZincFive’s Chief Executive Officer, Tod Higinbotham, and Co-Founder, Tim Hysell, for April 17, 2026.

On April 17, 2026, Messrs. Higinbotham and Hysell presented the Investor Presentation, business plan and overall growth strategy to the SPKL management team, with representatives of Chardan also in attendance. James Rhee, Chief Executive Officer of SPKL, presented a background of SparkLabs Group and SPKL’s initiative. Both parties quickly realized the potential benefits of a business combination transaction and agreed to execute a non-disclosure agreement (“NDA”) and to open a virtual data room to facilitate further discussions. On the same date, Cooley shared drafts of the Series A Securities Purchase Agreement, the Certificate of Designation and the form of Series A Preferred Investor Warrant with the Lead Purchaser.

On April 19, 2026, SPKL executed the NDA with Legacy ZincFive, and the parties held a follow-up meeting to further discuss a potential business combination and general terms of a letter of intent (“LOI”) including valuation and economic terms for SPKL. On the same date, Mr. Rhee discussed the potential de-SPAC transaction with Cantor and representatives of SPKL were granted access to the virtual data room established by Legacy ZincFive. SPKL’s management team reviewed the materials provided in the virtual data room and contacted representatives of Legacy ZincFive regarding the proposed general terms to be included in the LOI, including: (1) the transfer or forfeiture by Sponsor of a portion of SPKL shares to certain third parties, and (2) the forfeiture of a portion of the Private Placement Warrants to certain members of Legacy ZincFive management, but did not include discussions regarding a proposed value to be ascribed to Legacy ZincFive.

On April 20, 2026, SPKL also received a PIPE term sheet from Legacy ZincFive based on the PIPE Legacy ZincFive had arranged for its prior consideration of a potential de-SPAC transaction, which had followed from extensive negotiations among Legacy ZincFive, the prior SPAC and the Lead Purchaser. SPKL and Legacy ZincFive management discussed the key terms for the PIPE including: (i) the conversion and exercise prices and treatment of the Series A Preferred Stock and Series A Investor Warrants under different circumstances, (ii) anti-dilution and other adjustments to the conversion and exercise prices, (iii) redemption rights, and (iv) voting, distribution and participation rights and other customary protections.

On April 21, 2026, Mr. Rhee and Ivan Grlic, Co-founder and Managing Partner of SparkLabs Saudi Arabia, met with Messrs. Higinbotham and Hysell to discuss potential ways SparkLabs Group might support Legacy ZincFive for future business development in the Middle East. Mr. Rhee sent a draft LOI to Legacy ZincFive’s management for review. The draft LOI did not ascribe a value to Legacy ZincFive, but contemplated the following material terms: (1) a lock-up period during which Sponsor would not be able to trade any of its shares of ZincFive Common Stock for a 12-month period following the Closing (subject to potential early release), (2) the forfeiture of 50% of the Private Placement Warrants to certain parties identified by Legacy ZincFive, and (3) the right of SPKL to designate a Board of Directors observer of the combined company.

On April 22, 2026, Legacy ZincFive delivered a revised version of the LOI to SPKL. While the draft LOI did not ascribe a value to Legacy ZincFive, it contemplated the following material terms: (1) aggregate proceeds in connection with the potential business combination, inclusive of equity PIPE investments of between $80,000,000-100,000,000, and any funds in the Trust Account following the satisfaction of redemption elections, (2) agreeing to the lock-up period applicable to Sponsor with proposed new terms governing early release of its shares of ZincFive Common Stock, (3) a condition to Legacy ZincFive’s obligation to close requiring that there be minimum gross cash proceeds of between $80-100 million from equity PIPE investments and the proceeds in the Trust, and (4) a long-term incentive equity plan and employee stock purchase program that the parties agreed would be put in place at the combined company.

On April 23, 2026, Cooley shared a draft of the Merger Agreement and the PIPE documents with WSGR. Legacy ZincFive proposed the following significant terms in the Merger Agreement: (1) ascribing a price of $10.00 for each SPKL Class A Ordinary Share, (2) a right for the Legacy ZincFive Board to change its recommendation to shareholders in certain circumstances (“Legacy ZincFive Change in Recommendation”), (3) a minimum cash closing condition of $100,000,000, and (4) the approval by SPKL’s shareholders of a proposal to extend the deadline for consummating a business combination. On the same date, the Lead Purchaser shared comments on the PIPE documents with Cooley. In addition, on the same date, Legacy ZincFive consummated the initial closing of the Bridge Financing, issuing subordinate promissory notes to certain Legacy ZincFive stockholders and/or their affiliates. The initial closing of the Bridge Financing followed discussions that occurred between January 2026 and April 2026 among the Legacy ZincFive Board, management and stockholders regarding Legacy ZincFive’s need for short-term capital, and in particular a discussion on April 9, 2026 of potential terms for the Bridge Financing between Legacy ZincFive management and General Ventures, the lead investor of the Bridge Financing. Legacy ZincFive management solicited interest from existing stockholders to participate in the Bridge Financing, including by providing existing holders of Legacy ZincFive Series F Stock the opportunity to participate. In addition, prior to the initial closing of the Bridge Financing, General Ventures discussed the terms with certain other of Legacy ZincFive’s existing investors to ensure that the Bridge Financing would provide sufficient short-term capital to Legacy ZincFive.

On April 24, 2026, the LOI was executed, and Legacy ZincFive’s financial advisor, Cantor, proposed the establishment of daily standing teleconferences involving representatives from the Legacy ZincFive management team for ongoing process updates and alignment on the transaction timeline. SPKL agreed to the proposal, and the daily standing teleconferences were established to continue until the Merger Agreement was signed. The teleconferences involved representatives from Legacy ZincFive, SPKL, Cantor, WSGR and Cooley. On the same date, Legacy ZincFive management team and Mr. Rhee met with an additional potential investor to discuss the investor’s interest in participating in the PIPE investment. Throughout the negotiation of the PIPE and discussions with potential PIPE investors, no valuations or other material information about the SPAC, Legacy ZincFive, or the Transaction were shared with potential PIPE investors that were not publicly disclosed in connection with the public announcement of the Business Combination.

On April 26, 2026, the SPKL Board held a meeting to introduce the business combination opportunity with Legacy ZincFive and to discuss the status of negotiations with Legacy ZincFive and to assess Legacy ZincFive’s business and its potential attractiveness as a merger candidate. The valuation analysis provided by Legacy ZincFive and separately conducted by the SPKL management team, as discussed under “— Selection of Legacy ZincFive” were shared with the SPKL Board. A follow-up meeting with the SPKL Board was planned for April 30, 2026 to introduce the SPKL Board to the leadership team of Legacy ZincFive.

On April 27, 2026, the first daily standing call was held. The parties reviewed the overall project plan and project management structure and established different workstreams. SPKL proposed scheduling due diligence calls regarding Legacy ZincFive’s financials, business plan, overall growth strategy and valuation.

On April 28, 2026, WSGR provided comments on the draft PIPE documents initially provided by Cooley. On the same date, SPKL and Legacy ZincFive’s marketing teams held an introductory teleconference to review the overall communication plan and discuss next steps. Mr. Rhee also held a meeting with Chardan to discuss the status of the PIPE investment, and Legacy ZincFive management team and Mr. Rhee held a meeting with a potential investor to discuss an alternative financing structure to the PIPE investment.

On April 30, 2026, Messrs. Higinbotham and Hysell presented the Investor Presentation, business plan and overall growth strategy to the SPKL Board. On the same date, SPKL and Legacy ZincFive held a teleconference to review and discuss Legacy ZincFive’s valuation, during which SPKL shared its valuation analysis.

Also on April 30, 2026, the possibility of certain Bridge Investors, all of which were existing stockholders of Legacy ZincFive, participating in the PIPE was then discussed with, and agreed to by, the Lead Purchaser, after representatives of Legacy ZincFive and Cooley first discussed the possibility on April 12, 2026, resulting in alignment that Bridge Investors holding $6.5 million of Bridge Notes would exchange such Bridge Notes for securities in the PIPE in aggregate principal amount.

On May 1, 2026, SPKL’s and certain members of Legacy ZincFive’s management team held a teleconference to review and discuss Legacy ZincFive’s financial statements and forecast model.

On May 3, 2026, the SPKL management team held an internal discussion to review and discuss the current Investor Presentation. Later on the same date, WSGR delivered an updated version of the Merger Agreement to Cooley, which included the following material changes: (1) that the business principals would discuss the potential revesting of certain Founder Shares and Private Placement Warrants, (2) the payments of certain transaction fees by Legacy ZincFive, including SPKL’s legal fees, (3) Legacy ZincFive’s requirement to pay off all of its indebtedness at or prior to the Closing Date, (4) SPKL’s right to continue trading on the OTC Market prior to the consummation of the Business Combination, (5) removal of the Legacy ZincFive Change in Recommendation, (6) removal of the minimum cash closing condition of $100,000,000 and (6) a closing condition which required approval for listing of ZincFive Common Stock.

On May 4, 2026, SPKL held a teleconference with the Legacy ZincFive Board to provide an overview of SPKL, its criteria for a potential business combination target, an overview of the proposed transaction, key milestones, and to address Legacy ZincFive’s initial questions. In a separate teleconference on the same date, SPKL shared an updated Investor Presentation with Cantor and Legacy ZincFive.

On May 5, 2026, SPKL’s management team and Messrs. Higinbotham and Heimbigner held a follow-up teleconference on Legacy ZincFive’s financial statements and forecast model. SPKL and Legacy ZincFive also held a meeting to discuss communication plans for the announcement of the Merger Agreement. Please see the section entitled “Certain Forecasted Financial Information for Legacy ZincFive” for further information.

On May 6, 2026, Messrs. Higinbotham, Hysell and Rhee met with Cantor to discuss proposed terms for financing the Transaction. Cooley sent a revised version of the Merger Agreement to WSGR, which included the following material changes: (1) a reference to a note purchase agreement between Legacy ZincFive and certain Bridge Investors, pursuant to which Legacy ZincFive could issue promissory notes and warrants to Bridge Investors (the “Bridge Financing”), (2) removal of certain transaction fees that would have been borne by Legacy ZincFive, other than the fees of WSGR, (3) ascribing an equity value for Legacy ZincFive of $600,000,000, (4) adding back the minimum cash closing condition of $100,000,000 and (5) adding back the Legacy ZincFive Change in Recommendation.

On May 7, 2026, Messrs. Higinbotham, Hysell and Rhee met to discuss overall status of the Merger Agreement and proposed terms for financing the Transaction. Legacy ZincFive shared an updated financial model incorporating updated expectations for an anticipated Bridge Financing and PIPE investments. On the same date, SPKL held discussions with potential Bridge Investors regarding the Bridge Financing and the subscription by PIPE investors.

On May 9, 2026, SPKL engaged Houlihan Capital, a leading independent valuation firm, to assist the SPKL Board to prepare and deliver an opinion, whether or not favorable, to the SPKL Board as to whether, as of the date of such opinion, the transaction was fair from a financial point of view to the unaffiliated shareholders of SPKL.

On May 11, 2026, SPKL and Legacy ZincFive held a teleconference. They completed the final review of the Investor Presentation and confirmed the implied equity value calculations. The parties also discussed the timeline for Legacy ZincFive to obtain the audited financial statements that would be required to be included in the registration statement of which this proxy statement/prospectus forms a part.

On May 12, 2026, SPKL, Houlihan Capital and WSGR held a due diligence teleconference. Following the teleconference, Houlihan Capital shared a formal request list for the due diligence documentation required to proceed with its engagement.

On May 13, 2026, SPKL and Legacy ZincFive held a teleconference to discuss the information required by Houlihan Capital in connection with Houlihan Capital’s Fairness Opinion analysis. On the same date, SPKL, Legacy ZincFive and Cantor met to discuss proposed terms for financing the Transaction.

On May 14, 2026, Houlihan Capital conducted a diligence teleconference with Legacy ZincFive management to review inputs required for the fairness opinion. SPKL, Legacy ZincFive, CBIZ CPAs, P.C. (“CBIZ”) and KPMG held a working session on the requirements for Legacy ZincFive’s audited financial statements, SPKL and WSGR held a conference call to discuss legal workstreams and the status of due diligence, and SPKL held a follow-up teleconference with Houlihan Capital to address outstanding data requests and refine the engagement scope. On the same date, SPKL, Legacy ZincFive and Cantor conducted a session to refine the transaction timeline and milestones for the filing of the registration statement.

Later on May 14, 2026, WSGR sent a revised version of the Merger Agreement to Cooley, which included the following material changes: (1) removal of the Legacy ZincFive Change in Recommendation, and (2) making the fees and expenses payable to Houlihan Capital a transaction expense to be borne by Legacy ZincFive.

On May 15, 2026, SPKL met with Houlihan Capital to discuss status of the Fairness Opinion and the timeline for completion. On the same date, SPKL met with Legacy ZincFive and Cantor to discuss potential timelines for the S-4 filing.

On May 16, 2026, Houlihan Capital sent a follow-up inquiry, requesting certain additional information. SPKL coordinated with Legacy ZincFive leadership and legal counsel to gather the corresponding responses and documentation.

On May 17, 2026, Cooley sent a revised version of the Merger Agreement to WSGR, which included a “drop-dead” date of nine months following Closing.

On May 18, 2026, SPKL, Legacy ZincFive, Cooley, WSGR and Cantor conducted a walkthrough of the Investor Presentation. SPKL coordinated diligence responses to Houlihan Capital on Series A Preferred Investor Warrants and certain indebtedness of Legacy ZincFive that may become payable in connection with the Closing. SPKL and Legacy ZincFive also reviewed the pro forma capitalization of the combined company and confirmed Houlihan Capital’s internal committee presentation.

On May 19, 2026, SPKL met with Houlihan Capital to discuss status of the Fairness Opinion and completion timeline. WSGR sent a revised version of the Merger Agreement to Cooley, which included a “drop-dead” date of twelve months following Closing. Messrs. Higinbotham, Hysell and Rhee met to discuss overall status of the Merger Agreement and financing of the Transaction.

On May 22, 2026, the SPKL Board held a meeting with representatives of WSGR to review the draft Merger Agreement, the Ancillary Documents and transaction checklist. Messrs. Higinbotham, Hysell and Rhee met to discuss overall status of the Merger Agreement and financing of the Transaction.

On May 26, 2026, Cooley sent revised versions of the Merger Agreement and Sponsor Agreement to WSGR, and WSGR circulated the revised Merger Agreement and Sponsor Agreement to SPKL, flagging key negotiation points, including treatment of the Bridge Financing, representations and warranties of SPKL, covenants of Legacy ZincFive between signing of the Merger Agreement and Closing, a “drop-dead” date of nine months following Closing, Sponsor’s working capital loan conversions and forfeiture of Legacy ZincFive securities that Sponsor would have otherwise been entitled to in connection with the Closing.

On May 27, 2026, WSGR presented a summary of key legal diligence findings to the SPKL management based on its review of Legacy ZincFive.

On May 31, 2026, SPKL received feedback from the Lead Purchaser’s counsel on the Certificate of Designation and Securities Purchase Agreement, which included a cap on the issuance of additional shares of Series A Preferred Stock, certain revisions allowing for the Series A Preferred Stock to participate with common stock in the winding up of the combined company, a cap on the number of unrestricted shares at Closing in consideration of Nasdaq’s listing rules requiring a minimum number of round lot holders and public float, and lock-up release mechanisms, including a requirement that any waiver of the 12-month lockup would require the prior consent of the Lead Purchaser.

On June 1, 2026, WSGR sent a revised version of the Merger Agreement to Cooley, which reflected a “drop-dead” date of twelve months following the Closing.

On June 2, 2026, WSGR circulated to Cooley the revised Sponsor Agreement, the draft Form 8-K announcing the transaction, the Company Support Agreement and the SPAC disclosure schedule.

In parallel with the negotiation of the Merger Agreement, from May 15, 2026 through June 10, 2026, representatives of WSGR and Cooley exchanged successive drafts of key ancillary agreements, including: the Sponsor Agreement, the A&R Registration Rights Agreement, the Company Support Agreement, the Series A Securities Purchase Agreement and the Proposed Bylaws. Key terms that were negotiated included:

●	Sponsor Shares — Sponsor and Legacy ZincFive had initially agreed that 3,500,000 shares of ZincFive Common Stock owned by Sponsor would be forfeited and assigned to the Lead Purchaser following the Closing. However, Sponsor and Legacy ZincFive determined that such shares of ZincFive Common Stock would be forfeited by the Sponsor upon Domestication, and ZincFive would issue an equal number of shares of ZincFive Common Stock to the Lead Purchaser.

Sponsor had initially proposed that 461,039 shares of ZincFive Common Stock would be forfeited by Sponsor and reserved for issuance of certain restricted stock unit awards to employees of Legacy ZincFive. However, Sponsor and Legacy ZincFive eventually agreed that 922,078 shares of ZincFive Common Stock would be forfeited by Sponsor, and that ZincFive would issue an equal number of shares of ZincFive Common Stock to certain of the Bridge Investors or their designated affiliates or assignees.

●	Sponsor Warrants — Sponsor had initially proposed that 4,245,267 issued and outstanding ZincFive Warrants and 50% of the ZincFive Warrants resulting from the domestication of the Working Capital Warrants would be forfeited by Sponsor and reserved by SPKL for issuance of a corresponding number of stock options to certain service providers of Legacy ZincFive.

However, Sponsor and Legacy ZincFive eventually agreed that 2,786,867 ZincFive Warrants to be received upon the conversion of the Private Placement Warrants and 50% of the ZincFive Warrants resulting from the conversion of the Working Capital Warrants would be reserved for reissuance as stock options under the 2026 Plan. In addition, Sponsor and Legacy ZincFive agreed that Sponsor would forfeit 1,458,400 ZincFive Warrants to be received upon the conversion of the Private Placement Warrants to certain of the Bridge Investors or their designated affiliates or assignees.

●	Obligation as to certain indebtedness of Legacy ZincFive — In connection with the Company Support Agreement and the Merger Agreement, SPKL and Legacy ZincFive also negotiated an assignment and assumption of certain existing indebtedness of Legacy ZincFive whereby the holder of such debt transferred the debt to a third party, effective upon the execution of the Merger Agreement. This existing debt remains an obligation of Legacy ZincFive.

On June 3, 2026, Messrs. Higinbotham, Hysell and Rhee met to discuss overall status of the Merger Agreement and financing of the Transaction.

On June 4, 2026, Cooley sent to WSGR a revised, final form Merger Agreement.

On June 10, 2026, the SPKL Board met with representatives of WSGR and Houlihan Capital. Representatives from WSGR confirmed that the Merger Agreement and Ancillary Documents were substantially final and provided another overview of the key terms of the transaction and anticipated timeline from execution of the Merger Agreement to Closing. Representatives from Houlihan Capital presented a refreshed analysis with respect to the Fairness Opinion. A representative of Houlihan Capital then rendered to the SPKL Board its preliminary oral opinion, which was subsequently confirmed by delivery of the Fairness Opinion and that is attached to this proxy statement/prospectus as Annex M, that, as of such date, the Business Combination is fair, from a financial point of view, to the unaffiliated shareholders of SPKL, as of the date of such opinion.

Later on June 10, 2026, the SPKL Board, acting by unanimous written consent, approved SPKL’s entry into the Merger Agreement, the Ancillary Documents and the Transactions.

On June 11, 2026, SPKL, Merger Sub I, Merger Sub II, and Legacy ZincFive executed the Merger Agreement. Concurrently, the parties executed the applicable Ancillary Documents including: (i) the Sponsor Agreement and (ii) Series A Securities Purchase Agreement.

Later on June 11, 2026, SPKL publicly announced the execution of the Merger Agreement, and SPKL filed a Form 8-K that included, among other things, the Merger Agreement, Investor Presentation and a joint press release.

During this period from April 17 through June 11, James Rhee also held frequent informal conversations with Mr. Hysell and Mr. Higinbotham to continue discussion of matters addressed during the scheduled meetings and to discuss potential ways in which SPKL and SparkLabs Group might support Legacy ZincFive for future business development and financing needs.

In addition, during the period between when the SPKL Board was introduced to Legacy ZincFive and when the Board approved the merger, James Rhee had separate conversations with each SPKL Board member to further discuss the proposed transaction, ongoing diligence and negotiations and to answer any questions presented by members of the SPKL Board.

The SPKL Board’s Reasons for the Approval of the Business Combination

In evaluating the Business Combination, the SPKL Board consulted with SPKL’s management and SPKL’s financial and legal advisors. On June 10, 2026, the SPKL Board unanimously: (i) determined that it was advisable and in the best interests of SPKL and its shareholders for SPKL to enter into the Merger Agreement, the Ancillary Documents, and the Series A Preferred Investment Agreements; (ii) approved the Transactions; and (iii) recommended that the SPKL shareholders approve the Shareholder Proposals.

The SPKL Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching their respective determinations. Members of the SPKL Board viewed their decisions as being based on all of the information available and the factors presented to and considered by each of them. In addition, individual directors may have given different weight to different factors. This explanation of the SPKL Board’s reasons for the Business Combination and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

The SPKL Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Merger Agreement, the Ancillary Documents and the Series A Preferred Investment Agreements and the Transactions, including the following factors:

●	Size of the Total Addressable Market. Legacy ZincFive operates in the immediate power solutions market, serving data center, artificial intelligence infrastructure, defense and critical infrastructure applications.
●	Differentiated Technology Platform. Legacy ZincFive’s proprietary nickel-zinc battery technology provides a differentiated immediate power solution with advantages in safety, sustainability and performance as compared to conventional lead-acid and lithium-ion alternatives.
●	Compelling Industry Tailwinds. Demand for reliable and sustainable immediate power solutions is expected to grow significantly, driven by the rapid expansion of data centers and AI infrastructure, increasing power density requirements, and growing regulatory and sustainability pressure on operators to reduce reliance on lead-acid and lithium-ion technologies.
●	Attractive Valuation. The SPKL Board believes the $600,000,000 equity value ascribed to Legacy ZincFive in the Business Combination is attractive as compared to a range of valuations given to comparable companies in connection with similar transactions and public and private financings based on the factors and analysis considered as further described under “— Selection of Legacy ZincFive”.
●	Secure Financing. The SPKL Board also considered that Legacy ZincFive was able to secure $106.5 million in aggregate from the Series A Preferred Investors, who committed to subscribe for Series A Preferred Stock in connection with the Business Combination. The SPKL Board also considered that the Series A Preferred Investors consisted of a mix of existing Legacy ZincFive investors and investors with no prior investment in Legacy ZincFive.
●	Industry-Leading Management Team. Legacy ZincFive is managed by an experienced leadership team with deep expertise in battery technology, power electronics and the data center and defense markets.
●	Strategic Fit and Post-Closing Support. The SPKL Board considered the potential strategic benefits of SPKL’s and SparkLabs Group’s international relationships, technology ecosystem, capital- markets experience and business-development network. The SPKL Board believed these resources could assist ZincFive with its future geographic expansion, strategic partnerships, customer introductions and financing initiatives.
●	Fairness Opinion of the Financial Advisor to the SPKL Board. The SPKL Board considered the financial analyses reviewed by Houlihan Capital with the SPKL Board as well as the oral opinion of Houlihan Capital rendered to the SPKL Board on June 10, 2026, as to the fairness, from a financial point of view, of the Business Combination to the unaffiliated shareholders of SPKL. Houlihan Capital subsequently confirmed its opinion in writing. A copy of the Fairness Opinion is attached as Annex M to this proxy statement/prospectus.
●	Modification in Recommendation. As more fully described under the section entitled “The Business Combination Proposal,” pursuant to the Merger Agreement, the SPKL Board may withdraw, amend, qualify or modify its recommendation to SPKL shareholders that they vote in favor of the SPKL Stockholder Matters at any time prior to, but not after, the Domestication if it concludes in good faith, after consultation with its outside legal advisors and financial advisors, that the failure to make such a Modification in Recommendation would be a breach of fiduciary duties under applicable law.

●	Lock-Up. Subject to certain limited and customary exceptions with respect to permitted transfers, Legacy ZincFive Securityholders will be subject to a 180-day lock-up (12 months in the case of affiliates of ZincFive) in respect of the ZincFive Common Stock and other ZincFive securities issued to them as consideration in the Business Combination, which will provide important stability to the combined company. However, if the VWAP of ZincFive Common Stock equals or exceeds $12.00 for any 20 trading days within any 30 trading day period commencing 180 days after the Resale Registration Statement becomes effective, then the lock-up will expire.
●	Due Diligence. SPKL and its advisors, including WSGR, conducted a diligence review of Legacy ZincFive and its businesses and operations, including review of relevant material agreements and discussions with Legacy ZincFive management and Legacy ZincFive’s financial and legal advisors.
●	Accelerated Timeline. The SPKL Board favorably viewed Legacy ZincFive’s objective of completing a transaction in 2026, compared against Company E’s inability to complete a de-SPAC until late 2027, which posed a risk for SPKL including from its March 29, 2027 deadline to complete the transaction under its organizational documents.
●	Shareholder Approval. In connection with the Business Combination, SPKL’s Public Shareholders have the option to: (i) remain shareholders of the combined company; (ii) sell their Public Shares; or (iii) redeem their Public Shares for the Redemption Price, pursuant to the terms of SPKL’s organizational documents.
●	Negotiated Transaction. The financial and other terms and conditions of the Merger Agreement, the Ancillary Documents and the Series A Securities Purchase Agreement are reasonable and were the product of arm’s-length negotiations between SPKL and Legacy ZincFive.

The SPKL Board also considered a variety of risks and uncertainties and other potentially negative factors concerning the Business Combination, including the following:

●	Limited Operating History and Related Business Risks. The SPKL Board considered the risks to successful implementation of Legacy ZincFive’s long-term business plan and strategy in light of its operating history as a private company. Such risks included: (i) the risk that commercialization of Legacy ZincFive’s products at scale may be delayed or may not occur as anticipated, including risks that increasing customer demand may not be satisfied, product quality and reliability may not be sufficiently maintained, and the challenges of introducing new products and managing operational complexity associated with rapid growth; (ii) that Legacy ZincFive has incurred net losses since inception and may not be able to obtain necessary financing on terms favorable to it, or at all, whether in connection with the Business Combination or otherwise; (iii) risks relating to evolving technological standards and competition from incumbent and emerging power solutions providers, including lithium-ion and other battery technologies; (iv) macroeconomic and geopolitical risks, including risks to Legacy ZincFive’s supply chain and the impact of tariffs on components sourced from overseas markets; (v) risks associated with customer concentration, dependence on continued adoption of nickel-zinc technology, the timing and size of customer orders, lengthy qualification and purchasing cycles, backlog conversion, working-capital requirements and the timing of large deployments, each of which could result in variable revenue, cash-flow and quarterly financial performance.
●	Absence of Discounted Cash Flow Analysis. Legacy ZincFive did not provide financial forecasts relating to Legacy ZincFive in a form that permitted a discounted cash flow analysis to be performed. As such, no such analysis was performed with respect to Legacy ZincFive.
●	Intellectual Property Risks. The value of the intellectual property associated with Legacy ZincFive’s technology is based in part on Legacy ZincFive’s ability to use, protect and enforce its patents and other proprietary rights, which is not guaranteed and the inability to do so may expose Legacy ZincFive to the possible loss of competitive advantage.
●	Benefits May Not Be Achieved. The risk that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe.

●	Redemption Risk. The risk that a significant number of SPKL shareholders elect to redeem their Public Shares prior to the consummation of the Business Combination pursuant to SPKL’s organizational documents, thereby reducing the amount of cash available to ZincFive following the consummation of the Business Combination, which could adversely affect ZincFive or reduce the benefits to SPKL’s shareholders of the Business Combination. The SPKL Board noted in particular that, as of June 30, 2026, the aggregate amount on deposit in the Trust Account was approximately $25.8 million, representing a redemption price of approximately $11.54 per Public Share, and that the Available Closing SPAC Cash condition of $100,000,000 under the Merger Agreement is expected to be satisfied primarily through the proceeds of the Series A Preferred Stock Investment rather than the Trust Account.
●	Conflicts of Interest. The SPKL Board considered the conflicts of interest described under the section entitled “The Business Combination Proposal — Certain Interests of SPKL’s Directors and Officers and Others in the Business Combination,” including the Sponsor’s interest in completing the Business Combination to avoid the forfeiture of its investment in SPKL, the economic benefit to the Sponsor from the waiver of the Forward Purchase Agreement forfeiture obligation in connection with the ZincFive Business Combination specifically, and the consulting and board service fees payable to SPKL’s officers and directors.
●	Closing Conditions. The fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within SPKL’s control, including the approval of Legacy ZincFive’s stockholders, and the consummation of the Series A Preferred Stock Investment.
●	Listing Risks. The challenges associated with preparing Legacy ZincFive, a private company, for the applicable disclosure and requisite internal controls, listing and audit requirements, corporate governance, and investor relations, to which ZincFive will be subject as a publicly traded company on a Stock Exchange, as well as associated compliance costs and the potential diversion of management resources from business operations.
●	Transaction Approvals and SEC Review. Completion of the Business Combination is subject to required corporate and stockholder approvals, the effectiveness of the registration statement filed with the SEC and other applicable regulatory requirements. The review process could result in delays, additional disclosure obligations or changes to the anticipated transaction timetable.
●	Litigation. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.
●	Fees and Expenses. The fees and expenses associated with completing the Business Combination, including the $3,500,000 deferred underwriting commission payable to Cantor upon consummation.
●	Other Risks. Various other risks associated with the business of Legacy ZincFive, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

The SPKL Board concluded that the potential benefits of the Business Combination outweighed the risks and uncertainties described above. The SPKL Board determined that there can be no assurance about future results, including results considered or expected as described in the factors listed above. This explanation of the SPKL Board’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

Interests of Certain Persons

Certain officers and directors of SPKL may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of SPKL shareholders, and there may be actual or potential material conflicts of interest between or among (i) the Sponsor, SPKL, SPKL’s officers and directors, and Legacy ZincFive’s officers and directors and (ii) unaffiliated security holders of SPKL (see the sections entitled “The Business Combination Proposal — Certain Interests of SPKL’s Directors and Officers and Others in the Business Combination” and “The Business Combination Proposal — Certain Interests of Legacy ZincFive’s Directors and Officers in the Business Combination”). The SPKL Board reviewed and considered these interests during the negotiation of the terms of the Business Combination and in evaluating and unanimously approving, as members of the SPKL Board, the Merger Agreement and the Business Combination.

The SPKL Board concluded that the potential benefits expected to be received by SPKL and its shareholders as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. The SPKL Board also noted that SPKL’s shareholders would have a substantial economic interest in ZincFive (depending on the level of SPKL shareholders that sought redemption of their Public Shares into cash). Accordingly, the SPKL Board unanimously determined that the Merger Agreement, the Business Combination, the Series A Securities Purchase Agreement and all actions necessary, appropriate or advisable to consummate the Business Combination and the Series A Preferred Investment were advisable and in the best interests of SPKL and its shareholders.

Fairness Opinion of Houlihan Capital, LLC

Introduction

Pursuant to an engagement letter dated May 9, 2026, SPKL retained Houlihan Capital to act as its financial advisor in connection with the Business Combination. SPKL selected Houlihan Capital to act as its financial advisor based on Houlihan Capital’s qualifications, expertise and reputation, and its knowledge of, and involvement in, similar transactions in the industry in which Legacy ZincFive operates.

Fairness Opinion of Houlihan Capital

On June 10, 2026, Houlihan Capital rendered its oral opinion to the SPKL Board, which was reaffirmed by delivery of the Fairness Opinion, to the effect that, as of the date of the Fairness Opinion and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Houlihan Capital, as set forth in Fairness Opinion, the Business Combination is fair, from a financial point of view, to the unaffiliated shareholders of SPKL.

The full text of the Fairness Opinion is attached as Annex M and incorporated by reference into this proxy statement/prospectus in its entirety. The Fairness Opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Houlihan Capital in rendering the Fairness Opinion. All shareholders of SPKL are urged to, and should, read the Fairness Opinion carefully and in its entirety. The Fairness Opinion was directed to the SPKL Board and addressed only that the Business Combination is fair, from a financial point of view, to the unaffiliated shareholders of SPKL, as of the date of the Fairness Opinion. Houlihan Capital expressed no opinion as to the fairness of any portion or aspect of the Business Combination to the holders of any class of securities, creditors or other constituencies of Legacy ZincFive or any one class or group of Legacy ZincFive’s securityholders. The Fairness Opinion did not address any other aspect or implications of the Business Combination and does not constitute an opinion, advice or recommendation as to whether to proceed with the Business Combination, or as to any aspect of the SPKL Board’s recommendation to its shareholders with respect to the adoption of the Business Combination, how any shareholder of SPKL should vote with respect to such adoption, or the statutory or other method by which SPKL is seeking such vote. In addition, the Fairness Opinion did not in any manner address the prices at which ZincFive Common Stock would trade following the consummation of the Business Combination or at any time. Houlihan Capital is under no obligation to update, revise, reaffirm or withdraw the Fairness Opinion, or otherwise comment on or consider events occurring after the date of the Fairness Opinion. The summary of the Fairness Opinion set forth in this proxy statement/ prospectus is qualified in its entirety by reference to the full text of the Fairness Opinion attached as Annex M hereto.

For purposes of rendering the Fairness Opinion, Houlihan Capital, among other things:

●	Held discussions with certain members of SPKL and Legacy ZincFive management regarding the Business Combination, the business of Legacy ZincFive, and the future outlook for Legacy ZincFive;
●	Reviewed information provided by SPKL and Legacy ZincFive including, but not limited to:
●	Non-binding letter of intent between SPKL and Legacy ZincFive, dated April 24, 2026;

●	Draft Agreement and Plan of Merger and Reorganization by and among SPKL, Merger Sub I, Merger Sub II and Legacy ZincFive, dated May 17, 2026;
●	Draft PIPE financing documents, including the draft Certificate of Designation, draft form of Series A Preferred Investor Warrant, and draft Series A Securities Purchase Agreement;
●	Legacy ZincFive audited financial statements for the years ended December 31, 2023 through 2024, unaudited financial statements for the year ended December 31, 2025, and the last twelve months (“LTM”) period ended March 31, 2026;
●	Legacy ZincFive’s second quarter 2026 investor presentation, dated May 13, 2026; and
●	SPKL’s SEC filings;
●	Reviewed the industry in which Legacy ZincFive operates, which included a review of (i) certain industry research, (ii) certain comparable publicly traded companies and (iii) certain mergers and acquisitions of comparable businesses;
●	Developed indications of value for Legacy ZincFive using generally accepted valuation methodologies; and
●	Reviewed certain other relevant, publicly available information, including economic, industry, and Legacy ZincFive specific information.

In addition, Houlihan Capital had discussions with both Legacy ZincFive management and SPKL management concerning the material terms of the Business Combination and Legacy ZincFive’s business and operations, assets, present condition and future prospects, and undertook such other studies, analyses and investigations as Houlihan Capital deemed relevant, necessary or appropriate.

In rendering the Fairness Opinion, Houlihan Capital relied upon and assumed, without independent verification, the accuracy, completeness, and reasonableness of the financial, legal, tax, and other information discussed with or reviewed by Houlihan Capital. Houlihan Capital further relied upon the assurances and representations from SPKL management that they were unaware of any facts that would make the information provided to Houlihan Capital incomplete or misleading in any material respect for the purposes of Houlihan Capital rendering the Fairness Opinion. Houlihan Capital did not assume responsibility for any independent verification of this information, nor did it assume any obligation to verify this information. Nothing came to Houlihan Capital’s attention in the course of the engagement which led Houlihan Capital to believe that (i) any information provided to Houlihan Capital or assumptions made by Houlihan Capital were insufficient or inaccurate in any material respect or (ii) it was unreasonable for Houlihan Capital to use and rely upon such information or make such assumptions. For the avoidance of doubt, SPKL management directed Houlihan Capital to rely on the Forecast (as defined below) in preparation of the Fairness Opinion. To the knowledge of SPKL, the Forecast represented Legacy ZincFive management’s good faith assessment of Legacy ZincFive’s future performance assuming the closing of the Business Combination, for the periods stated therein, as of the date such Forecast was prepared. As of           , 2026, the most recent practicable date prior to the date of this proxy statement/prospectus), Legacy ZincFive management has affirmed to SPKL that the Forecast continues to reflect the views of Legacy ZincFive’s management regarding Legacy ZincFive’s future performance. There is no information that has come to the attention of SPKL management, as of the date of the Fairness Opinion, that would cause SPKL to believe that Houlihan Capital should not rely upon the Forecast, taking into account the assumptions incorporated therein. Houlihan Capital had no role whatsoever in the preparation of the Forecast, nor was Houlihan Capital asked to provide an outside “reasonableness review” of the Forecast. Further, SPKL did not engage Houlihan Capital to audit or otherwise validate any of the Forecast’s underlying inputs and assumptions. Except as described above and elsewhere in this section, neither SPKL, Sponsor, Legacy ZincFive, nor any of their respective affiliates imposed any limitation on the scope of Houlihan Capital’s investigation or on the procedures Houlihan Capital followed in rendering the Fairness Opinion, and none of them instructed Houlihan Capital as to the valuation approaches or methodologies to be employed, the guideline public companies to be selected, the valuation multiples to be applied, or the findings, conclusions or recommendations to be reached.

In arriving at the Fairness Opinion, Houlihan Capital did not make an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Legacy ZincFive or SPKL, nor was Houlihan Capital furnished with any such evaluations or appraisals (except as stated herein). The Fairness Opinion, which is attached as Annex M hereto, is therefore necessarily based upon financial, market, economic, and other conditions, and circumstances as they exist and have been disclosed, and can be evaluated, as of June 10, 2026, without independent verification. Houlihan Capital was not requested to opine as to, and the Fairness Opinion does not address, the tax, accounting, or legal consequences of the Business Combination to either SPKL, its security holders, or any other party. Houlihan Capital relied as to all legal, tax and accounting matters on advice of SPKL management and its third-party legal, tax and accounting advisors. Houlihan Capital understood and assumed that SPKL has obtained or will obtain such advice as it deems necessary or appropriate from qualified legal, tax, accounting, environmental, regulatory, and other professionals.

The following is a summary of the material financial and comparative analyses that Houlihan Capital deemed to be appropriate for the Business Combination that were reviewed with the SPKL Board in connection with delivering the Fairness Opinion. The summary of Houlihan Capital’s financial analyses described below is not a complete description of the analyses underlying its Fairness Opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description.

Summary of Financial Analyses

In assessing whether the Business Combination is fair, from a financial point of view, to the unaffiliated shareholders of SPKL, Houlihan Capital compared the price per share at which the unaffiliated shareholders may redeem their shares against the fair market value per share pro forma for the Business Combination calculated by Houlihan Capital. After considering the primary approaches that are traditionally used to appraise a business, as well as commonly used techniques and methods available under each approach, Houlihan Capital decided based on an assessment of company-specific factors and available market data to utilize the guideline public company analysis under the market approach in estimating the value range for the fair market value per share of SPKL pro forma for the Business Combination. Houlihan Capital did not utilize the adjusted book value approach because Legacy ZincFive operates as a going concern; did not utilize the comparable transactions method because it was unable to identify a sufficiently robust set of reasonably comparable transactions with sufficient publicly available data; and did not utilize the income approach, including the discounted cash flow method, because a detailed multi-year forecast of sufficient length was not available. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by Houlihan Capital, the tables must be read together with the text of each summary.

Guideline Public Company Analysis

Houlihan Capital searched the universe of publicly traded companies for companies with operations that are similar to Legacy ZincFive and identified nine reasonably similar public companies. In selecting guideline public companies, Houlihan Capital searched for companies with similar business operations, size, prospects for growth, profitability, and risk. Among other things, Legacy ZincFive’s business model, product lines, geography, market position, and growth profile make it unique such that there are no perfectly comparable public companies. The guideline public company peer group relied upon by Houlihan Capital therefore includes companies that individually exhibit some of the traits of Legacy ZincFive and collectively encapsulate certain factors that make Legacy ZincFive unique. The guideline public company peer group relied upon by Houlihan Capital is presented in the table below.

Ticker	Name	Industry
Battery Manufacturing
NYSE:AMPX	Amprius Technologies, Inc.	Electrical Components and Equipment
NasdaqCM:ELVA	Electrovaya Inc.	Electrical Components and Equipment
NasdaqGS:ENVX	Enovix Corporation	Electrical Components and Equipment
NasdaqCM:EOSE	Eos Energy Enterprises, Inc.	Electrical Components and Equipment
NYSE:SES	SES AI Corporation	Electrical Components and Equipment
NasdaqGS:SLDP	Solid Power, Inc.	Automotive Parts and Equipment
Data Center Service Providers and Diversified Energy Storage Providers
NYSE:ENS	EnerSys	Electrical Components and Equipment
NYSE:NVT	nVent Electric plc	Electrical Components and Equipment
NYSE:VRT	Vertiv Holdings Co	Electrical Components and Equipment

The guideline public companies used by Houlihan Capital were those that in Houlihan Capital’s determination most closely resembled Legacy ZincFive in terms of operating and risk characteristics as of the date of Houlihan Capital’s analysis. It was not possible to identify guideline public companies with characteristics identical to Legacy ZincFive. Many of Legacy ZincFive’s primary competitors have distinct corporate structures, business models, and geographies, or are not publicly listed. As a result, it was not possible to use every direct competitor as a basis for a comparable company analysis to determine an indicated value. Therefore, Houlihan Capital identified guideline public companies that are broadly similar to Legacy ZincFive, but, again, cannot be considered identical to Legacy ZincFive. Houlihan Capital notes that this is common practice in the professional valuation industry and is considered a generally accepted valuation methodology, since pure-play comparable public companies can rarely be identified.

The selection of a valuation multiple is largely a qualitative exercise that is informed by quantitative measures. In selecting the multiples to apply, Houlihan Capital reviewed the growth expectations, risk, and margins (as captured by EBITDA margin) of Legacy ZincFive and the guideline public companies. Based on this information and other factors, Houlihan Capital used professional judgment to select multiples that reflect the relative comparability of Legacy ZincFive to the guideline public companies. Houlihan Capital considered applying multiples of revenues, EBITDA, net income, and book value; however, based on Legacy ZincFive’s and the peer group’s business model, Houlihan Capital concluded, using its professional judgment, that multiples of revenue were the most applicable in this instance. In valuing Legacy ZincFive, Houlihan Capital applied revenue multiples to the historical latest-twelve-month period ending March 31, 2026, and the forecasted year ended December 31, 2026 (“FY2026”) considering that Legacy ZincFive was expected to reach a more mature stage in future years beyond the forecast period. The Forecast as relied upon by Houlihan Capital is as shown below:

($, millions)	Low	High
FY2026 Revenue	$90	$105

Houlihan Capital calculated multiples of enterprise value (“EV”) to LTM and FY2026 revenue for the guideline public companies. Houlihan Capital then applied the multiples to the following metrics, respectively:

●	Historical LTM revenue for the twelve-month period ended March 31, 2026, based on preliminary unaudited financial statements provided by Legacy ZincFive management; and,

●	Forecasted FY2026 revenue per the Forecast.

The valuation multiples, as of June 10, 2026, observed within Houlihan Capital’s guideline public company analysis, based on data obtained from S&P Capital IQ, are summarized in the following table.

Guideline Public Company Analysis — Valuation Multiples as of June 10, 2026

		EV/Revenue	EV/Revenue
Ticker	Company Name	LTM	FY 2026
Battery Manufacturing
NYSE:AMPX	Amprius Technologies, Inc.	27.24x	18.58x
NasdaqCM:ELVA	Electrovaya Inc.	7.04x	5.38x
NasdaqGS:ENVX	Enovix Corporation	42.33x	35.91x
NasdaqCM:EOSE	Eos Energy Enterprises, Inc.	18.30x	9.56x
NYSE:SES	SES AI Corporation	10.44x	7.00x
NasdaqGS:SLDP	Solid Power, Inc.	25.68x	52.22x
Data Center Service Providers and Diversified Energy Storage Providers
NYSE:ENS	EnerSys	2.41x	2.34x
NYSE:NVT	nVent Electric plc	6.47x	5.60x
NYSE:VRT	Vertiv Holdings Co	10.33x	8.07x
	Max	42.33x	52.22x
	75th Percentile	25.68x	18.58x
	Mean	16.69x	16.07x
	Median	10.44x	8.07x
	25th Percentile	7.04x	5.60x
	Min	2.41x	2.34x

Source: S&P Capital IQ, as of June 10, 2026.

In general, Legacy ZincFive compares favorably to the guideline public companies with regard to revenue growth. Legacy ZincFive’s 2026 low case revenue growth rate of 34.7% is generally aligned with the guideline public companies and near the median of the guideline public companies, while Legacy ZincFive’s 2026 high case revenue growth rate of 57.0% is generally above the guideline public companies. Houlihan Capital also noted that Legacy ZincFive’s 2025 revenue growth rate of 83.2% was between the median and 75th percentile of the Battery Manufacturing guideline public companies and higher than all of the Data Center Service Providers and Diversified Energy Storage Providers guideline public companies. Houlihan Capital also noted that Legacy ZincFive compares unfavorably to certain guideline public companies on a profitability basis.

Certain factors suggest that Legacy ZincFive would trade at a premium to the guideline public companies, and other factors indicate it would trade at a discount. Ultimately, Houlihan Capital applied high and low LTM and FY2026 Revenue multiples as detailed below. Based on the public company trading data and the considerations noted above, Houlihan Capital selected an LTM multiple of 12.0x and a FY2026 multiple of 9.0x for the low case, which are around the 25th percentile of the Battery Manufacturing guideline public companies and the median of all the guideline public companies. For the high case, Houlihan Capital selected an LTM multiple of 16.0x and a FY2026 multiple of 10.0x, which are near the midpoint of the 25th percentile and median of the Battery Manufacturing guideline public companies and near the mean and median of all the guideline public companies. As a result, Houlihan Capital selected the following multiples to apply to its guideline public company analysis:

	EV / Revenue	EV / Revenue
	(Low Case)	(High Case)
LTM Multiples	12.0x	16.0x
FY 2026 Multiples	9.0x	10.0x

Houlihan Capital calculated the product of the respective selected multiples stated above to determine a range of indicated enterprise values for Legacy ZincFive. This range was formed using the midpoint of the Low selections and midpoint of the High selections. It is common and generally accepted practice for financial advisors to develop a range of indicated values in this manner to account for the fact that it is difficult, if not impossible, to place an exact value on a company. The range of indicated values for Legacy ZincFive resulting from Houlihan Capital’s guideline public company analysis is presented in the following table:

Indicated Fair Market Value of
Enterprise Range
(millions)
Low	High
$784.6	$1,031.1

Houlihan Capital believes that this valuation methodology produced a range of indicated fair market values for the enterprise value of Legacy ZincFive that supports its overall conclusion within the broader context of its entire analysis.

To determine the indicated fair market value of ZincFive’s equity pro forma for the Business Combination, Houlihan Capital started with the implied enterprise value of Legacy ZincFive (calculated in accordance with the analysis described above), subtracted PIPE preference (in the low case), subtracted projected transaction expenses related to the Business Combination, subtracted rollover and net bridge debt, subtracted SPKL debt, added the cash expected to be raised from various funding sources (including an assumed (i) projected cash from the Trust Account after redemptions and (ii) additional financing to be raised of $100.0 million), and finally subtracted Houlihan Capital’s calculated value of the SPKL Public Warrants, sponsor warrants, and Series A Preferred Investor Warrants.

Houlihan Capital calculated an equity value range for ZincFive on a pro forma basis between approximately $9.06 per share and $12.27 per share of ZincFive Common Stock.

Fairness Opinion Conclusion

Houlihan Capital concluded that, as of the date of the Fairness Opinion and based upon and subject to the assumptions, conditions and limitations set forth in the Fairness Opinion, the Business Combination is fair, from a financial point of view, to the unaffiliated shareholders of SPKL. The Fairness Opinion was reviewed and unanimously approved by Houlihan Capital’s fairness opinion committee.

Houlihan Capital Conflict Disclosure and Fees

Houlihan Capital, a Financial Industry Regulatory Authority (FINRA) member, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, private placements, bankruptcy, capital restructuring, solvency analyses, stock buybacks, and valuations for corporate and other purposes. Neither Houlihan Capital, nor any of its principals or affiliates, has any ownership or other beneficial interests in any party to the Merger Agreement or any of their affiliates and has provided no previous investment banking or consulting services to any party to the Merger Agreement or any of their affiliates. There is no current agreement between Houlihan Capital, its principals, or affiliates and any party to the Merger Agreement or any of their affiliates providing for the provision of future services by Houlihan Capital, its principals, or any of its affiliates to or for the benefit of any party to the Merger Agreement or any of their affiliates. Houlihan Capital’s compensation is not contingent upon the completion of the Business Combination. Pursuant to the engagement arrangement among SPKL, Legacy ZincFive, and Houlihan Capital, the fees payable to Houlihan Capital in connection with the Fairness Opinion are to be paid by Legacy ZincFive. Houlihan Capital’s fees in connection with the Fairness Opinion were $150,000. Notwithstanding Legacy ZincFive’s payment of such fees, Houlihan Capital was engaged solely by SPKL, Legacy ZincFive did not direct or supervise Houlihan Capital’s work or have authority over the analyses conducted or conclusions reached by Houlihan Capital, and the SPKL Board approved Houlihan Capital’s engagement and was aware of the fee arrangement. In the engagement letter dated May 9, 2026, Legacy ZincFive agreed to indemnify Houlihan Capital for certain specified matters in connection with Houlihan Capital’s services relating to the Fairness Opinion.

Certain Forecasted Financial Information for Legacy ZincFive

SPKL and Legacy ZincFive do not, as a matter of practice, publicly disclose long-term internal projections of future performance, revenue, earnings, financial condition or other results. However, in connection with the SPKL Board’s evaluation of the Business Combination, Legacy ZincFive’s management provided to the SPKL Board and to SPKL’s financial advisors certain non-public internal, unaudited prospective financial information of Legacy ZincFive for fiscal year 2026 (the “Forecast”). The Forecast was prepared by Legacy ZincFive management for the 2026 budget and the periodically updated forecast for its own use in managing Legacy ZincFive’s business prior to being provided to Houlihan Capital for use in rendering its Fairness Opinion. SPKL has included the prospective financial information in the Forecast in the tables below to give its shareholders access to certain previously non-public information regarding Legacy ZincFive because such information was considered by the SPKL Board for purposes of evaluating and approving the Business Combination. Legacy ZincFive prepared the Forecast based on management’s reasonable judgment and assumptions regarding Legacy ZincFive’s revenue as of the time such prospective financial information was prepared.

The Forecast is subjective in many respects and is thus susceptible to periodic revision based on actual experience and business developments. As a result, there can be no assurance that the Forecast will be realized or that actual results will not be significantly higher or lower than estimated.

The Forecast contains forward-looking statements. While presented in this proxy statement/prospectus with numeric specificity, the prospective financial information in the Forecast set forth below was based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Legacy ZincFive’s management, including, among other reasons, the matters described in the sections entitled “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Legacy ZincFive.”

The Forecast was not prepared with a view toward public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for the preparation and presentation of financial forecasts. No independent auditors have audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying prospective financial information in the Forecast and, accordingly, none of SPKL, CBIZ, SPKL’s independent registered public accounting firm, and KPMG LLP, Legacy ZincFive’s independent registered public accounting firm, express an opinion or any other form of assurance with respect thereto or its achievability, and assume no responsibility for, and disclaim any association with, the Forecast. The audit reports included in this proxy statement/prospectus relate to historical financial information. They do not extend to the Forecast and should not be read to do so.

EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, NEITHER LEGACY ZINCFIVE NOR SPKL INTENDS TO MAKE PUBLICLY AVAILABLE ANY UPDATE OR OTHER REVISION TO THE FORECAST. THE FORECAST DOES NOT TAKE INTO ACCOUNT ANY CIRCUMSTANCES OR EVENTS OCCURRING AFTER THE DATE THAT INFORMATION WAS PREPARED. READERS OF THIS PROXY STATEMENT/PROSPECTUS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE PROSPECTIVE FINANCIAL INFORMATION IN THE FORECAST SET FORTH BELOW IN MAKING A DECISION REGARDING THE BUSINESS COMBINATION PROPOSAL, AS ACTUAL RESULTS MAY BE MATERIALLY DIFFERENT THAN SUCH PROSPECTIVE FINANCIAL INFORMATION. NONE OF LEGACY ZINCFIVE, SPKL NOR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, ADVISORS OR OTHER REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY LEGACY ZINCFIVE STOCKHOLDER, SPKL SHAREHOLDER OR ANY OTHER PERSON THAT THE RESULTS CONTAINED IN THE FORECAST WILL BE ACHIEVED. SPKL DOES NOT INTEND TO REFERENCE THESE FINANCIAL PROJECTIONS IN ITS FUTURE PERIODIC REPORTS FILED UNDER THE EXCHANGE ACT.

The Forecast provided to SPKL management and reviewed by the SPKL Board included the prospective financial information set forth below. This prospective financial information was prepared using a number of assumptions with respect to Legacy ZincFive’s future growth. Key forecast assumptions made by management include:

●	Revenue growth of approximately 28% to 38% as compared to fiscal year 2025. Of the $90 million to $105 million in total revenue forecasted for fiscal year 2026, Legacy ZincFive management estimated that approximately 77% of the revenue forecasted for 2026 was attributable to the contracted revenue backlog as of December 31, 2025. Legacy ZincFive management also considered Legacy ZincFive’s high historical retention rate, its history of being able to expand its presence within its existing customers, and its sales pipeline with new and existing customers at the time, but no assurance can be provided that historical trends will continue in future periods.

The Forecast does not take into account various macroeconomic conditions that may impact actual results.

The following table sets forth the projected financial information in the Forecast:

	Low	High
FY2026 Revenue (millions)	$90	$105
FY 2026 Revenue Growth Rate	34.7%	57.0%

Satisfaction of the 80% Test

It is a requirement under the Memorandum and Articles of Association and the listing requirements of Nasdaq that the target business acquired in SPKL’s initial business combination have a fair market value equal to at least 80% of the balance of the funds in the Trust Account at the time of the execution of a definitive agreement for SPKL’s initial business combination. As of June 11, 2026, the date of the execution of the Merger Agreement, the balance of funds held in the Trust Account was at least $25,763,691 and 80% of such funds represents approximately $20,610,953. The SPKL Board considered all of the factors described above and the fact that the $600,000,000 Equity Value for SPKL was the result of arm’s length negotiations with Legacy ZincFive. As a result, the SPKL Board concluded that the fair market value of the business acquired was in excess of 80% of the assets held in the Trust Account (excluding any taxes payable on the interest earned on the Trust Account). In light of the financial background and experience of the members of SPKL’s management team and the SPKL Board, the SPKL Board believes that the members of the management team and the SPKL Board are qualified to determine whether the Business Combination meets the 80% test.

Certain Interests of Legacy ZincFive’s Directors and Officers in the Business Combination

When you consider the recommendation of the Legacy ZincFive Board in favor of approval of the Business Combination Proposal, you should keep in mind that certain of Legacy ZincFive’s directors and officers have interests in the Business Combination that may be different from, or in addition to, those of Legacy ZincFive’s Securityholders. The Legacy ZincFive Board was aware of such interests during its deliberations on the merits of the Business Combination Proposal and in deciding to recommend that Legacy ZincFive Securityholders submit written consents in favor of the Business Combination Proposal. These interests include, among other things:

●	Legacy ZincFive’s directors and executive officers are expected to become directors and/or executive officers of ZincFive upon the completion of the Business Combination. Specifically, the following individuals who are currently executive officers of Legacy ZincFive are expected to become executive officers of ZincFive upon the completion of the Business Combination, serving in the offices set forth opposite their names below.

Name	Position
Tod A. Higinbotham	Chief Executive Officer and Director
Martin Heimbigner	Chief Financial Officer
Mathew C. Segal	Chief Operating Officer
Steven C. Jennings	Chief Commercial Officer
Jerry Allison	General Counsel & Corporate Secretary

●	In addition, the following individuals who are currently directors of Legacy ZincFive are expected to become directors of ZincFive upon the Closing: Tod Higinbotham, Timothy Hysell, Daniel Doimo, and.

●	Certain of Legacy ZincFive’s executive officers hold Legacy ZincFive Options to purchase shares of Legacy ZincFive Common Stock, which will be assumed and converted into Exchanged ZincFive Options upon the completion of the Business Combination. The treatment of such equity awards in connection with the Business Combination is described in the section entitled “The Business Combination Proposal — The Merger Agreement — Merger Consideration.” The ownership of such awards by Legacy ZincFive’s executive officers and non-employee directors as of June 30, 2026, is set forth in the table below.

Name	Vested Stock Options	Unvested Stock Options
Named Executive Officers
All Executive Officers as a Group
Non-Employee Directors

●	None of Legacy ZincFive’s executive officers hold shares of Legacy ZincFive Common Stock, the treatment of which is described in the section entitled “The Business Combination Proposal — The Merger Agreement — Merger Consideration.”
●	The following non-employee directors of Legacy ZincFive have a direct or indirect ownership interest in Legacy ZincFive Common Stock: Timothy Hysell.

Certain Interests of SPKL’s Directors and Officers and Others in the Business Combination

When you consider the recommendation of the SPKL Board in favor of approval of the Business Combination Proposal and the other Shareholder Proposals included in this proxy statement/prospectus, you should keep in mind that the Sponsor and certain of SPKL’s directors and officers have interests in such Shareholder Proposals that may be different from, or in addition to, those of the SPKL shareholders generally. Further, SPKL’s officers and directors have additional fiduciary or contractual obligations to other entities pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity, which are set forth in more detail in the section titled “Information About SPKL — Conflicts of Interest.” SPKL believes there were no such opportunities that were not presented as a result of the existing fiduciary or contractual obligations of SPKL’s officers and directors to other entities. The SPKL Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination and Merger Agreement and in recommending to SPKL’s shareholders that they vote in favor of the Shareholder Proposals presented at the Extraordinary General Meeting, including the Business Combination Proposal. SPKL shareholders should take these interests into account in deciding whether to approve the Shareholder Proposals presented at the Extraordinary General Meeting, including the Business Combination Proposal. These interests include, among other things, the following items.

●	The Sponsor has invested in SPKL an aggregate of $8,515,535, comprised of $25,000 purchase price for the 6,870,130 Founder Shares and $8,490,535 purchase price for the 8,490,535 Private Placement Warrants. Up to 448,052 of the Founder Shares were subject to forfeiture by the Sponsor depending on the extent to which the underwriter’s over-allotment option was exercised and pursuant to the Letter Agreement, and up to 3,435,065 of the Founder Shares were subject to forfeiture if the Forward Purchaser exercises its right to terminate or reduce its commitment to purchase forward purchase securities pursuant to the Forward Purchase Agreement or in the event of SPKL’s liquidation and subsequent dissolution. On October 10, 2023, at the request of SPKL, Cantor informed SPKL that it will not be exercising the over-allotment option. As a result, the Sponsor forfeited an aggregate of 448,052 Founder Shares, and such forfeited shares were cancelled by SPKL prior to the consummation of the IPO. Additionally, pursuant to the Sponsor Agreement, the Letter Agreement was amended to provide that the Sponsor will not be obligated to surrender any Founder Shares (or any SPKL Class A Ordinary Share issued upon the conversion thereof) as a result of the Forward Purchaser not fulfilling its commitment under the Forward Purchase Agreement. Accordingly, no forfeiture of Founder Shares as contemplated under the Letter Agreement will occur in connection with the Business Combination regardless of whether the Forward Purchaser fulfills its commitment. On April 1, 2022, the Sponsor sold and transferred a total of 850,000 Founder Shares to certain of SPKL’s officers and directors, at a purchase price equal to the par value per share, and on July 8, 2025, in connection with the First Extension Meeting, the Sponsor converted 4,000,000 SPKL Class B Ordinary Shares into 4,000,000 SPKL Class A Ordinary Shares on a one-for-one basis. The Sponsor currently holds 4,000,000 SPKL Class A Ordinary Shares, 1,572,078 SPKL Class B Ordinary Shares and 8,490,535 Private Placement Warrants. Assuming a trading price of $ per SPKL Class A Ordinary Share and $ per Public Warrants (based upon the respective closing price of the SPKL Class A Ordinary Shares and Public Warrants on

Nasdaq on , 2026, the most recent practicable date prior to the date of this proxy statement/prospectus) and after giving effect to the Sponsor’s forfeiture of (i) 3,500,000 shares of ZincFive Common Stock to be issued to the Lead Purchaser, (ii) 922,078 shares of ZincFive Common Stock to be issued to the First Tranche Bridge Investors, (iii) 2,786,867 ZincFive Warrants to be reserved for issuance as stock options under the 2026 Plan and (iv) 1,458,400 ZincFive Warrants to be issued to certain of the Bridge Investors, each pursuant to the Sponsor Agreement, the 1,150,000 shares of ZincFive Common Stock and the 4,245,268 ZincFive Warrants issuable to the Sponsor in connection with the Business Combination, in each case if unrestricted and freely tradable, would have an implied aggregate market value of $ million. However, given such shares of ZincFive Common Stock will be subject to lockup restrictions, SPKL believes such shares currently have less value. Even if the trading price of the Public Shares are as low as approximately $7.40 per share, the value of the Founder Shares would be equal to the Sponsor’s initial aggregate investment in SPKL. As a result, if the Business Combination is completed, the Sponsor is likely to be able to make a profit on its initial investment in SPKL at a time when the Public Shares have lost significant value. On the other hand, if the Business Combination is not approved and SPKL is unable to complete another business combination within the Combination Period, the Sponsor may lose its entire investment in SPKL.
●	The Sponsor may lose its entire investment in SPKL if the Business Combination Proposal is not approved and SPKL does not complete another business combination by March 29, 2027, or such earlier date as the SPKL Board may approve or such later date as the shareholders may approve in accordance with the Memorandum and Articles of Association. If SPKL is unable to complete an initial business combination within the Combination Period, SPKL will as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (net of taxes paid or payable, if any and up to $100,000 of interest to pay liquidation expenses), divided by the number of the then issued Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to SPKL’s obligations under Cayman Islands law to provide for claims of creditors and other requirements of applicable law. In such event, the 4,000,000 SPKL Class A Ordinary Shares, 1,572,078 SPKL Class B Ordinary Shares and 8,490,535 Private Placement Warrants currently held by the Sponsor may be worthless.
●	On April 1, 2022, the Sponsor sold and transferred 850,000 Founder Shares to certain of SPKL’s officers and directors, at a purchase price equal to the par value per share. Such shares are not subject to forfeiture in the event the Forward Purchaser elects to terminate or reduce its commitment under the Forward Purchase Agreement. Assuming a trading price of $ per SPKL Class A Ordinary Share (based upon the respective closing price of the SPKL Class A Ordinary Shares on Nasdaq on , 2026, the most recent practicable date prior to the date of this proxy statement/ prospectus), the 850,000 shares of ZincFive Common Stock issuable to such officers and directors in connection with the Business Combination, in each case if unrestricted and freely tradable, would have an implied aggregate market value of $ million. However, given such shares of ZincFive Common Stock will be subject to lockup restrictions, SPKL believes such shares currently have less value. If the Business Combination is not approved and SPKL is unable to complete another business combination within the Combination Period, such shares may be worthless.
●	On January 28, 2025, SPKL issued to the Sponsor the Convertible Note in the principal amount of up to $1,900,000, of which $1,900,000 is outstanding. The Convertible Note does not bear interest and is repayable upon the consummation of the Business Combination, with the Sponsor having the option to convert up to $1,500,000 of the outstanding principal balance into Working Capital Warrants, at a price of $1.00 per warrant upon consummation of the Business Combination. After giving effect to the forfeiture of 50% of such Working Capital Warrants pursuant to the Sponsor Agreement, if the Sponsor elects to convert the outstanding principal balance into Working Capital Warrants, assuming a trading price of $ per Public Warrants (based upon the closing price of the Public Warrants on Nasdaq on , 2026, the most recent practicable date prior to the date of this proxy statement/prospectus) the ZincFive Warrants issuable to the Sponsor as of , 2026 in connection with the Business Combination, if unrestricted and freely tradable, would have an implied aggregate market value of $ million. If the Business Combination is not approved and SPKL does not consummate a business combination within the Combination Period, the Convertible Note will not be repaid and all amounts owed under it will be forgiven.
●	SPKL also issued to the Sponsor the Non-Convertible Note in the principal amount of up to $2,500,000, of which $ was outstanding as of , 2026, the most recent practicable date prior to the date of this proxy statement/prospectus. The Non-Convertible Note is repayable upon the earlier of the consummation of the Business Combination and the last day that SPKL has to complete a business combination, but no proceeds held in the Trust Account may be used to repay the Sponsor for such amounts. If the Business Combination is not approved and SPKL does not consummate a business combination within the Combination Period, then the note held by the Sponsor may be worthless.
●	The Sponsor has agreed that it will be liable to SPKL if and to the extent any claims by any third party for services rendered or products sold to SPKL (other than SPKL’s independent registered public accounting firm), or by any prospective target business with which SPKL has discussed entering into a transaction agreement, reduce the amounts in the Trust Account below the lesser of (i) 10.05 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the liquidation date if less than $10.05 per Public Share due to reductions in the value of the trust assets, in each case net of amounts that may be withdrawn to pay SPKL’s tax obligations. This liability does not apply to any claims by a third party or prospective target business that executed a waiver of all rights to seek access to the Trust Account.
●	The Sponsor and SPKL’s officers and certain directors may lose their entire investment in SPKL and may not be reimbursed for fees due or out-of-pocket expenses if the Business Combination is not consummated within the Combination Period. As of , 2026, the most recent practicable date prior to the date of this proxy statement/prospectus, the Sponsor and SPKL’s officers and directors are awaiting reimbursement for $ of such fees and expenses, which would be reimbursed at Closing.
●	The Sponsor and SPKL’s directors and officers have agreed to vote their SPKL Ordinary Shares in favor of the Business Combination Proposal and each other Shareholder Proposal, and to waive redemption rights and rights to liquidating distributions from the Trust Account with respect to shares held by them (other than Public Shares), if SPKL fails to consummate an initial business combination.
●	SPKL’s existing officers and directors will be eligible for continued indemnification and continued coverage under a tail directors’ and officers’ liability insurance policy for a period of six years after the Business Combination.
●	Pursuant to the A&R Registration Rights Agreement, the Sponsor will have customary registration rights, including demand and piggy-back rights, subject to customary requirements and conditions with respect to the ZincFive Common Stock and ZincFive Warrants held by it following the consummation of the Business Combination.

As a result of the foregoing interests, the Sponsor and SPKL’s directors and officers will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms that would be less favorable to Public Shareholders. In the aggregate, the Sponsor and its affiliates have capital at risk that depends, in whole or in part upon the completion of a business combination. Such amount consists of (i) 1,150,000 shares of ZincFive Common Stock issuable upon a one-for-one conversion of all of the SPKL Ordinary Shares held by Sponsor, with an implied aggregate market value of $          million (based upon the closing price of SPKL Class A Ordinary Shares of $          on Nasdaq on          , 2026, the most recent practicable date prior to the date of this proxy statement/prospectus), which reflects the forfeiture of (a) 3,500,000 shares to be issued to the Lead Purchaser and (b) 922,078 shares to be issued to the First Tranche Bridge Investors, each pursuant to the Sponsor Agreement; (ii) 4,245,268 ZincFive Warrants issuable upon a one-for-one conversion of all of the Private Placement Warrants held by the Sponsor, with an implied aggregate market value of $          million (based upon the closing price of the redeemable Public Warrants of $          on Nasdaq on          , 2026, the most recent practicable date prior to the date of this proxy statement/prospectus), which reflects the forfeiture of (a) 2,786,867 ZincFive Warrants to be reserved for issuance as stock options under the 2026 Plan and (b) 1,458,400 ZincFive Warrants to be issued to certain of the Bridge Investors, each pursuant to the Sponsor Agreement; (iii) 750,000 ZincFive Warrants issuable upon a one-for-one conversion of all of the Working Capital Warrants to be held by the Sponsor, assuming full conversion of $1,500,000 of the unpaid principal balance of the Convertible Note into Working Capital Warrants, of which $          million is outstanding as of          , 2026, the most recent practicable date prior to the date of this proxy statement/prospectus, with an implied aggregate market value of $          million (based upon the closing price of the Public Warrants of $          on Nasdaq on          , 2026, the most recent practicable date prior to the date of this proxy statement/prospectus), which reflects the forfeiture of 50% of such warrants to be reserved for issuance as stock options under the 2026 Plan pursuant to the Sponsor Agreement; (iv) $          representing repayment of the remainder of the outstanding balance of the Convertible Note; (v) $         representing repayment of the Non-Convertible Note, of which $          million is outstanding, which includes an aggregate of $         in Contributions deposited into the Trust Account; and (vi) reimbursement of out-of-pocket expenses incurred by the Sponsor in connection with identifying, investigating and completing an initial business combination, as further described below, each as of          , 2026, the most recent practicable date prior to the date of this proxy statement/prospectus. In no event will the Sponsor or any of SPKL’s existing officers or directors or any of their respective affiliates be paid any finder’s fee, consulting fee or other compensation prior to, or for any services rendered to effectuate, the completion of the Business Combination, other than the fees and reimbursement of out-of-pocket expenses described herein.

The Sponsor and its affiliates are active investors across a number of different investment platforms, which SPKL and Sponsor believe improved the volume and quality of opportunities that were available to SPKL. However, it also creates potential conflicts and the need to allocate investment opportunities across multiple investment vehicles. In order to provide the Sponsor with the flexibility to evaluate opportunities across these platforms, the Memorandum and Articles of Association provide that SPKL renounces its interest in any business combination opportunity that (i) may be a corporate opportunity for any of the Sponsor, SPKL’s directors or officers or their affiliates, on the one hand, and SPKL, on the other, or (ii) the presentation of which would breach an existing legal obligation of SPKL’s director or officer to any other entity. This waiver allows the Sponsor and its affiliates to allocate opportunities based on a combination of the objectives, including the fundraising needs of the target and the investment objectives of the investment vehicle. SPKL is not aware of any such conflict or opportunity being presented to any founder, director or officer of SPKL nor does it believe that the waiver of the corporate opportunities doctrine otherwise had a material impact on its search for an acquisition target.

The existence of financial and personal interests of one or more of SPKL’s directors may result in a conflict of interest on the part of such directors between what they may believe is in the best interests of SPKL and its shareholders and what they may believe is best for themselves in determining to recommend that shareholders vote for the Shareholder Proposals.

The financial and personal interests of the Sponsor and its affiliates, as well as SPKL’s directors and officers, may have influenced their motivation in identifying and selecting Legacy ZincFive as a business combination target, completing an initial business combination with Legacy ZincFive and influencing the operation of the business following the initial business combination. In considering the recommendations of the SPKL Board to vote for the Shareholder Proposals, its shareholders should consider these interests.

Board of Directors Following the Business Combination

Upon consummation of the Business Combination, it is expected that each Class I director of ZincFive will have a term that expires at the annual meeting of stockholders of ZincFive in 2027, each Class II director of ZincFive will have a term that expires at the annual meeting of stockholders of ZincFive in 2028 and each Class III director of ZincFive will have a term that expires at the annual meeting of stockholders of ZincFive in 2029, or in each case until such director’s successor is duly elected and qualified or until such director’s earlier resignation, removal or death.

SPKL is proposing to serve as the Class I directors, to serve as the Class II directors and to serve as the Class III directors.

Please see the sections entitled “The Director Election Proposal” and “Board of Directors and Management After the Business Combination” for additional information.

Sources and Uses of Funds for the Business Combination

The following tables summarize the sources and uses for funding the Business Combination, assuming (i) none of the Public Shareholders exercise their redemption rights and (ii) Public Shareholders exercise their redemption rights with respect to          SPKL Class A Ordinary Shares, representing the maximum amount of Public Shares that can be redeemed.

Where actual amounts are not known or knowable, the figures below represent SPKL’s and Legacy ZincFive’s good faith estimate based on the assumptions set forth in the notes to the tables. If the actual facts are different from these assumptions, actual amounts will be different from those below. For more information, see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

	No	Maximum
($ in millions)	Redemption Scenario	Redemption Scenario
Sources
SPKL cash in trust(1)	$25.8	$—
Series A Preferred Investment proceeds(2)	100.0	100.0
Legacy ZincFive equity rollover(3)	600.0	600.0
Bridge loans(4)	38.8	38.8
Convertible Bridge Notes(5)	6.5	6.5
Short term loan(6)	5.0	5.0
Total sources	$776.1	$750.3
Uses
Legacy ZincFive equity rollover(3)	$600.0	$600.0
Repayment of bridge loans(7)	38.8	38.8
Repayment of short term loan(6)	5.0	5.0
Repayment of notes payable to sponsor	2.8	2.8
Illustrative fees and expenses(8)	24.0	24.0
Cash to balance sheet(9)	105.4	79.6
Total uses	$776.1	$750.3
*	Amounts may not sum due to rounding.
(1)	SPKL total cash in trust as of June 30, 2026.
(2)

Assumes a Series A Preferred Investment of $100 million, excluding the payment of $6.5 million by certain of the Series A Preferred Investors through the cancellation and conversion of their Bridge Notes in exchange for shares of Series A Preferred Stock and Series A Preferred Investor Warrants.

(3)

Includes (i) approximately 54,336,000 shares of ZincFive Common Stock issuable to holders of outstanding Legacy ZincFive Common Stock, outstanding Legacy ZincFive Preferred Stock, and outstanding Legacy ZincFive Warrants, and (ii) approximately 5,664,000 shares of ZincFive Common Stock issuable upon exercise of Exchanged ZincFive Options to be issued in exchange for outstanding Legacy ZincFive Options.

(4)

Includes (i) $27.7 million in principal amount of Bridge Notes that are not being canceled and converted in exchange for shares of Series A Preferred Stock and Series A Preferred Investor Warrants in the Series A Preferred Investment, (ii) $0.4 million in principal amount of a promissory note issued by Legacy ZincFive in partial satisfaction of professional fees owed, and (iii) $10.7 million in principal amount of Convertible Promissory Notes.

(5)	Represents Bridge Notes that will be canceled and converted in exchange for shares of Series A Preferred Stock and Series A Preferred Investor Warrants in the Series A Preferred Investment.
(6)

On June 10, 2026, Legacy ZincFive received total proceeds of $5 million from an unsecured promissory note with an existing investor. Legacy ZincFive repaid the principal and interest in full on July 9, 2026. In connection with the issuance of the short- term loan, ZincFive agreed to issue 500,000 warrants in the common stock of ZincFive after closing of the Business Combination.

(7)

Represents repayment of principal and interest on $27.7 million in principal amount of Bridge Notes that are not being canceled and converted in exchange for shares of Series A Preferred Stock and Series A Preferred Investor Warrants in the Series A Preferred Investment.

(8)	Represents estimated transaction fees and expenses, the actual amount of which will vary depending on actual fees and expenses incurred in connection with the Business Combination.
(9)	The actual amount of cash will vary depending on, among other things, actual fees and expenses incurred in connection with the Business Combination.

Anticipated Accounting Treatment of the Business Combination

The expected accounting treatment of the Business Combination is dependent upon which entity in the Business Combination is considered the accounting acquirer. A combining entity can be considered an accounting acquirer in one scenario and an accounting acquiree in another.

The Business Combination is expected to be accounted for as a reverse recapitalization in accordance with GAAP because Legacy ZincFive has been determined to be the accounting acquirer under both the No Redemption Scenario and the Maximum Redemption Scenario presented. Under this method of accounting, SPKL, which is the legal acquirer, will be treated as the accounting acquiree for financial reporting purposes and Legacy ZincFive, which is the legal acquiree, will be treated as the accounting acquirer for financial reporting purposes. Accordingly, the consolidated assets, liabilities and results of operations of Legacy ZincFive will become the historical financial statements of ZincFive, and SPKL’s assets, liabilities and results of operations will be consolidated with ZincFive’s beginning on the acquisition date. For accounting purposes, the financial statements of ZincFive will represent a continuation of the financial statements of Legacy ZincFive with the Business Combination being treated as the equivalent of Legacy ZincFive issuing stock for the net assets of SPKL, accompanied by a recapitalization. The net assets of SPKL will be stated at historical costs, which are expected to approximate fair value, and no goodwill or other intangible assets will be recorded. Operations prior to the Business Combination will be presented as those of Legacy ZincFive in future reports of ZincFive.

Legacy ZincFive was determined to be the accounting acquirer under both the No Redemption Scenario and the Maximum Redemption Scenario presented based on evaluation of the following facts and circumstances:

●	Legacy ZincFive stockholders comprise a relative majority of greater than 70% of the voting power of ZincFive under both the redemption scenarios;
●	Legacy ZincFive will have the ability to nominate a majority of the members of the board of directors of ZincFive;
●	Legacy ZincFive’s operations prior to the Business Combination comprise the only ongoing operations of ZincFive;
●	Legacy ZincFive’s senior management will comprise the senior management of ZincFive;
●	The ongoing operations of Legacy ZincFive will become the operations of ZincFive; and
●	Legacy ZincFive’s headquarters will become ZincFive’s headquarters.

Regulatory Matters

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and the rules that have been promulgated thereunder by the Federal Trade Commission (the “FTC”), certain transactions may not be consummated unless information has been furnished to the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. The Transactions are subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the filing of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. If the FTC or the Antitrust Division issues a Second Request within the initial 30-day waiting period, the waiting period with respect to the Transactions will be extended for an additional period of 30 calendar days, which will begin on the date on which the filing parties each certify compliance with the Second Request. Complying with a Second Request can take a significant period of time.

Each of SPKL and Legacy ZincFive filed a Notification and Report Form with the FTC and the Antitrust Division in connection with the Transactions on July 13, 2026. On July 28, 2026, the Antitrust Division and the FTC granted early termination of the statutory waiting period under the HSR Act.

At any time before or after consummation of the Transactions, notwithstanding termination of the waiting period under the HSR Act, the applicable competition authorities could take such action under applicable antitrust laws as each deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Transactions. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. There is no assurance that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Transactions on antitrust grounds, and, if such a challenge is made, we cannot assure you as to its result.

Neither SPKL nor Legacy ZincFive is aware of any material regulatory approvals or actions that are required for completion of the Transactions other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Vote Required for Approval

The approval of the Business Combination Proposal requires an ordinary resolution, being the affirmative vote of the holders of a majority of the SPKL Ordinary Shares who, being present in person, virtually or by proxy and entitled to vote at the Extraordinary General Meeting, vote in favor of the Business Combination Proposal at the Extraordinary General Meeting. The Business Combination is not structured so that the approval of at least a majority of the unaffiliated securityholders of SPKL is required. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting and otherwise will have no effect on a particular proposal.

The Business Combination Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if any of the Condition Precedent Proposals is not approved, the Business Combination Proposal will have no effect, even if approved by the requisite holders of SPKL Ordinary Shares.

As of the date of this proxy statement/prospectus, the Sponsor has agreed, and SPKL’s officers and directors intend, to vote the SPKL Ordinary Shares owned by them in favor of the Business Combination Proposal. As of the Record Date, the Sponsor owns          % of the issued and outstanding SPKL Ordinary Shares. SPKL’s officers and directors do not hold any Public Shares, but may purchase Public Shares at any time, subject to compliance with law and SPKL’s trading policies. As a result, in addition to approval by the Sponsor, approval of the Business Combination Proposal will require the affirmative vote of at leastSPKL Ordinary Shares held by Public Shareholders (or approximately          % of the Public Shares) if all SPKL Ordinary Shares are represented at the Extraordinary General Meeting and cast votes, and the affirmative vote of at least          SPKL Ordinary Shares held by Public Shareholders (or approximately           % of the Public Shares) if only such shares as are required to establish a quorum are represented at the Extraordinary General Meeting and cast votes.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that SPKL’s entry into the Merger Agreement, dated as of June 11, 2026, attached to the proxy statement/prospectus as Annex A (the “Merger Agreement”), pursuant to which and among other things, on the terms and subject to the conditions set forth in the Merger Agreement, the parties will complete the Business Combination (as such term is defined in the proxy statement/prospectus) described in the proxy statement/prospectus, be approved, ratified and confirmed in all respects.”

Recommendation of the SPKL Board

The SPKL Board believes that the Business Combination Proposal to be presented at the Extraordinary General Meeting is in the best interests of SPKL.

THE SPKL BOARD UNANIMOUSLY RECOMMENDS THAT SPKL SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

The existence of financial and personal interests of one or more of SPKL’s directors may result in a conflict of interest on the part of such director(s) between what such director may believe is in the best interests of SPKL and its shareholders and what such director may believe is best for themselves in determining to recommend that shareholders vote for the proposals. The Sponsor and SPKL’s officers also have interests in the Business Combination that may be different from, or in addition to, your interests as a shareholder, and there may be actual or potential material conflicts of interest between or among (i) the Sponsor, SPKL, SPKL’s officers and directors, and Legacy ZincFive’s officers and directors and (ii) unaffiliated shareholders security holders of SPKL. See the sections of this proxy statement/prospectus entitled “The Business Combination Proposal — Certain Interests of SPKL’s Directors and Officers and Others in the Business Combination” and “The Business Combination Proposal — Certain Interests of Legacy ZincFive’s Directors and Officers in the Business Combination” for a further discussion of these considerations.

THE DOMESTICATION PROPOSAL

Overview

Assuming each of the Condition Precedent Proposals, including the Business Combination Proposal, is approved, SPKL is seeking shareholder approval of the Domestication Proposal. The approval of the Domestication Proposal is a condition to the Closing under the Merger Agreement. If the Domestication Proposal is approved, but the Business Combination Proposal is not approved, then neither the Domestication nor the Business Combination will be consummated.

As a condition to Closing, the SPKL Board has unanimously approved a change of SPKL’s jurisdiction of incorporation by de-registering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware. In accordance with SPKL’s Plan of Domestication, to effect the Domestication, SPKL will file an application to deregister with the Registrar of Companies in the Cayman Islands, together with the necessary accompanying documents, and file the Proposed Certificate of Incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which SPKL will be domesticated and continue as a Delaware corporation. In connection with the Domestication and prior to the Business Combination, SPKL will be renamed ZincFive, Inc.

Immediately prior to the Domestication, each of the holders of the then issued and outstanding SPKL Class B Ordinary Shares will cause each SPKL Class B Ordinary Share to be converted, on a one-for-one basis, into a SPKL Class A Ordinary Share. In connection with the Domestication: (i) each SPKL Class A Ordinary Share, issued and outstanding immediately prior to the Domestication will automatically convert, on a one-for-one basis, into one share of ZincFive Common Stock; (ii) each SPKL Warrant will convert automatically into a ZincFive Warrant to acquire one share of ZincFive Common Stock on the same terms as the SPKL Warrants; and (iii) each SPKL Unit issued and outstanding immediately prior to the Domestication will automatically be cancelled and each holder of SPKL Units will be entitled to one share of ZincFive Common Stock and one-half of one ZincFive Warrant. No fractional ZincFive Warrants will be issued upon such cancellation.

The Domestication Proposal, if approved, will authorize a change of SPKL’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while SPKL is currently governed by the Companies Act, upon the Domestication, ZincFive will be governed by the DGCL. SPKL encourages shareholders to carefully consult the information set out below under “— Comparison of Shareholder Rights under Applicable Corporate Law Before and After Domestication.”

Reasons for the Domestication

The SPKL Board believes that it would be in the best interests of SPKL, in connection with the completion of the Business Combination, to effect the Domestication. Further, the SPKL Board believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. Because ZincFive will operate within the United States following the Business Combination, it was the view of the SPKL Board that ZincFive should be structured as a corporation organized in the United States.

The SPKL Board believes that there are several reasons why a reincorporation in Delaware is in the best interests of SPKL and its shareholders. These additional reasons can be summarized as follows:

●	Prominence, Predictability and Flexibility of Delaware Law. For many years, Delaware has followed a policy of encouraging incorporation in its state and, in furtherance of that policy, has been a leader in adopting, construing, and implementing comprehensive, flexible corporate laws responsive to the legal and business needs of corporations organized under its laws. Many corporations have chosen Delaware initially as a state of incorporation or have subsequently changed corporate domicile to Delaware. Because of Delaware’s prominence as the state of incorporation for many major corporations, both the legislature and courts in Delaware have demonstrated the ability and a willingness to act quickly and effectively to meet changing business needs. The DGCL is frequently revised and updated to accommodate changing legal and business needs and is more comprehensive, widely used and interpreted than other state corporate laws. This favorable corporate and regulatory environment is attractive to businesses such as ours.
●	Well-Established Principles of Corporate Governance. There is substantial judicial precedent in the Delaware courts as to the legal principles applicable to measures that may be taken by a corporation and to the conduct of a company’s board of directors, such as under the business judgment rule and other standards. Because the judicial system is based largely on legal precedents, the abundance of Delaware case law provides clarity and predictability to many areas of corporate law. SPKL believes such clarity would be advantageous to ZincFive, the ZincFive Board and management to make corporate decisions and take corporate actions with greater assurance as to the validity and consequences of those decisions and actions. Further, investors and securities professionals are generally more familiar with Delaware corporations, and the laws governing such corporations, increasing their level of comfort with Delaware corporations relative to other jurisdictions. The Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to corporate legal affairs. Moreover, Delaware’s vast body of law on the fiduciary duties of directors and officers provides appropriate protection for ZincFive’s stockholders from possible abuses by directors and officers.
●	Increased Ability to Attract and Retain Qualified Directors. Reregistration from the Cayman Islands to Delaware is attractive to directors, officers, and stockholders alike. ZincFive’s incorporation in Delaware may make ZincFive more attractive to future candidates for the ZincFive Board, because many such candidates are already familiar with Delaware corporate law from their past business experiences. To date, SPKL has not experienced difficulty in retaining directors or officers, but directors of public companies are exposed to significant potential liability. Thus, candidates’ familiarity and comfort with Delaware laws — especially those relating to director indemnification (as discussed below) — draw such qualified candidates to Delaware corporations. The SPKL Board therefore believes that providing the benefits afforded directors by Delaware law will enable ZincFive to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers.

The frequency of claims and litigation pursued against directors and officers has greatly expanded the risks facing directors and officers of corporations in carrying out their respective duties. The amount of time and money required to respond to such claims and to defend such litigation can be substantial. While both Cayman Islands and Delaware law permit a corporation to include a provision in its governing documents to reduce or eliminate the monetary liability of directors for breaches of fiduciary duty in certain circumstances, SPKL believes that, in general, Delaware law is more developed and provides more guidance than Cayman Islands law on matters regarding a company’s ability to limit director liability. As a result, SPKL believes that the corporate environment afforded by Delaware will enable ZincFive to compete more effectively with other public companies in attracting and retaining new directors.

Reasons for the Name Change

The SPKL Board believes that it would be in the best interests of SPKL to, in connection with the Domestication and the Business Combination, change its corporate name to “ZincFive, Inc.” to more accurately reflect the business purpose and activities of ZincFive.

Regulatory Approvals; Third-Party Consents

SPKL is not required to make any filings or to obtain any approvals or clearances from any antitrust regulatory authorities in the United States or other countries to complete the Domestication. However, because the Domestication must occur in connection with the Business Combination, it will not occur unless the Business Combination can be completed, which will require the approvals as described under the section of this proxy statement/prospectus entitled “The Business Combination Proposal.” SPKL must comply with applicable U.S. federal and state securities laws in connection with the Domestication.

The Domestication will not breach any covenants or agreements binding upon SPKL and will not be subject to any additional federal or state regulatory requirements, except compliance with the laws of the Cayman Islands and Delaware necessary to effect the Domestication.

Proposed Certificate of Incorporation and Proposed Bylaws

Commencing with the effective time of the Domestication, the DGCL, the Proposed Certificate of Incorporation and the Proposed Bylaws will govern the rights of stockholders in ZincFive.

A chart comparing your rights as a holder of SPKL Ordinary Shares as a Cayman Islands exempted company with your rights as a holder of ZincFive Common Stock can be found in the section below entitled “— Comparison of Shareholder Rights under Applicable Corporate Law Before and After Domestication.”

Comparison of Shareholder Rights under Applicable Corporate Law Before and After Domestication

When the Domestication is completed, the rights of stockholders of ZincFive will be governed by Delaware law, including the DGCL, rather than by the laws of the Cayman Islands. Certain differences exist between the DGCL and the Companies Act that will alter certain of the rights of shareholders of SPKL and affect the powers of the ZincFive Board and management following the Domestication.

Shareholders should consider the following summary comparison of the laws of the Cayman Islands, on the one hand, and the DGCL, on the other. This comparison is not intended to be complete and is qualified in its entirety by reference to the DGCL and the Companies Act.

The owners of a Delaware corporation’s shares are referred to as “stockholders.” For purposes of language consistency, in certain sections of this proxy statement/prospectus, SPKL may continue to refer to the share owners of ZincFive as “shareholders.”

Provision	Delaware	Cayman Islands
Applicable Legislation	General Corporation Law of the State of Delaware	The Companies Act (As Revised) of the Cayman Islands

General Vote Required for Combinations with Interested Stockholders/Shareholders

Generally, under Section 203 of the DGCL, a corporation may not engage in a “business combination” with an “interested stockholder” for a period of three years after the time of the transaction in which the person became an interested stockholder, unless the corporation opts out of the statutory provision or the other statutory exceptions are met, or if the transaction is approved by the affirmative vote of at least 662∕3% of the outstanding voting stock which is not owned by the interested stockholder. For these purposes, the term “business combination” includes mergers, asset sales and other similar transactions with an interested stockholder, and “interested stockholder” generally means a holder of 15% or more of the corporation’s voting stock.

No similar provision

Appraisal Rights

Generally, a stockholder of a publicly traded corporation does not have appraisal rights in connection with a merger, consolidation, conversion, transfer, domestication or continuance. Stockholders of a publicly traded corporation do, however, generally have appraisal rights in connection with such a transaction if they are required by the terms of an agreement of merger or consolidation, or by the terms of a resolution providing for conversion, transfer, domestication or continuance, to accept for their shares anything except: (a) shares or depository receipts of the corporation surviving or resulting from such transaction; (b) shares of stock or depository receipts that will be either listed on a national securities exchange or held of record by more than 2,000 holders; (c) cash

Under the Companies Act, minority shareholders that dissent to a merger are entitled to be paid the fair market value of their shares, which, if necessary, may ultimately be determined by the courts of the Cayman Islands.

Provision	Delaware	Cayman Islands

in lieu of fractional shares or fractional depository receipts described in (a) and (b) above; or (d) any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in (a), (b) and (c) above.

Requirements for Stockholder/ Shareholder Approval

Subject to the certificate of incorporation, stockholder approval of mergers, a sale of all or substantially all the assets of the corporation, dissolution and amendments of the company’s certificate of incorporation require a majority of outstanding shares; unless otherwise specified in the corporation’s certificate of incorporation or bylaws, most other stockholder approvals require the affirmative vote of a majority of the shares present and entitled to vote on the subject matter, provided a quorum is present. The Proposed Bylaws will provide that unless a different or minimum vote is provided by law or by applicable stock exchange rules, or by the Proposed Certificate of Incorporation or the Proposed Bylaws, in all matters other than the election of directors, the affirmative vote of a majority of the voting power of the shares cast affirmatively or negatively will be the act of the stockholders, and directors shall be elected by plurality vote.

Subject to the articles of association, matters which require shareholder approval, whether under the Companies Act or the company’s articles of association, are determined (subject to quorum requirements, the Companies Act, applicable law and the relevant articles of association) by ordinary resolution, being the approval of the holders of a majority of the shares, who, being present in person, virtually or proxy and entitled to vote, vote at the meeting of shareholders or by “special resolution” (such as the amendment of the company’s constitutional documents), being the approval of the holders of at least two-thirds of the shares who, being present in person, virtually or by proxy and entitled to vote, vote at the meeting of shareholders.

Requirement for Quorum

Quorum is a majority of the voting power of the shares issued and outstanding and entitled to vote at a meeting unless otherwise set in the constitutional documents, but cannot be less than one-third of the voting power of the shares entitled to vote at the meeting. The Proposed Bylaws will provide that the holders of a majority of the voting power of ZincFive’s capital stock issued and outstanding and entitled to vote at a meeting of stockholders, present in person or represented by proxy, will constitute a quorum for the transaction of business at all meetings of the stockholders, unless otherwise required by law, the Proposed Certificate of Incorporation or the Proposed Bylaws.

Quorum is set in the company’s memorandum and articles of association. SPKL’s Memorandum and Articles of Association provide that a quorum requires one or more shareholders present in person or by proxy holding not less than one-third of the issued and outstanding shares entitled to vote.

Stockholder/Shareholder Consent to Action Without Meeting

Unless otherwise provided in the certificate of incorporation, stockholders may act by written consent. The Proposed Certificate of Incorporation will provide that subject to the rights of holders of ZincFive Preferred Stock, after the Closing, any action required or

Shareholder action by written resolutions (whether unanimous or otherwise) may be permitted by the articles of association. The articles of association may provide that shareholders may not act by written resolutions.

Provision	Delaware	Cayman Islands
permitted to be taken by stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing by such stockholders.

Inspection of Books and Records	Any stockholder may inspect the corporation’s books and records for a proper purpose during the usual hours for business, subject to satisfying certain statutory requirements.	Shareholders generally do not have any rights to inspect or obtain copies of the register of members or other corporate records of a company.

Stockholder/Shareholder Lawsuits	A stockholder may bring a derivative suit subject to procedural requirements.

In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company only in certain limited circumstances (e.g., where a company acts or proposes to act illegally or ultra vires (beyond the scope of its authority); the act complained of, although not ultra vires, could be effected if duly authorized by a special resolution that has not been obtained; and those who control the company are perpetrating a “fraud on the minority”).

Removal of Directors

Any director or the entire board may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except as follows: (1) unless the certificate of incorporation otherwise provides, in the case of a corporation with a classified board, stockholders may effect such removal only for cause; or (2) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director’s removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board. The Proposed Certificate of Incorporation will provide that, subject to the rights of the holders of any one or more series of preferred stock to remove directors elected by such series of preferred stock, any individual director or the entire board of directors may be removed from office at any time, but only for cause, and only by the affirmative vote of the holders of at least 66-2/3% of the voting power of all the then-outstanding shares of ZincFive’s capital stock entitled to vote generally at an election of directors, voting together as a single class.

A company’s memorandum and articles of association may provide that a director may be removed for any or no reason and that, in addition to shareholders, boards may be granted the power to remove a director.

Provision	Delaware	Cayman Islands
Number of Directors

The number of directors is fixed by the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors shall be made only by amendment of the certificate of incorporation. The Proposed Certificate of Incorporation will provide that the number of directors that shall constitute the Board shall be fixed exclusively by the Board.

Subject to the memorandum and articles of association, the board may increase the size of the board and fill any vacancies.

Classified or Staggered Boards	Classified boards are permitted. ZincFive’s certificate of incorporation will provide for the classification of the Board into three classes, effective upon the Closing.	Classified boards are permitted.

Fiduciary Duties of Directors	Directors must exercise a duty of care and duty of loyalty, including good faith to the corporation and its stockholders.

A director owes fiduciary duties to a company, including to exercise loyalty, honesty and good faith to the company as a whole. In addition to fiduciary duties, directors owe a duty of care, diligence and skill. Such duties are owed to the company but may be owed directly to creditors or shareholders in certain limited circumstances.

Indemnification of Directors and Officers

A corporation is generally permitted to indemnify any person who was or is a party to any proceeding because such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful. If the action was brought by or on behalf of the corporation, no indemnification is made for judgments, fines or amounts paid in settlement, and no indemnification shall be made in respect of expenses when a person is adjudged liable to the corporation unless a court determines such person is fairly and reasonably entitled to indemnity for expenses the court deems proper.

Additionally, under the DGCL, a corporation must indemnify its present or former directors and officers against expenses (including attorneys’ fees) actually and reasonably

A Cayman Islands exempted company generally may indemnify its directors or officers, except with regard to fraud or willful default.

Provision	Delaware	Cayman Islands

incurred to the extent that the officer or director has been successful on the merits or otherwise in defense of any action, suit or proceeding on account of being a director, officer, employee or agent of the corporation or serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity.

Limited Liability of Directors and Officers

The DGCL permits the limiting or eliminating of the monetary liability of a director or officer to a corporation or its stockholders, except with regard to breaches of duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or for any transaction involving an improper personal benefit, or for directors involving unlawful stock repurchases or dividends, or for officers involving any action by or in the right of the corporation.

Liability of directors may be limited, except with regard to their own fraud or willful default.

Accounting Treatment of the Domestication

The Domestication is being proposed solely for the purpose of changing the legal domicile of SPKL. There will be no accounting effect or change in the carrying amount of the assets and liabilities of SPKL as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of SPKL immediately following the Domestication will be the same as those immediately prior to the Domestication.

Vote Required for Approval

The approval of the Domestication Proposal requires a special resolution under the Companies Act and the Memorandum and Articles of Association, being the affirmative vote of the holders of at least two-thirds of the votes cast by the holders of the issued SPKL Ordinary Shares, voting together as a single class, who, being present in person, virtually or by proxy and entitled to vote at the Extraordinary General Meeting, vote in favor of the Domestication Proposal at the Extraordinary General Meeting. Pursuant to Article 182 of the Memorandum and Articles of Association, with respect to any vote on the Domestication, holders of SPKL Class B Ordinary Shares will have ten votes for every SPKL Class B Ordinary Share and holders of SPKL Class A Ordinary Shares will have one vote for every SPKL Class A Ordinary Share. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting and otherwise will have no effect on a particular proposal.

The Domestication Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if any of the Condition Precedent Proposals is not approved, the Domestication Proposal will have no effect, even if approved by the requisite holders of SPKL Ordinary Shares.

As of the date of this proxy statement/prospectus, the Sponsor has agreed, and SPKL’s officers and directors intend, to vote the SPKL Ordinary Shares owned by them in favor of the Domestication Proposal. As of the Record Date, the Sponsor owns% of the issued and outstanding SPKL Ordinary Shares. SPKL’s officers and directors do not hold any Public Shares, but may purchase Public Shares at any time, subject to compliance with law and SPKL’s trading policies. Given the enhanced voting rights of the SPKL Class B Ordinary Shares on the Domestication Proposal pursuant to Article 182 of the Memorandum and Articles of Association, it is expected that the Domestication Proposal will be approved with the affirmative vote of the Sponsor.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that the Plan of Domestication, attached to the proxy statement/ prospectus as Annex B, be approved and adopted and that SPKL be de-registered in the Cayman Islands in the manner required by Article 181 of SPKL’s amended and restated memorandum and articles of association and be domesticated and continued as a corporation incorporated in the State of Delaware, pursuant to Sections 206 and 207 of the Companies Act (As Revised) of the Cayman Islands and Section 388 of the Delaware General Corporation Law, as amended (the “DGCL”) and the Plan of Domestication.”

Recommendation of the SPKL Board

The SPKL Board believes that the Domestication Proposal to be presented at the Extraordinary General Meeting is in the best interests of SPKL.

THE SPKL BOARD UNANIMOUSLY RECOMMENDS THAT SPKL SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DOMESTICATION PROPOSAL.

The existence of financial and personal interests of one or more of SPKL’s directors may result in a conflict of interest on the part of such director(s) between what such director may believe is in the best interests of SPKL and its shareholders and what such director may believe is best for themselves in determining to recommend that shareholders vote for the proposals. The Sponsor and SPKL’s officers also have interests in the Business Combination that may be different from, or in addition to, your interests as a shareholder, and there may be actual or potential material conflicts of interest between or among (i) the Sponsor, SPKL, SPKL’s officers and directors, and Legacy ZincFive’s officers and directors and (ii) unaffiliated security holders of SPKL. See the sections of this proxy statement/prospectus entitled “The Business Combination Proposal — Certain Interests of SPKL’s Directors and Officers and Others in the Business Combination” and “The Business Combination Proposal —Certain Interests of Legacy ZincFive’s Directors and Officers in the Business Combination” for a further discussion of these considerations.

THE STOCK ISSUANCE PROPOSAL

Overview

Assuming each of the Condition Precedent Proposals, including the Business Combination Proposal, is approved, SPKL is seeking shareholder approval, by ordinary resolution, of the Stock Issuance Proposal.

Reasons for the Proposal

SPKL is seeking shareholder approval to comply with the applicable provisions of Nasdaq Listing Rule 5635. Pursuant to Nasdaq Listing Rule 5635(a), shareholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in connection with the acquisition of stock or assets of another company if the present or potential issuance of common stock, or securities convertible into or exercisable for common stock, may equal or exceed 20% of the voting power or the total number of shares of common stock outstanding before the issuance.

Additionally, pursuant to Nasdaq Listing Rule 5635(b), shareholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of SPKL.

Furthermore, pursuant to Nasdaq Listing Rule 5635(a)(2), shareholder approval is required prior to the issuance of securities in connection with an acquisition if any director, officer or substantial shareholder of the company has a 5% or greater interest (or such persons collectively have a 10% or greater interest) in the company or assets to be acquired or in the consideration to be paid, and the present or potential issuance of common stock, or securities convertible into or exercisable for common stock, could result in an increase in outstanding common stock or voting power of 5% or more. For purposes of Nasdaq Listing Rule 5635(e)(3), an interest of less than 5% of the number of shares of common stock or 5% of the voting power outstanding shall not be considered a substantial interest. The Sponsor currently owns greater than 5% of the SPKL Ordinary Shares and is considered a substantial shareholder of SPKL. The Sponsor will be receiving ZincFive Common Stock, or securities convertible into or exercisable for ZincFive Common Stock, in connection with the Business Combination in an amount that could result in an increase in outstanding common stock or voting power of 5% or more.

Additionally, pursuant to Nasdaq Listing Rule 5635(d), shareholder approval is required prior to the issuance, other than in a public offering, of common stock or securities convertible into or exercisable for common stock, if such issuance equals or exceeds 20% of the number of shares of common stock or 20% of the voting power outstanding before the issuance at a price that is less than the Minimum Price (as defined in the Nasdaq Listing Rules). The Series A Preferred Investment involves the issuance of 10,441,174 shares of Series A Preferred Stock and Series A Preferred Investor Warrants. The shares of ZincFive Common Stock issuable upon conversion of the Series A Preferred Stock and upon exercise of the Series A Preferred Investor Warrants, in the aggregate, may equal or exceed 20% of the number of shares of ZincFive Common Stock outstanding before such issuances. Accordingly, shareholder approval of the Series A Preferred Investment and the related issuances is required under Nasdaq Listing Rule 5635(d).

Upon the Closing, SPKL expects to issue or reserve for issuance (i) up to an estimated          shares of ZincFive Common Stock to the Legacy ZincFive Securityholders in connection with the Business Combination; (ii) 10,441,174 shares of Series A Preferred Stock and Series A Preferred Investor Warrants to purchase shares of ZincFive Common Stock, pursuant to the Series A Securities Purchase Agreement; (iii)          shares of ZincFive Common Stock issuable upon conversion of the Series A Preferred Stock and upon exercise of the Series A Preferred Investor Warrants; (iv) an aggregate of 4,422,078 shares of ZincFive Common Stock to the Lead Purchaser and the First Tranche Bridge Investors, pursuant to the Sponsor Agreement; (v)          shares issuable to Convertible Promissory Noteholders; and (vi) any other preferred stock, common stock and securities convertible into or exercisable for ZincFive Common Stock pursuant to any additional subscription, purchase or similar agreements that SPKL has entered, or may enter, into prior to the Closing. SPKL may issue additional common stock and securities convertible into or exercisable for common stock pursuant to subscription, purchase or similar agreements it may enter into prior to Closing. For further details, see the section of this proxy statement/prospectus entitled “Beneficial Ownership of Securities.”

The aggregate number of shares of ZincFive Common Stock that ZincFive will issue in connection with the Business Combination, the Series A Preferred Investment and the transactions contemplated by the Sponsor Agreement, will exceed 20% of both the voting power and the shares of ZincFive Common Stock outstanding before such issuance and may result in a change of control of ZincFive. Additionally, the Sponsor will be receiving ZincFive Common Stock in an amount exceeding 1% of the number of SPKL Ordinary Shares outstanding before the issuance. For these reasons, SPKL is seeking the approval of SPKL shareholders for the issuance of shares of ZincFive Common Stock in connection with the Business Combination and for any other issuances of preferred stock, common stock and securities convertible into or exercisable for common stock pursuant to subscription, purchase or similar agreements SPKL may enter into prior to Closing.

Vote Required for Approval

The approval of the Stock Issuance Proposal requires an ordinary resolution, being the affirmative vote of the holders of a majority of the SPKL Ordinary Shares who, being present in person, virtually or by proxy and entitled to vote at the Extraordinary General Meeting, vote in favor of the Stock Issuance Proposal at the Extraordinary General Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting and otherwise will have no effect on a particular proposal.

The Stock Issuance Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if any of the Condition Precedent Proposals is not approved, the Stock Issuance Proposal will have no effect, even if approved by the requisite holders of SPKL Ordinary Shares.

As of the date of this proxy statement/prospectus, the Sponsor has agreed, and SPKL’s officers and directors intend, to vote the SPKL Ordinary Shares owned by them in favor of the Stock Issuance Proposal. As of the Record Date, the Sponsor owns          % of the issued and outstanding SPKL Ordinary Shares. SPKL’s officers and directors do not hold any Public Shares, but may purchase Public Shares at any time, subject to compliance with law and SPKL’s trading policies. As a result, in addition to approval by the Sponsor, approval of the Stock Issuance Proposal will require the affirmative vote of at least         SPKL Ordinary Shares held by Public Shareholders (or approximately          % of the Public Shares) if all SPKL Ordinary Shares are represented at the Extraordinary General Meeting and cast votes, and none of the SPKL Ordinary Shares held by Public Shareholders would be needed to be voted in favor of the Stock Issuance Proposal if only such shares as are required to establish a quorum are represented at the Extraordinary General Meeting and cast votes.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that, for the purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635, the issuance of (i) shares of common stock, par value $0.0001 per share, of ZincFive, Inc. (“ZincFive Common Stock”), of ZincFive, Inc. (“ZincFive”) in connection with the Business Combination (as such terms are defined in the proxy statement/prospectus); and (ii) any other issuances of preferred stock, common stock and securities convertible into or exercisable for common stock of ZincFive pursuant to subscription, purchase or similar agreements that SPKL has entered, or may enter, into prior to closing of the Business Combination, be and are hereby approved in all respects.”

Recommendation of the SPKL Board

The SPKL Board believes that the Stock Issuance Proposal to be presented at the Extraordinary General Meeting is in the best interests of SPKL.

THE SPKL BOARD UNANIMOUSLY RECOMMENDS THAT SPKL SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE STOCK ISSUANCE PROPOSAL.

The existence of financial and personal interests of one or more of SPKL’s directors may result in a conflict of interest on the part of such director(s) between what such director may believe is in the best interests of SPKL and its shareholders and what such director may believe is best for themselves in determining to recommend that shareholders vote for the proposals. The Sponsor and SPKL’s officers also have interests in the Business Combination that may be different from, or in addition to, your interests as a shareholder, and there may be actual or potential material conflicts of interest between or among (i) the Sponsor, SPKL, SPKL’s officers and directors, and Legacy ZincFive’s officers and directors and (ii) unaffiliated security holders of SPKL. See the sections of this proxy statement/prospectus entitled “The Business Combination Proposal — Certain Interests of SPKL’s Directors and Officers and Others in the Business Combination” and “The Business Combination Proposal — Certain Interests of Legacy ZincFive’s Directors and Officers in the Business Combination” for a further discussion of these considerations.

THE ORGANIZATIONAL DOCUMENTS PROPOSAL

Overview

Assuming each of the Condition Precedent Proposals are approved, SPKL will become domesticated as a corporation under the laws of the State of Delaware and, as a result, replace the Memorandum and Articles of Association with the Proposed Certificate of Incorporation and the Proposed Bylaws, in each case, in accordance with the DGCL. Under the Merger Agreement, approval of the Organizational Documents Proposal is a condition to the Closing.

Reasons for the Amendments

SPKL is seeking approval, by special resolution, of the Organizational Documents Proposal in connection with the replacement of the Memorandum and Articles of Association. The Proposed Certificate of Incorporation and the Proposed Bylaws differ materially from the Memorandum and Articles of Association. The following is a summary of the key changes effected by the Proposed Certificate of Incorporation and the Proposed Bylaws, which summary is qualified in its entirety by reference to the full text of the Proposed Certificate of Incorporation, a copy of which is included as Annex C to this proxy statement/prospectus, and by reference to the full text of the Proposed Bylaws, a copy of which is included as Annex D to this proxy statement/prospectus:

●	to change the corporate name from “Spark I Acquisition Corporation” to “ZincFive, Inc.”;
●	to change the authorized capital stock of SPKL from 500,000,000 SPKL Class A Ordinary Shares, 50,000,000 SPKL Class B Ordinary Shares, and 5,000,000 SPKL preferred shares, each with a par value of $0.0001 per share to (1) shares of ZincFive Common Stock and (2) shares of ZincFive Preferred Stock);
●	to amend the terms for the authorization of shares of ZincFive;
●	to adopt Delaware as the exclusive forum for certain litigation;
●	to provide that the ZincFive Board will be divided into three classes with only one class of directors being elected in each year and each class serving a three-year term;
●	to permit the removal of a director only for cause and only upon the affirmative vote of holders of at least two-thirds of the voting power of all then-outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class;
●	to require that any action required or permitted to be taken by stockholders of ZincFive be effected at a duly called annual or special meeting of stockholders of ZincFive and to prohibit stockholder action by any consent in writing by such stockholders;
●	to require that certain amendments to the Proposed Certificate of Incorporation and the Proposed Bylaws only be made with the affirmative vote of the holders of at least two-thirds of the total voting power of outstanding voting securities of ZincFive, voting together as a single class; and
●	to authorize all other changes in connection with the replacement of the SPKL current articles of association with the Proposed Certificate of Incorporation and Proposed Bylaws in connection with the Closing (copies of which are attached to this proxy statement/prospectus as Annex C and Annex D, respectively).

All shareholders are encouraged to read each of the Proposed Certificate of Incorporation and the Proposed Bylaws in its entirety for a more complete description of its terms. Additionally, as the Memorandum and Articles of Association are governed by the Companies Act and the Proposed Certificate of Incorporation and the Proposed Bylaws will be governed by the DGCL, SPKL encourages shareholders to carefully consult the information set out under the section entitled “The Domestication Proposal — Comparison of Shareholder Rights under Applicable Corporate Law Before and After Domestication” of this proxy statement/prospectus.

Vote Required for Approval

The approval of the Organizational Documents Proposal requires a special resolution under the Companies Act and the Memorandum and Articles of Association, being the affirmative vote of the holders of at least two-thirds of the votes cast by the holders of the issued SPKL Ordinary Shares, voting together as a single class, who, being present in person, virtually or by proxy and entitled to vote at the Extraordinary General Meeting, vote in favor of the Organizational Documents Proposal at the Extraordinary General Meeting.

Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting and otherwise will have no effect on a particular proposal.

The Organizational Documents Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if any of the Condition Precedent Proposals is not approved, the Organizational Documents Proposal will have no effect, even if approved by the requisite holders of SPKL Ordinary Shares.

As of the date of this proxy statement/prospectus, the Sponsor has agreed, and SPKL’s officers and directors intend, to vote the SPKL Ordinary Shares owned by them in favor of the Organizational Documents Proposal. As of the Record Date, the Sponsor owns         % of the issued and outstanding SPKL Ordinary Shares. SPKL’s officers and directors do not hold any Public Shares, but may purchase Public Shares at any time, subject to compliance with law and SPKL’s trading policies. As a result, in addition to approval by the Sponsor, approval of the Organizational Documents Proposal will require the affirmative vote of at least          SPKL Ordinary Shares held by Public Shareholders (or approximately         % of the Public Shares) if all SPKL Ordinary Shares are represented at the Extraordinary General Meeting and cast votes, and the affirmative vote of at least         SPKL Ordinary Shares held by Public Shareholders (or approximately         % of the Public Shares) if only such shares as are required to establish a quorum are represented at the Extraordinary General Meeting and cast votes.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that the organizational documents proposal (as such term is defined in SPKL’s proxy statement/prospectus dated          , 2026) be approved and adopted.”

Recommendation of the SPKL Board

The SPKL Board believes that the Organizational Documents Proposal to be presented at the Extraordinary General Meeting is in the best interests of SPKL.

THE SPKL BOARD UNANIMOUSLY RECOMMENDS THAT SPKL SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSAL.

The existence of financial and personal interests of one or more of SPKL’s directors may result in a conflict of interest on the part of such director(s) between what such director may believe is in the best interests of SPKL and its shareholders and what such director may believe is best for themselves in determining to recommend that shareholders vote for the proposals. The Sponsor and SPKL’s officers also have interests in the Business Combination that may be different from, or in addition to, your interests as a shareholder, and there may be actual or potential material conflicts of interest between or among (i) the Sponsor, SPKL, SPKL’s officers and directors, and Legacy ZincFive’s officers and directors and (ii) unaffiliated security holders of SPKL. See the sections of this proxy statement/prospectus entitled “The Business Combination Proposal — Certain Interests of SPKL’s Directors and Officers and Others in the Business Combination” and “The Business Combination Proposal — Certain Interests of Legacy ZincFive’s Directors and Officers in the Business Combination” for a further discussion of these considerations.

THE ADVISORY ORGANIZATIONAL DOCUMENTS PROPOSALS

Overview

Assuming each of the Condition Precedent Proposals are approved, SPKL will become domesticated as a corporation under the laws of the State of Delaware and, as a result, replace the Memorandum and Articles of Association with the Proposed Certificate of Incorporation and the Proposed Bylaws, in each case, in accordance with the DGCL.

SPKL is seeking approval of the Advisory Organizational Documents Proposals in connection with the replacement of the Memorandum and Articles of Association with the Proposed Certificate of Incorporation and the Proposed Bylaws. These five proposals are being presented separately in accordance with SEC guidance to give shareholders the opportunity to present their separate views on important corporate governance provisions and will be voted upon on a non-binding advisory basis. This separate vote is not otherwise required by Cayman Islands or Delaware law, but pursuant to SEC guidance, SPKL is required to submit these provisions to its shareholders separately for approval. The shareholder votes regarding these proposals are advisory in nature, and are not binding on SPKL, the SPKL Board, Legacy ZincFive or the Legacy ZincFive Board. Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Organizational Documents Proposals (separate and apart from the approval of the Organizational Documents Proposal). Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, SPKL intends that the Proposed Certificate of Incorporation and the Proposed Bylaws will take effect from the Domestication, assuming approval of each of the Condition Precedent Proposals.

All shareholders are encouraged to read each of the Proposed Certificate of Incorporation and the Proposed Bylaws in its entirety for a more complete description of its terms. Additionally, as the Memorandum and Articles of Association are governed by the Companies Act and the Proposed Certificate of Incorporation and the Proposed Bylaws will be governed by the DGCL, SPKL encourages shareholders to carefully consult the information set out under the section entitled “The Domestication Proposal — Comparison of Shareholder Rights under Applicable Corporate Law Before and After Domestication” of this proxy statement/prospectus.

Reasons for the Amendments

Advisory Organizational Documents Proposal 5A — Authorized Shares

The principal purpose of this advisory non-binding proposal is to provide for an authorized capital structure of ZincFive that will enable it to continue as an operating company governed by the DGCL. The SPKL Board believes that it is important for SPKL to have available for issuance a number of authorized shares of common stock and preferred stock of ZincFive sufficient to support growth and to provide flexibility for future corporate needs.

As of the Record Date, there are           SPKL Ordinary Shares issued and outstanding, which includes 4,000,000 SPKL Class A Ordinary Shares and 1,572,078 SPKL Class B Ordinary Shares held by the Sponsor. As of the Record Date, there are an aggregate of           SPKL Warrants outstanding, which includes 8,490,535 Private Placement Warrants held by the Sponsor and           Public Warrants. Subject to the terms and conditions of the Warrant Agreement, the SPKL Warrants will be exercisable after giving effect to the Business Combination for one share of ZincFive Common Stock at an exercise price of $11.50 per share subject to adjustment.

The SPKL Board has approved, subject to shareholder approval, that the Proposed Certificate of Incorporation and the Proposed Bylaws change the authorized capital stock of SPKL from 500,000,000 SPKL Class A Ordinary Shares, 50,000,000 SPKL Class B Ordinary Shares, and 5,000,000 SPKL preferred shares to (i)           shares of ZincFive Common Stock and (ii)          shares of ZincFive Preferred Stock.

Advisory Organizational Documents Proposal 5B — Exclusive Forum Provision

Adopting Delaware as the exclusive forum for certain litigation is intended to assist ZincFive in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost-savings in the resolutions of such claims. The SPKL Board believes that the Delaware courts are best suited to address disputes involving such matters given that, after the Domestication, ZincFive will be incorporated in Delaware.

Delaware law generally applies to such matters and the Delaware courts have a reputation for expertise in corporate law matters. Delaware offers a specialized Court of Chancery to address corporate law matters, with streamlined procedures and processes, which help provide relatively quick decisions. This accelerated schedule can minimize the time, cost and uncertainty of litigation for all parties. The Court of Chancery has developed considerable expertise with respect to corporate law issues, as well as a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance. This provides stockholders of ZincFive and ZincFive with more predictability regarding the outcome of intra-corporate disputes. In the event the Court of Chancery does not have jurisdiction, the other state courts or the federal district court of the United States located in Delaware would be the most appropriate forums because these courts have more expertise on matters of Delaware law compared to other jurisdictions.

The SPKL Board further believes that providing that the federal district courts of the United States will be the exclusive forum for resolving actions arising under the Securities Act, provides the flexibility to file such suits in any federal district court while providing the benefits of eliminating duplicative litigation and having such cases heard by courts that are well-versed in the applicable law.

The SPKL Board further believes that the Proposed Bylaws providing for such exclusive forum would promote judicial fairness and avoid conflicting results, as well as make ZincFive’s defense of applicable claims less disruptive and more economically feasible, principally by avoiding duplicative discovery.

Advisory Organizational Documents Proposal 5C — Removal of Directors

The Memorandum and Articles of Association provide that prior to the closing of the initial business combination, the holders of SPKL Class B Ordinary Shares shall have the exclusive right to elect and remove any director, and the holders of SPKL Class A Ordinary Shares shall have no right to vote on the election or removal of any director. Subject to applicable law and the rights of holders of ZincFive Preferred Stock, the Proposed Certificate of Incorporation and the Proposed Bylaws permit the removal of a director only for cause and only upon the affirmative vote of holders of at least 66-2/3% of the voting power of all then- outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class. The SPKL Board believes that such a standard will (1) increase board continuity and the likelihood that experienced board members with familiarity of ZincFive’s business operations would serve on the board at any given time and (2) make it more difficult for a potential acquirer or other person, group or entity to gain control of the ZincFive Board.

Advisory Organizational Documents Proposal 5D — Action by Written Consent of Stockholders

Under the Proposed Certificate of Incorporation and Proposed Bylaws, ZincFive’s stockholders will have the ability to propose items of business and nominations of persons for election to the ZincFive Board (subject to the restrictions set forth therein) at duly convened stockholder meetings pursuant to procedures outlined in the Proposed Bylaws. The Proposed Certificate of Incorporation and the Proposed Bylaws require that any action taken by the stockholders be effected at an annual or special meeting of the stockholders and prohibit stockholder action by written consent in lieu of a meeting.

The SPKL Board believes that eliminating the right of stockholders to act by written consent is appropriate to limit the circumstances under which stockholders can act on their own initiative to, among other things, alter or amend the Proposed Bylaws outside of a duly called special or annual meeting of the stockholders of ZincFive.

The elimination of the stockholders’ ability to act by written consent may have certain anti-takeover effects by forcing a potential acquirer to take control of the ZincFive Board only at duly called special or annual meetings. Inclusion of these provisions in the Proposed Certificate of Incorporation might also increase the likelihood that a potential acquirer would negotiate the terms of any proposed transaction with the ZincFive Board and help protect stockholders from the use of abusive and coercive takeover tactics.

Advisory Organizational Documents Proposal 5E — Adoption of Supermajority Vote Requirement to Amend the Provisions of Proposed Certificate of Incorporation and the Proposed Bylaws

The Memorandum and Articles of Association provide that amendments may be made by a special resolution, being the affirmative vote of holders of at least two-thirds of the SPKL Ordinary Shares represented at the Extraordinary General Meeting in person or by proxy and entitled to vote at the Extraordinary General Meeting, voting together as a single class. The Proposed Certificate of Incorporation requires the ZincFive Board, acting pursuant to a resolution adopted by a majority of the directors then serving on the ZincFive Board, and the affirmative vote of the holders of at least 66-2/3% of the voting power of all of the then outstanding shares of capital stock of ZincFive entitled to vote thereon, voting together as a single class, to alter, amend or repeal (whether by merger, consolidation, conversion or otherwise), or adopt any provision inconsistent with, Sections 5, 6 and 7 of the Proposed Certificate of Incorporation.

The Proposed Bylaws require the affirmative vote of the holders of at least 66-2/3% of the voting power of all of the then-outstanding shares of the capital stock of ZincFive entitled to vote thereon, voting together as a single class, for stockholders to adopt, amend or repeal the Proposed Bylaws.

The amendments are intended to protect the Proposed Certificate of Incorporation and the Proposed Bylaws from arbitrary amendment and to prevent a majority of stockholders from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders.

The foregoing summaries are qualified by reference to the complete text of the Proposed Certificate of Incorporation and the Proposed Bylaws, copies of which are attached to this proxy statement/prospectus as Annex C and Annex D. All shareholders are encouraged to read the Proposed Certificate of Incorporation and the Proposed Bylaws in their entirety for a more complete description of their terms.

Vote Required for Approval

The approval of the Advisory Organizational Documents Proposals requires an ordinary resolution, being the affirmative vote of the holders of a majority of the votes cast by holders of outstanding SPKL Ordinary Shares, voting together as a single class, who, being present in person, virtually or by proxy and entitled to vote at the Extraordinary General Meeting, vote in favor of the Advisory Organizational Documents Proposals at the Extraordinary General Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting and otherwise will have no effect on a particular proposal.

The Advisory Organizational Documents Proposals are conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if any of the Condition Precedent Proposals is not approved, the Advisory Organizational Documents Proposals will have no effect, even if approved by the requisite holders of SPKL Ordinary Shares.

As of the date of this proxy statement/prospectus, the Sponsor has agreed, and SPKL’s officers and directors intend, to vote the SPKL Ordinary Shares owned by them in favor of the Advisory Organizational Documents Proposals. As of the Record Date, the Sponsor owns          % of the issued and outstanding SPKL Ordinary Shares. SPKL’s officers and directors do not hold any Public Shares, but may purchase Public Shares at any time, subject to compliance with law and SPKL’s trading policies. As a result, in addition to approval by the Sponsor, approval of the Advisory Organizational Documents Proposals will require the affirmative vote of at least         SPKL Ordinary Shares held by Public Shareholders (or approximately % of the Public Shares) if all SPKL Ordinary Shares are represented at the Extraordinary General Meeting and cast votes, and the affirmative vote of at least           SPKL Ordinary Shares held by Public Shareholders (or approximately          % of the Public Shares) if only such shares as are required to establish a quorum are represented at the Extraordinary General Meeting and cast votes.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that on an advisory non-binding basis, the Advisory Organizational Documents Proposals (as such term is defined in SPKL’s proxy statement/prospectus dated         , 2026), be approved and adopted.”

Recommendation of the SPKL Board

The SPKL Board believes that the Advisory Organizational Documents Proposals to be presented at the Extraordinary General Meeting is in the best interests of SPKL.

THE SPKL BOARD UNANIMOUSLY RECOMMENDS THAT SPKL SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADVISORY ORGANIZATIONAL DOCUMENTS PROPOSALS.

The existence of financial and personal interests of one or more of SPKL’s directors may result in a conflict of interest on the part of such director(s) between what such director may believe is in the best interests of SPKL and its shareholders and what such director may believe is best for themselves in determining to recommend that shareholders vote for the proposals. The Sponsor and SPKL’s officers also have interests in the Business Combination that may be different from, or in addition to, your interests as a shareholder, and there may be actual or potential material conflicts of interest between or among (i) the Sponsor, SPKL, SPKL’s officers and directors, and Legacy ZincFive’s officers and directors and (ii) unaffiliated security holders of SPKL. See the sections of this proxy statement/prospectus entitled “The Business Combination Proposal — Certain Interests of SPKL’s Directors and Officers and Others in the Business Combination” and “The Business Combination Proposal — Certain Interests of Legacy ZincFive’s Directors and Officers in the Business Combination” for a further discussion of these considerations.

THE INCENTIVE PLAN PROPOSAL

Overview

Assuming each of the Condition Precedent Proposals is approved, SPKL is asking its shareholders to approve the 2026 Plan, and the material terms thereunder. The 2026 Plan will be adopted by the SPKL Board and also will be approved by the Legacy ZincFive Board, in each case, prior to the Closing and subject to shareholder approval at the Extraordinary General Meeting. The 2026 Plan will become effective as of the latest to occur of (1) the date of its initial adoption by the SPKL Board, (2) the date of its initial approval by SPKL’s shareholders, or (3) the Second Effective Time, assuming approval of this proposal by SPKL’s shareholders. If the 2026 Plan is not approved by the shareholders, it will not become effective and no awards will be granted thereunder and the ZincFive Board will be able to grant awards under the ZincFive, Inc. 2015 Equity Incentive Plan (the “2015 Plan”). If the 2026 Plan is adopted, no awards will be granted under the 2015 Plan following the Closing. The 2026 Plan is described in more detail below.

General Information

The purpose of the 2026 Plan is to provide a means whereby ZincFive can secure and retain the services of employees, directors and consultants, to provide incentives for such persons to exert maximum efforts for the success of ZincFive and its affiliates and to provide a means by which such persons may be given an opportunity to benefit from increases in value of ZincFive Common Stock through the granting of awards under the 2026 Plan.

Approval of the 2026 Plan by SPKL’s shareholders is required, among other things, in order to comply with stock exchange rules requiring shareholder approval of equity compensation plans and allow the grant of incentive stock options and restricted stock units under the 2026 Plan. If this proposal is approved by SPKL’s shareholders, the 2026 Plan will become effective as of Closing. In the event that SPKL’s shareholders do not approve this proposal, the 2026 Plan will not become effective.

ZincFive’s equity compensation program, as implemented under the 2026 Plan, will allow ZincFive to be competitive with comparable companies in its industry by giving it the resources to attract and retain talented individuals to achieve its business objectives and build stockholder value. It is critical to ZincFive’s long-term success that the interests of employees and other service providers be tied to their success as “owners” of the business. Approval of the 2026 Plan will allow ZincFive to grant stock options and other equity awards at levels it determines to be appropriate in order to attract new employees and other service providers, retain existing employees and service providers and to provide incentives for such persons to exert maximum efforts for ZincFive’s success and ultimately increase stockholder value. The 2026 Plan allows ZincFive to utilize a broad array of equity incentives with flexibility in designing equity incentives, including traditional stock option grants, stock appreciation rights, restricted stock awards, restricted stock unit awards, other stock awards and performance awards to offer competitive equity compensation packages in order to retain and motivate the talent necessary for ZincFive.

If the request to approve the 2026 Plan is approved by SPKL’s shareholders, there will be          shares of ZincFive Common Stock available for grant under the 2026 Plan as of Second Effective Time. In addition, as further described below under the section entitled “— Description of the 2026 Plan — Authorized Shares,” the share reserve is subject to annual increases each January 1 of up to          % of the shares of ZincFive Common Stock outstanding (or a lesser number determined by ZincFive Board). The SPKL Board believes this pool size is necessary to provide sufficient reserved shares for a level of grants that will attract, retain, and motivate employees and other participants.

Description of the 2026 Plan

A summary description of the material features of the 2026 Plan is set forth below. The following summary describes what SPKL expects to be the material terms of the 2026 Plan. This summary is not a complete description of all provisions of the 2026 Plan and is qualified in its entirety by reference to the 2026 Plan, the form of which is attached to this proxy statement/prospectus as Annex H and incorporated by reference in its entirety. SPKL’s shareholders should refer to the 2026 Plan for more complete and detailed information about the terms and conditions of the 2026 Plan.

Eligibility

Any individual who is an employee of ZincFive or any of its affiliates, or any person who provides services to ZincFive or its affiliates, including consultants and members of the ZincFive Board, will be eligible to receive awards under the 2026 Plan at the discretion of the plan administrator. If this proposal is approved by the stockholders, all of ZincFive’s employees, directors and consultants will be eligible to receive awards following the Closing. Following the Closing, ZincFive is expected to have approximately          employees,          consultants and          non-employee directors who may be eligible to receive awards under the 2026 Plan.

Awards

The 2026 Plan provides for the grant of incentive stock options (“ISOs”), within the meaning of Section 422 of the Code to employees, including employees of any parent or subsidiary, and for the grant of nonstatutory stock options (“NSOs”), stock appreciation rights, restricted stock awards, restricted stock unit awards, performance awards and other forms of awards to employees, directors and consultants, including employees and consultants of ZincFive’s affiliates.

Authorized Shares

Initially, the maximum number of shares of ZincFive Common Stock that may be issued under the 2026 Plan after it becomes effective will not exceed          shares of ZincFive Common Stock. In addition, such aggregate number of shares of common stock will automatically increase on January 1 of each year for a period of ten years commencing on January 1, 2027 and ending on (and including) January 1, 2036, in an amount equal to          % of the total number of shares of common stock outstanding on December 31 of the preceding year; provided, however, that the ZincFive Board may act prior to January 1st of a given year to provide that the increase for such year will be a lesser number of common stock. The maximum number of shares of ZincFive Common Stock that may be issued on the exercise of ISOs under the 2026 Plan will be equal toof the 2026 Plan’s initial share reserve. As of, 2026, the Record Date, the closing price of SPKL Class A Ordinary Shares as reported on Nasdaq was $per share.

The following actions do not result in an issuance of shares under the 2026 Plan and accordingly do not reduce the number of shares subject to the share reserve and available for issuance under the 2026 Plan: (1) the expiration or termination of any portion of a stock award without the shares covered by such portion of the stock award having been issued, (2) the settlement of any portion of a stock award in cash (i.e., the participant receives cash rather than ZincFive Common Stock), (3) the withholding of shares that would otherwise be issued by ZincFive to satisfy the exercise, strike or purchase price of a stock award, or (4) the withholding of shares that would otherwise be issued by ZincFive to satisfy a tax withholding obligation in connection with a stock award. In addition, the following shares of ZincFive Common Stock previously issued pursuant to a stock award and accordingly initially deducted from the share reserve will be added back to the share reserve and again become available for issuance under the 2026 Plan: (1) any shares that are forfeited back to or repurchased by ZincFive because of a failure to meet a contingency or condition required for the vesting of such shares, (2) any shares that are reacquired by ZincFive to satisfy the exercise, strike or purchase price of a stock award, and (3) any shares that are reacquired by ZincFive to satisfy a tax withholding obligation in connection with a stock award.

Non-Employee Director Compensation Limit

The aggregate value of all compensation granted or paid, as applicable, to any non-employee director with respect to any fiscal year, including awards granted and cash fees paid by ZincFive to such non- employee director, will not exceed (1) $in total value or (2) in the event such non-employee director is first appointed or elected to the ZincFive Board during such fiscal year, $in total value, in each case, calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes.

Plan Administration

The ZincFive Board, or a duly authorized committee thereof, will administer the 2026 Plan and is referred to as the “plan administrator” herein. The ZincFive Board may also delegate to one or more of ZincFive’s officers the authority to (1) designate employees (other than officers) to receive specified stock awards and (2) determine the number of shares subject to such stock awards. Under the 2026 Plan, the ZincFive Board has the authority to determine award recipients, grant dates, the numbers and types of stock awards to be granted, the applicable fair market value, and the provisions of each stock award, including the period of exercisability and the vesting schedule applicable to a stock award.

Stock Options

ISOs and NSOs are granted under stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for stock options, within the terms and conditions of the 2026 Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of a share of ZincFive Common Stock on the date of grant.

Options granted under the 2026 Plan vest at the rate specified in the stock option agreement as determined by the plan administrator.

The plan administrator determines the term of stock options granted under the 2026 Plan, up to a maximum of 10 years.

Acceptable consideration for the purchase of ZincFive Common Stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (1) cash, check, bank draft or money order, (2) a broker-assisted cashless exercise, (3) the tender of shares of ZincFive Common Stock previously owned by the option holder, (4) a net exercise of the option if it is an NSO or (5) other legal consideration approved by the plan administrator.

Unless the plan administrator provides otherwise, options and stock appreciation rights generally are not transferable except by will or the laws of descent and distribution. Subject to approval of the plan administrator or a duly authorized officer, an option may be transferred pursuant to a domestic relations order.

Tax Limitations on ISOs

The aggregate fair market value, determined at the time of grant, of ZincFive Common Stock with respect to ISOs that are exercisable for the first time by an award holder during any calendar year under all of ZincFive’s stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of ZincFive’s total combined voting power or that of any of ZincFive’s parent or subsidiary corporations unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (2) the term of the ISO does not exceed five years from the date of grant.

Restricted Stock Unit Awards

Restricted stock unit awards are granted under restricted stock unit award agreements adopted by the plan administrator. Restricted stock unit awards may be granted in consideration for any form of legal consideration that may be acceptable to the plan administrator and permissible under applicable law. A restricted stock unit award may be settled by cash, delivery of shares of ZincFive Common Stock, a combination of cash and shares of ZincFive Common Stock as determined by the plan administrator, or in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award, to the extent determined by the plan administrator.

Restricted Stock Awards

Restricted stock awards are granted under restricted stock award agreements adopted by the plan administrator. A restricted stock award may be awarded in consideration for cash, check, bank draft or money order, services to us, or any other form of legal consideration that may be acceptable to the plan administrator and permissible under applicable law. The plan administrator determines the terms and conditions of restricted stock awards, including vesting and forfeiture terms.

Stock Appreciation Rights

Stock appreciation rights are granted under stock appreciation right agreements adopted by the plan administrator. The plan administrator determines the strike price for a stock appreciation right, which generally cannot be less than 100% of the fair market value of ZincFive Common Stock on the date of grant. A stock appreciation right granted under the 2026 Plan vests at the rate specified in the stock appreciation right agreement as determined by the plan administrator. Stock appreciation rights may be settled in cash or shares of ZincFive Common Stock or in any other form of payment, as determined by the plan administrator and specified in the stock appreciation right agreement.

The plan administrator determines the term of stock appreciation rights granted under the 2026 Plan, up to a maximum of 10 years. In no event may a stock appreciation right be exercised beyond the expiration of its term.

Performance Awards

The 2026 Plan permits the grant of performance awards that may be settled in stock, cash or other property. Performance awards may be structured so that the stock or cash will be issued or paid only following the achievement of certain pre-established performance goals during a designated performance period. Performance awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, ZincFive Common Stock.

Other Stock Awards

The plan administrator may grant other awards based in whole or in part by reference to ZincFive Common Stock. The plan administrator will set the number of shares under the stock award (or cash equivalent) and all other terms and conditions of such awards.

Changes to Capital Structure

In the event there is a specified type of change in the capital structure of ZincFive, such as a stock split, reverse stock split, or recapitalization, appropriate adjustments will be made to (1) the class and maximum number of shares reserved for issuance under the 2026 Plan, (2) the class and maximum number of shares by which the share reserve may increase automatically each year, (3) the class and maximum number of shares that may be issued on the exercise of ISOs and (4) the class and number of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding stock awards.

Corporate Transactions

The following applies to stock awards under the 2026 Plan in the event of a corporate transaction (as defined in the 2026 Plan), unless otherwise provided in a participant’s stock award agreement or other written agreement with ZincFive or one of its affiliates or unless otherwise expressly provided by the plan administrator at the time of grant.

In the event of a corporate transaction, any stock awards outstanding under the 2026 Plan may be assumed, continued or substituted for by any surviving or acquiring corporation (or its parent company), and any reacquisition or repurchase rights held by ZincFive with respect to the stock award may be assigned to ZincFive’s successor (or its parent company). If the surviving or acquiring corporation (or its parent company) does not assume, continue or substitute for such stock awards, then (i) with respect to any such stock awards that are held by participants whose continuous service has not terminated prior to the effective time of the corporate transaction, or current participants, the vesting (and exercisability, if applicable) of such stock awards will be accelerated in full (or, in the case of performance-based vesting awards, vesting will accelerate at 100% of the target level) to a date prior to the effective time of the corporate transaction (contingent upon the effectiveness of the corporate transaction), and such stock awards will terminate if not exercised (if applicable) at or prior to the effective time of the corporate transaction, and any reacquisition or repurchase rights held by ZincFive with respect to such stock awards will lapse (contingent upon the effectiveness of the corporate transaction), and (ii) any such stock awards that are held by persons other than current participants will terminate if not exercised (if applicable) prior to the effective time of the corporate transaction, except that any reacquisition or repurchase rights held by ZincFive with respect to such stock awards will not terminate and may continue to be exercised notwithstanding the corporate transaction.

In the event a stock award will terminate if not exercised prior to the effective time of a corporate transaction, the plan administrator may provide, in its sole discretion, that the holder of such stock award may not exercise such stock award but instead will receive a payment, in such form as may be determined by the plan administrator, equal in value to the excess, if any, of (i) the value of the property the holder would have received upon the exercise of the stock award (including, at the discretion of the plan administrator, any unvested portion of such stock award), over (ii) any exercise price payable by such holder in connection with such exercise.

Plan Amendment or Termination

The ZincFive Board has the authority to amend, suspend, or terminate the 2026 Plan at any time, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. Certain material amendments also require approval of ZincFive’s stockholders. No ISOs may be granted after the tenth anniversary of the earlier of (i) the date the ZincFive Board adopts the 2026 Plan or (ii) the date the 2026 Plan is approved by ZincFive’s stockholders. No stock awards may be granted under the 2026 Plan while it is suspended or after it is terminated.

U.S. Federal Income Tax Consequences

The following is a summary of the principal U.S. federal income tax consequences to participants and ZincFive with respect to participation in the 2026 Plan, which will not become effective until the Closing. No awards will be issued under the 2026 Plan prior to Closing. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information is based upon current U.S. federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on his or her particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local and other tax consequences of the grant or exercise of an award or the disposition of stock acquired under the 2026 Plan. The 2026 Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended. ZincFive’s ability to realize the benefit of any tax deductions described below depends on ZincFive’s generation of taxable income as well as the requirement of reasonableness and the satisfaction of ZincFive’s tax reporting obligations.

Nonstatutory Stock Options

Generally, there is no taxation upon the grant of an NSO. Upon exercise, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the underlying stock on the date of exercise of the stock option over the exercise price. If the participant is employed by ZincFive or one of its affiliates, that income will be subject to withholding taxes. The participant’s tax basis in those shares will be equal to their fair market value on the date of exercise of the stock option, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, ZincFive will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant.

Incentive Stock Options

The 2026 Plan provides for the grant of stock options that are intended to qualify as “incentive stock options,” as defined in Section 422 of the Code. Under the Code, a participant generally is not subject to ordinary income tax upon the grant or exercise of an ISO. If the participant holds a share received upon exercise of an ISO for more than two years from the date the stock option was granted and more than one year from the date the stock option was exercised, which is referred to as the required holding period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the participant’s tax basis in that share will be long-term capital gain or loss. If, however, a participant disposes of a share acquired upon exercise of an ISO before the end of the required holding period, which is referred to as a disqualifying disposition, the participant generally will recognize ordinary income in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the share on the date of exercise of the stock option over the exercise price. However, if the sales proceeds are less than the fair market value of the share on the date of exercise of the stock option, the amount of ordinary income recognized by the participant will not exceed the gain, if any, realized on the sale. If the amount realized on a disqualifying disposition exceeds the fair market value of the share on the date of exercise of the stock option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year. For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired upon exercise of an ISO exceeds the exercise price of the stock option generally will be an adjustment included in the participant’s alternative minimum taxable income for the year in which the stock option is exercised. If, however, there is a disqualifying disposition of the share in the year in which the stock option is exercised, there will be no adjustment for alternative minimum tax purposes with respect to that share. In computing alternative minimum taxable income, the tax basis of a share acquired upon exercise of an ISO is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the stock option is exercised. ZincFive will not be allowed a tax deduction with respect to the grant or exercise of an ISO or the disposition of a share acquired upon exercise of an ISO after the required holding period. If there is a disqualifying disposition of a share, however, ZincFive will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant, subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and provided that either the employee includes that amount in income or ZincFive timely satisfies its reporting requirements with respect to that amount.

Restricted Stock Awards

Generally, the recipient of a restricted stock award will recognize ordinary income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is subject to restrictions constituting a substantial risk of forfeiture when it is received (for example, if the employee is required to work for a period of time in order to have the right to transfer or sell the stock), the recipient generally will not recognize income until the restrictions constituting a substantial risk of forfeiture lapse, at which time the recipient will recognize ordinary income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the IRS, within 30 days following the date of grant, to recognize ordinary income, as of the date of grant, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient for the stock. The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock award will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the restrictions constituting a substantial risk of forfeiture lapse. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, ZincFive will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the restricted stock award.

Restricted Stock Unit Awards

Generally, the recipient of a restricted stock unit award will generally recognize ordinary income at the time the stock is delivered equal to the excess, if any, of (i) the fair market value of the stock received over any amount paid by the recipient in exchange for the stock or (ii) the amount of cash paid to the participant. The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock unit award will be the amount paid for such shares plus any ordinary income recognized when the stock is delivered, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, ZincFive will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the restricted stock unit award.

Stock Appreciation Rights

Generally, the recipient of a stock appreciation right will recognize ordinary income equal to the fair market value of the stock or cash received upon such exercise. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, ZincFive will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock appreciation right.

Tax Consequences to ZincFive

Compensation of Covered Employees

The ability of ZincFive to obtain a deduction for amounts paid under the 2026 Plan could be limited by Section 162(m) of the Code. Section 162(m) of the Code limits a corporation’s ability to deduct compensation, for U.S. federal income tax purposes, paid during any year to a “covered employee” (within the meaning of Section 162(m) of the Code) in excess of $1 million.

Golden Parachute Payments

The ability of ZincFive (or the ability of one of its subsidiaries) to obtain a deduction for future payments under the 2026 Plan could also be limited by the golden parachute rules of Section 280G of the Code, which prevent the deductibility of certain “excess parachute payments” made in connection with a change in control of a corporation.

New Plan Benefits

The awards, if any, that will be made to eligible persons under the 2026 Plan are subject to the discretion of ZincFive Board. Therefore, SPKL cannot currently determine the benefits or number of shares subject to awards that may be granted in the future and a new plan benefits table is thus not provided.

Registration with the SEC

ZincFive intends to file a Registration Statement on Form S-8 relating to the issuance of ZincFive Common Stock under the 2026 Plan with the SEC pursuant to the Securities Act, as soon as practicable after ZincFive becomes eligible to use such form, subject to the prior approval of the 2026 Plan by the SPKL shareholders.

Vote Required for Approval

The approval of the Incentive Plan Proposal requires an ordinary resolution, being the affirmative vote of the holders of a majority of the votes cast by the holders of outstanding SPKL Ordinary Shares, voting together as a single class, who, being present in person, virtually or by proxy and entitled to vote at the Extraordinary General Meeting, vote in favor of the Incentive Plan Proposal at the Extraordinary General Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting and otherwise will have no effect on a particular proposal.

The Incentive Plan Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if any of the Condition Precedent Proposals is not approved, the Incentive Plan Proposal will have no effect, even if approved by the requisite holders of SPKL Ordinary Shares.

As of the date of this proxy statement/prospectus, the Sponsor has agreed, and SPKL’s officers and directors intend, to vote the SPKL Ordinary Shares owned by them in favor of the Incentive Plan Proposal. As of the Record Date, the Sponsor owns % of the issued and outstanding SPKL Ordinary Shares. SPKL’s officers and directors do not hold any Public Shares, but may purchase Public Shares at any time, subject to compliance with law and SPKL’s trading policies. As a result, in addition to approval by the Sponsor, approval of the Incentive Plan Proposal will require the affirmative vote of at least         SPKL Ordinary Shares held by Public Shareholders (or approximately         % of the Public Shares) if all SPKL Ordinary Shares are represented at the Extraordinary General Meeting and cast votes, and the affirmative vote of at least          SPKL Ordinary Shares held by Public Shareholders (or approximately         % of the Public Shares) if only such shares as are required to establish a quorum are represented at the Extraordinary General Meeting and cast votes.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the incentive plan proposal (as such term is defined in SPKL’s proxy statement/prospectus dated          , 2026) be approved in all respects.”

Recommendation of the SPKL Board

The SPKL Board believes that the Incentive Plan Proposal to be presented at the Extraordinary General Meeting is in the best interests of SPKL.

THE SPKL BOARD UNANIMOUSLY RECOMMENDS THAT SPKL SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE PLAN PROPOSAL.

The existence of financial and personal interests of one or more of SPKL’s directors may result in a conflict of interest on the part of such director(s) between what such director may believe is in the best interests of SPKL and its shareholders and what such director may believe is best for themselves in determining to recommend that shareholders vote for the proposals. The Sponsor and SPKL’s officers also have interests in the Business Combination that may be different from, or in addition to, your interests as a shareholder, and there may be actual or potential material conflicts of interest between or among (i) the Sponsor, SPKL, SPKL’s officers and directors, and Legacy ZincFive’s officers and directors and (ii) unaffiliated security holders of SPKL. See the sections of this proxy statement/prospectus entitled “The Business Combination Proposal — Certain Interests of SPKL’s Directors and Officers and Others in the Business Combination” and “The Business Combination Proposal — Certain Interests of Legacy ZincFive’s Directors and Officers in the Business Combination” for a further discussion of these considerations.

THE EMPLOYEE STOCK PURCHASE PLAN PROPOSAL

Overview

Assuming each of the Condition Precedent Proposals is approved, SPKL is asking its shareholders to approve the ESPP, and the material terms thereunder. The ESPP will be adopted by the SPKL Board and also will be approved by the Legacy ZincFive Board, in each case, prior to the Closing and subject to SPKL shareholder approval at the Extraordinary General Meeting. The ESPP will become effective as of the latest to occur of (1) the date of its initial adoption by the SPKL Board, (2) the date of its initial approval by the SPKL shareholders, and (3) the Second Effective Time, assuming approval of this proposal by the SPKL shareholders, but the first offering period will commence at a later date determined by the administrator of the ESPP.

The purpose of the ESPP is to provide a means whereby ZincFive can align the long-term financial interests of its employees with the financial interests of its stockholders. In addition, SPKL Board believes that the ability to allow its employees to purchase shares of ZincFive Common Stock will help ZincFive to attract, retain, and motivate employees and encourages them to devote their best efforts to ZincFive’s business and financial success. Approval of the ESPP by SPKL’s shareholders will allow ZincFive to provide its employees with the opportunity to acquire an ownership interest in ZincFive through their participation in the ESPP, thereby encouraging them to remain in service and more closely aligning their interests with those of ZincFive’s stockholders. If SPKL shareholders do not approve the ESPP, then the ESPP will not become effective and no shares of ZincFive Common Stock will be available for issuance thereunder.

Description of the ESPP

The material features of the ESPP are described below. The following description of the ESPP is a summary only. This summary is not a complete statement of the ESPP and is qualified in its entirety by reference to the complete text of the ESPP, a copy of which is attached hereto as Annex I. SPKL’s shareholders should refer to the ESPP for more complete and detailed information about the terms and conditions of the ESPP.

Purpose

The purpose of the ESPP is to provide a means by which eligible employees of ZincFive (approximately         employees as of          , 2026) and certain designated companies may be given an opportunity to purchase shares of ZincFive Common Stock following Closing, to assist ZincFive in retaining the services of eligible employees, to secure and retain the services of new employees and to provide incentives for such persons to exert maximum efforts for ZincFive’s success.

The Plan includes two components: a 423 Component and a Non-423 Component. ZincFive intends that the 423 Component will qualify as options issued under an “employee stock purchase plan” as that term is defined in Section 423(b) of the Code. Except as otherwise provided in the ESPP or determined by the ZincFive Board, the Non-423 Component will operate and be administered in the same manner as the 423 Component.

Share Reserve

The maximum number of shares of ZincFive Common Stock that may be issued under the ESPP is         shares of ZincFive stock immediately following the consummation of the Business Combination. Additionally, the number of shares of ZincFive Common Stock reserved for issuance under the ESPP will automatically increase on January 1st of each year, beginning on January 1, 2027 and continuing through and including January 1, 2036, by the lesser of (1)            of the total number of shares of the ZincFive Common Stock outstanding on December 31st of the preceding calendar year, (2)           shares of ZincFive Common Stock, or (3) such lesser number of shares of ZincFive Common Stock as determined by the ZincFive Board. Shares subject to purchase rights granted under the ESPP that terminate without having been exercised in full will not reduce the number of shares available for issuance under the ESPP. As of            , 2026, the Record Date, the closing price of SPKL Class A Ordinary Shares as reported on Nasdaq was $         per share.

Administration

The ZincFive Board, or a duly authorized committee thereof, will administer the ESPP.

Limitations

ZincFive employees and the employees of any of its designated affiliates, will be eligible to participate in the ESPP, provided they may have to satisfy one or more of the following service requirements before participating in the ESPP, as determined by the administrator: (1) customary employment with ZincFive or one of its affiliates for more than 20 hours per week and five or more months per calendar year or (2)           continuous employment with ZincFive or one of its affiliates for a minimum period of time, but in no event will the required period of continuous employment be equal to or greater than two years, prior to the first date of an offering. In addition, the ZincFive Board may also exclude from participation in the ESPP or any offering, employees who are “highly compensated employees” (within the meaning of Section 423(b)(4)(D) of the Code) or a subset of such highly compensated employees. If this proposal is approved by the shareholders, all the approximately             employees of ZincFive (as of          , 2026) will be eligible to participate in the ESPP following the Closing. An employee may not be granted rights to purchase stock under the ESPP (a) if such employee immediately after the grant would own stock possessing 5% or more of the total combined voting power or value of all classes of ZincFive stock or (b) to the extent that such rights would accrue at a rate that exceeds $25,000 worth of ZincFive stock for each calendar year that the rights remain outstanding.

The ESPP is intended to qualify as an employee stock purchase plan under Section 423 of the Code. The administrator may specify offerings with a duration of not more than 27 months, and may specify one or more shorter purchase periods within each offering. Each offering will have one or more purchase dates on which shares of ZincFive Common Stock will be purchased for the employees who are participating in the offering. The administrator, in its discretion, will determine the terms of offerings under the ESPP. The administrator has the discretion to structure an offering so that if the fair market value of a share of ZincFive stock on the first trading day of a new purchase period within the offering is less than or equal to the fair market value of a share of ZincFive stock on the offering date for that offering, then that offering will terminate immediately, and the participants in such terminated offering will be automatically enrolled in a new offering beginning on the first trading day of such new purchase period.

A participant may not transfer purchase rights under the ESPP other than by will, the laws of descent and distribution, or as otherwise provided under the ESPP.

Payroll Deductions

The ESPP permits participants to purchase shares of ZincFive Common Stock through payroll deductions. Unless otherwise determined by the administrator, the purchase price of the shares will be 85% of the lower of the fair market value of the ZincFive Common Stock on the first day of an offering or on the date of purchase. Participants may end their participation at any time during an offering and will be paid their accrued contributions that have not yet been used to purchase shares, without interest. Participation ends automatically upon termination of employment with ZincFive and its related corporations.

Withdrawal

Participants may withdraw from an offering by delivering a withdrawal form to ZincFive and terminating their contributions. Such withdrawal may be elected at any time prior to the end of an offering, except as otherwise provided by the Plan Administrator. Upon such withdrawal, ZincFive will distribute to the employee his or her accumulated but unused contributions without interest, and such employee’s right to participate in that offering will terminate. However, an employee’s withdrawal from an offering does not affect such employee’s eligibility to participate in any other offerings under the ESPP.

Termination of Employment

A participant’s rights under any offering under the ESPP will terminate immediately if the participant either (i) is no longer employed by ZincFive or any of its parent or subsidiary companies (subject to any post- employment participation period required by law) or (ii) is otherwise no longer eligible to participate. In such event, ZincFive will distribute to the participant his or her accumulated but unused contributions, without interest.

Corporate Transactions

In the event of certain specified significant corporate transactions, such as a merger or change in control, a successor corporation may assume, continue, or substitute each outstanding purchase right. If the successor corporation does not assume, continue, or substitute for the outstanding purchase rights, the participants’ accumulated contributions will be used to purchase shares of ZincFive Common Stock within ten (10) business days (or such other period specified by the ZincFive Board) prior to the corporate transaction, and the purchase rights will terminate immediately after such purchase.

Amendment and Termination

The ZincFive Board has the authority to amend, suspend, or terminate the ESPP, at any time and for any reason, provided certain types of amendments will require the approval of ZincFive stockholders. Any benefits, privileges, entitlements and obligations under any outstanding purchase rights granted before an amendment, suspension or termination of the Plan will not be materially impaired by any such amendment, suspension or termination except (i) with the consent of the person to whom such purchase rights were granted, (ii) as necessary to facilitate compliance with any laws, listing requirements, or governmental regulations, or (iii) as necessary to obtain or maintain favorable tax, listing, or regulatory treatment. The ESPP will remain in effect until terminated by the ZincFive Board in accordance with the terms of the ESPP.

U.S. Federal Income Tax Consequences

The following is a summary of the principal U.S. federal income tax consequences to participants and ZincFive with respect to participation in the ESPP. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information is based upon current U.S. federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on his or her particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local, and other tax consequences of the grant or exercise of a purchase right or the sale or other disposition of the ZincFive Common Stock acquired under the ESPP. The ESPP is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

423 Component of the ESPP

Rights granted under the 423 Component of the ESPP are intended to qualify for favorable U.S. federal income tax treatment associated with rights granted under an employee stock purchase plan which qualifies under the provisions of Section 423 of the Code.

A participant will be taxed on amounts withheld for the purchase of shares of ZincFive Common Stock as if such amounts were actually received. Otherwise, no income will be taxable to a participant as a result of the granting or exercise of a purchase right until a sale or other disposition of the acquired shares. The taxation upon such sale or other disposition will depend upon the holding period of the acquired shares.

If the shares are sold or otherwise disposed of more than two years after the beginning of the offering period and more than one year after the shares are transferred to the participant, then the lesser of the following will be treated as ordinary income: (i) the excess of the fair market value of the shares at the time of such sale or other disposition over the purchase price; or (ii) the excess of the fair market value of the shares as of the beginning of the offering period over the purchase price (determined as of the beginning of the offering period). Any further gain or any loss will be taxed as a long-term capital gain or loss.

If the shares are sold or otherwise disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the shares on the purchase date over the purchase price will be treated as ordinary income at the time of such sale or other disposition. The balance of any gain will be treated as capital gain. Even if the shares are later sold or otherwise disposed of for less than their fair market value on the purchase date, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the shares on such purchase date. Any capital gain or loss will be short-term or long-term, depending on how long the shares have been held.

Non-423 Component

A participant will be taxed on amounts withheld for the purchase of shares of ZincFive Common Stock as if such amounts were actually received. Under the Non-423 Component, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the underlying stock on the date of exercise of the purchase right over the purchase price. If the participant is employed by ZincFive or one of its affiliates, that income will be subject to withholding taxes. The participant’s tax basis in those shares will be equal to their fair market value on the date of exercise of the purchase right, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant.

There are no U.S. federal income tax consequences to ZincFive by reason of the grant or exercise of rights under the ESPP. ZincFive is entitled to a deduction to the extent amounts are taxed as ordinary income to a participant for shares sold or otherwise disposed of before the expiration of the holding periods described above (subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of tax reporting obligations).

New Plan Benefits

Participation in the ESPP is voluntary and each eligible employee will make his or her own decision regarding whether and to what extent to participate in the ESPP. Therefore, SPKL cannot currently determine the benefits or number of shares subject to purchase rights and a new plan benefits table is thus not provided.

Registration with the SEC

ZincFive intends to file a Registration Statement on Form S-8 relating to the issuance of ZincFive Common Stock under the ESPP with the SEC pursuant to the Securities Act as soon as practicable after ZincFive becomes eligible to use such form, subject to the prior approval of the ESPP by the SPKL shareholders.

Vote Required for Approval

The approval of the Employee Stock Purchase Plan Proposal requires an ordinary resolution, being the affirmative vote of the holders of a majority of the SPKL Ordinary Shares, voting together as a single class, who, being present in person, virtually or by proxy and entitled to vote at the Extraordinary General Meeting, vote in favor of the Employee Stock Purchase Plan Proposal at the Extraordinary General Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting and otherwise will have no effect on a particular proposal.

The Employee Stock Purchase Plan Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if any of the Condition Precedent Proposals is not approved, the Employee Stock Purchase Plan Proposal will have no effect, even if approved by the requisite holders of SPKL Ordinary Shares.

As of the date of this proxy statement/prospectus, the Sponsor has agreed, and SPKL’s officers and directors intend, to vote the SPKL Ordinary Shares owned by them in favor of the Employee Stock Purchase Plan Proposal. As of the Record Date, the Sponsor owns        % of the issued and outstanding SPKL Ordinary Shares. SPKL’s officers and directors do not hold any Public Shares, but may purchase Public Shares at any time, subject to compliance with law and SPKL’s trading policies. As a result, in addition to approval by the Sponsor, approval of the Employee Stock Purchase Plan Proposal will require the affirmative vote of at leastSPKL Ordinary Shares held by Public Shareholders (or approximately        % of the Public Shares) if all SPKL Ordinary Shares are represented at the Extraordinary General Meeting and cast votes, and the affirmative vote of at least         SPKL Ordinary Shares held by Public Shareholders (or approximately          % of the Public Shares) if only such shares as are required to establish a quorum are represented at the Extraordinary General Meeting and cast votes.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the Employee Stock Purchase Plan Proposal (as such term is defined in SPKL’s proxy statement/prospectus dated         , 2026) be approved in all respects.”

Recommendation of the SPKL Board

The SPKL Board believes that the Employee Stock Purchase Plan Proposal to be presented at the Extraordinary General Meeting is in the best interests of SPKL.

THE SPKL BOARD UNANIMOUSLY RECOMMENDS THAT SPKL SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE EMPLOYEE STOCK PURCHASE PLAN PROPOSAL.

The existence of financial and personal interests of one or more of SPKL’s directors may result in a conflict of interest on the part of such director(s) between what such director may believe is in the best interests of SPKL and its shareholders and what such director may believe is best for themselves in determining to recommend that shareholders vote for the proposals. The Sponsor and SPKL’s officers also have interests in the Business Combination that may be different from, or in addition to, your interests as a shareholder, and there may be actual or potential material conflicts of interest between or among (i) the Sponsor, SPKL, SPKL’s officers and directors, and Legacy ZincFive’s officers and directors and (ii) unaffiliated security holders of SPKL. See the sections of this proxy statement/prospectus entitled “The Business Combination Proposal — Certain Interests of SPKL’s Directors and Officers and Others in the Business Combination” and “The Business Combination Proposal — Certain Interests of Legacy ZincFive’s Directors and Officers in the Business Combination” for a further discussion of these considerations.

THE DIRECTOR ELECTION PROPOSAL

Overview

Assuming the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Stock Issuance Proposal, the Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal are approved, SPKL is seeking shareholder approval on a non-binding advisory basis by ordinary resolution of the election, effective immediately in connection with the Closing, of the individuals listed below to serve as directors of ZincFive in the respective classes noted below, each until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation or removal.

Prior to the closing of an initial business combination, the Memorandum and Articles of Association prescribes that only holders of SPKL Class B Ordinary Shares are entitled to appoint and remove directors. Accordingly, the director election proposal is being voted on by SPKL shareholders on a non-binding advisory basis.

Election of Directors

Pursuant to the Business Combination, SPKL has agreed to take all necessary action, including causing the members of the SPKL Board to resign, so that effective at the Closing, the entire ZincFive Board will consist of seven individuals. The directors will be classified into three classes, with each director holding office for a three-year term or until the next annual meeting of stockholders at which such director’s class is up for election and where such person’s successor is elected and qualified.

Prior to the closing of an initial business combination, the Memorandum and Articles of Association prescribes that only holders of SPKL Class B Ordinary Shares are entitled to vote on ordinary resolutions to appoint and remove directors. Accordingly, the director election proposal is being voted on by SPKL shareholders on a non-binding advisory basis.

Under the Proposed Certificate of Incorporation, and subject to the rights of holders of ZincFive Preferred Stock with respect to the election of directors, the directors of ZincFive will be divided into three classes as nearly equal in size as is practicable, designated Class I, Class II and Class III. SPKL is proposing the approval by ordinary resolution (on a non-binding advisory basis) of the election of the following        individuals, who will take office immediately following the Closing and who will constitute all the members of the ZincFive Board: (1)         and as Class I directors, (2)           and         as Class II directors, and (3)           and          as Class III directors.

If elected, the initial Class I directors shall serve for a term expiring at the first annual meeting of stockholders; the initial Class II directors shall serve for a term expiring at the second annual meeting of stockholders; and the initial Class III directors shall serve for a term expiring at the third annual meeting of stockholders. At each annual meeting of stockholders beginning with the first annual meeting of stockholders, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the third annual meeting of stockholders to be held following their election. Each director in each such class shall hold office until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation or removal. It is anticipated that          will be designated as chairman of the ZincFive Board. Upon the consummation of the Business Combination, the ZincFive Board is expected to determine that each of the directors on the ZincFive Board, other than Mr. Higinbotham and Mr. Hysell, following the consummation of the Business Combination, will be “independent directors” as defined under the Nasdaq listing standards.

Subject to other provisions in the Proposed Certificate of Incorporation, the number of directors that constitutes the entire ZincFive Board will be fixed exclusively by the ZincFive Board. Each director of the ZincFive Board will serve until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation or removal.

If the number of directors is hereafter changed, any increase or decrease in directorships will be so apportioned among the classes by the ZincFive Board as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the ZincFive Board shall remove or shorten the term of any incumbent director.

Subject to the rights of holders of any series of ZincFive Preferred Stock with respect to the election of directors, for so long as the ZincFive Board is classified, any director may be removed from office by the stockholders only for cause. Vacancies occurring on the ZincFive Board for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the ZincFive Board, or by a sole remaining director, and not by ZincFive stockholders. A person so elected by the ZincFive Board to fill a vacancy or newly created directorship will hold office until the next annual meeting of stockholders held to elect the class of directors to which such director is elected and until such director’s successor shall have been elected and qualified or such director’s earlier death, resignation or removal.

The SPKL Board knows of no reason why any of the nominees will be unavailable or decline to serve as a director. The information presented below is as of the Record Date and is based in part on information furnished by the nominees and in part from SPKL’s and ZincFive’s records.

Nominees

At the Closing, in accordance with the terms of the Merger Agreement and assuming the election of the nominees set forth in this section, the members of the ZincFive Board will be as follows:

Class I Directors:	and	;

Class II Directors:	and	; and

Class III Directors:	and	.

Information regarding each nominee is set forth in the section of this proxy statement/prospectus entitled “Board of Directors and Management After the Business Combination.”

Other than the requirement under the Merger Agreement that the parties thereto take all necessary action so that effective at the Closing the ZincFive Board will consist of         directors chosen by ZincFive, there is no arrangement or understanding between the persons described above and any other person pursuant to which the person was selected to such person’s office or position.

For more information about the experience of each of these director nominees of the ZincFive Board following the Closing, see the section of this proxy statement/prospectus entitled “Board of Directors and Management After the Business Combination”; and for more information about the compensation of the members of the SPKL Board and executive officers of SPKL prior to the Closing, see the section of this proxy statement/prospectus entitled “Information about SPKL — Directors and Executive Officers.”

Vote Required for Approval

Pursuant to Article 96 of the Memorandum and Articles of Association, the approval of the Director Election Proposal requires an ordinary resolution of the holders of the SPKL Class B Ordinary Shares (only), being the affirmative vote of a simple majority of the votes cast by holders of outstanding SPKL Class B Ordinary Shares, voting together as a single class, who, being present in person, virtually or by proxy and entitled to vote at the Extraordinary General Meeting, vote in favor of the Director Election Proposal at the Extraordinary General Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting and otherwise will have no effect on a particular proposal.

The Director Election Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if any of the Condition Precedent Proposals is not approved, the Director Election Proposal will have no effect, even if approved by the requisite holders of SPKL Class B Ordinary Shares.

As of the date of this proxy statement/prospectus, the Sponsor has agreed, and SPKL’s officers and directors intend, to vote the SPKL Class B Ordinary Shares owned by them in favor of the Director Election Proposal. As of the Record Date, the Sponsor and SPKL Insiders own all of the issued and outstanding SPKL Class B Ordinary Shares. As a result, approval of the Director Election Proposal will not require the affirmative vote of shareholders other than the vote of the Sponsor and the SPKL Insiders.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, on a non-binding advisory basis, that the director election proposal (as such term is defined in SPKL’s proxy statement/prospectus dated          , 2026) be approved in all respects.”

Recommendation of the SPKL Board

The SPKL Board believes that the Director Election Proposal to be presented at the Extraordinary General Meeting is in the best interests of SPKL.

THE SPKL BOARD UNANIMOUSLY RECOMMENDS THAT THE SPKL SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES TO THE ZINCFIVE BOARD.

The existence of financial and personal interests of one or more of SPKL’s directors may result in a conflict of interest on the part of such director(s) between what such director may believe is in the best interests of SPKL and its shareholders and what such director may believe is best for themselves in determining to recommend that shareholders vote for the proposals. The Sponsor and SPKL’s officers also have interests in the Business Combination that may be different from, or in addition to, your interests as a shareholder, and there may be actual or potential material conflicts of interest between or among (i) the Sponsor, SPKL, SPKL’s officers and directors, and Legacy ZincFive’s officers and directors and (ii) unaffiliated security holders of SPKL. See the sections of this proxy statement/prospectus entitled “The Business Combination Proposal — Certain Interests of SPKL’s Directors and Officers and Others in the Business Combination” and “The Business Combination Proposal — Certain Interests of Legacy ZincFive’s Directors and Officers in the Business Combination” for a further discussion of these considerations.

THE ADJOURNMENT PROPOSAL

Overview

The Adjournment Proposal allows the SPKL Board to submit a proposal to approve, by ordinary resolution, the adjournment of the Extraordinary General Meeting to a later date or dates, if necessary: (1) to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the Extraordinary General Meeting; (2) for the absence of a quorum; (3) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that SPKL has determined in good faith after consultation with outside legal counsel is required under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by its shareholders prior to the Extraordinary General Meeting; or (4) to engage with investors.

The purpose of the Adjournment Proposal is to permit further solicitation of proxies and votes and to provide additional time for the Sponsor, SPKL and their members and shareholders, respectively, to make purchases of SPKL Ordinary Shares or other arrangements that would increase the likelihood of obtaining a favorable vote on the proposals to be put to the Extraordinary General Meeting, or otherwise increase the likelihood of closing the Business Combination.

Notwithstanding the foregoing, without the consent of Legacy ZincFive (such consent not to be unreasonably withheld, conditioned or delayed), the Extraordinary General Meeting may not be adjourned to a date that is more than 30 days after the date for which the Extraordinary General Meeting was originally scheduled (excluding any adjournments required by applicable law).

See the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Certain Interests of SPKL’s Directors and Officers and Others in the Business Combination” for additional information.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is presented to the Extraordinary General Meeting and is not approved by the shareholders, the SPKL Board may not be able to adjourn the Extraordinary General Meeting to a later date (i) if based on the tabulated votes, there are not sufficient votes at the time of the Extraordinary General Meeting to approve the Condition Precedent Proposals, in which event, the Business Combination would not be completed, (ii) in case of an absence of a quorum or (iii) in the event that adjourning the Extraordinary General Meeting to a later date would allow for reasonable additional time for (A) the filing or mailing of any supplemental or amended disclosure that SPKL has determined in good faith after consultation with outside legal counsel is required under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by its shareholders prior to the Extraordinary General Meeting or (B) engaging with investors.

Vote Required for Approval

The approval of the Adjournment Proposal requires an ordinary resolution, being the affirmative vote of the holders of a majority of the SPKL Ordinary Shares who, being present in person, virtually or by proxy and entitled to vote at the Extraordinary General Meeting, vote in favor of the Adjournment Proposal at the Extraordinary General Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting and otherwise will have no effect on a particular proposal.

The Adjournment Proposal is not conditioned on the approval of any other proposal.

As of the date of this proxy statement/prospectus, the Sponsor has agreed, and SPKL’s officers and directors intend, to vote the SPKL Ordinary Shares owned by them in favor of the Adjournment Proposal. As of the Record Date, the Sponsor owns           % of the issued and outstanding SPKL Ordinary Shares. SPKL’s officers and directors do not hold any Public Shares, but may purchase Public Shares at any time, subject to compliance with law and SPKL’s trading policies. As a result, in addition to approval by the Sponsor, approval of the Adjournment Proposal will require the affirmative vote of at least           SPKL Ordinary Shares held by Public Shareholders (or approximately          % of the Public Shares) if all SPKL Ordinary Shares are represented at the Extraordinary General Meeting and cast votes, and none of the SPKL Ordinary Shares held by Public Shareholders would need to be voted in favor of the Adjournment Proposal if only such shares as are required to establish a quorum are represented at the Extraordinary General Meeting and cast votes.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the adjournment of the Extraordinary General Meeting to a later date or dates, if necessary: (1) to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the Extraordinary General Meeting; (2) for the absence of a quorum; (3) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that SPKL has determined in good faith after consultation with outside legal counsel is required under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by its shareholders prior to the Extraordinary General Meeting; or (4) to engage with investors, be approved.”

Recommendation of the SPKL Board

The SPKL Board believes that the Adjournment Proposal if presented at the Extraordinary General Meeting is in the best interests of SPKL.

THE SPKL BOARD UNANIMOUSLY RECOMMENDS THAT SPKL SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

The existence of financial and personal interests of one or more of SPKL’s directors may result in a conflict of interest on the part of such director(s) between what such director may believe is in the best interests of SPKL and its shareholders and what such director may believe is best for themselves in determining to recommend that shareholders vote for the proposals. The Sponsor and SPKL’s officers also have interests in the Business Combination that may be different from, or in addition to, your interests as a shareholder, and there may be actual or potential material conflicts of interest between or among (i) the Sponsor, SPKL, SPKL’s officers and directors, and Legacy ZincFive’s officers and directors and (ii) unaffiliated security holders of SPKL. See the sections of this proxy statement/prospectus entitled “The Business Combination Proposal — Certain Interests of SPKL’s Directors and Officers and Others in the Business Combination” and “The Business Combination Proposal — Certain Interests of Legacy ZincFive’s Directors and Officers in the Business Combination” for a further discussion of these considerations.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS RELATED TO

SPKL SECURITYHOLDERS

The following discussion is a summary of material U.S. federal income tax considerations for (1) U.S. Holders and Non-U.S. Holders (each as defined below, and together, “Holders”) of SPKL Class A Ordinary Shares, SPKL Warrants and SPKL Units (each, an “SPKL Security”) of the Domestication, whereby the jurisdiction of organization of SPKL will change to the State of Delaware (such re-domiciled company, “SPKL Delaware”), (2) Holders of SPKL Class A Ordinary Shares that exercise their redemption rights in connection with the Business Combination, and (3) Holders of the ownership and disposition of ZincFive Common Stock and ZincFive Warrants (each, a “ZincFive Security”).

With respect to the ownership and disposition of securities, this discussion is limited to (1) ZincFive Securities received in connection with the Domestication, (2) SPKL Class A Ordinary Shares sold pursuant to the exercise of redemption rights in connection with the Business Combination, and (3) ownership and disposition of ZincFive Common Stock received by Holders in the Mergers or upon the exercise of the ZincFive Warrants received by a Holder in connection with the Domestication and the Mergers. This section applies only to Holders that hold their SPKL Securities and ZincFive Securities as “capital assets” for U.S. federal income tax purposes (generally, property held for investment).

This discussion does not address the U.S. federal income tax consequences (1) to the Sponsor or its affiliates or any other sponsor, officers or directors of SPKL, or (2) to any person holding Founder Shares, SPKL Class B Ordinary Shares, Private Placement Warrants, or Legacy ZincFive capital stock. This discussion is limited to U.S. federal income tax considerations and does not address any estate, gift or other U.S. federal non-income tax considerations or considerations arising under the tax laws of any U.S. state or local or non-U.S. jurisdiction. This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to any particular investor in light of such investor’s particular circumstances, including any alternative minimum tax, the Medicare contribution tax on certain net investment income and the different consequences that may apply to investors subject to special rules under U.S. federal income tax law, such as:

●	banks, financial institutions or financial services entities;
●	broker-dealers;
●	taxpayers that are subject to, or who elect to apply, the mark-to-market accounting rules under Section 475 of the Code with respect to the SPKL Securities or ZincFive Securities;
●	tax-exempt entities;
●	governments or agencies or instrumentalities of such governments or agencies;
●	insurance companies;
●	regulated investment companies or real estate investment trusts;
●	partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) or other pass-through entities (including S Corporations), or persons that hold the SPKL Securities, or will hold the ZincFive Securities through such partnerships or pass-through entities;
●	U.S. expatriates or former long-term residents of the United States;
●	except as specifically provided below, persons that actually or constructively own five percent or more (by vote or value) of SPKL’s shares of capital stock or ZincFive’s shares of capital stock;
●	persons that acquired their SPKL Securities or ZincFive Securities pursuant to an exercise of employee options, in connection with employee share incentive plans or otherwise as compensation;

●	persons that hold or sell their SPKL Securities or ZincFive Securities as part of a straddle, constructive sale, hedge, synthetic security, wash sale, conversion or other integrated or similar transaction or risk reduction strategy;
●	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;
●	persons subject to special tax accounting rules as a result of any item of gross income with respect to SPKL Securities or ZincFive Securities being taken into account in an “applicable financial statement” (as defined in the Code); or
●	“specified foreign corporations” (including “controlled foreign corporations”), “passive foreign investment companies” or corporations that accumulate earnings to avoid U.S. federal income tax.

If a partnership or other pass-through entity (or any entity or arrangement treated as a partnership or other pass-through entity for U.S. federal income tax purposes) holds SPKL Securities or ZincFive Securities, the tax treatment of such partnership or other pass-through entity and a person treated as a partner of such partnership or owner of such other pass-through entity generally will depend on the status of the partner or owner, the activities of the partnership or other pass-through entity, and certain determinations made at the partner or owner level. Partnerships and other pass-through entities holding any SPKL Securities or ZincFive Securities and persons that are treated as partners of such partnerships or owners of such other pass-through entities should consult their tax advisors as to the particular U.S. federal income tax consequences to them of the Domestication, the exercise of redemption rights with respect to SPKL Class A Ordinary Shares and the ownership and disposition of ZincFive Securities.

This discussion is based on the Code, Treasury Regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as of the date of this proxy statement/prospectus. All of the foregoing is subject to change, which could apply retroactively and could affect the tax considerations described in this proxy statement/prospectus. SPKL has not sought, and does not intend to seek, any rulings from the Internal Revenue Service (the “IRS”) as to any U.S. federal income tax considerations described in this proxy statement/prospectus. Accordingly, there can be no assurance that the IRS will not take positions inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.

This discussion is only a summary of material U.S. federal income tax considerations associated with the Domestication, the exercise of redemption rights with respect to SPKL Class A Ordinary Shares and the ownership and disposition of ZincFive Securities received in the Domestication or ZincFive Common Stock acquired by the exercise of ZincFive Warrants received in the Domestication. Each holder should consult its own tax advisor with respect to the particular tax consequences to such holder of the Domestication, the exercise of redemption rights with respect to SPKL Class A Ordinary Shares, the ownership and disposition of SPKL ZincFive Securities and the exercise of SPKL ZincFive Warrants received by a holder in the Domestication, including the applicability and effects of a U.S. federal, state and local and non-U.S. tax laws.

Because the components of a SPKL Unit generally are separable at the option of the holder, the holder of a SPKL Unit generally should be treated, for U.S. federal income tax purposes, as the owner of the underlying SPKL Class A Ordinary Share and SPKL Warrant components of the SPKL Unit, and the discussion below with respect to actual Holders of SPKL Class A Ordinary Shares and SPKL Warrants also should apply to holders of SPKL Units (as the deemed owners of the underlying SPKL Class A Ordinary Shares and SPKL Warrants that constitute the SPKL Units). Accordingly, the separation of a SPKL Unit into one SPKL Class A Ordinary Share and one-half of one SPKL Warrant underlying the SPKL Unit generally should not be a taxable event for U.S. federal income tax purposes. This position is not free from doubt, and no assurance can be given that the IRS would not assert, or that a court would not sustain, a contrary position. Holders of SPKL Units are urged to consult their tax advisors concerning the U.S. federal, state, local and any non-U.S. tax consequences of the transactions contemplated by the Domestication and the Business Combination (including the exercise of any redemption rights) with respect to any SPKL Class A Ordinary Shares and SPKL Warrants held through SPKL Units (including alternative characterizations of SPKL Units).

Tax Treatment of the Domestication

Subject to the limitations set forth herein, the Domestication should qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code. A transaction qualifies as a reorganization within the meaning of Section 368(a) (1)(F) of the Code if it is an F Reorganization. Pursuant to the Domestication, SPKL will change its jurisdiction of incorporation from the Cayman Islands to Delaware, and, in connection with the Closing of the Mergers, will be renamed “ZincFive, Inc.”

The U.S. federal income tax consequences of the Domestication to the Holders will depend primarily upon whether the Domestication qualifies as an F Reorganization. However, due to the absence of direct guidance, these results are not entirely clear. The discussion below neither binds the IRS nor precludes it from adopting a contrary position. Furthermore, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any position set forth herein. SPKL has not requested, and does not intend to request, a ruling from the IRS as to the U.S. federal income tax consequences of the Domestication. Accordingly, each Holder of SPKL Securities is urged to consult its tax advisor with respect to the particular tax consequence of the Domestication to such Holder.

Assuming the Domestication qualifies as an F Reorganization, the Domestication should be treated for U.S. federal income tax purposes as if SPKL (1) transferred all of its assets and liabilities to ZincFive in exchange for all of the outstanding shares and warrants of ZincFive; and (2) then distributed such shares of stock and warrants of ZincFive to the holders of securities of SPKL in liquidation of SPKL. The taxable year of SPKL will be deemed to end on the date of the Domestication.

If the Domestication fails to qualify as an F Reorganization (and does not otherwise qualify as a “reorganization” within the meaning of Section 368(a) of the Code), a Holder of SPKL Securities generally would be treated for U.S. federal income tax purposes as having exchanged its SPKL Class A Ordinary Shares for ZincFive Common Stock, and SPKL Warrants for ZincFive Warrants, in a taxable transaction.

U.S. Holders

As used in this proxy statement/prospectus, a “U.S. Holder” is a beneficial owner of a SPKL Security or a ZincFive Security, as applicable, that for U.S. federal income tax purposes is, or is treated as:

●	an individual who is a citizen or resident of the United States;
●	a corporation that is created or organized in or under the laws of the United States or any state in the United States or the District of Columbia;
●	an estate the income of which is subject to U.S. federal income tax regardless of its source; or
●	a trust if (1) a U.S. court can exercise primary supervision over the administration of such trust and one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (2) the trust has a valid election in place to be treated as a United States person.

Tax Effects of the Domestication to U.S. Holders

Generally

Assuming the Domestication qualifies as an F Reorganization, U.S. Holders of SPKL Securities generally should not recognize gain or loss for U.S. federal income tax purposes in connection with the Domestication, except as provided below under the sections entitled “— Effects of Section 367 to U.S. Holders of SPKL Class A Ordinary Shares” and “— PFIC Considerations.”

Subject to the discussion below under the section entitled “— PFIC Considerations,” if the Domestication fails to qualify as an F Reorganization (and does not otherwise qualify as a “reorganization” within the meaning of Section 368(a) of the Code), a U.S. Holder of SPKL Securities generally would recognize gain or loss with respect to its SPKL Securities in an amount equal to the difference, if any, between the fair market value of the corresponding SPKL Delaware Securities received in the Domestication and the U.S. Holder’s adjusted tax basis in its SPKL Securities surrendered.

It is intended that U.S. Holders exercising redemption rights with respect to SPKL Class A Ordinary Shares are not subject to the potential tax consequences of the Domestication, because they are required to file the request by the Redemption Deadline, which occurs prior to the Domestication. However, because the Redemption Price will not be paid until immediately after the Closing, it is possible that the IRS could assert that for U.S. federal income tax purposes such redemptions should be treated as occurring after the Domestication. If such redemptions are treated for U.S. federal income tax purposes as occurring after the Domestication, holders exercising redemption rights would still be subject to the potential tax consequences of the Domestication. In such case, for U.S. Holders, the determination of whether a U.S. Holder is a United States shareholder within the meaning of Section 951(b) of the Code (a “10% U.S. Shareholder”) or is otherwise subject to Section 367 of the Code (see section titled “— Effects of Section 367 to U.S. Holders of SPKL Class A Ordinary Shares” below) would be determined as if the redemptions had not yet occurred at the time of the Domestication. All U.S. Holders considering exercising redemption rights with respect to SPKL Ordinary Shares are urged to consult with their tax advisors with respect to the potential tax consequences to them of the Domestication and exercise of redemption rights.

Basis and Holding Period Considerations

Assuming the Domestication qualifies as an F Reorganization, subject to the discussion below under the section entitled “— PFIC Considerations”: (1) the tax basis of a share of ZincFive Common Stock or ZincFive Warrant received by a U.S. Holder in the Domestication generally will equal the U.S. Holder’s tax basis in the SPKL Class A Ordinary Share or ZincFive Warrant surrendered in exchange therefor, increased by any amount included in the income of such U.S. Holder as a result of Section 367 of the Code (as discussed below) and (2) the holding period for a share of ZincFive Common Stock or ZincFive Warrant received by a U.S. Holder generally will include such U.S. Holder’s holding period for the SPKL Class A Ordinary Share or ZincFive Warrant surrendered in exchange therefor.

If the Domestication fails to qualify as an F Reorganization (and does not otherwise qualify as a “reorganization” within the meaning of Section 368(a) of the Code), the U.S. Holder’s basis in the ZincFive Common Stock and SPKL Delaware Warrant would be equal to the sum of the fair market value of such ZincFive Common Stock and ZincFive Warrant on the date of the Domestication, and such U.S. Holder’s holding period for such ZincFive Common Stock and ZincFive Warrant would begin on the day following the date of the Domestication. Holders who hold different blocks of SPKL Securities (generally, SPKL Securities purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them, and the discussion above is general in nature and does not specifically address all of the consequences to U.S. Holders who hold different blocks of SPKL Securities.

Effects of Section 367 to U.S. Holders of SPKL Class A Ordinary Shares

Section 367 of the Code applies to certain transactions involving foreign corporations (i.e., non-U.S. corporations), including a domestication of a foreign corporation in a transaction that qualifies as an F Reorganization. Subject to the discussion below under the section entitled “— PFIC Considerations,” Section 367(b) of the Code and the Treasury Regulations promulgated thereunder impose U.S. federal income tax on certain U.S. persons in connection with transactions that would otherwise be tax-deferred. Section 367(b) of the Code generally will apply to U.S. Holders on the date of the Domestication.

U.S. Holders That Own 10% or More (By Vote or Value) of SPKL Shares

Subject to the discussion below under the section entitled “— PFIC Considerations,” a 10% U.S. Shareholder on the date of the Domestication must include in income as a deemed dividend deemed paid by SPKL the “all earnings and profits amount” attributable to the SPKL Class A Ordinary Shares it directly owns within the meaning of Treasury Regulations under Section 367(b) of the Code. A U.S. Holder’s ownership of SPKL Warrants will be taken into account in determining whether such U.S. Holder is a 10% U.S. Shareholder. Complex attribution rules apply in determining whether a U.S. Holder is a 10% U.S. Shareholder and all U.S. Holders are urged to consult their tax advisors with respect to these attribution rules.

A 10% U.S. Shareholder’s “all earnings and profits amount” with respect to its SPKL Class A Ordinary Shares is the net positive earnings and profits of SPKL attributable to such SPKL Class A Ordinary Shares (each as determined under Treasury Regulations under Section 367(b) of the Code) but without regard to any gain that would be realized on a sale or exchange of such SPKL Class A Ordinary Shares. Treasury Regulations under Section 367(b) of the Code provide that the “all earnings and profits amount” attributable to a shareholder’s stock is determined according to the principles of Section 1248 of the Code. In general, Section 1248 of the Code and the Treasury Regulations under the Code provide that the amount of earnings and profits attributable to a block of stock (as defined in Treasury Regulations under Section 1248 of the Code) in a foreign corporation is the ratably allocated portion of the foreign corporation’s earnings and profits generated during the period the shareholder held the block of stock.

SPKL does not expect to have significant, if any, cumulative net earnings and profits on the date of the Domestication. If SPKL’s cumulative net earnings and profits through the date of the Domestication are less than or equal to zero, then a 10% U.S. Shareholder should not be required to include in gross income an “all earnings and profits amount” with respect to its SPKL Class A Ordinary Shares. However, the determination of earnings and profits is complex and may be impacted by numerous factors (including matters discussed in this proxy statement/prospectus). It is possible that the amount of SPKL’s cumulative net earnings and profits could be positive through the date of the Domestication, in which case a 10% U.S. Shareholder would be required to include its “all earnings and profits amount” in income as a deemed dividend deemed paid by SPKL under Treasury Regulations under Section 367(b) of the Code as a result of the Domestication. Any such deemed dividend is expected to be treated as foreign-source income for U.S. federal income tax purposes, and is not expected to be eligible for preferential tax rates because SPKL is expected to be treated as a passive foreign investment company (a “PFIC”), as further discussed below.

U.S. Holders That Own Less Than 10% (By Vote or Value) of SPKL Shares

Subject to the discussion below under the section entitled “— PFIC Considerations,” a U.S. Holder that, on the date of the Domestication, is not a 10% U.S. Shareholder and holds SPKL Ordinary Shares with a fair market value of $50,000 or more on the date of the Domestication will recognize gain (but not loss) with respect to the ZincFive Common Stock received in the Domestication or, alternatively, may elect to recognize the “all earnings and profits amount” attributable to such U.S. Holder’s SPKL Class A Ordinary Shares as described below.

Subject to the discussion below under the section entitled “— PFIC Considerations,” unless a U.S. Holder makes the “all earnings and profits election” as described below, such U.S. Holder generally must recognize gain (but not loss) with respect to ZincFive Common Stock received in the Domestication in an amount equal to the excess of the fair market value of such ZincFive Common Stock over the U.S. Holder’s adjusted tax basis in the SPKL Class A Ordinary Shares deemed surrendered in exchange therefor. U.S. Holders that hold different blocks of SPKL Class A Ordinary Shares (generally, SPKL Class A Ordinary Shares purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may elect to include in income as a deemed dividend deemed paid by SPKL the “all earnings and profits amount” attributable to its SPKL Class A Ordinary Shares under Section 367(b) of the Code. There are, however, strict conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things:

●	a statement that the Domestication is a Section 367(b) exchange (within the meaning of the applicable Treasury Regulations);
●	a complete description of the Domestication;
●	a description of any stock, securities or other consideration transferred or received in the Domestication;
●	a statement describing the amounts required to be taken into account for U.S. federal income tax purposes; and
●	a statement that the U.S. Holder is making the election described in Treasury Regulations Section 1.367(b)-3(c)(3), which must include (i) a copy of the information that the U.S. Holder received from SPKL (or ZincFive) establishing and substantiating the U.S. Holder’s “all earnings and profits amount” with respect to the U.S. Holder’s SPKL Class A Ordinary Shares and (ii) a representation that the U.S. Holder has notified SPKL (or ZincFive) that the U.S. Holder is making the election described in Treasury Regulations Section 1.367(b)-3(c)(3); and
●	certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations.

The election must be attached by an electing U.S. Holder to such U.S. Holder’s timely filed U.S. federal income tax return (including extensions, if any) for the taxable year in which the Domestication occurs, and the U.S. Holder must send notice of making the election to SPKL or SPKL Delaware no later than the date such tax return is filed. In connection with this election, SPKL Delaware may reasonably endeavor to cooperate with U.S. Holders of SPKL Class A Ordinary Shares, upon written request, to make available to such requesting U.S. Holders information regarding SPKL’s earnings and profits, but there is no assurance that SPKL or ZincFive will timely provide such required information.

SPKL does not expect to have significant, if any, cumulative earnings and profits through the date of the Domestication and if that proves to be the case, U.S. Holders that make this election are not expected to have a significant income inclusion under Section 367(b) of the Code, provided that the U.S. Holder properly executes the election and complies with the applicable notice requirements. However, as noted above, if it were determined that SPKL had positive earnings and profits through the date of the Domestication, a U.S. Holder that makes the election described in this proxy statement/prospectus could have an “all earnings and profits amount” with respect to its SPKL Class A Ordinary Shares, and thus could be required to include that amount in income as a deemed dividend deemed paid by SPKL under applicable Treasury Regulations as a result of the Domestication. Any such deemed dividend is expected to be treated as foreign-source income for U.S. federal income tax purposes, and is not expected to be eligible for preferential tax rates because SPKL is expected to be treated as a PFIC.

Each U.S. Holder is urged to consult its tax advisor regarding the consequences to it of making an election to include in income the “all earnings and profits amount” attributable to its SPKL Class A Ordinary Shares under Section 367(b) of the Code and the appropriate filing requirements with respect to such election.

A U.S. Holder that, on the date of the Domestication, is not a 10% U.S. Shareholder and that holds SPKL Class A Ordinary Shares with a fair market value of less than $50,000 on the date of the Domestication generally should not be required by Section 367(b) of the Code and the Treasury Regulations promulgated thereunder to recognize any gain or loss or include any part of the “all earnings and profits amount” in income in connection with the Domestication. However, such U.S. Holder may be subject to taxation under the PFIC rules as discussed below under the section entitled “— PFIC Considerations.”

Tax Consequences for U.S. Holders of SPKL Warrants

Assuming the Domestication qualifies as an F Reorganization, subject to the considerations described above under the section entitled “— Effects of Section 367 to U.S. Holders of SPKL Class A Ordinary Shares — U.S. Holders That Own 10% or More (By Vote or Value) of SPKL Shares” relating to a U.S. Holder’s ownership of SPKL Warrants being taken into account in determining whether such U.S. Holder is a 10% U.S. Shareholder for purposes of Section 367(b) of the Code and the considerations described below under the section entitled “— PFIC Considerations” relating to the PFIC rules, a U.S. Holder of SPKL Warrants should not be subject to U.S. federal income tax with respect to the exchange of SPKL Warrants for ZincFive Warrants in the Domestication.

All U.S. Holders are urged to consult their tax advisors with respect to the effect of Section 367 of the Code to their particular circumstances.

PFIC Considerations

Regardless of whether the Domestication qualifies as an F Reorganization (and, if the Domestication qualifies as an F Reorganization, in addition to the discussion above under the section entitled “— Effects of Section 367 to U.S. Holders of SPKL Class A Ordinary Shares”), the Domestication could be a taxable event to U.S. Holders under the PFIC provisions of the Code if SPKL is considered a PFIC.

Definition of a PFIC

A foreign corporation will be classified as a PFIC for U.S. federal income tax purposes if either (1) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (2) at least 50% of its assets in a taxable year (generally determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business received from unrelated persons) and gains from the disposition of passive assets. The determination of whether a foreign corporation is a PFIC is made annually. Pursuant to a “startup exception,” a foreign corporation will not be a PFIC for the first taxable year the foreign corporation has gross income (the “startup year”) if (1) no predecessor of the foreign corporation was a PFIC; (2) the foreign corporation satisfies to the IRS that it will not be a PFIC for either of the first two taxable years following the startup year; and (3) the foreign corporation is not in fact a PFIC for either of those years.

PFIC Status of SPKL

Based upon the composition of its income and assets, and upon a review of its financial statements, SPKL believes that it likely will not be eligible for the startup exception and therefore likely has been a PFIC since its first taxable year and will likely be considered a PFIC for each taxable year thereafter, including the taxable year which ends as a result of the Domestication.

Effects of PFIC Rules on the Domestication

Even if the Domestication qualifies as an F Reorganization, Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. person that disposes of stock of a PFIC (including for this purpose, a U.S. person that exchanges warrants of a PFIC for newly issued warrants in connection with a domestication transaction, under a proposed Treasury Regulation that generally treats an “option” to acquire stock of a PFIC (which generally include a SPKL Warrant) as stock of the PFIC) recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive proposed effective date. If finalized in their current form, those proposed Treasury Regulations would require gain recognition to U.S. Holders of SPKL Class A Ordinary Shares and SPKL Warrants as a result of the Domestication if:

●	SPKL were classified as a PFIC at any time during such U.S. Holder’s holding period in such SPKL Class A Ordinary Shares or SPKL Warrants; and
●	the U.S. Holder had not timely made (1) a QEF Election (as defined below) for the first taxable year in which the U.S. Holder owned such SPKL Class A Ordinary Shares or in which SPKL was a PFIC, whichever is later (or a QEF Election along with a purging election), or (2) an MTM Election (as defined below) with respect to such SPKL Class A Ordinary Shares. Under current law, neither a QEF Election nor an MTM Election (as defined below) can be made with respect to warrants (including SPKL Warrants).

In that case, the tax on any such recognized gain would be imposed based on a complex set of computational rules designed to offset the tax deferral with respect to the undistributed earnings of SPKL. Under these rules (the “excess distributions regime”):

●	the U.S. Holder’s gain will be allocated ratably over the U.S. Holder’s holding period for such U.S. Holder’s SPKL Class A Ordinary Shares or SPKL Warrants;
●	the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain, or to the period in the U.S. Holder’s holding period before the first day of the first taxable year in which SPKL was a PFIC, will be taxed as ordinary income;
●	the amount of gain allocated to other taxable years (or portions of such taxable years) of the U.S. Holder and included in such U.S. Holder’s holding period would be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and
●	an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year (described in the third bullet above) of such U.S. Holder.

The proposed Treasury Regulations provide coordinating rules with Section 367(b) of the Code, under which, if the gain recognition rule of the proposed Treasury Regulations applied to a disposition of PFIC stock that results from a transfer with respect to which Section 367(b) of the Code requires the U.S. Holder to recognize gain or include an amount in income as a dividend deemed paid by SPKL, the gain realized on the transfer is taxable as an excess distribution under the excess distribution regime, and the excess, if any, of the amount to be included in income under Section 367(b) of the Code over the gain realized under the excess distribution regime is taxable as provided under Section 367(b) of the Code. See the discussion above under the section entitled “— Effects of Section 367 to U.S. Holders of SPKL Class A Ordinary Shares.”

It is difficult to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such final Treasury Regulations would apply. Therefore, pursuant to the proposed Treasury

Regulations, U.S. Holders of SPKL Class A Ordinary Shares that have not made a timely and effective QEF Election (or a QEF Election along with a purging election) or an MTM Election (each as defined below) may be subject to taxation under the PFIC rules on the Domestication with respect to their SPKL Class A Ordinary Shares and SPKL Warrants under the excess distribution regime in the manner set forth above. A U.S. Holder that made a timely and effective QEF Election (or a QEF Election along with a purging election) or an MTM Election with respect to its SPKL Class A Ordinary Shares is referred to in this proxy statement/prospectus as an “Electing Shareholder” and a U.S. Holder that is not an Electing Shareholder is referred to in this proxy statement/prospectus as a “Non- Electing Shareholder.”

As discussed above, proposed Treasury Regulations issued under the PFIC rules generally treat an “option” (which would include a SPKL Warrant) to acquire the stock of a PFIC as stock of the PFIC, while final Treasury Regulations issued under the PFIC rules provide that neither a QEF Election nor an MTM Election (as defined below) may be made with respect to options. Therefore, it is possible that the proposed Treasury Regulations, if finalized in their current form, would apply to cause gain recognition on the exchange of SPKL Warrants for ZincFive Warrants pursuant to the Domestication.

Any gain recognized by a Non-Electing Shareholder of SPKL Class A Ordinary Shares or a U.S. Holder of SPKL Warrants as a result of the Domestication pursuant to the PFIC rules would be taxable income to such U.S. Holder and taxed under the excess distribution regime in the manner set forth above, with no corresponding receipt of cash.

As noted above, if SPKL is considered a PFIC, the Domestication could be a taxable event under the PFIC rules regardless of whether the Domestication qualifies as an F Reorganization, and, absent a QEF Election (or a QEF Election along with a purging election) or an MTM Election, a U.S. Holder would be taxed under the excess distribution regime in the manner set forth above.

All U.S. Holders are urged to consult their tax advisors regarding the effects of the PFIC Rules on the Domestication, including the impact of any proposed or final Treasury Regulations.

QEF Election and Mark-to-Market Election

The impact of the PFIC rules on a U.S. Holder of SPKL Class A Ordinary Shares will depend on whether the U.S. Holder has made a timely and effective election to treat SPKL as a “qualified electing fund” under Section 1295 of the Code for the taxable year that is the first year in the U.S. Holder’s holding period of SPKL Class A Ordinary Shares during which SPKL qualified as a PFIC (a “QEF Election”) or, if in a later taxable year, the U.S. Holder made a QEF Election along with a purging election. One type of purging election creates a deemed sale of the U.S. Holder’s SPKL Class A Ordinary Shares at their then fair market value and requires the U.S. Holder to recognize gain pursuant to such purging election subject to the excess distribution regime described above. As a result of any such purging election, the U.S. Holder would increase the adjusted tax basis in its SPKL Class A Ordinary Shares by the amount of the gain recognized and, solely for purposes of the PFIC rules, would have a new holding period in its SPKL Class A Ordinary Shares. U.S. Holders are urged to consult their tax advisors as to the application of the rules governing purging elections to their particular circumstances.

A U.S. Holder’s ability to make a timely and effective QEF Election (or a QEF Election along with a purging election) with respect to its SPKL Class A Ordinary Shares depends upon, among other things, the provision by SPKL of a “PFIC Annual Information Statement” to such U.S. Holder.

SPKL or ZincFive (as applicable) will reasonably endeavor to provide a requesting U.S. Holder such information the IRS may require, including a PFIC Annual Information Statement, for making or maintaining a QEF Election (or making a QEF Election along with a purging election) for SPKL’s taxable year that ends on the date of the Domestication (and prior taxable years), but there is no assurance that SPKL or ZincFive will timely provide such required information. As discussed above, a U.S. Holder is not able to make a QEF Election with respect to SPKL Warrants under current law. An Electing Shareholder generally would not be subject to the excess distribution regime discussed above with respect to their SPKL Class A Ordinary Shares. As a result, an Electing Shareholder generally should not recognize gain or loss as a result of the Domestication except to the extent described under “— Effects of Section 367 to U.S. Holders of SPKL Class A Ordinary Shares,” and subject to the discussion above under “— Tax Effects of the Domestication to U.S. Holders,” but rather would include annually in gross income its pro rata share of the ordinary earnings and net capital gain of SPKL, whether or not such amounts are actually distributed.

The impact of the PFIC rules on a U.S. Holder of SPKL Class A Ordinary Shares may also depend on whether the U.S. Holder has made a mark-to-market election under Section 1296 of the Code (an “MTM Election”). U.S. Holders that hold (actually or constructively) stock of a foreign corporation that is classified as a PFIC may elect to mark such stock to its market value each taxable year if such stock is “marketable stock,” generally, stock that is regularly traded on a stock exchange that is registered with the SEC, including Nasdaq and NYSE. No assurance can be given that SPKL Class A Ordinary Shares are considered to be marketable stock for purposes of the MTM Election for any taxable year or whether the other requirements of this election are satisfied. If such an election is available and has been made, such Electing Shareholder generally would not be subject to the excess distribution regime discussed above with respect to their SPKL Class A Ordinary Shares in connection with the Domestication. Instead, such Electing Shareholder generally will include as ordinary income each year the excess, if any, of the fair market value of its SPKL Class A Ordinary Shares at the end of its taxable year over its adjusted tax basis in its SPKL Class A Ordinary Shares. The Electing Shareholder generally will recognize an ordinary loss in respect of the excess, if any, of its adjusted tax basis in its SPKL Class A Ordinary Shares over the fair market value of its SPKL Class A Ordinary Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the MTM Election). The Electing Shareholder’s tax basis in its SPKL Class A Ordinary Shares generally will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its SPKL Class A Ordinary Shares generally will be treated as ordinary income (and any further loss recognized on such sale or disposition in excess of the net amount previously included in income as a result of the MTM Election generally would be capital loss). However, if the MTM Election is not made by a U.S. Holder with respect to the first taxable year of its holding period for the SPKL Class A Ordinary Shares in which SPKL is a PFIC, then the excess distribution regime discussed above generally will apply to certain dispositions of, distributions on and other amounts taxable with respect to, SPKL Class A Ordinary Shares, including in connection with the Domestication. Under current law, an MTM Election is not available with respect to warrants, including the SPKL Warrants.

The rules dealing with PFICs are very complex and are impacted by various factors in addition to those described above, including the application of the rules addressing overlaps in the PFIC rules and the Section 367(b) rules and the rules relating to controlled foreign corporations. All U.S. Holders of SPKL Securities are urged to consult their tax advisors regarding the consequences to them of the PFIC rules, including whether a QEF Election (or a QEF Election along with a purging election), an MTM election or any other election is available and whether and how any overlap rules apply, and the consequences to them of any such election or overlap rule and the impact of any proposed or final PFIC Treasury Regulations.

Tax Effects to U.S. Holders of Exercising Redemption Rights

Generally

The U.S. federal income tax consequences to a U.S. Holder of SPKL Class A Ordinary Shares that exercises its redemption rights with respect to such shares will depend on whether the redemption qualifies as a sale of shares under Section 302 of the Code. If the redemption qualifies as a sale of shares by a U.S. Holder, the tax consequences to such U.S. Holder generally are as described below under the section entitled “— Taxation of Redemption Treated as a Sale.” If the redemption does not qualify as a sale of shares, a U.S. Holder generally will be treated as receiving a corporate distribution with the tax consequences to such U.S. Holder as described below under the section entitled “— Taxation of Redemption Treated as a Distribution.”

Whether a redemption of shares qualifies for sale treatment will depend primarily on the total number of shares of SPKL Class A Ordinary Shares held or treated as held by the redeemed U.S. Holder before and after the redemption (including any shares treated as constructively owned by the U.S. Holder as a result of owning SPKL Warrants and likely any shares that a U.S. Holder would directly or indirectly acquire pursuant to the Business Combination) relative to all of the stock of SPKL outstanding both before and after the redemption. The redemption generally will be treated as a sale of shares (rather than as a corporate distribution) if the redemption (1) is “substantially disproportionate” with respect to the U.S. Holder, (2) results in a “complete termination” of the U.S. Holder’s interest in SPKL or (3) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.

In determining whether any of the foregoing tests result in a redemption qualifying for sale treatment, a U.S. Holder generally takes into account not only shares actually owned by the U.S. Holder, but also shares that are constructively owned by it under certain attribution rules set forth in the Code. A U.S. Holder may constructively own, in addition to shares owned directly, shares owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any shares that the holder has a right to acquire by exercise of an option, which generally would include shares which could be acquired pursuant to the exercise of SPKL Warrants. Moreover, any shares that a U.S. Holder directly or constructively acquires pursuant to the Business Combination generally should be included in determining the U.S. federal income tax treatment of the redemption.

In order to meet the substantially disproportionate test, the percentage of the SPKL outstanding voting stock actually and constructively owned by the U.S. Holder immediately following the redemption of shares must, among other requirements, be less than 80% of the percentage of SPKL’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately before the redemption (determined based on reduction in voting power, and taking into account redemptions by other holders and likely the ZincFive Common Stock to be issued pursuant to the Business Combination). There will be a complete termination of a U.S. Holder’s interest in the SPKL if either (1) all of the shares actually and constructively owned by the U.S. Holder are redeemed or (2) all of the shares actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. Holder does not constructively own any other shares (including any stock constructively owned by the U.S. Holder as a result of owning SPKL Warrants). The redemption will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in the SPKL. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in ZincFive will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation where such stockholder exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the foregoing tests is satisfied, then the redemption of shares generally will be treated as a corporate distribution to the redeemed U.S. Holder and the tax effects to such a U.S. Holder will be as described below under the section entitled “— Taxation of Redemption Treated as a Distribution.” After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed shares will be added to the U.S. Holder’s adjusted tax basis in its remaining SPKL Ordinary Shares or, if it has none, to the U.S. Holder’s adjusted tax basis in its SPKL Warrants or possibly in other SPKL Ordinary Shares constructively owned by it.

U.S. Holders exercising redemption rights generally will not be subject to the potential tax consequences of the Domestication because they are required to file the request by the Redemption Deadline, which occurs prior to the Domestication. However, because the Redemption Price will not be paid until immediately after the Closing, it is possible that the IRS could assert that for U.S. federal income tax purposes such redemptions should be treated as occurring after the Domestication. If such redemptions are treated for U.S. federal income tax purposes as occurring after the Domestication, holders exercising redemption rights would still be subject to the potential tax consequences of the Domestication (as discussed further above).

U.S. Holders who actually or constructively own at least five percent by vote or value (or, if SPKL Ordinary Shares is not then publicly traded, at least one percent by vote or value) or more of the total outstanding SPKL Ordinary Shares may be subject to special reporting requirements with respect to a redemption of shares, and such holders should consult with their tax advisors with respect to their reporting requirements.

Taxation of Redemption Treated as a Distribution

Subject to the PFIC rules described above, if the redemption of a U.S. Holder’s shares is treated as a corporate distribution, as discussed above under the section entitled “— Generally,” the amount of cash received in the redemption generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from SPKL’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles.

Distributions in excess of the SPKL’s current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its shares. Subject to the PFIC rules described above, and remaining excess will be treated as gain realized on the sale of shares and will be treated as described below under the section entitled “— Taxation of Redemption Treated as a Sale.”

Taxation of Redemption Treated as a Sale

Subject to the PFIC rules described above, if the redemption of a U.S. Holder’s shares is treated as a sale, as discussed above under the section entitled “— Generally,” a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received in the redemption and the U.S. Holder’s adjusted tax basis in the shares redeemed.

Subject to the PFIC rules described above, any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the shares so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders generally will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

U.S. Holders who hold different blocks of shares (including as a result of holding different blocks of SPKL Ordinary Shares purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF AN EXERCISE OF REDEMPTION RIGHTS.

Tax Consequences of Ownership and Disposition of ZincFive Securities

Taxation of Distributions

In general, distributions of cash or other property to U.S. Holders of ZincFive Common Stock (other than certain distributions of the ZincFive Common Stock or rights to acquire the ZincFive Common Stock) generally will constitute dividends for U.S. federal income tax purposes to the extent paid from ZincFive’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits generally will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its ZincFive Common Stock. Any remaining excess generally will be treated as gain realized on the sale or other disposition of the ZincFive Common Stock, as described below under the section entitled “— Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of ZincFive Securities.”

Dividends paid to a U.S. Holder that is treated as a taxable corporation for U.S. federal income tax purposes generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends paid to a non-corporate U.S. Holder generally will constitute “qualified dividend income” subject to tax at reduced rates applicable to long-term capital gains.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of ZincFive Securities

Upon a sale or other taxable disposition of ZincFive Securities (which, in general, would include a redemption of ZincFive Warrants that is treated as a sale of such warrants as described below), a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the ZincFive Securities. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the ZincFive Securities so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders may be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. Holder is an amount equal to the difference between (1) the sum of the amount of cash and the fair market value of any property received in such disposition and (2) the U.S. Holder’s adjusted tax basis in its ZincFive Securities so disposed of. See the section entitled “— Tax Effects of the Domestication to U.S. Holders” above for a discussion of a U.S. Holder’s adjusted tax basis in its securities following the Domestication. See the section entitled “— Exercise, Lapse or Redemption of ZincFive Warrants” below for a discussion regarding a U.S. Holder’s tax basis in ZincFive Common Stock acquired pursuant to the exercise of a ZincFive Warrant.

Exercise, Lapse or Redemption of ZincFive Warrants

A U.S. Holder generally will not recognize taxable gain or loss on the acquisition of ZincFive Common Stock upon exercise of ZincFive Warrants for cash. The U.S. Holder’s tax basis in the shares of ZincFive Common Stock received upon exercise of the ZincFive Warrants generally will be an amount equal to the sum of the U.S. Holder’s tax basis in the ZincFive Warrants and the exercise price. It is unclear whether the U.S. Holder’s holding period for the ZincFive Common Stock received upon exercise of the ZincFive Warrants will begin on the date following the date of exercise or on the date of exercise of the ZincFive Warrants; in either case, the holding period will not include the period during which the U.S. Holder held the ZincFive Warrants. If any ZincFive

Warrants are allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the lapsed Public Warrants.

The tax consequences of a cashless exercise of ZincFive Warrants are not clear under current tax law. A cashless exercise may not be taxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. If the cashless exercise is not taxable, a U.S. Holder’s basis in the ZincFive Common Stock received would equal the U.S. Holder’s basis in the ZincFive Warrants exercised therefor. If the cashless exercise were treated as not being a realization event, it is unclear whether a U.S. Holder’s holding period in the ZincFive Common Stock would be treated as commencing on the date following the date of exercise or on the date of exercise of the ZincFive Warrants; in either case, the holding period would not include the period during which the U.S. Holder held the ZincFive Warrants. If the cashless exercise were treated as a recapitalization, the holding period of the ZincFive Common Stock would include the holding period of the ZincFive Warrants exercised therefor.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder could be deemed to have surrendered a number of ZincFive Warrants equal to the number of shares of ZincFive Common Stock having a value equal to the exercise price for the total number of ZincFive Warrants to be exercised. In such case, the U.S. Holder would recognize capital gain or loss with respect to the ZincFive Warrants deemed surrendered in an amount equal to the difference between the fair market value of the ZincFive Common Stock that would have been received in a regular exercise of the ZincFive Warrants deemed surrendered and the U.S. Holder’s tax basis in the Warrants deemed surrendered. In this case, a U.S. Holder’s aggregate tax basis in the ZincFive Common Stock received would equal the sum of the U.S. Holder’s tax basis in the ZincFive Warrants deemed exercised and the aggregate exercise price of such ZincFive Warrants. It is unclear whether a U.S. Holder’s holding period for the ZincFive Common Stock would commence on the date following the date of exercise or on the date of exercise of the ZincFive Warrants; in either case, the holding period would not include the period during which the U.S. Holder held the ZincFive Warrants.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. Holder’s holding period would commence with respect to the ZincFive Common Stock received, there can be no assurance regarding which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

If ZincFive redeems ZincFive Warrants for cash or if it purchases ZincFive Warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. Holder, taxed as described above under the section entitled “— Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of ZincFive Securities.”

Possible Constructive Distributions

Consistent with the SPKL Warrants, the terms of each ZincFive Warrant will provide for an adjustment to the number of shares of ZincFive Common Stock for which the ZincFive Warrant may be exercised or to the exercise price of the ZincFive Warrant in certain events. An adjustment which has the effect of preventing dilution generally is not taxable. A U.S. Holder of the ZincFive Warrants would, however, be treated as receiving a constructive distribution from ZincFive if, for example, the adjustment increases the U.S. Holder’s proportionate interest in ZincFive’s assets or earnings and profits (for example, through an increase in the number of shares of ZincFive Common Stock that would be obtained upon exercise or through a decrease in the exercise price of the ZincFive Warrant), which adjustment may be made as a result of a distribution of cash or other property, such as other securities, to the holders of shares of the ZincFive Common Stock, or as a result of the issuance of a stock dividend to holders of shares of the ZincFive Common Stock, in each case, which is taxable to the holders of such shares as a distribution. Such constructive distribution generally would be subject to tax as described above under the section entitled “— Taxation of Distributions” in the same manner as if the U.S. Holders of the ZincFive Warrants received a cash distribution from the ZincFive equal to the fair market value of such increased interest.

Information Reporting and Backup Withholding

Payments of dividends on and the proceeds from a sale or other disposition of ZincFive Securities will be subject to information reporting to the IRS and such payments may also be subject to U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s U.S. federal income tax liability, and the U.S. Holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

Non-U.S. Holders

As used in this proxy statement/prospectus, a “Non-U.S. Holder” is a beneficial owner (not including a partnership) of a SPKL Security or ZincFive Security, as applicable, that for U.S. federal income tax purposes is, or is treated as:

●	a non-resident alien individual, other than certain former citizens and residents of the United States subject to U.S. tax as expatriates;
●	a foreign corporation; or
●	an estate or trust that is not a U.S. Holder.

Tax Effects of the Domestication to Non-U.S. Holders

The Domestication is not expected to result in any U.S. federal income tax consequences to a Non-U.S. Holder of SPKL Securities unless the Domestication fails to qualify as an F Reorganization (and does not otherwise qualify as a “reorganization” within the meaning of Section 368(a) of the Code) and such Non-U.S. Holder holds its SPKL Securities in connection with the conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, through a permanent establishment or fixed base that such Non-U.S. Holder maintains in the United States) or is a nonresident alien individual who is physically present in the United States for at least 183 days during that individual’s taxable year in which the Domestication occurs and meets certain other requirements. Non-U.S. Holders will own stock and warrants of a U.S. corporation, i.e., ZincFive, rather than a non-U.S. corporation, i.e., SPKL, after the Domestication.

Tax Effects to Non-U.S. Holders of Exercising Redemption Rights

It is intended that Non-U.S. Holders exercising redemption rights generally are not subject to the potential tax consequences of such exercise or the Domestication because they are required to file the request by the Redemption Deadline, which occurs prior to the Domestication. However, because the Redemption Price will not be paid until immediately after the Closing, it is possible that the IRS could assert that for U.S. federal income tax purposes such redemptions should be treated as occurring after the Domestication. If such redemptions are treated for U.S. federal income tax purposes as occurring after the Domestication, Non-U.S. Holders exercising redemption rights would still be subject to the potential tax consequences of the Domestication (as discussed further above). All Non-U.S. Holders considering exercising redemption rights with respect to SPKL Class A Ordinary Shares are urged to consult with their tax advisors with respect to the potential tax consequences to them of the Domestication and exercise of redemption rights.

Tax Consequences of Ownership and Disposition of ZincFive Securities

Taxation of Distributions

In general, any distributions (including constructive distributions, but not including certain distributions of the ZincFive Common Stock or rights to acquire the ZincFive Common Stock) made to a Non-U.S. Holder of shares of ZincFive Common Stock, to the extent paid out of ZincFive’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, ZincFive (or another applicable withholding agent) will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). In the case of any constructive dividend, it is possible that this tax would be withheld from any amount owed to a Non-U.S. Holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from warrants or other property subsequently paid or credited to such Non-U.S. Holder. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its shares of ZincFive Common Stock and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the ZincFive Common Stock, which will be treated as described below under the section entitled “— Sale, Taxable Exchange or Other Taxable Disposition of ZincFive Securities.” If ZincFive determines that it is likely to be classified as a “United States real property holding corporation” (see the section entitled “— Sale, Taxable Exchange or Other Taxable Disposition of ZincFive Securities” below), the applicable withholding agent may be required to withhold 15% of any distribution that exceeds ZincFive’s current and accumulated earnings and profits.

The withholding tax generally does not apply to dividends paid to a Non-U.S. Holder who provides an IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. Holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A Non-U.S. Holder that is treated as a foreign corporation for U.S. federal income tax purposes receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower rate provided in an applicable tax treaty).

Sale, Taxable Exchange or Other Taxable Disposition of ZincFive Securities

A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of its ZincFive Securities, including an expiration or redemption of the ZincFive Warrants as described below under the section entitled “— Exercise, Lapse or Redemption of ZincFive Warrants,” or a redemption of ZincFive Common Stock that is treated as a sale of shares as described above under the section entitled “— Tax Effects to Non-U.S. Holders of Exercising Redemption Rights,” unless:

●	the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such Non-U.S. Holder maintains in the United States);
●	such Non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of such disposition (as such days are calculated pursuant to Section 7701(b)(3) of the Code) and certain other requirements are met; or
●	ZincFive is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the Non-U.S. Holder’s holding period for the applicable ZincFive Security being disposed of.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. Holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. Holder that is treated as a foreign corporation for U.S. federal income tax purposes may also be subject to an additional “branch profits tax” imposed at a 30% rate (or a lower applicable income tax treaty rate).

If the second bullet point applies to a Non-U.S. Holder, such Non-U.S. Holder generally will be subject to U.S. tax on such Non-U.S. Holder’s net capital gain for such year (including any gain realized in connection with the redemption) at a tax rate of 30% (or a lower applicable tax treaty rate).

If the third bullet point above applies to a Non-U.S. Holder, subject to certain exceptions in the case of interests that are regularly traded on an established market, gain recognized by such holder will be subject to tax at generally applicable U.S. federal income tax rates, and a buyer of such ZincFive Security or ZincFive may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such disposition or redemption.

Based on the nature of the business and activities of ZincFive, it generally is not expected that ZincFive would be a United States real property holding corporation after the Domestication or immediately after the Business Combination is completed. However, neither SPKL nor ZincFive has undertaken a formal analysis of the ZincFive’s possible status as a United States real property holding corporation. Such determination is factual in nature and subject to change. Accordingly, no assurance can be provided as to whether ZincFive would be treated as a United States real property holding corporation in any taxable year.

Non-U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consequences to them in respect of any loss recognized on a sale, taxable exchange or other taxable disposition of its ZincFive Securities.

Exercise, Lapse or Redemption of ZincFive Warrants

A Non-U.S. Holder generally will not recognize taxable gain or loss on the acquisition of ZincFive Common Stock upon exercise of ZincFive Warrants for cash. The Non-U.S. Holder’s tax basis in the share of ZincFive Common Stock received upon exercise of ZincFive Warrants generally will be an amount equal to the sum of the Non-U.S. Holder’s tax basis in such ZincFive Warrants and the exercise price. It is unclear whether the Non-U.S. Holder’s holding period for the ZincFive Common Stock received upon exercise of the ZincFive Warrants will begin on the date following the date of exercise or on the date of exercise of the ZincFive Warrants; in either case, the holding period will not include the period during which the Non-U.S. Holder held the ZincFive Warrants. If any ZincFive Warrants are allowed to lapse unexercised, a Non-U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in such lapsed Public Warrants and generally will be taxed as described above under “— Sale, Taxable Exchange or Other Taxable Disposition of ZincFive Securities.”

Consistent with the SPKL Warrants, the ZincFive Warrants may be exercised on a cashless basis in certain circumstances. The U.S. federal income tax characterization of a cashless exercise of ZincFive Warrants are not clear under current tax law. A cashless exercise may not be a taxable exchange, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. If the cashless exercise is not taxable, a Non-U.S. Holder’s tax basis in the ZincFive Common Stock received would equal the Non-U.S. Holder’s tax basis in the ZincFive Warrants exercised therefor. If the cashless exercise were treated as not being a realization event, it is unclear whether a Non-U.S. Holder’s holding period in the ZincFive Common Stock would be treated as commencing on the date following the date of exercise or on the date of exercise of the ZincFive Warrants; in either case, the holding period would not include the Non-U.S. Holder’s holding period for the ZincFive Warrants exercised therefor.

If the cashless exercise were treated as a recapitalization, the holding period of the ZincFive Common Stock would include the holding period of the ZincFive Warrants exercised therefor.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a Non-U.S. Holder could be deemed to have surrendered a number of ZincFive Warrants equal to the number of shares of ZincFive Common Stock having a value equal to the exercise price for the total number of ZincFive Warrants to be exercised. In such case, the Non-U.S. Holder would recognize capital gain or loss with respect to the ZincFive Warrants deemed surrendered in an amount equal to the difference between the fair market value of the ZincFive Common Stock that would have been received in a regular exercise of the ZincFive Warrants deemed surrendered and the Non-U.S. Holder’s tax basis in the ZincFive Warrants deemed surrendered. Any gain or loss recognized by a Non-U.S. Holder generally will be taxed as described above in “— Sale, Taxable Exchange or Other Taxable Disposition of ZincFive Securities.” It is unclear whether a Non-U.S. Holder’s holding period for the ZincFive Common Stock would commence on the date following the date of exercise or on the date of exercise of the Public Warrants; in either case, the holding period would not include the Non-U.S. Holder’s holding period for the Public Warrants exercised therefor.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a Non-U.S. Holder’s holding period would commence with respect to the ZincFive Common Stock received, there can be no assurance regarding which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, Non-U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

If ZincFive redeems ZincFive Warrants for cash or if ZincFive purchases ZincFive Warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the Non-U.S. Holder, taxed as described above under “— Sale, Taxable Exchange or Other Taxable Disposition of ZincFive Securities.”

Non-U.S. Holders should consult their tax advisors regarding the tax consequences of the exercise, lapse, or redemption of ZincFive Warrants.

Possible Constructive Distributions

Similar to the SPKL Warrants, the terms of each ZincFive Warrant will provide for an adjustment to the number of shares of ZincFive Common Stock for which the ZincFive Warrant may be exercised or to the exercise price of the ZincFive Warrant in certain events. An adjustment which has the effect of preventing dilution generally is not a taxable event. A Non-U.S. Holder of the ZincFive Warrant would, however, be treated as receiving a constructive distribution from ZincFive if, for example, the adjustment increases the Non-U.S. Holder’s proportionate interest in ZincFive’s assets or earnings and profits (for example, through an increase in the number of shares of ZincFive Common Stock that would be obtained upon exercise or through a decrease in the exercise price of the ZincFive Warrant), which adjustment may be made as a result of a distribution of cash or other property, such as other securities, to the holders of shares of ZincFive Common Stock, or as a result of the issuance of a stock dividend to holders of shares of ZincFive Common Stock, in each case, which is taxable to the holders of such stock as a distribution. Any constructive distribution treated as received by a Non-U.S. Holder generally would be subject to U.S. federal income tax (including any applicable withholding) in the same manner as if such Non-U.S. Holder received a corporate distribution from ZincFive equal to the fair market value of such increased interest without any corresponding receipt of cash, the U.S. federal income tax consequences of which are described above under “— Taxation of Distributions.”

Information Reporting and Backup Withholding

Information returns will be filed with the IRS in connection with payments of distributions and the proceeds from a sale or other disposition of ZincFive Securities. A Non-U.S. Holder may have to comply with certification procedures to establish that it is not a U.S. person to avoid backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder generally will be allowed as a credit against such Non-U.S. Holder’s U.S. federal income tax liability and may entitle such Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS OF THE MERGERS

The following is a discussion of the material U.S. federal income tax consequences of the Mergers to ZincFive, Legacy ZincFive and U.S. and Non-U.S. Holders (each as defined below, and together, “Holders”) of Legacy ZincFive shares that exchange such shares in the Mergers for ZincFive Common Stock and Holders of ZincFive shares. This summary is based upon current provisions of the Code, existing Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the IRS, all in effect as of the date hereof and all of which are subject to differing interpretations or change. Any such change or differing interpretation, which may be retroactive, could alter the tax consequences to Legacy ZincFive stockholders from the following summary. This discussion assumes that the Mergers will be consummated in accordance with the Merger Agreement and as described in this proxy statement/prospectus.

This discussion applies only to stockholders who hold their Legacy ZincFive shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment) and does not purport to address all U.S. federal income tax consequences relevant to Holders of Legacy ZincFive shares, including any alternative minimum tax consequences or the Medicare contribution tax on certain net investment income, any U.S. federal non-income tax consequences of the Mergers, including estate or gift tax consequences, or any state, local, non-U.S. or other tax consequences of the Mergers. In addition, it does not address consequences relevant to Legacy ZincFive stockholders that are subject to particular U.S. or non-U.S. tax rules, including, without limitation, to Legacy ZincFive stockholders that are:

●	banks, financial institutions or financial services entities;
●	broker-dealers;
●	taxpayers that are subject to, or who elect to apply, the mark-to-market accounting rules under Section 475 of the Code;
●	tax-exempt entities;
●	governments or agencies or instrumentalities of such governments or agencies;
●	insurance companies;
●	regulated investment companies or real estate investment trusts;
●	partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) or other pass-through entities (including S Corporations), and investors therein;
●	U.S. expatriates or former long-term residents of the United States;
●	except as specifically provided below, persons that actually or constructively own five percent or more (by vote or value) of Legacy ZincFive’s shares;
●	persons that acquired their Legacy ZincFive shares pursuant to an exercise of employee options, in connection with employee share incentive plans or otherwise as compensation;
●	persons that hold or sell their Legacy ZincFive shares as part of a straddle, constructive sale, hedge, synthetic security, wash sale, conversion or other integrated or similar transaction or risk reduction strategy;
●	U.S. Holders (as defined below) the functional currency of which is not the U.S. dollar;
●	persons subject to special tax accounting rules as a result of any item of gross income with respect to Legacy ZincFive shares being taken into account in an “applicable financial statement” (as defined in the Code); or

●	“specified foreign corporations” (including “controlled foreign corporations”), “passive foreign investment companies” or corporations that accumulate earnings to avoid U.S. federal income tax.
●	persons who elect to apply the provisions of Section 1400Z-2 of the Code to any gains realized in the Merger;
●	persons holding Legacy ZincFive shares in connection with a trade or business conducted outside the U.S.; and
●	persons holding Legacy ZincFive shares as qualified small business stock under Section 1202 of the Code or as Section 1244 stock.

Legacy ZincFive stockholders, including in particular those subject to special U.S. or non-U.S. tax rules that are described in the list above, are urged to consult their own tax advisors regarding the consequences to them of the Mergers.

If a partnership or other pass-through entity (or any entity or arrangement treated as a partnership or other pass-through entity for U.S. federal income tax purposes) holds Legacy ZincFive shares, the tax treatment of such partnership or other pass-through entity and a person treated as a partner of such partnership or owner of such other pass-through entity will generally depend on the status of the partner or owner, the activities of the partnership or other pass-through entity and certain determinations made at the partner or owner level. Partnerships and other pass-through entities holding any Legacy ZincFive shares and persons that are treated as partners of such partnerships or owners of such other pass-through entities should consult their tax advisors as to the particular U.S. federal income tax consequences to them of the Mergers.

In addition, the following discussion does not address: (1) the tax consequences of transactions effectuated before, after or at the same time as the Mergers, whether or not they are in connection with the Merger, including, without limitation, the Conversion and any transactions in which shares of ZincFive Common Stock are acquired or disposed of other than in exchange for Legacy ZincFive shares in the Mergers; (2) the tax consequences to holders of Legacy ZincFive convertible debt, Legacy ZincFive restricted stock awards, Legacy ZincFive options, Legacy ZincFive shares subject to a “substantial risk of forfeiture” or Legacy ZincFive warrants; (3) the tax consequences of the ownership of shares of ZincFive Common Stock following the Mergers; or (4) any payment to holders of Dissenting Shares.

Definitions of “Legacy ZincFive U.S. Holder” and “Legacy ZincFive Non-U.S. Holder”

For purposes of this discussion, a “Legacy ZincFive U.S. Holder” is a beneficial owner of Legacy ZincFive shares that for U.S. federal income tax purposes is, or is treated as:

●	an individual who is a citizen or resident of the United States;
●	a corporation or any other entity taxable as a corporation created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;
●	a trust if (1) a U.S. court can exercise primary supervision over the administration of such trust and one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a United States person; or
●	an estate, the income of which is subject to U.S. federal income tax regardless of its source.

For purposes of this discussion, a “Legacy ZincFive Non-U.S. Holder” is a beneficial owner (not including a partnership) of Legacy ZincFive shares that for U.S. federal income tax purposes is, or is treated as:

●	a non-resident alien individual, other than certain former citizens and residents of the U.S. subject to U.S. tax as expatriates;
●	a foreign corporation; or

●	an estate or trust that is not a U.S. Holder. but does not include an individual who is present in the U.S. for 183 days or more in the taxable year of disposition. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the Mergers and whether you are treated as a resident for U.S. federal income tax purposes.

ALL HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE MERGERS ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY U.S. STATE OR LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

General

Each of Legacy ZincFive and SPKL intends for the Mergers, taken together as integrated steps of a single transaction for U.S. federal income tax purposes, to qualify as a “reorganization” pursuant to Section 368(a) of the Code. Furthermore, in the Merger Agreement, each of Legacy ZincFive and SPKL agrees to (and cause their respective Subsidiaries and Affiliates to) use its reasonable best efforts to cause the Mergers to qualify for such intended tax treatment and not take or cause to be taken any action, or fail to take or cause to be taken any action, which action or failure to act would reasonably be expected to prevent the Mergers from so qualifying. Nevertheless, Legacy ZincFive and SPKL cannot guarantee that the IRS will not challenge the intended tax treatment of the Mergers, and that such a challenge will not be successful. None of Legacy ZincFive, SPKL, Merger Sub I, or Merger Sub II intend to obtain a ruling from the IRS or an opinion from counsel with respect to the tax consequences of the Mergers. Further, the closing of the Mergers is not conditioned upon obtaining an opinion from counsel that the Mergers will qualify as a reorganization. Accordingly, no assurance can be given that the IRS will not challenge the Mergers’ qualification as a “reorganization” within the meaning of Section 368(a) of the Code or that a court would not sustain such a challenge.

Consequences to Legacy ZincFive U.S. Holders and Legacy ZincFive Non-U.S. Holders of Legacy ZincFive Shares if the Mergers Qualify as a Reorganization

Assuming the Mergers qualify as a “reorganization” under Section 368(a) of the Code, the U.S. federal income tax consequences of the Mergers to Holders of Legacy ZincFive shares are as follows:

●	Holders of Legacy ZincFive shares generally will not recognize gain or loss upon the exchange of their Legacy ZincFive shares for ZincFive Common Stock. Holders of Legacy ZincFive shares generally will obtain a basis in the ZincFive Common Stock they receive in the Mergers equal to their basis in the Legacy ZincFive shares exchanged therefor; and
●	if a Holder of Legacy ZincFive shares acquired different blocks of Legacy ZincFive shares at different times or at different prices, such Holder should consult its own tax advisor regarding the manner in which its basis and holding period should be allocated among its ZincFive Common Stock in light of its specific circumstances.

Consequences to Legacy ZincFive U.S. Holders if the Mergers Do Not Qualify as a Reorganization

If the Mergers do not qualify as a reorganization within the meaning of Section 368(a) of the Code, then each Legacy ZincFive U.S. Holder will be treated as exchanging such U.S. Holder’s Legacy ZincFive shares in a fully taxable transaction in exchange for ZincFive Common Stock. Legacy ZincFive U.S. Holders generally will recognize capital gain or loss in such exchange equal to the difference between (1) the fair market value of the ZincFive Common Stock and (2) such U.S. Holder’s tax basis in the Legacy ZincFive shares surrendered in the Mergers. Gain or loss must be calculated separately for Legacy ZincFive shares acquired at different times for different prices. Any gain or loss recognized generally would be long-term capital gain or loss if the Legacy ZincFive U.S. Holder’s holding period in a particular block of Legacy ZincFive shares exceeds one year at the time of the Mergers. Long-term capital gain of non-corporate Legacy ZincFive U.S. Holders (including individuals) generally is taxed at reduced U.S. federal income tax rates. The deductibility of capital losses is subject to limitations. The aggregate tax basis of a Legacy ZincFive U.S. Holder in the ZincFive Common Stock will equal its fair market value at the First Effective Time, and the holding period of ZincFive Common Stock received in the Mergers will begin on the day after the consummation of the Mergers.

Consequences to Legacy ZincFive Non-U.S. Holders if the Mergers Do Not Qualify as a Reorganization

If the Mergers do not qualify as a reorganization under Section 368(a) of the Code, Legacy ZincFive Non-U.S. Holders will generally not be subject to U.S. federal income tax in connection with the Mergers, except to the extent described below.

If gain recognized upon the exchange of the Legacy ZincFive Non-U.S. Holder’s Legacy ZincFive shares for shares of ZincFive Common Stock is effectively connected with ZincFive Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Legacy ZincFive Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable), such gain will be subject to U.S. federal income tax on a net income basis at the regular graduated rates applicable to U.S. Holders. A Legacy ZincFive Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items. In addition, if Legacy ZincFive is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the Mergers or the period that the Legacy ZincFive Non-U.S. Holder held Legacy ZincFive shares, any gain recognized by such Non-U.S. Holder with respect to such Non-U.S. Holder’s Legacy ZincFive shares as a result of the Mergers generally would be subject to tax at applicable U.S. federal income tax rates and a U.S. federal withholding tax could apply. However, Legacy ZincFive believes that it is not, and has not been at any time since the five-year period ending on the date of the Mergers, a United States real property holding corporation and neither Legacy ZincFive nor ZincFive expects to be a United States real property holding corporation immediately after the Business Combination is completed.

Consequences of the Mergers to ZincFive and Holders of ZincFive Shares

Pursuant to the Mergers, ZincFive will issue its shares to the Legacy ZincFive shareholders in exchange for their Legacy ZincFive shares. ZincFive should not recognize any gain or loss on this exchange pursuant to Section 1032 of the Code. Holders of ZincFive shares will not be selling, exchanging, or otherwise transferring their ZincFive shares in connection as a result of the Mergers. Therefore, such Holders should not be subject to any material U.S. federal income tax consequences as a result of the Mergers.

Information Reporting for Legacy ZincFive U.S. Holders

Each Legacy ZincFive U.S. Holder who receives shares of ZincFive Common Stock in the Mergers is required to retain permanent records pertaining to the Mergers, and make such records available to any authorized IRS officers and employees. Such records should specifically include information regarding the amount, basis, and fair market value of all Legacy ZincFive shares that are exchanged in the Mergers, and relevant facts regarding any liabilities assumed or extinguished as part of such reorganization. Legacy ZincFive U.S. Holders who owned immediately before the Mergers at least one percent (by vote or value) of the total outstanding stock of Legacy ZincFive or securities of Legacy ZincFive with a basis of $1.0 million or more, are required to attach a statement to their tax returns for the year in which the Mergers is consummated that contains the information listed in Treasury Regulations Section 1.368-3(b). Such statement must include the Legacy ZincFive U.S. Holder’s tax basis in such Holder’s Legacy ZincFive shares or securities surrendered in the Mergers, the fair market value of such stock or securities, the date of the Mergers and the name and employer identification number of each of Legacy ZincFive and ZincFive. Legacy ZincFive U.S. Holders are urged to consult with their own tax advisors to comply with these rules.

THIS SUMMARY DOES NOT TAKE INTO ACCOUNT YOUR PARTICULAR CIRCUMSTANCES AND DOES NOT ADDRESS CONSEQUENCES THAT MAY BE PARTICULAR TO YOU, INCLUDING THE EFFECT OF ANY U.S. FEDERAL, STATE OR LOCAL, OR NON-U.S. TAX LAWS. THEREFORE, YOU SHOULD CONSULT YOUR TAX ADVISOR REGARDING THE PARTICULAR CONSEQUENCES OF THE MERGERS TO YOU.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Pursuant to the terms of the Merger Agreement, the unaudited pro forma condensed combined financial presents the combination of the financial information of SPKL and Legacy ZincFive adjusted to give effect to the Business Combination. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” The unaudited pro forma condensed combined balance sheet as of June 30, 2026 combines the historical balance sheet of SPKL and the historical balance sheet of Legacy ZincFive on a pro forma basis as if the Business Combination, summarized below, had been consummated on June 30, 2026. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2025 and the six months ended June 30, 2026, combine the historical statements of operations of SPKL and Legacy ZincFive for such periods on a pro forma basis as if the Business Combination, summarized below, had been consummated on January 1, 2025, the beginning of the earliest period presented:

●	the Domestication;
●	following the Domestication, the First Merger;
●	immediately following the First Merger, the Second Merger;
●	the forfeiture by the Sponsor of:
●	922,078 shares of ZincFive Common Stock for issuance to the First Tranche Bridge Investors and 1,458,400 ZincFive Warrants for issuance to certain of the Bridge Investors;
●	2,786,867 Private Placement Warrants and, assuming full conversion of $1,500,000 of the unpaid principal balance of the Convertible Note into Working Capital Warrants, 750,000 Working Capital Warrants to be reserved for issuance as stock options under the 2026 Plan pursuant to the Sponsor Agreement; and
●	3,500,000 shares of ZincFive Common Stock for issuance to the Lead Purchaser, as a condition to the Lead Purchaser’s participation the Series A Preferred Investment, pursuant to the Sponsor Agreement;
●	the automatic surrender and retirement of the Legacy ZincFive Series F Preferred Stock and issuance of the applicable number of shares of ZincFive Common Stock in accordance with the Merger Agreement;
●	the remaining Legacy ZincFive Preferred Stock converts to shares of Legacy ZincFive Common Stock immediately prior to the Closing and at the Closing converts to ZincFive Common Stock, in accordance with the Merger Agreement; and
●	the automatic exercise or exchange of each ZincFive Warrant outstanding immediately prior to the First Effective Time for the applicable number of shares of ZincFive Common Stock, in each case in accordance with the Merger Agreement.

Other information relating to Legacy ZincFive and SPKL included in this proxy statement/prospectus, including the description of the Merger Agreement and the transactions contemplated therewith are available under the section titled “The Business Combination Proposal.”

Other Related Events in Connection with the Business Combination

Other related events that have or are contemplated to take place in connection with the Business Combination are summarized below:

Series A Preferred Investments

In connection with the execution of the Merger Agreement, SPKL and Legacy ZincFive entered into the Series A Securities Purchase Agreement with the Series A Preferred Investors. The following summary of the Series A Securities Purchase Agreement is qualified by reference to the complete text of the Series A Securities Purchase Agreement, a copy of which is attached as Annex J to this proxy statement/prospectus. All stockholders are encouraged to read the form of the Series A Securities Purchase Agreement in its entirety for a more complete description of the terms and conditions thereof.

Pursuant to the terms of the Series A Securities Purchase Agreement, SPKL has agreed to issue and sell to the Series A Preferred Investors, and the Series A Preferred Investors have agreed to buy, 10,441,174 shares of Series A Preferred Stock, having the rights, preferences and privileges set forth in the Certificate of Designation, at a purchase price of $10.20 per share, and for each Series A Preferred Investor, a ZincFive Warrant to purchase a number of shares of ZincFive Common Stock equal to 100% of the total number of shares of ZincFive Common Stock into which such holder’s shares of Series A Preferred Stock are convertible on the date of Closing, at an exercise price of $12.00 per share, for an aggregate commitment of $106.5 million. Each share of Series A Preferred Stock will have a stated value of $12.00. Certain Series A Preferred Investors who provided $6.5 million of interim financing to Legacy ZincFive in the form of Bridge Notes will pay the purchase price through the cancellation and conversion of their Bridge Notes.

ZincFive Common Stock issuable upon conversion of the Series A Preferred Stock or upon exercise of ZincFive Warrants will be “Registrable Securities” under the A&R Registration Rights Agreement described above.

The closing of the Series A Preferred Investment is conditioned on all conditions set forth in the Merger Agreement having been satisfied or waived and other customary closing conditions, and the Transactions will be consummated immediately following the closing of the Series A Preferred Investment. In addition, as a condition to the closing of Lead Purchaser’s Series A Preferred Investment, SPKL will issue an aggregate of 3,500,000 shares of ZincFive Common Stock to the Lead Purchaser or SPKL or ZincFive will cause stockholders of SPKL or ZincFive to assign an aggregate of 3,500,000 shares of ZincFive Common Stock to the Lead Purchaser. The Series A Securities Purchase Agreement will terminate upon the earlier to occur of (i) the termination of the Merger Agreement and (ii) the mutual written agreement of the parties thereto. In addition, SPKL or Legacy ZincFive may terminate the Series A Securities Purchase Agreement with respect to any Series A Preferred Investor if any of the conditions to closing applicable to such Series A Preferred Investor become incapable of fulfillment, and each Series A Preferred Investor may terminate, as to itself, the Series A Securities Purchase Agreement if any of the conditions to closing applicable to SPKL become incapable of fulfillment or the closing of the Series A Preferred Investment has not occurred on or prior to June 11, 2027.

Sponsor Agreement

Concurrently with the execution of the Merger Agreement, SPKL entered into the Sponsor Agreement with the Insiders. The following summary of material provisions of the Sponsor Agreement is qualified by reference to the complete text of the Sponsor Agreement, a copy of which is attached as an exhibit to the Registration Statement of which this proxy statement/prospectus is a part. All shareholders are encouraged to read the Sponsor Agreement in its entirety for a more complete description of the terms and conditions of the Sponsor Agreement.

Pursuant to the terms of the Sponsor Agreement, each Insider agreed to, among other things: (i) vote in favor of adoption of the SPKL Stockholder Matters; (ii) vote against any Acquisition Transaction (as defined in the Merger Agreement) and any merger agreement or merger other than the Merger Agreement and the Business Combination; (iii) vote against any change in the business, management or board of directors of SPKL (other than in connection with the SPKL Stockholder Matters or pursuant to the Merger Agreement or ancillary agreements); and (iv) vote against any proposal, action or agreement that would: (A) impede, interfere, frustrate, prevent or nullify any provision of the Sponsor Agreement, the Merger Agreement or the Transactions; (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of SPKL under the Merger Agreement; (C) result in any of the closing conditions of the Merger Agreement not being fulfilled; (D) result in a breach of any covenant, representation or warranty or other obligation or agreement of the Sponsor in the Sponsor Agreement; or (E) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, SPKL.

Also pursuant to the terms of the Sponsor Agreement, during the period commencing on the June 11, 2026 until the earliest of (a) termination of the Merger Agreement, (b) the liquidation of SPKL, (c) the first anniversary of the Closing Date and (d) the date upon which the volume-weighted average price of ZincFive Common Stock equals or exceeds $12.00 per share for any twenty (20) trading days within any thirty (30) trading day period commencing any time that is one hundred eighty (180) days after the date that the Resale Registration Statement covering the resale of Registrable Securities (as defined in the A&R Registration Rights Agreement) initially becomes effective, the Insiders will not (subject to limited and customary exceptions): (i) sell, offer to sell, contract or agree to sell, hypothecate or pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to the Sponsor Securities; (ii) enter into any swap or other arrangement that transfers to another any of the economic consequences of ownership of any Sponsor Securities, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise; (iii) take any action in furtherance of any of the matters described in the foregoing clauses (i) or (ii); or (iv) publicly announce any intention to effect any transaction specified in the foregoing clauses (i) or (ii) prior to the closing for no consideration.

Pursuant to the terms of the Sponsor Agreement, Legacy ZincFive agreed to indemnify SPKL, the Sponsor and certain of their respective affiliates and representatives against damages arising from the February 2026 Convertible Note, which was subsequently paid off. In addition, pursuant to the terms of the Sponsor Agreement, (a) Sponsor may elect to convert up to $1,500,000 of the aggregate amount outstanding under any Working Capital Warrants (as defined in the Merger Agreement) into ZincFive Warrants, (b) Sponsor agreed to forfeit, immediately following the Closing and subject to the occurrence of the Closing, (x) 3,500,000 shares of ZincFive Common Stock, (y) 922,078 shares of ZincFive Common Stock for issuance to the First Tranche Bridge Investors and (z) 1,458,400 ZincFive Warrants for issuance to certain of the Bridge Investors, and (c) Sponsor agreed to forfeit, immediately following the Closing, 2,786,867 ZincFive Warrants and 50% of any ZincFive Warrants issued as a result of the conversion of Working Capital Warrants for issuance as stock options pursuant to the 2026 Plan. For a discussion of the dilutive impact of the transactions described above, see “Summary of the Proxy Statement/Prospectus — The Proposals to be Submitted at the Extraordinary General Meeting — The Business Combination Proposal — Dilution.”

SPKL Capital Transactions

Contributions

Following the approval of the First Extension at the First Extension Meeting, the SPKL committed to make monthly deposits directly to the Trust Account in an amount equal to the lesser of (i) $0.015 for each outstanding SPKL Class A Ordinary Share and (ii) $55,000, up to a maximum aggregate amount of $825,000. As of          , 2026, the most recent practicable date prior to the date of this proxy statement/prospectus, SPKL has made the First Extension Contributions in an aggregate amount of $        into the Trust Account, which amount will be repaid as part of the amount outstanding under the Non-Convertible Note.

Following the approval of the Second Extension at the Second Extension Meeting, SPKL committed to make monthly deposits directly into the Trust Account in an amount equal to $0.015 for each outstanding SPKL Class A Ordinary Share, up to a maximum aggregate amount of $201,304. As of            , 2026, the most recent practicable date prior to the date of this proxy statement/prospectus, SPKL has made the Second Extension Contributions in an aggregate amount of $       into the Trust Account, which amount will be repaid as part of the amount outstanding under the Non-Convertible Note.

Convertible Note

On January 28, 2025, SPKL issued the Convertible Note in the principal amount of up to $1,900,000 to the Sponsor, of which ZincFive borrowed $1,900,000. The Convertible Note does not bear interest and is repayable in full upon consummation of SPKL’s initial business combination. Upon the consummation of a business combination, the Sponsor has the option, but not the obligation, to convert all or a portion of up to $1,500,000 of the unpaid principal balance of the Convertible Note into a number of Working Capital Warrants equal to the principal amount of the note so converted divided by $1.00. The terms of the Working Capital Warrants will be identical to the terms of the Private Placement Warrants.

If SPKL does not complete the Business Combination or another initial business combination, SPKL will not repay the Convertible Note from amounts held in the Trust Account, and the Trust Account proceeds will be distributed to the Public Shareholders, subject to the limitations described in this proxy statement/prospectus; however, SPKL may repay the Convertible Note if there are funds available outside the Trust Account to do so. Pursuant to the Sponsor Agreement, 50% of any ZincFive Warrants issued upon conversion of the Working Capital Warrants will be forfeited by the Sponsor for reissuance as stock options under the 2026 Plan.

Non-Convertible Note

On June 25, 2025, SPKL issued the Non-Convertible Note in the principal amount of up to $2,500,000 of which $2,500,000 was outstanding as of June 30, 2026, which includes the aggregate amount of the Contributions deposited into the Trust Account. The Non-Convertible Note does not bear interest and is repayable upon the earlier of the consummation of SPKL’s initial business combination and the last day that SPKL has to complete a business combination.

Related Party Advances

On March 29, 2024, the Sponsor advanced SPKL $3,500 for working capital purposes. On May 13, 2026, the Sponsor advanced an additional $70,000 to the Company for working capital purposes. These advances are non-interest bearing and are due on demand. These related party transactions are included on the accompanying balance sheets as a related party payable. As of June 30, 2026 and December 31, 2025, the Company borrowed $73,500 and $3,500, respectively under the related party payable.

Pro forma Ownership after the Business Combination

The following table illustrates the pro forma ownership in ZincFive immediately following the consummation of the Business Combination, under each of: (i) the No Redemption Scenario and (ii) the Maximum Redemption Scenario, each as defined below and excluding the dilutive effect of: (a) the Private Placement Warrants (as defined below); (b) the Public Warrants (as defined below); (c) the Working Capital Warrants into which the Convertible Note (as defined below) can be converted; and (d) the Series A Preferred Investor Warrants.

	No Redemption	Maximum Redemption
	Scenario(1)	Scenario(1)
	Ownership		Ownership
	Shares %*	Shares	%*
Public Shareholders	%	—	—%
Sponsor	1,150,000%	1,150,000	1.58%
SPKL Insiders	850,000%	850,000	1.17%
Legacy ZincFive Securityholders(2)	54,336,006%	54,336,006	74.64%
Series A Preferred Investors(3)	10,441,174%	10,441,174	14.34%
Lead Purchaser	3,500,000%	3,500,000	4.81%
First Tranche Bridge Investors	922,078%	922,078	1.27%
Convertible Promissory Noteholders(4)	1,598,448%	1,598,448	2.20%
Total shares of ZincFive Common Stock and Preferred Stock outstanding at Closing	100%	72,797,706	100%
*	Amounts may not sum due to rounding.
(1)

Share ownership presented under each redemption scenario in the table above is only presented for illustrative purposes. SPKL and ZincFive cannot predict how many Public Shareholders will exercise their right to have their Public Shares redeemed for cash. As a result, the redemption amount and the number of Public Shares redeemed in connection with the Business Combination may differ from the amounts presented above. As such, the ownership percentages of current SPKL shareholders may also differ from the presentation above if the actual redemptions are different from these assumptions. See “Risk Factors — Risks Related to SPKL — The ability of our Public Shareholders to exercise redemption rights with respect to a portion of our Public Shares could increase the probability that the Business Combination will be unsuccessful and that you would have to wait for liquidation for your Public Shares to be redeemed.” Assumes a Redemption Price of approximately $                  , which was the approximate Redemption Price as of                  , 2026. Following such redemptions, the amount remaining in the Trust Account was $                as of                , 2026.

(2)

Includes (i) 957,152 shares of ZincFive Common Stock issuable to holders of outstanding Legacy ZincFive Class A Common Stock; (ii) 209,360 shares of ZincFive Common Stock issuable to holders of outstanding Legacy ZincFive Class B Common Stock; (iii) 45,777,420 shares of ZincFive Common Stock issuable to holders of outstanding Legacy ZincFive Preferred Stock; and (iv) 7,392,074 shares of ZincFive Common Stock issuable upon exercise of outstanding Legacy ZincFive Warrants; and excludes 5,663,832 shares of ZincFive Common Stock issuable upon exercise of stock options, assuming the Closing occurs on October 15, 2026.

(3)	Represents shares of Series A Preferred Stock. Excludes 10,441,174 shares of ZincFive Common Stock issuable upon conversion of the Series A Preferred Investor Warrants.

(4)

Represents shares of ZincFive Common Stock issuable upon automatic conversion of Convertible Promissory Notes that will convert automatically into ZincFive Common Stock upon the consummation of the Business Combination, assuming such conversion occurs on October 15, 2026.

Anticipated Accounting Treatment of the Business Combination

The expected accounting treatment of the Business Combination is dependent upon which entity in the Business Combination is considered the accounting acquirer. A combining entity can be considered an accounting acquirer in one scenario and an accounting acquiree in another.

The Business Combination is expected to be accounted for as a reverse recapitalization in accordance with GAAP because Legacy ZincFive has been determined to be the accounting acquirer under both the No Redemption Scenario and the Maximum Redemption Scenario presented. Under this method of accounting, SPKL, which is the legal acquirer, will be treated as the accounting acquiree for financial reporting purposes and Legacy ZincFive, which is the legal acquiree, will be treated as the accounting acquirer for financial reporting purposes. Accordingly, the consolidated assets, liabilities and results of operations of Legacy ZincFive will become the historical financial statements of ZincFive, and SPKL’s assets, liabilities and results of operations will be consolidated with ZincFive’s beginning on the acquisition date. For accounting purposes, the financial statements of ZincFive will represent a continuation of the financial statements of Legacy ZincFive with the Business Combination being treated as the equivalent of Legacy ZincFive issuing stock for the net assets of SPKL, accompanied by a recapitalization. The net assets of SPKL will be stated at historical costs, which are expected to approximate fair value, and no goodwill or other intangible assets will be recorded. Operations prior to the Business Combination will be presented as those of Legacy ZincFive in future reports of ZincFive.

Legacy ZincFive was determined to be the accounting acquirer under both the No Redemption Scenario and the Maximum Redemption Scenario presented based on evaluation of the following facts and circumstances:

●	Legacy ZincFive stockholders comprise a relative majority of greater than 70% of the voting power of ZincFive under both the redemption scenarios;
●	Legacy ZincFive will have the ability to nominate a majority of the members of the board of directors of ZincFive;
●	Legacy ZincFive’s operations prior to the Business Combination comprise the only ongoing operations of ZincFive;
●	Legacy ZincFive’s senior management will comprise the senior management of ZincFive;
●	The ongoing operations of Legacy ZincFive will become the operations of ZincFive; and
●	Legacy ZincFive’s headquarters will become ZincFive’s headquarters.

Accordingly, the consolidated assets, liabilities and results of operations of Legacy ZincFive are expected to become the historical financial statements of ZincFive, and SPKL’s assets, liabilities and results of operations are expected to be consolidated with Legacy ZincFive beginning on the acquisition date. The net assets of SPKL are expected to be recognized at historical cost (which is expected to be consistent with carrying value), with no goodwill or other intangible assets recorded. Operations prior to the Business Combination are expected to be presented in future financial reports as those of Legacy ZincFive.

The historical financial information of SPKL was derived from the unaudited and audited financial statements of SPKL as of and for the six months ended June 30, 2026, and for the year ended December 31, 2025, respectively, which are included elsewhere in this proxy statement/prospectus.

The historical financial information of Legacy ZincFive was derived from the unaudited and audited consolidated financial statements of Legacy ZincFive as of and for the six months ended June 30, 2026, and for the year ended December 31, 2025, respectively, which are included elsewhere in this proxy statement/prospectus. This information should be read together with the accompanying notes to the unaudited pro forma condensed combined financial statements, SPKL’s and Legacy ZincFive’s unaudited and audited financial statements and related notes, the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of SPKL” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Legacy ZincFive” and other financial information included elsewhere in this proxy statement/prospectus.

The following unaudited pro forma condensed combined balance sheet as of June 30, 2026, the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025, and the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2026 are based on the historical financial statements of SPKL and Legacy ZincFive. The unaudited pro forma adjustments are based on information currently available, assumptions, and estimates underlying the pro forma adjustments and are described in the accompanying notes. The unaudited pro forma condensed combined financial statements have been prepared for informational purposes only and are not necessarily indicative of what the Legacy ZincFive’s condensed financial position or results of operations would have been had the Business Combination been consummated on the dates indicated above, nor are they necessarily indicative of future results of operations. In addition, the unaudited pro forma condensed combined financial statements do not purport to project the future financial position or operating results of Legacy ZincFive following the Closing.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JUNE 30, 2026

(in thousands, except share and per share data)

								Additional
					Pro Forma			Pro Forma
					Transaction			Transaction
					Accounting		Pro Forma	Accounting		Pro Forma
			Adjustments		Adjustments		Combined	Adjustments		Combined
			for		(Assuming No		(Assuming No	(Assuming		(Assuming
	SPKL	ZincFive	Material		Additional		Additional	Maximum		Maximum
	(US GAAP)	(US GAAP)	Events	Notes	Redemptions)	Notes	Redemptions)	Redemptions)	Notes	Redemptions)
ASSETS
Current assets:
Cash and cash equivalents	$402	$1,992	$		$		$69,162	$		$54,479
					14,684	(d)		(14,684)	(d)
					(23,108)	(e)
					100,000	(f)
					(400)	(i)
					(2,500)	(j)
					(19,500)	(p)
					(16,988)	(q)
			13,360	(a)
			(5,019)	(b)
			6,240	(c)
Trade accounts receivable, net		13,339			—		13,339	—		13,339
Inventories		32,035			—		32,035	—		32,035
Prepaid expenses	102	—					102	—		102
Other receivable		6,240	(6,240)	(c)	—		—	—		—
Other current assets		5,398			—		5,398	—		5,398

Total current assets	504	59,004	8,341		52,188		120,037	(14,684)		105,353

Investments held in Trust Account	25,814	—	(11,130)	(d)	(14,684)	(d)	—			—
Property, plant and equipment, net		8,182					8,182			8,182
Operating lease right of use assets		7,338					7,338			7,338
Restricted cash		3,200					3,200			3,200
Other non-current assets		4,654			(3,126)	(e)	1,528			1,528

Total Assets	$26,318	$82,378	$(2,789)		$34,378		$140,285	$(14,684)		$125,601

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$	$18,983	$		$(2,972)	(e)	16,011	$		$16,011
Accrued payroll		3,948					3,948			3,948
Accrued other liabilities		5,344	(19)	(b)			5,325			5,325
Common stock warrant liability	—				10,337	(f)	10,337			10,337
Current portion of preferred stock warrant liability		14,793			(14,793)	(l)	—			—
Current portion of warranty liability		3,248					3,248			3,248
Current portion of operating lease liabilities		1,433					1,433			1,433
Short-term promissory note		4,980	(5,000)	(b)			—			—
			20	(b)
Accrued expenses and offering costs	2,079				(1,466)	(e)	613			613
Related party payable	74						74			74
Note payable – Sponsor	2,500				(2,500)	(j)	—			—

See accompanying notes to the unaudited pro forma condensed combined financial statements.

								Additional
					Pro Forma			Pro Forma
					Transaction			Transaction
					Accounting		Pro Forma	Accounting		Pro Forma
			Adjustments		Adjustments		Combined	Adjustments		Combined
			for		(Assuming No		(Assuming No	(Assuming		(Assuming
	SPKL	ZincFive	Material		Additional		Additional	Maximum		Maximum
	(US GAAP)	(US GAAP)	Events	Notes	Redemptions)	Notes	Redemptions)	Redemptions)	Notes	Redemptions)
Convertible note payable - Sponsor	1,900				(1,900)	(i)	—			—

Total current liabilities	6,552	52,729	(4,999)		(13,294)		40,989	—		40,989

Noncurrent promissory notes		17,400					—			—
			13,360	(a)
					(15,296)	(p)
					(15,464)	(q)
Convertible promissory notes		12,905					—			—
					(6,500)	(f)
					(7,206)	(o)
					801	(q)
Long-term debt, net		62,380					62,380			62,380
Noncurrent preferred stock warrant liability		7,763	1,120	(n)	(8,883)	(l)	—			—
Contingent financial instrument issuance liability		5,240					—			—
					(1,035)	(r)
					(1,984)	(s)
					(2,221)	(q)
Noncurrent warranty liability		3,609					3,609			3,609
Noncurrent operating lease liabilities		6,703					6,703			6,703
Deferred underwriting fee payable	3,500				(3,500)	(e)	—			—
Total liabilities	10,052	168,729	9,481		(74,582)		113,681	—		113,681

Commitments and contingencies

Temporary Equity
Class A common stock subject to possible redemption	25,814		(11,130)	(d)	(14,684)	(g)	—			—
Redeemable convertible preferred stock		243,149			(243,149)	(h)	—			—
Series A Preferred Stock					105,869	(f)	104,482			104,482
					(1,387)	(e)
Stockholders’ equity (deficit):
Class A common stock	0.40	38					7			7
					0.24	(k)
					(33)	(h)
					0.13	(g)		(0.13)	(g)
					0.16	(o)
					0.09	(q)
					0.35	(f)
Class B common stock	0.24	8					—			—
					(0.24)	(k)
					(8.00)	(h)
Additional paid-in capital	—	116,525					375,062			360,379
					14,684	(g)		(14,684)	(g)
					(16,745)	(e)
					1,500	(i)
					(9,706)	(f)
					23,676	(l)
					(9,549)	(m)
					5,021	(o)
					243,190	(h)
					1,190	(r)
					2,281	(s)
					2,996	(q)

See accompanying notes to the unaudited pro forma condensed combined financial statements.

Additional
					Pro Forma			Pro Forma
					Transaction			Transaction
					Accounting		Pro Forma	Accounting		Pro Forma
			Adjustments		Adjustments		Combined	Adjustments		Combined
			for		(Assuming No		(Assuming No	(Assuming		(Assuming
	SPKL	ZincFive	Material		Additional		Additional	Maximum		Maximum
	(US GAAP)	(US GAAP)	Events	Notes	Redemptions)	Notes	Redemptions)	Redemptions)	Notes	Redemptions)
Accumulated other comprehensive loss		(86)					(86)			(86)
Accumulated deficit	(9,549)	(445,985)					(452,861)			(452,861)
					(165)	(e)
					9,549	(m)
			(20)	(b)
					2,185	(o)
					(155)	(r)
			(1,120)	(n)
					(4,204)	(p)
					(297)	(s)
					(3,100)	(q)

Total stockholders’ equity (deficit)	(9,548)	(329,500)	(1,140)		262,310		(77,878)	(14,684)		(92,562)

Total liabilities, temporary equity and stockholders’ equity (deficit)	$26,318	$82,378	$(2,789)		$34,378		$140,285	$(14,684)		$125,601

See accompanying notes to the unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2025

(in thousands, except share and per share data)

	For the Year Ended				For the Year Ended		For the Year Ended
	December 31, 2025				December 31, 2025		December 31, 2025
						Additional
			Pro Forma			Pro Forma
			Transaction			Transaction
			Accounting		Pro Forma	Accounting	Pro Forma
		Legacy	Adjustments		Combined	Adjustments	Combined
	SPKL	ZincFive	(No		(No	(Maximum	(Maximum
	(Historical	(Historical	Redemption		Redemption	Redemption	Redemption
	US GAAP)	US GAAP)	Scenario)	Notes	Scenario)	Scenario)	Scenario)
Revenue	$—	$65,026	$		$65,026	$—	$65,026
Cost of sales	—	76,418			76,418		76,418
Gross Loss	—	(11,392)			(11,392)		(11,392)
Operating Expenses:
Research and development expenses	—	11,316			11,316		11,316
Selling, general and administrative expenses	—	31,477			33,269		33,269
			1,574	(cc)
			218	(gg)
Administration fee – related party	1,011	—	(1,011)	(aa)	—		—
Operating expenses	1,574		(1,574)	(cc)	—		—
Total Operating Expenses	2,585	42,793	(793)		44,585	—	44,585
Loss from Operations	(2,585)	(54,185)	793		(55,977)	—	(55,977)
Other Income (Expense)
Interest expense	—	(10,649)			(10,649)		(10,649)
Change in fair value of common stock warrants	—	5,682	(5,682)	(ee)	—		—
Change in fair value of preferred stock warrants	—	(17,095)	17,095	(ff)	—		—
Change in fair value of convertible notes	—	(26,397)			(26,397)		(26,397)
Loss on debt extinguishment	—	(18,159)			(18,159)		(18,159)
Interest income	—		(0)	(jj)	—		—
Forgiveness of debt	1				1		1
Unrealized gain on investments held in Trust Account	2,878		(2,878)	(bb)	—		—
Other income, net	—	635	0	(jj)	635		635
(Loss) Income Before Income Taxes	294	(120,168)	9,328		(110,546)	—	(110,546)
Income tax benefit	—	12	(12)	(ii)	—	—	—
Net (Loss) Income	$294	$(120,156)	$9,316		$(110,546)	—	$(110,546)
Shares used in computing net loss per share attributable to ZincFive shareholders-basic and diluted					63,672,013		62,401,716

See accompanying notes to the unaudited pro forma condensed combined financial statements.

	For the Year Ended				For the Year Ended		For the Year Ended
	December 31, 2025				December 31, 2025		December 31, 2025
						Additional
			Pro Forma			Pro Forma
			Transaction			Transaction
			Accounting		Pro Forma	Accounting	Pro Forma
		Legacy	Adjustments		Combined	Adjustments	Combined
	SPKL	ZincFive	(No		(No	(Maximum	(Maximum
	(Historical	(Historical	Redemption		Redemption	Redemption	Redemption
	US GAAP)	US GAAP)	Scenario)	Notes	Scenario)	Scenario)	Scenario)
Net loss per share attributable to ZincFive shareholders-basic and diluted					$(1.74)		$(1.77)
Historical
Preferred stock dividends	—	(8,441)	8,441	(kk)	—		—
Deemed contribution from extinguishment of Preferred Stock	—	78,909	(78,909)	(ll)	—		—
Net (loss) income attributable to common stockholders	294	(49,688)	(61,152)		(110,546)	—	(110,546)
Deemed contribution allocated to extinguished Series D preferred stock	—	(50,721)	50,721	(mm)	—		—
Net (loss) income attributable to common and Series D preferred stockholders	294	(100,409)	(10,431)		(110,546)	—	(110,546)
Net (loss) income per redeemable Class A ordinary shares, basic and diluted	$0.02
Weighted-average redeemable Class A ordinary shares outstanding, basic and diluted	6,277,876
Net (loss) income per non-redeemable Class A and Class B ordinary share, basic and diluted	$0.02
Weighted-average non-redeemable Class A and Class B ordinary shares outstanding, basic and diluted	6,422,078
Net (loss) income per common share
Basic		$(0.95)
Diluted		$(1.15)
Weighted-average common shares outstanding
Basic		52,174,367
Diluted		87,417,303
Other Comprehensive Loss
Foreign currency translation loss	—	(372)
Comprehensive (Loss) Income	$294	$(120,528)

See accompanying notes to the unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2026

(in thousands, except share and per share data)

	For the Six Months Ended				For the Six Months Ended		For the Six Months Ended
	June 30, 2026				June 30, 2026		June 30, 2026
						Additional
			Pro Forma			Pro Forma
			Transaction			Transaction
			Accounting		Pro Forma	Accounting	Pro Forma
			Adjustments		Combined	Adjustments	Combined
	SPKL	ZincFive	(Assuming		(Assuming	(Assuming	(Assuming
	(Historical	(Historical	No		No	Max	Max
	US GAAP)	US GAAP)	Redemptions)		Redemptions)	Redemptions)	Redemptions)
Revenue	$	$38,884	$		$38,884	$	$38,884
Cost of sales		35,177			35,177		35,177
Gross Profit (Loss)	—	3,707	—		3,707	—	3,707
Operating Expenses
Research and development expenses		5,833			5,833		5,833
Selling, general and administrative expenses	—	24,218			25,853		25,853
			1,853	(cc)
			(218)	(gg)
Administration fee – related party	340		(340)	(aa)	—		—
Operating expenses	1,853		(1,853)	(cc)	—		—
Total Operating Expenses	2,193	30,051	(2,193)		31,686	—	31,686
Loss From Operations	(2,193)	(26,344)	2,193		(27,979)	—	(27,979)
Other Income(Expense)
Interest expense		(5,813)			(3,333)		(3,333)
			483	(dd)
			1,997	(hh)
Change in fair value of preferred stock warrants		759	(759)	(ff)	—		—
Change in fair value of promissory notes		(843)	843	(dd)	—		—
Change in fair value of contingent financial instrument issuance liability		2,533	(2,533)	(nn)	—		—
Change in fair value of convertible notes		8,487	(8,487)	(hh)	—		—
Loss on debt issuance		(30,039)			(30,039)		(30,039)
Interest income	0		(0)	(jj)	—		—
Unrealized gain on investments held in Trust Account	448		(448)	(bb)	—		—
Other income (expense), net		119	0	(jj)	119		119
(Loss) Income Before Income Taxes	(1,745)	(51,141)	(6,711)		(61,232)	—	(61,232)
Income tax benefit	—	103	(103)	(ii)	—	—
Net (Loss) Income	(1,745)	(51,244)	(6,814)		(61,232)	—	(61,232)
Shares used in computing net loss per share attributable to Post-Closing Company shareholders-basic and diluted					63,626,823		62,356,526
Net loss per share attibutable to Post-Closing Company shareholders-basic and diluted					$(0.96)		$(0.98)

See accompanying notes to the unaudited pro forma condensed combined financial statements.

	For the Six Months Ended				For the Six Months Ended		For the Six Months Ended
	June 30, 2026				June 30, 2026		June 30, 2026
						Additional
			Pro Forma			Pro Forma
			Transaction			Transaction
			Accounting		Pro Forma	Accounting	Pro Forma
			Adjustments		Combined	Adjustments	Combined
	SPKL	ZincFive	(Assuming		(Assuming	(Assuming	(Assuming
	(Historical	(Historical	No		No	Max	Max
	US GAAP)	US GAAP)	Redemptions)		Redemptions)	Redemptions)	Redemptions)
Historical
Preferred stock dividends		(18,268)	18,268	(kk)
Deemed contribution from extinguishment of Preferred Stock		3	(3)	(ll)
Net (loss) income attributable to common stockholders	(1,745)	(69,509)	11,451		(61,232)	—	(61,232)
Deemed contribution allocated to extinguished Series B and Series C preferred stock		(3)	3	(mm)
Net (loss) income attributable to common, Series B and Series C preferred stockholders	$(1,745)	$(69,512)	$11,454		$(61,232)	$—	$(61,232)
Net (loss) income per redeemable Class A ordinary shares, basic and diluted	$(0.20)
Weighted-average redeemable Class A ordinary shares outstanding, basic and diluted	2,236,713
Net (loss) income per Non-Redeemable Class A and Class B ordinary share, basic and diluted	$(0.20)
Weighted-average Non-Redeemable Class A and Class B ordinary shares outstanding, basic and diluted	6,422,078
Net (loss) income per common share
Basic		$(1.30)
Diluted		$(1.30)
Weighted-average common shares outstanding
Basic		53,411,612
Diluted		53,411,732
Other Comprehensive Loss
Foreign currency translation loss		108
Comprehensive (Loss) Income	$(1,745)	$(51,136)

See accompanying notes to the unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.	Basis of Presentation

The Business Combination is expected to be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, SPKL is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination is expected to be treated as the equivalent of Legacy ZincFive issuing stock for the net assets of SPKL, accompanied by a recapitalization.

The unaudited pro forma condensed combined balance sheet as of June 30, 2026 assumes that the Business Combination occurred on June 30, 2026. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025 and for the six months ended June 30, 2026 presents pro forma effect to the Business Combination as if it had been completed on January 1, 2025.

The unaudited pro forma condensed combined balance sheet as of June 30, 2026 has been prepared using, and should be read in conjunction with, the following:

●	SPKL’s unaudited condensed balance sheet as of June 30, 2026 and the related notes for the six months ended June 30, 2026 included elsewhere in this proxy statement/prospectus; and
●	Legacy ZincFive’s unaudited condensed consolidated balance sheet as of June 30, 2026 and the related notes for the six months ended June 30, 2026 included elsewhere in this proxy statement/ prospectus.

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2026 has been prepared using, and should be read in conjunction with, the following:

●	SPKL’s unaudited condensed statement of operations for the six months ended June 30, 2026 and the related notes included elsewhere in this proxy statement/prospectus; and
●	Legacy ZincFive’s unaudited condensed consolidated statements of operations for the six months ended June 30, 2026 and the related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025 has been prepared using, and should be read in conjunction with, the following:

●	SPKL’s audited statement of operations for the year ended December 31, 2025 and the related notes included elsewhere in this proxy statement/prospectus; and
●	Legacy ZincFive’s audited consolidated statements of operations for the year ended December 31, 2025 and the related notes, included elsewhere in this proxy statement/prospectus.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination. In addition, for acquisitions, the unaudited pro forma condensed combined financial information for acquisitions, only includes combined results from period after combination. In all instances, historical acquisitions did not meet significance test thresholds that would have required pro forma presentation, as described in Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses”.

The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that SPKL believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. SPKL believes that these assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of ZincFive. They should be read in conjunction with the historical financial statements and notes thereto of SPKL and Legacy ZincFive.

2.	Accounting Policies

As part of the preparation of these unaudited pro forma condensed combined financial statements, certain reclassifications were made to align SPKL’s and Legacy ZincFive’s financial statement presentation, each as identified in Note 3 below. Upon completion of the Business Combination, management will perform a comprehensive review of SPKL’s and Legacy ZincFive’s accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of ZincFive. Based on its initial analysis, each of SPKL and Legacy ZincFive has identified the presentation differences that would have an impact on the unaudited pro forma condensed combined financial information and recorded the necessary adjustments.

3.	Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.

The unaudited pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of ZincFive Common Stock outstanding, assuming the Transactions occurred on January 1, 2025.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2026 are as follows:

Material Events after the balance sheet date:

(a)

Represents the issuance of Legacy ZincFive’s unsecured Tranche 2 Bridge promissory notes in the aggregate principal amount of $13.4 million. Refer to footnote 4 of the ZincFive financial statements for the six months ended June 30, 2026 for note terms. The notes are subordinate to Legacy ZincFive’s $80.0 million senior secured term loan facility (the “2023 Loan Facility”), ZincFive management has determined it is probable that the 2023 Loan Facility will be replaced prior to the Closing. Should the 2023 Loan Facility remain as is, the notes are permitted to remain outstanding. The amount due and payable includes principal and interest accrued plus a repayment premium equal to 30% of the aggregate principal amount of the notes. Legacy ZincFive has elected the fair value option for the notes. Tranche 2 Bridge investors were also offered Series F warrants as shown in adjustment(n).

(b)

Represents the payoff of Legacy ZincFive’s June 10, 2026 short-term promissory note in the principal amount of $5.0 million, with accrued interest of $.02 million and fair value adjustment of $.02 million. Refer to footnote 4 of the ZincFive financial statements for the six months ended June 30, 2026 for note terms. The note was paid off on July 9, 2026. Legacy ZincFive has elected the fair value option for the note.

(c)

Represents the receipt of cash from the second assignment of a portion of Legacy ZincFive’s unsecured convertible promissory note of $10 million, refer to footnote 4 of the ZincFive financial statements for the six months ended June 30, 2026 for note terms. At June 30, 2026 the note was fully assigned, however cash was not received until July 2, 2026. The entry represents the release of the previous receivable upon cash receipt.

Transaction accounting adjustments:

(d)

Reflects the reclassification of $14.7 million of cash held in the Trust Account that becomes available at the Closing, which reflects redemptions of $11.1 million during the period June 30, 2026 through September 25, 2026. The redemptions during this period are reflected as a reduction to Investments held in Trust Account and Class A common stock subject to possible redemption. Amounts available to ZincFive may be reduced as a result of redemptions by SPKL shareholders. Under the Maximum Redemption Scenario, no amounts of cash held in the SPKL Trust Account become available at the Closing.

(e)

Reflects the settlement of approximately $24 million of transaction costs at close in connection with the Business Combination. Of the total, $22.6 million relates to advisory, legal and other fees to be incurred which are adjusted primarily against additional paid in capital, with a portion reclassified from other assets, and $1.4 million of which relate to PIPE issuance costs and are shown as a reduction to Series A Preferred Stock. $3.5 million relates to deferred underwriting fees payable, $1.4 million relates to SPKL legal expenses within accrued expenses and offering costs, and the remaining amount is shown as an increase to accumulated deficit. The portion of the costs which had been previously recorded in accounts payable and other assets within the Legacy ZincFive unaudited condensed consolidated balance sheets as of June 30, 2026 have been relieved by the cash payments and reclassification to additional paid-in capital, respectively.

(f)

Reflects the proceeds of $100 million from the issuance of million shares of Legacy ZincFive Series A Preferred Stock, transfer of 3.5 million shares of ZincFive Common Stock, conversion of $6.5 million in convertible notes related to the April 23, 2026 Note Purchase Agreement, and issuance of Series A Preferred Investor Common Stock Warrants, each in connection with the Series A Preferred Investment. The net proceeds will be allocated first to the Series A Preferred Investor Common Stock Warrants in an amount equal to its fair value as of its date of issuance and the remaining proceeds are then allocated to the Series A Preferred Stock and ZincFive Common Stock on a relative fair value basis. As the Series A Preferred Stock is redeemable over time, outside of the Company’s control, it is considered temporary equity.

(g)

Reflects the reclassification of SPKL Class A Ordinary Shares subject to possible redemption to permanent equity at $0.0001 par value, after consideration for redemptions outlined in adjustment (d). Under the Maximum Redemption Scenario, no amounts of SPKL Ordinary Shares will be reclassified or remain in permanent equity, as all amounts will be redeemed for cash held in the Trust Account.

(h)

Reflects the recapitalization of Legacy ZincFive’s equity and issuance of ZincFive Common Stock as consideration for the Business Combination. Aggregate consideration is calculated based on an equity value of $600 million, with further adjustments in accordance with the terms of the Merger Agreement. Each share of Legacy ZincFive Common Stock issued and outstanding immediately prior to the First Effective Time (after giving effect to the Conversion and the exercise of any Legacy ZincFive Warrants, but other than Excluded Shares and Dissenting Shares) will be automatically cancelled and converted into the right to receive a number of shares of ZincFive Common Stock equal to the Exchange Ratio.

(i)

Reflects the settlement of the amounts associated with the Convertible Note outstanding of $1.9 million at June 30, 2026, which are contractually required to be repaid upon close of an initial business combination, as described in Note 5 to the financial statements included in SPKL’s Quarterly Report on Form 10-Q as of and for the six months ended June 30, 2026, as filed with the SEC on August 14, 2026 (the “Q2 2026 10-Q”), upon the consummation of the Business Combination, the Sponsor shall have the option to convert all or a portion of up to $1.5 million of the unpaid principal balance of the note into a number of Working Capital Warrants equal to the principal amount of the note so converted divided by $1.00.

The note is expected to be repaid in cash and warrants. Should the note be repaid in cash, and not warrants, the impact of the payoff would be $1.9 million in cash.

(j)

Reflects the cash settlement of the amounts associated with the Non-Convertible Note outstanding of $2.5 million as of June 30, 2026, which is contractually required to be repaid upon close of an initial business combination, as described in Note 5 to the financial statements included in SPKL’s Q2 2026 10-Q.

(k)	Reflects the conversion of SPKL Class B Ordinary Shares to ZincFive Common Stock on a one-to-one basis as outlined within the Merger Agreement.
(l)

Each Legacy ZincFive Warrant that is outstanding and unexercised immediately prior to the Closing, without any election or action by Legacy ZincFive or the holder thereof, shall automatically be exercised or exchanged in full for the applicable shares of Legacy ZincFive Common Stock, each in accordance with its terms immediately prior to the Closing, without any action on the part of Legacy ZincFive or the holder thereof, and to the extent applicable, any share of Legacy ZincFive Common Stock issued or issuable upon exercise of such warrant shall be treated as being issued and outstanding immediately prior to the Closing, in line with the terms outlined within the Merger Agreement. Common stock impact included within adjustment (h).

(m)	Reflects the reclassification of SPKL’s historical accumulated deficit to additional paid in capital as part of the Business Combination.
(n)

Reflects the warrants to purchase shares of legacy ZincFive Preferred Stock Series F, which will be converted into shares of ZincFive Common Stock issued in conjunction with the notes described in adjustment (a) to the note holders at Closing, the terms of which are described within the April 23, 2026 Note Purchase Agreement. The adjustment reflects the estimated fair value of the warrants as of the Closing.

(o)

Reflects the note conversion which occurs upon consummation of a Business Combination. The Company elected the fair value option for the notes, as described in footnote 4 of the ZincFive financial statements for the six months ended June 30, 2026. The change in fair value at Business Combination close is reflected as an increase in accumulated deficit. The note holders of the June 24, 2026 convertible notes shall automatically receive a number of shares of the ZincFive Common Stock, at par value of $0.001, equal to the quotient obtained by dividing the outstanding principal amount of these notes plus any unpaid accrued interest thereon by $8.33. This results in an increase to Common Stock for the par value of the common stock and an increase to Additional Paid in Capital.

(p)

Upon consummation of a Business Combination, the note holders of the April 23, 2026 Note Purchase Agreement noncurrent promissory notes shall be repaid in line with the terms of the agreement, including the increase outlined in adjustment (a). The Company elected the fair value option for the notes, as described in footnote 4 of the ZincFive financial statements for the six months ended June 30, 2026. The change in fair value at Business Combination close is reflected as an increase in accumulated deficit. The notes are subordinate to Legacy ZincFive’s 2023 Loan Facility, ZincFive management has determined it is probable that the 2023 Loan Facility will be replaced prior to Closing. Should the 2023 Loan Facility remain as is, the notes are permitted to remain outstanding. The note holders will also be issued Series F warrants in line with their tranche classification, as described within the April 23, 2026 Note Purchase Agreement, adjustment (l) outlines the settlement of said warrants.

(q)

Upon consummation of a Business Combination, the note holders of the April 23, 2026 Note Purchase Agreement noncurrent promissory notes shall be repaid in line with the terms of the agreement, including the make whole payment of 30% of outstanding principal. The Company elected the fair value option for the notes, as described in footnote 4 of the ZincFive financial statements for the six months ended June 30, 2026. The change in fair value at Business Combination close is reflected as an increase in accumulated deficit. A portion of these notes convert into Series A preferred stock as shown in adjustment (f). The notes are subordinate to Legacy ZincFive’s 2023 Loan Facility, ZincFive management has determined it is probable that the 2023 Loan Facility will be replaced prior to Closing. Should the 2023 Loan Facility remain as is, the notes are permitted to remain outstanding. The note holders will also be issued Series F warrants and transferred 922,078 SPKL common shares in line with their tranche classification, as described within the April 23, 2026 Note Purchase Agreement, adjustment (l) outlines the settlement of said warrants.

(r)

Reflects the 500,000 warrants to purchase shares of ZincFive Common Stock issued in conjunction with the loan described in adjustment (b) to the note holder at the Closing, the terms of which are substantially the same as the Private Placement Warrants issued by SPKL. The adjustment reflects the estimated fair value of the warrants as of the Closing.

(s)

Reflects the 958,400 warrants to purchase shares of ZincFive Common Stock issued in conjunction with the closing of the April 23, 2026 Note Purchase Agreement and signing of the Business Combination Agreement to certain investors at the Closing, the terms of which are substantially the same as the Private Placement Warrants issued by SPKL. The adjustment reflects the estimated fair value of the warrants as of the Closing.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2025 and for the six months ended June 30, 2026 are as follows:

(aa)	Reflects the elimination of the SPKL administrative service fee paid to the Sponsor that will cease upon the close of the Business Combination.
(bb)	Reflects the elimination of unrealized gain on investments held in Trust Account from historical SPKL financial statements.
(cc)	Reflects the reclassification of SPKL’s operating expenses line item to align with the income statement presentation of ZincFive.
(dd)

Reflects the reversal of the loss on remeasurement at fair value and associated interest expense of certain non-convertible promissory notes recognized in the Legacy ZincFive Unaudited Condensed Statement of Operations of $0.84 million and $0.5 million, respectively, for the six months ended June 30, 2026, which are accounted for by ZincFive under the fair value option and are contractually required to be repaid upon the Business Combination.

(ee)

Reflects the elimination of changes in fair value of Legacy ZincFive’s common stock warrant liability recognized in the statements of operations for the year ended December 31, 2025, assuming all outstanding warrants were converted to warrants of New ZincFive on January 1, 2025.

(ff)

Reflects the reversal of changes in fair value of the Legacy ZincFive’s Series F preferred stock warrant liability recognized in the statements of operations for the year ended December 31, 2025 and unaudited condensed statements of operations for the six months ended June 30, 2026, assuming all outstanding warrants were converted to warrants of New ZincFive on January 1, 2025.

(gg)

Reflects the expense related to one-time bonus compensation payments payable to Legacy ZincFive management under the retention agreement that triggers payment as of the earlier of the completion of the Business Combination or June 30, 2026. $0.22 million of expense related to this bonus was expensed in the six months ended June 30, 2026. Compensation costs are reflected as if incurred on January 1, 2025, the date the Business Combination occurred for the purposes of the unaudited pro forma condensed combined statements of operations. This is a non-recurring item.

(hh)

Reflects the reversal of the change in fair value at remeasurement and associated interest expense of certain convertible promissory notes recognized in the Legacy ZincFive Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss of $8.5 million and $1.9 million, respectively, for the six month period ended June 30, 2026, which are accounted for by Legacy ZincFive under the fair value option and are contractually required to repaid upon the Business Combination.

(ii)

Reflects the income tax effect of pro forma adjustments using the estimated effective tax rate of 0%. In its historical periods, Legacy ZincFive concluded that it is more likely than not that it will not recognize the benefits of federal and state net deferred tax assets and as a result established a valuation allowance. For pro forma purposes, it is assumed that this conclusion will continue at and subsequent to the close date of the Business Combination and as such, a 0% effective tax rate is reflected.

(jj)	Reflects the reclassification of SPKL’s interest income line item to align with the income statement presentation of ZincFive.
(kk)

Reflects the reversal of paid-in-kind dividends related to the Legacy ZincFive Preferred Stock recognized in the Legacy ZincFive Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss of $8 million for the twelve month period ended December 31, 2025 and $18 million for the six month period ended June 30, 2026, as the associated Legacy ZincFive Preferred Stock shares are converted to ZincFive Common Stock shares assuming the Business Combination closed on January 1, 2025.

(ll)

Reflects the reversal of the deemed contribution related to the 2025 Series F Issuance recognized in the Legacy ZincFive Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss of $79 million for the twelve month period ended December 31, 2025 and $0.003 million for the six month period ended June 30, 2026, as the associated Legacy ZincFive Preferred Stock shares are converted to ZincFive Common Stock shares assuming the Business Combination closed on January 1, 2025.

(mm)

Reflects the reversal of the deemed contribution allocation to extinguished holders of shares Legacy ZincFive’s Series D Preferred Stock which occurred due to the 2025 Series F Issuance, recognized in the Legacy ZincFive Consolidated Statements of Operations and Comprehensive Loss of $(51) million for the twelve month period ended December 31, 2025 and Legacy ZincFive Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss of $(0.003) million for the six month period ended June 30, 2026, as the associated Legacy ZincFive Preferred Stock shares are converted to ZincFive Common Stock shares assuming the Business Combination closed on January 1, 2025.

(nn)

Reflects the reversal of the change in fair value of warrants of certain contingent financial instrument issuance liabilities recognized in the Legacy ZincFive Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss of $2.5 million for the six month period ended June 30, 2026, which are accounted for by Legacy ZincFive under the fair value option and would have been issued assuming a Business Combination close of January 1, 2025.

4.	Loss per Share

Net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2025. As the Business Combination is being reflected as if it had occurred at the beginning of the earliest period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire periods presented. For the Maximum Redemption Scenario, this calculation is retroactively adjusted to eliminate such shares for the entire periods.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption for the year ended December 31, 2025 and for the six months ended June 30, 2026:

For the six months ended June 30, 2026:

	No	Maximum
	Redemption	Redemptions
(dollar in thousands except shares and per share data)	Scenario	Scenario
Pro forma net loss	$(61,232)	$(61,232)
Shares used in computing net loss per share attributable to ZincFive shareholders – basic and diluted	63,626,823	62,356,526
Pro forma net loss per share, basic and diluted	$(0.96)	$(0.98)
Pro forma weighted-average shares calculation, basic and diluted:
Legacy ZincFive Securityholders	54,336,000	54,336,000
Founder Shares	6,422,078	6,422,078
Public Shares	1,270,297	—
Convertible Promissory Notes	1,598,448	1,598,448
	63,626,823	62,356,526

For the year ended December 31, 2025:

	No	Maximum
	Redemption	Redemptions
(dollar in thousands except shares and per share data)	Scenario	Scenario
Pro forma net loss	$(110,546)	$(110,546)
Shares used in computing net loss per share attributable to ZincFive shareholders – basic and diluted	63,672,013	62,401,716
Pro forma net loss per share, basic and diluted	$(1.74)	$(1.77)
Pro forma weighted-average shares calculation, basic and diluted:
Legacy ZincFive Securityholders	54,336,000	54,336,000
Founder Shares	6,422,078	6,422,078
Public Shares	1,270,297	—
Convertible Promissory Notes	1,643,638	1,643,638
	63,672,013	62,401,716

The following outstanding shares of ZincFive Common Stock equivalents were excluded from the computation of pro forma diluted net loss per share for the scenarios presented because including them would have had an anti-dilutive effect for the year ended December 31, 2025 and for the six months ended June 30, 2026:

	December 31,	June 30,
	2025	2026
Stock options and RSUs	5,664,000	5,664,000
Public Warrants and Private Placement Warrants	9,245,268	9,245,268
Series A Preferred Investor Warrants	10,441,174	10,441,174
Convertible Note	750,000	750,000
ZincFive Warrants issued to Bridge Investors	1,458,400	1,458,400
Series A Preferred Stock	10,441,174	10,441,174
	38,000,016	38,000,016

INFORMATION ABOUT SPKL

Unless the context otherwise requires, all references in this section to “SPKL,” the “Company,” “we,” “us” or “our” refer to SPKL prior to the Closing.

General

We are a blank check company incorporated on July 12, 2021, as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar combination with one or more businesses or assets, which we refer to as our initial business combination. To date, our efforts have been limited to organizational activities and activities related to the search for a target business for our initial business combination. We have generated no revenues to date, and we do not expect that we will generate operating revenues at the earliest until we consummate our initial business combination.

IPO and Private Placement

On October 11, 2023, we consummated our IPO of 10,000,000 SPKL Units. Each SPKL Unit consists of one SPKL Class A Ordinary Share, and one-half of one Public Warrant, with each Public Warrant entitling the holder thereof to purchase one SPKL Class A Ordinary Share at $11.50 per share, subject to adjustment, beginning 30 days after the completion of our initial business combination. We granted Cantor a 45-day option to purchase up to 1,500,000 additional SPKL Units to cover over-allotments. On October 10, 2023, at our request, Cantor informed us that it would not be exercising the over-allotment option. As a result, the Sponsor forfeited an aggregate of 448,052 SPKL Class B Ordinary Shares. Such forfeited shares were cancelled by the Company prior to the consummation of the IPO.

Simultaneously with the closing of the IPO, we consummated a private placement with the Sponsor, who purchased 8,490,535 Private Placement Warrants, generating total proceeds of $8,490,535. The terms of the Private Placement Warrants are identical to the Public Warrants, except that, for so long as the Private Placement Warrants are held by the Sponsor or their permitted transferees, the Private Placement Warrants (i) may not (including the SPKL Class A Ordinary Shares issuable upon exercise of the Private Placement Warrants), subject to certain limited exceptions, be transferred, assigned or sold until 30 days after the completion of our initial business combination, and (ii) are entitled to registration rights. The Private Placement Warrants will be worthless if we do not complete an initial business combination.

A total of $100,500,000 ($10.05 per SPKL Unit, which amount includes $3,500,000 of the underwriters’ deferred discount) of the net proceeds from the sale of SPKL Units in the IPO and a private placement on October 11, 2023 was placed in the Trust Account maintained for the benefit of the public shareholders at Continental Stock Transfer & Trust Company, as trustee. Except with respect to interest earned on the funds held in the Trust Account that may be released to us to pay our taxes and up to $100,000 of interest to pay dissolution expenses, the funds held in the Trust Account will not be released from the Trust Account until the earliest of (i) the completion of our initial business combination, (ii) the redemption of our SPKL Class A Ordinary Shares included in the SPKL Units sold in the IPO if we are unable to complete our initial business combination by March 29, 2027, subject to applicable law, or (iii) the redemption of any of our public shares properly submitted in connection with a shareholder vote to amend our Memorandum and Articles of Association (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our public shares if we have not consummated a business combination by March 29, 2027 or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity.

Following the IPO, the Sponsor owned 5,572,078 SPKL Class B Ordinary Shares.

Extensions

On July 8, 2025, we held the First Extension Meeting, where our shareholders approved the First Extension.

In connection with the First Extension Meeting, the Sponsor agreed to convert 4,000,000 SPKL Class B Ordinary Shares into 4,000,000 SPKL Class A Ordinary Shares.

In connection with the First Extension Meeting, holders of 7,763,287 SPKL Class A Ordinary Shares exercised their right to redeem their shares for cash at a redemption price of approximately $10.93 per share, for an aggregate redemption amount of approximately $84.8 million. As a result, approximately $84.8 million was removed from the Trust Account to redeem such shares. Following the redemption, there were 2,236,713 SPKL Class A Ordinary Shares held by public shareholders outstanding and 6,236,713 total SPKL Class A Ordinary Shares issued and outstanding, including SPKL Class A Ordinary Shares issued to the Sponsor in the conversion. Upon payment of the redemption, approximately $24.4 million remained in the Trust Account prior to any First Extension Contributions made by the Sponsor.

In connection with the Second Extension Meeting, holders of         SPKL Class A Ordinary Shares exercised their right to redeem their shares for cash at a redemption price of approximately $               per share. Following such redemptions, the amount remaining in the Trust Account was $                  as of                 , 2026.

As of              , 2026, the most recent practicable date prior to the date of this proxy statement/ prospectus, there wereSPKL Class A Ordinary Shares outstanding, of which               SPKL Class A Ordinary Shares are held by Public Shareholders, and there is approximately $               in the Trust Account.                SPKL Class B Ordinary Shares remain outstanding.

Contributions

On June 25, 2025, SPKL agreed to make monthly deposits to the Trust Account, each in an amount equal to the lesser of (i) $0.015 for each outstanding SPKL Class A Ordinary Share and (ii) $55,000, up to a maximum aggregate amount of $825,000, directly to the Trust Account, to extend SPKL’s time period to consummate an initial business combination from July 11, 2025 to September 29, 2026.

Subsequently, on September 25, 2026, SPKL agreed to make monthly deposits to the Trust Account, each in an amount equal to $0.015 for each outstanding SPKL Class A Ordinary Share, up to a maximum aggregate amount of $201,304, directly to the Trust Account, to extend SPKL’s time period to consummate an initial business combination from September 29, 2026 to March 29, 2027.

As of              , 2026, the most recent practicable date prior to the date of this proxy statement/ prospectus, SPKL has made Contributions in an aggregate amount of $               into the Trust Account, which amount will be repaid as part of the amount outstanding under the Non-Convertible Note.

Sponsor Information

The Sponsor, SLG SPAC Fund LLC, is a Delaware limited liability company. The Sponsor’s business is focused on investing in SPKL in connection with our search for an initial business combination. An affiliate of the Sponsor provides office space, utilities, secretarial support and administrative services to SPKL.

The Sponsor is an affiliate of SparkLabs Group Management, which oversees SparkLabs Group, a premier global network of startup accelerators and venture capital funds that has invested in over 650 startups (primarily technology focused) across six continents since 2013. Certain of our officers and directors are affiliated with the Sponsor and therefore have an indirect economic interest in the securities held by the Sponsor. For more information about the Sponsor and its controlling persons, please see the section entitled “Beneficial Ownership of Securities.”

Sponsor Compensation

Set forth below is a summary of the price paid and the amount of compensation and securities received or to be received by the Sponsor in connection with the Business Combination and related transactions:

	Securities to be Received	Other Compensation
Sponsor

1,150,000 shares of ZincFive Common Stock, to be issued upon a one-for-one conversion of all of the SPKL Class A Ordinary Shares and SPKL Class B Ordinary Shares held by the Sponsor, which reflects the forfeiture (i) 3,500,000 shares to be issued to the Lead Purchaser and (ii) 922,078 shares to be issued to the First Tranche Bridge Investors, each pursuant to the Sponsor Agreement. The Founder Shares were initially acquired by the Sponsor for a total subscription price of $25,000.(1)

The Sponsor has advanced approximately $               million to SPKL under the Non-Convertible Note, which includes an aggregate of $               in Contributions deposited into the Trust Account, as of              , 2026, the most recent practicable date prior to the date of this proxy statement/prospectus, all of which will be repaid in cash.

4,245,268 ZincFive Warrants, to be issued upon a one-for-one conversion of all of the Private Placement Warrants held by the Sponsor, which reflects the forfeiture of (i) 2,786,867 ZincFive Warrants to be reserved for issuance as stock options under the 2026 Plan and (ii) 1,458,400 ZincFive Warrants to be issued to certain of the Bridge Investors, each pursuant to the Sponsor Agreement. The Private Placement Warrants were initially acquired by the Sponsor with the closing of the IPO at a price of a $1.00 per Private Placement Warrant, for a total purchase price of $8,490,535.(2)

750,000 ZincFive Warrants to be issued upon a one-for-one conversion of all of the Working Capital Warrants to be held by Sponsor, assuming full conversion of $1,500,000 of the unpaid principal balance of the Convertible Note into Working Capital Warrants at a price of $1.00 per warrant at the Closing, which reflects the forfeiture of 50% of such warrants to be reserved for issuance as stock options under the 2026 Plan pursuant to the Sponsor Agreement.(3)

The Sponsor has advanced approximately $               million to SPKL under the Convertible Note, as of           , 2026, the most recent practicable date prior to the date of this proxy statement/prospectus, of which $               will be repaid in cash.(3)

$                     in reimbursement of out-of-pocket expenses incurred by the Sponsor in connection with identifying, investigating and completing an initial business combination, as of            , 2026, the most recent practicable date prior to the date of this proxy statement/prospectus. In no event will the Sponsor be paid any finder’s fee, consulting fee or other compensation prior to, or for any services rendered to effectuate, the completion of the Business Combination, other than such reimbursement.

(1)

On December 8, 2021, the Sponsor acquired 6,870,130 Founder Shares for a total of $25,000. Up to 448,052 of such shares were subject to forfeiture by the Sponsor depending on the extent to which the underwriter’s over-allotment option was exercised and pursuant to the Letter Agreement, up to 3,435,065 of such shares were subject to forfeiture if the Forward Purchaser exercises its right to terminate or reduce its commitment to purchase forward purchase securities pursuant to the Forward Purchase Agreement or in the event of SPKL’s liquidation and subsequent dissolution. On October 10, 2023, at the request of SPKL, Cantor informed SPKL that it will not be exercising the over-allotment option. As a result, the Sponsor forfeited an aggregate of 448,052 Founder Shares, and such forfeited shares were cancelled by SPKL prior to the consummation of the IPO. Additionally, pursuant to the Sponsor Agreement, the Letter Agreement was amended to provide that the Sponsor will not be obligated to surrender any Founder Shares (or any SPKL Class A Ordinary Share issued upon conversion thereof) as a result of the Forward Purchaser not fulfilling its commitment under the Forward Purchase Agreement. Accordingly, no forfeiture of Founder Shares as contemplated under the Letter Agreement will occur in connection with the Business Combination regardless of whether the Forward Purchaser fulfills its commitment. On April 1, 2022, the Sponsor sold and transferred 850,000 Founder Shares to certain of SPKL’s officers and directors, at a purchase price equal to the par value per share. On July 8, 2025, in connection with the First Extension Meeting, the Sponsor converted 4,000,000 SPKL Class B Ordinary Shares into 4,000,000 SPKL Class A Ordinary Shares on a one-for-one basis, resulting in 1,572,078 SPKL Class B Ordinary Shares and 4,000,000 SPKL Class A Ordinary Shares held by the Sponsor as of the date of this proxy statement/prospectus. Upon the Domestication, the Sponsor is expected to receive 1,150,000 shares of ZincFive Common Stock, with an implied aggregate market value of $          million (based upon the closing price of $          per SPKL Class A Ordinary Share on Nasdaq on         , 2026, the most recent practicable date prior to the date of this proxy statement/prospectus), which reflects the forfeiture of (i) 3,500,000 shares of ZincFive Common Stock to be issued to the Lead Purchaser as a condition to the Lead Purchaser’s participation in the Series A Preferred Investment and (ii)

922,078 shares of ZincFive Common Stock to be issued to the First Tranche Bridge Investors, each pursuant to the Sponsor Agreement as described in the section entitled “The Business Combination Proposal — Certain Agreements Related to the Business Combination — Sponsor Agreement.”

(2)Upon the Domestication, the Sponsor is expected to receive 4,245,268 ZincFive Warrants, with an implied aggregate market value of $million (based upon the closing price of $          per Public Warrant on Nasdaq on         , 2026, the most recent practicable date prior to the date of this proxy statement/prospectus), which reflects the forfeiture of (i) 2,786,867 ZincFive Warrants to be reserved for issuance as stock options under the 2026 Plan and (ii) 1,458,400 ZincFive Warrants to be issued to certain of the Bridge Investors, each pursuant to the Sponsor Agreement as described in the section entitled “The Business Combination Proposal — Certain Agreements Related to the Business Combination — Sponsor Agreement.”

(3)

Up to $1,500,000 of the amount borrowed under the Convertible Note will, in the Sponsor’s discretion, either be repaid upon the Closing or converted into Working Capital Warrants at a price of $1.00 per warrant (or any combination of repayment or conversion). Any such warrants will be identical to the Private Placement Warrants and convert into ZincFive Warrants upon the Closing, and subject to the forfeiture of 50% of such warrants to be reserved for issuance as stock options under the 2026 Plan pursuant to the Sponsor Agreement as described in the section entitled “The Business Combination Proposal — Certain Agreements Related to the Business Combination — Sponsor Agreement.” To the extent that the Sponsor elects to receive the repayment of such outstanding amounts in Working Capital Warrants, to be converted on a one-for-one basis into ZincFive Warrants at Closing, and subsequently exercises such warrants to acquire ZincFive Common Stock, the resulting issuances of ZincFive Common Stock may result in material dilution of the non-redeeming shareholders of SPKL who become stockholders of ZincFive.

Currently, the Public Shareholders hold              SPKL Class A Ordinary Shares subject to possible redemption. Non-redeeming Public Shareholders may experience a material dilution of their interests as a result of the reimbursement of out-of-pocket expenses incurred by the Sponsor and the repayment of the outstanding loans or other obligations of SPKL to the Sponsor. To the extent that the Sponsor elects to receive the repayment of the Convertible Note in Working Capital Warrants and subsequently exercises such warrants to acquire ZincFive Common Stock, the resulting issuances of ZincFive Common Stock may result in material dilution of the non-redeeming Public Shareholders.

Further detail regarding the compensation and securities received or to be received by the Sponsor and its affiliates and the extent of any potential dilution that may be caused thereby to the non-redeeming holders of SPKL Class A Ordinary Shares, is provided in the sections of this proxy statement/prospectus entitled “Questions and Answers for Shareholders of SPKL — What equity stake will current SPKL shareholders and Legacy ZincFive Securityholders hold in ZincFive immediately after the Closing?” and “Summary of the Proxy Statement/Prospectus — The Proposals to be Submitted at the Extraordinary General Meeting — The Business Combination Proposal — Dilution.”

Transfer Restrictions

Bylaws

The Proposed Bylaws will provide that stockholders of ZincFive will not be permitted to, from the Closing Date until the earlier of 11:59 p.m., New York time, on (x) the later of the date that is one hundred eighty (180) days after the date that the Resale Registration Statement initially becomes effective and      days after the Closing Date, or, in the case of affiliates of ZincFive as of the Closing Date, twelve (12) months after the date the Resale Registration Statement becomes effective, and (y) the date on which ZincFive completes a liquidation, merger, stock exchange or other similar transaction that results in all of its stockholders having the right to exchange their shares of ZincFive Common Stock for cash, securities or other property, (i) exchange, transfer, assign, lend, sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder with respect to, any shares of ZincFive Common Stock (A) issued as consideration pursuant to the Merger Agreement held by any such holders as of the Closing, (B) issued upon the settlement or exercise of options, restricted stock units or other equity awards or warrants outstanding as of immediately prior to the Closing that are assumed by ZincFive held by any such holders as of the Closing, (C) issued to employees of ZincFive, or (D) the Lock-Up Shares, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Lock-Up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii). The Proposed Bylaws provide for certain customary permitted transfers, including transfers to certain affiliates, members, partners, family members, or for estate planning purposes. Further, if the VWAP of ZincFive Common Stock equals or exceeds $12.00 for twenty (20) trading days within any period of thirty (30) consecutive trading days commencing at least one hundred eighty (180) days after the date the Resale Registration Statement becomes effective, then the transfer restrictions applicable to the Lock-Up Shares will expire. Notwithstanding the foregoing, the ZincFive Board may grant a discretionary waiver or termination of the lockup restrictions. Any such discretionary waiver or termination shall apply to each other holder of Lock-Up Shares in the same proportion that the number of Lock-Up Shares held by the holder of Lock-Up Shares with respect to which such lockup restrictions are being terminated or waived bears to the total number of Lock-Up Shares then held by such holder. A Pro-Rata Release shall not apply or be required in the case of an early release from the lockup restrictions if such early release is made (i) with respect to a number of shares of ZincFive Common Stock equal to $2,500 for each holder of Lock-Up Shares, calculated as of the Closing Date, rounded up to the nearest share, to the extent that a holder of such shares is not an affiliate of SPKL or ZincFive; (ii) solely for the purposes of complying with certain initial and continued listing requirements of Nasdaq or to comply with ZincFive’s obligations under the Series A Securities Purchase Agreement; or (iii) due to circumstances of an emergency or hardship, each as determined by the ZincFive Board or any duly authorized committee thereof in its sole judgment.

Sponsor Agreement

Concurrently with the execution of the Merger Agreement, SPKL entered into the Sponsor Agreement with Legacy ZincFive, the Insiders and, solely for purposes of the Letter Agreement Amendment, Ho Min (Jimmy) Kim, our Chief Financial Officer. Under the terms of the Sponsor Agreement, the Insiders agreed to, among other things: (i) vote in favor of adoption of the SPKL Stockholder Matters; (ii) vote against any Acquisition Transaction (as defined in the Merger Agreement) or any proposal relating to an Acquisition Transaction and any merger agreement or merger other than the Merger Agreement and the Business Combination; (iii) vote against any change in the business, management or SPKL Board (other than in connection with the Business Combination or pursuant to the Merger Agreement or ancillary agreements); and (iv) vote against any proposal, action or agreement that would: (A) impede, interfere, frustrate, prevent or nullify any provision of the Sponsor Agreement, the Merger Agreement or the Business Combination; (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of SPKL under the Merger Agreement; (C) result in any of the closing conditions of the Merger Agreement not being fulfilled; (D) result in a breach of any covenant, representation or warranty or other obligation or agreement of any Insider in the Sponsor Agreement; or (E) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, SPKL. Each officer and director of SPKL previously entered into the Letter Agreement with SPKL in connection with SPKL’s initial public offering, pursuant to which they agreed to vote any SPKL ordinary shares held by them in favor of the Business Combination. If at any time following the Signing Date and until the termination of the Merger Agreement, the SPKL Board effects a Modification of Recommendation, then the obligations of each Insider to vote or consent in accordance with the foregoing clauses (i) – (iv) will automatically be deemed to be modified such that each Insider will vote or provide its consent with respect to its SPKL Class B Ordinary Shares in the same proportion to the votes cast or consent provided, as applicable, by the holders of the SPKL Class A Ordinary Shares.

Pursuant to the Sponsor Agreement, during the period commencing on the Signing Date until the earliest of (a) termination of the Merger Agreement, (b) the liquidation of SPKL, (c) the first anniversary of the Closing Date and (d) the date upon which the VWAP of ZincFive Common Stock equals or exceeds $12.00 per share for any twenty (20) trading days within any thirty (30) trading day period commencing any time that is one hundred eighty (180) days after the date that the Resale Registration Statement initially becomes effective, the Insiders will not (subject to limited and customary exceptions): (i) sell, offer to sell, contract or agree to sell, hypothecate or pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to, 2,000,000 SPKL Class B Ordinary Shares owned by the Insiders as of the Signing Date, the SPKL Class A Ordinary Shares issued or issuable upon the Domestication with respect to such shares, and the ZincFive Common Stock issued or issuable upon the Domestication with respect to such shares; (ii) enter into any swap or other arrangement that transfers to another any of the economic consequences of ownership of any such shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise; (iii) take any action in furtherance of any of the matters described in the foregoing clauses (i) or (ii); or (iv) publicly announce any intention to effect any transaction specified in the foregoing clauses (i) or (ii).

Pursuant to the Sponsor Agreement, but subject to the consummation of the Business Combination, the Insiders agreed to waive all anti-dilution rights with respect to the rate that the SPKL Class B Ordinary Shares convert into the SPKL Class A Ordinary Shares in connection with the transactions contemplated by the Merger Agreement.

In addition, pursuant to the Sponsor Agreement, (a) Sponsor may elect to convert up to $1,500,000 of the aggregate amount outstanding under the Convertible Note into Working Capital Warrants, (b) Sponsor agreed to forfeit, promptly following the Closing and subject to the occurrence of the Closing, (x) 3,500,000 shares of ZincFive Common Stock, (y) 922,078 shares of ZincFive Common Stock for issuance to the First Tranche Bridge Investors and (z) 1,458,400 ZincFive Warrants for issuance to certain of the Bridge Investors, and (c) Sponsor agreed to forfeit, promptly following the Closing, 2,786,867 ZincFive Warrants and 50% of any Working Capital Warrants issued as a result of the conversion of the Convertible Note for issuance as stock options under the 2026

Plan; provided that any such ZincFive Warrants attributable to the conversion of Working Capital Warrants that remain unallocated for issuance as stock options immediately following the Closing will be retained by, and not forfeited by, the Sponsor.

The Sponsor Agreement also amends the Letter Agreement (such amendment, the “Letter Agreement Amendment”), by and among SPKL, the Sponsor, the SPKL Insiders and the Non-Shareholder Insider, pursuant to which the Sponsor agreed to surrender a number of SPKL Class B Ordinary Shares (including any SPKL Class A Ordinary Shares issued upon conversion of SPKL Class B Ordinary Shares) in certain circumstances. As a result of the Letter Agreement Amendment, effective immediately prior to the First Merger, the Sponsor will not be obligated to surrender any SPKL Class B Ordinary Shares (or SPKL Class A Ordinary Shares issued upon conversion of SPKL Class B Ordinary Shares) if the Forward Purchaser (as defined in the Letter Agreement) does not purchase $115,000,000 worth of securities in accordance with the Forward Purchase Agreement. If the Merger Agreement is terminated for any reason, the Letter Agreement Amendment will be void and of no force and effect.

Pursuant to the Proposed Bylaws, the Sponsor Agreement and the Letter Agreement, the Sponsor is and will be restricted in its ability to transfer, assign, or sell its securities, as summarized in the table below:

Subject Securities	Expiration Date	Natural Persons and Entities Subject to Restrictions	Exceptions to Transfer Restrictions
Shares of ZincFive Common Stock to be held by the Sponsor following conversion of Founder Shares at Closing	One year from Closing	Sponsor	Certain customary permitted transfers, including transfers to certain affiliates, members, partners, family members, or for estate planning purposes.

Additionally, the transfer restrictions will expire if, after 180 days from Closing, the VWAP of ZincFive Common Stock equals or exceeds $12.00 per share (as such amount may be adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for 20 of 30 consecutive trading days commencing 180 days after the date the Resale Registration Statement initially becomes effective

The ZincFive Board may also determine to waive, amend, or repeal the transfer restrictions in its sole discretion.

ZincFive Warrants (and any ZincFive Common Stock underlying such warrants) to be held by the Sponsor following conversion of Private Placement Warrants and Working Capital Warrants at Closing	30 days after Closing	Sponsor	Certain customary permitted transfers, including transfers to certain affiliates, members, partners, family members, or for estate planning purposes.

Effecting the Business Combination

Initial Business Combination

The rules of Nasdaq and our Memorandum and Articles of Association require that we consummate an initial business combination with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding the amount of any deferred underwriting discount held in trust) at the time of our signing a definitive agreement in connection with our initial business combination. The SPKL Board will make the determination as to the fair market value of our initial business combination. If the SPKL Board is not able to independently determine the fair market value of our initial business combination (including with the assistance of financial advisors), we will obtain an opinion from an independent investment banking firm which is a member of FINRA or a valuation or appraisal firm. Additionally, pursuant to Nasdaq rules, any initial business combination must be approved by a majority of our independent directors. As discussed in the section entitled “The Business Combination Proposal — Satisfaction of the 80% Test,” the SPKL Board determined that this test was met in connection with the Business Combination.

Shareholder Approval of Business Combination

We are seeking shareholder approval of the Business Combination at the Extraordinary General Meeting to which this proxy statement/prospectus relates and, in connection with such meeting, holders of Public Shares may redeem their shares for cash in accordance with the procedures described in this proxy statement/prospectus. Such redemption rights will be effected in accordance with our Memorandum and Articles of Association.

Voting Restrictions in Connection with Shareholder Meeting

The Insiders have agreed to vote their shares in favor of the SPKL Stockholder Matters. We also expect them to vote their shares in favor of all other proposals, if any, that may be presented at the Extraordinary General Meeting. Concurrently with the execution of the Merger Agreement, the Insiders entered into the Sponsor Agreement with us and ZincFive pursuant to which the Insiders agreed to vote their shares in favor of each SPKL Stockholder Matter. As of the Record Date, the Insiders own approximately         % of the total outstanding SPKL Ordinary Shares.

At any time prior to the Extraordinary General Meeting, during a period when they are not then aware of any material non-public information regarding SPKL or its securities, our executive officers and directors and their affiliates may enter into a written plan to purchase our securities pursuant to Rule 10b5-1 of the Exchange Act, and may engage in other public market purchases, as well as private purchases, of securities. At any time prior to the Extraordinary General Meeting, during a period when they are not then aware of any material non-public information regarding SPKL or its securities, our executive officers and directors and their respective affiliates may: (i) purchase shares from institutional and other investors who vote, or indicate an intention to vote, against any of the SPKL Stockholder Matters; (ii) execute agreements to purchase such shares from institutional and other investors in the future; and (iii) enter into transactions with institutional and other investors to provide such persons with incentives to acquire SPKL Class A Ordinary Shares or vote their SPKL Class A Ordinary Shares in favor of the SPKL Stockholder Matters. Such an agreement may include a contractual acknowledgement that such shareholder, although still the record holder of such shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that our officers and directors or their affiliates purchase shares in privately negotiated transactions from Public Shareholders who have already elected to exercise their redemption rights, such selling Public Shareholders would be required to revoke their prior elections to redeem their SPKL Class A Ordinary Shares. The purpose of such share purchases and other transactions would be to increase the likelihood that the conditions to the consummation of the Business Combination are satisfied or to provide additional equity financing. This may result in the completion of the Business Combination that may not otherwise have been possible.

While the exact nature of any such incentives has not been determined, they might include arrangements to protect such investors or holders against potential loss in value of their SPKL Class A Ordinary Shares, including the granting of put options and the transfer of SPKL Class A Ordinary Shares or Private Placement Warrants owned by the Sponsor for nominal value to such investors or holders.

Redemption Rights for Public Shareholders upon Completion of Our Initial Business Combination

We will provide our Public Shareholders with the opportunity to redeem all or a portion of their SPKL Class A Ordinary Shares in connection with the Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account (less taxes payable and up to $100,000 of interest to pay dissolution expenses), if any, divided by the number of then-outstanding public shares, subject to the limitations described herein. The per share amount we will distribute to investors who properly elect to redeem their shares will not be reduced by the deferred underwriting commissions we will pay to the underwriter. The redemption rights will include the requirement that a beneficial holder must identify itself to validly redeem its shares. There will be no redemption rights upon the completion of the Business Combination with respect to the Public Warrants.

Further, we will not proceed with redeeming our Public Shares, even if a Public Shareholder has properly elected to redeem its shares, if the Business Combination does not close. The Insiders have entered into an agreement with us pursuant to which they have agreed to waive their redemption rights with respect to any Founder Shares and any Public Shares held by them in connection with (i) the completion of our initial business combination and (ii) a shareholder vote to approve an amendment to our Memorandum and Articles of Association (A) that would modify the substance or timing of our obligation to provide holders of SPKL Class A Ordinary Shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our Public Shares if we do not complete our initial business combination by March 29, 2027, or (B) with respect to any other provision relating to the rights of holders of SPKL Class A Ordinary Shares.

Limitations on Redemptions

Our Memorandum and Articles of Association provide that in no event will we redeem our Public Shares in an amount that would cause our net tangible assets to be less than $5,000,001 (so that we do not then become subject to the SEC’s “penny stock” rules). However, the proposed business combination may require: (i) cash consideration to be paid to the target or its owners, (ii) cash to be transferred to the target for working capital or other general corporate purposes or (iii) the retention of cash to satisfy other conditions in accordance with the terms of the proposed business combination. In the event the aggregate cash consideration we would be required to pay for all SPKL Class A Ordinary Shares that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the proposed business combination exceed the aggregate amount of cash available to us and the amendment of our Memorandum and Articles of Association to remove such redemption limitation is not approved and our Memorandum and Articles are not correspondingly amended, we will not complete the Business Combination or redeem any shares, and all SPKL Class A Ordinary Shares submitted for redemption will be returned to the holders thereof.

Redemption of Public Shares and Liquidation If No Business Combination

Our Memorandum and Articles of Association provide that we will have only until March 29, 2027 to consummate an initial business combination. If we have not consummated an initial business combination by March 29, 2027, we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (less taxes payable and up to $100,000 of interest to pay dissolution expenses) divided by the number of the then-outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and the SPKL Board, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to consummate an initial business combination by March 29, 2027. Our Memorandum and Articles of Association provide that, if we wind up for any other reason prior to the consummation of our initial business combination, we will follow the foregoing procedures with respect to the liquidation of the Trust Account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable Cayman Islands law.

Our Sponsor and each member of our management team have entered into an agreement with us, pursuant to which they have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares they hold if we fail to consummate an initial business combination by March 29, 2027 (although they will be entitled to liquidating distributions from the

Trust Account with respect to any Public Shares they hold if we fail to complete our initial business combination within the prescribed time frame).

Our Sponsor, executive officers and directors have agreed, pursuant to a written agreement with us, that they will not propose any amendment to our Memorandum and Articles of Association (A) that would modify the substance or timing of our obligation to provide holders of our SPKL Class A Ordinary Shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our Public Shares if we do not complete our initial business combination by March 29, 2027 or (B) with respect to any other provision relating to the rights of holders of our SPKL Class A Ordinary Shares, unless we provide our Public Shareholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (less taxes payable and up to $100,000 of interest to pay dissolution expenses), if any, divided by the number of the then-outstanding Public Shares. However, in the event the amendment of our Memorandum and Articles of Association to remove the limitations on redemptions is not approved and our Memorandum and Articles are not correspondingly amended, we may not redeem our Public Shares in an amount that would cause our net tangible assets to be less than $5,000,001 (so that we do not then become subject to the SEC’s “penny stock” rules). If this optional redemption right is exercised with respect to an excessive number of Public Shares such that we cannot satisfy the net tangible asset requirement, assuming that our Memorandum and Articles are not amended to remove such requirement, we would not proceed with the amendment or the related redemption of our Public Shares at such time. This redemption right shall apply in the event of the approval of any such amendment, whether proposed by our Sponsor, any executive officer, director or any other person.

We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining outside the Trust Account plus up to $100,000 of funds from the Trust Account available to us to pay dissolution expenses, although we cannot assure you that there will be sufficient funds for such purpose. As of          , 2026, the most recent practicable date prior to the date of this proxy statement/prospectus, we had $          in cash outside the Trust Account.

If we were to expend all of the net proceeds of the IPO and the sale of the Private Placement Warrants, other than the proceeds deposited in the Trust Account, and without taking into account the interest, if any, earned on the Trust Account, the per-share redemption amount received by shareholders upon our dissolution would be $10.05. The proceeds deposited in the Trust Account could, however, become subject to the claims of our creditors which would have higher priority than the claims of our Public Shareholders. We cannot assure you that the actual per-share redemption amount received by shareholders will not be less than $10.05. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.

Although we will seek to have all vendors, service providers, prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our Public Shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including, but not limited, to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case to gain an advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third-party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third-party that has not executed a waiver if management believes that such third-party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third-party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. Nasdaq will not execute an agreement with us waiving such claims to the monies held in the Trust Account.

In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. To protect the amounts held in the Trust Account, our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third-party for services rendered or products sold to us (other than our independent registered public accounting firm), or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below the lesser of (i) $10.05 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.05 per Public Share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay our tax obligations, provided that such liability will not apply to any claims by a third-party or prospective target business that executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under our indemnity of the underwriter of the IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third-party, our Sponsor will not be responsible to the extent of any liability for such third-party claims. However, we have not asked our Sponsor to reserve for such indemnification obligations, nor have we independently verified whether our Sponsor has sufficient funds to satisfy its indemnity obligations and we believe that our Sponsor’s only assets are securities of our company. Therefore, we cannot assure you that our Sponsor would be able to satisfy those obligations. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.05 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.05 per Public Share due to reductions in the value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay our income tax obligations, and our Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.05 per Public Share.

We will seek to reduce the possibility that our Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. Our Sponsor will also not be liable as to any claims under our indemnity of the underwriter of the IPO against certain liabilities, including liabilities under the Securities Act. We had access to $8,490,535 following the IPO and the sale of the Private Placement Warrants, with which to pay any such potential claims (including costs and expenses incurred in connection with our liquidation, currently estimated to be no more than approximately $100,000). In the event that we liquidate and it is subsequently determined that the reserve for claims and liabilities is insufficient, shareholders who received funds from our Trust Account could be liable for claims made by creditors, however such liability will not be greater than the amount of funds from our Trust Account received by any such shareholder.

If we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the Trust Account, we cannot assure you we will be able to return $10.05 per Public Share to our Public Shareholders. Additionally, if we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by our shareholders. Furthermore, the SPKL Board may be viewed as having breached its fiduciary duty to our creditors or may have acted in bad faith, and thereby exposing itself and our company to claims of punitive damages, by paying Public Shareholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons. See the section entitled “Risk Factors — Risks Related to SPKL — If, after we distribute the proceeds in the Trust Account to our Public Shareholders, we file a bankruptcy or winding up petition or an involuntary bankruptcy or winding up petition is filed against us and is not dismissed, a bankruptcy or insolvency court may seek to recover such proceeds, and the members of the SPKL Board may be viewed as having breached their fiduciary duties to our creditors, exposing the members of the SPKL Board and us to claims of punitive damages.”

Our Public Shareholders will be entitled to receive funds from the Trust Account only (i) in the event of the redemption of our Public Shares if we do not complete our initial business combination by March 29, 2027, (ii) in connection with a shareholder vote to amend our Memorandum and Articles of Association (A) to modify the substance or timing of our obligation to provide holders of our SPKL Class A Ordinary Shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our Public Shares if we do not complete our initial business combination by March 29, 2027 or (B) with respect to any other provision relating to the rights of holders of our SPKL Class A Ordinary Shares, or (iii) if they redeem their respective shares for cash upon the completion of the initial business combination. Public Shareholders who redeem their SPKL Class A Ordinary Shares in connection with a shareholder vote described in clause (ii) in the preceding sentence shall not be entitled to funds from the Trust Account upon the subsequent completion of an initial business combination or liquidation if we have not consummated an initial business combination by March 29, 2027, with respect to such SPKL Class A Ordinary Shares so redeemed. In no other circumstances will a shareholder have any right or interest of any kind to or in the Trust Account. In the event we seek shareholder approval in connection with our initial business combination, a shareholder’s voting in connection with the Business Combination alone will not result in a shareholder’s redeeming its shares to us for an applicable pro rata share of the Trust Account. Such shareholder must have also exercised its redemption rights described above. These provisions of our Memorandum and Articles of Association, like all provisions of our Memorandum and Articles of Association, may be amended with a shareholder vote.

Facilities

We currently maintain our executive offices at 3790 El Camino Real, Unit #570, Palo Alto, CA 94306, and we sublease office space in Seoul, Korea. From August 2021 through July 31, 2024, the cost for our use of this space was included in the $300,000 paid to an affiliate of our Sponsor for office space, telecommunication services, security, utilities, maintenance, and other administrative services. This arrangement expired in July 2024. From August 2024 until March 2026, we did not maintain this office space or a comparable arrangement. On April 1, 2026, we entered into a new office support agreement (the “Office Support Agreement”) pursuant to which we pay $1,000 per month to an affiliate of our Sponsor, for office space, telecommunication services, security, utilities and maintenance, for a six-month term commencing April 1, 2026 and ending September 30, 2026 (renewable upon mutual agreement of the parties). We consider our current office space adequate for our current operations.

Employees

We currently have three executive officers. We pay these individuals consulting fees under certain consultancy agreements and board services agreements for their services rendered to us prior to or in connection with the completion of our initial business combination. Specifically, we pay (i) Mr. James Rhee, our Chief Executive Officer, $350,000 per annum on a monthly basis; (ii) Mr. Ho Min (Jimmy) Kim, our Chief Financial Officer, $25,000 per annum paid on a quarterly basis; (iii) Mr. Kurtis Jang, our Chief Operating Officer, $180,000 per annum paid on a monthly basis; (iv) all the independent directors, $75,000 per annum, each paid on a monthly basis; and (v) Bernard Moon, a managing member of SparkLabs Group Management, the sole managing member of the Sponsor, $36,000 per annum. On November 1, 2025, all independent directors agreed to cease receiving their monthly fees going forward. Our Chief Financial Officer and Chief Operating Officer are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time independent directors will devote in any time period will vary based on whether a target business has been selected for our initial business combination and the stage of the Business Combination process we are in.

Periodic Reporting and Financial Information

We have registered our SPKL Units, SPKL Class A Ordinary Shares and warrants under the Exchange Act and have reporting obligations, including the requirement that we file annual, quarterly and current reports with the SEC. In accordance with the requirements of the Exchange Act, our annual reports will contain financial statements audited and reported on by our independent registered public accountants.

We will provide shareholders with audited financial statements of the prospective target business as part of the proxy solicitation or tender offer materials, as applicable, sent to shareholders. These financial statements may be required to be prepared in accordance with, or reconciled to, GAAP, or International Financial Reporting Standards (“IFRS”), depending on the circumstances, and the historical financial statements may be required to be audited in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”). These financial statement requirements may limit the pool of potential target businesses we may acquire because some targets may be unable to provide such statements in time for us to disclose such statements in accordance with federal proxy rules and complete our initial business combination within the prescribed time frame. We cannot assure you that any particular target business identified by us as a potential acquisition candidate will have financial statements prepared in accordance with the requirements outlined above, or that the potential target business will be able to prepare its financial statements in accordance with the requirements outlined above. To the extent that these requirements cannot be met, we may not be able to acquire the proposed target business. While this may limit the pool of potential acquisition candidates, we do not believe that this limitation will be material.

We are required to evaluate our internal control procedures as required by the Sarbanes-Oxley Act. Only in the event we are deemed to be a large accelerated filer or an accelerated filer and no longer qualify as an emerging growth company, will we be required to comply with the independent registered public accounting firm attestation requirement on our internal control over financial reporting. A target business may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of their internal controls. The development of the internal controls of any such entity to achieve compliance with the Sarbanes- Oxley Act may increase the time and costs necessary to complete any such acquisition.

We have filed a Registration Statement on Form 8-A with the SEC to voluntarily register our securities under Section 12 of the Exchange Act. As a result, we are subject to the rules and regulations promulgated under the Exchange Act. We have no current intention of filing a Form 15 to suspend our reporting or other obligations under the Exchange Act prior or subsequent to the consummation of our initial business combination.

We are a Cayman Islands exempted company. Exempted companies are Cayman Islands companies conducting business mainly outside the Cayman Islands and, as such, are exempted from complying with certain provisions of the Companies Act. As an exempted company, we have received a tax exemption undertaking from the Government of the Cayman Islands to the effect that, in accordance with Section 6 of the Tax Concessions Act (As Revised) of the Cayman Islands, for a period of 30 years from the date of the undertaking, no law which is enacted in the Cayman Islands imposing any tax or duty to be levied on profits, income, gains or appreciations, or any tax in the nature of estate duty or inheritance tax, will apply to any property comprised in or any income arising under the Company, or to the security holders thereof, in respect of any such property or income.

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period.

We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of the IPO, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our SPKL Class A Ordinary Shares that are held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements, and, if their revenues are less than $100 million, not providing an independent registered public accounting firm attestation on internal control over financial reporting. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our ordinary shares held by non-affiliates exceeds $250 million as of the prior June 30, or (2) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our ordinary shares held by non-affiliates exceeds $700 million as of the prior June 30.

Legal Proceedings

We may be subject to legal proceedings, investigations and claims incidental to the conduct of our business from time to time. There is no material litigation, arbitration or governmental proceeding currently pending against us or any members of our management team in their capacity as such.

Directors and Executive Officers

The following table sets forth information about our directors and executive officers as of August 31, 2026.

Name	Age	Position
James Rhee	64	Chief Executive Officer, Chairman and Director
Ho Min (Jimmy) Kim	55	Chief Financial Officer and Director
Kurtis Jang	58	Chief Operating Officer and Director
Cuong Viet Do	60	Director
Shin-Bae Kim	71	Director
Willy Lan	50	Director
Tony Ling	52	Director
Catherine Mohr	57	Director

Below is a summary of the business experience of each of our executive officers and directors:

James Rhee has served as our Chief Executive Officer and Chairman of our board of directors since July 2021. Mr. Rhee has been a partner at SparkLabs Group since 2022, and has been an advisor and mentor to SparkLabs Group since its founding in 2013 and serves as the CEO of the SparkLabs Group’s SPAC venture. Mr. Rhee is also the founder and previous president of Aero K Holdings Company, a technology focused aviation industry startup founded in 2016. Prior to Aero K Holdings Company, he served as chief executive officer of Air Asia, North Asia, senior advisor to Octave Private Equity, vice president and general manager of Tyco Electronics global PC business, executive director of Dell’s Asia Pacific/Japan PC business and Enterprise Solutions Marketing, engagement manager at McKinsey & Company, and research officer at the International Monetary Fund. Mr. Rhee received a B.S. in Economics from the University of Minnesota and an M.B.A. (Beta Gamma Sigma) from Kellogg School of Management at Northwestern University. We believe Mr. Rhee is qualified to serve on our board of directors due to his history of experience in various industries, as well as his accomplishments as a founder and businessman.

Ho Min (Jimmy) Kim has served as our Chief Financial Officer and a member of our board of directors since December 2021. Mr. Kim co-founded and has served as a partner at SparkLabs Group since May 2012. Within SparkLabs Group, Mr. Kim has also served on the investment committees of SparkLabs Korea Funds, SparkLabs Global Funds and SparkLabs Ignition Fund. Mr. Kim also co-founded N3N, an IoT platform company, and previously served as its president. He also served as head of portal and web services for Nexon Corp., an online gaming company. Mr. Kim received a B.S. in Biomedical Engineering from Northwestern University and an M.S. in Life Sciences from Korea Advanced Institute of Science and Technology, KAIST. We believe Mr. Kim is qualified to serve on our board of directors due to his deep network of relationships and extensive experience with start-ups and technology companies.

Kurtis Jang has served as our Chief Operating Officer and a member of our board of directors since July 2021 and has been a partner of SparkLabs Group since 2022. Prior to joining us, Mr. Jang was with Prudential Life Insurance Company of Korea, Ltd., a subsidiary of Prudential Financial, Inc., a provider of insurance, investment management and other financial products and services, from April 2015 to September 2020, where he served as chief executive officer. Prior to Prudential, Mr. Jang served as chief executive head of Chubb Korea, an insurance provider affiliated with Chubb Limited. Mr. Jang currently serves on the board of directors of AIG Insurance Korea. Mr. Jang received a B.S. in Managerial Economics from the University of Illinois, Urbana-Champaign. We believe Mr. Jang is qualified to serve on our board of directors due to his history of leadership and management experience.

Cuong Viet Do has served as a member of our board of directors since December 2021. Mr. Do is currently President and Chief Executive Officer of BioVie Inc., a clinical stage biotech company listed on Nasdaq that develops innovative drug therapies to treat chronic debilitating conditions including liver disease and neurological and neuro-degenerative disorders and certain cancers. He also served as President, Global Strategy Group, at Samsung Group, a multinational conglomerate, from February 2015 to February 2021. Prior to Samsung, Mr. Do served as chief strategy officer for Merck & Co., Inc., Tyco Electronics, and Lenovo. Previous to that, he was a director and senior partner at McKinsey & Company, where he spent 17 years in the healthcare, high tech and corporate finance practices. He received a B.A. from Dartmouth College and an M.B.A. from the Tuck School of Business at Dartmouth. We believe Mr. Do is qualified to serve on our board of directors due to his history of leadership and management experience.

Shin-Bae Kim has served as a member of our board of directors since December 2021. Mr. Kim has also served as an advisor for Afiniti, Inc., a US AI solution startup since June 2020, and for Samkwang Biotree Group from April 2022 to December 2024. He also served as a director of POSCO, a steel manufacturing company, from March 2017 to March 2022. He previously served as vice chairman of SK Group, a conglomerate composed of 92 subsidiary companies, and as president and chief executive officer of SK Telecom, a leading telecom service provider in Korea. He received a B.S. in Industrial Engineering from Seoul National University, an M.S. in Industrial Engineering from KAIST and an M.B.A. from the Wharton School of the University of Pennsylvania. We believe Mr. Kim is qualified to serve on our board of directors due to his history of leadership and management experience.

Willy Lan has served as a member of our board of directors since December 2021. Mr. Lan co-founded Cambium Grove Capital in 2019, a Hong Kong based investment firm focused on global investments in venture, private equity, and alternative credit, and has been serving as its partner since then. Mr. Lan has invested across a full spectrum of asset classes including venture, private equity, structured credit and distressed trading, and through different investment cycles. Mr. Lan is also an active angel investor and has served on the advisory board of Jaarvis Accelerator, which he co-founded, and Antler Accelerator. Prior to founding Cambium Grove Capital, Mr. Lan was a portfolio manager with Och-Ziff Capital Asia (now Sculptor Capital Management). Before that, he was a founding member of SC Lowy and served as its head of distribution. Prior to that, he was a founding member of, and served as director for Abax Global Capital. Mr. Lan started his career in 2001 with Merrill Lynch’s Global Private Equity Group. He received a B.A. in Business Economics and International Relations from Brown University. We believe Mr. Lan is qualified to serve on our board of directors due to his history of investment experience as well as his experience developing operating and financing strategies alongside management.

Tony Ling has served as a member of our board of directors since December 2021. He has served as a venture partner of SparkLabs Taipei, a startup accelerator firm and affiliate of SparkLabs Group Management, since March 2017. Prior to SparkLabs, Mr. Ling served as president of iQ License LLC, an online platform for manufacturers and retailers. Previous to that, he served as a principal, director, and managing director at Silver Lake Partners, a private equity firm. Mr. Ling received a B.A. in Economics from Harvard University and an M.B.A. from Harvard Business School. We believe Mr. Ling is qualified to serve on our board of directors due to his deep network of relationships, his history of investment experience as well as his experience with start-ups and technology companies.

Dr. Catherine Mohr has served as a member of our board of directors since December 2021. Dr. Mohr has been with Intuitive Surgical, Inc., a developer and manufacturer of surgical robotic products designed to improve clinical outcomes of patients, since May 2016, where she has served in various executive roles, including as vice president, strategy from October 2015 to August 2018. Through Intuitive Surgical, Dr. Mohr has been seconded as the president of Intuitive Foundation, a nonprofit organization focused on the promotion of health and advancing education, since August 2018. Since November 2022, Dr. Mohr has served on the board of directors of Aroa Biosurgery, a soft tissue regeneration company, and Avisi Technologies, a medical device startup. Dr. Mohr has also served on the board of directors of Carta Healthcare, a software company which specializes in medical data abstraction, since July 2021. She received a B.S. and an M.S. in Mechanical Engineering from the Massachusetts Institute of Technology and an M.D. from Stanford University School of Medicine. We believe Dr. Mohr is qualified to serve on our board of directors due to her history of leadership and management experience in the medical industry.

Executive Compensation and Director Compensation

We have entered into consultancy agreements and board services agreements with our officers, directors, and other consultants. The following table sets forth the information regarding the compensation awarded to, earned by or paid to our officers and directors in the form of consulting fees during the year ended December 31, 2025:

Paid Consulting
Name and Principal Position	Fees ($)
James Rhee Chief Executive Officer, Chairman and Director	350,000
Ho Min (Jimmy) Kim Chief Financial Officer	25,000
Kurtis Jang Chief Operating Officer	180,000
Tony Ling Director	62,500
Catherine Mohr Director	62,500
Shin-Bae Kim Director	62,500
Willy Lan Director	62,500
Cuong Viet Do Director	62,500

We do not have any employment agreements with our officers. We do not maintain key-person life insurance for any of our executive officers or directors. We do not have any long-term compensation plans or stock option plans.

Commencing on the date that our securities were first listed on Nasdaq through the earlier of consummation of our initial business combination and our liquidation, we agreed to pay an affiliate of the Sponsor for office space, telecommunication services, security, utilities, maintenance and other administrative services provided to us, in a total amount of $300,000 for up to 36 months starting from August 2021, of which the unused portion was returned by deducting the incurred fees on a monthly basis. This arrangement expired in July 2024. From August 2024 until March 2026, we did not maintain this office space or a comparable arrangement. On April 1, 2026, we entered into the Office Support Agreement pursuant to which we pay $1,000 per month to an affiliate of our Sponsor for office space, telecommunication services, security, utilities and maintenance, for a six-month term ending September 30, 2026 (renewable upon mutual agreement of the parties). In addition, the Sponsor, executive officers and directors, or any of their respective affiliates are entitled to be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee reviews on a quarterly basis all payments that were made to the Sponsor, executive officers or directors, or our and their respective affiliates. Any such payments prior to an initial business combination will be made using funds held outside the Trust Account.

Other than the administrative services fee and the consulting and board services fees described above under “— Employees,” no compensation of any kind, including finder’s and consulting fees, will be paid by us to the Sponsor, executive officers and directors, or any of their respective affiliates, prior to completion of our initial business combination.

We do not intend to take any action to ensure that our directors and executive officers maintain their positions with us after the consummation of our initial business combination, although it is possible that some or all of our executive officers and directors may negotiate employment or consulting arrangements to remain with us after our initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our directors and executive officers’ motivation in identifying or selecting a target business but we do not believe that the ability of our directors and executive officers to remain with us after the consummation of our initial business combination will be a determining factor in our decision to proceed with any potential business combination. We are not party to any agreements with our executive officers and directors that provide for benefits upon termination of employment.

Number and Terms of Office of Officers and Directors

We currently have eight directors. Our board of directors is divided into three classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of shareholders) serving a three-year term. Prior to our initial business combination, only holders of our Founder Shares will be entitled to vote on the appointment and removal of our directors. In accordance with Nasdaq corporate governance requirements, we are not required to hold an annual meeting until one year after our first fiscal year end following our listing on Nasdaq. The term of office of Class III directors, consisting of James Rhee and Willy Lan, will expire at our 2026 annual meeting of shareholders. The term of office of Class I directors, consisting of Tony Ling, Catherine Mohr and Cuong Viet Do will expire at our 2027 annual meeting of shareholders. The term of office of Class II directors, consisting of Kurtis Jang, Shin-Bae Kim and Ho Min (Jimmy) Kim, will expire at our 2028 annual meeting of shareholders.

Prior to the completion of our initial business combination, any vacancy on the board of directors may be filled by a nominee chosen by the holders of a majority of our Founder Shares. In addition, prior to the completion of an initial business combination, holders of a majority of our Founder Shares may remove a member of the board of directors for any reason.

Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our Memorandum and Articles of Association as it deems appropriate. Our Memorandum and Articles of Association provide that our officers may consist of a Chairman of the Board, Chief Executive Officer, Chief Financial Officer, Chief Business Officer, President, Vice Presidents, Secretary, Treasurer, Assistant Secretaries and such other offices as may be determined by the board of directors.

Director Independence

Our SPKL Class A Ordinary Shares are listed on Nasdaq. As a company listed on Nasdaq, we are required under Nasdaq listing rules to maintain a board comprised of a majority of independent directors as determined affirmatively by our board of directors. Under Nasdaq listing rules, a director will only qualify as an independent director if, in the opinion of that listed company’s board of directors, the director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In addition, the Nasdaq listing rules require that, subject to specified exceptions, each member of our audit, compensation and nominating committees be independent.

Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and Nasdaq listing rules applicable to audit committee members. Compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and Nasdaq listing rules applicable to compensation committee members.

The SPKL Board has undertaken a review of the independence of each of our directors. Based on information provided by each director concerning his or her background, employment and affiliations, our board of directors has determined that Cuong Viet Do, Shin-Bae Kim, Willy Lan, Tony Ling and Catherine Mohr, representing five of our eight directors, do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under the listing standards of Nasdaq. James Rhee, Ho Min (Jimmy) Kim and Kurtis Jang are not considered independent directors because of their respective positions as our Chief Executive Officer, Chief Financial Officer and Chief Operating Officer.

In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances that our board of directors deemed relevant in determining their independence, including the beneficial ownership of our ordinary shares by each non-employee director, and the transactions involving them described in the section entitled, “Certain Relationships and Related Party Transactions.”

There are no family relationships among any of our directors or executive officers.

Committees of the SPKL Board

The SPKL Board has three standing committees: an audit committee, a nominating committee and a compensation committee. Subject to phase-in rules and a limited exception, the rules of Nasdaq and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. Subject to phase-in rules and a limited exception, the rules of Nasdaq require that the compensation committee and the nominating committee of a listed company be comprised solely of independent directors, or, if there is no nominating committee, that director nominations be made, or recommended to the full board, by our independent directors. The charter of each committee is available on our website.

Audit Committee

Our audit committee, which was established in accordance with Section 3(a)(58)(A) of the Exchange Act, engages the Company’s independent accountants and reviews their independence and performance; reviews our accounting and financial reporting processes and the integrity of our financial statements; the audits of our financial statements and the appointment, compensation, qualifications, independence and performance of our independent auditors; compliance with legal and regulatory requirements; and the performance of the internal audit function and internal control over financial reporting.

Willy Lan, Cuong Viet Do and Shin-Bae Kim serve as members of our audit committee, with Willy Lan serving as chair of the audit committee. Under Nasdaq listing standards and applicable SEC rules, we are required to have at least three members of the audit committee, all of whom must be independent. Our board of directors has determined that each of Willy Lan, Cuong Viet Do and Shin-Bae Kim are independent under Nasdaq listing standards and applicable SEC rules. Each member of the audit committee is financially literate and our board of directors has determined that Willy Lan and Cuong Viet Do each qualify as an “audit committee financial expert” as defined in applicable SEC rules.

We have adopted an audit committee charter, which details the principal functions of the audit committee, including:

●	meeting with our independent registered public accounting firm regarding, among other issues, audits, and adequacy of our accounting and control systems;
●	monitoring the independence of the independent registered public accounting firm;
●	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;
●	inquiring and discussing with management our compliance with applicable laws and regulations;
●	pre-approving all audit services and permitted non-audit services to be performed by our independent registered public accounting firm, including the fees and terms of the services to be performed;
●	appointing or replacing the independent registered public accounting firm;
●	determining the compensation and oversight of the work of the independent registered public accounting firm (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;
●	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies;
●	monitoring compliance on a quarterly basis with the terms of the IPO and, if any noncompliance is identified, immediately taking all action necessary to rectify such noncompliance or otherwise causing compliance with the terms of the IPO; and

●	reviewing and approving all payments made to our existing shareholders, executive officers or directors and their respective affiliates. Any payments made to members of our audit committee will be reviewed and approved by our board of directors, with the interested director or directors abstaining from such review and approval.

Nominating Committee

The members of our nominating committee are Shin-Bae Kim and Catherine Mohr, with Shin-Bae Kim serving as chair of the nominating committee. Under Nasdaq listing standards, our director nominations must be made, or recommended to the full board, by our independent directors or by a nominating committee that is composed entirely of independent directors. Our board of directors has determined that each of Shin-Bae Kim and Catherine Mohr are independent under Nasdaq listing standards.

The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on our board of directors. The nominating committee considers persons identified by its members, management, shareholders, investment bankers and others.

Guidelines for Selecting Director Nominees

The guidelines for selecting nominees, which are specified in a charter adopted by us, generally will provide that a person to be nominated:

●	should have demonstrated notable or significant achievements in business, education or public service;
●	should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and
●	should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the shareholders.

The nominating committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the board of directors. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating committee does not distinguish among nominees recommended by shareholders and other persons.

Compensation Committee

The members of our compensation committee are Catherine Mohr and Shin-Bae Kim, with Catherine Mohr serving as chair of the compensation committee.

Under Nasdaq listing standards, we are required to have at least two members of the compensation committee, all of whom must be independent directors. Our board of directors has determined that each of Catherine Mohr and Shin-Bae Kim are independent under Nasdaq listing standards. We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

●	reviewing and approving on an annual basis the corporate goals and objectives relevant to our President’s, Chief Financial Officer’s and Chief Operating Officer’s compensation, evaluating our President’s, Chief Financial Officer’s and Chief Operating Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our President, Chief Financial Officer and Chief Operating Officer based on such evaluation;
●	reviewing and approving the compensation of all of our other Section 16 executive officers;
●	reviewing our executive compensation policies and plans;

●	implementing and administering our incentive compensation equity-based remuneration plans;
●	assisting management in complying with our proxy statement and/or annual report disclosure requirements;
●	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;
●	producing a report on executive compensation to be included in our annual proxy statement, to the extent required; and
●	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, and in the past year has not served, as a member of the board of directors or compensation committee (or other committee serving an equivalent function) of any entity that has one or more executive officers serving on our board of directors.

Code of Ethics

We have adopted a Code of Ethics applicable to our directors, officers and employees. A copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.

Insider Trading Policies

We have not adopted a formal insider trading policy. In connection with the consummation of our initial business combination, we expect to adopt an insider trading policy which will govern the purchase, sale, and/or other dispositions of our securities by directors, officers and employees and other covered persons and be designed to promote compliance with insider trading laws, rules and regulations, and listing standards applicable to us. We expect such insider trading policy will prohibit trading while in possession of material nonpublic information and during blackout periods and will provide for preclearance procedures for our directors, officers, and employees, and policies prohibiting hedging or pledging of securities.

Conflicts of Interest

Under Cayman Islands law, directors and officers owe the following fiduciary duties:

●	duty to act in good faith in what the director or officer believes to be in the best interests of the Company as a whole;
●	duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;
●	directors should not improperly fetter the exercise of future discretion;

●	duty to exercise powers fairly as between different sections of shareholders;
●	duty not to put themselves in a position in which there is a conflict between their duty to the Company and their personal interests; and
●	duty to exercise independent judgment.

In addition to the above, directors also owe a duty of skill and care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the Company and the general knowledge, skill and experience of that director.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the Memorandum and Articles of Association or alternatively by shareholder approval at shareholder meetings.

Certain of our officers and directors presently have, and any of them in the future may have, additional fiduciary and contractual duties to other entities. As a result, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, then, subject to their fiduciary duties under Cayman Islands law, he or she will need to honor such fiduciary or contractual obligations to present such business combination opportunity to such entity, before we can pursue such opportunity. If these other entities decide to pursue any such opportunity, we may be precluded from pursuing the same. However, we do not expect these duties to materially affect our ability to complete our initial business combination. Our Memorandum and Articles of Association provide that we renounce, to the maximum extent permitted by law, our interest in any corporate opportunity offered to any director or officer, or about which any of our officers or directors acquires knowledge unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of our company and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue. In addition, our Memorandum and Articles of Association contain provisions to exculpate and indemnify, to the maximum extent permitted by law, such persons in respect of any liability, obligation or duty to our company that may arise as a consequence of such persons becoming aware of any business opportunity or failing to present such business opportunity.

Below is a table summarizing the entities to which our executive officers and directors currently have fiduciary duties, contractual obligations or other material management relationships:

Individual	Entity	Entity’s Business	Affiliation
James Rhee	SparkLabs Group(1)	Startup accelerator and venture capital	Partner
Kurtis Jang	SparkLabs Group(1)	Startup accelerator and venture capital	Partner
	AIG Insurance Korea	Insurance	Director
Ho Min (Jimmy) Kim	SparkLabs Group(1)	Startup accelerator and venture capital	Partner, CEO SparkLabs Korea Director
	Dong Yang Namasan Enterprise	Engineering	Director
Cuong Viet Do	BioVie	Biotechnology	President, CEO and Director
	MSP Therapeutics	Biotechnology	Director
	Seneca Therapeutics	Biotechnology	Director
	Curve OS	Fintech	Director
Willy Lan	Cambium Grove Capital(1)	Asset management	Partner
	Magnolia Grove Unlimited	Asset management	Director
Tony Ling	SparkLabs Taipei(1)	Startup accelerator	Venture Partner
Catherine Mohr	Intuitive Surgical, Inc.	Surgical robotics	Vice President, Strategy
	Intuitive Foundation	Nonprofit organization	President
	Carta Healthcare	Healthcare technology	Director
	Aroa Biosurgery	Medical devices	Director
	Avisi Technologies	Medical technology	Director
(1)	Includes certain of its funds, other affiliates and portfolio companies.

Potential investors should also be aware of the following other potential conflicts of interest:

●	With the exception of our CEO who works for us full time, our executive officers and directors are not required to, and will not, commit their full time to our affairs, which may result in a conflict of interest in allocating their time between our operations and our search for a business combination and their other businesses. We do not intend to have any full-time employees prior to the completion of our initial business combination. Each of our executive officers is engaged in several other business endeavors for which he may be entitled to substantial compensation, and our executive officers are not obligated to contribute any specific number of hours per week to our affairs.
●	Our Sponsor subscribed for Founder Shares prior to IPO and purchased Private Placement Warrants in a transaction that closed simultaneously with the closing of the IPO.
●	Our Sponsor and each member of our management team have entered into an agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to any Founder Shares and Public Shares held by them in connection with (i) the completion of our initial business combination and (ii) a shareholder vote to approve an amendment to our Memorandum and Articles of Association (A) that would modify the substance or timing of our obligation to provide holders of our SPKL Class A Ordinary Shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination by March 29, 2027 or (B) with respect to any other provision relating to the rights of holders of our SPKL Class A Ordinary Shares. Additionally, our Sponsor has agreed to waive its rights to liquidating distributions from the Trust Account with respect to its Founder Shares if we fail to complete our initial business combination within the prescribed time frame. If we do not complete our initial business combination within the prescribed time frame, the Private Placement Warrants will expire worthless. Except as described herein, our Sponsor and our directors and executive officers have agreed not to transfer, assign or sell any of their Founder Shares until the earliest of (A) one year after the completion of our initial business combination and (B) subsequent to our initial business combination, (x) if the closing price of our SPKL Class A Ordinary Shares equals or exceeds $11.50 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30- trading day period commencing at least 150 days after our initial business combination, or (y) the date on which we complete a liquidation, merger, share exchange or other similar transaction that results in all of our public shareholders having the right to exchange their ordinary shares for cash, securities or other property. Except as described herein, the Private Placement Warrants will not be transferable until 30 days following the completion of our initial business combination. Because each of our executive officers and directors will own ordinary shares or warrants directly or indirectly, they may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial business combination.
●	Our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors is included by a target business as a condition to any agreement with respect to our initial business combination. In addition, our Sponsor, officers and directors may sponsor, form or participate in other blank check companies similar to ours during the period in which we are seeking an initial business combination. Any such companies may present additional conflicts of interest in pursuing an acquisition target, particularly in the event there is overlap among investment mandates.
●	We issued the Convertible Note in the principal amount of up to $1,900,000 to the Sponsor, of which $1,900,000 is outstanding and $1,540,000 was outstanding as of December 31, 2025. The note does not bear interest and is repayable upon the consummation of the Business Combination, with the Sponsor having the option to convert up to $1,500,000 of the outstanding principal balance into Working Capital Warrants, at a price of $1.00 per warrant upon consummation of the Business Combination. If the Company does not complete its initial business combination, the note shall not be repaid and all amounts owed under it will be forgiven.

We are not prohibited from pursuing an initial business combination with a business that is affiliated with our Sponsor, officers or directors. In the event we seek to complete our initial business combination with a business that is affiliated with our Sponsor, officers or directors, we, or a committee of independent and disinterested directors, will obtain an opinion from an independent investment banking firm that is a member of the Financial Industry Regulatory Authority, or FINRA, or from an independent valuation, appraisal or accounting firm, that our initial business combination is fair to our company from a financial point of view.

SparkLabs Group Management and its affiliates manage several investment vehicles. Neither SparkLabs Group Management nor members of our management team who are also employed by SparkLabs Group Management have any obligation to present us with any opportunity for a potential business combination of which they become aware solely in their capacities as officers or managing directors of SparkLabs Group Management. In addition, SparkLabs Group Management or its affiliates may sponsor other blank check companies similar to ours during the period in which we are seeking an initial business combination, and members of our management team may participate in such blank check companies.

Furthermore, in no event will our Sponsor or its affiliates be paid by us any finder’s fee, consulting fee or other compensation prior to, or for any services they render to effectuate, the completion of our initial business combination. Further, commencing on the date our securities are first listed on Nasdaq, we have made an advance payment to an affiliate of our Sponsor for office space, telecommunication services, security, utilities, maintenance, and other administrative services provided to us, in a total amount of $300,000 for up to 36 months starting from August 2021 (of which unused portion was returned by deducting the incurred fees on a monthly basis). This arrangement expired in July 2024. From August 2024 until March 2026, we did not maintain this office space or a comparable arrangement. On April 1, 2026, we entered into the Office Support Agreement pursuant to which we pay $1,000 per month to an affiliate of our Sponsor for office space, telecommunication services, security, utilities and maintenance, for a six-month term ending September 30, 2026 (renewable upon mutual agreement of the parties).

We cannot assure you that any of the above-mentioned conflicts will be resolved in our favor.

If we seek shareholder approval, we will complete our initial business combination only if a majority of the ordinary shares, represented in person or by proxy and entitled to vote thereon, voted at a shareholder meeting of the Company are voted in favor of the Business Combination. A quorum for such meeting will be present if the holders of at least one-third of the issued and outstanding shares entitled to vote at the meeting are represented in person or by proxy. In such case, our Sponsor and each member of our management team have agreed to vote their Founder Shares and public shares in favor of our initial business combination.

Limitation on Liability and Indemnification of Officers and Directors

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, actual fraud or the consequences of committing a crime. Our Memorandum and Articles of Association provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We entered into agreements with our directors and officers to provide contractual indemnification in addition to the indemnification provided for in our Memorandum and Articles of Association. We purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the Trust Account for any reason whatsoever (except to the extent they are entitled to funds from the Trust Account due to their ownership of public shares). Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the Trust Account or (ii) we consummate an initial business combination.

Our indemnification obligations may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS OF SPKL

The following discussion and analysis of the financial condition and results of operations of Spark I Acquisition Corporation (for purposes of this section, “SPKL,” the “Company,” “we,” “us” and “our”) should be read in conjunction with the financial statements and related notes of SPKL included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements reflecting SPKL’s current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” appearing elsewhere in this proxy statement/prospectus.

Overview

We are a blank check company incorporated on July 12, 2021, as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar combination with one or more businesses or assets, which we refer to as our initial business combination. To date, our efforts have been limited to organizational activities and activities related to the search for a target business for our initial business combination. We have generated no revenues to date, and we do not expect that we will generate operating revenues at the earliest until we consummate our initial business combination. Based on SPKL’s business activities, SPKL is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash.

The issuance of additional ordinary shares in connection with the Business Combination:

●	may significantly dilute the equity interest of investors in the IPO;
●	may subordinate the rights of holders of SPKL Class A Ordinary Shares if preference shares are issued with rights senior to those afforded SPKL Class A Ordinary Shares;
●	could cause a change in control if a substantial number of SPKL Class A Ordinary Shares are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors;
●	may have the effect of delaying or preventing a change of control of us by diluting the share ownership or voting rights of a person seeking to obtain control of us;
●	may adversely affect prevailing market prices for SPKL Units, SPKL Class A Ordinary Shares and/or Public Warrants; and
●	may not result in adjustment to the exercise price of SPKL Warrants.

Similarly, if we issue debt securities or otherwise incur significant debt, it could result in:

●	the default and foreclosure on our assets if our operating revenues after the Business Combination are insufficient to repay our debt obligations;
●	the acceleration of our obligations to repay the indebtedness even if we make all principal and interest payments when due if we breach certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;
●	our immediate payment of all principal and accrued interest, if any, if the debt is payable on demand;
●	our inability to obtain necessary additional financing if the debt contains covenants restricting our ability to obtain such financing while the debt is outstanding;

●	our inability to pay dividends on our Class A Ordinary Shares;
●	us using a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for dividends on our Class A Ordinary Shares if declared, expenses, capital expenditures, acquisitions and other general corporate purposes;
●	limitations on our flexibility in planning for and reacting to changes in our business and in the industry in which we operate;
●	increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation or prevailing interest rates; and
●	limitations on our ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, execution of our strategy and other purposes and other disadvantages compared to our competitors who have less debt; and
●	other disadvantages compared to our competitors who have less debt.

As indicated in the accompanying financial statements, as of June 30, 2026, we had $401,642 in our operating bank account. Further, we expect to continue to incur significant costs in the pursuit of the Business Combination. We cannot assure you that our plans to complete the Business Combination will be successful.

Results of Operations

We have neither engaged in any operations nor generated any operating revenues to date. Our only activities through June 30, 2026 were organizational activities and those necessary to prepare for our IPO, which is described below, and subsequent to the IPO, identifying a target company for an initial business combination. We do not expect to generate any operating revenues until after the completion of our initial business combination.

We expect to generate non-operating income in the form of interest income on investments held in the Trust Account after the IPO. We have incurred, or expect that we will incur, increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses in connection with searching for, and completing, our initial business combination.

For the three months ended June 30, 2026, we had a net loss of $1,650,889, which consists of operating expenses of $1,697,094 and administration fees-related party of $179,940 offset by the interest earned on investments held in the Trust Account of $226,144 and operating account interest income of $1.

For the three months ended June 30, 2025, we had net income of $362,583, which consists of operating expenses of $478,217 and administration-related party expenses of $285,650 offset by the interest earned on investments held in the Trust Account of $1,126,449 and interest income of $1.

For the six months ended June 30, 2026, we had a net loss of $1,745,084, which consists of operating expenses of $1,853,113 and administration fees — related party of $339,880 offset by the interest earned on investments held in the Trust Account of $447,907 and operating account interest income of $2.

For the six months ended June 30, 2025, we had net income of $904,912, which consists of operating expenses of $785,932 and administration — related party expenses of $555,300, offset by the interest earned on investments held in the Trust Account of $2,246,142 and operating account interest income of $2.

For the year ended December 31, 2025, we had net income of $293,600, which consists of interest earned on investments held in the Trust Account of $2,877,577, forgiveness of debt of $1,227, and operating account interest income of $4 partially offset by operating expenses of $1,574,388 and administration fees — related party of $1,010,820.

For the year ended December 31, 2024, we had net income of $3,150,471, which consists of interest earned on investments held in the Trust Account of $5,248,662 and operating account interest income of $4 partially offset by operating expenses of $848,569 and administration fees — related party of $1,249,626.

Liquidity, Capital Resources and Going Concern

On October 11, 2023, we consummated our IPO of 10,000,000 SPKL Units. Each SPKL Unit consists of one Class A ordinary share, par value $0.0001 and one-half of one redeemable Public Warrant, with each Public Warrant entitling the holder thereof to purchase one Class A ordinary share for $11.50 per share, subject to adjustment, beginning 30 days after the completion of the Company’s initial business combination. We granted Cantor a 45-day option to purchase up to 1,500,000 additional SPKL Units to cover over- allotments. Subsequently, on October 10, 2023, at our request, Cantor informed the Company that it will not be exercising the over-allotment option. As a result, the Sponsor forfeited an aggregate of 448,052 Class B Ordinary Shares. Such forfeited shares were cancelled by the Company prior to the consummation of the IPO.

Simultaneously with the closing of the IPO, we consummated the Private Placement with our Sponsor, who purchased 8,490,535 Private Placement Warrants, generating total proceeds of $8,490,535. The terms of the Private Placement Warrants are identical to the Public Warrants, except that, for so long as the Private Placement Warrants are held by the Sponsor or their permitted transferees, the Private Placement Warrants (i) may not (including the Class A Ordinary Shares issuable upon exercise of the Private Placement Warrants), subject to certain limited exceptions, be transferred, assigned or sold until 30 days after the completion of the Company’s initial business combination, and (ii) are entitled to registration rights. The Private Placement Warrants will be worthless if the Company does not complete an initial business combination.

A total of $100,500,000 ($10.05 per SPKL Unit, which amount includes $3,500,000 of the underwriters’ deferred discount) of the net proceeds from the sale of SPKL Units in the IPO and the Private Placements on October 11, 2023 was placed in the Trust Account maintained for the benefit of the public shareholders at Continental Stock Transfer & Trust Company, as a trustee and was invested only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a - 7 under the Investment Company Act of 1940, as amended, and that invest only in direct U.S. government treasury obligations. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its taxes and up to $100,000 of interest to pay dissolution expenses, the funds held in the Trust Account will not be released from the Trust Account until the earliest of (i) the completion of the Company’s initial business combination, (ii) the redemption of the Class A Ordinary Shares included in the SPKL Units sold in the IPO if we are unable to complete our initial business combination by March 29, 2027, subject to applicable law or (iii) the redemption of any of the public shares properly submitted in connection with a shareholder vote to amend the Company’s amended and restated memorandum and articles of association (A) to modify the substance or timing of our obligation to allow redemption in connection with its initial business combination or to redeem 100% of its public shares if it has not consummated an initial business combination by March 29, 2027 or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity.

As of June 30, 2026, we had $401,642 in our operating bank account, $25,813,648 in the Trust Account and working capital deficit of $6,048,479. In connection with the Second Extension Meeting, holders of                 SPKL Class A Ordinary Shares exercised their right to redeem their shares for cash at a redemption price of approximately $            per share. Following such redemptions, the amount remaining in the Trust Account was $                   as of                  , 2026.

As of December 31, 2025, we had $112,295 of cash held outside the Trust Account and a working capital deficit of $3,654,185.

Subsequent to the consummation of the IPO, our liquidity has been satisfied through the net proceeds from the consummation of the IPO and the Private Placement held outside of the Trust Account. In addition, to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of our officers and directors may, but are not obligated to, provide us working capital loans.

For example, to finance our working capital needs, on January 28, 2025, we issued the Convertible Note in the principal amount of up to $1,900,000 to the Sponsor, of which $1,900,000 was outstanding as of June 30, 2026 and $1,540,000 as of December 31, 2025. The Convertible Note does not bear interest and is repayable in full upon the consummation of the Company’s initial business combination. Upon the consummation of a business combination, the Sponsor will have the option, but not the obligation, to convert all or a portion of up to $1,500,000 of the unpaid principal balance of the Convertible Note into a number of Working Capital Warrants equal to the principal amount of the Convertible Note so converted divided by $1.00. The terms of the Working Capital

Warrants will be identical to the terms of the Private Placement Warrants. On June 25, 2025, we issued the Non-Convertible Note in the principal amount of up to $2,500,000 of which $2,500,000 was outstanding as of June 30, 2026 and $1,700,000 as of December 31, 2025. The Non- Convertible Note does not bear interest and is repayable upon the earlier of the consummation of our initial business combination and the last day that we have to complete a business combination. The notes are subject to customary events of default, the occurrence of which automatically trigger the unpaid principal balance of the note and all other sums payable with regard to the notes becoming immediately due and payable.

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 205-40, Presentation of Financial Statements-Going Concern, the Company was formed for the purpose of completing a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities on or before March 29, 2027. There is no assurance that the Company will obtain the necessary approvals or raise the additional capital it needs to fund its business operations and complete any business combination prior to March 29, 2027, if at all. On September 25, 2026, SPKL’s shareholders approved the Second Extension at the Second Extension Meeting, which extended SPKL’s time period to consummate a business combination from September 29, 2026 to March 29, 2027. Management has determined that the liquidity condition and timing of liquidation raises substantial doubt about the Company’s ability to continue as a going concern for the next twelve months from the issuance of these financial statements. No adjustments have been made to the carrying amounts of assets or liabilities. The Company’s Sponsor, officers and directors may, but are not obligated to, loan the Company funds from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital.

Off-Balance Sheet Arrangements

We had no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of June 30, 2026. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off- balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay an aggregate of $77,500 per month to our management team for their services. Beginning on November 1, 2025, we pay an aggregate of $46,249 per month in management fees. We began incurring these fees on May 1, 2021, and will continue to incur these fees monthly until the earlier of the completion of our initial business combination and our liquidation.

The underwriters are entitled to a deferred underwriting commission of 3.5% per unit or $3,500,000 in the aggregate of the gross proceeds of the IPO held in the Trust Account upon the completion of our initial business combination subject to the terms of the underwriting commission.

Critical Accounting Estimates

The preparation of condensed financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. As of June 30, 2026 and December 31, 2025, we did not have any critical accounting estimates to be made.

Critical Accounting Policies

SPKL Class A Ordinary Shares Subject to Possible Redemption

We account for our Class A ordinary shares subject to possible conversion in accordance with the guidance in ASC Topic 480, “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption is classified as a liability instrument and measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. Our Class A ordinary shares features certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of our balance sheets. We made a policy election in accordance with ASC 480-10-S99-3A and recognizes changes in redemption value in accumulated deficit over an expected nine-month period leading up to our initial business combination.

Warrants

We account for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board Topic 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to our own ordinary shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding. Consequently, we account for warrants as equity-classified instruments.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations.

Net Income (Loss) Per Share

We comply with accounting and disclosure requirements of FASB ASC 260, Earnings Per Share. To determine the net income (loss) attributable to both the redeemable shares and non-redeemable shares, we first considered the undistributed income (loss) allocable to both the redeemable shares and non-redeemable shares and the undistributed income (loss) is calculated using the total net loss less any dividends paid. We then allocated the undistributed income (loss) ratably based on the weighted average number of shares outstanding between the redeemable and non-redeemable shares. Any re-measurement of the accretion to redemption value of the ordinary shares subject to possible redemption was considered to be dividends paid to the public shareholders.

Offering Costs

Offering costs consisted principally of underwriting, legal, accounting and other expenses incurred through the balance sheet date that are related to the IPO and were charged to shareholders’ equity upon the completion of the IPO. The Company allocates offering costs between public shares, public warrants and public rights based on the relative fair values of public shares, public warrants and public rights.

Recent Accounting Pronouncements

Other than discussed below, management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

In November 2024, the Financial Accounting Standards Board issued Accounting Standards Update (“ASU”) No. 2024-03, “Disaggregation of Income Statement Expenses,” which requires disclosures of certain disaggregated income statement expense captions into specified categories within the footnotes to the financial statements. The requirements of the ASU are effective for annual periods beginning after December 15, 2026 and interim reporting periods beginning after December 15, 2027, with early adoption permitted. The requirements will be applied prospectively with the option for retrospective application. The Company is currently evaluating the impact ASU No. 2024-03 will have on its condensed financial statements.

DESCRIPTION OF ZINCFIVE’S SECURITIES

Unless the context otherwise requires, references in this section to “we,” “our” and “us” generally refer to the new public entity following the consummation of the Business Combination.

The following summary of the material terms of SPKL’s securities prior to, and ZincFive’s securities following, the Business Combination is not intended to be a complete summary of the rights and preferences of such securities.

The terms of SPKL’s securities are currently governed by the laws of the Cayman Islands, including the Companies Act and the SPKL current articles of association. We expect to adopt the Proposed Certificate of Incorporation and Proposed Bylaws of ZincFive in connection with the consummation of the Business Combination, which will rename SPKL as “ZincFive, Inc.” As a result of the Business Combination, SPKL shareholders that hold SPKL Ordinary Shares and Legacy ZincFive Securityholders that receive shares of ZincFive Common Stock in the Business Combination will each become stockholders of ZincFive.

Because it is only a summary, this section does not contain all of the information that may be important to you. You should refer to the section entitled “The Domestication Proposal — Comparison of Shareholder Rights under Applicable Corporate Law Before and After Domestication” as well as the Proposed Certificate of Incorporation and Proposed Bylaws, which are attached to this proxy statement/prospectus as Annex C and Annex D, respectively, and to the applicable provisions of Delaware law.

Authorized and Outstanding Stock

Under the Memorandum and Articles of Association, the authorized share capital of SPKL is US$55,500 divided into 500,000,000 SPKL Class A Ordinary Shares of par value US$0.0001 each, 50,000,000 SPKL Class B Ordinary Shares of par value US$0.0001 each and 5,000,000 preference shares of par value US$0.0001 each. As of the close of business on the Record Date, there were (1)           SPKL Class A Ordinary Shares outstanding, (2)           SPKL Class B Ordinary Shares outstanding and (3) no SPKL preferred shares outstanding.

All of the issued and outstanding SPKL Class B Ordinary Shares will convert into SPKL Class A Ordinary Shares on a one-for-one basis (the “initial conversion ratio”) immediately prior to the Domestication. As described in the section entitled “— SPKL Capital Stock Prior to the Business Combination — Founder Shares,” pursuant to the terms of the Sponsor Agreement, the Insiders have agreed to waive any adjustment to the initial conversion ratio under the SPKL current articles of association in connection with the Business Combination.

The Proposed Certificate of Incorporation authorizes the issuance of          shares of capital stock, each with a par value of $0.0001, of which (1)           shares are designated as ZincFive Common Stock and (2)           shares are designated as ZincFive Preferred Stock.

Except as otherwise required by the Proposed Certificate of Incorporation, the holders of shares of ZincFive Common Stock shall vote together as a single class (or, if any holders of shares of ZincFive Preferred Stock are entitled to vote together with the holders of ZincFive Common Stock, as a single class with such holders of ZincFive Preferred Stock) on all matters submitted to a vote of stockholders of ZincFive.

The outstanding SPKL Ordinary Shares are, and the shares of ZincFive Common Stock issuable in connection with the Business Combination will be, duly authorized, validly issued, fully paid and non- assessable.

ZincFive Common Stock

Dividend Rights

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of ZincFive Common Stock are entitled to receive dividends, if any, as may be declared from time to time by the ZincFive Board, out of legally available funds.

No Preemptive or Similar Rights

The ZincFive Common Stock is not entitled to preemptive, conversion or subscription rights, and is not subject to redemption or sinking fund provisions. The rights, preferences, and privileges of the holders of the ZincFive Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of the ZincFive Preferred Stock that may be designated and issued in the future.

Voting Rights

The ZincFive Common Stock is entitled to one vote per share on any matter that is submitted to a vote of ZincFive stockholders, including the election of directors. ZincFive stockholders do not have cumulative voting rights in the election of directors. Accordingly, holders of a plurality of the voting shares are able to elect all of the directors of the ZincFive Board.

Liquidation Rights

If ZincFive becomes subject to a liquidation, dissolution or winding-up, the net assets legally available for distribution to its stockholders would be distributable ratably among the holders of ZincFive Common Stock and any participating ZincFive Preferred Stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of ZincFive Preferred Stock.

Fully Paid and Nonassessable

In connection with this offering, our legal counsel will opine that the shares of ZincFive Common Stock to be issued in this offering will be fully paid and nonassessable.

ZincFive Preferred Stock

Under the Proposed Certificate of Incorporation, the ZincFive Board will have the authority, subject to limitations prescribed by Delaware law, to issue shares of authorized but unissued ZincFive Preferred Stock in one or more series, and to fix the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, in each case without further vote or action by its stockholders. These powers, rights, preferences and privileges could include dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price(s) and liquidation preferences, and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of ZincFive Common Stock. The issuance of preferred stock could adversely affect the voting power of holders of ZincFive Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of ZincFive Preferred Stock could have the effect of delaying, deferring or preventing a change in our control or other corporate action.

Series A Preferred Stock

Up to 10,441,174 shares of ZincFive Preferred Stock, all of which will be Series A Preferred Stock, will be issued or outstanding immediately after the Closing. In connection with the Series A Preferred Investment, the ZincFive Board will adopt the Certificate of Designation, creating the Series A Preferred Stock.

Conversion:  Each share of Series A Preferred Stock will be convertible into ZincFive Common Stock at any time at the option of the holder at a rate equal to the Accrued Value, divided by the then-applicable conversion price, provided that the holder will be prohibited from converting shares of Series A Preferred Stock into shares of ZincFive Common Stock if, as a result of such conversion, the holder, together with its affiliates and any persons acting together as a group, would beneficially own in excess of 4.9%, 9.9% or 19.9% of the then outstanding ZincFive Common Stock (or such other amount as a holder may specify). The conversion price will initially be $12.00, subject to adjustments for stock dividends, splits, combinations and similar events and customary anti-dilution adjustments, including with respect to future issuances or sales of ZincFive Common Stock, including certain securities exercisable for or convertible into ZincFive Common Stock, at prices less than the conversion price then in effect for aggregate consideration in excess of $500,000. In addition, if the 20-day volume-weighted average price of the ZincFive Common Stock on the twenty-first trading day following the date that is six months after Closing Date is less than the conversion price then in effect, the conversion price will be adjusted to the greater of (i) such volume-weighted average price and (ii) $5.00.

Put Rights:  Unless prohibited by applicable law governing distributions to stockholders, at any time and from time to time after the fifth anniversary of the Closing, each holder of Series A Preferred Stock, acting individually and without regard to the actions of any other holder, may require ZincFive to redeem all of such holder’s shares of Series A Preferred Stock, by delivering a written redemption request to ZincFive, at a price equal to the Accrued Value.

Call Rights:  Unless prohibited by applicable law governing distributions to stockholders, the Series A Preferred Stock will be redeemable at the option of ZincFive commencing any time (i) prior to the first anniversary of the Closing at a price equal to 150% of the Accrued Value, (ii) on or after the 1st anniversary but prior to the 2nd anniversary of the Closing at a price equal to 140% of the Accrued Value, (iii) on or after the 2nd anniversary of the Closing but prior to the 3rd anniversary of the Closing at a price equal to 130% of the Accrued Value, (iv) on or after the 3rd anniversary of the Closing but prior to the 4th anniversary of the Closing at a price equal to 120% of the Accrued Value, (v) on or after the 4th anniversary of the Closing but prior to the 5th anniversary of the Closing at a price equal to 110% of the Accrued Value, or (vi) on or after the 5th anniversary of the Closing at a price equal to 100% of the Accrued Value.

Voting:  The Series A Preferred Stock will vote together with the ZincFive Common Stock as a single class, except as required by law and as noted above under “Protective Provisions.” Each holder of Series A Preferred Stock will be entitled to cast the number of votes equal to the number of whole shares of ZincFive Common Stock into which the shares of Series A Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter.

Options

At the First Effective Time, each outstanding and unexercised Legacy ZincFive Option (whether or not vested) will be assumed by ZincFive and become an option to purchase shares of ZincFive Common Stock. See the section entitled “The Business Combination Proposal — Merger Agreement — Treatment of Legacy ZincFive Options and Legacy ZincFive Restricted Stock Units” for additional information.

As of June 30, 2026, Legacy ZincFive had outstanding options to purchase an aggregate of 35,968,288 shares of Legacy ZincFive Common Stock, with a weighted-average exercise price of $0.40 per share, under its 2003 Plan or 2015 Plan.

Restricted Stock Units

At the First Effective Time, each outstanding Legacy ZincFive restricted stock unit that is outstanding as of immediately prior to the First Effective Time will be converted into a restricted stock unit in respect of shares of ZincFive Common Stock. See the section entitled “The Business Combination Proposal — Merger Agreement — Treatment of Legacy ZincFive Options and Legacy ZincFive Restricted Stock Units” for additional information.

As of June 30, 2026, there were no outstanding Legacy ZincFive restricted stock units.

Warrants

SPKL Warrants

In connection with the Business Combination and pursuant to the Domestication, each SPKL Warrant that is issued and outstanding will be converted into a SPKL Delaware Warrant to acquire a corresponding number of shares of SPKL common stock, on a one-for-one basis, pursuant to the terms of the Warrant Agreement and each of the then issued and outstanding SPKL Units will be cancelled and each holder of SPKL Units will be entitled to one share of SPKL common stock and one-half of one SPKL Delaware Warrant. No fractional SPKL Delaware Warrants will be issued upon cancellation. Upon Closing, the SPKL Delaware Warrants will be assumed by ZincFive and will become ZincFive Warrants.

An estimated shares of SPKL common stock will be reserved for potential future issuance of SPKL common stock upon the exercise of the SPKL Delaware Warrants.

As of          , 2026, there wereSPKL Warrants outstanding, which consists of Public Warrants and          Private Placement Warrants.

Public Warrants

After the Domestication, each SPKL public warrant entitles the registered holder to purchase one share of SPKL common stock at a price of $11.50 per share, subject to adjustment as discussed herein, at any time commencing 30 days after the completion of the Business Combination, except as discussed in the immediately succeeding paragraph. Pursuant to the Warrant Agreement, a warrant holder may exercise its Public Warrants only for a whole number of SPKL common stock. This means only a whole SPKL public warrant may be exercised at any given time by a warrant holder. No fractional warrants will be issued upon separation of the SPKL Units and only whole Public Warrants will trade. Accordingly, unless you purchase at least two SPKL Units, you will not be able to receive or trade a whole SPKL public warrant. The SPKL public /warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any SPKL common stock pursuant to the exercise of a SPKL public warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the SPKL common stock underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration, or a valid exemption from registration is available. No SPKL public warrant will be exercisable and we will not be obligated to issue SPKL common stock upon exercise of a SPKL public warrant unless the SPKL common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Public Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a SPKL public warrant, the holder of such SPKL public warrant will not be entitled to exercise such SPKL public warrant and such SPKL public warrant may have no value and expire worthless. In no event will we be required to net cash settle any SPKL public warrant.

We have agreed that as soon as practicable, but in no event later than 20 business days after the closing of the Business Combination, we will use our commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the SPKL common stock issuable upon exercise of the Public Warrants, and we will use our commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to such SPKL common stock until the Public Warrants expire or are redeemed, as specified in the Warrant Agreement; provided that, if SPKL common stock is at the time of any exercise of a SPKL public warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their Public Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the SPKL common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but we will use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of SPKL common stock equal to the quotient obtained by dividing (x) the product of the number of SPKL common stock underlying the Public Warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” as used in this paragraph shall mean the volume weighted average price of the SPKL common stock for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

Redemption of warrants for cash when the price per share of SPKL common stock equals or exceeds $18.00.

Once the warrants become exercisable, we may call the warrants for redemption:

●	in whole and not in part;
●	at a price of $0.01 per warrant;
●	upon not less than 30 days’ prior written notice of redemption given after the warrants become exercisable (the “30-day redemption period”) to each warrant holder; and

●	if, and only if, the reported last sale price of the SPKL common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading day period commencing once the warrants become exercisable and ending three business days before we send the notice of redemption to the warrant holders.

If and when the warrants become redeemable by us, we may not exercise our redemption right if the issuance of common stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification. We will use our best efforts to register or qualify such common stock for sale under applicable blue sky laws.

We have established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Public Warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the SPKL common stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

If we call the warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of SPKL common stock issuable upon the exercise of Public Warrants. If our management takes advantage of this option, all holders of Public Warrants would pay the exercise price by surrendering their warrants for that number of shares of SPKL common stock equal to the quotient obtained by dividing (x) the product of the number of shares of SPKL common stock underlying the Public Warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose shall mean the average reported last sale price of the shares of SPKL common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Public Warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of SPKL common stock to be received upon exercise of the Public Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants after the Business Combination. If we call the Public Warrants for redemption and our management does not take advantage of this option, the Sponsor and its permitted transferees would still be entitled to exercise their SPKL Warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

Redemption Procedures

A holder of a SPKL public warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such SPKL public warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the SPKL common stock issued and outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments

If the number of outstanding shares of SPKL common stock is increased by a stock dividend payable in SPKL common stock, or by a stock split of SPKL common stock or other similar event, then, on the effective date of such share dividend, subdivision or similar event, the number of shares of SPKL common stock issuable on exercise of each SPKL public warrant will be increased in proportion to such increase in the outstanding shares of SPKL common stock. A rights offering to holders of SPKL common stock entitling holders to purchase shares of SPKL common stock at a price less than the fair market value will be deemed a share dividend of a number of SPKL common stock equal to the product of (i) the number of shares of SPKL common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for SPKL common stock) and (ii) one (1) minus the quotient of (x) the price per SPKL common stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for SPKL common stock, in determining the price payable for SPKL common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of SPKL common stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which shares of SPKL common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Public Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of SPKL common stock on account of such shares of SPKL common stock (or other shares into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, or (c) in connection with the redemption of our SPKL Ordinary Shares upon our failure to complete the Business Combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of SPKL common stock in respect of such event.

If the number of outstanding shares of SPKL common stock is decreased by a consolidation, combination, reverse stock split or reclassification of SPKL common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stocks split, reclassification or similar event, the number of SPKL common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of SPKL common stock.

Whenever the number of shares of SPKL common stock purchasable upon the exercise of the Public Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of SPKL common stock purchasable upon the exercise of the Public Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of SPKL common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of SPKL common stock (other than those described above or that solely affects the par value of such SPKL common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding SPKL common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of our SPKL common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Public Warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of SPKL common stock in such a transaction is payable in the form of SPKL common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes value (as defined in the Warrant Agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants in order to determine and realize the option value component of the warrant. This formula is to compensate the warrant holder for the loss of the option value portion of the warrant due to the requirement that the warrant holder exercise the warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

The Public Warrants have been issued in registered form under the Warrant Agreement. You should review a copy of the Warrant Agreement, which will be filed as an exhibit to this proxy statement/ prospectus, for a complete description of the terms and conditions applicable to the Public Warrants. The Warrant Agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least a majority of the then outstanding Public Warrants to make any change that adversely affects the interests of the Reg Rights Holders of Public Warrants.

In addition, if (x) we issue additional shares of SPKL common stock or equity-linked securities for capital raising purposes in connection with the closing of the Business Combination at a Newly Issued Price of less than $9.20 per share (with such issue price or effective issue price to be determined in good faith by our board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any founder shares held by the Sponsor or such affiliates, as applicable, prior to such issuance), or the Newly Issued Price, (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Business Combination on the date of the completion of the Business Combination (net of redemptions), and (z) the volume weighted average trading price of our Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which we consummate our initial business combination, or the Market Value, is below $9.20 per share, then the exercise price of the Public Warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the greater of the Market Value and the Newly Issued Price.

The Public Warrants may be exercised upon surrender of the SPKL public warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Public Warrants being exercised. The warrant holders do not have the rights or privileges of holders of shares of SPKL common stock and any voting rights until they exercise their Public Warrants and receive shares of SPKL common stock. After the issuance of shares of SPKL common stock upon exercise of the Public Warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by shareholders.

No fractional shares will be issued upon exercise of the Public Warrants. If, upon exercise of the Public Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of SPKL common stock to be issued to the warrant holder.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Private Placement Warrants

Except as described below, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants, including as to exercise price, exercisability and exercise period. The Private Placement Warrants (including the shares of SPKL common stock issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of the Business Combination (except, among other limited exceptions as described under “Founder Shares” to our officers and directors and other persons or entities affiliated with the Sponsor). The Private Placement Warrants will be redeemable by us and exercisable by the holders on the same basis as the Public Warrants.

ZincFive Warrants

The ZincFive Warrants are immediately exercisable upon issuance at Closing and expire five years from the date of Closing at 5:00 p.m., New York City time (the “Warrant Termination Date”). The ZincFive Warrants include customary cash and cashless exercise provisions. Each ZincFive Common Warrant is initially exercisable at $12.00 per share of ZincFive Common Stock, subject to the same anti-dilution and other adjustments as the Series A Preferred Stock.

The ZincFive Warrants do not include any redemption features. The ZincFive Warrants may be exercised on a cashless basis if, at any time after the six-month anniversary of the Closing Date, (x) the ZincFive Common Stock issuable upon exercise of the ZincFive Warrant would be (i) “restricted securities” as defined in Rule 144 or (ii) the holder is an affiliate of ZincFive and (y) there is not an effective registration statement with respect to the shares of ZincFive Common Stock. On the Warrant Termination Date, the ZincFive Warrants will be automatically exercised on a cashless basis. To exercise on a cashless basis, the holder of the ZincFive Warrants would pay the exercise price by surrendering the ZincFive Warrants (or part thereof) for that number of shares of ZincFive Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of ZincFive Common Stock underlying the ZincFive Warrant, multiplied by the excess of the volume-weighted average price of the ZincFive Common Stock on the trading day immediately preceding the date of the notice of exercise less the exercise price of such ZincFive Warrant by (y) the volume-weighted average price of the ZincFive Common Stock on the trading day immediately preceding the notice of exercise.

The holders of ZincFive Warrants will not have the rights or privileges of holders of shares of ZincFive Common Stock or any voting rights in respect of the ZincFive Warrants or underlying shares of ZincFive Common Stock until they exercise their ZincFive Warrants and receive shares of ZincFive Common Stock. After the issuance of shares of ZincFive Common Stock upon exercise of the ZincFive Warrants, each holder will be entitled to one vote for each share of ZincFive Common Stock held of record on all matters to be voted on by stockholders.

Registration Rights

Effective upon the Closing, the existing registration rights agreement will be amended and restated, and SPKL, the Sponsor, ZincFive and the Reg Rights Holders will be parties to the A&R Registration Rights Agreement, a copy of which is attached to this proxy statement/prospectus as Annex G. Pursuant to the A&R Registration Rights Agreement, ZincFive will agree to (1) file with the SEC (at ZincFive’s sole cost and expense) a Resale Registration Statement within five days after the Closing and (2) use its commercially reasonable efforts to cause the Resale Registration Statement to become effective as soon as reasonably practicable after the filing thereof, but in no event later than the earlier of the 45th calendar day after the Resale Registration Statement is filed if the SEC notifies ZincFive that it will “review” the Resale Registration Statement and the 10th calendar day after ZincFive is notified (orally or in writing, whichever is earlier) by the SEC that the Resale Registration Statement will not be reviewed or will not be subject to further review. The A&R Registration Rights Agreement provides for liquidated damages payable to the Reg Rights Holders if ZincFive fails to meet these filing and effectiveness deadlines. In certain circumstances, the Reg Rights Holders may request to sell all or any portion of their registered securities in an underwritten offering, block trade, at the market offering or other coordinated trade, subject to certain requirements and customary conditions, including with regard to the number of such offerings per year and minimum offering size, and will be entitled to customary piggyback registration rights. The A&R Registration Rights Agreement includes customary provisions regarding payment of fees and expenses and indemnification.

Anti-Takeover Effects of Certain Provisions of Delaware Law, the Proposed Certificate of Incorporation and the Proposed Bylaws

Certain provisions of Delaware law, the Proposed Certificate of Incorporation and the Proposed Bylaws, each of which is summarized below, may have the effect of delaying, deferring or discouraging another person from acquiring control of ZincFive. The provisions are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with the ZincFive Board. We believe that the benefits of increased protection of ZincFive’s potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire ZincFive because negotiation of these proposals could result in an improvement of their terms.

Delaware Law

ZincFive will be governed by the provisions of Section 203 of the DGCL, which generally prohibits a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for a period of three years after the date such person became an interested stockholder, unless:

●	the Business Combination or transaction that resulted in the stockholder becoming an interested stockholder was approved by the board of directors prior to the time that the stockholder became an interested stockholder;
●	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
●	on or subsequent to the date of the transaction, the Business Combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

●	Section 203 defines a business combination to include:
●	mergers or consolidations involving the corporation, or any direct or indirect majority-owned subsidiary of the corporation, and the interested stockholder or any other entity if the merger or consolidation is caused by the interested stockholder;
●	any sale, lease, exchange, mortgage, transfer, pledge or other disposition involving the interested stockholder of the assets of the corporation or any direct or indirect majority-owned subsidiary of the corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation;
●	subject to exceptions, any transaction that results in the issuance or transfer by the corporation, or any direct or indirect majority-owned subsidiary of the corporation, of any stock of the corporation or such subsidiary to the interested stockholder;
●	any transaction involving the corporation, or any direct or indirect majority-owned subsidiary of the corporation, that has the effect of increasing the proportionate share of the stock or any class or series, or securities convertible into the stock of any class or series, of the corporation or such subsidiary beneficially owned by the interested stockholder; and
●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or any direct or indirect majority- owned subsidiary of the corporation.
●	These provisions may have the effect of delaying, deferring or preventing changes in control of ZincFive.

Proposed Certificate of Incorporation and Proposed Bylaws Provisions

The Proposed Certificate of Incorporation and Proposed Bylaws will include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of the ZincFive Board or ZincFive’s management. Among other things, the Proposed Certificate of Incorporation and Proposed Bylaws will:

●	permit the ZincFive Board, without further action by ZincFive stockholders, to issue up to 100,000,000 shares of ZincFive Preferred Stock, with any powers, rights, preferences and privileges, including voting rights, as it may designate from time to time;
●	provide for authorized but unissued shares of capital stock that will be available for issuance without stockholder approval;
●	provide that the authorized number of directors may be changed only by resolution of the board of directors;
●	provide that all vacancies and newly created directorships, may, except as otherwise required by law, ZincFive’s governing documents or resolution of the ZincFive Board, and subject to the rights of holders of ZincFive Preferred Stock, only be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;
●	divide the ZincFive Board into three classes, each of which stands for election once every three years;
●	subject to the rights of holders of any one or more series of ZincFive Preferred Stock to remove directors elected by such series of ZincFive Preferred Stock, provide that a director may only be removed from the ZincFive Board for cause and only upon the affirmative vote of holders of at least 66-2/3% of the voting power of all then-outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class;
●	provide that at any meeting of the board of directors, a majority of the total authorized number of directors will be required to constitute a quorum for the transaction of business;
●	require that any action to be taken by ZincFive stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent;

●	provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner, and also meet specific requirements as to the form and content of a stockholder’s notice;
●	not provide for cumulative voting rights (therefore allowing the holders of a plurality of the shares of ZincFive Common Stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose, other than any directors that holders of ZincFive Preferred Stock, if any, may be entitled to elect);
●	provide that special meetings of ZincFive stockholders may be called only by the directors representing a majority of the directors then in office, the chairperson of the board of directors, or ZincFive’s chief executive officer or president; and
●	provide that stockholders will be permitted to amend certain provisions of the Proposed Certificate of Incorporation and Proposed Bylaws, including the provisions above (other than the provision making it possible for the board of directors to issue ZincFive Preferred Stock), only upon receiving the approval of at least two-thirds of the voting power of the then outstanding voting securities, voting together as a single class.

Exclusive Forum

The Proposed Certificate of Incorporation will provide that, unless ZincFive consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware and any appellate court therefrom shall be the sole and exclusive forum for: (A) any derivative claim or cause of action brought on behalf of ZincFive; (B) any claim or cause of action that is based upon a violation of a duty owed by any current or former director, officer, other employee or stockholder of ZincFive, to ZincFive or ZincFive’s stockholders; (C) any claim or cause of action against ZincFive or any current or former director, officer or other employee of ZincFive, arising out of or pursuant to any provision of the DGCL, the Proposed Certificate of Incorporation or the Proposed Bylaws; (D) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of the Proposed Certificate of Incorporation or the Proposed Bylaws (including any right, obligation, or remedy thereunder); (E) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (F) any claim or cause of action against ZincFive or any current or former director, officer or other employee of ZincFive, governed by the internal-affairs doctrine or otherwise related to ZincFive’s internal affairs, in all cases to the fullest extent permitted by applicable law; provided, however, that if the designation of such court as the sole and exclusive forum for a claim or action referred to in foregoing clauses (A) through (F) would violate applicable law, then the United States District Court for the District of Delaware or if the designation of such court would violate applicable law, then the Superior Court of Delaware shall be the sole and exclusive forum for such claim or cause of action.

Transfer Agent and Registrar

The Transfer Agent for SPKL Ordinary Shares and warrant agent for SPKL Warrants is Continental Stock Transfer & Trust Company. The Transfer Agent and registrar’s address is One State Street 30th Floor, New York, New York 10004. Following the consummation of the Business Combination, Continental Stock Transfer & Trust Company will remain as the transfer agent for ZincFive Common Stock. SPKL has agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Listing

The SPKL Class A Ordinary Shares are listed on Nasdaq under the symbol “SPKL.” Pursuant to the terms of the Merger Agreement, SPKL is required to cause the ZincFive Common Stock to be approved for listing on Nasdaq. There can be no assurance that such listing condition will be met. If the listing condition is not met, the Business Combination will not be consummated unless the listing condition is waived by the parties to the Merger Agreement. Following the Closing, ZincFive Common Stock will be listed, subject to Nasdaq approval, under the proposed symbol “ZFIV.” We may not have received confirmation from Nasdaq of approval of the listing of the ZincFive Common Stock at the time of the extraordinary general meeting or prior to the Closing. It is possible that the listing condition to the Closing may be waived by the parties to the Merger Agreement. As a result, you may be asked to vote to approve the Business Combination and the other proposals included in this proxy statement/prospectus without such confirmation.

Further, it is possible that such confirmation may never be received and the Business Combination could still be consummated if such condition is waived. In such event, ZincFive securities may not be listed on any stock exchange.

SPKL Capital Stock Prior to the Business Combination

SPKL Ordinary Shares

SPKL is providing SPKL eligible shareholders with the opportunity to redeem all or a portion of their SPKL public shares upon the consummation of the Business Combination at a per share price, payable in cash, equal to the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest (net of permitted withdrawals), divided by the number of then outstanding SPKL public shares. Such redemption rights are not available to the Sponsor, officers or directors and pursuant to the terms of the Sponsor Agreement, the Insiders have each further agreed to waive any redemption rights with respect to any SPKL Ordinary Shares they own in connection with the consummation of the Business Combination. See the section entitled “Extraordinary General Meeting of SPKL — Redemption Rights.” Additionally, pursuant to the terms of the Sponsor Agreement, the Insiders have also agreed to waive any adjustment to the initial conversion ratio in connection with the Business Combination. See the section entitled “— Founder Shares.”

The approval of the Business Combination proposal requires an ordinary resolution, being the affirmative vote of a majority of the votes cast by holders of outstanding SPKL Ordinary Shares represented at the extraordinary general meeting by attendance via the virtual meeting website, in person or by proxy and entitled to vote at the extraordinary general meeting, voting together as a single class. Pursuant to the terms of the Sponsor Agreement, the Insiders have agreed to vote their SPKL Ordinary Shares, including any SPKL public shares held by them as of the Record Date, in favor of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. As of the date of this proxy statement/ prospectus, the Insiders do not currently hold any SPKL public shares. SPKL public shareholders may elect to redeem their SPKL public shares whether they vote “for” or “against” the Business Combination. See the section entitled “Extraordinary General Meeting of SPKL — Vote Required for Approval.”

Under the SPKL current articles of association, if SPKL does not complete an initial business combination within the Combination Period, SPKL will (1) cease all operations except for the purpose of winding up, (2) as promptly as reasonably possible but not more than ten business days thereafter (and subject to lawfully available funds therefor), redeem the SPKL public shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account (which interest shall be net of permitted withdrawals and less up to $100,000 of interest to pay dissolution expenses net of taxes payable), divided by the number of then outstanding SPKL public shares, which redemption will completely extinguish SPKL public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (3) as promptly as reasonably possible following such redemption, subject to the approval of SPKL’s remaining shareholders and SPKL’s Board, liquidate and dissolve, subject in each case to SPKL’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to SPKL Warrants, which will expire without value to the holder if we fail to complete SPKL’s initial business combination within the Combination Period. Pursuant to the terms of the Underwriting Agreement, the underwriters have agreed to waive their rights to their deferred underwriting fees related to the SPKL IPO held in the Trust Account in the event SPKL does not complete an initial business combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the SPKL public shares. The proceeds deposited in the Trust Account could, however, become subject to the claims of SPKL’s creditors which would have higher priority than the claims of SPKL public shareholders. See the section entitled “Information about SPKL — Redemption of Public Shares and Liquidation If No Business Combination.”

Pursuant to the terms of the Sponsor Agreement, the Insiders have each agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares and Private Placement Warrants held by them if SPKL fails to complete an initial business combination within the Combination Period. However, they will be entitled to liquidating distributions from the Trust Account with respect to any SPKL public shares they hold if SPKL fails to complete an initial business combination within the Combination Period. The Insiders, pursuant to the Sponsor Agreement, have also agreed that they will not propose any amendment to SPKL current articles of association to modify the substance or timing of SPKL’s obligation to redeem 100% of the outstanding SPKL public shares if SPKL does not complete an initial business combination within the Combination Period, unless SPKL provides SPKL public shareholders with the opportunity to redeem their shares of SPKL public shares upon approval of any such amendment at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (net of permitted withdrawals), divided by the number of then outstanding SPKL public shares.

SPKL shareholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to SPKL Ordinary Shares, except for the redemption rights that may be exercised upon the consummation of an initial business combination, as described above.

Founder Shares

Founder Shares are SPKL Class B Ordinary Shares acquired by the Sponsor in connection with the SPKL IPO that the Sponsor will cause to be converted into SPKL Class A Ordinary Shares immediately prior to the Domestication on a one-for-one basis. Pursuant to the terms of the Sponsor Agreement, the Insiders, which constitute a majority of the holders of Founder Shares, have agreed to waive any adjustment to the initial conversion ratio in connection with the Business Combination and, as a result, the SPKL Class B Ordinary Shares will convert into SPKL Class A Ordinary Shares on a one-for-one basis immediately prior to the Domestication.

The approval of the Business Combination Proposal requires an ordinary resolution, being the affirmative vote of a majority of the votes cast by holders of outstanding SPKL Ordinary Shares represented at the extraordinary general meeting by attendance via the virtual meeting website, in person or by proxy and entitled to vote at the extraordinary general meeting, voting together as a single class. Pursuant to the terms of the Sponsor Agreement, the Insiders have agreed to vote their SPKL Ordinary Shares, including any SPKL public shares held by them as of the Record Date, in favor of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus.

Pursuant to the terms of the Sponsor Agreement, if the Business Combination is not consummated, the Founder Shares are subject to certain transfer restrictions described therein. If the Business Combination is consummated, each Insider has agreed to the Sponsor Lock-Up. See the section entitled “The Business Combination Proposal — Certain Agreements Related to the Business Combination — Sponsor Agreement.” The holders of Founder Shares are entitled to customary registration rights under the existing registration rights agreement and, if the Business Combination is consummated, the A&R Registration Rights Agreement.

Pursuant to the terms of the Sponsor Agreement, the Sponsor and the Insiders have each agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if SPKL fails to complete an initial business combination within the Combination Period.

Private Placement Warrants

Private Placement Warrants were acquired by the Sponsor in a private placement that closed simultaneously with the closing of the SPKL IPO. Private Placement Warrants are identical to the Public Warrants, other than as described below. Pursuant to the terms of the Sponsor Agreement, the Insiders have each agreed to waive any redemption rights with respect to any SPKL Class A Ordinary Shares they own, including Private Placement Warrants, in connection with the consummation of the Business Combination. See the section entitled “Extraordinary General Meeting of SPKL — Redemption Rights.”

The approval of the Business Combination Proposal requires an ordinary resolution, being the affirmative vote of a majority of the votes cast by holders of outstanding SPKL Ordinary Shares represented at the extraordinary general meeting by attendance via the virtual meeting website, in person or by proxy and entitled to vote at the extraordinary general meeting, voting together as a single class. Pursuant to the terms of the Sponsor Agreement, the Insiders have agreed to vote their SPKL Ordinary Shares, including any SPKL public shares or Private Placement Warrants held by them as of the Record Date, in favor of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus.

Pursuant to the terms of the Sponsor Agreement, if the Business Combination is not consummated, the Private Placement Warrants are subject to certain transfer restrictions described therein. If the Business Combination is consummated, each Insider has agreed to the Sponsor Lock-Up. See the section entitled “The Business Combination Proposal — Certain Agreements Related to the Business Combination — Sponsor Agreement.” The holders of Private Placement Warrants are entitled to customary registration rights under the existing registration rights agreement and, if the Business Combination is consummated, the A&R Registration Rights Agreement.

Pursuant to the terms of the Sponsor Agreement, the Sponsor and the Insiders have each agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Private Placement Warrants held by them if SPKL fails to complete an initial business combination within the Combination Period.

Upon the consummation of the Business Combination, the Sponsor has the option to convert up to $1,500,000 of the unpaid principal balance of the Convertible Note into the Working Capital Warrants at a price of $1.00 per warrant with the terms identical to the Private Placement Warrants.

SPKL Preferred Shares Prior to the Business Combination

The SPKL current articles of association authorize 5,000,000 preferred shares and provide that such shares may be issued with such designations, voting and other rights and preferences as may be determined from time to time by SPKL’s Board.

Dividends

SPKL has not paid any cash dividends on the SPKL Ordinary Shares to date and does not intend to pay cash dividends prior to the completion of the initial business combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the initial business combination. The payment of any cash dividends subsequent to the initial business combination will be within the discretion of the board of directors at such time. In addition, the SPKL Board is not currently contemplating and does not anticipate declaring any share dividends in the foreseeable future. Further, if SPKL incurs any indebtedness in connection with the initial business combination, SPKL’s ability to declare dividends may be limited by restrictive covenants SPKL may agree to in connection therewith.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information known to SPKL regarding (i) the beneficial ownership of SPKL Ordinary Shares as of          , 2026 (pre-Business Combination) and (ii) the expected beneficial ownership following the Closing (post-Business Combination) of ZincFive Common Stock (assuming a No Redemption Scenario and a Maximum Redemption Scenario as described below) by:

●	each of SPKL’s current executive officers and directors, and all executive officers and directors of SPKL as a group, in each case pre-Business Combination;
●	each person who will become a named executive officer or director of ZincFive, and all executive officers and directors of ZincFive as a group, in each case post-Business Combination;
●	each person or “group” (as such term is used in Section 13(d)(3) of the Exchange Act) who is known to be the beneficial owner of more than five percent of either the outstanding SPKL Class A Ordinary Shares or SPKL Class B Ordinary Shares pre-Business Combination; and
●	each person or “group” (as such term is used in Section 13(d)(3) of the Exchange Act) who is expected to be the beneficial owner of more than five percent of ZincFive Common Stock post- Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if they possess sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Unless otherwise indicated, SPKL believes that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.

The beneficial ownership of SPKL Class A Ordinary Shares pre-Business Combination is based on          SPKL Class A Ordinary Shares and 2,422,078 SPKL Class B Ordinary Shares issued and outstanding as of          , 2026.

The expected beneficial ownership of ZincFive Common Stock post-Business Combination assumes two scenarios: (i) no Public Shares are redeemed, and (ii) the maximum number of          Public Shares are redeemed. For purposes of calculating the shares of ZincFive Common Stock issued and outstanding in both such scenarios, it has been assumed that each of the Exchanged ZincFive Options will be unexercised and outstanding. Based on the foregoing assumptions and other applicable assumptions set forth in the section entitled “Frequently Used Terms — Share Calculations and Ownership Percentages,” we estimate that there would be          shares of ZincFive Common Stock issued and outstanding in the No Redemption Scenario and          shares of ZincFive Common Stock issued and outstanding in the Maximum Redemption Scenario. If the actual facts are different from the foregoing assumptions, ownership figures in the combined company and the columns under Post-Business Combination in the table that follows will be different.

					After the Business Combination
	Before the Business Combination				No Redemption			Maximum Redemption
	Number of		Number of		Number of			Number of
	SPKL		SPKL		Shares of			Shares of
	Class A		Class B		ZincFive			ZincFive
	Ordinary	% of	Ordinary	% of	Common	% of		Common	% of
Name and Address of Beneficial Owner	Shares	Class	Shares	Class	Stock	Class		Stock	Class
Directors and Executive Officers of SPKL Before the Business Combination(1)
James Rhee	—	—	250,000%				%			%
Ho Min (Jimmy) Kim	—	—	—	—			%			%
Kurtis Jang	—	—	100,000%				%			%
Cuong Viet Do	—	—	100,000%				%			%
Shin-Bae Kim	—	—	100,000%				%			%
Willy Lan	—	—	100,000%				%			%
Tony Ling	—	—	100,000%				%			%
Catherine Mohr	—	—	100,000%				%			%
All Directors and Executive Officers as a Group (eight individuals)	—	—	850,000%				%			%
Directors and Executive Officers of ZincFive After the Business Combination(6)
Tod Higinbotham	—	—	—	—			%			%
Martin Heimbigner	—	—	—	—			%			%
Mathew C. Segal	—	—	—	—			%			%
Steven C. Jennings	—	—	—	—			%			%
Jerry Allison	—	—	—	—			%			%
Tim Hysell	—	—	—	—			%			%
Steven Berkenfeld	—	—	—	—			%			%
Daniel Doimo	—	—	—	—			%			%
Rick Fezell	—	—	—	—			%			%
Other Five Percent Holders
SLG SPAC Fund LLC (the Sponsor)(2)	4,000,000%		1,572,078%				%			%
HGC Investment Management Inc.(3)	950,000%		—	—			%			%
Entities affiliated with AQR Capital Management(4)	633,999%		—	—			%			%
Mizuho Financial Group, Inc.(5)	436,195						%			%
*	Less than one percent.
(1)	Unless otherwise indicated, the business address of each of SPKL’s directors and officers is c/o Spark I Acquisition Corporation, 3790 El Camino Real, Unit #570, Palo Alto, CA 94306.

(2)

SLG SPAC Fund LLC, the Sponsor, is the record holder of such shares. The sole managing member of the Sponsor is SparkLabs Group Management, of which Bernard Moon is a managing member and may be deemed the beneficial owner of such shares. The business address of the Sponsor is c/o Spark I Acquisition Corporation, 3790 El Camino Real, Unit #570, Palo Alto, CA 94306.

(3)

Based on information provided by HGC Investment Management Inc. (“HCG Management”), a company incorporated under the laws of Canada, which serves as the investment manager to The HGC Fund LP, an Ontario limited partnership (together with HCG Management, “HCG”), on a Schedule 13G filed with the SEC on February 14, 2024. As of December 31, 2023, HCG reported an aggregate beneficial ownership of 950,000 SPKL Class A Ordinary Shares with sole voting and dispositive power over 950,000 SPKL Class A Ordinary Shares. The principal business address for HCG Management is 1073 Yonge Street, 2nd Floor, Toronto, Ontario M4W 2L2, Canada.

(4)

Based on information provided by AQR Capital Management, LLC, AQR Capital Management Holdings, LLC and AQR Arbitrage, LLC (collectively, “AQR”) on a Schedule 13G filed with the SEC on August 6, 2025. As of July 31, 2025. AQR reported an aggregate beneficial ownership of 633,999 SPKL Class A Ordinary Shares with shared voting and dispositive power over 633,999 SPKL Class A Ordinary Shares. The principal business address for each of these entities is One Greenwich Plaza, Suite 140, Greenwich, Connecticut 06830. AQR Capital Management, LLC is a wholly owned subsidiary of AQR Capital Management Holdings, LLC. AQR Arbitrage, LLC is deemed to be controlled by AQR Capital Management, LLC.

(5)

Based on information provided by Mizuho Financial Group, Inc. (“Mizuho”) on Schedule 13G filed with the SEC on February 12, 2026. As of December 31, 2025, Mizuho reported aggregate beneficial ownership of 436,195 SPKL Class A Ordinary Shares with sole voting and dispositive power over 436,195 SPKL Class A Ordinary Shares. The principal business address of Mizuho is 1-5-5, Otemachi, Chiyoda-ku, Tokyo, 100-8176, Japan.

(6)	Unless otherwise indicated, the business address of each of ZincFive’s directors and officers is c/o ZincFive, Inc. 20050 SW 112th Ave, Tualatin, OR 97062.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

SPKL Related Party Transactions

On December 8, 2021, the Sponsor paid $25,000, or approximately $0.004 per share, in consideration of 6,870,130 Founder Shares.

On April 1, 2022, the Sponsor sold and transferred a total of 850,000 Founder Shares to certain of SPKL’s officers and directors, at a purchase price equal to the par value per share. These 850,000 shares are not subject to forfeiture in the event the Forward Purchaser, an entity affiliated with the Sponsor, elects to terminate or reduce its commitment to purchase forward purchase securities pursuant to the Forward Purchase Agreement. The number of Founder Shares issued was determined based on the expectation that such Founder Shares would represent 23% of the issued and outstanding shares upon completion of the IPO that includes (i) the sum of the total number of SPKL Ordinary Shares outstanding after the IPO plus (ii) the total converted SPKL Class A Ordinary Shares to be sold pursuant to the Forward Purchase Agreement. On October 10, 2023, at the request of SPKL, the underwriters informed SPKL that it will not be exercising the over-allotment option. As a result, the Sponsor forfeited an aggregate of 448,052 SPKL Class B Ordinary Shares. Such forfeited shares were cancelled by SPKL prior to the consummation of the IPO. On June 11, 2026, concurrently with the execution of the Merger Agreement, SPKL entered into the Sponsor Agreement which amended the Letter Agreement. As a result of the Letter Agreement Amendment, effective immediately to prior to the First Merger, the Sponsor will not be obligated to surrender any Founder Shares that would have been subject to forfeiture pursuant to the Forward Purchase Agreement if the Forward Purchaser exercises its right to terminate or reduce its commitment to purchase the agreed forward purchase securities under the Forward Purchase Agreement. For further information, see the section entitled “— Forward Purchase Agreement.”

On July 8, 2025, in connection with the approval of the First Extension at the First Extension Meeting, the Sponsor agreed to convert 4,000,000 SPKL Class B Ordinary Shares into 4,000,000 SPKL Class A Ordinary Shares on a one-for-one basis. As of the date of this proxy statement/prospectus, the Sponsor holds 1,572,078 SPKL Class B Ordinary Shares and 4,000,000 SPKL Class A Ordinary Shares.

Pursuant to the Letter Agreement entered into in connection with the IPO, the Sponsor and each Insider agreed not to Transfer any Founder Shares (or SPKL Ordinary Shares issuable upon conversion thereof) until the earlier of (A) one year after the completion of SPKL’s initial Business Combination or (B) subsequent to the Business Combination, (x) if the last sale price of the SPKL Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after SPKL’s initial Business Combination or (y) the date on which SPKL completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of SPKL’s shareholders having the right to exchange their SPKL Ordinary Shares for cash, securities or other property (the “Founder Shares Lock-up Period”). Subsequently, on September 28, 2026, the Sponsor Agreement was amended to provide that, effective immediately prior to the First Effective Time, the Letter Agreement will terminate and be of no further force or effect, except that the provision of the Letter Agreement relating to the lock-up applicable to the Private Placement Warrants and the SPKL Class A Ordinary Shares underlying the Private Placement Warrants will survive such termination in accordance with its terms. If the Merger Agreement is terminated for any reason, the Sponsor Agreement Amendment will be void and of no further force or effect. Following the Closing, Lock-Up Holders (as defined in the Proposed Bylaws) will be subject to the lock-up restrictions set forth in Section 7.5 of the Proposed Bylaws, and 2,000,000 shares of SPAC Common Stock held by the Sponsor will be subject to the additional transfer restrictions set forth in Section 1.2 of the Sponsor Agreement. For additional information, please see the sections entitled “The Business Combination Proposal — Certain Agreements Related to the Business Combination — Sponsor Agreement” and “The Business Combination Proposal — Lock-up Provisions of the Proposed Bylaws.”

Private Placement Warrants

On October 11, 2023, simultaneously with the consummation of the IPO, pursuant to the Private Warrants Purchase Agreement, the Sponsor purchased an aggregate of 8,490,535 Private Placement Warrants, at a price of $1.00 per warrant in a private placement, generating total proceeds of $8,490,535. The Private Placement Warrants are identical to the Public Warrants included as part of the SPKL Units sold in the IPO, except that, for so long as the Private Placement Warrants are held by the Sponsor or their permitted transferees, the Private Placement Warrants (i) may not (including the SPKL Class A Ordinary Shares issuable upon exercise of the Private Placement Warrants), subject to certain limited exceptions, be transferred, assigned or sold until 30 days after the completion of SPKL’s initial business combination, and (ii) are entitled to registration rights. If SPKL does not complete the Business

Combination or another initial business combination within the Combination Period, the Private Placement Warrants may expire worthless.

Pursuant to the Sponsor Agreement, the Sponsor has agreed to forfeit, immediately following the Closing, (i) 2,786,867 ZincFive Warrants for reissuance as stock options pursuant to the 2026 Plan and (ii) 1,458,400 ZincFive Warrants for reissuance to certain of the Bridge Investors.

Convertible Note

On January 28, 2025, SPKL issued the Convertible Note in the principal amount of up to $1,900,000 to the Sponsor, of which $1,900,000 is outstanding and $1,540,000 as of December 31, 2025. The Convertible Note does not bear interest and is repayable in full upon consummation of SPKL’s initial business combination. The notes are subject to customary events of default, the occurrence of which automatically trigger the unpaid principal balance of the note and all other sums payable with regard to the notes becoming immediately due and payable. Upon the consummation of a business combination, the Sponsor has the option, but not the obligation, to convert all or a portion of up to $1,500,000 of the unpaid principal balance of the Convertible Note into a number of Working Capital Warrants equal to the principal amount of the Note so converted divided by $1.00. The terms of the Working Capital Warrants will be identical to the terms of the Private Placement Warrants.

Pursuant to the Sponsor Agreement, 50% of any ZincFive Warrants issued upon conversion of the Working Capital Warrants will be forfeited by the Sponsor for reissuance as stock options under the 2026 Plan.

Non-Convertible Promissory Note

On June 25, 2025, SPKL issued the Non-Convertible Note in the principal amount of up to $2,500,000 of which $2,500,000 was outstanding as of June 30, 2026 and $1,700,000 as of December 31, 2025, respectively. The Non-Convertible Note does not bear interest and is repayable upon the earlier of the consummation of SPKL’s initial business combination and the last day that SPKL has to complete a business combination. The notes are subject to customary events of default, the occurrence of which automatically trigger the unpaid principal balance of the note and all other sums payable with regard to the notes becoming immediately due and payable.

Extension Trust Account Contributions

In connection with the approval of the First Extension at the First Extension Meeting on July 8, 2025, SPKL committed to make monthly deposits directly into the Trust Account in an amount equal to the lesser of (i) $0.015 for each outstanding SPKL Class A Ordinary Share and (ii) $55,000, up to a maximum aggregate amount of $825,000, to extend SPKL’s time period to consummate a business combination from July 11, 2025 to September 29, 2026.

Subsequently, in connection with the approval of the Second Extension at the Second Extension Meeting on September 25, 2026, SPKL committed to make monthly deposits directly into the Trust Account in an amount equal to $0.015 for each outstanding SPKL Class A Ordinary Share, up to a maximum aggregate amount of $201,304, to extend SPKL’s time period to consummate a business combination from September 29, 2026 to March 29, 2027.

As of          , 2026, SPKL had deposited an aggregate of $        into the Trust Account pursuant to these commitments.

Advances from Related Parties

On March 29, 2024, the Sponsor advanced SPKL $3,500 for working capital purposes. On May 13, 2026, the Sponsor advanced an additional $70,000 to the Company for working capital purposes. These advances are non-interest bearing and are due on demand. These related party transactions are included on the accompanying balance sheets as a related party payable. As of June 30, 2026 and December 31, 2025, the Company borrowed $73,500 and $3,500, respectively under the related party payable.

Consulting Fees and Director Compensation

No compensation of any kind, including finder’s fees and consulting fees, will be paid to the Sponsor or any of SPKL’s existing officers or directors or any of their respective affiliates for services rendered prior to or in connection with the completion of an initial business combination. However, SPKL currently pays and, until the completion of an initial business combination, intends to continue paying, consulting fees to its officers and directors for services rendered prior to or in connection with the completion of an initial business combination, including consulting fees to (i) Mr. James Rhee, Chief Executive Officer, $350,000 per annum, paid on a monthly basis; (ii) Mr. Ho Min (Jimmy) Kim, Chief Financial Officer, $25,000 per annum, paid on a quarterly basis; (iii) Mr. Kurtis Jang, Chief Operating Officer, $180,000 per annum, paid on a monthly basis; and (iv) Mr. Bernard Moon, a managing member of SparkLabs Group Management, the sole managing member of the Sponsor, $36,000 per annum. Each of SPKL’s independent directors received $75,000 per annum until November 1, 2025, at which time all independent directors agreed to cease receiving monthly fees going forward.

The Sponsor, SPKL’s officers and directors, and their respective affiliates are entitled to be reimbursed for any out-of-pocket expenses incurred in connection with activities on SPKL’s behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. SPKL’s audit committee reviews on a quarterly basis all payments made by SPKL to the Sponsor, officers, directors or their affiliates and determines which expenses and the amount of expenses that will be reimbursed.

During the six months ended June 30, 2026 and 2025, SPKL incurred director fees of $12,500 and $200,000, consulting fees of $263,000 and $265,000, and management fees of $64,380 and $61,800, respectively. For the years ended December 31, 2025 and December 31, 2024, SPKL incurred director fees of $337,500 and $400,000, consulting fees of $530,000 and $566,696, and management fees of $125,320 and $282,930, respectively. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf. As such, during the six months ended June 30, 2026 and 2025, SPKL reimbursed certain expenses incurred by its directors in the amounts of $46,699 and $101,677, respectively, and for the years ended December 31, 2025 and December 31, 2024, SPKL reimbursed certain expenses incurred by its directors in the amounts of $181,528 and $205,521, respectively.

Administrative Services Agreement

In connection with the IPO, SPKL entered into a services agreement with an affiliate of the Sponsor pursuant to which SPKL paid an aggregate of $300,000 for office space, telecommunication services, security, utilities, maintenance and other administrative services provided from August 2021 through July 2024. This arrangement expired in July 2024. From August 2024 until March 2026, SPKL did not maintain this office space or a comparable arrangement. On April 1, 2026, SPKL entered into the Office Support Agreement pursuant to which SPKL pays $1,000 per month to an affiliate of the Sponsor for office space, telecommunication services, security, utilities and maintenance, for a six-month term ending September 30, 2026 (renewable upon mutual agreement of the parties). For the years ended December 31, 2025 and December 31, 2024, administrative support fees expense was $0 and $34,330, respectively.

Forward Purchase Agreement

In connection with the IPO, SPKL entered into the Forward Purchase Agreement with the Forward Purchaser, an entity affiliated with the Sponsor and of which Bernard Moon, a managing member of SparkLabs Group Management, the sole managing member of the Sponsor. Pursuant to the Forward Purchase Agreement, the Forward Purchaser committed to purchase forward purchase securities for an aggregate purchase price of at least $115,000,000 in a private placement to close concurrently with the closing of SPKL’s initial business combination. The Forward Purchaser may purchase less than $115,000,000 worth of forward purchase securities or may terminate its commitment in accordance with the terms of the Forward Purchase Agreement. In connection with the Forward Purchase Agreement, SPKL issued an additional 3,435,065 Founder Shares to the Sponsor, which were subject to forfeiture immediately prior to the closing of an initial business combination to the extent the Forward Purchaser did not fulfill its commitment.

However, in connection with the execution of the Merger Agreement on June 11, 2026, SPKL entered into the Sponsor Agreement, pursuant to which the Letter Agreement was amended to provide that the Sponsor will not be obligated to surrender any Founder Shares (or any SPKL Class A Ordinary Shares issued upon conversion thereof) as a result of the Forward Purchaser not fulfilling its commitment under the Forward Purchase Agreement. Accordingly, no forfeiture of Founder Shares as contemplated under the Letter Agreement will occur in connection with the Business Combination regardless of whether the Forward Purchaser fulfills its commitment. If the Merger Agreement is terminated for any reason, the Letter Agreement Amendment will be void and of no force and effect, and the original forfeiture obligation will be reinstated. For additional information, please see the sections entitled “The Business Combination Proposal — Certain Agreements Related to the Business Combination — Sponsor Agreement” and “The Business Combination Proposal — Certain Interests of SPKL’s Directors and Officers and Others in the Business Combination.”

Sponsor Agreement

On June 11, 2026, SPKL entered into the Sponsor Agreement with the Sponsor, the SPKL Insiders and Legacy ZincFive, pursuant to which the Insiders agreed to, among other things: (i) vote in favor of adoption of the SPKL Stockholder Matters; (ii) vote against any Acquisition Transaction (as defined in the Merger Agreement) and any merger agreement or merger other than the Merger Agreement and the Business Combination; and (iii) convert all outstanding SPKL Class B Ordinary Shares held by the Sponsor into SPKL Class A Ordinary Shares immediately prior to the Domestication. In addition, the Sponsor separately agreed to (i) forfeit, immediately following the Closing, 3,500,000 shares of ZincFive Common Stock for reissuance to the Lead Purchaser as a condition to the Lead Purchaser’s participation in the Series A Preferred Investment; (ii) forfeit 922,078 shares of ZincFive Common Stock to be issued to the First Tranche Bridge Investors and 1,458,400 ZincFive Warrants for reissuance to certain of the Bridge Investors; and (iii) forfeit 2,786,867 ZincFive Warrants and 50% of any ZincFive Warrants issued as a result of the conversion of the Working Capital Warrants for reissuance as stock options under the 2026 Plan. Subsequently, on September 28, 2026, the Sponsor Agreement was amended to provide that, effective immediately prior to the First Effective Time, the Letter Agreement will terminate and be of no further force or effect, except that the provision of the Letter Agreement relating to the lock-up applicable to the Private Placement Warrants and the SPKL Class A Ordinary Shares underlying the Private Placement Warrants will survive such termination in accordance with its terms. If the Merger Agreement is terminated for any reason, the Sponsor Agreement Amendment will be void and of no further force or effect. For additional information, please see the section entitled “The Business Combination Proposal — Certain Agreements Related to the Business Combination — Sponsor Agreement.”

Amended and Restated Registration Rights Agreement

SPKL entered into a registration rights agreement in connection with the IPO, pursuant to which holders of the Founder Shares, Private Placement Warrants, and Working Capital Warrants (and any SPKL Class A Ordinary Shares issuable upon the exercise of the Private Placement Warrants and conversion of the Working Capital Warrants) were entitled to certain registration rights. At the Closing, ZincFive, certain members of the Sponsor, the Series A Preferred Investors and certain Legacy ZincFive Securityholders will enter into the A&R Registration Rights Agreement, pursuant to which, among other things, such members of the Sponsor, Series A Preferred Investors and Legacy ZincFive Securityholders will be granted certain customary registration rights, on the terms and subject to the conditions therein, with respect to securities of ZincFive that they will hold following the Business Combination. For additional information, please see the section entitled “The Business Combination Proposal — Certain Agreements Related to the Business Combination — Amended and Restated Registration Rights Agreement.”

SPKL’s Policy for Approval of Related Party Transactions

SPKL’s code of ethics requires SPKL to avoid, wherever possible, all conflicts of interests, except under guidelines or resolutions approved by the SPKL Board (or its audit committee). Under SPKL’s code of ethics, conflict of interest situations will include any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) involving SPKL.

SPKL’s audit committee is responsible for reviewing and approving related party transactions to the extent that SPKL enter into such transactions. An affirmative vote of a majority of the members of the audit committee present at a meeting at which a quorum is present will be required to approve a related party transaction. A majority of the members of the entire audit committee will constitute a quorum. Without a meeting, the unanimous written consent of all of the members of the audit committee will be required to approve a related party transaction. SPKL also requires each of its directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

To further minimize conflicts of interest, SPKL has agreed not to consummate an initial business combination with an entity that is affiliated with any of the Sponsor, SPKL’s officers or directors unless SPKL, or a committee of independent directors, has obtained an opinion from an independent investment banking firm or another independent firm that commonly renders valuation opinions for the type of company SPKL is seeking to acquire or an independent accounting firm, that SPKL’s initial business combination is fair to SPKL from a financial point of view. Furthermore, no finder’s fees, reimbursements or cash payments will be made to the Sponsor, SPKL’s existing officers or directors, or any of their respective affiliates, for services rendered to SPKL prior to or in connection with the completion of SPKL’s initial business combination.

SPKL’s audit committee will review on a quarterly basis all payments that were made to the Sponsor, SPKL’s officers or directors, or SPKL’s or their affiliates.

Nasdaq listing standards require that a majority of the SPKL Board be independent. For a description of the director independence, see the section entitled “Information about SPKL”.

Legacy ZincFive Related Party Transactions

In addition to the compensation arrangements, including employment, termination of employment and Change in Control arrangements and indemnification arrangements, discussed, when required, in the sections entitled “Board of Directors and Management After the Business Combination” and “Executive and Director Compensation of ZincFive,” the registration rights described in the section entitled “Description of ZincFive’s Securities — Registration Rights” and ZincFive Voting and Support Agreements described in the section entitled “The Business Combination Proposal — Certain Agreements Related to the Business Combination,” the following is a description of each transaction since January 1, 2023 and each currently proposed transaction in which:

●	Legacy ZincFive has been or is to be a participant;
●	the amount involved exceeded or exceeds $120,000; and
●	any of Legacy ZincFive’s directors, executive officers or holders of more than 5% of its capital stock prior to the business combination, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

Related Party Financings

Series D Financing

In a series of closings from February 2022 through December 2024, Legacy ZincFive issued and sold to investors in a private offering an aggregate of 48,870,774 shares of Legacy ZincFive Series D preferred stock at a purchase price of $2.11235 per share, for aggregate consideration of $103,232,187.

The following table sets forth the aggregate number of shares of Legacy ZincFive Series D preferred stock acquired by related persons in the financing transaction described above:

	Shares of Legacy	Aggregate
	ZincFive Series D	Purchase
Investor(1)	Preferred Stock	Price
Entities affiliated with Helios Climate Ventures, LLC(2)	15,311,261	$32,342,742
Entities affiliated with Standard Industries, Inc.(3)	2,367,032	$5,000,000
Senator Innovation and Sustainability Fund LP(4)	473,406	$999,999
(1)	For additional details regarding these stockholders and their equity holdings, see “Beneficial Ownership of Securities.”
(2)

Consists of (i) 8,492,907 shares of Legacy ZincFive Series D preferred stock purchased by Helios ZincFive Partners II, LLC, (ii) 470,448 shares of Legacy ZincFive Series D preferred stock purchased by Helios ZincFive Partners III, LLC, (iii) 1,358,085 shares of Legacy ZincFive Series D preferred stock purchased by Helios ZincFive Partners IV, LLC, (iv) 1,337,373 shares of Legacy ZincFive Series D preferred stock purchased by Helios ZincFive Partners V, LLC, and (v) 3,652,448 shares of Legacy ZincFive Series D preferred stock purchased by Helios ZincFive Partners VI, LLC. Helios Climate Ventures, LLC serves as the manager of foregoing entities. Jesse Johnson, who served as a member of Legacy ZincFive’s board of directors at the time of each of the foregoing issuances, is the Managing Director of Helios Climate Ventures, LLC. Helios Climate Ventures, LLC beneficially owns more than 5% of the outstanding capital stock of Legacy ZincFive.

(3)

Consists of (i) 1,183,516 shares of Legacy ZincFive Series D preferred stock purchased by Standard Ventures Fund LP and (ii) 1,183,516 shares of Legacy ZincFive Series D preferred stock purchased by Standard Industries Technologies LLC. Ben Sampson, who served as a member of Legacy ZincFive’s board of directors at the time of the foregoing issuances, is affiliated with the foregoing entities. Standard Industries, Inc. and its affiliates beneficially own more than 5% of the outstanding capital stock of Legacy ZincFive.

(4)

Consists of 473,406 shares of Legacy ZincFive Series D preferred stock. Senator Innovation and Sustainability Fund LP beneficially owned more than 5% of the outstanding capital stock of Legacy ZincFive at the time of the transaction.

2025A Convertible Note Financing

In a series of closings from June 2, 2025 through September 29, 2025, Legacy ZincFive issued convertible promissory notes (the “2025A Notes”) to investors in a private offering in an aggregate principal amount of $26,455,000. The 2025A Notes bore simple interest at the rate of (i) 10% per annum prior to July 1, 2025, and (ii) 15% per annum on or after July 1, 2025. All unpaid principal and accrued interest were due and payable on June 7, 2028, or, if earlier, 90 days after repayment in full of all amounts outstanding under Legacy ZincFive’s credit agreement with OIC Investment Agent, LLC (together with its affiliates, “OIC”). No principal or interest was repaid under the 2025A Notes, and an aggregate of $27,817,174 of principal and accrued interest outstanding under the 2025A Notes converted automatically upon the consummation of the Series F financing on October 16, 2025 (which constituted a “Qualified Financing” as defined in the notes) at a conversion price equal to 30% to 50% of the per share price paid by new cash investors in the Series F financing. The 2025A Notes converted into shares of Legacy ZincFive Series F preferred stock, Series F-1 preferred stock and Series F-2 preferred stock at the initial closing of the Series F financing. See “Series F Financing” below.

Because a Qualified Financing was not consummated prior to August 1, 2025 or September 30, 2025, Legacy ZincFive issued to each 2025A Note holder two series of warrants, each exercisable for a number of shares of Legacy ZincFive Series F preferred stock equal to 200% of such holder’s outstanding principal amount divided by the Series F price per share of $1.34928, at an exercise price of $0.01 per share and with a five-year term.

The following table sets forth the principal amount of 2025A Notes issued to related persons in the transactions described above:

Principal
Investor(1)	Amount of Note
Entities affiliated with Helios Climate Ventures, LLC(2)	$16,250,000
(1)	For additional details regarding these stockholders and their equity holdings, see “Beneficial Ownership of Securities.”
(2)

Consists of (i) $15,550,000 aggregate principal amount of 2025A Notes issued to Helios ZincFive Partners VII, LLC on June 2, 2025, (ii) $250,000 aggregate principal amount of 2025A Notes issued to Helios ZincFive Partners VII, LLC on June 16, 2025 and (iii) $450,000 aggregate principal amount of 2025A Notes issued to Helios ZincFive Partners VIII, LLC on September 29, 2025. Helios Climate Ventures, LLC serves as the manager of Helios ZincFive Partners VII, LLC and Helios ZincFive Partners VIII, LLC. Jesse Johnson, who served as a member of Legacy ZincFive’s board of directors at the time of each of the foregoing issuances, is the Managing Director of Helios Climate Ventures, LLC. Helios Climate Ventures, LLC beneficially owns more than 5% of the outstanding capital stock of Legacy ZincFive.

Series F Financing

In a series of closings from October 2025 through January 2026, Legacy ZincFive issued and sold shares of Legacy ZincFive Series F preferred stock, Series F-1 preferred stock, and Series F-2 preferred stock (together, the “Series F New Shares”) to investors in a private offering. The Series F preferred stock was sold at a purchase price of $1.34928 per share. The Series F preferred stock, Series F-1 preferred stock and Series F-2 preferred stock were issued upon the automatic conversion of the 2025A Notes at a conversion price equal to $0.9445 per share with respect to the Series F-1 preferred stock and $0.67464 per share with respect to the Series F preferred stock and Series F-2 preferred stock. See “2025A Convertible Note Financing” above. The aggregate cash consideration paid for shares of Series F preferred stock was $40,017,518. In connection with the Series F financing, Legacy ZincFive also issued (i) shares of Series F-3-A, Series F-3-B, Series F-3-C, and Series F-3-D preferred stock (together, the “Series F-3 Shares”) to certain existing Legacy ZincFive stockholders in exchange for the cancellation of their existing Series A preferred stock, Series B preferred stock, Series C preferred stock and Series D preferred stock at their respective aggregate liquidation preference amounts, inclusive of accrued dividend (the “Pull-Up Exchange”) and (ii) warrants to purchase shares of Series F-3-W preferred stock to OIC in exchange for the cancellation of OIC’s existing Common Stock warrants. The Series F-3 Shares are described further below.

The following table sets forth the aggregate number of Series F New Shares acquired by related persons in the financing transactions described above:

			Shares of		Shares of
			Legacy	Shares of	Legacy
			ZincFive	Legacy	ZincFive
			Series F	ZincFive	Series F-2
	Shares of Legacy		Preferred	Series F-1 Preferred	Preferred
	ZincFive Series F	Aggregate	Stock (Note	Stock (Note	Stock (Note
Investor(1)	Preferred Stock	Purchase Price	Conversion)(2)	Conversion)(2)	Conversion)(2)
Entities affiliated with Helios Climate Ventures, LLC(3)	2,274,546	$3,068,999.43	671,408	277,235	24,230,213
(1)	For additional details regarding these stockholders and their equity holdings, see “Beneficial Ownership of Securities.”
(2)	Shares issued upon conversion of the 2025A Notes at the initial closing of the Series F financing on October 16, 2025. See “2025A Convertible Note Financing” above.
(3)

Consists of (i) 2,274,546 shares of Legacy ZincFive Series F preferred stock purchased by Helios ZincFive Partners VIII, LLC and (ii) 24,230,213 shares of Legacy ZincFive Series F-2 preferred stock, 671,408 shares of Legacy ZincFive Series F preferred stock and 277,235 shares of Legacy ZincFive Series F-1 preferred stock issued to Helios ZincFive Partners VII, LLC upon conversion of the 2025A Notes. Terry Kellogg and Daniel Doimo are both directors of Legacy ZincFive and are each a director, officer or partner of, or have a financial interest in, the aforementioned entities. Helios Climate Ventures, LLC beneficially owns more than 5% of the outstanding capital stock of Legacy ZincFive.

Series F Pull-Up Exchange

In connection with the Series F financing, Legacy ZincFive entered into the Pull-Up Exchange with the related persons set forth in the table below. Pursuant to the Pull-Up Exchange, each participating stockholder exchanged its existing Legacy ZincFive preferred stock (as applicable) for shares of Legacy ZincFive Series F-3 preferred stock (across sub-series F-3-A, F-3-B, F-3-C, and F-3-D, as applicable) at each such stockholder’s applicable liquidation preference as of the effective date of the Pull-Up Exchange on October 16, 2025.

The following table sets forth the aggregate Series F-3 shares received by related persons in the Pull-Up Exchange:

	Shares of
	Legacy ZincFive
	Series F-3		Liquidation
	Preferred		Preference
Investor(1)	Stock Received	Sub-series	Exchanged ($)(2)
Entities affiliated with Helios Climate Ventures, LLC(3)	17,095,389	F-3-C	$28,378,348
Entities affiliated with Helios Climate Ventures, LLC(3)	17,191,450	F-3-D	$36,314,367
OGCI Climate Investments Holdings LLP(4)	9,565,076	F-3-D	$20,204,790
(1)	For additional details regarding these stockholders and their equity holdings, see “Beneficial Ownership of Securities.”
(2)	Liquidation preference amounts as of October 16, 2025 include accrued but unpaid dividends through such date.
(3)

Consists of Series F-3 shares issued to the following entities in exchange for their existing preferred stock at their respective liquidation preferences: (i) 9,976,236 shares of Legacy ZincFive Series F-3-D preferred stock issued to Helios ZincFive Partners II, LLC (in exchange for 8,492,907 shares of Series D preferred stock); (ii) 743,506 shares of Legacy ZincFive Series F-3 preferred stock issued to Helios ZincFive Partners III, LLC, consisting of 522,065 shares of Series F-3-D preferred stock (in exchange for 470,448 shares of Series D preferred stock) and 221,441 shares of Series F-3-C preferred stock (in exchange for 199,547 shares of Series C preferred stock); (iii) 2,094,267 shares of Legacy ZincFive Series F-3 preferred stock issued to Helios ZincFive Partners IV, LLC, consisting of 1,470,524 shares of Series F-3-D preferred stock (in exchange for 1,358,085 shares of Series D preferred stock) and 623,743 shares of Series F-3-C preferred stock (in exchange for 576,051 shares of Series C preferred stock); (iv) 16,250,205 shares of Legacy ZincFive Series F-3-C preferred stock issued to Helios ZincFive Partners, LLC (in exchange for 13,253,011 shares of Series C preferred stock); (v) 1,424,080 shares of Legacy ZincFive Series F-3-D preferred stock issued to Helios ZincFive Partners V, LLC (in exchange for 1,337,373 shares of Series D preferred stock); and (vi) 3,798,545 shares of Legacy ZincFive Series F-3-D preferred stock issued to Helios ZincFive Partners VI, LLC (in exchange for 3,652,448 shares of Series D preferred stock). Terry Kellogg and Daniel Doimo are both directors of Legacy ZincFive and are each a director, officer or partner of, or have a financial interest in, the aforementioned entities. Helios Climate Ventures, LLC beneficially owns more than 5% of the outstanding capital stock of Legacy ZincFive.

(4)

Shares of Legacy ZincFive Series F-3-D preferred stock issued to OGCI Climate Investments Holdings LLP in exchange for its existing Series D preferred stock at its liquidation preference. Hannah-Mei Andrews, one of Legacy ZincFive’s directors, is a director, officer or partner of, or has a financial interest in, OGCI Climate Investments Holdings LLP. OGCI Climate Investments Holdings LLP and its affiliates beneficially own more than 5% of the outstanding capital stock of Legacy ZincFive.

2026 Bridge Note Financing

In a series of closings commencing on April 23, 2026, Legacy ZincFive issued secured promissory notes (the “2026 Bridge Notes”) to investors in an aggregate principal amount of $34,541,627. The 2026 Bridge Notes were issued pursuant to a Note Purchase Agreement, dated April 23, 2026 (the “Note Purchase Agreement”), to help finance Legacy ZincFive’s operations as it pursues the business combination. The 2026 Bridge Notes bear simple interest at a rate of 12% per annum, payable in kind by adding accrued interest to the principal at the end of each calendar quarter. In the event that a 2026 Bridge Note has not been repaid on or before October 23, 2026, the interest rate increases to 18% per annum, compounding quarterly (also payable in kind). All unpaid principal and accrued interest is due on June 30, 2028 (the “Maturity Date”), subject to mandatory prepayment upon the earlier of (i) the closing of the Business Combination and (ii) April 30, 2027. Upon repayment, each holder is also entitled to a make-whole payment equal to 30% of the aggregate principal amount of its 2026 Bridge Note, which make-whole payment is reduced to the extent interest has accrued if the notes are repaid at the closing of the business combination on or before October 31, 2026. The 2026 Bridge Notes are secured by a second lien on substantially all assets of Legacy ZincFive, subordinated in all respects to Legacy ZincFive’s credit agreement with OIC.

In connection with the 2026 Bridge Note financing, each First Tranche Bridge Investor is entitled to receive, (i) such First Tranche Bridge Investor’s pro rata share of 922,078 Founder Shares and (ii) 500 warrants to purchase shares of Legacy ZincFive Series F preferred stock per each $1,000 of principal invested. Investors that purchased a 2026 Bridge Note after the public announcement of the Business Combination (each, a “Second Tranche Investor”) are entitled only to 100 warrants per $1,000 of principal and no Founder Shares. All First Tranche Bridge Investors are also subject to a one-year lock-up from the closing of the business combination with respect to Founder Shares and warrants received.

The following table sets forth the principal amount of 2026 Bridge Notes purchased by related persons:

Principal
Investor(1)	Amount of Note
Entities affiliated with Helios Climate Ventures, LLC(2)	$2,295,265
Tim Hysell(3)	$250,000
David Flecker(4)	$300,000
(1)	For additional details regarding these stockholders and their equity holdings, see “Beneficial Ownership of Securities.”
(2)

Consists of $2,295,265 aggregate principal amount of 2026 Bridge Notes issued to Helios ZincFive Partners IX, LLC on May 8, 2026. Helios Climate Ventures, LLC serves as the manager of Helios ZincFive Partners IX, LLC. Terry Kellogg and Daniel Doimo are both directors of Legacy ZincFive and are each a director, officer or partner of, or have a financial interest in, the aforementioned entities. Helios Climate Ventures, LLC beneficially owns more than 5% of the outstanding capital stock of Legacy ZincFive.

(3)	Tim Hysell is a member of Legacy ZincFive’s board of directors.
(4)	David Flecker is the father of Evan Flecker, a member of Legacy ZincFive’s board of directors.

Consulting Agreement with Tim Hysell

Effective September 11, 2025, Legacy ZincFive entered into an independent consulting agreement with Tim Hysell, one of Legacy ZincFive’s directors and its former Chief Executive Officer. Under the terms of the agreement, Mr. Hysell serves as a strategic advisor to Legacy ZincFive’s Chief Executive Officer, supports customer relationships, and provides guidance on financial and fund-raising activities and such other support as directed by Legacy ZincFive’s Chief Executive Officer. Mr. Hysell is compensated at a rate of $300.00 per hour, with hours subject to advance approval by Legacy ZincFive’s Chief Executive Officer. The initial term of the agreement is three months commencing on September 11, 2025, which has been extended through September 30, 2026, and is renewable by mutual agreement of the parties. Legacy ZincFive paid Mr. Hysell $253,500 under this agreement in 2025.

Consulting Agreement with Pacific CFO Group, LLC

Effective December 30, 2025, Legacy ZincFive entered into an independent consulting agreement with Pacific CFO Group, LLC (“Pacific CFO Group”), an entity of which Marty Heimbigner, Legacy ZincFive’s Chief Financial Officer, is a partner. Under the terms of the agreement, Pacific CFO Group provides CFO services to Legacy ZincFive through Mr. Heimbigner. Pacific CFO Group is compensated at a rate of $300.00 per hour, with hours subject to advance approval by Legacy ZincFive’s Chief Executive Officer. The agreement has a one-year term commencing December 30, 2025. In 2026, Legacy ZincFive paid Pacific CFO Group $36,000 under this agreement for the period from December 30, 2025, through Mr. Heimbigner’s hire as a full-time employee on January 26, 2026.

Indemnification Agreements

In connection with the Closing, the ZincFive intends to enter into indemnification agreements with each of its directors and executive officers that may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements will require ZincFive, among other things, to indemnify its directors and executive officers against liabilities that may arise by reason of their status or service to the fullest extent permitted by law. These indemnification agreements will also require ZincFive to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit, or proceeding to the fullest extent permitted by law. The Proposed Bylaws will also empower ZincFive to purchase insurance on behalf of any person whom ZincFive is required or permitted to indemnify. For additional information related to the ZincFive’s indemnification obligations in respect of its directors and officers, see the section entitled “Board of Directors and Management After the Business Combination — Limitation on Liability and Indemnification of Directors and Officers.” We believe that the indemnification provisions in the Proposed Certificate of Incorporation and the Proposed Bylaws, liability insurance and any indemnification agreements that may be entered into are necessary to attract and retain talented and experienced directors and officers.

Policies and Procedures for Related Person Transactions

ZincFive intends to adopt a written related person transactions policy setting forth the policies and procedures for the identification, review and approval or ratification of related person transactions. This policy will cover, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement, or relationship, or any series of similar transactions, arrangements or relationships, in which we and a related person were or will be participants and the amount involved exceeds $120,000, including purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, and guarantees of indebtedness. In reviewing and approving any such transactions, ZincFive’s audit committee will consider all relevant facts and circumstances as appropriate, such as the purpose of the transaction, the availability of other sources of comparable offerings or services, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction, management’s recommendation with respect to the proposed related person transaction, and the extent of the related person’s interest in the transaction.

INFORMATION ABOUT LEGACY ZINCFIVE

Unless the context otherwise requires, references in this subsection to “ZincFive,” “the Company,” “we,” “us” or “our” refer to the business of ZincFive and its subsidiaries prior to the consummation of the Business Combination, which will be the business of the ZincFive and its subsidiaries following the Business Combination.

Our Company

We are a global leader in Immediate Power Solutions (“IPS”) for mission-critical infrastructure, powered by our proprietary nickel-zinc (“NiZn”) battery technology. We design, manufacture, and commercialize high-power battery systems for applications where uninterrupted operation is essential, including data centers, intelligent transportation systems, industrial applications, and other critical infrastructure. As of June 30, 2026, we had shipped or contracted over 2 gigawatts (“GW”) of mission- critical immediate power solutions globally.

Power infrastructure is evolving rapidly as cloud computing and artificial intelligence (“AI”) drive higher compute density and new power demands. In modern data centers, even brief interruptions in power can cause system outages, data loss, and hardware damage, making uninterruptible power supply (“UPS”) coupled with energy storage systems a mission critical component of data center design. Traditional battery systems were designed primarily to provide backup power during utility interruptions. Quickly expanding AI-driven infrastructure also requires batteries that can deliver immediate power to manage rapid, repeated changes in electrical demand while continuing to provide uninterrupted backup power, in addition to supporting backup generator starting.

We develop, manufacture and commercialize immediate power solutions built on our proprietary NiZn battery technology, engineered specifically for high-power, short-duration applications historically served by valve-regulated lead-acid and, more recently, lithium-ion battery technologies, where evolving infrastructure requirements have increasingly prioritized power density, safety, sustainability, and efficient use of space.

Unlike conventional battery technologies, which often require tradeoffs among performance, safety, sustainability, and infrastructure complexity, our proprietary NiZn platform is designed to deliver these attributes within a single electrochemical architecture. Our platform combines high power density, a non- flammable aqueous electrolyte, and highly recyclable materials to help customers reduce system footprint, simplify facility design, enhance operational safety, and support sustainability.

We call this The Power of Good Chemistry®: our belief that NiZn electrochemistry offers a fundamentally superior solution for short duration applications compared to incumbent lead-acid and lithium- ion batteries, and that the right battery chemistry should eliminate the need to compromise between performance, safety, and sustainability, delivering better outcomes for customers, people, and the environment. Our products eliminate the risk of thermal runaway, require no exotic fire suppression or structural safety systems, and are built from abundant, recyclable materials. These attributes, combined with higher power density and a smaller physical footprint, have enabled us to establish commercial-scale deployment across global data center markets.

Our primary market is the global data center industry, which we serve through commercial relationships with leading UPS manufacturers, hyperscale, cloud and neocloud operators, colocation providers, enterprise customers, system integrators, and strategic channel partners. We serve multiple segments of the end user data center market, including:

●	Enterprise — data centers owned and run by a single private company for its own internal use.
●	Colocation — shared buildings where companies rent space to put their own servers and hardware.
●	Hyperscale — massive facilities owned by the largest technology companies to handle huge computing jobs.
●	Cloud — networks that deliver data, software, and computing power over the internet to users.
●	Neocloud — newer, cloud providers built specifically to offer powerful GPUs for AI tasks.

Our manufacturing operations consist of two complementary activities: battery manufacturing and power solution integration (currently our BC 2 Series product offering). Battery manufacturing encompasses the production of our proprietary nickel-zinc battery cells and battery modules, which are currently manufactured in China through wholly owned operations and qualified manufacturing partners. As part of our long-term manufacturing strategy, we intend to establish battery manufacturing capability in the United States to support future growth, supply chain resilience, and domestic content requirements.

Power solution integration consists of assembling completed battery modules into finished battery cabinet systems, including electrical integration, software and firmware configuration, functional testing, quality verification, and final system qualification. These activities are currently performed at our Tualatin, Oregon facility and through our strategic manufacturing partner Hanza AB, located in Finland.

Corporate History

We were formed in 2016 through the merger of Ensite Power, Inc., the inventor of the UPStealth® uninterruptible power supply for intelligent transportation applications, and PowerGenix Systems, Inc., a pioneer in the commercialization of NiZn battery chemistry, creating a vertically integrated developer and manufacturer of NiZn battery-based solutions for short duration mission-critical applications. In 2023, we sold the manufacturing assets related to the intelligent transportation products to focus on mission-critical applications for data centers. We are headquartered in Tualatin, Oregon, United States.

Our Industry and Market Opportunity

The proliferation of AI, cloud computing, and machine learning workloads is driving an unprecedented expansion of global data center infrastructure. Hyperscalers, colocation providers, enterprise operators, and AI infrastructure developers are collectively investing hundreds of billions of dollars in data center construction over the next decade, driven by a growing base of demand for digital services, and the concentrated computational requirements of training and inference at scale for large AI models. Non-AI data center capacity is estimated to grow at 6% per annum from 2025 to 2029, with AI data center installations expected to grow at 21% per annum over the same period, based on third-party data and our internal estimates. With the rapid expansion of the global data center industry, McKinsey estimates that approximately $1.3 trillion of the $7 trillion projected AI-related data center investment could be allocated to “energizers.” While this estimate covers a broader set of infrastructure than our current products address, it points to power infrastructure, including energy storage, becoming a meaningful share of AI data center spend.

(1)	Markets and Markets report dated 31 October 2025, “Data Center UPS Market worth $12.47 billion by 2030”
(2)	Market Intelo report “UPS Battery Retrofit Market Research Report 2033”
(3)	Based on third party data and Company estimates

McKinsey has also identified power equipment, thermal equipment, and mechanical infrastructure as critical components of the data center value chain and notes that the traditional supplier base is under pressure to meet the speed and scale of current demand. As data centers have evolved to become larger, denser, and more power-intensive with larger campus-scale deployments, operators are increasingly seeking power infrastructure that can deliver more power in less space — making space efficient energy storage a critical component of this build-out.

AI workloads represent an inflection point for data center power requirements. Unlike many traditional enterprise or cloud workloads, AI training and inference systems are dense clusters of graphics processing units (“GPUs”) and accelerators that draw substantial amounts of power in a relatively small physical footprint. AI compute racks consume significantly more power per rack — estimated at 40 to 130 kW or more, compared to 5 to 15 kW for traditional IT — and do so in a more volatile, transient manner, with power fluctuations of up to 50% of nominal load within fractions of a second during synchronized compute cycles. The International Energy Agency projects that global electricity consumption from data centers will approximately double, from 485 TWh in 2025 to 950 TWh in 2030, with consumption from AI-focused facilities tripling over the same period. The demand for facilities equipped to host advanced AI workloads is expected to become the primary driver of incremental data center capacity demand through 2030, with approximately 70% of total capacity demand coming from such facilities in the midrange scenario. This power volatility imposes new requirements on energy storage systems — the ability to deliver high power over short durations, recharge quickly, withstand continual cycling, and respond to dynamic load conditions — placing the battery in an operational role alongside its traditional backup function.

These trends are driving an expansion in the total addressable market for energy storage across both traditional IT and AI dynamic power segments. MarketsandMarkets estimates that the global data center UPS market will increase from approximately $8.8 billion in 2025 to approximately $12.5 billion by 2030, representing a compound annual growth rate (“CAGR”) of 7.3%. Grand View Research estimates the global data center battery market at approximately $3.6 billion in 2025, projected to grow to approximately $6.1 billion by 2033, representing a CAGR of 6.9%, and identifies NiZn as the fastest-growing battery-type segment with an expected CAGR of 13.4%. Utilizing third-party data and our internal estimates, we believe the AI power opportunity was approximately $7.1 billion in 2025. Our addressable opportunity may expand further as data center operators retrofit existing facilities, with Market Intelo estimating a $1.6 billion retrofit market in 2025. We believe these estimates indicate sustained growth in the markets for UPS and related data center power infrastructure.

These same pressures are forcing a rethink of the underlying electrical architecture. AI has pushed power density to levels that legacy designs were not built to support and, in response, GPU makers and hyperscale operators are moving away from traditional 480V AC distribution toward 800V DC delivered directly at the rack and row. The benefits are meaningful: fewer conversion steps, higher end-to-end efficiency, sharply reduced copper intensity, and a cleaner path to pairing compute with on-site battery storage.

With industry leaders, including server providers and numerous hyperscalers, having already committed to the 800V DC transition, we believe that this is a significant market opportunity for our products given their power density advantage, ability to handle power pulsing at various loads, and inherent electrochemical safety position our current and future battery solutions to take advantage of this architecture transition.

In addition, safety, code compliance, and sustainability are increasingly important in customer purchasing decisions. Data center operators, insurers, and local authorities having jurisdiction (“AHJ”) generally evaluate fire risk, thermal management, installation requirements, and operational procedures when approving power infrastructure, and many rely on third-party certification standards to assess fire risk. The Underwriters Laboratories (“UL”) 9540A test method is the American and Canadian national standard for assessing fire propagation related to thermal runaway events in battery energy storage systems. Our batteries have been independently tested by UL Solutions to the UL 9540A test method at the cell level, which is the most fundamental level for the test with no other means of battery control present. Our batteries did not exhibit thermal runaway in any of the abusive and destructive tests in the UL 9540A test method. Beyond safety, data center operators and hyperscale customers frequently maintain goals related to carbon reduction, circularity, and renewable energy, and are evaluating not only the efficiency of energy storage systems but also the lifecycle environmental footprint, recyclability, and replacement cycle of battery systems deployed in their facilities. We believe that NiZn’s non-flammable chemistry, recyclability, and reduced lifecycle emissions relative to legacy alternatives position us well to capitalize on the increasing importance of both fire safety and sustainability in data centers.

Limitations of Current Battery Technologies

Lithium-ion and lead-acid are the most prevalent incumbent energy storage technologies and the primary competition to our solutions. With the emergence of AI dynamic power requirements, supercapacitors and other energy storage technologies are also in consideration. Competition is based on system reliability, power density, safety, footprint, service life, upfront cost, total cost of ownership, integration with power systems, customer qualifications, regulatory acceptance, manufacturing capacity and supplier reputation.

The principal limitations of these competing technologies are summarized below.

●	Valve-Regulated Lead-Acid (“VRLA”). VRLA batteries remain the industry standard for UPS and generator starting but face growing limitations in modern data center environments. Their weight and dimensions require reinforced bearing structures, adding significant capital cost and complexity, particularly for high-density AI infrastructure. VRLA systems were engineered for predictable, static IT loads (5 to 15 kW per rack), whereas AI-capable racks demand 40 to 130 kW today and VRLA batteries lose effective capacity at high discharge rates. Battery life is reduced by half for every 10°C (18°F) increase above 25°C ambient temperature, requiring costly precision cooling; recharge times can exceed 24 hours after a full discharge; typical service life is only 5 to 7 years; and improper disposal of lead-acid batteries poses significant environmental and health risks.
●	Lithium-Ion. Lithium-ion batteries address several VRLA infrastructure limitations but may introduce thermal runaway risks requiring additional battery management system (“BMS”) fire protection, permitting, and facility design considerations. The NFPA reported in February 2026 that nearly every notable data center fire in recent years involved lithium-ion batteries; a recent South Korean data center fire triggered by a battery explosion required nearly 200 firefighters and 10 hours to control. Lithium-ion batteries are optimized for energy density, best suited to long duration applications rather than the short duration applications in static IT and AI data centers. Recycling remains a significant challenge: in 2022, less than 1% of lithium-ion batteries were recycled in the U.S. and EU; and industry observers have highlighted the technical difficulty of recycling these batteries given their design emphasis on energy density and structural integrity over disassembly. Local electrical and fire codes can require safety mechanisms beyond those required for VRLA and NiZn, including additional structural and fire suppression systems.

Our Solution and Competitive Strengths

We have been developing products and addressing applications for IPS in the data center market for more than five years. During that time, we have built a set of competitive strengths — spanning our proprietary technology platform, intellectual property, product-performance characteristics, and system- level capabilities — that we believe differentiate our solutions and support our continued adoption in the market.

●	Proprietary NiZn Technology Platform. PowerGenix brought decades of NiZn battery research and development and manufacturing experience to ZincFive. We have continued to innovate on that difficult-to-replicate technology platform and maintain a leading performance position backed by significant IP. Our NiZn batteries deliver approximately three times the power density and one-third the weight of comparable VRLA systems and require approximately half the linear footprint of comparable lithium-ion battery systems in multi-megawatt, UPS applications, enabling customers to maximize valuable white space for revenue-generating compute infrastructure. Our NiZn batteries have demonstrated no thermal runaway at the cell level under third-party UL 9540A testing, eliminating thermal runaway as a cell-level failure mode and supporting deployment in mission-critical environments where operational continuity is essential. The electrochemical architecture provides high reliability by allowing battery operation to continue even if individual cells become depleted or degraded, and our battery systems are designed for a 15-year service life while maintaining the high- rate discharge performance required for mission-critical applications, including AI dynamic power workloads.

●	Investment in Intellectual Property and Product Innovation. Our technology platform is protected by a portfolio of 75 U.S. and international issued patents covering NiZn chemistry, cell design, and manufacturing processes. We intend to continue investing in research and development to extend our technology leadership, with a focus on cell-level performance for AI dynamic power applications, system-level integration, and advanced telemetry and analytics capabilities through our BMS.
●	Integrated BMS and System Design. We developed our own BMS that exploits our insights on managing our batteries for their best performance and calendar life. Our BMS technology and functionality is adaptable to both battery and system designs across multiple product configurations and applications. Leveraging our battery and BMS components, we design and market competitive energy storage systems that make up the larger part of our revenue mix, providing a vertically integrated advantage from cell chemistry through finished system.
●	Sustainability and Supply Chain. NiZn batteries are manufactured using abundant, widely available materials and contain no lithium or lead. Nickel and zinc are abundant in the earth’s crust, respectively, four and five times more than lithium and lead. More than 90% of battery base materials are recoverable at end of life, including 100% of the nickel and zinc, for recycling and use in secondary applications. Independent third-party lifecycle analysis demonstrates 25% to 50% lower embodied carbon than comparable lithium-ion and VRLA battery technologies, and our Environmental Product Declarations provide transparent product-level environmental disclosures. The use of common, widely available materials also supports resilient supply chains and reduces dependence on constrained critical minerals.
●	Lower Total Cost of Ownership. Driven by the higher power density in a smaller footprint, superior safety, and sustainability benefits, our NiZn platform is engineered to drive a lower total cost of ownership. For example, based on internal estimates of all direct costs, across a 15-year evaluation period, four of our BC 2-500 Battery Cabinets have an estimated total cost of ownership of $256 thousand, compared to $870 thousand and $402 thousand for nine top terminal VRLA and eight lithium-ion (LMO/NMC) solutions, respectively, assuming the total load value of 1.5 MW and a run time value of three minutes at the ten year point.

Our Strategy

Our mission is to establish NiZn battery technology as the preferred backup power, AI dynamic power, and generator starting solution for mission-critical data center IT and AI infrastructure applications. We intend to achieve this by scaling our installed base with existing blue-chip customers and hyperscalers, extending our product portfolio into adjacent data center power applications, and building domestic United States manufacturing capacity to serve the accelerating buildout of AI-enabled data centers. The core elements of our strategy include:

●	Capitalize on the Shift to AI-Driven Power Architectures. We believe that the inflection point of AI training and inference workloads is driving a fundamental change in data center power requirements. Higher rack densities and the dynamic power profile of GPU clusters create a requirement for battery solutions that deliver millisecond response time and rapid, high-

power excursions as well as utility outage backup functionality. We believe our NiZn chemistry is uniquely positioned to address both requirements in a single solution and are marketing the BC 2 AI battery cabinet, which launched in the fourth quarter of 2025, as an integrated UPS and pulse power platform. We believe the BC 2 AI will reduce the capital and operating costs of AI data center power systems.
●	Deepen Penetration Within the Installed Customer Base and Partner Channels. We engage with data center design firms, electrical and fire code standard-setting organizations, and industry stakeholders to promote awareness and adoption of our NiZn battery technology. We have established commercial relationships with leading UPS OEMs, including ABB Group and Vertiv, and with data center developers and operators such as Corscale. Importantly, we cultivate relationships with data center operators and end users across both traditional IT and AI applications, generating demand for our products that is fulfilled through our channel partners, including UPS OEMs, resellers and system integrators.
●	Broaden Design Capabilities and Product Portfolio. We have been, and continue to be, both a NiZn battery developer and an energy storage system developer. We have established teams of battery and energy storage system designers that will be expanded to address the growing needs of the data center market as well as other markets we may enter in the future. In addition to batteries, our system design capability includes our ZincFive designed BMS for our battery cabinets that we plan to adapt for use in future system form factors. Our current products address traditional IT UPS battery cabinets, AI-ready battery cabinet applications, and data center generator engine starting solutions. We intend to extend the platform into additional adjacencies across the data center power stack, including:
●	a retrofit kit designed to replace VRLA batteries in installed UPS systems;
●	Battery Backup Unit (BBU) form factors for hyperscaler IT and AI in-rack applications;
●	higher-power 800 Vdc cabinet configurations and pulse power shelves; and
●	medium-voltage battery energy storage system for higher voltage UPS and grid applications.
●	Continue the Buildout of Manufacturing Capacity. In coordination with our design teams, we manufacture both NiZn batteries and energy storage system solutions. We currently have two battery cabinet manufacturing facilities: Battery cabinet manufacturing and assembly facilities at our headquarters campus in Tualatin, Oregon to serve the North American market and our strategic manufacturing partner, Hanza AB, in Finland to serve the Europe, Middle East, and Africa (“EMEA”) region. A third battery cabinet manufacturing facility is planned in Asia as our business expands in that region. Within the manufacturing capacity buildout strategy, a key element is to establish domestic U.S. battery manufacturing capacity. Our current battery manufacturing footprint is concentrated in Changsha, China, consisting of one wholly owned operation, Hunan ZincFive Power (“HZP”), and one contract manufacturing arrangement, together with a wholly owned battery research and development and rapid prototyping facility, PowerGenix (“PGX”), in Shenzhen, China. We believe this current footprint can support up to approximately $200 million in annual revenue capacity if manufacturing capacity is fully utilized, with additional capacity capable of being added in less than six months.
●	Drive Operating Leverage and Margin Expansion. We believe that our manufacturing process is more capital-efficient than lithium-ion battery manufacturing. As revenue scales across our existing cost base, we expect to realize operating leverage. Gross loss decreased by approximately 54% from the year ended December 31, 2024 to the year ended December 31, 2025, and we expect continued gross margin improvement as our product mix shifts toward higher-margin AI-oriented products and as fixed manufacturing costs are absorbed across higher unit volumes.
●	Pursue Geographic Expansion. We have successfully expanded our installed base from North America into the EMEA region with established cabinet assembly and service depot infrastructure in Europe to support EMEA customers. We intend to continue expanding our commercial footprint in EMEA through our established and growing partner channels and data center operators. We will evaluate additional geographic expansion opportunistically in Asia based on customer demand and site-specific regulatory considerations.

●	Build a Recurring Service and Support Revenue Stream. Beyond our core product sales, we are evolving from a deployment-focused model into a comprehensive, productized service organization designed to generate recurring revenue and deepen customer relationships across our installed base. Mission-critical applications — including power systems in data centers — demand a materially higher level of service responsiveness and product expertise than non-critical deployments. We have built our service organization strategy and structure specifically to meet those demands. Although service revenue has not been significant to date, our service offerings are an important part of our customer support strategy and are intended to enhance the post-sale customer experience, support repeat purchases and create opportunities for recurring revenue over time. We believe these service offerings also address a significant gap in the market, as OEM and integrator field service coverage is often limited and inconsistent, creating meaningful demand for our managed care programs.

Our Products

Our commercial product portfolio is built on our proprietary NiZn technology platform. Our NiZn batteries combine a stable nickel positive electrode with a lightweight zinc negative electrode and a highly conductive aqueous electrolyte, delivering high power density with low impedance and no thermal runaway at the cell level.

Our commercial product portfolio is organized across three principal categories: (i) BC Series UPS battery cabinets, (ii) monobloc batteries, and (iii) retrofit kits. A fourth category of Cylindrical Cells serves as the foundational building block for new system designs.

Our flagship product family, the BC Series UPS battery cabinet, integrates proprietary battery technology, BMS and system-level engineering into a complete UPS energy storage platform compatible with megawatt-class UPS systems.

BC Series UPS Battery Cabinets

The BC Series is our primary commercial product line, offering rack-mounted, cabinet-format NiZn battery systems designed for integration into data center UPS architectures. The BC Series encompasses four products:

●	BC 2 AI UPS Battery Cabinet. Our flagship product announced in November 2025. At time of announcement, the BC 2 AI was the industry’s first battery cabinet purpose-built for dual-mode operation — providing both real-time power response for AI dynamic workloads (sub-second power fluctuations from GPU compute cycles) and conventional outage-duration backup protection. The BC 2 AI is equipped with our 90Ah ultra-high-rate NiZn monobloc battery and features an upgraded BMS with advanced telemetry, real-time monitoring, and AI-specific performance metrics. The cabinet is designed for sub-5-minute run-time profiles and delivers industry-leading power density in a compact footprint.
●	BC 2-500 UPS Battery Cabinet. A high power density IPS variant featuring our 90Ah ultra-high- rate battery, optimized for sub-5-minute runtime applications. The BC 2-500 targets data centers requiring the smallest-possible cabinet footprint for maximum deployed capacity per square foot.
●	BC 2-300X UPS Battery Cabinet. A variant of the BC 2 platform configured for extended-runtime applications requiring run-times greater than 5 minutes. The BC 2-300X features the same 90Ah battery and cabinet architecture as the BC 2-500, reconfigured for longer backup duration requirements.
●	BC 2 UPS Battery Cabinet. The predecessor to the BC 2 AI, featuring our 80Ah high-rate NiZn battery. The BC 2 remains in commercial production and deployment, serving data centers that adopted the BC Series prior to the launch of the other BC 2 Series models.

ZincFive

BC 2

ZincFive

BC 2 - 300X

ZincFive

BC 2- 500

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BC 2 AI

Monobloc Batteries

Our NiZn monobloc batteries serve as the core power unit within the BC Series battery cabinets and are also sold as standalone components for integration into customer-specified systems. We currently offer two monobloc battery variants:

●	Z5 13-90 (90Ah Ultra-High-Rate). Our highest-performance monobloc, designed for ultra-high rate power delivery in UPS backup, engine starting and grid operations support. The Z5 13-90 is the battery platform underlying the BC 2 AI and BC 2-500 cabinets.
●	Z5 13-80 (80Ah High-Rate). Our established high-rate monobloc battery, deployed in legacy BC and BC 2 cabinets and available as a standalone battery for stationary and industrial applications.

NiZn Retrofit Kit

Announced in April 2026, our NiZn Retrofit Kit is designed to expand our addressable market beyond greenfield data center deployments into the large and growing brownfield UPS battery replacement segment. The NiZn Retrofit Kit is a drop-in replacement for existing VRLA batteries that enables data center operators to upgrade their legacy UPS battery storage to NiZn chemistry without replacing the existing cabinet enclosure, performing infrastructure modifications, or incurring operational downtime.

Key attributes of the NiZn Retrofit Kit include:

●	true drop-in compatibility with common three-phase UPS architectures and legacy VRLA cabinet form factors, requiring no infrastructure changes;
●	15-year service life, reducing replacement frequency and lowering total cost of ownership compared to VRLA’s typical 5-to-7-year replacement cycle;
●	zero thermal runaway risk, addressing one of the primary objections data center operators have to lithium-ion-based retrofit options in occupied or constrained environments; and

●	turnkey system designs that simplify installation, reduce deployment costs, and support consistent performance across multi-site customer deployments.

Cylindrical Cells

We manufacture proprietary NiZn cylindrical cells as an alternative battery format to our monobloc batteries. These cells are manufactured at facilities in China (including a wholly owned operation and a contract manufacturer) and tested to rigorous UL standards. UL cell-level testing has confirmed that our NiZn cells (both cylindrical and monobloc) do not exhibit thermal runaway under abusive conditions.

Beyond these products, we continue to broaden our product portfolio through additional system designs and form factors built on our common NiZn technology and BMS platforms. This platform-based approach expands the application of our proprietary technology, increases our addressable market, and creates additional opportunities within the installed base of mission-critical power infrastructure.

Service and Support

Beyond our core product sales, we are evolving from a deployment-focused model into a comprehensive, productized service organization designed to generate recurring revenue and deepen customer relationships across our installed base. Mission-critical applications — including power systems in data centers — demand a materially higher level of service responsiveness and product expertise than non-critical deployments. We have built our service organization strategy and structure specifically to meet those demands. Our Field Service Engineers and field service partner organizations complete comprehensive training and certification programs before working on our systems, and we pair each trainee with experienced field personnel to reinforce and validate that training in real-world conditions. As our installed base has grown, we have expanded both our internal service team and our partner network, and we believe this model is proven to scale alongside larger installations and broader geographic expansion.

Our service strategy is organized around three core offerings:

●	Battery Start-Up — site readiness plus startup and conditioning services offered on BC 2 Series products;
●	Battery Care — a white-glove preventive maintenance program that includes scheduled maintenance visits, BMS firmware updates, intelligent data management and monitoring, and warranty-backed labor; and
●	Battery Replacement — aftermarket support, warranty extension, and retrofit services.

We currently operate a North American and European field service organization and are scaling our service headcount to support the growing installed base, including dedicated service capacity for hyperscale customers.

Research and Development

Our research and development organization combines deep expertise in NiZn electrochemistry with energy storage system engineering to support continued product innovation.

Our R&D expenses consist mainly of personnel-related expenses such as salaries, employee benefits of our R&D personnel, outside contractors, materials, R&D equipment, and allocation of overhead costs, which include utilities, rent, depreciation expense and other facilities-related costs. Our R&D expenses relate to nickel-zinc battery cell design and development, cell manufacturing process development, pack and systems development, electronics component development, software engineering, and reliability & applications testing.

Customers and Strategic Relationships

We pursue an ecosystem approach to address the data center market to maximize awareness and preference for our market-leading products. Our installed footprint and backlog in the data center market have required and continue to require addressing the needs of a broad set of leading companies in the industry ecosystem. This includes engaging with data center design firms to include our solutions and technology in new data center builds. We also work with the organizations responsible for electrical and fire codes and standards to properly include our NiZn batteries in those codes and standards. We build relationships with data center operators and end users in both traditional IT and AI applications to establish ourselves as an alternative energy storage solution. We have end-user customers in the following data center industry segments: Enterprise, Colocation, Cloud, Hyperscaler, and Neocloud. This, in turn, creates demand for our products through our channel partners that include UPS OEMs and their channel partners, data center power system integrators, and energy storage services firms serving the data center industry.

We distribute our NiZn battery solutions through multiple partner channels. These include UPS OEM, power system integrators and industrial engine starter partners, who integrate and resell our battery systems with their own product offerings, leveraging established customer relationships and distribution networks to accelerate market adoption. We also market directly to data center developers and operators who specify and procure our solutions as part of their broader infrastructure design. This ecosystem approach enables us to create and capture demand at multiple points in the value chain while expanding our addressable customer base across both new data center construction and brownfield retrofit applications.

We have established commercial relationships with prominent participants across the data center ecosystem. On the UPS OEM side, we have executed master purchase agreements with some major players, who have deployed our products across multiple sites for major data center operators. Among direct end- user customers, we count Corscale Data Centers, a sustainability-focused data center developer for whom total cost of ownership, deployment efficiency, and recyclability were key selection criteria. More broadly, our customer base encompasses hyperscale data center developers, colocation operators, and enterprise data center owners seeking a high-performance, thermally safe, and environmentally differentiated alternative to conventional lead-acid and lithium-ion battery solutions.

Competition

We operate in a competitive market that includes established battery manufacturers and emerging energy storage companies. Our primary competition for data center battery deployments comes from:

●	Lead-Acid / VRLA Battery Manufacturers. Companies such as EnerSys, East Penn Manufacturing, C&D Technologies, Vision Battery, and others manufacture and supply VRLA batteries that represent the dominant incumbent technology in the global UPS energy storage and generator starter installed base. VRLA batteries benefit from a long commercial track record, widespread installer familiarity, and low per-unit capital cost, but are disadvantaged by short service life (typically 5 – 7 years), low power density, and growing regulatory scrutiny around lead disposal.
●	Lithium-Ion Battery Suppliers. Companies including Samsung SDI, LG Energy Solutions, Ampace and others supply lithium-ion (primarily Lithium Manganese Oxide/Lithium Nickel Manganese Cobalt Oxide (“LMO/NMC”) or Lithium Nickel Manganese Cobalt Oxide (“NMC”) and Lithium Iron Phosphate (“LFP”)) batteries to the UPS, battery energy storage system (“BESS”) and server rack energy storage applications. Lithium batteries offer improvements in energy density and cycle life relative to VRLA, but introduce thermal runaway risks that create additional safety, compliance, and insurance requirements for data center operators, particularly in retrofit or constrained-space environments.
●	Nickel-Zinc Competitors. ZAF Energy Systems and Aesir are the most prominent domestic competitors operating in the NiZn battery segment, though we believe we hold a dominant share of the U.S. NiZn data center energy storage market and maintain a substantially larger patent portfolio, commercial customer base, original equipment manufacturer (“OEM”) integration wins and global deployment history than any known NiZn competitor.
●	Alternative Short-Duration Power Technologies. Flywheels, supercapacitors, and hydrogen fuel cells each address certain sub-segments of the short-duration backup and AI dynamic power market. Our IPS architecture is designed to offer a system-level cost and footprint advantage over alternative power technologies.

Intellectual Property

The success of our business depends, in part, on our ability to maintain and protect our proprietary technologies, information, processes and know-how. We rely primarily on patent, trademark, copyright, and trade secret laws in the United States and similar laws in other countries, confidentiality agreements and procedures, and other contractual arrangements to protect our technology.

A majority of our patents relate to cell chemistry, architecture and battery mechanical design, system packaging and BMS. We continually assess opportunities to seek patent protection for those aspects of our technology, designs and methodologies and processes that we believe provide significant competitive advantages. As of June 30, 2026, we held 75 U.S. and international issued patents and six pending applications. Our issued patents expire between 2027 and 2034.

In addition to our patent portfolio, we rely on trade secret protection to safeguard non-patented proprietary know-how mainly related to our electrochemistry and scaled manufacturing processes. We believe that many key elements of our electrochemistry and manufacturing processes involve proprietary know-how, technology, or data that are not covered by patents or patent applications, including technical processes, test equipment designs, algorithms, and procedures.

Our research and development personnel have entered into confidentiality and proprietary information agreements with us. These agreements address intellectual property protection issues and require our employees to assign to us all the inventions, designs and technologies the personnel develop during the course of their employment.

We also require our customers and business partners to enter into confidentiality agreements before we disclose any sensitive aspects of our technology, products or business plans.

We pursue domestic and international registrations of certain trademarks. As of June 30, 2026, we had five (5) registered U.S. trademarks and seven (7) foreign registered trademarks. Our trademark registrations include “ZincFive,” the company’s “Z” logo, and “The Power of Good Chemistry.” We also are the registered holder of a variety of domain name registrations, including “zincfive.com.”

There are important risks and limitations associated with our intellectual property rights, as well as important risks arising from the intellectual property rights of third parties. Please see “Risk Factors — Risks Related to Our Intellectual Property” for additional information.

Manufacturing and Supply Chain Overview

We have established a geographically diversified manufacturing and supply chain platform designed to support customers across EMEA and other international markets while providing flexibility to scale production as commercial demand increases. Our operating model combines wholly owned manufacturing operations with strategic manufacturing partners, enabling efficient production, operational flexibility and localized systems integration.

Global Manufacturing Footprint. Our manufacturing operations are organized around two primary activities: (i) battery manufacturing and (ii) power solutions integration. Battery manufacturing is conducted through our wholly-owned foreign enterprise, HZP, supported by qualified contract manufacturing resources. These operations include battery research and development, battery engineering, electrode preparation and pasting, cell assembly, formation, testing and quality verification for our cylindrical and monobloc battery platforms. We have manufactured NiZn batteries in China for more than two decades, leveraging an established manufacturing ecosystem and production processes refined through volume commercial production.

Final systems integration is performed closer to end markets. In North America, we perform power solutions integration that encompasses cabinet assembly, battery integration, electrical and mechanical assembly, installation of BMS, functional testing, final quality verification and shipment to customers from our manufacturing facility in Tualatin, Oregon. Our proprietary BMS is also manufactured and integrated through these operations.

For customers located in EMEA and certain additional international markets, we utilize Hanza AB as our strategic manufacturing partner for cabinet fabrication and power solutions integration as described for the North American market. Battery products supplied to both North American and EMEA power solutions integration operations are currently manufactured in China and shipped to these regional locations for final solutions integration.

U.S. Battery Manufacturing Expansion. We have initiated plans to establish battery manufacturing capabilities in the United States to complement our existing systems manufacturing operations. We believe, if successfully implemented, domestic battery manufacturing will strengthen supply chain resilience, reduce transportation costs and lead times for North American customers, mitigate tariff and geopolitical risks, and support customers seeking domestically manufactured products.

Current development activities include site selection, preliminary facility design, development of budgetary capital estimates, equipment specification and procurement planning, supplier engagement, and pilot manufacturing activities for selected battery manufacturing processes. These workstreams are intended to support future commercialization of U.S.-based battery manufacturing.

As domestic manufacturing capabilities are established, we expect North American demand to be increasingly supplied from U.S. battery production while existing China manufacturing capacity continues to support international markets. Upon completion of the U.S. battery manufacturing site, we believe that approximately $30 million of manufacturing CAPEX in 2026 and 2027 can create revenue capacity of up to $150 million per year.

Raw Materials and Supply Chain

Our supply chain supports both battery manufacturing and systems integration activities. Our supply chain includes proprietary battery materials together with commercially available industrial and electrical components.

Battery manufacturing is primarily supported by industrial raw materials used in our proprietary NiZn electrochemical platform. Key materials include nickel hydroxide, nickel foam, copper substrate materials, zinc, separators and other battery components required for cell production. We source our nickel materials from plants in China and the UK, with non-Foreign Entity of Concern (“FEOC”) sources currently under development and source our zinc materials from plants in the US, Canada, and Belgium, with non-FEOC sources currently available. We believe these materials benefit from established global supply chains and broad commercial availability relative to certain materials utilized in other battery chemistries.

Systems manufacturing and cabinet assembly utilize commercially available industrial and electrical components sourced from qualified suppliers. Principal materials include fabricated steel enclosures, copper bus bars, electrical and mechanical components, BMS electronics, wiring assemblies, connectors, fabricated sheet metal and other standard industrial components required to manufacture complete battery cabinet systems.

We seek to maintain a resilient supply chain through supplier qualification, supplier performance monitoring and evaluation of regional sourcing opportunities. As part of our U.S. manufacturing strategy, we are also evaluating opportunities to localize procurement of key battery materials and systems components.

Quality and Manufacturing Excellence

Quality management is integrated throughout our design and manufacturing operations. We maintain formal supplier qualification processes, incoming material inspection, in-process manufacturing controls, product and component testing, corrective and preventive action (“CAPA”) processes, supplier performance monitoring and continuous improvement activities designed to support product and process quality and manufacturing consistency.

Battery cells and finished systems undergo multiple stages of inspection and testing prior to customer shipment. Quality requirements are standardized across manufacturing locations through common specifications, operating procedures and engineering change management processes.

Our battery manufacturing operations in China are ISO 9001 certified. Our headquarters and North American operations are currently implementing an ISO 9001 quality management system covering product design and manufacturing activities. We are pursuing certification for these operations and are currently targeting certification during the third quarter of 2027.

Responsible Sourcing

We are committed to responsible sourcing throughout our global supply chain. We work with suppliers to identify, assess and mitigate risks associated with sourcing from Conflict-Affected and High-Risk Areas (“CAHRAs”), and maintain supplier qualification processes that include assessments of manufacturing capability, quality systems, regulatory compliance, ethical business practices and business continuity planning. We periodically review supplier performance and work collaboratively with suppliers to improve quality, reliability and continuity of supply.

Government Regulation

We are subject to numerous U.S. and international regulations, including, but not limited to, regulations relating to: energy regulation; taxes; environment, health and safety requirements; product regulation and consumer safety; building, fire, and electrical codes; import and export requirements; economic and trade sanctions; national security and foreign investment; foreign exchange controls and cash repatriation restrictions; intellectual property; anti-corruption; data privacy and security requirements; competition; advertising; and employment. To date, costs and accruals incurred to comply with these governmental regulations have not been material to our capital expenditures and results of operations, and we have not incurred capital expenditures for environmental control facilities. Although there is no assurance that existing or future governmental laws and regulations applicable to our operations and the sale of our products will not have a material adverse effect on our capital expenditures, results of operations, and competitive position, we do not currently anticipate material expenditures to comply with government regulations.

A summary of the material U.S. and international regulations that are applicable to us include the following.

Federal Energy Regulatory Commission (“FERC”)

FERC Order 841 requires eligibility for energy storage in wholesale, capacity, and ancillary services markets. FERC Order 841 allows each regional transmission organization and independent system operator to establish its own rules and guidelines for integrating energy storage resources but does not require that the guidelines allow storage resources to provide all the services they are technically capable of providing.

Government Funding and Subsidies

The Inflation Reduction Act (“IRA”) expanded and refunded the Section 48C investment tax credit for qualifying advanced energy manufacturing projects, providing a 30% credit (with enhanced rates for projects satisfying prevailing wage and apprenticeship requirements) for the establishment, expansion, or re- equipping of manufacturing facilities producing components for energy storage systems.

US Environmental Protection Agency’s Resource Conservation and Recovery Act (“RCRA”)

We have determined that waste NiZn batteries can be registered as Universal Waste under RCRA, which require recycling or disposal by certified collectors and recyclers related to battery and electronic waste. In some jurisdictions like the European Union, the disposal of NiZn is governed by more severe hazardous waste designations. In these instances, the corrosivity of NiZn batteries is the main hazard, not fire, toxicity, or reactivity like lithium-ion and lead-acid batteries.

EU Regulation 2023/1542 (“EU Battery Regulation” or “EUBR”)

The EUBR defines new standards for placing batteries, including industrial battery energy storage systems, into the EU market. The EUBR covers safety, performance, traceability, sustainability, and circularity of batteries placed in the EU market, including the issuance of digital product passports for all batteries or battery energy storage systems placed in the EU after February 18, 2027.

Product Safety and Certification

Our products are subject to various product safety, performance, and certification standards required by customers and regulatory authorities in the jurisdictions in which they are sold. These standards may include certifications and evaluations by organizations such as UL, Conformité Européenne (“CE”), and the International Electrotechnical Commission (“IEC”), among others.

Building and Fire Codes

Our battery systems are installed in commercial and industrial facilities and are subject to applicable building, fire, and electrical codes in the jurisdictions where they are deployed. These requirements may include the International Fire Code (“IFC”), National Fire Protection Association (“NFPA”) standards, including NFPA 70 and NFPA 855, and other national, state, and local regulations governing the installation and operation of stationary energy storage systems.

U.S. Environmental Protection Agency (“EPA”)

Our manufacturing operations are subject to federal, state, and local environmental laws and regulations administered by the EPA and corresponding state agencies. These regulations govern, among other things, air emissions, wastewater discharges, hazardous materials management, chemical storage and handling, and the generation, transportation, and disposal of waste. Compliance with these requirements is an important component of our manufacturing operations.

Trade Regulation

In many cases, our products, including our batteries and related technology, are or may in the future become subject to United States trade, import, and export controls laws, or similar laws of other foreign jurisdictions where we conduct business. In the United States, such export laws do or could include the Export Administration Regulations, the International Traffic in Arms Regulations (the “ITAR”), the Foreign Trade Regulations, and trade and economic sanctions maintained by the U.S. Treasury Department’s Office of Foreign Assets Controls.

In particular, a license may be required to export or reexport our products or technology to certain countries, certain end users, or for certain end uses. The time it takes to obtain a license could lead to delay or lost market opportunities. And the export or reexport to certain countries, end users, or for certain end uses may be prohibited altogether. Additionally, certain sensitive technologies and data could require special handling and storage considerations, and potentially registration under the ITAR, which increases compliance costs and risk. Similarly, at times, there may be tariffs, restrictions, or prohibitions on imports of materials from certain regions used for our products, including those based on human rights concerns.

Our business is also subject to the Foreign Corrupt Practices Act and other anti-corruption, anti- bribery, and anti-money laundering laws and regulations in the jurisdictions in which we have offices or do business, both in the United States and abroad. Any failure to meet any of these obligations, or a future modification to any of these legal regimes, could cause us to incur significant costs and delays, including the potential for new overhead costs, fines, sanctions, and third-party claims.

Recent Sales of Unregistered Securities

The following list sets forth information regarding all unregistered securities sold by us during the three years prior to the date of this proxy statement/prospectus.

Private Placements of Preferred Stock and Promissory Notes

2025A Convertible Note Financing

In a series of closings from June 2, 2025 through September 29, 2025, we issued 2025A Notes to investors in a private offering in an aggregate principal amount of $26,455,000. The 2025A Notes bore simple interest at the rate of (i) 10% per annum prior to July 1, 2025, and (ii) 15% per annum on or after July 1, 2025. All unpaid principal and accrued interest were due and payable on June 7, 2028, or, if earlier, 90 days after repayment in full of all amounts outstanding under our credit agreement with OIC. No principal or interest was repaid under the 2025A Notes, and an aggregate of $27,817,174 of principal and accrued interest outstanding under the 2025A Notes converted automatically upon the consummation of the Series F financing on October 16, 2025 (which constituted a “Qualified Financing” as defined in the notes) at a conversion price equal to 30% to 50% of the per share price paid by new cash investors in the Series F financing. The 2025A Notes converted into shares of Series F preferred stock, Series F-1 preferred stock and Series F-2 preferred stock at the initial closing of the Series F financing, as described below. Because a Qualified Financing was not consummated prior to August 1, 2025 or September 30, 2025, we issued to each 2025A Note holder two series of warrants, each exercisable for a number of shares of Series F preferred stock equal to 200% of such holder’s outstanding principal amount divided by the Series F price per share of $1.34928, at an exercise price of $0.01 per share and with a five-year term.

Series F Financing

In a series of closings from October 2025 through January 2026, we issued and sold Series F New Shares to investors in a private offering. The Series F preferred stock was sold at a purchase price of $1.34928 per share. The Series F preferred stock, Series F-1 preferred stock and Series F-2 preferred stock were issued upon the automatic conversion of the 2025A Notes at a conversion price equal to $0.9445 per share with respect to the Series F-1 preferred stock and $0.67464 per share with respect to the Series F preferred stock and Series F-2 preferred stock. The aggregate cash consideration paid for shares of Series F preferred stock was $40,017,518. In connection with the Series F financing, we also issued (i) Series F-3 Shares to certain existing stockholders in exchange for the cancellation of their existing Series A preferred stock, Series B preferred stock, Series C preferred stock and Series D preferred stock at their respective aggregate liquidation preference amounts, inclusive of accrued dividend and (ii) warrants to purchase shares of Series F-3-W preferred stock to OIC in exchange for the cancellation of OIC’s existing Common Stock warrants.

Series F Pull-Up Exchange

In connection with the Series F financing, Legacy ZincFive entered into the Pull-Up Exchange with the related persons set forth in the table below. Pursuant to the Pull-Up Exchange, each participating stockholder exchanged its existing Legacy ZincFive preferred stock (as applicable) for shares of Legacy ZincFive Series F-3 preferred stock (across sub-series F-3-A, F-3-B, F-3-C, and F-3-D, as applicable) at each such stockholder’s applicable liquidation preference as of the effective date of the Pull-Up Exchange on October 16, 2025.

2026 Bridge Note Financing

In a series of closings commencing on April 23, 2026, we issued 2026 Bridge Notes to investors in an aggregate principal amount of $34,541,627. The 2026 Bridge Notes bear simple interest at a rate of 12% per annum, payable in kind by adding accrued interest to the principal at the end of each calendar quarter. In the event that a 2026 Bridge Note has not been repaid on or before October 23, 2026, the interest rate increases to 18% per annum, compounding quarterly also payable in kind). All unpaid principal and accrued interest is due on June 30, 2028, subject to mandatory prepayment upon the earlier of (i) the closing of the Business Combination and

(ii) April 30, 2027. Upon repayment, each holder is also entitled to a make-whole payment equal to 30% of the aggregate principal amount of its 2026 Bridge Note, which make-whole payment is reduced to the extent interest has accrued if the notes are repaid at the closing of the business combination on or before October 31, 2026.

Issuances Pursuant to our 2015 Plan

From January 1, 2023 through the date of this proxy statement/prospectus, we granted options under the 2015 Plan to purchase an aggregate of 17,235,543 shares of common stock, at a weighted-average exercise price of $0.47 per share, to our employees, directors and consultants. From January 1, 2023 through the date of this proxy statement/prospectus, 469,274 shares have been issued upon the exercise of options for aggregate consideration of $235,421.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions or any public offering. Unless otherwise specified above, we believe these transactions were exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act (and Regulation D promulgated thereunder) or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or under benefit plans and contracts relating to compensation as provided under Rule 701, or Section 3(a)(9) of the Securities Act as securities issued in exchange for outstanding securities held by an existing security holder where no commission or other remuneration was paid or given, directly or indirectly, for soliciting such exchange. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed on the share certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about us. The sales of these securities were made without any general solicitation or advertising.

Employees

As of September 24, 2026, we employed 480 people worldwide, including 153 employees in the United States and 327 employees in China. Of those, 478 are full-time employees.

Our workforce supports the research, development, manufacturing, commercialization and ongoing service of our NiZn battery technology and power solutions. As we continue to grow, we have expanded our global capabilities to better serve customers in key markets around the world such as North America, Europe, Middle East, and Asia.

In the United States, our workforce is non-unionized and benefits from a remote-first operating model that enables us to recruit talent regardless of geographic location. Our workforce in China is represented by labor unions in accordance with local practices and plays an important role in supporting our international operations.

We have not experienced any employment-related work stoppages and consider relations with our employees to be good. We are committed to fostering a culture built on collaboration, innovation, and accountability. Our core values guide how we work together and support our efforts to create an environment in which employees can thrive and contribute to our long-term success. We believe that investing in our people strengthens our ability to deliver for our customers and execute our growth strategy.

Facilities

Located in Tualatin, Oregon, our corporate headquarters campus encompasses approximately 84,000 square feet, comprising our principal executive offices and multiple facilities supporting applications engineering and testing, cabinet assembly, systems integration, and manufacturing operations.

We also lease approximately 194,000 square feet of manufacturing facilities in Changsha, China through HZP, and approximately 39,000 square feet of office space in Shenzhen, China, through PGX. These facilities support battery research and development, battery engineering, commercial manufacturing, product development, engineering and prototype manufacturing.

We believe that our facilities are suitable and adequate to meet our current needs. Our Changsha, China battery manufacturing facility currently has the capacity to produce approximately 23,000 batteries per month and operated at approximately 42% of its current production capacity during the six months ended June 30, 2026. Since June 30, 2026, we have continued to increase production capacity to support our growing backlog of orders. Together with battery manufacturing capacity provided by a third-party manufacturer in China, we believe this capacity is sufficient to meet our current battery manufacturing requirements. We believe our existing battery manufacturing footprint can support up to approximately $200 million in annual revenue from battery cabinet sales if fully utilized, with additional battery manufacturing capacity capable of being added in less than six months. To support our planned production targets, we are seeking to expand our battery manufacturing capacity, including through the development of our manufacturing facility in Oregon, which we expect will increase our battery manufacturing capacity by approximately 50% in the near term. We intend to add new facilities or expand existing facilities as needed, and we believe suitable additional or substitute space will be available to accommodate future expansion of our operations.

Legal Proceedings

From time to time, we may be involved in litigation relating to claims arising out of our operations. We believe that there are currently no claims or actions pending against us, the ultimate disposition of which are expected to have a material adverse effect on our results of operations, financial condition or cash flows.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
OF OPERATIONS OF LEGACY ZINCFIVE

The following discussion and analysis provides information which our management believes is relevant to an assessment and understanding of our consolidated results of operations and financial condition. This discussion and analysis should be read together with the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” and Legacy ZincFive’s audited and unaudited condensed consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus. In addition to historical financial analysis, this discussion and analysis contains forward-looking statements based upon current expectations that involve risks, uncertainties and assumptions, as described under the heading “Cautionary Note Regarding Forward-Looking Statements.” Actual results and timing of selected events may differ materially from those anticipated in these forward- looking statements as a result of various factors, including those set forth under “Risk Factors — Risks Related to Legacy ZincFive” or elsewhere in this proxy statement/prospectus. Throughout this section, unless otherwise noted or the context otherwise requires, “ZincFive,” “we,” “us,” “our”, and “its” refer to Legacy ZincFive prior to the Business Combination and ZincFive and its subsidiaries following the Business Combination

Certain figures, such as interest rates and other percentages included in this section have been rounded for ease of presentation. Percentage figures included in this section have not in all cases been calculated on the basis of such rounded figures but on the basis of such amounts prior to rounding. For this reason, percentage amounts in this section may vary slightly from those obtained by performing the same calculations using the figures in ZincFive’s financial statements or in the associated text. Certain other amounts that appear in this section may similarly not sum due to rounding.

Overview

We are a global leader in IPS for mission-critical infrastructure, powered by our proprietary NiZn battery technology. We design, manufacture, and commercialize high-power battery systems for applications where uninterrupted operation is essential, including data centers, intelligent transportation systems, industrial applications, and other critical infrastructure. As of June 30, 2026, we had shipped or contracted over 2 GW of mission-critical immediate power solutions globally.

We develop, manufacture and commercialize immediate power solutions built on our proprietary NiZn battery technology, engineered specifically for high-power, short-duration applications historically served by valve-regulated lead-acid and, more recently, lithium-ion battery technologies, where evolving infrastructure requirements have increasingly prioritized power density, safety, sustainability, and efficient use of space.

Unlike conventional battery technologies, which often require tradeoffs among performance, safety, sustainability, and infrastructure complexity, our proprietary NiZn platform is designed to deliver these attributes within a single electrochemical architecture. It combines high power density, a non-flammable aqueous electrolyte, and highly recyclable materials to help customers reduce system footprint, simplify facility design, enhance operational safety, and support sustainability.

We call this The Power of Good Chemistry®: our belief that NiZn electrochemistry offers a fundamentally superior solution for short duration applications compared to incumbent lead-acid and lithium- ion batteries, and that the right battery chemistry should eliminate the need to compromise between performance, safety, and sustainability, delivering better outcomes for customers, people, and the environment. Our products eliminate the risk of thermal runaway, require no exotic fire suppression or structural safety systems, and are built from abundant, recyclable materials. These attributes, combined with higher power density and a smaller physical footprint, have enabled us to establish commercial-scale deployment across global data center markets.

Our primary market is the global data center industry, which we serve through commercial relationships with leading uninterruptible power supply (“UPS”) manufacturers, hyperscale, cloud and neocloud operators, colocation providers, enterprise customers, system integrators, and strategic channel partners. We serve multiple segments of the end user data center market, including:

●	Enterprise — data centers owned and run by a single private company for its own internal use.
●	Colocation — shared buildings where companies rent space to put their own servers and hardware.

●	Hyperscale — massive facilities owned by the largest technology companies to handle huge computing jobs.
●	Cloud — networks that deliver data, software, and computing power over the internet to users.
●	Neocloud — newer, cloud providers built specifically to offer powerful graphics processing units (“GPUs”) for artificial intelligence tasks.

Our manufacturing operations consist of two complementary activities: battery manufacturing and power solution integration (currently our BC 2 Series product offering). Battery manufacturing encompasses the production of our proprietary nickel-zinc battery cells and battery modules, which are currently manufactured in China through wholly owned operations and qualified manufacturing partners. As part of our long-term manufacturing strategy, we intend to establish battery manufacturing capability in the United States to support future growth, supply chain resilience, and domestic content requirements.

Power solution integration consists of assembling completed battery modules into finished battery cabinet systems, including electrical integration, software and firmware configuration, functional testing, quality verification, and final system qualification. These activities are currently performed at our Tualatin, Oregon facility and through our strategic manufacturing partner Hanza AB, located in Finland.

We rely on a third-party channel partner network of resellers, power system integrators, and power industry Original Equipment Manufacturer (OEM) partners in the data center market to accelerate commercial adoption of our NiZn platform across the market segments we serve — leveraging their established customer relationships, domain expertise, and market presence to expand our reach, displace incumbent lead-acid and lithium-ion technologies, and scale deployment of our solutions globally.

We were formed in 2016 through the merger of Ensite Power, Inc., the inventor of the UPStealth® uninterruptible power supply for intelligent transportation applications, and PowerGenix Systems, Inc., a pioneer in the commercialization of NiZn battery chemistry, creating a vertically integrated developer and manufacturer of NiZn battery-based solutions for short duration mission-critical applications. In 2023, we sold the manufacturing assets related to the intelligent transportation products to focus on mission-critical applications for data centers. We are headquartered in Tualatin, Oregon, United States.

The Business Combination

On June 11, 2026, we entered into the Merger Agreement with SPKL and the Merger Subs. Pursuant to the Merger Agreement, the parties thereto will enter into the Business Combination, which includes (i) the transfer of the registration of SPKL by way of a deregistration of SPKL as an exempted company registered under the laws of the Cayman Islands with limited liability and registration by way of continuation and the Domestication, and (ii) following the Domestication, (a) the First Merger, with Legacy ZincFive continuing as the Surviving Corporation, and (b) immediately following the First Merger, the Second Merger, with Merger Sub II continuing as the Surviving Entity in such merger. In connection with the Business Combination, SPKL will change its name to “ZincFive, Inc.” Concurrently with the execution of the Merger Agreement, SPKL entered into the Series A Securities Purchase Agreements with the Series A Preferred Investors, pursuant to which up to 10,441,174 shares of Series A Preferred Stock and Series A Preferred Investor Warrants, are expected to be issued for an aggregate purchase price of approximately $106.5 million, including the payment of $6.5 million by certain of the Series A Preferred Investors through the cancellation and conversion of their Bridge Notes in exchange for shares of Series A Preferred Stock and Series A Preferred Investor Warrants.

As a consequence of becoming a public company, ZincFive will need to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices, and expects to incur additional annual expenses as a public company, including directors’ and officers’ liability insurance, director fees, and additional internal and external accounting, legal, and administrative resources, including increased audit and legal fees.

Key Factors Affecting Operating Results

We believe that our performance and future success depend on several factors that present significant opportunities for us but also pose risks and challenges, including those discussed below and in the section of this proxy statement/prospectus titled “Risk Factors — Risks Related to Legacy ZincFive.”

During 2024, 2025 and the six months ended June 30, 2026 (the “periods presented”), we continued to transition from a NiZn-based UPS provider for intelligent transportation applications to a scaling provider of NiZn power solutions for mission-critical data center and AI infrastructure. Key developments during these periods included the expansion of our commercial relationships, growth in shipped and contracted backup power capacity, launch of our BC 2 AI product, expansion of manufacturing and integration capabilities in the United States, China and Europe, and completion of debt and equity financings to support operations, working capital, product development and manufacturing activities.

The following key factors have affected, and are expected to continue to affect, our operating results, financial condition and cash flows.

Evolution of Business Model, Product Portfolio and AI Power Applications

Our business model has evolved and will continue to evolve in parallel with the growth of our business. Initially, our revenue was generated primarily through sales of NiZn monobloc batteries and cylindrical cells for industrial engine starting and intelligent transportation applications, allowing us to refine our proprietary NiZn electrochemistry, demonstrate commercial viability and establish an initial customer base across multiple operating domains.

As data center and AI infrastructure demand accelerated, our business model shifted toward our BC Series UPS Battery Cabinets and, most recently, our BC 2 AI product line, which is designed to support both traditional backup power and dynamic, high-density power fluctuations associated with AI workloads. We launched the BC 2 AI cabinet in fall 2025 and are developing successor products designed around 1 megawatt (“MW”) racks and 800V DC architectures in anticipation of the power demands of next- generation GPU deployments.

Under this model, revenue is generated primarily through direct sales and long lead-time purchase orders from data center operators, hyperscalers and system integrators, with deployments timed to customer construction and commissioning schedules that typically run four to ten months from order to shipment. Our ability to capitalize on this opportunity will depend on continued product development, customer qualification, technical performance, manufacturing scale and successful commercialization of our current and future product offerings.

Commercial Adoption and Backlog Growth

Our operating results are affected by the pace of adoption of our nickel-zinc battery solutions across mission-critical power applications, particularly in the data center market. During the periods presented, we continued to expand our commercial footprint and customer relationships. In June 2024, we announced that we had surpassed one GW of power delivered and contracted across multiple continents, reflecting continued demand for safe, reliable and sustainable energy storage solutions. In July 2024, Vertiv Holdings Co., a global provider of critical digital infrastructure and continuity solutions, announced that it would add our ZincFive battery cabinets to its portfolio of battery systems available for data center backup power.

Since commencing commercial sales of our first-generation nickel-zinc battery solutions for data centers in early 2022, cumulative shipments and contracted capacity totaled more than 2.1 GW globally as of June 30, 2026, including approximately 1.3 GW shipped to customers and an additional 0.8 GW under contract. This represented an increase of approximately 0.2 GW, or 11%, from 1.9 GW as of December 31, 2025.

During the six months ended June 30, 2026, revenue was $38.9 million, an increase of $4.0 million, or 11%, from $34.9 million for the six months ended June 30, 2025. For the year ended December 31, 2025, revenue increased to approximately $65.0 million, more than double the amount reported for 2024.

Our contracted backlog increased to $126.5 million as of June 30, 2026, from $81.2 million as of December 31, 2025, an increase of $45.3 million, or 56%. This followed a $33.5 million, or 70%, increase in backlog during 2025, from $47.7 million as of December 31, 2024. Overall, backlog increased by $78.8 million, or 165%, from December 31, 2024 to June 30, 2026. As of July 31, 2026, our contracted backlog was $139.1 million. See “— Key Performance Measures — Backlog” for more information.

We continue to prepare data center operators, hyperscalers and system integrators for adoption of our nickel-zinc technology, including through our NiZn Retrofit Kit, which offers a drop-in replacement for legacy VRLA battery systems without requiring significant building modifications or safety overhauls. A significant and growing portion of our orders are reorders from existing customers, which we view as a meaningful indicator of technology validation in an industry where large operators tend to standardize on a limited set of qualified suppliers.

We believe the broader build-out of AI infrastructure is increasing demand for short-duration, high- power and high-reliability backup solutions capable of managing volatile load profiles associated with GPU- driven compute. Our ability to achieve our growth and profitability targets depends on our ability to meet both technical and commercial milestones, convert our existing backlog into revenue, and scale manufacturing to meet demand from new and existing customers.

Manufacturing Expansion, Regionalization and Scale

Our operating results are, and are expected to continue to be, affected by our ability to scale manufacturing capacity, improve production efficiency and regionalize manufacturing closer to customer demand. Historically, we manufactured batteries through two sites in China, including one wholly owned operation and one contract manufacturing arrangement. In April 2024, we executed a lease to expand our in-house power solution integration capabilities and transition a significant portion of finished system manufacturing from third-party contract manufacturers to a dedicated 60,000-square-foot facility in Tualatin,Oregon. In May 2024, we launched an $8.6 million investment to accelerate our U.S. expansion plans for in-house systems and pack assembly and new product development.

In June 2025, we expanded our wholly owned battery manufacturing operations through Hunan ZincFive Power in Changsha, China, increasing production capacity to support growing customer demand and strengthening our ability to manufacture proprietary nickel-zinc prismatic and cylindrical cells. In August 2025, we established a German legal entity to support our growing European business by providing a local commercial presence and supporting future sales, service and operational activities. In November 2025, we expanded our European manufacturing footprint by launching power solution integration through Hanza AB, our contract manufacturing partner in Finland. This capability supports regional production of finished battery cabinet systems, improves responsiveness to European customers and provides additional manufacturing capacity to support anticipated growth in the EMEA market.

We intend to use a portion of the proceeds from the business combination to build out additional U.S. battery manufacturing capacity, with site selection and equipment specification activities already underway. Over time, we expect this expanded domestic manufacturing footprint to support a more efficient operating model and reduce our exposure to cross-border supply chain and tariff risk. Upon completion of the U.S. battery manufacturing site, we believe that approximately $30 million of manufacturing capital expenditure in 2026 and 2027 can create revenue capacity of up to $150 million per year. We also anticipate a shift in capital allocation from an initial focus on technology development and cabinet design toward scaling manufacturing and commercial deployment.

Economies of Scale, Manufacturing and Competitive Dynamics

We believe that scaling our manufacturing base, improving utilization and transitioning to higher power- density products could be important drivers of gross margin improvement. Although we continued to generate a gross loss in 2025, primarily due to market entry pricing, lower power-density cabinets sold in prior periods and underutilization of manufacturing capacity, gross loss improved significantly compared to 2024, as revenue growth outpaced the increase in cost of sales, reflecting higher production volumes, improved operating leverage and product design improvements. We expect to continue pursuing product and manufacturing improvements, including reductions in the number of battery cabinets required per megawatt of deployed capacity. Near term, we are targeting a reduction in footprint for UPS battery backup applications from four battery cabinets per megawatt to three battery cabinets per megawatt, based on battery run time requirements, which we expect would reduce material, manufacturing, shipping, installation and service costs per megawatt of deployed capacity.

Our future performance will also depend on our ability to maintain and demonstrate total-cost-of- ownership and safety advantages relative to incumbent and alternative technologies. We compete against larger and more established manufacturers of lead-acid and lithium-ion batteries, as well as other alternative battery chemistries. Certain competitors have significantly greater capital resources, established global supply chains, broader customer relationships and longer operating histories. Additional competition, including declining lithium input costs or improvements in lithium-ion or lead-acid technologies, may create pricing pressure or reduce our total-cost-of-ownership advantage, which could adversely affect our revenue, margins and market share.

We believe our safety profile, including the absence of thermal runaway at the cell level under the UL 9540A test method for assessing fire propagation in battery energy storage systems, together with our patent portfolio and trade secrets in nickel-zinc technology, provides a competitive advantage. However, if we do not achieve the margins we expect as we scale manufacturing and convert backlog into revenue, we may require additional capital and may not achieve profitability.

Macroeconomic, Tariff and Supply Chain Conditions

Our business and operating results are affected by macroeconomic and geopolitical conditions in the United States and globally. Factors such as inflation, higher interest rates, tariffs on imported components and raw materials, banking disruptions, geopolitical tensions and trade restrictions affecting our China-based manufacturing operations have contributed to increased economic uncertainty and market volatility. Because a portion of our manufacturing currently occurs in China, changes in U.S. trade policy, tariffs on key imports and shifts in industrial or environmental regulations may affect our supply chain, working capital requirements and cost structure.

These considerations are part of our rationale for building out additional U.S. manufacturing capacity using a portion of the proceeds from the Business Combination. However, our planned domestic manufacturing expansion may require significant capital investment and may not fully mitigate tariff, supply chain or geopolitical risks. Adverse macroeconomic or geopolitical conditions could also limit our ability to obtain financing on acceptable terms, or at all, and could adversely affect customer demand, customer deployment schedules, supplier performance and our results of operations.

Recent Developments

2026 Bridge Financings

In July and August 2026, we received aggregate proceeds of approximately $13.4 million from the issuance of promissory notes. The notes generally mature on June 30, 2028, subject to earlier repayment in connection with the closing of the Business Combination. We intend to repay the outstanding secured promissory notes concurrently with the closing of the Business Combination. In July 2026, we repaid an unsecured short-term promissory note of $5 million plus accrued interest of $19 thousand.

Tariff Refunds

In July and August 2026, we collected $3.3 million of tariff refunds for which a liability was recorded equal to the amount of refunds collected.

Key Performance Measures

In the management of our businesses, we identify, measure and evaluate a variety of key performance measures. The key performance measures we use in managing our businesses are set forth below. These key performance measures are not prepared in accordance with GAAP and may not be comparable to or calculated in the same way as other similarly titled measures and metrics used by other companies.

The following table summarizes our key performance measures:

Bookings

	For the years ended December 31,
	2025	2024	Change, %

	(in millions)
Bookings	$97.8	$50.7	93%

	For the six months ended June 30,
	2026	2025	Change, %

	(in millions)
Bookings	$83.6	$45.1	85%

We define bookings as the total dollar value of signed customer contracts or purchase orders received within a specific timeframe. We use bookings as a key performance measure because they reflect customer orders received during the period and help management evaluate customer demand, commercial momentum, production planning needs and future revenue opportunities. Bookings may not result in revenue in the same period in which they are received and are subject to customer deployment schedules, supply chain availability, production timing, cancellations, modifications and other factors.

Gigawatts shipped and under contract

	Cumulative since early 2022 through
	December 31, 2025	December 31, 2024	Change, %
Gigawatts shipped and under contract	1.9	1.3	46%

	Cumulative since early 2022 through
	June 30, 2026	June 30, 2025	Change, %
Gigawatts shipped and under contract	2.1	1.7	24%

We define gigawatts shipped and under contract as the aggregate gigawatt capacity of products shipped to customers, together with the aggregate gigawatt capacity of customer orders under contract that have not yet been shipped as of the end of the relevant measurement period. We use gigawatts shipped and under contract as a key performance measure to assess the scale of adoption of our NiZn battery systems and the growth of our shipped and contracted customer base.

This metric helps management evaluate market adoption, customer demand, manufacturing capacity requirements, production planning needs and future shipment opportunities. It is not a measure of revenue and may not correlate directly with revenue recognized in any period, as revenue depends on product configuration, pricing, customer terms, timing of shipment, transfer of control and other factors. In addition, we do not control when customers deploy our products after shipment, and gigawatts under contract may not be shipped on the timing or in the amounts expected.

Backlog and Backlog Coverage

	As of June 30,	As of December 31,	As of December 31,	2026 vs 2025	2025 vs 2024
	2026	2025	2024	Change, %	Change, %
	(in millions)
Backlog	$126.5	$81.2	$47.7	56%	70%
Backlog coverage	NA	77% - 90%	73%

NA - Backlog coverage is presented only on an annual basis because management uses the metric to assess the extent to which expected annual revenue is supported by backlog existing at the beginning of the annual period.

Backlog

We define backlog as the cumulative amount of bookings awaiting fulfillment, production or delivery. We believe backlog is a key performance measure because it represents the aggregate of customer orders received but not yet recognized as revenue and helps management evaluate customer demand, future revenue opportunities, production planning needs and working capital requirements. Backlog may not convert into revenue on the timeline or in the amounts expected and is subject to customer deployment schedules, supply chain availability, production timing, cancellations, modifications and other factors.

Backlog Coverage

We define backlog coverage as backlog as of the beginning of an annual period divided by our estimated revenue for that annual period. When estimated annual revenue is expressed as a range, backlog coverage is presented as a corresponding range calculated using the high and low ends of the revenue estimate. After the annual period has ended, backlog coverage may be calculated using actual revenue for that period.

We use backlog coverage as a key performance measure to assess revenue visibility and the extent to which expected annual revenue is supported by customer orders existing at the beginning of the annual period. Backlog coverage also helps management evaluate production planning needs, working capital requirements and the level of additional bookings required to achieve our annual revenue objectives. Backlog coverage is not a forecast of revenue, and the timing and amount of revenue recognized from backlog may vary based on customer deployment schedules, supply chain availability, production timing, cancellations, modifications and other factors.

Components of Results of Operations

Revenue

We primarily generate revenue from sales of NiZn battery-based solutions including the BC Series of UPS Battery Cabinets as well as NiZn batteries utilized in backup generator starting systems for mission critical applications in the data center industry. With 75 U.S. and international patents awarded, we leverage safe, sustainable nickel- zinc chemistry within our solutions to provide high power density and performance along with superior safety and environmental advantages.

Cost of Sales

Cost of sales primarily consists of inventory costs associated with production of batteries sold and used in the assembly of battery cabinet products, which includes direct materials, direct and indirect labor, manufacturing overhead, and other costs incurred to bring inventory to its present location and condition. Cost of sales also includes shipping and handling costs associated with delivering products to customers, third-party services, warranty expenses, allocated depreciation and facilities costs.

Gross Profit (Loss)

Gross profit (loss) represents revenue less cost of sales. Gross profit (loss) is affected by product mix, pricing, production volumes, battery power density, material and labor costs, manufacturing utilization, tariffs and other manufacturing and supply chain costs.

Operating Expenses

Operating expenses are categorized into two categories: research and development, and selling, general and administrative. Operating expenses include both cash expenses and non-cash charges, such as stock-based compensation, and depreciation. Depreciation is recorded in all operating expense categories and consists of depreciation from property and equipment.

Research and Development

Research and development costs primarily consist of salaries, benefits, material and supplies, and facilities administrative costs for the research, product development and testing of new products. We expect that our R&D expenses will increase for the foreseeable future as we continue to invest in activities to improve our cell-level performance for both continuous and pulse power applications, develop next- generation systems aligned with emerging AI data center power architectures, advance our proprietary battery management system, create digital solutions, and continue to improve nickel-zinc battery circularity and recyclability.

Selling, General and Administrative

Selling, general and administrative expenses primarily consist of expenses associated with functional departments for selling and marketing, finance and accounting, legal, human resources and executive management. The primary categories of expenses include payroll, sales commissions, employee benefits, stock-based compensation expense and other headcount related costs, rent for office space, legal and professional fees, taxes, licenses and regulatory fees, and other administrative costs.

Other Income (Expense)

Interest Expense

Interest expense consists primarily of contractual interest on our term loan facility, together with amortization of debt discount and debt issuance costs recognized using the effective interest method. Interest expense also includes interest on convertible notes and other borrowings outstanding during the period.

Change in Fair Value of Common Stock Warrants

Change in fair value of common stock warrants relates to the remeasurement of our liability-classified common stock warrants each reporting period, with changes in fair value recorded in other income (expense).

Change in Fair Value of Preferred Stock Warrants

Change in fair value of preferred stock warrants relates to the remeasurement of our redeemable convertible preferred stock warrants each reporting period, with changes in fair value recorded in other income (expense).

Change in Fair Value of Promissory Notes

Change in fair value of promissory notes reflects the remeasurement of promissory notes at each reporting period, for which we elected the fair value option. Changes in fair value are recognized in other income (expense) and exclude separately reported interest expense.

Change in Fair Value of Contingent Financial Instrument Issuance Liability

Change in fair value of contingent financial instrument issuance liability relates to the remeasurement each reporting period of our contingent obligations to issue financial instruments in the form of Series F preferred stock warrants, shares of SPKL, or warrants to purchase shares of the surviving corporation, with changes in fair value recognized in other income (expense).

Change in Fair Value of Convertible Notes

Change in fair value of convertible notes reflects the remeasurement of convertible notes at each reporting period, for which we elected the fair value option. Changes in fair value are recognized in other income (expense) and exclude separately reported interest expense.

Loss on Debt Issuance

Loss on debt issuance relates to losses recognized upon issuance of promissory notes and convertible notes for which we have elected the fair value option and for which the fair value of these notes, including the related contingent obligations to issue financial instruments to the note holders, exceeds the proceeds received from the notes. The losses are recognized in other income (expense).

Other Income, Net

Other income, net, consists primarily of materials recycling income and foreign exchange gains or losses.

Results of Operations

Comparison of Year Ended December 31, 2025 to Year Ended December 31, 2024

For the year ended December 31, 2025, net loss increased by $55.3 million, or 85%, to $120.2 million, compared to net loss of $64.9 million for the year ended December 31, 2024. This increase was primarily attributable to $56.0 million of non-cash charges recognized in 2025, including loss on debt extinguishment and changes in the fair value of common and preferred stock warrants and convertible notes, together with a $3.4 million increase in interest expense. These increases were partially offset by a $4.7 million improvement in operating loss, reflecting revenue growth that outpaced the increase in operating expenses as we continued to scale the business.

The following table sets forth our historical operating results for the periods indicated:

	Year ended December 31,
	2025	2024	$ Change	% Change

	(Dollar amounts in thousands, except share and per share data)
Revenue	$65,026	$28,739	$36,287	126%
Cost of sales	76,418	53,648	22,770	42%
Gross Loss	$(11,392)	$(24,909)	$13,517	(54)%
Operating expenses:
Research and development expenses	11,316	7,473	3,843	51%
Selling, general and administrative expenses	31,477	26,461	5,016	19%
Total operating expenses	42,793	33,934	8,859	26%
Operating loss	(54,185)	(58,843)	4,658	(8)%
Other income (expense):
Interest expense	(10,649)	(7,215)	(3,434)	48%
Change in fair value of common stock warrants	5,682	310	5,372	1,733%
Change in fair value of preferred stock warrants	(17,095)	—	(17,095)	NM
Change in fair value of convertible notes	(26,397)	—	(26,397)	NM
Loss on debt extinguishment	(18,159)	—	(18,159)	NM
Other income, net	635	751	(116)	(15)%
Total other income (expense)	(65,983)	(6,154)	(59,829)	972%
Loss before income taxes	(120,168)	(64,997)	(55,171)	85%
Income tax (expense) benefit	12	109	(97)	(89)%
Net loss	$(120,156)	$(64,888)	$(55,268)	85%

NM — percentage calculated is not meaningful.

Revenue

Total revenue increased by $36.3 million, or 126%, from $28.7 million in 2024 to $65.0 million in 2025. The increase was driven primarily by higher shipment volumes of our battery products to customers. Revenue in 2025 also included $4.6 million of tariff surcharges billed to customers to partially offset increased import tariff costs, compared to no tariff surcharge revenue in 2024. Higher shipment volumes were attributable to the continued strategic focus of our sales and marketing organization on creating demand with data center end users. The acceptance by end user customers of our value proposition includes the elements of small footprint, safety, reliability and sustainability resulting in a competitive total cost of ownership and our ability to drive increased demand to be fulfilled by our channel partners.

The increase in revenue in 2025 was also driven by growth in the number of end user data center deployments represented by acquiring new end user customers and expanding relationships with existing channel partners who previously purchased in 2024. We also were able to capitalize on our multi-year effort to expand in Europe by creating demand with end user data centers and recruiting regional channel partners resulting in new end user data centers acquisition and revenue growth. Revenue outside of North America represented approximately 13% and 9% in 2025 and 2024, respectively. We expect that this strategic focus of creating demand at the end user data center will enable us to drive future revenue in other parts of the world including Asia, the Middle East and Latin America.

Cost of Sales

Cost of sales increased by $22.8 million, or 42%, from $53.6 million in 2024, to $76.4 million in 2025. The increase was primarily driven by higher inventory production costs associated with increased product sales, as revenue increased by 126%. The largest components of the increase were higher labor and material costs consistent with revenue growth. Cost of sales in 2025 was also adversely affected by $6.4 million of import tariffs on battery products exported from China to the United States ($0 in 2024).

During the past several years, our research and development efforts have focused on increasing the power density of our nickel-zinc batteries, enabling each battery to deliver greater power output. As a result, fewer battery cells are required to produce the same level of backup power capacity, reducing direct material, direct labor and manufacturing costs on a per-system basis while maintaining comparable revenue per installation. The discharge power of our highest-power battery cabinet increased by 50% compared to our base model battery cabinet, and the number of energy storage system battery cabinets required per megawatt decreased by 20% to 25%, depending on the run-time configuration.

We reported negative gross margins in 2025 and 2024, primarily due to market entry pricing and lower power-density cabinets. However, cost of sales increased at a significantly slower rate than revenue, and as a percentage of revenue declined to 118% in 2025 from 187% in 2024. This improvement reflected increased power density, higher production volumes, economies of scale in raw material purchasing, better utilization of labor and fixed manufacturing overhead, and supply chain and manufacturing initiatives, including qualifying new suppliers and transitioning a greater portion of power solution integration from third-party contract manufacturers to in-house operations. These improvements were partially offset by import tariffs and other cost pressures.

Research and development

Research and development expenses increased by $3.8 million, or 51%, from $7.5 million in 2024, to $11.3 million in 2025. The increase was primarily driven by continued investment in the research and development of increased power density of our core nickel-zinc batteries as well as development of our proprietary battery management system (“BMS”) along with our higher power energy storage system battery cabinets. In addition, we continue to innovate and expand our product line from battery backup power solutions to high power energy storage systems specifically designed for AI dynamic power load profiles. We developed the BC2 AI UPS battery cabinet utilizing our higher power density batteries and BMS. These investments support our strategy of expanding our product portfolio to address the evolving power requirements of traditional data centers and AI-enabled data centers as well as generator starter batteries and other mission-critical infrastructure applications.

As a percentage of revenue, research and development expenses decreased to 17% in 2025 from 26% in 2024, primarily reflecting our strong revenue growth and continued focus on managing research and development spending efficiently while maintaining investment in strategic product development.

Selling, general and administrative

Selling, general and administrative expenses increased by $5.0 million, or 19%, from $26.5 million in 2024, to $31.5 million in 2025. The increase was primarily attributable to higher professional, accounting and legal fees incurred in financing activities and preparation for becoming a public company, higher commissions associated with increased revenue, and increased personnel-related costs to support our continued growth.

As a percentage of revenue, selling, general and administrative expenses decreased significantly from 92% in 2024 to 48% in 2025. The improvement primarily reflects operating leverage achieved through substantial revenue growth, which significantly outpaced the increase in our selling, general and administrative cost base. We continue to invest in personnel, commercial capabilities, and public company infrastructure while leveraging our existing administrative platform to support business growth.

Interest expense, net

Interest expense increased by $3.4 million, or 48%, from $7.2 million in 2024 to $10.6 million in 2025. The increase was primarily attributable to higher outstanding borrowings under our senior term loan facility following the issuance of $20 million of additional senior term loans in October 2024, which resulted in a full year of interest expense on the higher debt balance during 2025. In 2025 we incurred additional interest expense on Series F convertible notes issued in June 2025 and converted into Series F Preferred Stock in October 2025. We had $62.4 million of interest-bearing debt outstanding at each of December 31, 2025 and 2024.

Change in fair value of common stock warrants

Change in fair value of common stock warrants was a $5.7 million gain in 2025, compared to a $0.3 million gain in 2024. The increase of $5.4 million was primarily due to the non-cash remeasurement of the common stock warrant liability, reflecting changes in the fair value of the underlying common stock and other valuation inputs during 2025.

Change in fair value of preferred stock warrants

Change in fair value of preferred stock warrants was a $17.1 million loss in 2025. In connection with our October 2025 Series F preferred stock financing, we issued 53,295,891 Series F preferred stock warrants and 22,700,227 Series F-3-W preferred stock warrants. These warrants are liability-classified and recorded at fair value at issuance and as of December 31, 2025.

Change in fair value of convertible notes

Change in fair value of convertible notes was a $26.4 million loss in 2025. In June through September 2025, we issued convertible notes for total proceeds of $26.5 million and elected to account for the convertible notes under the fair value option, recording a loss on change in fair value of $24.4 million during 2025 based on the initial fair value of the notes, due to the related party nature of the transaction, see Note 4 to the accompanying Legacy ZincFive audited consolidated financial statements for more information. We recognized a further loss on change in fair value of the notes of $2.0 million prior to the extinguishment in October 2025.

Loss on debt extinguishment

Loss on debt extinguishment was $18.2 million in 2025.

In October 2025, we amended our senior term loans and executed a warrant cancellation and exchange agreement with the senior term lender in which the liability-classified Class A common stock warrants were cancelled and replaced with warrants, with an exercise price of $0.01, to purchase Series F-3-W preferred stock, and as a result, we recognized a loss on debt extinguishment of $17.1 million.

We also extinguished our Series F convertible notes in exchange for Series F-1 and Series F-2 preferred stock and Series F preferred stock warrants, recognizing a loss on extinguishment of the convertible notes of $1.1 million.

Other income, net

Other income, net, was $0.6 million in 2025, compared to $0.8 million in 2024, and primarily relates to materials recycling income and foreign exchange gains or losses.

Income tax benefit

Income tax benefit was not material in either 2025 or 2024. We were in a net operating loss position and have recorded a 100% valuation allowance on deferred tax assets in both periods.

Comparison of Six Months Ended June 30, 2026 to Six Months Ended June 30, 2025

Net loss increased by $0.9 million, or 2%, from $50.3 million for the six months ended June 30, 2025 to $51.2 million for the six months ended June 30, 2026. Higher selling, general and administrative expenses, interest expense and a loss on debt issuance were substantially offset by improved gross profit and favorable changes in the fair value of convertible notes and other financial instruments.

The following table sets forth our historical operating results for the periods indicated:

	Six months ended June 30,
	2026	2025	$ Change	% Change
	(Dollar amounts in thousands, except share and per share data)
Revenue	$38,884	$34,915	$3,969	11%
Cost of sales	35,177	39,859	(4,682)	(12)%
Gross Profit (Loss)	3,707	(4,944)	8,651	(175)%
Operating expenses:
Research and development	5,833	4,149	1,684	41%
Selling, general, and administrative	24,218	15,606	8,612	55%
Total operating expenses	30,051	19,755	10,296	52%
Operating loss	(26,344)	(24,699)	(1,645)	7%
Other income (expense):
Interest expense	(5,813)	(5,433)	(380)	7%
Change in fair value of common stock warrants	—	4,321	(4,321)	(100)%
Change in fair value of preferred stock warrants	759	—	759	NM
Change in fair value of promissory notes	(843)	—	(843)	NM
Change in fair value of contingent financial instrument issuance liability	2,533	—	2,533	NM
Change in fair value of convertible notes	8,487	—	8,487	NM
Loss on debt issuance	(30,039)	(24,402)	(5,637)	NM
Other income (expense), net	119	(87)	206	(237)%
Total other income (expense)	(24,797)	(25,601)	804	(3)%
Loss before income taxes	(51,141)	(50,300)	(841)	2%
Income tax expense	103	43	60	140%
Net loss	$(51,244)	$(50,343)	$(901)	2%

NM— percentage calculated is not meaningful.

Revenue

Revenue increased by $4.0 million, or 11%, from $34.9 million in the six months ended June 30, 2025 to $38.9 million in the six months ended June 30, 2026. The increase was driven primarily by higher shipment volumes, principally supporting expanded deployments with existing end users through our channel partners, as well as higher tariff surcharge revenue. Revenue in the six months ended June 30, 2026 also included $3.6 million of tariff surcharges billed to customers to partially offset increased import tariff costs, compared to tariff surcharge revenue of $1.3 million in the six months ended June 30, 2025.

Revenue outside of North America represented approximately 39% and 42% in the six months ended June 30, 2026 and 2025, respectively. We expect that our continued strategic focus of creating demand at end user data center operators will enable us to drive future revenue in other parts of the world including Australia, Asia, the Middle East and Latin America.

Cost of Sales

Cost of sales decreased by $4.7 million, or 12%, from $39.9 million for the six months ended June 30, 2025 to $35.2 million for the six months ended June 30, 2026. As a percentage of revenue, cost of sales declined to 90% from 114% over the same periods, resulting in a positive gross margin for the six months ended June 30, 2026 compared with a negative gross margin in the prior-year period. The improvement reflected increased battery power density, which reduced the number of batteries and cabinets required per MW of delivered capacity, together with higher production volumes, economies of scale in raw material purchasing, improved utilization of labor and fixed manufacturing overhead, and supply chain and manufacturing initiatives, including qualifying new suppliers and transitioning a greater portion of power solution integration from third-party contract manufacturers to in-house operations.

Research and development

Research and development expenses increased by $1.7 million, or 41%, from $4.1 million for the six months ended June 30, 2025 to $5.8 million for the six months ended June 30, 2026. The increase was primarily driven by continued investment in higher power-density NiZn batteries, our proprietary BMS and higher power battery cabinets, including products designed to address AI dynamic power load profiles. These investments support our strategy of expanding our product portfolio for traditional and AI-enabled data centers and other mission-critical infrastructure applications.

As a percentage of revenue, research and development expenses increased to 15% for the six months ended June 30, 2026 from 12% for the six months ended June 30, 2025, reflecting increased investment in strategic product development.

Selling, general and administrative

Selling, general and administrative expenses increased by $8.6 million, or 55%, from $15.6 million for the six months ended June 30, 2025 to $24.2 million for the six months ended June 30, 2026. As a percentage of revenue, selling, general and administrative expenses increased significantly from 45% in the six months ended June 30, 2025 to 62% in the six months ended June 30, 2026. The increase was primarily attributable to higher professional, accounting and legal fees associated with financing activities and preparation for becoming a public company, as well as increased personnel-related costs to support our continued growth.

Interest expense, net

Interest expense increased by $0.4 million, or 7%, from $5.4 million in the six months ended June 30, 2025 to $5.8 million in the six months ended June 30, 2026. The increase was primarily attributable to higher interest-bearing debt outstanding during the six months ended June 30, 2026. We had $99.3 million and $62.4 million of interest-bearing debt as of June 30, 2026 and December 31, 2025, respectively.

Change in fair value of common stock warrants

Change in fair value of common stock warrants resulted in a gain of $4.3 million for the six months ended June 30, 2025, compared to none for the six months ended June 30, 2026. The 2025 gain was primarily driven by a decrease in the fair value of our common stock, which reduced the liability associated with the Class A common stock warrants. These warrants were cancelled and exchanged for Series F-3-W preferred stock warrants in October 2025 and therefore were no longer outstanding during the 2026 period.

Change in fair value of preferred stock warrants

Change in fair value of preferred stock warrants resulted in a gain of $0.8 million for the six months ended June 30, 2026, compared to none for the six months ended June 30, 2025. The change primarily reflected changes in the fair value of the underlying Series F preferred Stock used in the valuation of the warrants. The change was also affected by the issuance of additional Series F warrants and warrant exercises during the period.

Change in fair value of promissory notes

Change in fair value of promissory notes was a $0.8 million loss for the six months ended June 30, 2026, compared to none for the six months ended June 30, 2025. The loss primarily reflected changes in the estimated fair value of the promissory notes, which were measured using a probability-weighted, scenario-based valuation methodology incorporating present value discounting.

Change in fair value of contingent financial instrument issuance liability

Change in fair value of the contingent financial instrument issuance liability resulted in a gain of $2.5 million for the six months ended June 30, 2026 compared to none for the six months ended June 30, 2025. The gain primarily reflected a decrease in the estimated fair value resulting from the change in the underlying instrument from Series F warrants to SPKL common shares, pursuant to the offer described in the April 23, 2026 Note Purchase Agreement with certain bridge financing investors. This change followed the execution of the Business Combination Agreement and Sponsor Agreement. This decrease was partially offset by an increase in the fair value of publicly traded SPKL Warrants underlying a separate contingent obligation.

Change in fair value of convertible notes

Change in fair value of convertible notes was an $8.5 million gain in the six months ended June 30, 2026. The gain for the six months ended June 30, 2026 related primarily to the February 2026 Convertible Note, which we elected to account for under the fair value option. We recognized a gain on the change in fair value of $7.5 million. The remaining gain of $1.0 million relates to the changes in fair value of other convertible promissory notes issued between April and May 2026 as part of the bridge financing.

Loss on debt issuance

Loss on debt issuance was $30.0 million for the six months ended June 30, 2026, compared to $24.4 million in the six months ended June 30, 2025. The periods reflect different convertible note instruments. The loss for the six months ended June 30, 2026 primarily reflected day-one fair value adjustments on convertible and promissory notes, including related contingent obligations to issue financial instruments to note holders, issued during the period. The loss was driven principally by $25.6 million related to certain promissory notes and related contingent obligations issued from April through June 2026 pursuant to the Bridge Notes. These notes included offers to issue additional equity instruments to noteholders upon the closing of the Business Combination. An additional $3.9 million related to the February 2026 Convertible Note, with the remainder related to short-term promissory notes. The adjustments reflect the difference between the proceeds received and the estimated fair value of the instruments, including contingent obligations to issue financial instruments, at issuance.

The loss for the six months ended June 30, 2025 related to convertible notes issued from June through September 2025 (the “2025 Convertible Notes”), which we elected to account for under the fair value option. The 2025 loss reflected the initial recognition of the 2025 Convertible Notes, whose initial fair value exceeded the $26.5 million of proceeds received, primarily due to the related-party nature of the transactions. The 2025 Convertible Notes were extinguished in October 2025, with no balance outstanding as of December 31, 2025. See Note 4 to the accompanying Legacy ZincFive audited consolidated financial statements for more information.

Other income, net

Other income, net, was $0.1 million in the six months ended June 30, 2026, compared to $0.1 million expense in the six months ended June 30, 2025, and primarily relates to foreign exchange gains or losses and materials recycling income.

Income tax expense

Income tax expense was not material in either the six months ended June 30, 2026 or 2025. We were in a net operating loss position and have recorded a 100% valuation allowance on deferred tax assets in both periods.

Non-GAAP Financial Measures

In addition to our results determined in accordance with U.S. GAAP, we believe that Adjusted EBITDA, as defined below, a non-GAAP measure, is useful in evaluating our operational performance distinct and apart from financing costs, certain non-cash expenses and non-operational expenses. We use Adjusted EBITDA to evaluate our ongoing operations and for internal planning, budgeting and forecasting purposes and for setting management bonus programs. We believe Adjusted EBITDA may be helpful to investors in assessing our operating performance and comparing our performance with competitors and other comparable companies. Adjusted EBITDA should be considered in addition to results prepared in accordance with GAAP but should not be considered a substitute for or superior to GAAP. We endeavor to compensate for the limitation of this non-GAAP measure presented by also providing the most directly comparable GAAP measure, which is net loss, and a description of the reconciling items and adjustments to derive Adjusted EBITDA.

Adjusted EBITDA is defined as net loss adjusted for interest expense, income taxes, depreciation, stock-based compensation expense, gains (losses) recognized on changes in the fair value of certain equity and debt instruments and contingent financial instrument issuance liabilities, loss on debt extinguishment and loss on debt issuance.

Adjusted EBITDA is intended as a supplemental measure of our performance that is neither required by, nor presented in accordance with, GAAP. We believe that the use of Adjusted EBITDA provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing our financial measures with those of comparable companies, which may present similar non-GAAP financial measures to investors. However, you should be aware that when evaluating Adjusted EBITDA, we may incur future expenses similar to those excluded when calculating this measure. In addition, our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Our computation of Adjusted EBITDA may not be comparable to other similarly titled measures computed by other companies, because all companies may not calculate Adjusted EBITDA in the same fashion.

Because of these limitations, Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA on a supplemental basis. You should review the reconciliation of net loss to Adjusted EBITDA below and not rely on any single financial measure to evaluate our business.

The following table reconciles net loss to Adjusted EBITDA for the years ended December 31, 2025, and 2024 (dollar amounts in thousands):

	2025	2024
Net loss	$(120,156)	$(64,888)
Interest expense	10,649	7,215
Income tax benefit	(12)	(109)
Depreciation	1,883	1,241
Change in fair value of common stock warrants	(5,682)	(310)
Change in fair value of preferred stock warrants	17,095	—
Change in fair value of convertible notes	26,397	—
Loss on debt extinguishment	18,159	—
Stock-based compensation	2,919	1,672
Adjusted EBITDA (loss)	$(48,748)	$(55,179)

Adjusted EBITDA loss for the year ended December 31, 2025, was $48.7 million, an improvement of $6.5 million, or 12%, from Adjusted EBITDA loss of $55.2 million for the year ended December 31, 2024. The improvement was primarily driven by revenue growth that outpaced increases in operating expenses, reflecting improved operating leverage as we continued to scale the business. We continued to invest in future growth during 2025, including research and development headcount in the United States and China focused on AI dynamic power solutions, sales and marketing resources to support geographic expansion, and field service engineers to support our growing installed base and mission-critical customer applications.

The following table reconciles net loss to Adjusted EBITDA for the six months ended June 30, 2026, and 2025 (dollar amounts in thousands):

	2026	2025
Net loss	$(51,244)	$(50,343)
Interest expense	5,813	5,433
Income tax expense	103	43
Depreciation	1,131	987
Change in fair value of common stock warrants	—	(4,321)
Change in fair value of preferred stock warrants	(759)	—
Change in fair value of promissory notes	843	—
Change in fair value of contingent financial instrument issuance liability	(2,533)	—
Change in fair value of convertible notes	(8,487)	—
Loss on debt issuance	30,039	24,402
Stock-based compensation	558	2,106
Adjusted EBITDA (loss)	$(24,536)	$(21,693)

Adjusted EBITDA loss for the six months ended June 30, 2026, was $24.5 million, a $2.8 million, or 13%, increase from the Adjusted EBITDA loss of $21.7 million for the six months ended June 30, 2025. The Adjusted EBITDA loss increased despite an increase of $4.0 million in revenue, due to increases in operating expenses, as we continued to invest in future growth during 2026, including public company readiness, sales and marketing resources to support geographic expansion, and field service engineers to support our growing installed base in mission-critical customer applications and research and development headcount in the United States and China focused on AI dynamic power solutions.

Liquidity and Capital Resources

Since inception, we have financed our operations primarily from the proceeds from sales of preferred stock and debt issuances. Our primary uses of cash have been to fund operating expenses, working capital requirements, capital expenditures, product development activities, and investments in manufacturing capacity. As of June 30, 2026, we had cash and cash equivalents of $1.9 million and $3.2 million of restricted cash representing cash held as collateral for surety bonds supporting import shipments. As of December 31, 2025, we had cash and cash equivalents of $8.3 million and $3.2 million of restricted cash representing cash held as collateral for surety bonds supporting import shipments.

As of September 25, 2026, we had cash and cash equivalents of $3.6 million and restricted cash of $3.2 million.

We have incurred losses since inception and have negative cash flows from operations and anticipate that losses will continue in the near term. For the six months ended June 30, 2026, we incurred a net loss of $51.2 million and used $36.2 million of cash in operating activities. For the year ended December 31, 2025, we incurred a net loss of $120.2 million and used $62.3 million of cash in operating activities. We had an accumulated deficit as of June 30, 2026 and December 31, 2025 totaling $446.0 million and $394.7 million, respectively, and had working capital of $6.3 million and $(49.8) million as of June 30, 2026 and December 31, 2025, respectively. As of June 30, 2026 and December 31, 2025, the principal amount of debt outstanding was $99.3 million and $62.4 million, respectively.

Management expects our backlog of orders as of June 30, 2026 will produce positive contribution margin and begin to reduce the level of losses and cash requirements previously incurred. However, even as we increase gross revenue and contribution margin to sufficient levels to reduce the operating losses toward breakeven, we will need additional debt or equity financing for working capital in order to meet our near-term operating cash flow requirements and, accordingly, substantial doubt exists with regard to our ability to continue as a going concern for 12 months from the issuance of the consolidated financial statements.

Term loan facility financing

On June 7, 2023, we entered into an $80.0 million senior secured term loan facility (the “2023 Loan Facility”) with OIC Growth Fund, which matures on June 7, 2028, bears interest at 11% per annum and is secured by substantially all of our assets. Borrowings under the 2023 Loan Facility were subject to specified business and liquidity conditions. We borrowed $40.0 million under the 2023

Loan Facility in June 2023 and an additional $20.0 million in October 2024. As of June 30, 2026 and December 31, 2025, the outstanding principal balance under the facility was $62.4 million. We are seeking to refinance the 2023 Loan Facility at or before the Closing; however, there can be no assurance that we will be able to refinance the facility on acceptable terms, or at all.

Preferred stock and warrants financing

Below is the summary of gross proceeds from the issuance of preferred stock and preferred stock warrants since inception:

Period	Security Type	Number of Shares	Gross Proceeds
			(in millions)
February 2016	Series A preferred stock	2,866,232	$2.8
August 2016 - December 2018	Series B preferred stock	32,888,948	22.4
September 2019 - May 2024	Series C preferred stock	43,244,125	69.0
February 2022 - December 2024	Series D preferred stock	45,734,459	96.6
October 2025 - January 2026	Series F preferred stock	30,266,835	28.8
October 2025	Series F-1 preferred stock	277,235	0.3
October 2025	Series F-2 preferred stock	40,131,769	25.8
October 2025	Series F-3-W preferred stock warrants	22,700,227	9.1
October 2025 - January 2026	Series F preferred stock warrants	53,679,850	—
			$254.7

Convertible promissory notes financing

In February 2026, we received proceeds totaling $10.0 million for issuance of a convertible promissory note which bears paid-in-kind interest at a rate of 20% per annum and a maturity date of June 30, 2028. The convertible promissory note principal amount will automatically increase by 120% upon execution of a business combination agreement for a SPAC transaction with either the convertible note holder or a third party and will automatically convert upon consummation of the SPAC transaction into shares of the surviving corporation. If at maturity the outstanding balance is less than 2.5 times the principal balance of the promissory note, the payment at maturity will increase such that the amount payable to the convertible note holder is 2.5x the principal balance. The convertible note is payable upon a change in control of ZincFive, at the greater of the payment that would have been due at maturity, the aggregate principal amount plus accrued interest, and the amount payable to the holder if the convertible note had been converted to our common stock immediately prior to the change in control.

Promissory notes financing

In April through June 2026, we received total proceeds of approximately $21.2 million from issuance of secured promissory notes with certain existing investors and third parties, which bear initial paid-in-kind interest of 12%, compounding quarterly and increasing to 18% per annum on October 23, 2026 if the Bridge Notes have not been repaid. The secured promissory notes have a maturity date of June 30, 2028, at which time all accrued interest and principal are due plus a repayment premium equal to 30% of the aggregate principal amount of the notes. If the Company repays the 2023 Loan Facility in full by April 30, 2027, or if the closing of a SPAC transaction occurs, payment of the principal and interest will be due at that date. Solely if the secured promissory notes are repaid in connection with the closing of a SPAC transaction on or before October 31, 2026, then the repayment premium will be reduced by any accrued and unpaid interest including paid-in-kind interest capitalized as principal. The secured promissory notes are subordinate to the 2023 Loan Facility.

On June 10, 2026, we received total proceeds of $5 million from an unsecured promissory note with an existing investor. We repaid the principal and interest in full on July 9, 2026. In connection with the issuance of the short-term loan, we agreed to issue 500,000 warrants in the common stock of the Surviving Entity after closing of the Business Combination.

The following table summarizes sources of financing for the periods presented:

	Years ended December 31,
	2025	2024

	(Dollar amounts in thousands)
Cash flows from financing activities:
Proceeds from debt issuance, net	$26,455	$18,791
Proceeds from issuance of Series C Preferred Stock	—	3,768
Proceeds from issuance of Series D Preferred Stock	6,625	34,271
Proceeds from issuance of Series F Preferred Stock	36,446	—
Payment of equity issuance costs	(988)	(1,194)
Proceeds from exercise of stock options	11	220
Proceeds from exercise of Class A common stock warrants	—	213
Proceeds from exercise of Series F preferred stock warrants	29	—
Payment of debt extinguishment costs	(100)	—
Net cash provided by financing activities	$68,478	$56,069

Funding Requirements

Our future capital requirements will depend on several factors, including our ability to attract and retain customers, the continuing market acceptance of our products and services, the introduction of new or upgraded products and services, expansion of sales and marketing activities, and overall economic conditions. We expect to continue to incur losses and negative cash flows in the near term, as we continue to invest in commercialization of our products, manufacturing capacity, product development, public company readiness and general corporate infrastructure. Based on our backlog of orders as of June 30, 2026, we expect that shipments of these orders in 2026 and 2027 will contribute to revenue growth and improved gross margin. However, as shipments increase, our working capital requirements are also expected to increase, particularly due to the timing of raw material purchases, battery production, international shipping, cabinet assembly, customer shipment and customer collections. Our ability to fund operations and execute our growth strategy will depend on our ability to generate revenue from backlog, improve gross margins, manage operating expenses, obtain additional financing and successfully complete the Business Combination.

Our cash conversion cycle requires investment in raw materials, battery production and cabinet assembly costs several months before cash is collected from customers. We generally incur cash outflows for raw materials and production costs in advance of battery manufacturing in China, followed by internal battery production, ocean shipment and customs clearance, final cabinet assembly in the United States or Finland, shipment to customers, and collection under customer payment terms. As a result, even if revenue and margin improve as expected, we will require additional working capital to fund higher customer shipments before the related cash receipts are collected.

Based on our current operating plan and forecasted expenses, and assuming the completion of the Business Combination, the successful refinancing and expansion of our existing $80.0 million 2023 Loan Facility to approximately $100.0 million and the receipt of anticipated proceeds after giving effect to redemptions, we believe our expected cash and cash equivalents upon closing of the Business Combination, together with cash flows from operations, would be sufficient to fund our planned operating expenses and capital expenditure requirements for at least twelve months from the Closing. This estimate is based on assumptions that may prove to be incorrect, including assumptions regarding the timing and completion of the Business Combination, the refinancing of our 2023 Loan Facility, the level of redemptions, customer demand, shipment timing, gross margin improvement, working capital requirements and macroeconomic conditions. If these assumptions prove incorrect, or if we do not complete the Business Combination or refinance our 2023 Loan Facility on the expected timeline or on acceptable terms, we may exhaust our capital resources sooner than expected and may need to raise additional capital to fund our operations.

The following table provides a summary of cash flow data for the year ended December 31, 2025, and 2024:

	Years ended December 31,
	2025	2024	$ Change	% Change

	(Dollar amounts in thousands)
Net cash used in operating activities	$(62,252)	$(58,865)	$(3,387)	6%
Net cash used in investing activities	(2,132)	(5,029)	2,897	(58)%
Net cash provided by financing activities	68,478	56,069	12,409	22%
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	75	310	(235)	(76)%
Change in cash, cash equivalents and restricted cash	$4,169	$(7,515)	$11,684	(155)%

Operating Activities

2025

Net cash used in operating activities was $62.3 million for the year ended December 31, 2025. Net cash used in operating activities consists of net loss of $120.2 million, adjusted for non-cash items and the effect of changes in working capital. Non-cash adjustments include stock-based compensation expense of $2.9 million, depreciation of $1.9 million, gain from change in fair value of Class A common stock warrants of $5.7 million, loss from change in fair value of preferred stock warrants of $17.1 million, loss from change in fair value of convertible notes of $26.4 million, loss on debt extinguishment of $18.2 million, non-cash accrued and payment-in-kind interest of $2.3 million and amortization of operating lease right-of- use assets of $1.4 million. Net changes in working capital used cash of $6.7 million, primarily due to increases in inventories.

2024

Net cash used in operating activities was $58.9 million for the year ended December 31, 2024. Net cash used in operating activities consists of net loss of $64.9 million adjusted for non-cash items and the effect of changes in working capital. Non-cash adjustments include stock-based compensation expense of $1.7 million, depreciation of $1.2 million, non-cash accrued and payment-in-kind interest of $2.4 million, amortization of operating lease right-of-use assets of $1.2 million, and fair value adjustments to Class A common stock warrants $0.3 million.

Investing Activities

2025

Net cash used in investing activities was $2.1 million for the year ended December 31, 2025. Net cash used in investing activities is primarily related to purchases of property and equipment.

2024

Net cash used in investing activities was $5.0 million for the year ended December 31, 2024. Net cash used in investing activities is primarily related to purchases of property and equipment.

Financing Activities

2025

Net cash provided by financing activities was $68.5 million for the year ended December 31, 2025. Net cash provided by financing activities is primarily related to debt financing of $26.4 million, net of debt extinguishment costs of $0.1 million and preferred stock and warrant financing of $42.1 million, net of issuance costs of $1.0 million.

2024

Net cash provided by financing activities was $56.1 million for the year ended December 31, 2024. Net cash provided by financing activities is primarily related to debt financing of $18.8 million, net of debt issuance costs of $0.4 million, preferred stock and common stock warrant financing of $36.8 million, net of $1.2 million of equity issuance costs, and proceeds from exercises of stock options and Class A common stock warrants of $0.4 million.

The following table provides a summary of cash flow data for the six months ended June 30, 2026, and 2025:

	Six months ended June 30,
	2026	2025	$ Change	%Change
	(Dollar amounts in thousands)
Net cash used in operating activities	$(36,167)	$(28,607)	$(7,560)	26%
Net cash used in investing activities	(1,245)	(910)	(335)	37%
Net cash provided by financing activities	31,236	32,622	(1,386)	(4)%
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	(98)	245	(343)	(140)%
Change in cash, cash equivalents and restricted cash	$(6,274)	$3,350	$(9,624)	(287)%

Operating Activities

2026

Net cash used in operating activities was $36.2 million for the six months ended June 30, 2026. Net cash used in operating activities consists of net loss of $51.2 million, adjusted for non-cash items and the effect of changes in working capital. Non-cash adjustments include depreciation of $1.1 million, gain from change in fair value of preferred stock warrants of $0.8 million, loss from change in fair value of promissory notes of $0.8 million, gain from change in fair value of contingent financial instrument issuance liability of $2.5 million, gain from change in fair value of convertible notes of $8.5 million, loss on debt issuance of $30.0 million, non-cash debt issuance costs of $2.0 million, non-cash accrued and payment-in-kind interest of $2.3 million, amortization of operating lease right-of-use assets of $0.7 million and stock-based compensation expense of $0.6 million. Net changes in working capital used cash of $10.7 million, primarily due to increases in inventories and trade accounts receivable.

2025

Net cash used in operating activities was $28.6 million for the six months ended June 30, 2025. Net cash used in operating activities consists of net loss of $50.3 million adjusted for non-cash items and the effect of changes in working capital. Non-cash adjustments include depreciation of $1.0 million, gain from change in fair value of Class A common stock warrants of $4.3 million, loss on debt issuance of $24.4 million, non-cash accrued and payment-in-kind interest of $1.6 million, amortization of operating lease right-of-use assets of $0.7 million, stock-based compensation expense of $2.1 million and issuance of Class A common stock in exchange of services of $0.1 million. Net changes in working capital used cash of $3.8 million, primarily due to increases in inventories and trade accounts receivable.

Investing Activities

2026

Net cash used in investing activities of $1.2 million for the six months ended June 30, 2026 is related to purchases of property and equipment.

2025

Net cash used in investing activities of $0.9 million for the six months ended June 30, 2025 is related to purchases of property and equipment.

Financing Activities

2026

Net cash provided by financing activities was $31.2 million for the six months ended June 30, 2026. Net cash provided by financing activities is primarily related to proceeds from issuance of promissory and convertible promissory notes of $36.2 million, which included a $5.0 million short-term promissory note used to facilitate the assignment of the February 2026 Convertible Note to CCI SPV V, LP (“CCI”). We also advanced $6.2 million, net, to CCI to complete the assignment, which was reimbursed in full in July 2026. See Note 4 to the accompanying Legacy ZincFive unaudited condensed consolidated financial statements included elsewhere in this prospectus.

Net cash provided by financing activities also included proceeds from issuance of preferred stock and warrants of $1.0 million, net of issuance costs of $0.1 million, aggregate proceeds from exercises of Series F preferred stock warrants and stock options of $0.5 million and payments of deferred offering costs of $0.2 million.

2025

Net cash provided by financing activities was $32.6 million for the six months ended June 30, 2025. Net cash provided by financing activities is primarily related to debt financing of $26.0 million and preferred stock and common stock warrant financing of $6.6 million.

Material Cash Requirements and Commitments

Our material cash requirements and commitments consist primarily of obligations under our debt arrangements, operating leases, purchase commitments, working capital requirements, manufacturing and supply arrangements, and anticipated capital expenditures to support our planned manufacturing expansion.

As of June 30, 2026, our material cash requirements and commitments totaled $135.6 million, consisting primarily of $99.3 million of debt principal, $23.7 million of related interest payments and $12.6 million of operating lease obligations. Of the total amount, $14.4 million is due within one year, primarily for interest and operating lease payments, and $121.2 million is due thereafter, primarily reflecting the maturity of our debt principal, related interest and operating lease obligations. We had no material capital lease obligations or purchase commitments as of June 30, 2026.

Off-Balance Sheet Arrangements

Since the date of our incorporation, we have not engaged in any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Critical Accounting Policies and Estimates

The preparation of ZincFive’s consolidated financial statements in conformity with GAAP requires ZincFive’s management to make estimates and assumptions that affect the amounts reported and disclosed in the ZincFive consolidated financial statements and accompanying notes. These estimates and assumptions include, but are not limited to revenue, product warranty liability, inventory valuation, recoverability of long-lived assets, depreciable lives for property, plant and equipment, and estimates of fair value of financial instruments, such as debt, preferred stock and warrants. Actual results could differ materially from those estimates and assumptions, and those differences could be material to ZincFive’s consolidated financial statements.

At least quarterly, we evaluate our estimates and assumptions and make changes accordingly. For information on our significant accounting policies, see Note 1 to the accompanying Legacy ZincFive audited consolidated financial statements and Note 1 to the accompanying Legacy ZincFive unaudited condensed consolidated financial statements included elsewhere in this prospectus.

Certain accounting policies have a more significant impact on our financial statements due to the size of the financial statement elements and prevalence of their application. The following is a summary of some of the more critical accounting policies and estimates.

Revenue Recognition

We recognize revenue from the sale of our products to our customers under the Accounting Standard Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (“ASC 606”). Our contracts generally contain a single performance obligation with a fixed transaction price, and we recognize revenue at a point in time when control transfers, generally upon delivery to the customer or customer acceptance, if applicable. A receivable is recognized by us when the goods are transferred to the customer as this represents the point in time at which the right to consideration becomes unconditional, as only the passage of time is required before payment is due. Payment terms are typically 30 to 90 days from invoicing, and we have elected the practical expedient to not recognize a significant financing component when payment is expected within one year of satisfaction of the performance obligation. Sales representatives receive commissions based on our sales. We have elected the practical expedient to expense the sales commissions as they are incurred, as the expected period of benefit is expected to be less than one year, with such costs recorded in selling, general and administrative expenses on the consolidated statements of operations and comprehensive loss. Products are covered by a standard defects in material and workmanship warranty, which promises that delivered products conform to product specifications. As such, we account for such warranties under ASC 460, Guarantees, and not as a separate performance obligation.

Shipping and handling costs associated with outbound freight related to the transfer of control of a product to a customer are included in cost of sales as incurred.

We recognize revenue in certain limited circumstances before delivery to the customer has occurred (commonly referred to as bill-and-hold arrangements). Products sold under bill-and-hold arrangements are recorded as revenue when risk of ownership has been transferred to the customer, but the product has not shipped due to a substantive reason. The product must be separately identified as belonging to the customer, ready for physical transfer to the customer, and we cannot have the ability to redirect the product to another customer. During 2025 and 2024, we recognized $0 and $1.2 million, respectively, of revenue under bill and hold sales arrangements.

We have applied the optional exemption in ASC 606-10-50-14 and have not disclosed information about remaining performance obligations that have original expected durations of one year or less.

Product Warranty

We offer warranties developed for specific use cases of our energy storage systems and individual batteries. For static IT data center power applications, our batteries and energy storage systems come with an initial 10-year warranty against defects in material and workmanship for indoor stationary applications; an initial 5-year warranty against defects in material and workmanship for batteries used in generator starter outdoor stationary applications. For AI dynamic power indoor stationary applications our energy storage system warranty duration varies with the nature of the AI dynamic power load profile. In all of our energy storage systems, we provide a two-year warranty for the electronic and electro-mechanical components but may negotiate specific terms with certain customers. Estimated future warranty costs are accrued and charged to cost of sales upon the transfer of control of goods to the customer. The estimates are derived from historical data and trends of returns and cost of repairs or replacement of defective products.

Inventory

Inventories are stated at the lower of cost, determined on a weighted average cost basis, or net realizable value. The Company periodically assesses the value of inventory and writes down its value for estimated excess inventory and product obsolescence based upon analysis of existing inventory quantities compared to future consumption. Future consumption is estimated based upon assumptions about how past consumption, recent purchases and other factors may indicate future consumption. The Company records an adjustment to the cost basis of inventory when evidence exists that the net realizable value of inventory is lower than its cost to arrive at the new cost basis. Actual consumption of inventories could differ from forecasted demand, and the difference could have a material impact on the gross profit and inventory balances based on additional provisions for excess or obsolete inventories.

Warrant Liabilities

The Company accounts for warrants as either equity-classified or liability-classified instruments. Equity-classified warrants are recorded as a component of additional paid-in capital at the time of issuance. Liability-classified warrants are recorded as liabilities at fair value on the date of issuance, and remeasured at each balance sheet date thereafter.

Redeemable Convertible Preferred Stock

The Company initially records convertible preferred stock at fair value on the dates of issuance, less issuance costs. The preferred stockholders, as a group, controlled the Company’s Board of Directors during the period presented and could initiate a merger, consolidation, or sale, disposition or transfer of substantially all of the Company’s assets (“Deemed Liquidation Event”). Upon a Deemed Liquidation Event, the preferred stockholders may cause a redemption of the redeemable convertible preferred stock for cash. As events triggering liquidation are not solely within the control of the Company, the redeemable convertible preferred stock is classified as temporary equity outside of the stockholders’ deficit in the accompanying consolidated balance sheets.

Emerging Growth Company Status

We expect to be an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, we will be eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” These include not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities, and the prices of our securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period.

We expect to remain an emerging growth company until the earlier of (1) the last day of the year (i) following September 29, 2028, which is the fifth anniversary of the effective date of SPKL’s IPO registration statement, (ii) in which we have total annual gross revenue of at least $1.235 billion, or (iii) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates equals or exceeds $700.0 million as of the prior June 30, or (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

Following the consummation of the Business Combination, we expect to elect to use the extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. We expect to elect to continue to utilize the extended transition period. As a result, our financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates. The JOBS Act does not preclude an emerging growth company from adopting a new or revised accounting standard earlier than the time that such standard applies to private companies. We expect to use the extended transition period for any other new or revised accounting standards during the period in which we remain an emerging growth company.

Recent Accounting Pronouncements

See Note 1 to the accompanying Legacy ZincFive consolidated financial statements for more information about recent accounting pronouncements, the timing of their adoption, and our assessment, to the extent we have made one, of their potential impact on our financial condition and our results of operations.

Internal Control Over Financial Reporting

In connection with the preparation of our financial statements for the year ended December 31, 2025, management identified material weaknesses in our internal controls. A material weakness is a deficiency or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Company’s annual or interim financial statements will not be prevented or detected on a timely basis.

The material weaknesses in our internal control over financial reporting for the year ended and as of December 31, 2025, were as follows:

We did not design or operate effective process-level controls across our financial reporting processes as a result of an ineffective control environment, risk assessment process, and information and communication.

Specifically, we did not maintain a sufficient complement of accounting personnel with the appropriate level of experience and expertise to enable effective segregation of duties and did not establish appropriate levels of supervision and review over more complex accounting matters. This resulted in an ineffective risk assessment process and ineffective internal communication processes.

Our remediation efforts for these material weaknesses have included the following:

●	We hired a new Chief Financial Officer in February 2026 who is an experienced finance and accounting officer for public companies;
●	We recruited a new Chief Accounting Officer and Global Corporate Controller, in addition to utilizing third-party consultants and specialists, to supplement our internal resources; and
●	We have been designing and implementing, and continue to implement additional controls and procedures related to business processes for significant accounts, critical accounting policies and estimates, as well as additional automation and integration in our financially significant systems.

We plan to continue to assess our internal controls and procedures and intend to take further action as necessary or appropriate to address any other matters we identify. See the section titled “Risk Factors — Our management has identified material weaknesses in our internal control over financial reporting and we may identify additional material weaknesses in the future. If we fail to remediate the material weaknesses or if we otherwise fail to establish and maintain effective control over financial reporting, we may adversely affect our ability to accurately and timely report our financial results, and may adversely affect investor confidence and business operations.”

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to a variety of market and other risks, including the effects of changes in interest rates, inflation, and foreign currency exchange, as well as risks to the availability of funding sources, hazard events, and specific asset risks.

Interest Rate Risk

We are exposed to interest rate risk primarily in connection with our debt obligations and any future refinancing activities. Our outstanding debt generally bears fixed rates of interest, including certain obligations for which interest is paid in kind and added to the outstanding principal balance. As a result, changes in market interest rates do not directly affect the contractual interest expense on these fixed-rate obligations, but may affect the terms and cost of future borrowings or refinancing.

As of June 30, 2026 and December 31, 2025, we had $62.4 million outstanding under our senior term loan facility, bearing a stated fixed interest rate of 11% per annum. As of June 30, 2026, we also had an aggregate of $36.2 million of secured promissory notes, convertible promissory notes and short-term promissory notes outstanding that bore various fixed cash and paid-in-kind interest rates.

Inflation Risk

Inflationary pressures across the global markets in which we operate have the potential to impact our operating results and financial condition. We experience direct exposure to inflation through rising costs associated with raw materials, component procurement, and manufacturing labor at our battery production subsidiary in China and tariffs on imports to the United States. We also experience indirect inflationary impacts through elevated international freight and maritime logistics costs required to transport components to the United States for final cabinet assembly, alongside localized inflationary pressures on labor, warehousing, and distribution costs within our domestic and European market footprints.

To date, high inflation has not had a material adverse impact on our historical consolidated financial statements or overall liquidity. We consistently monitor macroeconomic indicators and actively manage our cost structures by optimizing vendor contracts, reviewing product pricing frameworks, and seeking operational efficiencies.

Foreign Currency Risk

Our consolidated financial statements are presented in U.S. Dollars, which is our reporting currency. However, our international manufacturing footprint and dual-market commercial strategy expose us to foreign currency exchange rate risk stemming from mismatched currency flows. Specifically, we operate a battery manufacturing subsidiary in China that incurs operational expenses in the Chinese Renminbi (RMB) prior to shipping products to the United States for final cabinet assembly.

Furthermore, we sell our finished cabinet systems across both the United States and Europe, which generates revenues and commercial receivables denominated in U.S. Dollars (USD) and Euros (EUR), while concurrently incurring localized European operating costs in Euros. Fluctuations in exchange rates between the Euro, the Renminbi, and the U.S. Dollar introduce translation and transaction risks that can distort period-over-period financial comparisons. A strengthening U.S. Dollar negatively affects our reported net revenues upon translation of Euro-denominated European cabinet sales. Concurrently, a weakening U.S. Dollar increases our dollar-equivalent manufacturing costs for batteries produced by our Chinese subsidiary and elevates our localized European cost structures.

To date, we have not engaged in any active economic hedging strategies, and we do not hold or issue foreign currency forward contracts or other derivative financial instruments for trading or speculative purposes. We manage this risk naturally by monitoring currency trends and attempting to match localized expenses with localized revenues where commercially practicable. To date, foreign currency exchange rate fluctuations have not had a material adverse impact on our historical results of operations or cash flows. However, there can be no assurance that future exchange rate volatility will not materially affect our financial condition or results of operations.

EXECUTIVE AND DIRECTOR COMPENSATION OF ZINCFIVE

The following disclosure concerns the compensation arrangements of ZincFive’s named executive officers. This discussion contains forward-looking statements that are based on our current plans, as well as considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that ZincFive adopts may differ materially from currently planned programs as summarized in this discussion. As an “emerging growth company” as defined in the JOBS Act, we are not required to include a Compensation Discussion and Analysis section and have elected to comply with the scaled disclosure requirements applicable to emerging growth companies. Unless the context otherwise requires, all references in this section to “ZincFive” refer to ZincFive, Inc. and/or its subsidiaries prior to the consummation of the business combination. Throughout this section, unless otherwise noted, “we,” “us,” “our,” “the Company” and similar terms refer to ZincFive.

ZincFive Executive Officer and Director Compensation

To achieve ZincFive’s goals, ZincFive has designed, and intends to modify as necessary, its compensation and benefits program to attract, retain, incentivize and reward deeply talented and qualified executives who share its philosophy and desire to work towards achieving ZincFive’s goals. ZincFive believes its compensation programs should promote the success of the company and align executive incentives with the long-term interests of its stockholders.

This section provides an overview of ZincFive’s executive compensation programs, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below. ZincFive’s board of directors has historically determined the compensation for ZincFive’s named executive officers.

For the year ended December 31, 2025, ZincFive’s named executive officers were:

Tod Higinbotham — Chief Executive Officer

Tim Hysell — Former Chief Executive Officer

Bruce MacLean — Former Chief Financial Officer

Summary Compensation Table

The following table sets forth information concerning the compensation for the years ended December 31, 2025 and December 31, 2024 for each of our named executive officers for the year ended December 31, 2025.

					Non-Equity
				Option	Incentive Plan	All Other
		Salary	Bonus	Awards	Compensation	Compensation		Total
	Year	($)	($)	($)(1)	($)(2)	($)		($)
Tod Higinbotham(3)	2025	416,738	75,000	—	—	—		491,738
Chief Executive Officer	2024	399,999	—	568,205	31,759	—		999,963
Tim Hysell(4)	2025	331,548	—	—	—	367,128	(5)	698,676
Former Chief Executive Officer	2024	454,511	—	1,421,997	54,313	—		1,930,821
Bruce MacLean(6)	2025	340,918	75,000	—	—	—		415,918
Former Chief Financial Officer	2024	380,000	—	391,658	32,064	—		803,723
(1)

Amounts represent the aggregate grant date fair value of option awards granted to our named executive officers during the years ended December 31, 2025 and December 31, 2024, computed in accordance with ASC Topic 718. Assumptions used in the calculation of these amounts are discussed in Note 2 in our consolidated financial statements for the year ended December 31, 2025. These amounts do not necessarily correspond to the actual value recognized or that may be recognized by the named executive officers.

(2)

Amounts represent the annual performance bonus earned in the applicable year. See “— Narrative Disclosure to Summary Compensation Table — Non-Equity Incentive Plan Compensation” below for a description of the material terms of the program pursuant to which this compensation was awarded.

(3)	Mr. Higinbotham served as our Chief Operating Officer from March 2020 until becoming our Chief Executive Officer effective as of September 10, 2025.

(4)	Mr. Hysell separated as our Chief Executive Officer effective as of September 10, 2025.
(5)

Represents (i) $253,500 earned by Mr. Hysell pursuant to a consulting agreement we entered into with Mr. Hysell on September 11, 2025, see “Certain Relationships and Related Party Transactions — Consulting Agreement with Tim Hysell” for additional information, and (ii) $113,628 of cash severance payments, as described below under “— Potential Payments Upon Termination or Change in Control.”

(6)	Mr. MacLean separated as our Chief Financial Officer effective as of November 14, 2025.

Narrative Disclosure to Summary Compensation Table

Base Salary

The annual base salary rates for the year ended December 31, 2025 for our named executive officers are set forth in the table below.

2025 Base Salary

	2025
	Base Salary
Tod Higinbotham	$400,000	(1)
Tim Hysell	$454,511	(2)
Bruce MacLean	$380,000	(3)
(1)

Mr. Higinbotham served as our Chief Operating Officer from March 2020 until becoming our Chief Executive Officer effective as of September 10, 2025. This amount represents Mr. Higinbotham’s 2025 base salary for service as Chief Operating Officer. Mr. Higinbotham’s base salary for service as Chief Executive Officer during 2025 was $454,511.

(2)	Mr. Hysell separated as Chief Executive Officer effective as of September 10, 2025.
(3)	Mr. MacLean separated as Chief Financial Officer effective as of November 14, 2025.

Non-Equity Incentive Plan Compensation

Our named executive officers are eligible to receive annual non-equity incentive compensation based on the satisfaction of individual and corporate performance objectives established by the Board of Directors. Each named executive officer has a target annual incentive opportunity, calculated as a percentage of annual base salary, and may earn more or less than the target amount based on our company’s and his individual performance. For 2025, the target annual incentive opportunity as a percentage of base salary for each of our named executive officers was 46% for Mr. Higinbotham, 68% for Mr. Hysell and 48% for Mr. MacLean. The annual incentive amounts earned are determined following the end of the year, based on achievement of the designated corporate and individual performance objectives, and may be paid in cash or equity. The Compensation Committee determined that the percentage attainment of our corporate goals for 2025 was 0% and approved no individual performance achievement payout for Mr. Higinbotham. Mr. Hysell and Mr. MacLean were not eligible to receive annual non-equity incentive compensation in 2025 following their respective terminations of employment.

Equity-Based Incentive Awards

Our equity-based incentive awards are designed to align our interests and those of our stockholders with those of our employees, including our executive officers. The board of directors or an authorized committee thereof is responsible for approving equity grants.

Prior to the effectiveness of this registration statement of which this proxy statement/prospectus forms a part, we have granted stock options pursuant to our 2015 Plan and 2003 Plan to certain of our executives. Following this offering, we will grant equity awards under the terms of our Incentive Plan. The terms of our equity plans are described below under the subsection entitled “— Equity Benefit Plans” and in the section entitled “Proposal No. 6 — The Incentive Plan Proposal.”

Agreements with ZincFive’s Named Executive Officers

ZincFive has entered into employment agreements with each of our named executive officers. The material terms of each of these agreements are described below. The employment of each of our named executive officers is “at will” and may be terminated at any time.

Tod Higinbotham. Effective as of December 17, 2025, we entered into an amended executive employment agreement with Tod Higinbotham (the “Higinbotham Employment Agreement”), which governs the terms of his employment as our Chief Executive Officer. Mr. Higinbotham previously served as our Chief Operating Officer from March 2020 until September 10, 2025 when he was appointed Chief Executive Officer. The Higinbotham Employment Agreement provides for an initial annual base salary of $454,511.04 for service as Chief Executive Officer. In addition, Mr. Higinbotham is eligible to receive an annual performance bonus based upon the assessment by the board of directors of ZincFive of the Company’s attainment of targeted goals (as set by the Company, approved and confirmed by ZincFive’s board of directors in its reasonable and good faith discretion) and Mr. Higinbotham’s performance over the applicable year, subject to Mr. Higinbotham’s continued employment, in good standing, through the payment date. Mr. Higinbotham participates in our standard employee benefit programs, which include health insurance, retirement planning and paid time off.

Tim Hysell. Effective as of March 5, 2020, we entered into an executive employment agreement with Tim Hysell (the “Hysell Employment Agreement”), which governed the terms of his employment as our Chief Executive Officer. Mr. Hysell stepped down as Chief Executive Officer effective as of September 10, 2025. The Hysell Employment Agreement provided for an initial annual base salary.

In addition, Mr. Hysell was eligible to receive an annual performance bonus based upon an assessment by ZincFive’s board of directors of Mr. Hysell’s performance and the Company’s attainment of targeted goals (as set by the Company, approved and confirmed by ZincFive’s board of directors in its reasonable good faith discretion) over the applicable calendar year, subject to Mr. Hysell’s continued employment, in good standing, through the payment date. Mr. Hysell did not receive an annual bonus for 2025 in light of his separation from the Company. Mr. Hysell was eligible to participate in our standard employee benefit programs. On September 10, 2025, we entered into a Separation Agreement with Mr. Hysell (the “Hysell Separation Agreement”), pursuant to which Mr. Hysell separated from our Company effective September 10, 2025. The severance benefits provided to Mr. Hysell under the Hysell Separation Agreement are described below under “— Potential Payments upon Termination or Change in Control.” In addition, on September 11, 2025, we entered into a consulting agreement with Mr. Hysell pursuant to which Mr. Hysell provides consulting services to the Company following his separation. See “Certain Relationships and Related Party Transactions — Consulting Agreement with Tim Hysell” for additional information regarding the terms of the consulting agreement.

Bruce MacLean. Effective as of January 2, 2020, we entered into an executive employment agreement with Bruce MacLean (the “MacLean Employment Agreement”), which governed the terms of his employment as our Chief Financial Officer. Mr. MacLean stepped down as Chief Financial Officer effective as of November 14, 2025. The MacLean Employment Agreement provided for an initial annualized base salary. In addition, Mr. MacLean was eligible to receive an annual performance bonus based upon an assessment by ZincFive’s board of directors of Mr. MacLean’s performance and the Company’s attainment of targeted goals (as set by the Company and confirmed by ZincFive’s board of directors in its reasonable good faith discretion) over the applicable calendar year, subject to Mr. MacLean’s continued employment, in good standing, through the payment date. Mr. MacLean did not receive an annual bonus for 2025 in light of his separation from the Company. Mr. MacLean was eligible to participate in our standard employee benefit programs.

Potential Payments Upon Termination or Change of Control

Regardless of the manner in which a named executive officer’s service terminates, each named executive officer is entitled to receive amounts earned during his term of service, including unpaid salary and unused vacation. Mr. MacLean did not receive any severance benefits in connection with his separation in November 2025.

Tod Higinbotham. Pursuant to the Higinbotham Employment Agreement, if Mr. Higinbotham’s employment is terminated without “Cause” or if he resigns for “Good Reason” (each as defined in the Higinbotham Employment Agreement), subject to his execution and delivery of a release of claims, Mr. Higinbotham will be eligible for (i) continuation of his then-current base salary for 12 months, minus applicable withholdings and deductions, paid in equal installments (ii) the amount of any earned and declared by the

Company to be payable, but unpaid annual performance bonus from the previously completed calendar year, (iii) a lump sum cash amount equal to his targeted annual discretionary bonus for the year in which the termination occurs, based on his employment for such year and (iv) reimbursement of COBRA premiums for up to 12 months. In addition to Mr. Higinbotham’s entitlements above, if such termination is without “Cause” or separation is for “Good Reason” and occurs within three months prior to or twelve months following a “Change in Control “ (as defined in the Higinbotham Employment Agreement), then the vesting and exercisability of all outstanding equity awards held by Mr. Higinbotham as of immediately prior to the “Change in Control Termination Date” (as defined in the Higinbotham Employment Agreement) will accelerate in full.

Tim Hysell. Pursuant to the Hysell Separation Agreement, Mr. Hysell received the following severance benefits upon his separation: (i) 12 months of his base salary in effect as of his separation date, subject to standard payroll deductions and withholdings, payable in equal installments on our regularly scheduled payroll dates and (ii) payment of COBRA premiums until the earliest to occur of (A) September 30, 2026, (B) the date Mr. Hysell becomes eligible for group health coverage through a new employer, or (C) the date Mr. Hysell ceases to be eligible for COBRA coverage for any reason.

Other Compensation and Benefits

All of our current named executive officers are eligible to participate in our employee benefit plans, including medical, dental, vision, short- and long-term disability, health savings and flexible spending accounts, and life and accidental dismemberment insurance plans, in each case on the same basis as all of our other employees. We pay a portion of the premiums for the medical insurance, and the full premiums for dental, vision, life and accidental death and dismemberment insurance, including our named executive officers. We generally do not provide perquisites or personal benefits to our named executive officers. In addition, we provide the opportunity to participate in a 401(k) plan to our employees, including each of our named executive officers, as discussed in the subsection entitled “— 401(k) Plan” below.

401(k) Plan

Our named executive officers are eligible to participate in a defined contribution retirement plan that provides eligible employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees may defer eligible compensation on a pre-tax or after-tax (Roth) basis, up to the statutorily prescribed annual limits on contributions under the Code. We do not make employer matching contributions or discretionary non-elective contributions. The 401(k) plan is intended to be qualified under Section 401(a) of the Code with the 401(k) plan’s related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan (except for Roth contributions) and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan. Our board of directors may elect to adopt qualified or nonqualified benefit plans in the future, if it determines that doing so is in our best interests.

Outstanding Equity Awards at Fiscal Year End

The following table presents information regarding outstanding equity awards held by our named executive officers as of December 31, 2025. All awards were granted under the 2015 Plan or the 2003 Plan.

			Option Awards(1)
					Equity
					Incentive
					Plan
					Awards:
			Number of	Number of	Number of
			Securities	Securities	Securities
			Underlying	Underlying	Underlying
			Unexercised	Unexercised	Unexercised	Option	Option
			Options (#)	Options (#)	Unearned	Exercise	Expiration
	Grant Date		Exercisable	Unexercisable	Options	Price ($)	Date
Tod Higinbotham	06/23/2017		684,216	—	—	0.16	06/22/2027
	12/27/2017		227,914	—	—	0.16	12/26/2027
	12/27/2017		312,774	—	—	0.16	12/26/2027
	12/27/2018		60,000	—	—	0.54	12/26/2028
	12/27/2018		500,000	—	—	0.54	12/26/2028
	03/05/2020		300,000	—	—	0.36	03/05/2030
	02/24/2021		135,000	—	—	0.39	02/23/2031
	08/24/2021		104,160	—	—	0.48	08/23/2031
	02/22/2022		218,649	—	—	0.66	02/21/2032
	02/28/2022		39,309	—	—	0.66	02/27/2032
	02/17/2023		100,000	—	—	0.47	02/16/2033
	04/05/2023		195,300	—	—	0.47	04/04/2033
	05/24/2024	(2)	395,833	104,167	—	0.51	05/23/2034
	05/24/2024	(3)	—	500,000	—	0.51	05/23/2034
Tim Hysell	10/16/2017		844,750	—	—	0.16	10/15/2027
	10/16/2017		5,220,000	—	—	0.16	10/15/2027
	07/25/2018		1,000,000	—	—	0.54	07/24/2028
	01/14/2019		500,000	—	—	0.54	01/13/2029
	03/05/2020		1,000,000	—	—	0.36	03/05/2030
	08/24/2021		180,000	—	—	0.48	08/23/2031
	02/22/2022		228,750	—	—	0.66	02/21/2032
	02/28/2022		151,515	—	—	0.66	02/27/2032
	02/28/2022		229,253	—	—	0.66	02/27/2032
	02/17/2023		250,000	—	—	0.47	02/16/2033
	04/05/2023		275,000	—	—	0.47	04/04/2033
	05/24/2024		1,000,000	—	—	0.51	05/23/2034
Bruce MacLean	01/02/2020		600,797	—	—	0.36	01/01/2030
	01/02/2020		678,309	—	—	0.36	01/01/2030
	08/24/2021		156,240	—	—	0.48	08/23/2031
	02/22/2022		166,005	—	—	0.66	02/21/2032
	02/28/2022		151,515	—	—	0.66	02/27/2032
	02/28/2022		171,376	—	—	0.66	02/27/2032
	04/05/2023		173,600	—	—	0.47	04/04/2033
	05/24/2024		265,625	—	—	0.51	05/23/2034
(1)

All of the option awards were granted with a per-share exercise price equal to the fair market value of one share of ZincFive’s common stock on the date of grant, as determined in good faith by ZincFive’s board of directors.

(2)

One-half of the shares subject to this option vested on the first anniversary of the date of grant and the balance of the shares vest in twelve substantially equal monthly installments thereafter, subject to continuous service with the Company through each such vesting date.

(3)

One-half of the shares subject to this option vested on the second anniversary of the date of grant and the balance of the shares vest in a series of twelve substantially equal monthly installments thereafter, subject continuous service with the Company through each such vesting date.

Clawback Policy

We intend to adopt a compensation recovery policy that is compliant with the SEC rules and applicable stock exchange listing rules, as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, to be effective upon Closing.

Equity Benefit Plans

We believe that our ability to grant equity-based awards is a valuable and necessary compensation tool that aligns the long-term financial interests of our employees, consultants and directors with the financial interests of our stockholders. In addition, we believe that our ability to grant options and other equity- based awards helps us to attract, retain and motivate employees, consultants and directors, and encourages them to devote their best efforts to our business and financial success. The principal features of our 2015 Plan and 2003 Plan are summarized below. These summaries are qualified in their entirety by reference to the actual text of the plans, which are each filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.

2015 Plan

The 2015 Plan was adopted by the ZincFive Board on November 30, 2015 and approved by ZincFive stockholders on November 30, 2015 and was most recently amended by the ZincFive Board on January 14, 2026 and approved by ZincFive stockholders on January 14, 2026. The 2015 Plan provides for the grant of stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards and other stock awards to employees and directors of ZincFive or any affiliate of ZincFive and any consultant or advisor (who is a natural person) providing services to ZincFive or any affiliate of ZincFive, provided that incentive stock options within the meaning of Section 422 of the Code can only be granted to employees of ZincFive or any parent or subsidiary of ZincFive.

At the First Effective Time, pursuant to the terms of the Merger Agreement, SPKL will assume all outstanding and unexercised Legacy ZincFive Options (whether or not vested) and restricted stock unit awards granted under the 2015 Plan, as further described in the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Merger Agreement — Treatment of Legacy ZincFive Options and Legacy ZincFive Restricted Stock Units.”

ZincFive will not grant any additional awards under the 2015 Plan after the 2026 Plan becomes effective and will terminate the 2015 Plan and cancel any shares remaining available for future issuance under the 2015 Plan prior to the Closing. However, the 2015 Plan will continue to govern the terms and conditions of the outstanding awards granted under the 2015 Plan. The material terms of the 2015 Plan are summarized below.

Stock awards. The 2015 Plan provides for the grant of incentive stock options, or ISOs, within the meaning of Section 422 of the Code, to employees, including employees of any parent or subsidiary, and for the grant of nonstatutory stock options, or NSOs, stock appreciation rights, restricted stock awards, restricted stock unit awards and other forms of stock awards to employees, directors and consultants, including employees and consultants of ZincFive’s affiliates.

Authorized shares. Currently, the maximum number of shares of ZincFive Common Stock that may be issued under the 2015 Plan is 42,459,048 shares. Shares subject to stock awards granted under the 2015 Plan that expire or terminate without being exercised in full or that are paid out in cash rather than in shares do not reduce the number of shares available for issuance under the 2015 Plan. If any shares of common stock issued pursuant to a stock award are forfeited back to or repurchased or reacquired by ZincFive for any reason, the shares that are forfeited or repurchased or reacquired will revert to and again become available for issuance under the 2015 Plan. Any shares reacquired in satisfaction of tax withholding obligations or as consideration for the exercise or purchase price of a stock award will again become available for issuance under the 2015 Plan.

Plan administration. ZincFive’s board of directors, or a duly authorized committee thereof, administers the 2015 Plan and is referred to as the “plan administrator” herein. ZincFive’s board of directors may also delegate to one or more of ZincFive’s officers the authority to (1) designate employees (other than officers) to receive specified stock awards and (2) determine the number of shares subject to such stock awards. Under the 2015 Plan, ZincFive’s board of directors has the authority to determine award recipients, grant dates, the numbers and types of stock awards to be granted, the applicable fair market value, and the provisions of each stock award, including the period of exercisability and the vesting schedule applicable to a stock award.

Under the 2015 Plan, ZincFive’s board of directors also generally has the authority to effect, with the consent of any adversely affected participant, (A) the reduction of the exercise, purchase, or strike price of any outstanding award; (B) the cancellation of any outstanding award and the grant in substitution therefor of other awards, cash, or other consideration; or (C) any other action that is treated as a repricing under generally accepted accounting principles.

Stock options. ISOs and NSOs are granted under stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for stock options, within the terms and conditions of the 2015 Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of ZincFive’s common stock on the date of grant. Options granted under the 2015 Plan vest at the rate specified in the stock option agreement as determined by the plan administrator.

The plan administrator determines the term of stock options granted under the 2015 Plan, up to a maximum of 10 years. Unless the terms of an optionholder’s stock option agreement provide otherwise, if an optionholder’s service relationship with ZincFive or any affiliate of ZincFive ceases for any reason other than disability, death, or cause, the optionholder may generally exercise any vested options for a period of three months following the cessation of service. This period may be extended in the event that exercise of the option is prohibited by applicable securities laws or ZincFive’s insider trading policy. If an optionholder’s service relationship with ZincFive or any affiliate of ZincFive ceases due to death, or an optionholder dies within a certain period following cessation of service, the optionholder or a beneficiary may generally exercise any vested options for a period of 18 months following the date of death. If an optionholder’s service relationship with ZincFive or any affiliate of ZincFive ceases due to disability, the optionholder may generally exercise any vested options for a period of 12 months following the cessation of service. In the event of a termination for cause, options generally terminate upon the termination date. In no event may an option be exercised beyond the expiration of its term.

Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (1) cash, check, bank draft or money order, (2) a broker-assisted cashless exercise, (3) the tender of shares of ZincFive’s common stock previously owned by the optionholder, (4) a net exercise of the option if it is an NSO, or (5) other legal consideration approved by the plan administrator.

Unless the plan administrator provides otherwise, options generally are not transferable except by will or the laws of descent and distribution. Subject to approval of the plan administrator or a duly authorized officer in each case, (i) an option may be transferred pursuant to a domestic relations order, official marital settlement agreement, or other divorce or separation instrument and (ii) an optionholder may designate a beneficiary who may exercise the option following the optionholder’s death.

Tax limitations on ISOs. The aggregate fair market value, determined at the time of grant, of ZincFive’s common stock with respect to ISOs that are exercisable for the first time by an award holder during any calendar year under all of ZincFive’s stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of ZincFive’s total combined voting power or that of any affiliates of ZincFive unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and (2) the term of the ISO does not exceed five years from the date of grant.

Restricted stock unit awards. Restricted stock unit awards are granted under restricted stock unit award agreements adopted by the plan administrator. Restricted stock unit awards may be granted in consideration for any form of legal consideration that may be acceptable to ZincFive’s board of directors and permissible under applicable law. A restricted stock unit award may be settled by cash, delivery of stock, a combination of cash and stock as deemed appropriate by the plan administrator, or in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement, restricted stock unit awards that have not vested will be forfeited once the participant’s continuous service ends for any reason.

Restricted stock awards. Restricted stock awards are granted under restricted stock award agreements adopted by the plan administrator. A restricted stock award may be awarded in consideration for cash, check, bank draft or money order, past or future services to ZincFive, or any other form of legal consideration that may be acceptable to ZincFive’s board of directors and permissible under applicable law. The plan administrator determines the terms and conditions of restricted stock awards, including vesting and forfeiture terms. If a participant’s service relationship with ZincFive ends for any reason, ZincFive may receive any or all of the shares of common stock held by the participant that have not vested as of the date the participant terminates service with ZincFive through a forfeiture condition or a repurchase right.

Stock appreciation rights. Stock appreciation rights are granted under stock appreciation right agreements adopted by the plan administrator. The plan administrator determines the purchase price or strike price for a stock appreciation right, which generally cannot be less than 100% of the fair market value of ZincFive’s common stock on the date of grant. A stock appreciation right granted under the 2015 Plan vests at the rate specified in the stock appreciation right agreement as determined by the plan administrator.

The plan administrator determines the term of stock appreciation rights granted under the 2015 Plan, up to a maximum of 10 years. If a participant’s service relationship with ZincFive or any affiliate of ZincFive ceases for any reason other than cause, disability, or death, the participant may generally exercise any vested stock appreciation right for a period of three months following the cessation of service. This period may be further extended in the event that exercise of the stock appreciation right following such a termination of service is prohibited by applicable securities laws or ZincFive’s insider trading policy. If a participant’s service relationship with ZincFive, or any affiliate of ZincFive, ceases due to disability or death, or a participant dies within a certain period following cessation of service, the participant or a beneficiary may generally exercise any vested stock appreciation right for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, stock appreciation rights generally terminate immediately upon the occurrence of the event giving rise to the termination of the individual for cause. In no event may a stock appreciation right be exercised beyond the expiration of its term.

Other stock awards. The plan administrator may grant other awards based in whole or in part by reference to ZincFive’s common stock. The plan administrator will set the number of shares under the stock award and all other terms and conditions of such awards.

Changes to capital structure. In the event there is a specified type of change in ZincFive’s capital structure, such as a stock split, reverse stock split, or recapitalization, appropriate adjustments will be made to (1) the class and maximum number of shares reserved for issuance under the 2015 Plan, (2) the class and maximum number of shares that may be issued on the exercise of ISOs, and (3) the class and number of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding stock awards.

Corporate transactions. The 2015 Plan provides that in the event of certain specified significant corporate transactions (or a change in control, as defined below), unless otherwise provided in an award agreement or other written agreement between ZincFive and the award holder, the plan administrator may take one or more of the following actions with respect to such stock awards: (i) arrange for the assumption, continuation, or substitution of a stock award by a successor corporation; (ii) arrange for the assignment of any reacquisition or repurchase rights held by ZincFive to a successor corporation; (iii) accelerate the vesting, in whole or in part, of the stock award and provide for its termination if not exercised (if applicable) at or before the effective time of the transaction; (iv) arrange for the lapse, in whole or in part, of any reacquisition or repurchase rights held by ZincFive; (v) cancel or arrange for the cancellation of the stock award, to the extent not vested or not exercised before the effective time of the transaction, in exchange for a cash payment or no consideration; or (vi) make a payment equal to the excess, if any, of (A) the value of the property the participant would have received on exercise of the award immediately before the effective time of the transaction, over (B) any exercise price payable by the participant in connection with the exercise.

The plan administrator is not obligated to treat all stock awards or portions of stock awards in the same manner and is not obligated to take the same actions with respect to all participants.

Under the 2015 Plan, a corporate transaction is generally the consummation of: (1) a sale of all or substantially all of the assets of ZincFive, (2) the sale or disposition of more than 50% of the outstanding securities of ZincFive, (3) a merger or consolidation where ZincFive does not survive the transaction, or (4) a merger or consolidation where ZincFive does survive the transaction but the shares of ZincFive Common Stock outstanding immediately before such transaction are converted or exchanged into other property by virtue of the transaction.

Change in control. In the event of a change in control, the plan administrator may take any of the above- mentioned actions. Awards granted under the 2015 Plan may be subject to additional acceleration of vesting and exercisability upon or after a change in control as may be provided in the applicable stock award agreement or in any other written agreement between ZincFive or any affiliate of ZincFive and the participant, but in the absence of such provision, no such acceleration will automatically occur. Under the 2015 Plan, a change in control is generally (1) the acquisition by any person or company of more than 50% of the combined voting power of ZincFive’s then outstanding stock, (2) a merger, consolidation or similar transaction in which ZincFive’s stockholders immediately before the transaction do not own, directly or indirectly, more than 50% of the combined voting power of the surviving entity (or the parent of the surviving entity) in substantially the same proportions as their ownership immediately prior to such transaction, (3) a sale, lease, exclusive license or other disposition of all or substantially all of the assets of ZincFive other than to an entity more than 50% of the combined voting power of which is owned by ZincFive’s stockholders in substantially the same proportions as their ownership of ZincFive’s outstanding voting securities immediately prior to such transaction, and (4) when a majority of ZincFive’s board of directors becomes comprised of individuals who were not serving on ZincFive’s board of directors on the date of the adoption of the 2015 Plan, or the incumbent board, or whose nomination, appointment, or election was not approved by a majority of the incumbent board still in office.

Plan amendment or termination. ZincFive’s board of directors has the authority to amend, suspend, or terminate the 2015 Plan, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. Certain material amendments also require the approval of ZincFive’s stockholders. Unless terminated sooner by the ZincFive Board, the 2015 Plan will automatically terminate on the day before the twentieth (20th) anniversary of the earlier of (i) the date the 2015 Plan was adopted by the ZincFive board of directors, or (ii) the date the 2015 Plan was approved by the stockholders of ZincFive. No stock awards may be granted under the 2015 Plan while it is suspended or after it is terminated.

2003 Plan

The 2003 Plan was originally adopted by PowerGenix Systems, Inc. on April 29, 2003, and was amended and restated on September 1, 2011 and again on August 25, 2016. The 2003 Plan was assumed by ZincFive, Inc. on November 10, 2016. The 2003 Plan terminated on April 28, 2023. However, the 2003 Plan will continue to govern the terms and conditions of the outstanding awards granted under the 2003 Plan. The material terms of the 2003 Plan are summarized below.

At the First Effective Time, pursuant to the terms of the Merger Agreement, SPKL will assume all outstanding and unexercised Legacy ZincFive Options (whether or not vested) granted under the 2003 Plan, as further described in the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Merger Agreement — Treatment of Legacy ZincFive Options and Legacy ZincFive Restricted Stock Units.”

Stock awards. The 2003 Plan provided for the grant of incentive stock options, or ISOs, within the meaning of Section 422 of the Code, to employees, including employees of any parent or subsidiary, and for the grant of nonstatutory stock options, or NSOs, stock bonuses and rights to acquire restricted stock to employees, directors and consultants, including employees and consultants of our affiliates.

Plan administration. Our board of directors, or a duly authorized committee of our board of directors, administers the 2003 Plan and is referred to as the “plan administrator” herein. If administration is delegated to a Committee, the Committee will have the power to further delegate to a subcommittee. Under the 2003 Plan, our board of directors had the authority to determine award recipients, grant dates, the numbers and types of stock awards to be granted, the applicable fair market value, and the provisions of each stock award, including the period of exercisability and the vesting schedule applicable to a stock award. All determinations, interpretations and constructions made by the board of directors in good faith are final, binding and conclusive.

The 2003 Plan also provides for arbitration of any dispute or claim concerning any stock awards granted (or not granted) pursuant to the 2003 Plan or any disputes or claims relating to or arising out of the 2003 Plan. Such disputes are to be fully, finally and exclusively resolved by binding and confidential arbitration conducted pursuant to the Commercial Arbitration Rules of the American Arbitration Association in San Francisco, California. The Company is required to pay all arbitration fees.

Stock options. ISOs and NSOs were granted under stock option agreements adopted by the plan administrator. The plan administrator determined the exercise price for stock options within the terms and conditions of the 2003 Plan, provided that the exercise price of an ISO generally could not be less than 100% of the fair market value of our common stock on the date of grant, and the exercise price of an NSO generally could not be less than 85% of the fair market value of our common stock on the date of grant. Options granted under the 2003 Plan vested at the rate specified in the stock option agreement as determined by the plan administrator, provided that options granted to employees who were not officers, directors or consultants were required to provide for vesting of at least 20% per year over five years from the date of grant.

The plan administrator determined the term of stock options granted under the 2003 Plan, up to a maximum of 10 years. Unless the terms of an optionholder’s stock option agreement provided otherwise, if an optionholder’s continuous service with us or any of our affiliates ceased for any reason other than disability, death, or cause, the optionholder could generally exercise any vested options for a period of three months following the cessation of service (or such longer or shorter period specified in the option agreement, which period could not be less than 30 days unless such termination was for cause). If an optionholder’s continuous service with us or any of our affiliates ceases due to death, or an optionholder dies within a certain period following cessation of service, the optionholder or a beneficiary can generally exercise any vested options for a period of 18 months following the date of death (or such longer or shorter period specified in the option agreement, which period could not be less than 6 months). If an optionholder’s continuous service with us or any of our affiliates ceases due to disability, the optionholder may generally exercise any vested options for a period of 12 months following the cessation of service (or such longer or shorter period specified in the option agreement, which period could not be less than 6 months). In no event may an option be exercised beyond the expiration of its term.

Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option shall be determined by the plan administrator and may include (1) cash at the time the option is exercised or (2) at the discretion of the plan administrator, by delivery to the Company of other common stock, according to a deferred payment or other similar arrangement with the optionholder, or in any other form of legal consideration acceptable to the plan administrator. Shares of common stock delivered as consideration are generally required to have been held for more than six months.

Unless the plan administrator provides otherwise, options generally are not transferable except by will or the laws of descent and distribution. An ISO is exercisable during the lifetime of the optionholder only by the optionholder. An NSO may be transferable to the extent permitted by Section 260.140.41(d) of Title 10 of the California Code of Regulations at the time of grant. Notwithstanding the foregoing, an optionholder may designate a beneficiary who may exercise the option following the optionholder’s death.

Tax limitations on ISOs. The aggregate fair market value, determined at the time of grant, of our Series A Common Stock with respect to ISOs that were exercisable for the first time by an award holder during any calendar year under all of our stock plans could not exceed $100,000. Options or portions thereof that exceeded such limit were generally treated as NSOs. No ISO could be granted to any person who, at the time of the grant, owned or was deemed to own stock possessing more than 10% of our total combined voting power or that of any of our affiliates unless (1) the option exercise price was at least 110% of the fair market value of the stock subject to the option on the date of grant, and (2) the term of the ISO did not exceed five years from the date of grant.

Stock bonus awards. Stock bonus awards were granted under stock bonus agreements adopted by the plan administrator. A stock bonus could be awarded in consideration for past services actually rendered to the Company or an affiliate for its benefit. Shares of Series A Common Stock awarded under a stock bonus agreement could, but need not, be subject to a share repurchase option in favor of the Company in accordance with a vesting schedule determined by the plan administrator. In the event that a participant’s continuous service terminated, the Company could reacquire any or all of the shares of Series A Common Stock held by the participant that had not vested as of the date of termination. Rights to acquire shares under a stock bonus agreement were not transferable except by will or the laws of descent and distribution and were exercisable during the lifetime of the participant only by the participant.

Restricted stock awards. Restricted stock awards were granted under restricted stock purchase agreements adopted by the plan administrator. The purchase price of restricted stock awards was not less than 85% of the Series A Common Stock’s fair market value on the date such award was made or at the time the purchase was consummated. The purchase price could be paid in cash at the time of purchase, by deferred payment arrangement, or in any other form of legal consideration acceptable to the plan administrator. The plan administrator determined the terms and conditions of restricted stock awards, including vesting and forfeiture terms. If a participant’s continuous service with us ended for any reason, we could repurchase or otherwise reacquire any or all of the shares of Series A Common Stock held by the participant that had not vested as of the date the participant terminated service with us.

Changes to capital structure. In the event there is a specified type of change in our capital structure, such as a stock split, reverse stock split, or recapitalization, appropriate adjustments are to be made to (1) the class and maximum number of shares reserved for issuance under the 2003 Plan, (2) the class and maximum number of shares that may be issued on the exercise of ISOs, and (3) the class and number of shares and exercise price or purchase price, if applicable, of all outstanding stock awards.

Corporate transactions. The 2003 Plan provides that in the event of a Corporate Transaction, any surviving corporation or acquiring corporation may assume or continue any or all stock awards outstanding under the 2003 Plan or may substitute similar stock awards for stock awards outstanding under the 2003 Plan. In the event that any surviving corporation or acquiring corporation does not assume, continue or substitute such outstanding stock awards, then with respect to stock awards held by participants whose continuous service has not terminated prior to the effective time of the Corporate Transaction, the vesting of such stock awards (and, if applicable, the time at which such stock awards may be exercised) is accelerated in full to a date prior to the effective time of such Corporate Transaction as the board of directors determines, the stock awards terminate if not exercised (if applicable) at or prior to such effective time, and any reacquisition or repurchase rights held by the Company with respect to such stock awards lapse. With respect to any other stock awards outstanding under the 2003 Plan that are not assumed, continued or substituted, the vesting of such stock awards is not accelerated unless otherwise provided in a written agreement between the Company and the holder of such stock award.

Under the 2003 Plan, a Corporate Transaction is generally the consummation of: (1) a sale or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries, (2) a sale or other disposition of at least 90% of the outstanding securities of the Company, (3) a merger, consolidation or similar transaction following which the Company is not the surviving corporation, or (4) a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Series A Common Stock outstanding immediately preceding the transaction are converted or exchanged by virtue of the transaction into other property, whether in the form of securities, cash or otherwise.

Change in control. In the event of a change in control, a stock award held by any participant whose continuous service has not terminated prior to the effective time of a change in control may be subject to additional acceleration of vesting and exercisability upon or after such event as provided in the stock award agreement or in any other written agreement between the Company and the participant, but in the absence of such provision, no such acceleration automatically occurs. Under the 2003 Plan, a change in control is generally (1) the acquisition by any person or entity of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities (other than by virtue of a merger, consolidation or similar transaction, and subject to certain exceptions for institutional investors and Company repurchases), (2) a merger, consolidation or similar transaction in which the Company’s stockholders immediately prior thereto do not own, directly or indirectly, more than 50% of the combined outstanding voting power of the surviving entity (or its parent) immediately after such transaction, (3) stockholder or Board approval of a plan of complete dissolution or liquidation of the Company, or (4) a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries other than to an entity more than 50% of whose combined voting power was owned by the Company’s stockholders in substantially the same proportions as their ownership of the Company prior to such disposition.

Non-Employee Director Compensation

During the year ended December 31, 2025, ZincFive did not maintain a formal non-employee director compensation policy, and no cash or equity compensation was paid or granted to non-employee directors for service on the board of directors or its committees. ZincFive has used equity awards in the past as a component of independent director compensation. ZincFive expects to adopt a non-employee director compensation policy effective as of the closing of the business combination.

The following table sets forth information regarding the compensation earned by or paid to our non- employee directors during fiscal year ended December 31, 2025. Tod Higinbotham, our Chief Executive Officer and former Chief Operating Officer, and Tim Hysell, our former Chief Executive Officer, are also members of our board of directors, but did not receive any additional compensation for service as a director.

		Stock	Option	All Other
	Fees Earned or	Awards	Awards	Compensation
	Paid In Cash ($)	($)	($)	($)	Total ($)
Hannah-Mei Andrews	—	—	—	—	—
Steven Berkenfeld	—	—	—	—	—
Daniel Doimo	—	—	—	—	—
Evan Flecker	—	—	18,530	—	18,530
Terry Kellogg	—	—	—	—	—
(1)

Amounts represent the aggregate grant date fair value of option awards granted to our directors during 2025, computed in accordance with ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 2 to our financial statements included in our financial statements for the year ended December 31, 2025. These amounts do not necessarily correspond to the actual value recognized or that may be recognized by our non-employee directors.

(2)	The table below sets forth the aggregate number of shares subject to outstanding stock options beneficially owned by each of our non-employee directors as of December 31, 2025:

Number of Shares
Underlying
Outstanding
Options as of
December 31, 2025
Hannah-Mei Andrews	—
Steven Berkenfeld	241,025
Daniel Doimo	—
Evan Flecker	100,000
Terry Kellogg	—

ZincFive Executive Officer and Director Compensation Following the Business Combination

Following the Closing, ZincFive intends to develop an executive and director compensation program that is designed to align compensation with ZincFive’s business objectives and the creation of stockholder value, while enabling ZincFive to attract, retain, incentivize and reward individuals who contribute to the long-term success of ZincFive.

Director Compensation

We intend to adopt a non-employee director compensation policy, effective as of the Closing, pursuant to which our non-employee directors will be eligible to receive compensation for service on our board of directors and committees of our board of directors.

Executive Compensation

The policies of ZincFive with respect to the compensation of its executive officers and following the business combination will be administered by ZincFive Board in consultation with its compensation committee. We expect that the compensation policies followed by ZincFive will be designed to provide for compensation that is sufficient to attract, motivate and retain executives of ZincFive and to establish an appropriate relationship between executive compensation and the creation of stockholder value.

In addition to the guidance provided by its compensation committee, ZincFive Board may utilize the services of third parties from time to time in connection with the hiring and determination of compensation awarded to executive employees.

Rule 10b5-1 Sales Plans

The directors and executive officers of ZincFive may adopt written plans, known as Rule 10b5-1 plans (“Rule 10b5-1 Plans”), in which they will contract with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 Plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from them. The director or officer may amend a Rule 10b5-1 Plan in some circumstances and may terminate a plan at any time. The directors and executive officers of ZincFive also may buy or sell additional shares outside of a Rule 10b5-1 Plan when they are not in possession of material nonpublic information subject to compliance with the terms of our insider trading policy.

BOARD OF DIRECTORS AND MANAGEMENT AFTER THE BUSINESS COMBINATION

Unless the context otherwise requires, references in this subsection to “we,” “us” or “our” refer to the business of Legacy ZincFive prior to the consummation of the business combination, which will be the business of ZincFive and its subsidiaries following the business combination.

Executive Officers and Directors After the Business Combination

The following sets forth certain information, as of August 31, 2026, concerning the persons who are expected to serve as directors and executive officers of ZincFive following the consummation of the business combination and assuming the election of the director nominees at the extraordinary general meeting as set forth in “Proposal No. 8 — The Director Election Proposal.”

Upon the consummation of the business combination, the business and affairs of ZincFive will be managed by or under the direction of the ZincFive Board. The directors and executive officers of ZincFive upon the Closing are expected to include the following:

Name	Age	Position(s)
Executive Officers
Tod A. Higinbotham	61	Chief Executive Officer and Director
Martin Heimbigner	67	Chief Financial Officer
Mathew C. Segal	56	Chief Operating Officer
Steven C. Jennings	69	Chief Commercial Officer
Jerry Allison	58	General Counsel & Corporate Secretary
Non-Employee Directors and Director Nominees
Timothy L. Hysell	64	Director and Chairman
Steven Berkenfeld (1)	66	Director
Daniel Doimo (2)	64	Director
Rick Fezell (3)	66	Director
(1)	Member of the ZincFive nominating and corporate governance committee, effective upon the consummation of the business combination.
(2)	Member of the ZincFive compensation committee, effective upon the consummation of the business combination.
(3)	Member of the ZincFive audit committee, effective upon the consummation of the business combination.

Executive Officers

Tod A. Higinbotham has served as our Chief Executive Officer and as a member of our board of directors since September 2025. Mr. Higinbotham previously served as our Chief Operating Officer from March 2020 to September 2025 and as our President, Battery Division from November 2016 to March 2020. Prior to joining Legacy ZincFive, Mr. Higinbotham served as Chief Executive Officer of PowerGenix, Inc. from February 2015 to November 2016. Prior to that, Mr. Higinbotham served in roles of increasing responsibility from 1993 to 2013 at ATMI, Inc., a specialty materials company serving the semiconductor industry, including as Vice President, Marketing, Sales & Service and, most recently, as Executive Vice President and General Manager. Prior to joining ATMI, Inc., Mr. Higinbotham served as Director Sales and Marketing at Advanced Silicon Materials LLC, a producer of high-purity polysilicon and silane gas, from 1995 to 1999. Mr. Higinbotham holds an M.B.A. from the University of Washington and a B.S. in Finance from Portland State University. We believe Mr. Higinbotham is qualified to serve on our board of directors based on his extensive executive leadership experience in the energy storage and specialty materials industries, his service as our Chief Executive Officer and prior service as our Chief Operating Officer, and his deep knowledge of Legacy ZincFive’s business, technology, and operations.

Martin Heimbigner has served as our Chief Financial Officer since January 2026. Mr. Heimbigner has served as a Partner at Pacific CFO Group, LLC, a financial consulting firm providing fractional and interim chief financial officer services, since 2013. In that capacity and directly, Mr. Heimbigner has served in the following principal roles: from November 2022 to August 2023, as Chief Financial Officer of Solgen Power, LLC; from 2020 to November 2022, as Chief Financial Officer of Porch Group, Inc. (Nasdaq: PRCH); from 2017 to 2020, as Chief Financial Officer of WASH Multifamily Laundry Systems, LLC; from 2017 to 2017, as Chief

Financial Officer of The Arena Group, Inc. (formerly TheMaven, Inc.) (NYSE: AREN); and from 2014 to 2016, as Chief Financial Officer of BSQUARE Corporation. From 2003 to 2012, Mr. Heimbigner served as a Partner at Tatum, LLC. Mr. Heimbigner holds a B.A. in Accounting and Business Administration from Washington State University and an Executive M.B.A. from the University of Washington. He is a Certified Public Accountant in the State of Washington.

Mathew C. Segal has served as our Chief Operating Officer since June 2026. Mr. Segal previously served as our Senior Vice President, Operations and Planning from 2021 to August 2026. Prior to joining Legacy ZincFive, Mr. Segal founded and served as Managing Director of TerraFirma Strategy, LLC, a boutique management consultancy focused on strategic planning, operational efficiency, and international expansion for clients in the energy, manufacturing, and business services sectors, from 2019 to 2021. Before founding TerraFirma Strategy, Mr. Segal held two senior executive roles at Trojan Battery Company, a private equity-backed energy storage business, serving as Senior Vice President, International Sales & Business Development from 2013 to 2018 and as Senior Vice President, Corporate Development from 2010 to 2013. Earlier in his career, Mr. Segal served as a Partner at OC&C Strategy Consultants from 2004 to 2008 and as a Manager in the Strategy Practice at The Mitchell Madison Group and subsequent companies from 1999 to 2003. Mr. Segal currently serves as a member of the board of directors of Blackstone Consulting, Inc., a facilities management company, a position he has held since October 2021. Mr. Segal previously served as a board member of Trojan Battery Sales Ireland and Trojan Battery Sales Singapore Pte. Ltd. Mr. Segal holds an M.B.A. in Strategy and Finance from the Anderson School at UCLA and a B.A. in Political Science from Northwestern University.

Steven C. Jennings has served as our Chief Commercial Officer since June 2026. Mr. Jennings previously served as our Senior Vice President, Sales & Marketing from 2019 to June 2026, where he led global sales strategy and marketing initiatives, and prior to that as our Director of Marketing from 2017 to 2019. Prior to joining Legacy ZincFive, Mr. Jennings served as President of TryEco® LLC, an agtech company, from 2015 to 2017. Following Qualitrol Company LLC’s acquisition of Serveron, Mr. Jennings served as Vice President, Marketing of Qualitrol Company LLC from 2014 to 2015. From 2014 to 2015, Mr. Jennings served as Vice President and General Manager of Serveron Corporation. From 2008 to 2013, Mr. Jennings served as Chief Marketing Officer of BPL Global (now Connected Energy). Mr. Jennings served as a member of the board of directors of Smart Grid Northwest from 2012 to 2015. From 2004 to 2007, Mr. Jennings served as Vice President, Marketing of Serveron Corporation. Earlier in his career, Mr. Jennings served as Director of Marketing at Credence Systems Corporation from 2001 to 2003. Mr. Jennings holds a B.S. in Business from the University of Connecticut and an M.B.A. from the University of Oregon.

Jerry Allison has served as our General Counsel since December 2025. Prior to joining Legacy ZincFive, Mr. Allison served as the Vice President, General Counsel and Corporate Secretary of ZEVX, Inc. from March 2023 to December 2024. Mr. Allison previously served as the General Counsel and Corporate Secretary of Quanergy Systems, Inc. from August 2021 to March 2023. Prior to joining Quanergy Systems, Inc., Mr. Allison served as Deputy General Counsel of Array Technologies, Inc. from January 2021 to June 2021. From 1998 to 2019, Mr. Allison held multiple roles of increasing responsibility at Amkor Technology, Inc., serving most recently as Senior Vice President, Assistant General Counsel & Assistant Secretary from 2010 to 2019. Mr. Allison holds a B.S. in Economics from the University of Arizona and a J.D. from the University of Pittsburgh School of Law.

Non-Employee Directors

Timothy L. Hysell has served as a member of our board of directors since 2015 and as a member of our Compensation and Governance Committee since October 2025. Mr. Hysell is a co-founder of Legacy ZincFive and served as our Chief Executive Officer from 2015 to September 2025. From October 2025, Mr. Hysell served as a Strategic Advisor to the Company through HyGrowth Advisors, LLC, a consulting and advisory firm he founded. Prior to co-founding Legacy ZincFive, Mr. Hysell served as Corporate Senior Vice President of Energy Power Solutions from 2013 to 2015. From 2012 to 2013, Mr. Hysell served as Founder and Chief Executive Officer of Millennium Power Solutions, LLC. From 2006 to 2015, Mr. Hysell served as Owner and Chief Executive Officer of PSI Acquisitions, LLC. In 2004, Mr. Hysell co-founded Pacific West Bank, where he currently serves on the board of directors as Chairperson of the Compensation and Governance Committee and as a member of the Director’s Loan Committee, positions he has held since 2004. Mr. Hysell holds a B.S. in Business Administration from Concordia College and an A.A.S. in Invasive and Non-Invasive Cardiology from Spokane Community College. We believe Mr. Hysell is qualified to serve on our board of directors based on his role as a co-founder of Legacy ZincFive, his deep knowledge of the Company’s technology, products, and commercial history, his decade of service as our Chief Executive Officer, and his expertise in renewable energy and advanced power applications.

Steven Berkenfeld has served as a member of our board of directors and as Chair of our Audit Committee since October 2025. Prior to joining the board, Mr. Berkenfeld served as a member of our advisory board from 2020 to October 2025. Mr. Berkenfeld is the founder and principal of Ecotopia Consulting LLC, through which he advises early-stage, mission-driven companies focused on climate technology, decarbonization, sustainability, and social impact, a position he has held since January 2020. Since January 2020, Mr. Berkenfeld has also served as Chief Strategy Officer of Brightcore Energy, Inc. Mr. Berkenfeld currently serves on the board of directors of Electrovaya Inc. (Nasdaq: ELVA), where he serves on the Audit Committee and Compensation Committee, since October 2023; as Chair of the board of directors of Svante Technologies Inc., where he also serves on the Audit and Compensation Committees, since December 2019; and as Chair of the board of directors of Carbon Upcycling Technologies Inc., where he also serves on the Audit and Compensation Committees, since April 2024. From September 2008 to December 2019, Mr. Berkenfeld served as a Managing Director in Investment Banking at Barclays. Prior to joining Barclays, Mr. Berkenfeld spent over 21 years at Lehman Brothers from 1987 through 2008. Prior to joining Lehman Brothers, Mr. Berkenfeld was an associate at Fried, Frank, Harris, Shriver & Jacobson from 1984 to 1987. Mr. Berkenfeld holds a J.D. from Columbia Law School and a B.S. from Cornell University. We believe Mr. Berkenfeld is qualified to serve on our board of directors based on his extensive experience in corporate finance, mergers and acquisitions, clean technology, sustainability, risk oversight and public company board service.

Daniel Doimo has served as a member of our board of directors since November 2025 and as Chair of our Remuneration Committee since January 2026. Since November 2025, Mr. Doimo has served as a Partner at Helios Climate Ventures, a venture capital firm investing in AI infrastructure, advanced batteries, energy storage, electrification, and climate technology. From 2021 to November 2025, Mr. Doimo served as Chief Executive Officer of Solarlytics, a company focused on AI-powered electronic converters for utility-scale renewable energy optimization. From 2017 to 2021, Mr. Doimo served as President and as Chief Operating Officer of Cylance, Inc, an AI next generation cybersecurity company. Prior to Cylance, Mr. Doimo served as a member of the Executive Committee of Schneider Electric and held global leadership responsibility in Energy Management Technology as Executive Vice President from 2010 to 2017. Earlier in his career, Mr. Doimo held multiple senior leadership roles at MGE UPS Systems and Schneider Electric. Mr. Doimo currently serves as a member of the board of directors of Solarlytics, a position he has held since September 2021, and as a member of the board of directors of Maxterial, Inc., a position he has held since February 2026. Mr. Doimo previously served as a member of the board of directors of White Fox Defense from 2021 to April 2025. Mr. Doimo holds an M.B.A. from Pepperdine University’s George L. Graziadio School of Business and Management and an Electrical Engineering degree (French State Diploma). We believe Mr. Doimo is qualified to serve on our board of directors based on his extensive executive leadership experience in the data center, energy storage, enterprise technology and artificial intelligence sectors.

Donald Richard (Rick) Fezell, Jr. is expected to serve as a member of our board of directors upon Closing of the Business Combination. Since April 2022, Mr. Fezell has served as a member of the board of directors of American Battery Technology Company (NASDAQ: ABAT), where he currently serves as Chairman of the Board, Chair of the Audit Committee, and as a member of the Compensation Committee. Prior to his retirement in June 2020, Mr. Fezell had a 35-year career as an auditor, senior partner and Vice Chairman at Ernst & Young (EY) where he held multiple leadership roles at the industry, regional, and executive committee levels for EY, providing deep knowledge of financial reporting, risk management, and market-leading growth strategies to large public multinationals as well as emerging growth and newly public companies. Mr. Fezell has served on the board of many community and higher education organizations including The United Way, the Civic Committee of The Commercial Club of Chicago, the Markkula Center for Applied Ethics at Santa Clara University, the Orfalea School of Business at Cal Poly San Luis Obispo and Perspectives Charter Schools in Chicago. He is a CPA and graduate of Westminster College in Pennsylvania. Mr. Fezell holds a B.A. in Business Administration from Westminster College and is a Certified Public Accountant (inactive) in the State of California. We believe Mr. Fezell is qualified to serve on our board of directors based on his extensive experience in public accounting, auditing, and financial reporting oversight, including his service as an audit committee chair and financial expert of a public company.

Family Relationships and Other Arrangements

There are no family relationships among ZincFive’s directors, director nominees and executive officers.

Board Composition

ZincFive’s business and affairs will be organized under the direction of the ZincFive Board. We anticipate that the ZincFive Board will consist of seven members upon the Closing, with Mr. Hysell serving as chair of the ZincFive Board. The primary responsibilities of the ZincFive Board will be to provide oversight, strategic guidance, counseling and direction to ZincFive’s management. The ZincFive Board will meet on a regular basis and on an ad hoc basis as required.

In accordance with the terms of Proposed Certificate of Incorporation and the Proposed Bylaws, each of which will become effective upon the consummation of the business combination, ZincFive will divide the board of directors into three classes, as follows:

Class I, which will consist of               and          , whose terms will expire at ZincFive’s annual meeting of stockholders to be held in 2027;

Class II, which will consist of                 and                  , whose terms will expire at ZincFive’s annual meeting of stockholders to be held in 2028; and

Class III, which will consist of                 and              , whose terms will expire at ZincFive’s annual meeting of stockholders to be held in 2029.

At each annual meeting of stockholders to be held after the initial classification, the successors to directors whose terms then expire will serve until the third annual meeting following their election and until their successors are duly elected and qualified. ZincFive’s Proposed Certificate of Incorporation will provide that the authorized number of directors may be changed only by the ZincFive Board. This classification of the ZincFive Board may have the effect of delaying or preventing changes in ZincFive’s control or management. ZincFive’s directors may be removed only for cause and only by the affirmative vote of the holders of at least 66-2/3% of the voting power of ZincFive’s capital stock.

Director Independence

Upon the consummation of the business combination, the ZincFive Board is expected to determine that each of the directors on the ZincFive Board other than Mr. Higinbotham and Mr. Hysell, following the consummation of the business combination, will be “independent directors,” and the ZincFive Board will consist of a majority of “independent directors,” as defined under the rules of the SEC and Nasdaq relating to director independence requirements.

Board Leadership Structure

The ZincFive Board will be chaired by Mr. Hysell, who will have the authority, among other things, to call and preside over board of directors meetings, to set meeting agendas and to determine materials to be distributed to the board of directors. Accordingly, the chair will have substantial ability to shape the work of the ZincFive Board. We believe that separation of the positions of chair and chief executive officer reinforces the independence of the board of directors in its oversight of ZincFive’s business and affairs. In addition, we intend to have a separate chair for each committee of the ZincFive Board. The chair of each committee is expected to report annually to the ZincFive Board on the activities of their committee in fulfilling their responsibilities as detailed in their respective charters or specify any shortcomings should that be the case.

Role of the Board in Risk Oversight

The audit committee of the ZincFive Board, which we will establish upon the consummation of the business combination, will be primarily responsible for overseeing ZincFive’s risk management processes on behalf of the ZincFive Board. Going forward, we expect that ZincFive’s audit committee will receive reports from management periodically regarding ZincFive’s assessment of risks. In addition, ZincFive’s audit committee will report regularly to the ZincFive Board, which also will consider ZincFive’s risk profile. ZincFive’s audit committee and the ZincFive Board will focus on the most significant risks we face and ZincFive’s general risk management strategies. While the ZincFive Board will oversee ZincFive’s risk management, management will be responsible for day-to-day risk management processes. The ZincFive Board expects management to consider risk and risk management in each business decision, to proactively develop and monitor risk management strategies and processes for day-to-day activities and to effectively implement risk management strategies adopted by ZincFive’s audit committee and the ZincFive Board. We believe this division of responsibilities is the most effective approach for addressing the risks we face and that the ZincFive Board’s leadership structure, which also emphasizes the independence of the ZincFive Board in its oversight of its business and affairs, supports this approach.

Board Committees

The ZincFive Board will establish an audit committee, a compensation committee and a nominating and corporate governance committee. The ZincFive Board may establish other committees to facilitate the management of ZincFive’s business. The composition and functions of each committee are described below. Members will serve on these committees until their resignation or until otherwise determined by the ZincFive Board. Each committee will operate under a written charter, to be effective upon the consummation of the business combination, that satisfies the applicable rules and regulations of the Sarbanes-Oxley Act, the SEC and Nasdaq.

Audit Committee

Upon the consummation of the business combination, ZincFive’s audit committee will consist of                . The ZincFive Board is expected to determine that each of the members of ZincFive’s audit committee satisfies Nasdaq and SEC independence requirements. Rick Fezell will serve as the chair of ZincFive’s audit committee. The functions of this committee will include, among other things:

●	evaluating the performance, independence and qualifications of ZincFive’s independent registered public accounting firm and determining whether to retain ZincFive’s existing independent registered public accounting firm or engage a new independent registered public accounting firm;
●	reviewing and approving the engagement of ZincFive’s independent registered public accounting firm to perform audit services and any permissible non-audit services;
●	monitoring the rotation of partners of ZincFive’s independent registered public accounting firm on ZincFive’s engagement team as required by law;
●	prior to engagement of any independent registered public accounting firm, and at least annually thereafter, reviewing relationships that may reasonably be thought to bear on their independence, and assessing and otherwise taking the appropriate action to oversee the independence of ZincFive’s independent registered public accounting firm;
●	reviewing ZincFive’s annual and quarterly consolidated financial statements and reports, including the disclosures contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and discussing the statements and reports with ZincFive’s independent registered public accounting firm and management;
●	reviewing, with ZincFive’s independent registered public accounting firm and management, significant issues that arise regarding accounting principles and financial statement presentation and matters concerning the scope, adequacy and effectiveness of ZincFive’s financial controls;
●	reviewing with management and ZincFive’s independent registered public accounting firm any earnings announcements and other public announcements regarding material developments;
●	discussing and reviewing with management and ZincFive’s independent registered public accounting firm, as appropriate, the scope, adequacy and effectiveness of ZincFive’s internal control over financial reporting and any special audit steps adopted in the event of material control deficiencies;
●	establishing procedures for the receipt, retention and treatment of complaints received by us regarding financial controls, accounting or auditing matters and other matters;
●	preparing the report that the SEC requires in ZincFive’s annual proxy statement;
●	reviewing and providing oversight of any related-person transactions in accordance with ZincFive’s related-person transaction policy and reviewing and monitoring compliance with legal and regulatory responsibilities, including ZincFive’s code of business conduct and ethics;

●	reviewing ZincFive’s major financial, information security and cybersecurity risk exposures, including the guidelines and policies to govern the process by which risk assessment and risk management are implemented;
●	reviewing on a periodic basis ZincFive’s investment policy and related-person transactions policy; and
●	reviewing and evaluating on an annual basis the performance of ZincFive’s audit committee and the charter of ZincFive’s audit committee.

The ZincFive Board is expected to determine that                qualifies as an “audit committee financial expert” within the meaning of SEC regulations and meets the financial sophistication requirements of Nasdaq. In making this determination, ZincFive’s board will consider prior experience, business acumen and independence. Both ZincFive’s independent registered public accounting firm and management will periodically meet privately with ZincFive’s audit committee.

We believe that the composition and functioning of ZincFive’s audit committee will comply with all applicable requirements of the Sarbanes-Oxley Act, and all applicable SEC and Nasdaq rules and regulations. We intend to comply with future requirements to the extent they become applicable to us.

Compensation Committee

Upon the consummation of the business combination, ZincFive’s compensation committee will consist of               . Daniel Doimo will serve as the chair of ZincFive’s compensation committee. The ZincFive Board is expected to determine that each of the members of ZincFive’s compensation committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act, and satisfies Nasdaq independence requirements. The functions of this committee will include, among other things:

●	reviewing, modifying and approving (or if it deems appropriate, making recommendations to the full board of directors regarding) ZincFive’s overall compensation strategy and policies;
●	reviewing and approving (or if it deems it appropriate, making recommendations to the full board of directors regarding) the compensation and other terms of employment of ZincFive’s executive officers;
●	reviewing and approving (or if it deems it appropriate, making recommendations to the full board of directors regarding) performance goals and objectives relevant to the compensation of ZincFive’s executive officers and assessing their performance against these goals and objectives;
●	reviewing and approving (or if it deems it appropriate, making recommendations to the full board of directors regarding) the equity incentive plans, compensation plans and similar programs advisable for us, as well as modifying, amending or terminating existing plans and programs;
●	evaluating risks associated with ZincFive’s compensation policies and practices and assessing whether risks arising from ZincFive’s compensation policies and practices for ZincFive’s employees are reasonably likely to have a material adverse effect on us;
●	overseeing workplace diversity initiatives and progress;
●	reviewing and making recommendations to the full board of directors regarding the type and amount of compensation to be paid or awarded to ZincFive’s non-employee board members;
●	establishing policies with respect to votes by ZincFive’s stockholders to approve executive compensation as required by Section 14A of the Exchange Act and determining ZincFive’s recommendations regarding the frequency of advisory votes on executive compensation, to the extent required by law;
●	reviewing and assessing the independence of compensation consultants, legal counsel and other advisors as required by Section 10C of the Exchange Act;

●	administering ZincFive’s equity incentive plans;
●	establishing policies with respect to equity compensation arrangements;
●	reviewing the competitiveness of ZincFive’s executive compensation programs and evaluating the effectiveness of ZincFive’s compensation policy and strategy in achieving expected benefits to us;
●	reviewing and making recommendations to the full board of directors regarding the terms of any employment agreements, severance arrangements, change in control protections and any other compensatory arrangements for ZincFive’s executive officers;
●	reviewing with management and approving ZincFive’s disclosures under the caption “Compensation Discussion and Analysis” in ZincFive’s periodic reports or proxy statements to be filed with the SEC, to the extent such caption is included in any such report or proxy statement;
●	preparing the report that the SEC requires in ZincFive’s annual proxy statement; and
●	reviewing and assessing on an annual basis the performance of ZincFive’s compensation committee and the charter of ZincFive’s compensation committee.

We believe that the composition and functioning of ZincFive’s compensation committee will comply with all applicable requirements of the Sarbanes-Oxley Act, and all applicable SEC and Nasdaq rules and regulations. We intend to comply with future requirements to the extent they become applicable to us.

Nominating and Corporate Governance Committee

Upon the consummation of the business combination, ZincFive’s nominating and corporate governance committee will consist of                and                . Steven Berkenfeld will serve as the chair of ZincFive’s nominating and corporate governance committee. The ZincFive Board is expected to determine that each of the members of this committee satisfies Nasdaq independence requirements. The functions of this committee will include, among other things:

●	identifying, reviewing and evaluating candidates to serve on the ZincFive Board consistent with criteria approved by the ZincFive Board;
●	determining the minimum qualifications for service on the ZincFive Board;
●	evaluating director performance on the board and applicable committees of the board and determining whether continued service on ZincFive’s board is appropriate;
●	evaluating, nominating and recommending individuals for membership on the ZincFive Board;
●	evaluating nominations by stockholders of candidates for election to the ZincFive Board;
●	considering and assessing the independence of members of the ZincFive Board;
●	reviewing and recommending updates to the list of executive officers who are subject to the reporting requirements of Section 16 of the Exchange Act;
●	developing a set of corporate governance policies and principles, including a code of business conduct and ethics, periodically reviewing and assessing these policies and principles and their application and recommending to the ZincFive Board any changes to such policies and principles;
●	reviewing and recommending updates to ZincFive’s insider trading policy;

●	overseeing ZincFive’s environmental, social and governance strategies, targets, policies, performance and reporting;
●	considering questions of possible conflicts of interest of directors as such questions arise; and
●	reviewing and assessing on an annual basis the performance of the nominating and corporate governance committee and the nominating and corporate governance committee charter.

We believe that the composition and functioning of ZincFive’s nominating and corporate governance committee will comply with all applicable requirements of the Sarbanes-Oxley Act, and all applicable SEC and Nasdaq rules and regulations. We intend to comply with future requirements to the extent they become applicable to us.

Compensation Committee Interlocks and Insider Participation

None of ZincFive’s current or former executive officers will serve as a member of ZincFive’s compensation committee. None of ZincFive’s officers serve, or have served during the last completed fiscal year, on the board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of the ZincFive

Board or ZincFive’s compensation committee. For a description of transactions between us and members of ZincFive’s compensation committee and affiliates of such members, see the section entitled “Certain Relationships and Related Party Transactions.”

Code of Business Conduct and Ethics

Upon the consummation of the business combination, we intend to adopt a written code of business conduct and ethics that applies to ZincFive’s directors, officers and employees, including ZincFive’s principal executive officer, principal financial officer, principal accounting officer or controller, or person performing similar functions. Upon the consummation of the business combination, a current copy of the code will be available on the Corporate Governance section of ZincFive’s website, https://zincfive.com.

Limitation on Liability and Indemnification of Directors and Officers

The Proposed Certificate of Incorporation, which will be effective upon consummation of the business combination, eliminates ZincFive’s directors’ liability for monetary damages for breach of fiduciary duties to the fullest extent permitted by applicable law. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

●	for any transaction from which the director derives an improper personal benefit;
●	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
●	for any unlawful payment of dividends or redemption of shares; or
●	for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of ZincFive’s directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

The Proposed Bylaws require ZincFive to indemnify and advance expenses to, to the fullest extent permitted by applicable law, its directors and executive officers. The Proposed Bylaws authorize ZincFive to indemnify and advance expenses to its other officers, employees and other agents to the fullest extent permitted by the DGCL. ZincFive plans to maintain a directors’ and officers’ insurance policy pursuant to which ZincFive’s directors and officers are insured against liability for actions taken in their capacities as directors and officers. Finally, the Proposed Certificate of Incorporation and Proposed Bylaws prohibit any retroactive changes to the rights or protections or increase the liability of any director in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

In addition, ZincFive will enter into separate indemnification agreements with ZincFive’s directors and officers. These agreements, among other things, will require ZincFive to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of ZincFive’s directors or officers or any other company or enterprise to which the person provides services at ZincFive’s request.

We believe these provisions in the Proposed Certificate of Incorporation are necessary to attract and retain qualified persons as directors and officers.

SECURITIES ACT RESTRICTIONS ON RESALE OF ZINCFIVE’S SECURITIES

Lockup Restrictions

The Proposed Bylaws will provide that stockholders of ZincFive will not be permitted to, from the Closing Date until the earlier of 11:59 p.m., New York time, on (x) the later of the date that is one hundred eighty (180) days after the date that the Resale Registration Statement initially becomes effective and        days after the Closing Date, or, in the case of affiliates of ZincFive as of the Closing Date, twelve (12) months after the date the Resale Registration Statement becomes effective, and (y) the date on which ZincFive completes a liquidation, merger, stock exchange or other similar transaction that results in all of its stockholders having the right to exchange their shares of ZincFive Common Stock for cash, securities or other property, (i) exchange, transfer, assign, lend, sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder with respect to, any shares of ZincFive Common Stock (A) issued as consideration pursuant to the Merger Agreement held by any such holders as of the Closing, (B) issued upon the settlement or exercise of options, restricted stock units or other equity awards or warrants outstanding as of immediately prior to the Closing that are assumed by ZincFive held by any such holders as of the Closing, (C) issued to employees of ZincFive, or (D) Lock-Up Shares, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Lock-Up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii).

The Proposed Bylaws provide for certain customary permitted transfers, including transfers to certain affiliates, members, partners, family members, or for estate planning purposes. Further, if the VWAP of ZincFive Common Stock equals or exceeds $12.00 for twenty (20) trading days within any period of thirty (30) consecutive trading days commencing at least one hundred eighty (180) days after the date the Resale Registration Statement becomes effective, then the transfer restrictions applicable to the Lock-Up Shares will expire. Notwithstanding the foregoing, the ZincFive Board may grant a discretionary waiver or termination of the lockup restrictions. Any such discretionary waiver or termination shall apply to each other holder of Lock-Up Shares in the same proportion that the number of Lock-Up Shares held by the holder of Lock-Up Shares with respect to which such lockup restrictions are being terminated or waived bears to the total number of Lock-Up Shares then held by such holder. A Pro-Rata Release shall not apply or be required in the case of an early release from the lockup restrictions if such early release is made (i) with respect to a number of shares of ZincFive Common Stock equal to $2,500 for each holder of Lock-Up Shares, calculated as of the Closing Date, rounded up to the nearest share, to the extent that a holder of such shares is not an affiliate of SPKL or ZincFive; (ii) solely for the purposes of complying with certain initial and continued listing requirements of Nasdaq or to comply with ZincFive’s obligations under the Series A Securities Purchase Agreement; or (iii) due to circumstances of an emergency or hardship, each as determined by the ZincFive Board or any duly authorized committee thereof in its sole judgment.

Prior to the Closing, Legacy ZincFive intends to enter into lockup agreements with each Legacy ZincFive stockholder that holds 1% or more of the outstanding Legacy ZincFive Common Stock immediately following the Closing. The lockup agreements are expected to provide for a restriction on transfers of Lock-Up Shares for up to twelve (12) months after the date the Resale Registration Statement becomes effective and otherwise on substantially identical terms as the lockup restrictions contained in the Proposed Bylaws that are applicable to affiliates of ZincFive as of the Closing Date.

Amended and Restated Registration Rights Agreement

At the Closing, ZincFive, SPKL and the Reg Rights Holders will enter into the A&R Registration Rights Agreement. The A&R Registration Rights Agreement provides that the Reg Rights Holders will be granted certain customary registration rights, on the terms and subject to the conditions in the A&R Registration Rights Agreement, with respect to securities of ZincFive that they will hold following the Business Combination. Pursuant to the A&R Registration Rights Agreement, ZincFive will be obligated to file with the Resale Registration Statement with the SEC to register the resale of certain securities of ZincFive held by the Reg Rights Holders within five days after the Closing and to use its commercially reasonable efforts to have the Resale Registration Statement become effective as soon as reasonably practicable after the filing thereof, but in no event later than the earlier of the 45th calendar day after the Resale Registration Statement is filed if the SEC notifies ZincFive that it will “review” the Resale Registration Statement and the 10th calendar day after ZincFive is notified (orally or in writing, whichever is earlier) by the SEC that the Resale Registration Statement will not be reviewed or will not be subject to further review. The A&R Registration Rights Agreement provides for liquidated damages payable to the Reg Rights Holders if ZincFive fails to meet these filing and effectiveness deadlines. In addition, pursuant to the terms of the A&R Registration Rights Agreement, the Reg Rights Holders may demand that ZincFive effect an offering that is registered pursuant to a shelf registration statement to register the securities of ZincFive held by them, subject to certain requirements and customary conditions, including with regard to the number of such demands that may be exercised. The A&R Registration Rights Agreement will also provide the Reg Rights Holders with “piggy-back” registration rights, subject to certain requirements and customary conditions. In addition, the Reg Rights Holders may request to sell all or any portion of their registered securities in an underwritten offering, block trade, at the market offering or other coordinated trade, subject to certain requirements and customary conditions, including with regard to the number of such offerings per year and minimum offering size. The A&R Registration Rights Agreement includes customary provisions regarding payment of fees and expenses and indemnification.

See the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Certain Agreements Related to the Business Combination — Amended and Restated Registration Rights Agreement.”

Rule 144

In general, Rule 144 of the Securities Act (“Rule 144”) permits the resale of restricted securities without registration under the Securities Act if certain conditions are met. Rule 144 is not available for the resale of restricted securities initially issued by shell companies (other than business combination-related shell companies) or issuers that have been at any time previously a shell company, including SPKL. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met at the time of such resale:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;
●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
●	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding twelve months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and
●	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

It is anticipated that following the consummation of the Business Combination, SPKL will no longer be a shell company, and as long as the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of SPKL’s restricted securities.

If the above conditions have been met and Rule 144 is available, a person that has beneficially owned restricted SPKL Ordinary Shares for at least one year would be entitled to sell their securities pursuant to Rule 144, provided that such person is not deemed to have been one of SPKL’s affiliates at the time of, or at any time during the three months preceding, a sale. If such persons are SPKL’s affiliates at the time of, or at any time during the three months preceding a sale, such persons would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

●	1% of the total number of shares of common stock then outstanding; or
●	the average weekly reported trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates under Rule 144, when available, will also be limited by manner of sale provisions and notice requirements.

As of the date of this proxy statement/prospectus, SPKL has         SPKL Ordinary Shares outstanding. Of these SPKL Ordinary Shares,          shares sold in the SPKL IPO are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of SPKL’s affiliates within the meaning of Rule 144 under the Securities Act. All of the SPKL Ordinary Shares owned by the Sponsor are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering.

It is expected that Rule 144 to be available for the resale of the above-noted restricted securities as long as the conditions set forth in the exceptions listed above are satisfied following the Transactions, although these SPKL Ordinary Shares may be sold sooner to the extent they have been registered on a registration statement that has been declared effective by the SEC.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of ZincFive’s employees, consultants or advisors who purchases equity shares from ZincFive in connection with a compensatory stock plan or other written agreement executed prior to the completion of the Business Combination is eligible to resell those equity shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to the lockup provisions of the Proposed Bylaws and lockup agreements described above.

STOCKHOLDER PROPOSALS AND NOMINATIONS

Stockholder Proposals

The Proposed Bylaws establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders. The Proposed Bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that: (1) is specified in the notice of such meeting (or any supplement thereto); (2) is brought by or at the direction of the ZincFive Board or any formally authorized committee of the ZincFive Board; (3) may be provided in the certificate of designations for any class or series of ZincFive Preferred Stock; or (4) is otherwise properly brought before such meeting by a stockholder who (a) is a stockholder of record (i) at the time of giving timely notice in writing to ZincFive’s secretary, (ii) on the record date for the determination of stockholders entitled to notice of such meeting, (iii) on the record date for the determination of stockholders entitled to vote at such meeting, and (iv) at the time of such meeting and (b) has complied with the notice procedures specified in the Proposed Bylaws in all applicable respects. To be timely, a stockholder’s notice must be received by ZincFive’s secretary at ZincFive’s principal executive offices no earlier than the close of business on the 120th day and no later than the close of business on the 90th day prior to the day of the first anniversary of the preceding year’s annual meeting of stockholders.

If no annual meeting was held in the preceding year or the date of ZincFive’s annual meeting of stockholders has been advanced more than 30 days prior to or delayed by more than 70 days after the first anniversary of a preceding year’s annual meeting, to be timely, notice of a stockholder proposal must be received by ZincFive’s secretary at ZincFive’s principal executive offices no earlier than the 120th day prior to the day of the annual meeting and no later than the close of business on (i) the 90th day prior to the day of the annual meeting or (ii) the tenth day following the day on which public announcement of the date of such meeting is first made by ZincFive. Stockholder proposals must also comply with all applicable requirements under the Proposed Bylaws, the Exchange Act and the rules and regulations thereunder.

The Proposed Bylaws provide that the foregoing notice requirements with respect to the proposal of any business at an annual meeting will be deemed to be satisfied by a stockholder if (1) such stockholder has submitted a proposal to ZincFive in compliance with Rule 14a-8 under the Exchange Act; and (2) such stockholder’s proposal has been included in a proxy statement that has been prepared by ZincFive to solicit proxies for the meeting. Under Rule 14a-8 of the Exchange Act, a stockholder proposal (other than nominations) to be included in the proxy statement and proxy card for the 2027 annual meeting pursuant to Rule 14a-8 must be received at ZincFive’s principal office at a reasonable time before ZincFive begins to print and send its proxy materials and must comply with Rule 14a-8.

Stockholder Director Nominees

The Proposed Bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by the Proposed Bylaws and must comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder, including Rule 14a-19. In addition, the stockholder must give timely notice to ZincFive’s secretary in accordance with the Proposed Bylaws, which, in general, require that the notice be received by ZincFive’s secretary within the time periods described above under the section entitled “Stockholder Proposals.”

SHAREHOLDER COMMUNICATIONS

Shareholders and interested parties may communicate with the SPKL Board, any committee chairperson or the non-management directors as a group by writing to the SPKL Board or committee chairperson in care of SPKL at 3790 El Camino Real Unit #570, Palo Alto, California 94306. Following the Closing, such communications should be sent to the ZincFive Board at 20050 SW 112th Ave., Tualatin, Oregon 97062. Each communication will be forwarded, depending on the subject matter, to the SPKL Board or ZincFive Board, the appropriate committee chairperson or all non-management directors.

LEGAL MATTERS

Wilson Sonsini Goodrich & Rosati, P.C. will pass upon the validity of the shares of ZincFive Common Stock to be issued in connection with the Business Combination and certain other legal matters related to this proxy statement/prospectus. Cooley LLP will pass upon the material U.S. federal income tax consequences of the Mergers.

OTHER MATTERS

As of the Record Date, the SPKL Board does not know of any matters that will be presented for consideration at the Extraordinary General Meeting other than as described in this proxy statement/ prospectus. If any other matters properly come before the Extraordinary General Meeting and are voted upon, the enclosed proxy will be deemed to confer discretionary authority on the individuals that it names as proxies to vote the shares represented by the proxy as to any of these matters.

EXPERTS

The financial statements of SPKL as of December 31, 2025 and for the year then ended appearing in this proxy statement/prospectus have been audited by CBIZ CPAs, P.C., an independent registered public accounting firm, as set forth in their report thereon (which includes an explanatory paragraph related to SPKL’s ability to continue as a going concern), appearing elsewhere in this proxy statement/prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of SPKL as of December 31, 2024 and for the year then ended appearing in this proxy statement/prospectus have been audited by Marcum LLP, an independent registered public accounting firm, as set forth in their report thereon (which includes an explanatory paragraph related to SPKL’s ability to continue as a going concern), appearing elsewhere in this proxy statement/prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of ZincFive, Inc. as of December 31, 2025 and 2024, and for each of the years then ended, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2025 and 2024 consolidated financial statements contains an explanatory paragraph that states that the ZincFive, Inc.’s recurring losses and negative cash flows from operations raise substantial doubt about the entity’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, SPKL and services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of the proxy statement/prospectus. Upon written or oral request, SPKL will deliver a separate copy of the proxy statement/prospectus to any shareholder at a shared address to which a single copy of the proxy statement/prospectus was delivered and who wishes to receive separate copies of such document. Shareholders receiving multiple copies of the proxy statement/prospectus may likewise request that SPKL deliver single copies of the proxy statement/prospectus in the future. Shareholders may notify SPKL of their requests by calling or writing at its principal executive offices at Spark I Acquisition Corp., 3790 El Camino Real Unit #570, Palo Alto, CA 94306, (650) 353-7082.

ENFORCEABILITY OF CIVIL LIABILITY

SPKL is a Cayman Islands exempted company. If SPKL does not change its jurisdiction of incorporation from the Cayman Islands to Delaware by effecting the Domestication, you may have difficulty serving legal process within the United States upon SPKL. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against SPKL in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is doubt that the courts of the Cayman Islands would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. However, SPKL may be served with process in the United States with respect to actions against SPKL arising out of or in connection with violation of U.S. federal securities laws relating to offers and sales of SPKL’s securities by serving SPKL’s U.S. agent irrevocably appointed for that purpose.

WHERE YOU CAN FIND MORE INFORMATION

SPKL has filed a registration statement on Form S-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement.

SPKL files reports, proxy statements and other information with the SEC in accordance with the Exchange Act. You may access information on SPKL at the SEC website containing reports, proxy statements and other information at: http://www.sec.gov.

This document is a proxy statement/prospectus of SPKL for the Extraordinary General Meeting. SPKL has not authorized anyone to give any information or make any representation about the Business Combination, SPKL or Legacy ZincFive that is different from, or in addition to, that contained in this proxy statement/prospectus. SPKL and Legacy ZincFive take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The information contained in this proxy statement/prospectus speaks only as of the Record Date unless the information specifically indicates that another date applies.

If you would like additional copies of this proxy statement/prospectus, or if you have questions about the Business Combination, you should contact via phone or in writing:

Spark I Acquisition Corp.

3790 El Camino Real
Unit #570

Palo Alto, CA 94306
(650) 353-7082

You may also obtain these documents by requesting them in writing or by telephone from SPKL’s proxy solicitation agent at the following address and telephone number:

Advantage Proxy, Inc.

P.O. Box 10904

Yakima, WA 98909

Toll Free 877-870-8565

Collect: 206-870-8565

Email: ksmith@advantageproxy.com

If you are a shareholder of SPKL and would like to request documents, please do so no later than five business days before the Extraordinary General Meeting to receive them before the Extraordinary General meeting. If you request any documents from SPKL, SPKL will mail them to you by first class mail, or another equally prompt means. Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, which includes exhibits incorporated by reference from other filings made with the SEC.

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of

Spark I Acquisition Corporation

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Spark I Acquisition Corporation (the “Company”) as of December 31, 2025, the related statements of operations, changes in shareholders’ deficit and cash flows for the year ended December 31, 2025, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025, and the results of its operations and its cash flows for the year ended December 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 1 to the financial statements, the Company is a Special Purpose Acquisition Corporation that was formed for the purpose of completing a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities on or before September 29, 2026. There is no assurance that the Company will obtain the necessary approvals or raise the additional capital it needs to fund its business operations and complete any business combination prior to September 29, 2026, if at all. The Company also has no approved plan in place to extend the business combination deadline beyond September 29, 2026, and lacks the capital resources needed to fund operations and complete any business combination, even if the deadline to complete a business combination is extended to a later date. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with regard to these matters are also described in Note 1. The financial statements do not include any adjustments that may be necessary should the Company be unable to continue as a going concern.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ CBIZ CPAS P.C.

CBIZ CPAs P.C.

We have served as the Company’s auditor since 2022 (such date takes into account the acquisition of the attest business of Marcum LLP by CBIZ CPAs P.C. effective November 1, 2024).

Hartford, CT

March 30, 2026

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of

Spark I Acquisition Corporation

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Spark I Acquisition Corporation (the “Company”) as of December 31, 2024, the related statements of operations, changes in shareholders’ deficit and cash flows for the year ended December 31, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024, and the results of its operations and its cash flows for the year ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 1 to the financial statements, the Company is a Special Purpose Acquisition Corporation that was formed for the purpose of completing a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities on or before July 11, 2025. There is no assurance that the Company will obtain the necessary approvals or raise the additional capital it needs to fund its business operations and complete any business combination prior to July 11, 2025, if at all. The Company also has no approved plan in place to extend the business combination deadline beyond July 11, 2025, and lacks the capital resources needed to fund operations and complete any business combination, even if the deadline to complete a business combination is extended to a later date. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with regard to these matters are also described in Note 1. The financial statements do not include any adjustments that may be necessary should the Company be unable to continue as a going concern.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Marcum LLP

We have served as the Company’s auditor from 2022 to 2025.

Hartford, CT

March 21, 2025

SPARK I ACQUISITION CORPORATION

BALANCE SHEETS

	December 31,	December 31,
	2025	2024

ASSETS
Current Assets:
Cash	$112,295	$375,403
Prepaid expenses	81,072	104,411
Total Current Assets	193,367	479,814

Investments held in trust	25,164,437	106,926,172

Total Assets	$25,357,804	$107,405,986

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current Liabilities:
Accrued expenses and offering costs	$604,052	$505,218
Related party payable	3,500	3,500
Note payable - Sponsor	1,700,000	—
Convertible note payable - Sponsor	1,540,000	—
Sponsor advance	—	840,000
Total Current Liabilities	3,847,552	1,348,718

Non-current Liabilities:
Deferred underwriting fee payable	3,500,000	3,500,000
Total Liabilities	7,347,552	4,848,718
Commitments and contingencies (Note 6)
Class A ordinary shares subject to possible redemption; 2,236,713 and 10,000,000 shares at redemption value of $11.25 and $10.69 as of December 31, 2025 and 2024, respectively	25,164,437	106,926,172

Shareholders’ Deficit:
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding as of December 31, 2025 and 2024, respectively	—	—
Class A ordinary shares, $0.0001 par value, 500,000,000 shares authorized, 4,000,000 and 0 issued and outstanding (excluding 2,236,713 and 10,000,000 shares subject to possible redemption) as of December 31, 2025 and 2024, respectively	400	—
Class B ordinary shares, $0.0001 par value, 50,000,000 shares authorized, 2,422,078 and 6,422,078 shares issued and outstanding at December 31, 2025 and 2024, respectively	242	642
Additional paid-in capital	—	—
Accumulated deficit	(7,154,827)	(4,369,546)
Total Shareholders’ Deficit	(7,154,185)	(4,368,904)
Total Liabilities and Shareholders’ Deficit	$25,357,804	$107,405,986

SPARK I ACQUISITION CORPORATION

STATEMENTS OF OPERATIONS

	For the Year Ended	For the Year Ended
	December 31,	December 31,
	2025	2024
Administration fees – related party	$1,010,820	$1,249,626
Operating expenses	1,574,388	848,569
TOTAL EXPENSES	2,585,208	2,098,195

Other Income
Interest Income	4	4
Forgiveness of debt	1,227	—
Unrealized gain on investments held in trust account	2,877,577	5,248,662
TOTAL OTHER INCOME	2,878,808	5,248,666

Net income	$293,600	$3,150,471

Weighted average redeemable Class A ordinary shares outstanding, basic and diluted	6,277,876	10,000,000
Basic and diluted net income per redeemable Class A ordinary share	$0.02	$0.19

Weighted average non-redeemable Class A and Class B ordinary shares outstanding, basic and diluted	6,422,078	6,422,078
Basic and diluted net income per non-redeemable Class A and Class B ordinary share	$0.02	$0.19

SPARK I ACQUISITION CORPORATION

STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

FOR THE YEARS DECEMBER 31, 2025 AND 2024

					Additional
	Class A Ordinary Shares		Class B Ordinary Shares		Paid-In	Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance, December 31, 2023	—	—	6,422,078	$642	$246,705	$(2,518,060)	$(2,270,713)
Remeasurement of Class A ordinary shares subject to possible redemption	—	—	—	—	(246,705)	(5,001,957)	(5,248,662)
Net income	—	—	—	—	—	3,150,471	3,150,471
Balance, December 31, 2024	—	—	6,422,078	$642	$—	$(4,369,546)	$(4,368,904)
Remeasurement of Class A ordinary shares subject to possible redemption	—	—	—	—	—	(3,078,881)	(3,078,881)
Net income	—	—	—	—	—	293,600	293,600
Class B ordinary share conversion	4,000,000	400	(4,000,000)	(400)	—	—	—
Balance, December 31, 2025	4,000,000	400	2,422,078	242	—	(7,154,827)	(7,154,185)

SPARK I ACQUISITION CORPORATION

STATEMENTS OF CASH FLOWS

	For the Year	For the Year
	Ended	Ended
	December 31, 2025	December 31, 2024
Cash Flows from Operating Activities:
Net income	$293,600	$3,150,471
Adjustments to reconcile net income to net cash used in operating activities
Interest earned on investments held in Trust Account	(2,877,576)	(5,248,662)
Changes in operating assets and liabilities:
Deferred offering costs	—	—
Prepaid expenses	23,339	52,130
Other assets	—	77,248
Related party payable	—	3,500
Accrued expenses and offering costs	98,834	96,542
Net Cash Used In Operating Activities	(2,461,803)	(1,868,771)

Cash Flows from Investing Activities:
Cash withdrawn from trust account	84,840,616	—
Cash deposited into Trust Account	(201,305)	—
Net Cash Provided by Investing Activities	84,639,311	—

Cash Flows from Financing Activities:
Proceeds from Note payable - Sponsor	1,700,000	—
Proceeds from Convertible Note payable – Sponsor	700,000	840,000
Redemptions of Class A ordinary shares	(84,840,616)	—
Net Cash Provided by (Used in) Investing Activities	(82,440,616)	840,000

Net change in cash	(263,108)	(1,028,771)

Cash at beginning of period	375,403	1,404,174
Cash at end of period	$112,295	$375,403

Supplemental disclosure of non-cash financing activities:
Remeasurement of Class A ordinary shares to redemption value	$3,078,881	$5,248,662
Conversion of Class B non-redeemable ordinary shares to Class A non-redeemable ordinary Shares	$400	$—

SPARK I ACQUISITION CORPORATION

NOTES TO THE FINANCIAL STATEMENTS

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS AND GOING CONCERN

Spark I Acquisition Corporation (the “Company”) was incorporated in the Cayman Islands on July 12, 2021. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2025, the Company had not commenced any operations. All activity for the period from July 12, 2021 (inception) through December 31, 2025 relates to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below, and since closing the Initial Public Offering, a search for a business combination candidate. The Company will not generate any operating revenues until after the completion an initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

The registration statement for the Company’s Initial Public Offering was declared effective on September 29, 2023. On October 11, 2023, the Company consummated its Initial Public Offering of 10,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $100,000,000, which is discussed in Note 3, and the sale of 8,490,535 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in private placements to SLG SPAC Fund LLC (the “Sponsor”) that closed simultaneously with the Initial Public Offering.

The Company incurred offering costs of $6,590,678, including underwriting fees of $2,000,000, deferred underwriting fees of $3,500,000 (see Note 6) and other costs of $1,090,678.

On October 10, 2023, the underwriter informed the Company that it will not be exercising the over-allotment option. As a result, the Sponsor forfeited an aggregate of 448,052 Class B ordinary shares of the Company, par value $0.0001 per share. Such forfeited shares were cancelled by the Company prior to the consummation of the Initial Public Offering.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The stock exchange listing rules require that the Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the assets held in the Trust Account (as defined below) (excluding the amount of deferred underwriting commissions and taxes payable on the income earned on the Trust Account). The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to successfully effect a Business Combination. Upon the closing of the Initial Public Offering, management has agreed that $10.05 per Unit sold in the Initial Public Offering, including proceeds of the sale of the Private Placement Warrants, will be held in a trust account (the “Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund investing solely in U.S. Treasuries and meeting certain conditions under Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.

The Company has provided the holders of the outstanding Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer in connection with the Business Combination. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.05 per Public Share, plus any pro rata interest then in the Trust Account, net of taxes payable). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. The Public Shares subject to redemption will be recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.”

The Company will not redeem Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001 (so that it does not then become subject to the SEC’s “penny stock” rules) or any greater net tangible asset or cash requirement that may be contained in the agreement relating to the Business Combination. If the Company seeks shareholder approval of the Business Combination, the Company will proceed with a Business Combination only if the Company receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires a resolution be passed by a majority of the holders of ordinary shares as, being entitled to do so, vote in person or by proxy at a general meeting of the Company, or such other vote as required by law or stock exchange rule. If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (the “SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Shareholder may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination. Additionally, each Public Shareholder may elect to redeem their Public Shares without voting, and if they do vote, irrespective of whether they vote for or against the proposed transaction.

Notwithstanding the foregoing, if the Company seeks shareholder approval of the Business Combination and the Company does not conduct redemptions pursuant to the tender offer rules, a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares without the Company’s prior written consent.

The Sponsor has agreed (a) to waive its redemption rights with respect to any Founder Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Public Shares upon approval of any such amendment.

If the Company has not completed a Business Combination by September 29, 2026 (the “Combination Period”), or the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned and not previously released to us to pay our taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish the rights of the Public Shareholders as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Public Shareholders and its Board of Directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The Sponsor has agreed to waive its rights to liquidating distributions from the Trust Account with respect to the Founder Shares it will receive if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor or any of its respective affiliates acquire Public Shares, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period, and in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.05 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account, if less than $10.05 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the trust account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act. However, the Company has not asked the Sponsor to reserve for such indemnification obligations, nor have it independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and we believe that the Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the trust account, the funds available for the Company’s initial business combination and redemptions could be reduced to less than $10.05 per public share. In such event, the Company may not be able to complete its initial business combination, and the investors would receive such lesser amount per share in connection with any redemption of their public shares. None of the Company’s officers or directors will indemnify the Company for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

On June 25, 2025, the Sponsor agreed to make monthly deposits, each in an amount equal to the lesser of (i) $0.015 for each outstanding Class A ordinary share, par value $0.0001 per share, of the Company and (ii) $55,000, up to a maximum aggregate amount of $825,000, directly to the Company’s trust account in order to extend the Company’s time period to consummate a business combination. As of December 31, 2025, the Company deposited $201,305 into the trust account.

On July 8, 2025, the Company held an extraordinary general meeting of shareholders where the Company’s shareholders approved the proposal to amend the Company’s amended and restated memorandum and articles of association to extend the date by which the Company has to consummate a business combination from July 11, 2025 to September 29, 2026.

In connection with the July 8, 2025 extraordinary general meeting of shareholders, the Sponsor agreed to convert 4,000,000 Class B ordinary shares of the Company into 4,000,000 Class A ordinary shares of the Company.

In connection with the July 8, 2025 extraordinary general meeting of shareholders, holders of 7,763,287 Class A Ordinary Shares exercised their right to redeem their shares for cash at a redemption price of approximately $10.93 per share, for an aggregate redemption amount of approximately $84.8 million. As a result, approximately $84.8 million was removed from the Trust Account to redeem such shares. Following the redemption, there was 2,236,713 Class A Ordinary Shares held by public shareholders outstanding and 6,236,713 total Class A Ordinary Shares issued and outstanding, including Class A Ordinary Shares issued to the Sponsor in the conversion. Upon payment of the redemption, approximately $24.4 million remained in the Trust Account prior to any contribution made by the Sponsor.

Liquidity and Capital Resources

As of December 31, 2025, the Company had $112,295 in its operating bank account, $25,164,437 in its trust account, and a working capital deficit of $3,654,185.

Subsequent to the consummation of the Initial Public Offering, the Company’s liquidity has been satisfied through the net proceeds from the consummation of the Initial Public Offering and the Private Placement held outside of the Trust Account. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (as defined in Note 5). However, the Company has future obligations to management, consultants, and directors that will likely extinguish the cash balance within approximately a year from the filing date of the December 31, 2025 Form 10- K.

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 205-40, Presentation of Financial Statements—Going Concern, the Company was formed for the purpose of completing a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities on or before September 29, 2026. There is no assurance that the Company will obtain the necessary approvals or raise the additional capital it needs to fund its business operations and complete any business combination prior to September 29, 2026, if at all. The Company also has no approved plan in place to extend the business combination deadline beyond September 29, 2026, and lacks the capital resources needed to fund operations and complete any business combination, even if the deadline to complete a business combination is extended to a later date. Management has determined that the liquidity condition raises substantial doubt about the Company’s ability to continue as a going concern for the next twelve months from the issuance of these financial statements. No adjustments have been made to the carrying amounts of assets or liabilities. The Company’s Sponsor, officers and directors may, but are not obligated to, loan the Company funds from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital.

Risks and Uncertainties

Various social and political circumstances in the U.S. and around the world (including wars and other forms of conflict, including rising trade tensions between the United States and China, and other uncertainties regarding actual and potential shifts in the U.S. and foreign, trade, economic and other policies with other countries, terrorist acts, security operations and catastrophic events such as fires, floods, earthquakes, tornadoes, hurricanes and global health epidemics), may contribute to increased market volatility and economic uncertainties or deterioration in the U.S. and worldwide. The Iran war has resulted in higher oil prices and created concerns about economic recession. Tariffs imposed by the U.S. presidential administration caused geopolitical tension and higher prices of goods throughout the global economy. Sanctions imposed by the U.S. and other countries in connection with hostilities between Russia and Ukraine and tensions between China and Taiwan have caused additional financial market volatility and affected the global economy. Concerns over persistent inflation, economic recession, as well as interest rate volatility and fluctuations in oil and gas prices resulting from global production and demand levels, as well as geopolitical tension, have exacerbated market volatility and could adversely affect the Company’s ability to complete a business combination and could have a material adverse effect on the value of the Company’s securities. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The impact of these conflicts on the world economy is not determinable as of the date of these financial statements and the specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these financial statements.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying audited financial statement has been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the financial statement in conformity with US GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Offering Costs Associated with the Initial Public Offering

Offering costs consisted of legal, accounting, underwriting fees and other costs incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. For the year ended December 31, 2023, offering costs of $364,639 associated with the Class A ordinary shares were charged to shareholders’ deficit upon the completion of the Initial Public Offering. There were no offering costs recognized for the year ended December 31, 2025.

Class A Ordinary Shares Subject to Possible Redemption

As discussed in Note 3, all of the 10,000,000 Class A ordinary shares sold as part of the Units in the Public Offering contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a shareholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s amended and restated certificate of incorporation. In accordance with ASC 480, conditionally redeemable Class A ordinary shares (including shares of Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480. Although the Company did not specify a maximum redemption threshold, its charter provides that currently, the Company will not redeem its public shares in an amount that would cause its net tangible assets (shareholders’ equity) to be less than $5,000,001. In connection with the extraordinary general meeting of shareholders, on July 9, 2025 public shareholders holding 7,763,287 Class A ordinary shares elected to redeem such shares for a pro rata portion of the funds in the Company’s Trust Account. As a result, $84,840,616, or $10.92 per share, was removed from the Trust Account in connection with the redemption in order to pay such holders. Accordingly, at December 31, 2025 and 2024, the 2,236,713 and 10,000,000, respectively, Class A ordinary shares subject to possible redemption in the amount of $25,164,437 and $106,926,172 at redemption value per Public Share are presented as temporary equity, outside of the shareholders’ deficit section of the Company’s balance sheets.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable ordinary shares are affected by charges against additional paid in capital and accumulated deficit. For the year ended, December 31, 2025 and 2024, the Company recorded measurement adjustments of $3,078,881 and $5,248,662, respectively, to increase to redemption value.

As of December 31, 2025 and 2024, the amount of Class A ordinary shares reflected on the balance sheets are reconciled in the following table:

	Amount	Shares
Class A ordinary shares subject to possible redemption, December 31, 2023	$101,677,510	10,000,000

Plus:
Remeasurement adjustment on redeemable ordinary shares	5,248,662	—
Class A ordinary shares subject to possible redemption, December 31, 2024	106,926,172	10,000,000

Plus:
Remeasurement adjustment on redeemable ordinary shares	3,078,881	—
Less:
Redemption of Class A ordinary Shares	(84,840,616)	(7,763,287)
Class A ordinary shares subject to possible redemption, December 31, 2025	$25,164,437	2,236,713

Class B to Class A Share Conversion

During the year ended December 31, 2025, 4,000,000 shares of Class B ordinary shares were converted into Class A ordinary shares in accordance with the Company’s governing documents. The conversion did not alter the rights, preferences, or privileges of the shares. As a result, the transaction was accounted for as an equity reclassification, with the carrying amount of Class B shares transferred to Class A shares. No gain or loss was recognized in connection with the conversion. The total number of issued and outstanding shares and total shareholders’ equity was not affected by the conversion.

Net Income per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net income per ordinary share is computed by dividing net income by the weighted average number of ordinary shares outstanding for the year. Weighted average shares were not reduced for the effect of an aggregate of 3,435,065 Class A and Class B nonredeemable ordinary shares that were subject to forfeiture depending on the amount of the proceeds received under the forward purchase agreement described below or in the event of the Company’s winding up and subsequent dissolution. The Company applies the two-class method in calculating earnings per share. The remeasurement adjustment associated with the redeemable Class A Ordinary Shares is excluded from earnings per share as the redemption value approximates fair value.

The calculation of diluted net income per ordinary share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering and (ii) the Private Placement. As of December 31, 2025 and 2024, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into ordinary shares and subsequently share in the earnings of the Company.

The following table reflects the calculation of basic and diluted net income per ordinary share.

	For the Year	For the Year
	Ended	Ended
	December 31,	December 31,
	2025	2024
Class A Redeemable ordinary shares
Numerator: Allocation of net income, as adjusted	$145,133	$1,918,436
Denominator: Basic and diluted weighted average shares outstanding	6,277,876	10,000,000
Basic and diluted net income per Class A redeemable ordinary share	$0.02	$0.19
Class A and B non-redeemable ordinary shares
Numerator: Allocation of net income, as adjusted	$148,467	$1,232,035
Denominator: Basic and diluted weighted average shares outstanding	6,422,078	6,422,078
Basic and diluted net income per Class A and B non-redeemable ordinary share	$0.02	$0.19

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2025. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of December 31, 2025 or 2024.

Investments held in Trust Account

At December 31, 2025 and 2024, the Company had $25,164,437 and $106,926,172 in investments held in the Trust Account, respectively. The Company’s portfolio of investments held in the Trust Account are invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act.

Investments held in Trust Account are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in the Trust Account are included in interest earned on marketable securities held in Trust Account in the accompanying statements of operations. The estimated fair values of investments held in Trust Account are determined using available market information. Fair values of these investments are determined by Level 1 input utilizing quoted prices (unadjusted) in active markets for identical assets.)

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurement,” approximates the carrying amounts represented in the balance sheets, primarily due to their short-term nature.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid to transfer of a liability, in an orderly transaction between market participants at the measurement date. US GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

●	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;
●	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and
●	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

Warrant Instruments

The Company accounts for the Public Warrants and the Private Placement Warrants issued in connection with the Initial Public Offering and the Private Placement in accordance with the guidance contained in FASB ASC 815, “Derivatives and Hedging”. Under ASC 815-40 the Public Warrants and the Private Placement Warrants meet the criteria for equity treatment and as such will be recorded in shareholders’ deficit. If the warrants no longer meet the criteria for equity treatment, they will record as a liability and remeasured each period with changes recorded in the statements of operations.

Recent Accounting Standards

In November 2024, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2024-03, “Disaggregation of Income Statement Expenses,” which requires disclosures of certain disaggregated income statement expense captions into specified categories within the footnotes to the financial statements. The requirements of the ASU are effective for annual periods beginning after December 15, 2026 and interim reporting periods beginning after December 15, 2027, with early adoption permitted. The requirements will be applied prospectively with the option for retrospective application. The Company is currently evaluating the impact ASU No. 2024-03 will have on its condensed financial statements.

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

Recently Adopted Accounting Standards

In August 2020, the FASB issued Accounting Standards Update (“ASU”) No. 2020 - 06, Debt - Debt with Conversion and Other Options (Subtopic 470 - 20) and Derivatives and Hedging - Contracts in Entity’s Own Equity (Subtopic 815 - 40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020 - 06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity - linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The Company adopted ASU 2020 - 06 on January 1, 2024. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.

In November 2023, the FASB issued ASU 2023 - 07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (ASU 2023 - 07), which improves reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses among other disclosure requirements. ASU 2023 - 07 is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. Early adoption is permitted. The Company adopted ASU 2023 - 07 on January 1, 2024. The amendments have been applied retrospectively to all prior periods presented in the financial statements. See Note 10 for further information.

In December 2023, the FASB issued ASU 2023 - 09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which requires disaggregated information about a reporting entity’s effective tax rate reconciliation, as well as information related to income taxes paid to enhance the transparency and decision usefulness of income tax disclosures. This ASU will be effective for fiscal years beginning after December 15, 2024. The Company adopted ASU 2023-09 on January 1, 2025 utilizing the prospective method. Adoption of the ASU did not impact the Company’s financial statements or disclosures.

NOTE 3 — INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company offered for sale 10,000,000 Units at a price of $10.00 per Unit. Each Unit will consist of one share of Class A ordinary shares and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant will entitle the holder to purchase one share of Class A ordinary shares at a price of $11.50 per share, subject to adjustment (see Note 8).

NOTE 4 — PRIVATE PLACEMENTS

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 8,490,535 Private Placement Warrants at a price of $1.00 per Private Placement Warrant ($8,490,535) from the Company in a private placement. Each Private Placement Warrant is exercisable to purchase one share of Class A ordinary shares at a price of $11.50 per share, subject to adjustment (see Note 8). The proceeds from the sale of the Private Placement Warrants were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless. The Private Placement Warrants (including the Class A ordinary shares issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of an Initial Business Combination, subject to certain exceptions.

NOTE 5 — RELATED PARTIES

Founder Shares

On December 8, 2021, the Sponsor received 6,870,130 of the Company’s Class B ordinary shares (the “Founder Shares”) in exchange for a payment $25,000 of offering costs made on behalf of the Company.

On April 1, 2022, the Sponsor transferred a total of 850,000 Class B ordinary shares to certain of the Company’s officers and directors. These 850,000 shares are not subject to forfeiture in the event the forward purchaser elects to terminate or reduce its commitment to purchase the agreed forward purchase securities pursuant to the forward purchase agreement (see Note 6). Management has determined that the fair market value for the Founder Shares ($4,564,500 or $5.37 per share) should be disclosed as unrecognized, non-employee, equity-based compensation as of the transfer date. The non-employee, equity-based compensation component of these transactions will be recognized at the time of a business combination, if any.

On October 10, 2023, the underwriter informed the Company that it will not be exercising the over-allotment option. As a result, the Sponsor forfeited an aggregate of 448,052 Class B ordinary shares of the Company, par value $0.0001 per share. Such forfeited shares were cancelled by the Company prior to the consummation of the Initial Public Offering.

3,435,065 Founder Shares are subject to forfeiture immediately prior to the closing of the Company’s initial business combination depending on the amount of the proceeds received under the forward purchase agreement, or in the event of our liquidation and subsequent dissolution. The number of the Founder Shares outstanding, which includes 3,435,065 Class A and Class B ordinary shares issued in connection with the forward purchase agreement.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination and subsequent to a Business Combination, (x) if the last reported sale price of the Class A ordinary shares equals or exceeds $11.50 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Public Shareholders having the right to exchange their shares of ordinary shares for cash, securities or other property.

On July 8, 2025, the Sponsor agreed to convert 4,000,000 Class B ordinary shares of the Company into 4,000,000 Class A ordinary shares of the Company.

General and Administrative Services

Commencing on August 1, 2021, the Company has agreed to pay the Sponsor a total of $300,000 for office space, utilities and secretarial and administrative support for up to 36 months. For the years ended December 31, 2025 and 2024, administrative support fees expense was $0 and $34,330, respectively.

Working Capital Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes may be repaid upon completion of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of the notes may be converted upon completion of a Business Combination into warrants at a price of $1.00 per warrant. Such warrants would be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.

Convertible Note Payable – Sponsor

On January 28, 2025, the Company issued a convertible unsecured promissory note (the “Note”) in the principal amount of up to $1,900,000 to the Sponsor, of which $700,000 was advanced during the year ended December 31, 2025 and $840,000 was advanced during the year ended December 31, 2024. The Note does not bear interest and is repayable in full upon consummation of the Company’s initial business combination. If the Company does not complete a Business Combination, the Note shall not be repaid and all amounts owed under it will be forgiven. Upon the consummation of a Business Combination, the Sponsor shall have the option, but not the obligation, to convert all or a portion of up to $1,500,000 of the unpaid principal balance of the Note into that number of warrants to purchase one Class A ordinary share, $0.0001 par value per share, of the Company (the “Working Capital Warrants”) equal to the principal amount of the Note so converted divided by $1.00. The terms of the Working Capital Warrants will be identical to the terms of the warrants issued by the Company to the Sponsor in a private placement that took place simultaneously with the Company’s initial public offering. The Note is subject to customary events of default, the occurrence of which automatically trigger the unpaid principal balance of the Note and all other sums payable with regard to the Note becoming immediately due and payable. The Note is subject to customary events of default, the occurrence of which automatically trigger the unpaid principal balance of the Note and all other sums payable with regard to the Note becoming immediately due and payable. As of December 31, 2025 and December 31, 2024, the amount outstanding on this Note was $1,540,000 and $840,000, respectively.

Note Payable – Sponsor

On June 25, 2025, the Company issued a non-convertible unsecured promissory note (the “Second Note”) in the principal amount of up to $2,500,000 to the Sponsor. The Second Note does not bear interest and is repayable upon the earlier of the consummation of the Company’s initial business combination and the last day that the Company has to complete a business combination. As of December 31, 2025, the Company borrowed $1,700,000 under the Second Note.

Related Party Loans

On March 29, 2024, the Sponsor advanced the Company $3,500 for working capital purposes. The advances are non-interest bearing and are due on demand. This related party transaction is included on the accompanying balance sheets as a related party payable.

NOTE 6 — COMMITMENTS AND CONTINGENCIES

Registration Rights

The holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any shares of ordinary shares issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to or on the effective date of Initial Public Offering requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to shares of Class A ordinary shares). The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not be required to effect or permit any registration or cause any registration statement to become effective until the securities covered thereby are released from their lock-up restrictions. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of the Initial Public Offering to purchase up to 1,500,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. On October 10, 2023, the underwriter informed the Company that it will not be exercising the over-allotment option. As a result, the Sponsor forfeited an aggregate of 448,052 Class B ordinary shares of the Company, par value $0.0001 per share. Such forfeited shares were cancelled by the Company prior to the consummation of the Initial Public Offering.

The Company paid the underwriters a cash underwriting discount of $0.20 per Unit, or $2,000,000 in the aggregate, upon the closing of the Initial Public Offering. In addition, the underwriters is entitled to a deferred fee of $0.35 per Unit, or $3,500,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Forward Purchase Agreement

SparkLabs Group Management, LLC (“forward purchaser”), an accredited institutional investor affiliated with the Sponsor, has entered into a forward purchase agreement with the Company that provides for the purchase by the forward purchaser of forward purchase units for an aggregate purchase price of at least $115,000,000 in a private placement to close concurrently with the closing of our initial business combination. The forward purchaser may purchase less than $115,000,000 worth of forward purchase units in accordance with the terms of the forward purchase agreement. In addition, the forward purchaser may terminate its commitment under the forward purchase agreement at any time before the closing of the Company’s initial business combination. Accordingly, if the forward purchaser exercises its right to terminate its commitment to purchase any forward purchase securities, the Company will not receive any of the amount of proceeds under the forward purchase agreement and all of the 3,435,065 Class A and Class B ordinary shares will then be forfeited prior to the closing of the Company’s initial business combination.

The obligations under the forward purchase agreement will not depend on whether any Class A ordinary shares are redeemed by the Public Shareholders. The forward purchase shares will be identical to the shares of Class A ordinary stock included in the Units being sold in the Initial Public Offering, except that they will be subject to transfer restrictions and registration rights.

NOTE 7 — SHAREHOLDERS’ DEFICIT

Preferred Shares — The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2025 and 2024, there were no preference shares issued or outstanding.

Class A Ordinary Shares — The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. On July 9, 2025, the Sponsor converted

4,000,000 Class B ordinary shares into Class A ordinary shares. Notwithstanding the conversions, such holders will not be entitled to receive any monies held in the Trust Account as a result of their ownership of any Class A ordinary shares issued upon conversion of the Founder Shares. As of December 31, 2025 and December 31, 2024 there were 4,000,000 and 0 Class A ordinary shares issued and outstanding, respectively (excluding 2,236,713 and 10,000,000 Class A ordinary shares subject to possible redemption, respectively) of which up to 3,435,065 shares are subject to forfeiture immediately prior to the closing of our initial business combination depending on the amount of the proceeds received under the forward purchase agreement or in the event of our liquidation and subsequent dissolution.

Class B Ordinary Shares — The Company is authorized to issue 50,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders of Class B ordinary shares are entitled to one vote for each share. As of December 31, 2025 and 2024, there were 2,422,078 and 6,422,078 shares of Class B ordinary shares issued and outstanding, respectively. Only holders of the Class B ordinary shares will have the right to vote on the election of directors prior to the Business Combination. Holders of ordinary shares, holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of our shareholders except as otherwise required by law. In connection with our initial business combination, we may enter into a shareholders agreement or other arrangements with the shareholders of the target or other investors to provide for voting or other corporate governance arrangements that differ from those in effect upon completion of the Initial Public Offering.

The Founder Shares are designated as Class B ordinary shares and will automatically convert into Class A ordinary shares (which such Class A ordinary shares delivered upon conversion will not have redemption rights or be entitled to liquidating distributions from the trust account if we do not consummate an initial business combination) at the time of our initial business combination or earlier at the option of the holders thereof at a ratio such that the number of Class A ordinary shares issuable upon conversion of all founder shares will equal, in the aggregate, on an as-converted basis, at most 23% of the sum of (i) the total number of ordinary shares issued and outstanding upon completion of the Initial Public Offering, plus (ii) the total converted Class A ordinary shares to be sold pursuant to the forward purchase agreement. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one-to-one.

NOTE 8 — WARRANTS

There were 13,490,535 warrants outstanding as of December 31, 2025 and 2024, which consists of 8,490,535 private and 5,000,000 public warrants. Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any shares of Class A ordinary share pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Class A ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Class A ordinary shares is available, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of residence of the exercising holder, or an exemption from registration is available.

The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of a Business Combination, the Company will use its commercially reasonable efforts to file, and within 60 business days following a Business Combination to have declared effective, a registration statement covering the issuance of the shares of Class A ordinary shares issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A ordinary shares until the warrants expire or are redeemed. Notwithstanding the above, if the Class A ordinary share is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of Warrants When the Price per Share of Class A ordinary share Equals or Exceeds $18.00 — Once the warrants become exercisable, the Company may redeem the outstanding Public Warrants:

●	in whole and not in part;
●	at a price of $0.01 per Public Warrant;
●	upon a minimum of 30 days’ prior written notice of redemption, or the 30-day redemption period to each warrant holder; and
●	if, and only if, the last reported sale price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganization, recapitalizations and the like) for any 10 trading days within a 20-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

In addition, if (x) the Company issue additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of its initial business combination at a Newly Issued Price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by its board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any founder shares held by the Sponsor or such affiliates, as applicable, prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of its initial business combination on the date of the completion of its initial business combination (net of redemptions), and (z) the Market Value is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the greater of the Market Value and the Newly Issued Price.

The Private Placement Warrants will be identical to the Public Warrants underlying the Units being sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions.

NOTE 9 — FAIR VALUE MEASUREMENTS

The following table presents information about the Company’s assets and liabilities that are measured at fair value at December 31, 2025 and 2024, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

		December 31,		December 31,
Description	Level	2025	Level	2024
Assets:
Investments held in Trust Account	1	$25,164,437	1	$106,926,172

Transfers to/from Levels 1, 2, and 3 are recognized at the beginning of the reporting period. During the years ended December 31, 2025 and 2024, there were no transfers into or out of Level 3.

In accordance with the Company’s investment management trust agreement, investments held in trust consist only of money market mutual funds invested solely in direct U.S. treasury obligations, which is considered a Level 1 measurement. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.

NOTE 10 – SEGMENT INFORMATION

ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statements information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker (“CODM”), or group, in deciding how to allocate resources and assess performance.

The Company is a blank check company formed for the purpose of effecting a Business Combination. As of December 31, 2025, the Company had not commenced any operations. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on the investments held in the Trust Account.

The Company’s CODM has been identified as the Chief Executive Officer, who reviews the operating results for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that the Company only has one operating segment. The CODM does not review assets in evaluating the results of the Company, and therefore, such information is not presented.

When evaluating the Company’s primary measure of performance and making key decisions regarding resource allocation, the CODM reviews several key metrics, which include the following:

	For the Year Ended
	December 31,	December 31,
	2025	2024
Loss from operations	$(2,585,208)	$(2,098,195)

Total other income	2,878,808	5,248,666

Net income	$293,600	$3,150,471

NOTE 11 — SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date through March 30, 2026, the date that the financial statements were issued. Based upon this review, other than discussed below, the Company did not identify any other subsequent events that would have required adjustment or disclosure in the financial statements.

On January 27, 2026, the Company received a letter (the “Notice”) from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that it is not in compliance with Nasdaq Listing Rule 5620(a), which requires companies listed on Nasdaq to hold an annual meeting of shareholders within twelve months of the end of the company’s fiscal year. On February 25, 2026, the Company held its Annual Meeting and as such has since received confirmation from Nasdaq that the Company is in compliance with Nasdaq Listing Rule 5620(a).

SPARK I ACQUISITION CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2026	2025
	(unaudited)
ASSETS
Current Assets:
Cash	$401,642	$112,295
Prepaid expenses	102,237	81,072
Total Current Assets	503,879	193,367

Investments held in trust	25,813,648	25,164,437

Total Assets	$26,317,527	$25,357,804

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current Liabilities:
Accrued expenses and offering costs	$2,078,858	$604,052
Related party payable	73,500	3,500
Note payable - Sponsor	2,500,000	1,700,000
Convertible note payable - Sponsor	1,900,000	1,540,000
Total Current Liabilities	6,552,358	3,847,552

Non-current Liabilities:
Deferred underwriting fee payable	3,500,000	3,500,000
Total Liabilities	10,052,358	7,347,552
Commitments and contingencies (Note 6)
Class A ordinary shares subject to possible redemption; 2,236,713 shares at redemption value of $11.54 and $11.25 at June 30, 2026 and December 31, 2025, respectively	25,813,648	25,164,437

Shareholders’ Deficit:
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding at June 30, 2026 and December 31, 2025	—	—
Class A ordinary shares, $0.0001 par value, 500,000,000 shares authorized, 4,000,000 issued and outstanding (excluding 2,236,713 shares subject to possible redemption) at June 30, 2026 and December 31, 2025	400	400
Class B ordinary shares, $0.0001 par value, 50,000,000 shares authorized, 2,422,078 shares issued and outstanding at June 30, 2026 and December 31, 2025	242	242
Additional paid-in capital	—	—
Accumulated deficit	(9,549,121)	(7,154,827)
Total Shareholders’ Deficit	(9,548,479)	(7,154,185)
Total Liabilities and Shareholders’ Deficit	$26,317,527	$25,357,804

The accompanying notes are an integral part of these unaudited financial statements.

SPARK I ACQUISITION CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2026	2025	2026	2025
EXPENSES
Administrative fee – related party	$179,940	$285,650	$339,880	$555,300
Formation and operating expenses	1,697,094	478,217	1,853,113	785,932
TOTAL EXPENSES	1,877,034	763,867	2,192,993	1,341,232
OTHER INCOME
Interest Income	1	1	2	2
Unrealized gain on investments held in Trust Account	226,144	1,126,449	447,907	2,246,142
TOTAL OTHER INCOME	226,145	1,126,450	447,909	2,246,144
Net (loss) income	$(1,650,889)	$362,583	$(1,745,084)	$904,912

Weighted Average Class A ordinary shares outstanding, basic and diluted	2,236,713	10,000,000	2,236,713	10,000,000
Basic and diluted net (loss) income per share, Class A ordinary shares	$(0.19)	$0.02	$(0.20)	$0.06
Weighted average number of shares of Class B ordinary shares outstanding, basic and diluted	6,422,078	6,422,078	6,422,078	6,422,078
Basic and diluted net (loss) income per Class B ordinary share	$(0.19)	$0.02	$(0.20)	$0.06

The accompanying notes are an integral part of these unaudited financial statements.

SPARK I ACQUISITION CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2026 AND 2025

(UNAUDITED)

					Additional
	Class A Ordinary Shares		Class B Ordinary Shares		Paid-In	Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance, January 1, 2026	4,000,000	$400	2,422,078	$242	$—	$(7,154,827)	$(7,154,185)
Net Loss	—	—	—	—	—	(94,195)	(94,195)
Remeasurement of Class A ordinary shares subject to possible redemption	—	—	—	—	—	(322,414)	(322,414)
Balance, March 31, 2026	4,000,000	$400	2,422,078	$242	$—	$(7,571,436)	$(7,570,794)
Net Loss	—	—	—	—	—	(1,650,889)	(1,650,889)
Remeasurement of Class A ordinary shares subject to possible redemption	—	—	—	—	—	(326,796)	(326,796)
Balance, June 30, 2026	4,000,000	$400	2,422,078	$242	$—	$(9,549,121)	$(9,548,479)

					Additional
	Class A Ordinary Shares		Class B Ordinary Shares		Paid-In	Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance, January 1, 2025	—	$—	6,422,078	$642	$—	$(4,369,546)	$(4,368,904)
Net Income	—	—	—	—	—	542,329	542,329
Remeasurement of Class A ordinary shares subject to possible redemption	—	—	—	—	—	(1,119,693)	(1,119,693)
Balance, March 31, 2025	—	$—	6,422,078	$642	$—	$(4,946,910)	$(4,946,268)
Net Income	—	—	—	—	—	362,583	362,583
Remeasurement of Class A ordinary shares subject to possible redemption	—	—	—	—	—	(1,126,449)	(1,126,449)
Balance, June 30, 2025	—	$—	6,422,078	$642	$—	$(5,710,776)	$(5,710,134)

The accompanying notes are an integral part of these unaudited financial statements.

SPARK I ACQUISITION CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the Six	For the Six
	Months Ended	Months Ended
	June 30, 2026	June 30, 2025
Cash Flows From Operating Activities:
Net income (loss)	$(1,745,084)	$904,912
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Interest earned on investments held in Trust Account	(447,906)	(2,246,142)
Changes in operating assets and liabilities:
Prepaid expenses	(21,165)	29,750
Related party payable	70,000	—
Accrued expenses and offering costs	1,474,806	337,905
Net Cash Used In Operating Activities	(669,349)	(973,575)

Cash Flows From Investing Activities:
Cash deposited into Trust Account	(201,304)	—
Net Cash Used In Investing Activities	(201,304)	—

Cash Flows From Financing Activities:
Proceeds from Convertible note payable - Sponsor	360,000	700,000
Proceeds from Note payable - Sponsor	800,000	1,000,000
Net Cash Provided By Financing Activities	1,160,000	1,700,000

Net change in cash	289,347	726,425
Cash at beginning of period	112,295	375,403
Cash at end of period	$401,462	$1,101,828

Supplemental disclosure of non-cash financing activities:
Remeasurement of Class A ordinary shares to redemption value	$649,211	$2,246,142

The accompanying notes are an integral part of these unaudited financial statements.

SPARK I ACQUISITION CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS AND GOING CONCERN

Spark I Acquisition Corporation (the “Company”) was incorporated in the Cayman Islands on July 12, 2021. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of June 30, 2026, the Company had not commenced any operations. All activity for the period from July 12, 2021 (inception) through June 30, 2026 relates to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below, and since closing the Initial Public Offering, a search for a business combination candidate. The Company will not generate any operating revenues until after the completion an initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

The registration statement for the Company’s Initial Public Offering was declared effective on September 29, 2023. On October 11, 2023, the Company consummated its Initial Public Offering of 10,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $100,000,000, which is discussed in Note 3, and the sale of 8,490,535 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in private placements to SLG SPAC Fund LLC (the “Sponsor”) that closed simultaneously with the Initial Public Offering.

The Company incurred offering costs of $6,590,678, including underwriting fees of $2,000,000, deferred underwriting fees of $3,500,000 (see Note 6) and other costs of $1,090,678.

On October 10, 2023, the underwriter informed the Company that it will not be exercising the over-allotment option. As a result, the Sponsor forfeited an aggregate of 448,052 Class B ordinary shares of the Company, par value $0.0001 per share. Such forfeited shares were cancelled by the Company prior to the consummation of the Initial Public Offering.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The stock exchange listing rules require that the Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the assets held in the Trust Account (as defined below) (excluding the amount of deferred underwriting commissions and taxes payable on the income earned on the Trust Account). The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to successfully effect a Business Combination. Upon the closing of the Initial Public Offering, management has agreed that $10.05 per Unit sold in the Initial Public Offering, including proceeds of the sale of the Private Placement Warrants, will be held in a trust account (the “Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund investing solely in U.S. Treasuries and meeting certain conditions under Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.

The Company has provided the holders of the outstanding Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer in connection with the Business Combination. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.05 per Public Share, plus any pro rata interest then in the Trust Account, net of taxes payable). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. The Public Shares subject to redemption will be recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.”

The Company will not redeem Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001 (so that it does not then become subject to the SEC’s “penny stock” rules) or any greater net tangible asset or cash requirement that may be contained in the agreement relating to the Business Combination. If the Company seeks shareholder approval of the Business Combination, the Company will proceed with a Business Combination only if the Company receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires a resolution be passed by a majority of the holders of ordinary shares as, being entitled to do so, vote in person or by proxy at a general meeting of the Company, or such other vote as required by law or stock exchange rule. If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (the “SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Shareholder may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination. Additionally, each Public Shareholder may elect to redeem their Public Shares without voting, and if they do vote, irrespective of whether they vote for or against the proposed transaction.

Notwithstanding the foregoing, if the Company seeks shareholder approval of the Business Combination and the Company does not conduct redemptions pursuant to the tender offer rules, a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares without the Company’s prior written consent.

The Sponsor has agreed (a) to waive its redemption rights with respect to any Founder Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Public Shares upon approval of any such amendment.

If the Company has not completed a Business Combination by September 29, 2026 (the “Combination Period”), or the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned and not previously released to us to pay our taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish the rights of the Public Shareholders as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Public Shareholders and its Board of Directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The Sponsor has agreed to waive its rights to liquidating distributions from the Trust Account with respect to the Founder Shares it will receive if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor or any of its respective affiliates acquire Public Shares, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period, and in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.05 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account, if less than $10.05 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the trust account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act. However, the Company has not asked the Sponsor to reserve for such indemnification obligations, nor have it independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and we believe that the Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the trust account, the funds available for the Company’s initial business combination and redemptions could be reduced to less than $10.05 per public share. In such event, the Company may not be able to complete its initial business combination, and the investors would receive such lesser amount per share in connection with any redemption of their public shares. None of the Company’s officers or directors will indemnify the Company for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

On June 25, 2025, the Sponsor agreed to make monthly deposits, each in an amount equal to the lesser of (i) $0.015 for each outstanding Class A ordinary share, par value $0.0001 per share, of the Company and (ii) $55,000, up to a maximum aggregate amount of $825,000, directly to the Company’s trust account in order to extend the Company’s time period to consummate a business combination. For the six months ended, June 30, 2026 and 2025, the Company deposited $201,304 and $0 into the trust account.

On July 8, 2025, the Company held an extraordinary general meeting of shareholders where the Company’s shareholders approved the proposal to amend the Company’s amended and restated memorandum and articles of association to extend the date by which the Company has to consummate a business combination from July 11, 2025 to September 29, 2026.

In connection with the July 8, 2025 extraordinary general meeting of shareholders, the Sponsor agreed to convert 4,000,000 Class B ordinary shares of the Company into 4,000,000 Class A ordinary shares of the Company.

In connection with the July 8, 2025 extraordinary general meeting of shareholders, holders of 7,763,287 Class A Ordinary Shares exercised their right to redeem their shares for cash at a redemption price of approximately $10.93 per share, for an aggregate redemption amount of approximately $84.8 million. As a result, approximately $84.8 million was removed from the Trust Account to redeem such shares. Following the redemption, there was 2,236,713 Class A Ordinary Shares held by public shareholders outstanding and 6,236,713 total Class A Ordinary Shares issued and outstanding, including Class A Ordinary Shares issued to the Sponsor in the conversion. Upon payment of the redemption, approximately $24.4 million remained in the Trust Account prior to any contribution made by the Sponsor.

On May 14, 2026, the Company received a written notice from the Listing Qualifications Department of The Nasdaq Stock Market (“Nasdaq”) indicating that the Company is not in compliance with Listing Rule 5450(a)(2) (the “Minimum Total Holders Rule”), which requires the Company to have at least 400 “Total Holders” (defined as both beneficial holders and holders of record) of the Company’s ordinary shares for continued listing on the Nasdaq Global Market. The Notice is only a notification of deficiency, not of imminent delisting, and has no immediate effect on the listing or trading of the Company’s securities on the Nasdaq Global Market. The Notice stated that that Company has 45 days to submit a plan to regain compliance with the Minimum Total Holders Rule. The Company submitted a compliance plan on June 29, 2026 for Nasdaq to review. If Nasdaq accepts the Company’s plan, Nasdaq may grant the Company an extension of up to 180 calendar days from the date of the Notice to evidence compliance with the Minimum Total Holders Rule. If Nasdaq does not accept the Company’s plan, the Company will have the opportunity to appeal the decision in front of a Nasdaq Hearings Panel. The Company has been in contact with a represenatative at Nasdaq and considers the issue remediated.

On June 11, 2026 (the “Signing Date”), the Company entered into an Agreement and Plan of Merger and Reorganization (as it may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”), by and among the Company, Spark I Acquisition Corporation Sub I Inc., a Delaware corporation (“Merger Sub I”), Spark I Acquisition Corporation Sub II LLC, a Delaware limited liability company (“Merger Sub II” and together with Merger Sub I, the “Merger Subs”), and ZincFive, Inc., a Delaware corporation (“ZincFive”). The transactions contemplated by the Merger Agreement are referred to as the “Business Combination.” The Company, Merger Sub I, Merger Sub II and ZincFive are each individually referred to as a “Party” and, collectively, as the “Parties.” In connection with the Closing, the Company will change its name to “ZincFive, Inc.”

The Merger Agreement and the Business Combination were unanimously approved by the boards of directors of each of the Company, Merger Sub I and ZincFive and by the managing member of Merger Sub II.

The Business Combination is expected to close in the second half of 2026 following the receipt of the required approval of the Company’s shareholders and the fulfillment of other customary closing conditions that are set forth in the Merger Agreement.

Subject to obtaining the required shareholder approvals and at least one day prior to the time of the closing of the Business Combination (the “Closing,” and the date on which the Closing occurs, the “Closing Date”), the Company will deregister as a Cayman Islands exempted company and transfer by way of continuation to and domesticate as a corporation incorporated under the laws of the State of Delaware (the “Domestication” and such company after the Domestication, “New ZincFive”). In connection with the Domestication, the Company will file with the Secretary of State of the State of Delaware a certificate of incorporation (the “Charter”), which sets forth the rights and preferences of the equity interests of New ZincFive, and adopt bylaws (the “Bylaws”) of New ZincFive.

Immediately prior to the Domestication, each of the holders of the then issued and outstanding Class B ordinary shares of the Company will cause each Cayman Class B Share to be converted, on a one-for-one basis, into a Class A ordinary share of the Company. In connection with the Domestication: (i) each of the then issued and outstanding Cayman Class A Shares will convert automatically, on a one-for-one basis, into a share of common stock, par value $0.0001 per share, of New ZincFive (the “New ZincFive Common Stock”); (ii) each of the then issued and outstanding warrants representing the right to purchase one Cayman Class A Share (each, a “Cayman Purchaser Warrant”) will convert automatically into a warrant to acquire one share of New ZincFive Common Stock pursuant to the related warrant agreement (each warrant, a “New ZincFive Warrant”); and (iii) each of the then issued and outstanding units of the Company will be canceled and each holder thereof will be entitled to one share of New ZincFive Common Stock and one-half of one New ZincFive Warrant. The conversion of the (w) Cayman Class B Shares to Cayman Class A Shares, (x) Cayman Class A Shares to New ZincFive Common Stock, (y) Cayman Purchaser Warrants to New ZincFive Warrants and (z) units of the Company to New ZincFive Common Stock and New ZincFive Warrants are collectively referred to as the “Delaware Conversion.”

Sponsor Agreement

Concurrently with the execution of the Merger Agreement, the Company entered into the Sponsor Agreement (the “Sponsor Agreement”) with ZincFive, the Sponsor, certain stockholders of the Company (together with the Sponsor, the “Insiders”) and, solely for purposes of the Letter Agreement Amendment (as defined below), Ho Min (Jimmy) Kim, Chief Financial Officer of the Company (the “Non-Shareholder Insider”). Under the terms of the Sponsor Agreement, the Insiders agreed to, among other things: (i) vote in favor of adoption of the the Company Stockholder Matters; (ii) vote against any Acquisition Transaction (as defined in the Merger Agreement) and any merger agreement or merger other than the Merger Agreement and the Business Combination; (iii) vote against any change in the business, management or board of directors of the Company (other than in connection with the the Company Stockholder Matters or pursuant to the Merger Agreement or ancillary agreements); and (iv) vote against any proposal, action or agreement that would: (A) impede, interfere, frustrate, prevent or nullify any provision of the Sponsor Agreement, the Merger Agreement or the Business Combination; (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of the Company under the Merger Agreement; (C) result in any of the closing conditions of the Merger Agreement not being fulfilled; (D) result in a breach of any covenant, representation or warranty or other obligation or agreement of the Sponsor in the Sponsor Agreement; or (E) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, the Company. Each officer and director of the Company previously entered into a letter agreement with the Company in connection with the Company’s initial public offering, pursuant to which they agreed to vote any the Company ordinary shares held by them in favor of the Business Combination. If at any time following the Signing Date and until the termination of the Merger Agreement, the board of directors of the Company effect a Modification of Recommendation, then the obligations to vote or consent in accordance with the foregoing clauses (i)-(iv) will automatically be deemed to be modified such that the Sponsor will vote or provide its consent with respect to its Sponsor Securities (as defined below) in the same proportion to the votes cast or consent provided, as applicable, by the holders of the Cayman Class A Shares.

Pursuant to the Sponsor Agreement, during the period commencing on the Signing Date until the earliest of (a) termination of the Merger Agreement, (b) the liquidation of the Company, (c) the first anniversary of the Closing Date and (d) the date upon which the volume-weighted average price (“VWAP”) of New ZincFive Common Stock equals or exceeds $12.00 per share for any twenty (20) trading days within any thirty (30) trading day period commencing any time that is one hundred eighty (180) days after the date that a registration statement (the “Resale Registration Statement”) covering the resale of Registrable Securities (as defined in the A&R Registration Rights Agreement) initially becomes effective, the Insiders will not (subject to limited and customary exceptions): (i) sell, offer to sell, contract or agree to sell, hypothecate or pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to, 2,000,000 Cayman Class B Shares owned by the Insiders as of the Signing Date, the Cayman Class A Shares issued or issuable upon the Delaware Conversion with respect to such shares, and the New ZincFive Common Stock issued or issuable upon the Delaware Conversion with respect to such shares (together, the “Sponsor Securities”); (ii) enter into any swap or other arrangement that transfers to another any of the economic consequences of ownership of any Sponsor Securities, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise; (iii) take any action in furtherance of any of the matters described in the foregoing clauses (i) or (ii); or (iv) publicly announce any intention to effect any transaction specified in the foregoing clauses (i) or (ii).

Pursuant to the Sponsor Agreement, but subject to the consummation of the Business Combination, the Insiders agreed to waive all anti-dilution rights with respect to the rate that the Cayman Class B Shares convert into the Cayman Class A Shares in connection with the transactions contemplated by the Merger Agreement.

In addition, pursuant to the Sponsor Agreement, (a) Sponsor may elect to convert up to $1,500,000 of the aggregate amount outstanding under any Working Capital Loans (as defined in the Merger Agreement) into Cayman Purchaser Warrants, (b) Sponsor agreed to forfeit, immediately following the Closing and subject to the occurrence of the Closing, (x) 3,500,000 shares of the Company Common Stock, (y) 922,078 shares of the Company Common Stock for issuance to certain of the Bridge Investors (as defined below) and (z) 1,458,400 New ZincFive Warrants for issuance to certain of the Bridge Investors, and (c) Sponsor agreed to forfeit, immediately following the Closing, 2,786,867 New ZincFive Warrants and 50% of any New ZincFive Warrants issued as a result of the conversion of Working Capital Loans for issuance as stock options pursuant to the New ZincFive Equity Incentive Plan (as defined in the Merger Agreement).

The Sponsor Agreement also amends that certain letter agreement, dated as of October 5, 2023 (the “Letter Agreement” and such amendment, the “Letter Agreement Amendment”), by and among SPKL, the Insiders and the Non-Shareholder Insider, pursuant to which the Sponsor agreed to surrender a number of Cayman Class B Shares (including any Cayman Class A Shares issued upon conversion of Cayman Class B Shares) in certain circumstances. As a result of the Letter Agreement Amendment, effective immediately prior to the First Merger, the Sponsor will not be obligated to surrender any Cayman Class B Shares (or Cayman Class A Shares issued upon conversion of Cayman Class B Shares) if the Forward Purchaser (as defined in the Letter Agreement) does not purchase $115,000,000 worth of securities in accordance with that certain forward purchase agreement, dated as of October 5, 2023, by and between the Company and the Forward Purchaser. If the Merger Agreement is terminated for any reason, the Letter Agreement Amendment will be void and of no force and effect.

Series A Preferred Stock Investments

In connection with the transactions contemplated by the Merger Agreement, on the Signing Date, the Company and ZincFive entered into a Securities Purchase Agreement (the “Series A SPA”) with certain institutional and accredited investors (the “Series A Preferred Stock Investors”). Pursuant to the Series A SPA, the Series A Preferred Stock Investors agreed, among other things, to purchase, concurrently with the Closing, an aggregate of 10,441,174 shares of New ZincFive’s 12.0% Series A Cumulative Convertible Preferred Stock, par value $0.0001 per share (the “New ZincFive Series A Preferred Stock”), having the rights, preferences and privileges set forth in the Certificate of Designation of Preferences, Rights and Limitations of 12.0% Series A Cumulative Convertible Preferred Stock (the “Certificate of Designation”) and, for each Series A Preferred Stock Investor, a warrant to purchase a number of shares of New ZincFive Common Stock equal to the number of shares into which such shares of New ZincFive Common Stock underlying such investor’s Series A Preferred Stock are initially convertible (a “Series A Preferred Investor

Warrant”), for an aggregate purchase price of $106.5 million (the “Series A Preferred Stock Investments”). Each share of New ZincFive Series A Preferred Stock will have a stated value of $12.00 (the “Stated Value”). Certain Series A Preferred Stock Investors who provided $6.5 million of interim financing to ZincFive in the form of secured promissory notes (the “Bridge Notes” and such Series A Preferred Stock Investors, the “Bridge Investors”) will pay the purchase price through the cancellation and conversion of such Series A Preferred Stock Investors’ Bridge Notes in exchange for shares of New ZincFive Series A Preferred Stock and Series A Preferred Investor Warrants.

As a condition to the closing of Alyeska Master Fund, L.P.’s (the “Lead Purchaser”) Series A Preferred Stock Investment, the Company will issue an aggregate of 3,500,000 shares of New ZincFive Common Stock to the Lead Purchaser or the Company or ZincFive will cause stockholders of the Company or ZincFive to assign an aggregate of 3,500,000 shares of New ZincFive Common Stock to the Lead Purchaser.

Liquidity and Capital Resources

As of June 30, 2026, the Company had $401,642 in its operating bank account, $25,813,648 in its trust account, and a working capital deficit of $6,048,479.

Subsequent to the consummation of the Initial Public Offering, the Company’s liquidity has been satisfied through the net proceeds from the consummation of the Initial Public Offering and the Private Placement held outside of the Trust Account. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (as defined in Note 5). However, the Company has future obligations to management, consultants, and directors that will likely extinguish the cash balance within approximately a year from the filing date of the Quarterly Report on Form 10-Q for the quarter ended June 30, 2026.

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 205-40, Presentation of Financial Statements—Going Concern, the Company was formed for the purpose of completing a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities on or before September 29, 2026. There is no assurance that the Company will obtain the necessary approvals or raise the additional capital it needs to fund its business operations and complete any business combination prior to September 29, 2026, if at all. The Company also has no approved plan in place to extend the business combination deadline beyond September 29, 2026, and lacks the capital resources needed to fund operations and complete any business combination, even if the deadline to complete a business combination is extended to a later date. Management has determined that the liquidity condition and timing of liquidation raises substantial doubt about the Company’s ability to continue as a going concern for the next twelve months from the issuance of these financial statements. No adjustments have been made to the carrying amounts of assets or liabilities. The Company’s Sponsor, officers and directors may, but are not obligated to, loan the Company funds from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital.

Risks and Uncertainties

Various social and political circumstances in the U.S. and around the world (including wars and other forms of conflict, including rising trade tensions between the United States and China, and other uncertainties regarding actual and potential shifts in the U.S. and foreign, trade, economic and other policies with other countries, terrorist acts, security operations and catastrophic events such as fires, floods, earthquakes, tornadoes, hurricanes and global health epidemics), may contribute to increased market volatility and economic uncertainties or deterioration in the U.S. and worldwide. The Iran war has resulted in higher oil prices and created concerns about economic recession. Tariffs imposed by the U.S. presidential administration caused geopolitical tension and higher prices of goods throughout the global economy. Sanctions imposed by the U.S. and other countries in connection with hostilities between Russia and Ukraine and tensions between China and Taiwan have caused additional financial market volatility and affected the global economy. Concerns over persistent inflation, economic recession, as well as interest rate volatility and fluctuations in oil and gas prices resulting from global production and demand levels, as well as geopolitical tension, have exacerbated market volatility and could adversely affect the Company’s ability to complete a business combination and could have a material adverse effect on the value of the Company’s securities. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The impact of these conflicts on the world economy is not determinable as of the date of these financial statements and the specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these financial statements.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with US GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, the accompanying unaudited condensed consolidated financial statements do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of Management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, as filed with the SEC on March 30, 2025. The interim results for the three and six months ended June 30, 2026 are not necessarily indicative of the results to be expected for the year ending December 31, 2026 or for any future periods.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Principles of Consolidation

The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, the Merger Subs. The subsidiaries were formed solely for the purpose of completing an initial Business Combination and have had no operating activity since inception. All significant intercompany balances and transactions have been eliminated in consolidation.

Offering Costs Associated with the Initial Public Offering

Offering costs consisted of legal, accounting, underwriting fees and other costs incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received.

Class A Ordinary Shares Subject to Possible Redemption

As discussed in Note 3, all of the 10,000,000 Class A ordinary shares sold as part of the Units in the Public Offering contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a shareholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s amended and restated certificate of incorporation. In accordance with ASC 480, conditionally redeemable Class A ordinary shares (including shares of Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480. Although the Company did not specify a maximum redemption threshold, its charter provides that currently, the Company will not redeem its public shares in an amount that would cause its net tangible assets (shareholders’ equity) to be less than $5,000,001. Accordingly, at June 30, 2026 and December 31, 2025, the 2,236,713 Class A ordinary shares subject to possible redemption in the amount of $25,813,648 and $25,164,437 at redemption value per Public Share are presented as temporary equity, outside of the shareholders’ deficit section of the Company’s balance sheets.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable ordinary shares are affected by charges against additional paid in capital and accumulated deficit. For the six months ended June 30, 2026 and 2025, the Company recorded measurement adjustments of $649,211 and $2,246,142, respectively, to increase to redemption value.

As of June 30, 2026 and 2025, the amount of Class A ordinary shares reflected on the balance sheet are reconciled in the following table:

	Amount	Shares
Class A ordinary shares subject to possible redemption, January 1, 2025	$106,926,172	10,000,000

Plus:
Remeasurement adjustment on redeemable ordinary shares	2,246,142	—
Class A ordinary shares subject to possible redemption, June 30, 2025	$109,172,314	10,000,000

Class A ordinary shares subject to possible redemption, January 1, 2026	$25,164,437	2,236,713

Plus:
Remeasurement adjustment on redeemable ordinary shares	649,211	—
Class A ordinary shares subject to possible redemption, June 30, 2026	$25,813,648	2,236,713

Class B to Class A Share Conversion

As of December 31, 2025, 4,000,000 shares of Class B ordinary shares were converted into Class A ordinary shares in accordance with the Company’s governing documents. The conversion did not alter the rights, preferences, or privileges of the shares. As a result, the transaction was accounted for as an equity reclassification, with the carrying amount of Class B shares transferred to Class A shares. No gain or loss was recognized in connection with the conversion. The total number of issued and outstanding shares and total shareholders’ equity was not affected by the conversion.

Net Income (Loss) per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net income (loss) per ordinary share is computed by dividing net income (loss) by the weighted average number of ordinary shares outstanding for the period. Weighted average shares were not reduced for the effect of an aggregate of 3,435,065 Class A and Class B nonredeemable ordinary shares that were subject to forfeiture depending on the amount of the proceeds received under the forward purchase agreement described below or in the event of the Company’s winding up and subsequent dissolution. The Company applies the two-class method in calculating earnings per share. The remeasurement adjustment associated with the redeemable Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value.

The calculation of diluted income (loss) per ordinary share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering and (ii) the Private Placement. As of June 30, 2026 and 2025, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into ordinary shares and subsequently share in the earnings of the Company.

The following table reflects the calculation of basic and diluted net income (loss) per ordinary share.

	For the six months ended
	June 30,	June 30,
	2025	2024
Class A Redeemable ordinary shares
Numerator: Allocation of net income, as adjusted	$551,034	$999,399
Denominator: Basic and diluted weighted average shares outstanding	10,000,000	10,000,000
Basic and diluted net income per Class A Ordinary Share	$0.06	$0.10
Class B Non-redeemable ordinary shares
Numerator: Allocation of net income, as adjusted	$353,878	$641,822
Denominator: Basic and diluted weighted average shares outstanding	6,422,078	6,422,078
Basic and diluted net income per Class B Ordinary Share	$0.06	$0.10

	For the six months ended
	June 30,	June 30,
	2026	2025
Class A Redeemable ordinary shares
Numerator: Allocation of net income (loss), as adjusted	$(450,785)	$551,034
Denominator: Basic and diluted weighted average shares outstanding	2,236,713	10,000,000
Basic and diluted net income (loss) per Class A Ordinary Share	$(0.20)	$0.06
Class B Non-redeemable ordinary shares
Numerator: Allocation of net income (loss), as adjusted	$(1,294,299)	$353,878
Denominator: Basic and diluted weighted average shares outstanding	6,422,078	6,422,078
Basic and diluted net income (loss) per Class B Ordinary Share	$(0.20)	$0.06

	For the three months ended
	June 30,	June 30,
	2026	2025
Class A Redeemable ordinary shares
Numerator: Allocation of net income (loss), as adjusted	$(426,453)	$220,790
Denominator: Basic and diluted weighted average shares outstanding	2,236,713	10,000,000
Basic and diluted net income (loss) per Class A Ordinary Share	$(0.19)	$0.02
Class B Non-redeemable ordinary shares
Numerator: Allocation of net income (loss), as adjusted	$(1,224,436)	$141,793
Denominator: Basic and diluted weighted average shares outstanding	6,422,078	6,422,078
Basic and diluted net income (loss) per Class B Ordinary Share	$(0.19)	$0.02

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2026 and December 31, 2025. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of June 30, 2026 and December 31, 2025.

Investments held in Trust Account

At June 30, 2026 and December 31, 2025, the Company had $25,813,648 and $25,164,437 in investments held in the Trust Account, respectively. The Company’s portfolio of investments held in the Trust Account are invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act.

Investments held in Trust Account are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in the Trust Account are included in interest earned on marketable securities held in Trust Account in the accompanying statements of operations. The estimated fair values of investments held in Trust

Account are determined using available market information. Fair values of these investments are determined by Level 1 input utilizing quoted prices (unadjusted) in active markets for identical assets.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurement,” approximates the carrying amounts represented in the balance sheets, primarily due to their short-term nature.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid to transfer of a liability, in an orderly transaction between market participants at the measurement date. US GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

●	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;
●	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and
●	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheets as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

Warrant Instruments

The Company accounts for the Public Warrants and the Private Placement Warrants issued in connection with the Initial Public Offering and the Private Placement in accordance with the guidance contained in FASB ASC 815, “Derivatives and Hedging”. Under ASC 815-40 the Public Warrants and the Private Placement Warrants meet the criteria for equity treatment and as such will be recorded in shareholders’ deficit. If the warrants no longer meet the criteria for equity treatment, they will record as a liability and remeasured each period with changes recorded in the statement of operations.

Recent Accounting Standards

In November 2024, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2024-03, “Disaggregation of Income Statement Expenses,” which requires disclosures of certain disaggregated income statement expense captions into specified categories within the footnotes to the financial statements. The requirements of the ASU are effective for annual periods beginning after December 15, 2026 and interim reporting periods beginning after December 15, 2027, with early adoption permitted. The requirements will be applied prospectively with the option for retrospective application. The Company is currently evaluating the impact ASU No. 2024-03 will have on its condensed consolidated financial statements.

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3 — INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 10,000,000 Units at a price of $10.00 per Unit. Each Unit will consist of one share of Class A ordinary shares and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A ordinary shares at a price of $11.50 per share, subject to adjustment (see Note 8).

NOTE 4 — PRIVATE PLACEMENTS

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 8,490,535 Private Placement Warrants at a price of $1.00 per Private Placement Warrant ($8,490,535) from the Company in a private placement. Each Private Placement Warrant is exercisable to purchase one share of Class A ordinary shares at a price of $11.50 per share, subject to adjustment (see Note 7). The proceeds from the sale of the Private Placement Warrants were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless. The Private Placement Warrants (including the Class A ordinary shares issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of an Initial Business Combination, subject to certain exceptions.

NOTE 5 — RELATED PARTIES

Founder Shares

On December 8, 2021, the Sponsor received 6,870,130 of the Company’s Class B ordinary shares (the “Founder Shares”) in exchange for a payment $25,000 of offering costs made on behalf of the Company.

On April 1, 2022, the Sponsor transferred a total of 850,000 Class B ordinary shares to certain of the Company’s officers and directors. These 850,000 shares are not subject to forfeiture in the event the forward purchaser elects to terminate or reduce its commitment to purchase the agreed forward purchase securities pursuant to the forward purchase agreement (see Note 6). Management has determined that the fair market value for the Founder Shares ($4,564,500 or $5.37 per share) should be disclosed as unrecognized, non-employee, equity-based compensation as of the transfer date. The non-employee, equity-based compensation component of these transactions will be recognized at the time of a business combination, if any.

On October 10, 2023, the underwriter informed the Company that it will not be exercising the over-allotment option. As a result, the Sponsor forfeited an aggregate of 448,052 Class B ordinary shares of the Company, par value $0.0001 per share. Such forfeited shares were cancelled by the Company prior to the consummation of the Initial Public Offering.

3,435,065 Founder Shares are subject to forfeiture immediately prior to the closing of the Company’s initial business combination depending on the amount of the proceeds received under the forward purchase agreement, or in the event of our liquidation and subsequent dissolution. The number of the Founder Shares outstanding, which includes 3,435,065 Class B ordinary shares issued in connection with the forward purchase agreement.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination and subsequent to a Business Combination, (x) if the last reported sale price of the Class A ordinary shares equals or exceeds $11.50 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Public Shareholders having the right to exchange their shares of ordinary shares for cash, securities or other property.

On July 8, 2025, the Sponsor agreed to convert 4,000,000 Class B ordinary shares of the Company into 4,000,000 Class A ordinary shares of the Company.

Working Capital Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes may be repaid upon completion of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of the notes may be converted upon completion of a Business Combination into warrants at a price of $1.00 per warrant. Such warrants would be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.

Convertible Note Payable - Sponsor

On January 28, 2025, the Company issued an unsecured promissory note (the “Note”) in the principal amount of up to $1,900,000 to the Sponsor, of which $700,000 was advanced as of December 31, 2025 and $840,000 was advanced as of December 31, 2024. The Note does not bear interest and is repayable in full upon consummation of the Company’s initial business combination. If the Company does not complete a Business Combination, the Note shall not be repaid and all amounts owed under it will be forgiven. Upon the consummation of a Business Combination, the Sponsor shall have the option, but not the obligation, to convert all or a portion of up to $1,500,000 of the unpaid principal balance of the Note into that number of warrants to purchase one Class A ordinary share, $0.0001 par value per share, of the Company (the “Working Capital Warrants”) equal to the principal amount of the Note so converted divided by $1.00. The terms of the Working Capital Warrants will be identical to the terms of the warrants issued by the Company to the Sponsor in a private placement that took place simultaneously with the Company’s initial public offering. The Note is subject to customary events of default, the occurrence of which automatically trigger the unpaid principal balance of the Note and all other sums payable with regard to the Note becoming immediately due and payable. As of June 30, 2026 and December 31, 2025, the amount outstanding on this Note was $1,900,000 and $1,540,000, respectively.

Note Payable – Sponsor

On June 25, 2025, the Company issued a non – convertible unsecured promissory note (the “Second Note”) in the principal amount of up to $2,500,000 to the Sponsor. The Second Note does not bear interest and is repayable upon the earlier of the consummation of the Company’s initial business combination and the last day that the Company has to complete a business combination. As of June 30, 2026 and December 31, 2025, the Company borrowed $2,500,000 and $1,700,000, respectively under the Second Note.

Related Party Loans

On March 29, 2024, the Sponsor advanced the Company $3,500 for working capital purposes. On May 13, 2026, the Sponsor advanced an additional $70,000 to the Company for working capital purposes. These advances are non-interest bearing and are due on demand. These related party transaction are included on the accompanying balance sheets as a related party payable. As of June 30, 2026 and December 31, 2025, the Company borrowed $73,500 and $3,500, respectively under the related party payable.

NOTE 6 — COMMITMENTS AND CONTINGENCIES

Registration Rights

The holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any shares of ordinary shares issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to or on the effective date of Initial Public Offering requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to shares of Class A ordinary shares). The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not be required to effect or permit any registration or cause any registration statement to become effective until the securities covered thereby are released from their lock-up restrictions. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of the Initial Public Offering to purchase up to 1,500,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. On October 10, 2023, the underwriter informed the Company that it will not be exercising the over-allotment option. As a result, the Sponsor forfeited an aggregate of 448,052 Class B ordinary shares of the Company, par value $0.0001 per share. Such forfeited shares were cancelled by the Company prior to the consummation of the Initial Public Offering.

The Company paid the underwriters a cash underwriting discount of $0.20 per Unit, or $2,000,000 in the aggregate, upon the closing of the Initial Public Offering. In addition, the underwriters is entitled to a deferred fee of $0.35 per Unit, or $3,500,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Forward Purchase Agreement

SparkLabs Group Management, LLC (“forward purchaser”), an accredited institutional investor affiliated with the Sponsor, has entered into a forward purchase agreement with the Company that provides for the purchase by the forward purchaser of forward purchase units for an aggregate purchase price of at least $115,000,000 in a private placement to close concurrently with the closing of our initial business combination. The forward purchaser may purchase less than $115,000,000 worth of forward purchase units in accordance with the terms of the forward purchase agreement. In addition, the forward purchaser may terminate its commitment under the forward purchase agreement at any time before the closing of the Company’s initial business combination. Accordingly, if the forward purchaser exercises its right to terminate its commitment to purchase any forward purchase securities, the Company will not receive any of the amount of proceeds under the forward purchase agreement and all of the 3,435,065 Class B ordinary shares will then be forfeited prior to the closing of the Company’s initial business combination.

The obligations under the forward purchase agreement will not depend on whether any Class A ordinary shares are redeemed by the Public Shareholders. The forward purchase shares will be identical to the shares of Class A ordinary shares included in the Units being sold in the Initial Public Offering, except that they will be subject to transfer restrictions and registration rights.

NOTE 7 — SHAREHOLDERS’ DEFICIT

Preferred Shares — The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of June 30, 2026 and December 31, 2025, there were no preference shares issued or outstanding.

Class A Ordinary Shares — The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. On July 9, 2025, the Sponsor converted 4,000,000 Class B ordinary shares into Class A ordinary shares. Notwithstanding the conversions, such holders will not be entitled to receive any monies held in the Trust Account as a result of their ownership of any Class A ordinary shares issued upon conversion of the Founder Shares. As of June 30, 2026 and December 31, 2025 there were 4,000,000 Class A ordinary shares issued and outstanding (excluding 2,236,713 Class A ordinary shares subject to possible redemption) of which up to 3,435,065 shares are subject to forfeiture immediately prior to the closing of our initial business combination depending on the amount of the proceeds received under the forward purchase agreement or in the event of our liquidation and subsequent dissolution.

Class B Ordinary Shares — The Company is authorized to issue 50,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders of Class B ordinary shares are entitled to one vote for each share. As of June 30, 2026 and December 31, 2025, there were 2,422,078 shares of Class B ordinary shares issued and outstanding. Only holders of the Class B ordinary shares will have the right to vote on the election of directors prior to the Business Combination. Holders of ordinary shares, holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of our shareholders except as otherwise required by law. In connection with our initial business combination, we may enter into a shareholders agreement or other arrangements with the shareholders of the target or other investors to provide for voting or other corporate governance arrangements that differ from those in effect upon completion of the Initial Public Offering.

The Founder Shares are designated as Class B ordinary shares and will automatically convert into Class A ordinary shares (which such Class A ordinary shares delivered upon conversion will not have redemption rights or be entitled to liquidating distributions from the Trust Account if we do not consummate an initial business combination) at the time of our initial business combination or earlier at the option of the holders thereof at a ratio such that the number of Class A ordinary shares issuable upon conversion of all founder shares will equal, in the aggregate, on an as-converted basis, at most 23% of the sum of (i) the total number of ordinary shares issued and outstanding upon completion of the Initial Public Offering, plus (ii) the total converted Class A ordinary shares to be sold pursuant to the forward purchase agreement. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one-to-one.

NOTE 8 — WARRANTS

There were 13,490,535 warrants outstanding as of June 30, 2026 and December 31, 2025 which consists of 8,490,535 private and 5,000,000 public warrants. Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any shares of Class A ordinary share pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Class A ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Class A ordinary shares is available, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of residence of the exercising holder, or an exemption from registration is available.

The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of a Business Combination, the Company will use its commercially reasonable efforts to file, and within 60 business days following a Business Combination to have declared effective, a registration statement covering the issuance of the shares of Class A ordinary shares issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A ordinary shares until the warrants expire or are redeemed. Notwithstanding the above, if the Class A ordinary share is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of Warrants When the Price per Share of Class A ordinary share Equals or Exceeds $18.00 — Once the warrants become exercisable, the Company may redeem the outstanding Public Warrants:

●	in whole and not in part;
●	at a price of $0.01 per Public Warrant;
●	upon a minimum of 30 days’ prior written notice of redemption, or the 30-day redemption period to each warrant holder; and

●	if, and only if, the last reported sale price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganization, recapitalizations and the like) for any 10 trading days within a 20-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

In addition, if (x) the Company issue additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of its initial business combination at a Newly Issued Price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by its board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any founder shares held by the Sponsor or such affiliates, as applicable, prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of its initial business combination on the date of the completion of its initial business combination (net of redemptions), and (z) the Market Value is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the greater of the Market Value and the Newly Issued Price.

The Private Placement Warrants will be identical to the Public Warrants underlying the Units being sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions.

NOTE 9 — FAIR VALUE MEASUREMENTS

The following table presents information about the Company’s assets and liabilities that are measured at fair value at June 30, 2026 and December 31, 2025, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

		June 30,		December 31,
Description	Level	2026	Level	2025
Assets:
Investments held in Trust Account	1	$25,813,648	1	$25,164,437

Transfers to/from Levels 1, 2, and 3 are recognized at the beginning of the reporting period. During the six months ended June 30, 2026 and 2025, there were no transfers into or out of Level 3.

In accordance with the Company’s investment management trust agreement, investments held in trust consist only of money market mutual funds invested solely in direct U.S. treasury obligations, which is considered a Level 1 measurement. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.

NOTE 10 — SEGMENT INFORMATION

ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statements information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker (“CODM”), or group, in deciding how to allocate resources and assess performance.

The Company is a blank check company formed for the purpose of effecting a Business Combination. As of June 30, 2026, the Company had not commenced any operations. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on the investments held in the Trust Account.

The Company’s CODM has been identified as the Chief Executive Officer, who reviews the operating results for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that the Company only has one operating segment. The CODM does not review assets in evaluating the results of the Company, and therefore, such information is not presented.

When evaluating the Company’s primary measure of performance and making key decisions regarding resource allocation in order to ensure sufficient capital to complete an initial business combination and meet working capital requirements, the CODM reviews several key metrics, which include the following:

	For the Six Months Ended		For the Three Months Ended
	June 30,	June 30,	June 30,	June 30,
	2026	2025	2026	2025
Loss from operations	$(2,192,993)	$(1,341,232)	$(1,877,034)	$(763,867)

Total other income	447,909	2,246,144	226,145	1,126,450

Net income (loss)	$(1,745,084)	$904,912	$(1,650,889)	$362,583

NOTE 11 — SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date through August 14, 2026, the date that the financial statements issued. Based upon this review, the Company did not identify any other subsequent events that would have required adjustment or disclosure in the financial statements.

KPMG LLP
Suite 3800
1300 South West Fifth Avenue
Portland, OR 97201

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors

ZincFive, Inc.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of ZincFive, Inc. and subsidiaries (the Company) as of December 31, 2025 and 2024, the related consolidated statements of operations and comprehensive loss, redeemable convertible preferred stock and stockholders’ deficit, and cash flows for the years then ended, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has incurred losses and negative cash flows from operations since inception and anticipates that operating losses will continue in the near term, and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as the Company’s auditor since 2019.

Portland, Oregon
August 11, 2026

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.

ZincFive, Inc.

Consolidated Balance Sheets

(Dollars in thousands, except share and per share amounts)

	December 31, 2025	December 31, 2024
Assets
Current Assets
Cash and cash equivalents	$8,266	$7,297
Trade accounts receivable, net	8,873	8,476
Inventories	25,897	15,733
Other current assets	4,359	2,510
Total Current Assets	47,395	34,016
Property, plant and equipment, net	7,568	7,362
Operating lease right-of-use assets	8,181	9,798
Restricted cash	3,200	—
Other noncurrent assets	1,764	997
Total Assets	$68,108	$52,173
Liabilities, Temporary Equity, and Stockholders’ Deficit
Current Liabilities
Accounts payable	$8,278	$9,473
Accrued payroll	2,651	2,853
Accrued other liabilities	4,015	3,620
Common stock warrant liability	—	8,774
Preferred stock warrant liability	68,955	—
Contract termination liability	8,412	263
Current portion of warranty liability	3,453	4,302
Current portion of operating lease liabilities	1,395	1,234
Total Current Liabilities	97,159	30,519
Long-term debt, net	62,380	50,452
Non-current warranty liability	3,836	5,917
Non-current operating lease liabilities	7,437	8,920
Deferred tax liability	—	96
Total Liabilities	170,812	95,904
Commitments and Contingencies (Note 9)
Temporary Equity
Redeemable convertible preferred stock, $0.001 par value; 706,736,634 and 400,433,597 shares authorized as of December 31, 2025 and 2024, respectively; 218,558,661 and 124,513,376 shares issued and outstanding as of December 31, 2025 and 2024, respectively	178,675	200,836
Stockholders’ Deficit
Class A common stock, $0.001 par value, 998,340,500 and 512,260,000 shares authorized as of December 31, 2025 and 2024, respectively; 36,445,567 and 36,087,823 shares issued and outstanding as of December 31, 2025 and 2024, respectively	37	37
Class B common stock, $0.001 par value, 8,200,000 shares authorized; 8,195,227 shares issued and outstanding	8	8
Additional paid-in capital	113,511	29,795
Accumulated other comprehensive (loss) income	(194)	178
Accumulated deficit	(394,741)	(274,585)
Total Stockholders’ Deficit	(281,379)	(244,567)
Total Liabilities, Temporary Equity, and Stockholders’ Deficit	$68,108	$52,173

See accompanying notes to the consolidated financial statements.

ZincFive, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(Dollars in thousands, except share and per share amounts)

	For the years ended December 31,
	2025	2024
Revenue	$65,026	$28,739
Cost of sales	76,418	53,648
Gross Loss	(11,392)	(24,909)
Operating Expenses
Research and development	11,316	7,473
Selling, general, and administrative	31,477	26,461
Total Operating Expenses	42,793	33,934
Loss from Operations	(54,185)	(58,843)
Other Income (Expense)
Interest expense	(10,649)	(7,215)
Change in fair value of common stock warrants	5,682	310
Change in fair value of preferred stock warrants	(17,095)	—
Change in fair value of convertible notes	(26,397)	—
Loss on debt extinguishment	(18,159)	—
Other income, net	635	751
Loss Before Income Taxes	(120,168)	(64,997)
Income tax benefit	12	109
Net loss	(120,156)	(64,888)
Preferred Stock dividends	(8,441)	(9,269)
Deemed contribution from extinguishment of Preferred Stock	78,909	—
Net loss attributable to common stockholders	(49,688)	(74,157)
Deemed contribution allocated to extinguished Series D preferred stock	(50,721)	—
Net loss attributable to common and Series D preferred stockholders	$(100,409)	$(74,157)
Net loss per common share
Basic	$(0.95)	$(1.70)
Diluted	$(1.15)	$(1.70)
Weighted-average common and Series D preferred shares outstanding
Basic	52,174,367	43,642,073
Diluted	87,417,303	43,642,073
Other Comprehensive Loss
Foreign currency translation loss	(372)	(84)
Comprehensive Loss	$(120,528)	$(64,972)

See accompanying notes to the consolidated financial statements.

ZincFive, Inc.

Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit

(Dollars in thousands, except share amounts)

	Preferred A		Preferred B		Preferred C		Preferred D		Preferred F		Preferred F-1		Preferred F-2		Preferred F-3-A
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2023	2,866,232	$2,863	32,392,685	$35,640	41,250,364	$66,524	29,509,929	$60,908	—	$—	—	$—	—	$—	—	$—
Exercise of stock options	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Issuance of Series C and Series D preferred stock and Class A common stock warrants, net of issuance costs	—	—	—	—	2,269,636	3,632	16,224,530	31,269	—	—	—	—	—	—	—	—
Exercise of Class A common stock warrants	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Foreign currency translation loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Balance at December 31, 2024	2,866,232	2,863	32,392,685	35,640	43,520,000	70,156	45,734,459	92,177	—	—	—	—	—	—	—	—
Exercise of stock options	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Issuance of Class A common stock in exchange for services	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Issuance of Series D and Series F preferred stock, net of issuance costs	—	—	—	—	—	—	3,136,315	5,353	20,721,410	18,284	—	—	—	—	—	—
Extinguishment of Preferred Shares in connection with issuance of Series F preferred stock	(2,726,301)	(2,726)	(16,378,172)	(19,824)	(23,965,627)	(38,110)	(44,510,974)	(88,089)	—	—	—	—	—	—	2,923,735	1,475
Extinguishment of convertible notes	—	—	—	—	—	—	—	—	7,295,238	6,332	277,235	193	40,131,769	21,828	—	—
Issuance of Series F preferred stock in satisfaction of interest	—	—	—	—	—	—	—	—	1,482,269	1,378	—	—	—	—	—	—
Exercise of Series F preferred stock warrants	—	—	—	—	—	—	—	—	2,964,538	3,380	—	—	—	—	—	—
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Foreign currency translation loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Balance at December 31, 2025	139,931	$137	16,014,513	$15,816	19,554,373	$32,046	4,359,800	$9,441	32,463,455	$29,374	277,235	$193	40,131,769	$21,828	2,923,735	$1,475

See accompanying notes to the consolidated financial statements.

ZincFive, Inc.

CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT (Continued)

(Dollars in thousands, except share amounts)

							Redeemable							Accumulated
							Convertible							Other
							Preferred		Common Stock				Additional	Comprehensive		Total
	Preferred F-3-B		Preferred F-3-C		Preferred F-3-D		Stock		Class A		Class B		Paid-in	Income	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	(Loss)	Deficit	Deficit
Balance at December 31, 2023	—	$—	—	$—	—	$—	106,019,210	$165,935	34,146,365	$36	8,195,227	$8	$25,747	$262	$(209,697)	$(183,644)
Exercise of stock options	—	—	—	—	—	—	—	—	1,239,960	1	—	—	219	—	—	220
Issuance of Series C and Series D preferred stock and Class A common stock warrants, net of issuance costs	—	—	—	—	—	—	18,494,166	34,901	—	—	—	—	1,944	—	—	1,944
Exercise of Class A common stock warrants	—	—	—	—	—	—	—	—	701,498	—	—	—	213	—	—	213
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	—	—	1,672	—	—	1,672
Foreign currency translation loss	—	—	—	—	—	—	—	—	—	—	—	—	—	(84)	—	(84)
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(64,888)	(64,888)
Balance at December 31, 2024	—	—	—	—	—	—	124,513,376	200,836	36,087,823	37	8,195,227	8	29,795	178	(274,585)	(244,567)
Exercise of stock options	—	—	—	—	—	—	—	—	51,997	—	—	—	11	—	—	11
Issuance of Class A common stock in exchange for services	—	—	—	—	—	—	—	—	305,747	—	—	—	89	—	—	89
Issuance of Series D and Series F preferred stock, net of issuance costs	—	—	—	—	—	—	23,857,725	23,637	—	—	—	—	1,261	—	—	1,261
Extinguishment of Preferred Shares in connection with issuance of Series F preferred stock	23,924,621	12,074	29,060,447	18,925	49,708,782	37,366	18,036,511	(78,909)	—	—	—	—	78,909	—	—	78,909
Extinguishment of convertible notes	—	—	—	—	—	—	47,704,242	28,353	—	—	—	—	—	—	—	—
Issuance of Series F preferred stock in satisfaction of interest	—	—	—	—	—	—	1,482,269	1,378	—	—	—	—	—	—	—	—
Exercise of Series F preferred stock warrants	—	—	—	—	—	—	2,964,538	3,380	—	—	—	—	—	—	—	—
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	—	—	2,919	—	—	2,919
Foreign currency translation loss	—	—	—	—	—	—	—	—	—	—	—	—	527	(372)	—	155
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(120,156)	(120,156)
Balance at December 31, 2025	23,924,621	$12,074	29,060,447	$18,925	49,708,782	$37,366	218,558,661	$178,675	36,445,567	$37	8,195,227	$8	$113,511	$(194)	$(394,741)	$(281,379)

See accompanying notes to the consolidated financial statements.

ZincFive, Inc.

Consolidated Statements of Cash Flows

(Dollars in thousands)

	For the years ended December 31,
	2025	2024
Cash flows from operating activities
Net loss	$(120,156)	$(64,888)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	1,883	1,241
Provision for credit losses	—	160
Loss on disposal of property, plant and equipment	26	98
Gain from change in fair value of Class A common stock warrants	(5,682)	(310)
Loss from change in fair value of preferred stock warrants	17,095	—
Loss from change in fair value of convertible notes	26,397	—
Non-cash interest expense	2,331	2,367
Loss on debt extinguishment	18,159	—
Deferred taxes	(96)	(160)
Amortization of operating lease right-of-use assets	1,445	1,241
Stock-based compensation	2,919	1,672
Issuance of Class A common stock in exchange for services	89	—
Changes in operating assets and liabilities:
Trade accounts receivable	(397)	(2,419)
Inventories,	(10,164)	829
Other current assets	(1,755)	(1,110)
Other noncurrent assets	(767)	(975)
Accounts payable	(1,195)	960
Accrued payroll	(202)	1,270
Accrued other liabilities	11,895	2,669
Warranty liability	(2,930)	(600)
Operating lease liabilities	(1,147)	(910)
Net cash used in operating activities	(62,252)	(58,865)
Cash flows from investing activities
Capital expenditures	(2,132)	(5,029)
Net cash used in investing activities	(2,132)	(5,029)
Cash flows from financing activities
Proceeds from debt issuance	26,455	19,200
Payment of debt issuance costs	—	(409)
Payment of debt extinguishment costs	(100)	—
Proceeds from issuance of Series C Preferred Stock	—	3,768
Proceeds from issuance of Series D Preferred Stock and Class A common stock warrants	6,625	34,271
Proceeds from issuance of Series F Preferred Stock and Series F preferred stock warrants	36,446	—
Payment of equity issuance costs	(988)	(1,194)
Proceeds from exercise of stock options	11	220
Proceeds from exercise of Class A common stock warrants	—	213
Proceeds from exercise of Series F preferred stock warrants	29	—
Net cash provided by financing activities	68,478	56,069
Effect of foreign exchange rate changes on cash and cash equivalents	75	310
Net increase (decrease) in cash, cash equivalents and restricted cash	4,169	(7,515)
Cash, cash equivalents and restricted cash at beginning of period	7,297	14,812
Cash, cash equivalents and restricted cash at end of period	$11,466	$7,297
Supplemental cash flow information:
Cash paid for income taxes	$67	$26
Cash paid for interest	3,450	4,509
Supplemental disclosure of non-cash investing and financing transactions:
Extinguishment of Preferred Shares in connection with issuance of Series F Preferred Shares	$78,909	$—
Issuance of Preferred Shares and Series F preferred stock warrants in extinguishment of convertible notes	54,829	—
Series F preferred stock and Series F preferred stock warrants issued in satisfaction of interest	2,000	—
Operating lease right-of-use assets obtained in exchange for operating lease liabilities	—	8,092
Allocation of proceeds to Class A common stock warrants issued in conjunction with Series D preferred stock	1,261	1,944
Issuance of Series F-3-W preferred warrants in exchange for cancellation of Class A common stock warrants	10,478	—
Reclassification of Series F preferred stock warrant liability to additional paid-in capital upon exercise of warrants	3,349	—

See accompanying notes to the consolidated financial statements.

ZincFive, Inc.

Notes to Consolidated Financial Statements

(Dollars in Thousands, Unless Stated Otherwise)

Note 1Nature of Operations

ZincFive, Inc. (“ZincFive” or the “Company”) designs, manufactures and commercializes immediate power solutions built on proprietary nickel-zinc (“NiZn”) battery technology for applications where uninterrupted operation is essential, including data centers, intelligent transportation systems, industrial applications, and other critical infrastructure. The Company’s technology was engineered specifically for high-power, short-duration applications historically served by valve-regulated lead-acid and, more recently, lithium-ion battery technologies, where evolving infrastructure requirements have increasingly prioritized power density, safety, sustainability, and efficient use of space. ZincFive’s primary market is the global data center industry, which it serves through commercial relationships with leading uninterruptible power supply (“UPS”) manufacturers, hyperscale, cloud and neocloud operators, colocation providers, enterprise customers, system integrators, and strategic channel partners. The Company also serves multiple segments of the end user data center market, including enterprise, colocation, hyperscalers, cloud and neocloud.

ZincFive was formed in 2016 through the merger of Ensite Power, Inc., the inventor of the UPStealth® uninterruptible power supply for intelligent transportation applications, and PowerGenix Systems, Inc. (“PGX”), a pioneer in the commercialization of NiZn battery chemistry, creating a vertically integrated developer and manufacturer of NiZn battery solutions. In 2023, we sold the manufacturing assets related to the intelligent transportation products to focus on mission-critical applications for data centers.

The Company maintains battery manufacturing operations in Changsha, China through its wholly owned foreign enterprise (“HZP”), supported by qualified contract manufacturing resources. These operations support battery research and development, battery engineering and commercial manufacturing of the Company’s proprietary nickel-zinc battery technologies. The Company also operates a battery development and rapid prototyping facility through its wholly owned foreign enterprise (PGX) in Shenzhen, China, supporting product development, engineering and prototype manufacturing. Power solution integration consists of assembling completed battery modules into finished battery cabinet systems, including electrical integration, software and firmware configuration, functional testing, quality verification, and final system qualification. These activities are currently performed at the Company’s Tualatin, Oregon facility and through its strategic manufacturing partner Hanza AB, located in Finland. In 2025, the Company set up an entity in Germany to facilitate sales into the European Union.

The Company is headquartered in Tualatin, Oregon, United States.

Liquidity and Going Concern

The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles which contemplate continuation of the Company as a going concern. The going concern assumption contemplates the realization of assets and satisfaction of liabilities in the normal course of business.

Since inception, the Company has financed its operations primarily through the issuance of preferred equity and loan agreements. The Company has incurred losses and negative cash flows from operations since inception and anticipates that losses will continue in the near term. During the year ended December 31, 2025, the Company incurred net losses of $120,156 and used $62,252 of cash in operating activities. As of December 31, 2025, the Company had unrestricted cash and cash equivalents of $8,266. Subsequent to the balance sheet date, the Company issued a series of bridge loans for aggregate proceeds of $45,000 that were used for general corporate purposes; and a short-term loan for $5,000, which was repaid in July 2026 (see Note 14).

ZincFive, Inc.

Notes to Consolidated Financial Statements

(Dollars in Thousands, Unless Stated Otherwise)

Management expects the Company’s backlog of orders as of June 30, 2026 will produce positive contribution margin and begin to reduce the level of losses and cash requirements previously incurred. However, even as the Company increases gross revenue and contribution margin to sufficient levels to reduce the operating losses toward breakeven, the Company will need additional debt or equity financing for working capital in order to meet its near-term operating cash flow requirements and, accordingly, substantial doubt exists with regard to the Company’s ability to continue as a going concern for 12 months from the issuance of the consolidated financial statements.

Management is evaluating various strategies to obtain additional funding, which may include additional offerings of equity, issuance of debt, or other capital sources. If such financing is not available or if the financing terms are less desirable than expected, the Company may be forced to decrease its level of investment in product development or scale back its operations, which could have an adverse impact on the Company’s business and financial prospects. In June 2026, the Company executed a business combination agreement with Spark I Acquisition Corporation, which is expected to close in the second half of 2026 (see Note 14). Management cannot provide assurances that the business combination transaction will be approved and consummated on the predicted timeline or at all.

The consolidated financial statements do not include any adjustments to the carrying amounts and classification of assets, liabilities, and reported expenses that may be necessary if the Company were unable to continue as a going concern.

Emerging Growth Company

Under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), the Company meets the definition of an emerging growth company. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. The Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the Company is no longer an emerging growth company or until the Company affirmatively and irrevocably opts out of the extended transition period. As a result, the Company’s consolidated financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Note 2Summary of Significant Accounting Policies

Basis of Presentation

The Company’s consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”).

Principles of Consolidation

The consolidated financial statements include the financial statements of the Company and its wholly owned subsidiaries. All intercompany balances and transactions are eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements as well as the reported expenses during the reporting period. Management bases its estimates on historical experience and on various other assumptions and evaluates its estimates and assumptions on an ongoing basis, including product warranty liability, inventory valuation, valuation of warrant liabilities, recoverability of long-lived assets, useful lives of property, plant and equipment, valuation of convertible notes, and valuation of equity instruments. If the underlying estimates and

ZincFive, Inc.

Notes to Consolidated Financial Statements

(Dollars in Thousands, Unless Stated Otherwise)

assumptions upon which the consolidated financial statements are based change in future periods, actual amounts may differ from those included in the accompanying consolidated financial statements.

Cash and Cash Equivalents

Management considers all highly liquid investments with an original maturity of three months or less at date of purchase or acquisition to be cash equivalents. Cash equivalents are carried at cost, which approximates fair value.

Restricted Cash

As of December 31, 2025, restricted cash of $3,200 represents deposits maintained with a surety provider as collateral for surety bonds supporting import shipments. The surety bonds are expected to terminate in October 2026.

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the consolidated balance sheets that sums to the total of the same such amounts in the statements of cash flows:

	2025	2024
Cash and cash equivalents	$8,266	$7,297
Restricted cash	3,200	—
Total cash, cash equivalents and restricted cash	$11,466	$7,297

Trade Accounts Receivable, net

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The Company maintains an allowance for credit losses which is reviewed periodically, including specific accounts. The allowance for credit losses represents management’s best estimate of lifetime expected losses based on reasonable and supportable forecasts, historical loss patterns, the number of days that billings are past due and an evaluation of the potential risk of loss associated with delinquent accounts. This evaluation is inherently subjective as it requires estimates of material factors that may be susceptible to significant change. Account balances are charged against the allowance after all means of collection have been exhausted without success. The allowance for credit losses totaled $0 and $160 for the years ended December 31, 2025 and 2024, respectively, and is recorded within selling, general and administrative in the Company’s consolidated statements of operations and comprehensive loss.

ZincFive, Inc.

Notes to Consolidated Financial Statements

(Dollars in Thousands, Unless Stated Otherwise)

Inventories

Inventories are stated at the lower of cost, determined on a weighted average cost basis, or net realizable value. The Company periodically assesses the value of inventory and writes down its value for estimated excess inventory and product obsolescence based upon analysis of existing inventory quantities compared to future consumption. Future consumption is estimated based upon assumptions about how past consumption, recent purchases and other factors may indicate future consumption. The Company records an adjustment to the cost basis of inventory when evidence exists that the net realizable value of inventory is lower than its cost to arrive at the new cost basis. Actual consumption of inventories could differ from forecasted demand, and the difference could have a material impact on the gross profit and inventory balances based on additional provisions for excess or obsolete inventories.

Inventory costs include expenditures and other charges directly and indirectly incurred in bringing the inventory to its existing condition and location, and consist primarily of direct materials, direct salaries and benefits, and allocated overhead. Inventories consisted of the following as of December 31:

	2025	2024
Raw materials	$8,920	$5,752
Work in process	5,270	4,217
Finished goods	11,707	5,764
Total inventories	$25,897	$15,733

The balance of the Company’s inventory was written down by $318 for excess and obsolescence as of December 31, 2025 and $5,486 from its cost to its net realizable value as of December 31, 2024.

Property, Plant and Equipment

Property, plant and equipment are stated at cost less accumulated depreciation. Significant additions or improvements that extend the lives of assets are capitalized, while repairs and maintenance that do not improve or extend the life of the respective assets are charged to expense as incurred. Depreciation on property, plant and equipment is calculated using the straight-line method over the estimated useful life of the related asset. Land is not depreciated. The estimated useful lives of assets are as follows:

Leasehold Improvements	Shorter of the lease term or the estimated lives of improvements
Machinery and Equipment	3 – 14 years
Furniture and Fixtures	3 years
Computer Hardware	3 – 5 years
Computer Software	3 years

When assets are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in the accompanying consolidated statements of operations and comprehensive loss in the period realized.

Eligible costs associated with assets under construction are capitalized and begin depreciating when substantially all of the activities necessary to prepare the asset for its intended use have been completed and the asset is placed in service.

Impairment of Long-Lived Assets

Long-lived assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. If circumstances require a long-lived asset or asset group to be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying amount. If the carrying amount of the long-lived asset or asset group is not recoverable on an

ZincFive, Inc.

Notes to Consolidated Financial Statements

(Dollars in Thousands, Unless Stated Otherwise)

undiscounted cash flow basis, an impairment is recognized to the extent that its carrying amount exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values, and third-party independent appraisals, as considered necessary and appropriate. There was no impairment of long-lived assets recognized during the years ended December 31, 2025 and 2024.

Leases

The Company is a lessee in several non-cancellable operating leases, primarily for warehouse, manufacturing and office space as well as office equipment. Each new contract is evaluated to determine if it contains a lease arrangement and whether that lease meets the classification criteria of a finance or operating lease. All identified leases are recorded on the consolidated balance sheets with a corresponding operating lease right-of-use asset, representing the right to use the underlying asset for the lease term, and an operating lease liability representing the obligation to make lease payments arising from the lease. Short-term operating leases, which have an initial term of 12 months or less, are not recorded on the consolidated balance sheets. The Company recognizes the lease payments associated with these short-term leases as an expense on a straight-line basis over the lease term. Variable lease payments associated with these leases are recognized and presented in the same manner as for all other Company leases.

Operating lease liabilities are recognized at the commencement date of the lease based on the present value of lease payments over the lease term. Operating lease right-of-use assets are initially measured at cost, which comprises the initial amount of the lease liability adjusted for lease payments made at or before the lease commencement date, plus any initial direct costs incurred less any lease incentives received. The present value of lease payments is determined using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Company’s incremental borrowing rate as the discount rate, based on information available at the lease commencement date. For operating leases, the operating lease right-of-use asset is subsequently measured throughout the lease term at the carrying amount of the lease liability, plus unamortized initial direct costs, plus (minus) any prepaid (accrued) lease payments, less the unamortized balance of lease incentives received. Lease expense for operating leases is recognized on a straight-line basis over the lease term.

Variable lease payments associated with the Company’s leases are recognized when the event, activity, or circumstance in the lease agreement on which those payments are assessed occur. Variable lease payments are presented as an operating expense in the Company’s consolidated statements of operations and comprehensive loss in the same line item as expense arising from fixed lease payments.

The Company monitors for events or changes in circumstances that require a reassessment of any of its leases. When a reassessment results in the remeasurement of a lease liability, a corresponding adjustment is made to the carrying amount of the corresponding right-of-use asset unless doing so would reduce the carrying amount of the right-of-use asset to an amount less than zero. In that case, the amount of the adjustment that would result in a negative right-of-use asset balance is recorded in profit or loss. The Company uses the long-lived assets impairment guidance to determine whether a right-of-use asset is impaired, and if so, the amount of the impairment loss to recognize.

The Company’s leases may include non-lease services. The Company has elected the practical expedient to account for lease and non-lease components as a single lease component for all asset classes. Therefore, the lease payments used to measure the lease liability include all the fixed consideration in the contract. The Company’s lease agreements do not contain any material residual value guarantees or material restrictive covenants.

Product Warranty

The Company generally provides a ten-year warranty on its batteries and a two-year warranty on its battery cabinet products, but may negotiate specific terms with certain customers. Estimated future warranty costs are accrued and charged to cost of sales upon the transfer of control of goods to the customer. The estimates are derived from historical data and trends and cost of repairs or replacement of defective products.

ZincFive, Inc.

Notes to Consolidated Financial Statements

(Dollars in Thousands, Unless Stated Otherwise)

In 2023 and early 2024, the Company identified improvements to its product and manufacturing process to produce batteries with higher statistical certainty to meet field performance specifications. Before that time, the Company experienced a higher frequency of warranty claims, and in response, implemented manufacturing process and related quality controls to meet the stringent and varied requirements of customers. The Company continues to implement continuous improvement measures in response to evolving field data, customer use cases, and response to customer audits and quality feedback. This resulted in an estimate of $9,777 for warranty claims in 2023 and an increase in the warranty reserve to $10,819. Subsequent to the change in the manufacturing process, the Company’s provision for warranty claims was $2,577 and $3,820 in 2025 and 2024, respectively.

The following table is a reconciliation of the changes in the Company’s aggregate product warranty liability as of December 31:

	2025	2024
Balance as of beginning of year	$10,219	$10,819
Provision for warranty charges	2,577	3,820
Settlements made during the year	(5,507)	(4,420)
Balance as of end of year	$7,289	$10,219

Warrant Liabilities

The Company accounts for warrants as either equity-classified or liability-classified instruments. Equity-classified warrants are recorded as a component of additional paid-in capital at the time of issuance. Liability-classified warrants are recorded as a liability at their initial fair value on the date of issuance, which are subject to remeasurement at each balance sheet date until the warrants are exercised, and any change in fair value is recognized in the Company’s consolidated statements of operations and comprehensive loss as a non-cash gain (loss) within other income (expense). The Company accounts for the warrants issued to purchase shares of Class A common stock and Series F-3-W (as defined below) preferred stock in connection with the 2023 Loan Facility (as defined below) (see Note 4), and warrants to purchase Series F preferred stock as liability-classified instruments at each balance sheet date thereafter.

Revenue Recognition

The Company’s contracts primarily contain a single performance obligation with a fixed transaction price and the Company recognizes revenue at a point in time when control transfers, generally upon delivery. A receivable is recognized by the Company when the goods are transferred to the customer as this represents the point in time at which the right to consideration becomes unconditional, as only the passage of time is required before payment is due. Payment terms are typically 30 to 90 days from invoicing and the Company has elected the practical expedient to not recognize a significant financing component when payment is expected within one year of satisfaction of the performance obligation. Sales representatives receive commissions based on the Company’s sales. The Company has elected the practical expedient to expense the commissions as they are incurred, as the expected period of benefit is expected to be less than one year, with such costs recorded in selling, general and administrative expenses on the consolidated statements of operations and comprehensive loss.

Products are covered by a standard performance warranty, which promises that delivered products conform to contract specifications. As such, the Company accounts for such warranties under Accounting Standards Codification (“ASC”) 460, Guarantees, and not as a separate performance obligation.

Shipping and handling costs associated with outbound freight related to the transfer of control of a product to a customer are included in cost of sales as incurred. The Company recognizes tariffs billed to customers as revenue and the cost of tariffs in cost of sales as incurred. Tariff revenue recognized totaled $4,628 and $0 and tariffs recorded in cost of sales totaled $6,383 and $0 for the years ended December 31, 2025 and 2024, respectively.

The Company recognizes revenue in certain circumstances before delivery to the customer has occurred (commonly referred to as bill-and-hold transactions). Products sold under bill-and-hold arrangements are recorded as revenue when risk of ownership has been

ZincFive, Inc.

Notes to Consolidated Financial Statements

(Dollars in Thousands, Unless Stated Otherwise)

transferred to the customer, but the product has not shipped due to a substantive reason, at the customer’s request. The product must be separately identified as belonging to the customer, ready for physical transfer to the customer, and the Company cannot have the ability to redirect the product to another customer. During the years ended December 31, 2025 and 2024, the Company recognized $0 and $1,200, respectively, of revenue in bill and hold sales arrangements. A contract liability for amounts received related to such arrangements in advance of revenue recognized was $0 and $789 as of December 31, 2025 and 2024, respectively, and recorded within accrued other liabilities in the accompanying consolidated balance sheets.

The Company has applied the optional exemption to not disclose information about remaining performance obligations that have original expected durations of one year or less. Remaining performance obligations primarily include inventory items where control has not yet transferred.

As of December 31, 2025 and 2024, the Company has recorded a contract termination liability in the accompanying consolidated balance sheets for amounts previously collected that are to be refunded to a customer, as well as contract termination costs and penalties, of $8,412 and $263, respectively.

Cost of Sales

Cost of sales consists primarily of inventory costs, as well as salaries, benefits, shipping and handling costs, third-party services, warranty expenses, and allocated depreciation and facilities costs. Costs are recorded when control of products is transferred to the customer.

Stock-Based Compensation

The Company grants stock-based compensation awards, including stock options, to employees under its equity incentive plans. Compensation cost is measured at the grant-date fair value of the awards and is recognized over the requisite service period.

The Company estimates the grant date fair value utilizing the Black-Scholes-Merton option-pricing model. This valuation model for stock-based compensation expense requires the input of subjective assumptions, including risk-free interest rate, expected term, expected stock price volatility, and dividend yield. The expected term represents the period that the equity awards are expected to be outstanding. The Company has applied the Staff Accounting Bulletin (“SAB”) 110 simplified method to calculate the expected term, which is the average of the vesting period and the contractual term for each vesting-tranche. The Company plans to continue to use the SAB 110 simplified method until the Company has sufficient trading history as a publicly traded company. Since the Company’s shares are not publicly traded and its shares are rarely traded privately, expected volatility is estimated based on the average historical volatility of similar entities with publicly traded shares. The risk-free rate for the expected term of the option is based on the U.S. Treasury yield curve at the date of grant. The Company accounts for forfeitures as they occur.

Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is an exit price concept that assumes an orderly transaction between willing market participants and is required to be based on assumptions that market participants would use in pricing an asset or a liability. Current accounting guidance establishes a three-tier fair value hierarchy as a basis for considering such assumptions and for classifying the inputs used in the valuation methodologies. This hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs.

The three levels of inputs used to measure fair values are as follows:

Level 1 — Valuation based on unadjusted quoted market prices in active markets for identical securities.

ZincFive, Inc.

Notes to Consolidated Financial Statements

(Dollars in Thousands, Unless Stated Otherwise)

Level 2 — Valuations based on observable inputs (other than Level 1 prices), such as quoted prices for similar assets at the measurement date; quoted prices in markets that are not active; or other inputs that are observable, either directly or indirectly.

Level 3 — Valuations based on inputs that are unobservable and significant to the overall fair value measurement and involve management judgment.

The following table presents the fair value measurement of assets and liabilities as of December 31:

2025	Level 1	Level 2	Level 3	Total
Liabilities:
Preferred stock warrant liability	$—	$—	$68,955	$68,955
Long-term debt	—	—	64,701	64,701
Total	$—	$—	$133,656	$133,656

2024	Level 1	Level 2	Level 3	Total
Liabilities:
Common stock warrant liability	$—	$—	$8,774	$8,774
Long-term debt	—	—	61,689	61,689
Total	$—	$—	$70,463	$70,463

There were no transfers between Level 1 and Level 2, nor into and out of Level 3 during the years ended December 31, 2025 and 2024.

The Company applies fair value accounting for all financial assets and liabilities and non-financial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis. The Company categorizes assets and liabilities, based on the priority of the inputs to the valuation technique, into a three-level fair value hierarchy as set forth above. The Company’s consolidated financial statements include cash and cash equivalents, trade accounts receivable, accounts payable, and other current liabilities, for which the carrying amounts approximate fair value due to the short-term maturities or recent commencement of these instruments.

The fair value of preferred stock warrant liability and common stock warrant liability is determined using an option-pricing model (see Note 5). The estimated fair value of long-term debt is determined using a discounted cash flow analysis that reflects the maturity of the debt and uses current estimated market rates for similar types of borrowing arrangements. See Note 4 for the activities of long-term debt for the years ended December 31, 2025 and 2024.

The Company’s fair value measurements include the valuation of liability-classified common stock warrants, liability-classified preferred stock warrants, valuation of shares issued in the Series F financing, and convertible notes, all of which are classified as Level 3 in the fair value hierarchy. Given the use of Level 3 inputs, a change in these significant unobservable inputs could result in an amount that is significantly different than the fair value measurement at the reporting date.

Foreign Currency Translation and Transaction

The Company’s reporting currency is the U.S. Dollar. International subsidiaries generally use their local currencies as their functional currency. Foreign currency denominated assets and liabilities are translated at end-of-period rates of exchange. Revenues, expenses, and cash flows are translated at the monthly average rate of exchange for the period. Exchange rate gains resulting from foreign currency transactions totaled $303 and $317 for the years ended December 31, 2025 and 2024, respectively, and are recorded within other income in the consolidated statements of operations and comprehensive loss, whereas effects resulting from the translation of the consolidated financial statements are reflected as a component of accumulated other comprehensive (loss) income in the consolidated balance sheets.

ZincFive, Inc.

Notes to Consolidated Financial Statements

(Dollars in Thousands, Unless Stated Otherwise)

Research and Development Costs

Costs of research and development activities are comprised of salaries, benefits, materials, and facilities administrative costs for the research and testing of new products, and are expensed as incurred.

Concentration of Customer and Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents, and trade accounts receivable. Cash and cash equivalents are maintained at financial institutions, and, at times, balances may exceed federally insured limits. To reduce the risk of amounts associated with balances in excess of federally insured limits, the Company utilizes financial institutions which the Company believes are of high credit quality and periodically reviews the financial condition of the financial institution and believes the Company’s risk is negligible.

The Company performs ongoing credit evaluations of its customers’ financial condition and generally requires no collateral from its customers. The Company had four customers that represented 61% of the Company’s revenue for the year ended December 31, 2025. As of December 31, 2025, the four largest customers represented 39%, 26%, 13% and 12% of accounts receivable. The Company had four customers that represented 61% of the Company’s revenue for the year ended December 31, 2024. As of December 31, 2024, the largest customer represented 84% of accounts receivable.

Income Taxes

The Company’s operations are subject to U.S. federal, state and local, and foreign income taxes. The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Company records net deferred tax assets to the extent that it is more likely than not that these assets will be realized. In making such a determination, the Company considers all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies and recent results of operations. Valuation allowances are recorded to reduce the deferred tax assets to an amount that will more likely than not be realized.

The Company accounts for uncertain income tax positions using a benefit recognition model with a two-step approach: a more-likely-than-not recognition criterion, and a measurement approach that measures the position as the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate settlement. If it is not more likely-than-not that the benefit of the tax position will be sustained on its technical merits, no benefit is recorded. Uncertain tax positions that relate only to timing of when an item is included on a tax return are considered to have met the recognition threshold. The Company classifies interest and penalties related to uncertain tax positions within income tax benefit.

Redeemable Convertible Preferred Stock

The Company initially records convertible preferred stock at fair value on the dates of issuance, less issuance costs. The preferred stockholders, as a group, controlled the Company’s Board of Directors during the period presented and could initiate a merger, consolidation, or sale, disposition or transfer of substantially all of the Company’s assets (“Deemed Liquidation Event”). Upon a Deemed Liquidation Event, the preferred stockholders may cause a redemption of the redeemable convertible preferred stock for cash. As events triggering liquidation are not solely within the control of the Company, the redeemable convertible preferred stock is classified as temporary equity outside of the stockholders’ deficit in the accompanying consolidated balance sheets.

ZincFive, Inc.

Notes to Consolidated Financial Statements

(Dollars in Thousands, Unless Stated Otherwise)

As of December 31, 2025 and 2024, a Deemed Liquidation Event was not deemed probable and therefore no adjustment was recorded to the carrying amount of the redeemable convertible preferred stock.

Segment Reporting

Operating segments are defined as components of an enterprise engaging in business activities for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker (“CODM”) in deciding how to allocate resources and assess performance. The Company’s CODM, which is its Chief Executive Officer, manages its operations on a consolidated basis as one operating and reportable segment for the purpose of allocating resources and evaluating financial performance. The measure of segment profitability reviewed by the CODM is consolidated net loss. The CODM reviews significant segment expenses based on functional line items as disclosed in the consolidated statements of operations and comprehensive loss. The CODM does not review assets at a different level or category other than the amounts disclosed in the Company’s consolidated balance sheets.

Net Loss per Share

The Company calculates net loss per share using the two-class method as it has issued shares of redeemable convertible preferred stock that meet the definition of participating securities in addition to Class A and Class B common stock. The two-class method determines net loss per share for each class of common stock and participating securities, accounting for dividends declared or accumulated and participation rights in undistributed earnings. The two-class method requires income available to common stockholders for the period to be allocated between common stock and participating securities based upon their participation rights to receive dividends as if all income for the period had been distributed. The participating securities that contractually participate in dividends with common stock do not have a contractual obligation to share in the Company’s losses. As such, net loss for the period was not allocated to the Company’s participating securities.

The rights including the liquidation and dividend rights and sharing of losses of the Class A and Class B common stock are identical, other than voting, transfer and conversion rights. As the liquidation and dividend rights and sharing of losses are identical, the undistributed earnings are allocated on a proportionate basis and the resulting net loss per share will, therefore, be the same for both Class A and Class B common stock on an individual or combined basis.

Basic net loss per share attributable to common stockholders is computed by dividing the net loss attributable to common stockholders by the weighted average number of common shares outstanding for the period. Diluted net loss per share attributable to common stockholders is computed by dividing the diluted net loss attributable to common stockholders by the weighted average number of common shares outstanding for the period, including potential dilutive common shares.

Diluted net loss per share considers potentially dilutive common shares, including outstanding common stock options, shares of redeemable convertible preferred stock, and warrants. Potentially dilutive common shares are not assumed to have been issued if their effect is anti-dilutive.

Convertible Notes

For convertible notes for which the Company has elected the fair value option, the Company records the convertible notes at fair value upon issuance and records changes in fair value in other income (expense) in the consolidated statements of operations and comprehensive loss at each reporting date, with interest expense related to the convertible notes presented separately. Any direct costs and fees related issuance of the convertible notes are expensed as incurred.

ZincFive, Inc.

Notes to Consolidated Financial Statements

(Dollars in Thousands, Unless Stated Otherwise)

Recently Adopted Accounting Standards

In November 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which expands annual and interim disclosure requirements for reportable segments, primarily through enhanced disclosures of significant segment expenses that are regularly provided to the chief operating decision maker, a description of other segment items by reportable segment, and any additional measures of a segment’s profit or loss used by the CODM for resource allocation. The amendments in ASU 2023-07 are effective for all public entities for fiscal years beginning after December 15, 2023 and interim periods within fiscal years beginning after December 15, 2024, on a retrospective basis. The Company adopted ASU 2023-07 in 2024. The adoption of this new guidance resulted in additional disclosures presented in these consolidated financial statements, with no impacts to financial condition or results of operations.

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which requires public entities to disclose specific categories in the effective tax rate reconciliation, as well as additional information for reconciling items that exceed a quantitative threshold. ASU 2023-09 also requires all entities to disclose income taxes paid disaggregated by federal, state, and foreign taxes and further disaggregated for specific jurisdictions that exceed 5% of total income taxes paid, among other expanded disclosures. For public business entities, the ASU is effective for annual periods beginning after December 15, 2024. An entity may apply the amendments prospectively for reporting periods after the effective date or retrospectively to any or all prior periods presented in the financial statements. The Company adopted the new standard on a prospective basis effective January 1, 2025. While the adoption has no impact on the consolidated financial statements, it has resulted in incremental disclosures within the footnotes of the consolidated financial statements (see Note 10).

Recently Issued Accounting Standards

In November 2024, the FASB issued ASU 2024-03, Income Statement — Reporting Comprehensive Income (Topic 220): Disaggregation of Income Statement Expenses, which requires public entities to provide disaggregated disclosures of certain expense captions presented on the face of the income statement into specific categories within the footnotes to the financial statements. ASU 2024-03 is effective for the Company’s annual periods beginning on January 1, 2027, and interim periods beginning on January 1, 2028, with early adoption permitted. The ASU may be applied either on a prospective or retrospective basis. The Company is currently evaluating the impact of adopting this new accounting guidance on its consolidated financial statements and related disclosures.

In July 2025, the FASB issued ASU No. 2025-05, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets. ASU 2025-05 provides a practical expedient that all entities can use when estimating expected credit losses for current accounts receivable and current contract assets arising from transactions accounted for under ASC 606, Revenue from Contracts with Customers. Under this practical expedient, an entity is allowed to assume that the current conditions it has applied in determining credit loss allowances for current accounts receivable and current contract assets remain unchanged for the remaining life of those assets. ASU 2025-05 is effective for fiscal years beginning after December 15, 2025, and interim reporting periods in those fiscal years. Entities that elect the practical expedient are required to apply the amendments prospectively. The Company is currently evaluating the impact of adopting this new accounting guidance on its consolidated financial statements and related disclosures.

In April 2026, the FASB issued ASU 2026-01, Equity (Topic 505): Initial Measurement of Paid-in-Kind Dividends on Equity-Classified Preferred Stock. The new guidance requires an entity to initially measure paid-in-kind dividends on equity-classified preferred stock based on the dividend rate stated in the underlying preferred stock agreement. The guidance is effective for the Company for annual reporting periods beginning after December 15, 2026, and interim periods within those annual periods. Early adoption is permitted. The Company is currently evaluating the impact that adoption of this guidance will have on its consolidated financial statements.

ZincFive, Inc.

Notes to Consolidated Financial Statements

(Dollars in Thousands, Unless Stated Otherwise)

Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s consolidated financial statements.

Note 3Property, Plant and Equipment, net

Property, plant and equipment, net, consisted of the following as of December 31:

	2025	2024
Leasehold improvements	$1,688	$1,555
Machinery and equipment	8,473	7,475
Furniture and fixtures	179	179
Computer hardware and software	1,683	1,303
Assets under construction	1,628	1,055
Property, plant and equipment	13,651	11,567
Less: Accumulated depreciation	(6,083)	(4,205)
Property, plant and equipment, net	$7,568	$7,362

Depreciation expense of $1,883 and $1,241 was recorded for the years ended December 31, 2025 and 2024, respectively.

Note 4Debt

2023 Loan Facility

On June 7, 2023, the Company entered into a $80,000 Senior Secured Term Loan Facility (“2023 Loan Facility”) with OIC Growth Fund I AUS, L.P.; OIC Growth Fund I GPFA, L.P.; OIC Growth Fund I, L.P.; and OIC Growth Fund I PV, L.P. (“OIC Growth Fund”) maturing on June 7, 2028, bearing a stated interest rate of 11% per annum and secured by substantially all the assets of the Company. The Company did not have an unconditional right to draw the entire $80,000 from the 2023 Loan Facility, and the availability of funds in the future was subject to business and liquidity threshold and conditions. At closing, the Company received notes with a principal amount of $40,000, less a debt discount of $1,600, resulting in net cash receipt of $38,400. Of this amount, $8,600 was reserved for the construction of a new manufacturing facility in the U.S., subject to meeting certain requirements, and $4,800 was reserved for payment of interest. In 2024, the restrictions on these proceeds were lifted upon meeting the requirements. The Company also incurred debt issuance costs totaling $2,322 which were deferred and amortized over the term of the debt, and issued Class A common stock warrants to the lender (see Note 5). Of the total proceeds, $5,349 was allocated first to the warrant liability at fair value with the residual proceeds allocated to the debt.

In consideration of OIC Growth Fund’s funding of the 2023 Loan Facility, the Company was required to obtain $6,000 of cash equity contributions or proceeds from subordinated notes. Until this requirement was satisfied, an equity commitment deficiency premium accrued monthly at 10% of the remaining unsatisfied amount. Upon satisfaction of the requirement, cumulative premium fees of $1,116 had been assessed and added to the principal balance. Additionally, in 2023 and 2024 the Company elected as permitted under the 2023 Loan Facility to include paid-in-kind interest totaling $1,264 in the principal. The outstanding principal balance under the 2023 Loan Facility, including paid-in-kind interest and equity commitment deficiency premium, is due in full on June 7, 2028.

On October 18, 2024, the Company amended the 2023 Loan Facility to receive a second round of notes with a principal amount of $20,000, less a debt discount of $800, resulting in net cash receipt of $19,200. Of that amount, $6,600 was restricted depending on achievement of certain milestones as defined in the agreement. The Company also issued Class A common stock warrants to the lender (see Note 5). Of the total proceeds, $3,845 was allocated first to the warrant liability at fair value with the residual proceeds allocated to the debt. In November 2024, the Company met the requirements and the $6,600 became unrestricted. Additional funds of $20,000 may be available in the future upon achieving certain milestones in the agreement, including receipt of new binding purchase orders for total revenues of $25,000 and issuance of additional Class A common stock warrants (see Note 5).

ZincFive, Inc.

Notes to Consolidated Financial Statements

(Dollars in Thousands, Unless Stated Otherwise)

On October 16, 2025, the Company amended the 2023 Loan Facility to satisfy $2,000 of accrued interest with the issuance of 1,482,269 shares of Series F preferred stock and warrants to purchase 741,133 shares of Series F preferred stock. See Note 5 for terms of the warrants. The Company also executed a warrant cancellation and exchange agreement with the lender in which the 21,797,921 Class A common stock warrants were cancelled and replaced with 22,700,227 warrants to purchase Series F-3-W preferred stock, with an exercise price of $0.00001 and a ten-year term (“Series F-3-W Warrants”). The Company concluded that the change in cash flows as a result of the amendment and warrant cancellation and exchange agreement was substantial and wrote off the unamortized debt discount and debt issuance costs, recognizing a loss on debt extinguishment of $17,084 in other income (expense) in the accompanying consolidated statements of operations and comprehensive loss.

The Company’s debt consisted of the following:

		Debt Discount	Net
		and Debt	Carrying
	Principal	Issuance Costs	Amount
Amount at December 31, 2023	$41,734	$(8,595)	$33,139
Proceeds from additional term loans	20,000	—	20,000
Paid-in-kind interest	646	—	646
Issuance of additional Class A common stock warrants	—	(3,845)	(3,845)
Additional debt discount and debt issuance costs	—	(1,209)	(1,209)
Amortization of debt discount and debt issuance costs	—	1,721	1,721
Amount at December 31, 2024	62,380	(11,928)	50,452
Amortization of debt discount and debt issuance costs	—	2,331	2,331
Extinguishment of debt discount and debt issuance costs	—	9,597	9,597
Amount at December 31, 2025	$62,380	$—	$62,380

In partial consideration for entry into the 2023 Loan Facility, the lender has an option, but not the obligation, to acquire Series E preferred stock in the event of an option trigger event, defined as a liquidity funding need wherein the Company’s cash balance is projected to fall below $5,000 and is not cured within six months, or as an extreme liquidity funding need wherein the Company’s cash balance is projected to fall below $0 and is not cured within three months. The lender may purchase up to 254,280,387 shares of Series E preferred stock at $0.11798 per share. The purchase price may be partially or entirely satisfied by the conversion of the outstanding balance under the 2023 Loan Facility up to the amount of the purchase price at the lender’s election.

Convertible Notes

From June through September 2025, the Company issued convertible notes (“Notes”) with a total principal amount of $26,455 to new and existing investors. The Notes bore interest at 10% per annum through July 1, 2025, and 15% per annum thereafter, and were payable at the earlier of the maturity date of June 7, 2028 or 90 days after all sums due by the Company under the 2023 Loan Facility had been paid in full, or upon conversion. The Notes would automatically convert into Series F preferred stock upon a qualified equity financing of at least $30,000, at a 30% or 50% discount to the price paid by new investors. The Notes were expressly subordinated to the Company’s obligations under the 2023 Loan Facility.

The Company elected the fair value option under ASC 825-10, Financial Instruments, for all Notes issued and recognized a loss upon issuance of $24,402 based on the initial fair value of the Notes, due to the related party nature of the transaction. The Company recognized a loss on change in fair value of the Notes of $1,995 in other income (expense) in the accompanying consolidated statements of operations and comprehensive loss during the period prior to extinguishment. The Notes were measured at fair value

ZincFive, Inc.

Notes to Consolidated Financial Statements

(Dollars in Thousands, Unless Stated Otherwise)

using a discounted cash flow analysis that reflects the maturity of the debt and uses an expected pay-off similar to a bond. The following are the key inputs used in the valuation of the Notes during the period:

2025
Discount rate	30%
Time to financing (in years)	0.04 – 0.37

In October 2025, the Company extinguished the Notes, including accrued interest totaling $1,352, in exchange for 277,235 shares of Series F-1 preferred stock and 40,131,769 shares of Series F-2 preferred stock. The holders of the Notes also received 7,295,238 shares of Series F preferred stock and 42,194,087 warrants to purchase Series F preferred stock with an exercise price of $0.01 per share and a ten-year term (“Series F Warrants”) and contributed additional proceeds of $8,937. The Company recognized a loss on extinguishment of the Notes of $1,075 in other income (expense) in the accompanying consolidated statements of operations and comprehensive loss.

The following table summarizes the valuation of the Notes:

Fair value at December 31, 2024	$—
Proceeds from issuance	26,455
Change in estimated fair value	26,397
Conversion to preferred stock	(52,852)
Fair value at December 31, 2025	$—

Note 5Warrants

The Company has periodically issued warrants in conjunction with the issuance of various financial instruments and consulting arrangements. The following warrants were outstanding as of December 31:

	2025	2024
Liability-classified warrants:
Class A common stock warrants	—	21,797,921
Series F preferred stock warrants	50,331,353	—
Series F-3-W preferred stock warrants	22,700,227	—
Equity-classified warrants:
Class A common stock warrants	8,414,858	5,278,543
Series B preferred stock warrants	—	19,139,603

ZincFive, Inc.

Notes to Consolidated Financial Statements

(Dollars in Thousands, Unless Stated Otherwise)

Class A Common Stock Warrants

The following table summarizes the change in the number of Class A common stock warrants during 2025 and 2024:

	Liability-classified	Equity-classified
Balance as of December 31, 2023	12,581,041	1,047,656
Issuance of Class A common stock warrants	9,216,880	4,997,385
Exercise of Class A common stock warrants	—	(701,498)
Expiration of Class A common stock warrants	—	(65,000)
Balance as of December 31, 2024	21,797,921	5,278,543
Issuance of Class A common stock warrants	—	3,136,315
Cancellation of Class A common stock warrants	(21,797,921)	—
Balance as of December 31, 2025	—	8,414,858

Liability-Classified Class A Common Stock Warrants

In conjunction with issuance of the 2023 Loan Facility in June 2023 (see Note 4), the Company granted Class A common stock warrants to purchase 12,581,041 shares of common stock with an exercise price of $1.66. Upon receipt of the second round of cash proceeds under the amendment of the 2023 Loan Facility in October 2024, the Company granted warrants to purchase 9,216,880 shares of common stock with an exercise price of $1.66. The warrants were evaluated and concluded to not meet the criteria to be classified in equity as not all settlement provisions are fixed-for-fixed, and were therefore accounted for as liabilities and remeasured at fair value at each reporting date.

The Class A common stock warrants were recorded at fair value at issuance using the Black-Scholes option-pricing model and were classified as a current liability on the consolidated balance sheets as of December 31, 2024 given their extinguishment in October 2025 (see Note 4).

In October 2025, in connection with the amendment to the 2023 Loan Facility, all of the Class A common stock warrants were cancelled and replaced with 22,700,227 warrants to purchase Series F-3-W preferred stock, resulting in an extinguishment of the warrant liability (see Note 4). The Company concluded that the Series F-3-W preferred stock warrants did not meet the criteria to be classified in equity, and are accounted for as liability-classified instruments.

The fair value of the warrants were estimated using an option-pricing model. The following were the key inputs used in the option pricing model at issuance and for the year ended December 31:

	2025	2024
Exercise price	$1.66	$1.66
Risk-free interest rate	3.94% – 4.17%	4.53% – 4.57%
Expected volatility	95% – 99%	100%
Expected term (in years)	7.69 – 9.55	8.42 – 9.83

ZincFive, Inc.

Notes to Consolidated Financial Statements

(Dollars in Thousands, Unless Stated Otherwise)

The following table summarizes the valuation of liability-classified Class A common stock warrants:

			Weighted
	Number of		average
	warrants issued	Fair value	exercise price
Class A common stock warrants as of December 31, 2023	12,581,041	$5,239	$1.66
Issuance of Class A common stock warrants	9,216,880	3,845	1.66
Change in fair value	—	(310)
Class A common stock warrants as of December 31, 2024	21,797,921	8,774	1.66
Change in fair value	—	(5,682)
Cancellation of Class A common stock warrants	(21,797,921)	(3,092)	1.66
Class A common stock warrants as of December 31, 2025	—	$—	$—

Equity-Classified Class A Common Stock Warrants

Prior to the acquisition of PGX in 2016, an investor held certain warrants in PGX which were assumed by the Company at acquisition and converted into a total of 253,217 warrants to purchase the Company’s Class A common stock at an exercise price of $1.28. The warrants expire in March 2027 through September 2031. However, if the Company completes an initial public offering within three years immediately prior to the expiration date, the term extends to until the third anniversary of the effective date of the Company’s initial public offering. All warrants are outstanding as of December 31, 2025.

In 2023, the Company issued 189,363 warrants to another investor to purchase the Company’s Class A common stock at an exercise price of $2.11 as consideration for consulting services provided. The warrants expire in August 2026. All warrants are outstanding as of December 31, 2025.

In conjunction with the issuance of Series D preferred stock in December 2024, the Company granted 4,835,963 warrants to purchase Class A common stock, with an exercise price of $0.01 per share, to three investors equal to the number of Series D preferred stock purchased by these investors during the period. The warrants expire in December 2034. All warrants are outstanding as of December 31, 2025. The net proceeds of $10,215 from issuance of the Series D preferred stock were allocated to the Series D preferred stock and the warrants based on their relative fair value upon issuance. The aggregate fair value of the warrants of $1,944 is recorded within additional paid-in capital in the consolidated balance sheets and is estimated using the Black-Scholes option-pricing model with the following assumptions:

Exercise price	$0.01
Risk-free interest rate	4.58% – 4.62%
Expected volatility	100%
Expected term (in years)	10.00

In January 2025, the Company issued 3,136,315 shares of Series D preferred stock for total proceeds of $6,625 and granted equity-classified warrants to purchase Class A common stock equal to the number of Series D preferred stock purchased by these investors, with an exercise price of $0.01 per share and a ten-year term. All warrants are outstanding as of December 31, 2025. Proceeds of $1,261 from issuance of the Series D preferred stock were allocated to additional paid-in capital for the warrants on a relative fair value basis. The fair value of the warrants was estimated using the Black-Scholes option-pricing model with the following assumptions:

Exercise price	$0.01
Risk-free interest rate	4.55% – 4.63%
Expected volatility	100%
Expected term (in years)	10.00

ZincFive, Inc.

Notes to Consolidated Financial Statements

(Dollars in Thousands, Unless Stated Otherwise)

Series B Preferred Stock Warrants

The 19,139,603 Series B convertible preferred stock warrants were issued in conjunction with the execution of a contract with a potential customer. These warrants were considered issued and outstanding but only exercisable should the customer order certain quantities of the Company’s products. The customer had not ordered any product, and all of the Series B convertible preferred stock warrants expired in 2025.

Series F Preferred Stock Warrants

In October through December 2025 in connection with the Series F financing (see Note 6), the Company issued a total of 53,295,891 Series F Warrants. The Company concluded the Series F Warrants were liability-classified and recognized a total warrant liability of $44,731 at issuance.

The following table summarizes the valuation and changes in the number of Series F Warrants during 2025:

			Weighted
	Number of		average
	warrants issued	Fair value	exercise price
Issuance of Series F Warrants	53,295,891	$44,731	$0.01
Exercise of Series F Warrants	(2,964,538)	(3,349)	0.01
Change in fair value	—	15,996
Series F Warrants as of December 31, 2025	50,331,353	$57,378	$0.01

The fair value of the Series F Warrants at issuance and at December 31, 2025 was estimated using an option-pricing model with the following assumptions:

2025
Exercise price	$0.01
Risk-free interest rate	3.41% – 3.47%
Expected volatility	98% – 99%
Expected term (in years)	0.75 – 2.00

Series F-3-W Preferred Stock Warrants

In October 2025, the Company entered into a warrant cancellation and exchange agreement with the 2023 Loan Facility lender in which the Company issued 22,700,227 Series F-3-W Warrants (see Note 4). The Company concluded the Series F-3-W Warrants were liability-classified and recognized a total warrant liability of $10,478 at issuance.

The following table summarizes the valuation of Series F-3-W Warrants issued in conjunction with the 2023 Loan Facility as of December 31, 2025:

	Number of		Weighted
	warrants		average
	issued	Fair value	exercise price
Issuance of Series F-3-W Warrants	22,700,227	$10,478	$0.00001
Change in fair value	—	1,099
Series F‑3‑W Warrants as of December 31, 2025	22,700,227	$11,577	$0.00001

ZincFive, Inc.

Notes to Consolidated Financial Statements

(Dollars in Thousands, Unless Stated Otherwise)

The fair value of the Series F-3-W Warrants at issuance and at December 31, 2025 was estimated using an option-pricing model with the following assumptions:

2025
Exercise price	$0.01
Risk-free interest rate	3.41% – 3.47%
Expected volatility	98% – 99%
Expected term (in years)	0.75 – 2.00

In March 2026, all but six of the Series F-3-W Warrants were exercised.

Note 6Common Stock and Redeemable Convertible Preferred Stock

As of December 31, 2025, the Company operates under a Ninth Amended and Restated Certificate of Incorporation that was effective October 2025 (the “Ninth Articles”). Under the Ninth Articles, the Company is authorized to issue shares of Series A redeemable convertible preferred stock (“Series A”), Series B redeemable convertible preferred stock (“Series B”), Series C redeemable convertible preferred stock (“Series C”), Series D redeemable convertible preferred stock (“Series D”), Series E redeemable convertible preferred stock (“Series E”), Series F redeemable convertible preferred stock (“Series F”), Series F-1 redeemable convertible preferred stock (“Series F-1”), Series F-2 redeemable convertible preferred stock (“Series F-2”), Series F-3-A redeemable convertible preferred stock (“Series F-3-A”), Series F-3-B redeemable convertible preferred stock (“Series F-3-B”), Series F-3-C redeemable convertible preferred stock (“Series  F-3-C”), Series F-3-D redeemable convertible preferred stock (“Series F-3-D”), Series F-3-W redeemable convertible preferred stock (“Series F-3-W”) (collectively, “Preferred Stock”), Class A common stock and Class B common stock. The Company is authorized to issue 998,340,500 shares of Class A common stock and 8,200,000 shares of Class B common stock, both with a par value of $0.001 per share.

Each holder of Class A common stock is entitled to one vote per share while each holder of Class B common stock has no voting rights. The holders of Class A common stock can vote together with the holders of Preferred Stock or separately from one or more holders of stock. Holders of Class A common stock are not entitled to cumulative voting.

The holders of Class A and Class B common stock are entitled to dividends as declared by the Board of Directors, subject to rights of holders of all classes of Preferred Stock outstanding having priority rights as to dividends. The holders of Class A and Class B common stock are also treated equally with respect to distributions, stock dividends, stock combinations, reorganization or similar events, unless different treatment is approved by the holders of a majority of the voting power of the outstanding shares of Preferred Stock and common stock.

Each share of Class B common stock is convertible into one share of Class A common stock upon the earliest of (1) the closing of a sale of shares of common stock to the public in a direct listing by means of a registration statement or in an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, resulting in net proceeds of at least $30,000 to the Company, (2) the closing of a Special Purpose Acquisition Company transaction in which the Company or any successor entity receives unrestricted cash of at least $30,000, or (3) a deemed liquidation event. Such share of Class B common stock may not be reissued after the conversion.

ZincFive, Inc.

Notes to Consolidated Financial Statements

(Dollars in Thousands, Unless Stated Otherwise)

Issued and outstanding redeemable convertible preferred stock consists of the following (in thousands, except share and per share amounts):

	December 31, 2025
		Shares	Original		Cumulative	Aggregate	Net
	Shares	Issued and	Issue Price	Dividend	Undeclared	Liquidation	Carrying
	Authorized	Outstanding	per Share	Rate	Dividends	Preference	Value
Series A	2,866,232	139,931	$1.00	5%	$69	$209	$137
Series B	51,532,288	16,014,513	1.00	5%	6,901	22,915	15,816
Series C	43,520,000	19,554,373	1.66	5%	8,641	41,101	32,046
Series D	48,870,774	4,359,800	2.11	5%	1,435	10,645	9,441
Series E	254,280,387	—	—	5%	—	—	—
Series F	85,238,035	32,463,455	1.35	12%	729	88,334	29,374
Series F-1	277,235	277,235	0.94	12%	7	530	193
Series F-2	40,131,769	40,131,769	0.67	12%	676	54,825	21,828
Series F-3-A	3,840,382	2,923,735	1.00	12%	71	2,995	1,475
Series F-3-B	45,070,782	23,924,621	1.00	12%	578	24,502	12,074
Series F-3-C	53,612,967	29,060,447	1.66	12%	1,195	49,435	18,925
Series F-3-D	54,795,783	49,708,782	2.11	12%	2,294	107,297	37,366
Series F-3-W	22,700,000	—	—	12%	—	—	—
	706,736,634	218,558,661			$22,595	$402,788	$178,675

	December 31, 2024
		Shares	Original		Cumulative	Aggregate	Net
	Shares	Issued and	Issue Price	Dividend	Undeclared	Liquidation	Carrying
	Authorized	Outstanding	per Share	Rate	Dividends	Preference	Value
Series A	2,866,232	2,866,232	$1.00	5%	$1,053	$3,920	$2,863
Series B	52,426,338	32,392,685	1.00	5%	11,862	44,254	35,640
Series C	43,520,000	43,520,000	1.66	5%	13,926	86,169	70,156
Series D	47,340,640	45,734,459	2.11	5%	8,473	105,081	92,177
Series E	254,280,387	—	—	5%	—	—	—
	400,433,597	124,513,376			$35,314	$239,424	$200,836

The outstanding shares of Preferred Stock maintain the following characteristics:

Dividends

Under the Ninth Articles, dividends on the Preferred Stock accrue and are cumulative but payable only upon declaration by the Board of Directors. Dividends are paid pro rata across all series of Preferred Stock. The Company’s Board of Directors has not declared any dividends. Accrued dividends on Preferred Stock are payable in cash or shares of Class A common stock equal to the Original Issue Price of each Preferred Stock. Cumulative undeclared dividends equaled an average of $0.10 and $0.28 per share as of December 31, 2025 and 2024, respectively, on the issued and outstanding Preferred Stock.

ZincFive, Inc.

Notes to Consolidated Financial Statements

(Dollars in Thousands, Unless Stated Otherwise)

Liquidation Preferences in a Deemed Liquidation Event other than a SPAC Transaction

In the event of any liquidation, dissolution or winding up of the Corporation other than in connection with a business combination with a blank check company formed for the purpose of effecting a merger or similar transaction with one or more businesses (a “SPAC Transaction”), the holders of shares of Series E then outstanding are entitled to be paid out of the assets of the Company available for distribution to its stockholders, before any payment may be made to the holders of any other class of Preferred Stock or to the holders of Class A common stock or Class B common stock, an amount per share equal to the greater of (i) 1.0 times the Original Issue Price of the shares, plus any dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of Series E been converted into Class A common stock.

After the payment in full of the Series E liquidation amounts required to be paid to the stockholders, the holders of shares of Series F, Series F-1 and Series F-2 then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders, before any payment may be made to the holders of Series F-3-A, Series F-3-B, Series F-3-C, Series F-3-D, Series F-3-W, Series D, Series C, Series B and Series A Preferred Stock or to the holders of Class A common stock or Class B common stock, an amount per share equal to the greater of (i) 2.0 times the Original Issue Price of the shares, plus any dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of Series F, Series F-1 and Series F-2 been converted into Class A common stock.

After the payment in full of the Series F, Series F-1 and Series F-2 liquidation amounts required to be paid to the stockholders, the holders of shares of Series F-3-A, Series F-3-B, Series F-3-C, Series F-3-D and Series F-3-W then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders, before any payment may be made to the holders of Series D, Series C, Series B and Series A Preferred Stock or to the holders of Class A common stock or Class B common stock, an amount per share equal to the greater of (i) 1.0 times the Original Issue Price of the shares, plus any dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of Series F, Series F-1 and Series F-2 been converted into Class A common stock.

After the payment in full of the Series F-3-A, Series F-3-B, Series F-3-C, Series F-3-D and Series F-3-W liquidation amounts required to be paid to the stockholders, the holders of shares of Series D and Series C then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders, before any payment may be made to the holders of Series B and Series A Preferred Stock or to the holders of Class A common stock or Class B common stock, an amount per share equal to the greater of (i) 1.0 times the Original Issue Price of the shares, plus any dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of Series C and Series D been converted into Class A common stock.

After the payment in full of all Series D and Series C liquidation amounts required to be paid to the stockholders, the holders of Series A and Series B then outstanding shall be entitled to be paid out ratably out of the assets of the Company available for distribution to its stockholders, before any payment shall be made to holders of Class A common stock and Class B common stock, an amount per share equal to the greater of (i) 1.0 times the original issue price of the shares, plus any dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of Series A and Series B been converted into Class A common stock.

After the preferential distribution to the holders of Preferred Stock, the remaining assets of the Company will be distributed ratably to the holders of Series E, Series F, Series F-1, Series F-2, Series F-3-D, Series F-3-C, Series F-3-B, Series F-3-A, Series F-3-W, Series D and Series C Preferred Stock, shares of Class A common stock and shares of Class B common stock on a fully converted basis.

ZincFive, Inc.

Notes to Consolidated Financial Statements

(Dollars in Thousands, Unless Stated Otherwise)

Liquidation Preferences in a Deemed Liquidation Event that is a SPAC Transaction

In the event of any liquidation, dissolution or winding up of the Corporation in connection with a SPAC Transaction, the holders of shares of Series E then outstanding are entitled to be paid out of the assets of the Company available for distribution to its stockholders, before any payment may be made to the holders of any other class of Preferred Stock or to the holders of Class A common stock or Class B common stock, an amount per share equal to the greater of (i) 1.0 times the Original Issue Price of the shares, plus any dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of Series E been converted into Class A common stock.

After the payment in full of the Series E liquidation amounts required to be paid to the stockholders, the holders of shares of Series F, Series F-1 and Series F-2 then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders, before any payment may be made to the holders of Series F-3-A, Series F-3-B, Series F-3-C, Series F-3-D, Series F-3-W, Series D, Series C, Series B or Series A Preferred Stock or to the holders of Class A common stock or Class B common stock an amount per share equal to the greater of (i) 1.5 times the Original Issue Price of the shares, plus any dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of Series F, Series F-1 and Series F-2 been converted into Class A common stock.

After the payment in full of the Series F, Series F-1 and Series F-2 liquidation amounts required to be paid to the stockholders, the holders of shares of Series F-3-A, Series F-3-B, Series F-3-C, Series F-3-D and Series F-3-W then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders, before any payment may be made to the holders of Series D, Series C, Series B or Series A Preferred Stock or to the holders of Class A common stock or Class B common stock an amount per share equal to the greater of (i) 1.0 times the Original Issue Price of the shares, plus any dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of Series F, Series F-1 and Series F-2 been converted into Class A common stock.

After the payment in full of the Series F-3-A, Series F-3-B, Series F-3-C, Series F-3-D and Series F-3-W liquidation amounts required to be paid to the stockholders, the holders of shares of Series F, Series F-1 and Series F-2 then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders, before any payment may be made to the holders of Series D, Series C, Series B or Series A Preferred Stock or to the holders of Class A common stock or Class B common stock an amount per share equal to the greater of (i) 0.5 times the Original Issue Price of the shares, plus any dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of Series F, Series F-1 and Series F-2 been converted into Class A common stock.

After the preferential distribution to the holders of Preferred Stock, the remaining assets of the Company will be distributed ratably to the holders of shares of Series D preferred stock, Series C preferred stock, Series B preferred stock, Series A preferred stock, Class A common stock and Class B common stock on a fully converted basis. In the event that the assets of the Company available for distribution are insufficient to provide the holders Series D preferred stock, Series C preferred stock, Series B preferred stock, Series A preferred stock, Class A common stock and Class B common stock on a fully converted basis with at least 96% of such assets available for distribution then the assets distributable to the holders of Series F, Series F-1, Series F-2 and Series F 3 Preferred Stock shall be reduced accordingly.

Voting Rights

Holders of outstanding Preferred Stock shall be entitled to cast a number of votes equal to the number of whole shares of Class A common stock into which the shares of Preferred Stock could be converted as of the date of the vote.

ZincFive, Inc.

Notes to Consolidated Financial Statements

(Dollars in Thousands, Unless Stated Otherwise)

Conversion Rights

Each share of Preferred Stock is convertible into Class A common stock either (1) voluntarily by the holder at any time, (2) upon the closing of a Qualified IPO under the Securities and Exchange Act of 1934 with proceeds to the Company of at least $30,000, (3) the closing of a Special Purpose Acquisition Company transaction, or (4) the occurrence of an event specified by vote or written consent of the outstanding holders of Preferred Stock. Each share of Preferred Stock will be convertible into that number of shares of common stock that is equal to the Preferred Stock issue price divided by the Preferred Stock conversion price. The initial conversion price for each series of preferred stock is equal to its original issuance price. The initial conversion price may be adjusted for certain defined events.

Series F Financing

In October through December 2025, the Company issued 20,721,410 shares of Series F preferred stock and 10,360,671 Series F Warrants, for gross proceeds of $27,959. The Company concluded that these warrants did not meet the criteria to be classified in equity, and are accounted for as liability-classified instruments.

The existing preferred stockholders that participated in the Series F financing at a specified level, including participation in the Notes (see Note 4), received 105,617,585 total shares of Series F-3-A, Series F-3-B, Series F-3-C, and Series F-3-D preferred stock in exchange for extinguishment of 87,581,074 total shares of Series A, Series B, Series C, and Series D preferred stock held by the preferred stockholders. The Company recognized a deemed contribution in additional paid-in capital of $78,909, equal to the difference between the net carrying amount of the Series A, Series B, Series C, and Series D preferred stock and the fair value of the Series F-3-A, Series F-3-B, Series F-3-C, and Series F-3-D preferred stock.

Note 7Stock-Based Compensation

The Company maintains the 2003 equity incentive plan (“2003 Plan”) and 2015 equity incentive plan (“2015 Plan) (collectively, the “Plans”) under which 607,744 and 40,913,117 shares are authorized and of which 67,056 and 5,018,562 shares are available for issuance as of December 31, 2025 under the 2003 Plan and 2015 Plan, respectively. The Plans may grant stock options to purchase shares of its Class A common stock to certain employees and nonemployees of the Company. The vesting of the stock options generally occurs over a two-year to four-year period from the date of the grant and the stock options are exercisable for up to ten years. The exercise price per share of stock options is equal to or more than the fair value of the common stock shares subject to the stock options at the grant date. Shares issued in connection with the exercise of vested awards are issued from authorized shares of common stock. Upon termination of employment or service agreements, all unvested and unexercised shares are returned to the Plans.

ZincFive, Inc.

Notes to Consolidated Financial Statements

(Dollars in Thousands, Unless Stated Otherwise)

The following table summarizes stock option activity under the Plans:

		Weighted	Weighted
		Average	Average	Aggregate
		Exercise Price	Contractual	Intrinsic
	Options	per Share	Life	Value
Outstanding as of December 31, 2023	27,480,588	$0.39	5.80	$4,386
Granted	9,824,492	0.51
Exercised	(1,239,960)	0.18
Forfeited	(346,412)	0.51
Expired	(239,565)	0.55
Outstanding as of December 31, 2024	35,479,143	$0.43	6.08	$3,795
Granted	800,000	0.35
Exercised	(51,997)	0.21
Forfeited	(1,894,578)	0.52
Expired	(1,189,177)	0.29
Outstanding as of December 31, 2025	33,143,391	$0.42	5.08	$1,178
Exercisable as of December 31, 2025	31,262,791	$0.42	4.87	$1,178

For the years ended December 31, 2025 and 2024, intrinsic value of options exercised was $9 and $415, respectively. As of December 31, 2025, there was unrecognized stock-based compensation cost of $717 that is expected to be recognized over a weighted average period of 1.39 years. The total stock-based compensation expense recognized during the years ended December 31, 2025 and 2024 was $2,919 and $1,672, respectively, of which $2,491 and $1,294 is included within selling, general and administrative expenses and the remainder within cost of sales in the consolidated statements of operations and comprehensive loss, respectively. The weighted-average grant date fair value of options granted during the years ended December 31, 2025 and 2024 was $0.28 and $0.38, respectively.

In June 2025, the Company modified 25,793,054 stock options to extend the exercise period to be the earlier of the original expiration date of the award or five years after the last day of continuous service provided by the grantee, provided termination of service is not for cause. The Company recognized incremental stock-based compensation expense of $1,103 upon modification of the awards.

The following assumptions were used to estimate the fair value of stock options granted or modified during the years ended December 31:

	2025	2024
Weighted average stock volatility	97% – 98%	100%
Expected dividend yield	0%	0%
Expected term (years)	1.16 – 6.08	5.00 – 6.14
Risk-free interest rate (range)	3.68% – 3.92%	4.14% – 4.53%
Exercise price per share	$0.16 – $0.66	$0.51

Note 8Leases

The Company leases manufacturing, office facilities and equipment under non-cancelable operating leases. In general, the lease term is clearly stated in the lease agreement, but when the agreement includes renewal options, management has generally determined that the renewal option is not reasonably certain to be exercised, and therefore, the lease term does not include the renewal periods.

ZincFive, Inc.

Notes to Consolidated Financial Statements

(Dollars in Thousands, Unless Stated Otherwise)

The components of lease cost are as follows for the years ended December 31:

	2025	2024
Operating lease cost	$2,668	$2,380
Variable lease cost	447	359
Short-term lease cost	361	316
Total lease cost	$3,476	$3,055

Future minimum lease payments under non-cancelable operating leases as of December 31, 2025 are as follows:

Year	Amount
2026	$2,421
2027	2,106
2028	1,665
2029	1,255
2030	1,257
Thereafter	5,115
Total	13,819
Less imputed interest	(4,987)
Present value of minimum lease payments	8,832
Less current portion	(1,395)
Lease liabilities, net of current portion	$7,437

Cash paid for operating lease liabilities and included as component of cash flows used by operating activities is $2,291, net of $175 tenant improvement allowance, and $1,886 for the years ended December 31, 2025 and 2024, respectively.

The weighted average remaining operating lease term, which is based on the operating lease liability balance of each lease, and the weighted average discount rate, which is based on the remaining balance of the lease payments of each lease, used to determine the operating lease liability were as follows as of December 31:

	2025	2024
Weighted-average remaining lease term (years)	6.85	7.32
Weighted-average discount rate (percentages)	12.59%	12.35%

Note 9Commitments and Contingencies

Litigation

At times, the Company is party to various claims and legal actions arising in the normal course of business. Although the ultimate outcome of these matters is not presently determinable, management believes that the resolution of all such pending matters will not have a material adverse effect on the Company’s business, results of operations, financial condition, or cash flows; however, there can be no assurance that the ultimate resolution of these matters will not have a material impact on the Company’s results of operations in any period.

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.

ZincFive, Inc.

Notes to Consolidated Financial Statements

(Dollars in Thousands, Unless Stated Otherwise)

On December 12, 2024, Travelers Property Casualty Company of America and its insured Chirisa Piscataway, Inc. sent a notice of potential claim to the Company relating to an alleged event that occurred on December 5, 2024 at a facility in Chester, Virginia. The notice alleges that the event may have involved products of the Company. Since the original event there have been additional occurrences that remain under investigation by the parties. Based on the information currently available, the Company cannot reasonably estimate the amount or range of potential loss, if any, because the matter is in a preliminary stage and significant uncertainties remain regarding the facts, causation, and any liability or damages.

On March 24, 2026, Factory Mutual Insurance Company, as subrogee of Sabey Corporation and certain affiliated entities, filed a lawsuit against the Company and another defendant (together with the Company, the “Defendants”) relating to an event that occurred on March 21, 2024, causing damage at a data center facility in Round Rock, Texas. The complaint alleges that the event was caused by the acts, omissions, and products of the Defendants and seeks recovery of damages as set forth in the complaint. The Company disputes the claims asserted, believes it has meritorious defenses, and intends to vigorously defend the matter. Based on the information currently available, the Company cannot reasonably estimate the amount or range of potential loss, if any, because the case is in its preliminary stages and significant uncertainties remain regarding the facts, causation, and any liability or damages.

On May 14, 2026, the Ross Operations and Contact Center (“Ross”) sent a demand to the Company relating to an alleged ground fault event that occurred on August 16, 2025, at a data center facility in Rock Hill, South Carolina. The letter alleges that the event was caused by the products of the Company and seeks recovery of the price paid for the products and alleged damages. The Company made an offer of $1,000 to Ross to settle the matter. An estimated liability equal to the settlement offer was recorded as a reduction to revenue in the accompanying consolidated statements of operations and comprehensive loss for the year ended December 31, 2025, as the matter related to performance under a contract with a customer.

On July 24, 2026, Flexential Corp. (“Flexential”) sent a demand letter to the Company relating to alleged events that occurred to its data center facilities in Atlanta, Georgia in April and September 2025 and in Hillsboro, Oregon in May 2025. The letter alleges that the events were caused by the Company’s products and seeks recovery of alleged damages and amounts paid by Flexential’s insurer for damage to Flexential’s facilities. The Company disputes the asserted claims. Based on the information currently available, the Company cannot reasonably estimate the amount or range of potential loss, if any, because the matter is in a preliminary stage and significant uncertainties remain regarding the facts, causation, and any liability or damages.

Note 10Income Taxes

The components of loss before income taxes are as follows for the years ended December 31:

	2025	2024
United States	$(114,060)	$(61,254)
Foreign	(6,108)	(3,743)
Loss before income taxes	$(120,168)	$(64,997)

ZincFive, Inc.

Notes to Consolidated Financial Statements

(Dollars in Thousands, Unless Stated Otherwise)

Significant components of income tax expense (benefit) from continuing operations consist of the following for the years ended December 31:

	2025	2024
Current
Federal	$—	$—
State	25	27
Foreign	58	24
Total current expense	83	51
Deferred
Federal	—	—
State	—	—
Foreign	(95)	(160)
Total deferred benefit	(95)	(160)
Total income tax benefit	$(12)	$(109)

The reconciliation of income tax computed at the U.S. federal statutory tax rates to income tax benefit from continuing operations consist of the following for the year ended December 31, 2025:

	Amount	Percent
Tax computed at federal statutory rate	$(25,235)	21.0%
State tax, net of federal income tax effect*	20	(0.0)%
Foreign tax effects
China
Changes in valuation allowance	1,406	(1.0)%
Other adjustments	(224)	0.2%
Other foreign jurisdictions	63	(0.1)%
Changes in valuation allowance	15,634	(11.3)%
Nontaxable or nondeductible items
Share-based payment awards	352	(0.3)%
Debt extinguishment	296	(3.0)%
Fair value adjustments	8,856	(6.4)%
Other permanent differences	(34)	0.0%
Other	(1,146)	0.8%
Income tax benefit	$(12)	(0.1)%
*	State taxes in Oregon and California made up the majority (greater than 50%) of the tax effect in this category.

ZincFive, Inc.

Notes to Consolidated Financial Statements

(Dollars in Thousands, Unless Stated Otherwise)

The reconciliation of income tax computed at the U.S. federal statutory tax rates to income tax benefit from continuing operations consist of the following for the year ended December 31, 2024:

	Amount	Percent
Tax computed at federal statutory rate	$(13,649)	21.0%
State tax, net of federal tax benefit	(2,469)	3.8%
Stock compensation	351	(0.5)%
Permanent differences	(39)	0.1%
Foreign rate differences	(150)	0.2%
Valuation allowance	15,607	(24.0)%
Other	240	(0.4)%
Income tax benefit	$(109)	0.2%

Income taxes paid consist of the following for the years ended December 31:

	2025	2024
Federal	$—	$—
State
Oregon	30	15
California	13	9
Texas	—	2
Other	2	—
Foreign	22	—
Income taxes paid	$67	$26

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of the Company’s deferred tax assets and liabilities are as follows as of December 31:

	2025	2024
Deferred tax assets:
Net operating losses	$61,823	$47,566
Capitalized research and development	4,256	2,809
Warranty reserve	3,880	4,341
Accrued payroll	381	553
Inventory reserves	161	1,088
Operating lease liabilities	2,189	2,554
Disallowed interest	4,642	1,874
Stock compensation	1,652	—
Other	1,029	—
Gross deferred tax assets	80,013	60,785
Valuation allowance	(77,842)	(58,104)
Net deferred tax assets	2,171	2,681
Deferred tax liabilities:
Property, plant and equipment, net	(143)	(159)
Operating right-of-use assets	(2,028)	(2,465)
Other	—	(153)
Net deferred tax liabilities	$—	$(96)

ZincFive, Inc.

Notes to Consolidated Financial Statements

(Dollars in Thousands, Unless Stated Otherwise)

As of December 31, 2025, the Company had U.S. federal, state and foreign net operating loss carryforwards of $17,249, $184,100 and $9,874, respectively, that will begin to expire in 2035, 2031 and 2036, respectively. Additionally, the Company had federal net operating loss carryforwards of $219,520 that may be carried forward indefinitely.

ASC Topic 740, Income Taxes, requires that the tax benefit of net operating losses, temporary differences and credit carryforwards be recorded as an asset to the extent that management assess that realization is “more likely than not.” Realization of the future tax benefits is dependent on the Company’s ability to generate sufficient taxable income within the carryforward period. Because of the history of operating losses in the U.S., management believes that recognition of the U.S. deferred tax assets arising from the above-mentioned future tax benefits is currently not likely to be realized and, accordingly, has provided a valuation allowance against U.S. deferred tax assets. A valuation allowance of $77,842 and $58,104 has been established for the years ended December 31, 2025 and 2024, respectively. The net change in the total valuation allowance was an increase of $19,738 and $15,607 for the years ended December 31, 2025 and 2024, respectively.

Under Sections 382 of the Internal Revenue Code of 1986, as amended, (the Code), substantial changes in the Company’s ownership may limit the amount of net operating loss carryforwards that could be used annually in the future to offset taxable income. The tax benefits related to future utilization of federal and state net operating loss carryforwards, credit carryforwards, and other deferred tax assets may be limited or lost if cumulative changes in ownership exceeds 50% within any three-year period. The Company has not performed an analysis to determine if there are any limits against future net operating loss utilization.

The Company files federal tax returns as well as California, Oregon, Texas and China income tax returns, which provide varying statutes of limitations on assessments. However, because of net operating loss carryforwards, substantially all tax years since inception remain open to federal and state tax examination. Tax years prior to 2020 are no longer open to examination in China.

There are no uncertain tax positions to recognize as of December 31, 2025.

Note 11Segment and Geographic Information

The Company’s CODM uses net loss as the key measure of segment profit and loss to allocate resources and assess performance. Significant expenses within net loss include research and development and selling, general and administrative, as well as other segment items, which are separately presented on the Company’s consolidated statements of operations and comprehensive loss. The measure of segment assets is reported on the consolidated balance sheets as total assets.

A summary of long-lived assets by geographic location is as follows as of December 31:

	2025	2024
United States	$9,207	$9,145
China	6,433	8,015
Germany	109	—
Total	$15,749	$17,160

The following table disaggregates the Company’s revenue from contracts with customers by geography which are determined based on the customer location for the years ended December 31:

	2025	2024
North America	$56,690	$26,238
Europe	7,816	2,494
Asia	520	7
Total	$65,026	$28,739

ZincFive, Inc.

Notes to Consolidated Financial Statements

(Dollars in Thousands, Unless Stated Otherwise)

North America includes United States of America and Canada. Revenues from United States of America totaled $55,150 and $26,238 for the years ended December 31, 2025 and 2024, respectively.

Note 12Net Loss Per Share

The following table sets forth the reconciliation of basic and diluted loss per share for the years ended December 31:

	2025	2024
Numerator
Net loss	$(120,156)	$(64,888)
Preferred Stock dividends	(8,441)	(9,269)
Deemed contribution from extinguishment of Preferred Stock	78,909	—
Net loss attributable to common stockholders	(49,688)	(74,157)
Deemed contribution allocated to extinguished Series D preferred stock	(50,721)	—
Net loss attributable to common and Series D preferred stockholders for diluted EPS	$(100,409)	$(74,157)
Denominator
Weighted-average shares of common stock outstanding	52,174,367	43,642,073
Effect of dilutive convertible Series D Preferred Stock extinguished	35,242,936	—
Weighted-average shares attributable to common and Series D preferred stockholders for diluted EPS	87,417,303	43,642,073
Basic loss per share	$(0.95)	$(1.70)
Diluted loss per share	$(1.15)	$(1.70)

Weighted-average shares of common stock outstanding includes 7,972,278 and 4,835,963 warrants to purchase Class A common stock for the years ended December 31, 2025 and 2024, respectively, with an exercise price of $0.01 as the underlying shares are issuable for little or no cash consideration and all necessary conditions for issuance were met when the warrants were issued.

As the Company has reported a net loss for the period presented, all potentially dilutive shares below are excluded as they have an anti-dilutive impact. The Company had the following potentially dilutive shares outstanding as of December 31:

	2025	2024
Stock options outstanding	33,143,391	35,479,143
Class A common stock warrants	442,580	22,240,501
Series B preferred stock warrants	—	19,139,603
Series F preferred stock warrants	50,331,353	—
Series F-3-W preferred stock warrants	22,700,227	—
Series A	139,931	2,866,232
Series B	16,014,513	32,392,685
Series C	19,554,373	43,520,000
Series D	4,359,800	45,734,459
Series E	254,280,387	254,280,387
Series F	32,463,455	—
Series F-1	277,235	—
Series F-2	40,131,769	—
Series F-3-A	2,923,735	—
Series F-3-B	23,924,621	—
Series F-3-C	29,060,447	—
Series F-3-D	49,708,782	—
Total potentially dilutive	579,466,599	455,663,010

ZincFive, Inc.

Notes to Consolidated Financial Statements

(Dollars in Thousands, Unless Stated Otherwise)

Note 13Related Parties

Helios ZincFive Partners VII, LLC, which with its affiliates (“Helios”), is a related party that holds more than 10% of the outstanding equity of the Company and has board representation. OGCI Climate Investment Holdings LLP (“OGCI”), is a related party as it has the ability to designate a Series F preferred director and participates with Helios in the designation of certain mutual directors. During 2024 and 2025, Helios and OGCI participated in multiple financing transactions, including the purchase of convertible notes, receipt of Series F preferred stock and warrants upon conversion of those notes, and the Series F financing and related preferred stock restructuring.

Of the $26,455 in Notes issued in June 2025 (see Note 4), Notes with a principal amount of $16,250 were issued to Helios and $5,000 were issued to OGCI. Upon extinguishment of the Notes in October 2025 and issuance of Series F-1 and Series F-2 preferred stock, Helios received all of the 277,235 shares of Series F-1 preferred stock and 24,230,213 shares of Series F-2 preferred stock issued, and OGCI received 7,791,065 shares of Series F-2 preferred stock. Helios also contributed $3,069 of Series F preferred stock proceeds and received 2,945,954 shares of Series F preferred stock and 24,892,875 Series F Warrants, and OGCI contributed $4,000 of Series F preferred stock proceeds and received 2,964,544 shares of Series F preferred stock and 8,893,632 Series F Warrants.

Of the preferred stock extinguished in October 2025 (see Note 6), Helios held 14,028,609 shares of Series C preferred stock and 15,311,261 shares of Series D preferred stock, and OGCI held 8,284,610 shares of Series D preferred stock. Helios received 17,095,389 shares of Series F-3-C preferred stock and 17,191,450 shares of Series F-3-D preferred stock, and OGCI received 9,565,076 shares of Series F-3-D preferred stock.

In 2024, the Company issued 5,992,851 shares of Series D preferred stock for total proceeds of $12,659 and 425,449 Series C preferred stock shares for total proceeds of $706 to Helios. In 2025, the Company issued 1,183,515 shares of Series D preferred stock for total proceeds of $2,500 to OGCI.

In 2025, the Company paid legal fees totaling $235 on behalf of OGCI which were recorded as Series F preferred stock equity issuance costs, and issued 1,183,515 shares of Series D preferred stock for total proceeds of $2,500 to OGCI.

The Company entered into a consulting arrangement with one of its co-founders, who currently serves as a board member. Pursuant to the arrangement, the Company incurred consulting fees of $254 during the year ended December 31, 2025. As of December 31, 2025, $56 remained payable under the arrangement and was included in accounts payable in the accompanying consolidated balance sheets.

Note 14Subsequent Events

January 2026 Series F Financing

In January 2026, the Company issued 767,918 shares of Series F preferred stock and 383,959 Series F Preferred Stock Warrants for total proceeds of $1,036.

ZincFive, Inc.

Notes to Consolidated Financial Statements

(Dollars in Thousands, Unless Stated Otherwise)

February 2026 Convertible Note

In February 2026, the Company received proceeds totaling $10,000 for issuance of a convertible promissory note which bears paid-in-kind interest at a rate of 20% per annum and a maturity date of June 30, 2028. The convertible promissory note principal amount will automatically increase by 120% upon execution of a business combination agreement for a SPAC transaction with either the convertible note holder or a third party, and will automatically convert upon consummation of the SPAC transaction into shares of the surviving corporation. If at maturity the outstanding balance is less than 2.5 times the principal balance of the promissory note, the payment at maturity will increase such that the amount payable to the convertible note holder is 2.5x the principal balance. The convertible note is payable upon a change in control of the Company, at the greater of the payment that would have been due at maturity, the aggregate principal amount plus accrued interest, and the amount payable to the holder if the convertible note had been converted to the Company’s common stock immediately prior to the change in control.

Tariff Refunds

On February 20, 2026, the U.S. Supreme Court ruled that the International Emergency Economic Powers Act (“IEEPA”) does not authorize the President to impose tariffs, declaring the IEEPA tariffs invalid. In April 2026, U.S. Customs and Border Protection commenced a phased process to accept claims for potential refunds of IEEPA tariffs previously paid. The Company has applied a gain contingency model in accordance with ASC 450-30, Gain Contingencies, to account for potential recoveries of previously paid IEEPA tariffs. Under this model, a gain contingency is not recognized in the financial statements until the gain is realized or realizable. The Company is in the process of requesting refunds of the IEEPA tariffs paid and as of the date of the consolidated financial statements, the Company collected approximately $1,700 in refunds.

April 2026 Customer Reimbursement and Contract Termination Costs

In April 2026, the Company paid reimbursement and contract termination costs and penalties totaling approximately $1,400 to a customer. These costs and penalties were accrued as of December 31, 2025 and recorded as a reduction to revenue.

Q2 2026 Bridge Financing

In April through June 2026, the Company received total proceeds of approximately $35,000 from issuance of secured promissory notes with certain existing investors and third parties which bear initial paid-in-kind interest of 12%, compounding quarterly and increasing to 18% per annum six months after note issuance. The secured promissory notes have a maturity date of June 30, 2028 at which time all accrued interest and principal are due plus a repayment premium equal to 30% of the aggregate principal amount of the notes. If the Company repays the 2023 Loan Facility in full by April 30, 2027, or if the closing of a SPAC transaction occurs, payment of the principal and interest will be due earlier. If the secured promissory notes are repaid in connection with the closing of a SPAC transaction on or before October 31, 2026, then the repayment premium will be reduced by any accrued and unpaid interest including paid-in-kind interest capitalized as principal. The secured promissory notes are subordinate to the 2023 Loan Facility.

Business Combination Agreement

In June 2026, Spark I Acquisition Corporation, a Cayman Islands exempted company (“SPKL”), entered into an agreement and plan of merger and reorganization (the “Merger Agreement”), by and among SPKL, Spark I Acquisition Corporation Sub I Inc., a Delaware corporation (“Merger Sub I”), Spark I Acquisition Corporation Sub II LLC, a Delaware limited liability company (“Merger Sub II”), and ZincFive, Inc. (“ZincFive”). The transactions contemplated by the Merger Agreement are referred to as the “Business Combination.” In connection with the closing of the Business Combination, SPKL will change its name to “ZincFive, Inc.”

F-80

ZincFive, Inc.

Notes to Consolidated Financial Statements

(Dollars in Thousands, Unless Stated Otherwise)

The Business Combination is expected to close in the second half of 2026 following the receipt of the required approval of SPKL’s shareholders and the fulfillment of other customary closing conditions that are set forth in the Merger Agreement. Immediately prior to the deregistration of SPKL as a Cayman Islands exempted company and continuation as a corporation incorporated under the laws of the state of Delaware, each holder of the then issued and outstanding warrants and ordinary shares of SPKL will be converted into new ZincFive warrants and common stock.

In connection with the Business Combination, (i) Merger Sub I will merge with and into ZincFive, with ZincFive continuing as the surviving corporation (the “Surviving Corporation”) in such merger (the “First Merger”), and (ii) immediately following the First Merger, the Surviving Corporation will merge with and into Merger Sub II, with Merger Sub II continuing as the surviving entity (the “Surviving Entity”) in such merger (the “Second Merger”).

Short-Term Loan

In June 2026, the Company received total proceeds of $5,000 from an unsecured promissory note with an existing investor which bore interest of 3.85% per annum for twenty-five days from issuance, increasing to 15% after the initial twenty-five day period and by 5% each five days thereafter until a maximum interest rate of 25% is reached. The Company repaid interest of $19 and principal in full on July 9, 2026. In connection with the issuance of the short-term loan, the Company agreed to issue warrants to purchase 500,000 common shares of the Surviving Entity after closing of the Business Combination.

F-81

ZINCFIVE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited; Dollars in thousands, except share and per share amounts)

	June 30, 2026
	(Unaudited)	December 31, 2025
Assets
Current Assets
Cash and cash equivalents	$1,992	$8,266
Trade accounts receivable, net	13,339	8,873
Inventories	32,035	25,897
Other receivable	6,240	—
Other current assets	5,398	4,359
Total Current Assets	59,004	47,395
Property, plant and equipment, net	8,182	7,568
Operating lease right-of-use assets	7,338	8,181
Restricted cash	3,200	3,200
Other noncurrent assets	4,654	1,764
Total Assets	$82,378	$68,108
Liabilities, Temporary Equity, and Stockholders’ Deficit
Current Liabilities
Accounts payable	$18,983	$8,278
Accrued payroll	3,948	2,651
Accrued other liabilities	5,344	4,015
Contract termination liability	—	8,412
Current portion of preferred stock warrant liability	14,793	68,955
Current portion of warranty liability	3,248	3,453
Current portion of operating lease liabilities	1,433	1,395
Short-term promissory note	4,980	—
Total Current Liabilities	52,729	97,159
Noncurrent promissory notes	17,400	—
Convertible promissory notes	12,905	—
Long-term debt, net	62,380	62,380
Noncurrent preferred stock warrant liability	7,763	—
Contingent financial instrument issuance liability	5,240	—
Noncurrent warranty liability	3,609	3,836
Noncurrent operating lease liabilities	6,703	7,437
Total Liabilities	168,729	170,812
Commitments and Contingencies (Note 9)
Temporary Equity
Redeemable convertible preferred stock, $0.001 par value; 706,736,634 shares authorized; 272,389,321 and 218,558,661 shares issued and outstanding as of June 30, 2026 and December 31, 2025, respectively	243,149	178,675
Stockholders’ Deficit
Class A common stock, $0.001 par value, 998,340,500 shares authorized; 37,466,431 and 36,445,567 shares issued and outstanding as of June 30, 2026 and December 31, 2025, respectively	38	37
Class B common stock, $0.001 par value, 8,200,000 shares authorized; 8,195,227 shares issued and outstanding	8	8
Additional paid-in capital	116,525	113,511
Accumulated other comprehensive loss	(86)	(194)
Accumulated deficit	(445,985)	(394,741)
Total Stockholders’ Deficit	(329,500)	(281,379)
Total Liabilities, Temporary Equity, and Stockholders’ Deficit	$82,378	$68,108

See accompanying notes to the unaudited condensed consolidated financial statements.

ZINCFIVE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Unaudited; Dollars in thousands, except share and per share amounts)

	For the six months ended June 30,
	2026	2025
Revenue	$38,884	$34,915
Cost of sales	35,177	39,859
Gross Profit (Loss)	3,707	(4,944)
Operating Expenses
Research and development	5,833	4,149
Selling, general, and administrative	24,218	15,606
Total Operating Expenses	30,051	19,755
Loss from Operations	(26,344)	(24,699)
Other Income (Expense)
Interest expense	(5,813)	(5,433)
Change in fair value of common stock warrants	—	4,321
Change in fair value of preferred stock warrants	759	—
Change in fair value of promissory notes	(843)	—
Change in fair value of contingent financial instrument issuance liability	2,533	—
Change in fair value of convertible notes	8,487	—
Loss on debt issuance	(30,039)	(24,402)
Other income (expense), net	119	(87)
Loss Before Income Taxes	(51,141)	(50,300)
Income tax expense	103	43
Net loss	(51,244)	(50,343)
Preferred Stock dividends	(18,268)	(5,246)
Deemed contribution from extinguishment of Preferred Stock	3	—
Net loss attributable to common stockholders	(69,509)	(55,589)
Deemed contribution allocated to extinguished Series B and Series C preferred stock	(3)	—
Net loss attributable to common, Series B and Series C preferred stockholders	$(69,512)	$(55,589)
Net loss per common share
Basic	$(1.30)	$(1.07)
Diluted	$(1.30)	$(1.07)
Weighted-average common and Series D preferred shares outstanding
Basic	53,411,612	51,769,237
Diluted	53,411,732	51,769,237
Other Comprehensive Loss
Foreign currency translation gain (loss)	108	(441)
Comprehensive Loss	$(51,136)	$(50,784)

See accompanying notes to the unaudited condensed consolidated financial statements.

ZINCFIVE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

(Unaudited; Dollars in thousands, except share amounts)

	Preferred A		Preferred B		Preferred C		Preferred D		Preferred F		Preferred F-1		Preferred F-2		Preferred F-3-A
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2025	139,931	$137	16,014,513	$15,816	19,554,373	$32,046	4,359,800	$9,441	32,463,455	$29,374	277,235	$193	40,131,769	$21,828	2,923,735	$1,475
Exercise of stock options	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Extinguishment of Preferred Shares in connection with issuance of Series F preferred stock	—	—	(10,000)	(10)	(767)	(1)	—	—	—	—	—	—	—	—	—	—
Issuance of Series F preferred stock, net of issuance costs	—	—	—	—	—	—	—	—	767,918	457	—	—	—	—	—	—
Exercise of Series F and Series F-3-W preferred warrants	—	—	—	—	—	—	—	—	30,450,863	50,667	—	—	—	—	—	—
Surrender of Series F and Series F-3-W preferred stock in settlement of warrant exercise price	—	—	—	—	—	—	—	—	(92,247)	—	—	—	—	—	—	—
Extinguishment of Tranche 1 Bridge Notes	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Foreign currency translation gain	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Balance at June 30, 2026	139,931	$137	16,004,513	$15,806	19,553,606	$32,045	4,359,800	$9,441	63,589,989	$80,498	277,235	$193	40,131,769	$21,828	2,923,735	$1,475

See accompanying notes to the unaudited condensed consolidated financial statements.

ZINCFIVE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT (Continued)

(Unaudited; Dollars in thousands, except share amounts)

																Accumulated
									Redeemable Convertible		Common Stock				Additional	Other		Total
	Preferred F-3-B		Preferred F-3-C		Preferred F-3-D		Preferred F-3-W		Preferred Stock		Class A		Class B		Paid-in	Comprehensive	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Income (Loss)	Deficit	Deficit
Balance at December 31, 2025	23,924,621	$12,074	29,060,447	$18,925	49,708,782	$37,366	—	$—	218,558,661	$178,675	36,445,567	$37	8,195,227	$8	$113,511	$(194)	$(394,741)	$(281,379)
Exercise of stock options	—	—	—	—	—	—	—	—	—	—	1,020,864	1	—	—	488	—	—	489
Extinguishment of Preferred Shares in connection with issuance of Series F preferred stock	13,961	7	941	1	—	—	—	—	4,135	(3)	—	—	—	—	3	—	—	3
Issuance of Series F preferred stock, net of issuance costs	—	—	—	—	—	—	—	—	767,918	457	—	—	—	—	—	—	—	—
Exercise of Series F and Series F-3-W preferred warrants	—	—	—	—	—	—	22,700,221	13,353	53,151,084	64,020	—	—	—	—	—	—	—	—
Surrender of Series F and Series F-3-W preferred stock in settlement of warrant exercise price	—	—	—	—	—	—	(230)	—	(92,477)	—	—	—	—	—	—	—	—	—
Extinguishment of Tranche 1 Bridge Notes	—	—	—	—	—	—	—	—	—	—	—	—	—	—	1,965	—	—	1,965
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	—	—	—	—	558	—	—	558
Foreign currency translation gain	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	108	—	108
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(51,244)	(51,244)
Balance at June 30, 2026	23,938,582	$12,081	29,061,388	$18,926	49,708,782	$37,366	22,699,991	$13,353	272,389,321	$243,149	37,466,431	$38	8,195,227	$8	$116,525	$(86)	$(445,985)	$(329,500)

See accompanying notes to the unaudited condensed consolidated financial statements.

ZINCFIVE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT (Continued)

(Unaudited; Dollars in thousands, except share amounts)

																Accumulated
									Redeemable Convertible		Common Stock				Additional	Other		Total
	Preferred A		Preferred B		Preferred C		Preferred D		Preferred Stock		Class A		Class B		Paid-in	Comprehensive	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Income (Loss)	Deficit	Deficit
Balance at December 31, 2024	2,866,232	$2,863	32,392,685	$35,640	43,520,000	$70,156	45,734,459	$92,177	124,513,376	$200,836	36,087,823	$37	8,195,227	$8	$29,795	$178	$(274,585)	$(244,567)
Exercise of stock options	—	—	—	—	—	—	—	—	—	—	5,175	—	—	—	3	—	—	3
Issuance of Class A common stock in exchange for services	—	—	—	—	—	—	—	—	—	—	305,747	—	—	—	89	—	—	89
Issuance of Series D preferred stock, net of issuance costs	—	—	—	—	—	—	3,136,315	5,353	3,136,315	5,353	—	—	—	—	1,261	—	—	1,261
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	—	—	—	—	2,106	—	—	2,106
Foreign currency translation loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	686	(441)	—	245
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(50,343)	(50,343)
Balance at June 30, 2025	2,866,232	$2,863	32,392,685	$35,640	43,520,000	$70,156	48,870,774	$97,530	127,649,691	$206,189	36,398,745	$37	8,195,227	$8	$33,940	$(263)	$(324,928)	$(291,206)

See accompanying notes to the unaudited condensed consolidated financial statements.

ZINCFIVE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; Dollars in thousands)

	For the six months ended June 30,
	2026	2025
Cash flows from operating activities
Net loss	$(51,244)	$(50,343)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	1,131	987
Change in fair value of Class A common stock warrants	—	(4,321)
Change in fair value of preferred stock warrants	(759)	—
Change in fair value of promissory notes	843	—
Change in contingent financial instrument issuance liability	(2,533)	—
Change in fair value of convertible notes	(8,487)	—
Loss on debt issuance	30,039	24,402
Non-cash debt issuance cost	1,984	—
Non-cash interest expense	2,322	1,622
Amortization of operating lease right-of-use assets	728	714
Stock-based compensation	558	2,106
Issuance of Class A common stock in exchange for services	—	89
Changes in operating assets and liabilities:
Trade accounts receivable	(11,319)	5,277
Inventories	(6,138)	(4,619)
Other current assets	(1,022)	(1,975)
Other noncurrent assets	236	(507)
Accounts payable	7,404	(1,302)
Accrued payroll	1,297	191
Accrued other liabilities	1,330	581
Contract termination liability	(1,559)	—
Warranty liability	(432)	(855)
Operating lease liabilities	(546)	(654)
Net cash used in operating activities	(36,167)	(28,607)
Cash flows from investing activities
Capital expenditures	(1,245)	(910)
Net cash used in investing activities	(1,245)	(910)
Cash flows from financing activities
Proceeds from debt issuances	36,207	26,005
Advance to CCI	(6,619)	—
Payments received on CCI receivable	379
Proceeds from issuance of Series D Preferred Stock and Class A common stock warrants	—	6,625
Proceeds from issuance of Series F Preferred Stock and Series F preferred stock warrants	1,036	—
Payment of equity issuance costs	(141)	(11)
Payment of deferred offering costs	(154)	—
Proceeds from exercise of stock options	489	3
Proceeds from exercise of Series F preferred stock warrants	39	—
Net cash provided by financing activities	31,236	32,622
Effect of foreign exchange rate changes on cash and cash equivalents	(98)	245
Net increase (decrease) in cash, cash equivalents and restricted cash	(6,274)	3,350
Cash, cash equivalents and restricted cash at beginning of period	11,466	7,297
Cash, cash equivalents and restricted cash at end of period	$5,192	$10,647
Supplemental cash flow information:
Cash paid for income taxes	$72	$66
Cash paid for interest	4,957	3,450
Supplemental disclosure of non-cash investing and financing transactions:
Extinguishment of Preferred Shares in connection with issuance of Series F Preferred Shares	$3	$—
Allocation of proceeds to Series F preferred stock warrants issued in conjunction with Series F preferred stock	438	—
Allocation of proceeds to Class A common stock warrants issued in conjunction with Series D preferred stock	—	1,261
Reclassification of Series F and Series F-3-W preferred stock warrant liability to temporary equity upon exercise of warrants	63,964	—
Surrender of Series F and Series F-3-W preferred stock to satisfy the exercise price of Series F and Series F-3-W warrants	249	—
Accrued deferred offering costs	2,972	—
Purchases of fixed assets included in accounts payable	329	276
Assignment of February 2026 Convertible Note to CCI	4,000	—
Reduction in right-of-use asset and lease liability for lease modification	150	—
Receivable for exercise of Series F preferred stock warrants	17	—
Extinguishment of Tranche 1 Bridge Notes	1,965	—

See accompanying notes to the unaudited condensed consolidated financial statements.

ZINCFIVE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited; Dollars in Thousands, Unless Stated Otherwise)

Note 1 Nature of Operations

ZincFive, Inc. (“ZincFive” or the “Company”) designs, manufactures and commercializes immediate power solutions built on proprietary nickel-zinc (“NiZn”) battery technology for applications where uninterrupted operation is essential, including data centers, intelligent transportation systems, industrial applications, and other critical infrastructure. The Company is headquartered in Tualatin, Oregon, United States.

Spark I Acquisition Corporation Business Combination

In June 2026, Spark I Acquisition Corporation, a Cayman Islands exempted company (“SPKL”), entered into an agreement and plan of merger and reorganization (the “Merger Agreement”), by and among SPKL, Spark I Acquisition Corporation Sub I Inc., a Delaware corporation (“Merger Sub I”), Spark I Acquisition Corporation Sub II LLC, a Delaware limited liability company (“Merger Sub II”), and ZincFive, Inc. (“ZincFive”). The transactions contemplated by the Merger Agreement are referred to as the “Business Combination.” In connection with the closing of the Business Combination, SPKL will change its name to “ZincFive, Inc.”

The Business Combination is expected to close in the second half of 2026 following the receipt of the required approval of SPKL’s shareholders and the fulfillment of other customary closing conditions that are set forth in the Merger Agreement. Immediately prior to the deregistration of SPKL as a Cayman Islands exempted company and continuation as a corporation incorporated under the laws of the state of Delaware, each holder of the then issued and outstanding warrants and ordinary shares of SPKL will be converted into new ZincFive warrants and common stock.

In connection with the Business Combination, (i) Merger Sub I will merge with and into ZincFive, with ZincFive continuing as the surviving corporation (the “Surviving Corporation”) in such merger (the “First Merger”), and (ii) immediately following the First Merger, the Surviving Corporation will merge with and into Merger Sub II, with Merger Sub II continuing as the surviving entity (the “Surviving Entity”) in such merger (the “Second Merger”).

Liquidity and Going Concern

The accompanying unaudited condensed consolidated financial statements have been prepared in conformity with generally accepted accounting principles which contemplate continuation of the Company as a going concern. The going concern assumption contemplates the realization of assets and satisfaction of liabilities in the normal course of business.

Since inception, the Company has financed its operations primarily through the issuance of preferred equity and loan agreements. The Company has incurred losses and negative cash flows from operations since inception and anticipates that losses will continue in the near term. During the six months ended June 30, 2026, the Company incurred net losses of $51,244 and used $36,167 of cash in operating activities. As of September 25, 2026, the Company had unrestricted cash and cash equivalents of $3,638.

Management expects the Company’s backlog of orders will produce positive contribution margin and begin to reduce the level of losses and cash requirements previously incurred. However, even as the Company increases gross revenue and contribution margin to sufficient levels to reduce the operating losses toward breakeven, the Company will need additional debt or equity financing for working capital in order to meet its near-term operating cash flow requirements and, accordingly, substantial doubt exists with regard to the Company’s ability to continue as a going concern for 12 months from the issuance of the condensed consolidated financial statements.

Management is evaluating various strategies to obtain additional funding, which may include additional offerings of equity, issuance of debt, or other capital sources. If such financing is not available or if the financing terms are less desirable than expected, the Company may be forced to decrease its level of investment in product development or scale back its operations, which could have an adverse impact on the Company’s business and financial prospects. In June 2026, the Company executed a business combination agreement with Spark I Acquisition Corporation, which is expected to close in the second half of 2026. Management cannot provide assurances that the business combination transaction will be approved and consummated on the predicted timeline or at all.

ZINCFIVE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited; Dollars in Thousands, Unless Stated Otherwise)

The condensed consolidated financial statements do not include any adjustments to the carrying amounts and classification of assets, liabilities, and reported expenses that may be necessary if the Company were unable to continue as a going concern.

Emerging Growth Company

Under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), the Company meets the definition of an emerging growth company. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. The Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the Company is no longer an emerging growth company or until the Company affirmatively and irrevocably opts out of the extended transition period. As a result, the Company’s condensed consolidated financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Note 2 Summary of Significant Accounting Policies

Basis of Presentation

The Company’s unaudited condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) and the applicable rules of the U.S. Securities and Exchange Commission regarding interim financial reporting. Accordingly, they do not include all information and notes required by GAAP for complete financial statements due to the permitted exclusion of certain disclosures for interim reporting. In the opinion of management, these condensed consolidated financial statements reflect all adjustments that are of a normal recurring nature necessary for a fair presentation of the results of operations, financial condition and cash flows for the interim periods presented. All intercompany balances and transactions have been eliminated in consolidation.

The results of operations for the interim periods presented are not necessarily indicative of results to be expected for the full year or future periods. These condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company’s consolidated financial statements for the years ended December 31, 2025 and 2024.

Significant Accounting Policies

Except for the items noted below, there have been no updates to the Company’s significant accounting policies for the six months ended June 30, 2026 from those disclosed in the Company’s consolidated financial statements for the year ended December 31, 2025.

Principles of Consolidation

The condensed consolidated financial statements include the financial statements of the Company and its wholly owned subsidiaries. All intercompany balances and transactions are eliminated in consolidation.

Restricted Cash

As of June 30, 2026 and December 31, 2025, restricted cash of $3,200 represents deposits maintained with a surety provider as collateral for surety bonds supporting import shipments. The surety bonds are scheduled to expire in October 2026. The related collateral is expected to remain with the surety provider until the underlying import transactions have cleared. The Company expects to obtain replacement surety bonds as needed to support ongoing import activities.

ZINCFIVE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited; Dollars in Thousands, Unless Stated Otherwise)

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the condensed consolidated balance sheets that sums to the total of the same such amounts in the condensed consolidated statements of cash flows:

	June 30, 2026	December 31, 2025
Cash and cash equivalents	$1,992	$8,266
Restricted cash	3,200	3,200
Total cash, cash equivalents and restricted cash	$5,192	$11,466

Tariff Refunds

On February 20, 2026, the U.S. Supreme Court ruled that the International Emergency Economic Powers Act (“IEEPA”) does not authorize the President to impose tariffs, declaring the IEEPA tariffs invalid. In April 2026, U.S. Customs and Border Protection commenced a phased process to accept claims for potential refunds of IEEPA tariffs previously paid. The Company has applied a gain contingency model in accordance with Accounting Standards Codification (“ASC”) 450-30, Gain Contingencies, to account for potential recoveries of previously paid IEEPA tariffs. Under this model, a gain contingency is not recognized in the financial statements until the gain is realized or realizable. As of June 30, 2026, the threshold for recognition under the gain contingency model was not met and no gain was recognized.

Inventories

Inventories consisted of the following as of:

	June 30, 2026	December 31, 2025
Raw materials	$8,727	$8,920
Work in process	6,714	5,270
Finished goods	16,594	11,707
Total inventories	$32,035	$25,897

The balance of the Company’s inventory was written down by $291 and $0 for excess and obsolescence during the six months ended June 30, 2026 and 2025, respectively.

Product Warranty

The following table is a reconciliation of the changes in the Company’s aggregate product warranty liability for the six months ended June 30:

	2026	2025
Beginning balance	$7,289	$10,219
Provision for warranty charges	1,316	2,094
Settlements made during the period	(1,748)	(2,949)
Ending balance	$6,857	$9,364

ZINCFIVE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited; Dollars in Thousands, Unless Stated Otherwise)

Contingent Financial Instrument Issuance Liability

In connection with issuance of the Bridge Notes and the Short-Term Bridge Note (each as defined below), the Company concluded it has a contingent obligation to issue financial instruments in the form of shares of SPKL or warrants to purchase shares of the Surviving Entity. The contingent obligation is recorded as a liability by analogy to the guidance in ASC Subtopic 815-40, Derivatives and Hedging–Contracts in Entity’s Own Equity, and is presented as a noncurrent contingent financial instrument issuance liability on the accompanying condensed consolidated balance sheets. The contingent obligation to issue warrants to purchase Series F preferred stock of the Company with an exercise price of $0.01 per share (“Series F Warrants”) in connection with the issuance of the Bridge Notes is accounted for as a liability under ASC 480, Distinguishing Liabilities from Equity, and presented as a noncurrent preferred stock warrant liability on the accompanying condensed consolidated balance sheets. These contingent obligations are recorded as a liability at their initial fair value on the date of issuance, are subject to remeasurement at each balance sheet date until the transfer occurs or warrants are exercised, and any change in fair value is recognized in the Company’s condensed consolidated statements of operations and comprehensive loss as a non-cash gain (loss) within other income (expense).

Revenue Recognition

The Company’s contracts primarily contain a single performance obligation with a fixed transaction price and the Company recognizes revenue at a point in time when control transfers, generally upon delivery. A receivable is recognized by the Company when the goods are transferred to the customer as this represents the point in time at which the right to consideration becomes unconditional, as only the passage of time is required before payment is due. Payment terms are typically 30 to 90 days from invoicing and the Company has elected the practical expedient to not recognize a significant financing component when payment is expected within one year of satisfaction of the performance obligation. Sales representatives receive commissions based on the Company’s sales. The Company has elected the practical expedient to expense the commissions as they are incurred, as the expected period of benefit is expected to be less than one year, with such costs recorded in selling, general and administrative expenses on the condensed consolidated statements of operations and comprehensive loss.

Products are covered by a standard performance warranty, which promises that delivered products conform to contract specifications. As such, the Company accounts for such warranties under ASC 460, Guarantees, and not as a separate performance obligation.

Shipping and handling costs associated with outbound freight related to the transfer of control of a product to a customer are included in cost of sales as incurred.

The Company has applied the optional exemption to not disclose information about remaining performance obligations that have original expected durations of one year or less. Remaining performance obligations primarily include inventory items where control has not yet transferred.

As of December 31, 2025, the Company had recorded a contract termination liability in the accompanying condensed consolidated balance sheets for amounts previously collected that were to be refunded to a customer, as well as contract termination costs and penalties, of $8,412, which was recorded as a reduction to revenue in 2025. The Company settled the contract termination liability in full during the six months ended June 30, 2026.

ZINCFIVE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited; Dollars in Thousands, Unless Stated Otherwise)

Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is an exit price concept that assumes an orderly transaction between willing market participants and is required to be based on assumptions that market participants would use in pricing an asset or a liability. Current accounting guidance establishes a three-tier fair value hierarchy as a basis for considering such assumptions and for classifying the inputs used in the valuation methodologies. This hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs.

The three levels of inputs used to measure fair values are as follows:

Level 1 — Valuations based on observable inputs, such as unadjusted quoted market prices in active markets for identical securities.

Level 2 — Valuations based on observable inputs (other than Level 1 prices), such as quoted prices in active markets for similar assets at the measurement date, quoted prices in markets that are not active, or other inputs that are observable, either directly or indirectly.

Level 3 — Valuations based on inputs that are unobservable, supported by little or no market activity, and that are significant to the overall fair value measurement and involve management judgment.

The following table presents the fair value measurement of financial instruments as of:

June 30, 2026	Level 1	Level 2	Level 3	Total
Liabilities:
Preferred stock warrant liability	$—	$—	$22,556	$22,556
Contingent financial instrument issuance liability	—	—	5,240	5,240
Short-term promissory note	—	—	4,980	4,980
Noncurrent promissory notes:
Tranche 1 Bridge Notes	—	—	15,464	15,464
Tranche 2 Bridge Notes	—	—	1,936	1,936
Convertible promissory notes:
February 2026 Convertible Note	—	—	7,205	7,205
Convertible Tranche 1 Bridge Notes	—	—	5,700	5,700
Long-term debt	—	—	63,531	63,531
Total	$—	$—	$126,612	$126,612

December 31, 2025	Level 1	Level 2	Level 3	Total
Liabilities:
Preferred stock warrant liability	$—	$—	$68,955	$68,955
Long-term debt	—	—	64,701	64,701
Total	$—	$—	$133,656	$133,656

There were no transfers between Level 1 and Level 2, nor into and out of Level 3 for the six months ended June 30, 2026 and for the year ended December 31, 2025.

The Company applies fair value accounting for all financial assets and liabilities and non-financial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis. The Company categorizes assets and liabilities, based on the priority of the inputs to the valuation technique, into a three-level fair value hierarchy as set forth above. The Company’s condensed consolidated financial statements include cash and cash equivalents, trade accounts receivable, accounts payable, and other

ZINCFIVE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited; Dollars in Thousands, Unless Stated Otherwise)

current liabilities, for which the carrying amounts approximate fair value due to the short-term maturities or recent commencement of these instruments.

The fair values of the preferred stock warrant liability, common stock warrant liability, and the contingent liability in which the underlying financial instruments to be issued are warrants are determined using an option-pricing model (see Note 5). The fair value of the contingent liability for issuance of shares in SPKL is determined based on the valuation of the shares to be issued under the securities purchase agreement for new Series A preferred stock in the Surviving Entity. The estimated fair value of long-term debt is determined using a discounted cash flow analysis that reflects the maturity of the debt and uses current estimated market rates for similar types of borrowing arrangements. See Note 4 for the activities of long-term debt for the six months ended June 30, 2026 and for the year ended December 31, 2025.

The Company’s fair value measurements include the valuation of liability-classified common stock warrants, liability-classified preferred stock warrants, convertible notes, promissory notes, and tranche obligations, all of which are classified as Level 3 in the fair value hierarchy. Given the use of Level 3 inputs, a change in these significant unobservable inputs could result in an amount that is significantly different than the fair value measurement at the reporting date.

Concentration of Customer and Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents, and trade accounts receivable. Cash and cash equivalents are maintained at financial institutions, and, at times, balances may exceed federally insured limits. To reduce the risk of amounts associated with balances in excess of federally insured limits, the Company utilizes financial institutions which the Company believes are of high credit quality and periodically reviews the financial condition of the financial institutions and believes the Company’s risk is negligible.

The Company performs ongoing credit evaluations of its customers’ financial condition and generally requires no collateral from its customers. The Company had three customers that represented 78% of the Company’s revenue for the six months ended June 30, 2026. As of June 30, 2026, the four largest customers represented 36%, 18%, 17% and 15% of accounts receivable, respectively. The Company had four customers that represented 76% of the Company’s revenue for the six months ended June 30, 2025. As of December 31, 2025, the four largest customers represented 39%, 26%, 13% and 12% of accounts receivable, respectively.

Redeemable Convertible Preferred Stock

The Company initially records redeemable convertible preferred stock at fair value on the dates of issuance, net of issuance costs. The preferred stockholders, as a group, controlled the Company’s Board of Directors during the periods presented and could initiate a merger, consolidation, or sale, disposition or transfer of substantially all of the Company’s assets (“Deemed Liquidation Event”). Upon a Deemed Liquidation Event, the preferred stockholders may cause a redemption of the redeemable convertible preferred stock for cash. As events triggering liquidation are not solely within the control of the Company, the redeemable convertible preferred stock is classified as temporary equity outside of stockholders’ deficit in the accompanying condensed consolidated balance sheets.

As of June 30, 2026 and December 31, 2025, a Deemed Liquidation Event was not deemed probable and, therefore, no adjustment was recorded to the carrying amount of the redeemable convertible preferred stock.

Fair Value of Financial Instruments

The decision to elect the fair value option is determined on an instrument-by-instrument basis and must be applied to an entire instrument and is irrevocable once elected. Assets and liabilities measured at fair value pursuant to this guidance are required to be reported separately in the condensed consolidated balance sheets from those instruments using another accounting method. For financial instruments for which the Company has elected the fair value option, the Company records the financing instruments at fair value upon issuance and records changes in fair value in other income (expense) in the condensed consolidated statements of

ZINCFIVE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited; Dollars in Thousands, Unless Stated Otherwise)

operations and comprehensive loss at each reporting date, with interest expense related to the financial instruments presented separately. Any direct costs and fees related to issuance of the financial instruments are expensed as incurred.

Reclassifications

Certain prior period amounts in the accompanying condensed consolidated financial statements and notes thereto have been reclassified to conform to current period presentation. These reclassifications had no effect on the results of operations, net cash flows or financial position for any period presented.

Recently Adopted Accounting Standards

In July 2025, the FASB issued ASU No. 2025-05, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets. ASU 2025-05 provides a practical expedient that all entities can use when estimating expected credit losses for current accounts receivable and current contract assets arising from transactions accounted for under ASC 606, Revenue from Contracts with Customers. Under this practical expedient, an entity is allowed to assume that the current conditions it has applied in determining credit loss allowances for current accounts receivable and current contract assets remain unchanged for the remaining life of those assets. ASU 2025-05 is effective for fiscal years beginning after December 15, 2025, and interim reporting periods in those fiscal years. Entities that elect the practical expedient are required to apply the amendments prospectively. The Company adopted ASU 2025-05 on January 1, 2026. The adoption of this new guidance did not have a material impact to the Company’s financial condition, results of operations, or its disclosures.

In April 2026, the FASB issued ASU 2026-01, Equity (Topic 505): Initial Measurement of Paid-in-Kind Dividends on Equity-Classified Preferred Stock. The new guidance requires an entity to initially measure paid-in-kind dividends on equity-classified preferred stock based on the dividend rate stated in the underlying preferred stock agreement. The guidance is effective for the Company for annual reporting periods beginning after December 15, 2026, and interim periods within those annual periods. Early adoption is permitted. The Company adopted ASU 2026-01 on January 1, 2026. The adoption of this new guidance did not have a material impact to the Company’s financial condition, results of operations, or its disclosures.

Recently Issued Accounting Standards

In November 2024, the FASB issued ASU 2024-03, Income Statement – Reporting Comprehensive Income (Topic 220): Disaggregation of Income Statement Expenses, which requires public entities to provide disaggregated disclosures of certain expense captions presented on the face of the income statement into specific categories within the footnotes to the financial statements. ASU 2024-03 is effective for the Company’s annual periods beginning on January 1, 2027, and interim periods beginning on January 1, 2028, with early adoption permitted. The ASU may be applied either on a prospective or retrospective basis. The Company is currently evaluating the impact of adopting this new accounting guidance on its condensed consolidated financial statements and related disclosures.

Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s condensed consolidated financial statements.

ZINCFIVE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited; Dollars in Thousands, Unless Stated Otherwise)

Note 3 Property, Plant and Equipment, net

Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation on property, plant and equipment is calculated using the straight-line method over the estimated useful life of the related asset. Property, plant and equipment, net, consisted of the following as of:

	June 30, 2026	December 31, 2025
Leasehold improvements	$2,153	$1,688
Machinery and equipment	9,281	8,473
Furniture and fixtures	181	179
Computer hardware and software	1,710	1,683
Assets under construction	2,227	1,628
Property, plant and equipment	15,552	13,651
Less: Accumulated depreciation	(7,370)	(6,083)
Property, plant and equipment, net	$8,182	$7,568

Depreciation expense of $1,131 and $987 was recorded for the six months ended June 30, 2026 and 2025, respectively.

Note 4 Debt

2023 Loan Facility

On June 7, 2023, the Company entered into a $80,000 Senior Secured Term Loan Facility (“2023 Loan Facility”) with OIC Growth Fund I AUS, L.P.; OIC Growth Fund I GPFA, L.P.; OIC Growth Fund I, L.P.; and OIC Growth Fund I PV, L.P. (“OIC Growth Fund”) maturing on June 7, 2028, bearing a stated interest rate of 11% per annum and secured by substantially all the assets of the Company. The Company issued Class A common stock warrants to the lender (see Note 5).

On October 16, 2025, the Company amended the 2023 Loan Facility and executed a warrant cancellation and exchange agreement in which the 21,797,921 Class A common stock warrants issued to the lender were cancelled and replaced with 22,700,227 warrants to purchase Series F-3-W preferred stock, with an exercise price of $0.00001 and a ten-year term (“Series F-3-W Warrants”). The Company concluded that the change in cash flows as a result of the amendment and warrant cancellation and exchange agreement was substantial and wrote off the unamortized debt discount and debt issuance costs, recognizing a loss on debt extinguishment during the year ended December 31, 2025.

The 2023 Loan Facility consisted of the following:

		Debt Discount	Net
		and Debt	Carrying
	Principal	Issuance Costs	Amount
Amount at December 31, 2024	$62,380	$(11,928)	$50,452
Amortization of debt discount and debt issuance costs	—	2,331	2,331
Extinguishment of debt discount and debt issuance costs	—	9,597	9,597
Amount at December 31, 2025	$62,380	$—	$62,380
Amount at June 30, 2026	$62,380	$—	$62,380

In partial consideration for entry into the 2023 Loan Facility, the lender has an option, but not the obligation, to acquire Series E preferred stock in the event of an option trigger event, defined as a liquidity funding need wherein the Company’s cash balance is projected to fall below $5,000 and is not cured within six months, or as an extreme liquidity funding need wherein the Company’s cash balance is projected to fall below $0 and is not cured within three months. The lender may purchase up to 254,280,287 shares of

ZINCFIVE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited; Dollars in Thousands, Unless Stated Otherwise)

Series E preferred stock at $0.11798 per share. The purchase price may be partially or entirely satisfied by the conversion of the outstanding balance under the 2023 Loan Facility, up to the amount of the purchase price, at the lender’s election.

2025 Convertible Notes

During 2025, the Company issued convertible notes for aggregate proceeds of $26,455 (the “2025 Convertible Notes”) and elected the fair value option under ASC 825-10, Financial Instruments, for all convertible notes issued. The primary reason for electing the fair value option was for simplification and cost-benefit considerations of accounting for the 2025 Convertible Notes. The 2025 Convertible Notes were extinguished in October 2025 and no balance remained outstanding as of December 31, 2025. Additional information regarding the 2025 Convertible Notes is included in the Company’s audited financial statements for the year ended December 31, 2025.

February 2026 Convertible Note

In February 2026, the Company received proceeds totaling $10,000 for issuance of a convertible promissory note (the “February 2026 Convertible Note”) which bears paid-in-kind interest at a rate of 20% per annum and has a maturity date of June 30, 2028. The February 2026 Convertible Note was received from an affiliate of a special purpose acquisition corporation (“Holder”), as contemplated by a letter of intent to negotiate terms of a business combination agreement. The Company and the Holder terminated negotiations for a business combination in March 2026.

According to its original terms, the February 2026 Convertible Note principal amount would automatically increase by 120% upon execution of a business combination agreement for a SPAC transaction with either the convertible note holder or a third party, and would automatically convert upon consummation of the SPAC transaction into common shares of the surviving corporation. If a business combination agreement for a SPAC transaction was entered into with a third party, the convertible note must be purchased from the holder. If at maturity, the outstanding balance was less than 2.5 times the principal balance of the February 2026 Convertible Note, the payment at maturity would increase such that the amount payable to the convertible note holder is 2.5 times the principal balance. If the Business Combination is consummated, the February 2026 Convertible Note will convert into common shares of the surviving entity after the Business Combination equal to the outstanding principal and unpaid interest divided by $8.33. The February 2026 Convertible Note is payable upon a change in control of the Company, at the greater of the payment that would have been due at maturity, the aggregate principal amount plus accrued interest, and the amount payable to the holder if the February 2026 Convertible Note had been converted to the Company’s common stock immediately prior to the change in control. The February 2026 Convertible Note is subordinate to the 2023 Loan Facility.

The Company elected the fair value option under ASC 825-10, Financial Instruments, for the February 2026 Convertible Note. The primary reason for electing the fair value option was for simplification and cost-benefit considerations of accounting for the February 2026 Convertible Note in its entirety. Accordingly, the note is recorded at fair value and subsequently remeasured at fair value at each reporting date, with changes in fair value recognized in earnings. The Company recognized a loss upon issuance of $3,931 based on the initial fair value in other income (expense) in the accompanying condensed consolidated statements of operations and comprehensive loss.

On June 10, 2026, the February 2026 Convertible Note was purchased by and assigned in full to CCI SPV V, LP (“CCI”). The balance of the February 2026 Convertible Note at time of assignment totaled $10,619. As the terms of the February 2026 Convertible Note were not substantially different before and after the assignment, the assignment was accounted for as a modification; accordingly, no gain or loss was recognized. In connection with the assignment, the Company advanced $6,619 to CCI, of which $379 was subsequently collected in June 2026, and which cash flows are presented as financing cash flows in the accompanying condensed consolidated cash flow statements as these are related to the assignment of the February 2026 Convertible Note. As of June 30, 2026, the Company had a remaining receivable for reimbursement of the amounts advanced to CCI totaling $6,240, which is presented as an other receivable in the condensed consolidated balance sheets. In July 2026, the Company was reimbursed in full for the receivable.

ZINCFIVE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited; Dollars in Thousands, Unless Stated Otherwise)

On June 24, 2026, CCI assigned an amount totaling $6,696 of the February 2026 Convertible Note to three investors (“Second Assignment”). At the Second Assignment the February 2026 Convertible Note was modified to change the timing of the automatic 120% increase from at the consummation of a business combination agreement to upon consummation of a SPAC transaction. No other terms of the February 2026 Convertible Note were changed at the Second Assignment date. While the terms of the Convertible Note changed before and after the Second Assignment, they were not considered substantially different and the assignment was accounted for as a modification. Accordingly, no gain or loss was recognized.

The Company recognized a gain on the change in fair value of $8,324 in other income (expense) in the accompanying condensed consolidated statements of operations and comprehensive loss during the six months ended June 30, 2026. The February 2026 Convertible Note is included within convertible promissory notes in the accompanying condensed consolidated balance sheets. The 2026 Convertible Note was measured at estimated fair value at projected conversion using a probability-weighted, scenario-based valuation methodology, using a combination of discounting and an option-pricing model. In each scenario, at each valuation date, the implied SPKL share price was derived using a calibrated backsolve or a transaction-based model to arrive at the estimated value.

The following are the key inputs used in the valuation of the February 2026 Convertible Note during the period:

June 30, 2026
Discount rate	30.0%
Risk-free interest rate	4.1%

Bridge Notes

In April through June 2026, prior to execution of the business combination agreement with Spark I Acquisition Corporation, the Company received proceeds totaling $19,567 from issuance of secured promissory notes (the “Tranche 1 Bridge Notes”) from certain existing investors. Subsequent to execution of the business combination agreement and through June 30, 2026, the Company received additional proceeds of $1,640 (the “Tranche 2 Bridge Notes”) (collectively, the “Bridge Notes”).

The Bridge Notes bear initial paid-in-kind interest of 12%, compounding quarterly and increasing to 18% per annum on October 23, 2026 if the Bridge Notes have not been repaid. The Bridge Notes have a maturity date of June 30, 2028, at which time all accrued interest and principal are due plus a repayment premium equal to 30% of the aggregate principal amount of the notes. If the Company repays the 2023 Loan Facility in full by April 30, 2027, or if the closing of a SPAC transaction occurs, payment of the principal and interest will be due at that date. Solely if the Bridge Notes are repaid in connection with the closing of a SPAC transaction on or before October 31, 2026, then the repayment premium will be reduced by any accrued and unpaid interest including paid-in-kind interest capitalized as principal. The Bridge Notes are subordinate to the 2023 Loan Facility.

The Company elected the fair value option under ASC 825-10, Financial Instruments, for the Bridge Notes and recognized a loss upon issuance of $25,646 for Tranche 1 Bridge Notes, of which $2,246 was recorded to the fair value of the Bridge Notes and the remainder to recognize the contingent obligations, and $389 for Tranche 2 Bridge Notes based on the initial fair values. The primary reason for electing the fair value option was for simplification and cost-benefit considerations of accounting for the Bridge Notes.

On June 11, 2026, in connection with the execution of the business combination agreement with Spark I Acquisition Corporation, the Company entered into a securities purchase agreement for issuance of Series A preferred stock in the Surviving Entity at the closing of the SPAC transaction (the “Securities Purchase Agreement”). The terms of the Securities Purchase Agreement permit Tranche 1 Bridge Notes totaling $6,500 to automatically convert into shares of Series A preferred stock to be issued under the Securities Purchase Agreement and are included in convertible promissory notes in the accompanying condensed consolidated balance sheets (the “Convertible Tranche 1 Bridge Notes”). The remaining non-convertible Bridge Notes are included in noncurrent promissory notes. If the SPAC transaction is not consummated, the terms of the Convertible Tranche 1 Bridge Notes will follow those of the non-convertible Tranche 1 Bridge Notes.

ZINCFIVE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited; Dollars in Thousands, Unless Stated Otherwise)

The Company concluded that the entry into the securities purchase agreement by the holders of the amended Tranche 1 Bridge Notes was an extinguishment of the notes, upon which the carrying amount of the amended Tranche 1 Bridge Notes were derecognized, and the Convertible Tranche 1 Bridge Notes were recognized at their fair value. The difference between these amounts of $1,965 was recognized in additional paid-in capital, due to the related party nature of the transaction.

During the six months ended June 30, 2026, the Company recognized a loss on change in fair value of the non-convertible Tranche 1 Bridge Notes of $718 and the Tranche 2 Bridge Notes of $19, and a gain on the change in fair value of the Convertible Tranche 1 Bridge Notes of $119, in other income (expense) in the accompanying condensed consolidated statements of operations and comprehensive loss. The Tranche 1 and Tranche 2 Bridge Notes were measured at fair value using a probability-weighted, scenario-based valuation methodology, using present value discounting. A discount rate of 30% was used as key input in the valuation of the Bridge Notes during the six months ended June 30, 2026.

In connection with the execution of the business combination agreement, the Company and Spark I Acquisition Corporation agreed to transfer a total of 922,078 Class B ordinary shares of Spark I Acquisition Corporation to Tranche 1 Bridge Note investors at the closing of the SPAC transaction to facilitate issuance of the notes. The Company concluded this constitutes an obligation of it to transfer the shares to the Tranche 1 Bridge Note investors, contingent upon closing of the SPAC transaction, and as such, the Company recognized a liability of $4,934 at issuance of the Tranche 1 Bridge Notes, and a gain of $2,714 upon revaluation of the tranche obligation liability in other income (expense) in the accompanying condensed consolidated statements of operations and comprehensive loss during the six months ended June 30, 2026. The fair value of the liability is based on the value of the founder share price specified in the Securities Purchase Agreement for issuance of Series A preferred stock in the Surviving Entity at the closing of the SPAC transaction, multiplied by the applicable present value factor.

As consideration for facilitating the issuance of the Tranche 1 Bridge Note, the Company is obligated to cause certain holders of the Tranche 1 Bridge Notes to receive warrants to purchase 958,400 common shares of the Surviving Entity after closing of the Business Combination. The Company recognized a liability of $1,984 for the fair value of the obligation and a debt issuance cost equal to the initial fair value of the liability in selling, general, and administrative expenses in the accompanying condensed consolidated statements of operations and comprehensive loss. The liability is subsequently remeasured to fair value at each reporting date, with changes in fair value recognized in earnings. The fair value of the liability is based on the trading price of SPKL’s public warrants, which ranged from $0.35 to $2.38 during the six months ended June 30, 2026, discounted for lack of marketability.

In connection with executing the Bridge Notes, Tranche 1 Bridge Note investors were issued 500 Series F Warrants for each $1 of principal, contingent upon the Company authorizing an increase in its authorized Series F preferred stock which did not occur as of June 30, 2026. The Company recognized a liability of $17,767 for this commitment to issue warrants to purchase Series F shares at issuance of the Tranche 1 Bridge Notes, and a gain of $10,124 upon revaluation of the liability in other income (expense) in the accompanying condensed consolidated statements of operations and comprehensive loss during the six months ended June 30, 2026.

Additionally, the Company has committed to issue Series F Warrants equal to 100 per $1 of principal to Tranche 2 Bridge Note investors, also contingent upon the Company authorizing an increase in its authorized Series F preferred stock which did not occur as of June 30, 2026. The Company recorded a liability of $119 for this commitment to issue warrants to purchase Series F shares at issuance of the Tranche 2 Bridge Notes, and a loss of $1 upon revaluation of the liability in other income (expense) in the accompanying condensed consolidated statements of operations and comprehensive loss during the six months ended June 30, 2026.

The inputs and valuation model for determining the fair value of the contingent liability for issuance of the Series F Warrants are consistent with those described for the Series F Warrants in Note 5.

ZINCFIVE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited; Dollars in Thousands, Unless Stated Otherwise)

The noncurrent promissory notes and convertible promissory notes presented in the condensed consolidated balance sheet consisted of the following as of June 30, 2026:

	Fair Value	Principal	Interest
Noncurrent promissory notes:
Tranche 1 Bridge Notes	$15,464	$13,067	$475
Tranche 2 Bridge Notes	1,936	1,640	7

Total noncurrent promissory notes	17,400	14,707	482

Convertible promissory notes:
February 2026 Convertible Note	7,205	10,696	903
Convertible Tranche 1 Bridge Notes	5,700	6,500	242

Total convertible promissory notes	12,905	17,196	1,145

Total	$30,305	$31,903	$1,627

Short-Term Promissory Note

In June 2026, the Company received total proceeds of $5,000 from an unsecured short-term promissory note (“Short-Term Bridge Note”) with an existing investor which bore interest of 3.85% per annum for twenty-five days from issuance, increasing to 15% after the initial twenty-five-day period and by 5% every five days thereafter until a maximum interest rate of 25% is reached. The Company repaid the Short-Term Bridge Note in full on July 9, 2026, including accrued interest of $19.

The Company elected the fair value option under ASC 825-10, Financial Instruments, for the Short-Term Bridge Note and recognized a loss upon issuance of $74 based on its initial fair value. The Company recognized a loss on change in fair value of the Short-Term Bridge Note of $62 in other income (expense) in the accompanying condensed consolidated statements of operations and comprehensive loss during the six months ended June 30, 2026. The primary reason for electing the fair value option was for simplification and cost-benefit considerations of accounting for the Short-Term Bridge Note in its entirety.

Pursuant to a warrant assignment letter, the Company became contractually obligated to cause the holder to receive warrants to purchase 500,000 common shares of the Surviving Entity after closing of the Business Combination. Although the warrants are expected to be issued by the Surviving Entity in connection with sponsor warrant forfeitures contemplated by the sponsor agreement executed in connection with the business combination agreement, the Company concluded that it remains the primary obligor under the arrangement and therefore recognized a liability for the fair value of the obligation. The liability is subsequently remeasured to fair value at each reporting date, with changes in fair value recognized in earnings. The Company recognized a liability of $156 at issuance of the Short-Term Bridge Note, and a loss of $880 upon revaluation of the contingent obligation to issue financial instruments in other income (expense) in the accompanying condensed consolidated statements of operations and comprehensive loss during the six months ended June 30, 2026. The fair value of the liability is based on the trading price of SPKL’s public warrants, which ranged from $0.35 to $2.38 during the six months ended June 30, 2026, discounted for a lack of marketability.

ZINCFIVE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited; Dollars in Thousands, Unless Stated Otherwise)

Note 5 Warrants

The Company has periodically issued warrants in conjunction with the issuance of various financial instruments and consulting arrangements. The following warrants were outstanding as of:

	June 30, 2026	December 31, 2025
Liability-classified warrants:
Series F preferred stock warrants	20,264,449	50,331,353
Series F-3-W preferred stock warrants	6	22,700,227
Equity-classified warrants:
Class A common stock warrants	8,414,858	8,414,858

Class A Common Stock Warrants

The following table summarizes the change in the number of Class A common stock warrants as of June 30, 2026 and December 31, 2025:

	Liability-classified	Equity-classified
Balance as of December 31, 2024	21,797,921	5,278,543
Issuance of Class A common stock warrants	—	3,136,315
Cancellation of Class A common stock warrants	(21,797,921)	—
Balance as of December 31, 2025	—	8,414,858
Balance as of June 30, 2026	—	8,414,858

Liability-Classified Class A Common Stock Warrants

In October 2025, in connection with the amendment to the 2023 Loan Facility, all of the liability-classified Class A common stock warrants were cancelled and replaced with 22,700,227 liability-classified warrants to purchase Series F-3-W preferred stock, resulting in an extinguishment of the warrant liability (see Note 4).

The fair value of the Class A common stock warrants prior to cancellation was estimated using an option-pricing model. The following were the key inputs used in the option pricing model at issuance and for the year ended December 31, 2025:

Exercise price	$1.66
Risk-free interest rate	3.94% - 4.17%
Expected volatility	95% - 99%
Expected term (in years)	7.69 - 9.55

The following table summarizes the changes in fair value of the liability-classified Class A common stock warrants:

			Weighted
	Number of		average
	warrants issued	Fair value	exercise price
Class A common stock warrants as of December 31, 2024	21,797,921	$8,774	$1.66
Change in fair value	—	(5,682)
Cancellation of Class A common stock warrants	(21,797,921)	(3,092)	1.66
Class A common stock warrants as of December 31, 2025	—	$—	$—

ZINCFIVE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited; Dollars in Thousands, Unless Stated Otherwise)

Equity-Classified Class A Common Stock Warrants

Prior to the acquisition of PGX in 2016, an investor held certain warrants in PGX which were assumed by the Company at acquisition and converted into a total of 253,217 warrants to purchase the Company’s Class A common stock at an exercise price of $1.28. The warrants expire in March 2027 through September 2031. However, if the Company completes an initial public offering within three years immediately prior to the expiration date, the term extends until the third anniversary of the effective date of the Company’s initial public offering. All warrants are outstanding as of June 30, 2026.

In 2023, the Company issued 189,363 warrants to another investor to purchase the Company’s Class A common stock at an exercise price of $2.11 as consideration for consulting services provided. The warrants were outstanding as of June 30, 2026 and expired unexercised in August 2026.

In conjunction with the issuance of Series D preferred stock in December 2024, the Company granted 4,835,963 warrants to purchase Class A common stock, with an exercise price of $0.01 per share, to three investors equal to the number of Series D preferred stock purchased by these investors during the period. The warrants expire in December 2034. All warrants are outstanding as of June 30, 2026. The net proceeds from issuance of the Series D preferred stock were allocated to the Series D preferred stock and to additional paid-in capital for the warrants based on their relative fair values upon issuance. The aggregate fair value of the warrants is estimated using the Black-Scholes option-pricing model.

In January 2025, the Company issued 3,136,315 shares of Series D preferred stock for total proceeds of $6,625 and granted equity-classified warrants to purchase Class A common stock equal to the number of Series D preferred stock purchased by these investors, with an exercise price of $0.01 per share and a ten-year term. All warrants are outstanding as of June 30, 2026. Proceeds of $1,261 from issuance of the Series D preferred stock were allocated to additional paid-in capital for the warrants on a relative fair value basis. The fair value of the warrants is estimated using the Black-Scholes option-pricing model with the following assumptions:

Exercise price	$0.01
Risk-free interest rate	4.55% - 4.63%
Expected volatility	100%
Expected term (in years)	10.00

Series F Preferred Stock Warrants

In October 2025 through January 2026 in connection with the Series F financing (see Note 6), the Company issued a total of 53,679,850 Series F Warrants. The Company concluded the Series F Warrants were liability-classified and recognized a total warrant liability of $45,169 at issuance.

The following table summarizes the valuation and changes in the number of liability-classified Series F Warrants for the six months ended June 30, 2026:

			Weighted
	Number of		average exercise
	warrants issued	Fair value	price
Series F Warrants as of December 31, 2025	50,331,353	$57,378	$0.01
Issuance of Series F Warrants	383,959	438	0.01
Exercise of Series F Warrants	(30,450,863)	(50,611)	0.01
Change in fair value	—	7,588
Series F Warrants as of June 30, 2026	20,264,449	$14,793	$0.01

ZINCFIVE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited; Dollars in Thousands, Unless Stated Otherwise)

The fair value of the Series F Warrants during the six months ended June 30, 2026 was estimated using a probability-weighted, scenario-based valuation methodology with an option-pricing model, with the following assumptions:

Exercise price	$0.01
Risk-free interest rate	3.72% - 4.14%
Expected volatility	104% - 110%
Expected term (in years)	0.29 – 2.00

The fair value of the Series F Warrants at issuance and at December 31, 2025 was estimated using an option-pricing model with the following assumptions:

Exercise price	$0.01
Risk-free interest rate	3.41% - 3.47%
Expected volatility	98% - 99%
Expected term (in years)	0.75 - 2.00

Series F-3-W Preferred Stock Warrants

The following table summarizes the valuation and changes in the number of the liability-classified Series F-3-W Warrants for the six months ended June 30, 2026:

			Weighted
	Number of		average exercise
	warrants issued	Fair value	price
Series F-3-W Warrants as of December 31, 2025	22,700,227	$11,577	$0.00001
Change in fair value	—	1,776
Exercise of Series F-3-W Warrants	(22,700,221)	(13,353)	0.00001
Series F-3-W Warrants as of June 30, 2026	6	$—	$0.00001

The fair value of the Series F-3-W Warrants at exercise in March 2026 was estimated using a probability-weighted, scenario-based valuation methodology with an option-pricing model, with the following assumptions:

Exercise price	$0.00001
Risk-free interest rate	3.79%
Expected volatility	104%
Expected term (in years)	0.50 – 2.00

The fair value of the Series F-3-W Warrants at issuance and at December 31, 2025 was estimated using an option-pricing model with the following assumptions:

Exercise price	$0.00001
Risk-free interest rate	3.41% - 3.47%
Expected volatility	98% - 99%
Expected term (in years)	0.75 - 2.00

ZINCFIVE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited; Dollars in Thousands, Unless Stated Otherwise)

Note 6 Common Stock and Redeemable Convertible Preferred Stock

As of June 30, 2026, the Company operates under a Ninth Amended and Restated Certificate of Incorporation that was effective October 2025 (the “Ninth Articles”). Under the Ninth Articles, the Company is authorized to issue shares of Series A redeemable convertible preferred stock (“Series A”), Series B redeemable convertible preferred stock (“Series B”), Series C redeemable convertible preferred stock (“Series C”), Series D redeemable convertible preferred stock (“Series D”), Series E redeemable convertible preferred stock (“Series E”), Series F redeemable convertible preferred stock (“Series F”), Series F-1 redeemable convertible preferred stock (“Series F-1”), Series F-2 redeemable convertible preferred stock (“Series F-2”), Series F-3-A redeemable convertible preferred stock (“Series F-3-A”), Series F-3-B redeemable convertible preferred stock (“Series F-3-B”), Series F-3-C redeemable convertible preferred stock (“Series F-3-C”), Series F-3-D redeemable convertible preferred stock (“Series F-3-D”), Series F-3-W redeemable convertible preferred stock (“Series F-3-W”) (collectively, “Preferred Stock”), Class A common stock and Class B common stock. The Company is authorized to issue 998,340,500 shares of Class A common stock and 8,200,000 shares of Class B common stock, both with a par value of $0.001 per share.

Each holder of Class A common stock is entitled to one vote per share while each holder of Class B common stock has no voting rights. The holders of Class A common stock can vote together with the holders of Preferred Stock or separately from one or more holders of stock. Holders of Class A common stock are not entitled to cumulative voting.

The holders of Class A and Class B common stock are entitled to dividends as declared by the Board of Directors, subject to rights of holders of all classes of Preferred Stock outstanding having priority rights as to dividends. The holders of Class A and Class B common stock are also treated equally with respect to distributions, stock dividends, stock combinations, reorganization or similar events, unless different treatment is approved by the holders of a majority of the voting power of the outstanding shares of Preferred Stock and common stock.

Each share of Class B common stock is convertible into one share of Class A common stock upon the earliest of (1) the closing of a sale of shares of common stock to the public in a direct listing by means of a registration statement or in an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, resulting in net proceeds of at least $30,000 to the Company, (2) the closing of a Special Purpose Acquisition Company transaction in which the Company or any successor entity receives unrestricted cash of at least $30,000, or (3) a deemed liquidation event. Such share of Class B common stock may not be reissued after the conversion.

ZINCFIVE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited; Dollars in Thousands, Unless Stated Otherwise)

Issued and outstanding redeemable convertible preferred stock consists of the following (in thousands, except share and per share amounts):

	June 30, 2026
		Shares	Original		Cumulative	Aggregate	Net
	Shares	Issued and	Issue Price	Dividend	Undeclared	Liquidation	Carrying
	Authorized	Outstanding	per Share	Rate	Dividends	Preference	Value
Series A	2,866,232	139,931	$1.00	5%	$72	$212	$137
Series B	51,532,288	16,004,513	1.00	5%	7,297	23,301	15,806
Series C	43,520,000	19,553,606	1.66	5%	9,452	41,911	32,045
Series D	48,870,774	4,359,800	2.11	5%	1,665	10,875	9,441
Series E	254,280,387	—	—	5%	—	—	—
Series F	85,238,035	63,589,989	1.35	12%	4,230	175,831	80,498
Series F-1	277,235	277,235	0.94	12%	22	546	193
Series F-2	40,131,769	40,131,769	0.67	12%	2,301	56,450	21,828
Series F-3-A	3,840,382	2,923,735	1.00	12%	247	3,171	1,475
Series F-3-B	45,070,782	23,938,582	1.00	12%	2,014	25,952	12,081
Series F-3-C	53,612,967	29,061,388	1.66	12%	4,089	52,331	18,926
Series F-3-D	54,795,783	49,708,782	2.11	12%	8,595	113,597	37,366
Series F-3-W	22,700,000	22,699,991	1.00	12%	875	23,575	13,353
	706,736,634	272,389,321			$40,859	$527,752	$243,149

	December 31, 2025
		Shares	Original		Cumulative	Aggregate	Net
	Shares	Issued and	Issue Price	Dividend	Undeclared	Liquidation	Carrying
	Authorized	Outstanding	per Share	Rate	Dividends	Preference	Value
Series A	2,866,232	139,931	$1.00	5%	$69	$209	$137
Series B	51,532,288	16,014,513	1.00	5%	6,901	22,915	15,816
Series C	43,520,000	19,554,373	1.66	5%	8,641	41,101	32,046
Series D	48,870,774	4,359,800	2.11	5%	1,435	10,645	9,441
Series E	254,280,387	—	—	5%	—	—	—
Series F	85,238,035	32,463,455	1.35	12%	729	88,334	29,374
Series F-1	277,235	277,235	0.94	12%	7	530	193
Series F-2	40,131,769	40,131,769	0.67	12%	676	54,825	21,828
Series F-3-A	3,840,382	2,923,735	1.00	12%	71	2,995	1,475
Series F-3-B	45,070,782	23,924,621	1.00	12%	578	24,502	12,074
Series F-3-C	53,612,967	29,060,447	1.66	12%	1,195	49,435	18,925
Series F-3-D	54,795,783	49,708,782	2.11	12%	2,294	107,297	37,366
Series F-3-W	22,700,000	—	—	12%	—	—	—
	706,736,634	218,558,661			$22,595	$402,788	$178,675

The outstanding shares of Preferred Stock maintain the following characteristics:

Dividends

Under the Ninth Articles, dividends on the Preferred Stock accrue and are cumulative but payable only upon declaration by the Board of Directors. Dividends are paid pro rata across all series of Preferred Stock. The Company’s Board of Directors has not declared any dividends. Accrued dividends on Preferred Stock are payable in cash or shares of Class A common stock equal to the Original Issue Price of each share of Preferred Stock. Cumulative undeclared dividends equaled an average of $0.15 and $0.10 per share as of June 30, 2026 and December 31, 2025, respectively, on the issued and outstanding Preferred Stock.

ZINCFIVE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited; Dollars in Thousands, Unless Stated Otherwise)

Liquidation Preferences in a Deemed Liquidation Event other than a SPAC Transaction

In the event of any liquidation, dissolution or winding up of the Corporation other than in connection with a business combination with a blank check company formed for the purpose of effecting a merger or similar transaction with one or more businesses (a “SPAC Transaction”), the holders of shares of Series E then outstanding are entitled to be paid out of the assets of the Company available for distribution to its stockholders, before any payment may be made to the holders of any other class of Preferred Stock or to the holders of Class A common stock or Class B common stock, an amount per share equal to the greater of (i) 1.0 times the Original Issue Price of the shares, plus any dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of Series E been converted into Class A common stock.

After the payment in full of the Series E liquidation amounts required to be paid to the stockholders, the holders of shares of Series F, Series F-1 and Series F-2 then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders, before any payment may be made to the holders of Series F-3-A, Series F-3-B, Series F-3-C, Series F-3-D, Series F-3-W, Series D, Series C, Series B and Series A Preferred Stock or to the holders of Class A common stock or Class B common stock, an amount per share equal to the greater of (i) 2.0 times the Original Issue Price of the shares, plus any dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of Series F, Series F-1 and Series F-2 been converted into Class A common stock.

After the payment in full of the Series F, Series F-1 and Series F-2 liquidation amounts required to be paid to the stockholders, the holders of shares of Series F-3-A, Series F-3-B, Series F-3-C, Series F-3-D and Series F-3-W then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders, before any payment may be made to the holders of Series D, Series C, Series B and Series A Preferred Stock or to the holders of Class A common stock or Class B common stock, an amount per share equal to the greater of (i) 1.0 times the Original Issue Price of the shares, plus any dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of Series F, Series F-1 and Series F-2 been converted into Class A common stock.

After the payment in full of the Series F-3-A, Series F-3-B, Series F-3-C, Series F-3-D and Series F-3-W liquidation amounts required to be paid to the stockholders, the holders of shares of Series D and Series C then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders, before any payment may be made to the holders of Series B and Series A Preferred Stock or to the holders of Class A common stock or Class B common stock, an amount per share equal to the greater of (i) 1.0 times the Original Issue Price of the shares, plus any dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of Series C and Series D been converted into Class A common stock.

After the payment in full of all Series D and Series C liquidation amounts required to be paid to the stockholders, the holders of Series A and Series B then outstanding shall be entitled to be paid ratably out of the assets of the Company available for distribution to its stockholders, before any payment shall be made to holders of Class A common stock and Class B common stock, an amount per share equal to the greater of (i) 1.0 times the original issue price of the shares, plus any dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of Series A and Series B been converted into Class A common stock.

After the preferential distribution to the holders of Preferred Stock, the remaining assets of the Company will be distributed ratably to the holders of Series E, Series F, Series F-1, Series F-2, Series F-3-D, Series F-3-C, Series F-3-B, Series F-3-A, Series F-3-W, Series D and Series C Preferred Stock, shares of Class A common stock and shares of Class B common stock on a fully converted basis.

ZINCFIVE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited; Dollars in Thousands, Unless Stated Otherwise)

Liquidation Preferences in a Deemed Liquidation Event that is a SPAC Transaction

In the event of any liquidation, dissolution or winding up of the Corporation in connection with a SPAC Transaction, the holders of shares of Series E then outstanding are entitled to be paid out of the assets of the Company available for distribution to its stockholders, before any payment may be made to the holders of any other class of Preferred Stock or to the holders of Class A common stock or Class B common stock, an amount per share equal to the greater of (i) 1.0 times the Original Issue Price of the shares, plus any dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of Series E been converted into Class A common stock.

After the payment in full of the Series E liquidation amounts required to be paid to the stockholders, the holders of shares of Series F, Series F-1 and Series F-2 then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders, before any payment may be made to the holders of Series F-3-A, Series F-3-B, Series F-3-C, Series F-3-D, Series F-3-W, Series D, Series C, Series B or Series A Preferred Stock or to the holders of Class A common stock or Class B common stock an amount per share equal to the greater of (i) 1.5 times the Original Issue Price of the shares, plus any dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of Series F, Series F-1 and Series F-2 been converted into Class A common stock.

After the payment in full of the Series F, Series F-1 and Series F-2 liquidation amounts required to be paid to the stockholders, the holders of shares of Series F-3-A, Series F-3-B, Series F-3-C, Series F-3-D and Series F-3-W then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders, before any payment may be made to the holders of Series D, Series C, Series B or Series A Preferred Stock or to the holders of Class A common stock or Class B common stock an amount per share equal to the greater of (i) 1.0 times the Original Issue Price of the shares, plus any dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of Series F, Series F-1 and Series F-2 been converted into Class A common stock.

After the payment in full of the Series F-3-A, Series F-3-B, Series F-3-C, Series F-3-D and Series F-3-W liquidation amounts required to be paid to the stockholders, the holders of shares of Series F, Series F-1 and Series F-2 then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders, before any payment may be made to the holders of Series D, Series C, Series B or Series A Preferred Stock or to the holders of Class A common stock or Class B common stock an amount per share equal to the greater of (i) 0.5 times the Original Issue Price of the shares, plus any dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of Series F, Series F-1 and Series F-2 been converted into Class A common stock.

After the preferential distribution to the holders of Preferred Stock, the remaining assets of the Company will be distributed ratably to the holders of shares of Series D preferred stock, Series C preferred stock, Series B preferred stock, Series A preferred stock, Class A common stock and Class B common stock on a fully converted basis. In the event that the assets of the Company available for distribution are insufficient to provide the holders of Series D preferred stock, Series C preferred stock, Series B preferred stock, Series A preferred stock, Class A common stock and Class B common stock on a fully converted basis with at least 96% of such assets available for distribution then the assets distributable to the holders of Series F, Series F-1, Series F-2 and Series F-3 Preferred Stock shall be reduced accordingly.

Voting Rights

Holders of outstanding Preferred Stock shall be entitled to cast a number of votes equal to the number of whole shares of Class A common stock into which the shares of Preferred Stock could be converted as of the date of the vote.

ZINCFIVE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited; Dollars in Thousands, Unless Stated Otherwise)

Conversion Rights

Each share of Preferred Stock is convertible into Class A common stock either (1) voluntarily by the holder at any time, (2) upon the closing of a Qualified IPO under the Securities and Exchange Act of 1934 with proceeds to the Company of at least $30,000, (3) the closing of a Special Purpose Acquisition Company transaction, or (4) the occurrence of an event specified by vote or written consent of the outstanding holders of Preferred Stock. Each share of Preferred Stock will be convertible into that number of shares of common stock that is equal to the Preferred Stock issue price divided by the Preferred Stock conversion price. The initial conversion price for each series of preferred stock is equal to its original issuance price. The initial conversion price may be adjusted for certain defined events.

Series F Financing

In October through December 2025, the Company issued 20,721,410 shares of Series F preferred stock and 10,360,671 Series F Warrants, for gross proceeds of $27,959. In January 2026, the Company issued 767,918 shares of Series F preferred stock and 383,959 Series F Warrants for total proceeds of $1,036. The Company concluded that these warrants did not meet the criteria to be classified in equity, and are accounted for as liability-classified instruments.

The existing preferred stockholders that participated in the Series F financing at a specified level, including participation in the Notes (see Note 4), received 105,632,487 total shares of Series F-3-A, Series F-3-B, Series F-3-C, and Series F-3-D preferred stock in exchange for extinguishment of 87,591,841 total shares of Series A, Series B, Series C, and Series D preferred stock held by the preferred stockholders. The Company recognized a deemed contribution in additional paid-in capital of $78,912, equal to the difference between the net carrying amount of the Series A, Series B, Series C, and Series D preferred stock and the fair value of the Series F-3-A, Series F-3-B, Series F-3-C, and Series F-3-D preferred stock.

Note 7 Stock-Based Compensation

The Company maintains the 2003 equity incentive plan (“2003 Plan”) and 2015 equity incentive plan (“2015 Plan”) (collectively, the “Plans”) under which 607,744 and 42,459,048 shares are authorized and of which 67,056 and 2,707,482 shares are available for issuance as of June 30, 2026 under the 2003 Plan and 2015 Plan, respectively.

The following table summarizes stock option activity under the Plans:

		Weighted	Weighted
		Average	Average	Aggregate
		Exercise Price	Contractual	Intrinsic
	Options	per Share	Life	Value
Outstanding as of December 31, 2025	33,143,391	$0.42	$5.08	$1,178
Granted	4,105,491	0.25
Exercised	(1,020,864)	0.48
Forfeited	(70,428)	0.46
Expired	(189,302)	0.50
Outstanding as of June 30, 2026	35,968,288	$0.40	5.10	$—
Exercisable as of June 30, 2026	31,254,297	$0.42	4.43	$—

ZINCFIVE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited; Dollars in Thousands, Unless Stated Otherwise)

For the six months ended June 30, 2026, intrinsic value of options exercised was $1. As of June 30, 2026, there was unrecognized stock-based compensation cost of $1,486 that is expected to be recognized over a weighted average period of 3.37 years. The total stock-based compensation expense was as follows during the six months ended June 30:

	2026	2025
Cost of sales	$170	$215
Selling, general and administrative expenses	388	1,891
	$558	$2,106

The weighted-average grant date fair value of options granted during the six months ended June 30, 2026 was $0.20 per share.

In June 2025, the Company modified 25,793,054 stock options to extend the exercise period to be the earlier of the original expiration date of the award or five years after the last day of continuous service provided by the grantee, provided termination of service is not for cause. The Company recognized incremental stock-based compensation expense of $1,103 upon modification of the awards.

Note 8 Leases

The Company leases manufacturing, office facilities and equipment under non-cancelable operating leases. In general, the lease term is clearly stated in the lease agreement, but when the agreement includes renewal options, management has generally determined that the renewal option is not reasonably certain to be exercised, and therefore, the lease term does not include the renewal periods.

The components of lease cost were as follows for the six months ended June 30:

	2026	2025
Operating lease cost	$1,329	$1,328
Variable lease cost	313	222
Short-term lease cost	173	183
Total lease cost	$1,815	$1,733

Future minimum lease payments under non-cancelable operating leases as of June 30, 2026 are as follows:

Year	Amount
2026 (remaining six months)	$1,244
2027	2,105
2028	1,647
2029	1,254
2030	1,257
Thereafter	5,114
Total	12,621
Less imputed interest	(4,486)
Present value of minimum lease payments	8,135
Less current portion	(1,433)
Lease liabilities, net of current portion	$6,702

Cash paid for operating lease liabilities and included as a component of cash flows used by operating activities was $1,193 and $1,257 for the six months ended June 30, 2026 and 2025, respectively.

ZINCFIVE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited; Dollars in Thousands, Unless Stated Otherwise)

The weighted average remaining operating lease term, which is based on the operating lease liability balance of each lease, and the weighted average discount rate, which is based on the remaining balance of the lease payments of each lease, used to determine the operating lease liability were as follows as of:

	June 30, 2026	December 31, 2025
Weighted-average remaining lease term (years)	6.74	6.85
Weighted-average discount rate (percentages)	13.21%	12.59%

Note 9 Commitments and Contingencies

Litigation

At times, the Company is party to various claims and legal actions arising in the normal course of business. Although the ultimate outcome of these matters is not presently determinable, management believes that the resolution of all such pending matters will not have a material adverse effect on the Company’s business, results of operations, financial condition, or cash flows; however, there can be no assurance that the ultimate resolution of these matters will not have a material impact on the Company’s results of operations in any period.

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.

On December 12, 2024, Travelers Property Casualty Company of America and its insured, Chirisa Piscataway, Inc., sent a notice of potential claim to the Company relating to an alleged event that occurred on December 5, 2024 at a facility in Chester, Virginia. The notice alleges that the event may have involved products of the Company. Since the original event there have been additional occurrences that remain under investigation by the parties. Based on the information currently available, the Company cannot reasonably estimate the amount or range of potential loss, if any, because the matter is in a preliminary stage and significant uncertainties remain regarding the facts, causation, and any liability or damages.

On March 24, 2026, Factory Mutual Insurance Company, as subrogee of Sabey Corporation and certain affiliated entities (“Plaintiffs”), filed a lawsuit against the Company and another defendant (together with the Company, the “Defendants”) relating to an event that occurred on March 21, 2024, causing damage at a data center facility in Round Rock, Texas (the “Event”). The complaint alleges that the Event was caused by the acts, omissions, and products of the Defendants and seeks recovery of damages as set forth in the complaint. The other defendant has asserted a crossclaim against the Company for indemnity from claims by Plaintiffs related to ZincFive products the other defendant purchased and sold to Plaintiffs. The Company has reached an agreement in principle with Plaintiffs to settle and release all claims relating to or arising from the Event that (i) Plaintiffs have asserted or could assert against the Company (and all affiliated persons and entities), and (ii) Plaintiffs have asserted or could assert against any person or entity, including without limitation the other defendant, relating to or arising from any claim relating in any way to any products designed, manufactured, and/or supplied by the Company (or any affiliate of the Company), including any and all claims that could form the basis of the other defendant’s indemnity crossclaim. The foregoing settlement is subject to execution of a formal settlement agreement. The amount of the settlement payment would be within the Company’s insurance coverage.

On May 14, 2026, the Ross Operations and Contact Center (“Ross”) sent a demand to the Company relating to an alleged event that occurred on August 16, 2025, at a data center facility in Rock Hill, South Carolina. The letter alleges that the event was caused by the products of the Company and seeks recovery of the price paid for the products and alleged damages. The Company made an offer of $1,000 to Ross to settle the matter. An estimated liability equal to the settlement offer was recorded as a reduction to revenue in the accompanying consolidated statement of operations and comprehensive loss for the year ended December 31, 2025, as the matter related to performance under a contract with a customer. In August 2026, the Company reached an agreement with Ross to settle this matter for $1,300, payable on March 31, 2027, in exchange for a full and complete release of all claims. An additional liability of

ZINCFIVE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited; Dollars in Thousands, Unless Stated Otherwise)

$300, equal to the excess of final amount over the settlement offer, was recorded as well as a corresponding reduction to revenue in the accompanying condensed consolidated statements of operations and comprehensive loss for the six months ended June 30, 2026.

On July 24, 2026, Flexential Corp. (“Flexential”) sent a demand letter to the Company relating to alleged events that occurred to its data center facilities in Atlanta, Georgia in April and September 2025 and in Hillsboro, Oregon in May 2025. The letter alleges that the events were caused by the Company’s products and seeks recovery of alleged damages and amounts paid by Flexential’s insurer for damage to Flexential’s facilities. The Company disputes the asserted claims. Based on the information currently available, the Company cannot reasonably estimate the amount or range of potential loss, if any, because the matter is in a preliminary stage and significant uncertainties remain regarding the facts, causation, and any liability or damages.

Note 10 Income Taxes

Information on the Company’s income taxes for the periods reported is as follows:

	Six Months Ended June 30,
	2026	2025
Income tax expense from continuing operations	$103	$43
Loss from continuing operations before income taxes	(51,141)	(50,300)
Effective income tax rate	(0.20)%	(0.09)%

The Company’s effective tax rate for the six months ended June 30, 2026 and 2025 differs from the statutory rate due to a valuation allowance against deferred tax assets, offset by the impact of cash state and foreign taxes.

As of June 30, 2026, the Company is not currently under examination by tax authorities.

Note 11 Segment and Geographic Information

Operating segments are defined as components of an enterprise engaging in business activities for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker (“CODM”) in deciding how to allocate resources and assess performance. The Company’s CODM, which is its Chief Executive Officer, manages its operations on a condensed consolidated basis as one operating and reportable segment for the purpose of allocating resources and evaluating financial performance. The CODM reviews significant segment expenses based on functional line items as disclosed in the condensed consolidated statements of operations and comprehensive loss. The measure of segment profitability reviewed by the CODM is condensed consolidated net loss. The CODM does not review assets at a different level or category other than the amounts disclosed in the Company’s condensed consolidated balance sheets.

The Company’s CODM uses net loss as the key measure of segment profit and loss to allocate resources and assess performance. Significant expenses within net loss include research and development and selling, general and administrative, as well as other segment items, which are separately presented on the Company’s condensed consolidated statements of operations and comprehensive loss. The measure of segment assets is reported on the condensed consolidated balance sheets as total assets.

A summary of long-lived assets by geographic location is as follows:

	June 30, 2026	December 31, 2025
United States	$9,494	$9,207
China	5,929	6,433
Germany	97	109
Total	$15,520	$15,749

ZINCFIVE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited; Dollars in Thousands, Unless Stated Otherwise)

The following table disaggregates the Company’s revenue from contracts with customers by geography which is determined based on the customer location for the six months ended June 30:

	2026	2025
North America	$34,957	$31,921
Europe	3,912	2,695
Asia	15	299
Total	$38,884	$34,915

North America includes the United States of America and Canada. Revenues from the United States of America totaled $34,957 and $31,449 for the six months ended June 30, 2026 and 2025, respectively.

Note 12 Net Loss Per Share

The Company calculates net loss per share using the two-class method as it has issued shares of redeemable convertible preferred stock that meet the definition of participating securities in addition to Class A and Class B common stock. The rights including the liquidation and dividend rights and sharing of losses of the Class A and Class B common stock are identical, other than voting, transfer and conversion rights. As the liquidation and dividend rights and sharing of losses are identical, the undistributed earnings are allocated on a proportionate basis and the resulting net loss per share will, therefore, be the same for both Class A and Class B common stock on an individual or combined basis. Diluted net loss per share considers potentially dilutive common shares, including outstanding common stock options, shares of redeemable convertible preferred stock, and warrants. Potentially dilutive common shares are not assumed to have been issued if their effect is anti-dilutive.

The following table sets forth the reconciliation of basic and diluted loss per share for the six months ended June 30:

	2026	2025
Numerator
Net loss	$(51,244)	$(50,343)
Preferred Stock dividends	(18,268)	(5,246)
Deemed contribution from extinguishment of Preferred Stock	3	—

Net loss attributable to common stockholders	(69,509)	(55,589)
Deemed contribution allocated to extinguished Series B and Series C preferred stock	(3)	—
Net loss attributable to common, Series B and Series C preferred stockholders for diluted EPS	$(69,512)	$(55,589)

Denominator
Weighted-average shares of common stock outstanding	53,411,612	51,769,237
Effect of dilutive convertible Series B and Series C Preferred Stock extinguished	120	—
Weighted-average shares attributable to common, Series B and Series D preferred stockholders for diluted EPS	54,411,732	51,769,237

Basic loss per share	$(1.30)	$(1.07)
Diluted loss per share	$(1.30)	$(1.07)

Weighted-average shares of common stock outstanding includes 7,972,278 and 7,478,275 warrants to purchase Class A common stock for the six months ended June 30, 2026 and 2025, respectively, with an exercise price of $0.01 as the underlying shares are issuable for little or no cash consideration and all necessary conditions for issuance were met when the warrants were issued. As the Company has reported a net loss for the periods presented, all potentially dilutive shares below are excluded as they have an anti-dilutive impact.

ZINCFIVE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited; Dollars in Thousands, Unless Stated Otherwise)

The Company had the following potentially dilutive shares outstanding as of June 30:

	2026	2025
Stock options outstanding	35,968,288	35,000,026
Class A common stock warrants	442,580	22,240,501
Series B preferred stock warrants	—	19,139,603
Series F preferred stock warrants	20,264,449	—
Series F-3-W preferred stock warrants	6	—
Series A	139,931	2,866,232
Series B	16,004,513	32,392,685
Series C	19,553,606	43,520,000
Series D	4,359,800	48,870,774
Series E	254,280,387	254,280,387
Series F	63,589,989	—
Series F-1	277,235	—
Series F-2	40,131,769	—
Series F-3-A	2,923,735	—
Series F-3-B	23,938,582	—
Series F-3-C	29,061,388	—
Series F-3-D	49,708,782	—
Series F-3-W	22,699,991	—
Contingently issuable Series F preferred stock warrants	9,947,713	—
Total potentially dilutive	593,292,744	458,310,208

Potentially dilutive items include the Company’s commitment to issue Series F Warrants to Bridge Note investors, contingent upon the Company authorizing an increase in its authorized Series F preferred stock which did not occur as of June 30, 2026.

Note 13 Related Parties

Helios ZincFive Partners VII, LLC, with its affiliates (“Helios”), is a related party that holds more than 10% of the outstanding equity of the Company and has board representation. OGCI Climate Investment Holdings LLP (“OGCI”), is a related party as it has the ability to designate a Series F preferred director and participates with Helios in the designation of certain mutual directors. During 2025, Helios and OGCI participated in multiple financing transactions, including the purchase of convertible notes, receipt of Series F preferred stock and warrants upon conversion of those notes, and the Series F financing and related preferred stock restructuring.

Of the $26,455 in 2025 Convertible Notes issued in June 2025 (see Note 4), 2025 Convertible Notes with a principal amount of $16,250 were issued to Helios and $5,000 were issued to OGCI.

In 2025, the Company paid legal fees totaling $235 on behalf of OGCI which were recorded as Series F preferred stock equity issuance costs, and issued 1,183,515 shares of Series D preferred stock for total proceeds of $2,500 to OGCI.

In May 2026, a Tranche 1 Bridge Note with a principal amount of $2,295 was issued to Helios (see Note 4).

The Company entered into a consulting arrangement with one of its co-founders, who currently serves as a board member. Pursuant to the arrangement, the Company incurred consulting fees of $395 during the six months ended June 30, 2026. As of June 30, 2026 and December 31, 2025, $121 and $56, respectively, remained payable under the arrangement and was included in accounts payable in the accompanying condensed consolidated balance sheets. In April 2026, Tranche 1 Bridge Note with principal of $250 and in June 2026 Tranche 2 Bridge Note with principal of $44 was issued to this co-founder and, in June 2026, $56 of February 2026 Convertible Note principal was assigned this co-founder (see Note 4).

ZINCFIVE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited; Dollars in Thousands, Unless Stated Otherwise)

In May 2026, Helios net-share exercised 24,892,875 Series F Warrants such that 92,247 shares of Series F preferred stock were surrendered to satisfy the exercise price.

Note 14 Subsequent Events

In July and August 2026, the Company collected $3,300 of tariff refunds for which a liability was recorded equal to the amount of refunds collected.

In July and August 2026, additional Tranche 2 Bridge Notes were issued to investors resulting in cash proceeds of $13,360.

In August 2026, stockholders approved an amendment and restatement of the Ninth Articles that, among other things, authorized an increase of 11,276,700 shares in Series F preferred stock, for a total of 96,514,735 authorized shares. Upon approval of the increase in authorized shares, 11,276,700 Series F Warrants were issued to Bridge Note holders to satisfy the Company’s contingent obligations to issue the warrants under the terms of the notes (see Note 4).

ANNEX A

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

by and among

SPARK I ACQUISITION CORPORATION,

SPARK I ACQUISITION CORPORATION SUB I INC.,

SPARK I ACQUISITION CORPORATION SUB II LLC,

and

ZINCFIVE, INC.

dated as of

June 11, 2026

EXHIBITS

Exhibit A	—	Form of SPAC Charter Upon Domestication
Exhibit B	—	Form of SPAC Bylaws Upon Domestication
Exhibit C	—	Form of Sponsor Agreement
Exhibit D	—	Form of Company Voting and Support Agreement
Exhibit E	—	Form of A&R Registration Rights Agreement
Exhibit F	—	Form of First Certificate of Merger
Exhibit G	—	Form of Second Certificate of Merger
Exhibit H	—	Form of A&R Certificate of Incorporation of the Surviving Corporation
Exhibit I	—	Form of A&R LLC Agreement of the Surviving Entity
Exhibit J	—	Form of Company Stockholder Written Consent

SCHEDULES

Schedule 7.05(a)	—	Financial Statements

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is made and entered into as of June 11, 2026, by and among Spark I Acquisition Corporation, a Cayman Islands exempted company (which shall transfer by way of continuation to and domestication as a Delaware corporation prior to the Closing) (“SPAC”), Spark I Acquisition Corporation Sub I Inc., a Delaware corporation and direct, wholly-owned Subsidiary of SPAC (“Merger Sub I”), Spark I Acquisition Corporation Sub II LLC, a Delaware limited liability company and direct, wholly-owned Subsidiary of SPAC (“Merger Sub II” and together with Merger Sub I, “Merger Subs”), and ZincFive, Inc., a Delaware corporation (the “Company”). SPAC, Merger Subs and the Company are collectively referred to herein as the “Parties” and individually as a “Party.” Capitalized terms used and not otherwise defined herein have the meanings set forth in Section 1.01.

RECITALS

WHEREAS, SPAC is a blank check company incorporated as a Cayman Islands exempted company and formed to acquire one or more operating businesses through a Business Combination;

WHEREAS, subject to the satisfaction or waiver of the conditions of this Agreement (other than those conditions that by their terms or nature are to be satisfied at the Closing, but subject to such conditions being capable of being satisfied at the Closing), prior to the Closing, SPAC shall transfer by way of continuation to and domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended (the “DGCL”), and Part XII of the Cayman Companies Act (the “Domestication”). The Domestication will take place at least one day prior to the Closing;

WHEREAS, the holders of the SPAC Class B Ordinary Shares shall cause to be converted, immediately prior to the Domestication, each then issued and outstanding SPAC Class B Ordinary Share, on a one-for-one basis, into a SPAC Class A Ordinary Share (the “Sponsor Share Conversion”). In connection with the Domestication: (a) each then issued and outstanding SPAC Class A Ordinary Share shall convert automatically, on a one-for-one basis, into a share of SPAC Common Stock; (b) each then issued and outstanding warrant to acquire SPAC Class A Ordinary Shares (each a “Cayman SPAC Warrant”) shall convert automatically into a warrant to acquire a corresponding number of shares of the SPAC Common Stock, on a one-for-one basis (“Domesticated SPAC Warrant”), pursuant to the Warrant Agreement; and (c) each then issued and outstanding unit of SPAC (the “Cayman SPAC Units”) shall be cancelled and will thereafter entitle the holder of such unit to one share of SPAC Common Stock and one-half of one Domesticated SPAC Warrant;

WHEREAS, substantially concurrently with, and in order to effectuate, the Domestication, and subject to the satisfaction or waiver of the conditions of this Agreement (other than those conditions that by their terms or nature are to be satisfied at the Closing, but subject to such conditions being capable of being satisfied at the Closing), SPAC will: (a) file a certificate of corporate domestication and arrange for the filing of a certificate of incorporation with the Secretary of State of the State of Delaware in substantially the form attached as Exhibit A (the “SPAC Charter Upon Domestication”); and (b) arrange for the adoption of bylaws in substantially the form attached as Exhibit B (the “SPAC Bylaws Upon Domestication”). SPAC and the Company may agree upon changes to the forms attached as Exhibits A and B following the date hereof, provided those changes are reflected in a written instrument signed by each of SPAC and the Company;

WHEREAS, on the terms and subject to the conditions of this Agreement and in accordance with the DGCL, the Delaware Limited Liability Company Act (the “DLLCA”) and other applicable Laws, the Parties intend to enter into a business combination transaction pursuant to which (a) Merger Sub I will merge with and into the Company, with the Company continuing as the surviving corporation (the “Surviving Corporation”) in such merger (the “First Merger”) and (b) immediately following the First Merger, the Surviving Corporation will merge with and into Merger Sub II, with Merger Sub II continuing as the surviving entity (the “Surviving Entity”) in such merger (the “Second Merger” and, together with the First Merger, the “Mergers”);

WHEREAS, for U.S. federal (and, as applicable, state and local) income tax purposes, each of the Parties intends that (i) the Domestication will qualify as a “reorganization” described in Section 368(a)(1)(F) of the Code and the Treasury Regulations promulgated under Section 368 of the Code; (ii) the Sponsor Share Conversion will qualify as a “reorganization” described in Section 368(a)(1)(E) of the Code and the Treasury Regulations promulgated under Section 368 of the Code; (iii) the Mergers, taken together as integrated steps of a single transaction for U.S. federal income tax purposes, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder; and (iv) this Agreement shall constitute a “plan of reorganization” for the purposes of Section 368 of the Code and Treasury Regulations Section 1.368-2(g);

WHEREAS, the Company Board has unanimously (i) determined that the Mergers are fair to, and in the best interests of the Company and the Holders, (ii) approved and adopted this Agreement and declared it advisable and approved the Transactions (including the Mergers), and (iii) recommended that the Holders approve and adopt this Agreement and approve the Transactions (including the Mergers) and directed that this Agreement and the Transactions (including the Mergers) be submitted for consideration by the Holders (the “Company Board Recommendation”);

WHEREAS, the board of directors of SPAC has unanimously (i) determined that it is in the best interests of SPAC and the shareholders of SPAC, and declared it advisable, to enter into this Agreement providing for the Domestication and the Mergers in accordance with the DGCL, the DLLCA, and the Cayman Companies Act, (ii) approved this Agreement and the Transactions, including the Domestication and the Mergers in accordance with the DGCL, the DLLCA, and the Cayman Companies Act on the terms and subject to the conditions of this Agreement, and (iii) adopted a resolution recommending the SPAC Stockholder Matters be approved and adopted by the shareholders of SPAC (the “SPAC Board Recommendation”);

WHEREAS, concurrently with the execution and delivery of this Agreement, Sponsor and SPAC have entered into the Sponsor Agreement, a copy of which is attached as Exhibit C hereto, providing that, among other things, (i) certain Founder Shares held by the Sponsor at the Closing will be subject to certain vesting and forfeiture provisions as set forth in the Sponsor Agreement and (ii) the Sponsor will not transfer its Founder Shares or its Cayman SPAC Units for a period (the “Founder Share Lock-up Period”) ending on the earlier of (A) the first anniversary of the Closing Date, and (B) the date upon which the VWAP of SPAC Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any twenty (20) Trading Days within any thirty (30) Trading Day period commencing any time that is one hundred fifty (150) days after the Closing Date;

WHEREAS, concurrently with the execution and delivery of this Agreement, certain Holders holding shares of Company Stock sufficient to constitute the Company Stockholder Approval have entered into one or more Voting and Support Agreements substantially in the form of Exhibit D attached hereto (each, a “Company Voting and Support Agreement”) with SPAC pursuant to which, inter alia, such Holders have agreed to vote their respective shares of Company Stock in favor of this Agreement, the Mergers and the Transactions;

WHEREAS, concurrently with the Closing, SPAC, Sponsor, and certain Holders shall enter into an Amended and Restated Registration Rights Agreement (the “A&R Registration Rights Agreement”) substantially in the form attached hereto as Exhibit E, pursuant to which, effective as of the Closing, among other things, certain Holders shall agree, subject to certain exceptions, to not transfer the Merger Consideration received by them in connection with the Mergers for certain specified periods of time following the Closing Date; and

WHEREAS, the Company entered into that certain Note Purchase Agreement (as amended or supplemented, the “Note Purchase Agreement”), dated as of April 23, 2026, by and among the Company and the parties listed on the Schedule of Investors attached thereto (the “Bridge Investors”), pursuant to which the Company may issue secured promissory notes (collectively, the “Bridge Notes”) and Company Warrants to the Bridge Investors (the “Bridge Financing”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound, the Parties hereby agree as follows:

Article 1

CERTAIN DEFINITIONS

Section 1.01.Definitions. For purposes of this Agreement, the following capitalized terms have the following meanings:

“2003 Plan” means the ZincFive, Inc. 2003 Equity Incentive Plan, as amended from time to time.

“2015 Plan” means the ZincFive, Inc. 2015 Equity Incentive Plan, as amended from time to time.

“A&R Registration Rights Agreement” has the meaning specified in the Recitals.

“Acquisition Transaction” has the meaning specified in Section 9.04(a).

“Action” means any claim, demand, action, suit, assessment, settlement, audit, arbitration, mediation, or legal, judicial or administrative proceeding (whether at Law or in equity) by or before a Governmental Authority.

“Additional SEC Reports” has the meaning specified in Section 8.07.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. The term “control” means the ownership of a majority of the voting securities of the applicable Person or the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the applicable Person, whether through ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto; provided, that, in no event shall the Company or any of the Company’s Subsidiaries be considered an Affiliate of any portfolio company (other than the Company and its Subsidiaries) of any investment fund affiliated with any direct or indirect equityholder of the Company nor shall any portfolio company (other than the Company and its Subsidiaries) of any investment fund affiliated with any direct or indirect equityholder of the Company be considered to be an Affiliate of the Company or any of the Company’s Subsidiaries.

“Aggregate Bridge Note Outstanding Amount” means the aggregate outstanding principal amounts of the Bridge Notes plus any unpaid accrued interest on the Bridge Notes.

“Aggregate Series F Preference Amount” means the aggregated Series F Preferred Liquidation Amounts (as defined in the Company Certificate of Incorporation) in respect of all shares of Company Series F Stock.

“Agreement” has the meaning specified in the preamble hereto.

“AI Inputs” has the meaning specified in Section 5.19(f)(i).

“Antitrust Laws” means any supranational, national, federal, state, county, local or foreign antitrust, competition or trade regulation Laws that are designed or intended to prohibit, restrict, investigate or regulate actions having the purpose or effect of monopolization, attempted monopolization, abuse of dominance or restraint of trade or lessening competition through merger or acquisition.

“Appraisal Rights Deadline” has the meaning specified in Section 9.02(g).

“Audited Financial Statements” has the meaning specified in Section 5.08(a).

“Available Closing SPAC Cash” means an amount equal to (i) all amounts in the Trust Account (after reduction for the aggregate amount of payments required to be made in connection with the SPAC Stockholder Redemption but before (A) payment of any SPAC Transaction Expenses or Company Transaction Expenses and (B) repayment of Sponsor loans, if any), plus (ii) the net proceeds of any incremental financing raised by SPAC or the Company in connection with the transactions contemplated by this Agreement, including for the avoidance of doubt, any amounts raised or funded in connection with a PIPE Investment in accordance with the terms and conditions of the PIPE Subscription Agreements. For the avoidance of doubt, such amount shall exclude any cash and cash equivalents on the balance sheet or otherwise in the bank accounts of the Company.

“Bridge Financing” has the meaning specified in the Recitals.

“Bridge Notes” has the meaning specified in the Recitals.

“Business Combination” has the meaning ascribed to such term in the Existing SPAC Governing Document.

“Business Combination Proposal” has the meaning set forth in Section 9.04(b).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Business Software” means all material Software owned or purported to be owned by the Company or any of its Subsidiaries.

“Capitalization Date” has the meaning specified in Section 5.06(a).

“Cayman Companies Act” means the Companies Act (As Revised) of the Cayman Islands.

“Cayman SPAC Units” has the meaning specified in the Recitals.

“Cayman SPAC Warrant” has the meaning specified in the Recitals.

“Closing” has the meaning specified in Section 4.01.

“Closing Date” has the meaning specified in Section 4.01.

“Code” means the Internal Revenue Code of 1986.

“Company” has the meaning specified in the preamble hereto.

“Company AI” has the meaning specified in Section 5.19(f)(i).

“Company Benefit Plan” has the meaning specified in Section 5.13(a).

“Company Board” means the Board of Directors of the Company.

“Company Board Recommendation” has the meaning specified in the Recitals.

“Company Certificate of Incorporation” means the Ninth Amended and Restated Certificate of Incorporation of the Company, filed with the Secretary of State of the State of Delaware on October 14, 2025, as amended by that certain Certificate of Amendment to Ninth Amended and Restated Certificate of Incorporation of the Company, filed with the Secretary of State of the State of Delaware on December 29, 2025, and as amended or modified from time to time.

“Company Closing Statement” has the meaning specified in Section 4.03.

“Company Class A Common Stock” means the Class A common stock, par value $0.001 per share, of the Company.

“Company Class B Common Stock” means the Class B common stock, par value $0.001 per share, of the Company.

“Company Common Stock” means the Company Class A Common Stock and Company Class B Common Stock.

“Company Convertible Securities” means (a) any Simple Agreement for Future Equity issued by the Company and (b) any convertible promissory notes or other convertible debt that is convertible into or exchangeable for capital stock of the Company.

“Company Cure Period” has the meaning specified in Section 11.01(b).

“Company Disclosure Letter” has the meaning specified in ARTICLE 5.

“Company Employee” means as of the date of determination, an employee of the Company or any of its Subsidiaries as of such date.

“Company Equity Awards” means, collectively, the Company Options and the Company Restricted Stock Units.

“Company Equity Plans” means the 2003 Plan and the 2015 Plan.

“Company Employee List” means the letter provided by the Company to SPAC simultaneously with the execution and delivery of this Agreement, which letter contains a true and complete list of each Company Employee as of the date of this Agreement, on a no-name basis if required by applicable Law, together with each such Company Employee’s title or position, work location, full-time or part-time status, current rate of hourly wage or salary, and current annual target cash bonus opportunity, in each case as of the date of this Agreement and as applicable.

“Company Intellectual Property” means the Owned Intellectual Property and Licensed Intellectual Property.

“Company Note Holder” has the meaning set forth in Section 5.25.

“Company Options” means all issued and outstanding options to purchase or otherwise acquire Company Common Stock (whether or not vested) held by any Person granted under the Company Equity Plans.

“Company Preferred Stock” means the Company Series A Preferred Stock, Company Series B Preferred Stock, Company Series C Preferred Stock, Company Series D Preferred Stock, Company Series E Preferred Stock, Company Series F Preferred Stock, Company Series F-1 Preferred Stock, Company Series F-2 Preferred Stock, Company Series F-3-A Preferred Stock, Company Series F-3-B Preferred Stock, Company Series F-3-C Preferred Stock, Company Series F-3-D Preferred Stock and Company Series F-3-W Preferred Stock.

“Company Representations” means the representations and warranties of the Company expressly and specifically set forth in ARTICLE 5 of this Agreement, as qualified by the Company Disclosure Letter. For the avoidance of doubt, the Company Representations are solely made by the Company.

“Company Restricted Stock Units” means all issued and outstanding restricted stock units in respect of Company Common Stock (whether or not vested) held by any Person granted under the Company Equity Plans.

“Company Series A Preferred Stock” means the Series A preferred stock, par value $0.001 per share, of the Company.

“Company Series B Preferred Stock” means the Series B preferred stock, par value $0.001 per share, of the Company.

“Company Series C Preferred Stock” means the Series C preferred stock, par value $0.001 per share, of the Company.

“Company Series D Preferred Stock” means the Series D preferred stock, par value $0.001 per share, of the Company.

“Company Series E Preferred Stock” means the Series E preferred stock, par value $0.001 per share, of the Company.

“Company Series F Preferred Stock” means the Series F preferred stock, par value $0.001 per share, of the Company.

“Company Series F Stock” means the Company Series F Preferred Stock, Company Series F-1 Preferred Stock, Company Series F-2 Preferred Stock, Company Series F-3-A Preferred Stock, Company Series F-3-B Preferred Stock, Company Series F-3-C Preferred Stock, Company Series F-3-D Preferred Stock and Company Series F-3-W Preferred Stock.

“Company Series F-1 Preferred Stock” means the Series F-1 preferred stock, par value $0.001 per share, of the Company.

“Company Series F-2 Preferred Stock” means the Series F-2 preferred stock, par value $0.001 per share, of the Company.

“Company Series F-3-A Preferred Stock” means the Series F-3-A preferred stock, par value $0.001 per share, of the Company.

“Company Series F-3-B Preferred Stock” means the Series F-3-B preferred stock, par value $0.001 per share, of the Company.

“Company Series F-3-C Preferred Stock” means the Series F-3-C preferred stock, par value $0.001 per share, of the Company.

“Company Series F-3-D Preferred Stock” means the Series F-3-D preferred stock, par value $0.001 per share, of the Company.

“Company Series F-3-W Preferred Stock” means the Series F-3-W preferred stock, par value $0.001 per share, of the Company.

“Company Service Provider” means each individual who is a current or former director, officer, employee, independent contractor or other service provider of the Company or any of its Subsidiaries, including any Company Employee.

“Company Specified Representations” has the meaning specified in Section 10.02(a)(i).

“Company Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Stockholder Agreements” means (i) the Company Certificate of Incorporation; (ii) the Amended and Restated Voting Agreement, dated as of October 16, 2025 by and among the Company and certain Holders; (iii) the Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of October 16, 2025 by and among the Company and certain Holders; and (iv) the Amended and Restated Investors’ Rights Agreement, dated as of October 16, 2025 by and among the Company and certain Holders.

“Company Stockholder Approval” means the adoption of this Agreement by the vote or consent of (i) the holders of a majority of the voting power of the outstanding capital stock of the Company (voting together as a single class, and, with respect to the Company Preferred Stock, on an as-converted to Company Common Stock basis), (ii) the holders of a majority of the voting power of the outstanding Company Series F Stock (voting together as a single class on an as-converted to Company Common Stock basis) and (iii) the holders of a majority of the voting power of the outstanding Company Series E Preferred Stock (voting together as a single class on an as-converted to Company Common Stock basis).

“Company Subsidiary Securities” has the meaning specified in Section 5.07.

“Company Total Common Shares” means the sum of (i) the aggregate number of issued and outstanding shares of Company Common Stock as of immediately prior to the First Effective Time after giving effect to the Conversions set forth under Section 3.02 and the exercise of any Company Warrants in accordance with Section 3.05, (ii) the aggregate number of shares of Company Common Stock issuable upon the exercise of all outstanding Company Options (vested and unvested) as of immediately prior to the First Effective Time, and (iii) the aggregate number of shares of Company Common Stock issuable in respect of all outstanding Company Restricted Stock Units (vested and unvested) as of immediately prior to the First Effective Time.

“Company Transaction Expenses” means all accrued fees, costs and expenses of the Company and its Subsidiaries incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements, the performance and compliance with all Transaction Agreements and conditions contained herein to be performed or complied with at or before Closing, and the consummation of the Transactions, including the fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of the Company and its Subsidiaries, to the extent unpaid prior to the Closing; provided that, any engagement letters the Company intends to enter into with any (i) financial advisors or (ii) capital markets advisors will, in each case, require the prior written consent of SPAC.

“Company Voting and Support Agreement” has the meaning specified in the Recitals.

“Company Warrants” means all issued and outstanding warrants to acquire shares of Company Common Stock or Company Preferred Stock, as applicable.

“Confidentiality Agreement” has the meaning specified in Section 12.09.

“Contracts” means any written legally binding contracts, agreements, subcontracts, leases and purchase orders and all material written amendments, modifications and written supplements thereto.

“Conversions” has the meaning specified in Section 3.02.

“Cooley” has the meaning specified in Section 12.17(b).

“D&O Tail” has the meaning specified in Section 8.02(b).

“Data Security Program” means Executive Order 14117 and rules issued thereunder, including 28 C.F.R. Part 202, as amended from time to time.

“DGCL” has the meaning specified in the Recitals.

“Dissenting Shares” has the meaning specified in Section 3.07.

“Dissenting Stockholders” has the meaning specified in Section 3.07.

“DLLCA” has the meaning specified in the Recitals.

“Domesticated SPAC Warrant” has the meaning specified in the Recitals.

“Domestication” has the meaning specified in the Recitals.

“DPA” has the meaning specified in Section 6.19.

“Employee Stock Purchase Plan” has the meaning specified in Section 8.11.

“Enforceability Exceptions” has the meaning specified in Section 5.03.

“Environmental Laws” means any and all applicable Laws relating to pollution or protection of the environment (including natural resources) or human health and safety (with respect to exposure to Hazardous Materials), or the use, storage, emission, disposal or release of Hazardous Materials, each as in effect as of the date of this Agreement.

“Equity Incentive Plan” has the meaning specified in Section 8.11.

“Equity Plans” has the meaning specified in Section 8.11.

“Equity Value” means $600,000,000.

“ERISA” has the meaning specified in Section 5.13(a).

“ERISA Affiliate” means each entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the Company and its Subsidiaries, or that is, or was at the relevant time, a member of the same “controlled group” as the Company and its Subsidiaries pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” has the meaning specified in Section 3.08(a).

“Exchange Pool” has the meaning specified in Section 3.08(a).

“Exchange Ratio” means the quotient obtained by dividing (i) the Per Common Share Equity Value by (ii) SPAC Share Price.

“Exchanged Option” has the meaning specified in Section 3.04(b).

“Exchanged Restricted Stock Unit” has the meaning specified in Section 3.04(c).

“Excluded Share” has the meaning specified in Section 3.03(c).

“Existing SPAC Governing Document” means the Amended and Restated Memorandum and Articles of Association of SPAC, as adopted by special resolution on October 4, 2023 and as in effect on the date hereof.

“Export Administration Regulations” means 15 C.F.R. §§ 730-774, as implemented or revised from time to time.

“Export-Import Laws” means all applicable Laws and regulations relating to export, reexport, transfer, and import controls, including the U.S. Export Controls Act of 2018 (22 U.S.C. 2751 et seq.), the Export Administration Regulations, the International Traffic in Arms Regulations (22 CFR §§ 120-130), the customs and import Laws administered by U.S. Customs and Border Protection, the UK export control Laws and regulations and the EU military and dual-use export control regulations and additional export and import restrictions imposed by EU Member States, and any export, import and customs Laws of other jurisdictions in which the Company or its Subsidiaries have conducted and/or currently conduct business.

“Financial Statements” has the meaning specified in Section 5.08(a).

“First Certificate of Merger” has the meaning specified in Section 2.02(a).

“First Effective Time” has the meaning specified in Section 2.02(a).

“First Merger” has the meaning specified in the Recitals.

“Foreign Benefit Plan” has the meaning specified in Section 5.13(j).

“Founder Shares” means the 6,422,078 shares of SPAC Class B Ordinary Shares that were issued to Sponsor prior to SPAC’s initial public offering and which are described as “founder shares” in the SPAC Final Prospectus.

“Fraud” means any actual or intentional fraud, with elements of scienter and reliance, under the Laws of the State of Delaware in the making of any of the representations and warranties in this Agreement.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Generative AI Tools” has the meaning specified in Section 5.19(f)(iii).

“Government Closure” has the meaning specified in Section 7.03(a).

“Government Official” means any officer or employee of a Governmental Authority or member of a royal family or any department, agency, or instrumentality thereof, including any political subdivision thereof or any corporation or other Person owned or controlled in whole or in part by any Governmental Authority or any sovereign wealth fund, or of a public international organization, or any Person acting in an official capacity for or on behalf of any such government or department, agency, or instrumentality, or for or on behalf of any such public international organization, or any political party, party official, or candidate thereof.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Grant Date” has the meaning specified in Section 5.13(e).

“Hazardous Material” has the meaning specified in Section 5.24(c).

“Holders” means all Persons who hold one or more shares of Company Stock as of immediately prior to the First Effective Time.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“ICE” has the meaning specified in Section 5.14(g).

“Indebtedness” means, with respect to any Person as of any time, without duplication, (i) all indebtedness for borrowed money of such Person or indebtedness issued by such Person in substitution or exchange for borrowed money, (ii) indebtedness evidenced by any note, bond, debenture or other debt security, in each case, as of such time of such Person, (iii) obligations of such Person for the deferred purchase price of property or other services (other than trade payables or accruals incurred in the ordinary course of business), (iv) all obligations as lessee that are required to be capitalized in accordance with GAAP (other than real estate leases and any other leases that are only required to be capitalized upon adoption of ASC 842), (v) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, to the extent drawn or claimed against, (vi) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, (vii) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person, and (viii) all obligations of the type referred to in clauses (i) - (vii) of this definition of any other Person, the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations. Notwithstanding anything to the contrary contained herein, “Indebtedness” of any Person shall not include any item that would otherwise constitute “Indebtedness” of such Person that is an obligation between such Person and any wholly-owned Subsidiary of such Person or between any two or more wholly-owned Subsidiaries of such Person.

“Indemnified Person” has the meaning specified in Section 8.02(a).

“Indemnitee Affiliates” has the meaning specified in Section 8.02(c).

“Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Regulatory Consent Authority relating to the Transactions or by any third party challenging the Transactions, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by any Regulatory Consent Authority or any subpoena, interrogatory or deposition.

“Intellectual Property” means all intellectual property rights (including with respect to Technology) created, arising, or protected under applicable Law (or any other similar statutory provision or common law doctrine in the United States or anywhere else in the world), whether registered, unregistered or registrable, including all: (i) patents, patent applications and such rights in inventions (whether or not patentable and whether or not reduced to practice), (ii) trademarks, service marks, trade names, trade dress, logos, slogans and other indicia of commercial source or origin and general intangibles of a like nature, and all goodwill associated with any of the foregoing (collectively, “Trademarks”), (iii) copyrights, mask works and such rights in copyrightable works and works of authorship, and moral rights and technical database and design rights, and rights in data collections, (iv) internet domain names and social media accounts, (v) trade secrets and such rights in confidential information, proprietary information and other non-public information, including inventions, invention disclosures, inventor’s notes, designs, plans, specifications, unpatented blueprints, drawings, discoveries and improvements, know-how, manufacturing and production processes and techniques, research and development information, market know-how, customer lists, and proprietary data (collectively, “Trade Secrets”), (vi) any of the foregoing rights in Software and Technology, (vii) industrial property rights, and (viii) all issuances, registrations and applications to register (including any reissuances, divisionals, continuations, continuations-in-part, revisions, renewals, extensions, and re-examinations thereof and rights to claim priority to) any of the foregoing (i) – (vii).

“Intended Tax Treatment” has the meaning specified in Section 9.05(b).

“Interim Period” has the meaning specified in Section 7.01.

“IRS” means the Internal Revenue Service.

“IT Systems” means all computer systems, servers, networks, websites, firmware, computer hardware and equipment used to process, store, maintain and operate data, information and functions that are owned, controlled, licensed, or leased by a Person, whether or not hosted on third-party infrastructure, including any Software, hardware, data Processing or management systems, record keeping, communication, telecommunication, computerized, automated or other similar systems, platforms and networks, and documentation relating to any of the foregoing.

“JOBS Act” has the meaning specified in Section 8.12.

“Labor Contract” has the meaning specified in Section 5.12(a)(ix).

“Labor Union” has the meaning specified in Section 5.12(a)(ix).

“Law” means any applicable statute, law (including principle of common law and law of equity), ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased by the Company or its Subsidiaries.

“Leases” has the meaning specified in Section 5.18(c).

“Letter of Transmittal” has the meaning specified in Section 3.08(b).

“Licensed Intellectual Property” has the meaning specified in Section 5.19(a).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, easement, license, option, right of first refusal, security interest or other lien of any kind.

“Malware” has the meaning specified in Section 5.19(d).

“Material Adverse Effect” means, with respect to the Company, any change, event, effect or occurrence that individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (i) the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole or (ii) the ability of the Company to consummate the Mergers in accordance with the terms of this Agreement; provided, however, that, in the case of (i), in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” on the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole: (a) any change in applicable Laws or GAAP or any interpretation thereof, (b) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, (c) the announcement or the execution of this Agreement, the pendency or consummation of the Mergers or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees (provided that the exceptions in this clause (c) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 5.04 and, to the extent related thereto, the condition in Section 10.02(a)), (d) any change generally affecting any of the industries or markets in which the Company or its Subsidiaries operate or the economy as a whole, including inflation, supply chain disruptions, (e) the compliance with the terms of this Agreement or the taking of any action required or contemplated by this Agreement or with the prior written consent of SPAC (provided that the exceptions in this clause (e) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 5.04 and, to the extent related thereto, the condition in Section 10.02(a)), (f) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of God or other force majeure event, or acts of terrorism, cyberterrorism, any acts or threats of war (whether or not declared), imposition of tariffs or trade wars, civil unrest, civil disobedience, sabotage, cybercrime, government shutdowns, national or international calamity, military action, outbreak of hostilities, declaration of a national emergency or any other similar event, or any change, escalation or worsening thereof after the date hereof, (g) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, the Company operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, (h) any failure of the Company and its Subsidiaries, taken as a whole, to meet any projections, predictions, forecasts or budgets; provided, that clause (h) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections, predictions or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a

Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect), or (i) any epidemic, pandemic or disease outbreak or any Law, directive, pronouncement or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, changes to business operations, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak or any change in such Law, directive, pronouncement or guideline or interpretation thereof following the date of this Agreement or the Company’s or any of its Subsidiaries’ compliance therewith; provided that, in the case of clauses (a), (b), (d), (f) and (g) such changes may be taken into account to the extent (but only to the extent) that such changes have had a disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other companies operating in the industries in which the Company and its Subsidiaries operate.

“Material Contracts” has the meaning specified in Section 5.12(a).

“Merger Consideration” means the number of shares of SPAC Common Stock issuable to holders of Company Stock in the Mergers pursuant to ARTICLE 3.

“Merger Sub I” has the meaning specified in the preamble hereto.

“Merger Sub II” has the meaning specified in the preamble hereto.

“Merger Subs” has the meaning specified in the preamble hereto.

“Mergers” has the meaning specified in the Recitals.

“Modification of Recommendation” has the meaning specified in Section 9.02(e).

“Most Recent Balance Sheet” has the meaning specified in Section 5.08(a).

“Multiemployer Plan” means each Company Benefit Plan that is a “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code.

“Nasdaq” means the Nasdaq Stock Market LLC.

“National Security Laws” means any Law relating to foreign investment or national security.

“Note Purchase Agreement” has the meaning specified in the Recitals.

“NTA Amendment” has the meaning specified in Section 9.02(a).

“NYSE” means the New York Stock Exchange.

“Open Source Software” means any software that is distributed (i) as “free software” (as defined by the Free Software Foundation), (ii) as “open source software” or pursuant to any license identified as an “open source license” by the Open Source Initiative (www.opensource.org/licenses) or other license that substantially conforms to the Open Source Definition (opensource.org/osd), or (iii) under a license that (A) requires source code or derivative works based on such software to be made publicly available under the same license or (B) prohibits the receipt of consideration in connection with sublicensing or distributing such software.

“Outbound Investment Security Program” means 31 C.F.R. Part 850, as implemented or revised from time to time.

“Owned Intellectual Property” means all Intellectual Property and Technology that is owned or purported to be owned by the Company or its Subsidiaries.

“Owned Real Property” means all real property owned by the Company or its Subsidiaries.

“Party” and “Parties” have the meanings specified in the preamble hereto.

“PCBs” has the meaning specified in Section 5.24(e).

“Per Common Share Equity Value” means the quotient obtained by dividing (i) the sum of (A) the Equity Value minus (B) the Aggregate Series F Preference Amount plus (C) the aggregate exercise price of all Company Options, in each case to the extent outstanding (whether vested or unvested) as of immediately prior to the First Effective Time plus (D) the aggregate exercise price of all Company Warrants, in each case to the extent exercised pursuant to Section 3.05 by (ii) the Company Total Common Shares.

“Per Common Share Merger Consideration” means, with respect to any share of Company Common Stock that is issued and outstanding immediately prior to the First Effective Time after giving effect to the Conversions set forth under Section 3.02 and the exercise of any Company Warrants in accordance with Section 3.05, a number of shares of SPAC Common Stock equal to (i) the Exchange Ratio multiplied by (ii) one share of Company Common Stock.

“Per Share Merger Consideration” means, with respect to any share of Company Stock that is issued and outstanding immediately prior to the First Effective Time after giving effect to the Conversions set forth under Section 3.02 and to the exercise of any Company Warrants in accordance with Section 3.05, the number of shares of SPAC Common Stock that the holder of such share of Company Stock is entitled to receive in respect of such share of Company Stock pursuant to Section 3.01 and Section 3.03, as applicable.

“Permits” has the meaning specified in Section 5.17.

“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens that arise in the ordinary course of business, that relate to amounts not yet delinquent or that are being contested in good faith through appropriate Actions, in each case only to the extent appropriate reserves have been established in accordance with GAAP, (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iii) Liens for Taxes not yet delinquent or which are being contested in good faith through appropriate Actions for which appropriate reserves have been established in accordance with GAAP, (iv) Liens, encumbrances and restrictions on Leased Real Property (including easements, covenants, rights of way and similar restrictions of record) that (A) are matters of record, (B) would be disclosed by a current, accurate survey or physical inspection of such Leased Real Property, and (C) do not materially interfere with the present uses of such Leased Real Property, (v) Liens that (A) were not incurred in connection with indebtedness for borrowed money and (B) are not material to the Company and its Subsidiaries, taken as a whole, (vi) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business, (vii) Liens securing any Indebtedness of the Company and its Subsidiaries, (viii) any Lien that is disclosed on the Most Recent Balance Sheet or notes thereto (or securing liabilities reflected on such balance sheet), (ix) deemed to be created by this Agreement, any Transaction Agreement or any other document executed in connection herewith, (x) any Lien that will be released prior to the Closing, and (xi) any other Liens that would not reasonably be expected to, individually or in the aggregate, materially impair the continued use and operation of the assets to which they relate in the business of the Company and its Subsidiaries as presently conducted.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Personal Information” means any individually identifiable information (or information that, in combination with other information, could reasonably allow the identification of an individual or household, or could reasonably be linked, directly or indirectly, to an individual or household) or which otherwise constitutes “personal data,” “personal information,” “personally identifiable information,” or a similar term under applicable Privacy Laws.

“Personnel IP Agreements” has the meaning specified in Section 5.19(c).

“PIPE Investments” has the meaning set forth in Section 9.03.

“PIPE Subscription Agreements” has the meaning set forth in Section 9.03.

“Policies” has the meaning specified in Section 5.16.

“Premium Cap” has the meaning specified in Section 8.02(b).

“Privacy Laws” means all applicable Laws regarding data privacy, data protection, or data security governing the receipt, collection, compilation, adaptation or alteration, retrieval, use, storage, processing, sharing, safeguarding, security (technical, administrative and physical), disposal, destruction, disclosure or transfer (including cross-border) whether or not by automated means (collectively, “Processing”, or “Processed”, as applicable) of Personal Information by or for the Company, including, but not limited to, to the extent applicable, the California Consumer Privacy Act as amended by the California Privacy Rights Act (CCPA), EU General Data Protection Regulation (GDPR), Controlling the Assault of Non-Solicited Pornography and Marketing (CAN-SPAM) Act, Telephone Consumer Protection Act (TCPA), and any and all applicable Laws governing (i) breach notification in connection with Personal Information, (ii) the use of biometric identifiers, or (iii) the use of Personal Information for marketing purposes.

“Privacy Requirements” has the meaning specified in Section 5.19(g).

“Proxy Clearance Date” has the meaning specified in Section 9.02(a).

“Proxy Statement” has the meaning specified in Section 9.02(a).

“Registered Intellectual Property” has the meaning specified in Section 5.19(a).

“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form determined by the Parties, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by SPAC under the Securities Act with respect to SPAC Common Stock to be issued in connection with the transactions contemplated by this Agreement.

“Regulatory Consent Authorities” means a Governmental Authority, including for the avoidance of doubt, the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission, as applicable.

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial or capital markets advisors, placement agents and consultants of such Person.

“Required Company Information” has the meaning specified in Section 7.05(a).

“Sanctioned Party” means any Person that is the subject or target of any Sanctions, including any Person: (i) organized under the Laws of, ordinarily resident in, or located in a country or territory that is the subject of comprehensive Sanctions (currently, Cuba, Iran, North Korea, the Crimea, Donetsk, Luhansk, Kherson, and Zaporizhzhia regions of Ukraine, and prior to July 1, 2025, Syria); (ii) designated on any sanctioned parties list including those administered by the United States, European Union, United Kingdom, or any Governmental Authority that enforces Sanctions with jurisdiction over the Company or any of its Subsidiaries (including the U.S. Department of the Treasury’s Office of Foreign Assets Control’s (“OFAC”) Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List, Sectoral Sanctions Identification List, the Consolidated List of Persons, Groups, and Entities Subject to EU Financial Sanctions, and the UK’s Consolidated Sanctions List); or (iii) fifty percent (50%) or more owned or, where relevant under applicable Sanctions, controlled, individually or in the aggregate, by one or more Persons described in subparagraph (i) or (ii) of this clause.

“Sanctions” means economic or financial sanctions, requirements or trade embargoes imposed, administered or enforced by the United States (including, but not limited to, OFAC, the U.S. Department of State and the U.S. Department of Commerce), the United Nations Security Council, the European Union, the United Kingdom or any other Governmental Authority with jurisdiction over the Company or any of its Subsidiaries.

“Schedules” means (i) the Company Disclosure Letter or (ii) the SPAC Disclosure Letter, as applicable.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” has the meaning specified in Section 6.09(a).

“Second Certificate of Merger” has the meaning specified in Section 2.02(b).

“Second Effective Time” has the meaning specified in Section 2.02(b).

“Second Merger” has the meaning specified in the Recitals.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the securities Laws of any state, federal or foreign entity.

“Security Incident” means any actual (i) unauthorized or unlawful access, acquisition, exfiltration, manipulation, erasure, loss, use or disclosure that compromises the confidentiality, integrity, availability or security of Company IT Systems, (ii) unauthorized acquisition, interruption, modification, loss, theft, corruption, interference or unauthorized Processing of any data or information; or (iii) compromise, intrusion, misuse, interference or unauthorized access to or use of any Company IT Systems, or any unauthorized Processing of any data or information hosted, stored on or accessed therefrom, including any ransomware attack, distributed denial-of-service attack or any other similar incident, in each instance, regardless of whether any such an incident or breach triggers any notice or reporting obligations under applicable Laws.

“Series F Preference Amount” means, with respect to a holder of shares of Company Series F Preferred Stock, such holder’s aggregated Series F Preferred Liquidation Amount (as defined in the Company Certificate of Incorporation) in respect of such shares of Company Series F Preferred Stock.

“Series F-1 Preference Amount” means, with respect to a holder of shares of Company Series F-1 Preferred Stock, such holder’s aggregated Series F-1 Preferred Liquidation Amount (as defined in the Company Certificate of Incorporation) in respect of such shares of Company Series F-1 Preferred Stock.

“Series F-2 Preference Amount” means, with respect to a holder of shares of Company Series F-2 Preferred Stock, such holder’s aggregated Series F-2 Preferred Liquidation Amount (as defined in the Company Certificate of Incorporation) in respect of such shares of Company Series F-2 Preferred Stock.

“Series F-3-A Preference Amount” means, with respect to a holder of shares of Company Series F-3-A Preferred Stock, such holder’s aggregated Series F-3-A Preferred Liquidation Amount (as defined in the Company Certificate of Incorporation) in respect of such shares of Company Series F-3-A Preferred Stock.

“Series F-3-B Preference Amount” means, with respect to a holder of shares of Company Series F-3-B Preferred Stock, such holder’s aggregated Series F-3-B Preferred Liquidation Amount (as defined in the Company Certificate of Incorporation) in respect of such shares of Company Series F-3-B Preferred Stock.

“Series F-3-C Preference Amount” means, with respect to a holder of shares of Company Series F-3-C Preferred Stock, such holder’s aggregated Series F-3-C Preferred Liquidation Amount (as defined in the Company Certificate of Incorporation) in respect of such shares of Company Series F-3-C Preferred Stock.

“Series F-3-D Preference Amount” means, with respect to a holder of shares of Company Series F-3-D Preferred Stock, such holder’s aggregated Series F-3-D Preferred Liquidation Amount (as defined in the Company Certificate of Incorporation) in respect of such shares of Company Series F-3-D Preferred Stock.

“Series F-3-W Preference Amount” means, with respect to a holder of shares of Company Series F-3-W Preferred Stock, such holder’s aggregated Series F-3-W Preferred Liquidation Amount (as defined in the Company Certificate of Incorporation) in respect of such shares of Company Series F-3-W Preferred Stock.

“Software” means any and all computer programs and other software, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, and all documentation, including development, testing, diagnostic, support, user and training documentation, related to any of the foregoing.

“SPAC” has the meaning specified in the preamble hereto. For the avoidance of doubt, the term “SPAC” shall include from and after the Domestication and the Closing, ZincFive, Inc.

“SPAC Board Recommendation” has the meaning specified in the Recitals.

“SPAC Bylaws Upon Domestication” has the meaning specified in the Recitals.

“SPAC Charter Upon Domestication” has the meaning specified in the Recitals.

“SPAC Class A Ordinary Share” means the Class A ordinary shares, par value $0.0001 per share, of SPAC prior to the Domestication.

“SPAC Class B Ordinary Share” means the Class B ordinary shares, par value $0.0001 per share, of SPAC prior to the Domestication.

“SPAC Closing Statement” has the meaning specified in Section 4.02.

“SPAC Common Stock” means (i) prior to the Domestication, the SPAC Class A Ordinary Shares, and (ii) from and after the Domestication, the shares of common stock, par value $0.0001 per share, of SPAC.

“SPAC Cure Period” has the meaning specified in Section 11.01(c).

“SPAC Disclosure Letter” has the meaning specified in ARTICLE 6.

“SPAC Final Prospectus” has the meaning specified in Section 6.07(a).

“SPAC Material Adverse Effect” means, with respect to SPAC, a material adverse effect on: (i) the ability of any SPAC Party to enter into this Agreement or any Transaction Agreement and perform its respective obligations thereunder or consummate the Transactions or (ii) the business, condition (financial or otherwise), assets, liabilities or operations of SPAC, provided, however, that none of the following, alone or in combination, shall be deemed to constitute or be taken into account in the determination of whether, there has been or will be a SPAC Material Adverse Effect under this clause (ii): (a) any change in applicable Laws or GAAP or any interpretation thereof, (b) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, (c) any actions taken or not taken by SPAC, or such other changes or events, in each case, which (I) the Company has consented in writing or (II) are required by, contemplated by or compliant with this Agreement (provided that the exceptions in this clause (c) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 6.03 and, to the extent related thereto, the condition in Section 10.03(a)) and (d) the announcement or the execution of this Agreement, the pendency or consummation of the Mergers or the performance of this Agreement (provided that the exceptions in this clause (d) shall not be deemed to apply to references to “SPAC Material Adverse Effect” in the representations and warranties set forth in Section 6.03 and, to the extent related thereto, the condition in Section 10.03(a)), (e) any change generally affecting special purpose acquisition companies, (f) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of God or other force majeure event, or acts of terrorism, cyberterrorism, any acts or threats of war (whether or not declared), imposition of tariffs or trade wars, civil unrest, civil disobedience, sabotage, cybercrime, government shutdowns, national or international calamity, military action, outbreak of hostilities, declaration of a national emergency or any other similar event, or any change, escalation or worsening thereof after the date hereof, (g) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, SPAC operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, (h) any failure of SPAC to meet any projections, predictions, forecasts or budgets; provided, that clause (h) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections, predictions or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a SPAC Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of SPAC Material Adverse Effect), or (i) any epidemic, pandemic or disease outbreak or any Law, directive, pronouncement or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, changes to business operations, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak or any change in such Law, directive, pronouncement or guideline or interpretation thereof following the date of this Agreement or SPAC’s compliance therewith; provided that, in the case of clauses (a), (b), (e), (f) and

(g) such changes may be taken into account to the extent (but only to the extent) that such changes have had a disproportionate impact on SPAC, as compared to other companies operating in the industries in which SPAC operates. Notwithstanding the foregoing, with respect to SPAC, the amount of the SPAC Stockholder Redemption or the failure to obtain the approval of the SPAC Stockholder Matters shall not in and of itself be deemed to be a SPAC Material Adverse Effect on or with respect to SPAC (provided that the underlying causes of any such SPAC Stockholder Redemption or failure to obtain the approval of the SPAC Stockholder Matters may be considered in determining whether a SPAC Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein; and provided, further, with respect to the failure to obtain the approval of the SPAC Stockholder Matters, that SPAC has not violated its obligations under this Agreement in connection with obtaining the approval of the SPAC Stockholder Matters).

“SPAC Organizational Documents” means, (i) prior to the Domestication, the Existing SPAC Governing Document, as amended and in effect on the date hereof, and (ii) following the Domestication and prior to the First Effective Time, the SPAC Charter Upon Domestication and SPAC Bylaws Upon Domestication.

“SPAC Parties” means SPAC and Merger Subs.

“SPAC Party Representations” means the representations and warranties of SPAC and Merger Subs expressly and specifically set forth in ARTICLE 6 of this Agreement, as qualified by the SPAC Disclosure Letter.

“SPAC Preferred Shares” means, prior to the Domestication, the preferred shares, par value $0.0001 per share, of SPAC.

“SPAC Shares” means the SPAC Class A Ordinary Shares, SPAC Class B Ordinary Shares and the SPAC Preferred Shares.

“SPAC Share Price” means ten dollars ($10.00).

“SPAC Specified Representations” has the meaning specified in Section 10.03(a)(i).

“SPAC Stockholder Matters” has the meaning specified in Section 9.02(a).

“SPAC Stockholder Redemption” has the meaning specified in Section 9.02(a).

“SPAC Stockholders” means (i) prior to the Domestication, the holders of SPAC Shares, and (ii) following the Domestication, the holders of shares of SPAC Common Stock.

“SPAC Transaction Expenses” means all fees, costs and expenses of SPAC incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements, the performance and compliance with all Transaction Agreements and covenants contained herein to be performed or complied with at or before Closing, and the consummation of the Transactions, including, subject to Section 12.05, any (i) fees, costs and expenses related to the D&O Tail, (ii) deferred underwriting fees, (iii) fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of SPAC, (iv) any amounts outstanding under any Working Capital Loans (except to the extent converted into Cayman SPAC Warrants prior to the Closing), and (v) any Transfer Taxes.

“Special Meeting” has the meaning specified in Section 9.02(e).

“Sponsor” means SLG SPAC Fund LLC, a Delaware limited liability company.

“Sponsor Agreement” means that certain Letter Agreement, dated as of the date of this Agreement, by and among Sponsor, SPAC and the other parties thereto, as amended, restated, modified or supplemented from time to time.

“Sponsor Group” has the meaning specified in Section 12.17(a).

“Sponsor Share Conversion” has the meaning specified in the Recitals.

“Standard Employment Agreements” has the meaning specified in Section 5.13(a).

“Stock Exchange” means a stock exchange as defined in Section 6 of the Exchange Act or such other stock exchange as the Company and SPAC may mutually agree prior to the Closing.

“Stockholder Action” has the meaning specified in Section 9.08.

“Stockholder Action Expenses” has the meaning specified in Section 9.08.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company, exempted company, partnership or such other entity), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Surviving Corporation” has the meaning specified in the Recitals.

“Surviving Entity” has the meaning specified in the Recitals.

“Surviving Provisions” has the meaning specified in Section 11.02.

“Tax” or “Taxes” means (i) any and all federal, state, provincial, territorial, local, non-U.S. and other net income tax, alternative or add-on minimum tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax) ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, estimated, customs duties, and sales or use tax, or other tax or like assessment in the nature of a tax (whether payable directly or by withholding), in each case that is imposed by a Governmental Authority; (ii) any interest, penalties, addition to tax or additional amounts relating to any items in clause (i) or this clause (ii); and (iii) any liability for any items described in clauses (i) and (ii) of this definition payable by reason of Contract, assumption, transferee or successor liability, operation of applicable Law, or Treasury Regulations Section 1.1502-6(a) (or any similar provision of Law or any predecessor or successor thereof) or otherwise.

“Tax Return” means any return, report, statement, refund, claim, declaration, information return, statement, estimate or other document filed or required to be filed with a Governmental Authority in respect of Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Technology” means, collectively, all Software, formulae, algorithms, procedures, methods, techniques, technical data, programs, subroutines, tools, materials, processes, apparatus, creations, and other similar materials, and all recordings, graphs, reports, analyses, and other writings, and other tangible embodiments of the foregoing or of Intellectual Property, in any form whether or not specifically listed herein.

“Terminating Company Breach” has the meaning specified in Section 11.01(b).

“Terminating SPAC Breach” has the meaning specified in Section 11.01(c).

“Termination Date” has the meaning specified in Section 11.01(b).

“Trading Day” means any day on which shares of SPAC Common Stock are actually traded on Trading Market.

“Trading Market” means from and after the Closing, at any particular time of determination, the principal United States securities exchange or securities market on which the shares of SPAC Common Stock are then traded.

“Transaction Agreements” means this Agreement, the Sponsor Agreement, the A&R Registration Rights Agreement, the Company Voting and Support Agreements, the SPAC Charter Upon Domestication, the SPAC Bylaws Upon Domestication, the PIPE Subscription Agreements and all of the agreements, documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Transactions” means the transactions contemplated by this Agreement, the Transaction Agreements and the PIPE Investments, including the Mergers and the Conversions.

“Treasury Regulations” means the regulations promulgated under the Code.

“Trust Account” has the meaning specified in Section 6.07(a).

“Trust Agreement” has the meaning specified in Section 6.07(a).

“Trustee” has the meaning specified in Section 6.07(a).

“WARN Act” has the meaning specified in Section 5.14(c).

“Warrant Agreement” means the Warrant Agreement, dated as October 5, 2023, by and between SPAC and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent.

“Wilson” has the meaning specified in Section 12.17(a).

“Working Capital Loan” means any loan made to SPAC by any of Sponsor or any of SPAC’s officers or directors, and evidenced by a promissory note, for the purpose of financing SPAC Transaction Expenses.

“Written Consent” has the meaning specified in Section 9.02(g).

“Written Consent Failure” has the meaning specified in Section 9.02(g).

“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value as determined reasonably and in good faith by a majority of the disinterested independent directors of the board of directors (or equivalent governing body) of the applicable issuer. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination.

“ZNF Group” has the meaning specified in Section 12.17(b).

Section 1.02.Construction.

(a)Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, and the term “date hereof” refers to the date of the execution of this Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, and (vii) the phrase “to the extent” means the degree to which a thing extends (rather than if).

(b)When used herein, “ordinary course of business” means an action taken, or omitted to be taken, in the ordinary and usual course of the Company’s and its Subsidiaries’ business, consistent with past practice.

(c)Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(d)Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(e)The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(f)Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(g)All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(h)The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than 6:00 p.m. (New York Time) on the day immediately prior to the date of this Agreement to the Party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by the Company in connection with this Agreement or (ii) by delivery to such Party or its legal counsel via electronic mail or hard copy form.

Section 1.03.Knowledge. As used herein, the phrase “to the knowledge” shall mean the actual knowledge of, in the case of the Company, the individuals set forth on Section 1.03 of the Company Disclosure Letter (and, solely with respect to knowledge of matters related to the individuals set forth on Section 1.03 of the Company Disclosure Letter, as of the date of this Agreement only) and, in the case of the SPAC Parties, the individuals set forth on Section 1.03 of the SPAC Disclosure Letter.

Section 1.04.Equitable Adjustments. If, following the date of this Agreement, the outstanding Company Stock or shares of SPAC Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock or share dividend, subdivision, reclassification, reorganization, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, or if there shall have been any breach by SPAC with respect to its covenant not to issue shares of SPAC Common Stock or rights to acquire SPAC Common Stock under Section 8.03(a), then any number, value (including dollar value) or amount contained herein which is based upon the number of shares of Company Stock or shares of SPAC Common Stock, as applicable, will be appropriately adjusted to provide to the Holders or SPAC Stockholders, as applicable, the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this Section 1.04 shall not be construed to permit SPAC, the Company or Merger Subs to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement.

Article 2

THE MERGERS

Section 2.01.The Mergers.

(a)Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the First Effective Time, Merger Sub I shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub I shall cease and the Company shall continue as the Surviving Corporation and a direct wholly-owned Subsidiary of SPAC. The First Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.

(b)Immediately following the First Effective Time, upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL and the DLLCA, the Surviving Corporation shall be merged with and into Merger Sub II, whereupon the separate corporate existence of the Surviving Corporation shall cease and Merger Sub II shall continue as the Surviving Entity and a direct wholly-owned Subsidiary of SPAC. The Second Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL and the DLLCA.

Section 2.02.First Effective Time; Second Effective Time.

(a)Subject to the terms and conditions of this Agreement, on the Closing Date, the Parties shall cause the First Merger to be consummated by filing a certificate of merger in substantially the form attached as Exhibit F (the “First Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL. The First Merger shall become effective at such time as the First Certificate of Merger is filed with the Secretary of State of the State of Delaware (or at such later time as may be agreed by the Company and SPAC and specified in the First Certificate of Merger) (the “First Effective Time”).

(b)Immediately following the First Effective Time, the Parties shall cause the Second Merger to be consummated by filing a certificate of merger in substantially the form attached as Exhibit G (the “Second Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with Section 18-209 of the DLLCA and Section 264 of the DGCL. The Second Merger shall become effective at such time as the Second Certificate of Merger is filed with the Secretary of State of the State of Delaware (or at such later time as may be agreed by the Company and SPAC and specified in the Second Certificate of Merger) (the “Second Effective Time”).

Section 2.03.Effect of the Mergers. At the First Effective Time, the effects of the First Merger, and at the Second Effective Time, the effects of the Second Merger, shall be as provided in this Agreement, the First Certificate of Merger, the Second Certificate of Merger, and the applicable provisions of the DGCL and DLLCA. Without limiting the generality of the foregoing, and subject thereto: (i) at the First Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub I shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub I shall become the debts, liabilities and duties of the Surviving Corporation and (ii) at the Second Effective Time, all of the property, rights, privileges, powers and franchises of the Surviving Corporation and Merger Sub II shall vest in the Surviving Entity, and all debts, liabilities and duties of the Surviving Corporation and Merger Sub II shall become the debts, liabilities and duties of the Surviving Entity.

Section 2.04.Governing Documents.

(a)At the First Effective Time, the certificate of incorporation of the Company in effect as of immediately prior to the First Effective Time shall be amended and restated in the form attached hereto as Exhibit H, and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended or modified in accordance with its terms and the DGCL.

(b)At the First Effective Time, the bylaws of the Company in effect as of immediately prior to the First Effective Time shall be amended and restated to conform to the bylaws of Merger Sub I, and, as so amended and restated, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable Law.

(c)At the Second Effective Time, the limited liability company agreement of Merger Sub II as in effect immediately prior to the Second Effective Time shall be amended and restated in the form attached hereto as Exhibit I, and, as so amended and restated, shall be the limited liability company agreement of the Surviving Entity until thereafter amended or modified in accordance with its terms and the DLLCA.

Section 2.05.Directors and Officers of the Surviving Entity.

(a)Prior to the First Effective Time, each of SPAC and Merger Subs shall cause the individuals identified in writing by the Company prior to the Closing to be designated or appointed as the directors and officers of Merger Sub I and Merger Sub II, as applicable, effective as of immediately prior to the First Effective Time. Immediately after the Second Effective Time, the officers of the Surviving Entity shall be the officers of Merger Sub II immediately prior to the First Effective Time.

(b)The Parties shall use reasonable best efforts to cause the individuals nominated for election in the Registration Statement in accordance with Section 8.09 to comprise the board of directors of SPAC immediately following the First Effective Time, each to hold office in accordance with the DGCL, the SPAC Charter Upon Domestication and the SPAC Bylaws Upon Domestication and until their respective successors are duly elected or appointed and qualified.

Section 2.06.Further Assurances. If, at any time after the First Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Entity following the Mergers with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Subs, the applicable directors and officers of the Company and Merger Subs (or their designees) are fully authorized in the name of their respective corporations/companies or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Article 3

MERGER CONSIDERATION; CONVERSION OF SECURITIES

Section 3.01.Effect of the Mergers on Company Series F Stock.

(a)On the terms and subject to the conditions set forth in this Agreement, each share of Company Series F Preferred Stock issued and outstanding immediately prior to the First Effective Time (other than any shares of Company Series F Preferred Stock that are Excluded Shares or Dissenting Shares) will be automatically surrendered and shall cease to exist, and each holder of Company Series F Preferred Stock will receive a number of shares of SPAC Common Stock equal to (i) such holder’s Series F Preference Amount divided by (ii) the SPAC Share Price, rounded to the nearest whole share (with 0.5 of a share or greater rounded up).

(b)On the terms and subject to the conditions set forth in this Agreement, each share of Company Series F-1 Preferred Stock issued and outstanding immediately prior to the First Effective Time (other than any shares of Company Series F-1 Preferred Stock that are Excluded Shares or Dissenting Shares) will be automatically surrendered and shall cease to exist, and each holder of Company Series F-1 Preferred Stock will receive a number of shares of SPAC Common Stock equal to (i) such holder’s Series F-1 Preference Amount divided by (ii) the SPAC Share Price, rounded to the nearest whole share (with 0.5 of a share or greater rounded up).

(c)On the terms and subject to the conditions set forth in this Agreement, each share of Company Series F-2 Preferred Stock issued and outstanding immediately prior to the First Effective Time (other than any shares of Company Series F-2 Preferred Stock that are Excluded Shares or Dissenting Shares) will be automatically surrendered and shall cease to exist, and each holder of Company Series F-2 Preferred Stock will receive a number of shares of SPAC Common Stock equal to (i) such holder’s Series F-2 Preference Amount divided by (ii) the SPAC Share Price, rounded to the nearest whole share (with 0.5 of a share or greater rounded up).

(d)On the terms and subject to the conditions set forth in this Agreement, each share of Company Series F-3-A Preferred Stock issued and outstanding immediately prior to the First Effective Time (other than any shares of Company Series F-3-A Preferred Stock that are Excluded Shares or Dissenting Shares) will be automatically surrendered and shall cease to exist, and each holder of Company Series F-3-A Preferred Stock will receive a number of shares of SPAC Common Stock equal to (i) such holder’s Series F-3-A Preference Amount divided by (ii) the SPAC Share Price, rounded to the nearest whole share (with 0.5 of a share or greater rounded up).

(e)On the terms and subject to the conditions set forth in this Agreement, each share of Company Series F-3-B Preferred Stock issued and outstanding immediately prior to the First Effective Time (other than any shares of Company Series F-3-B Preferred Stock that are Excluded Shares or Dissenting Shares) will be automatically surrendered and shall cease to exist, and each holder of Company Series F-3-B Preferred Stock will receive a number of shares of SPAC Common Stock equal to (i) such holder’s Series F-3-B Preference Amount divided by (ii) the SPAC Share Price, rounded to the nearest whole share (with 0.5 of a share or greater rounded up).

(f)On the terms and subject to the conditions set forth in this Agreement, each share of Company Series F-3-C Preferred Stock issued and outstanding immediately prior to the First Effective Time (other than any shares of Company Series F-3-C Preferred Stock that are Excluded Shares or Dissenting Shares) will be automatically surrendered and shall cease to exist, and each holder of Company Series F-3-C Preferred Stock will receive a number of shares of SPAC Common Stock equal to (i) such holder’s Series F-3-C Preference Amount divided by (ii) the SPAC Share Price, rounded to the nearest whole share (with 0.5 of a share or greater rounded up).

(g)On the terms and subject to the conditions set forth in this Agreement, each share of Company Series F-3-D Preferred Stock issued and outstanding immediately prior to the First Effective Time (other than any shares of Company Series F-3-D Preferred Stock that are Excluded Shares or Dissenting Shares) will be automatically surrendered and shall cease to exist, and each holder of Company Series F-3-D Preferred Stock will receive a number of shares of SPAC Common Stock equal to (i) such holder’s Series F-3-D Preference Amount divided by (ii) the SPAC Share Price, rounded to the nearest whole share (with 0.5 of a share or greater rounded up).

(h)On the terms and subject to the conditions set forth in this Agreement, each share of Company Series F-3-W Preferred Stock issued and outstanding immediately prior to the First Effective Time (other than any shares of Company Series F-3-W Preferred Stock that are Excluded Shares or Dissenting Shares) will be automatically surrendered and shall cease to exist, and each holder of Company Series F-3-W Preferred Stock will receive a number of shares of SPAC Common Stock equal to (i) such holder’s Series F-3-W Preference Amount divided by (ii) the SPAC Share Price, rounded to the nearest whole share (with 0.5 of a share or greater rounded up).

Section 3.02.Conversion of Company Preferred Stock. The Company shall take all actions necessary or appropriate so that, immediately prior to the Closing, all of the Company Preferred Stock (other than Company Series F Stock) shall be converted into Company Common Stock in accordance with the terms of the Company Certificate of Incorporation (the “Conversions”). All of the Company Preferred Stock converted into Company Common Stock shall no longer be outstanding, shall be deemed cancelled and terminated, as applicable, and each holder of Company Preferred Stock (other than Company Series F Stock) shall thereafter cease to have any rights with respect to such Company Preferred Stock.

Section 3.03.Effect of Mergers on Company Common Stock. On the terms and subject to the conditions set forth herein, at the First Effective Time, by virtue of the First Merger and without any further action on the part of any Party, any Holder or SPAC Stockholder, the following shall occur:

(a)On the terms and subject to the conditions set forth in this Agreement, each share of Company Common Stock issued and outstanding immediately prior to the First Effective Time after giving effect to (i) the Conversions and (ii) the exercise of any Company Warrants in accordance with Section 3.05 will be automatically surrendered and shall cease to exist, and be exchanged for the right to receive a number of shares of SPAC Common Stock equal to the Exchange Ratio. From and after the First Effective Time, such Person that, immediately prior to the First Effective Time, was registered as a holder of the Company Common Stock (other than Excluded Shares and Dissenting Shares, and after giving effect to the Conversions described in Section 3.02 and the exercise of any Company Warrants describe in Section 3.05) in the share transfer books of the Company shall thereafter cease to be a stockholder of the Company and only have the right to receive the Per Common Share Merger Consideration in accordance with the terms of this Agreement. At the First Effective Time, the share transfer books of the Company shall be closed, and no transfer of Company Common Stock shall be made thereafter.

(b)Each issued and outstanding share of common stock of Merger Sub I shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. From and after the First Effective Time, all certificates and book-entry notations representing the common stock of Merger Sub I shall be deemed for all purposes to represent the number of common shares of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(c)Each share of Company Stock held in the Company’s treasury or owned by SPAC, Merger Sub I or the Company immediately prior to the First Effective Time (each, an “Excluded Share”) shall automatically be cancelled and surrendered (as applicable) and no consideration shall be paid or payable with respect thereto.

(d)At the Second Effective Time, by virtue of the Second Merger and without any further action on the part of any holder thereof, (i) each share of common stock of the Surviving Corporation shall be canceled and retired and no consideration shall be paid with respect thereto, and (ii) each membership interest of Merger Sub II outstanding immediately prior to the Second Effective Time shall remain outstanding and shall constitute all of the membership interests of the Surviving Entity.

Section 3.04.Treatment of Equity Awards.

(a)Company Stock Plans. At the First Effective Time, by virtue of the First Merger and without any further action on the part of any Party, the Company Equity Plans shall be assumed by SPAC. All Exchanged Options and Exchanged Restricted Stock Units will continue to remain governed by and subject to the terms and conditions of the applicable assumed Company Equity Plan.

(b)Company Options. At the First Effective Time, each Company Option that is outstanding and unexercised immediately prior to the First Effective Time shall, by virtue of the Mergers and without any further action on the part of any Party or the holder thereof, whether such Company Option is vested or unvested, be assumed and converted into an option to purchase a number of shares of SPAC Common Stock, on the same terms and conditions (including applicable vesting, exercise, termination, and expiration provisions) as are in effect with respect to each such Company Option immediately prior to the First Effective Time (each, an “Exchanged Option”); provided, that each Exchanged Option will represent the right to acquire the whole number of shares of SPAC Common Stock, subject to such Exchanged Option (rounded down to the nearest whole share) equal to the product of (x) the number of shares of Company Common Stock that were subject to such Company Option immediately prior to the First Effective Time, multiplied by (y) the Exchange Ratio, and such Exchanged Option’s per-share exercise price shall equal the quotient of (1) the exercise price per share of Company Common Stock (with any fractional cent otherwise resulting rounded up to the nearest whole cent) at which such Company Option was exercisable immediately prior to the First Effective Time, divided by (2) the Exchange Ratio; provided, that each Company Option (A) which is an “incentive stock option” (as defined in Section 422 of the Code) shall be adjusted in accordance with the requirements of Section 424 of the Code and (B) shall be adjusted in a manner that complies with or is exempt from Section 409A of the Code, and any ambiguities or ambiguous terms herein will be interpreted to so comply or be exempt.

(c)Company Restricted Stock Units. At the First Effective Time, each Company Restricted Stock Unit that is outstanding immediately prior to the First Effective Time shall, by virtue of the Mergers and without any further action on the part of any Party or the holder thereof, whether such Company Restricted Stock Unit is vested or unvested, be assumed and converted into a restricted stock unit in respect of a number of shares of SPAC Common Stock, on the same terms and conditions (including applicable vesting, termination, and settlement provisions) as are in effect with respect to each such Company Restricted Stock Unit immediately prior to the First Effective Time (each, an “Exchanged Restricted Stock Unit”); provided, that each Exchanged Restricted Stock Unit will represent the right to be issued the whole number of shares of SPAC Common Stock, subject to such Exchanged Restricted Stock Unit (with any fractional share otherwise resulting rounded to the nearest whole share (with 0.5 of a share or greater rounded up)) equal to the product of (x) the number of Company Restricted Stock Units, multiplied by (y) the Exchange Ratio.

(d)Company Action. The Company shall take all reasonably necessary actions to effect the treatment of the Company Options and Company Restricted Stock Units pursuant to Section 3.04(b) and Section 3.04(c) in accordance with the applicable Company Equity Plan and the applicable award agreements. Prior to the First Effective Time, the Company shall adopt any resolutions and take any actions which are necessary to cause the Company Equity Plans to be amended to provide that no additional or new grants shall be made under the Company Equity Plans following the Closing.

Section 3.05.Company Warrants.

(a)Each Company Warrant that is outstanding and unexercised immediately prior to the First Effective Time and that would either automatically expire worthless or would be exercised or otherwise exchanged in full in accordance with its terms by virtue of the occurrence of the First Merger, without any election or action by the Company or the holder thereof, shall automatically expire worthless or be exercised or exchanged in full for the applicable shares of Company Stock, each in accordance with its terms immediately prior to the First Effective Time, without any action on the part of the Company or the holder thereof, and to the extent applicable, any share of Company Stock issued or issuable upon exercise of such Company Warrant shall be treated as being issued and outstanding immediately prior to the First Effective Time and, pursuant to Section 3.01, Section 3.02, and Section 3.03 (and without duplication) shall be canceled and converted into the right to receive the applicable Per Share Merger Consideration in respect of such shares of Company Stock held by such Company stockholder.

(b)Each Company Warrant that is outstanding and unexercised immediately prior to the First Effective Time and that would not expire worthless or automatically exercised in full prior to the First Effective Time in accordance with its terms (pursuant to Section 3.05(a)), shall be exercised in full by the holder thereof for the applicable shares of Company Stock immediately prior to the First Effective Time, and to the extent applicable, any Company Stock issued or issuable upon exercise of such Company Warrant shall be treated as being issued and outstanding immediately prior to the First Effective Time and, pursuant to Section 3.01, Section 3.02, and Section 3.03(and without duplication) shall be canceled and converted into the right to receive the applicable Per Share Merger Consideration in respect of such shares of Company Stock held by such Company stockholder.

Section 3.06.Company Action. The Company shall use reasonable best efforts to cause all of the Company Warrants to be exercised in accordance with Section 3.05 immediately prior to the Closing. All of the Company Warrants which have been exercised into Company Stock shall no longer be outstanding, shall be deemed cancelled and terminated, as applicable, and each holder of Company Warrants shall thereafter cease to have any rights with respect to such Company Warrants.

Section 3.07.Dissenting Shares. Notwithstanding anything to the contrary contained in this Agreement, and to the extent available under the DGCL or the Company Certificate of Incorporation, as applicable, shares of Company Stock that are issued and outstanding immediately prior to the First Effective Time and that are held by stockholders of record or owned by beneficial owners who either shall have neither voted in favor of the Mergers nor consented thereto in writing and who shall have demanded properly in writing appraisal or dissenters’ rights for such Company Stock in accordance with Section 262 of the DGCL (the shares of Company Stock that are the subject to such demand collectively, the “Dissenting Shares”; record holders and beneficial owners of Dissenting Shares being referred to as “Dissenting Stockholders”), and, otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of appraisal rights, shall not be converted into, and such Dissenting Stockholders shall have no right to receive, the applicable portion of the Merger Consideration provided in Article 3, unless and until such Dissenting Stockholder fails to perfect or waives, withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL with respect to such Company Stock, as applicable. Notwithstanding the foregoing, if any such person shall fail to perfect or otherwise shall waive, withdraw or lose the right to dissent under Section 262 of the DGCL such Person’s Dissenting Shares shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the First Effective Time, the right to receive the applicable portion of the Merger Consideration provided in Article 3, without any interest thereon, upon surrender, if applicable. The Company shall serve prompt notice to SPAC of any notices of objection, notices of dissent or demands for fair value under Section 262 of the DGCL of any of the Company Stock attempted withdrawals of such notices or demands and any other instruments served pursuant to the DGCL or otherwise and received by the Company, and SPAC shall have the right to participate in all negotiations and proceedings with respect to such notices and demands. The Company shall not, without the prior written consent of SPAC (which consent shall not be unreasonably withheld, conditioned or delayed), or as otherwise required under the DGCL, make any payment with respect to, or settle or offer to settle, any such notices or demands, or agree to do or commit to do any of the foregoing.

Section 3.08.Exchange Pool.

(a)Immediately prior to or at the First Effective Time, SPAC shall deposit, or cause to be deposited, with Continental Stock Transfer & Trust Company (the “Exchange Agent”) evidence in book-entry form of shares of SPAC Common Stock, representing the number of shares of SPAC Common Stock sufficient to deliver the Merger Consideration (the “Exchange Pool”).

(b)As soon as reasonably practicable after the Proxy Clearance Date, the Company shall, or shall cause the Exchange Agent to, deliver to each Company Stockholder a letter of transmittal (and any instructions related thereto) in form and substance reasonably acceptable to SPAC and the Company (the “Letter of Transmittal”) to be completed and executed by such Person. The Letter of Transmittal shall contain, among other things, customary representations of each Company Stockholder, including due authority, valid ownership, title and interest, absence of encumbrances and ability to engage in the transactions contemplated by this Agreement.

(c)Notwithstanding anything to the contrary contained herein, no fraction of a share of SPAC Common Stock will be issued by virtue of this Agreement or the Transactions, and each Holder who would otherwise be entitled to a fraction of a share of either such class (after aggregating all shares of SPAC Common Stock to which such Holder otherwise would be entitled) shall instead have the number of shares of SPAC Common Stock issued to such Holder rounded up or down to the nearest whole share of SPAC Common Stock (with 0.5 of a share or greater rounded up), as applicable.

(d)Promptly following the earlier of (i) the date on which the entire Exchange Pool has been disbursed and (ii) the date which is nine (9) months after the First Effective Time, SPAC shall instruct the Exchange Agent to deliver to SPAC any remaining portion of the Exchange Pool and other documents in its possession relating to the Transactions, and the Exchange Agent’s duties shall terminate. Thereafter, each Holder may look only to SPAC (subject to applicable abandoned property, escheat or other similar Laws), as general creditors thereof, for satisfaction of such Holder’s claim for Merger Consideration that such Holder may have the right to receive pursuant to Section 3.03 without any interest thereon.

(e)None of the Company, SPAC, the Surviving Corporation, the Surviving Entity or the Exchange Agent shall be liable to any Person for any portion of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Notwithstanding any other provision of this Agreement, any portion of the Merger Consideration that remains undistributed to the Holders as of immediately prior to the date on which the Merger Consideration would otherwise escheat to or become the property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of SPAC, free and clear of all claims or interest of any Person previously entitled thereto.

Section 3.09.Withholding Rights. Notwithstanding anything in this Agreement to the contrary, SPAC, Merger Sub I, Merger Sub II, the Company, the Surviving Corporation, the Surviving Entity and their respective Affiliates shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement any amount required to be deducted and withheld with respect to the making of such payment under applicable Law; provided, however, that if SPAC, Merger Sub I, Merger Sub II, any of their respective Affiliates, or any party acting on their behalf determines that any payment hereunder is subject to deduction and/or withholding, then SPAC shall, prior to so deducting and/or withholding, (a) provide written notice to the Company as soon as reasonably practicable after such determination and (b) consult and cooperate with the Company in good faith to reduce or eliminate any such deduction or withholding to the extent permitted by applicable Law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Any amounts so withheld shall be timely remitted to the applicable Governmental Authority.

Section 3.10.Legend. Each certificate or book entry position representing the shares of SPAC Common Stock issued pursuant to the right to receive Per Share Merger Consideration shall bear the legend set forth below, or legend substantially equivalent thereto, together with any other legends that may be required by any securities laws at the time of the issuance:

THE SHARES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN THE ISSUER’S BYLAWS. A COPY OF SUCH BYLAWS WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.

Article 4

CLOSING; CLOSING STATEMENT

Section 4.01.Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Transactions (the “Closing”) shall take place (a) electronically by the mutual exchange of electronic signatures (including portable document format (.PDF)) commencing as promptly as practicable (and in any event no later than 10:00 a.m. Eastern Time on the third (3rd) Business Day) following the satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in ARTICLE 10 (other than those conditions that by their terms or nature are to be satisfied at the Closing; provided that such conditions are satisfied or (to the extent permitted by applicable Law) waived at the Closing) or (b) at such other place, time or date as SPAC and the Company may mutually agree in writing. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

Section 4.02.SPAC Closing Statement. At least two (2) Business Days prior to the Special Meeting, and in any event not earlier than following the time that holders of SPAC Common Stock may no longer elect redemption in accordance with the SPAC Stockholder Redemption, SPAC shall prepare and deliver to the Company a statement (the “SPAC Closing Statement”) setting forth in good faith: (i) SPAC’s calculation of the estimated SPAC Transaction Expenses as of the Closing Date, including reasonable supporting detail therefor, and (ii) (a) an estimate of the aggregate amount of cash in the Trust Account (prior to giving effect to the SPAC Stockholder Redemption); (b) an estimate of the aggregate amount of all payments required to be made in connection with the SPAC Stockholder Redemption; (c) an estimate of the Available Closing SPAC Cash resulting therefrom; (d) the aggregate number of shares of SPAC Common Stock tendered for redemption pursuant to the SPAC Stockholder Redemption and the number of shares of SPAC Common Stock to be outstanding as of immediately prior to the Closing after giving effect to the SPAC Stockholder Redemption and the Domestication; and (e) the number of SPAC Common Stock to be issued pursuant to the PIPE Subscription Agreements and the aggregate proceeds received by SPAC from such PIPE Subscription Agreements, if any, in each case, including reasonable supporting detail therefor. The SPAC Closing Statement and each component thereof shall be prepared and calculated in accordance with the definitions contained in this Agreement. From and after delivery of the SPAC Closing Statement until the Closing, SPAC shall (x) cooperate with and provide the Company and its Representatives all information reasonably requested by the Company or any of its Representatives and within SPAC’s or its Representatives’ possession or control in connection with the Company’s review of the SPAC Closing Statement and (y) consider in good faith any comments to the SPAC Closing Statement provided by the Company and its Representatives, which comments the Company shall deliver to SPAC no less than two (2) Business Days prior to the Closing Date, and SPAC shall revise such SPAC Closing Statement to incorporate any changes SPAC reasonably determines are necessary or appropriate given such comments. In the event that the Closing Date is later than five (5) Business Days following the Special Meeting, then at least two (2) Business Days prior to the Closing Date, SPAC shall have prepared and delivered to the Company (i) a statement setting forth in good faith as of the Closing Date SPAC’s calculation of the SPAC Transaction Expenses, including reasonable supporting detail therefor, and (ii) an updated SPAC Closing Statement to update, as needed, the calculation of: (a) the aggregate amount of cash in the Trust Account (prior to giving effect to the SPAC Stockholder Redemption); (b) the aggregate amount of all payments required to be made in connection with the SPAC Stockholder Redemption; and (c) the Available Closing SPAC Cash resulting therefrom.

Section 4.03.Company Closing Statement. At least five (5) Business Days prior to the Closing Date, the Company shall prepare and deliver to SPAC a statement (the “Company Closing Statement”) setting forth in good faith as of the Closing Date: (a) the aggregate number of shares of Company Common Stock issued and outstanding; (b) the aggregate number of shares of Company Preferred Stock (by series) issued and outstanding (in the case of (a) and (b), prior to giving effect to the Conversions of Company Preferred Stock); (c) the aggregate number of shares of Company Common Stock to be outstanding after giving effect to the Conversions set forth under Section 3.02; (d) the aggregate number of shares of Company Common Stock underlying vested and unvested Company Options issued and outstanding and the exercise prices therefor; (e) the aggregate number of shares of Company Common Stock underlying vested and unvested Company Restricted Stock Units issued and outstanding; (f) the Company’s calculation of the Company Transaction Expenses; (g) the Company’s calculation of the Per Common Share Equity Value; (h) the Company’s calculation of the Exchange Ratio; (i) the number of Company Warrants expired or exercised in accordance with Section 3.05; (j) the Series F Preference Amount, Series F-1 Preference Amount, Series F-2 Preference Amount, Series F-3-A Preference Amount, Series F-3-B Preference Amount, Series F-3-C Preference Amount, Series F-3-D Preference Amount, Series F-3-W Preference Amount and the Aggregate Series F Preference Amount and (k) the Company’s calculation of the Per Common Share Merger Consideration, in each case, including reasonable supporting detail therefor. From and after delivery of the Company Closing Statement until the Closing, the Company shall (x) cooperate with and provide SPAC and its Representatives all information reasonably requested by SPAC or any of its Representatives and within the Company’s or its Representatives’ possession or control in connection with SPAC’s review of the Company Closing Statement and (y) consider in good faith any comments to the Company Closing Statement provided by SPAC and its Representatives, which comments SPAC shall deliver to the Company no less than two (2) Business Days prior to the Closing Date, and the Company shall revise such Company Closing Statement to incorporate any changes the Company reasonably determines are necessary or appropriate given such comments and as otherwise determined by the Company.

Article 5

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter dated as of the date of this Agreement delivered by the Company to SPAC (the “Company Disclosure Letter”) (each section or subsection of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent), the Company represents and warrants to SPAC as of the date of this Agreement and as of the Closing as follows:

Section 5.01.Corporate Organization of the Company. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has the requisite power and authority to own, operate and lease its properties and assets and to conduct its business as it is now being conducted, except as would not be material to the Company. The Company Certificate of Incorporation, as in effect on the date hereof, previously made available by the Company to SPAC (a) is true, correct and complete, (b) is in full force and effect, and (c) has not been amended. The Company is duly licensed or qualified and in good standing (or its equivalent) as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company is not in violation of any of the provisions of the Company Certificate of Incorporation.

Section 5.02.Subsidiaries. The Subsidiaries of the Company as of the date of this Agreement are set forth on Section 5.02 to the Company Disclosure Letter. The Subsidiaries have been duly formed or organized, are validly existing under the laws of their jurisdiction of incorporation or organization and have the power and authority to own, operate and lease their properties, rights and assets and to conduct their business as it is now being conducted, except as would not be material to the Company and its Subsidiaries, taken as a whole. Each Subsidiary is duly licensed or qualified and in good standing (or its equivalent, to the extent an equivalent exists in the applicable jurisdiction) as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be in good standing or so licensed or qualified, except where the failure to be in good standing or so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The respective jurisdiction of incorporation or organization of each Subsidiary is identified on Section 5.02 of the Company Disclosure Letter.

Section 5.03.Due Authorization. The Company has the requisite power and authority to execute and deliver this Agreement and each Transaction Agreement to which it is a party and (subject to the approvals described in Section 5.05 and subject to obtaining the

Company Stockholder Approval) to perform all obligations to be performed by it hereunder and thereunder and to consummate the Transactions. The Holders who have executed the Company Voting and Support Agreements as of the date of this Agreement have agreed to vote in favor of the approval of this Agreement and the Transactions, including the Mergers, and such approval will be sufficient to duly obtain the Company Stockholder Approval. Other than the Company Stockholder Approval, no other corporate proceeding on the part of the Company is necessary to authorize this Agreement or such Transaction Agreements or the Company’s performance hereunder or thereunder. This Agreement has been, and each such Transaction Agreement (when executed and delivered by the Company) will be, duly and validly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such Transaction Agreement will constitute, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting or relating to creditors’ rights generally and subject, as to enforceability, to the remedy of specific performance and injunctive and other forms of equitable relief which may be subject to equitable defenses, general principles of equity and to the discretion of the court before which any proceeding therefor may be brought, whether such enforceability is considered in a proceeding in equity or at Law (the “Enforceability Exceptions”).

Section 5.04.No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.05 and upon receipt of the Company Stockholder Approval, the execution, delivery and performance of this Agreement and each Transaction Agreement to which it is party by the Company and the consummation of the Transactions do not and will not (a) conflict with or violate any provision of, or result in the breach of or default under, the Company Certificate of Incorporation or the Company’s bylaws, (b) violate any provision of, or result in the breach of or default by the Company under, or require any filing, registration or qualification under, any applicable Law to which the Company is subject or by which any property or asset of the Company is bound, (c) require any consent, waiver or other action by any Person under, violate, or result in a breach of, constitute a default under, result in the acceleration, cancellation, termination or modification of, or create in any party the right to accelerate, terminate, cancel or modify, the terms, conditions or provisions of any Material Contract, including to any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to the terms, conditions or provisions of any such Material Contract, (d) result in the creation of any Lien upon any of the properties, rights or assets of the Company or any of its Subsidiaries under any Material Contract, other than Permitted Liens, (e) constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, termination, acceleration, modification, cancellation or creation of a Lien other than Permitted Liens, or (f) result in a violation or revocation of any license, permit or approval from any Governmental Authority, except, in each of cases (a) through (f), for such violations, conflicts, breaches, defaults or failures to act that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.05.Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the SPAC Parties contained in this Agreement, no action by, notice to, consent, approval, waiver, permit or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of the Company with respect to the Company’s execution, delivery and performance of this Agreement and the Transaction Agreements to which the Company is a party and the consummation of the Transactions, except for (a) applicable requirements of the HSR Act and any Antitrust Laws and National Security Laws, (b) compliance with any applicable requirements of the Securities Laws, (c) the filing of the First Certificate of Merger in accordance with the DGCL, (d) the filing of the Second Certificate of Merger in accordance with the DGCL and the DLLCA, (e) any actions, consents, approvals, permits or authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company to perform or comply with on a timely basis any material obligation under this Agreement or to consummate the Transactions in accordance with the terms hereof, and (f) as otherwise disclosed on Section 5.05 of the Company Disclosure Letter.

Section 5.06.Current Capitalization.

(a)As of the date of this Agreement (the “Capitalization Date”), the authorized capital stock of the Company consists of: (i) 1,006,540,500 shares of Company Common Stock of which (A) 998,340,500 shares are designated as Company Class A Common Stock; and (B) 8,200,000 shares are designated as Company Class B Common Stock; and (ii) 706,736,634 shares of Company Preferred Stock, of which (A) 2,866,232 shares are designated as Company Series A Preferred Stock; (B) 51,532,288 shares are designated as Company Series B Preferred Stock; (C) 43,520,000 shares are designated as Company Series C Preferred Stock; (D) 48,870,774 shares are designated as Company Series D Preferred Stock; (E) 254,280,387 shares are designated as Company Series E Preferred Stock; (F) 85,238,035 shares are designated as Company Series F Preferred Stock; (G) 277,235 shares are designated as Company Series F-1 Preferred Stock; (H) 40,131,769 shares are designated as Company Series F-2 Preferred Stock; (I) 3,840,382 shares are designated as Company Series F-3-A Preferred Stock; (J) 45,070,782 shares are designated as Company Series F-3-B Preferred Stock; (K) 53,612,967 shares are designated as Company Series F-3-C Preferred Stock; (L) 54,795,783 shares are designated as Company Series F-3-D Preferred Stock; and (M) 22,700,000 shares are designated as Company Series F-3-W Preferred Stock.

(b)As of the Capitalization Date, there were: (i) 45,595,820 shares of Company Common Stock issued and outstanding, specifically (a) 37,400,593 shares of Company Class A Common Stock issued and outstanding and (b) 8,195,227 shares of Company Class B Common Stock issued and outstanding; (ii) 164,931 shares of Company Series A Preferred Stock issued and outstanding; (iii) 17,337,846 shares of Company Series B Preferred Stock issued and outstanding; (iv) 19,671,762 shares of Company Series C Preferred Stock issued and outstanding; (v) 4,359,800 shares of Company Series D Preferred Stock are issued and outstanding; (vi) no shares of Company Series E Preferred Stock are issued and outstanding; (vii) 66,531,948 shares of Company Series F Preferred Stock issued and outstanding; (viii) 277,235 shares of Company Series F-1 Preferred Stock issued and outstanding; (ix) 40,131,769 shares of Company Series F-2 Preferred Stock issued and outstanding; (x) 2,891,931 shares of Company Series F-3-A Preferred Stock issued and outstanding; (xi) 22,104,907 shares of Company Series F-3-B Preferred Stock issued and outstanding; (xii) 28,916,119 shares of Company Series F-3-C Preferred Stock issued and outstanding; (xiii) 49,708,782 shares of Company Series F-3-D Preferred Stock issued and outstanding and (xiv) 22,699,991 shares of Company Series F-3-W Preferred Stock issued and outstanding. All of the issued and outstanding shares of Company Stock have been duly authorized and validly issued and are fully paid and nonassessable.

(c)As of the Capitalization Date, there were outstanding (i) Company Options to purchase an aggregate of 36,135,773 shares of Company Class A Common Stock (of which options to purchase an aggregate of 31,492,017 shares of Company Class A Common Stock were vested and exercisable and of which options to purchase an aggregate of 4,643,756 shares of Company Class A Common Stock were unvested), (ii) no Company Restricted Stock Units convertible into shares of Company Class A Common Stock, and (iii) 2,684,141 additional shares of Company Common Stock were reserved for issuance pursuant to the Company Equity Plans.

(d)As of the Capitalization Date, there were no outstanding Company Convertible Securities nor any obligations to issue any Company Convertible Securities.

(e)As of the Capitalization Date, other than the rights of (i) Company Options, (ii) Company Restricted Units, (iii) Company Preferred Stock, and (iv) the Company Warrants, in each case outstanding as of the Capitalization Date, to convert into or be exchanged or exercised for Company Stock in accordance with the terms thereof in existence as of the Capitalization Date, there are (x) no subscriptions, calls, options, warrants, rights (including preemptive rights), puts or other securities convertible into or exchangeable or exercisable for Company Common Stock, Company Preferred Stock or any other equity interests of the Company, or any other Contracts to which the Company is a party or by which the Company is bound obligating the Company to issue or sell any shares of, other equity interests in or debt securities of, the Company, (y) no obligations incurred by the Company to issue additional shares of capital stock or equity interests of the Company under the Company Stockholder Agreements and (z) no equity equivalents, stock or stock appreciation rights, phantom stock or stock ownership interests or similar rights in the Company. As of the Capitalization Date, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any securities or equity interests of the Company and, as of the date of this Agreement, no holders of Company Stock have any redemption rights that are exercisable under the Company Stockholder Agreements. There are no outstanding bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company’s stockholders may vote. Other than the Company Stockholder Agreements and the Company Voting and Support Agreements, the Company is not party to any stockholders agreement, voting agreement, proxies, registration rights agreement or other similar agreements relating to its equity interests.

Section 5.07.Capitalization of Subsidiaries. The issued share capital, stock or other equity interests of each of the Company’s Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable. All of the ownership interests in each Subsidiary of the Company are owned by the Company, directly or indirectly, free and clear of any Liens (other than the restrictions under applicable Securities Laws) and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such ownership interests) and have not been issued in violation of preemptive or similar rights. As of the date of this Agreement, there are (a) no subscriptions, calls, options, warrants, rights (including preemptive rights), puts or other securities convertible into or exchangeable or exercisable for the equity interests of any Subsidiary of the Company, or any other Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue or sell any shares, stock, or other equity interests in or debt securities of, any Subsidiary of the Company and (b) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in any Subsidiary of the Company (the items in clauses (a) and (b), in addition to all ownership interests of the Company’s Subsidiaries, being referred to collectively as the “Company Subsidiary Securities”). As of the date of this Agreement, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any securities or equity interests of any Subsidiary of the Company. The Company and its Subsidiaries are not party to any stockholders agreement, voting agreement, proxies, registration rights agreement or other similar agreements relating to the equity interests of any Subsidiary of the Company. A sufficient number of Holders have executed the Company Voting and Support Agreement to terminate all agreements with the Company’s Affiliates. Except for the Company Subsidiary Securities, neither the Company nor any of its Subsidiaries owns any equity, ownership, profit, voting or similar interest in or any interest convertible, exchangeable or exercisable for, any equity, profit, voting or similar interest in, any Person. No shares of treasury stock are held by any Subsidiary of the Company.

Section 5.08.Financial Statements.

(a)Section 5.08(a) of the Company Disclosure Letter sets forth true, correct and complete copies of (i) the audited consolidated balance sheets of the Company and its Subsidiaries as at December 31, 2023 and December 31, 2024, and the related audited consolidated statements of operations, stockholders’ equity and cash flows for the fiscal years ended December 31, 2023 and December 31, 2024 (the “Audited Financial Statements”), (ii) the unaudited consolidated condensed balance sheet of the Company and its Subsidiaries as at December 31, 2025 (the “Most Recent Balance Sheet”), and the related unaudited consolidated condensed statements of operations and cash flows for the fiscal year ended December 31, 2025 (together with the Audited Financial Statements, the “Financial Statements”).

(b)The Financial Statements present fairly, in all material respects, the consolidated financial position, cash flows and results of operations of the Company and its Subsidiaries as of the dates and for the periods indicated in such Financial Statements in conformity with GAAP consistently applied in all material respects throughout the periods covered thereby (except for the absence of footnotes and other presentation items and for normal and recurring year-end adjustments, in each case, the impact of which is not material).

Section 5.09.Undisclosed Liabilities. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has any liability, debt or obligation, whether accrued, contingent, absolute, determined, determinable or otherwise, required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for liabilities, debts or obligations (a) reflected or reserved for in the Financial Statements or disclosed in any notes thereto, (b) that have arisen since the date of the Most Recent Balance Sheet in the ordinary course of business of the Company and its Subsidiaries, (c) arising under this Agreement and/or the performance by the Company of its obligations hereunder, including Company Transaction Expenses, (d) disclosed in the Company Disclosure Letter, or (e) that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.10.Litigation and Proceedings. As of the date of this Agreement, there are no material pending or, to the knowledge of the Company, threatened Actions against the Company or any of its Subsidiaries, or, to the knowledge of the Company, any of their properties or assets. As of the date of this Agreement, there is no material Governmental Order imposed upon or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or any of their properties or assets. As of the date of this Agreement, there is no material unsatisfied judgment or any open injunction binding upon the Company or its Subsidiaries.

Section 5.11.Compliance with Laws. Except with respect to compliance with Environmental Laws (which are the subject of Section 5.24) and compliance with Tax Laws (which are the subject of Section 5.15), or except as would not constitute a Material Adverse Effect, (a) the Company and its Subsidiaries are in compliance with all applicable Laws and Governmental Orders and (b) from the date that is three (3) years prior to the date of this Agreement to the date of this Agreement, to the knowledge of the Company, neither the Company nor any of its Subsidiaries, has received any written notice of any violations of applicable Laws, Governmental Orders or Permits (other than allegations asserted by providers in connection with requests for claims adjustments by such providers in the ordinary course of business), and to the knowledge of the Company, no charge, claim, assertion or Action of any violation of any Law, Governmental Order or Permit by the Company or any of its Subsidiaries is currently threatened against the Company or any of its Subsidiaries (other than allegations asserted by providers in connection with requests for claims adjustments by such providers in the ordinary course of business).

Section 5.12.Contracts; No Defaults.

(a)Section 5.12(a) of the Company Disclosure Letter contains a true, correct and complete listing of all Contracts (other than purchase orders) (including agreements for funding with any Governmental Authority) described in the subclauses of this Section 5.12 to which, as of the date of this Agreement, the Company or any of its Subsidiaries is a party (together with all material amendments, waivers or other changes thereto) other than Company Benefit Plans and Standard Employment Agreements and Contracts that may not be disclosed pursuant to applicable Law (collectively, the “Material Contracts”). True, correct and complete copies of the Material Contracts have been delivered to or made available to SPAC or its agents or Representatives, except where delivery or other sharing of such Material Contract is not permitted by applicable Law.

(i)Each Contract that (x) the Company reasonably anticipates will involve aggregate payments or consideration furnished by the Company or by any of its Subsidiaries of more than $500,000 in the calendar year ended December 31, 2025 or (y) involved aggregate payments or consideration furnished to the Company or to any of its Subsidiaries of more than $500,000, in each case, in the calendar year ended December 31, 2024;

(ii)Each Contract that is a definitive purchase and sale or similar agreement for the acquisition of any Person or any business unit thereof or the disposition of any material assets of the Company or any of its Subsidiaries in the three (3) years prior to the date of this Agreement, in each case, involving payments in excess of $1,000,000 other than Contracts in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing;

(iii)Each Contract with outstanding obligations of the Company or its Subsidiaries that provides for the sale or purchase of personal property, fixed assets or real property and involves aggregate payments in excess of $500,000 in any calendar year, other than sales or purchase agreements in the ordinary course of business and sales of obsolete equipment;

(iv)Each joint venture Contract, legal partnership agreement, limited liability company agreement or similar Contract (other than Contracts between Subsidiaries of the Company) that is material to the business of the Company and its Subsidiaries taken as a whole;

(v)Each Contract expressly prohibiting or restricting in any material respect the ability of the Company or its Subsidiaries to engage in any business, to operate in any geographical area or to compete with any Person (other than Contracts with providers or other entities limiting the Company’s or any of its Subsidiary’s ability to engage providers in the same geographic area, none of which are material to the Company and its Subsidiaries, taken as a whole);

(vi)Each Contract, license or other agreement in or under which the Company or any of its Subsidiaries in-licenses from any Person, or out-licenses to any Person, any item of Intellectual Property or Technology, but excluding (A) non-exclusive licenses granted by the Company or any of its Subsidiaries to customers in the ordinary course of business; (B) Contracts where any license of any Intellectual Property or Technology is non-exclusive and incidental to the subject matter of such agreement, such as licenses to use feedback and suggestions and licenses authorizing the use of brand materials for marketing purposes; (C) nondisclosure agreements entered into in the ordinary course of business; (D) Personnel IP Agreements or agreements with subcontractors under which the Company receives licenses from a subcontractor solely for use in connection with the Company’s engagement as a prime contractor; (E) licenses in respect of Open Source Software; and (F) non-exclusive licenses (including click-wrap, shrink-wrap or similar Contracts) in respect of commercially available, unmodified, non-customized, “off-the-shelf software” with an annual aggregate fee of less than $250,000;

(vii)Each Contract that constitutes an option agreement, escrow agreement (including any source code escrow Contract), settlement agreement, co-existence agreement, non-assertion or covenant not to sue agreement, in each case, concerning Intellectual Property;

(viii) Each Contract providing for the discovery, creation, development or reduction to practice by a third party of any material Intellectual Property or Technology for or on behalf of the Company or any of its Subsidiaries (other than Personnel IP Agreements);

(ix)Each employee collective bargaining Contract (“Labor Contract”) or similar Contract with a labor union, works council, or similar representative body (each, a “Labor Union”);

(x)Each mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money by or from the Company or any of its Subsidiaries in excess of $500,000;

(xi) Each Contract that is a currency or interest hedging arrangement;

(xii) Each material Contract that provides for any most favored nation provision or equivalent preferential terms, exclusivity or similar obligations to which the Company or any of its Subsidiaries is subject;

(xiii)  Each Lease; and

(xiv)  Any commitment to enter into agreement of the type described in the subclauses of this Section 5.12(a).

(b)Except for any Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date and except as would not be material to the Company or its Subsidiaries, as of the date of this Agreement, all of the Contracts listed pursuant to Section 5.12(a) are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of the Company or one of its Subsidiaries party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the other parties thereto, in each case, subject to the Enforceability Exceptions. As of the date of this Agreement, (w) neither the Company, any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto is or is alleged to be in material breach of or material default under any such Contract, (x) neither the Company nor any of its Subsidiaries has received any written claim or notice of material breach of or material default under any such Contract, (y) to the knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract (in each case, with or without notice or lapse of time or both) and (z) no party to any such Contract that is a customer of or supplier to the Company or any of its Subsidiaries has, within the past twelve (12) months, canceled or terminated its business with, or, to the knowledge of the Company, threatened in writing to cancel or terminate its business with, the Company or any of its Subsidiaries.

Section 5.13.Company Benefit Plans.

(a)Section 5.13(a) of the Company Disclosure Letter sets forth a true, correct and complete list of each material Company Benefit Plan as of the date of this Agreement. “Company Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”) (including Multiemployer Plans), and any and all other compensation and benefits plans, policies, programs, or arrangements and each other stock purchase, stock option, restricted stock, restricted stock unit, phantom equity, profit sharing, pension, savings, severance, retention, employment, consulting, commission, change-of-control compensation, bonus, incentive, deferred compensation, employee loan, fringe benefit, insurance, welfare, post-retirement health or welfare, health, life, tuition reimbursement, service award, company car, scholarship, relocation, disability, accident, sick pay, sick leave, accrued leave, vacation, holiday, termination, and other benefit plan, policy, program, or arrangement, whether or not subject to ERISA whether formal or informal, oral or written, funded or unfunded, insured or self-insured, in each case, for the benefit of Company Service Providers, that is sponsored, established, maintained, contributed to or required to be contributed to by the Company or its Subsidiaries, or under which the Company or its Subsidiaries has any current or potential liability, except for (i) employment agreements and offer letters establishing at-will employment or otherwise not obligating the Company or any of its Subsidiaries to make any payments or provide any benefits upon a termination of employment and otherwise not requiring more than thirty (30) days’ notice to terminate, other than as may be required by applicable Law (the “Standard Employment Agreements”) and (ii) any statutorily required plan, agreement, program, policy or other arrangement sponsored by a Governmental Authority.

(b)With respect to each material Company Benefit Plan, the Company has provided to SPAC or its counsel a true, correct and complete copy, to the extent applicable, of (i) each writing constituting such Company Benefit Plan and all amendments thereto (or, in the case of any writings applicable to such Company Benefit Plan for which the general terms do not differ materially from each other, the form of such writing in lieu of each individual writing), and a written description of any material unwritten Company Benefit Plan; (ii) the most recent annual report and accompanying schedules; (iii) the current summary plan description and any summaries of material modifications; (iv) the most recent annual financial statements and actuarial reports; (v) the most recent determination or opinion letter received by the Company and its Subsidiaries from the IRS regarding the tax-qualified status of such Company Benefit Plan; (vi) the most recent written results of all compliance testing required by applicable Laws; and (vii) copies of any material, non-routine written correspondence with the IRS, Department of Labor or other Governmental Authority. There has been no amendment to any Company Benefit Plan made, or communicated by the Company or its Subsidiaries to participants therein, which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year.

(c)Each Company Benefit Plan (and each related trust, insurance contract or fund) is and has been established, administered and funded in accordance with its express terms, and in compliance in all material respects with all applicable Laws, including ERISA and the Code. There are no pending or, to the knowledge of the Company, threatened Actions against or relating to the Company Benefit Plans, the assets of any of the trusts under such Company Benefit Plans or the plan sponsor or the plan administrator, or against any fiduciary of the Company Benefit Plans with respect to the operation of such Company Benefit Plans (other than routine benefits claims). Neither the Company nor its Subsidiaries nor, to the knowledge of the Company, any “party in interest” or “disqualified person” with respect to a Company Benefit Plan has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA. To the knowledge of the Company, no fiduciary (within the meaning of Section 3(21) of ERISA) has breached any fiduciary duty with respect to a Company Benefit Plan or otherwise has any liability in connection with acts taken (or the failure to act) with respect to the administration or investment of the assets of any Company Benefit Plan. All material payments required to be made by the Company and its Subsidiaries under, or with respect to, any Company Benefit Plan (including all contributions, distributions, reimbursements, premium payments or intercompany charges) with respect to all prior periods have been timely made or, for any such payments that are not yet due, properly accrued and reflected in the most recent consolidated balance sheet prior to the date hereof, in each case in accordance with the provisions of each of the Company Benefit Plans, applicable Law and GAAP. To the knowledge of the Company, as of the date of this Agreement, no Company Benefit Plan is under audit or examination (nor has written notice been received of a potential audit or examination) by any Governmental Authority.

(d)Each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code (i) has received a favorable determination or opinion letter as to its qualification or (ii) has been established under a standardized master and prototype or volume submitter plan for which a current favorable IRS advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, its related trust is exempt from Tax under Section 501(a) of the Code, and, to the knowledge of the Company, nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification or exemption or the imposition of any material liability, penalty or Tax under ERISA or the Code.

(e)The Company has made available a true, correct and complete list of all outstanding Company Equity Awards as of the Capitalization Date setting forth: (i) the form of the Company Equity Award (including whether the Company Option is a non-qualified stock option or an incentive stock option for purposes of Section 422 of the Code) and the number of shares of Company Common Stock subject to each Company Equity Award, (ii) the holder’s name, grant date, applicable vesting schedule (including acceleration rights thereof), and the per-share exercise price with respect to each Company Option, (iii) the Company Equity Plan pursuant to which each Company Option was granted, and (iv) for each holder who is not a current employee of the Company or its Subsidiaries, whether such Person was an employee of the Company or its Subsidiaries on or since the grant date of the Company Option. Except for the Company Equity Plans and any award agreements that have been made provided to SPAC, neither the Company nor any of its Subsidiaries has adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity-related compensation to any Person (whether payable in shares of Company Common Stock, cash or otherwise). Each Company Equity Plan has been duly authorized, approved and adopted by the Board of Directors and the Company’s stockholders and is in full force and effect. Each Company Equity Award, (i) was duly authorized no later than the date on which the grant was by its terms effective (the “Grant Date”) by all necessary corporate action, (ii) was granted in compliance with all applicable Laws (including all applicable federal, state and local Securities Laws) and all the terms and conditions of the applicable Company Equity Plan, and (iii) with respect to Company Options, has a per-share exercise price equal to or greater than the fair market value of a share of Company Common Stock on the Grant Date and no modifications within the meaning of Section 409A of the Code have been made to any Company Options following the Grant Date, and (iv) does not trigger any obligation or liability for the holder thereof under Code Section 409A of the Code.

(f)No Company Benefit Plan is, and none of the Company or its Subsidiaries or any ERISA Affiliate has at any time in the six (6) years prior to the date of this Agreement sponsored, established, maintained, contributed to or been required to contribute to, or in any way has any liability (whether on account of an ERISA Affiliate or otherwise), directly or indirectly, with respect to any plan that is, (i) subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code or a “defined benefit” plan within the meaning of Section 414(j) of the Code or Section 3(35) of ERISA (whether or not subject thereto), (ii) a Multiemployer Plan, (iii) a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA, (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (v) a plan maintained in connection with any trust described in Section 501(c)(9) of the Code. None of the Company or its Subsidiaries or any

ERISA Affiliate has withdrawn at any time in the six (6) years prior to the date of this Agreement from any Multiemployer Plan, or incurred any withdrawal liability which remains unsatisfied, and no events have occurred and no circumstances exist that could reasonably be expected to result in any such liability to the Company and its Subsidiaries.

(g)Neither the execution and delivery of this Agreement nor the consummation of the Transactions contemplated hereby will (either alone or in combination with another event) (i) result in any material payment becoming due, or material increase the amount of any compensation or benefits due, to any Company Service Provider or with respect to any Company Benefit Plan; (ii) increase any material benefits, payable under any Company Benefit Plan; (iii) result in the acceleration of the time of payment or vesting of any material compensation or benefits, or the forgiveness of any material amount of indebtedness of any Company Service Provider; or (iv) result in an obligation to fund or otherwise set aside assets to secure to any extent any of the obligations under any material Company Benefit Plan. No Person is entitled to receive any additional payment (including any Tax gross-up or other payment) from the Company or its Subsidiaries as a result of the imposition of the excise Taxes required by Section 4999 of the Code or any Taxes required by Section 409A of the Code.

(h)The consummation of the Transactions will not result in a change in the ownership or effective control of the Company or its Subsidiaries for purposes of Section 280G or Section 409A of the Code.

(i)Each Company Benefit Plan that constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been established, funded, (if applicable) and administered in compliance in all material respects with applicable Laws.

(j)Except as would not reasonably be expected to result in material liability to the Company and its Subsidiaries, taken as a whole, all Company Benefit Plans subject to the Laws of any jurisdiction outside of the United States or that covers any Company Service Provider residing or working outside of the United States (each, a “Foreign Benefit Plan”) (i) if they are intended to qualify for special tax treatment, meet all requirements for such treatment and, to the knowledge of the Company, there are no existing circumstances or events that have occurred that could reasonably be expected to affect adversely the special tax treatment with respect to such Foreign Benefit Plan, (ii) if they are intended to be funded and/or book-reserved, are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions, and (iii) if intended or required to be qualified, approved or registered with a Governmental Authority, is and has been in the three (3) years prior to the date of this Agreement so qualified, approved or registered and, nothing has occurred in the three (3) years prior to the date of this Agreement that could reasonably be expected to result in the loss of such qualification, approval or registration, as applicable.

Section 5.14.Labor Matters.

(a)The Company has delivered the Company Employee List to SPAC, which list is accurate and complete as of the date of this Agreement. The Company has delivered a true, correct and complete list of each individual independent contractor or other individual service provider who provides substantially recurring services to the Company or any of its Subsidiaries as of the date of this Agreement for annualized fees or cash compensation in excess of $250,000, which includes for each such individual (i) a description of the services so provided, (ii) primary work location, (iii) base fee or compensation rate, and (iv) the amount of fees or other compensation actually paid in 2024 and 2025.

(b)In the three years prior to the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any Labor Contract with a Labor Union and none of the employees of the Company or its Subsidiaries are subject to collective bargaining arrangements with respect to their employment with the Company. In the three years prior to the date of this Agreement, there have been, and to the knowledge of the Company there are, no activities or proceedings of any Labor Union to organize any Company Employees. Additionally, in the three years prior to the date of this Agreement, there have been, and to the knowledge of the Company, there is (i) no unfair labor practice charges or complaints pending before any applicable Governmental Authority relating to the Company and its Subsidiaries or any Company Service Provider; (ii) no labor strikes, material slowdowns, material disputes, or material work stoppages or lockouts pending or threatened against or affecting the Company and its Subsidiaries, and none of the Company and its Subsidiaries has experienced any strike, material slowdown or material work stoppage, lockout or other collective labor action by or with respect to any current Company Service Provider; (iii) no representation claims or petitions pending before any applicable Governmental Authority; and (iv) no charges with respect to or relating to the Company and its Subsidiaries pending before any applicable Governmental Authority responsible for the prevention of unlawful employment practices.

(c)In the three (3) years prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has implemented any “plant closings” or “mass layoffs,” as defined by the Worker Adjustment and Retraining Notification Act of 1988, as amended, or similar state or local laws (the “WARN Act”).

(d)Except where the failure to so comply would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole, each of the Company and its Subsidiaries is, and have been, in compliance in all material respects with (i) all applicable Laws regarding employment and employment practices, including, without limitation, all applicable Laws relating to wages, hours, overtime, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, classification of employees and independent contractors, and the collection and payment of withholding and/or social security Taxes, (ii) all requirements required by Law or regulation relating to the employment of foreign citizens, including all requirements of Form I-9 Employment Verification, and none of the Company or its Subsidiaries currently employs, or has ever employed, any Person who was not permitted to work in the jurisdiction in which such Person was employed and (iii) all Laws that could require overtime to be paid to any current or former Company Employee, and no Person has ever brought or, to the knowledge of the Company, threatened to bring a claim for unpaid compensation or employee benefits, including overtime amounts.

(e)As of the date of this Agreement, the Company has not received notice that any current direct report to the CEO of the Company presently intends to terminate his or her employment within six months after the Closing. To the knowledge of the Company, as of the date of this Agreement, no current Company Service Provider at the level of Vice President or above has received an offer to join a business that is competitive with the business activities of the Company and its Subsidiaries.

(f)Except where the failure to so comply would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole, there are no Actions against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened, arising out of, in connection with or otherwise relating to the employment or termination of employment or failure to employ any individual by the Company or any of its Subsidiaries. As of the date of this Agreement, there is no Governmental Order imposing any continuing material remedial obligations on the Company or any of its Subsidiaries.

(g)To the knowledge of the Company, the current Company Employees who work in the United States are authorized and have appropriate documentation to work in the United States. To the knowledge of the Company, neither the Company nor any of its Subsidiaries have ever been notified of any pending or threatened investigation by any branch or department of U.S. Immigration and Customs Enforcement (“ICE”), or other federal agency charged with administration and enforcement of federal immigration laws concerning the Company and its Subsidiaries, and neither the Company nor any of its Subsidiaries have received any “no match” notices from ICE, the Social Security Administration, or the IRS.

(h)Except as would not reasonably be expected to be material to the Company, taken as a whole, in the three (3) years prior to the date of this Agreement, no allegations of sexual harassment or sexual misconduct have been made by a Company Employee (in their capacity as an employee of the Company or its Subsidiaries) against any director or officer of the Company or such Subsidiaries (in their respective capacities as such) or against the Company or any of its Subsidiaries on account of the conduct of any such director or officer. Neither the Company nor any of its Subsidiaries have incurred, nor to the knowledge of the Company, do circumstances exist under which the Company or any of its Subsidiaries would reasonably be expected to incur, any liability arising from any allegation of sexual harassment against any director or officer of the Company or any of its Subsidiaries (in their respective capacities as such) that would reasonably be expected to be material to the Company, taken as a whole.

Section 5.15.Taxes. Except as would not reasonably be expected to have a Material Adverse Effect:

(a)All material Tax Returns required by Law to be filed by the Company or its Subsidiaries (taking into account any applicable extensions) have been filed, and all such Tax Returns are true, correct and complete in all material respects.

(b)All material amounts of Taxes due and owing by the Company and its Subsidiaries have been paid, other than Taxes described in clause (iii) of the definition of Permitted Liens. The Most Recent Balance Sheet reflects, in accordance with GAAP, all material unpaid Taxes of the Company and its Subsidiaries for periods (or portions of periods) through the date of the Most Recent Balance Sheet. Since the date of the Most Recent Balance Sheet, neither the Company nor any of its Subsidiaries have incurred any material Tax liability outside the ordinary course of business other than Taxes resulting from the Transactions.

(c)Each of the Company and its Subsidiaries (i) has withheld and deducted all material amounts of Taxes required to have been withheld or deducted by it in connection with amounts paid or owed to any employee, independent contractor, creditor, stockholder or any other third party, (ii) to the extent required, has remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority, and (iii) has complied in all material respects with applicable Law with respect to Tax withholding, including all reporting and record keeping requirements.

(d)Neither the Company nor any of its Subsidiaries is currently engaged in any material audit, administrative proceeding or judicial proceeding with respect to Taxes. Neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority of a dispute or claim with respect to a material amount of Taxes, other than disputes or claims that have since been resolved and, to the knowledge of the Company, no such claims have been threatened in writing.

(e)No written claim has been made by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that such entity is or may be subject to Tax in that jurisdiction in respect of Taxes that would be the subject of such Tax Return, which claim has not been resolved.

(f)There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of the Company or any of its Subsidiaries (other than ordinary course extensions of time to file Tax Returns) and no written request for any such waiver or extension is currently pending.

(g)Neither the Company nor any of its Subsidiaries (or any predecessor thereof) has constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(h)Neither the Company nor any of its Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(i)Except with respect to deferred revenue collected by the Company and its Subsidiaries in the ordinary course of business, neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (ii) any “closing agreement” with respect to Taxes with a Governmental Authority executed on or prior to the Closing; (iii) installment sale or open transaction disposition made on or prior to the Closing; or (iv) prepaid amount received on or prior to the Closing.

(j)There are no Liens with respect to Taxes on any of the assets of the Company or its Subsidiaries, other than Permitted Liens.

(k)Neither the Company nor any of its Subsidiaries has any material liability for the Taxes of any Person (other than the Company or its Subsidiaries) (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), (ii) as a transferee or successor, or (iii) by Contract or otherwise (except, in each case, for liabilities pursuant to commercial agreements not primarily relating to Taxes).

(l)Neither the Company nor any of its Subsidiaries is a party to, or bound by, or has any obligation to any Governmental Authority or other Person (other than the Company or its Subsidiaries) under any Tax allocation, Tax sharing, Tax indemnification or similar agreements (except, in each case, for any such agreements that are commercial agreements not primarily relating to Taxes).

(m)The Company has not been, is not, and immediately prior to the First Effective Time will not be, treated as an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.

(n)The Company and its Subsidiaries have not taken any action, and none of the Company or any of its Subsidiaries is aware of any fact or circumstance, that would reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment.

(o)The Company has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(p)The Company is, and has been since its formation, treated as a corporation that is a tax resident of the United States for U.S. federal income tax purposes.

(q)Nothing in this Agreement, including this Section 5.15, shall be construed as providing a representation or warranty with respect to the existence, amount, expiration date or limitations on (or availability of) any net operating losses, Tax credits, Tax basis or other similar Tax attributes after the Closing Date.

For purposes of this Section 5.15, any reference to the Company or any of its Subsidiaries shall be deemed to include any Person that merged with or was liquidated or converted into the Company or any Subsidiary, if applicable. Other than Section 5.13 (to the extent such Section relates to Taxes), this Section 5.15 provides the sole and exclusive representations and warranties of the Company in respect of Tax matters.

Section 5.16.Insurance. As of the date of this Agreement, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole: (a) all of the material policies of property, fire and casualty, liability, workers’ compensation, directors and officers and other forms of insurance (collectively, the “Policies”) held by, or for the benefit of, the Company or any of its Subsidiaries with respect to policy periods that include the date of this Agreement are in full force and effect, and (b) neither the Company nor any of its Subsidiaries has received a written notice of cancellation of any of the Policies or of any material changes that are required in the conduct of the business of the Company or any of its Subsidiaries as a condition to the continuation of coverage under, or renewal of, any of the Policies.

Section 5.17.Permits. Each of the Company and its Subsidiaries has all material licenses, approvals, consents, registrations, franchises and permits (the “Permits”) that are required to own, lease or operate its properties and assets and to conduct its business in all material respects as currently conducted and as contemplated (except with respect to licenses, approvals, consents, registrations and permits required under applicable Environmental Laws (as to which certain representations and warranties are made pursuant to Section 5.24)). The Company and its Subsidiaries have obtained all of the Permits necessary under applicable Laws to permit the Company and its Subsidiaries to own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the business and operations of the Company and its Subsidiaries as currently conducted. To the knowledge of the Company, the operation of the business of the Company and its Subsidiaries as currently conducted is not in violation of, nor is the Company or any of its Subsidiaries in default or violation under, any Permit.

Section 5.18.Real Property.

(a)The Company does not have and has not ever had any Owned Real Property.

(b)Section 5.18(b) of the Company Disclosure Letter contains a true, correct and complete list, as of the date of this Agreement, of all Leases, including the address of each Leased Real Property. As of the date of this Agreement, the Leased Real Property identified on Section 5.18(b) of the Company Disclosure Letter comprise all of the real property used or otherwise related to, the business of the Company and its Subsidiaries as it is currently conducted. Neither the Company nor any Subsidiary of the Company is party to any agreement or option to purchase or sell any Leased Real Property or interest therein.

(c)The Company has made available to SPAC true, correct and complete copies of the leases, subleases, licenses, occupancy agreements, or any other contracts (including all material modifications, amendments, guarantees, supplements, waivers and side letters thereto) pursuant to which the Company or any of its Subsidiaries occupy (or have been granted an option to occupy) the Leased Real Property or is otherwise a party with respect to the Leased Real Property (the “Leases”). The Company or one of its Subsidiaries has a valid and subsisting leasehold or subleasehold estate in, and enjoys peaceful and undisturbed possession of, all Leased Real Property, subject only to Permitted Liens. With respect to each Lease, (i) such Lease is valid, binding and enforceable and in full force and effect against the Company or one of its Subsidiaries and, to the knowledge of the Company, the other party thereto, subject to the Enforceability Exceptions, (ii) each Lease has not been materially amended or modified except as reflected in the modifications, amendments, supplements, waivers and side letters made available to SPAC, (iii) neither the Company nor any of its Subsidiaries has received or given any written notice of material default or material breach under any of the Leases and to the knowledge of the Company, neither the Company nor any of its Subsidiaries has received oral notice of any material default that has not been cured within the applicable cure period, (iv) as of the date of this Agreement, the Company has not received written notice from any Governmental Authority regarding intent to modify, suspend or revoke any Lease, and (v) there does not exist under any

Lease any event or condition which, with notice or lapse of time or both, would become a material default by the Company or any of its Subsidiaries or, to the knowledge of the Company, the other party thereto.

(d)Neither the Company nor any of its Subsidiaries subleases or grants any other Person the right to use or occupy Leased Real Property (and no such agreement is currently in effect). Neither the Company nor its Subsidiaries has collaterally assigned or granted any other security interest in the Leased Real Property or any interest therein which is still in effect. Neither the Company nor any of its Subsidiaries is in material default or violation of, or not in compliance with, any legal requirements applicable to its occupancy of the Leased Real Property. No construction or expansion is currently being performed or is planned by the Company or its Subsidiaries (or to the knowledge of the Company, by any other party to any Lease) at any Leased Real Property that is expected to result in liability to the Company or any of its Subsidiaries (including in the aggregate) after the date of this Agreement in excess of $250,000.

Section 5.19.Intellectual Property and Data Security.

(a)Section 5.19(a) of the Company Disclosure Letter lists as of the date of this Agreement a true, correct and complete list of (i) all Owned Intellectual Property for which applications are pending, or which are registered or issued, in each case, under the authority of any Governmental Authority, whether in the United States or internationally (“Registered Intellectual Property”); (ii) all domain names and social media accounts owned or purported to be owned by the Company or any of its Subsidiaries; and (iii) each material unregistered Trademark owned or purported to be owned by the Company or any of its Subsidiaries. Each item of Registered Intellectual Property, other than items with pending applications or as otherwise indicated in Section 5.19(a)(i) of the Company Disclosure Letter, is subsisting, and, to the knowledge of the Company, all issuances and registrations are valid and enforceable. All necessary registration, maintenance, renewal, and other relevant fees due through the Closing Date have been timely paid and all necessary documents and certificates in connection therewith that are required to be filed have been timely filed with the relevant authorities (including domain name registrars) in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining the Registered Intellectual Property in full force and effect. The Company or one of its Subsidiaries (A) solely and exclusively owns all right, title and interest in and to all Owned Intellectual Property free and clear of any Liens (other than Permitted Liens) and (B) has (and will continue to have following the Closing), and other than as disclosed in Section 5.04 of the Company Disclosure Letter, the right to use pursuant to a valid written license, sublicense, agreement or permission, all other material Intellectual Property and Technology used in the operation of the business of the Company and its Subsidiaries, as currently conducted (“Licensed Intellectual Property”). Except as would not reasonably be expected to have a Material Adverse Effect, the Company Intellectual Property constitutes all of the Intellectual Property used in and held for use in, and necessary and sufficient to enable the Company and its Subsidiaries to conduct, the business as currently conducted. None of the Owned Intellectual Property or, to the knowledge of the Company, any other Intellectual Property exclusively licensed to the Company or any of its Subsidiaries, is subject to any pending or outstanding injunction, directive, order, judgment or other disposition of a dispute that adversely restricts the use, transfer, registration, or licensing of, or adversely affects the validity or enforceability of any such Intellectual Property.

(b)Except as would not reasonably be expected to have a Material Adverse Effect, the conduct and operation of the business of the Company and its Subsidiaries are not infringing upon, misappropriating, diluting or otherwise violating any Intellectual Property rights of any Person, and have not infringed upon, misappropriated, diluted or otherwise violated any Intellectual Property rights of any Person. To the knowledge of the Company, no third party is infringing upon, misappropriating, diluting or otherwise violating or, in the three (3) years prior to the date of this Agreement, has infringed upon, misappropriated, diluted or otherwise violated any Owned Intellectual Property. As of the date of this Agreement, no claims alleging or involving any of the foregoing have been made against any Person by the Company or any of its Subsidiaries. As of the date of this Agreement, the Company and its Subsidiaries (i) are not the subject of any pending or threatened (in writing, or to the knowledge of the Company, otherwise) Actions and (ii) have not received from any Person at any time in the three (3) years prior to the date of this Agreement any written notice, for each of (i) and (ii) (A) alleging that the Company or any of its Subsidiaries is infringing upon, misappropriating, diluting or otherwise violating or has infringed upon, misappropriated, diluted or otherwise violated, any Intellectual Property rights of any Person or (B) challenging the ownership, use, validity or enforceability of any Owned Intellectual Property and, to the knowledge of the Company, there are no facts or circumstances that would form the reasonable basis for any such claim or challenge.

(c)(i) Except as would not reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries take, and have taken, commercially reasonable actions and measures designed to protect and maintain in all material respects: (A) the sole ownership, confidentiality and value of their Owned Intellectual Property including through valid and enforceable copies of agreements, substantially in the form made available to SPAC, executed by their former and current employees, consultants and independent contractors, (x) in each case who are or were engaged in creating or developing Owned Intellectual Property for the

Company or its Subsidiaries, pursuant to which such Person presently assigned to the Company or its Subsidiaries all of such Person’s rights, title and interest in and to all Intellectual Property or Technology created or developed for the Company or its Subsidiaries by such Person or, in the case of employees, consultants and independent contractors that retained title in certain Intellectual Property owned by such employee, consultant or independent contractor prior to the employment or engagement or that was independently developed outside the scope of such employment or engagement, granted the Company or applicable Subsidiary a broad, perpetual, irrevocable license to any such retained Intellectual Property incorporated into the Intellectual Property or Technology created or developed for the Company or applicable Subsidiary and (y) pursuant to which such Person has agreed to hold all Trade Secrets of or held by the Company and its Subsidiaries disclosed to such Person in confidence both during and after such Person’s employment or retention for a reasonable period thereby ((x) and (y) collectively, the “Personnel IP Agreements”) and (B) the security, confidentiality, value, operation and integrity of (x) their IT Systems and (y) Software in their respective possession or control; (ii) no former or current founder, officer, director, employee, independent contractor, consultant or agent of the Company or its Subsidiaries holds any right, title or interest, in whole or in part, in or to any Company Intellectual Property, and, to the knowledge of the Company, no Person (including any former or current employee, consultant, or independent contractor) is in breach of any Personnel IP Agreement; (iii) no material Trade Secret of the Company or any of its Subsidiaries has been authorized to be disclosed or has been actually disclosed by the Company or any of its Subsidiaries to any Person other than pursuant to a valid written non-disclosure agreement adequately restricting the disclosure and use of such Intellectual Property; (iv) except as would not reasonably be expected to have a Material Adverse Effect, no Open Source Software is or has been included, incorporated or embedded in, linked to, combined or distributed with or used in the delivery or provision of any products of the Company or any of its Subsidiaries in a manner that would (A) require the Company or any of its Subsidiaries to distribute or disclose any Business Software or any other Owned Intellectual Property; (B) require the Company to distribute or make available any Business Software or any other Owned Intellectual Property without charge or at a reduced charge; (C) require that users have the right to decompile, disassemble or otherwise reverse engineer any Business Software or any other Owned Intellectual Property; except, in each of the foregoing cases, other than with respect to the Open Source Software itself; or (D) otherwise impose any limitation, restriction, waiver of rights or condition on the right or ability of the Company or to use or distribute any Owned Intellectual Property; (v) except for employees, consultants and other independent contractors engaged by the Company or any of its Subsidiaries in the ordinary course of business under written confidentiality agreements or other written agreements that include confidentiality provisions, no other Person has any right to access, possess, or have disclosed or, to the knowledge of the Company, actually possesses any material source code owned by or purported to be owned by the Company or any of its Subsidiaries; (vi) neither the Company nor any of its Subsidiaries is a party to (or is obligated to enter into) any source code escrow Contract or any other Contract requiring the deposit of any source code or related materials for any Software; and (vii) except as would not reasonably be expected to have a Material Adverse Effect, the Company and each of its Subsidiaries have complied and are in compliance with all terms and conditions of all relevant licenses for Open Source Software incorporated or embedded into, linked or called by, or otherwise used in Software owned or purported to be owned by the Company and its Subsidiaries.

(d)(i) Except as would not reasonably be expected to have a Material Adverse Effect, the Company or one of its Subsidiaries owns or has a valid right to access and use pursuant to a written agreement all of their IT Systems used in connection with their business as currently conducted, and such IT Systems operate reliably and in material compliance with their respective documentation and specifications and are sufficient in all material respects for the conduct of the business as currently conducted; (ii) the Company and each of its Subsidiaries has implemented and maintained commercially reasonable back-up and disaster recovery arrangements for the continued operation of their businesses in the event of a failure of its IT Systems that are in material accordance with standard industry practice, and such IT Systems have not, in the past three (3) years, malfunctioned or failed at any time in a manner that resulted in material disruptions to the operation of the business the Company and its Subsidiaries; (iii) to the knowledge of the Company, there has not been, in the past three (3) years, any material security breach, unauthorized use of or unauthorized access to any of the material IT Systems of the Company and its Subsidiaries; (iv) to the knowledge of the Company, the Software and IT Systems of the Company and its Subsidiaries are free of any material malicious or disabling Software including viruses, worms and trojan horses, which may be used to gain unauthorized access to or without authorization, alter, delete, destroy or disable any of its or any third party’s IT Systems or Software or which may in other ways cause material damage to or abuse such IT Systems or Software (“Malware”); (v) the Company and each of its Subsidiaries have taken commercially reasonable efforts designed to maintain its Software free from such Malware; and (vi) the Company and each of its Subsidiaries possesses a sufficient number of seat licenses for the IT Systems and has not been subject to any audit related to a lack of sufficient seat licensing.

(e)No funding, facilities, or personnel of any Governmental Authority or any university, college, research institute or other educational institution has been or is being used to create any Owned Intellectual Property, where, as a result, such Governmental

Authority, university, college, research institute or other educational institution has any rights, title or interest in or to such Intellectual Property, other than “march-in rights” as set forth in any Material Contracts.

(f)AI Technologies.

(i)The Company and its Subsidiaries have: (A) obtained all licenses, consents, and permissions, provided all notices and disclosures, and otherwise have all rights, in each case as required under applicable Law, to collect and use all data, content, or materials used by the proprietary artificial intelligence Technology of the Company and its Subsidiaries (“Company AI”) in the operation of the their business as presently conducted (“AI Inputs”); (B) complied with all use restrictions and other requirements of any contractual obligation, website terms of use or terms of service, or other terms by which the Company or any of its Subsidiaries is bound and governing any collection and/or use by the Company and its Subsidiaries of such AI Inputs; and (C) implemented and complied with commercially reasonable policies and procedures relating to use of third-party Generative AI Tools (as defined below);

(ii)all Company AI has been designed, developed, tested, trained, implemented and improved in compliance with all applicable Laws; and

(iii)the Company and its Subsidiaries (A) use all generative artificial intelligence Technology or similar tools capable of automatically producing various types of content (such as source code, text, images, audio, and synthetic data) based on user-supplied prompts (“Generative AI Tools”) in compliance with the applicable license terms, consents, agreements, and laws; (B) have not included and do not include any Personal Information, Trade Secrets or material confidential or proprietary information of the Company or any of its Subsidiaries, or of any third Person under an obligation of confidentiality by the Company or any of its Subsidiaries, in any prompts or inputs into any Generative AI Tools; and (C) have not used Generative AI Tools to develop any Owned Intellectual Property in a manner that it believes would materially affect the Company’s ownership or rights of any Owned Intellectual Property.

(g)Except as would not reasonably be expected to have a Material Adverse Effect, (i) the Company and, to the knowledge of the Company, any Person authorized by the Company to Process Personal Information, when acting for and on behalf of the Company have, at all applicable times in the three (3) years prior to the date of this Agreement, complied with all: (A) applicable Privacy Laws, (B) the Company’s written policies and notices regarding Personal Information, and (C) the Company’s obligations with respect to Personal Information under any Contracts or industry standards to which the Company purports to adhere (including, as applicable, the Payment Card Industry Data Security Standard) (clauses (A), (B), and (C) collectively, “Privacy Requirements”); and (ii) the Company has implemented and, in the three (3) years prior to the date of this Agreement, maintained commercially reasonable and appropriate (taking into account the nature and purpose of the Processing and the types of Personal Information) administrative, technical and organizational safeguards, compliant with Privacy Requirements in all material respects, designed to protect the confidentiality, integrity and availability of, as appropriate, the IT Systems and Personal Information in its possession or under its control against loss, theft, misuse or unauthorized access, use, modification, alteration, destruction or disclosure, and the Company has taken commercially reasonable steps to ensure that any third party authorized by the Company to access or Process Personal Information on its behalf collected by or on behalf of the Company has implemented and maintained the same; (iii) to the knowledge of the Company, any third party who has provided Personal Information to the Company in the three (3) years prior to the date of this Agreement, has not done so in material violation of applicable Privacy Laws.

(h)Except as would not reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries use commercially reasonable efforts to engage in due diligence of material Company Service Providers who Process Personal Information on behalf of the Company and its Subsidiaries and have contractually obligated all such Company Service Providers to (i) comply with applicable Privacy Requirements, (ii) act only in accordance with the instructions of the Company with respect to Personal Information and (iii) take reasonable steps to protect and secure Personal Information from unauthorized disclosure.

(i)In the three (3) years prior to the date of this Agreement and except as would not reasonably be expected to have a Material Adverse Effect, (i) the Company has not suffered any Security Incident and, to the knowledge of the Company, no Company Service Provider has suffered a Security Incident involving Personal Information Processed on behalf of the Company in the course of providing services for or on behalf of the Company; and (ii) the Company has not provided or, to the knowledge of the Company, been legally required to provide any notices to any Person in connection with a Security Incident. In the three (3) years prior to the date of this Agreement, the Company has not received any written notice of any investigations or inquiries from any Governmental

Authority or written notice of other claims by any Person by or before any Governmental Authority, in each case related to the Company’s or its Subsidiaries’ violation of any Privacy Requirements, nor has the Company been charged with the violation of any Privacy Law. Except as would not reasonably be expected to have a Material Adverse Effect, the Company has, since August 1, 2023, conducted commercially reasonable privacy and security reviews at commercially reasonable and appropriate intervals and has, in a commercially reasonable manner, (i) implemented privacy or data security plans, and taken actions consistent with such plans, to the extent required, in an effort to safeguard all Personal Information in its possession or under its control, and (ii) resolved, remediated, or mitigated critical- or high-severity issues or vulnerabilities identified by such reviews.

(j)Except as would not reasonably be expected to have a Material Adverse Effect, the Company is not subject to any Privacy Requirements that, following and because of the Closing, would prohibit the Company from Processing any Personal Information in the manner in which the Company Processed such Personal Information immediately prior to the Closing. Except as would not reasonably be expected to have a Material Adverse Effect, to the knowledge of the Company, the transactions contemplated by this Agreement will not violate applicable Privacy Requirements.

Section 5.20.Anti-Bribery, Anti-Corruption, and Anti-Money Laundering. Neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers, or, to the knowledge of the Company, any of their respective employees, agents, or any other Person acting for or on behalf of the Company or any of its Subsidiaries in the five (5) years prior to the date of this Agreement, has (a) made, offered, or promised to make or offer any payment, loan, or transfer of anything of value, including any reward, advantage, or benefit of any kind, to or for the benefit of any Government Official, candidate for public office, political party, or political campaign, for the purpose of (i) influencing any act or decision of such Government Official, candidate, party or campaign, (ii) inducing such Government Official, candidate, party or campaign to do or omit to do any act in violation of a lawful duty, (iii) obtaining or retaining business for or with any Person, (iv) expediting or securing the performance of official acts of a routine nature, or (v) otherwise securing any improper advantage, in each case in violation of the Foreign Corrupt Practices Act of 1977 or any other applicable Laws relating to corruption or bribery; (b) paid, offered, or promised to pay or offer any bribe, payoff, influence payment, kickback, unlawful rebate, or other similar unlawful payment of any nature; (c) made, offered or promised to make or offer any unlawful contributions, gifts, entertainment, or other unlawful expenditures; (d) established or maintained any unlawful fund of corporate monies or other properties; (e) created or caused the creation of any false or inaccurate books and records of the Company or any of its Subsidiaries; or (f) otherwise violated any provision of the Foreign Corrupt Practices Act of 1977, the Money Laundering Control Act, the Currency and Foreign Transactions Reporting Act, The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, or any other Laws relating to corruption, bribery, or money laundering. In the five (5) years prior to the date of this Agreement, neither the Company nor any of its Subsidiaries, has made any voluntary or directed disclosure to any Governmental Authority relating to corruption, bribery or money laundering Laws; to the knowledge of the Company, been the subject of any investigation or inquiry regarding compliance with such Laws; or been assessed any fine or penalty under such Laws. The Company and its Subsidiaries maintain, and have maintained, or are subject to, policies, procedures, and internal controls designed to promote and ensure compliance in all material respects with the Foreign Corrupt Practices Act of 1977 or any other applicable Laws relating to corruption or bribery.

Section 5.21.Sanctions, Import, and Export Controls. Neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers, employees, nor, to the knowledge of the Company, any of their agents, or any other Person acting for or on behalf of the Company, any of its Subsidiaries, since April 24, 2019: (a) is, or has been, a Sanctioned Party, (b) is in violation of, or has violated, any Sanctions, or (c) is in violation of, or has violated, any Export-Import Laws. The Company and its Subsidiaries, are, and since April 24, 2019 have been, in possession of and in compliance with any and all authorizations, consents, licenses, registrations, and permits that may be required for their lawful conduct under Sanctions and Export-Import Laws. Since April 24, 2019, neither the Company nor any of its Subsidiaries, has made any voluntary disclosure to any Governmental Authority relating to Sanctions or Export-Import Laws, to the Company’s knowledge, has been the subject of any investigation or inquiry regarding compliance with such Laws or has been assessed any fine or penalty under such Laws. The Company, and each of its Subsidiaries, maintains policies and procedures reasonably designed to promote compliance with economic Sanctions and Export-Import Laws. To the knowledge of the Company, no export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings with any Governmental Authority required for (i) the export and re-export of products, services, software and technologies and (ii) releases of technologies and software to foreign nationals located in the United States and abroad with respect to the transactions contemplated hereby are required.

Section 5.22.Data Security Program Status. The Company is not a “covered person” as defined in the Data Security Program. Since April 8, 2025, the Company has not knowingly engaged in or directed any “covered data transaction” as that term is defined in the Data Security Program, except in compliance with the Data Security Program. The Company maintains policies and procedures reasonably designed to promote compliance with the Data Security Program.

Section 5.23.Outbound Investment Security Program Status. Neither the Company, its Subsidiaries, nor any entity in which the Company directly or indirectly holds a board seat or a voting or equity interest in, or any contractual power to direct or cause the direction of the management or policies is, a “covered foreign person” within the meaning of the Outbound Investment Security Program.

Section 5.24.Environmental Matters.

(a)The Company and its Subsidiaries are, and in the three (3) years prior to the date of this Agreement have been, in compliance with all applicable Environmental Laws.

(b)The Company has made available to SPAC true, correct and complete copies of all sampling data relating to soil, groundwater, surface water, soil vapor or indoor air; and material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence (including e-mails and letters to and from Governmental Authorities), engineering studies and environmental studies or assessments.

(c)There has been no release or threatened release of any pollutant, contaminant or toxic or hazardous material, substance or waste or petroleum or any fraction thereof (each a “Hazardous Material”), on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Company.

(d)There have been no Hazardous Materials generated by the Company that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any governmental authority in the United States or at any other location other than those authorized for the treatment, storage or disposal of such Hazardous Materials.

(e)There are no underground storage tanks located on, no polychlorinated biphenyls (“PCBs”) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, and as expanded by any applicable state law defining hazardous waste or hazardous substances, stored on, any site owned or operated by the Company, except for the storage of hazardous waste in compliance with Environmental Laws.

Section 5.25.Bridge Financing.

(a)The Company has delivered to SPAC true, correct and complete copies of each of the Bridge Notes issued by the Company to each applicable Person party thereto (each, a “Company Note Holder,” and collectively, the “Company Note Holders”). As of the date of this Agreement, other than the Bridge Notes, there are no other agreements, side letters or arrangements between the Company and any Company Note Holder relating to any Bridge Note that could materially and adversely affect the obligation of such Company Note Holder to contribute to the Company the applicable portion of the Bridge Financing amount set forth in the Bridge Note of such Company Note Holder. As of the date of this Agreement, assuming the due authorization, execution and delivery by each other party thereto, all of the outstanding Bridge Notes are in full force and effect and are legal, valid and binding obligations of the Company, enforceable in accordance with its terms, except as limited by the Enforceability Exceptions. As of the date of this Agreement, to the knowledge of the Company, no Bridge Note has been withdrawn or terminated, amended or modified in writing in any respect. As of the date of this Agreement, the Company is not and, with the giving of notice, the lapse of time or both, would not be in default under any Bridge Note.

(b)No fees, consideration or other discounts are payable or have been agreed to by the Company (including, from and after the Closing) to any Company Note Holder in respect of the Bridge Financing, except as set forth in the Bridge Notes.

Section 5.26.Absence of Changes.

(a)Since the date of the Most Recent Balance Sheet to the date of this Agreement, no Material Adverse Effect has occurred.

(b)Since the date of the Most Recent Balance Sheet to the date of this Agreement, except in connection with the transactions contemplated by this Agreement and any other Transaction Agreement, through and including the date of this Agreement, the Company and its Subsidiaries have carried on their respective businesses and operated their properties in all material respects in the ordinary course of business.

Section 5.27.Brokers’ Fees. No broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar fee, commission or other similar payment in connection with the Transactions based upon arrangements made by the Company, any of its Subsidiaries or any of their Affiliates, other than Cantor Fitzgerald & Co. and Chardan Capital Markets, LLC.

Section 5.28.Related Party Transactions. There are no Contracts between the Company or any of its Subsidiaries on the one hand, and any Affiliate, officer or director of the Company or, to the knowledge of the Company, any Affiliate of any of them, on the other hand, except in each case, for (a) employment agreements, fringe benefits and other compensation paid to directors, officers and employees consistent with previously established policies, (b) reimbursements of expenses incurred in connection with their employment or service (excluding from clause (a) and this clause (b) any loans made by the Company or its Subsidiaries to any officer, director, employee, member or stockholder and all related arrangements, including any pledge arrangements), (c) the Company Stockholder Agreements, (d) Contracts pursuant to which any such Affiliate, officer or director of the Company has purchased equity of the Company, and (e) Company Benefit Plans, Standard Employment Agreements and amounts paid pursuant to such Company Benefit Plans and Standard Employment Agreements. For clarity, no disclosure will be required under this Section 5.28 as to (i) portfolio companies of any venture capital, private equity or angel investor in the Company or (ii) any publicly traded company.

Section 5.29.Registration Statement and Proxy Statement. None of the information relating to the Company or its Subsidiaries supplied or to be supplied by the Company, or by any other Person acting on behalf of the Company, in writing specifically for inclusion in the Registration Statement or Proxy Statement will, as of the date the Proxy Statement (or any amendment or supplement thereto) is first delivered to the SPAC Stockholders, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 5.30.Indebtedness; Guarantees. Section 5.30 of the Company Disclosure Letter sets forth a true, correct and complete list of the Indebtedness of the Company, including for each such items of Indebtedness, the debtor, the contractual obligations governing the Indebtedness, the principal amount of the Indebtedness as of the date of this Agreement, the creditor, the maturity date, and the collateral, if any, securing the Indebtedness (and all contractual obligations governing all related Liens). The Company does not have any liability in respect of a guarantee of any Indebtedness or other liability of any other Person (other than a Subsidiary of the Company).

Article 6

REPRESENTATIONS AND WARRANTIES OF SPAC PARTIES

Except as set forth in: (i) the disclosure schedule dated as of the date of this Agreement delivered by SPAC to the Company (the “SPAC Disclosure Letter”) (each section or subsection of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent) or (ii) the SEC Reports filed or furnished by SPAC prior to the date of this Agreement (excluding (x) any disclosures in such SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature and (y) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such a SEC Report will be deemed to modify or qualify the representations, warranties, or covenants set forth in Section 6.05 (Litigation and Proceedings); Section 6.07 (Financial Ability; Trust Account); Section 6.11 (Tax Matters); Section 6.13 (Capitalization)); and Section 8.03 (Conduct of SPAC During the Interim Period), each SPAC Party represents and warrants to the Company as of the date of this Agreement and as of the Closing as follows:

Section 6.01.Corporate Organization. Each of SPAC and Merger Sub I is duly incorporated and is validly existing as a company or corporation (as applicable), in good standing under the Laws of its jurisdiction of incorporation and has the requisite power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. Merger Sub II is a limited liability company duly formed, validly existing and in good standing under the laws of Delaware. The copies of the organizational documents of each of the SPAC Parties previously delivered by SPAC to the Company are true, correct and complete and are in effect as of the date of this Agreement. Each of the SPAC Parties is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in its respective organizational documents. Each of the SPAC Parties is duly licensed or qualified and in good standing (or its equivalent) as a foreign corporation in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not and would not, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect. No SPAC Party is in violation of any provision of its organizational documents.

Section 6.02.Due Authorization.

(a)Each of the SPAC Parties has all requisite corporate or limited liability company, as applicable, power and authority to execute and deliver this Agreement and each Transaction Agreement to which it is a party and, upon receipt of approval of the SPAC Stockholder Matters by the SPAC Stockholders, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and such Transaction Agreements and the consummation of the Transactions have been duly, validly and unanimously authorized and approved by the board of directors or managing member of the applicable SPAC Party and, except for approval of the SPAC Stockholder Matters by the SPAC Stockholders, no other corporate proceeding on the part of any SPAC Party is necessary to authorize the execution, delivery and performance of this Agreement or such Transaction Agreements. By SPAC’s execution and delivery hereof, it has provided all approvals on behalf of equityholders of Merger Subs required for the Transactions. This Agreement has been, and each such Transaction Agreement to which such SPAC Party will be party, duly and validly executed and delivered by such SPAC Party and, assuming due authorization and execution by each other Party hereto and thereto, this Agreement constitutes, and each such Transaction Agreement to which such SPAC Party will be party, will constitute a legal, valid and binding obligation of such SPAC Party, enforceable against each SPAC Party in accordance with its terms, subject to the Enforceability Exceptions.

(b)Assuming a quorum is present at the Special Meeting, as adjourned or postponed, the only votes of any of SPAC’s authorized share capital necessary in connection with the entry into this Agreement by SPAC, the consummation of the Transactions, including the Closing, and the approval of the SPAC Stockholder Matters are as set forth on Section 6.02(b) to the SPAC Disclosure Letter.

(c)At a meeting duly called and held or otherwise by unanimous written resolutions, the board of directors of SPAC has unanimously: (i) determined that this Agreement and the Transactions are fair to and in the best interests of SPAC’s shareholders; (ii) determined that the fair market value of the Company is equal to at least eighty percent (80%) of the amount held in the Trust Account (excluding Taxes paid or payable on the income earned on the Trust Account and excluding the amount of any deferred underwriting commissions) as of the date of this Agreement; (iii) approved the transactions contemplated by this Agreement as a Business Combination; and (iv) resolved to recommend to the stockholders of SPAC approval of the Transactions and the SPAC Stockholder Matters.

(d)The board of directors of Merger Sub I and the managing member of Merger Sub II, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, have unanimously: (i) determined that this Agreement and the Transactions are fair to and in the best interests of Merger Sub I’s sole stockholder and Merger Sub II’s sole member, as applicable; (ii) approved the transactions contemplated by this Agreement; and (iii) resolved to recommend to the sole stockholder and sole member of Merger Sub I and Merger Sub II, respectively, approval of the Transactions.

(e)To the knowledge of SPAC, the execution, delivery and performance of any Transaction Agreement by any party thereto, other than any SPAC Party or the Company and any of its Affiliates, do not and will not conflict with or result in any violation of any provision of any applicable Law or Governmental Order applicable to such party or any of such party’s properties or assets.

Section 6.03.No Conflict. The execution, delivery and performance of this Agreement and any Transaction Agreement to which any SPAC Party is a party by such SPAC Party and, upon receipt of approval of the SPAC Stockholder Matters by the SPAC Stockholders, the consummation of the Transactions by any SPAC Party do not and will not (a) conflict with or violate any provision of, or result in the breach of the SPAC Organizational Documents or any organizational documents of any Subsidiaries of SPAC, (b) conflict with or result in any violation, or result in the breach of or default by SPAC under, or require any filing, registration or qualification under, any provision of any Law or Governmental Order applicable to which SPAC or any Subsidiary of SPAC is subject or by which any of their respective properties or assets are bound, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default)

under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which SPAC or any Subsidiaries of SPAC is a party or by which any of their respective assets or properties may be bound or affected, (d) result in the creation of any Lien upon any of the properties or assets of SPAC or any Subsidiaries of SPAC, (e) constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, termination, acceleration, modification, cancellation or creation of a Lien other than Permitted Liens, or (f) result in a violation or revocation of any license, permit or approval from any Governmental Authority, except (in the case of clauses (b), (c), (d), (e) or (f) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect.

Section 6.04.Compliance With Laws. The SPAC Parties are and have been in material compliance with all applicable Laws and Governmental Orders. No SPAC Party has received any written notice of any material violations of applicable Laws, Governmental Orders or Permits, and to the knowledge of the SPAC Parties, no charge, claim, assertion or Action of any material violation of any Law, Governmental Order or material Permit by the SPAC Parties is currently threatened against the SPAC Parties. To the knowledge of the SPAC Parties, as of the date of this Agreement (1) no material investigation or review by any Governmental Authority with respect to the SPAC Parties is pending or threatened, and (2) no such investigations have been conducted by any Governmental Authority, other than those the outcome of which did not, individually or in the aggregate, result in material liability to the SPAC Parties, taken as a whole.

Section 6.05.Litigation and Proceedings. There are no pending or, to the knowledge of SPAC, threatened, Actions and, to the knowledge of SPAC, there are no pending or threatened investigations or other inquiries, in each case, against any SPAC Party, or otherwise affecting any SPAC Party or their respective assets, including any condemnation or similar proceedings, which, if determined adversely, would, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect. There is no unsatisfied judgment or any open injunction binding upon any SPAC Party or their respective assets, which would, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect.

Section 6.06.Governmental Authorities; Consents. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of any SPAC Party with respect to the execution or delivery of this Agreement by each SPAC Party or any Transaction Agreement to which any of the SPAC Parties is a party, as applicable, or the consummation of the Transactions, except for applicable requirements of the HSR Act, any Antitrust Laws, National Security Laws, Securities Laws, the Stock Exchange, Part XII of the Cayman Companies Act with respect to the Domestication, the filing of the First Certificate of Merger in accordance with the DGCL, and the filing of the Second Certificate of Merger in accordance with the DGCL and the DLLCA.

Section 6.07.Financial Ability; Trust Account.

(a)As of the date of this Agreement, there is at least $25,628,361 invested in a trust account (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, a New York corporation, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated October 5, 2023, by and between SPAC and the Trustee on file with the SEC Reports of SPAC as of the date of this Agreement (the “Trust Agreement”). Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, SPAC Organizational Documents and SPAC’s final prospectus filed with the SEC (File No. 333-273176) on October 6, 2023 (the “SPAC Final Prospectus”). Amounts in the Trust Account are invested in United States government securities, cash (including demand deposit accounts) or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended. SPAC has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the date of this Agreement, there are no claims or proceedings pending, or to SPAC’s knowledge, threatened, with respect to the Trust Account. Since July 15, 2025, SPAC has not released any money from the Trust Account. As of the First Effective Time, the obligations of SPAC to dissolve or liquidate pursuant to the SPAC Organizational Documents shall terminate, and, as of the First Effective Time, SPAC shall have no obligation whatsoever pursuant to the SPAC Organizational Documents to dissolve and liquidate the assets of SPAC by reason of the consummation of the Transactions. To SPAC’s knowledge, as of the date of this Agreement, following the First Effective Time, no stockholder of SPAC shall be entitled to receive any amount from the Trust Account except to the extent such stockholder shall have elected to tender its shares of SPAC Common Stock for redemption pursuant to the SPAC Stockholder Redemption. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of SPAC and, to the knowledge of SPAC, the Trustee, enforceable in accordance with its terms, subject to the Enforceability Exceptions. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and, to the knowledge of SPAC, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no side letters and there are no Contracts, arrangements or understandings, whether written or oral, or express or implied, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the SEC Reports to be inaccurate or (ii) entitle any Person (other than stockholders of SPAC who shall have elected to redeem their shares of SPAC Common Stock pursuant to the SPAC Stockholder Redemption or the underwriters of SPAC’s initial public offering in respect of their Deferred Discount (as defined in the Trust Agreement)) to any portion of the proceeds in the Trust Account.

(b)As of the date of this Agreement, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its respective obligations hereunder, SPAC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to SPAC on the Closing Date.

(c)As of the date of this Agreement, SPAC does not have, or have any present intention, agreement, arrangement or understanding to enter into or incur, any obligations with respect to or under any Indebtedness, other than any Working Capital Loans.

Section 6.08.Brokers’ Fees. Except as listed on Section 6.08 of the SPAC Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee, underwriting fee, deferred underwriting fee, commission or other similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by SPAC or any of its Affiliates, including Sponsor.

Section 6.09.SEC Reports; Financial Statements; Sarbanes-Oxley Act; Undisclosed Liabilities.

(a)SPAC has filed or furnished in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC since March 11, 2025 (collectively, as they have been supplemented, amended or modified since the time of their filing and including all exhibits and schedules thereto and other information incorporated therein, the “SEC Reports”). Each of the SEC Reports, as of their respective dates of filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), complied in all material respects with the applicable requirements of applicable Securities Laws. None of the SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of SPAC as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended. No SPAC Party has any material off-balance sheet arrangements that are not disclosed in the SEC Reports. None of the Additional SEC Reports will contain, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b)SPAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to provide reasonable assurances that material information relating to SPAC is made known to SPAC’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To SPAC’s knowledge, such disclosure controls and procedures are effective in timely alerting SPAC’s principal executive officer and principal financial officer to material information required to be included in SPAC’s periodic reports required under the Exchange Act.

(c)SPAC has established and maintained a system of internal controls that are sufficient to provide reasonable assurance regarding the reliability of SPAC’s financial reporting and the preparation of SPAC’s financial statements for external purposes in accordance with GAAP.

(d)There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC. SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e)Except as described in the SEC Reports, neither SPAC (including any employee thereof) nor SPAC’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by SPAC, (ii) any Fraud, whether or not material, that involves SPAC’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by SPAC, or (iii) any claim or allegation regarding any of the foregoing.

(f)To the knowledge of SPAC, as of the date of this Agreement, there are no outstanding SEC comments from the SEC with respect to the SEC Reports. To the knowledge of SPAC, none of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date of this Agreement.

Section 6.10.Business Activities.

(a)Since its incorporation, SPAC has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the SPAC Organizational Documents, there is no agreement, commitment, or Governmental Order binding upon SPAC or to which SPAC is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of SPAC or any acquisition of property by SPAC or the conduct of business by SPAC as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a SPAC Material Adverse Effect of the type described in clause (i) of the definition thereof. Merger Sub I and Merger Sub II were formed solely for the purpose of engaging in the Transactions, have not conducted any business prior to the date hereof and have no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and any Transaction Agreement to which it is a party, as applicable, and the Transactions, as applicable.

(b)SPAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, neither SPAC nor any of its Subsidiaries has any interests, rights, obligations or liabilities with respect to, or is party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination.

(c)Except for this Agreement and the agreements expressly contemplated hereby including any agreements permitted by Section 8.03 or as set forth on Section 6.10(c) to the SPAC Disclosure Letter, no SPAC Party is, and at no time has been, party to any Contract with any other Person that would require payments by any SPAC Party in excess of $30,000 monthly with respect to any individual Contract, or $120,000 in the aggregate with respect to any individual Contract, other than this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 8.03 and Contracts set forth on Section 6.10(c) to the SPAC Disclosure Letter).

(d)There is no liability, debt or obligation against SPAC or its Subsidiaries, except for liabilities and obligations (i) reflected or reserved for on SPAC’s consolidated balance sheet as of March 31, 2026 or disclosed in the notes thereto (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to SPAC and its Subsidiaries, taken as a whole), (ii) that have arisen since the date of SPAC’s consolidated balance sheet as of March 31, 2026 in the ordinary course of the operation of business of SPAC and its Subsidiaries (other than any such liabilities as are not and would not be, in the aggregate, material to SPAC and its Subsidiaries, taken as a whole), (iii) disclosed in the Schedules, or (iv) incurred in connection with or contemplated by this Agreement and/or the Transactions.

Section 6.11.Tax Matters. Except as would not reasonably be expected to have a SPAC Material Adverse Effect:

(a)All material Tax Returns required by Law to be filed by SPAC or its Subsidiaries (taking into account any applicable extensions) have been filed, and all such Tax Returns are true, correct and complete in all material respects.

(b)All material amounts of Taxes due and owing by SPAC and its Subsidiaries have been paid, other than Taxes described in clause (iii) of the definition of Permitted Liens. The audited financial statements and unaudited interim financial statements included in the SEC Reports reflects, in accordance with GAAP, all material unpaid Taxes of SPAC and its Subsidiaries for periods (or portions of periods) through March 31, 2026. Since March 31, 2026, neither SPAC nor any of its Subsidiaries have incurred any material Tax liability outside the ordinary course of business other than Taxes resulting from the Transactions.

(c)Each of SPAC and its Subsidiaries (i) has withheld and deducted all material amounts of Taxes required to have been withheld or deducted by it in connection with amounts paid or owed to any employee, independent contractor, creditor, stockholder or any other third party, (ii) to the extent required, has remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority, and (iii) has complied in all material respects with applicable Law with respect to Tax withholding, including all reporting and record keeping requirements.

(d)Neither SPAC nor any of its Subsidiaries is currently engaged in any material audit, administrative proceeding or judicial proceeding with respect to Taxes. Neither SPAC nor any of its Subsidiaries has received any written notice from any Governmental Authority of a dispute or claim with respect to a material amount of Taxes, other than disputes or claims that have since been resolved and, to the knowledge of SPAC, no such claims have been threatened in writing.

(e)No written claim has been made by any Governmental Authority in a jurisdiction where SPAC or any of its Subsidiaries does not file a Tax Return that such entity is or may be subject to Tax in that jurisdiction in respect of Taxes that would be the subject of such Tax Return, which claim has not been resolved.

(f)There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of SPAC or any of its Subsidiaries (other than ordinary course extensions of time to file Tax Returns) and no written request for any such waiver or extension is currently pending.

(g)Neither SPAC nor any of its Subsidiaries (or any predecessor thereof) has constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(h)Neither SPAC nor any of its Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(i)Except with respect to deferred revenue collected by SPAC and its Subsidiaries in the ordinary course of business, neither SPAC nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (ii) any “closing agreement” with respect to Taxes with a Governmental Authority executed on or prior to the Closing; (iii) installment sale or open transaction disposition made on or prior to the Closing; or (iv) prepaid amount received on or prior to the Closing.

(j)There are no Liens with respect to Taxes on any of the assets of SPAC or its Subsidiaries, other than Permitted Liens.

(k)Neither SPAC nor any of its Subsidiaries has any material liability for the Taxes of any Person (other than SPAC or its Subsidiaries) (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), (ii) as a transferee or successor or (iii) by Contract or otherwise (except, in each case, for liabilities pursuant to commercial agreements not primarily relating to Taxes).

(l)Neither SPAC nor any of its Subsidiaries is a party to, or bound by, or has any obligation to any Governmental Authority or other Person (other than SPAC or its Subsidiaries) under any Tax allocation, Tax sharing, Tax indemnification or similar agreements (except, in each case, for any such agreements that are commercial agreements not primarily relating to Taxes).

(m)As of the Closing Date, SPAC is a domestic corporation for U.S. federal income tax purposes.

(n)SPAC and its Subsidiaries have not taken any action, and none of SPAC or any of its Subsidiaries is aware of any fact or circumstance, that would reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment.

(o)All of the equity interests in each of Merger Sub I and Merger Sub II are owned by SPAC. Merger Sub II is, and has been since formation, a disregarded entity that is disregarded as separate from SPAC for U.S. federal income tax purposes and has not taken (and does not plan to take) any actions that could cause it to be treated as anything other than a disregarded entity for U.S. federal income tax purposes. The Merger Subs are newly formed solely to effect the Mergers and they have not conducted any business activities or other operations of any kind (other than administrative or ministerial activities) prior to the Mergers.

(p)SPAC has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(q)Nothing in this Agreement, including this Section 6.11, shall be construed as providing a representation or warranty with respect to the existence, amount, expiration date or limitations on (or availability of) any net operating losses, Tax credits, Tax basis or other similar Tax attributes of the SPAC or its Subsidiaries after the Closing Date.

(r)This Section 6.11 provides the sole and exclusive representations and warranties of SPAC in respect of Tax matters.

Section 6.12.Employees. Other than any officers as described in the SEC Reports, the SPAC Parties have no and have never had any employees on their payroll, and have never retained any contractors, other than professional consultants and professional advisors. Other than reimbursement of any out-of-pocket expenses incurred by SPAC’s officers and directors in connection with activities on SPAC’s behalf in an aggregate amount not in excess of the amount of cash held by SPAC outside of the Trust Account, SPAC has no unsatisfied material liability with respect to any officer or director. The SPAC Parties have never and do not currently maintain, sponsor, or contribute to any employee benefit plan.

Section 6.13.Capitalization.

(a)As of the Capitalization Date, SPAC is authorized to issue (i) 500,000,000 SPAC Class A Ordinary Shares, (ii) 50,000,000 SPAC Class B Ordinary Shares and (iii) 5,000,000 SPAC Preferred Shares of which (A) 6,236,713 SPAC Class A Ordinary Shares are issued and outstanding (inclusive of SPAC Class A Ordinary Shares included in any outstanding public or private placement Cayman SPAC Units) as of the date of this Agreement, (B) 2,422,078 SPAC Class B Ordinary Shares are issued and outstanding as of the date of this Agreement and (C) no shares of SPAC Preferred Shares are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares described in clauses (A) and (B) and the Cayman SPAC Units (1) have been duly authorized and validly issued and are fully paid and nonassessable (meaning, as a matter of Cayman Islands law, that no further sums are payable to the issuing company by the holder thereof in respect of such share), (2) were issued in compliance in all material respects with applicable Law, (3) were not issued in breach or violation of any purchase option, right of first refusal, preemptive right, subscription right (or any similar right) or Contract and (4) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code, except as disclosed in the SEC Reports with respect to certain SPAC Class B Ordinary Shares held by Sponsor.

(b)Upon the completion of the Mergers the authorized capital stock of SPAC will be as set forth in the SPAC Charter Upon Domestication.

(c)Subject to the terms and conditions of Section 4.04 of the Warrant Agreement and in connection with the Domestication, the Cayman SPAC Warrants will be converted into Domesticated SPAC Warrants. The Domesticated SPAC Warrants will be exercisable after giving effect to the Transactions for one share of SPAC Common Stock at an exercise price of $11.50 per share. As of the Capitalization Date, 13,490,535 Cayman SPAC Warrants (inclusive of Cayman SPAC Warrants included in any outstanding public or private placement Cayman SPAC Units), consisting of 5,000,000 public warrants (inclusive of those included in any outstanding public Cayman SPAC Units) and 8,490,535 private placement warrants are issued and outstanding. All outstanding Cayman SPAC Warrants (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law, and (iii) were not issued in breach or violation of any purchase option, right of first refusal, preemptive right, subscription right (or any similar right) or Contract.

(d)As of the date of this Agreement, other than the Cayman SPAC Warrants, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of SPAC Common Stock or the equity interests of SPAC, or any other Contracts to which SPAC is a party or by which SPAC is bound obligating SPAC to issue or sell any shares of capital stock of, other equity interests in or debt securities of, SPAC, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in SPAC. Except as provided for in the SPAC Organizational Documents or in the Sponsor Agreement, there are no outstanding contractual obligations of SPAC to repurchase, redeem or otherwise acquire any securities or equity interests of SPAC. There are no outstanding bonds, debentures, notes or other Indebtedness of SPAC having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the SPAC Stockholders may vote. Except as disclosed in the SEC Reports, SPAC is not a party to any stockholders agreement, voting agreement or registration rights agreement relating to SPAC Common Stock or any other equity interests of SPAC. SPAC does not own any capital stock or any other equity interests in any other Person or has any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.

(e)No Person and no syndicate or “group” (as defined in the Exchange Act and the rules thereunder) of a Person owns directly or indirectly beneficial ownership (as defined in the Exchange Act and the rules thereunder) of securities of SPAC representing thirty-five percent (35%) or more of the combined voting power of the issued and outstanding securities of SPAC.

Section 6.14.Nasdaq Listing. The issued and outstanding SPAC Common Stock are registered pursuant to Section 12(b) of the Exchange Act and as of the date hereof are listed for trading on Nasdaq under the symbol “SPKL”. The issued and outstanding shares of Cayman SPAC Warrants are registered pursuant to Section 12(b) of the Exchange Act and as of the date hereof are listed for trading on Nasdaq under the symbol “SPKLW”. As of the date hereof, the issued and outstanding Cayman SPAC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “SPKLU”. SPAC is in compliance with the rules of Nasdaq (as of the date hereof) and there is no Action pending or, to the knowledge of SPAC, threatened against SPAC by Nasdaq (as of the date hereof) or the SEC (as of the date hereof, or as of the Closing Date) with respect to any intention by such entity to deregister the SPAC Common Stock, Cayman SPAC Warrants or the Cayman SPAC Units. None of SPAC or its Affiliates has taken any action to terminate the registration of the SPAC Common Stock, Cayman SPAC Warrants or the Cayman SPAC Units under the Exchange Act except in connection with a Market Transition or as otherwise contemplated by this Agreement. SPAC has not received any notice from Nasdaq (as of the date hereof) or the SEC (as of the date hereof, or as of the Closing Date) regarding the revocation of such listing or otherwise regarding the delisting of the SPAC Common Stock, Cayman SPAC Warrants or the Cayman SPAC Units from Nasdaq or the SEC.

Section 6.15.Sponsor Agreement. SPAC has delivered to the Company a true, correct and complete copy of the Sponsor Agreement. The Sponsor Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by SPAC. The Sponsor Agreement is a legal, valid and binding obligation of SPAC and, to the knowledge of SPAC, each other party thereto and neither the execution or delivery by any party thereto, nor the performance of any party’s obligations under, the Sponsor Agreement violates any provision of, or results in the breach of or default under, or require any filing, registration or qualification under, any applicable Law. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of SPAC under any material term or condition of the Sponsor Agreement.

Section 6.16.Related Party Transactions. There are no transactions, Contracts, side letters, arrangements or understandings between any SPAC Party, on the one hand, and any former or present director or officer, employee, stockholder or Affiliate of such SPAC Party.

Section 6.17.Investment Company Act. Neither SPAC nor any of its Subsidiaries is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company” or required to register as an “investment company”, in each case within the meaning of the Investment Company Act of 1940.

Section 6.18.Sanctions. None of the SPAC Parties, nor any of their respective officers, directors, or employees, or, to the knowledge of the SPAC Parties, any of their respective agents, is a Sanctioned Party.

Section 6.19.CFIUS Foreign Person Status. None of the SPAC Parties (i) is a “foreign person” within the meaning of the Defense Production Act of 1950 (the “DPA”), (ii) is “controlled” by a foreign person within the meaning of the DPA, nor (iii) permits or will permit any foreign person affiliate – whether affiliated as a limited partner or otherwise – to obtain through it any of the following with respect to the Company and within the meaning of the DPA: (a) access to any “material nonpublic technical information” in the possession of the Company; (b) membership or observer rights on the Company Board or equivalent governing body of the Company or the right to nominate an individual to a position on the Company Board or equivalent governing body of the Company; (c) any “involvement,” other than through the voting of shares, in the “substantive decisionmaking” of the Company regarding (i) the use, development, acquisition, or release of “critical technology”; (ii) the use, development, acquisition, safekeeping, or release of “sensitive personal data” of U.S. citizens maintained or collected by the Company; or (iii) the management, operation, manufacture or supply of “covered investment critical infrastructure”; or (d) “control” of the Company.

Section 6.20.Data Security Program Status. Each of the SPAC Parties is not a “covered person,” as defined in the Data Security Program.

Section 6.21.Outbound Investment Security Program Status. Each of the SPAC Parties is not a “person of a country of concern” within the meaning of the Outbound Investment Security Program.

Section 6.22.Registration Statement and Proxy Statement; Additional SEC Reports.

(a)At the First Effective Time, the Registration Statement, and when first filed in accordance with Rule 424(b) or filed pursuant to Section 14A, the Proxy Statement (or any amendment or supplement thereto), will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. On the date of any filing pursuant to Rule 424(b) or Section 14A, the date the Proxy Statement is first delivered to SPAC Stockholders, and at the time of the Special Meeting, the Proxy Statement (together with any amendments or supplements thereto) will not include any untrue statement of material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that SPAC makes no representations or warranties as to the information contained in or omitted from the Registration Statement or Proxy Statement in reliance upon and in conformity with information furnished in writing to SPAC by or on behalf of the Company or any of their Affiliates specifically for inclusion in the Registration Statement or the Proxy Statement.

(b)Each of the Additional SEC Reports, as of their respective dates of filing (or, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), will comply in all material respects with the applicable requirements of applicable Securities Laws. None of the Additional SEC Reports, as of their respective dates (or, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided, however, that SPAC makes no representations or warranties as to the information contained in or omitted from any Additional SEC Reports in reliance upon or in conformity with information furnished in writing to SPAC by or on behalf of the Company or any of their Affiliates specifically for inclusion or incorporation by reference in the Additional SEC Reports.

Section 6.23.Fairness Opinion. The board of directors of SPAC has received the opinion of Houlihan Capital, LLC, to the effect that, as of the date of such opinion and subject to the assumptions, limitations, qualifications and other conditions contained therein, the Merger Consideration is fair, from a financial point of view to the unaffiliated shareholders of the SPAC.

Article 7

COVENANTS OF THE COMPANY

Section 7.01.Conduct of Business. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except (i) as expressly contemplated by this Agreement, (ii) as required by applicable Law or any Governmental Authority, (iii) as set forth on Section 7.01 to the Company Disclosure Letter, or (iv) as consented to by SPAC (which consent shall not be unreasonably conditioned, withheld, delayed or denied), use its commercially reasonable efforts to operate its business in all material respects in the ordinary course of business. Without limiting the generality of the foregoing, except (i) as contemplated by this Agreement or any transaction contemplated hereby (including the Bridge Financing), (ii) as required by applicable Law or any Governmental Authority, (iii) as set forth on Section 7.01 to the Company Disclosure Letter, or (iv) as consented to by SPAC in writing (which consent shall, except in the case of clause (d), not be unreasonably conditioned, withheld, delayed or denied), the Company shall not, and the Company shall cause its Subsidiaries not to, during the Interim Period, except as otherwise contemplated by this Agreement:

(a)change or amend the Company Certificate of Incorporation or other organizational documents of the Company, except (i) as otherwise required by Law, (ii) as required in order to effectuate the conversion of Company Preferred Stock into Company Common Stock, or (iii) to the extent required to effectuate a PIPE Investment;

(b)make, declare, set aside, establish a record date for or pay any dividend or distribution, other than any dividends or distributions from any wholly-owned Subsidiary of the Company to the Company or any other wholly-owned Subsidiaries of the Company;

(c)enter into, assume, assign, partially or completely amend any material term of, modify any material term of or terminate (excluding any expiration in accordance with its terms) any Labor Contract to which the Company or its Subsidiaries is a party or by which it is bound, other than entry into such agreements in the ordinary course of business;

(d)other than seeking and negotiating PIPE Subscription Agreements, (i) issue, deliver, sell, transfer, pledge, dispose of or place any Lien (other than a Permitted Lien) on any shares or any other equity or voting securities of the Company or any of its Subsidiaries (including any additional sales of securities pursuant to the Series F Preferred Stock Purchase Agreement, dated October 26, 2025, by and between the Company and the other parties thereto) or (ii) issue or grant any options, warrants, Company Convertible Securities or other rights to purchase, convert into, exchange for or otherwise obtain any shares or any other equity or voting securities of the Company, or amend, modify or waive the terms of any of the foregoing, in each case other than (A) those issuances of Company Equity Awards to eligible recipients set forth on Section 7.01(d) of the Company Disclosure Letter, in each case pursuant to one of the Company Equity Plans, (B) issuances of shares of Company Common Stock upon the exercise of Company Options, or the conversion of Company Preferred Stock, in each case that are outstanding on the date of this Agreement or issued or granted thereafter in compliance with the terms of this Agreement, and in the case of Company Options, in accordance with the terms of the applicable Company Equity Plan and award agreement, or (C) in connection with a PIPE Investment;

(e)sell, assign, transfer, convey, lease, license, abandon, allow to lapse or expire, subject to or grant any Lien (other than Permitted Liens) on, or otherwise dispose of, any material Owned Intellectual Property or material assets, rights, Technology or properties of the Company and its Subsidiaries, taken as a whole, other than the sale or non-exclusive license of Software, goods, products and services to customers in the ordinary course of business, non-exclusive licenses to service providers in connection with provision of services to the Company and its Subsidiaries in the ordinary course of business, or the sale, non-exclusive license or other disposition of Technology or equipment deemed by the Company in its reasonable business judgement to be obsolete or not material to the business of the Company and its Subsidiaries, in each case, in the ordinary course of business;

(f)(i) cancel or compromise any claim or Indebtedness owed to the Company or any of its Subsidiaries, (ii) settle any pending or threatened Action, (A) if such settlement would require payment by the Company in an amount greater than $500,000, (B) to the extent such settlement includes an agreement to accept or concede injunctive relief, or (C) to the extent such settlement involves a Governmental Authority (unless such settlement would not reasonably be expected to be materially adverse to the Company) or alleged criminal wrongdoing, or (iii) agree to modify in any respect materially adverse to the Company and its Subsidiaries any confidentiality or similar Contract to which the Company or any of its Subsidiaries are a party;

(g)directly or indirectly acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by purchasing all of or a substantial equity interest in, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other business organization or division thereof in a transaction that would be material to the Company and its Subsidiaries, taken as a whole;

(h)make any loans or advance any money or other property to any Person, except for (i) advances in the ordinary course of business to employees or officers of the Company or any of its Subsidiaries for expenses not to exceed $250,000 in the aggregate and (ii) prepayments made to suppliers of the Company or any of its Subsidiaries;

(i)enter into, assume, assign, or amend any material term of or terminate (excluding any expiration in accordance with its terms) any Material Contract (or any Contract that would constitute a Material Contract if in effect on the date hereof), other than entry into such agreements in the ordinary course of business; provided, that neither the Company nor any Subsidiary thereof shall modify, amend, renew, extend, terminate or enter into any Material Contract (or any Contract that would constitute a Material Contract if in effect on the date hereof) if the effect thereof would be to (i) impose any material restrictions on the right or ability of the Company or any Subsidiary thereof to engage in any line of business or compete with, or provide services to, any other Person or in any geographic area, (ii) grant any exclusive rights to license, market, sell or deliver any material product, service or Owned Intellectual Property of the Company or any Subsidiary thereof, (iii) require the Company or any Subsidiary thereof to exclusively purchase any material inventory, products, or services from such Person, or (iv) grant any “most favored nation” or similar provision in favor of the other party or a right of first refusal, first offer or first negotiation binding upon the Company or any Subsidiary thereof that, in each case, is material to the Company;

(j)redeem, purchase or otherwise acquire, any shares or stock (as applicable) (or other equity interests) of the Company or any of its Subsidiaries or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares or stock (as applicable) (or other equity interests) of the Company or any of its Subsidiaries (including, for the avoidance of doubt, in satisfaction of the exercise price or Tax withholding obligations with respect to any Company Equity Awards or other equity securities of the Company outstanding as of the date of this Agreement or issued or granted thereafter in compliance with the terms of this Agreement), except pursuant to exercises (excluding, for the avoidance of doubt, the exercise of redemption rights), conversion, settlement or cancellations of equity securities of the Company outstanding as of the date of this Agreement or issued or granted thereafter in compliance with the terms of this Agreement, in each case in accordance with the terms of such securities, the applicable Company Equity Plan, and/or award agreement in effect as of the date of this Agreement;

(k)split, combine, subdivide, recapitalize or reclassify any shares or other equity interests or securities of the Company;

(l)make any change in its customary accounting principles or methods of accounting materially affecting the reported consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, other than as may be required by applicable Law, GAAP or regulatory guidelines or interpretations thereof;

(m)adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries (other than the First Merger and Second Merger and the transactions contemplated by this Agreement);

(n)make, change or revoke any material Tax election, adopt or change any material accounting method with respect to Taxes, file any amended material Tax Return, settle or compromise any material Tax liability, enter into any material closing agreement with respect to any Tax, consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment (other than ordinary course extensions of time to file Tax Returns), or enter into any Tax sharing or Tax indemnification agreement or similar agreement (except, in each case, for such agreements that are commercial agreements not primarily relating to Taxes) or take any similar action relating to Taxes, if such election, change, amendment, agreement, settlement, consent or other action would have the effect of materially increasing the present or future Tax liability of the Company or any of its Subsidiaries in a manner that will disproportionately affect the SPAC Stockholders (as compared to the Company’s stockholders) after the Closing;

(o)take or cause to be taken any action, or knowingly fail to take or cause to be taken any action, which action or failure to act would reasonably be expected to prevent or impede the Mergers from qualifying for the Intended Tax Treatment;

(p)(i) modify in any material respect the terms of, any Indebtedness, (ii) issue any debt securities, or (iii) incur or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person for Indebtedness for borrowed money in excess of $1,000,000 in the aggregate (other than Indebtedness under capital leases entered into in the ordinary course of business);

(q)voluntarily fail to maintain in full force and effect material insurance policies covering the Company and its Subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practices (except that the Company shall be authorized to replace existing insurance policies with substantially comparable amounts of insurance coverage);

(r)enter into any transaction or amend in any material respect any existing agreement with any Person that, to the knowledge of the Company, is an Affiliate of the Company or its Subsidiaries (excluding ordinary course Company Benefit Plans, Standard Employment Agreements and payments of annual compensation, provision of benefits or reimbursement of expenses in respect of stockholders who are officers or directors of the Company or its Subsidiaries);

(s)other than as required by an existing Company Benefit Plan, Standard Employment Agreement, Labor Contract, or applicable Law, (i) increase the compensation or benefits of any Company Service Provider or accelerate the vesting or lapsing of restrictions or payment, or in any other way secure the payment, of compensation or benefits under any Company Benefit Plan other than payments of compensation or benefits that are immaterial or, with respect to Company Employees beneath the title of senior vice president, in the ordinary course of business, (ii) establish, adopt, enter into, materially amend in any respect or terminate any material Company Benefit Plan or any plan, agreement, program, policy or other arrangement that would be a material Company Benefit Plan if it were in existence as of the date of this Agreement, (other than adoptions or amendments that do not materially increase the cost to the Company), (iii) except as provided in Section 7.01(s) of the Company Disclosure Letter, hire or terminate without “cause” (as determined consistent with past practice) the employment of any Company Employee with the title of senior vice president or above, (iv) implement or announce any employee layoffs, furloughs, or reductions in force, in each case that would require notice or pay in lieu of notice under the WARN Act, or (v) recognize or certify any Labor Union as the bargaining representative for any Company Service Provider or become a party to, establish, adopt, amend, commence participation in or terminate any Labor Contract with a Labor Union;

(t)make any capital expenditures (or series of related capital expenditures) other than in an amount not in excess of the amount set forth in Section 7.01(t) of the Company Disclosure Letter;

(u)enter into any engagement letters with (i) financial advisors or (ii) capital markets advisors; and

(v)enter into any Contract to do any action prohibited under this Section 7.01.

Section 7.02.Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or any of its Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information which (i) relates to interactions with prospective buyers of the Company or the negotiation of this Agreement or the Transactions, including with respect to the consideration or valuation of the Mergers or any financial or strategic alternatives thereto, or any Acquisition Transaction, (ii) is prohibited from being disclosed by applicable Law, (iii) is subject to statutory non-disclosure or similar provisions, or that is subject to a non-disclosure agreement with a third party or protection as a trade secret, or (iv) on the advice of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure, the Company shall, and shall cause its Subsidiaries to, afford to SPAC and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operation of the Company and its Subsidiaries and so long as reasonably feasible or permissible under applicable Law, to all of their respective properties, books, Contracts, commitments, records and appropriate officers and employees of the Company and its Subsidiaries, and shall use its and their commercially reasonable efforts to furnish such Representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries that are in the possession of the Company or its Subsidiaries, in each case, as SPAC and its Representatives may reasonably request solely for purposes of consummating the Transactions; provided, however, that SPAC shall not be permitted to perform any environmental sampling at any Leased Real Property, including sampling of soil, groundwater, surface water, building materials, or air or wastewater emissions. The Parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. Any request pursuant to this Section 7.02 shall be made in a time and manner so as not to delay the Closing. All information obtained by SPAC and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Closing.

Section 7.03.HSR Act and Regulatory Approvals.

(a)In connection with the transactions contemplated by this Agreement, the Company shall (and, to the extent required, shall cause its Affiliates to) comply promptly but in no event later than twenty (20) Business Days after the date hereof with the notification and reporting requirements of the HSR Act; provided that, in the event the Federal Trade Commission and/or the U.S. Department of Justice is closed or not accepting such filings under the HSR Act (a “Government Closure”), such days shall be extended day-for-day, for each Business Day the Government Closure is in effect. The Company shall (i) use its reasonable best efforts to substantially comply with any Information or Document Requests and (ii) request early termination of any waiting period under the HSR Act; provided, further, that all fees in connection with filing to obtain clearance pursuant to the HSR Act shall be borne 100% by the Company as a Company Transaction Expense.

(b)The Company shall use reasonable best efforts to: (i) promptly furnish to SPAC copies of any notices or written communications received by the Company or any of its Affiliates from any third party or any Governmental Authority, and disclose to SPAC the nature of any material oral communications between the Company or any of its Affiliates and any such Governmental Authority, with respect to the transactions contemplated by this Agreement, and (ii) permit counsel to SPAC an opportunity to review in advance, any proposed material written communications by the Company and/or its Affiliates to any Governmental Authority, and excluding any notification and report forms filed under the HSR Act concerning the transactions contemplated by this Agreement; provided, that the Company shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority to so extend such waiting period or comparable period under the HSR Act without the written consent of SPAC. The Company agrees to provide, to the extent permitted by the applicable Governmental Authority, SPAC and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between the Company and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions. Any such disclosures or provisions of information by the Company pursuant to this Section 7.03 may be redacted, withheld or made on an outside-counsel-only basis to the extent required under applicable Law or as appropriate to protect attorney-client or other privileged information or confidential business information.

Section 7.04.No Claim Against the Trust Account. The Company acknowledges that it has read SPAC’s final prospectus, filed with the SEC on October 6, 2023 and other SEC Reports, the SPAC Organizational Documents, and the Trust Agreement and understands that SPAC has established the Trust Account described therein for the benefit of SPAC’s public stockholders and that disbursements from the Trust Account are available only in the limited circumstances set forth in the Trust Agreement. The Company further acknowledges that, if the transactions contemplated by this Agreement, or, in the event of a termination of this Agreement, another Business Combination, are not consummated by September 29, 2026 (or, following approval of the Extension Proposal by the SPAC Stockholders, December 29, 2026), SPAC will be obligated to return to its stockholders the amounts being held in the Trust Account. Accordingly, except in the event of a distribution from the Trust Account in connection with the consummation of a Business Combination involving SPAC, the Company (on behalf of itself and its controlled Affiliates) hereby waives any past, present or future claim of any kind against, and any right to access, the Trust Account or to collect from the Trust Account any monies that may be owed to them by SPAC or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever. This Section 7.04 shall survive the termination of this Agreement for any reason; provided, that nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against SPAC or any of its Affiliates for legal relief against assets held outside the Trust Account (including from and after the consummation of a Business Combination other than as contemplated by this Agreement) or pursuant to Section 12.13 for specific performance or other injunctive relief.

Section 7.05.Proxy Solicitation; Other Actions(a).

(a)The Company shall deliver to SPAC: (i) as soon as practicable following the date hereof, and in any event within sixty (60) days following the date hereof, (A) the financial statements set forth in items 1 and 2 on Schedule 7.05(a), (B) auditor’s reports and consents to use such financial statements and reports in the Registration Statement, as applicable, and (C) such other information regarding the Company and its Subsidiaries as is required under the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder for inclusion in the Proxy Statement; and (ii) as soon as practicable following the date hereof, the financial statements set forth on Schedule 7.05(a) other than those set forth in items 1 and 2 thereof (collectively, the “Required Company Information”). Such financial statements shall fairly present the financial position and results of operations of the Company and its Subsidiaries as of the dates or for the periods indicated, in accordance with GAAP. The financial statements, if required to be audited, shall each be audited in accordance with PCAOB auditing standards by a PCAOB qualified auditor. The Company shall be available to, and the Company and its Subsidiaries shall use commercially reasonable efforts to make their officers and employees available, in each case, during normal business hours and upon reasonable advanced notice, to SPAC and its counsel in connection with (A) the drafting of the Registration Statement or Proxy Statement and (B) responding in a timely manner to comments on the Registration Statement or Proxy Statement from the SEC. Without limiting the generality of the foregoing, the Company shall reasonably cooperate with SPAC in connection with the preparation for inclusion in the Registration Statement or Proxy Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC), which may include the preparation of additional historical financial statements of the Company that comply with the requirements of Regulation S-X.

(b)During the Interim Period, the Company shall deliver to SPAC, as soon as reasonably practicable following the end of each three-month quarterly period of each fiscal year (other than the last three-month period), and in any event no later than sixty (60) days thereafter, and to the extent required for the Registration Statement pursuant to the Securities Act and the rules and regulations promulgated thereunder, the unaudited consolidated financial statements of the Company and its Subsidiaries, as applicable, consisting of the consolidated balance sheet of the Company and its Subsidiaries, as applicable as of the end of such three-month period (and most recent year end), and the related unaudited consolidated income statement, changes in shareholder equity and statement of cash flows for the year to date period of such fiscal year for such fiscal quarter (subject to normal and recurring year-end adjustments and the absence of footnotes).

(c)During the Interim Period, each of SPAC and the Company shall, and shall cause its respective Representatives to, reasonably cooperate in a timely manner in connection with SPAC and its Representatives’ due diligence in connection with the Transactions, including in connection with any financing arrangement the Parties mutually agree to seek in connection with the Transactions (including any PIPE Investment), including: (i) by providing such information and assistance as the other party or its Representatives may reasonably request; (ii) granting such access to the other party and its Representatives as may be reasonably necessary for their due diligence; (iii) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, and due diligence sessions with respect to such financing efforts; and (iv) using its commercially reasonable efforts to deliver or, cause its Representatives to deliver, all documents that may be reasonably required by any financial advisor or other Representative to either party, in form and substance reasonably satisfactory to such financial advisors or other Representatives to facilitate the consummation of the Transactions or any financing arrangement in connection therewith. Such documents may include customary comfort letters from the relevant party’s current or former independent auditors and legal opinions and negative assurance letters from its counsel; provided, that the other party shall be notified prior to the execution of any agreement which may obligate such other party’s independent auditors or counsel to deliver a comfort letter or opinion. Such cooperation shall include direct contact between senior management and other Representatives of each party at reasonable times and locations. All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the providing party or its Representatives.

Section 7.06.Certain Transaction Agreements. Except to the extent provided in writing by SPAC, the Company shall not permit any amendment or modification to be made to any Company Voting and Support Agreement to the extent that such amendment or modification would reasonably be expected to materially and adversely affect the closing of the Transactions. The Company shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to satisfy in all material respects on a timely basis all conditions and covenants applicable to the Company in each Company Voting and Support Agreement and otherwise comply with its obligations thereunder and to enforce its rights under each such agreement, except to the extent that that the failure of the Company to enforce such rights would not reasonably be expected to materially and adversely affect the closing of the Transactions. Without limiting the generality of the foregoing, the Company shall give SPAC, prompt written notice: (a) of any breach or default (or any threatened breach or default) by any party to any Company Voting and Support Agreement known to the Company; or (b) of the receipt of any written notice or other written communication from any other party to any Company Voting and Support Agreement with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party under any such agreement or any provisions of any such agreement.

Section 7.07.FIRPTA. At the Closing, the Company shall deliver to SPAC (a) a properly executed certificate in such manner consistent and in accordance with the requirements of Section 1.897-2(h)(1)(i) and 1.1445-2(c)(3)(i) of the Treasury Regulations, and (b) a notice to the IRS (which shall be filed by SPAC with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations.

Section 7.08.Termination of Certain Agreements. The Company shall use reasonable best efforts to cause the Contracts listed on Section 7.08 of the Company Disclosure Letter to be terminated as of, and contingent upon the occurrence of, the Closing without any further force and effect without any cost or other liability or obligation to the Company or its Subsidiaries (as applicable), and there shall be no further obligations of any of the relevant parties thereunder following the Closing.

Section 7.09.Written Consent and A&R Registration Rights Agreement. The Company shall use commercially reasonable efforts to solicit and request that any Holders of Company Stock execute and deliver the Written Consent after the Proxy Clearance Date, in each case in accordance with applicable SEC rules and interpretations, and the Company and SPAC shall solicit and request that such Holders enter into the A&R Registration Rights Agreement (to the extent they are not already a party) prior to the Closing.

Article 8

COVENANTS OF SPAC

Section 8.01.HSR Act and Regulatory Approvals.

(a)In connection with the transactions contemplated by this Agreement, SPAC shall (and, to the extent required, shall cause its Affiliates to) comply promptly but in no event later than twenty (20) Business Days after the date hereof with the notification and reporting requirements of the HSR Act; provided that, in the event that there is a Government Closure, such days shall be extended day-for-day, for each Business Day the Government Closure is in effect. SPAC shall substantially comply with any Information or Document Requests; provided, further, that all fees in connection with filing to obtain clearance pursuant to the HSR Act shall be borne 50% by the Company and 50% by SPAC.

(b)SPAC shall request early termination of any waiting period under the HSR Act and undertake promptly any and all action required to (i) obtain termination or expiration of the waiting period under the HSR Act, (ii) prevent the entry in any Action brought by a Regulatory Consent Authority or any other Person of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement, and (iii) if any such Governmental Order is issued in any such Action, cause such Governmental Order to be lifted.

(c)SPAC shall cooperate in good faith with the Regulatory Consent Authorities and undertake promptly any and all action required to complete lawfully the Transactions as soon as practicable (but in any event prior to the Termination Date) and all action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Regulatory Consent Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Transactions, including (i) proffering and consenting and/or agreeing to a Governmental Order or other agreement providing for (A) the sale, licensing or other disposition, or the holding separate, of particular assets, categories of assets or lines of business of the Company or SPAC or (B) the termination, amendment or assignment of existing relationships and contractual rights and obligations of the Company or SPAC and (ii) promptly effecting the disposition, licensing or holding separate of assets or lines of business or the termination, amendment or assignment of existing relationships and contractual rights, in each case, at such time as may be necessary to permit the lawful consummation of the Transactions on or prior to the Termination Date. The entry by any Governmental Authority in any Action of a Governmental Order permitting the consummation of the Transactions but requiring any of the assets or lines of business of SPAC to be sold, licensed or otherwise disposed or held separate thereafter (including the business and assets of the Company and its Subsidiaries) shall not be deemed a failure to satisfy any condition specified in ARTICLE 10. Notwithstanding anything to the contrary, portfolio companies managed by Affiliates of SPAC are under no obligation, and SPAC is under no obligation to cause such portfolio companies to undertake any actions in this Section 8.01(c).

(d)SPAC shall promptly furnish to the Company copies of any notices or written communications received by SPAC or any of its Affiliates from any third party or any Governmental Authority, and disclose to the Company the nature of any substantive oral communications between SPAC and any Governmental Authority, with respect to the transactions contemplated by this Agreement, and SPAC shall permit counsel to the Company an opportunity to review in advance, and SPAC shall consider in good faith the views of such counsel in connection with, any proposed written communications by SPAC and/or its Affiliates to any Governmental Authority (excluding any notification and report forms filed under the HSR Act) concerning the transactions contemplated by this Agreement; provided, that SPAC shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority to so extend such waiting period or comparable period under the HSR Act without the written consent of the Company. SPAC agrees to provide the Company and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between SPAC and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions. Any such disclosures or provisions of information by SPAC pursuant to this Section 8.01(d) may be redacted, withheld or made on an outside-counsel-only basis to the extent required under applicable Law or as appropriate to protect attorney-client or other privileged information or confidential business information.

(e)Except as required by this Agreement, SPAC shall not engage in any action or enter into any transaction, that would reasonably be expected to materially impair or delay SPAC’s ability to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.

Section 8.02.Indemnification and Insurance.

(a)From and after the First Effective Time, SPAC agrees that it shall indemnify and hold harmless each present and former director, manager and officer of the Company and SPAC and each of their respective Subsidiaries (each an “Indemnified Person”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the First Effective Time, whether asserted or claimed prior to, at or after the First Effective Time, to the fullest extent that the Company, SPAC or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and their respective certificate of incorporation, bylaws or other organizational documents or indemnification agreements in effect on the date of this Agreement to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, SPAC shall cause the Surviving Entity and each of its Subsidiaries to, (i) maintain for a period of not less than six years from the First Effective Time provisions in its certificate of incorporation, bylaws and other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of the Indemnified Persons that are no less favorable to such Persons than the provisions of such certificates of incorporation, bylaws and other organizational documents as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of any Indemnified Person thereunder, in each case, except as required by applicable Law. Notwithstanding the foregoing, all rights to indemnification or advancement of expenses in respect of any claims made or Actions commenced during such six-year period shall continue until the final disposition of such claim or Action.

(b)At or prior to the Closing, SPAC shall, or shall cause one or more of its Subsidiaries to obtain a “tail” directors’ and officers’ liability insurance policy (the “D&O Tail”) covering those Persons who are currently covered by the Company’s or any of its Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to SPAC or its agents or Representatives) in respect of acts or omissions occurring at or prior to the First Effective Time. Such D&O Tail shall remain in effect for a period of six (6) years following the First Effective Time and shall be on terms not less favorable than the terms of such current insurance coverage, except that in no event shall SPAC or its Subsidiaries be required to pay an annual premium for such insurance in excess of three hundred percent (300%) of the aggregate annual premium payable by the Company and its Subsidiaries for such insurance policy for the year ended December 31, 2026 (such amount, the “Premium Cap”); provided, however, that (i) SPAC shall be required to cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the First Effective Time and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 8.02 shall be continued in respect of such claim until the final disposition thereof. If such minimum coverage is or becomes unavailable at the Premium Cap, then any such D&O Tail shall contain the maximum coverage available at such Premium Cap. SPAC shall maintain the D&O Tail in full force and effect for its full term and shall cause all obligations thereunder to be honored by the Surviving Entity.

(c)SPAC and the Company hereby acknowledge (on behalf of themselves and their respective Subsidiaries) that the Indemnified Persons under this Section 8.02 may have certain rights to indemnification, advancement of expenses and/or insurance provided by current stockholders, members, or other Affiliates of such stockholders (“Indemnitee Affiliates”) separate from the indemnification obligations of SPAC, the Company and their respective Subsidiaries hereunder. The Parties hereby agree (i) that SPAC, the Company and their respective Subsidiaries are the indemnitors of first resort (i.e., its obligations to the Indemnified Persons under this Section 8.02 are primary and any obligation of any Indemnitee Affiliate to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Indemnified Persons under this Section 8.02 are secondary), (ii) that SPAC, the Company and their respective Subsidiaries shall be required to advance the full amount of expenses incurred by the Indemnified Persons under this Section 8.02 and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and required by SPAC’s, the Company’s and their respective Subsidiaries’ governing documents or any director or officer indemnification agreements, without regard to any rights the Indemnified Persons under this Section 8.02 may have against any Indemnitee Affiliate, and (iii) that the Parties (on behalf of themselves and their respective Subsidiaries) irrevocably waive, relinquish and release the Indemnitee Affiliates from any and all claims against the Indemnitee Affiliates for contribution, subrogation or any other recovery of any kind in respect thereof.

(d)Notwithstanding anything contained in this Agreement to the contrary, this Section 8.02 shall survive the consummation of the Mergers indefinitely and shall be binding, jointly and severally, on SPAC, the Surviving Corporation and the Surviving Entity and all successors and assigns of SPAC, the Surviving Corporation and the Surviving Entity. In the event that SPAC, the Surviving

Corporation or the Surviving Entity or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of SPAC, the Surviving Corporation or the Surviving Entity, as the case may be, shall succeed to the obligations set forth in this Section 8.02.

Section 8.03.Conduct of SPAC During the Interim Period.

(a)During the Interim Period, except as set forth on Section 8.03(a) of the SPAC Disclosure Letter, as reasonably required in connection with the Domestication, as contemplated by this Agreement, as required by applicable Law or any Governmental Authority or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied, except, in the case of clauses (i), (ii), (iv), (viii) and (xii) below, as to which the Company’s consent may be granted or withheld in its sole discretion), SPAC shall not and each shall not permit any of its Subsidiaries to:

(i)   change, modify or amend the Trust Agreement, PIPE Subscription Agreement, the SPAC Organizational Documents or the organizational documents of Merger Subs;

(ii)   (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, SPAC; (B) split, combine, subdivide, recapitalize or reclassify any capital stock of, or other equity interests in, SPAC, excluding any separation of Cayman SPAC Units in accordance with their terms; (C) other than in connection with the SPAC Stockholder Redemption or as otherwise required by the SPAC Organizational Documents in order to consummate the Transactions, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, SPAC; or (D) make any withdrawals from the Trust Account, other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement to pay SPAC’s Taxes and, in an aggregate amount up to one million dollars ($1,000,000) per annual period, to fund the SPAC’s working capital requirements, in each case in the ordinary course of business;

(iii)  make, change or revoke any material Tax election, adopt or change any material accounting method with respect to Taxes, file any amended material Tax Return, settle or compromise any material Tax liability, enter into any material closing agreement with respect to any Tax or surrender any right to claim a material refund of Taxes, consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment, or enter into any Tax sharing or Tax indemnification agreement or similar agreement (except, in each case, for such agreements that are commercial agreements not primarily relating to Taxes) or take any similar action relating to Taxes, if such election, change, amendment, agreement, settlement, consent or other action would have the effect of materially increasing the present or future Tax liability of the Company or any of its Subsidiaries in a manner that will disproportionately affect Company’s stockholders (as compared to the SPAC Stockholders) after the Closing;

(iv)  take or cause to be taken any action, or knowingly fail to take or cause to be taken any action, which action or failure to act would reasonably be expected to prevent or impede the Mergers from qualifying for the Intended Tax Treatment;

(v)   enter into, renew or amend any transaction or Contract with an Affiliate of SPAC (including, for the avoidance of doubt, (x) Sponsor or anyone related by blood, marriage or adoption to any Sponsor and (y) any Person in which any Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of five percent (5%) or greater);

(vi)  directly or indirectly acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by purchasing all of or a substantial equity interest in, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other entity or Person or division thereof;

(vii)  enter into, assume, assign, or amend any material term of, modify any material term of or terminate (excluding any expiration in accordance with its terms) any Contract of SPAC or Merger Subs that is (or would be if entered into or assumed after the date hereof) a “material contract” pursuant to Regulation S-K 601;

(viii)  waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability;

(ix)  establish a new Subsidiary or enter into a new line of business;

(x)  fail to maintain in full force and effect its director and officer liability insurance policy in a form and amount consistent with past practices (except that SPAC shall be authorized to replace existing insurance policies with substantially comparable or greater amounts of insurance coverage);

(xi)  incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness or make a loan or advance to or investment in any third party (other than any loans for borrowed funds necessary to finance the ordinary course administrative costs and expenses of SPAC and SPAC Transaction Expenses);

(xii)  adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of SPAC or its Subsidiaries (other than the First Merger and Second Merger and the transactions contemplated by this Agreement);

(xiii)  enter into any engagement letters with any (i) financial advisors or (ii) capital markets advisors; and

(xiv)  offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, other equity interests, equity equivalents, stock appreciation rights, stock units, phantom stock ownership interests or similar rights in, SPAC or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests except as expressly contemplated by this Agreement.

(b)During the Interim Period, SPAC shall, and shall cause its Subsidiaries to comply with the SPAC Organizational Documents and the Trust Agreement.

Section 8.04.Certain Transaction Agreements. Unless otherwise approved in writing by the Company, no SPAC Party shall permit any amendment or modification to be made to, any waiver (in whole or in part) of or provide consent to (including consent to termination), of any provision or remedy under, or any replacement of the Sponsor Agreement. SPAC shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to satisfy in all material respects on a timely basis all conditions and covenants applicable to SPAC in the Sponsor Agreement and otherwise comply with its obligations thereunder and to enforce its rights under each such agreement. Without limiting the generality of the foregoing, SPAC shall give the Company, prompt written notice: (a) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would give rise to any breach or default) by any party to the Sponsor Agreement known to SPAC; and (b) of the receipt of any written notice or other written communication from any other party to the Sponsor Agreement with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party under any such agreement or any provisions of any such agreement.

Section 8.05.Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to SPAC or its Subsidiaries by third parties that may be in SPAC’s or its Subsidiaries’ possession from time to time, and except for any information (x) which in the opinion of legal counsel of SPAC would result in the loss of attorney-client privilege or other privilege from disclosure, (y) which is prohibited from being disclosed by applicable Law, or (z) is subject to statutory non-disclosure or similar provisions, or that is subject to a non-disclosure agreement with a third party or protection as a trade secret, SPAC shall afford to the Company, its Affiliates and their respective Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, to their respective properties, books, Contracts, commitments, records and appropriate officers and employees of SPAC and its Subsidiaries, and shall use its and their commercially reasonable efforts to furnish such Representatives with all financial and operating data and other information concerning the affairs of SPAC that are in the possession of SPAC, in each case as the Company and its Representatives may reasonably request solely for purposes of consummating the Transactions. The Parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by the Company, its Affiliates and their respective Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the First Effective Time.

Section 8.06.SPAC Stock Exchange Listing. From the date hereof through the Closing, SPAC shall (even following a transition to the OTC Markets in connection with a Marketplace Transition) use reasonable best efforts to ensure, as of the Closing Date, SPAC is approved for listing as a public company on, and shares of SPAC Common Stock contemplated to be listed pursuant to this Agreement are approved for listing on, the Stock Exchange. SPAC shall use reasonable best efforts to take all steps reasonably necessary or advisable to cause the shares of SPAC Common Stock to trade under such symbol as mutually agreed by the Company and SPAC prior to the Closing. Notwithstanding the foregoing, in the event the business combination has not been consummated by September 29, 2026, the Company acknowledges and agrees that (x) SPAC shall have the right, in its sole discretion, to transition the listing and trading of the SPAC Class A Ordinary Shares, the Cayman SPAC Warrants, and the Cayman SPAC Units, from Nasdaq to an OTC Market (such transition, the “Market Transition”), and (y) SPAC’s election to seek a Market Transition shall not impair or delay its right to seek an Extension Proposal.

Section 8.07.SPAC Public Filings. From the date hereof through the Closing, SPAC shall use reasonable best efforts to keep current and timely file or timely furnish (or obtain extensions in respect thereof and file or furnish within the applicable grace period) all registration statements reports schedules, forms, statements and other documents required to be filed or furnished with the SEC (collectively, as they have been supplemented, amended or modified since the time of their filing and including all exhibits and schedules thereto and other information incorporated therein, the “Additional SEC Reports”) and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.

Section 8.08.Section 16 Matters. Prior to the First Effective Time, SPAC shall take all commercially reasonable steps as may be required (to the extent permitted under applicable Law) to cause any acquisition or disposition of the SPAC Common Stock or any derivative thereof that occurs or is deemed to occur by reason of or pursuant to the Transactions by each Person who is or will be or may be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to SPAC to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.

Section 8.09.SPAC Board of Directors. The Company and SPAC shall take all necessary action to cause the board of directors of SPAC as of immediately following the Closing to consist of seven (7) directors, which, shall include (a) one (1) director being the Chief Executive Officer of the Company and (b) such other individuals as shall be determined by the Company, in consultation with the Sponsor in good faith, provided that the citizenship of the members of the board shall be such that SPAC will be free of foreign ownership, control or domination, in each case as designated by such persons prior to the initial filing of the Proxy Statement with the SEC. Upon each individual becoming a director of the board of directors of SPAC, SPAC will enter into customary indemnification agreements with each such director.

Section 8.10.SPAC Management. Section 8.10 of the SPAC Disclosure Letter sets forth the names and positions of the members of the senior management of the Company who shall each serve in such positions (or in substantially similar positions) at SPAC following the First Effective Time, provided that the citizenship of the members of the senior management of SPAC following the First Effective Time will be such that SPAC will be free of foreign ownership, control or domination. The Company and SPAC shall use reasonable best efforts to provide that such individuals are appointed and continue to serve after the First Effective Time in their respective positions with substantially similar duties and responsibilities at SPAC, subject to the terms of any employment or offer letters to be agreed prior to the Closing.

Section 8.11.Equity Plans. Prior to the Closing Date, SPAC shall approve and adopt and submit for stockholder approval, (i) an equity incentive plan, in a form and substance reasonably acceptable to SPAC and the Company that provides for the grant of awards to employees and other service providers of the Surviving Corporation and its Subsidiaries in the form of options, restricted stock, restricted stock units or other equity-based awards based on SPAC Common Stock with (x) an initial share pool reserve of SPAC Common Stock equal to the sum of the number of shares of SPAC Common Stock subject to Domesticated SPAC Warrants that are forfeited by the Sponsor pursuant to Section 1.4 of the Sponsor Agreement, plus the lesser of (A) 12,910,477 shares of SPAC Common Stock or (B) twelve and one half percent (12.5%) of the total number of SPAC Common Stock outstanding on a fully diluted basis, as of immediately following the First Effective Time (for the avoidance of doubt, including all shares of SPAC Common Stock issuable to holders of Company Stock pursuant to Section 3.03), and (y) an annual “evergreen” increase of five percent (5.0%) of the shares of SPAC Common Stock outstanding as of the day prior to such increase (the “Equity Incentive Plan”), and (ii) an employee stock purchase plan, in a form and substance reasonably acceptable to SPAC and the Company that provides for the grant of purchase rights with respect to SPAC Common Stock to employees of the Surviving Corporation and its Subsidiaries with (x) an initial share pool reserve of SPAC Common Stock equal to the lesser of (A) 1,032,838 shares of SPAC Common Stock or (B) one percent (1.0%) of the total number of SPAC Common Stock outstanding on a fully diluted basis, as determined at the Closing, and (y) an annual “evergreen” increase of one percent (1.0%) of the shares of SPAC Common Stock outstanding as of the day prior to such increase (the “Employee Stock Purchase Plan”) (the Equity Incentive Plan and the Employee Stock Purchase Plan, collectively, the “Equity Plans”). As soon as practicable following the date that is sixty (60) days after the Closing and subject to applicable securities Laws,

SPAC shall file an effective registration statement on Form S-8 (or other applicable form) with respect to the SPAC Common Stock issuable under the Company Equity Plans and the Equity Plans, and SPAC shall use reasonable best efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Company Equity Plans and the Equity Plans remain outstanding.

Section 8.12.Qualification as an Emerging Growth Company. SPAC shall, at all times during the period from the date hereof until the Closing: (a) take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”); and (b) not take any action that would cause SPAC to not qualify as an “emerging growth company” within the meaning of the JOBS Act.

Section 8.13.Domestication. At least one day prior to the Closing and in accordance with applicable Law, any applicable rules and regulations of the SEC, Nasdaq or the Stock Exchange, as applicable, and the SPAC Organizational Documents, SPAC shall cause the Sponsor Share Conversion and the Domestication to become effective on such date (or such other date that is at least one day prior to the Closing), including by: (a) filing with the Delaware Secretary of State a Certificate of Domestication with respect to the Domestication, in form and substance reasonably acceptable to SPAC and the Company, together with the SPAC Charter Upon Domestication, in each case, in accordance with the provisions of the Certificate of Domestication with respect to the Domestication and the SPAC Charter Upon Domestication and applicable Law; (b) adopting the SPAC Bylaws Upon Domestication; and (c) completing, making and procuring all filings required to be made with the Cayman Islands Registrar of Companies in connection with the Domestication. Following the consummation of the Domestication and prior to the Closing, the board of directors of SPAC will resolve to ratify and approve such matters as may be required to effect the Transactions as contemplated by this Agreement and any such other matters as the Company and SPAC may mutually agree.

Section 8.14.Extension of Time to Consummate a Business Combination.

(a)SPAC shall prepare (with the Company’s reasonable cooperation) and, not later than ten (10) Business Days after the initial filing of the Form S-4 with the SEC, shall file with the SEC a mutually acceptable proxy statement (such proxy statement, together with any amendments or supplements thereto, the “Extension Proxy Statement”) to amend the SPAC organizational documents, on terms and conditions agreed by the parties, to (i) extend the period of time SPAC is afforded under its organizational documents and the Prospectus to consummate an initial business combination for an additional three months, from September 29, 2026 to December 29, 2026 (or such earlier date as the parties may agree in writing) (the “Initial Extension Date”), and (ii) provide that SPAC may extend the Initial Extension Date two times by an additional three months each time in the discretion of the Sponsor, upon five days’ advance notice to the Company prior to the applicable deadline (the “Extension Proposal”). SPAC shall cooperate and provide the Company (and its counsel) with a reasonable opportunity to review and comment on and approve in writing (which approval will not be unreasonably withheld, conditioned or delayed) the Extension Proxy Statement, and any amendment or supplement thereto, and any responses to comments from the SEC or its staff or the provision of additional information in connection therewith, prior to filing or delivery of the same with or to the SEC. SPAC shall consider the comments of the Company in good faith. SPAC, with the assistance and written approval of the Company, will promptly respond to any SEC comments on the Extension Proxy Statement and will use all commercially reasonable efforts to cause the Extension Proxy Statement to be cleared by the SEC as promptly as practicable after such filing. SPAC will advise the Company promptly after: (A) the time when the Extension Proxy Statement has been filed; (B) in the event the Extension Proxy Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act; (C) in the event the preliminary Extension Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC; (D) the filing of any supplement or amendment to the Extension Proxy Statement; (E) any request by the SEC for amendment of the Extension Proxy Statement; (F) any comments from the SEC relating to the Extension Proxy Statement and responses thereto (and shall provide the Company with a copy or, in the case of oral communications, summary of such comments); (G) requests by the SEC for additional information (and shall provide the Company with a copy or, in the case of oral communications, summary of such request); and (H) any other communication, whether written or oral, from the SEC (and shall provide the Company with a copy or, in the case of oral communications, summary of such communication).

(b)Each party shall promptly correct any information provided by it for use in the Extension Proxy Statement if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws.

(c)As promptly as practicable after the Extension Proxy Statement is cleared by the SEC, SPAC shall distribute the Extension Proxy Statement to SPAC’s stockholders and (x) having, prior to effectiveness of the Registration Statement, established the record date therefor, shall duly call and give notice of special meeting of its stockholders (the “Extension Stockholders’ Meeting”) in accordance with its organizational documents and Applicable Law for a date no later than forty five days after such notice, subject to SPAC’s right to adjourn the Extension Stockholders’ Meeting as provided in this Agreement, (y) subject to the other provisions of this Agreement, shall solicit proxies from SPAC stockholders to vote in favor of the Extension Proposal, and shall duly convene and hold the Extension Stockholders’ Meeting, and (z) shall provide its stockholders with the opportunity to elect to convert their SPAC Common Stock into a pro rata portion of the Trust Fund in connection with the extension as provided for in SPAC’s organizational documents. SPAC may only adjourn the Extension Stockholders’ Meeting (i) to solicit additional proxies for the purpose of obtaining approval of the Extension Proposal or to take steps to reduce the number of shares of SPAC Common Stock issued in the IPO as to which the holders thereof elect to convert such shares into a pro rata portion of the Trust Fund in connection with the extension as provided for in SPAC’s organizational documents, (ii) if a quorum is not present at the Extension Stockholders’ Meeting, (iii) to amend the Extension Proposal, subject to the Company’s consent, not to be unreasonably withheld, conditioned or delayed, or (iv) to allow reasonable additional time for the filing or delivery of any supplemental or amended disclosure that SPAC has determined in good faith after consultation with outside legal counsel is required under Applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of SPAC prior to the Extension Stockholders’ Meeting; provided that the Extension Stockholders’ Meeting is reconvened as promptly as practical thereafter. SPAC agrees that if the approval of the Extension Proposal shall not have been obtained at any such Extension Stockholders’ Meeting, then SPAC shall continue until September 29, 2026 to take all such necessary actions and hold additional Extension Stockholders’ Meetings in order to obtain the approval of the Extension Proposal. If approval has not been obtained by September 29, 2026 SPAC may cease seeking to have the Extension Proposal approved.

(d)SPAC shall comply with all applicable provisions of and rules under the Exchange Act and all applicable provisions of Applicable Law in the preparation, filing and distribution of the Extension Proxy Statement, the solicitation of proxies thereunder, and the calling and holding of the Extension Stockholders’ Meeting. Without limiting the foregoing, SPAC and the Company shall each ensure that the Extension Proxy Statement does not, as of the date on which it is first distributed to SPAC stockholders and the Holders, and as of the date of the Extension Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in light of the circumstances under which they were made, not misleading (provided that no party shall be responsible for the accuracy or completeness of any information relating to another party or any other information furnished by another party for inclusion in the Extension Proxy Statement).

(e)SPAC, acting through its board of directors, shall include in the Extension Proxy Statement the recommendation of its board of directors that SPAC’s stockholders vote in favor of the Extension Proposal, and shall otherwise use reasonable best efforts to obtain approval thereof. Neither SPAC’s board of directors nor any committee or agent or representative thereof shall withdraw (or modify in a manner adverse to the Company), or propose to withdraw (or modify in a manner adverse to the Company) SPAC’s board of director’s recommendation that the SPAC stockholders vote in favor of the adoption of the Extension Proposal.

(f)If the Extension Proposal is approved and SPAC is required to pay an additional amount or amounts into the Trust Account (such amount, the “Extension Fee”), SPAC shall deliver an extension letter to the Trustee, notifying the Trustee of the approval of such Extension Proposal, signed on behalf of SPAC by an executive officer of SPAC, and SPAC shall deliver the aggregate amount necessary by wire transfer of immediately available funds to the Trustee, for deposit in the Trust Account in accordance with the extension letter and the Trust Agreement.

Article 9

JOINT COVENANTS

Section 9.01.Support of Transaction. Without limiting any covenant contained in ARTICLE 7 or ARTICLE 8, including the obligations of the Company and SPAC with respect to the notifications, filings, reaffirmations and applications described in Section 7.03 and Section 8.01, respectively, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 9.01, SPAC and the Company shall each, and shall each cause their respective Subsidiaries to: (a) use commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Transactions, (b) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any of SPAC, the Company, or their respective Affiliates are required to obtain in order to consummate the Transactions;

provided that, the Company shall not be required to seek any such required consents or approvals of third party counterparties to Material Contracts with the Company or its Subsidiaries to the extent such Material Contract is otherwise terminable at will, for convenience or upon or after the giving of notice of termination by a party thereto unless otherwise agreed in writing by the Company and SPAC, and (c) take such other action as may reasonably be necessary or as another Party may reasonably request to satisfy the conditions of the other Party set forth in ARTICLE 10 or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable. Notwithstanding the foregoing, in no event shall SPAC, Merger Subs, the Company or any of its Subsidiaries be obligated to bear any material expense or pay any material fee or grant any material concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company or any of its Subsidiaries is a party or otherwise required in connection with the consummation of the Transactions.

Section 9.02.Registration Statement; Proxy Statement; SPAC Special Meeting

(a)Registration Statement; Proxy Statement. As promptly as practicable after the date of this Agreement, SPAC and the Company shall, in accordance with this Section 9.02(a), prepare, and, subject to its receipt of all Required Company Information of the Company Disclosure Letter (other than the financial statements set forth in item 3 of Schedule 7.05(a), to the extent such financial statements are not required to be included in the Registration Statement), SPAC shall file with the SEC, (i) in preliminary form, a proxy statement and a notice of general meeting in connection with the Transactions (together, as amended or supplemented, the “Proxy Statement”) to be filed as part of the Registration Statement and to be sent to the shareholders of SPAC in advance of the Special Meeting in accordance with the Existing SPAC Governing Document, for the purpose of, among other things: (A) providing the SPAC Stockholders with the opportunity to redeem shares of SPAC Common Stock by tendering such shares for redemption not later than 5:00 p.m. Eastern Time on the date that is two (2) Business Days prior to the date of the Special Meeting (the “SPAC Stockholder Redemption”); and (B) soliciting proxies from holders of SPAC Common Stock to vote at the Special Meeting, as may be adjourned or postponed, in favor of: (1) the adoption of this Agreement and approval of the Transactions; (2) the approval of the Domestication; (3) adoption of the SPAC Charter Upon Domestication, the SPAC Bylaws Upon Domestication; (4) the issuance of shares of SPAC Common Stock in connection with the Mergers (including as may be required by the Stock Exchange); (5) the approval of the adoption of the Equity Plans; (6) the election of the directors constituting the board of directors of SPAC immediately following the First Effective Time (in the form of an advisory vote, with the directors being elected by written resolution of the holders of the SPAC Class B Ordinary Shares in accordance with the SPAC Organizational Documents); (7) the amendment of the SPAC Organizational Documents, effective immediately prior to the Closing, to remove references to the $5,000,000 net tangible assets requirements set forth in the SPAC Organizational Documents (the “NTA Amendment”); (8) the adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Proxy Statement, the Registration Statement or correspondence related thereto; (9) any other proposals the Parties agree are necessary or desirable to consummate the Transactions; and (10) adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (collectively, the “SPAC Stockholder Matters”) and (ii) the Registration Statement, in which the Proxy Statement will be included as a prospectus; provided, that, notwithstanding the foregoing, in the event all of the Required Company Information has been delivered other than the information set forth in Section 7.05(a)(ii), and if mutually agreed by the Parties, the Parties may confidentially submit the Registration Statement to the SEC. Without the prior written consent of the Company, the SPAC Stockholder Matters shall be the only matters (other than procedural matters) which SPAC shall propose to be acted on by the SPAC Stockholders at the Special Meeting, as adjourned or postponed. SPAC and the Company shall use commercially reasonable efforts to cooperate, and cause their respective Subsidiaries, as applicable, to reasonably cooperate, with each other and their respective Representatives in the preparation of the Registration Statement and Proxy Statement. The Registration Statement shall also include a consent solicitation statement in preliminary form in connection with the solicitation by the Company of written consents from the Holders, to approve, by stockholders holding Company Stock sufficient to obtain the Company Stockholder Approval, this Agreement, the Mergers and the Transactions. The Registration Statement and Proxy Statement will comply as to form and substance with the applicable requirements of the Securities Act and Exchange Act, as applicable, and the rules and regulations thereunder. Subject to its receipt of all Required Company Information from the Company pursuant to Section 7.05, SPAC shall (I) have the Registration Statement declared effective under the Securities Act as promptly as practicable after the filing thereof and keep the Registration Statement effective as long as is necessary to consummate the Mergers, (II) file the definitive Proxy Statement with the SEC, (III) cause the Proxy Statement to be delivered to its shareholders of record, as of the record date to be established by the board of directors of SPAC in accordance with Section 9.02(e), as promptly as practicable (but in no event later than five (5) Business Days except as otherwise required by applicable Law) following the effective date of the Registration Statement (such date, the “Proxy Clearance Date”), and (IV) promptly commence a “broker search” in accordance with Rule 14a-12 of the Exchange Act.

(b)Prior to filing with the SEC, SPAC will make available to the Company drafts of the Registration Statement, Proxy Statement and any other documents to be filed with the SEC, both preliminary and final, and any amendment or supplement to the Registration Statement, Proxy Statement or such other document and will provide the Company with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith. SPAC shall not file any such documents with the SEC without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed). SPAC will advise the Company promptly after it receives notice thereof, of: (i) the time when the Registration Statement and Proxy Statement has been filed; (ii) the time when the Registration Statement has been declared effective under the Securities Act; (iii) the filing of any supplement or amendment to the Registration Statement or Proxy Statement; (iv) any request by the SEC for amendment of the Registration Statement or Proxy Statement; (v) any comments from the SEC relating to the Registration Statement or Proxy Statement and responses thereto; and (vi) requests by the SEC for additional information. SPAC shall respond to any SEC comments on the Registration Statement and Proxy Statement as promptly as practicable; provided, that prior to responding to any requests or comments from the SEC, SPAC will make available to the Company drafts of any such response and provide the Company with a reasonable opportunity to comment on such drafts. SPAC shall give reasonable and good faith consideration to any comments made by the Company and its counsel. To the extent not prohibited by Law, SPAC shall provide the Company and their counsel with any comments or other communications, whether written or oral, that SPAC or its counsel may receive from time to time from the SEC or its staff with respect to the Registration Statement and Proxy Statement promptly after receipt of those comments or other communications.

(c)If, at any time prior to the Special Meeting, there shall be discovered any information that should be set forth in an amendment or supplement to the Registration Statement or Proxy Statement so that the Registration Statement or Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, SPAC shall, subject to Section 9.02(b), promptly file an amendment or supplement to the Registration Statement and Proxy Statement containing such information. If, at any time prior to the Closing, the Company or SPAC, or any of their respective Affiliates, directors or officers, as applicable, discovers any information, event or circumstance relating to such Party, its business or any of its Affiliates, officers, directors or employees that should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement so that the Registration Statement or Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then such Party shall promptly inform the other Party of such information, event or circumstance. In such event, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the SPAC Stockholders.

(d)SPAC shall make all necessary filings to obtain necessary approvals with respect to the Transactions under the Securities Act, the Exchange Act and applicable “blue sky” laws, and any rules and regulations thereunder. The Company agrees to use commercially reasonable efforts to promptly provide SPAC with all information concerning the business, management, operations and financial condition of the Company and its Subsidiaries, in each case, reasonably requested by SPAC for inclusion in the Registration Statement and Proxy Statement.

(e)SPAC Special Meeting. SPAC shall, prior to or as promptly as practicable following the Proxy Clearance Date (and in no event later than the date the Proxy Statement is required to be delivered in accordance with Section 9.02(a)), establish a record date (which date shall be mutually agreed with the Company) for, duly call and give notice of, the Special Meeting. SPAC shall convene and hold an extraordinary general meeting of the SPAC Stockholders, for the purpose of obtaining the approval of the SPAC Stockholder Matters (the “Special Meeting”), which meeting shall be held not less than twenty-five (25) days and not more than thirty-five (35) days after the date on which SPAC commences the delivery of the Proxy Statement to its shareholders and otherwise in accordance with SPAC’s obligations to give shareholders notice of the Special Meeting in accordance with the Existing SPAC Governing Document. SPAC shall use its reasonable best efforts to take all actions necessary (in its discretion or at the request of the Company) to obtain the approval of the SPAC Stockholder Matters at the Special Meeting, including as such Special Meeting may be adjourned or postponed in accordance with this Agreement, including by soliciting proxies as promptly as practicable in accordance with applicable Law for the purpose of seeking the approval of the SPAC Stockholder Matters. SPAC shall include the SPAC Board Recommendation in the Proxy Statement. The board of directors of SPAC shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the SPAC Board Recommendation for any reason, except as required by applicable Laws (“Modification of Recommendation”). SPAC agrees that its obligation to establish a record date for, duly call, give notice of, convene and hold the Special Meeting for the purpose of voting on the SPAC Stockholder Matters shall not be affected by any intervening event or circumstance, and SPAC agrees to establish a record date for, duly call, give notice of, convene and hold the Special Meeting and submit for the approval of its shareholders the

SPAC Stockholder Matters, in each case in accordance with this Agreement, regardless of any intervening event or circumstance. Notwithstanding anything to the contrary contained in this Agreement, SPAC shall be entitled to (and, in the case of the following clauses (ii) and (iii), at the request of the Company, shall) postpone or adjourn the Special Meeting for a period of no longer than fifteen (15) days: (i) to ensure that any supplement or amendment to the Proxy Statement that the board of directors of SPAC has determined in good faith is required by applicable Law is disclosed to the SPAC Stockholders and for such supplement or amendment to be promptly disseminated to the SPAC Stockholders prior to the Special Meeting; (ii) if, as of the time for which the Special Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of SPAC Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Special Meeting; (iii) in order to solicit additional proxies from stockholders for purposes of obtaining approval of the SPAC Stockholder Matters; or (iv) with the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed, for purposes of satisfying the condition set forth in Section 10.03(c) hereof; provided, that, notwithstanding any longer adjournment or postponement period specified at the beginning of this sentence, in the event of any such postponement or adjournment, the Special Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.

(f)If the SPAC Stockholders approve the NTA Amendment at the Special Meeting, then within fifteen (15) days following the Special Meeting and prior to the Closing, SPAC shall file with the Cayman Islands Registrar of Companies a copy of the special resolution effecting the NTA Amendment, together with such other documents as may be required under the Cayman Companies Act in respect of an amendment to the SPAC Organizational Documents.

(g)Company Stockholder Written Consent. As promptly as practicable following the Proxy Clearance Date, the Company shall solicit the Company Stockholder Approval via written consent in accordance with Section 228 of the DGCL. In connection therewith, prior to the Proxy Clearance Date, the Company Board shall set a record date for determining the stockholders of the Company entitled to provide such written consent. The Company shall use reasonable best efforts to cause the parties to the Company Voting and Support Agreements to duly execute and deliver a stockholder written consent substantially in the form attached hereto as Exhibit J (the “Written Consent”) in respect of the shares of Company Stock beneficially owned by such parties (which parties hold Company Stock sufficient to constitute the Company Stockholder Approval) in accordance with Section 228 of the DGCL within forty-eight (48) hours of the Proxy Clearance Date. As promptly as practicable following the execution and delivery of the Written Consent by such parties to the Company, the Company shall deliver to SPAC a copy of such Written Consent in accordance with Section 12.02. The Company shall use reasonable best efforts to, within forty-eight (48) hours of the receipt of the Company Stockholder Approval via the Written Consent, and shall in no event later than five (5) Business Days after such receipt, deliver to the Holders who have not executed and delivered the Written Consent the notice required by Section 228(e) of the DGCL, together with a notice and description of the appraisal rights of the holders of record and beneficial owners of Company Stock available under Section 262 of the DGCL (in a manner sufficient in form and substance to start the twenty (20) day period during which appraisal must be demanded as contemplated by Section 262(d)(2) of the DGCL (the last day of such period, the “Appraisal Rights Deadline”)) along with such other information as is required thereunder and pursuant to applicable Law; the Company shall provide SPAC with a reasonable opportunity to comment on drafts of such notice and shall consider such comments in good faith. If stockholders holding Company Stock sufficient to obtain the Company Stockholder Approval fail to deliver the Written Consent to the Company within forty-eight (48) hours of the Proxy Clearance Date (a “Written Consent Failure”), SPAC shall have the right to terminate this Agreement as set forth in Section 11.01.

(h)The consent solicitation statement shall include the Company Board Recommendation.

Section 9.03.Financing Transactions. Prior to and, if mutually agreed by the Parties, following the date hereof, the Parties shall use their commercially reasonable efforts to obtain commitments from one or more investors for a private financing (collectively, the “PIPE Investments”) pursuant to the terms of one or more subscription agreements (collectively, the “PIPE Subscription Agreements”), the terms of which will be mutually agreed by the Company and SPAC, with such private placement to be consummated prior to or substantially concurrently with the consummation of the Transactions.

Section 9.04.Exclusivity.

(a)Except in connection with a PIPE Investment, during the Interim Period, the Company shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate or engage in discussions or negotiations with, or enter into any agreement with, or encourage, or provide information to, any Person (other than SPAC and/or any of its Affiliates or Representatives) concerning any purchase of any of the Company’s equity securities or the sale of any securities of, or membership interests in, the Company or its Subsidiaries (other than any purchases of equity securities by the Company from employees of the Company or its Subsidiaries or in a PIPE Investment) or any merger or sale of substantial assets of the Company or its Subsidiaries, taken as a whole, other than immaterial assets or assets sold in the ordinary course of business (each such acquisition transaction, but excluding the Transactions, an “Acquisition Transaction”); provided, that the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 9.04(a). The Company shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction.

(b)During the Interim Period, SPAC shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than the Company, its stockholders and/or any of their Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination (a “Business Combination Proposal”) other than with the Company, its stockholders and their respective Affiliates and Representatives; provided, that, the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 9.04(b). SPAC shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal.

Section 9.05.Tax Matters.

(a)Notwithstanding anything to the contrary contained herein, SPAC shall pay all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the Transactions (the “Transfer Taxes”), and all such Taxes shall be treated as a SPAC Transaction Expense. SPAC shall, at its own expense, timely file all necessary Tax Returns with respect to all such Taxes, and, if required by applicable Law, the Company will join in the execution of any such Tax Returns.

(b)For U.S. federal (and, as applicable, state and local) income tax purposes, (i) each of the Parties intends that the Domestication will qualify as a “reorganization” described in Section 368(a)(1)(F) of the Code and the Treasury Regulations promulgated under Section 368 of the Code, (ii) each of the Parties intends that the Sponsor Share Conversion will qualify as a “reorganization” described in Section 368(a)(1)(E) of the Code and the Treasury Regulations promulgated under Section 368 of the Code, (iii) each of the Parties intends that the Mergers, taken together as integrated steps of a single transaction for U.S. federal income tax purposes, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder, (iv) SPAC intends that this Agreement be, and hereby is, adopted as a separate “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for each of the Domestication and the Sponsor Share Conversion for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations promulgated under Sections 354, 361 and 368 of the Code, and (v) each of the Parties intends that this Agreement be, and hereby is, adopted as a separate “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and Treasury Regulations Section 1.368-2(g) (clauses (i) through (v) collectively, the “Intended Tax Treatment”). The Parties will prepare and file all Tax Returns consistent with the Intended Tax Treatment and will not take any inconsistent position on any Tax Return or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by a determination within the meaning of Section 1313(a) of the Code. Each of the Parties agrees to promptly notify all other Parties of any challenge to the Intended Tax Treatment by any Governmental Authority.

(c)Each of SPAC and the Company shall (and shall cause its respective Subsidiaries and Affiliates to) use its reasonable best efforts to (i) cause the Mergers to qualify for the Intended Tax Treatment and (ii) not take or cause to be taken any action, or fail to take or cause to be taken any action, which action or failure to act would reasonably be expected to prevent the Mergers from so qualifying for the Intended Tax Treatment. Without limiting the foregoing, if the SEC or any other Governmental Authority requests or requires that an opinion be provided on or prior to the Closing in respect of the U.S. Tax consequences of or related to the Transactions, the Parties shall agree to use their reasonable best efforts to cause its respective Tax counsel to provide any such opinion, as reasonably determined by such Parties, subject to customary assumptions and limitations provided, that, neither this provision nor any other provision in this Agreement shall require the provision of a Tax opinion by any Party’s counsel or advisors to be an express condition precedent to the Closing.

Section 9.06.Confidentiality; Publicity.

(a)SPAC acknowledges that the information being provided to it in connection with this Agreement and the consummation of the Transactions is subject to the terms of the Confidentiality Agreement. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder and any other activities contemplated thereby.

(b)None of SPAC, the Company or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the Transactions, or any matter related to the foregoing, without first obtaining the prior consent of the Company or SPAC, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or legal process (including pursuant to the Securities Laws or the rules of any national securities exchange), in which case SPAC or the Company, as applicable, shall use their reasonable best efforts to obtain such consent with respect to such announcement or communication with the other Party, prior to announcement or issuance; provided, however, that, subject to this Section 9.06, each Party and its Affiliates may make announcements regarding the status and terms (including price terms) of this Agreement and the Transactions to their respective directors, officers, employees, direct and indirect current or prospective limited partners and investors or otherwise in the ordinary course of their respective businesses, in each case, so long as such recipients are subject to confidentiality obligations at least as restrictive as those set forth in the Confidentiality Agreement without the consent of any other Party; and provided, further, that subject to Section 7.02 and this Section 9.06, the foregoing shall not prohibit any Party from communicating with third parties to the extent necessary for the purpose of seeking any third party consent; provided, further, that notwithstanding anything to the contrary in this Section 9.06(b), nothing herein shall modify or affect SPAC’s obligations pursuant to Section 9.02.

Section 9.07.Post-Closing Cooperation; Further Assurances. Following the Closing, each Party shall, on the request of any other Party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the Transactions.

Section 9.08.Stockholder Litigation. SPAC shall notify the Company, and the Company shall notify SPAC, promptly following receipt of any threat to file, or written notice of the filing of, an Action related to this Agreement or the Transaction by any of its stockholders against any of the SPAC Parties, the Company or any of their respective directors or officers (any such action, a “Stockholder Action”). SPAC shall keep the Company, and the Company shall keep SPAC, as applicable, reasonably apprised of the defense, settlement, prosecution or other developments with respect to any such Stockholder Action. SPAC shall give the Company, and the Company shall give SPAC, as applicable, the opportunity to participate in, subject to a customary joint defense agreement, the defense of any such litigation, to give due consideration to the Company’s or the SPAC’s advice, as applicable, with respect to such litigation and to not settle any such litigation without the prior written consent of the Company or SPAC, as applicable, such consent not to be unreasonably withheld, conditioned or delayed; provided that, for the avoidance of doubt, SPAC shall bear all costs of investigation and all defense and attorneys’ and other professionals’ fees and all settlement payments related to any such Stockholder Action initiated by or on behalf of any stockholders of SPAC, in their capacity as such, and the Company shall bear all costs of investigation and all defense and attorneys’ and other professionals’ fees and all settlement payments related to any such Stockholder Action initiated by or on behalf of any Holders, in their capacity as such (“Stockholder Action Expenses”).

Article 10

CONDITIONS TO OBLIGATIONS

Section 10.01.Conditions to Obligations of All Parties. The obligations of the Parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such Parties:

(a)Regulatory Approvals. The applicable waiting period(s) under the HSR Act in respect of the Transactions (and any extension thereof, or any timing agreements, understandings or commitments obtained by request or other action of the U.S. Federal Trade Commission and/or the U.S. Department of Justice, as applicable) shall have expired or been terminated.

(b)No Injunction or Restraints. No Governmental Authority having jurisdiction over any Party or the Transactions shall have issued any Governmental Order preventing, materially restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and no Law shall have been enforced that prevents or materially restrains the consummation of the Transactions.

(c)SPAC Stockholder Approval. The approval of the SPAC Stockholder Matters shall have been duly obtained in accordance with applicable Law, the SPAC Organizational Documents and the rules and regulations of the Stock Exchange.

(d)Company Stockholder Approval. The Company Stockholder Approval shall have been duly obtained in accordance with the DGCL and the Company Certificate of Incorporation.

(e)Governance Arrangements. Any organizational documents or agreements necessary to give effect to the governance arrangements contemplated by this Agreement and the Transaction Agreements shall have been adopted or executed and delivered by the parties thereto, as applicable.

(f)Board Appointments. All action shall have been taken such that the board of directors of SPAC as of immediately following the Closing shall consist of the directors contemplated by Section 8.09.

(g)Stock Exchange Listing Requirements. SPAC shall have filed with the applicable Stock Exchange an application or supplemental listing application for the listing of the SPAC Common Stock contemplated to be listed pursuant to this Agreement, and such shares of SPAC Common Stock shall have been approved for listing, subject to official notice of issuance.

(h)Effectiveness of Registration Statement. The Registration Statement shall have become effective in accordance with the Securities Act, no stop order shall have been issued by the SEC with respect to the Registration Statement and no Action seeking such stop order shall have been threatened or initiated.

Section 10.02.Additional Conditions to Obligations of SPAC Parties. The obligations of the SPAC Parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by SPAC:

(a)Representations and Warranties.

(i)Each of the representations and warranties of the Company contained (A) in Section 5.06 (Current Capitalization), shall be true and correct in all respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date) other than de minimis inaccuracies, and (B) in Section 5.01 (Corporate Organization of the Company), Section 5.03 (Due Authorization), Section 5.26(a) (Absence of Changes) and Section 5.27 (Brokers’ Fees) (the representations and warranties in (A) and (B) collectively, the “Company Specified Representations”) shall, if qualified by “materiality” or “Material Adverse Effect” or any similar limitation be true and correct in all respects, or if not so qualified, be true and correct in all material respects, in each case as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct in all material respects on and as of such earlier date).

(ii)Each of the representations and warranties of the Company contained in ARTICLE 5 (other than the Company Specified Representations), shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect.

(b)Agreements and Covenants. The covenants and agreements of the Company in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

(c)No Material Adverse Effect. Since the date of this Agreement, there has not occurred a Material Adverse Effect with respect to the Company which is continuing.

(d)Officer’s Certificate. The Company shall have delivered to SPAC a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 10.02(a), Section 10.02(b) and Section 10.02(c) have been fulfilled.

(e)Dissenting Shares. The Appraisal Rights Deadline shall have occurred and no Persons, individually or in the aggregate, holding of record or beneficially owning more than five percent (5%) of the issued and outstanding shares of Company Stock (with such number of shares being calculated, with respect to the Company Preferred Stock, on an as-converted to Company Common Stock basis) shall hold of record or beneficially own any Dissenting Shares as of the Closing Date.

Section 10.03.Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate or cause to be consummated the Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a)Representations and Warranties.

(i)Each of the representations and warranties of the SPAC Parties contained in (A) Section 6.13 (Capitalization) shall be true and correct in all respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date) other than de minimis inaccuracies, and (B) the first sentence of Section 6.01 (Corporate Organization), Section 6.02 (Due Authorization), and Section 6.08 (Brokers’ Fees)(the representations and warranties in (A) and (B) collectively, the “SPAC Specified Representations”) shall be, if qualified by “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth therein, be true and correct in all respects, or if not so qualified, be true and correct in all material respects, in each case, as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(ii)Each of the representations and warranties of the SPAC Parties contained in ARTICLE 6 (other than the SPAC Specified Representations), shall be true and correct (without giving any effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a SPAC Material Adverse Effect.

(b)Agreements and Covenants. The covenants and agreements of the SPAC Parties in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

(c)No SPAC Material Adverse Effect. Since the date of this Agreement, there has not existed a SPAC Material Adverse Effect with respect to SPAC which is continuing.

(d)Available Closing SPAC Cash. The Available Closing SPAC Cash shall not be less than $100,000,000.

(e)Domestication. The Domestication shall have been completed as provided in Section 8.13 and a time-stamped copy of the SPAC Charter Upon Domestication issued by the Secretary of State of Delaware in relation thereto shall have been delivered to the Company.

(f)Extension Proposal. The Extension Proposal shall have been approved by SPAC’s stockholders.

(g)Officer’s Certificate. SPAC shall have delivered to the Company a certificate signed by an officer of SPAC, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 10.03(a), Section 10.03(b), and Section 10.03(c), have been fulfilled.

(h)Sponsor Agreement. The covenants of Sponsor and the Insiders (as defined in the Sponsor Agreement) in Section 1.2 (No Transfer), Section 1.4 (Forfeiture) and Section 1.5 (Forfeiture and Issuance of Sponsor Shares and Warrants) of the Sponsor Agreement to be performed as of or prior to the Closing shall have been performed in all material respects, and Sponsor or the Insiders shall not have threatened (orally or in writing) (i) that the Sponsor Agreement is not valid, binding and in full force and effect, (ii) that SPAC or the Company is in breach of or default under the Sponsor Agreement or (iii) to terminate the Sponsor Agreement.

Section 10.04.Frustration of Conditions. None of the SPAC Parties or the Company may rely on the failure of any condition set forth in this ARTICLE 10 to be satisfied if such failure was caused by such Party’s failure to act in good faith or to take such actions as may be necessary to cause the conditions of the other Party to be satisfied, as required by Section 9.01.

Article 11

TERMINATION/EFFECTIVENESS

Section 11.01.Termination. This Agreement may be terminated and the Transactions abandoned:

(a)by written consent of the Company and SPAC;

(b)prior to the Closing, by written notice to the Company from SPAC if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 10.02(a) or Section 10.02(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company, then, for a period of up to thirty (30) days (or any shorter period of the time that remains between the date SPAC provides written notice of such violation or breach and the Termination Date) after receipt by the Company of notice from SPAC of such breach, but only as long as the Company continues to use commercially reasonable efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, (ii) the Closing has not occurred on or before June 11, 2027 (the “Termination Date”); or (iii) the consummation of the Mergers is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order; provided, that the right to terminate this Agreement under subsection (i) or (ii) shall not be available if SPAC’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date;

(c)prior to Closing, by written notice to SPAC from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of any SPAC Party set forth in this Agreement, such that the conditions specified in Section 10.03(a) or Section 10.03(b) would not be satisfied at the Closing (a “Terminating SPAC Breach”), except that, if any such Terminating SPAC Breach is curable by such SPAC Party, then, for a period of up to thirty (30) days (or any shorter period of the time that remains between the date the Company provides written notice of such violation or breach and the Termination Date) after receipt by SPAC of notice from the Company of such breach, but only as long as SPAC continues to exercise commercially reasonable efforts to cure such Terminating SPAC Breach (the “SPAC Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating SPAC Breach is not cured within the SPAC Cure Period, (ii) the Closing has not occurred on or before the Termination Date, or (iii) the consummation of the Mergers is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order; provided, that the right to terminate this Agreement under subsection (i) or (ii) shall not be available if the Company’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date; and provided, further, that, without limiting the foregoing, the Company shall use reasonable best efforts to provide written notice to SPAC, in good faith, prior to the Domestication, if the Company believes it has the right to, and intends to, terminate this Agreement prior to the Closing.

(d)by written notice from either the Company or SPAC to the other if the approval of the SPAC Stockholder Matters required to consummate the Transactions by the SPAC Stockholders is not obtained at the Special Meeting (subject to any adjournment, postponement or recess of the meeting); provided, that, the right to terminate this Agreement under this Section 11.01(d) shall not be available to SPAC if, at the time of such termination, SPAC is in breach of Section 9.02;

(e)by written notice from SPAC to the Company in the event of a Written Consent Failure; provided, that the right to terminate this Agreement on account of a Written Consent Failure shall not be available if the Company Stockholder Approval is obtained prior to SPAC providing notice of its intent to terminate this Agreement on account of a Written Consent Failure; or

(f)by written notice from the Company to SPAC within ten (10) Business Days after there has been a Modification of Recommendation.

Section 11.02.Effect of Termination. Except as otherwise set forth in this Section 11.02 or Section 12.13, in the event of the termination of this Agreement pursuant to Section 11.01, this Agreement shall forthwith become void and have no effect, without any liability under this Agreement on the part of any Party or its respective Affiliates, officers, directors, employees, Representatives or stockholders, other than liability of any Party for any intentional and willful breach of this Agreement by such Party occurring prior to such termination. The provisions of Section 7.04 (No Claim Against the Trust Account), Section 9.06 (Confidentiality; Publicity), this Section 11.02 (Effect of Termination) and ARTICLE 12 (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

Article 12

MISCELLANEOUS

Section 12.01.Waiver. Any Party may, at any time prior to the Closing, by action taken by its board of directors or equivalent governing body, or officers thereunto duly authorized, waive in writing any of its rights or conditions in its favor under this Agreement or agree to an amendment or modification to this Agreement in the manner contemplated by Section 12.10 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.

Section 12.02.Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a)If to SPAC or Merger Subs to:

Spark I Acquisition Corporation
3790 El Camino Real, Unit 570
Palo Alto, California 94306
Attn:	James Rhee
Kurtis Jang
Email:	[***]
[***]

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304
Attn:	Andrew Hoffman
Austin March
Ethan Lutske
Kenji Strait
Email:	[***]
[***]
[***]
[***]

(b)If to the Company or the Surviving Corporation, to:

ZincFive, Inc.
20170 SW 112th Ave
Tualatin, Oregon 97062
Attn:	Tod Higinbotham, CEO
Email:	[***]

with a copy (which shall not constitute notice) to:

Cooley LLP
3 Embarcadero Center
20th Floor
San Francisco, CA 94111
Attn:	Garth Osterman
Yvan-Claude Pierre
Peter Byrne
Email:	[***]
[***]
[***]

or to such other address or addresses as the Parties may from time to time designate in writing. Without limiting the foregoing, any Party may give any notice, request, instruction, demand, document or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, ordinary mail or electronic mail), but no such notice, request, instruction, demand, document or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended.

Section 12.03.Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties; provided, that the Company may delegate the performance of its obligations or assign its rights hereunder in part or in whole to any Affiliate of the Company so long as the Company remains fully responsible for the performance of the delegated obligations. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 12.03 shall be null and void, ab initio.

Section 12.04.Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided, however, that notwithstanding the foregoing (a) in the event the Closing occurs, the present and former officers and directors of the Company and SPAC (and their successors, heirs and representatives) and each of their respective Indemnitee Affiliates are intended third-party beneficiaries of, and may enforce, Section 8.02(a) and (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the Parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 12.14 and Section 12.15.

Section 12.05.Expenses. Except as otherwise provided herein, each Party shall bear its own expenses incurred in connection with this Agreement and the Transactions whether or not the Transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants; provided, that if the Closing occurs, SPAC shall bear and pay at or promptly after Closing, all SPAC Transaction Expenses and all Company Transaction Expenses; provided, further, that (i) the Company shall pay all fees and expenses to Wilson in accordance with that certain Letter Agreement, dated as of May 19, 2026, by and among SPAC, the Company and Wilson and (ii) the Company shall pay all fees and expenses arising in connection with the fairness opinion of Houlihan Capital, LLC pursuant to Section 6.23.

Section 12.06.Governing Law. This Agreement, and all claims or causes of Action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of

Laws of another jurisdiction (except that the Cayman Companies Act shall apply to the Domestication and any claims related to internal affairs of SPAC prior to the Domestication).

Section 12.07.Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 12.08.Schedules and Exhibits. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a Party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth in the Schedules is included solely for informational purposes.

Section 12.09.Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement) and that certain Mutual Non-Disclosure Agreement, dated as of April 19, 2026, between SPAC and the Company (as amended, modified or supplemented from time to time, the “Confidentiality Agreement”), constitute the entire agreement among the Parties relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the Transactions. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the Parties except as expressly set forth or referenced in this Agreement and the Confidentiality Agreement.

Section 12.10.Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the stockholders of any of the Parties shall not restrict the ability of the board of directors (or other body performing similar functions) of any of the Parties to terminate this Agreement in accordance with Section 11.01 or to cause such Party to enter into an amendment to this Agreement pursuant to this Section 12.10.

Section 12.11.Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 12.12.Jurisdiction; Waiver of Trial by Jury. Any Action based upon, arising out of or related to this Agreement or the Transactions may be brought in the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware), and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 12.12. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

Section 12.13.Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) or any Transaction Agreement in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (a) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement or any Transaction Agreement and to enforce specifically the terms and provisions hereof and thereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 11.01, this being in addition to any other remedy to which they are entitled under this Agreement or any Transaction Agreement or under applicable Law, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement or any Transaction Agreement and to enforce specifically the terms and provisions of this Agreement or any Transaction Agreement in accordance with this Section 12.13 shall not be required to provide any bond or other security in connection with any such injunction. Each Party agrees that it will use its reasonable best efforts to cooperate with the other in seeking and agreeing to an expedited schedule in any litigation seeking an injunction or order of specific performance.

Section 12.14.Non-Recourse. Subject in all respect to the last sentence of this Section 12.14, this Agreement may only be enforced against, and any claim or cause of Action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party has undertaken specific obligations pursuant to this Agreement, (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, SPAC or Merger Subs under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the Transactions. Notwithstanding the foregoing, nothing in this Section 12.14 shall limit, amend or waive any rights or obligations of any party to any Transaction Agreement.

Section 12.15.Non-survival of Representations, Warranties and Covenants. Except as otherwise contemplated by Section 11.02 and except in the case of a claim, action or liability against a party in respect of such Party’s Fraud, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the First Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part at or after the Closing and then only with respect to any breaches occurring at or after the Closing and (b) this ARTICLE 12.

Section 12.16.Acknowledgements.

(a)Each of the Parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective, stockholders, shareholders, partners, members and Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other Parties (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other Parties (and their respective Subsidiaries) for purposes of conducting such investigation; (ii) the Company Representations constitute the sole and exclusive representations and warranties of the Company in connection with the Transactions; (iii) the SPAC Party Representations constitute the sole and exclusive representations and warranties of SPAC and Merger Subs; (iv) except for the Company Representations by the Company and the SPAC Party Representations by the SPAC Parties, none of the Parties or any other Person makes, or has made, any other express or implied representation or warranty with respect to any Party (or any Party’s Subsidiaries), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of such Party or its Subsidiaries or the transactions contemplated by this Agreement and all other representations and warranties of any kind or nature expressed or implied (including (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any Party or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any Party (or any Party’s Subsidiaries), and (y) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any Party (or its Subsidiaries), or the quality, quantity or condition of any Party’s or its Subsidiaries’ assets) are specifically disclaimed by all Parties and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any Party or its Subsidiaries); (v) Representatives of SPAC or the Company have not made, and are not making, any representation or warranty whatsoever to any Party or its Affiliates and shall not be liable in respect of the accuracy or completeness of any information provided to any Party or its Affiliates; and (vi) each Party and its respective Affiliates are not relying on any representations and warranties in connection with the Transactions except the Company Representations by the Company and the SPAC Party Representations by the SPAC Parties. The foregoing does not limit any rights of any Party pursuant to any other Transaction Agreement against any other Party pursuant to such Transaction Agreement to which it is a party or an express third party beneficiary thereof. Except as otherwise expressly set forth in this Agreement, SPAC understands and agrees that any assets, properties and business of the Company and its Subsidiaries are furnished “as is”, “where is” and subject to and except for the Company Representations by the Company or as provided in any certificate delivered in accordance with Section 10.02(d), with all faults and without any other representation or warranty of any nature whatsoever. Nothing in this Section 12.16 shall relieve any Party of liability in the case of Fraud committed by such Party.

(b)Effective upon Closing, except with respect to those covenants and agreements contained herein that by their terms expressly apply at or after the Closing, each of the Parties waives, on its own behalf and on behalf of its respective Affiliates and Representatives, to the fullest extent permitted under applicable Law, any and all rights, Actions and causes of action it may have against any other Party or their respective Subsidiaries and any of their respective current or former Affiliates or Representatives relating to the operation of any Party or its Subsidiaries or their respective businesses or relating to the subject matter of this Agreement, the Schedules, or the Exhibits to this Agreement, whether arising under or based upon any federal, state, local or foreign statute, Law, ordinance, rule or regulation or otherwise. Each Party acknowledges and agrees that it will not assert, institute or maintain any Action, suit, investigation, or proceeding of any kind whatsoever, including a counterclaim, cross-claim, or defense, regardless of the legal or equitable theory under which such liability or obligation may be sought to be imposed, that makes any claim contrary to the agreements and covenants set forth in this Section 12.16. Notwithstanding anything herein to the contrary, nothing in this Section 12.16(b) shall preclude any Party from seeking any remedy for Fraud by a Party solely and exclusively with respect to the making of any representation or warranty by it in ARTICLE 5 or ARTICLE 6 (as applicable). Each Party shall have the right to enforce this Section 12.16 on behalf of any Person that would be benefitted or protected by this Section 12.16 if they were a party hereto. The foregoing agreements, acknowledgements, disclaimers and waivers are irrevocable. For the avoidance of doubt, nothing in this Section 12.16 shall limit, modify, restrict or operate as a waiver with respect to, any rights any Party may have under any written agreement entered into in connection with the transactions that are contemplated by this Agreement, including any other Transaction Agreement.

Section 12.17.Conflicts and Privilege.

(a)SPAC and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Entity), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the Sponsor, the stockholders or holders of other equity interests of SPAC or the Sponsor and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Entity) prior to the Closing (collectively, the “Sponsor Group”), on the one hand, and (y) the Surviving Entity and/or any member of the ZNF Group, on the other hand, any legal counsel, including Wilson Sonsini Goodrich & Rosati, Professional Corporation (“Wilson”) that represented SPAC and/or the Sponsor prior to the Closing may represent the Sponsor and/or any other member of the Sponsor Group, in such dispute even though the interests of such Persons may be directly adverse to the Surviving Entity, and even though such counsel may have represented SPAC in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Entity and/or the Sponsor. SPAC and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Entity), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Transaction Agreements or the transactions contemplated hereby or thereby) between or among SPAC, the Sponsor and/or any other member of the Sponsor Group, on the one hand, and Wilson, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Mergers and belong to the Sponsor Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Entity. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with SPAC or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Surviving Entity.

(b)SPAC and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Entity), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the stockholders or holders of other equity interests of the Company and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Entity) prior to the Closing (collectively, the “ZNF Group”), on the one hand, and (y) the Surviving Entity and/or any member of the Sponsor Group, on the other hand, any legal counsel, including Cooley LLP (“Cooley”) that represented the Company prior to the Closing may represent any member of the ZNF Group in such dispute even though the interests of such Persons may be directly adverse to the Surviving Entity, and even though such counsel may have represented SPAC and/or the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Entity, further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Transaction Agreements or the transactions contemplated hereby or thereby) between or among the Company and/or any member of the ZNF Group, on the one hand, and Cooley, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Mergers and belong to the ZNF Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Entity. Notwithstanding the foregoing, any privileged communications or information shared by SPAC prior to the Closing with the Company under a common interest agreement shall remain the privileged communications or information of the Surviving Entity.

Section 12.18.No Outside Reliance. Notwithstanding anything contained in ARTICLE 5 or ARTICLE 6 or any other provision hereof, each of the SPAC Parties, the Company, and any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives, acknowledge and agree that such party has made its own investigation of the Company or the SPAC, as applicable, and that neither party nor any of its Affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in ARTICLE 5, or the SPAC Parties in ARTICLE 6, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Company Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by the SPAC or its representatives) or reviewed by SPAC pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to SPAC or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in ARTICLE 5 of this Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have hereunto caused this Agreement and Plan of Merger and Reorganization to be duly executed as of the date of this Agreement.

SPARK I ACQUISITION CORPORATION

By:	/s/ James Rhee
	Name:	James Rhee
	Title:	Chief Executive Officer

Spark I Acquisition Corporation SUB I INC.

By:	/s/ James Rhee
	Name:	James Rhee
	Title:	Chief Executive Officer

Spark I Acquisition Corporation SUB II LLC

By:	/s/ James Rhee
	Name:	James Rhee
	Title:	Chief Executive Officer

IN WITNESS WHEREOF, the Parties have hereunto caused this Agreement and Plan of Merger and Reorganization to be duly executed as of the date of this Agreement.

ZINCFIVE, INC.

By:	/s/ Tod Higinbotham
	Name:	Tod Higinbotham
	Title:	Chief Executive Officer

Schedule 7.05(a)

Financial Statements

1.Audited Financial Statements for FY 2024

2.Audited Financial Statements for FY 2025

3.Unaudited Financial Statements for Q1 2026 (no earlier than “staleness” date for FY 2025 financials)

Exhibit A

CERTIFICATE OF INCORPORATION

OF

ZincFive, Inc.

Section 1.

The name of the corporation is ZincFive, Inc. (the “Corporation”).

Section 2.

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle 19801. The name of its registered agent at such address is National Registered Agents, Inc.

Section 3.

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

Section 4.

Section 4.1The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that the Corporation is authorized to issue is [•] shares, consisting of [•] shares of Common Stock, par value $0.0001 per share, and [•] shares of Preferred Stock, par value $0.0001 per share.

Section 4.2The Corporation is incorporated in connection with the domestication of Spark I Acquisition Corporation, a Cayman Islands exempted company (“Spark”), to a Delaware corporation, and this Certificate of Incorporation is filed simultaneously with a Certificate of Corporate Domestication of Spark (the “Certificate of Domestication”). Upon the simultaneous filing of the Certificate of Domestication and this Certificate of Incorporation (the “Domestication Effective Time”), each Class A ordinary share, par value $0.0001 per share, of Spark issued and outstanding immediately prior to the Domestication Effective Time shall be converted, on a one-for-one basis, into one fully paid and non-assessable share of Common Stock, and each unit of Spark issued and outstanding immediately prior to the Domestication Effective Time, shall be converted into one fully paid and non-assessable share of Common Stock and one-half of one Domesticated SPAC Warrant (as defined in that certain Agreement and Plan of Merger and Reorganization, dated as of [●], by and between the Corporation, Spark I Acquisition Corporation Sub I Inc., a Delaware corporation and direct, wholly-owned Subsidiary of the Corporation, Spark I Acquisition Corporation Sub II LLC, a Delaware limited liability company and direct, wholly-owned Subsidiary of the Corporation, and ZincFive, Inc., a Delaware corporation (the “Merger Agreement”)), in each case without any further action required on the part of Spark, the Corporation or any holder of ordinary shares of Spark or capital stock of the Corporation.

Section 4.3The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide for the issue of all or any of the unissued and undesignated shares of the Preferred Stock, in one or more series, and to fix the number of shares of such series and to determine for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be set forth in a certificate of designation adopted by the Board and filed in accordance with the DGCL.

Section 4.4Irrespective of the provisions of Section 242(b)(2) of the DGCL, but subject to the terms of any certificate of designation filed with respect to any series of Preferred Stock, the holders of Preferred Stock and Common Stock shall vote together,

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and not as separate classes, on any amendment to this Certificate of Incorporation to increase or decrease the number of authorized shares of Preferred Stock or Common Stock.

Section 4.5Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by applicable law, holders of Common Stock shall not be entitled to vote on any amendment to this certificate of incorporation (as amended from time to time, the “Certificate of Incorporation”) (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together as a class with the holders of one or more other affected series of Preferred Stock, to vote thereon pursuant to applicable law or the Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock).

Section 5.

For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and stockholders, or any class thereof, as the case may be, it is further provided that:

Section 5.1MANAGEMENT OF THE BUSINESS.

Except as otherwise provided by the DGCL or the Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board. Subject to any rights of the holders of shares of any one or more series of Preferred Stock then outstanding to elect additional directors under specified circumstances, the number of directors that shall constitute the Board shall be fixed exclusively by the Board.

Section 5.2BOARD OF DIRECTORS

From and after the consummation of the Mergers (as defined in the Merger Agreement) (such time the “Second Effective Time”), subject to the rights of the holders of any one or more series of Preferred Stock to elect additional directors under specified circumstances, the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. The Board is authorized to assign members of the Board already in office to such classes at the Second Effective Time. At the first annual meeting of stockholders following the Second Effective Time, the initial term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the Second Effective Time, the initial term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the Second Effective Time, the initial term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

Notwithstanding the foregoing provisions of this section, each director shall serve until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation or removal. No decrease in the number of directors constituting the Board shall remove or shorten the term of any incumbent director.

Section 5.3REMOVAL OF DIRECTORS

Subject to the rights of the holders of any one or more series of Preferred Stock to remove directors elected by such series of Preferred Stock, any individual director or the entire Board may be removed from office at any time, but only for cause, and only by the affirmative vote of the holders of at least 66-2/3% of the voting power of all the then-outstanding shares of the capital stock of the Corporation entitled to vote generally at an election of directors, voting together as a single class.

Section 5.4VACANCIES.

From and after the Second Effective Time, subject to any limitations imposed by applicable law and subject to the rights of the holders of any one or more series of Preferred Stock to elect additional directors or fill vacancies in respect of such directors, any vacancies on the Board resulting from death, resignation, disqualification, removal or other causes and any newly created directorships

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resulting from any increase in the number of directors, shall be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board, or by a sole remaining director, and not by the stockholders. Any director elected to fill a newly created directorship or vacancy in accordance with the preceding sentence shall hold office until the next annual meeting of stockholders held to elect the class of directors to which such director is elected and until such director’s successor shall have been elected and qualified or such director’s earlier death, resignation or removal.

Section 5.5PREFERRED STOCKHOLDERS ELECTION RIGHTS.

Whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of the Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) applicable thereto. The number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to Section 5.1 hereof, and the total number of directors constituting the whole Board shall be automatically adjusted accordingly. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

Section 5.6BYLAW AMENDMENTS.

The Board is expressly authorized and empowered to adopt, amend or repeal any provisions of the bylaws of the Corporation (as amended from time to time, the “Bylaws”) without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or the Certificate of Incorporation. The stockholders shall also have power to adopt, amend or repeal the Bylaws; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by the Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least 66-2/3% of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote thereon, voting together as a single class.

Section 5.7STOCKHOLDER ACTIONS.

a.The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

b.After the Second Effective Time, subject to any rights of the holders of shares of any one or more series of Preferred Stock then outstanding, any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders and may not be effected by consent in lieu of a meeting.

c.Subject to any rights of the holders of shares of any series of Preferred Stock then outstanding, special meetings of stockholders of the Corporation may be called only by the Board and shall be called by the Secretary of the corporation upon the request of a majority of the directors then in office, but a special meeting may not be called by any other person or persons and any power of stockholders to call a special meeting of stockholders is specifically denied. Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting.

Section 6.

No director or officer of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL, as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director or officer of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal. Solely for purposes of this Section 6, “officer” shall have the meaning provided in Section 102(b)(7) of the DGCL.

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Section 7.

Section 7.1Any person or entity holding, owning, or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of the Certificate of Incorporation.

Section 7.2The Corporation reserves the right to amend, alter, change or repeal, at any time and from time to time, any provision contained in the Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in Section 8.3, and all rights, preferences and privileges of whatsoever nature conferred upon the stockholders, directors or any other persons whomsoever by and pursuant to the Certificate of Incorporation are granted subject to this reservation. For the avoidance of doubt, but subject to the rights of the holders of any outstanding series of Preferred Stock, Section 242(d) of the DGCL shall apply to amendments to the Certificate of Incorporation.

Section 7.3Notwithstanding any other provisions of the Certificate of Incorporation or any provision of applicable law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of capital stock of the Corporation required by applicable law or by the Certificate of Incorporation or any certificate of designation filed with respect to a series of Preferred Stock, the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required to alter, amend or repeal (whether by merger, consolidation, conversion or otherwise), or adopt any provision inconsistent with, Sections 5, 6 and this Section 7.

Section 8.

Section 8.1If any provision or provisions of the Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of the Certificate of Incorporation (including, without limitation, each portion of any paragraph of the Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby.

Section 9.

Section 9.1The name and mailing address of the incorporator of the Corporation are as follows:

[INCORPORATOR NAME]

[INCORPORATOR ADDRESS]

*       *       *

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IN WITNESS WHEREOF, this Certificate of Incorporation has been executed by the incorporator of the Corporation on               , 2026.

By:
[ ]
Incorporator

Signature Page to Certificate of Incorporation

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Exhibit B

BYLAWS

OF

ZincFive, Inc.

(A DELAWARE CORPORATION)

Section 1.

Offices

Section 1.1Registered Office. The registered office of ZincFive, Inc. (the “Corporation”) in the State of Delaware and the name of the Corporation’s registered agent at such address shall be as set forth in the certificate of incorporation of the Corporation (as the same may be amended and/or restated from time to time, the “Certificate of Incorporation”).

Section 1.2Other Offices. The Corporation may at any time establish other offices both within and without the State of Delaware.

Section 2.

Corporate Seal

Section 2.1Corporate Seal. The Board of Directors of the Corporation (the “Board”) may adopt a corporate seal. Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

Section 3.

Stockholders’ Meetings

Section 3.1Place of Meetings. Meetings of the stockholders of the Corporation may be held at such place, if any, either within or without the State of Delaware, as may be determined from time to time by the Board (or its designee). The Board may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as provided under the General Corporation Law of the State of Delaware (“DGCL”) and Section 3.9 below.

Section 3.2Annual Meetings.

(a)The annual meeting of the stockholders of the Corporation, for the purpose of election of directors and for such other business as may properly come before it, shall be held on such date and time as may be determined from time to time by the Board (or its designee). Any annual meeting of stockholders may be postponed, rescheduled or cancelled by the Board, or any director or officer of the Corporation to whom the Board delegates such authority, at any time before or after notice of such meeting has been given to stockholders. Nominations of persons for election to the Board and proposals of other business to be considered by the stockholders may be made at an annual meeting of stockholders:

(i)pursuant to the Corporation’s notice of meeting of stockholders (or any supplement thereto);

(ii)by or at the direction of the Board (or a duly authorized committee thereof); or

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(iii)by any stockholder of the Corporation who was a stockholder of record at the time of giving the stockholder’s notice provided for in Section 3.2(b) of these bylaws (as may be amended and/or restated from time to time, the “Bylaws”) and who is a stockholder of record at the time of the annual meeting of stockholders, who is entitled to vote at the meeting and who complied with the procedures and requirements set forth in this Section 3.2.

For the avoidance of doubt, clause (iii) above shall be the exclusive means for a stockholder to make nominations and submit other business before an annual meeting of stockholders.

(b)At an annual meeting of the stockholders, only such business shall be conducted as is a proper matter for stockholder action under the DGCL, the Certificate of Incorporation and the Bylaws, and only such nominations shall be made and such other business shall be conducted as shall have been properly brought before the meeting in accordance with the procedures below.

(1)For nominations for the election to the Board to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 3.2(a), the stockholder must deliver written notice to the Secretary at the principal executive offices of the Corporation on a timely basis as set forth in Section 3.2(b)(3) and must update and supplement the information contained in such written notice on a timely basis as set forth in Section 3.2(c). In addition to all of the information required by Section 3.2(b)(4), such stockholder’s notice shall include as to each nominee such stockholder proposes to nominate at the meeting:

(A) the name, age, business address and residence address of such nominee,

(B) the principal occupation or employment of such nominee,

(C) the class or series and number of shares of each class or series of capital stock of the Corporation that are owned of record and beneficially by such nominee and list of any pledge of or encumbrances on such shares,

(D) a description of all Derivative Transactions (as defined below) by such nominee during the previous 12-month period, including the date of the transactions and the class, series and number of securities involved in, and the material economic or voting terms of, such Derivative Transactions,

(E) the date or dates on which such shares were acquired and the investment intent of such acquisition,

(F) the questionnaire, representation and agreement required by Section 3.2(e), completed and signed by such nominee, and

(G) all other information concerning such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved and whether or not proxies are being or will be solicited), or that is otherwise required to be disclosed or provided to the Corporation pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “1934 Act”) (including such person’s written consent to being named in a proxy statement, associated proxy card and other filings as a nominee and to serving as a director if elected).

The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation or to serve on any committee or sub-committee of the Board, in either case under any applicable stock exchange listing requirements, applicable law or the Policies (as defined below). The number of nominees a stockholder may nominate for election at an annual meeting on its own behalf (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at an annual meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such annual meeting. A stockholder may not designate any substitute or alternate nominees unless the stockholder provides timely notice of such substitute or alternate nominee(s) in accordance with this Section 3.2, in the case of an annual meeting, or Section 3.3, in the case of a special meeting (and such notice contains all of the information, representations, questionnaires and certifications with respect to such substitute or alternate nominee(s) that are required by the Bylaws with respect to nominees for director).

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(2)For business other than nominations for the election to the Board to be properly brought before an annual meeting by a stockholder pursuant to clause (ii) of Section 3.2(a), the stockholder must deliver written notice to the Secretary at the principal executive offices of the Corporation on a timely basis as set forth in Section 3.2(b)(3), and must update and supplement the information contained in such written notice on a timely basis as set forth in Section 3.2(c). In addition to all of the information required by Section 3.2(b)(4), such stockholder’s notice shall include as to each matter such stockholder proposes to bring before the meeting:

(A)a brief description of the business desired to be brought before the meeting,

(B)the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws, the language of the proposed amendment),

(C)the reasons for conducting such business at the meeting, and

(D)any material interest (including any anticipated benefit of such business to any Proponent (as defined below) other than solely as a result of its ownership of the Corporation’s capital stock, that is material to any Proponent individually, or to the Proponents in the aggregate) in such business of any Proponent.

(3)To be timely, the written notice required by Section 3.2(b)(1) or 3.2(b)(2) must be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 90th day, nor earlier than the 120th day, prior to the first anniversary of the immediately preceding year’s annual meeting (for purposes of notice required for action to be taken at the Corporation’s first annual meeting of stockholders after the initial filing date of the Certificate of Incorporation, the date of the immediately preceding year’s annual meeting shall be deemed to have occurred on June 1st in such immediately preceding calendar year); provided, however, that, subject to the last sentence of this Section 3.2(b)(3), in the event that the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 70 days after the anniversary of the preceding year’s annual meeting, or if no annual meeting was held (or deemed to have been held), notice by the stockholder to be timely must be so received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the tenth day following the day on which public announcement of the date of such meeting is first made by the Corporation.

In no event shall an adjournment or postponement (or the public announcement thereof) of an annual meeting for which notice has been given, or for which a public announcement of the date of the meeting has been made by the Corporation, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(4)The written notice required by Sections 3.2(b)(1) or 3.2(b)(2) shall also include, as of the date of the notice and as to the stockholder giving the notice, the beneficial owner, if any, on whose behalf the nomination or proposal is made and any affiliate who controls (as such term is defined in Rule 405 under the Securities Act of 1933, as amended (the “1933 Act”)) either of the foregoing stockholder or beneficial owner, directly or indirectly (each, a “Proponent” and collectively, the “Proponents”):

(A)the name and address of each Proponent, including, if applicable, such name and address as they appear on the Corporation’s books and records;

(B)the class, series and number of shares of each class or series of the capital stock of the Corporation that are, directly or indirectly, owned of record or beneficially (within the meaning of Rule 13d-3 under the 1934 Act) by each Proponent (provided, that for purposes of this Section 3.2(b)(4), such Proponent shall in all events be deemed to beneficially own all shares of any class or series of capital stock of the Corporation as to which such Proponent or any of its affiliates or associates has a right to acquire beneficial ownership whether immediately or at any time in the future);

(C)a description of any agreement, arrangement or understanding (whether oral or in writing) with respect to such nomination or proposal (and/or the voting of shares of any class or series of capital stock of the Corporation, other than a revocable proxy given in response to a proxy solicitation made to 10 or more persons) between or among any Proponent and any of its affiliates or associates, and/or any other persons (including their names) including without limitation, any agreements, arrangements or understandings required to be disclosed pursuant to Item 5 or Item 6 of 1934 Act Schedule 13D, regardless of whether the requirement to file a Schedule 13D is applicable;

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(D)a representation that the stockholder is a holder of record of shares of the Corporation at the time of giving notice, will be entitled to vote at the meeting, and that such stockholder (or a qualified representative thereof) intends to appear at the meeting to nominate the person or persons specified in the notice (with respect to a notice under Section 3.2(b)(1)) or to propose the business that is specified in the notice (with respect to a notice under Section 3.2(b)(2));

(E)a representation whether any Proponent or any other participant (as defined in Item 4 of Schedule 14A under the 1934 Act) will engage in a solicitation with respect to such nomination or proposal and, if so, the name of each participant in such solicitation and the amount of the cost of solicitation that has been and will be borne, directly or indirectly, by each participant in such solicitation, and a representation as to whether the Proponents intend or are part of a group which intends to:

(x)deliver, or make available, a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s voting shares required to approve or adopt the proposal or elect the nominee,

(y)otherwise solicit proxies or votes from stockholders in support of such proposal or nomination and/or

(z)solicit proxies in support of any proposed nominee in accordance with Rule 14a-19 promulgated under the 1934 Act;

(F)a description of all Derivative Transactions by each Proponent during the previous 12-month period, including the date of the transactions and the class, series and number of securities involved in, and the material economic or voting terms of, such Derivative Transactions;

(G)a certification regarding whether each Proponent has complied with all applicable federal, state and other legal requirements in connection with such Proponent’s acquisition of shares of capital stock or other securities of the Corporation and/or such Proponent’s acts or omissions as a stockholder or beneficial owner of the Corporation; and

(H)any other information relating to each Proponent required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in an election contest pursuant to and in accordance with Section 14 of the 1934 Act and the rules and regulations promulgated thereunder.

(c)A stockholder providing the written notice required by Section 3.2(b)(1) or 3.2(b)(2) shall update and supplement such notice in writing, if necessary, so that the information (other than the representations required by Section 3.2(b)(4)(E)) provided or required to be provided in such notice is true and correct in all material respects as of (i) the record date for the determination of stockholders entitled to notice of the meeting and (ii) the date that is five Business Days (as defined below) prior to the meeting and, in the event of any adjournment or postponement thereof, five Business Days prior to such adjourned or postponed meeting; provided, that no such update or supplement shall cure or affect the accuracy (or inaccuracy) of any representations made by any Proponent, any of its affiliates or associates, or a nominee or the validity (or invalidity) of any nomination or proposal that failed to comply with this Section 3.2 or is rendered invalid as a result of any inaccuracy therein.

In the case of an update and supplement pursuant to clause (i) of this Section 3.2(c), such update and supplement must be received by the Secretary at the principal executive offices of the Corporation not later than five Business Days after the later of the record date for the determination of stockholders entitled to notice of the meeting or the public announcement of such record date. In the case of an update and supplement pursuant to clause (ii) of this Section 3.2(c), such update and supplement shall be received by the Secretary at the principal executive offices of the Corporation not later than two Business Days prior to the date for the meeting, and, in the event of any adjournment or postponement thereof, two Business Days prior to such adjourned or postponed meeting (or if there are fewer than two Business Days between the date for the meeting, or the date of the immediately preceding adjournment or postponement thereof, and the date for the adjourned or postponed meeting, not later than the day prior to such adjourned or postponed meeting).

(d)Notwithstanding anything in Section 3.2(b)(3) to the contrary, in the event that the number of directors to be elected to the Board at an annual meeting is increased and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board at least 10 days before the last day a stockholder may deliver a notice of

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nomination in accordance with Section 3.2(b)(3), a stockholder’s notice required by this Section 3.2 and that complies with the requirements in 3.2(b)(1), other than the timing requirements in Section 3.2(b)(3), shall also be considered timely, but only with respect to nominees for the new positions created by such increase, if it shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth day following the day on which such public announcement is first made by the Corporation.

(e)To be eligible to be a nominee for election or re-election as a director of the Corporation pursuant to a nomination under clause (iii) of Section 3.2(a) or clause (ii) of Section 3.3(c), each Proponent must deliver (in accordance with the time periods prescribed for delivery of notice under Sections 3.2(b)(3), 3.2(d) or 3.3(c), as applicable) to the Secretary at the principal executive offices of the Corporation a completed written questionnaire with respect to the background, qualifications, stock ownership and independence of such proposed nominee (in the form provided by the Secretary within 10 days following a written request therefor by a stockholder of record) and a written representation and agreement (in the form provided by the Secretary within 10 days following written request therefor by a stockholder of record) that such person:

(i)is not and will not become a party to any agreement, arrangement or understanding (whether oral or in writing) with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question that (x) has not been disclosed in the questionnaire or (y) could limit or interfere with such person’s ability to comply with such person’s fiduciary duties under applicable law;

(ii)is not and will not become a party to any agreement, arrangement or understanding (whether oral or in writing) with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director of the Corporation or a nominee that has not been disclosed in such questionnaire;

(iii)would be in compliance, if elected as a director of the Corporation (and a statement as to whether such person, if elected, intends to comply with), all applicable corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation that are publicly disclosed or which were provided by the Secretary with the written representation and agreement required by this Section 3.2(e) (together, the “Policies”); and

(iv)if elected as a director of the Corporation, intends to serve the entire term until the next meeting at which such candidate would face re-election.

(f)Notwithstanding anything to the contrary in the Bylaws, unless otherwise required by applicable law, in the event that any Proponent (i) provides notice pursuant to Rule 14a-19(b) promulgated under the 1934 Act with respect to one or more proposed nominees and (ii) subsequently fails to

(x)comply with the requirements of Rule 14a-19 promulgated under the 1934 Act (or fails to timely provide reasonable evidence sufficient to satisfy the Corporation that such Proponent has met the requirements of Rule 14a-19(a)(3) promulgated under the 1934 Act in accordance with the next sentence) or

(y)inform the Corporation that they no longer plan to solicit proxies in accordance with the requirements of Rule 14a-19 under the 1934 Act by delivering a written notice to the Secretary at the principal executive offices of the Corporation within two (2) Business Days after the occurrence of such change, then the nomination of each such proposed nominee shall be disregarded (and such nominee disqualified from standing for election or re-election), notwithstanding that the nominee is included (as applicable) as a nominee in the Corporation’s proxy statement, notice of meeting or other proxy materials for any stockholder meeting (or any supplement thereto) and notwithstanding that proxies or votes in respect of the election of such proposed nominees may have been received by the Corporation (which proxies and votes shall be disregarded).

If any Proponent provides notice pursuant to Rule 14a-19(b) promulgated under the 1934 Act, such Proponent shall deliver to the Corporation, no later than five (5) Business Days prior to the applicable meeting, reasonable evidence sufficient to demonstrate that it has met the requirements of Rule 14a-19(a)(3) promulgated under the 1934 Act.

Notwithstanding anything to the contrary set forth herein, and for the avoidance of doubt, the nomination of any person whose name is included (as applicable) as a nominee in the Corporation’s proxy statement, notice of meeting or other proxy materials for any

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stockholder meeting (or any supplement thereto) as a result of any notice provided by any Proponent pursuant to Rule 14a-19(b) promulgated under the 1934 Act with respect to such proposed nominee and whose nomination is not made by or at the direction of the Board or any authorized committee thereof shall not be deemed (for purposes of clause (i) of Section 3.2(a) or otherwise) to have been made pursuant to the Corporation’s notice of meeting (or any supplement thereto) and any such nominee may only be nominated by a Proponent pursuant to clause (iii) of Section 3.2(a) and, in the case of a special meeting of stockholders, pursuant to and to the extent permitted under Section 3.3(c).

A person shall not be eligible for election or re-election as a director at an annual meeting unless the person is nominated in accordance with clause (ii) or (iii) of Section 3.2(a) and in accordance with the procedures and requirements set forth in Section 3.2(b), Section 3.2(c), Section 3.2(d), Section 3.2(e) and Section 3.2(f), as applicable. Only such business shall be conducted at any annual meeting of the stockholders of the Corporation as shall have been brought before the meeting in accordance with Section 3.2(a) and in accordance with the procedures and requirements set forth in Section 3.2(b), Section 3.2(c) and Section 3.2(f), as applicable. Except as otherwise required by applicable law, and subject to the supervision, direction and control of the Board of Directors, the chairperson of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made, or proposed, as the case may be, in accordance with the procedures and requirements set forth in the Bylaws (including, without limitation, compliance with Rule 14a-19 promulgated under the 1934 Act) and, if any proposed nomination or business is not in compliance with the Bylaws, or the Proponent does not act in accordance with the representations required in this Section 3.2, to declare that such proposal or nomination shall not be presented for stockholder action at the meeting and shall be disregarded (and such nominee disqualified from standing for election or re-election), or that such business shall not be transacted, notwithstanding that such proposal or nomination is set forth in (as applicable) the Corporation’s proxy statement, notice of meeting or other proxy materials and notwithstanding that proxies or votes in respect of such nomination or such business may have been solicited or received.

Notwithstanding the foregoing provisions of this Section 3.2, unless otherwise required by applicable law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting of stockholders of the Corporation to present a nomination or proposed business, such nomination shall be disregarded (and such nominee disqualified from standing for election or re-election) and such proposed business shall not be transacted, notwithstanding that such nomination or proposed business is set forth in (as applicable) the Corporation’s proxy statement, notice of meeting or other proxy materials and notwithstanding that proxies or votes in respect of such vote may have been solicited or received by the Corporation.

(g)For purposes of Sections 3.2 and 3.3,

(1)“affiliates” and “associates” shall have the meanings set forth in Rule 405 under the 1933 Act;

(2)“Business Day” means any day other than Saturday, Sunday or a day on which banks are closed in New York City, New York;

(3)“close of business” means 6:00 p.m. local time at the principal executive offices of the Corporation on any calendar day, whether or not the day is a Business Day;

(4)“Derivative Transaction” means any agreement, arrangement, interest or understanding entered into by, or on behalf or for the benefit of, any person or any of its affiliates or associates, whether record or beneficial:

(A)the value of which is derived in whole or in part from the value of any class or series of shares or other securities of the Corporation;

(B)that otherwise provides any direct or indirect opportunity to gain or share in any gain derived from a change in the value of securities of the Corporation;

(C)the effect or intent of which is to mitigate loss, manage risk or benefit from changes in value or price with respect to any securities of the Corporation; or

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(D)that provides the right to vote (other than a revocable proxy given in response to a proxy solicitation made to 10 or more persons) or increase or decrease the voting power of, such person, or any of its affiliates or associates, directly or indirectly, with respect to any securities of the Corporation, which agreement, arrangement, interest or understanding may include, without limitation, any option, warrant, debt position, note, bond, convertible security, swap, stock appreciation or similar right, short position, profit interest, hedge, right to dividends, voting agreement, performance-related fee or arrangement to borrow or lend shares (whether or not subject to payment, settlement, exercise or conversion in any such class or series), and any proportionate interest of such Proponent in the securities of the Corporation held by any general or limited partnership, or any limited liability company, of which such Proponent is, directly or indirectly, a general partner or managing member;

(5)“public announcement” means disclosure in a press release reported by the Dow Jones News Service, Associated Press, Business Wire, GlobeNewswire or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the 1934 Act or by such other means reasonably designed to inform the public or security holders in general of such information, including, without limitation, posting on the Corporation’s investor relations website; and

(6)a “qualified representative” of a stockholder shall mean (A) a duly authorized officer, manager, trustee or partner of such stockholder or (B) a person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders, and such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, shall be provided to the Secretary of the Corporation at least five Business Days prior to the meeting of stockholders.

Section 3.3Special Meetings.

(a)Special meetings of the stockholders of the Corporation may only be called in the manner provided in the Certificate of Incorporation. Any special meeting of stockholders previously scheduled by the Board may be postponed, rescheduled or cancelled by the Board, or any director or officer to whom the Board has delegated such authority, at any time before or after notice of such meeting has been given to stockholders.

(b)The Board (or its designee) shall determine the date and time of such special meeting. Upon determination of the date, time and place, if any, of the meeting, the Secretary shall cause a notice of meeting to be given to the stockholders entitled to vote, in accordance with the provisions of Section 3.4.

(c)Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected

(i)by or at the direction of the Board or a duly authorized committee thereof or

(ii)by any stockholder of the Corporation who is a stockholder of record at the time of giving notice provided for in this paragraph and who is a stockholder of record at the time of the special meeting, who is entitled to vote at the meeting and who complies with Sections 3.2(b)(1), 3.2(b)(4), 3.2(c), 3.2(e) and 3.2(f).

The number of nominees a stockholder may nominate for election at a special meeting on its own behalf (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at a special meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such special meeting. In the event the Corporation calls a special meeting of stockholders for the purpose of submitting a proposal to stockholders for the election of one or more directors, any such stockholder of record entitled to vote in such election of directors may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Corporation’s notice of meeting, if written notice setting forth the information required by Sections 3.2(b)(1) and 3.2(b)(4) shall be received by the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of (i) the 90th day prior to such meeting or (ii) the tenth day following the day on which the Corporation

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first makes a public announcement of the date of the special meeting at which directors are to be elected. The stockholder shall also update and supplement such information as required under Section 3.2(c).

In no event shall an adjournment or a postponement (or the public announcement thereof) of a special meeting for which notice has been given, or for which a public announcement of the date of the meeting has been made by the Corporation, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(d)A person shall not be eligible for election or re-election as a director at the special meeting unless the person is nominated either in accordance with clause (i) or clause (ii) of Section 3.3(c). Except as otherwise required by applicable law, and subject to the supervision, direction and control of the Board of Directors, the chairperson of the meeting shall have the power and duty to determine whether a nomination was made in accordance with the procedures and requirements set forth in the Bylaws and, if any proposed nomination is not in compliance with the Bylaws (including, without limitation, compliance with Rule 14a-19 under the 1934 Act), or if the Proponent does not act in accordance with the representations required in Section 3.2, to declare that such nomination shall not be presented for stockholder action at the meeting and shall be disregarded (and such nominee disqualified from standing for election or re-election), notwithstanding that such nomination is set forth in (as applicable) the Corporation’s proxy statement, notice of meeting or other proxy materials and notwithstanding that proxies or votes in respect of such nomination may have been solicited or received.

Notwithstanding the foregoing provisions of this Section 3.3, unless otherwise required by applicable law, if the stockholder (or a qualified representative of the stockholder) does not appear at the special meeting of stockholders of the Corporation to present a nomination, such nomination shall be disregarded (and such nominee disqualified from standing for election or re-election), notwithstanding that the nomination is set forth (as applicable) in the Corporation’s proxy statement, notice of meeting or other proxy materials and notwithstanding that proxies or votes in respect of such nomination may have been solicited or received by the Corporation.

(e)Notwithstanding the foregoing provisions of Sections 3.2 and 3.3, a stockholder must also comply with all applicable requirements of the 1934 Act and the rules and regulations promulgated thereunder with respect to the matters set forth in Sections 3.2 and 3.3, and any failure to comply with such requirements shall be deemed a failure to comply with Sections 3.2 or 3.3, as applicable; provided, however, that, to the fullest extent not prohibited by applicable law, any references in the Bylaws to the 1934 Act or the rules and regulations promulgated thereunder are not intended to and shall not limit the requirements applicable to proposals and/or nominations to be considered pursuant to Sections 3.2(a)(iii) and 3.3(c). Nothing in the Bylaws shall be deemed to affect any rights of holders of any class or series of preferred stock to nominate and elect directors pursuant to and to the extent provided in any applicable provision of the Certificate of Incorporation.

Section 3.4Notice of Meetings. Except as otherwise provided by applicable law, the Certificate of Incorporation or the Bylaws, notice of each meeting of stockholders shall be given not less than ten nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of such meeting. Such notice shall specify the date, time and place, if any, of the meeting, the record date for determining stockholders entitled to vote at the meeting, if such record date is different from the record date for determining stockholders entitled to notice of the meeting, and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at any such meeting, and, in the case of special meetings, the purpose or purposes of the meeting. Notice shall be deemed given as provided in Section 232 of the DGCL.

Section 3.5Quorum and Vote Required. At all meetings of stockholders, except where otherwise required by law or by the Certificate of Incorporation, or by the Bylaws, the presence, in person, by remote communication, if applicable, or by proxy, of the holders of a majority of the voting power of the outstanding shares of stock entitled to vote at the meeting shall constitute a quorum for the transaction of business. The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

Unless a different or minimum vote is provided by law or by applicable stock exchange rules, or by the Certificate of Incorporation or the Bylaws, in which case such different or minimum vote shall be the applicable vote on the matter, in all matters other than the election of directors, the affirmative vote of a majority of the votes cast on such matter, voting affirmatively or negatively (excluding abstentions and broker non-votes) shall be the act of the stockholders. Except as otherwise required by law, the

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Certificate of Incorporation or the Bylaws, directors shall be elected by a plurality of the votes of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote in the election of directors.

Where a separate vote by a class or classes or series is required, except as required by law or by the Certificate of Incorporation or the Bylaws, the holders of a majority of the voting power of the outstanding shares of such class or classes or series, present in person, by remote communication, if applicable, or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter. Unless a different or minimum vote is provided by law or by the Certificate of Incorporation or the Bylaws or any applicable stock exchange rules, in which case such different or minimum vote shall be the applicable vote on the matter, the affirmative vote of the holders of a majority (or plurality, in the case of the election of directors) of the votes cast on such matter, voting affirmatively or negatively (excluding abstentions and broker non-votes) shall be the act of such class or classes or series.

Section 3.6Adjournment and Notice of Adjourned Meetings. Any meeting of stockholders, whether annual or special, may be adjourned from time to time either by the chairperson of the meeting or by the stockholders by the affirmative vote of a majority of the votes cast, voting affirmatively or negatively (excluding abstentions and broker non-votes), whether or not a quorum is present. When a meeting is adjourned to another time or place, if any, (including an adjournment taken to address a technical failure to convene or continue a meeting using remote communication) notice need not be given of the adjourned meeting if the time and place, if any, thereof and the means of remote communication, if any, by which stockholders and proxyholders may be deemed present in person and may vote at such meeting are announced at the meeting at which the adjournment is taken or are

(i)displayed, during the time scheduled for the meeting, on the same electronic network used to enable stockholders and proxy holders to participate in the meeting by means of remote communication or

(ii)set forth in the notice of meeting given in accordance with Section 3.4.

At the adjourned meeting, the Corporation may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date so fixed for notice of such adjourned meeting.

Section 3.7Voting Rights. For the purpose of determining those stockholders entitled to vote at any meeting of the stockholders or adjournment thereof, except as otherwise provided by applicable law, only persons in whose names shares stand on the stock records of the Corporation on the applicable record date shall be entitled to vote at any meeting of stockholders. Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy. No proxy shall be voted after three years from its date of creation unless the proxy provides for a longer period. Voting at meetings of stockholders need not be by written ballot. Any stockholder directly or indirectly soliciting proxies from other stockholders must use a proxy card color other than white, which shall be reserved for the exclusive use by the Board.

Section 3.8List of Stockholders. The Corporation shall prepare, no later than the tenth day before each meeting of stockholders, a complete list of the stockholders entitled to vote at said meeting, arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder; provided, however, if the record date for determining the stockholders entitled to vote is less than ten days before the meeting date, the list shall reflect all of the stockholders entitled to vote as of the tenth day before the meeting date. Nothing in this Section 3.8 shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of ten days ending on the day before the meeting date:

(a)on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or

(b)during ordinary business hours, at the principal place of business of the Corporation.

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In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation.

Section 3.9Remote Communication; Delivery to the Corporation.

(a)If authorized by the Board in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, stockholders and proxyholders not physically present at a stockholder meeting may, by means of remote communication:

(1)participate in a meeting of stockholders; and

(2)be deemed present in person and vote at a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (i) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder, (ii) the Corporation shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (iii) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

(b)Whenever Section 3.2 or 3.3 requires one or more persons (including a record or beneficial owner of capital stock) to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested and the Corporation shall not be required to accept delivery of any document not in such written form or so delivered.

Section 3.10Organization.

(a)At every meeting of stockholders, a person designated by the Board shall act as chairperson of the meeting of stockholders. If no chairperson of the meeting of stockholders is so designated, then the Chairperson of the Board, or if no Chairperson has been appointed or the Chairperson is absent or refuses to act, the Chief Executive Officer, or if no Chief Executive Officer is then serving or the Chief Executive Officer is absent or refuses to act, the President, or, if the President is absent or refuses to act, a chairperson of the meeting chosen by the stockholders by the affirmative vote of a majority of the votes cast, voting affirmatively or negatively (excluding abstentions and broker non-votes), shall act as chairperson of the meeting of stockholders. A person designated by the Board shall act as secretary of the meeting. If no secretary of the meeting is designated, then the Secretary, or, in the Secretary’s absence, an Assistant Secretary or other officer or other person directed to do so by the chairperson of the meeting, shall act as secretary of the meeting.

(b)The Board shall be entitled to make such rules or regulations for the conduct of meetings of stockholders as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations of the Board, if any, the chairperson of the meeting shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting, rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in such meeting to stockholders of record of the Corporation and their duly authorized and constituted proxies and such other persons as the chairperson shall permit, restrictions on entry to the meeting after the time fixed for the commencement thereof, limitations on the time allotted to questions or comments by participants and regulation of the opening and closing of the polls for balloting on matters that are to be voted on by ballot. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting. Unless and to the extent determined by the Board or the chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with rules of parliamentary procedure.

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(c)The Corporation may and shall, if required by applicable law, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the chairperson of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability. The inspectors shall:

(1)ascertain the number of shares outstanding and the voting power of each;

(2)determine the shares represented at a meeting and the validity of proxies and ballots;

(3)count all votes and ballots;

(4)determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and

(5)certify their determination of the number of shares represented at the meeting, and their count of all votes and ballots.

The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of the inspectors. In determining the validity and counting of proxies and ballots, the inspectors shall be limited to an examination of the proxies, any envelopes submitted with those proxies, any information provided in accordance with Sections 211(e) or 212(c)(2) of the DGCL, or any information provided pursuant to Sections 211(a)(2)b.(i) or (iii) of the DGCL, ballots and the regular books and records of the Corporation, except that the inspectors may consider other reliable information for the limited purpose of reconciling proxies and ballots submitted by or on behalf of banks, brokers, their nominees or similar persons which represent more votes than the holder of a proxy is authorized by the record owner to cast or more votes than the stockholder holds of record. If the inspectors consider other reliable information for the limited purpose permitted herein, the inspectors at the time they make their certification pursuant to Section 231(b)(5) of the DGCL shall specify the precise information considered by them including the person or persons from whom they obtained the information, when the information was obtained, the means by which the information was obtained and the basis for the inspectors’ belief that such information is accurate and reliable.

Section 4.

Directors

Section 4.1Number. The authorized number of directors of the Corporation shall be fixed in accordance with the Certificate of Incorporation.

Section 4.2Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board, except as may be otherwise provided by the Certificate of Incorporation or the DGCL.

Section 4.3Terms. The terms of directors shall be as set forth in the Certificate of Incorporation.

Section 4.4Vacancies; Newly Created Directorships. Vacancies and newly created directorships on the Board shall be filled as set forth in the Certificate of Incorporation, except as otherwise required by applicable law.

Section 4.5Resignation. Any director may resign at any time by delivering such director’s notice in writing or by electronic transmission to the Board or the Secretary. Such resignation shall take effect at the time of delivery of the notice or at any later time specified therein. Acceptance of such resignation shall not be necessary to make it effective. When one or more directors shall resign from the Board, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office for the unexpired portion of the term of the director whose place shall be vacated and until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal.

Section 4.6Removal. Directors shall be removed as set forth in the Certificate of Incorporation.

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Section 4.7Meetings.

(a)Regular Meetings. Unless otherwise restricted by the Certificate of Incorporation, regular meetings of the Board may be held at any time or date and at any place, if any, within or outside of the State of Delaware that has been designated by the Board and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile or by electronic mail or other electronic means. No further notice shall be required for regular meetings of the Board.

(b)Special Meetings. Unless otherwise restricted by the Certificate of Incorporation, special meetings of the Board may be held at any time and place, if any, within or without the State of Delaware as designated and called by the Chairperson of the Board, the Chief Executive Officer or a majority of the directors then in office.

(c)Meetings by Electronic Communications Equipment. Any member of the Board, or of any committee thereof, may participate in a meeting by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

(d)Notice of Special Meetings. Notice of the time and place, if any, of all special meetings of the Board shall be given orally or in writing, by telephone, including a voice messaging system or other system or technology designed to record and communicate messages, or by electronic mail or other means of electronic transmission at least 24 hours before the date and time of the meeting. If notice is sent by U.S. mail, it shall be sent by first class mail, postage prepaid, at least three days before the date of the meeting. Neither the business to be transacted at, nor the purpose of, any special meeting of the Board need be specified in any such notice.

Section 4.8Quorum and Voting.

(a)Except as otherwise required by the DGCL, the Certificate of Incorporation or the Bylaws, a quorum of the Board shall consist of a majority of the authorized number of directors fixed from time to time by the Board in accordance with the Certificate of Incorporation; provided, however, at any meeting whether a quorum be present or otherwise, a majority of the directors present may adjourn the meeting to another time, without notice other than by announcement at the meeting.

(b)At each meeting of the Board at which a quorum is present, all questions and business shall be determined by the affirmative vote of a majority of the directors present, unless a different vote be required by applicable law, the Certificate of Incorporation or the Bylaws.

Section 4.9Action without Meeting. Unless otherwise restricted by the Certificate of Incorporation or the Bylaws, any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting, if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission. After an action is taken, such consent or consents shall be filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 4.10Fees and Compensation. Unless otherwise restricted by the Certificate of Incorporation or the Bylaws, the Board, or any duly authorized committee thereof, shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity.

Section 4.11Committees.

(a)Committees. The Board may, from time to time, appoint such committees as may be permitted by applicable law. Such committees appointed by the Board shall consist of one or more members of the Board and to the extent permitted by applicable law and provided in the resolution of the Board shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority in reference to (i) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopting, amending or repealing any Bylaw of the Corporation.

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(b)Term. The Board, subject to any requirements of any outstanding series of preferred stock and the provisions of subsection (a) of this Section 4.11, may at any time increase or decrease the number of members of a committee or terminate the existence of a committee. The membership of a committee member shall terminate on the date of such committee member’s death, such person’s resignation from the committee or on such date that the committee member, for any reason, is no longer a member of the Board. The Board may at any time for any reason remove any individual committee member and the Board may fill any committee vacancy created by death, resignation, removal or increase in the number of members of the committee. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee, and, in addition, in the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member.

(c)Meetings. Unless the Board shall otherwise provide, regular meetings of any committee appointed pursuant to this Section 4.11 shall be held at such times and places, if any, as are determined by the Board, or by any such committee, and when notice thereof has been given to each member of such committee, no further notice of such regular meetings need be given thereafter. Special meetings of any such committee may be held at such place, if any, that has been determined from time to time by such committee, and may be called by any director who is a member of such committee, upon notice to the members of such committee of the time and place, if any, of such special meeting given in the manner provided for the giving of notice to members of the Board of the time and place, if any, of special meetings of the Board. Unless otherwise provided by the Board in the resolutions authorizing the creation of the committee or the charter of the such committee approved by the Board, the presence of at least a majority of the members of the committee then serving shall be necessary to constitute a quorum unless the committee shall consist of one or two members, in which event one member shall constitute a quorum; and all matters shall be determined by the affirmative vote of a majority of the members present at a meeting of the committee at which a quorum is present.

Section 4.12Duties of Chairperson of the Board. The Board shall elect from its ranks a Chairperson of the Board. The Chairperson of the Board shall perform such other duties customarily associated with the office and shall also perform such other duties and have such other powers, as the Board shall designate from time to time. The Chairperson of the Board, when present, shall preside at all meetings of the Board in accordance with Section 4.13 of the Bylaws.

Section 4.13Organization. At every meeting of the directors, the Chairperson of the Board shall act as chairperson of the meeting. If a Chairperson has not been appointed or is absent, the Chief Executive Officer (if a director), or, if no Chief Executive Officer is then serving or the Chief Executive Officer is absent, the President (if a director), or, in the absence of any such person, the Lead Independent Director (if one has been appointed by the Board), or, in the absence of any such person, a chairperson of the meeting chosen by a majority of the directors present, shall preside over the meeting. The Secretary, or in the Secretary’s absence, any Assistant Secretary or other officer, director or other person directed to do so by the person presiding over the meeting, shall act as secretary of the meeting.

Section 5.

Officers

Section 5.1Officers Designated. The officers of the Corporation shall include, if and when designated by the Board, the Chief Executive Officer, the President, the Secretary, the Chief Financial Officer and the Treasurer. The Board may also appoint one or more Assistant Secretaries and Assistant Treasurers and such other officers and agents with such powers and duties as it shall deem appropriate or necessary. The Board may assign such additional titles to one or more of the officers as it shall deem appropriate. Any one person may hold any number of offices of the Corporation at any one time unless specifically prohibited therefrom by applicable law, the Certificate of Incorporation or the Bylaws.

Section 5.2Tenure and Duties of Officers.

(a)General. All officers shall hold office at the pleasure of the Board and until their successors shall have been duly elected and qualified, subject to such officer’s earlier death, resignation or removal. If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Board or by a committee thereof to which the Board has delegated such responsibility or, if so authorized by the Board, by the Chief Executive Officer or another officer of the Corporation.

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(b)Duties of Chief Executive Officer. The Chief Executive Officer shall preside, if a director, at all meetings of the Board, unless a Chairperson of the Board has been appointed and is present thereat. The Chief Executive Officer shall be the chief executive officer of the Corporation and, subject to the supervision, direction and control of the Board, shall have the general powers and duties of supervision, direction, management and control of the business and officers of the Corporation as are customarily associated with the position of Chief Executive Officer. To the extent that a Chief Executive Officer has been appointed and no President has been appointed, all references in the Bylaws to the President shall be deemed references to the Chief Executive Officer. The Chief Executive Officer shall perform other duties customarily associated with the office and shall also perform such other duties and have such other powers, as the Board shall designate from time to time.

(c)Duties of President. The President shall preside, if a director, at all meetings of the Board, unless a Chairperson of the Board or Chief Executive Officer has been appointed and is present and willing to act. Unless another officer has been appointed Chief Executive Officer of the Corporation, the President shall be the chief executive officer of the Corporation and, subject to the supervision, direction and control of the Board, shall have the general powers and duties of supervision, direction, management and control of the business and officers of the Corporation as are customarily associated with the position of chief executive officer. The President shall perform other duties customarily associated with the office and shall also perform such other duties and have such other powers, as the Board (or the Chief Executive Officer, if the Chief Executive Officer and President are not the same person and the Board has delegated the designation of the President’s duties to the Chief Executive Officer) shall designate from time to time.

(d)Duties of Secretary and Assistant Secretary. The Secretary shall attend all meetings of the stockholders and of the Board and shall record, or cause to be recorded, all acts, votes and proceedings thereof in the minute books of the Corporation. The Secretary shall give, or cause to be given, notice in conformity with the Bylaws of all meetings of the stockholders and of all meetings of the Board and any committee thereof requiring notice. The Secretary shall perform all other duties provided for in the Bylaws and other duties customarily associated with the office and shall also perform such other duties and have such other powers, as the Board or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time. The Chief Executive Officer, or if no Chief Executive Officer is then serving, the President may direct any Assistant Secretary or other officer to assume and perform the duties of the Secretary in the absence or disability of the Secretary, and each Assistant Secretary shall perform other duties customarily associated with the office and shall also perform such other duties and have such other powers as the Board or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time.

(e)Duties of Chief Financial Officer. The Chief Financial Officer shall keep or cause to be kept the books of account of the Corporation in a thorough and proper manner and shall render statements of the financial affairs of the Corporation in such form and as often as required by the Board, the Chief Executive Officer or the President. The Chief Financial Officer, subject to the order of the Board, shall have the custody of all funds and securities of the Corporation. The Chief Financial Officer shall perform other duties customarily associate with the office and shall also perform such other duties and have such other powers as the Board, the Chief Executive Officer or the President shall designate from time to time. The Chief Executive Officer, or if no Chief Executive Officer is then serving, the President, may direct the Treasurer, if any, or any Assistant Treasurer, or the Controller or any Assistant Controller, to assume and perform the duties of the Chief Financial Officer in the absence or disability of the Chief Financial Officer.

(f)Duties of Treasurer and Assistant Treasurer. Unless another officer has been appointed Chief Financial Officer, the Treasurer shall keep or cause to be kept the books of account of the Corporation in a thorough and proper manner and shall render statements of the financial affairs of the Corporation in such form and as often as required by the Board, the Chief Executive Officer or the President and, subject to the order of the Board, shall have the custody of all funds and securities of the Corporation. The Treasurer shall perform other duties customarily associate with the office and shall also perform such other duties and have such other powers as the Board or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President, shall designate from time to time. The Chief Executive Officer, or if no Chief Executive Officer is then serving, the President, may direct any Assistant Treasurer or other officer to assume and perform the duties of the Treasurer in the absence or disability of the Treasurer, and each Assistant Treasurer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President, shall designate from time to time.

Section 5.3Delegation of Authority. The Board may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.

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Section 5.4Resignations. Any officer may resign at any time by giving notice in writing or by electronic transmission to the Board, the Chairperson of the Board, the Chief Executive Officer, the President or the Secretary. Any such resignation shall be effective when received by the person or persons to whom such notice is given, unless a later time is specified therein, in which event the resignation shall become effective at such later time. Unless otherwise specified in such notice, the acceptance of any such resignation shall not be necessary to make it effective. Any resignation shall be without prejudice to the rights, if any, of the Corporation under any contract with the resigning officer.

Section 5.5Removal. Any officer may be removed from office at any time, either with or without cause, by the Board, or by any duly authorized committee thereof or any officer upon whom such power of removal may have been conferred by the Board.

Section 6.

Execution Of Corporate Instruments And Voting Of Securities Owned By The Corporation

Section 6.1Execution of Corporate Instruments. The Board may, in its discretion, determine the method and designate the signatory officer or officers, or other person or persons, to execute, sign or endorse on behalf of the Corporation any corporate instrument or document, or to sign on behalf of the Corporation the corporate name without limitation, or to enter into contracts on behalf of the Corporation, except where otherwise provided by applicable law or the Bylaws, and such execution or signature shall be binding upon the Corporation.

(a)All checks and drafts drawn on banks or other depositaries on funds to the credit of the Corporation or in special accounts of the Corporation shall be signed by such person or persons as the Board shall from time to time authorize so to do.

(b)Unless otherwise specifically determined by the Board or otherwise required by applicable law, the execution, signing or endorsement of any corporate instrument or document by or on behalf of the Corporation may be effected manually, by facsimile or (to the extent not prohibited by applicable law and subject to such policies and procedures as the Corporation may have in effect from time to time) by electronic signature.

(c)Unless authorized or ratified by the Board or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

Section 6.2Voting of Securities Owned by the Corporation. All stock and other securities of or interests in other corporations or entities owned or held by the Corporation for itself, or for other parties in any capacity, shall be voted (including by written consent), all proxies and consents with respect thereto shall be executed, and all rights incident to such stock or other securities or interests shall be exercised, by the person or persons authorized so to do by resolution of the Board, or, in the absence of such authorization, by the Chairperson of the Board, the Chief Executive Officer, or the President.

Section 7.

Shares Of Stock

Section 7.1Form and Execution of Certificates. The shares of the Corporation shall be represented by certificates, or shall be uncertificated if so provided by resolution or resolutions of the Board. Certificates for the shares of stock of the Corporation, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock in the Corporation represented by certificates shall be entitled to have a certificate signed by or in the name of the Corporation by any two officers of the Corporation (including, without limitation, the Chairperson of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Secretary and any Assistant Secretary), certifying the number, and the class or series, of shares owned by such holder in the Corporation in certificated form. Any or all of the signatures on the certificate may be facsimiles. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued with the same effect as if he were such officer, transfer agent, or registrar at the date of issue.

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Section 7.2Lost Certificates. The Corporation may issue a new certificate or certificates or uncertificated shares in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. The Corporation may require, as a condition precedent to the issuance of a new certificate or certificates, the owner of such lost, stolen, or destroyed certificate or certificates, or the owner’s legal representative, to give the Corporation a bond (or other adequate security) sufficient to indemnify the Corporation against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen, or destroyed or the issuance of such new certificate(s) or uncertificated shares.

Section 7.3Transfers.

(a)Transfers of record of shares of stock of the Corporation shall be made only upon its books by the holders thereof, in person or by attorney duly authorized, and, in the case of stock represented by certificate, upon the surrender of a properly endorsed certificate or certificates for a like number of shares.

(b)The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes or series owned by such stockholders in any manner not prohibited by the DGCL.

Section 7.4Fixing Record Dates.

(a)In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, subject to applicable law, not be more than 60 nor less than ten days before the date of such meeting. If the Board so fixes a record date for determining the stockholders entitled to notice of any meeting of stockholders, such date shall also be the record date for determining the stockholders entitled to vote at such meeting, unless the Board determines, at the time it fixes the record date for determining the stockholders entitled to notice of such meeting, that a later date on or before the date of the meeting shall be the record date for determining the stockholders entitled to vote at such meeting. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determining the stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determining the stockholders entitled to vote in accordance with the provisions of this Section 7.4(a).

(b)In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating to such action.

Section 7.5Lock-Up.

(a)Subject to Section 7.5(b), the holders (the “Lock-Up Holders”) of shares of Common Stock (i) to be issued as consideration pursuant to that certain Agreement and Plan of Merger and Reorganization, dated as of [●], 2026, as it may be amended from time to time (the “Merger Agreement” and the transactions contemplated therein, the “Business Combination”), by and among the Corporation (formerly known as Spark I Acquisition Corporation (“Parent”)), ZincFive Technologies, Inc., a Delaware corporation (formerly known as ZincFive, Inc.), Spark I Acquisition Corporation Sub I Inc., a Delaware corporation and direct, wholly-owned subsidiary of Parent, Spark I Acquisition Corporation Sub II LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of Parent, (ii) issued upon the settlement or exercise of stock options, restricted stock unit awards or other equity awards or warrants outstanding as of immediately prior to the closing of the Business Combination that are assumed by the Corporation pursuant to the Merger Agreement, (iii) issued to the employees of the Corporation, or (iv) otherwise held by SLG SPAC Fund LLC, a Delaware limited liability company (“Sponsor”), the officers and directors of Sponsor or the Corporation, or its and their respective

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affiliates as of the Closing Date (such shares referred to in this Section 7.5(a)(i)-(iv), the “Lock-Up Shares”) may not Transfer any Lock-Up Shares during the Lock-Up Period (the “Lock-Up”). Notwithstanding the foregoing, shares of Common Stock issued pursuant to the Corporation’s employee stock purchase plan shall not constitute Lock-Up Shares.

(b)Notwithstanding Section 7.5(a), a Lock-Up Holder or, for the avoidance of doubt, its Permitted Transferees may Transfer Lock-Up Shares during the Lock-Up Period (i) in the case that such Lock-Up Holder or Permitted Transferee is an entity, (A) to another entity that is an affiliate (as defined in Rule 405 promulgated under the 1933 Act) of the Lock-Up Holder or Permitted Transferee, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the Lock-Up Holder or Permitted Transferee or affiliates of the Lock-Up Holder or Permitted Transferee or who shares a common investment advisor with the Lock-Up Holder or Permitted Transferee, (B) as part of a distribution to members, partners, shareholders or equity holders of the Lock-Up Holder or Permitted Transferee, (C) if such entity is a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust, or (D) by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity; (ii) in the case that such Lock-Up Holder or Permitted Transferee is an individual, (A) by gift to members of the individual’s immediate family (as defined below) or to a trust, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person or to a charitable organization; (B) by virtue of laws of descent and distribution upon death of the individual; (C) by operation of law or pursuant to a court order, such as a qualified domestic relations order, divorce decree or separation agreement; (D) to a partnership, limited liability company or other entity of which the individual and/or the immediate family of the individual are the legal and beneficial owner of all of the outstanding equity securities or similar interests; or (E) to a nominee or custodian of a person or entity to whom a Transfer would be permissible under clauses (i)(A) through (ii)(D) above; (iii) upon the exercise of any options or warrants to purchase Common Stock or the vesting of stock awards of Common Stock (A) deemed to occur upon the “cashless” or “net” exercise of such options or warrants or (B) for the purpose of paying the exercise price of such options or warrants or to satisfy tax withholding obligations pursuant to any equity incentive plans or arrangements of the Corporation or a subsidiary of the Corporation due as a result of the exercise of such options or warrants, the vesting of such options, warrants or stock awards, or as a result of the vesting of the shares of Common Stock subject to such options, warrants or stock awards, it being understood that all shares of Common Stock received upon such exercise, vesting or transfer will remain subject to the restrictions of this Section 7.5 during the Lock-Up Period; (iv) to the Corporation pursuant to any contractual arrangement in effect on the Closing Date that provides for the repurchase by the Corporation or forfeiture of the Lock-Up Holder’s Common Stock or other securities convertible into or exercisable or exchangeable for Common Stock in connection with the termination of the Lock-Up Holder’s service to the Corporation; (v) related to the entry, by the Lock-Up Holder, at any time after the Closing Date, if then permitted by the Corporation, into any trading plan providing for the sale of Common Stock by the Lock-Up Holder, which trading plan meets the requirements of Rule 10b5-1(c) under the 1934 Act, provided, however, that such plan does not provide for, or permit, the sale of any Common Stock during the Lock-Up Period; (vi) to satisfy any U.S. federal, state, or local income tax obligations of the Lock-Up Holder (or its direct or indirect owners) arising from a change in the Internal Revenue Code (“Code”) or the U.S. Treasury Regulations promulgated thereunder (the “Regulations”) after the date on which the Merger Agreement was executed by the parties, and such change prevents the transactions contemplated by the Merger Agreement from qualifying as a “reorganization” pursuant to Section 368 of the Code (and the transactions contemplated by the Merger Agreement do not qualify for similar tax-free treatment pursuant to any successor or other provision of the Code or Regulations taking into account such changes), in each case solely and to the extent necessary to cover any tax liability as a direct result of the transactions contemplated by the Merger Agreement; and (vii) from and after the occurrence of a Triggering Event; provided, however, that in the case of clauses (i) and (ii), the Lock-Up Shares Transferred to Permitted Transferees shall remain subject to the Lock-Up. Notwithstanding the foregoing, in the case of clauses (i)(A) through (ii)(D) above, the Permitted Transferees must enter into a written agreement, in substantially the form of this Section 7.5 (it being understood that any references to “immediate family” in the agreement executed by such transferee shall expressly refer only to the immediate family members of the original Lock-Up Holder and not to the immediate family members of the transferee), agreeing to be bound by the Lock-Up.

(c)In order to enforce this Section 7.5, the Corporation may impose stop transfer instructions with respect to the Lock-Up Shares until the end of the Lock-Up Period.

(d)Notwithstanding the other provisions set forth in this Section 7.5, (i) to the extent that a Lock-Up Holder is not an affiliate of Parent or the Corporation, a number of shares of Common Stock equal to $2,500, calculated as of the Closing Date, rounded up to the nearest share, shall be excluded from the restrictions set forth in this Section 7.5 with respect to each such Lock-Up Holder and (ii) the Board (or, for the avoidance of doubt and to the fullest extent permitted by law, a duly authorized committee thereof) may, in its sole discretion, determine to waive, amend, or repeal any Lock-Up obligations set forth in this Section 7.5 solely for the purposes of complying with the Market Value of Unrestricted Publicly Held Shares (as such terms are defined in Listing Rule 5005 of the Nasdaq

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Stock Market LLC or any successor rule) requirement for initial or continued listing on the tier of The Nasdaq Stock Market LLC on which the Common Stock is then listed or proposed to be listed or to comply with the Corporation’s obligations under that certain Securities Purchase Agreement, dated as of [•], 2026, by and among the Corporation, ZincFive Technologies, Inc. (formerly known as ZincFive, Inc.) and the investors party thereto. Other than any exclusion, waiver, amendment repeal, termination or other release of the Lock-Up for any Lock-Up Holder provided for in the immediately foregoing sentence or in the final sentence of this Section 7.5(d), in the event that any Lock-Up Holder is granted a discretionary waiver or termination of the restrictions set forth in this Section 7.5, such discretionary waiver or termination shall apply to each other Lock-Up Holder in the same proportion that the number of Lock-Up Shares held by the Lock-Up Holder with respect to which the Lock-Up is being terminated or waived bears to the total number of Lock-Up Shares then held by such Lock-Up Holder (a “Pro-rata Release”). A Pro-rata Release shall not be applied or required in the case of an early release of any Lock-Up Holder from the restrictions described in this Section 7.5 if such early release is made due to circumstances of an emergency or hardship, as determined by the Board of Directors or any duly authorized committee thereof in its sole judgment.

(e)For purposes of this Section 7.5,

(1)“affiliate” shall have the meaning set forth in Rule 405 under the 1933 Act;

(2)“Closing Date” means the closing date of the transactions, including the merger, contemplated by the Merger Agreement.

(3)“Common Stock” means the common stock, par value $0.0001 per share, of the Corporation;

(4)“Effective Date” means the date that the registration statement filed by the Corporation pursuant to the Registration Rights Agreement, dated as of the Closing Date, by and among the Corporation and the securityholders of the Company party thereto, first becomes effective under the 1933 Act.

(5)“immediate family” means a spouse, domestic partner, child, grandchild or other lineal descendant, father, mother, brother or sister (including by adoption);

(6)“Lock-Up Period” means the period beginning on the Closing Date and ending at 11:59 p.m., New York time, on the date that is (i) one hundred eighty (180) days after the Effective Date, or twelve (12) months after the Effective Date in the case of affiliates of the Corporation as of the Closing Date, or (ii) such date on which the Corporation completes a liquidation, merger, stock exchange or other similar transaction that results in all of the Corporation’s stockholders having the right to exchange their shares of the Corporation’s capital stock for cash, securities or other property;

(7)“Permitted Transferees” means any person or entity to whom a Lock-Up Holder is permitted to Transfer shares of Common Stock prior to the expiration of the Lock-Up Period pursuant to Section 7.5(b)(i)-(ii);

(8)“trading day” means any day on which shares of Common Stock are actually traded on the principal securities exchange or securities market on which shares of Common Stock are then traded;

(9)“Transfer” means to (A) exchange, transfer, assign, lend, sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the 1934 Act with respect to, any security, or any right or interest therein, (B) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (C) publicly announce any intention to effect any transaction specified in clause (A) or (B);

(10)“Triggering Event” means (i) the VWAP of the Corporation’s Common Stock is at any time greater than or equal to $12.00 for any twenty (20) trading days within any period of thirty (30) consecutive trading days commencing at least one hundred and eighty (180) days following the Effective Date (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to the Corporation’s Common Stock) or (ii) the date following the Closing Date on which the

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Corporation consummates a liquidation, merger, tender offer, capital stock exchange or other similar transaction that results in all of the stockholders of the Corporation having the right to exchange their shares of Common Stock for cash, securities or other property; and

(11)“VWAP” means, for any security as of any trading day, the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during such trading day beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average). If the foregoing does not apply, “VWAP” shall mean the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during such trading day beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg. If no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, “VWAP” shall mean the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. for such trading day. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value per share on such day as reasonably determined by the Board (including for the avoidance of doubt a duly authorized committee thereof).

Section 7.6Registered Stockholders. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

Section 7.7Additional Powers of the Board. In addition to, and without limiting, the powers set forth in the Bylaws, the Board shall have power and authority to make all such rules and regulations as it shall deem expedient concerning the issue, transfer, and registration of certificates for shares of stock of the Corporation, including the use of uncertificated shares of stock, subject to the provisions of the DGCL, other applicable law, the Certificate of Incorporation and the Bylaws. The Board may appoint and remove transfer agents and registrars of transfers, and may require all stock certificates to bear the signature of any such transfer agent and/or any such registrar of transfers.

Section 8.

Other Securities Of The Corporation

Section 8.1Execution of Other Securities. All bonds, debentures and other corporate securities of the Corporation, other than stock certificates (covered in Section 7.1), may be signed by the Chairperson of the Board, the Chief Executive Officer, or the President, or such other person as may be authorized by the Board; provided, however, that where any such bond, debenture or other corporate security shall be authenticated by the manual signature, or where permissible facsimile signature, of a trustee under an indenture pursuant to which such bond, debenture or other corporate security shall be issued, the signatures of the persons signing and attesting the corporate seal on such bond, debenture or other corporate security may be the imprinted facsimile of the signatures of such persons. Interest coupons appertaining to any such bond, debenture or other corporate security, authenticated by a trustee as aforesaid, shall be signed by the Chief Financial Officer, the Treasurer or an Assistant Treasurer of the Corporation or such other person as may be authorized by the Board, or bear imprinted thereon the facsimile signature of such person. In case any officer who shall have signed or attested any bond, debenture or other corporate security, or whose facsimile signature shall appear thereon or on any such interest coupon, shall have ceased to be such officer before the bond, debenture or other corporate security so signed or attested shall have been delivered, such bond, debenture or other corporate security nevertheless may be adopted by the Corporation and issued and delivered as though the person who signed the same or whose facsimile signature shall have been used thereon had not ceased to be such officer of the Corporation.

Section 9.

Dividends

Section 9.1Declaration of Dividends. Dividends upon the capital stock of the Corporation, subject to the provisions of the Certificate of Incorporation and applicable law, if any, may be declared by the Board. Dividends may be paid in cash, in property, or

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in shares of capital stock or other securities of the Corporation, subject to the provisions of the Certificate of Incorporation and applicable law.

Section 9.2Dividend Reserve. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board from time to time, in its absolute discretion, determines proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purpose or purposes as the Board shall determine to be conducive to the interests of the Corporation, and the Board may modify or abolish any such reserve in the manner in which it was created.

Section 10.

Fiscal Year

Section 10.1Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board and may be changed by the Board.

Section 11.

Indemnification

Section 11.1Indemnification of Directors, Executive Officers, Other Officers, Employees and Other Agents.

(a)Directors and Executive Officers. The Corporation shall indemnify to the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), any person who was or is made or is threatened to be made a party or is otherwise involved in a Proceeding (as defined below), by reason of the fact that such person is or was a director or executive officer (for the purposes of this Section 11.1, “executive officer” has the meaning given in Rule 3b-7 promulgated under the 1934 Act) of the Corporation, or while serving as a director or executive officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, whether the basis of such Proceeding is alleged action in an official capacity as a director or executive officer or in any other capacity while serving as a director or executive officer, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) actually and reasonably incurred or suffered by such person in connection therewith; provided, however, that the Corporation will not be required to indemnify or advance expenses to any director or executive officer in connection with any Proceeding (or part thereof) initiated by such person unless (i) the Proceeding (or part thereof) was authorized by the Board or (ii) the Proceeding (or part thereof) is initiated to enforce rights to indemnification or advancement of expenses as provided under Section 11.1(d) or is a compulsory counterclaim brought by such person.

Any reference to an officer of the Corporation in this Section 11.1 shall be deemed to refer exclusively to the Chief Executive Officer, President, Chief Financial Officer, Secretary, Treasurer and any other officer of the Corporation appointed by the Board pursuant to Section 5 of these Bylaws, and any reference to an officer of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors or equivalent governing body of such other entity pursuant to the certificate of incorporation and bylaws or equivalent organizational documents of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The fact that any person who is or was an employee of the Corporation or an employee of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, but not an officer thereof as described in the preceding sentence, has been given or has used the title of “Vice President” or any other title that could be construed to suggest or imply that such person is or may be such an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall not result in such person being constituted as, or being deemed to be, such an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise for purposes of this Section 11.1.

(b)Other Officers, Employees and Other Agents. The Corporation shall have power to indemnify and advance expenses to its other officers, employees and other agents to the fullest extent permitted by the DGCL.

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(c)Expenses. The Corporation shall advance to any current or former director or executive officer of the Corporation, or to any person, who while serving as a director or executive officer of the Corporation, is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, prior to the final disposition of the Proceeding, promptly following request therefor, all expenses actually and reasonably incurred by such person in defending (or participating as a witness in) any Proceeding referred to in Section 11.1(a), or in connection with a Proceeding (or part thereof) brought to establish or enforce a right to indemnification or advancement of expenses under Section 11.1(d), provided, however, that any advancement of expenses incurred by a current or former director or executive officer in such director’s or executive officer’s capacity as a director or executive officer will be made only upon delivery to the Corporation of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it is ultimately determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified or entitled to advancement for such expenses under this Section 11.1 or otherwise.

(d)Enforcement. Without the necessity of entering into an express contract, all rights to indemnification and advances to current and former directors and executive officers under this Section 11.1 will be deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the Corporation and such director or executive officer. Any right to indemnification or advancement of expenses granted by this Section 11.1 to a current or former director or executive officer will be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if

(i)the claim for indemnification or advancement of expenses is denied, in whole or in part,

(ii)no disposition of a claim for indemnification is made within 60 days of request therefor, or

(iii)	no disposition of a claim for an advance is made within 30 days of request therefor.

The indemnitee in such enforcement action, if successful in whole or in part, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, will be entitled to be paid also the expense of prosecuting or defending the claim to the fullest extent permitted by the DGCL.

In (i) any suit brought to enforce a right to indemnification hereunder (but not in a suit brought to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the DGCL.

Neither the failure of the Corporation (including its Board, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the indemnitee is proper in the circumstances because such person has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board, independent legal counsel or its stockholders) that the indemnitee has not met such applicable standard of conduct, will be a defense to the action or create a presumption that the indemnitee has not met the applicable standard of conduct. In any suit brought by a current or former director or executive officer to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the director or executive officer is not entitled to be indemnified, or to such advancement of expenses, under this Section 11.1 or otherwise is on the Corporation.

(e)Non-Exclusivity of Rights. The rights conferred on any person by this Section 11.1 are not exclusive of any other right that such person may have or hereafter acquire under any applicable law, provision of the Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding office. The Corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the DGCL.

(f)Survival of Rights. The rights conferred on any person by this Section 11.1 will continue as to a person who has ceased to be a director or executive officer and will inure to the benefit of the heirs, executors and administrators of such a person.

(g)Insurance. To the fullest extent permitted by the DGCL, the Corporation may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to this Section 11.1.

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(h)Amendments. Any repeal or modification of this Section 11.1 is only prospective and does not affect the rights under this Bylaw in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any Proceeding against any current or former director or officer of the Corporation.

(i)Saving Clause. If this Section 11.1 or any portion hereof is invalidated on any ground by any court of competent jurisdiction, then the Corporation will nevertheless indemnify and advance expenses to each director and executive officer to the full extent not prohibited by any applicable portion of this Section 11.1 that has not been invalidated or by applicable law. If this Section 11.1 is invalid due to the application of the indemnification and advancement provisions of another jurisdiction, then the Corporation will indemnify and advance expenses to each director and officer to the full extent under applicable law.

(j)Certain Definitions. For the purposes of this Section 11.1, the following definitions apply:

(1)The term “Proceeding” is to be broadly construed and includes, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

(2)The term “expenses” is to be broadly construed and includes, without limitation, court costs, attorneys’ fees, witness fees, fines, amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any proceeding.

(3)The term the “Corporation” includes, in addition to the resulting corporation, any constituent entity (including any constituent of a constituent) absorbed in a consolidation or merger that, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent entity, or is or was serving at the request of such constituent entity as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, stands in the same position under the provisions of this Section 11.1 with respect to the resulting or surviving entity as such person would have with respect to such constituent entity if its separate existence had continued.

(4)References to “fines” include any excise taxes assessed on a person with respect to an employee benefit plan.

Section 12.

Notices

Section 12.1Notices.

(a)Notice to Stockholders. Notice to stockholders of stockholder meetings shall be given as provided in Section 3.4. Without limiting the manner by which notice may otherwise be given effectively to stockholders under any agreement or contract with such stockholder, and except as otherwise required by applicable law, notice to stockholders for purposes other than stockholder meetings may be sent by U.S. mail or courier service, facsimile or by electronic mail or other means of electronic transmission in accordance with Section 232 of the DGCL.

(b)Notice to Directors. Any notice required to be given to any director may be given by the method stated in subsection (a) or as otherwise provided in the Bylaws, with notice other than one that is delivered personally to be sent to such address or electronic mail address as such director shall have filed in writing with the Secretary, or, in the absence of such filing, to the last known address or electronic mail address of such director.

(c)Affidavit of Mailing. An affidavit of notice, executed by a duly authorized and competent employee of the Corporation or its transfer agent appointed with respect to the class of stock affected, or other agent, specifying the name and address or the names and addresses of the stockholder or stockholders, or director or directors, to whom any such notice or notices was or were given, and the time and method of giving the same, shall in the absence of fraud, be prima facie evidence of the facts therein contained.

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(d)Methods of Notice. It shall not be necessary that the same method of giving notice be employed in respect of all recipients of notice, but one permissible method may be employed in respect of any one or more, and any other permissible method or methods may be employed in respect of any other or others.

(e)Notice to Person with Whom Communication is Unlawful. Whenever notice is required to be given, under applicable law or any provision of the Certificate of Incorporation or Bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting that shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate under any provision of the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

(f)Notice to Stockholders Sharing an Address. Except as otherwise prohibited under the DGCL, any notice given under the provisions of the DGCL, the Certificate of Incorporation or the Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Such consent shall have been deemed to have been given if such stockholder fails to object in writing to the Corporation within 60 days of having been given notice by the Corporation of its intention to send the single notice. Any consent shall be revocable by the stockholder by written notice to the Corporation.

(g)Waiver. Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or the Bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors or members of a committee of directors need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or the Bylaws.

Section 13.

Forum selection

Section 13.1Forum Selection. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, another State court in Delaware or the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, stockholder, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action arising pursuant to any provision of the DGCL or the certificate of incorporation or these bylaws (as either may be amended from time to time) or (d) any action asserting a claim governed by the internal affairs doctrine, except for, as to each of (a) through (d) above, any claim as to which such court determines that there is an indispensable party not subject to the jurisdiction of such court (and the indispensable party does not consent to the personal jurisdiction of such court within 10 days following such determination).

Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the 1933 Act against any person in connection with any offering of the Corporation’s securities, including, without limitation and for the avoidance of doubt, any auditor, underwriter, expert, control person or other defendant.

Any person or entity purchasing, holding or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 13.1. This provision shall be enforceable by any party to a complaint covered by the provisions of this Section 13.1.

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Section 14.

Amendments

Section 14.1Amendments. Subject to the limitations set forth in Section 11.1(h) or the Certificate of Incorporation, the Board is expressly empowered to adopt, amend or repeal the Bylaws of the Corporation. The stockholders also shall have power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by the Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock (as defined in the Certificate of Incorporation)), such action by stockholders shall require the affirmative vote of the holders of at least 66-2/3% of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote thereon, voting together as a single class.

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EXHIBIT C

SPONSOR AGREEMENT

This SPONSOR AGREEMENT (this “Agreement”) is dated as of June 11, 2026 (the “Effective Date”), by and among Spark I Acquisition Corporation, a Cayman Islands exempted company (which shall domesticate as a Delaware corporation prior to the Closing) (“SPAC”), SLG SPAC Fund LLC, a Delaware limited liability company (the “Sponsor”), ZincFive, Inc., a Delaware corporation (the “Company”), certain shareholders of SPAC set forth on Schedule I hereto (together with the Sponsor, collectively, the “Insiders” and each, an “Insider”), solely for purposes of Section 1.16 hereto, the individual set forth on Schedule II hereto (the “Non-Shareholder Insider”). Capitalized terms used but not defined in this Agreement shall have the meanings given to those same terms in the Merger Agreement (as defined below).

WHEREAS, as of the Effective Date, each Insider is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such number of SPAC Class A Ordinary Shares, SPAC Class B Ordinary Shares and Cayman SPAC Warrants as are indicated opposite its name on Schedule I attached to this Agreement (collectively, the “Subject Securities”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, SPAC, Spark I Acquisition Corporation Sub I Inc., a Delaware corporation and direct, wholly-owned Subsidiary of SPAC (“Merger Sub I”), Spark I Acquisition Corporation Sub II LLC, a Delaware limited liability company and direct, wholly-owned Subsidiary of SPAC (“Merger Sub II” and together with Merger Sub I, the “Merger Subs”), and the Company have entered into the Agreement and Plan of Merger and Reorganization (as it may be amended, supplemented, restated or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”), dated as of the Effective Date;

WHEREAS, prior to the Closing, SPAC shall transfer by way of continuation to and domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended, and Part XII of the Companies Act (As Revised) of the Cayman Islands (the “Domestication” and such company after the Domestication, “New ZincFive”), and immediately prior to the Domestication, each then issued and outstanding SPAC Class B Ordinary Share shall be converted, on a one-for-one basis, into a SPAC Class A Ordinary Share;

WHEREAS, immediately prior to the Domestication, each Insider shall elect to convert each issued and outstanding SPAC Class B Ordinary Share owned by such Insider, on a one-for-one basis, into a SPAC Class A Ordinary Share;

WHEREAS, in connection with the Domestication, (a) each then issued and outstanding SPAC Class A Ordinary Share shall convert automatically, on a one-for-one basis, into a share of SPAC Common Stock; and (b) each then issued and outstanding warrant to acquire SPAC Class A Ordinary Shares (each a “Cayman SPAC Warrant”) shall convert automatically into a warrant to acquire a corresponding number of shares of SPAC Common Stock, on a one-for-one basis (each a “Domesticated SPAC Warrant”), pursuant to Section 4.04 of the Warrant Agreement;

WHEREAS, the SPAC, the Insiders and the Non-Shareholder Insider are parties to that certain letter agreement, dated as of October 5, 2023 (the “Letter Agreement”), pursuant to which the Sponsor agreed to surrender a number of SPAC Class B Ordinary Shares (including any SPAC Class A Ordinary Shares issued upon conversion of SPAC Class B Ordinary Shares) in certain circumstances;

WHEREAS, pursuant to Section 13 of the Letter Agreement, the Letter Agreement may not be amended, modified or waived except by a written instrument executed by all parties thereto;

WHEREAS, the SPAC, the Insiders and the Non-Shareholder Insider represent all parties to the Letter Agreement; and

WHEREAS, as an inducement to SPAC and the Company to enter into the Merger Agreement and to consummate the Transactions, the parties to this Agreement desire to agree to certain matters.

NOW, THEREFORE, the parties to this Agreement agree as follows:

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Article I

SUPPORT AGREEMENT; COVENANTS

Section 1.1Binding Effect of Merger Agreement. Each Insider acknowledges that it has read the Merger Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors. Each Insider shall be bound by, be subject to and comply with Section 9.04 (Exclusivity) and Section 9.06 (Confidentiality; Publicity) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if such Insider was an original signatory to the Merger Agreement with respect to such provisions.

Section 1.2No Transfer.

(a)Unless otherwise deemed a Permitted Transfer, during the period commencing on the Effective Date and ending on the earliest of: (i) such date and time as the Merger Agreement shall have been terminated in accordance with Section 11.01 (Termination) of the Merger Agreement, (ii) the liquidation of SPAC, (iii) the first anniversary of the Closing Date and (iv) the date upon which the VWAP of SPAC Common Stock equals or exceeds $12.00 per share (as such amount may be adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any twenty (20) Trading Days within any thirty (30) Trading Day period commencing any time that is one hundred eighty (180) days after the date that the Form S-1 Shelf (as defined in the A&R Registration Rights Agreement) contemplated by the A&R Registration Rights Agreement initially becomes effective (the “Lock-Up Period”), such Insider shall not: (A) sell, offer to sell, contract or agree to sell, hypothecate or pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to the Lock-Up Shares; (B) enter into any swap or other arrangement that transfers to another any of the economic consequences of ownership of any Lock-Up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise; (C) take any action in furtherance of any of the matters described in the foregoing clauses (A) or (B); or (D) publicly announce any intention to effect any transaction specified in the foregoing clauses (A) or (B) (each, a “Transfer”). “Lock-Up Shares” means, as of the Effective Date, (i) 2,000,000 SPAC Class B Ordinary Shares owned by the Insiders, (ii) 2,000,000 SPAC Class A Ordinary Shares issued or issuable, to the Insiders, upon the conversion of the SPAC Class B Ordinary Shares to SPAC Class A Ordinary Shares immediately prior to the Domestication, and (iii) 2,000,000 shares of SPAC Common Stock issued or issuable, to the Insiders, upon the conversion of the SPAC Class A Ordinary Shares in connection with the consummation of the Transactions.

(b)“Permitted Transfer” means any Transfer of the Lock-Up Shares: (i) to SPAC’s officers or directors, any Affiliate or family member of any of SPAC’s officers or directors, any members or partners of the Insiders or their Affiliates and funds and accounts advised or managed by such members or partners, any Affiliates of the Insiders, or any employees of such Affiliates; (ii) in the event of completion of a liquidation, merger, share exchange or other similar transaction which results in the Insiders having the right to exchange their Lock-Up Shares for cash, securities or other property subsequent to the completion of the Transactions; (iii) in the case of an entity, Transfers by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity; (iv) in the case of an entity, Transfers (A) to another entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act) of the transferor entity, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the transferor entity or affiliates of the transferor entity or that shares a common investment advisor with the transferor entity or (B) as part of a distribution to members, partners, shareholders or equity holders of the transferor entity; (v) in the case of an individual, Transfers by gift to members of the individual’s immediate family (as defined below) or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an affiliate of such person or to a charitable organization; (vi) in the case of an individual, Transfers by virtue of laws of descent and distribution upon death of the individual; (vii) in the case of an individual, Transfers by operation of law or pursuant to a court order, such as a qualified domestic relations order, divorce decree or separation agreement; (viii) in the case of an individual, Transfers to a partnership, limited liability company or other entity of which the undersigned and/or the immediate family (as defined below) of the undersigned are the legal and beneficial owner of all of the outstanding equity securities or similar interests; (ix) to a nominee or custodian of a Person to whom a Transfer would be permitted under clauses (i) through (viii); (x) in the case of an entity that is a trust, Transfers to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust; (xi) transfers of any shares of the SPAC Common Stock or other securities acquired as part of the PIPE Investment or issued in exchange for, or on conversion of or exercise of, any securities issued as part of the PIPE Investment; (xii) the exercise of any options or warrants to purchase SPAC Common Stock or the vesting of stock awards of SPAC Common Stock and any related transfer of shares of SPAC Common Stock in connection therewith (A) deemed to occur upon the “cashless” or “net” exercise of such options or warrants or (B) for the purpose of paying the exercise price of such options or warrants or to satisfy tax withholding obligations pursuant to SPAC or SPAC’s subsidiaries’ equity incentive plans or

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arrangements due as a result of the exercise of such options or warrants, the vesting of such options, warrants or stock awards, or as a result of the vesting of the shares of SPAC Common Stock subject to such options, warrants or stock awards, it being understood that all shares of SPAC Common Stock received upon such exercise, vesting or transfer will remain subject to the restrictions of this Agreement during the Lock-Up Period; (xiii) Transfers to SPAC pursuant to any contractual arrangement in effect at the Closing that provides for the repurchase by SPAC or forfeiture of SPAC Common Stock owned by a SPAC Stockholder or other securities convertible into or exercisable or exchangeable for SPAC Common Stock in connection with the termination of such SPAC Stockholder’s service to SPAC; (xiv) the entry, by a SPAC Stockholder, at any time after the Closing, if then permitted by SPAC, of any trading plan providing for the sale of SPAC Common Stock by the SPAC Stockholder, which trading plan meets the requirements of Rule 10b5-1(c) under the Exchange Act, provided, however, that if (A) such plan does not provide for, or permit, the sale of any SPAC Common Stock during the Lock-Up Period and (B)(x) no public announcement or filing is voluntarily made or required regarding such plan during the Lock-Up Period or (y) if any public announcement is required of or voluntarily made by or on behalf of the SPAC Stockholder or SPAC regarding such plan, then such announcement or filing shall include a statement to the effect that no Transfer may be made under such plan during the Lock-Up Period; and (xv) Transfers to satisfy any U.S. federal, state, or local income tax obligations of the SPAC Stockholder (or its direct or indirect owners) arising from a change in the Code or the U.S. Treasury Regulations promulgated thereunder (the “Regulations”) after the date on which the Merger Agreement was executed by the parties, and such change prevents the Transactions from qualifying as a “reorganization” pursuant to Section 368 of the Code (and the Transactions do not qualify for similar tax-free treatment pursuant to any successor or other provision of the Code or Regulations taking into account such changes), in each case solely and to the extent necessary to cover any tax liability as a direct result of the Transactions.

(c)Notwithstanding the foregoing, in the case of clauses (i) through (x) of Section 1.2(b), a Transfer shall only be deemed a “Permitted Transfer” if (A) such Insider has provided prior written notice to SPAC of such Transfer, and (B) such transferee enters into a written agreement with SPAC assuming all of the obligations under this Agreement with respect to such Lock-Up Shares and subjecting itself to the restrictions set forth in this Agreement (it being understood that any references to “immediate family” in the agreement executed by such transferee shall expressly refer only to the immediate family of the transferor SPAC Stockholder that acquired SPAC Common Stock directly from SPAC and not to the immediate family of the transferee). For purposes of this paragraph, “immediate family” shall mean a spouse, domestic partner, child, grandchild or other lineal descendant (including by adoption), father, mother, brother or sister of such Insider; and “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act. Any Transfer that does not comply with the provisions of this Section 1.2 shall be null and void. No Transfer permitted under this Section 1.2 shall relieve any Insider of its obligations under this Agreement.

(d)Notwithstanding the other provisions set forth in this Agreement, the board of directors of SPAC (including, for the avoidance of doubt and to the fullest extent permitted by law, a duly authorized committee thereof) may, in its sole discretion, determine to waive, amend, or repeal the restrictions on transfer set forth in Section 1.2. If, pursuant to the SPAC Bylaws Upon Domestication, the board of directors of SPAC (including, for the avoidance of doubt and to the fullest extent permitted by law, a duly authorized committee thereof), in its sole discretion, determines to waive, amend, or repeal the restrictions on transfer applicable to any holder of SPAC Common Stock pursuant to Section 7.5(d) of the SPAC Bylaws Upon Domestication, such discretionary waiver or termination shall apply to the Insiders in the same proportion that the number of shares of SPAC Common Stock (or shares issued on the exercise, exchange or conversion of SPAC Common Stock, as applicable) held by such holder of SPAC Common Stock whose restrictions are terminated or waived bears to the total number of shares of SPAC Common Stock (or such other shares) then held by such holder (a “Pro-Rata Release”). A Pro-rata Release shall not be applied or required (i) to the extent that the restrictions on transfer set forth in Section 7.5 of the SPAC Bylaws Upon Domestication are not applicable to a holder of SPAC Common Stock that is not an affiliate of the SPAC or the Company pursuant to Section 7.5(d) of the SPAC Bylaws Upon Domestication, (ii) in the event the board of directors of SPAC (or, for the avoidance of doubt and to the fullest extent permitted by law, a duly authorized committee thereof) determines to waive, amend, or repeal the restrictions set forth in Section 7.5 of the SPAC Bylaws Upon Domestication solely for the purposes of complying with the Market Value of Unrestricted Publicly Held Shares (as such terms are defined in Listing Rule 5005 of the Nasdaq Stock Market LLC or any successor rule) requirement for initial or continued listing on the tier of The Nasdaq Stock Market LLC on which the SPAC Common Stock is then listed or proposed to be listed or to comply with SPAC’s obligations under the PIPE Subscription Agreements, or (iii) in the case of an early release of any holder of SPAC Common Stock from the restrictions described in Section 7.5 of the SPAC Bylaws Upon Domestication if such early release is made due to circumstances of an emergency or hardship, as determined by the board of directors of SPAC or any duly authorized committee thereof in its sole judgment.

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Section 1.3Working Capital Loans. Immediately prior to the First Effective Time, Sponsor shall, if it so elects, convert up to $1,500,000 of the aggregate amount outstanding under all Working Capital Loans into Cayman SPAC Warrants (“Working Capital Warrants”) in accordance with the terms thereof.

Section 1.4Forfeiture. Sponsor agrees that, promptly following and subject to the occurrence of the Closing, (a) 2,786,867 issued and outstanding Domesticated SPAC Warrants, and (b) a number of outstanding Domesticated SPAC Warrants equal to fifty percent (50%) of the Domesticated SPAC Warrants resulting from the domestication of the Working Capital Warrants, shall be forfeited by Sponsor and reserved by SPAC for the issuance of a corresponding number of stock options to purchase shares of SPAC Common Stock to certain service providers of the Surviving Entity pursuant to and in accordance with the Equity Incentive Plan; provided, that any Domesticated SPAC Warrants referenced in this clause (b) that remain unallocated immediately following the Closing shall be retained and not forfeited by the Sponsor.

Section 1.5Forfeiture and Issuance of Sponsor Shares and Warrants.

(a)Promptly following and subject to the occurrence of the Closing, (i) Sponsor shall forfeit 3,500,000 issued and outstanding shares of SPAC Common Stock owned by Sponsor immediately following the Closing, and (ii) New ZincFive shall issue, free and clear of all Liens and for no additional consideration, an equal number of shares of SPAC Common Stock to Persons designated by New ZincFive in its sole discretion.

(b)Promptly following and subject to the occurrence of the Closing, Sponsor shall (i) forfeit (x) 922,078 issued and outstanding shares of SPAC Common Stock and (y) 1,458,400 issued and outstanding Domesticated SPAC Warrants owned by the Sponsor immediately following the Closing, free and clear of all Liens, and (ii) New ZincFive shall issue, free and clear of all Liens and for no additional consideration (A) 922,078 shares of SPAC Common Stock to certain Bridge Investors or their designated affiliates or assignees (collectively, the “Bridge Investor Shares”) and (B) 1,458,400 warrants to purchase shares of SPAC Common Stock to certain Bridge Investors or their designated affiliates or assignees (the “Bridge Investor Warrants”), which Bridge Investor Warrants shall be subject to the same terms and conditions (including, without limitation, exercise price) as the forfeited Domesticated SPAC Warrants.

Section 1.6New Securities. If: (a) any SPAC Class A Ordinary Shares, SPAC Class B Ordinary Shares, Cayman SPAC Warrants (including any Working Capital Warrants), Domesticated SPAC Warrants, shares of SPAC Common Stock or other equity securities of SPAC are issued to an Insider after the Effective Date pursuant to any share dividend, share split, recapitalization, reclassification, combination or exchange of or similar transaction with respect to, on or affecting the SPAC Class A Ordinary Shares, SPAC Class B Ordinary Shares, Cayman SPAC Warrants, Domesticated SPAC Warrants, shares of SPAC Common Stock owned by the Insiders; (b) such Insider purchases or otherwise acquires beneficial ownership of any SPAC Class A Ordinary Shares, SPAC Class B Ordinary Shares, Cayman SPAC Warrants, Domesticated SPAC Warrants, shares of SPAC Common Stock or other equity securities of SPAC after the Effective Date; or (c) such Insider acquires the right to vote or share in the voting of any SPAC Class A Ordinary Shares, SPAC Class B Ordinary Shares, shares of SPAC Common Stock or other equity securities of SPAC after the Effective Date (any such SPAC Class A Ordinary Shares, SPAC Class B Ordinary Shares, Cayman SPAC Warrants, Domesticated SPAC Warrants, shares of SPAC Common Stock or other equity securities of SPAC, collectively, the “New Securities”), then such New Securities acquired or purchased by such Insider shall be subject to the terms of this Agreement to the same extent as if they constituted the Subject Securities owned by such Insider as of the Effective Date.

Section 1.7Closing Date Deliverables. On the Closing Date, each Insider shall deliver to SPAC and the Company a duly executed copy of the A&R Registration Rights Agreement.

Section 1.8Agreements.

(a)In all circumstances in which the vote, consent or other approval of the SPAC Stockholders is sought, each Insider shall: (i) appear at each such meeting, in person or by proxy, or otherwise cause all of such Insider’s Subject Securities that are entitled to vote to be counted as present at such meeting for purposes of calculating a quorum; and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of such Insider’s Subject Securities that are entitled to vote:

(A)in favor of the SPAC Stockholder Matters;

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(B)against any Acquisition Transaction or any proposal relating to an Acquisition Transaction (in each case, other than the Transactions);

(C)against any merger agreement or merger (other than the Merger Agreement and the Transactions), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by SPAC;

(D)against any change in the business, management or board of directors of SPAC (other than in connection with the Transactions or pursuant to the Merger Agreement or the documents ancillary to the Transactions (each, an “Ancillary Document”)); and

(E)against any proposal, action or agreement that would: (I) impede, interfere, frustrate, prevent or nullify any provision of this Agreement, the Merger Agreement or the Transactions; (II) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of SPAC under the Merger Agreement; (III) result in any of the conditions set forth in Article 10 (Conditions to Obligations) of the Merger Agreement not being fulfilled; (IV) result in a breach of any covenant, representation or warranty or other obligation or agreement of such Insider contained in this Agreement; or (V) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, SPAC.

Such Insider shall not commit or agree to take any action inconsistent with the foregoing in its capacity as a SPAC Stockholder.

(b)Notwithstanding anything to the contrary in this Agreement, if at any time following the Effective Date and prior to the termination of the Merger Agreement, the board of directors of SPAC effects a Modification of Recommendation, then the obligations of each Insider to vote or consent in accordance with Section 1.8(a) shall automatically be deemed to be modified such that, from and after the occurrence of such Modification of Recommendation, such Insider shall vote or provide consent in respect of its SPAC Class B Ordinary Shares in the same proportion to the votes cast or consent provided, as applicable, by the holders of SPAC Class A Ordinary Shares.

Section 1.9No Challenges. Each Insider agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against SPAC, the Company or any of their respective successors or directors: (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement; or (b) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into this Agreement, the Merger Agreement or the Transactions. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall limit or restrict the ability of such Insider to enforce its rights under this Agreement or any other Ancillary Document to which it is a party or seek any other remedies with respect to any breach of this Agreement or such other Ancillary Document by any other party to this Agreement or such other Ancillary Document, including by commencing any action in connection with this Agreement or any other Ancillary Document.

Section 1.10Further Assurances. Each Insider shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the transactions contemplated by this Agreement on the terms and subject to the conditions set forth in this Agreement and the Transactions on the terms and subject to the conditions set forth in the Merger Agreement.

Section 1.11No Inconsistent Agreement. Each Insider represents and covenants that it has not, in such Person’s capacity as a shareholder of SPAC, entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Insider’s obligations under this Agreement.

Section 1.12Conversion of SPAC Class B Ordinary Shares. Immediately prior to the Domestication, each Insider irrevocably elects, in accordance with the amended and restated memorandum and articles of association of SPAC (as may be amended from time to time, the “Articles”), to convert each SPAC Class B Ordinary Share held by such Insider into one SPAC Class A Ordinary Share on a one-for-one basis and shall take all actions and execute and deliver all instruments reasonably necessary or advisable to effect such conversion.

Section 1.13Waiver of Anti-Dilution Provision and Class Consent. Subject to the consummation of the Transactions, each Insider waives (for itself and for its successors, heirs and assigns), to the fullest extent permitted by law and the Articles, all anti-

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dilution rights that would otherwise result in SPAC Class B Ordinary Shares held by such Insider converting into SPAC Class A Ordinary Shares on a greater than one-for-one basis in connection with the Transactions. Without limiting the foregoing, each Insider holding SPAC Class B Ordinary Shares shall, promptly upon request by SPAC or the Company, execute and deliver a written consent, or attend and vote at any separate class meeting of the holders of SPAC Class B Ordinary Shares, approving, consenting to and, to the extent applicable, waiving any variation of the rights attaching to the SPAC Class B Ordinary Shares arising from the conversion of the SPAC Class B Ordinary Shares into SPAC Class A Ordinary Shares on a one-for-one basis immediately prior to the Domestication rather than in accordance with any adjustment that would otherwise apply under Article 15 of the Articles, in each case in accordance with Article 20 of the Articles (the “Class B Consent”). The waiver specified in this Section 1.13 shall be applicable only in connection with the Transactions and the transactions contemplated by this Agreement and any SPAC Class A Ordinary Shares, shares of SPAC Common Stock or equity-linked securities issued in connection with the Transactions and the transactions contemplated by this Agreement. If the Merger Agreement shall be terminated for any reason, the foregoing waiver shall be void and of no force and effect.

Section 1.14Insider Indemnity. For a period of six years after the Closing Date, the SPAC will indemnify, exonerate and hold harmless each Insider and such Person’s respective members, partners, managers and officers from and against all third-party actions, causes of action, suits, claims, liabilities, losses, damages and costs and out-of-pocket expenses in connection with such third-party actions, causes of action, suits, claims, liabilities, losses, damages and costs (including reasonable attorneys’ fees and expenses) (“Indemnified Liabilities”) incurred by the Insider on or after the date of this Agreement, arising out of any third-party action, cause of action, suit, litigation, investigation, inquiry, arbitration or claim arising from or relating to this Agreement, the entry by the Insider into this Agreement, and the compliance with the Insider’s obligations in this Agreement, in any such case, that names the Insider as a defendant (or co-defendant) (in each case to the extent that such indemnification, exoneration and hold harmless obligations with respect to such matters are not expressly covered by a separate written agreement between SPAC and the applicable Insider). The preceding sentence shall not apply to: (a) any Indemnified Liabilities to the extent arising out of any breach by the Insider or such Person’s members, managers and officers of this Agreement or any other agreement between the Insider or such Person’s members, managers and officers, on the one hand, and the SPAC or any of its subsidiaries, on the other hand; or (b) the willful misconduct, gross negligence or fraud of the Insider or such Person’s members, managers and officers.

Section 1.15Tax Treatment. The parties hereto agree that any forfeiture of any Domesticated SPAC Warrants by the Sponsor pursuant to Section 1.4 shall be treated as a capital contribution within the meaning of Section 118(a) of the Internal Revenue Code of 1986, as amended, for all U.S. federal income (and all applicable U.S. state and local income) tax purposes. The parties hereto shall file all tax returns consistent with the foregoing treatment, except to the extent otherwise required by applicable law.

Section 1.16Amendment to Letter Agreement. The SPAC, the Insiders and the Non-Shareholder Insider, hereby agree, effective immediately prior to the First Effective Time, to amend Section 5 of the Letter Agreement by deleting the second sentence in Section 5 of the Letter Agreement. As a result, effective immediately prior to the First Effective Time, the Sponsor shall not be obligated to surrender any SPAC Class B Ordinary Shares (or SPAC Class A Ordinary Shares issued upon conversion of SPAC Class B Ordinary Shares) if the Forward Purchaser (as defined in the Letter Agreement) does not purchase $115,000,000 worth of securities in accordance with that certain forward purchase agreement, dated as of October 5, 2023, by and between the SPAC and the Forward Purchaser. If the Merger Agreement shall be terminated for any reason, such amendment shall be void and of no force and effect. Except as specifically set forth in this Section 1.16, all of the terms and provisions of the Letter Agreement shall remain in full force and effect, and the SPAC, the Insiders and the Non-Shareholder Insider shall continue to be bound by such terms and provisions.

Section 1.17Indemnification.

(a)The Company hereby agrees to hold harmless and indemnify each of (i) SPAC, (ii) Sponsor, and Sponsor’s direct and indirect equityholders and (iii) any of the foregoing’s respective Affiliates and Representatives (collectively, the “Indemnified Parties”), from and against all Damages incurred by the Indemnified Parties in connection with, arising out of, or resulting from (x) the SilverBox Note or (y) any Action involving any other Person related to the Company’s breach of the SilverBox Note, in each case whether such Damages accrue prior to or after the date hereof (the “Indemnifiable Matters”). “Damages” include any loss, damage, injury, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys’ fees, accounting fees and expert fees), interest, charge or cost (including costs of investigation, defense, or settlement of any of the foregoing) or any expense of any nature. “SilverBox Note” means that certain Convertible Promissory Note by and between the Company and Boxwood Holdings V LLC, an Affiliate of SilverBox Corp V, dated as of February 17, 2026, with a principal amount of $10,000,000. “SilverBox Parties” means Boxwood Holdings V LLC, SilverBox Corp V, and their respective Affiliates.

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(b)Notwithstanding anything in this Section 1.17 to the contrary, the Company’s maximum aggregate liability under clause (a) shall not exceed the amounts due and payable to the SilverBox Parties under the SilverBox Note plus the amount of any attorney’s fees incurred by the Indemnified Parties in connection with the foregoing. To the extent the Indemnified Parties pay or are otherwise liable for any out of pocket costs or expenses in connection with the Indemnifiable Matters, the Company shall promptly, and in any event within two (2) Business Days’ after receipt of prior written notice from SPAC, pay or advance immediately available funds to the applicable Indemnified Party in an amount reasonably determined by such Indemnified Party necessary to satisfy all such costs and expenses. The Indemnified Parties shall not be entitled to recover more than once for the same Damages. Each Indemnified Party shall take, and cause its Affiliates to take, commercially reasonable steps to mitigate any Damages for which indemnification may be sought under this Section 1.17 upon becoming aware of any event or circumstance that gives rise to, or could reasonably be expected to give rise to, such Damages.

(c)The Company’s indemnification and reimbursement obligations set forth under clauses (a) and (b), respectively, shall (i) survive the Closing and (ii) notwithstanding the foregoing clause (i), terminate upon the payment and satisfaction in full of amounts due and payable, and the satisfaction of the Company’s obligations, to the SilverBox Parties under the SilverBox Note. Except for any right to seek specific performance or injunctive relief pursuant to Section 3.6, the rights to indemnification under this Section 1.17 shall be the Indemnified Parties’ sole and exclusive remedy under this Agreement for all Damages relating to the Indemnifiable Matters. For the avoidance of doubt, each Indemnified Party shall be deemed a third party beneficiary of the terms hereof with direct rights of enforcement against the Company.

Article II

REPRESENTATIONS AND WARRANTIES

Section 2.1Representations and Warranties of the Insiders. Each Insider represents and warrants as of the Effective Date to SPAC as follows:

(a)Organization; Good Standing. If the Insider is an entity, the Insider is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which such Insider is incorporated, formed or organized.

(b)Power; Due Authorization. If the Insider is an entity, the Insider has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. If the Insider is a natural person, the Insider has full power and capacity to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Insider and, assuming the due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of such Insider. Except as enforceability may be limited by the Enforceability Exceptions, this Agreement is enforceable against such Insider in accordance with its terms. If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of the applicable Insider.

(c)Ownership. Such Insider is the record and beneficial owner (as defined in Rule 13d-3 of the Exchange Act) of, and has good title to, all of the Subject Securities. There exist no Liens or any other limitations or restrictions affecting any such Subject Securities, other than Liens pursuant to: (i) this Agreement; (ii) SPAC’s Organizational Documents; (iii) the Merger Agreement; (iv) if the Insider is an entity, such Insider’s Organizational Documents; (v) agreements between the Insider and the Insider’s members or Affiliates, as applicable; or (vi) any applicable securities Laws. Such Insider’s Subject Securities are the only equity securities of SPAC owned of record or beneficially by the Insider on the Effective Date. Except as provided under this Agreement, none of such Subject Securities are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Securities. Other than the Cayman SPAC Warrants held by the Insider, such Insider does not hold or own any rights to acquire (directly or indirectly) any equity securities of SPAC or any equity securities convertible into, or which can be exchanged for, equity securities of SPAC.

(d)No Conflicts. The execution and delivery of this Agreement by such Insider does not, and the performance by such Insider of its obligations under this Agreement will not (i) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such Insider), other than the Class B Consent, (ii) contravene or conflict with or result in a violation of any provision of any Law or Governmental Order binding upon or applicable to such Insider or any of its properties or assets, (iii) result in a violation or breach of, or constitute a default or give rise to any right of termination,

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consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which such Insider is a party, or (iv) other than the restrictions contemplated by this Agreement, result in the creation of any Lien upon the Subject Securities, except in the case of each of clauses (i) through (iv), that would not prevent, enjoin or materially delay the performance by such Insider of its obligations under this Agreement.

(e)Litigation. There are no Actions pending against such Insider, or, to the knowledge of such Insider, threatened against such Insider, before (or, in the case of threatened Action, that would be before) any arbitrator or any Governmental Authority, that in any manner challenge or seek to prevent, enjoin or materially delay the performance by such Insider of its obligations under this Agreement.

(f)Brokerage Fees. Except as set forth in Section 6.08 (Brokers Fees) of the SPAC Disclosure Letter, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by such Insider, for which SPAC or any of such Person’s Affiliates may become liable.

(g)Acknowledgement. Such Insider understands and acknowledges that each of SPAC and the Company is entering into the Merger Agreement in reliance upon such Insider’s execution and delivery of this Agreement.

Article III

MISCELLANEOUS

Section 3.1Termination. This Agreement and all of its provisions (other than those provisions that expressly set forth a survival period, each of which shall survive in accordance with the survival period specified therein) shall terminate and be of no further force or effect upon the earliest of: (a) the termination of the Merger Agreement if the Closing does not occur; (b) the liquidation of the SPAC; and (c) the written agreement of the Insiders, SPAC and the Company. Upon such termination of this Agreement: (i) all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party to this Agreement to any Person with respect to this Agreement or the transactions contemplated by this Agreement; and (ii) no party to this Agreement shall have any claim against another (and no Person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter of this Agreement.

Section 3.2No Recourse. This Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the parties to this Agreement. No claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation of this Agreement or its subject matter, or the transactions contemplated by this Agreement shall be asserted against any Non-Party Affiliate. Except to the extent liable in such Person’s capacity as a party to this Agreement, no Non-Party Affiliates shall have any liability arising out of or relating to this Agreement, the negotiation of this Agreement or its subject matter, or the transactions contemplated by this Agreement, including: (a) with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement; (b) in respect of any written or oral representations made or alleged to be made in connection with this Agreement; (c) as expressly provided in this Agreement; or (d) for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Agreement, the negotiation of this Agreement or the transactions contemplated by this Agreement. “Non-Party Affiliate” means: (i) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of each of the Company, SPAC, or the Insiders; and (ii) each of the former, current or future Affiliates, Representatives, successors or permitted assigns of any of the Persons referred to in the immediately preceding clause (i) (other than the parties to this Agreement).

Section 3.3Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary: (a) each Insider does not make any agreement or understanding in this Agreement in any capacity other than in its capacity as a record holder and beneficial owner of such Person’s respective Subject Securities; and (b) nothing in this Agreement will be construed to limit or affect any action or inaction expressly permitted under the Merger Agreement by each Insider or any representative of each Insider in its capacity as a member of the board of directors (or other similar governing body) of SPAC or as an officer, employee or fiduciary of SPAC or an Affiliate of SPAC.

Section 3.4Notices. All general notices, demands or other communications required or permitted to be given or made hereunder shall be in writing and delivered personally or sent to SPAC in accordance with Section 12.02 (Notices) of the Merger Agreement and to each Insider at the address set forth below (or at such other address for a party as shall be specified by like notice). All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person,

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(ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

If to Sponsor or any other Insider:

c/o Spark I Acquisition Corporation

3790 El Camino Real, Unit 570

Palo Alto, California 94306

Attn: James Rhee, Kurtis Jang

Email: [***], [***]

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304

Attention: Andrew Hoffman, Austin March, Ethan Lutske, and Kenji Strait

Email: [***], [***], [***], [***]

Section 3.5Assignment. This Agreement and all of the provisions of this Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned (including by operation of law) without the prior written consent of the parties to this Agreement. Any assignment without such consent shall be null and void.

Section 3.6Specific Performance. The parties to this Agreement acknowledge and agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. In addition to any other remedy to which such party is entitled at law or in equity, the parties to this Agreement shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. In the event that any action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party waives the defense, that there is an adequate remedy at law. Each party agrees to waive any requirement for the securing or posting of any bond in connection with such action.

Section 3.7Amendment. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by SPAC, the Insiders and the Company.

Section 3.8Miscellaneous. Sections 12.01 (Waiver), 12.06 (Governing Law), 12.07 (Captions; Counterparts), 12.09 (Entire Agreement), 12.11 (Severability) and 12.12 (Jurisdiction; Waiver of Trial by Jury) of the Merger Agreement are each incorporated into this Agreement (including any relevant definitions contained in any such Sections), mutatis mutandis.

Section 3.9Disclosure. Each Insider authorizes SPAC and the Company to publish and disclose in any announcement or disclosure relating to the Transactions, including any such announcement or disclosure required or requested by the SEC (or as otherwise required or requested pursuant to any applicable Laws or any other Governmental Authorities), such Insider’s identity and ownership of the Subject Securities, the nature of such Insider’s obligations under this Agreement and a copy of this Agreement, if reasonably deemed appropriate by SPAC and the Company. Each Insider will promptly provide any information reasonably requested in writing by SPAC or the Company for any regulatory application or filing made or approval sought in connection with the transactions contemplated by the Merger Agreement (including filings with the SEC).

(The remainder of this page is intentionally blank.)

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on such Person’s behalf as of the date first written above.

SPARK I ACQUISITION CORPORATION

By:
	Name:	James Rhee
	Title:	Chief Executive Officer

Signature Page to Sponsor Agreement

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on such Person’s behalf as of the date first written above.

SLG SPAC FUND LLC

By:
	Name:	Bernard Moon
	Title:	Managing Member

Signature Page to Sponsor Agreement

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on such Person’s behalf as of the date first written above.

ZINCFIVE, INC.

By:
	Name:	Tod Higinbotham
	Title:	Chief Executive Officer

Signature Page to Sponsor Agreement

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on such Person’s behalf as of the date first written above.

JAMES RHEE

By:

Signature Page to Sponsor Agreement

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on such Person’s behalf as of the date first written above.

KURTIS JANG

By:

Signature Page to Sponsor Agreement

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on such Person’s behalf as of the date first written above.

CUONG VIET DO

By:

Signature Page to Sponsor Agreement

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on such Person’s behalf as of the date first written above.

SHIN-BAE KIM

By:

Signature Page to Sponsor Agreement

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on such Person’s behalf as of the date first written above.

WILLY LAN

By:

Signature Page to Sponsor Agreement

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on such Person’s behalf as of the date first written above.

TONY LING

By:

Signature Page to Sponsor Agreement

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on such Person’s behalf as of the date first written above.

CATHERINE MOHR

By:

Signature Page to Sponsor Agreement

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IN WITNESS WHEREOF, solely for purposes of Section 1.16 of this Agreement, the undersigned has caused this Agreement to be duly executed on such Person’s behalf as of the date first written above.

JIMMY (HO MIN) KIM

By:

Signature Page to Sponsor Agreement

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SCHEDULE I

Subject Securities

	SPAC Class A Ordinary Shares	SPAC Class B Ordinary Shares	Cayman SPAC Warrants
SLG SPAC Fund LLC	4,000,000	1,572,078	8,490,535
James Rhee	—	250,000	—
Kurtis Jang	—	100,000	—
Cuong Viet Do	—	100,000	—
Shin-Bae Kim	—	100,000	—
Willy Lan	—	100,000	—
Tony Ling	—	100,000	—
Catherine Mohr	—	100,000	—

Schedule I to Sponsor Agreement

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SCHEDULE II

Non-Shareholder Insider

Jimmy (Ho Min) Kim

Schedule II to Sponsor Agreement

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Exhibit D

STOCKHOLDER VOTING AND SUPPORT AGREEMENT

This Stockholder Voting and Support Agreement (this “Agreement”) is dated as of [●], 2026, by and among Spark I Acquisition Corporation, a Cayman Islands exempted company limited by shares (which shall transfer by way of continuation and domesticate as a Delaware corporation) (“Acquiror”), the Person set forth on the signature page hereto (the “Company Stockholder”), and ZincFive, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, as of the date hereof, the Company Stockholder is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such number of shares of such classes or series of Company Stock as are indicated opposite such Company Stockholder’s name on Schedule I hereto (all such shares of Company Stock, together with (i) any shares of Company Stock of which ownership of record or the power to vote (including, without limitation, by proxy or power of attorney) is hereafter acquired by the Company Stockholder during the period from the date hereof through the Expiration Time (as defined below) and (ii) securities convertible into Company Stock of which ownership of record or the power to vote (including, without limitation, by proxy or power of attorney) is hereafter acquired by the Company Stockholder during the period from the date hereof through the Expiration Time are referred to herein as the “Subject Shares”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, Acquiror, Spark I Acquisition Corporation Sub I Inc., a Delaware corporation and direct, wholly owned subsidiary of Acquiror (“Merger Sub I”), Spark I Acquisition Corporation Sub II LLC, a Delaware limited liability company and direct, wholly owned subsidiary of Acquiror (“Merger Sub II” and together with Merger Sub I, “Merger Subs”) and the Company, have entered into an Agreement and Plan of Merger and Reorganization (as amended or modified from time to time, the “Merger Agreement”), dated as of the date hereof;

WHEREAS, pursuant to the terms of the Merger Agreement, among other transactions, prior to Closing, Acquiror shall domesticate as a Delaware corporation in accordance with Section 388 of the DGCL and Part XII of the Cayman Companies Act (as revised) (the “Domestication”);

WHEREAS, pursuant to the terms of the Merger Agreement, among other transactions, following the Domestication (i) Merger Sub I will merge with and into the Company with the Company continuing as the surviving corporation (the “Surviving Corporation” and such merger, the “First Merger”) and immediately following the First Merger, the Surviving Corporation will merge with and into Merger Sub II, with Merger Sub II continuing as the surviving entity (the “Surviving Entity” and such second merger, the “Second Merger” and together with the First Merger, the “Mergers”); and

WHEREAS, as an inducement to Acquiror and the Company to enter into the Merger Agreement, the Transaction Agreements and to consummate the Transactions, the parties hereto desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

STOCKHOLDER VOTING AND SUPPORT AGREEMENT; COVENANTS

Section 1.1Binding Effect of Merger Agreement. The Company Stockholder hereby acknowledges that it has read the Merger Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors. The Company Stockholder shall be bound by and comply with 9.04(a) (Exclusivity) and Sections 9.06(b) (Confidentiality; Publicity) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if (a) the Company Stockholder was an original signatory to the Merger Agreement with respect to such provisions, and (b) the first reference to the “Company” contained in each sentence of Section 9.04(a) of the Merger Agreement and the first reference to the Company contained in section 9.06(b) also referred to the Company Stockholder.

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Section 1.2No Transfer. During the period commencing on the date hereof and ending on the earlier of (a) the First Effective Time and (b) such date and time as the Merger Agreement shall be terminated in accordance with Section 11.01 thereof (the earlier of clauses (a) and (b), the “Expiration Time”), the Company Stockholder shall not (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase, encumber, assign or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Proxy Statement and the Registration Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Subject Shares, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Shares (clauses (i) and (ii) collectively, a “Transfer”) or (iii) publicly announce any intention to effect a Transfer; provided, however, that the foregoing shall not prohibit Transfers between the Company Stockholder and any Affiliate of the Company Stockholder, so long as, prior to and as a condition to the effectiveness of any such Transfer, such Affiliate executes and delivers to Acquiror a joinder to this Agreement in substantially the form attached hereto as Annex A; provided, further, that any Transfer permitted under this Section 1.2 shall not relieve the Company Stockholder of its obligations under this Agreement. Any Transfer in violation of this Section 1.2 with respect to the Company Stockholder’s Subject Shares shall be null and void.

Section 1.3New Shares. In the event that after the date hereof but prior to the Expiration Time (a) any Subject Shares are issued to the Company Stockholder pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Subject Shares, exercise of Company Options, exercise of Company Warrants, conversion of Company Preferred Stock or otherwise, (b) the Company Stockholder purchases or otherwise acquires beneficial ownership of any Subject Shares, or (c) the Company Stockholder acquires the right to vote or share in the voting of any Subject Shares (collectively, the “New Securities”), then such New Securities acquired or purchased by the Company Stockholder shall be subject to the terms of this Agreement to the same extent as if they constituted the Subject Shares owned by the Company Stockholder as of the date hereof.

Section 1.4Company Stockholder Agreements.

(a)Hereafter until the Expiration Time, the Company Stockholder hereby unconditionally and irrevocably agrees that, (x) at any meeting of the stockholders of the Company (or any adjournment or postponement thereof), and (y) in any action by written consent of the stockholders of the Company distributed by the Board of Directors of the Company or otherwise undertaken in respect of or as contemplated by the Merger Agreement, the Transaction Agreements or the Transactions and delivered or otherwise made available to stockholders of the Company, the Company Stockholder shall, (X) if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause its Subject Shares (to the extent such Subject Shares are entitled to vote on or provide consent with respect to such matter) to be counted as present thereat for purposes of establishing a quorum, and (Y) the Company Stockholder shall vote or provide written consent (or cause to be voted or consent provided), as applicable, in person or by proxy, all of its Subject Shares (to the extent such Subject Shares are entitled to vote on or provide consent with respect to such matter):

(i)to approve and adopt the Merger Agreement, the other Transaction Agreements and the Transactions (and any actions necessary or reasonably requested in furtherance thereof), including by executing and delivering to the Company (for delivery to Acquiror), within forty-eight (48) hours following the Proxy Clearance Date, the Written Consent (in substantially the form attached Exhibit L to the Merger Agreement);

(ii)to exercise the drag-along rights, if applicable to the Merger, set forth in Section 3 of the Voting Agreement (as defined below);

(iii)in any other circumstances upon which a consent, waiver or other approval is required under the Company Stockholder Agreements or under any agreements between the Company and its stockholders or otherwise sought with respect to the Merger Agreement, the Transaction Agreements or the Transactions, to vote, consent, waive or approve (or cause to be voted, consented, waived or approved) all of the Company Stockholder’s Subject Shares held at such time in favor thereof (to the extent such Subject Shares are entitled to vote on or provide consent, waiver or approval with respect to such matter);

(iv)against any merger agreement, merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company (other than the Merger Agreement and the Transactions);

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(v)against any change in the business, management or board of directors of the Company that would or would reasonably be expected to adversely affect the ability of the Company to consummate the Transactions; and

(vi)against any proposal, action or agreement that would (A) impede, frustrate, prevent or nullify any provision of this Agreement, the Merger Agreement or the Transactions, including the Merger, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of the Company under the Merger Agreement, (C) result in any of the conditions set forth in Article 10 of the Merger Agreement not being fulfilled, or (D) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock or securities convertible into capital stock of, the Company.

The Company Stockholder hereby agrees that it shall not commit or agree to take any action inconsistent with the foregoing.

(b)For the avoidance of doubt, nothing in this Agreement shall require the Company Stockholder to vote in any manner with respect to any amendment to the Merger Agreement in a manner that decreases the Per Common Share Merger Consideration, changes the form of the Per Common Share Merger Consideration or is materially adverse to the Company Stockholder or the Company’s Stockholders generally. Except as expressly set forth in this Article I, the Company Stockholder shall not be restricted from voting in any manner with respect to any other matters presented or submitted to the stockholders of the Company.

Section 1.5Related Party Agreements. The Company Stockholder, severally and not jointly, hereby agrees and consents to the termination of all related party Contracts to which the Company Stockholder is party, effective as of and contingent upon the occurrence of the Closing without any further liability or obligation to the Company, the Company’s Subsidiaries or Acquiror, including those certain agreements set forth on Schedule II hereto, as applicable.

Section 1.6Registration Rights Agreement. The Company Stockholder agrees that it will deliver, concurrently herewith (or, in any event, prior to the Closing) a duly executed copy of the A&R Registration Rights Agreement substantially in the form attached as Exhibit F to the Merger Agreement.

Section 1.7Company Warrants. To the extent the Company Stockholder is a holder of Company Warrants that would not either automatically expire worthless or be exercised or otherwise exchanged in full in accordance with its terms by virtue of the occurrence of the First Merger, the Company Stockholder hereby agrees, acknowledges and consents, immediately prior to the First Effective Time, and without any further action on the part of the Company Stockholder, the Company or any other stockholder of the Company, to have each such Company Warrant be exercised in full for the applicable shares of Company Stock immediately prior to the First Effective Time, and to the extent applicable, any Company Stock issued or issuable upon exercise of such Company Warrant shall be treated as being issued and outstanding immediately prior to the First Effective Time and, pursuant to the Merger Agreement, shall be canceled and converted into the right to receive the applicable Per Share Merger Consideration in respect of such shares of Company Stock held by such Company stockholder.

Section 1.8Company Preferred Stock. To the extent the Company Stockholder is a holder of shares of Company Preferred Stock (other than Company Series F Stock), the Company Stockholder hereby agrees, acknowledges and consents, immediately prior to the Closing and subject to the consummation of the Mergers, and without any further action on the part of the Company Stockholder, the Company or any other stockholder of the Company, (a) to have each share of Company Preferred Stock (other than Company Series F Stock) convert automatically into shares of Company Common Stock at the then effective conversion rate as calculated pursuant to Article FOURTH, Part B, Section 4.1.1 of the Company Certificate of Incorporation in accordance with Article FOURTH, Part B, Section 5.1 of the Company Certificate of Incorporation and (b) hereby specifies, pursuant to Article FOURTH, Part B, Section 5.1(c) of the Company Certificate of Incorporation, that the Mandatory Conversion Time (as defined in the Company Certificate of Incorporation) shall be such time as is immediately prior to Closing, but contingent upon the occurrence of the Closing, and that all then-outstanding shares of Company Preferred Stock (other than Company Series F Stock) shall automatically convert at such time (the “Conversion of Securities”).

Section 1.9Merger Agreement. To the extent the Company Stockholder is a holder of shares of Company Series F Stock, the Company Stockholder hereby consents to the Company entering into the Merger Agreement and the Transactions for all purposes of the Company Certificate of Incorporation, including, without limitation, Article FOURTH, Part B, Section 3.3.1 thereof.

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Section 1.10Further Assurances. The Company Stockholder shall execute and deliver, or cause to be delivered, such additional documents, and take, or cause to be taken, all such further actions and do, or cause to be done, all things reasonably necessary (including under applicable Laws), or reasonably requested by Acquiror or the Company to support the Merger, the Conversion of Securities, the exercise of Company Warrants, the Merger Agreement, any other Transaction Agreements and any of the Transactions, including, without limitation, (i) any applicable Transaction Agreements (including, without limitation and to the extent applicable, the A&R Registration Rights Agreement), (ii) any additional instrument of conversion required to effect the Conversion of Securities (or other similar documentation reasonably requested by Acquiror or the Company), (iii) any actions contemplated by the Written Consent presented to the Company Stockholder, and (iv) any applicable customary instruments of conveyance and transfer, and any consent, waiver, governmental filing, and any similar or related documents, in each case, on the terms and subject to the conditions set forth therein and herein, as applicable.

Section 1.11No Inconsistent Agreement. The Company Stockholder hereby represents and covenants that the Company Stockholder has not entered into, and, prior to the Expiration Time, shall not enter into, any agreement that would restrict, limit or interfere with the performance of the Company Stockholder’s obligations hereunder.

Section 1.12Waiver of Notice Rights. The Company Stockholder hereby waives any and all notice rights with respect to the Transactions under the Company Stockholder Agreements.

Section 1.13Waiver of Dissenters’ Rights. The Company Stockholder agrees to refrain from exercising any dissenters’ rights or rights of appraisal under applicable Law, including pursuant to the DGCL, at any time with respect to the Merger Agreement, the other Transaction Agreements and the Transactions.

Section 1.14No Challenges. The Company Stockholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Acquiror, Merger Subs, the Company or any of their respective successors, assigns or directors, (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (b) alleging a breach of any fiduciary duty of any Person in connection with the evaluation, negotiation or entry into the Merger Agreement. Notwithstanding the foregoing, nothing herein shall be deemed to prohibit the Company Stockholder from enforcing the Company Stockholder’s rights under this Agreement and the other Transaction Agreements entered into by the Company Stockholder in connection herewith, including the Company Stockholder’s right to receive its portion of the Per Common Share Merger Consideration as provided in the Merger Agreement.

Section 1.15Consent to Disclosure. The Company Stockholder hereby consents to the publication and disclosure in the Proxy Statement and Registration Statement (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any other documents or communications provided by Acquiror or the Company to any Governmental Authority or to securityholders of Acquiror), as required by applicable securities Laws, of the Company Stockholder’s identity and beneficial ownership of Subject Shares and the nature of the Company Stockholder’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by Acquiror or the Company, a copy of this Agreement. Each Company Stockholder will promptly provide any information reasonably requested by Acquiror or the Company for any regulatory application or filing made or approval sought in connection with the transactions contemplated by the Merger Agreement (including filings with the SEC).

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1Representations and Warranties of the Company Stockholders. The Company Stockholder represents and warrants as of the date hereof to Acquiror and the Company (severally and not jointly, and solely with respect to itself, himself or herself and not with respect to any other Company Stockholder) as follows:

(a)Organization; Due Authorization. If the Company Stockholder is not an individual, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within the Company Stockholder’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of the Company Stockholder. If the Company Stockholder is an individual, the Company Stockholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform

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his or her obligations hereunder. This Agreement has been duly executed and delivered by the Company Stockholder and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of the Company Stockholder, enforceable against the Company Stockholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of the Company Stockholder.

(b)Ownership. The Company Stockholder is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of the Company Stockholder’s Subject Shares, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Shares (other than transfer restrictions under the Securities Act)) affecting any such Subject Shares, other than Liens pursuant to (i) this Agreement, (ii) the Company Certificate of Incorporation, (iii) the other Company Stockholder Agreements; (iv) the Merger Agreement, (v) the bylaws of the Company; or (vi) any applicable Securities Laws. The Company Stockholder’s Subject Shares are the only equity securities in the Company owned of record or beneficially by the Company Stockholder on the date of this Agreement, and none of the Company Stockholder’s Subject Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares other than as set forth hereunder and in the Company’s Amended and Restated Voting Agreement, dated as of October 16, 2025 by and among the Company and certain Holders (the “Voting Agreement”). Other than as set forth on Schedule I, the Company Stockholder does not hold or own any rights to acquire (directly or indirectly) any equity securities of the Company or any equity securities convertible into, or which can be exchanged for, equity securities of the Company.

(c)No Conflicts. The execution and delivery of this Agreement by the Company Stockholder does not, and the performance by the Company Stockholder of his, her or its obligations hereunder will not, (i) if the Company Stockholder is not an individual, conflict with or result in a violation of the organizational documents of the Company Stockholder; (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon the Company Stockholder or the Company Stockholder’s Subject Shares); (iii) result in a violation of applicable Law applicable to the Company Stockholder; or (iv) result in the creation or imposition of any Lien on the Subject Shares, in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by the Company Stockholder of its, his or her obligations under this Agreement.

(d)Litigation. There are no Actions pending against the Company Stockholder, or to the knowledge of the Company Stockholder threatened against the Company Stockholder, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges the beneficial or record ownership of the Subject Shares, the validity of this Agreement, or seeks to prevent, enjoin or materially delay the performance by the Company Stockholder of its, his or her obligations under this Agreement.

(e)Adequate Information. The Company Stockholder is a sophisticated stockholder and has adequate information concerning the business and financial condition of Acquiror and the Company to make an informed decision regarding this Agreement and the transactions contemplated by the Merger Agreement and has independently and without reliance upon Acquiror or the Company and based on such information as the Company Stockholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. The Company Stockholder acknowledges that Acquiror and the Company have not made and do not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. The Company Stockholder acknowledges that the agreements contained herein with respect to the Subject Shares held by the Company Stockholder are irrevocable.

(f)Brokerage Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Merger Agreement based upon arrangements made by the Company Stockholder, for which the Company or any of its Affiliates may become liable, other than Cantor Fitzgerald & Co. and Chardan Capital Markets, LLC.

(g)Acknowledgment. The Company Stockholder understands and acknowledges that each of Acquiror and the Company is entering into the Merger Agreement in reliance upon the Company Stockholder’s execution and delivery of this Agreement.

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ARTICLE III

MISCELLANEOUS

Section 3.1Termination. This Agreement and all of its provisions shall terminate and be of no further force or effect upon the earlier of (a) the Expiration Time and (b) the written agreement of Acquiror, the Company and the Company Stockholder. Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Agreement prior to such termination. This ARTICLE III shall survive the termination of this Agreement.

Section 3.2Governing Law. This Agreement, and all claims or causes of Action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction (except that the Cayman Company Act shall apply to the Domestication and any claims related to internal affairs of Acquiror prior to the Domestication).

Section 3.3Jurisdiction; Waiver of Trial by Jury. Any Action based upon, arising out of or related to this Agreement or the Transactions may be brought in federal and state courts located in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 3.3. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

Section 3.4Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of all of the other parties hereto.

Section 3.5Specific Performance. The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware), this being in addition to any other remedy to which such party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 3.6Amendment; Waiver. This Agreement or any provision hereof may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by Acquiror, the Company and, to the extent such amendment, supplement, modification or waiver is materially adverse to the Company Stockholder, the Company Stockholder.

Section 3.7Severability. Each provision of this Agreement is separable from every other provision of this Agreement. If any provision of this Agreement is found or held to be invalid, illegal or unenforceable, in whole or in part, by a court of competent jurisdiction, then (i) such provision will be deemed amended to conform to applicable laws so as to be valid, legal and enforceable to the fullest possible extent, and the parties hereto shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law (ii) the invalidity, illegality or unenforceability of such provision will not

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affect the validity, legality or enforceability of such provision under any other circumstances or in any other jurisdiction, and (iii) the invalidity, illegality or unenforceability of such provision will not affect the validity, legality or enforceability of the remainder of such provision or the validity, legality or enforceability of any other provision of this Agreement. To the extent necessary, the parties hereto shall amend or otherwise modify this Agreement to replace any provision that is held invalid, illegal, or unenforceable with a valid and enforceable provision that gives effect to the intent of the Parties. Without limiting the foregoing, if any covenant of the Company Stockholder in this Agreement is held to be unreasonable, arbitrary, or against public policy, such covenant shall be considered to be divisible with respect to scope, time and geographic area, and such lesser scope, time or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, shall be effective, binding and enforceable against the Company Stockholder.

Section 3.8Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

If to Acquiror:

Spark I Acquisition Corporation

3790 El Camino Real, Unit 570

Palo Alto, California 94306

Attn:      James Rhee

Kurtis Jang

Email:    [***]

with a copy to (which shall not constitute notice):

Wilson Sonsini Goodrich & Rosati, Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304

Attn:      Andrew Hoffman

Austin March

Ethan Lutske

Kenji Strait

Email:    [***]

If to the Company:

ZincFive, Inc.

20170 SW 112th Ave

Tualatin, Oregon 97062
Attn:      Tod Higinbotham, CEO
Email:    [***]

with a copy to (which shall not constitute notice):

Cooley LLP

3 Embarcadero Center

20th Floor

San Francisco, CA 94111

Attn:      Garth Osterman

Yvan-Claude Pierre

Peter Byrne

Email:    [***]

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If to the Company Stockholder:

To the Company Stockholder’s address set forth on the signature page hereto with a copy to (which shall not constitute notice):

Cooley LLP

3 Embarcadero Center

20th Floor

San Francisco, CA 94111

Attn:      Garth Osterman

Yvan-Claude Pierre

Peter Byrne

Email:    [***]

Section 3.9Counterparts. This Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

Section 3.10Entire Agreement. This Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

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IN WITNESS WHEREOF, the Company Stockholder, Acquiror, and the Company have each caused this Stockholder Voting and Support Agreement to be duly executed as of the date first written above.

COMPANY STOCKHOLDER:

[STOCKHOLDER]

By:
Name:
Address:

[Signature Page to Stockholder Voting and Support Agreement]

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ACQUIROR:

SPARK I ACQUISITION CORPORATION

By:
Name:
Title:

[Signature Page to Stockholder Voting and Support Agreement]

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COMPANY:

ZINCFIVE, INC.

By:
Name:
Title:

[Signature Page to Stockholder Voting and Support Agreement]

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Schedule I

Company Stockholder Subject Shares

Company Stockholder
Shares of Common Stock
Shares of Series A Preferred Stock
Shares of Series B Preferred Stock
Shares of Series C Preferred Stock
Shares of Series D Preferred Stock
Shares of Series E Preferred Stock
Shares of Series F Preferred Stock
Shares of Series F-1 Preferred Stock
Shares of Series F-2 Preferred Stock
Shares of Series F-3-A Preferred Stock
Shares of Series F-3-B Preferred Stock
Shares of Series F-3-C Preferred Stock
Shares of Series F-3-D Preferred Stock
Shares of Series F-3-W Preferred Stock
Rights to Acquire Equity Securities
Notice Information

[Schedule I to Stockholder Voting and Support Agreement]

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Schedule II

Affiliate Arrangements

[Schedule II to Stockholder Voting and Support Agreement]

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Annex A

Form of Joinder Agreement

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Stockholder Voting and Support Agreement, dated as of [●], 2026 (as amended, supplemented or otherwise modified from time to time, the “Support Agreement”), by and among Spark I Acquisition Corporation, a Cayman Islands exempted company limited by shares (which shall transfer by way of continuation and domesticate as a Delaware corporation), ZincFive, Inc., a Delaware corporation, and [               ]. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Support Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to, and the “Company Stockholder” under, the Support Agreement as of the date hereof and shall have all of the rights and obligations of the Company Stockholder as if it had executed the Support Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by all of the terms, provisions and conditions contained in the Support Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed this Joinder Agreement as of the date written below.

Date: [●], 2026

By:
Name:
Title:

Address for Notices:

With copies to:

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Exhibit E

FORM OF AMENDED AND RESTATED

REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [               ], 2026, is made and entered into by and among ZincFive, Inc., a Delaware corporation (formerly known as Spark I Acquisition Corporation, a Cayman Islands exempted company, prior to the Domestication (as defined herein)) (the “Company”), SLG SPAC Fund LLC, a Delaware limited liability company (the “Sponsor”), the members of the Sponsor identified on the signature pages hereto under “Other Sponsor Holders” (such members, together with the Sponsor, the “Sponsor Holders”), each of the undersigned parties listed on the signature page hereto under “PIPE Holders” (the “PIPE Holders”), each of the undersigned parties listed on the signature page hereto under “ZincFive Holders” (the “ZincFive Holders” and each such party, together with the Sponsor and the Sponsor Holders, the PIPE Holders and any Person who hereafter becomes a party to this Agreement pursuant to Section 5.2, a “Holder” and collectively the “Holders”).

RECITALS

WHEREAS, the Company and the Sponsor are party to that certain Registration Rights Agreement, dated as of October 5, 2023 (the “Original RRA”);

WHEREAS, the Company is party to that certain Agreement and Plan of Merger and Reorganization, dated as of [               ], 2026 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among the Company, Spark I Acquisition Corporation Sub I Inc., a Delaware corporation and direct wholly owned subsidiary of the Company, Spark I Acquisition Corporation Sub II LLC, a Delaware limited liability company and direct wholly owned subsidiary of the Company, and ZincFive, Inc., a Delaware corporation (“Legacy ZincFive”), pursuant to which the parties to the Business Combination Agreement undertook the transactions described in the Business Combination Agreement (the “Business Combination”);

WHEREAS, prior to the date hereof and subject to the conditions of the Business Combination Agreement, the Company transferred by way of continuation to and domesticated as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended, and the Companies Act (as revised) of the Cayman Islands (the “Domestication”);

WHEREAS, on the date hereof, in connection with the Closing of the Business Combination, the Company issued [               ] shares of 12% Series A Cumulative Convertible Preferred Stock, par value $0.0001 per share, of the Company (the “Series A Preferred Stock”) and warrants to purchase an aggregate of [               ] shares of Common Stock (subject to adjustment) (the “Series A Investor Warrants”) to the PIPE Holders pursuant to that certain Securities Purchase Agreement, dated as of [               ], 2026 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “PIPE Purchase Agreement”);

WHEREAS, on the date hereof, following the Closing of the Business Combination, the Holders own shares of Common Stock, Warrants (as defined below), Series A Preferred Stock and/or Series A Investor Warrants;

WHEREAS, pursuant to Section 5.5 of the Original RRA, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the Company and the Holders (as defined in the Original RRA) (the “Original Holders”) of at least a majority in interest of the Registrable Securities (as defined in the Original RRA) (the “Original Registrable Securities”) at the time in question, and the Sponsor Holders party hereto are Original Holders of at least a majority in interest of the Original Registrable Securities as of the date hereof; and

WHEREAS, in connection with the consummation of the transactions described above, the Company and the Original Holders desire to amend and restate the Original RRA in its entirety as set forth herein, and the Company and the Holders desire to enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to the Registrable Securities (as defined below) on the terms and conditions set forth in this Agreement.

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NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Additional Holder” shall have the meaning given in Section 5.11.

“Additional Holder Common Stock” shall have the meaning given in Section 5.11.

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or Chief Financial Officer of the Company or the Board, in each case, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (iii) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble hereto.

“Blackout Period” shall have the meaning given in Section 2.1.1 hereto.

“Blackout Period Payment Date” shall have the meaning given in Section 2.1.1 hereto.

“Board” shall mean the board of directors of the Company.

“Business Combination” shall have the meaning given in the Recitals hereto.

“Business Combination Agreement” shall have the meaning given in the Recitals hereto.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Closing” shall have the meaning given in the Business Combination Agreement.

“Closing Date” shall have the meaning given in the Business Combination Agreement.

“Commission” shall mean the U.S. Securities and Exchange Commission.

“Common Stock” shall mean common stock, par value $0.0001 per share, of the Company.

“Company” shall have the meaning given in the Preamble hereto and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

“Competing Registration Rights” shall have the meaning given in Section 5.7.

“Demanding Holder” shall have the meaning given in Section 2.1.4.

“DTC” means the Depository Trust Company.

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“Effectiveness Deadline” shall have the meaning given in Section 2.1.1.

“Effectiveness Failure” shall have the meaning given in Section 2.1.1.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as it may be amended from time to time.

“Floor Price” shall mean $5.00.

“Filing Deadline” shall have the meaning given in Section 2.1.1.

“FINRA” shall mean the Financial Industry Regulatory Authority, Inc.

“Form S-1 Shelf” shall have the meaning given in Section 2.1.1.

“Form S-3 Shelf” shall have the meaning given in Section 2.1.1.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi- governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Holder Information” shall have the meaning given in Section 4.1.2.

“Holders” shall have the meaning given in the Preamble hereto, for so long as such Person holds any Registrable Securities.

“In-Kind Distribution” has the meaning given in Section 5.14.

“Joinder” shall have the meaning given in Section 5.11.

“Law” shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, order or consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Legacy ZincFive” shall have the meaning given in the Recitals hereto.

“Legal Proceeding” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Lock-Up Agreements” means the ZincFive Holder Lock-Up Agreement and the Sponsor Holder Lock-Up Agreement, collectively.

“Lock-Up Period” shall mean (a) with respect to the Sponsor Holders and their respective Permitted Transferees, the lock-up period specified with respect to a party in the Sponsor Holder Lock-Up Agreement and (b) with respect to the ZincFive Holders and their respective Permitted Transferees, the lock- up period specified with respect to a party in the ZincFive Holder Lock-Up Agreement.

“Maximum Number of Securities” shall have the meaning given in Section 2.1.5.

“Minimum Takedown Threshold” shall have the meaning given in Section 2.1.4.

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“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

“Original Registrable Securities” shall have the meaning given in the Recitals hereto.

“Original RRA” shall have the meaning given in the Recitals hereto.

“Other Coordinated Offering” shall have the meaning given in Section 2.4.1.

“Payment Date” shall have the meaning given in Section 2.1.1.

“Permitted Transferees” means persons to whom a holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of the applicable Lock-Up Period pursuant to the applicable Lock-Up Agreement.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Piggyback Registration” shall have the meaning given in Section 2.2.1.

“PIPE Transferees” shall mean persons to whom a PIPE Holder of Registrable Securities (or its transferee) transfers its Registrable Securities.

“PIPE Purchase Agreement” shall have the meaning given in the Recitals hereto.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (i) any outstanding shares of Common Stock held by a Holder immediately following the Closing, (ii) any shares of Common Stock that may be acquired by Holders upon the exercise, conversion or redemption of any other security of the Company or other right to acquire Common Stock held by a Holder immediately following the Closing, (iii) any outstanding shares of Common Stock or any other equity security of the Company held by or issuable to a Holder following the date hereof to the extent that such securities are “restricted securities” (as defined in Rule 144) or are otherwise held by an “affiliate” (as defined in Rule 144) of the Company and (iv) any other equity security of the Company issued or issuable with respect to any securities referenced in clause (i), (ii) or (iii) above by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of the following events: (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder to a Person that is not an “affiliate” (as defined in Rule 144) of the Company and new certificates for such securities not bearing (or book-entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (ii) such securities shall have been otherwise transferred, new certificates for such securities not bearing (or book-entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; (iv) such securities may be sold by a Holder without registration pursuant to Rule 144 (but with no volume or other restrictions or limitations including as to manner or timing of sale or current public information requirements applicable to such Holder); and (v) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration, including any related Shelf Takedown, effected by preparing and filing a Registration Statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

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“Registration Expenses” shall mean the documented, out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration, listing and filing fees (including fees with respect to filings required to be made with FINRA) and any national securities exchange on which the Common Stock or Warrants are then listed;

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company;

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration (including the expenses or costs associated with any annual, quarterly or special audit required and the delivery of any opinions or comfort letters expenses of any annual audit or quarterly review); and

(F) reasonable fees and expenses of one (1) legal counsel selected by the majority in interest of the Demanding Holders in an Underwritten Offering or Other Coordinated Offering.

“Registration Statement” shall mean any registration statement that covers Registrable Securities pursuant to the provisions of this Agreement, including any Shelf, and, in each case, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement and all exhibits to, and all material incorporated by reference in, such registration statement.

“Requesting Holders” shall have the meaning given in Section 2.1.5.

“Rule 144” shall mean Rule 144 promulgated under the Securities Act, as amended from time to time, or any similar successor rule thereto that may be promulgated by the Commission.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended from time to time.

“Series A Investor Warrants” shall have the meaning given in the Recitals hereto.

“Series A Preferred Stock” shall have the meaning given in the Recitals hereto.

“Shelf” shall mean the Form S-1 Shelf, the Form S-3 Shelf, or any Subsequent Shelf Registration, as the case may be.

“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act, as amended from time to time, or any similar successor rule thereto that may be promulgated by the Commission.

“Shelf Takedown” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.

“Sponsor” shall have the meaning given in the Preamble hereto.

“Sponsor Holders” shall have the meaning given in the Preamble hereto.

“Sponsor Holder Lock-Up Agreement” means the Sponsor Agreement, dated [___], 2026, entered into by the Company and the Sponsor Holders.

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“Sponsor Majority Holders” shall mean the Sponsor Holders holding in the aggregate a majority of the Registrable Securities then held by the Sponsor Holders.

“Subsequent Shelf Registration” shall have the meaning given in Section 2.1.2.

“Transfer” shall mean the (i) sale or assignment of, offer to sell, contract or agreement to sell, hypothecation, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Lock-Up Period” shall have the meaning given in Section 2.3.

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Takedown” shall have the meaning given in Section 2.1.4.

“Warrants” means the Domesticated SPAC Warrants (as defined in the Business Combination Agreement).

“Withdrawal Notice” shall have the meaning given in Section 2.1.6.

“ZincFive Holders” shall have the meaning given in the Preamble hereto.

“ZincFive Holders Lock-Up Agreement” means the lock-up agreement, dated [        ], 2026, entered into by the Company and the ZincFive Holders.

ARTICLE II

REGISTRATIONS AND OFFERINGS

2.1Shelf Registration.

2.1.1Filing. The Company shall, subject to Section 3.4, submit or file with the Commission (at the Company’s sole cost and expense) within five (5) days of the Closing Date (the “Filing Deadline”) a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”) or, if the Company is eligible to use a Registration Statement on Form S-3, a Shelf Registration on Form S-3 (the “Form S-3 Shelf”), in each case, covering the resale of all Registrable Securities (determined as of two (2) business days prior to such submission or filing and assuming that (i) all shares of Series A Preferred Stock are converted into shares of Common Stock at a conversion price equal to the Floor Price and taking into account payment-in-kind dividends for at least three years from the date of such submission or filing (without giving effect to any limitations on conversion or exercise) and (ii) all Series A Investor Warrants are exercised in full at an exercise price equal to the Floor Price) on a delayed or continuous basis and shall use its commercially reasonable efforts to have such Shelf declared effective as soon as reasonably practicable after the filing thereof, but no later than the earlier of (a) the 45th calendar day following the filing date thereof if the Commission notifies the Company that it will “review” the Registration Statement and (b) the tenth (10th) calendar day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Deadline”). Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. Subject to Sections 2.1.3 and 3.4, the Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such

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time as there are no longer any Registrable Securities. In the event the Company files a Form S-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration) to a Form S-3 Shelf as soon as reasonably practicable after the Company is eligible to use Form S-3. If a Registration Statement covering the Registrable Securities is not filed with the SEC on or prior to the Filing Deadline, the Company will make pro rata payments to each PIPE Holder, as liquidated damages and not as a penalty, in an amount equal to 3% of the aggregate amount paid pursuant to the PIPE Purchase Agreement by such PIPE Holder for such Registrable Securities then held by such PIPE Holder for each 30-day period or pro rata for any portion thereof following the Filing Deadline for which no Registration Statement is filed with respect to the Registrable Securities. Such payments shall constitute the PIPE Holders’ exclusive monetary remedy for such events, but shall not affect the right of the PIPE Holders to seek injunctive relief. Such payments shall be made to each PIPE Holder in cash no later than ten (10) Business Days after the end of each such 30-day period (the “Payment Date”). Interest shall accrue at the rate of 1% per month on any such liquidated damages payments that are not paid by the Payment Date until such amount is paid in full. If (i) a Registration Statement covering the Registrable Securities has not become effective on or prior to the Effectiveness Deadline or (ii) after a Registration Statement has been declared effective by the SEC, sales cannot be made pursuant to such Registration Statement for any reason (including without limitation by reason of a stop order, or the Company’s failure to update such Registration Statement) (an “Effectiveness Failure”), then the Company will make pro rata payments to each PIPE Holder then holding Registrable Securities, as liquidated damages and not as a penalty, in an amount equal to 3% of the aggregate amount paid pursuant to the PIPE Purchase Agreement by such PIPE Holder for such Registrable Securities then held by such PIPE Holder for each 30-day period or pro rata for any portion thereof following the date by which such Registration Statement should have been effective (the “Blackout Period”). Such payments shall constitute the PIPE Holders’ exclusive monetary remedy for such events, but shall not affect the right of the PIPE Holders to seek injunctive relief. The amounts payable as liquidated damages pursuant to this paragraph shall be paid in cash no later than ten (10) Business Days after each such 30-day period following the commencement of the Blackout Period until the termination of the Blackout Period (the “Blackout Period Payment Date”). Interest shall accrue at the rate of 1% per month on any such liquidated damages payments that are not paid by the Blackout Period Payment Date until such amount is paid in full. Notwithstanding the foregoing, after the date that is 180 days following the initial effectiveness date of the first Registration Statement, it shall not be an Effectiveness Failure if sales cannot be made pursuant to such Registration Statement during any period of unavailability permitted by Section 3.4.

2.1.2 Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to, as promptly as is reasonably practicable, cause such Shelf to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to, as promptly as is reasonably practicable, amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration”) registering the resale of all Registrable Securities under such Shelf (determined as of two (2) business days prior to such filing and assuming that (i) all shares of Series A Preferred Stock are converted into shares of Common Stock at a conversion price equal to the Floor Price and taking into account payment-in-kind dividends for at least three years from the date of such submission or filing and (ii) all Series A Investor Warrants are exercised in full at an exercise price equal to the Floor Price), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form.

2.1.3 New Registrable Securities. Subject to Section 3.4, in the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company shall, upon the written request of such Holder, promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, any then- available Shelf (including by means of a post-effective amendment) or a Subsequent Shelf Registration and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration shall

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be subject to the terms hereof; provided, however, that the Company shall only be required to cause such Registrable Securities to be so covered twice per calendar year for each of (i) the Sponsor Holders, collectively, (ii) the ZincFive Holders, collectively, and (iii) the PIPE Holders, collectively.

2.1.4 Requests for Underwritten Shelf Takedowns. Subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, any Holder (a “Demanding Holder”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering or other coordinated offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder, either individually or together with other Demanding Holders, with a total offering price reasonably expected to exceed, in the aggregate, $25 million (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. Subject to Section 2.4.4, the Company shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the initial Demanding Holder’s prior approval (which approval shall not be unreasonably withheld, conditioned or delayed). Subject to Section 2.4.6, each of (i) the Sponsor Holders, collectively, (ii) the ZincFive Holders, collectively, and (iii) the PIPE Holders, collectively, may demand Underwritten Shelf Takedowns pursuant to this Section 2.1.4 (x) not more than two (2) times in any 12-month period (the “Yearly Limit”). Notwithstanding anything to the contrary in this Agreement, the Company may effect any Underwritten Offering pursuant to any then-effective Registration Statement, including a Form S-3, that is then available for such offering.

2.1.5 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Demanding Holders and the Holders requesting piggy back rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Common Stock or other equity securities that the Company desires to sell and all other shares of Common Stock or other equity securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, before including any shares of Common Stock or other equity securities proposed to be sold by Company or by other holders of Common Stock or other equity securities, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata, as nearly as practicable, based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders (if any) have requested be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Securities or in such other proportions as shall mutually be agreed to among the Demanding Holders and the Requesting Holders. To facilitate the allocation of Registrable Securities in accordance with the above provisions, the Company or the Underwriters may round the number of shares allocated to any Holder to the nearest 10 Registrable Securities.

2.1.6 Underwritten Shelf Takedown Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, a majority in interest of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown; provided that any other Demanding Holder(s) may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by the Demanding Holder(s). If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown by the withdrawing Demanding Holder for purposes of Section 2.1.4 and shall count toward the Yearly Limit, unless either (i) the Demanding Holder(s) making the withdrawal has not previously withdrawn any Underwritten Shelf Takedown or (ii) the Demanding Holder(s) making the withdrawal reimburses the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown (or, if there is more than one Demanding Holder, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown); provided that, if any other Demanding Holder(s) elects to continue an Underwritten Shelf Takedown pursuant to the

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proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall instead count as an Underwritten Shelf Takedown demanded by such Demanding Holder(s) for purposes of Section 2.1.4 and shall count toward the Yearly Limit. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Requesting Holders. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this Section 2.1.6, other than if a Demanding Holder elects to pay such Registration Expenses pursuant to clause (ii) of the second sentence of this Section 2.1.6.

2.2 Piggyback Registration.

2.2.1 Piggyback Rights. If the Company or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of securityholders of the Company (or by the Company and by the securityholders of the Company including, without limitation, an Underwritten Shelf Takedown pursuant to Section 2.1), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (iii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iv) for an offering of debt that is convertible into equity securities of the Company, (v) for a dividend reinvestment plan, or (vi) a Block Trade or an Other Coordinated Offering (which shall be subject to Section 2.4), then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) business days after receipt of such written notice (such Registration, a “Piggyback Registration”). Subject to Section 2.2.2, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2.1 to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder’s agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

2.2.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock or other equity securities that the Company or the Demanding Holders desire to sell, taken together with (i) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with Persons other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which Registration has been requested pursuant to this Section 2.2 and (iii) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of Persons other than the Holders of Registrable Securities hereunder, exceeds the Maximum Number of Securities, then:

(a) if the Registration or registered offering is undertaken for the Company’s account, the Company shall include in any such Registration or registered offering (A) first, the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, as nearly as practicable, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities or in such other proportions as shall mutually be agreed to among the Demanding Holders and the Requesting Holders; and (C) third, to the extent that the

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Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of Persons other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities;

(b) if the Registration or registered offering is pursuant to a request by Persons other than the Holders of Registrable Securities, then the Company shall include in any such Registration or registered offering (A) first, the shares of Common Stock or other equity securities, if any, of such requesting Persons, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, as nearly as practicable, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities or in such other proportions as shall mutually be agreed to among the Demanding Holders and the Requesting Holders; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of such Persons other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities; and

(c) if the Registration or registered offering is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.1, then the Company shall include in any such Registration or registered offering securities in the priority set forth in Section 2.1.5.

2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2.1.6) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by Persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2.1.6), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.

2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, subject to Section 2.1.6, any Piggyback Registration effected pursuant to Section 2.2 shall not be counted as a demand for an Underwritten Shelf Takedown under Section 2.1.4 and shall not count toward the Yearly Limit.

2.3 Market Stand-off. In connection with any Underwritten Offering of equity securities of the Company (other than a Block Trade or Other Coordinated Offering), if requested by the managing Underwriter, each Holder that is an executive officer or director of the Company or a Holder in excess of 5.0% of the then-outstanding Common Stock agrees that it shall not Transfer any shares of Common Stock or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the 90-day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering (the “Underwritten Lock-Up Period”), except (i) to Permitted Transferees, (ii) as expressly permitted by such lock-up agreement or (iii) in the event the Underwriters managing the offering otherwise consent in writing. Each Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all other Holders). The Company will not be obligated to undertake an Underwritten Shelf Takedown during any Underwritten Lock-Up Period binding on the Holders, nor will the Company be obligated to include in any Piggyback Registration any Registrable Securities that are then subject to a “lock-up” agreement.

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2.4 Block Trades; Other Coordinated Offerings.

2.4.1 Notwithstanding any other provision of this Article II, but subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, if a Demanding Holder wishes to engage in (a) an underwritten registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”) or (b) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal, (an “Other Coordinated Offering”), in each case, either (x) with an anticipated aggregate offering price reasonably expected to be at least $25 million or (y) with respect to all remaining Registrable Securities held by the Demanding Holder, then such Demanding Holder only needs to notify the Company of the Block Trade or Other Coordinated Offering at least five (5) Business Days prior to the day such offering is to commence and the Company shall as expeditiously as possible use its commercially reasonable efforts to facilitate such Block Trade or Other Coordinated Offering; provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use commercially reasonable efforts to work with the Company and any Underwriters, brokers, sales agents or placement agents prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering.

2.4.2 Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in-interest of the Demanding Holders initiating such Block Trade or Other Coordinated Offering shall have the right to submit a Withdrawal Notice to the Company, the Underwriter or Underwriters (if any) and any brokers, sale agents or placement agents (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade or Other Coordinated Offering prior to its withdrawal under this Section 2.4.2.

2.4.3 Notwithstanding anything to the contrary in this Agreement, Section 2.2 shall not apply to a Block Trade or Other Coordinated Offering initiated by a Demanding Holder pursuant to this Agreement.

2.4.4 The Demanding Holder in a Block Trade or Other Coordinated Offering shall have the right to select the Underwriters and any brokers, sale agents or placement agents (if any) for such Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).

2.4.5 Subject to Section 2.4.6, each of (i) the Sponsor Holders, as a group, (ii) the ZincFive Holders, as a group, and (iii) the PIPE Holders, as a group, may demand no more than two (2) Block Trades or Other Coordinated Offerings pursuant to this Section 2.4 in any twelve (12) month period. For the avoidance of doubt, any Block Trade or Other Coordinated Offering effected pursuant to this Section 2.4 shall not be counted as a demand for an Underwritten Shelf Takedown pursuant to Section 2.1.4.

2.4.6 Notwithstanding anything to the contrary in this Agreement, with respect to (i) the Sponsor Holders, as a group, or (ii) the ZincFive Holders, as a group, in no event may the number of Block Trades or Other Coordinated Offerings demanded pursuant to this Section 2.4 plus the number of Underwritten Shelf Takedowns demanded pursuant to Section 2.1.4 exceed a total of three (3) demands for such group in any twelve (12) month period.

2.5 Legends. In connection with any sale or other disposition of the Registrable Securities by a Holder pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) and upon compliance by the Holder with the requirements of this Section 2.5, if requested by the Holder, the Company shall cause the transfer agent for the Registrable Securities (the “Transfer Agent”) to remove any restrictive legends related to the book entry account holding such Registrable Securities and make a new, unlegended entry for such book entry shares sold or disposed of without restrictive legends within one (1) trading day of any such request therefor from the Holder; provided that the Company and the Transfer Agent have timely received from the Holder customary representations and other documentation reasonably acceptable to the Company and the Transfer Agent in connection therewith. Subject to receipt from the Holder by the Company and the Transfer Agent of customary representations and other documentation reasonably acceptable to the Company and the Transfer Agent in connection therewith, the Holder may request that the Company remove any legend from the book entry position evidencing its Registrable Securities and the Company will, if required by the Transfer Agent, use its commercially reasonable efforts to cause an opinion of the Company’s counsel be provided, in a form reasonably acceptable to the Transfer Agent, to the effect that the removal of such restrictive legends in

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such circumstances may be effected under the Securities Act, following the earliest of such time as such Registrable Securities (i) are subject to or have been or are about to be sold pursuant to an effective registration statement or (ii) have been or are about to be sold pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission). If restrictive legends are no longer required for such Registrable Securities pursuant to the foregoing, the Company shall, in accordance with the provisions of this section and within one (1) trading day of any request therefor from the Holder accompanied by such customary and reasonably acceptable representations and other documentation referred to above establishing that restrictive legends are no longer required, deliver to the Transfer Agent irrevocable instructions that the Transfer Agent shall make a new, unlegended entry for such book entry shares. The Company shall be responsible for the fees of its Transfer Agent, its legal counsel and all DTC fees associated with such issuance.

ARTICLE III

COMPANY PROCEDURES

3.1 General Procedures. In connection with any Shelf and/or Shelf Takedown, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof (and including all manners of distribution in such Registration Statement as Holders may reasonably request in connection with the filing of such Registration Statement and as permitted by law, including distribution of Registrable Securities to a Holder’s members, securityholders or partners), and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1 prepare and file with the Commission, as soon as reasonably practicable, a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities have ceased to be Registrable Securities;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder that holds at least five percent (5%) of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus) and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4 prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 cause all such Registrable Securities to be listed on each national securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

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3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose, and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (or such shorter period of time as (a) may be necessary in order to comply with the Securities Act, the Exchange Act and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable or (b) advisable in order to reduce the number of days that sales are suspended pursuant to Section 3.4), furnish a copy thereof to each seller of such Registrable Securities and its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

3.1.9 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4;

3.1.10 in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering, or sale by a broker, placement agent or sales agent that is registered pursuant to a Registration Statement, permit a representative of the Holders (such representative to be selected by a majority of the participating Holders), the Underwriters or other financial institutions facilitating such Underwritten Offering, Block Trade, Other Coordinated Offering or other sale pursuant to such Registration, if any, and any attorney, consultant or accountant retained by such Holders collectively, Underwriters or other financial institutions to participate, at each such Person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the Registration; provided, however, that such representative, Underwriters or financial institutions agree to confidentiality arrangements, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.11 obtain a “comfort” letter (including a bring-down letter dated as of the date the Registrable Securities are delivered for sale pursuant to such Registration) from the Company’s independent registered public accountants in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or a sale by a broker, placement agent or sales agent pursuant to a Registration Statement (subject to such Underwriter or other financial institution facilitating such offering providing such certification or representation as reasonably requested by the Company’s independent registered public accountants and the Company’s counsel), in customary form and covering such matters of the type customarily covered by “comfort” letters as the managing Underwriter or other similar type of sales agent or placement agent may reasonably request;

3.1.12 in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to a Registration Statement, on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion and negative assurance letter, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the participating Holders, the broker, placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Holders, broker, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, provided, in each case, that such participating Holders provide such information to such counsel as is customarily required for, or is reasonably requested by such counsel for purposes of, such opinion or negative assurance letter;

3.1.13 in the event of any Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to a Registration Statement, enter into and perform its obligations under an underwriting agreement, purchase agreement, sales agreement or placement agreement, in usual and customary form, with the managing Underwriter or broker, sales agent or placement agent of such offering or sale;

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3.1.14 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least 12 months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.15 with respect to an Underwritten Offering pursuant to Section 2.1.4, use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

3.1.16 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders participating in such Registration, consistent with the terms of this Agreement, in connection with such Registration.

Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter or other sales agent or placement agent if such Underwriter or other sales agent or placement agent has not then been named with respect to the applicable Underwritten Offering or other offering involving a registration as an Underwriter or broker, sales agent or placement agent, as applicable.

3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the participating Holders in an offering shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ or agents’ commissions and discounts, brokerage fees, Underwriter marketing costs (pro rata, as nearly as practicable, based on the respective number of Registrable Securities that each Holder is including in the offering) and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3 Requirements for Participation in Underwritten Offerings. The Holders of Registrable Securities shall provide such information as may reasonably be requested by the Company, or the managing Underwriter or placement agent or sales agent, if any, in connection with the preparation of any Registration Statement or Prospectus, including amendments and supplements thereto, in order to effect the registration of any Registrable Securities under the Securities Act pursuant to Article II and in connection with the Company’s obligation to comply with federal and applicable state securities Laws. Notwithstanding anything in this Agreement to the contrary, if any Holder does not timely provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No Person may participate in any Underwritten Offering or other coordinated offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such Person (i) agrees to sell such Person’s securities on the basis provided in any arrangements approved by the Company and (ii) timely completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such arrangements. The exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

3.4 Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.

3.4.1 Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until he, she or it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until he, she or it is advised in writing by the Company that the use of the Prospectus may be resumed.

3.4.2 If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (i) require the Company to make an Adverse Disclosure, (ii) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control or (iii) in the good faith judgment of the majority of the Board, be seriously detrimental to the Company, and the majority of the Board concludes as a result that it is essential to defer such filing, initial effectiveness or continued use at such time, the Company may, upon giving prompt written notice of such action to the Holders (which notice shall not specify the nature of the event giving rise to such delay or suspension), delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of

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time determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under this Section 3.4.2, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents.

3.4.3 Subject to Section 3.4.4, if (i) during the period starting with the date 60 days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date 120 days after the effective date of, a Company-initiated Registration, and provided that the Company continues to actively employ, in good faith, all commercially reasonable efforts to maintain the effectiveness of the applicable Shelf Registration, or (ii) if, pursuant to Section 2.1.4, Holders have requested an Underwritten Shelf Takedown and the Company and such Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, then, in each case, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Section 2.1.4.

3.4.4 The right to delay or suspend any filing, initial effectiveness or continued use of a Registration Statement pursuant to Section 3.4.2 or a registered offering pursuant to Section 3.4.3 shall be exercised by the Company, in the aggregate, for not more than 90 consecutive calendar days or more 120 total calendar days in each case, during any 12-month period.

3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to use commercially reasonable efforts to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Section 13(a) or 15(d) of the Exchange Act. The Company further covenants that it shall take such further action as any Holder may reasonably request, to the extent required from time to time to enable such Holder to sell Registrable Securities held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144, including making available at all time information necessary to enable such Holder to comply with Rule 144. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors, agents and each Person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and reasonable and documented out-of-pocket expenses (including, without limitation, reasonable outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto filed pursuant to this Agreement or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each Person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2 In connection with any Registration Statement filed pursuant to this Agreement in which a Holder of Registrable Securities is participating, such Holder shall furnish (or cause to be furnished) to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors, officers and agents and each Person who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and reasonable and documented out-of-pocket expenses (including, without limitation, reasonable outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement is contained in (or not contained in, in the case of an omission) any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify

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shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3 Any Person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any Person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (plus one local counsel if necessary in the reasonable judgment of the indemnified party) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5 If the indemnification provided under Section 4.1 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1.1, 4.1.2 and 4.1.3, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1.5. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1.5 from any Person who was not guilty of such fraudulent misrepresentation.

4.2 Waiver of Medallion Guaranty. The Company agrees to use commercially reasonable efforts to enter into that certain indemnification agreement, substantially in the form attached as Exhibit B to this Agreement, in favor of Continental Stock Transfer & Trust Company (or any successor transfer agent or warrant agent of the Company) in connection with the waiver of any requirement to provide a medallion guarantee in connection with any Transfer of any shares of Common Stock or other equity securities of the Company by any Sponsor Holder, PIPE Holder, or any of their Permitted Transferees or PIPE Transferees; provided

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that, in each case, as a prerequisite to the Company’s entry into such indemnification agreement, such Sponsor Holder, Permitted Transferee or PIPE Transferees enters into an indemnification agreement in favor of the Company.

ARTICLE V

MISCELLANEOUS

5.1 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means (including email), with affirmative confirmation of receipt, (iii) one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable party at the following addresses (or at such other address for a party as shall be specified by like notice). Any notice or communication under this Agreement must be addressed, if to the Company, to: ZincFive, Inc., 20050 SW 112th Ave, Tualatin, Oregon 97062, Attention: [               ], Email: [               ], with a copy (which shall not constitute notice) to Cooley LLP, 3 Embarcadero Center, 20th Floor, San Francisco, California 94111, Attention: [               ], Email: [               ]; and, if to any Holder, at such Holder’s address or contact information as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

5.2 Assignment; No Third-Party Beneficiaries.

5.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.2.2 This Agreement and the rights, duties and obligations of the Holders hereunder may not be assigned or delegated by the Holders in whole or in part; provided, however, that, subject to Section 5.2.5, a Holder may assign the rights and obligations of such Holder hereunder relating to particular Registrable Securities in connection with the transfer of such Registrable Securities to a Permitted Transferee or PIPE Transferee of such Holder (it being understood that no such Transfer shall reduce any rights of the Holder with respect to Registrable Securities still held by such Holder). A Permitted Transferee or PIPE Transferee receiving Registrable Securities from a Sponsor Holder shall become a Sponsor Holder, a Permitted Transferee receiving Registrable Securities from a ZincFive Holder shall become a ZincFive Holder, and a PIPE Transferee receiving Registrable Securities from a PIPE Holder shall become a PIPE Holder.

5.2.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees and PIPE Transferees.

5.2.4 This Agreement shall not confer any rights or benefits on any Persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2.

5.2.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless such assignment is permitted under 5.2.2 and unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3 Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

5.4 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

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5.5 Jurisdiction. Any Legal Proceeding based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have jurisdiction, in the United States District Court for the District of Delaware and to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), and each of the parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such Legal Proceeding, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the Legal Proceeding shall be heard and determined only in any such court, and (iv) agrees not to bring any Legal Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Legal Proceeding, suit or proceeding brought pursuant to this Section 5.5.

5.6 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

5.7 Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority in interest of the aggregate Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely effects the Sponsor Holders shall also require the written consent of the Sponsor Majority Holders so long as the Sponsor Holders and their respective affiliates hold, in the aggregate, at least one percent (1%) of the outstanding shares of Common Stock of the Company; and provided, further, that any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.8 Other Registration Rights. Other than as provided in the Warrant Agreement, dated as of October 5, 2023, between the Company and Continental Stock Transfer & Trust Company, the Company represents and warrants that no Person, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other Person. For so long as the Sponsor Holders and their respective affiliates hold, in the aggregate, at least five percent (5%) of the outstanding shares of Common Stock of the Company, the Company hereby agrees and covenants that it will not grant rights to register any Common Stock (or securities convertible into or exchangeable for Common Stock) pursuant to the Securities Act that are more favorable or senior to those granted to the Holders hereunder (such rights “Competing Registration Rights”) without the prior written consent of the Sponsor Majority Holders, not to be unreasonably withheld, delayed or conditioned. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions, and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

5.9 Term. This Agreement shall terminate upon the earlier of (i) the tenth anniversary of the date of this Agreement and (ii) with respect to any Holder, the date that such Holder no longer holds any Registrable Securities. The provisions of Article IV shall survive any termination.

5.10 Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.

5.11 Additional Holders; Joinder. In addition to Persons who may become Holders pursuant to Section 5.2, subject to the prior written consent of at least a majority in interest of the aggregate Registrable Securities at the time in question, the Company may make any Person who acquires Common Stock or rights to acquire Common Stock after the date hereof a party to this Agreement (each such

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Person, an “Additional Holder”) by obtaining an executed joinder to this Agreement from such Additional Holder in the form of Exhibit A attached hereto (a “Joinder”). Such Joinder shall specify the rights and obligations of the applicable Additional Holder under this Agreement. Upon the execution and delivery and subject to the terms of a Joinder by such Additional Holder, the Common Stock of the Company then owned, or underlying any rights then owned, by such Additional Holder (the “Additional Holder Common Stock”) shall be Registrable Securities to the extent provided herein and therein, and such Additional Holder shall be a Holder under this Agreement with respect to such Additional Holder Common Stock.

5.12 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

5.13 Entire Agreement; Restatement. This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto, which exhibits and schedules are incorporated herein by reference, embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the parties with respect to the subject matter contained herein. Upon the Closing, the Original RRA shall no longer be of any force or effect.

5.14 In-Kind Distribution. If the Sponsor seeks to effectuate an in-kind distribution of all or part of its Registrable Securities to its direct or indirect equityholders (an “In-Kind Distribution”), the Company will use reasonable best efforts to work with the Sponsor to facilitate such In-Kind Distribution in the manner reasonably requested. Prior to any In-Kind Distribution, each distributee shall deliver to the Company a written acknowledgment and agreement in form and substance reasonably satisfactory to the Company that the distributee will be bound by, and will be a party to, this Agreement; provided, however, that a failure by a distributee to deliver such acknowledgment and agreement shall not render such distribution to such distributee void, but such distributee shall not be entitled to the benefits of this Agreement until such time as such acknowledgment and agreement is delivered. Upon any In-Kind Distribution, (i) in the event of a distribution of all of the Sponsor’s Registrable Securities, the distributees holding Registrable Securities equal to a majority-in-interest of the Registrable Securities then held by the Sponsor at the time of such distribution shall thereafter be entitled to exercise and enforce the rights specifically granted to the Sponsor hereunder and (ii) each distributee shall be considered a “Sponsor Holder” hereunder.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

ZINCFIVE, INC.

By:
Name:
Title:

[Signature Page to Amended & Restated Registration Rights Agreement]

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PIPE HOLDERS:

[ ]

By:
Name:
Title:

ZINCFIVE HOLDERS:

[ ]

By:
Name:
Title:

[Signature Page to Amended & Restated Registration Rights Agreement]

A-E-21

SPONSOR:

SLG SPAC Fund LLC

By:
Name:
Title:

[Signature Page to Amended & Restated Registration Rights Agreement]

A-E-22

OTHER SPONSOR HOLDERS:

[ ]

By:
Name:
Title:

[Signature Page to Amended & Restated Registration Rights Agreement]

A-E-23

Exhibit A

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT JOINDER

The undersigned is executing and delivering this joinder (this “Joinder”) pursuant to the Amended and Restated Registration Rights Agreement, dated as of [•] (as the same may hereafter be amended, the “Registration Rights Agreement”), among ZincFive, Inc., a Delaware corporation (the “Company”), and the other Persons named as parties therein. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Registration Rights Agreement.

By executing and delivering this Joinder to the Company, and upon acceptance hereof by the Company upon the execution of a counterpart hereof, the undersigned hereby agrees to become a party to, to be bound by and to comply with the Registration Rights Agreement as a Holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement as [a Sponsor Holder / a ZincFive Holder / a PIPE Holder], and the undersigned’s [shares of Common Stock] shall be included as Registrable Securities under the Registration Rights Agreement to the extent provided therein; provided, however, that the undersigned and its permitted assigns (if any) shall not have any rights as Holders, and the undersigned’s (and its transferees’) [shares of Common Stock] shall not be included as Registrable Securities, for purposes of the Excluded Sections.

For purposes of this Joinder, “Excluded Sections” shall mean [   ].

Accordingly, the undersigned has executed and delivered this Joinder as of the           day of        , 20       .

Signature of Stockholder

Print Name of Stockholder
Its:

Address:

Agreed and Accepted as of
, 20

[●]

By:
Name:
Its:

A-E-24

Exhibit B

[●]

[●]

[●]

[             ], 2026

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, NY 10004

Re: Indemnification in-lieu-of Medallion Signature Guarantee

To whom it may concern:

This letter is in regards to the transfer by [Name of Holder] to [ ], of [ ] shares of Common Stock of ZincFive, Inc. (formerly known as Spark I Acquisition Corporation) (the “Company”). Please be advised that the Company authorizes Continental Stock Transfer & Trust Company to process the subject transfer, which includes securities that have been duly endorsed by the registered holder but do not bear a customary medallion signature guarantee. The Company agrees to indemnify Continental Stock Transfer & Trust Company against all losses, damages, costs, charges and expenses that it may in any way sustain, incur, or become liable for by reason related to the above referenced transaction.

I, [●], a duly authorized officer of the Company, have the authority to execute this indemnification on behalf of the Company.

Very truly yours,

[●]

By:
Name:
Title:

A-E-25

Exhibit F

CERTIFICATE OF MERGER

OF

SPARK I ACQUISITION CORPORATION SUB I INC.

(a Delaware corporation)

WITH AND INTO

ZINCFIVE TECHNOLOGIES, INC.

(a Delaware corporation)

[●], 2026

In accordance with the provisions of Title 8, Section 251(c) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), ZincFive Technologies, Inc., a corporation duly incorporated and existing under and by virtue of the laws of the State of Delaware, desiring to merge Spark I Acquisition Corporation Sub I Inc., a corporation duly incorporated and existing under and by virtue of the laws of the State of Delaware, with and into itself (the “Merger”), does hereby certify as follows:

FIRST: The names and states of incorporation of each constituent corporation of the Merger (together, the “Constituent Corporations”) are as follows: (i) ZincFive Technologies, Inc. a Delaware corporation (the “Company”) and (ii) Spark I Acquisition Corporation Sub I Inc., a Delaware corporation (“Merger Sub I”).

SECOND: An Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), dated as of [●], 2026, by and among Spark I Acquisition Corporation, a Delaware corporation (“SPAC”), Merger Sub I, a direct, wholly-owned subsidiary of SPAC, Spark I Acquisition Corporation Sub II LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of SPAC, and the Company, has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations, in accordance with Title 8, Sections 141(f), 228, and 251(c) of the DGCL.

THIRD: The Company shall be the surviving corporation (the “Surviving Corporation”) and it shall continue its existence under the name “ZincFive Technologies, Inc.”, a Delaware corporation, and the separate corporate existence of Merger Sub I shall cease upon the effectiveness of the Merger.

FOURTH: The Certificate of Incorporation of the Surviving Corporation, as in effect immediately prior to the Merger, shall be amended and restated in its entirety to read as set forth on Exhibit A hereto, and, as so amended and restated, shall be its Certificate of Incorporation until further amended in accordance with the provisions of the DGCL.

FIFTH: An executed copy of the Merger Agreement is on file at the office of the Surviving Corporation, the address of which is 20170 SW 112th Ave, Tualatin, Oregon 97062.

SIXTH: A copy of the Merger Agreement will be furnished by the Surviving Corporation, upon request and without cost, to any stockholder of the Constituent Corporations.

SEVENTH: The Merger shall be effective immediately upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

[Signature Page Follows]

A-F-1

IN WITNESS WHEREOF, the Surviving Corporation has caused this Certificate of Merger to be executed as of the date first written above.

ZINCFIVE TECHNOLOGIES, INC.

By:
Name:
Its:

Signature Page to First Certificate of Merger

A-F-2

EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ZINCFIVE TECHNOLOGIES, INC.

A-F-3

Exhibit G

CERTIFICATE OF MERGER

OF

ZINCFIVE TECHNOLOGIES, INC.

(a Delaware corporation)

WITH AND INTO

SPARK I ACQUISITION CORPORATION SUB II LLC

(a Delaware limited liability company)

[●], 2026

In accordance with Section 18-209(c) of the Limited Liability Company Act of the State of Delaware, as amended (the “DLLCA”), and Title 8, Section 264(c) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), the undersigned limited liability company submits this certificate of merger (this “Certificate of Merger”) in connection with the merger (the “Merger”) of ZincFive Technologies, Inc. a Delaware corporation (“ZincFive”), with and into Spark I Acquisition Corporation Sub II LLC, a Delaware limited liability company (the “Company”), for filing with the Secretary of State of the State of Delaware, and hereby certifies that:

FIRST:    The names and states of formation or incorporation of the constituent entities to the Merger (the “Constituent Entities”) are as follows: (i) ZincFive Technologies, Inc. a Delaware corporation, and (ii) Spark I Acquisition Corporation Sub II LLC, a Delaware limited liability company.

SECOND:     An Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), dated as of [●], 2026, by and among Spark I Acquisition Corporation, a Delaware corporation (“SPAC”), Spark I Acquisition Corporation Sub I Inc., a Delaware corporation and a direct, wholly-owned subsidiary of SPAC, the Company, a direct, wholly-owned subsidiary of SPAC, and ZincFive, pursuant to which ZincFive shall merge with and into the Company, has been approved, adopted, certified, executed and acknowledged by each of the Constituent Entities in accordance with the DLLCA and the DGCL.

THIRD:     The limited liability company surviving the Merger shall be the Company (the “Surviving Company”) and it shall continue its existence under the name “Spark I Acquisition Corporation Sub II LLC”.

FOURTH:      An executed copy of the Merger Agreement is on file at the office of the Surviving Company, the address of which is 20170 SW 112th Ave, Tualatin, OR 97062.

FIFTH:     A copy of the Merger Agreement will be furnished by the Surviving Company on request, without cost, to any member or stockholder of either of the Constituent Entities.

SIXTH:     The Merger shall be effective immediately upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

[Signature Page Follows]

A-G-1

IN WITNESS WHEREOF, the Surviving Company has caused this Certificate of Merger to be executed as of the date first written above.

SPARK I ACQUISITION CORPORATION SUB II LLC

By:
Name:
Title:

Signature Page to Second Certificate of Merger

A-G-2

Exhibit H

TENTH Amended and Restated

CERTIFICATE OF INCORPORATION

OF

ZINCFIVE TECHNOLOGIES, INC.

(Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware)

ZincFive Technologies, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware does hereby certify:

1. The name of the corporation is ZincFive Technologies, Inc. This corporation was originally incorporated pursuant to the General Corporation Law of the State of Delaware (“DGCL”) on November 30, 2015 under the name ZincFive, Inc.

2. This Tenth Amended and Restated Certificate of Incorporation of this corporation, which restates and amends the provisions of this corporation’s Ninth Amended and Restated Certificate of Incorporation, has been duly adopted and is being filed in accordance with Sections 228, 242 and 245 of the DGCL.

3. The Ninth Amended and Restated Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows:

I.

The name of this corporation is ZincFive Technologies, Inc.

II.

The address of the registered office of the corporation in the State of Delaware shall be 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801, or in such other location as the Board of Directors may from time to time determine or the business of the corporation may require. The corporation’s registered agent for service of process at such address is National Registered Agents, Inc.

III.

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL.

IV.

This corporation is authorized to issue only one class of stock, to be designated Common Stock. The total number of shares of Common Stock presently authorized is 1,000, each having a par value of $0.001.

V.

A.The management of the business and the conduct of the affairs of the corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by the Board of Directors in the manner provided in the bylaws of the corporation (the “Bylaws”).

B.The Board of Directors is expressly empowered to adopt, amend, or repeal the Bylaws of the corporation. The stockholders shall also have power to adopt, amend, or repeal the Bylaws of the corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the corporation required by law or by this Tenth Amended and Restated Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least a majority of the voting power of

A-H-1

all of the then-outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class.

C.Unless and except to the extent that the Bylaws of this corporation shall so require, the election of directors of this corporation need not be by written ballot.

VI.

A.The personal liability of the directors to the corporation or its stockholders for monetary damages for any breach of a fiduciary duty shall be eliminated to the fullest extent permitted under applicable law.

B.This corporation shall indemnify, advance expenses, and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any director, officer or agent of the corporation (and any other persons to which applicable law permits the corporation to provide indemnification) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she (or his or her testator or intestate) is or was a director, officer or agent of the corporation. If applicable law is amended after approval by the stockholders of this Article VI to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the corporation shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.

C.Any repeal or modification of this Article VI shall only be prospective and shall not affect the rights or protections or increase the liability of any director under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

VII.

The corporation reserves the right to amend, alter, change or repeal any provision contained in this Tenth Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation.

* * * * * *

A-H-2

This Tenth Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on [•], 2026.

By:
	Name:	Tod Higinbotham
	Title:	Chief Executive Officer

[Signature Page to Tenth Amended and Restated Certificate of Incorporation of ZincFive Technologies, Inc.]

A-H-3

Exhibit I

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

Spark I Acquisition Corporation Sub II LLC

This Amended and Restated Limited Liability Company Agreement of Spark I Acquisition Corporation Sub II LLC (the “Company”) (as amended and/or restated from time to time, this “Agreement”), is entered into by Spark I Acquisition Corporation, a Cayman Islands exempted company (“Parent”), as the sole member (in such capacity, the “Member”), and is hereby made effective as of the Second Effective Time (as defined in that certain Agreement and Plan of Merger and Reorganization by and among Parent, Spark I Acquisition Corporation Sub I Inc., a Delaware corporation, the Company and ZincFive, Inc., a Delaware corporation, dated as of [●], 2026 (the “Merger Agreement”)).

WHEREAS, the Company was originally formed as “Spark I Acquisition Corporation Sub II LLC”, a limited liability company under the laws of the State of Delaware pursuant to a Certificate of Formation filed with the Secretary of State of Delaware on [●], 2026; and

WHEREAS, in connection with, and pursuant to the terms of, the Merger Agreement, the Member desires to amend and restate the original Limited Liability Company Agreement of the Company, dated [●], 2026, to reflect the terms and conditions set forth herein and to govern the affairs of the Company and the conduct of its business; now, therefore, be it

RESOLVED, that in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Limited Liability Company Agreement of the Company is hereby amended and restated in its entirety to read as follows:

1.Name. The name of the limited liability company is Spark I Acquisition Corporation Sub II LLC.

2.Certificates. The Member hereby agrees to conduct the operations of the Company in accordance with the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.), as amended from time to time (the “Act”), pursuant to this Agreement. The Member, as an authorized person of the Company within the meaning of the Act, shall execute, deliver, and file, or cause the execution, delivery and filing of, all certificates (and any amendments and/or restatements thereof) required or permitted by the Act to be filed with the Secretary of State of the State of Delaware. The Member shall execute, deliver, and file, or cause the execution, delivery and filing of, any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any other jurisdiction in which the Company may wish to conduct business.

3.Purpose. The object and purpose of, and the nature of the business to be conducted and promoted by, the Company is engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

4.Principal Business Office. The principal business office of the Company shall be located at 20170 SW 112th Ave, Tualatin, Oregon 97062 or such other location as may hereafter be determined by the Member.

5.Registered Office. The address of the registered office of the Company in the State of Delaware is as set forth in the certificate of formation of the Company as the same may be amended from time to time in accordance with the Act.

6.Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is as set forth in the certificate of formation of the Company as the same may be amended from time to time in accordance with the Act.

7.Powers. The business and affairs of the Company shall be managed by the Member. The Member shall have the power to do any and all acts necessary, desirable or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members of limited liability companies under the laws of the State of Delaware.

A-I-1

Notwithstanding any other provision of this Agreement, the Member is authorized to execute and deliver any document on behalf of the Company without any vote or consent of any other person or entity.

8.Dissolution.

(a)The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (i) the written consent of the Member, (ii) any time there are no members of the Company unless the Company is continued in accordance with the Act, or (iii) the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act.

(b)The bankruptcy (within the meaning of the Act) of the Member shall not cause the Member to cease to be a member of the Company and, upon the occurrence of such an event, the Company shall continue without dissolution.

(c)In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

9.Capital Contributions. At the Second Effective Time, the Member shall continue as the sole member of the Company. The Member has contributed such capital to the Company as set forth in the books and records of the Company.

10.Additional Contributions. The Member is not required to make any additional contribution to the capital of the Company. However, the Member may, at any time and in its sole discretion, make additional contributions to the capital of the Company.

11.Allocation of Profits and Losses. The Member shall own one hundred percent (100%) of the limited liability company interests of the Company as of the Second Effective Time. The Member will treat all profits and losses of the Company as its own profits and losses for federal income tax purposes and state income tax purposes where applicable. The Company is intended to be a “disregarded entity” for federal income tax purposes and state tax purposes where such treatment is available.

12.Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to the Member on account of its interest in the Company if such distribution would violate the Act or other applicable law.

13.Assignments. The Member may at any time assign in whole or in part its limited liability company interest in the Company. The transferee shall be admitted to the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. If the Member transfers all of its interest in the Company, such admission shall be deemed effective immediately prior to the transfer, and, immediately following such admission, the transferor Member shall cease to be a member of the Company. Notwithstanding anything in this Agreement to the contrary, any successor to the Member by merger or consolidation shall, without further act, be the Member hereunder, and such merger or consolidation shall not constitute an assignment for purposes of this Agreement and the Company shall continue without dissolution.

14.Resignation. The Member may at any time resign from the Company.

15.Admission of Additional Members. One (1) or more additional members of the Company may be admitted to the Company with the consent of the Member.

16.Liability of Member. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company.

17.Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws, without giving effect to any choice or conflict of laws provision, rule, or principle (whether of the State of Delaware or any other jurisdiction) that would result in the application of the laws of any other jurisdiction.

A-I-2

18.Severability of Provision. Each provision of this Agreement shall be considered severable, and if for any reason any provision or provisions herein are determined to be invalid, unenforceable, or illegal under any existing or future law, such invalidity, unenforceability, or illegality shall not impair the operation of or affect those portions of this Agreement that are valid, enforceable, and legal.

19.Amendments. This Agreement may be modified, altered, supplemented, or amended pursuant to a written instrument executed and delivered by the Member.

20.Sole Benefit of Member. Except as provided in Section 22, the provisions of this Agreement (including Section 10) are intended solely to benefit the Member and, to the fullest extent permitted by applicable law, shall not be construed as conferring any benefit upon any creditor of the Member or of the Company (and no such creditor shall be a third-party beneficiary of this Agreement), and the Member shall not have any duty or obligation to any creditor of the Company or of the Member to make any contributions or payments to the Company.

21.Officers. The Member may, from time to time as it deems advisable, select natural persons who are employees or agents of the Company and designate them as officers of the Company (the “Officers”) and shall assign titles (including, without limitation, Chief Executive Officer, President, Vice President, Secretary, and Treasurer) to any such person. To the fullest extent permitted by law, unless the Member decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. Any delegation pursuant to this Section 21 may be revoked at any time by the Member. An Officer may be removed with or without cause by the Member. The Member hereby designates [●] as the President of the Company.

22.Exculpation and Indemnification. The liability of the Member and any Officers for monetary damages for breach of fiduciary duty as a manager or Officer is eliminated to the fullest extent under applicable law. If applicable law is amended after the effectiveness of this Section 22 to authorize limited liability company action further eliminating or limiting the personal liability of managers or Officers, then the liability of a manager or Officer of the Company will be eliminated or limited to the fullest extent permitted by applicable law as so amended. Solely for purposes of this Section 22, “manager” shall have the meaning provided in Section 18-101(12) of the Act as amended from time to time. To the fullest extent permitted by applicable law, the Company is authorized to provide indemnification of (and advancement of expenses to) managers, officers and agents of the Company (and any other persons to which applicable law permits the Company to provide indemnification) through provisions of this Agreement, agreements with such agents or other persons, vote of stockholders or disinterested members or otherwise, as applicable, in excess of the indemnification and advancement otherwise permitted by applicable law. Notwithstanding anything to the contrary, any repeal or modification of this Section 22 is only prospective and does not affect the rights or protections or increase the liability of any manager or Officer under this Section 22 in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

23.Electronic Signatures. This Agreement may be executed using electronic signatures (including pdf, DocuSign or any other electronic signature). Any electronic signature appearing on this Agreement shall be of the same legal effect, validity and enforceability as a manually executed signature and delivery of any such electronic signature or a signed copy of this Agreement may be made by facsimile, email or other electronic transmission.

24.Entire Agreement. This Agreement constitutes the entire agreement of the Member with respect to the subject matter hereof.

(Signature Page Follows)

A-I-3

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of                              .

SPARK I ACQUISITION CORPORATION

By:
	Name:	[●]
	Title:	[●]

[Signature Page to Amended and Restated Limited Liability Company Agreement of Spark I Acquisition Corporation Sub II LLC]

A-I-4

Exhibit J

FORM OF COMPANY STOCKHOLDER WRITTEN CONSENT

[Omitted]

A-J-1

ANNEX B

PLAN OF DOMESTICATION

This PLAN OF DOMESTICATION (the “Plan of Domestication”) is made on [              ], 2026 and sets forth the terms and conditions pursuant to which Spark I Acquisition Corporation, a Cayman Islands exempted company limited by its shares (“SPAC”), shall effect a transfer by way of continuation to and domestication as a Delaware corporation (the “Domestication”) pursuant to Section 388 of the General Corporation Law of the State of Delaware (the “DGCL”) and Part XII of the Companies Act (As Revised) of the Cayman Islands (the “Cayman Companies Act”).

RECITALS

WHEREAS, SPAC is a Cayman Islands exempted company limited by its shares duly incorporated and validly existing under the laws of the Cayman Islands;

WHEREAS, the Board of Directors of SPAC (the “Board”) has determined that it is advisable and in the best interests of SPAC that SPAC be transferred by way of continuation to and domesticated as, and thereafter continue to exist as, a corporation in accordance with Section 388 of the DGCL; and

WHEREAS, pursuant to Section 388 of the DGCL and Part XII of the Cayman Companies Act, the Board has duly approved, authorized, adopted, ratified and confirmed the Domestication pursuant to Section 388 of the DGCL and Part XII of the Cayman Companies Act.

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, SPAC agrees as follows:

1.Domestication. Upon the Certificate of Corporate Domestication and the SPAC Charter Upon Domestication becoming effective under Section 103 of the DGCL (the “Effective Time”), SPAC will be transferred by way of continuation from the Cayman Islands to the State of Delaware and will cease to be an exempted company for all purposes under the Cayman Companies Act and will be domesticated as a Delaware corporation, pursuant to Section 388 of the DGCL, under the name “Spark I Acquisition Corporation” (the “Corporation”) and will, for all purposes of the laws of the State of Delaware, be deemed to be the same entity as SPAC. SPAC will not be required to wind up its affairs or pay its liabilities and distribute its assets, and the Domestication will not be deemed to constitute a dissolution of SPAC and will constitute a continuation of the existence of SPAC in the form of a Delaware corporation.

2.Effective Time. SPAC shall file the Certificate of Corporate Domestication with respect to the Domestication in the form attached hereto as Exhibit A, together with the certificate of incorporation of the Corporation in the form attached hereto as Exhibit B (the “SPAC Charter Upon Domestication”), with the Secretary of State of the State of Delaware in accordance with Section 388 of the DGCL, and shall complete, make and procure all filings required to be made with the Cayman Islands Registrar of Companies in connection with the Domestication in accordance with Part XII of the Cayman Companies Act.

3.Conversion of Securities. As a result of and at the Effective Time, pursuant to the Domestication:

(a)

each of the then issued and outstanding Class A ordinary shares, par value $0.0001 per share, of SPAC (the “SPAC Class A Ordinary Shares”) will convert automatically, on a one-for-one basis, into a share of common stock, par value $0.0001 per share, of the Corporation (“SPAC Common Stock”) having the rights, powers and privileges, and the obligations, set forth in the SPAC Charter Upon Domestication;

(b)

each of the then issued and outstanding warrants of SPAC to acquire SPAC Class A Ordinary Shares (each a “Cayman SPAC Warrant”) will convert automatically into a warrant to acquire a corresponding number of shares of SPAC Common Stock, on a one-for-one basis (each a “Domesticated SPAC Warrant”), pursuant to the Warrant Agreement, dated as of October 5, 2023, between SPAC and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agreement”); and

(c)

each of the then issued and outstanding units of SPAC (the “Cayman SPAC Units”) that has not been previously separated into the underlying SPAC Class A Ordinary Share and underlying Cayman SPAC Warrant of SPAC upon the request of the holder thereof will be cancelled and will entitle the holder thereof to one share of SPAC Common Stock and one-half of one Domesticated SPAC Warrant.

4.Tax Matters. For United States federal income tax purposes, the Domestication is intended to qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Plan of Domestication is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

5.Governing Documents. (a) At the Effective Time, the Cayman Islands Registrar of Companies shall issue a certificate of de-registration in respect of SPAC as an exempted company in the Cayman Islands, and (b) from and after the Effective Time, the SPAC Charter Upon Domestication, in the form attached hereto as Exhibit B, and the Bylaws of the Corporation, in the form attached hereto as Exhibit C (the “SPAC Bylaws Upon Domestication”), will govern the affairs of the Corporation and the conduct of its business, until thereafter amended in accordance with the DGCL and their respective terms.

6.Board of Directors. Each member of the Board as of immediately prior to the Effective Time shall be a director of the Corporation from and after the Effective Time, each of whom shall serve as directors of the Corporation until such time as their respective successors have been duly elected and qualified, or until such director’s earlier removal, resignation, death or disability, in each case, in accordance with the DGCL, the SPAC Charter Upon Domestication and the SPAC Bylaws Upon Domestication.

7.Officers. Each officer of SPAC as of immediately prior to the Effective Time shall be an officer of the Corporation from and after the Effective Time and shall retain the same title with the Corporation from and after the Effective Time as such officer had with SPAC immediately prior to the Effective Time, each of whom shall serve until such time as their respective successors have been designated by the Board, or until such officer’s earlier removal, resignation, death or disability, in each case, in accordance with the DGCL, the SPAC Charter Upon Domestication and the SPAC Bylaws Upon Domestication.

8.Effects of Domestication. Immediately upon the Effective Time, the Domestication shall have the effects set forth in Section 388 of the DGCL, including, without limitation, all of the rights, privileges and powers of SPAC, and all property, real, personal and mixed, and all debts due to SPAC, as well as all other things and causes of action belonging to SPAC, will remain vested in the Corporation and will be the property of the Corporation and the title to any real property vested by deed or otherwise in SPAC will not revert or be in any way impaired by reason of the DGCL. Following the Domestication, all rights of creditors and all liens upon any property of SPAC will be preserved unimpaired, and all debts, liabilities and duties of SPAC will remain attached to the Corporation, and may be enforced against the Corporation to the same extent as if said debts, liabilities and duties had originally been incurred or contracted by the Corporation. The rights, privileges, powers and interests in property of SPAC, as well as the debts, liabilities and duties of SPAC, will not be deemed, as a consequence of the Domestication, to have been transferred to the Corporation for any purpose of the laws of the State of Delaware, including the DGCL.

9.Further Assurances. If at any time the Corporation, or its successors or assigns, shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable to carry out the purposes of this Plan of Domestication, SPAC and its directors and authorized officers shall be deemed to have granted to the Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Corporation and otherwise to carry out the purposes of this Plan of Domestication, and the directors and authorized officers of the Corporation are fully authorized in the name of SPAC or otherwise to take any and all such action.

10.Amendment or Termination. This Plan of Domestication may be amended or terminated at any time before the Effective Time by action of the Board.

11.Miscellaneous. The provisions of this Plan of Domestication shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. This Plan of Domestication shall be governed by and construed in accordance with the laws of the State of Delaware, including the DGCL, without giving effect to any choice of law or conflict of law provisions or rule (except to the extent that the Cayman Companies Act governs the Domestication) that would cause the application of the laws of any jurisdiction other than the State of Delaware. This Plan of Domestication may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

***

IN WITNESS WHEREOF, this Plan of Domestication has been duly executed and delivered by a duly authorized officer of SPAC as of the date first written above.

SPARK I ACQUISITION CORPORATION

By:
Name:
Title:

Exhibit A

Certificate of Corporate Domestication

[intentionally omitted]

B-A-1

Exhibit B

SPAC Charter Upon Domestication

[intentionally omitted]

B-B-1

Exhibit C

SPAC Bylaws Upon Domestication

[intentionally omitted]

B-C-1

ANNEX C

CERTIFICATE OF INCORPORATION

OF

ZINCFIVE, INC.

SECTION 1.

The name of the corporation is ZincFive, Inc. (the “Corporation”).

SECTION 2.

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle 19801. The name of its registered agent at such address is National Registered Agents, Inc.

SECTION 3.

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

SECTION 4.

Section 4.1 The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that the Corporation is authorized to issue is [•] shares, consisting of [•] shares of Common Stock, par value $0.0001 per share, and [•] shares of Preferred Stock, par value $0.0001 per share.

Section 4.2 The Corporation is incorporated in connection with the domestication of Spark I Acquisition Corporation, a Cayman Islands exempted company (“Spark”), to a Delaware corporation, and this Certificate of Incorporation is filed simultaneously with a Certificate of Corporate Domestication of Spark (the “Certificate of Domestication”). Upon the simultaneous filing of the Certificate of Domestication and this Certificate of Incorporation (the “Domestication Effective Time”), each Class A ordinary share, par value $0.0001 per share, of Spark issued and outstanding immediately prior to the Domestication Effective Time shall be converted, on a one-for-one basis, into one fully paid and non-assessable share of Common Stock, and each unit of Spark issued and outstanding immediately prior to the Domestication Effective Time, shall be converted into one fully paid and non-assessable share of Common Stock and one-half of one Domesticated SPAC Warrant (as defined in that certain Agreement and Plan of Merger and Reorganization, dated as of [•], by and between the Corporation, Spark I Acquisition Corporation Sub I Inc., a Delaware corporation and direct, wholly-owned Subsidiary of the Corporation, Spark I Acquisition Corporation Sub II LLC, a Delaware limited liability company and direct, wholly-owned Subsidiary of the Corporation, and ZincFive, Inc., a Delaware corporation (the “Merger Agreement”)), in each case without any further action required on the part of Spark, the Corporation or any holder of ordinary shares of Spark or capital stock of the Corporation.

Section 4.3 The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide for the issue of all or any of the unissued and undesignated shares of the Preferred Stock, in one or more series, and to fix the number of shares of such series and to determine for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be set forth in a certificate of designation adopted by the Board and filed in accordance with the DGCL.

Section 4.4 Irrespective of the provisions of Section 242(b)(2) of the DGCL, but subject to the terms of any certificate of designation filed with respect to any series of Preferred Stock, the holders of Preferred Stock and Common Stock shall vote together, and not as separate classes, on any amendment to this Certificate of Incorporation to increase or decrease the number of authorized shares of Preferred Stock or Common Stock.

Section 4.5 Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by applicable law, holders of Common Stock shall not be entitled to vote on any amendment to this certificate of incorporation (as amended from time to time, the “Certificate of Incorporation”) (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together as a class with the holders of one or more other affected series of Preferred Stock, to vote thereon pursuant to applicable law or the Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock).

SECTION 5.

For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and stockholders, or any class thereof, as the case may be, it is further provided that:

Section 5.1 MANAGEMENT OF THE BUSINESS.

Except as otherwise provided by the DGCL or the Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board. Subject to any rights of the holders of shares of any one or more series of Preferred Stock then outstanding to elect additional directors under specified circumstances, the number of directors that shall constitute the Board shall be fixed exclusively by the Board.

Section 5.2 BOARD OF DIRECTORS

From and after the consummation of the Mergers (as defined in the Merger Agreement) (such time the “Second Effective Time”), subject to the rights of the holders of any one or more series of Preferred Stock to elect additional directors under specified circumstances, the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. The Board is authorized to assign members of the Board already in office to such classes at the Second Effective Time. At the first annual meeting of stockholders following the Second Effective Time, the initial term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the Second Effective Time, the initial term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the Second Effective Time, the initial term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

Notwithstanding the foregoing provisions of this section, each director shall serve until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation or removal. No decrease in the number of directors constituting the Board shall remove or shorten the term of any incumbent director.

Section 5.3 REMOVAL OF DIRECTORS

Subject to the rights of the holders of any one or more series of Preferred Stock to remove directors elected by such series of Preferred Stock, any individual director or the entire Board may be removed from office at any time, but only for cause, and only by the affirmative vote of the holders of at least 66-2/3% of the voting power of all the then-outstanding shares of the capital stock of the Corporation entitled to vote generally at an election of directors, voting together as a single class.

Section 5.4 VACANCIES.

From and after the Second Effective Time, subject to any limitations imposed by applicable law and subject to the rights of the holders of any one or more series of Preferred Stock to elect additional directors or fill vacancies in respect of such directors, any vacancies on the Board resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board, or by a sole remaining director, and not by the stockholders. Any director elected to fill a newly created directorship or vacancy in accordance with the preceding sentence shall hold office until the next annual meeting of stockholders held to elect the class of directors to which such director is elected and until such director’s successor shall have been elected and qualified or such director’s earlier death, resignation or removal.

Section 5.5 PREFERRED STOCKHOLDERS ELECTION RIGHTS.

Whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of the Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) applicable thereto. The number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to Section 5.1 hereof, and the total number of directors constituting the whole Board shall be automatically adjusted accordingly. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

Section 5.6 BYLAW AMENDMENTS.

The Board is expressly authorized and empowered to adopt, amend or repeal any provisions of the bylaws of the Corporation (as amended from time to time, the “Bylaws”) without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or the Certificate of Incorporation. The stockholders shall also have power to adopt, amend or repeal the Bylaws; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by the Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least 66-2/3% of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote thereon, voting together as a single class.

Section 5.7 STOCKHOLDER ACTIONS.

a.The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

b.After the Second Effective Time, subject to any rights of the holders of shares of any one or more series of Preferred Stock then outstanding, any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders and may not be effected by consent in lieu of a meeting.

c.Subject to any rights of the holders of shares of any series of Preferred Stock then outstanding, special meetings of stockholders of the Corporation may be called only by the Board and shall be called by the Secretary of the corporation upon the request of a majority of the directors then in office, but a special meeting may not be called by any other person or persons and any power of stockholders to call a special meeting of stockholders is specifically denied. Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting.

SECTION 6.

No director or officer of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL, as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director or officer of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal. Solely for purposes of this Section 6, “officer” shall have the meaning provided in Section 102(b)(7) of the DGCL.

SECTION 7.

Section 7.1 Any person or entity holding, owning, or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of the Certificate of Incorporation.

Section 7.2 The Corporation reserves the right to amend, alter, change or repeal, at any time and from time to time, any provision contained in the Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in Section 8.3, and all rights, preferences and privileges of whatsoever nature conferred upon the stockholders, directors or any other persons whomsoever by and pursuant to the Certificate of Incorporation are granted subject to this reservation. For the avoidance of doubt, but subject to the rights of the holders of any outstanding series of Preferred Stock, Section 242(d) of the DGCL shall apply to amendments to the Certificate of Incorporation.

Section 7.3  Notwithstanding any other provisions of the Certificate of Incorporation or any provision of applicable law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of capital stock of the Corporation required by applicable law or by the Certificate of Incorporation or any certificate of designation filed with respect to a series of Preferred Stock, the affirmative vote of the holders of at least 662∕3% of the voting power of all of the then- outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required to alter, amend or repeal (whether by merger, consolidation, conversion or otherwise), or adopt any provision inconsistent with, Sections 5, 6 and this Section 7.

SECTION 8.

Section 8.1  If any provision or provisions of the Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of the Certificate of Incorporation (including, without limitation, each portion of any paragraph of the Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby.

SECTION 9.

Section 9.1  The name and mailing address of the incorporator of the Corporation are as follows:

[INCORPORATOR NAME]

[INCORPORATOR ADDRESS]

*        *      *

IN WITNESS WHEREOF, this Certificate of Incorporation has been executed by the incorporator of the Corporation on                 , 2026.

By:
[ ]
Incorporator

ANNEX D

BYLAWS OF

ZINCFIVE, INC.

(A DELAWARE CORPORATION)

SECTION 1.

OFFICES

Section 1.1   Registered Office. The registered office of ZincFive, Inc. (the “Corporation”) in the State of Delaware and the name of the Corporation’s registered agent at such address shall be as set forth in the certificate of incorporation of the Corporation (as the same may be amended and/or restated from time to time, the “Certificate of Incorporation”).

Section 1.2   Other Offices. The Corporation may at any time establish other offices both within and without the State of Delaware.

SECTION 2.

CORPORATE SEAL

Section 2.1   Corporate Seal. The Board of Directors of the Corporation (the “Board”) may adopt a corporate seal. Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

SECTION 3.

STOCKHOLDERS’ MEETINGS

Section 3.1   Place of Meetings. Meetings of the stockholders of the Corporation may be held at such place, if any, either within or without the State of Delaware, as may be determined from time to time by the Board (or its designee). The Board may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as provided under the General Corporation Law of the State of Delaware (“DGCL”) and Section 3.9 below.

Section 3.2   Annual Meetings.

(a)The annual meeting of the stockholders of the Corporation, for the purpose of election of directors and for such other business as may properly come before it, shall be held on such date and time as may be determined from time to time by the Board (or its designee). Any annual meeting of stockholders may be postponed, rescheduled or cancelled by the Board, or any director or officer of the Corporation to whom the Board delegates such authority, at any time before or after notice of such meeting has been given to stockholders. Nominations of persons for election to the Board and proposals of other business to be considered by the stockholders may be made at an annual meeting of stockholders:

(i)pursuant to the Corporation’s notice of meeting of stockholders (or any supplement thereto);

(ii)by or at the direction of the Board (or a duly authorized committee thereof); or

(iii)by any stockholder of the Corporation who was a stockholder of record at the time of giving the stockholder’s notice provided for in Section 3.2(b) of these bylaws (as may be amended and/or restated from time to time, the “Bylaws”) and who is a stockholder of record at the time of the annual meeting of stockholders, who is entitled to vote at the meeting and who complied with the procedures and requirements set forth in this Section 3.2.

For the avoidance of doubt, clause (iii) above shall be the exclusive means for a stockholder to make nominations and submit other business before an annual meeting of stockholders.

(b)At an annual meeting of the stockholders, only such business shall be conducted as is a proper matter for stockholder action under the DGCL, the Certificate of Incorporation and the Bylaws, and only such nominations shall be made and such other business shall be conducted as shall have been properly brought before the meeting in accordance with the procedures below.

(1)For nominations for the election to the Board to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 3.2(a), the stockholder must deliver written notice to the Secretary at the principal executive offices of the Corporation on a timely basis as set forth in Section 3.2(b)(3) and must update and supplement the information contained in such written notice on a timely basis as set forth in Section 3.2(c). In addition to all of the information required by Section 3.2(b)(4), such stockholder’s notice shall include as to each nominee such stockholder proposes to nominate at the meeting:

(A)the name, age, business address and residence address of such nominee,

(B)the principal occupation or employment of such nominee,

(C)the class or series and number of shares of each class or series of capital stock of the Corporation that are owned of record and beneficially by such nominee and list of any pledge of or encumbrances on such shares,

(D)a description of all Derivative Transactions (as defined below) by such nominee during the previous 12-month period, including the date of the transactions and the class, series and number of securities involved in, and the material economic or voting terms of, such Derivative Transactions,

(E)the date or dates on which such shares were acquired and the investment intent of such acquisition,

(F)the questionnaire, representation and agreement required by Section 3.2(e), completed and signed by such nominee, and

(G)all other information concerning such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved and whether or not proxies are being or will be solicited), or that is otherwise required to be disclosed or provided to the Corporation pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “1934 Act”) (including such person’s written consent to being named in a proxy statement, associated proxy card and other filings as a nominee and to serving as a director if elected).

The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation or to serve on any committee or sub-committee of the Board, in either case under any applicable stock exchange listing requirements, applicable law or the Policies (as defined below). The number of nominees a stockholder may nominate for election at an annual meeting on its own behalf (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at an annual meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such annual meeting. A stockholder may not designate any substitute or alternate nominees unless the stockholder provides timely notice of such substitute or alternate nominee(s) in accordance with this Section 3.2, in the case of an annual meeting, or Section 3.3, in the case of a special meeting (and such notice contains all of the information, representations, questionnaires and certifications with respect to such substitute or alternate nominee(s) that are required by the Bylaws with respect to nominees for director).

(2)For business other than nominations for the election to the Board to be properly brought before an annual meeting by a stockholder pursuant to clause (ii) of Section 3.2(a), the stockholder must deliver written notice to the Secretary at the principal executive offices of the Corporation on a timely basis as set forth in Section 3.2(b)(3), and must update and supplement the information contained in such written notice on a timely basis as set forth in Section 3.2(c). In addition to all of the information required by Section 3.2(b)(4), such stockholder’s notice shall include as to each matter such stockholder proposes to bring before the meeting:

(A)a brief description of the business desired to be brought before the meeting,

(B)the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws, the language of the proposed amendment),

(C)the reasons for conducting such business at the meeting, and

(D)any material interest (including any anticipated benefit of such business to any Proponent (as defined below) other than solely as a result of its ownership of the Corporation’s capital stock, that is material to any Proponent individually, or to the Proponents in the aggregate) in such business of any Proponent.

(3)To be timely, the written notice required by Section 3.2(b)(1) or 3.2(b)(2) must be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 90th day, nor earlier than the 120th day, prior to the first anniversary of the immediately preceding year’s annual meeting (for purposes of notice required for action to be taken at the Corporation’s first annual meeting of stockholders after the initial filing date of the Certificate of Incorporation, the date of the immediately preceding year’s annual meeting shall be deemed to have occurred on June 1st in such immediately preceding calendar year); provided, however, that, subject to the last sentence of this Section 3.2(b)(3), in the event that the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 70 days after the anniversary of the preceding year’s annual meeting, or if no annual meeting was held (or deemed to have been held), notice by the stockholder to be timely must be so received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the tenth day following the day on which public announcement of the date of such meeting is first made by the Corporation.

In no event shall an adjournment or postponement (or the public announcement thereof) of an annual meeting for which notice has been given, or for which a public announcement of the date of the meeting has been made by the Corporation, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(4)The written notice required by Sections 3.2(b)(1) or 3.2(b)(2) shall also include, as of the date of the notice and as to the stockholder giving the notice, the beneficial owner, if any, on whose behalf the nomination or proposal is made and any affiliate who controls (as such term is defined in Rule 405 under the Securities Act of 1933, as amended (the “1933 Act”)) either of the foregoing stockholder or beneficial owner, directly or indirectly (each, a “Proponent” and collectively, the “Proponents”):

(A)the name and address of each Proponent, including, if applicable, such name and address as they appear on the Corporation’s books and records;

(B)the class, series and number of shares of each class or series of the capital stock of the Corporation that are, directly or indirectly, owned of record or beneficially (within the meaning of Rule 13d-3 under the 1934 Act) by each Proponent (provided, that for purposes of this Section 3.2(b)(4), such Proponent shall in all events be deemed to beneficially own all shares of any class or series of capital stock of the Corporation as to which such Proponent or any of its affiliates or associates has a right to acquire beneficial ownership whether immediately or at any time in the future);

(C)a description of any agreement, arrangement or understanding (whether oral or in writing) with respect to such nomination or proposal (and/or the voting of shares of any class or series of capital stock of the Corporation, other than a revocable proxy given in response to a proxy solicitation made to 10 or more persons) between or among any Proponent and any of its affiliates or associates, and/or any other persons (including their names) including without limitation, any agreements, arrangements or understandings required to be disclosed pursuant to Item 5 or Item 6 of 1934 Act Schedule 13D, regardless of whether the requirement to file a Schedule 13D is applicable;

(D)a representation that the stockholder is a holder of record of shares of the Corporation at the time of giving notice, will be entitled to vote at the meeting, and that such stockholder (or a qualified representative thereof) intends to appear at the meeting to nominate the person or persons specified in the notice (with respect to a notice under Section 3.2(b)(1)) or to propose the business that is specified in the notice (with respect to a notice under Section 3.2(b)(2));

(E)a representation whether any Proponent or any other participant (as defined in Item 4 of Schedule 14A under the 1934 Act) will engage in a solicitation with respect to such nomination or proposal and, if so, the name of each participant in such solicitation and the amount of the cost of solicitation that has been and will be borne, directly or indirectly, by each participant in such solicitation, and a representation as to whether the Proponents intend or are part of a group which intends to:

(x)deliver, or make available, a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s voting shares required to approve or adopt the proposal or elect the nominee,

(y)otherwise solicit proxies or votes from stockholders in support of such proposal or nomination and/or

(z)solicit proxies in support of any proposed nominee in accordance with Rule 14a-19 promulgated under the 1934 Act;

(F)a description of all Derivative Transactions by each Proponent during the previous 12- month period, including the date of the transactions and the class, series and number of securities involved in, and the material economic or voting terms of, such Derivative Transactions;

(G)a certification regarding whether each Proponent has complied with all applicable federal, state and other legal requirements in connection with such Proponent’s acquisition of shares of capital stock or other securities of the Corporation and/or such Proponent’s acts or omissions as a stockholder or beneficial owner of the Corporation; and

(H)any other information relating to each Proponent required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in an election contest pursuant to and in accordance with Section 14 of the 1934 Act and the rules and regulations promulgated thereunder.

(c)A stockholder providing the written notice required by Section 3.2(b)(1) or 3.2(b)(2) shall update and supplement such notice in writing, if necessary, so that the information (other than the representations required by Section 3.2(b)(4)(E)) provided or required to be provided in such notice is true and correct in all material respects as of (i) the record date for the determination of stockholders entitled to notice of the meeting and (ii) the date that is five Business Days (as defined below) prior to the meeting and, in the event of any adjournment or postponement thereof, five Business Days prior to such adjourned or postponed meeting; provided, that no such update or supplement shall cure or affect the accuracy (or inaccuracy) of any representations made by any Proponent, any of its affiliates or associates, or a nominee or the validity (or invalidity) of any nomination or proposal that failed to comply with this Section 3.2 or is rendered invalid as a result of any inaccuracy therein.

In the case of an update and supplement pursuant to clause (i) of this Section 3.2(c), such update and supplement must be received by the Secretary at the principal executive offices of the Corporation not later than five Business Days after the later of the record date for the determination of stockholders entitled to notice of the meeting or the public announcement of such record date. In the case of an update and supplement pursuant to clause (ii) of this Section 3.2(c), such update and supplement shall be received by the Secretary at the principal executive offices of the Corporation not later than two Business Days prior to the date for the meeting, and, in the event of any adjournment or postponement thereof, two Business Days prior to such adjourned or postponed meeting (or if there are fewer than two Business Days between the date for the meeting, or the date of the immediately preceding adjournment or postponement thereof, and the date for the adjourned or postponed meeting, not later than the day prior to such adjourned or postponed meeting).

(d)Notwithstanding anything in Section 3.2(b)(3) to the contrary, in the event that the number of directors to be elected to the Board at an annual meeting is increased and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board at least 10 days before the last day a stockholder may deliver a notice of nomination in accordance with Section 3.2(b)(3), a stockholder’s notice required by this Section 3.2 and that complies with the requirements in 3.2(b)(1), other than the timing requirements in Section 3.2(b)(3), shall also be considered timely, but only with respect to nominees for the new positions created by such increase, if it shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth day following the day on which such public announcement is first made by the Corporation.

(e)To be eligible to be a nominee for election or re-election as a director of the Corporation pursuant to a nomination under clause (iii) of Section 3.2(a) or clause (ii) of Section 3.3(c), each Proponent must deliver (in accordance with the time periods prescribed for delivery of notice under Sections 3.2(b)(3), 3.2(d) or 3.3(c), as applicable) to the Secretary at the principal executive offices of the Corporation a completed written questionnaire with respect to the background, qualifications, stock ownership and independence of such proposed nominee (in the form provided by the Secretary within 10 days following a written request therefor by a stockholder of record) and a written representation and agreement (in the form provided by the Secretary within 10 days following written request therefor by a stockholder of record) that such person:

(i)is not and will not become a party to any agreement, arrangement or understanding (whether oral or in writing) with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question that (x) has not been disclosed in the questionnaire or (y) could limit or interfere with such person’s ability to comply with such person’s fiduciary duties under applicable law;

(ii)is not and will not become a party to any agreement, arrangement or understanding (whether oral or in writing) with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director of the Corporation or a nominee that has not been disclosed in such questionnaire;

(iii)would be in compliance, if elected as a director of the Corporation (and a statement as to whether such person, if elected, intends to comply with), all applicable corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation that are publicly disclosed or which were provided by the Secretary with the written representation and agreement required by this Section 3.2(e) (together, the “Policies”); and

(iv)if elected as a director of the Corporation, intends to serve the entire term until the next meeting at which such candidate would face re-election.

(f)Notwithstanding anything to the contrary in the Bylaws, unless otherwise required by applicable law, in the event that any Proponent (i) provides notice pursuant to Rule 14a-19(b) promulgated under the 1934 Act with respect to one or more proposed nominees and (ii) subsequently fails to

(x)comply with the requirements of Rule 14a-19 promulgated under the 1934 Act (or fails to timely provide reasonable evidence sufficient to satisfy the Corporation that such Proponent has met the requirements of Rule 14a-19(a)(3) promulgated under the 1934 Act in accordance with the next sentence) or

(y)inform the Corporation that they no longer plan to solicit proxies in accordance with the requirements of Rule 14a-19 under the 1934 Act by delivering a written notice to the Secretary at the principal executive offices of the Corporation within two (2) Business Days after the occurrence of such change, then the nomination of each such proposed nominee shall be disregarded (and such nominee disqualified from standing for election or re-election), notwithstanding that the nominee is included (as applicable) as a nominee in the Corporation’s proxy statement, notice of meeting or other proxy materials for any stockholder meeting (or any supplement thereto) and notwithstanding that proxies or votes in respect of the election of such proposed nominees may have been received by the Corporation (which proxies and votes shall be disregarded).

If any Proponent provides notice pursuant to Rule 14a-19(b) promulgated under the 1934 Act, such Proponent shall deliver to the Corporation, no later than five (5) Business Days prior to the applicable meeting, reasonable evidence sufficient to demonstrate that it has met the requirements of Rule 14a-19(a)(3) promulgated under the 1934 Act.

Notwithstanding anything to the contrary set forth herein, and for the avoidance of doubt, the nomination of any person whose name is included (as applicable) as a nominee in the Corporation’s proxy statement, notice of meeting or other proxy materials for any stockholder meeting (or any supplement thereto) as a result of any notice provided by any Proponent pursuant to Rule 14a-19(b) promulgated under the 1934 Act with respect to such proposed nominee and whose nomination is not made by or at the direction of the Board or any authorized committee thereof shall not be deemed (for purposes of clause (i) of Section 3.2(a) or otherwise) to have been made pursuant to the Corporation’s notice of meeting (or any supplement thereto) and any such nominee may only be nominated by a Proponent pursuant to clause (iii) of Section 3.2(a) and, in the case of a special meeting of stockholders, pursuant to and to the extent permitted under Section 3.3(c).

A person shall not be eligible for election or re-election as a director at an annual meeting unless the person is nominated in accordance with clause (ii) or (iii) of Section 3.2(a) and in accordance with the procedures and requirements set forth in Section 3.2(b), Section 3.2(c), Section 3.2(d), Section 3.2(e) and Section 3.2(f), as applicable. Only such business shall be conducted at any annual meeting of the stockholders of the Corporation as shall have been brought before the meeting in accordance with Section 3.2(a) and in accordance with the procedures and requirements set forth in Section 3.2(b), Section 3.2(c) and Section 3.2(f), as applicable. Except as otherwise required by applicable law, and subject to the supervision, direction and control of the Board of Directors, the chairperson of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made, or proposed, as the case may be, in accordance with the procedures and requirements set forth in the

Bylaws (including, without limitation, compliance with Rule 14a-19 promulgated under the 1934 Act) and, if any proposed nomination or business is not in compliance with the Bylaws, or the Proponent does not act in accordance with the representations required in this Section 3.2, to declare that such proposal or nomination shall not be presented for stockholder action at the meeting and shall be disregarded (and such nominee disqualified from standing for election or re-election), or that such business shall not be transacted, notwithstanding that such proposal or nomination is set forth in (as applicable) the Corporation’s proxy statement, notice of meeting or other proxy materials and notwithstanding that proxies or votes in respect of such nomination or such business may have been solicited or received.

Notwithstanding the foregoing provisions of this Section 3.2, unless otherwise required by applicable law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting of stockholders of the Corporation to present a nomination or proposed business, such nomination shall be disregarded (and such nominee disqualified from standing for election or re-election) and such proposed business shall not be transacted, notwithstanding that such nomination or proposed business is set forth in (as applicable) the Corporation’s proxy statement, notice of meeting or other proxy materials and notwithstanding that proxies or votes in respect of such vote may have been solicited or received by the Corporation.

(g)For purposes of Sections 3.2 and 3.3,

(1)	“affiliates” and “associates” shall have the meanings set forth in Rule 405 under the 1933 Act;
(2)	“Business Day” means any day other than Saturday, Sunday or a day on which banks are closed in New York City, New York;
(3)	“close of business” means 6:00 p.m. local time at the principal executive offices of the Corporation on any calendar day, whether or not the day is a Business Day;
(4)

“Derivative Transaction” means any agreement, arrangement, interest or understanding entered into by, or on behalf or for the benefit of, any person or any of its affiliates or associates, whether record or beneficial:

(A)	the value of which is derived in whole or in part from the value of any class or series of shares or other securities of the Corporation;
(B)	that otherwise provides any direct or indirect opportunity to gain or share in any gain derived from a change in the value of securities of the Corporation;
(C)	the effect or intent of which is to mitigate loss, manage risk or benefit from changes in value or price with respect to any securities of the Corporation; or
(D)

that provides the right to vote (other than a revocable proxy given in response to a proxy solicitation made to 10 or more persons) or increase or decrease the voting power of, such person, or any of its affiliates or associates, directly or indirectly, with respect to any securities of the Corporation, which agreement, arrangement, interest or understanding may include, without limitation, any option, warrant, debt position, note, bond, convertible security, swap, stock appreciation or similar right, short position, profit interest, hedge, right to dividends, voting agreement, performance-related fee or arrangement to borrow or lend shares (whether or not subject to payment, settlement, exercise or conversion in any such class or series), and any proportionate interest of such Proponent in the securities of the Corporation held by any general or limited partnership, or any limited liability company, of which such Proponent is, directly or indirectly, a general partner or managing member;

(5)

“public announcement” means disclosure in a press release reported by the Dow Jones News Service, Associated Press, Business Wire, GlobeNewswire or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the 1934 Act or by such other means reasonably designed to inform the public or security holders in general of such information, including, without limitation, posting on the Corporation’s investor relations website; and

(6)

a “qualified representative” of a stockholder shall mean (A) a duly authorized officer, manager, trustee or partner of such stockholder or (B) a person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders, and such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, shall be provided to the Secretary of the Corporation at least five Business Days prior to the meeting of stockholders.

Section 3.3   Special Meetings.

(a)Special meetings of the stockholders of the Corporation may only be called in the manner provided in the Certificate of Incorporation. Any special meeting of stockholders previously scheduled by the Board may be postponed, rescheduled or cancelled by the Board, or any director or officer to whom the Board has delegated such authority, at any time before or after notice of such meeting has been given to stockholders.

(b)The Board (or its designee) shall determine the date and time of such special meeting. Upon determination of the date, time and place, if any, of the meeting, the Secretary shall cause a notice of meeting to be given to the stockholders entitled to vote, in accordance with the provisions of Section 3.4.

(c)Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected

(i)by or at the direction of the Board or a duly authorized committee thereof or

(ii)by any stockholder of the Corporation who is a stockholder of record at the time of giving notice provided for in this paragraph and who is a stockholder of record at the time of the special meeting, who is entitled to vote at the meeting and who complies with Sections 3.2(b)(1), 3.2(b)(4), 3.2(c), 3.2(e) and 3.2(f).

The number of nominees a stockholder may nominate for election at a special meeting on its own behalf (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at a special meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such special meeting. In the event the Corporation calls a special meeting of stockholders for the purpose of submitting a proposal to stockholders for the election of one or more directors, any such stockholder of record entitled to vote in such election of directors may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Corporation’s notice of meeting, if written notice setting forth the information required by Sections 3.2(b) and 3.2(b)(4) shall be received by the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of (i) the 90th day prior to such meeting or (ii) the tenth day following the day on which the Corporation first makes a public announcement of the date of the special meeting at which directors are to be elected. The stockholder shall also update and supplement such information as required under Section 3.2(c).

In no event shall an adjournment or a postponement (or the public announcement thereof) of a special meeting for which notice has been given, or for which a public announcement of the date of the meeting has been made by the Corporation, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(d)A person shall not be eligible for election or re-election as a director at the special meeting unless the person is nominated either in accordance with clause (i) or clause (ii) of Section 3.3(c). Except as otherwise required by applicable law, and subject to the supervision, direction and control of the Board of Directors, the chairperson of the meeting shall have the power and duty to determine whether a nomination was made in accordance with the procedures and requirements set forth in the Bylaws and, if any proposed nomination is not in compliance with the Bylaws (including, without limitation, compliance with Rule 14a-19 under the 1934 Act), or if the Proponent does not act in accordance with the representations required in Section 3.2, to declare that such nomination shall not be presented for stockholder action at the meeting and shall be disregarded (and such nominee disqualified from standing for election or re-election), notwithstanding that such nomination is set forth in (as applicable) the Corporation’s proxy statement, notice of meeting or other proxy materials and notwithstanding that proxies or votes in respect of such nomination may have been solicited or received.

Notwithstanding the foregoing provisions of this Section 3.3, unless otherwise required by applicable law, if the stockholder (or a qualified representative of the stockholder) does not appear at the special meeting of stockholders of the Corporation to present a nomination, such nomination shall be disregarded (and such nominee disqualified from standing for election or re-election), notwithstanding that the nomination is set forth (as applicable) in the Corporation’s proxy statement, notice of meeting or other proxy materials and notwithstanding that proxies or votes in respect of such nomination may have been solicited or received by the Corporation.

(e)Notwithstanding the foregoing provisions of Sections 3.2 and 3.3, a stockholder must also comply with all applicable requirements of the 1934 Act and the rules and regulations promulgated thereunder with respect to the matters set forth in Sections 3.2 and 3.3, and any failure to comply with such requirements shall be deemed a failure to comply with Sections 3.2 or 3.3, as applicable; provided, however, that, to the fullest extent not prohibited by applicable law, any references in the Bylaws to the 1934 Act or the rules and regulations promulgated thereunder are not intended to and shall not limit the requirements applicable to proposals and/or nominations to be considered pursuant to Sections 3.2(a)(iii) and 3.3(c). Nothing in the Bylaws shall be deemed to affect any rights of holders of any class or series of preferred stock to nominate and elect directors pursuant to and to the extent provided in any applicable provision of the Certificate of Incorporation.

Section 3.4   Notice of Meetings. Except as otherwise provided by applicable law, the Certificate of Incorporation or the Bylaws, notice of each meeting of stockholders shall be given not less than ten nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of such meeting. Such notice shall specify the date, time and place, if any, of the meeting, the record date for determining stockholders entitled to vote at the meeting, if such record date is different from the record date for determining stockholders entitled to notice of the meeting, and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at any such meeting, and, in the case of special meetings, the purpose or purposes of the meeting. Notice shall be deemed given as provided in Section 232 of the DGCL.

Section 3.5   Quorum and Vote Required. At all meetings of stockholders, except where otherwise required by law or by the Certificate of Incorporation, or by the Bylaws, the presence, in person, by remote communication, if applicable, or by proxy, of the holders of a majority of the voting power of the outstanding shares of stock entitled to vote at the meeting shall constitute a quorum for the transaction of business. The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

Unless a different or minimum vote is provided by law or by applicable stock exchange rules, or by the Certificate of Incorporation or the Bylaws, in which case such different or minimum vote shall be the applicable vote on the matter, in all matters other than the election of directors, the affirmative vote of a majority of the votes cast on such matter, voting affirmatively or negatively (excluding abstentions and broker non-votes) shall be the act of the stockholders. Except as otherwise required by law, the Certificate of Incorporation or the Bylaws, directors shall be elected by a plurality of the votes of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote in the election of directors.

Where a separate vote by a class or classes or series is required, except as required by law or by the Certificate of Incorporation or the Bylaws, the holders of a majority of the voting power of the outstanding shares of such class or classes or series, present in person, by remote communication, if applicable, or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter. Unless a different or minimum vote is provided by law or by the Certificate of Incorporation or the Bylaws or any applicable stock exchange rules, in which case such different or minimum vote shall be the applicable vote on the matter, the affirmative vote of the holders of a majority (or plurality, in the case of the election of directors) of the votes cast on such matter, voting affirmatively or negatively (excluding abstentions and broker non-votes) shall be the act of such class or classes or series.

Section 3.6   Adjournment and Notice of Adjourned Meetings. Any meeting of stockholders, whether annual or special, may be adjourned from time to time either by the chairperson of the meeting or by the stockholders by the affirmative vote of a majority of the votes cast, voting affirmatively or negatively (excluding abstentions and broker non-votes), whether or not a quorum is present. When a meeting is adjourned to another time or place, if any, (including an adjournment taken to address a technical failure to convene or continue a meeting using remote communication) notice need not be given of the adjourned meeting if the time and place, if any, thereof and the means of remote communication, if any, by which stockholders and proxyholders may be deemed present in person and may vote at such meeting are announced at the meeting at which the adjournment is taken or are

(i)displayed, during the time scheduled for the meeting, on the same electronic network used to enable stockholders and proxy holders to participate in the meeting by means of remote communication or

(ii)set forth in the notice of meeting given in accordance with Section 3.4.

At the adjourned meeting, the Corporation may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date so fixed for notice of such adjourned meeting.

Section 3.7   Voting Rights. For the purpose of determining those stockholders entitled to vote at any meeting of the stockholders or adjournment thereof, except as otherwise provided by applicable law, only persons in whose names shares stand on the stock records of the Corporation on the applicable record date shall be entitled to vote at any meeting of stockholders. Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy. No proxy shall be voted after three years from its date of creation unless the proxy provides for a longer period. Voting at meetings of stockholders need not be by written ballot. Any stockholder directly or indirectly soliciting proxies from other stockholders must use a proxy card color other than white, which shall be reserved for the exclusive use by the Board.

Section 3.8   List of Stockholders. The Corporation shall prepare, no later than the tenth day before each meeting of stockholders, a complete list of the stockholders entitled to vote at said meeting, arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder; provided, however, if the record date for determining the stockholders entitled to vote is less than ten days before the meeting date, the list shall reflect all of the stockholders entitled to vote as of the tenth day before the meeting date. Nothing in this Section 3.8 shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of ten days ending on the day before the meeting date:

(a)on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or

(b)during ordinary business hours, at the principal place of business of the Corporation.

In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation.

Section 3.9   Remote Communication; Delivery to the Corporation.

(a)If authorized by the Board in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, stockholders and proxyholders not physically present at a stockholder meeting may, by means of remote communication:

(1)	participate in a meeting of stockholders; and
(2)

be deemed present in person and vote at a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (i) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder, (ii) the Corporation shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (iii) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

(b)Whenever Section 3.2 or 3.3 requires one or more persons (including a record or beneficial owner of capital stock) to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested and the Corporation shall not be required to accept delivery of any document not in such written form or so delivered.

Section 3.10   Organization.

(a)At every meeting of stockholders, a person designated by the Board shall act as chairperson of the meeting of stockholders. If no chairperson of the meeting of stockholders is so designated, then the Chairperson of the Board, or if no Chairperson has been appointed or the Chairperson is absent or refuses to act, the Chief Executive Officer, or if no Chief Executive Officer is then serving or the Chief Executive Officer is absent or refuses to act, the President, or, if the President is absent or refuses to act, a chairperson of the meeting chosen by the stockholders by the affirmative vote of a majority of the votes cast, voting affirmatively or negatively (excluding abstentions and broker non-votes), shall act as chairperson of the meeting of stockholders. A person designated by the Board shall act as secretary of the meeting. If no secretary of the meeting is designated, then the Secretary, or, in the Secretary’s absence, an Assistant Secretary or other officer or other person directed to do so by the chairperson of the meeting, shall act as secretary of the meeting.

(b)The Board shall be entitled to make such rules or regulations for the conduct of meetings of stockholders as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations of the Board, if any, the chairperson of the meeting shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting, rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in such meeting to stockholders of record of the Corporation and their duly authorized and constituted proxies and such other persons as the chairperson shall permit, restrictions on entry to the meeting after the time fixed for the commencement thereof, limitations on the time allotted to questions or comments by participants and regulation of the opening and closing of the polls for balloting on matters that are to be voted on by ballot. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting. Unless and to the extent determined by the Board or the chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with rules of parliamentary procedure.

(c)The Corporation may and shall, if required by applicable law, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the chairperson of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability. The inspectors shall:

(1)	ascertain the number of shares outstanding and the voting power of each;
(2)	determine the shares represented at a meeting and the validity of proxies and ballots;
(3)	count all votes and ballots;
(4)	determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and
(5)	certify their determination of the number of shares represented at the meeting, and their count of all votes and ballots.

The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of the inspectors. In determining the validity and counting of proxies and ballots, the inspectors shall be limited to an examination of the proxies, any envelopes submitted with those proxies, any information provided in accordance with Sections 211(e) or 212(c)(2) of the DGCL, or any information provided pursuant to Sections 211(a)(2)b.(i) or (iii) of the DGCL, ballots and the regular books and records of the Corporation, except that the inspectors may consider other reliable information for the limited purpose of reconciling proxies and ballots submitted by or on behalf of banks, brokers, their nominees or similar persons which represent more votes than the holder of a proxy is authorized by the record owner to cast or more votes than the stockholder holds of record. If the inspectors consider other reliable information for the limited purpose permitted herein, the inspectors at the time they make their certification pursuant to Section 231(b)(5) of the DGCL shall specify the precise information considered by them including the person or persons from whom they obtained the information, when the information was obtained, the means by which the information was obtained and the basis for the inspectors’ belief that such information is accurate and reliable.

SECTION 4.

DIRECTORS

Section 4.1   Number. The authorized number of directors of the Corporation shall be fixed in accordance with the Certificate of Incorporation.

Section 4.2   Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board, except as may be otherwise provided by the Certificate of Incorporation or the DGCL.

Section 4.3   Terms. The terms of directors shall be as set forth in the Certificate of Incorporation.

Section 4.4   Vacancies; Newly Created Directorships. Vacancies and newly created directorships on the Board shall be filled as set forth in the Certificate of Incorporation, except as otherwise required by applicable law.

Section 4.5   Resignation. Any director may resign at any time by delivering such director’s notice in writing or by electronic transmission to the Board or the Secretary. Such resignation shall take effect at the time of delivery of the notice or at any later time specified therein. Acceptance of such resignation shall not be necessary to make it effective. When one or more directors shall resign from the Board, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office for the unexpired portion of the term of the director whose place shall be vacated and until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal.

Section 4.6   Removal. Directors shall be removed as set forth in the Certificate of Incorporation.

Section 4.7   Meetings.

(a)Regular Meetings. Unless otherwise restricted by the Certificate of Incorporation, regular meetings of the Board may be held at any time or date and at any place, if any, within or outside of the State of Delaware that has been designated by the Board and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile or by electronic mail or other electronic means. No further notice shall be required for regular meetings of the Board.

(b)Special Meetings. Unless otherwise restricted by the Certificate of Incorporation, special meetings of the Board may be held at any time and place, if any, within or without the State of Delaware as designated and called by the Chairperson of the Board, the Chief Executive Officer or a majority of the directors then in office.

(c)Meetings by Electronic Communications Equipment. Any member of the Board, or of any committee thereof, may participate in a meeting by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

(d)Notice of Special Meetings. Notice of the time and place, if any, of all special meetings of the Board shall be given orally or in writing, by telephone, including a voice messaging system or other system or technology designed to record and communicate messages, or by electronic mail or other means of electronic transmission at least 24 hours before the date and time of the meeting. If notice is sent by U.S. mail, it shall be sent by first class mail, postage prepaid, at least three days before the date of the meeting. Neither the business to be transacted at, nor the purpose of, any special meeting of the Board need be specified in any such notice.

Section 4.8   Quorum and Voting.

(a)Except as otherwise required by the DGCL, the Certificate of Incorporation or the Bylaws, a quorum of the Board shall consist of a majority of the authorized number of directors fixed from time to time by the Board in accordance with the Certificate of Incorporation; provided, however, at any meeting whether a quorum be present or otherwise, a majority of the directors present may adjourn the meeting to another time, without notice other than by announcement at the meeting.

(b)At each meeting of the Board at which a quorum is present, all questions and business shall be determined by the affirmative vote of a majority of the directors present, unless a different vote be required by applicable law, the Certificate of Incorporation or the Bylaws.

Section 4.9   Action without Meeting. Unless otherwise restricted by the Certificate of Incorporation or the Bylaws, any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting, if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission. After an action is taken, such consent or consents shall be filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 4.10   Fees and Compensation. Unless otherwise restricted by the Certificate of Incorporation or the Bylaws, the Board, or any duly authorized committee thereof, shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity.

Section 4.11   Committees.

(a)Committees. The Board may, from time to time, appoint such committees as may be permitted by applicable law. Such committees appointed by the Board shall consist of one or more members of the Board and to the extent permitted by applicable law and provided in the resolution of the Board shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority in reference to (i) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopting, amending or repealing any Bylaw of the Corporation.

(b)Term. The Board, subject to any requirements of any outstanding series of preferred stock and the provisions of subsection (a) of this Section 4.11, may at any time increase or decrease the number of members of a committee or terminate the existence of a committee. The membership of a committee member shall terminate on the date of such committee member’s death, such person’s resignation from the committee or on such date that the committee member, for any reason, is no longer a member of the Board. The Board may at any time for any reason remove any individual committee member and the Board may fill any committee vacancy created by death, resignation, removal or increase in the number of members of the committee. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee, and, in addition, in the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member.

(c)Meetings. Unless the Board shall otherwise provide, regular meetings of any committee appointed pursuant to this Section 4.11 shall be held at such times and places, if any, as are determined by the Board, or by any such committee, and when notice thereof has been given to each member of such committee, no further notice of such regular meetings need be given thereafter. Special meetings of any such committee may be held at such place, if any, that has been determined from time to time by such committee, and may be called by any director who is a member of such committee, upon notice to the members of such committee of the time and place, if any, of such special meeting given in the manner provided for the giving of notice to members of the Board of the time and place, if any, of special meetings of the Board. Unless otherwise provided by the Board in the resolutions authorizing the creation of the committee or the charter of the such committee approved by the Board, the presence of at least a majority of the members of the committee then serving shall be necessary to constitute a quorum unless the committee shall consist of one or two members, in which event one member shall constitute a quorum; and all matters shall be determined by the affirmative vote of a majority of the members present at a meeting of the committee at which a quorum is present.

Section 4.12   Duties of Chairperson of the Board. The Board shall elect from its ranks a Chairperson of the Board. The Chairperson of the Board shall perform such other duties customarily associated with the office and shall also perform such other duties and have such other powers, as the Board shall designate from time to time. The Chairperson of the Board, when present, shall preside at all meetings of the Board in accordance with Section 4.13 of the Bylaws.

Section 4.13   Organization. At every meeting of the directors, the Chairperson of the Board shall act as chairperson of the meeting. If a Chairperson has not been appointed or is absent, the Chief Executive Officer (if a director), or, if no Chief Executive Officer is then serving or the Chief Executive Officer is absent, the President (if a director), or, in the absence of any such person, the

Lead Independent Director (if one has been appointed by the Board), or, in the absence of any such person, a chairperson of the meeting chosen by a majority of the directors present, shall preside over the meeting. The Secretary, or in the Secretary’s absence, any Assistant Secretary or other officer, director or other person directed to do so by the person presiding over the meeting, shall act as secretary of the meeting.

SECTION 5.

OFFICERS

Section 5.1   Officers Designated. The officers of the Corporation shall include, if and when designated by the Board, the Chief Executive Officer, the President, the Secretary, the Chief Financial Officer and the Treasurer. The Board may also appoint one or more Assistant Secretaries and Assistant Treasurers and such other officers and agents with such powers and duties as it shall deem appropriate or necessary. The Board may assign such additional titles to one or more of the officers as it shall deem appropriate. Any one person may hold any number of offices of the Corporation at any one time unless specifically prohibited therefrom by applicable law, the Certificate of Incorporation or the Bylaws.

Section 5.2   Tenure and Duties of Officers.

(a)General. All officers shall hold office at the pleasure of the Board and until their successors shall have been duly elected and qualified, subject to such officer’s earlier death, resignation or removal. If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Board or by a committee thereof to which the Board has delegated such responsibility or, if so authorized by the Board, by the Chief Executive Officer or another officer of the Corporation.

(b)Duties of Chief Executive Officer. The Chief Executive Officer shall preside, if a director, at all meetings of the Board, unless a Chairperson of the Board has been appointed and is present thereat. The Chief Executive Officer shall be the chief executive officer of the Corporation and, subject to the supervision, direction and control of the Board, shall have the general powers and duties of supervision, direction, management and control of the business and officers of the Corporation as are customarily associated with the position of Chief Executive Officer. To the extent that a Chief Executive Officer has been appointed and no President has been appointed, all references in the Bylaws to the President shall be deemed references to the Chief Executive Officer. The Chief Executive Officer shall perform other duties customarily associated with the office and shall also perform such other duties and have such other powers, as the Board shall designate from time to time.

(c)Duties of President. The President shall preside, if a director, at all meetings of the Board, unless a Chairperson of the Board or Chief Executive Officer has been appointed and is present and willing to act. Unless another officer has been appointed Chief Executive Officer of the Corporation, the President shall be the chief executive officer of the Corporation and, subject to the supervision, direction and control of the Board, shall have the general powers and duties of supervision, direction, management and control of the business and officers of the Corporation as are customarily associated with the position of chief executive officer. The President shall perform other duties customarily associated with the office and shall also perform such other duties and have such other powers, as the Board (or the Chief Executive Officer, if the Chief Executive Officer and President are not the same person and the Board has delegated the designation of the President’s duties to the Chief Executive Officer) shall designate from time to time.

(d)Duties of Secretary and Assistant Secretary. The Secretary shall attend all meetings of the stockholders and of the Board and shall record, or cause to be recorded, all acts, votes and proceedings thereof in the minute books of the Corporation. The Secretary shall give, or cause to be given, notice in conformity with the Bylaws of all meetings of the stockholders and of all meetings of the Board and any committee thereof requiring notice. The Secretary shall perform all other duties provided for in the Bylaws and other duties customarily associated with the office and shall also perform such other duties and have such other powers, as the Board or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time. The Chief Executive Officer, or if no Chief Executive Officer is then serving, the President may direct any Assistant Secretary or other officer to assume and perform the duties of the Secretary in the absence or disability of the Secretary, and each Assistant Secretary shall perform other duties customarily associated with the office and shall also perform such other duties and have such other powers as the Board or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time.

(e)Duties of Chief Financial Officer. The Chief Financial Officer shall keep or cause to be kept the books of account of the Corporation in a thorough and proper manner and shall render statements of the financial affairs of the Corporation in such form and as often as required by the Board, the Chief Executive Officer or the President. The Chief Financial Officer, subject to the order of the

Board, shall have the custody of all funds and securities of the Corporation. The Chief Financial Officer shall perform other duties customarily associate with the office and shall also perform such other duties and have such other powers as the Board, the Chief Executive Officer or the President shall designate from time to time. The Chief Executive Officer, or if no Chief Executive Officer is then serving, the President, may direct the Treasurer, if any, or any Assistant Treasurer, or the Controller or any Assistant Controller, to assume and perform the duties of the Chief Financial Officer in the absence or disability of the Chief Financial Officer.

(f)Duties of Treasurer and Assistant Treasurer. Unless another officer has been appointed Chief Financial Officer, the Treasurer shall keep or cause to be kept the books of account of the Corporation in a thorough and proper manner and shall render statements of the financial affairs of the Corporation in such form and as often as required by the Board, the Chief Executive Officer or the President and, subject to the order of the Board, shall have the custody of all funds and securities of the Corporation. The Treasurer shall perform other duties customarily associate with the office and shall also perform such other duties and have such other powers as the Board or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President, shall designate from time to time. The Chief Executive Officer, or if no Chief Executive Officer is then serving, the President, may direct any Assistant Treasurer or other officer to assume and perform the duties of the Treasurer in the absence or disability of the Treasurer, and each Assistant Treasurer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President, shall designate from time to time.

Section 5.3   Delegation of Authority. The Board may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.

Section 5.4   Resignations. Any officer may resign at any time by giving notice in writing or by electronic transmission to the Board, the Chairperson of the Board, the Chief Executive Officer, the President or the Secretary. Any such resignation shall be effective when received by the person or persons to whom such notice is given, unless a later time is specified therein, in which event the resignation shall become effective at such later time. Unless otherwise specified in such notice, the acceptance of any such resignation shall not be necessary to make it effective. Any resignation shall be without prejudice to the rights, if any, of the Corporation under any contract with the resigning officer.

Section 5.5   Removal. Any officer may be removed from office at any time, either with or without cause, by the Board, or by any duly authorized committee thereof or any officer upon whom such power of removal may have been conferred by the Board.

SECTION 6.

EXECUTION OF CORPORATE INSTRUMENTS AND VOTING OF SECURITIES OWNED BY THE CORPORATION

Section 6.1   Execution of Corporate Instruments. The Board may, in its discretion, determine the method and designate the signatory officer or officers, or other person or persons, to execute, sign or endorse on behalf of the Corporation any corporate instrument or document, or to sign on behalf of the Corporation the corporate name without limitation, or to enter into contracts on behalf of the Corporation, except where otherwise provided by applicable law or the Bylaws, and such execution or signature shall be binding upon the Corporation.

(a)All checks and drafts drawn on banks or other depositaries on funds to the credit of the Corporation or in special accounts of the Corporation shall be signed by such person or persons as the Board shall from time to time authorize so to do.

(b)Unless otherwise specifically determined by the Board or otherwise required by applicable law, the execution, signing or endorsement of any corporate instrument or document by or on behalf of the Corporation may be effected manually, by facsimile or (to the extent not prohibited by applicable law and subject to such policies and procedures as the Corporation may have in effect from time to time) by electronic signature.

(c)Unless authorized or ratified by the Board or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

Section 6.2   Voting of Securities Owned by the Corporation. All stock and other securities of or interests in other corporations or entities owned or held by the Corporation for itself, or for other parties in any capacity, shall be voted (including by written consent), all proxies and consents with respect thereto shall be executed, and all rights incident to such stock or other securities or interests shall be exercised, by the person or persons authorized so to do by resolution of the Board, or, in the absence of such authorization, by the Chairperson of the Board, the Chief Executive Officer, or the President.

SECTION 7.

SHARES OF STOCK

Section 7.1   Form and Execution of Certificates. The shares of the Corporation shall be represented by certificates, or shall be uncertificated if so provided by resolution or resolutions of the Board. Certificates for the shares of stock of the Corporation, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock in the Corporation represented by certificates shall be entitled to have a certificate signed by or in the name of the Corporation by any two officers of the Corporation (including, without limitation, the Chairperson of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Secretary and any Assistant Secretary), certifying the number, and the class or series, of shares owned by such holder in the Corporation in certificated form. Any or all of the signatures on the certificate may be facsimiles. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued with the same effect as if he were such officer, transfer agent, or registrar at the date of issue.

Section 7.2   Lost Certificates. The Corporation may issue a new certificate or certificates or uncertificated shares in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. The Corporation may require, as a condition precedent to the issuance of a new certificate or certificates, the owner of such lost, stolen, or destroyed certificate or certificates, or the owner’s legal representative, to give the Corporation a bond (or other adequate security) sufficient to indemnify the Corporation against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen, or destroyed or the issuance of such new certificate(s) or uncertificated shares.

Section 7.3   Transfers.

(a)Transfers of record of shares of stock of the Corporation shall be made only upon its books by the holders thereof, in person or by attorney duly authorized, and, in the case of stock represented by certificate, upon the surrender of a properly endorsed certificate or certificates for a like number of shares.

(b)The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes or series owned by such stockholders in any manner not prohibited by the DGCL.

Section 7.4   Fixing Record Dates.

(a)In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, subject to applicable law, not be more than 60 nor less than ten days before the date of such meeting. If the Board so fixes a record date for determining the stockholders entitled to notice of any meeting of stockholders, such date shall also be the record date for determining the stockholders entitled to vote at such meeting, unless the Board determines, at the time it fixes the record date for determining the stockholders entitled to notice of such meeting, that a later date on or before the date of the meeting shall be the record date for determining the stockholders entitled to vote at such meeting. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determining the stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determining the stockholders entitled to vote in accordance with the provisions of this Section 7.4(a).

(b)In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating to such action.

Section 7.5   Lock-Up.

(a)Subject to Section 7.5(b), the holders (the “Lock-Up Holders”) of shares of Common Stock (i) to be issued as consideration pursuant to that certain Agreement and Plan of Merger and Reorganization, dated as of June 11, 2026, as it may be amended from time to time (the “Merger Agreement” and the transactions contemplated therein, the “Business Combination”), by and among the Corporation (formerly known as Spark I Acquisition Corporation (“Parent”)), ZincFive Technologies, Inc., a Delaware corporation (formerly known as ZincFive, Inc.), Spark I Acquisition Corporation Sub I Inc., a Delaware corporation and direct, wholly-owned subsidiary of Parent, Spark I Acquisition Corporation Sub II LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of Parent, (ii) issued upon the settlement or exercise of stock options, restricted stock unit awards or other equity awards or warrants outstanding as of immediately prior to the closing of the Business Combination that are assumed by the Corporation pursuant to the Merger Agreement, (iii) issued to the employees of the Corporation, or (iv) otherwise held by SLG SPAC Fund LLC, a Delaware limited liability company (“Sponsor”), the officers and directors of Sponsor or the Corporation, or its and their respective affiliates as of the Closing Date (such shares referred to in this Section 7.5(a)(i)-(iv), the “Lock-Up Shares”) may not Transfer any Lock-Up Shares during the Lock-Up Period (the “Lock-Up”). Notwithstanding the foregoing, shares of Common Stock issued pursuant to the Corporation’s employee stock purchase plan shall not constitute Lock-Up Shares.

(b)Notwithstanding Section 7.5(a), a Lock-Up Holder or, for the avoidance of doubt, its Permitted Transferees may Transfer Lock-Up Shares during the Lock-Up Period (i) in the case that such Lock-Up Holder or Permitted Transferee is an entity, (A) to another entity that is an affiliate (as defined in Rule 405 promulgated under the 1933 Act) of the Lock-Up Holder or Permitted Transferee, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the Lock-Up Holder or Permitted Transferee or affiliates of the Lock-Up Holder or Permitted Transferee or who shares a common investment advisor with the Lock-Up Holder or Permitted Transferee, (B) as part of a distribution to members, partners, shareholders or equity holders of the Lock-Up Holder or Permitted Transferee, (C) if such entity is a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust, or (D) by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity; (ii) in the case that such Lock-Up Holder or Permitted Transferee is an individual, (A) by gift to members of the individual’s immediate family (as defined below) or to a trust, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person or to a charitable organization; (B) by virtue of laws of descent and distribution upon death of the individual; (C) by operation of law or pursuant to a court order, such as a qualified domestic relations order, divorce decree or separation agreement; (D) to a partnership, limited liability company or other entity of which the individual and/or the immediate family of the individual are the legal and beneficial owner of all of the outstanding equity securities or similar interests; or (E) to a nominee or custodian of a person or entity to whom a Transfer would be permissible under clauses (i)(A) through (ii)(D) above; (iii) upon the exercise of any options or warrants to purchase Common Stock or the vesting of stock awards of Common Stock (A) deemed to occur upon the “cashless” or “net” exercise of such options or warrants or (B) for the purpose of paying the exercise price of such options or warrants or to satisfy tax withholding obligations pursuant to any equity incentive plans or arrangements of the Corporation or a subsidiary of the Corporation due as a result of the exercise of such options or warrants, the vesting of such options, warrants or stock awards, or as a result of the vesting of the shares of Common Stock subject to such options, warrants or stock awards, it being understood that all shares of Common Stock received upon such exercise, vesting or transfer will remain subject to the restrictions of this Section 7.5 during the Lock-Up Period; (iv) to the Corporation pursuant to any contractual arrangement in effect on the Closing Date that provides for the repurchase by the Corporation or forfeiture of the Lock-Up Holder’s Common Stock or other securities convertible into or exercisable or exchangeable for Common Stock in connection with the termination of the Lock-Up Holder’s service to the Corporation; (v) related to the entry, by the Lock-Up Holder, at any time after the Closing Date, if then permitted by the Corporation, into any trading plan providing for the sale of Common Stock by the Lock-Up Holder, which trading plan meets the requirements of Rule 10b5-1(c) under the 1934 Act, provided, however, that such plan does not provide for, or permit, the sale of any Common Stock during the Lock-Up Period; (vi) to satisfy any U.S. federal, state, or local income tax obligations of the Lock-Up Holder (or its direct or indirect owners) arising from a change in the Internal Revenue Code (“Code”) or the U.S. Treasury Regulations promulgated thereunder (the “Regulations”) after the date on which the Merger Agreement was executed by the parties, and such change prevents the transactions contemplated by the Merger Agreement from qualifying as a “reorganization” pursuant to Section 368 of the Code (and the transactions contemplated by the Merger Agreement do not qualify for similar tax-free treatment pursuant to any successor or other provision of the Code or Regulations taking into account such changes), in each case solely and to the extent necessary to cover any tax liability as a direct result of the transactions contemplated by the Merger Agreement; and (vii) from and after the occurrence of a Triggering Event; provided, however, that in the case of clauses (i) and (ii), the Lock-Up Shares Transferred to Permitted Transferees shall remain subject to the Lock-Up. Notwithstanding the foregoing, in the case of clauses (i)(A) through (ii)(D) above, the Permitted Transferees must enter into a written agreement, in substantially the form of this Section 7.5 (it being understood that any references to “immediate family” in the agreement executed by such transferee shall expressly refer only to the immediate family members of the original Lock-Up Holder and not to the immediate family members of the transferee), agreeing to be bound by the Lock-Up.

(c)In order to enforce this Section 7.5, the Corporation may impose stop transfer instructions with respect to the Lock-Up Shares until the end of the Lock-Up Period.

(d)Notwithstanding the other provisions set forth in this Section 7.5, (i) to the extent that a Lock-Up Holder is not an affiliate of Parent or the Corporation, a number of shares of Common Stock equal to $2,500, calculated as of the Closing Date, rounded up to the nearest share, shall be excluded from the restrictions set forth in this Section 7.5 with respect to each such Lock-Up Holder and (ii) the Board (or, for the avoidance of doubt and to the fullest extent permitted by law, a duly authorized committee thereof) may, in its sole discretion, determine to waive, amend, or repeal any Lock-Up obligations set forth in this Section 7.5 solely for the purposes of complying with the Market Value of Unrestricted Publicly Held Shares (as such terms are defined in Listing Rule 5005 of the Nasdaq Stock Market LLC or any successor rule) requirement for initial or continued listing on the tier of The Nasdaq Stock Market LLC on which the Common Stock is then listed or proposed to be listed or to comply with the Corporation’s obligations under that certain Securities Purchase Agreement, dated as of June 11, 2026, by and among the Corporation, ZincFive Technologies, Inc. (formerly known as ZincFive, Inc.) and the investors party thereto. Other than any exclusion, waiver, amendment repeal, termination or other release of the Lock-Up for any Lock-Up Holder provided for in the immediately foregoing sentence or in the final sentence of this Section 7.5(d), in the event that any Lock-Up Holder is granted a discretionary waiver or termination of the restrictions set forth in this Section 7.5, such discretionary waiver or termination shall apply to each other Lock-Up Holder in the same proportion that the number of Lock-Up Shares held by the Lock-Up Holder with respect to which the Lock-Up is being terminated or waived bears to the total number of Lock-Up Shares then held by such Lock-Up Holder (a “Pro-rata Release”). A Pro-rata Release shall not be applied or required in the case of an early release of any Lock-Up Holder from the restrictions described in this Section 7.5 if such early release is made due to circumstances of an emergency or hardship, as determined by the Board of Directors or any duly authorized committee thereof in its sole judgment.

(e)For purposes of this Section 7.5,

(1)	“affiliate” shall have the meaning set forth in Rule 405 under the 1933 Act;
(2)	“Closing Date” means the closing date of the transactions, including the merger, contemplated by the Merger Agreement.
(3)	“Common Stock” means the common stock, par value $0.0001 per share, of the Corporation;
(4)

“Effective Date” means the date that the registration statement filed by the Corporation pursuant to the Registration Rights Agreement, dated as of the Closing Date, by and among the Corporation and the securityholders of the Company party thereto, first becomes effective under the 1933 Act.

(5)	“immediate family” means a spouse, domestic partner, child, grandchild or other lineal descendant, father, mother, brother or sister (including by adoption);
(6)

“Lock-Up Period” means the period beginning on the Closing Date and ending at 11:59 p.m., New York time, on the date that is (i) one hundred eighty (180) days after the Effective Date, or twelve (12) months after the Effective Date in the case of affiliates of the Corporation as of the Closing Date, or (ii) such date on which the Corporation completes a liquidation, merger, stock exchange or other similar transaction that results in all of the Corporation’s stockholders having the right to exchange their shares of the Corporation’s capital stock for cash, securities or other property;

(7)

“Permitted Transferees” means any person or entity to whom a Lock-Up Holder is permitted to Transfer shares of Common Stock prior to the expiration of the Lock-Up Period pursuant to Section 7.5(b)(i)-(ii);

(8)	“trading day” means any day on which shares of Common Stock are actually traded on the principal securities exchange or securities market on which shares of Common Stock are then traded;

(9)

“Transfer” means to (A) exchange, transfer, assign, lend, sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the 1934 Act with respect to, any security, or any right or interest therein, (B) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (C) publicly announce any intention to effect any transaction specified in clause (A) or (B);

(10)

“Triggering Event” means (i) the VWAP of the Corporation’s Common Stock is at any time greater than or equal to $12.00 for any twenty (20) trading days within any period of thirty (30) consecutive trading days commencing at least one hundred and eighty (180) days following the Effective Date (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to the Corporation’s Common Stock) or (ii) the date following the Closing Date on which the Corporation consummates a liquidation, merger, tender offer, capital stock exchange or other similar transaction that results in all of the stockholders of the Corporation having the right to exchange their shares of Common Stock for cash, securities or other property; and

(11)

“VWAP” means, for any security as of any trading day, the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during such trading day beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average). If the foregoing does not apply, “VWAP” shall mean the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during such trading day beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg. If no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, “VWAP” shall mean the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. for such trading day. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value per share on such day as reasonably determined by the Board (including for the avoidance of doubt a duly authorized committee thereof).

Section 7.6   Registered Stockholders. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

Section 7.7   Additional Powers of the Board. In addition to, and without limiting, the powers set forth in the Bylaws, the Board shall have power and authority to make all such rules and regulations as it shall deem expedient concerning the issue, transfer, and registration of certificates for shares of stock of the Corporation, including the use of uncertificated shares of stock, subject to the provisions of the DGCL, other applicable law, the Certificate of Incorporation and the Bylaws. The Board may appoint and remove transfer agents and registrars of transfers, and may require all stock certificates to bear the signature of any such transfer agent and/or any such registrar of transfers.

SECTION 8.

OTHER SECURITIES OF THE CORPORATION

Section 8.1   Execution of Other Securities. All bonds, debentures and other corporate securities of the Corporation, other than stock certificates (covered in Section 7.1), may be signed by the Chairperson of the Board, the Chief Executive Officer, or the President, or such other person as may be authorized by the Board; provided, however, that where any such bond, debenture or other corporate security shall be authenticated by the manual signature, or where permissible facsimile signature, of a trustee under an indenture pursuant to which such bond, debenture or other corporate security shall be issued, the signatures of the persons signing and attesting the corporate seal on such bond, debenture or other corporate security may be the imprinted facsimile of the signatures of such persons. Interest coupons appertaining to any such bond, debenture or other corporate security, authenticated by a trustee as aforesaid, shall be signed by the Chief Financial Officer, the Treasurer or an Assistant Treasurer of the Corporation or such other person as may be authorized by the Board, or bear imprinted thereon the facsimile signature of such person. In case any officer who shall have signed or attested any bond, debenture or other corporate security, or whose facsimile signature shall appear thereon or on any such interest coupon, shall have ceased to be such officer before the bond, debenture or other corporate security so signed or attested shall have been delivered, such bond, debenture or other corporate security nevertheless may be adopted by the Corporation and issued and delivered as though the person who signed the same or whose facsimile signature shall have been used thereon had not ceased to be such officer of the Corporation.

SECTION 9.

DIVIDENDS

Section 9.1   Declaration of Dividends. Dividends upon the capital stock of the Corporation, subject to the provisions of the Certificate of Incorporation and applicable law, if any, may be declared by the Board. Dividends may be paid in cash, in property, or in shares of capital stock or other securities of the Corporation, subject to the provisions of the Certificate of Incorporation and applicable law.

Section 9.2   Dividend Reserve. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board from time to time, in its absolute discretion, determines proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purpose or purposes as the Board shall determine to be conducive to the interests of the Corporation, and the Board may modify or abolish any such reserve in the manner in which it was created.

SECTION 10.

FISCAL YEAR

Section 10.1   Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board and may be changed by the Board.

SECTION 11.

INDEMNIFICATION

Section 11.1   Indemnification of Directors, Executive Officers, Other Officers, Employees and Other Agents.

(a)Directors and Executive Officers. The Corporation shall indemnify to the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), any person who was or is made or is threatened to be made a party or is otherwise involved in a Proceeding (as defined below), by reason of the fact that such person is or was a director or executive officer (for the purposes of this Section 11.1, “executive officer” has the meaning given in Rule 3b-7 promulgated under the 1934 Act) of the Corporation, or while serving as a director or executive officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, whether the basis of such Proceeding is alleged action in an official capacity as a director or executive officer or in any other capacity while serving as a director or executive officer, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) actually and reasonably incurred or suffered by such person in connection therewith; provided, however, that the Corporation will not be required to indemnify or advance expenses to any director or executive officer in connection with any Proceeding (or part thereof) initiated by such person unless (i) the Proceeding (or part thereof) was authorized by the Board or (ii) the Proceeding (or part thereof) is initiated to enforce rights to indemnification or advancement of expenses as provided under Section 11.1(d) or is a compulsory counterclaim brought by such person.

Any reference to an officer of the Corporation in this Section 11.1 shall be deemed to refer exclusively to the Chief Executive Officer, President, Chief Financial Officer, Secretary, Treasurer and any other officer of the Corporation appointed by the Board pursuant to Section 5 of these Bylaws, and any reference to an officer of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors or equivalent governing body of such other entity pursuant to the certificate of incorporation and bylaws or equivalent organizational documents of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The fact that any person who is or was an employee of the Corporation or an employee of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, but not an officer thereof as described in the preceding sentence, has been given or has used the title of “Vice President” or any other title that could be construed to suggest or imply that such person is or may be such an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall not result in such person being constituted as, or being deemed to be, such an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise for purposes of this Section 11.1.

(b)Other Officers, Employees and Other Agents. The Corporation shall have power to indemnify and advance expenses to its other officers, employees and other agents to the fullest extent permitted by the DGCL.

(c)Expenses. The Corporation shall advance to any current or former director or executive officer of the Corporation, or to any person, who while serving as a director or executive officer of the Corporation, is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, prior to the final disposition of the Proceeding, promptly following request therefor, all expenses actually and reasonably incurred by such person in defending (or participating as a witness in) any Proceeding referred to in Section 11.1(a), or in connection with a Proceeding (or part thereof) brought to establish or enforce a right to indemnification or advancement of expenses under Section 11.1(d), provided, however, that any advancement of expenses incurred by a current or former director or executive officer in such director’s or executive officer’s capacity as a director or executive officer will be made only upon delivery to the Corporation of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it is ultimately determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified or entitled to advancement for such expenses under this Section 11.1 or otherwise.

(d)Enforcement. Without the necessity of entering into an express contract, all rights to indemnification and advances to current and former directors and executive officers under this Section 11.1 will be deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the Corporation and such director or executive officer. Any right to indemnification or advancement of expenses granted by this Section 11.1 to a current or former director or executive officer will be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if

(i)	the claim for indemnification or advancement of expenses is denied, in whole or in part,
(ii)	no disposition of a claim for indemnification is made within 60 days of request therefor, or
(iii)	no disposition of a claim for an advance is made within 30 days of request therefor.

The indemnitee in such enforcement action, if successful in whole or in part, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, will be entitled to be paid also the expense of prosecuting or defending the claim to the fullest extent permitted by the DGCL.

In (i) any suit brought to enforce a right to indemnification hereunder (but not in a suit brought to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the DGCL.

Neither the failure of the Corporation (including its Board, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the indemnitee is proper in the circumstances because such person has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board, independent legal counsel or its stockholders) that the indemnitee has not met such applicable standard of conduct, will be a defense to the action or create a presumption that the indemnitee has not met the applicable standard of conduct. In any suit brought by a current or former director or executive officer to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the director or executive officer is not entitled to be indemnified, or to such advancement of expenses, under this Section 11.1 or otherwise is on the Corporation.

(e)Non-Exclusivity of Rights. The rights conferred on any person by this Section 11.1 are not exclusive of any other right that such person may have or hereafter acquire under any applicable law, provision of the Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding office. The Corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the DGCL.

(f)Survival of Rights. The rights conferred on any person by this Section 11.1 will continue as to a person who has ceased to be a director or executive officer and will inure to the benefit of the heirs, executors and administrators of such a person.

(g)Insurance. To the fullest extent permitted by the DGCL, the Corporation may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to this Section 11.1.

(h)Amendments. Any repeal or modification of this Section 11.1 is only prospective and does not affect the rights under this Bylaw in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any Proceeding against any current or former director or officer of the Corporation.

(i)Saving Clause. If this Section 11.1 or any portion hereof is invalidated on any ground by any court of competent jurisdiction, then the Corporation will nevertheless indemnify and advance expenses to each director and executive officer to the full extent not prohibited by any applicable portion of this Section 11.1 that has not been invalidated or by applicable law. If this Section 11.1 is invalid due to the application of the indemnification and advancement provisions of another jurisdiction, then the Corporation will indemnify and advance expenses to each director and officer to the full extent under applicable law.

(j)Certain Definitions.  For the purposes of this Section 11.1, the following definitions apply:

(1)

The term “Proceeding” is to be broadly construed and includes, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

(2)

The term “expenses” is to be broadly construed and includes, without limitation, court costs, attorneys’ fees, witness fees, fines, amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any proceeding.

(3)

The term the “Corporation” includes, in addition to the resulting corporation, any constituent entity (including any constituent of a constituent) absorbed in a consolidation or merger that, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent entity, or is or was serving at the request of such constituent entity as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, stands in the same position under the provisions of this Section 11.1 with respect to the resulting or surviving entity as such person would have with respect to such constituent entity if its separate existence had continued.

(4)	References to “fines” include any excise taxes assessed on a person with respect to an employee benefit plan.

SECTION 12.

NOTICES

Section 12.1   Notices.

(a)Notice to Stockholders. Notice to stockholders of stockholder meetings shall be given as provided in Section 3.4. Without limiting the manner by which notice may otherwise be given effectively to stockholders under any agreement or contract with such stockholder, and except as otherwise required by applicable law, notice to stockholders for purposes other than stockholder meetings may be sent by U.S. mail or courier service, facsimile or by electronic mail or other means of electronic transmission in accordance with Section 232 of the DGCL.

(b)Notice to Directors.  Any notice required to be given to any director may be given by the method stated in subsection (a) or as otherwise provided in the Bylaws, with notice other than one that is delivered personally to be sent to such address or electronic mail address as such director shall have filed in writing with the Secretary, or, in the absence of such filing, to the last known address or electronic mail address of such director.

(c)Affidavit of Mailing.  An affidavit of notice, executed by a duly authorized and competent employee of the Corporation or its transfer agent appointed with respect to the class of stock affected, or other agent, specifying the name and address or the names and addresses of the stockholder or stockholders, or director or directors, to whom any such notice or notices was or were given, and the time and method of giving the same, shall in the absence of fraud, be prima facie evidence of the facts therein contained.

(d)Methods of Notice. It shall not be necessary that the same method of giving notice be employed in respect of all recipients of notice, but one permissible method may be employed in respect of any one or more, and any other permissible method or methods may be employed in respect of any other or others.

(e)Notice to Person with Whom Communication is Unlawful. Whenever notice is required to be given, under applicable law or any provision of the Certificate of Incorporation or Bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting that shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate under any provision of the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

(f)Notice to Stockholders Sharing an Address.  Except as otherwise prohibited under the DGCL, any notice given under the provisions of the DGCL, the Certificate of Incorporation or the Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Such consent shall have been deemed to have been given if such stockholder fails to object in writing to the Corporation within 60 days of having been given notice by the Corporation of its intention to send the single notice. Any consent shall be revocable by the stockholder by written notice to the Corporation.

(g)Waiver. Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or the Bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors or members of a committee of directors need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or the Bylaws.

SECTION 13.

FORUM SELECTION

Section 13.1   Forum Selection.  Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, another State court in Delaware or the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, stockholder, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action arising pursuant to any provision of the DGCL or the certificate of incorporation or these bylaws (as either may be amended from time to time) or (d) any action asserting a claim governed by the internal affairs doctrine, except for, as to each of (a) through (d) above, any claim as to which such court determines that there is an indispensable party not subject to the jurisdiction of such court (and the indispensable party does not consent to the personal jurisdiction of such court within 10 days following such determination).

Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the 1933 Act against any person in connection with any offering of the Corporation’s securities, including, without limitation and for the avoidance of doubt, any auditor, underwriter, expert, control person or other defendant.

Any person or entity purchasing, holding or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 13.1. This provision shall be enforceable by any party to a complaint covered by the provisions of this Section 13.1.

SECTION 14.

AMENDMENTS

Section 14.1   Amendments. Subject to the limitations set forth in Section 11.1(h) or the Certificate of Incorporation, the Board is expressly empowered to adopt, amend or repeal the Bylaws of the Corporation. The stockholders also shall have power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by the Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock (as defined in the Certificate of Incorporation)), such action by stockholders shall require the affirmative vote of the holders of at least 66-2/3% of the voting power of all of the then- outstanding shares of the capital stock of the Corporation entitled to vote thereon, voting together as a single class.

ANNEX E

SPONSOR AGREEMENT

This SPONSOR AGREEMENT (this “Agreement”) is dated as of June 11, 2026 (the “Effective Date”), by and among Spark I Acquisition Corporation, a Cayman Islands exempted company (which shall domesticate as a Delaware corporation prior to the Closing) (“SPAC”), SLG SPAC Fund LLC, a Delaware limited liability company (the “Sponsor”), ZincFive, Inc., a Delaware corporation (the “Company”), certain shareholders of SPAC set forth on Schedule I hereto (together with the Sponsor, collectively, the “Insiders” and each, an “Insider”), solely for purposes of Section 1.16 hereto, the individual set forth on Schedule II hereto (the “Non-Shareholder Insider”). Capitalized terms used but not defined in this Agreement shall have the meanings given to those same terms in the Merger Agreement (as defined below).

WHEREAS, as of the Effective Date, each Insider is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such number of SPAC Class A Ordinary Shares, SPAC Class B Ordinary Shares and Cayman SPAC Warrants as are indicated opposite its name on Schedule I attached to this Agreement (collectively, the “Subject Securities”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, SPAC, Spark I Acquisition Corporation Sub I Inc., a Delaware corporation and direct, wholly-owned Subsidiary of SPAC (“Merger Sub I”), Spark I Acquisition Corporation Sub II LLC, a Delaware limited liability company and direct, wholly-owned Subsidiary of SPAC (“Merger Sub II” and together with Merger Sub I, the “Merger Subs”), and the Company have entered into the Agreement and Plan of Merger and Reorganization (as it may be amended, supplemented, restated or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”), dated as of the Effective Date;

WHEREAS, prior to the Closing, SPAC shall transfer by way of continuation to and domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended, and Part XII of the Companies Act (As Revised) of the Cayman Islands (the “Domestication” and such company after the Domestication, “New ZincFive”), and immediately prior to the Domestication, each then issued and outstanding SPAC Class B Ordinary Share shall be converted, on a one-for-one basis, into a SPAC Class A Ordinary Share;

WHEREAS, immediately prior to the Domestication, each Insider shall elect to convert each issued and outstanding SPAC Class B Ordinary Share owned by such Insider, on a one-for-one basis, into a SPAC Class A Ordinary Share;

WHEREAS, in connection with the Domestication, (a) each then issued and outstanding SPAC Class A Ordinary Share shall convert automatically, on a one-for-one basis, into a share of SPAC Common Stock; and (b) each then issued and outstanding warrant to acquire SPAC Class A Ordinary Shares (each a “Cayman SPAC Warrant”) shall convert automatically into a warrant to acquire a corresponding number of shares of SPAC Common Stock, on a one-for-one basis (each a “Domesticated SPAC Warrant”), pursuant to Section 4.04 of the Warrant Agreement;

WHEREAS, the SPAC, the Insiders and the Non-Shareholder Insider are parties to that certain letter agreement, dated as of October 5, 2023 (the “Letter Agreement”), pursuant to which the Sponsor agreed to surrender a number of SPAC Class B Ordinary Shares (including any SPAC Class A Ordinary Shares issued upon conversion of SPAC Class B Ordinary Shares) in certain circumstances;

WHEREAS, pursuant to Section 13 of the Letter Agreement, the Letter Agreement may not be amended, modified or waived except by a written instrument executed by all parties thereto;

WHEREAS, the SPAC, the Insiders and the Non-Shareholder Insider represent all parties to the Letter Agreement; and

WHEREAS, as an inducement to SPAC and the Company to enter into the Merger Agreement and to consummate the Transactions, the parties to this Agreement desire to agree to certain matters.

NOW, THEREFORE, the parties to this Agreement agree as follows:

ARTICLE I

SUPPORT AGREEMENT; COVENANTS

Section 1.1 Binding Effect of Merger Agreement. Each Insider acknowledges that it has read the Merger Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors. Each Insider shall be bound by, be subject to and comply with Section 9.04 (Exclusivity) and Section 9.06 (Confidentiality; Publicity) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if such Insider was an original signatory to the Merger Agreement with respect to such provisions.

Section 1.2 No Transfer.

(a)Unless otherwise deemed a Permitted Transfer, during the period commencing on the Effective Date and ending on the earliest of: (i) such date and time as the Merger Agreement shall have been terminated in accordance with Section 11.01 (Termination) of the Merger Agreement, (ii) the liquidation of SPAC, (iii) the first anniversary of the Closing Date and (iv) the date upon which the VWAP of SPAC Common Stock equals or exceeds $12.00 per share (as such amount may be adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any twenty (20) Trading Days within any thirty (30) Trading Day period commencing any time that is one hundred eighty (180) days after the date that the Form S-1 Shelf (as defined in the A&R Registration Rights Agreement) contemplated by the A&R Registration Rights Agreement initially becomes effective (the “Lock-Up Period”), such Insider shall not: (A) sell, offer to sell, contract or agree to sell, hypothecate or pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to the Lock-Up Shares; (B) enter into any swap or other arrangement that transfers to another any of the economic consequences of ownership of any Lock-Up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise; (C) take any action in furtherance of any of the matters described in the foregoing clauses (A) or (B); or (D) publicly announce any intention to effect any transaction specified in the foregoing clauses (A) or (B) (each, a “Transfer”). “Lock-Up Shares” means, as of the Effective Date, (i) 2,000,000 SPAC Class B Ordinary Shares owned by the Insiders, (ii) 2,000,000 SPAC Class A Ordinary Shares issued or issuable, to the Insiders, upon the conversion of the SPAC Class B Ordinary Shares to SPAC Class A Ordinary Shares immediately prior to the Domestication, and (iii) 2,000,000 shares of SPAC Common Stock issued or issuable, to the Insiders, upon the conversion of the SPAC Class A Ordinary Shares in connection with the consummation of the Transactions.

(b)“Permitted Transfer” means any Transfer of the Lock-Up Shares: (i) to SPAC’s officers or directors, any Affiliate or family member of any of SPAC’s officers or directors, any members or partners of the Insiders or their Affiliates and funds and accounts advised or managed by such members or partners, any Affiliates of the Insiders, or any employees of such Affiliates; (ii) in the event of completion of a liquidation, merger, share exchange or other similar transaction which results in the Insiders having the right to exchange their Lock-Up Shares for cash, securities or other property subsequent to the completion of the Transactions; (iii) in the case of an entity, Transfers by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity; (iv) in the case of an entity, Transfers (A) to another entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act) of the transferor entity, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the transferor entity or affiliates of the transferor entity or that shares a common investment advisor with the transferor entity or (B) as part of a distribution to members, partners, shareholders or equity holders of the transferor entity; (v) in the case of an individual, Transfers by gift to members of the individual’s immediate family (as defined below) or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an affiliate of such person or to a charitable organization; (vi) in the case of an individual, Transfers by virtue of laws of descent and distribution upon death of the individual; (vii) in the case of an individual, Transfers by operation of law or pursuant to a court order, such as a qualified domestic relations order, divorce decree or separation agreement; (viii) in the case of an individual, Transfers to a partnership, limited liability company or other entity of which the undersigned and/or the immediate family (as defined below) of the undersigned are the legal and beneficial owner of all of the outstanding equity securities or similar interests; (ix) to a nominee or custodian of a Person to whom a Transfer would be permitted under clauses (i) through (viii); (x) in the case of an entity that is a trust, Transfers to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust; (xi) transfers of any shares of the SPAC Common Stock or other securities acquired as part of the PIPE Investment or issued in exchange for, or on conversion of or exercise of, any securities issued as part of the PIPE Investment; (xii) the exercise of any options or warrants to purchase SPAC Common Stock or the vesting of stock awards of SPAC Common Stock and any related transfer of shares of SPAC Common Stock in connection therewith (A) deemed to occur upon the “cashless” or “net”

exercise of such options or warrants or (B) for the purpose of paying the exercise price of such options or warrants or to satisfy tax withholding obligations pursuant to SPAC or SPAC’s subsidiaries’ equity incentive plans or arrangements due as a result of the exercise of such options or warrants, the vesting of such options, warrants or stock awards, or as a result of the vesting of the shares of SPAC Common Stock subject to such options, warrants or stock awards, it being understood that all shares of SPAC Common Stock received upon such exercise, vesting or transfer will remain subject to the restrictions of this Agreement during the Lock-Up Period; (xiii) Transfers to SPAC pursuant to any contractual arrangement in effect at the Closing that provides for the repurchase by SPAC or forfeiture of SPAC Common Stock owned by a SPAC Stockholder or other securities convertible into or exercisable or exchangeable for SPAC Common Stock in connection with the termination of such SPAC Stockholder’s service to SPAC; (xiv) the entry, by a SPAC Stockholder, at any time after the Closing, if then permitted by SPAC, of any trading plan providing for the sale of SPAC Common Stock by the SPAC Stockholder, which trading plan meets the requirements of Rule 10b5-1(c) under the Exchange Act, provided, however, that if (A) such plan does not provide for, or permit, the sale of any SPAC Common Stock during the Lock-Up Period and (B)(x) no public announcement or filing is voluntarily made or required regarding such plan during the Lock-Up Period or (y) if any public announcement is required of or voluntarily made by or on behalf of the SPAC Stockholder or SPAC regarding such plan, then such announcement or filing shall include a statement to the effect that no Transfer may be made under such plan during the Lock-Up Period; and (xv) Transfers to satisfy any U.S. federal, state, or local income tax obligations of the SPAC Stockholder (or its direct or indirect owners) arising from a change in the Code or the U.S. Treasury Regulations promulgated thereunder (the “Regulations”) after the date on which the Merger Agreement was executed by the parties, and such change prevents the Transactions from qualifying as a “reorganization” pursuant to Section 368 of the Code (and the Transactions do not qualify for similar tax-free treatment pursuant to any successor or other provision of the Code or Regulations taking into account such changes), in each case solely and to the extent necessary to cover any tax liability as a direct result of the Transactions.

(c)Notwithstanding the foregoing, in the case of clauses (i) through (x) of Section 1.2(b), a Transfer shall only be deemed a “Permitted Transfer” if (A) such Insider has provided prior written notice to SPAC of such Transfer, and (B) such transferee enters into a written agreement with SPAC assuming all of the obligations under this Agreement with respect to such Lock-Up Shares and subjecting itself to the restrictions set forth in this Agreement (it being understood that any references to “immediate family” in the agreement executed by such transferee shall expressly refer only to the immediate family of the transferor SPAC Stockholder that acquired SPAC Common Stock directly from SPAC and not to the immediate family of the transferee). For purposes of this paragraph, “immediate family” shall mean a spouse, domestic partner, child, grandchild or other lineal descendant (including by adoption), father, mother, brother or sister of such Insider; and “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act. Any Transfer that does not comply with the provisions of this Section 1.2 shall be null and void. No Transfer permitted under this Section 1.2 shall relieve any Insider of its obligations under this Agreement.

(d)Notwithstanding the other provisions set forth in this Agreement, the board of directors of SPAC (including, for the avoidance of doubt and to the fullest extent permitted by law, a duly authorized committee thereof) may, in its sole discretion, determine to waive, amend, or repeal the restrictions on transfer set forth in Section 1.2. If, pursuant to the SPAC Bylaws Upon Domestication, the board of directors of SPAC (including, for the avoidance of doubt and to the fullest extent permitted by law, a duly authorized committee thereof), in its sole discretion, determines to waive, amend, or repeal the restrictions on transfer applicable to any holder of SPAC Common Stock pursuant to Section 7.5(d) of the SPAC Bylaws Upon Domestication, such discretionary waiver or termination shall apply to the Insiders in the same proportion that the number of shares of SPAC Common Stock (or shares issued on the exercise, exchange or conversion of SPAC Common Stock, as applicable) held by such holder of SPAC Common Stock whose restrictions are terminated or waived bears to the total number of shares of SPAC Common Stock (or such other shares) then held by such holder (a “Pro-Rata Release”). A Pro-rata Release shall not be applied or required (i) to the extent that the restrictions on transfer set forth in Section 7.5 of the SPAC Bylaws Upon Domestication are not applicable to a holder of SPAC Common Stock that is not an affiliate of the SPAC or the Company pursuant to Section 7.5(d) of the SPAC Bylaws Upon Domestication, (ii) in the event the board of directors of SPAC (or, for the avoidance of doubt and to the fullest extent permitted by law, a duly authorized committee thereof) determines to waive, amend, or repeal the restrictions set forth in Section 7.5 of the SPAC Bylaws Upon Domestication solely for the purposes of complying with the Market Value of Unrestricted Publicly Held Shares (as such terms are defined in Listing Rule 5005 of the Nasdaq Stock Market LLC or any successor rule) requirement for initial or continued listing on the tier of The Nasdaq Stock Market LLC on which the SPAC Common Stock is then listed or proposed to be listed or to comply with SPAC’s obligations under the PIPE Subscription Agreements, or (iii) in the case of an early release of any holder of SPAC Common Stock from the restrictions described in Section 7.5 of the SPAC Bylaws Upon Domestication if such early release is made due to circumstances of an emergency or hardship, as determined by the board of directors of SPAC or any duly authorized committee thereof in its sole judgment.

Section 1.3 Working Capital Loans. Immediately prior to the First Effective Time, Sponsor shall, if it so elects, convert up to $1,500,000 of the aggregate amount outstanding under all Working Capital Loans into Cayman SPAC Warrants (“Working Capital Warrants”) in accordance with the terms thereof.

Section 1.4 Forfeiture. Sponsor agrees that, promptly following and subject to the occurrence of the Closing, (a) 2,786,867 issued and outstanding Domesticated SPAC Warrants, and (b) a number of outstanding Domesticated SPAC Warrants equal to fifty percent (50%) of the Domesticated SPAC Warrants resulting from the domestication of the Working Capital Warrants, shall be forfeited by Sponsor and reserved by SPAC for the issuance of a corresponding number of stock options to purchase shares of SPAC Common Stock to certain service providers of the Surviving Entity pursuant to and in accordance with the Equity Incentive Plan; provided, that any Domesticated SPAC Warrants referenced in this clause (b) that remain unallocated immediately following the Closing shall be retained and not forfeited by the Sponsor.

Section 1.5 Forfeiture and Issuance of Sponsor Shares and Warrants.

(a)Promptly following and subject to the occurrence of the Closing, (i) Sponsor shall forfeit 3,500,000 issued and outstanding shares of SPAC Common Stock owned by Sponsor immediately following the Closing, and (ii) New ZincFive shall issue, free and clear of all Liens and for no additional consideration, an equal number of shares of SPAC Common Stock to Persons designated by New ZincFive in its sole discretion.

(b)Promptly following and subject to the occurrence of the Closing, Sponsor shall (i) forfeit (x) 922,078 issued and outstanding shares of SPAC Common Stock and (y) 1,458,400 issued and outstanding Domesticated SPAC Warrants owned by the Sponsor immediately following the Closing, free and clear of all Liens, and (ii) New ZincFive shall issue, free and clear of all Liens and for no additional consideration (A) 922,078 shares of SPAC Common Stock to certain Bridge Investors or their designated affiliates or assignees (collectively, the “Bridge Investor Shares”) and (B) 1,458,400 warrants to purchase shares of SPAC Common Stock to certain Bridge Investors or their designated affiliates or assignees (the “Bridge Investor Warrants”), which Bridge Investor Warrants shall be subject to the same terms and conditions (including, without limitation, exercise price) as the forfeited Domesticated SPAC Warrants.

Section 1.6 New Securities. If: (a) any SPAC Class A Ordinary Shares, SPAC Class B Ordinary Shares, Cayman SPAC Warrants (including any Working Capital Warrants), Domesticated SPAC Warrants, shares of SPAC Common Stock or other equity securities of SPAC are issued to an Insider after the Effective Date pursuant to any share dividend, share split, recapitalization, reclassification, combination or exchange of or similar transaction with respect to, on or affecting the SPAC Class A Ordinary Shares, SPAC Class B Ordinary Shares, Cayman SPAC Warrants, Domesticated SPAC Warrants, shares of SPAC Common Stock owned by the Insiders; (b) such Insider purchases or otherwise acquires beneficial ownership of any SPAC Class A Ordinary Shares, SPAC Class B Ordinary Shares, Cayman SPAC Warrants, Domesticated SPAC Warrants, shares of SPAC Common Stock or other equity securities of SPAC after the Effective Date; or (c) such Insider acquires the right to vote or share in the voting of any SPAC Class A Ordinary Shares, SPAC Class B Ordinary Shares, shares of SPAC Common Stock or other equity securities of SPAC after the Effective Date (any such SPAC Class A Ordinary Shares, SPAC Class B Ordinary Shares, Cayman SPAC Warrants, Domesticated SPAC Warrants, shares of SPAC Common Stock or other equity securities of SPAC, collectively, the “New Securities”), then such New Securities acquired or purchased by such Insider shall be subject to the terms of this Agreement to the same extent as if they constituted the Subject Securities owned by such Insider as of the Effective Date.

Section 1.7 Closing Date Deliverables. On the Closing Date, each Insider shall deliver to SPAC and the Company a duly executed copy of the A&R Registration Rights Agreement.

Section 1.8 Agreements.

(a)In all circumstances in which the vote, consent or other approval of the SPAC Stockholders is sought, each Insider shall: (i) appear at each such meeting, in person or by proxy, or otherwise cause all of such Insider’s Subject Securities that are entitled to vote to be counted as present at such meeting for purposes of calculating a quorum; and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of such Insider’s Subject Securities that are entitled to vote:

(A)in favor of the SPAC Stockholder Matters;

(B)against any Acquisition Transaction or any proposal relating to an Acquisition Transaction (in each case, other than the Transactions);

(C)against any merger agreement or merger (other than the Merger Agreement and the Transactions), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by SPAC;

(D)against any change in the business, management or board of directors of SPAC (other than in connection with the Transactions or pursuant to the Merger Agreement or the documents ancillary to the Transactions (each, an “Ancillary Document”)); and

(E)against any proposal, action or agreement that would: (I) impede, interfere, frustrate, prevent or nullify any provision of this Agreement, the Merger Agreement or the Transactions; (II) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of SPAC under the Merger Agreement; (III) result in any of the conditions set forth in Article 10 (Conditions to Obligations) of the Merger Agreement not being fulfilled; (IV) result in a breach of any covenant, representation or warranty or other obligation or agreement of such Insider contained in this Agreement; or (V) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, SPAC.

Such Insider shall not commit or agree to take any action inconsistent with the foregoing in its capacity as a SPAC Stockholder.

(b)Notwithstanding anything to the contrary in this Agreement, if at any time following the Effective Date and prior to the termination of the Merger Agreement, the board of directors of SPAC effects a Modification of Recommendation, then the obligations of each Insider to vote or consent in accordance with Section 1.8(a) shall automatically be deemed to be modified such that, from and after the occurrence of such Modification of Recommendation, such Insider shall vote or provide consent in respect of its SPAC Class B Ordinary Shares in the same proportion to the votes cast or consent provided, as applicable, by the holders of SPAC Class A Ordinary Shares.

Section 1.9 No Challenges. Each Insider agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against SPAC, the Company or any of their respective successors or directors: (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement; or (b) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into this Agreement, the Merger Agreement or the Transactions. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall limit or restrict the ability of such Insider to enforce its rights under this Agreement or any other Ancillary Document to which it is a party or seek any other remedies with respect to any breach of this Agreement or such other Ancillary Document by any other party to this Agreement or such other Ancillary Document, including by commencing any action in connection with this Agreement or any other Ancillary Document.

Section 1.10 Further Assurances. Each Insider shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the transactions contemplated by this Agreement on the terms and subject to the conditions set forth in this Agreement and the Transactions on the terms and subject to the conditions set forth in the Merger Agreement.

Section 1.11 No Inconsistent Agreement. Each Insider represents and covenants that it has not, in such Person’s capacity as a shareholder of SPAC, entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Insider’s obligations under this Agreement.

Section 1.12 Conversion of SPAC Class B Ordinary Shares. Immediately prior to the Domestication, each Insider irrevocably elects, in accordance with the amended and restated memorandum and articles of association of SPAC (as may be amended from time to time, the “Articles”), to convert each SPAC Class B Ordinary Share held by such Insider into one SPAC Class A Ordinary Share on a one-for-one basis and shall take all actions and execute and deliver all instruments reasonably necessary or advisable to effect such conversion.

Section 1.13 Waiver of Anti-Dilution Provision and Class Consent. Subject to the consummation of the Transactions, each Insider waives (for itself and for its successors, heirs and assigns), to the fullest extent permitted by law and the Articles, all anti-dilution rights that would otherwise result in SPAC Class B Ordinary Shares held by such Insider converting into SPAC Class A Ordinary Shares on a greater than one- for-one basis in connection with the Transactions. Without limiting the foregoing, each Insider holding SPAC Class B Ordinary Shares shall, promptly upon request by SPAC or the Company, execute and deliver a written consent, or attend and vote at any separate class meeting of the holders of SPAC Class B Ordinary Shares, approving, consenting to and, to the extent applicable, waiving any variation of the rights attaching to the SPAC Class B Ordinary Shares arising from the conversion of the SPAC Class B Ordinary Shares into SPAC Class A Ordinary Shares on a one-for-one basis immediately prior to the Domestication rather than in accordance with any adjustment that would otherwise apply under Article 15 of the Articles, in each case in accordance with Article 20 of the Articles (the “Class B Consent”). The waiver specified in this Section 1.13 shall be applicable only in connection with the Transactions and the transactions contemplated by this Agreement and any SPAC Class A Ordinary Shares, shares of SPAC Common Stock or equity- linked securities issued in connection with the Transactions and the transactions contemplated by this Agreement. If the Merger Agreement shall be terminated for any reason, the foregoing waiver shall be void and of no force and effect.

Section 1.14 Insider Indemnity. For a period of six years after the Closing Date, the SPAC will indemnify, exonerate and hold harmless each Insider and such Person’s respective members, partners, managers and officers from and against all third-party actions, causes of action, suits, claims, liabilities, losses, damages and costs and out-of-pocket expenses in connection with such third-party actions, causes of action, suits, claims, liabilities, losses, damages and costs (including reasonable attorneys’ fees and expenses) (“Indemnified Liabilities”) incurred by the Insider on or after the date of this Agreement, arising out of any third-party action, cause of action, suit, litigation, investigation, inquiry, arbitration or claim arising from or relating to this Agreement, the entry by the Insider into this Agreement, and the compliance with the Insider’s obligations in this Agreement, in any such case, that names the Insider as a defendant (or co- defendant) (in each case to the extent that such indemnification, exoneration and hold harmless obligations with respect to such matters are not expressly covered by a separate written agreement between SPAC and the applicable Insider). The preceding sentence shall not apply to: (a) any Indemnified Liabilities to the extent arising out of any breach by the Insider or such Person’s members, managers and officers of this Agreement or any other agreement between the Insider or such Person’s members, managers and officers, on the one hand, and the SPAC or any of its subsidiaries, on the other hand; or (b) the willful misconduct, gross negligence or fraud of the Insider or such Person’s members, managers and officers.

Section 1.15 Tax Treatment. The parties hereto agree that any forfeiture of any Domesticated SPAC Warrants by the Sponsor pursuant to Section 1.4 shall be treated as a capital contribution within the meaning of Section 118(a) of the Internal Revenue Code of 1986, as amended, for all U.S. federal income (and all applicable U.S. state and local income) tax purposes. The parties hereto shall file all tax returns consistent with the foregoing treatment, except to the extent otherwise required by applicable law.

Section 1.16 Amendment to Letter Agreement. The SPAC, the Insiders and the Non-Shareholder Insider, hereby agree, effective immediately prior to the First Effective Time, to amend Section 5 of the Letter Agreement by deleting the second sentence in Section 5 of the Letter Agreement. As a result, effective immediately prior to the First Effective Time, the Sponsor shall not be obligated to surrender any SPAC Class B Ordinary Shares (or SPAC Class A Ordinary Shares issued upon conversion of SPAC Class B Ordinary Shares) if the Forward Purchaser (as defined in the Letter Agreement) does not purchase $115,000,000 worth of securities in accordance with that certain forward purchase agreement, dated as of October 5, 2023, by and between the SPAC and the Forward Purchaser. If the Merger Agreement shall be terminated for any reason, such amendment shall be void and of no force and effect. Except as specifically set forth in this Section 1.16, all of the terms and provisions of the Letter Agreement shall remain in full force and effect, and the SPAC, the Insiders and the Non-Shareholder Insider shall continue to be bound by such terms and provisions.

Section 1.17 Indemnification.

(a)The Company hereby agrees to hold harmless and indemnify each of (i) SPAC, (ii) Sponsor, and Sponsor’s direct and indirect equityholders and (iii) any of the foregoing’s respective Affiliates and Representatives (collectively, the “Indemnified Parties”), from and against all Damages incurred by the Indemnified Parties in connection with, arising out of, or resulting from (x) the SilverBox Note or (y) any Action involving any other Person related to the Company’s breach of the SilverBox Note, in each case whether such Damages accrue prior to or after the date hereof (the “Indemnifiable Matters”). “Damages” include any loss, damage, injury, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys’ fees, accounting fees and expert fees), interest, charge or cost (including costs of investigation, defense, or settlement of any of the foregoing) or any expense of any nature. “SilverBox Note” means that certain Convertible Promissory Note by and between the Company and Boxwood Holdings V LLC, an Affiliate of SilverBox Corp V, dated as of February 17, 2026, with a principal amount of $10,000,000. “SilverBox Parties” means Boxwood Holdings V LLC, SilverBox Corp V, and their respective Affiliates.

(b)Notwithstanding anything in this Section 1.17 to the contrary, the Company’s maximum aggregate liability under clause (a) shall not exceed the amounts due and payable to the SilverBox Parties under the SilverBox Note plus the amount of any attorney’s fees incurred by the Indemnified Parties in connection with the foregoing. To the extent the Indemnified Parties pay or are otherwise liable for any out of pocket costs or expenses in connection with the Indemnifiable Matters, the Company shall promptly, and in any event within two (2) Business Days’ after receipt of prior written notice from SPAC, pay or advance immediately available funds to the applicable Indemnified Party in an amount reasonably determined by such Indemnified Party necessary to satisfy all such costs and expenses. The Indemnified Parties shall not be entitled to recover more than once for the same Damages. Each Indemnified Party shall take, and cause its Affiliates to take, commercially reasonable steps to mitigate any Damages for which indemnification may be sought under this Section 1.17 upon becoming aware of any event or circumstance that gives rise to, or could reasonably be expected to give rise to, such Damages.

(c)The Company’s indemnification and reimbursement obligations set forth under clauses (a) and (b), respectively, shall (i) survive the Closing and (ii) notwithstanding the foregoing clause (i), terminate upon the payment and satisfaction in full of amounts due and payable, and the satisfaction of the Company’s obligations, to the SilverBox Parties under the SilverBox Note. Except for any right to seek specific performance or injunctive relief pursuant to Section 3.6, the rights to indemnification under this Section 1.17 shall be the Indemnified Parties’ sole and exclusive remedy under this Agreement for all Damages relating to the Indemnifiable Matters. For the avoidance of doubt, each Indemnified Party shall be deemed a third party beneficiary of the terms hereof with direct rights of enforcement against the Company.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of the Insiders. Each Insider represents and warrants as of the Effective Date to SPAC as follows:

(a)Organization; Good Standing. If the Insider is an entity, the Insider is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which such Insider is incorporated, formed or organized.

(b)Power; Due Authorization. If the Insider is an entity, the Insider has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. If the Insider is a natural person, the Insider has full power and capacity to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Insider and, assuming the due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of such Insider. Except as enforceability may be limited by the Enforceability Exceptions, this Agreement is enforceable against such Insider in accordance with its terms. If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of the applicable Insider.

(c)Ownership. Such Insider is the record and beneficial owner (as defined in Rule 13d-3 of the Exchange Act) of, and has good title to, all of the Subject Securities. There exist no Liens or any other limitations or restrictions affecting any such Subject Securities, other than Liens pursuant to: (i) this Agreement; (ii) SPAC’s Organizational Documents; (iii) the Merger Agreement; (iv) if the Insider is an entity, such Insider’s Organizational Documents; (v) agreements between the Insider and the Insider’s members or Affiliates, as applicable; or (vi) any applicable securities Laws. Such Insider’s Subject Securities are the only equity securities of SPAC owned of record or beneficially by the Insider on the Effective Date. Except as provided under this Agreement, none of such Subject Securities are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Securities. Other than the Cayman SPAC Warrants held by the Insider, such Insider does not hold or own any rights to acquire (directly or indirectly) any equity securities of SPAC or any equity securities convertible into, or which can be exchanged for, equity securities of SPAC.

(d)No Conflicts. The execution and delivery of this Agreement by such Insider does not, and the performance by such Insider of its obligations under this Agreement will not (i) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such Insider), other than the Class B Consent, (ii) contravene or conflict with or result in a violation of any provision of any Law or Governmental Order binding upon or applicable to such Insider or any of its properties or assets, (iii) result in a violation or breach of, or constitute a default or give rise to any right of termination, consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which such Insider is a party, or (iv) other than the restrictions contemplated by this Agreement, result in the creation of any Lien upon the Subject Securities, except in the case of each of clauses (i) through (iv), that would not prevent, enjoin or materially delay the performance by such Insider of its obligations under this Agreement.

(e)Litigation. There are no Actions pending against such Insider, or, to the knowledge of such Insider, threatened against such Insider, before (or, in the case of threatened Action, that would be before) any arbitrator or any Governmental Authority, that in any manner challenge or seek to prevent, enjoin or materially delay the performance by such Insider of its obligations under this Agreement.

(f)Brokerage Fees. Except as set forth in Section 6.08 (Brokers Fees) of the SPAC Disclosure Letter, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by such Insider, for which SPAC or any of such Person’s Affiliates may become liable.

(g)Acknowledgement. Such Insider understands and acknowledges that each of SPAC and the Company is entering into the Merger Agreement in reliance upon such Insider’s execution and delivery of this Agreement.

ARTICLE III

MISCELLANEOUS

Section 3.1 Termination. This Agreement and all of its provisions (other than those provisions that expressly set forth a survival period, each of which shall survive in accordance with the survival period specified therein) shall terminate and be of no further force or effect upon the earliest of: (a) the termination of the Merger Agreement if the Closing does not occur; (b) the liquidation of the SPAC; and (c) the written agreement of the Insiders, SPAC and the Company. Upon such termination of this Agreement: (i) all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party to this Agreement to any Person with respect to this Agreement or the transactions contemplated by this Agreement; and (ii) no party to this Agreement shall have any claim against another (and no Person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter of this Agreement.

Section 3.2 No Recourse. This Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the parties to this Agreement. No claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation of this Agreement or its subject matter, or the transactions contemplated by this Agreement shall be asserted against any Non-Party Affiliate. Except to the extent liable in such Person’s capacity as a party to this Agreement, no Non-Party Affiliates shall have any liability arising out of or relating to this Agreement, the negotiation of this Agreement or its subject matter, or the transactions contemplated by this Agreement, including: (a) with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement; (b) in respect of any written or oral representations made or alleged to be made in connection with this Agreement; (c) as expressly provided in this Agreement; or (d) for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Agreement, the negotiation of this Agreement or the transactions contemplated by this Agreement. “Non-Party Affiliate” means: (i) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of each of the Company, SPAC, or the Insiders; and (ii) each of the former, current or future Affiliates, Representatives, successors or permitted assigns of any of the Persons referred to in the immediately preceding clause (i) (other than the parties to this Agreement).

Section 3.3 Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary: (a) each Insider does not make any agreement or understanding in this Agreement in any capacity other than in its capacity as a record holder and beneficial owner of such Person’s respective Subject Securities; and (b) nothing in this Agreement will be construed to limit or affect any action or inaction expressly permitted under the Merger Agreement by each Insider or any representative of each Insider in its capacity as a member of the board of directors (or other similar governing body) of SPAC or as an officer, employee or fiduciary of SPAC or an Affiliate of SPAC.

Section 3.4 Notices. All general notices, demands or other communications required or permitted to be given or made hereunder shall be in writing and delivered personally or sent to SPAC in accordance with Section 12.02 (Notices) of the Merger Agreement and to each Insider at the address set forth below (or at such other address for a party as shall be specified by like notice). All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

If to Sponsor or any other Insider:

c/o Spark I Acquisition Corporation
3790 El Camino Real, Unit 570
Palo Alto, California 94306
Attn: James Rhee, Kurtis Jang
Email: [***], [***]
with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304
Attention: Andrew Hoffman, Austin March, Ethan Lutske, and Kenji Strait
Email: [***], [***], [***], [***]

Section 3.5 Assignment. This Agreement and all of the provisions of this Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned (including by operation of law) without the prior written consent of the parties to this Agreement. Any assignment without such consent shall be null and void.

Section 3.6 Specific Performance. The parties to this Agreement acknowledge and agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. In addition to any other remedy to which such party is entitled at law or in equity, the parties to this Agreement shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. In the event that any action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party waives the defense, that there is an adequate remedy at law. Each party agrees to waive any requirement for the securing or posting of any bond in connection with such action.

Section 3.7 Amendment. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by SPAC, the Insiders and the Company.

Section 3.8 Miscellaneous. Sections 12.01 (Waiver), 12.06 (Governing Law), 12.07 (Captions; Counterparts), 12.09 (Entire Agreement), 12.11 (Severability) and 12.12 (Jurisdiction; Waiver of Trial by Jury) of the Merger Agreement are each incorporated into this Agreement (including any relevant definitions contained in any such Sections), mutatis mutandis.

Section 3.9 Disclosure. Each Insider authorizes SPAC and the Company to publish and disclose in any announcement or disclosure relating to the Transactions, including any such announcement or disclosure required or requested by the SEC (or as otherwise required or requested pursuant to any applicable Laws or any other Governmental Authorities), such Insider’s identity and ownership of the Subject Securities, the nature of such Insider’s obligations under this Agreement and a copy of this Agreement, if reasonably deemed appropriate by SPAC and the Company. Each Insider will promptly provide any information reasonably requested in writing by SPAC or the Company for any regulatory application or filing made or approval sought in connection with the transactions contemplated by the Merger Agreement (including filings with the SEC).

(The remainder of this page is intentionally blank.)

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on such Person’s behalf as of the date first written above.

SPARK I ACQUISITION CORPORATION

By:	/s/ James Rhee
	Name:	James Rhee
	Title:	Chief Executive Officer

Signature Page to Sponsor Agreement

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on such Person’s behalf as of the date first written above.

SLG SPAC FUND LLC

By:	/s/ Bernard Moon
	Name:	Bernard Moon
	Title:	Managing Member

Signature Page to Sponsor Agreement

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on such Person’s behalf as of the date first written above.

ZINCFIVE, INC.

By:	/s/ Tod Higinbotham
	Name:	Tod Higinbotham
	Title:	Chief Executive Officer

Signature Page to Sponsor Agreement

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on such Person’s behalf as of the date first written above.

JAMES RHEE

By:	/s/ James Rhee

Signature Page to Sponsor Agreement

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on such Person’s behalf as of the date first written above.

KURTIS JANG

By:	/s/ Kurtis Jang

Signature Page to Sponsor Agreement

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on such Person’s behalf as of the date first written above.

CUONG VIET DO

By:	/s/ Cuong Viet Do

Signature Page to Sponsor Agreement

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on such Person’s behalf as of the date first written above.

SHIN-BAE KIM

By:	/s/ Shin-Bae Kim

Signature Page to Sponsor Agreement

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on such Person’s behalf as of the date first written above.

WILLY LAN

By:	/s/ Willy Lan

Signature Page to Sponsor Agreement

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on such Person’s behalf as of the date first written above.

TONY LING

By:	/s/ Tony Ling

Signature Page to Sponsor Agreement

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on such Person’s behalf as of the date first written above.

CATHERINE MOHR

By:	/s/ Catherine Mohr

Signature Page to Sponsor Agreement

IN WITNESS WHEREOF, solely for purposes of Section 1.16 of this Agreement, the undersigned has caused this Agreement to be duly executed on such Person’s behalf as of the date first written above.

JIMMY (HO MIN) KIM

By:	/s/ Ho Min (Jimmy) Kim

Signature Page to Sponsor Agreement

SCHEDULE I

Subject Securities

	SPAC Class A	SPAC Class B	Cayman SPAC
	Ordinary Shares	Ordinary Shares	Warrants
SLG SPAC Fund LLC	4,000,000	1,572,078	8,490,535
James Rhee	—	250,000	—
Kurtis Jang	—	100,000	—
Cuong Viet Do	—	100,000	—
Shin-Bae Kim	—	100,000	—
Willy Lan	—	100,000	—
Tony Ling	—	100,000	—
Catherine Mohr	—	100,000	—

Schedule I to Sponsor Agreement

SCHEDULE II

Non-Shareholder Insider

Jimmy (Ho Min) Kim

Schedule II to Sponsor Agreement

ANNEX F

STOCKHOLDER VOTING AND SUPPORT AGREEMENT

This Stockholder Voting and Support Agreement (this “Agreement”) is dated as of [●], 2026, by and among Spark I Acquisition Corporation, a Cayman Islands exempted company limited by shares (which shall transfer by way of continuation and domesticate as a Delaware corporation) (“Acquiror”), the Person set forth on the signature page hereto (the “Company Stockholder”), and ZincFive, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, as of the date hereof, the Company Stockholder is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such number of shares of such classes or series of Company Stock as are indicated opposite such Company Stockholder’s name on Schedule I hereto (all such shares of Company Stock, together with (i) any shares of Company Stock of which ownership of record or the power to vote (including, without limitation, by proxy or power of attorney) is hereafter acquired by the Company Stockholder during the period from the date hereof through the Expiration Time (as defined below) and (ii) securities convertible into Company Stock of which ownership of record or the power to vote (including, without limitation, by proxy or power of attorney) is hereafter acquired by the Company Stockholder during the period from the date hereof through the Expiration Time are referred to herein as the “Subject Shares”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, Acquiror, Spark I Acquisition Corporation Sub I Inc., a Delaware corporation and direct, wholly owned subsidiary of Acquiror (“Merger Sub I”), Spark I Acquisition Corporation Sub II LLC, a Delaware limited liability company and direct, wholly owned subsidiary of Acquiror (“Merger Sub II” and together with Merger Sub I, “Merger Subs”) and the Company, have entered into an Agreement and Plan of Merger and Reorganization (as amended or modified from time to time, the “Merger Agreement”), dated as of the date hereof;

WHEREAS, pursuant to the terms of the Merger Agreement, among other transactions, prior to Closing, Acquiror shall domesticate as a Delaware corporation in accordance with Section 388 of the DGCL and Part XII of the Cayman Companies Act (as revised) (the “Domestication”);

WHEREAS, pursuant to the terms of the Merger Agreement, among other transactions, following the Domestication (i) Merger Sub I will merge with and into the Company with the Company continuing as the surviving corporation (the “Surviving Corporation” and such merger, the “First Merger”) and immediately following the First Merger, the Surviving Corporation will merge with and into Merger Sub II, with Merger Sub II continuing as the surviving entity (the “Surviving Entity” and such second merger, the “Second Merger” and together with the First Merger, the “Mergers”); and

WHEREAS, as an inducement to Acquiror and the Company to enter into the Merger Agreement, the Transaction Agreements and to consummate the Transactions, the parties hereto desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

STOCKHOLDER VOTING AND SUPPORT AGREEMENT; COVENANTS

Section 1.1  Binding Effect of Merger Agreement. The Company Stockholder hereby acknowledges that it has read the Merger Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors. The Company Stockholder shall be bound by and comply with 9.04(a) (Exclusivity) and Sections 9.06(b) (Confidentiality; Publicity) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if (a) the Company Stockholder was an original signatory to the Merger Agreement with respect to such provisions, and (b) the first reference to the “Company” contained in each sentence of Section 9.04(a)

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of the Merger Agreement and the first reference to the Company contained in section 9.06(b) also referred to the Company Stockholder.

Section 1.2  No Transfer. During the period commencing on the date hereof and ending on the earlier of (a) the First Effective Time and (b) such date and time as the Merger Agreement shall be terminated in accordance with Section 11.01 thereof (the earlier of clauses (a) and (b), the “Expiration Time”), the Company Stockholder shall not (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase, encumber, assign or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Proxy Statement and the Registration Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Subject Shares, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Shares (clauses (i) and (ii) collectively, a “Transfer”) or (iii) publicly announce any intention to effect a Transfer; provided, however, that the foregoing shall not prohibit Transfers between the Company Stockholder and any Affiliate of the Company Stockholder, so long as, prior to and as a condition to the effectiveness of any such Transfer, such Affiliate executes and delivers to Acquiror a joinder to this Agreement in substantially the form attached hereto as Annex A; provided, further, that any Transfer permitted under this Section 1.2 shall not relieve the Company Stockholder of its obligations under this Agreement. Any Transfer in violation of this Section 1.2 with respect to the Company Stockholder’s Subject Shares shall be null and void.

Section 1.3  New Shares. In the event that after the date hereof but prior to the Expiration Time (a) any Subject Shares are issued to the Company Stockholder pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Subject Shares, exercise of Company Options, exercise of Company Warrants, conversion of Company Preferred Stock or otherwise, (b) the Company Stockholder purchases or otherwise acquires beneficial ownership of any Subject Shares, or (c) the Company Stockholder acquires the right to vote or share in the voting of any Subject Shares (collectively, the “New Securities”), then such New Securities acquired or purchased by the Company Stockholder shall be subject to the terms of this Agreement to the same extent as if they constituted the Subject Shares owned by the Company Stockholder as of the date hereof.

Section 1.4  Company Stockholder Agreements.

(a)Hereafter until the Expiration Time, the Company Stockholder hereby unconditionally and irrevocably agrees that, (x) at any meeting of the stockholders of the Company (or any adjournment or postponement thereof), and (y) in any action by written consent of the stockholders of the Company distributed by the Board of Directors of the Company or otherwise undertaken in respect of or as contemplated by the Merger Agreement, the Transaction Agreements or the Transactions and delivered or otherwise made available to stockholders of the Company, the Company Stockholder shall, (X) if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause its Subject Shares (to the extent such Subject Shares are entitled to vote on or provide consent with respect to such matter) to be counted as present thereat for purposes of establishing a quorum, and (Y) the Company Stockholder shall vote or provide written consent (or cause to be voted or consent provided), as applicable, in person or by proxy, all of its Subject Shares (to the extent such Subject Shares are entitled to vote on or provide consent with respect to such matter):

(i)to approve and adopt the Merger Agreement, the other Transaction Agreements and the Transactions (and any actions necessary or reasonably requested in furtherance thereof), including by executing and delivering to the Company (for delivery to Acquiror), within forty-eight (48) hours following the Proxy Clearance Date, the Written Consent (in substantially the form attached Exhibit L to the Merger Agreement);

(ii)to exercise the drag-along rights, if applicable to the Merger, set forth in Section 3 of the Voting Agreement (as defined below);

(iii)in any other circumstances upon which a consent, waiver or other approval is required under the Company Stockholder Agreements or under any agreements between the Company and its stockholders or otherwise sought with respect to the Merger Agreement, the Transaction Agreements or the Transactions, to vote, consent, waive or approve (or cause to be voted, consented, waived or approved) all of the Company Stockholder’s Subject Shares held at such time in favor thereof (to the extent such Subject Shares are entitled to vote on or provide consent, waiver or approval with respect to such matter);

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(iv)against any merger agreement, merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company (other than the Merger Agreement and the Transactions);

(v)against any change in the business, management or board of directors of the Company that would or would reasonably be expected to adversely affect the ability of the Company to consummate the Transactions; and

(vi)against any proposal, action or agreement that would (A) impede, frustrate, prevent or nullify any provision of this Agreement, the Merger Agreement or the Transactions, including the Merger, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of the Company under the Merger Agreement, (C) result in any of the conditions set forth in Article 10 of the Merger Agreement not being fulfilled, or (D) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock or securities convertible into capital stock of, the Company.

The Company Stockholder hereby agrees that it shall not commit or agree to take any action inconsistent with the foregoing.

(b)For the avoidance of doubt, nothing in this Agreement shall require the Company Stockholder to vote in any manner with respect to any amendment to the Merger Agreement in a manner that decreases the Per Common Share Merger Consideration, changes the form of the Per Common Share Merger Consideration or is materially adverse to the Company Stockholder or the Company’s Stockholders generally. Except as expressly set forth in this Article I, the Company Stockholder shall not be restricted from voting in any manner with respect to any other matters presented or submitted to the stockholders of the Company.

Section 1.5  Related Party Agreements. The Company Stockholder, severally and not jointly, hereby agrees and consents to the termination of all related party Contracts to which the Company Stockholder is party, effective as of and contingent upon the occurrence of the Closing without any further liability or obligation to the Company, the Company’s Subsidiaries or Acquiror, including those certain agreements set forth on Schedule II hereto, as applicable.

Section 1.6  Registration Rights Agreement. The Company Stockholder agrees that it will deliver, concurrently herewith (or, in any event, prior to the Closing) a duly executed copy of the A&R Registration Rights Agreement substantially in the form attached as Exhibit F to the Merger Agreement.

Section 1.7  Company Warrants. To the extent the Company Stockholder is a holder of Company Warrants that would not either automatically expire worthless or be exercised or otherwise exchanged in full in accordance with its terms by virtue of the occurrence of the First Merger, the Company Stockholder hereby agrees, acknowledges and consents, immediately prior to the First Effective Time, and without any further action on the part of the Company Stockholder, the Company or any other stockholder of the Company, to have each such Company Warrant be exercised in full for the applicable shares of Company Stock immediately prior to the First Effective Time, and to the extent applicable, any Company Stock issued or issuable upon exercise of such Company Warrant shall be treated as being issued and outstanding immediately prior to the First Effective Time and, pursuant to the Merger Agreement, shall be canceled and converted into the right to receive the applicable Per Share Merger Consideration in respect of such shares of Company Stock held by such Company stockholder.

Section 1.8  Company Preferred Stock. To the extent the Company Stockholder is a holder of shares of Company Preferred Stock (other than Company Series F Stock), the Company Stockholder hereby agrees, acknowledges and consents, immediately prior to the Closing and subject to the consummation of the Mergers, and without any further action on the part of the Company Stockholder, the Company or any other stockholder of the Company, (a) to have each share of Company Preferred Stock (other than Company Series F Stock) convert automatically into shares of Company Common Stock at the then effective conversion rate as calculated pursuant to Article FOURTH, Part B, Section 4.1.1 of the Company Certificate of Incorporation in accordance with Article FOURTH, Part B, Section 5.1 of the Company Certificate of Incorporation and (b) hereby specifies, pursuant to Article FOURTH, Part B, Section 5.1(c) of the Company Certificate of Incorporation, that the Mandatory Conversion Time (as defined in the Company Certificate of Incorporation) shall be such time as is immediately prior to Closing, but contingent upon the occurrence of the Closing, and that all then-outstanding shares of Company Preferred Stock (other than Company Series F Stock) shall automatically convert at such time (the “Conversion of Securities”).

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Section 1.9  Merger Agreement. To the extent the Company Stockholder is a holder of shares of Company Series F Stock, the Company Stockholder hereby consents to the Company entering into the Merger Agreement and the Transactions for all purposes of the Company Certificate of Incorporation, including, without limitation, Article FOURTH, Part B, Section 3.3.1 thereof.

Section 1.10  Further Assurances. The Company Stockholder shall execute and deliver, or cause to be delivered, such additional documents, and take, or cause to be taken, all such further actions and do, or cause to be done, all things reasonably necessary (including under applicable Laws), or reasonably requested by Acquiror or the Company to support the Merger, the Conversion of Securities, the exercise of Company Warrants, the Merger Agreement, any other Transaction Agreements and any of the Transactions, including, without limitation, (i) any applicable Transaction Agreements (including, without limitation and to the extent applicable, the A&R Registration Rights Agreement), (ii) any additional instrument of conversion required to effect the Conversion of Securities (or other similar documentation reasonably requested by Acquiror or the Company), (iii) any actions contemplated by the Written Consent presented to the Company Stockholder, and (iv) any applicable customary instruments of conveyance and transfer, and any consent, waiver, governmental filing, and any similar or related documents, in each case, on the terms and subject to the conditions set forth therein and herein, as applicable.

Section 1.11  No Inconsistent Agreement. The Company Stockholder hereby represents and covenants that the Company Stockholder has not entered into, and, prior to the Expiration Time, shall not enter into, any agreement that would restrict, limit or interfere with the performance of the Company Stockholder’s obligations hereunder.

Section 1.12  Waiver of Notice Rights. The Company Stockholder hereby waives any and all notice rights with respect to the Transactions under the Company Stockholder Agreements.

Section 1.13  Waiver of Dissenters’ Rights. The Company Stockholder agrees to refrain from exercising any dissenters’ rights or rights of appraisal under applicable Law, including pursuant to the DGCL, at any time with respect to the Merger Agreement, the other Transaction Agreements and the Transactions.

Section 1.14  No Challenges. The Company Stockholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Acquiror, Merger Subs, the Company or any of their respective successors, assigns or directors, (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (b) alleging a breach of any fiduciary duty of any Person in connection with the evaluation, negotiation or entry into the Merger Agreement. Notwithstanding the foregoing, nothing herein shall be deemed to prohibit the Company Stockholder from enforcing the Company Stockholder’s rights under this Agreement and the other Transaction Agreements entered into by the Company Stockholder in connection herewith, including the Company Stockholder’s right to receive its portion of the Per Common Share Merger Consideration as provided in the Merger Agreement.

Section 1.15  Consent to Disclosure. The Company Stockholder hereby consents to the publication and disclosure in the Proxy Statement and Registration Statement (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any other documents or communications provided by Acquiror or the Company to any Governmental Authority or to securityholders of Acquiror), as required by applicable securities Laws, of the Company Stockholder’s identity and beneficial ownership of Subject Shares and the nature of the Company Stockholder’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by Acquiror or the Company, a copy of this Agreement. Each Company Stockholder will promptly provide any information reasonably requested by Acquiror or the Company for any regulatory application or filing made or approval sought in connection with the transactions contemplated by the Merger Agreement (including filings with the SEC).

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1  Representations and Warranties of the Company Stockholders. The Company Stockholder represents and warrants as of the date hereof to Acquiror and the Company (severally and not jointly, and solely with respect to itself, himself or herself and not with respect to any other Company Stockholder) as follows:

(a)Organization; Due Authorization. If the Company Stockholder is not an individual, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the

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execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within the Company Stockholder’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of the Company Stockholder. If the Company Stockholder is an individual, the Company Stockholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder. This Agreement has been duly executed and delivered by the Company Stockholder and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of the Company Stockholder, enforceable against the Company Stockholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of the Company Stockholder.

(b)Ownership. The Company Stockholder is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of the Company Stockholder’s Subject Shares, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Shares (other than transfer restrictions under the Securities Act)) affecting any such Subject Shares, other than Liens pursuant to (i) this Agreement, (ii) the Company Certificate of Incorporation, (iii) the other Company Stockholder Agreements; (iv) the Merger Agreement, (v) the bylaws of the Company; or (vi) any applicable Securities Laws. The Company Stockholder’s Subject Shares are the only equity securities in the Company owned of record or beneficially by the Company Stockholder on the date of this Agreement, and none of the Company Stockholder’s Subject Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares other than as set forth hereunder and in the Company’s Amended and Restated Voting Agreement, dated as of October 16, 2025 by and among the Company and certain Holders (the “Voting Agreement”). Other than as set forth on Schedule I, the Company Stockholder does not hold or own any rights to acquire (directly or indirectly) any equity securities of the Company or any equity securities convertible into, or which can be exchanged for, equity securities of the Company.

(c)No Conflicts. The execution and delivery of this Agreement by the Company Stockholder does not, and the performance by the Company Stockholder of his, her or its obligations hereunder will not, (i) if the Company Stockholder is not an individual, conflict with or result in a violation of the organizational documents of the Company Stockholder; (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon the Company Stockholder or the Company Stockholder’s Subject Shares); (iii) result in a violation of applicable Law applicable to the Company Stockholder; or (iv) result in the creation or imposition of any Lien on the Subject Shares, in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by the Company Stockholder of its, his or her obligations under this Agreement.

(d)Litigation. There are no Actions pending against the Company Stockholder, or to the knowledge of the Company Stockholder threatened against the Company Stockholder, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges the beneficial or record ownership of the Subject Shares, the validity of this Agreement, or seeks to prevent, enjoin or materially delay the performance by the Company Stockholder of its, his or her obligations under this Agreement.

(e)Adequate Information. The Company Stockholder is a sophisticated stockholder and has adequate information concerning the business and financial condition of Acquiror and the Company to make an informed decision regarding this Agreement and the transactions contemplated by the Merger Agreement and has independently and without reliance upon Acquiror or the Company and based on such information as the Company Stockholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. The Company Stockholder acknowledges that Acquiror and the Company have not made and do not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. The Company Stockholder acknowledges that the agreements contained herein with respect to the Subject Shares held by the Company Stockholder are irrevocable.

(f)Brokerage Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Merger Agreement based upon arrangements made by the Company Stockholder, for which the Company or any of its Affiliates may become liable, other than Cantor Fitzgerald & Co. and Chardan Capital Markets, LLC.

(g)Acknowledgment. The Company Stockholder understands and acknowledges that each of Acquiror and the Company is entering into the Merger Agreement in reliance upon the Company Stockholder’s execution and delivery of this Agreement.

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ARTICLE III

MISCELLANEOUS

Section 3.1  Termination. This Agreement and all of its provisions shall terminate and be of no further force or effect upon the earlier of (a) the Expiration Time and (b) the written agreement of Acquiror, the Company and the Company Stockholder. Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Agreement prior to such termination. This ARTICLE III shall survive the termination of this Agreement.

Section 3.2  Governing Law. This Agreement, and all claims or causes of Action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction (except that the Cayman Company Act shall apply to the Domestication and any claims related to internal affairs of Acquiror prior to the Domestication).

Section 3.3  Jurisdiction; Waiver of Trial by Jury. Any Action based upon, arising out of or related to this Agreement or the Transactions may be brought in federal and state courts located in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 3.3. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

Section 3.4  Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of all of the other parties hereto.

Section 3.5  Specific Performance. The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware), this being in addition to any other remedy to which such party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 3.6  Amendment; Waiver. This Agreement or any provision hereof may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by Acquiror, the Company and, to the extent such amendment, supplement, modification or waiver is materially adverse to the Company Stockholder, the Company Stockholder.

Section 3.7  Severability. Each provision of this Agreement is separable from every other provision of this Agreement. If any provision of this Agreement is found or held to be invalid, illegal or unenforceable, in whole or in part, by a court of competent jurisdiction, then (i) such provision will be deemed amended to conform to applicable laws so as to be valid, legal and enforceable to the fullest possible extent, and the parties hereto shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law (ii) the invalidity, illegality or unenforceability of such provision will not

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affect the validity, legality or enforceability of such provision under any other circumstances or in any other jurisdiction, and (iii) the invalidity, illegality or unenforceability of such provision will not affect the validity, legality or enforceability of the remainder of such provision or the validity, legality or enforceability of any other provision of this Agreement. To the extent necessary, the parties hereto shall amend or otherwise modify this Agreement to replace any provision that is held invalid, illegal, or unenforceable with a valid and enforceable provision that gives effect to the intent of the Parties. Without limiting the foregoing, if any covenant of the Company Stockholder in this Agreement is held to be unreasonable, arbitrary, or against public policy, such covenant shall be considered to be divisible with respect to scope, time and geographic area, and such lesser scope, time or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, shall be effective, binding and enforceable against the Company Stockholder.

Section 3.8  Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

If to Acquiror:

Spark I Acquisition Corporation

3790 El Camino Real, Unit 570

Palo Alto, California 94306

Attn:James Rhee

Kurtis Jang

Email:[***]

with a copy to (which shall not constitute notice):

Wilson Sonsini Goodrich & Rosati, Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304

Attn:Andrew Hoffman

Austin March

Ethan Lutske

Kenji Strait

Email:[***]

If to the Company:

ZincFive, Inc.

20170 SW 112th Ave

Tualatin, Oregon 97062

Attn:Tod Higinbotham, CEO

Email:[***]

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with a copy to (which shall not constitute notice):

Cooley LLP

3 Embarcadero Center

20th Floor

San Francisco, CA 94111

Attn:Garth Osterman

Yvan-Claude Pierre

Peter Byrne

Email:[***]

If to the Company Stockholder:

To the Company Stockholder’s address set forth on the signature page hereto with a copy to (which shall not constitute notice):

Cooley LLP

3 Embarcadero Center

20th Floor

San Francisco, CA 94111

Attn:Garth Osterman

Yvan-Claude Pierre

Peter Byrne

Email:[***]

Section 3.9  Counterparts. This Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

Section 3.10  Entire Agreement. This Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

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IN WITNESS WHEREOF, the Company Stockholder, Acquiror, and the Company have each caused this Stockholder Voting and Support Agreement to be duly executed as of the date first written above.

COMPANY STOCKHOLDER:

[STOCKHOLDER]
By:
Name:
Address:

[Signature Page to Stockholder Voting and Support Agreement]

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ACQUIROR:

SPARK I ACQUISITION CORPORATION
By:
Name:
Title:

[Signature Page to Stockholder Voting and Support Agreement]

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COMPANY:

ZINCFIVE, INC.
By:
Name:
Title:

[Signature Page to Stockholder Voting and Support Agreement]

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Schedule I

Company Stockholder Subject Shares

Company Stockholder
Shares of Common Stock
Shares of Series A Preferred Stock
Shares of Series B Preferred Stock
Shares of Series C Preferred Stock
Shares of Series D Preferred Stock
Shares of Series E Preferred Stock
Shares of Series F Preferred Stock
Shares of Series F-1 Preferred Stock
Shares of Series F-2 Preferred Stock
Shares of Series F-3-A Preferred Stock
Shares of Series F-3-B Preferred Stock
Shares of Series F-3-C Preferred Stock
Shares of Series F-3-D Preferred Stock
Shares of Series F-3-W Preferred Stock
Rights to Acquire Equity Securities
Notice Information

[Schedule I to Stockholder Voting and Support Agreement]

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Schedule II

Affiliate Arrangements

[Schedule II to Stockholder Voting and Support Agreement]

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Annex A

Form of Joinder Agreement

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Stockholder Voting and Support Agreement, dated as of [●], 2026 (as amended, supplemented or otherwise modified from time to time, the “Support Agreement”), by and among Spark I Acquisition Corporation, a Cayman Islands exempted company limited by shares (which shall transfer by way of continuation and domesticate as a Delaware corporation), ZincFive, Inc., a Delaware corporation, and [                                 ]. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Support Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to, and the “Company Stockholder” under, the Support Agreement as of the date hereof and shall have all of the rights and obligations of the Company Stockholder as if it had executed the Support Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by all of the terms, provisions and conditions contained in the Support Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed this Joinder Agreement as of the date written below.

Date: [●], 2026
By:
Name:
Title:

Address for Notices:

With copies to:

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ANNEX G

FORM OF AMENDED AND RESTATED

REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [                        ], 2026, is made and entered into by and among ZincFive, Inc., a Delaware corporation (formerly known as Spark I Acquisition Corporation, a Cayman Islands exempted company, prior to the Domestication (as defined herein)) (the “Company”), SLG SPAC Fund LLC, a Delaware limited liability company (the “Sponsor”), the members of the Sponsor identified on the signature pages hereto under “Other Sponsor Holders” (such members, together with th e Sponsor, the “Sponsor Holders”), each of the undersigned parties listed on the signature page hereto under “PIPE Holders” (the “PIPE Holders”), each of the undersigned parties listed on the signature page hereto under “ZincFive Holders” (the “ZincFive Holders” and each such party, together with the Sponsor and the Sponsor Holders, the PIPE Holders and any Person who hereafter becomes a party to this Agreement pursuant to Section 5.2, a “Holder” and collectively the “Holders”).

RECITALS

WHEREAS, the Company and the Sponsor are party to that certain Registration Rights Agreement, dated as of October 5, 2023 (the “Original RRA”);

WHEREAS, the Company is party to that certain Agreement and Plan of Merger and Reorganization, dated as of [                       ], 2026 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among the Company, Spark I Acquisition Corporation Sub I Inc., a Delaware corporation and direct wholly owned subsidiary of the Company, Spark I Acquisition Corporation Sub II LLC, a Delaware limited liability company and direct wholly owned subsidiary of the Company, and ZincFive, Inc., a Delaware corporation (“Legacy ZincFive”), pursuant to which the parties to the Business Combination Agreement undertook the transactions described in the Business Combination Agreement (the “Business Combination”);

WHEREAS, prior to the date hereof and subject to the conditions of the Business Combination Agreement, the Company transferred by way of continuation to and domesticated as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended, and the Companies Act (as revised) of the Cayman Islands (the “Domestication”);

WHEREAS, on the date hereof, in connection with the Closing of the Business Combination, the Company issued [                       ] shares of 12% Series A Cumulative Convertible Preferred Stock, par value $0.0001 per share, of the Company (the “Series A Preferred Stock”) and warrants to purchase an aggregate of [                       ] shares of Common Stock (subject to adjustment) (the “Series A Investor Warrants”) to the PIPE Holders pursuant to that certain Securities Purchase Agreement, dated as of [                       ], 2026 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “PIPE Purchase Agreement”);

WHEREAS, on the date hereof, following the Closing of the Business Combination, the Holders own shares of Common Stock, Warrants (as defined below), Series A Preferred Stock and/or Series A Investor Warrants;

WHEREAS, pursuant to Section 5.5 of the Original RRA, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the Company and the Holders (as defined in the Original RRA) (the “Original Holders”) of at least a majority in interest of the Registrable Securities (as defined in the Original RRA) (the “Original Registrable Securities”) at the time in question, and the Sponsor Holders party hereto are Original Holders of at least a majority in interest of the Original Registrable Securities as of the date hereof; and

WHEREAS, in connection with the consummation of the transactions described above, the Company and the Original Holders desire to amend and restate the Original RRA in its entirety as set forth herein, and the Company and the Holders desire to enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to the Registrable Securities (as defined below) on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Additional Holder” shall have the meaning given in Section 5.11.

“Additional Holder Common Stock” shall have the meaning given in Section 5.11.

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or Chief Financial Officer of the Company or the Board, in each case, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (iii) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble hereto.

“Blackout Period” shall have the meaning given in Section 2.1.1 hereto.

“Blackout Period Payment Date” shall have the meaning given in Section 2.1.1 hereto.

“Board” shall mean the board of directors of the Company.

“Business Combination” shall have the meaning given in the Recitals hereto.

“Business Combination Agreement” shall have the meaning given in the Recitals hereto.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Closing” shall have the meaning given in the Business Combination Agreement.

“Closing Date” shall have the meaning given in the Business Combination Agreement.

“Commission” shall mean the U.S. Securities and Exchange Commission.

“Common Stock” shall mean common stock, par value $0.0001 per share, of the Company.

“Company” shall have the meaning given in the Preamble hereto and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

“Competing Registration Rights” shall have the meaning given in Section 5.7.

“Demanding Holder” shall have the meaning given in Section 2.1.4.

“DTC” means the Depository Trust Company.

“Effectiveness Deadline” shall have the meaning given in Section 2.1.1.

“Effectiveness Failure” shall have the meaning given in Section 2.1.1.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as it may be amended from time to time.

“Floor Price” shall mean $5.00.

“Filing Deadline” shall have the meaning given in Section 2.1.1.

“FINRA” shall mean the Financial Industry Regulatory Authority, Inc.

“Form S-1 Shelf” shall have the meaning given in Section 2.1.1.

“Form S-3 Shelf” shall have the meaning given in Section 2.1.1.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi- governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Holder Information” shall have the meaning given in Section 4.1.2.

“Holders” shall have the meaning given in the Preamble hereto, for so long as such Person holds any Registrable Securities.

“In-Kind Distribution” has the meaning given in Section 5.14.

“Joinder” shall have the meaning given in Section 5.11.

“Law” shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, order or consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Legacy ZincFive” shall have the meaning given in the Recitals hereto.

“Legal Proceeding” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Lock-Up Agreements” means the ZincFive Holder Lock-Up Agreement and the Sponsor Holder Lock-Up Agreement, collectively.

“Lock-Up Period” shall mean (a) with respect to the Sponsor Holders and their respective Permitted Transferees, the lock-up period specified with respect to a party in the Sponsor Holder Lock-Up Agreement and (b) with respect to the ZincFive Holders and their respective Permitted Transferees, the lock- up period specified with respect to a party in the ZincFive Holder Lock-Up Agreement.

“Maximum Number of Securities” shall have the meaning given in Section 2.1.5.

“Minimum Takedown Threshold” shall have the meaning given in Section 2.1.4.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

“Original Registrable Securities” shall have the meaning given in the Recitals hereto.

“Original RRA” shall have the meaning given in the Recitals hereto.

“Other Coordinated Offering” shall have the meaning given in Section 2.4.1.

“Payment Date” shall have the meaning given in Section 2.1.1.

“Permitted Transferees” means persons to whom a holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of the applicable Lock-Up Period pursuant to the applicable Lock-Up Agreement.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Piggyback Registration” shall have the meaning given in Section 2.2.1.

“PIPE Transferees” shall mean persons to whom a PIPE Holder of Registrable Securities (or its transferee) transfers its Registrable Securities.

“PIPE Purchase Agreement” shall have the meaning given in the Recitals hereto.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (i) any outstanding shares of Common Stock held by a Holder immediately following the Closing, (ii) any shares of Common Stock that may be acquired by Holders upon the exercise, conversion or redemption of any other security of the Company or other right to acquire Common Stock held by a Holder immediately following the Closing, (iii) any outstanding shares of Common Stock or any other equity security of the Company held by or issuable to a Holder following the date hereof to the extent that such securities are “restricted securities” (as defined in Rule 144) or are otherwise held by an “affiliate” (as defined in Rule 144) of the Company and (iv) any other equity security of the Company issued or issuable with respect to any securities referenced in clause (i), (ii) or (iii) above by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of the following events: (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder to a Person that is not an “affiliate” (as defined in Rule 144) of the Company and new certificates for such securities not bearing (or book-entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (ii) such securities shall have been otherwise transferred, new certificates for such securities not bearing (or book-entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; (iv) such securities may be sold by a Holder without registration pursuant to Rule 144 (but with no volume or other restrictions or limitations including as to manner or timing of sale or current public information requirements applicable to such Holder); and (v) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration, including any related Shelf Takedown, effected by preparing and filing a Registration Statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the documented, out-of-pocket expenses of a Registration, including, without limitation, the following:

(A)all registration, listing and filing fees (including fees with respect to filings required to be made with FINRA) and any national securities exchange on which the Common Stock or Warrants are then listed;

(B)fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C)printing, messenger, telephone and delivery expenses;

(D)reasonable fees and disbursements of counsel for the Company;

(E)reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration (including the expenses or costs associated with any annual, quarterly or special audit required and the delivery of any opinions or comfort letters expenses of any annual audit or quarterly review); and

(F)reasonable fees and expenses of one (1) legal counsel selected by the majority in interest of the Demanding Holders in an Underwritten Offering or Other Coordinated Offering.

“Registration Statement” shall mean any registration statement that covers Registrable Securities pursuant to the provisions of this Agreement, including any Shelf, and, in each case, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement and all exhibits to, and all material incorporated by reference in, such registration statement.

“Requesting Holders” shall have the meaning given in Section 2.1.5.

“Rule 144” shall mean Rule 144 promulgated under the Securities Act, as amended from time to time, or any similar successor rule thereto that may be promulgated by the Commission.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended from time to time. “Series A Investor Warrants” shall have the meaning given in the Recitals hereto.

“Series A Preferred Stock” shall have the meaning given in the Recitals hereto.

“Shelf” shall mean the Form S-1 Shelf, the Form S-3 Shelf, or any Subsequent Shelf Registration, as the case may be.

“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act, as amended from time to time, or any similar successor rule thereto that may be promulgated by the Commission.

“Shelf Takedown” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.

“Sponsor” shall have the meaning given in the Preamble hereto. “Sponsor Holders” shall have the meaning given in the Preamble hereto.

“Sponsor Holder Lock-Up Agreement” means the Sponsor Agreement, dated [               ], 2026, entered into by the Company and the Sponsor Holders.

“Sponsor Majority Holders” shall mean the Sponsor Holders holding in the aggregate a majority of the Registrable Securities then held by the Sponsor Holders.

“Subsequent Shelf Registration” shall have the meaning given in Section 2.1.2.

“Transfer” shall mean the (i) sale or assignment of, offer to sell, contract or agreement to sell, hypothecation, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Lock-Up Period” shall have the meaning given in Section 2.3.

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Takedown” shall have the meaning given in Section 2.1.4.

“Warrants” means the Domesticated SPAC Warrants (as defined in the Business Combination Agreement). “Withdrawal Notice” shall have the meaning given in Section 2.1.6.

“ZincFive Holders” shall have the meaning given in the Preamble hereto.

“ZincFive Holders Lock-Up Agreement” means the lock-up agreement, dated [                  ], 2026, entered into by the Company and the ZincFive Holders.

ARTICLE II

REGISTRATIONS AND OFFERINGS

2.1Shelf Registration.

2.1.1Filing. The Company shall, subject to Section 3.4, submit or file with the Commission (at the Company’s sole cost and expense) within five (5) days of the Closing Date (the “ Filing Deadline”) a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”) or, if the Company is eligible to use a Registration Statement on Form S-3, a Shelf Registration on Form S-3 (the “Form S-3 Shelf”), in each case, covering the resale of all Registrable Securities (determined as of two (2) business days prior to such submission or filing and assuming that (i) all shares of Series A Preferred Stock are converted into shares of Common Stock at a conversion price equal to the Floor Price and taking into account payment-in-kind dividends for at least three years from the date of such submission or filing (without giving effect to any limitations on conversion or exercise) and (ii) all Series A Investor Warrants are exercised in full at an exercise price equal to the Floor Price) on a delayed or continuous basis and shall use its commercially reasonable efforts to have such Shelf declared effective as soon as reasonably practicable after the filing thereof, but no later than the earlier of (a) the 45th calendar day following the filing date thereof if the Commission notifies the Company that it will “review” the Registration Statement and (b) the tenth (10 calendar day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Deadline”). Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. Subject to Sections 2.1.3 and 3.4, the Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form S-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration) to a Form S-3 Shelf as soon as reasonably practicable after the Company is eligible to use Form S-3. If a Registration Statement covering the Registrable Securities is not filed with the SEC on or prior to the Filing Deadline, the Company will make pro rata payments to each PIPE Holder, as liquidated damages and not as a penalty, in an amount equal to 3% of the aggregate amount paid pursuant to the PIPE Purchase Agreement by such PIPE Holder for such Registrable Securities then held by such PIPE Holder for each 30-day period or pro rata for any portion thereof following the Filing Deadline for which no Registration Statement is filed with respect to the Registrable Securities. Such payments shall constitute the PIPE Holders’ exclusive monetary remedy for such events, but shall not affect the right of the PIPE Holders to seek injunctive relief. Such payments shall be made to each PIPE Holder in cash no later than ten (10) Business Days after the end of each such 30-day period (the “Payment Date”). Interest shall accrue at the rate of 1% per month on any such liquidated damages payments that are not paid by the Payment Date until such amount is paid in full. If (i) a Registration Statement covering the Registrable Securities has not become effective on or prior to the Effectiveness Deadline or (ii) after a Registration Statement has been declared effective by the SEC, sales cannot be made pursuant to such Registration Statement for any reason (including without limitation by reason of a stop order, or the Company’s failure to update such Registration Statement) (an “Effectiveness Failure”), then the Company will make pro rata payments to each PIPE Holder then holding Registrable Securities, as liquidated damages and not as a penalty, in an amount equal to 3% of the aggregate amount paid pursuant to the PIPE Purchase Agreement by such PIPE Holder for such Registrable Securities then held by such PIPE Holder for each 30-day period or pro rata for any portion thereof following the date by which such Registration Statement should have been effective (the “Blackout Period”). Such payments shall constitute the PIPE Holders’ exclusive monetary remedy for such events, but shall not affect the right of the PIPE Holders to seek injunctive relief. The amounts payable as liquidated damages pursuant to this paragraph shall be paid in cash no later than ten (10) Business Days after each such 30-day period following the commencement of the Blackout Period until the termination of the Blackout Period (the “ Blackout Period Payment Date”). Interest shall accrue at the rate of 1% per month on any such liquidated damages payments that are not paid by the Blackout Period Payment Date until such amount is paid in full. Notwithstanding the foregoing, after the date that is 180 days following the initial effectiveness date of the first Registration Statement, it shall not be an Effectiveness Failure if sales cannot be made pursuant to such Registration Statement during any period of unavailability permitted by Section 3.4.

2.1.2Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to, as promptly as is reasonably practicable, cause such Shelf to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to, as promptly as is reasonably practicable, amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration”) registering the resale of all Registrable Securities under such Shelf (determined as of two (2) business days prior to such filing and assuming that (i) all shares of Series A Preferred Stock are converted into shares of Common Stock at a conversion price equal to the Floor Price and taking into account payment-in-kind dividends for at least three years from the date of such submission or filing and (ii) all Series A Investor Warrants are exercised in full at an exercise price equal to the Floor Price), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form.

2.1.3New Registrable Securities. Subject to Section 3.4, in the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company shall, upon the written request of such Holder, promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, any then- available Shelf (including by means of a post-effective amendment) or a Subsequent Shelf Registration and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such Registrable Securities to be so covered twice per calendar year for each of (i) the Sponsor Holders, collectively, (ii) the ZincFive Holders, collectively, and (iii) the PIPE Holders, collectively.

2.1.4Requests for Underwritten Shelf Takedowns. Subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, any Holder (a “Demanding Holder”) may request to sell all or any portion of its

Registrable Securities in an Underwritten Offering or other coordinated offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder, either individually or together with other Demanding Holders, with a total offering price reasonably expected to exceed, in the aggregate, $25 million (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. Subject to Section 2.4.4, the Company shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the initial Demanding Holder’s prior approval (which approval shall not be unreasonably withheld, conditioned or delayed). Subject to Section 2.4.6, each of (i) the Sponsor Holders, collectively, (ii) the ZincFive Holders, collectively, and (iii) the PIPE Holders, collectively, may demand Underwritten Shelf Takedowns pursuant to this Section 2.1.4 (x) not more than two (2) times in any 12-month period (the “Yearly Limit”). Notwithstanding anything to the contrary in this Agreement, the Company may effect any Underwritten Offering pursuant to any then-effective Registration Statement, including a Form S-3, that is then available for such offering.

2.1.5Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Demanding Holders and the Holders requesting piggy back rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Common Stock or other equity securities that the Company desires to sell and all other shares of Common Stock or other equity securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggy- back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “ Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, before including any shares of Common Stock or other equity securities proposed to be sold by Company or by other holders of Common Stock or other equity securities, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata, as nearly as practicable, based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders (if any) have requested be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Securities or in such other proportions as shall mutually be agreed to among the Demanding Holders and the Requesting Holders. To facilitate the allocation of Registrable Securities in accordance with the above provisions, the Company or the Underwriters may round the number of shares allocated to any Holder to the nearest 10 Registrable Securities.

2.1.6Underwritten Shelf Takedown Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, a majority in interest of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown; provided that any other Demanding Holder(s) may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by the Demanding Holder(s). If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown by the withdrawing Demanding Holder for purposes of Section 2.1.4 and shall count toward the Yearly Limit, unless either (i) the Demanding Holder(s) making the withdrawal has not previously withdrawn any Underwritten Shelf Takedown or (ii) the Demanding Holder(s) making the withdrawal reimburses the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown (or, if there is more than one Demanding Holder, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown); provided that, if any other Demanding Holder(s) elects to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall instead count as an Underwritten Shelf Takedown demanded by such Demanding Holder(s) for purposes of Section 2.1.4 and shall count toward the Yearly Limit. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Requesting Holders. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this Section

2.1.6, other than if a Demanding Holder elects to pay such Registration Expenses pursuant to clause (ii) of the second sentence of this Section 2.1.6.

2.2Piggyback Registration.

2.2.1Piggyback Rights. If the Company or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of securityholders of the Company (or by the Company and by the securityholders of the Company including, without limitation, an Underwritten Shelf Takedown pursuant to Section 2.1), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (iii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iv) for an offering of debt that is convertible into equity securities of the Company, (v) for a dividend reinvestment plan, or (vi) a Block Trade or an Other Coordinated Offering (which shall be subject to Section 2.4), then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) business days after receipt of such written notice (such Registration, a “Piggyback Registration”). Subject to Section 2.2.2, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2.1 to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder’s agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

2.2.2Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock or other equity securities that the Company or the Demanding Holders desire to sell, taken together with (i) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with Persons other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which Registration has been requested pursuant to this Section 2.2 and (iii) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy- back registration rights of Persons other than the Holders of Registrable Securities hereunder, exceeds the Maximum Number of Securities, then:

(a)if the Registration or registered offering is undertaken for the Company’s account, the Company shall include in any such Registration or registered offering (A) first, the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, as nearly as practicable, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities or in such other proportions as shall mutually be agreed to among the Demanding Holders and the Requesting Holders; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of Persons other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities;

(b)if the Registration or registered offering is pursuant to a request by Persons other than the Holders of Registrable Securities, then the Company shall include in any such Registration or registered offering (A) first, the shares of Common Stock or other equity securities, if any, of such requesting Persons, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, as nearly as practicable, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities or in such other proportions as shall mutually be agreed to among the Demanding Holders and the Requesting Holders; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of such Persons other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities; and

(c)if the Registration or registered offering is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.1, then the Company shall include in any such Registration or registered offering securities in the priority set forth in Section 2.1.5.

2.2.3Piggyback Registration Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2.1.6) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by Persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2.1.6), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.

2.2.4Unlimited Piggyback Registration Rights. For purposes of clarity, subject to Section 2.1.6, any Piggyback Registration effected pursuant to Section 2.2 shall not be counted as a demand for an Underwritten Shelf Takedown under Section 2.1.4 and shall not count toward the Yearly Limit.

2.3Market Stand-off. In connection with any Underwritten Offering of equity securities of the Company (other than a Block Trade or Other Coordinated Offering), if requested by the managing Underwriter, each Holder that is an executive officer or director of the Company or a Holder in excess of 5.0% of the then-outstanding Common Stock agrees that it shall not Transfer any shares of Common Stock or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the 90-day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering (the “Underwritten Lock-Up Period”), except (i) to Permitted Transferees, (ii) as expressly permitted by such lock-up agreement or (iii) in the event the Underwriters managing the offering otherwise consent in writing. Each Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all other Holders). The Company will not be obligated to undertake an Underwritten Shelf Takedown during any Underwritten Lock-Up Period binding on the Holders, nor will the Company be obligated to include in any Piggyback Registration any Registrable Securities that are then subject to a “lock-up” agreement.

2.4Block Trades; Other Coordinated Offerings.

2.4.1Notwithstanding any other provision of this Article II, but subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, if a Demanding Holder wishes to engage in (a) an underwritten registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”) or (b) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal, (an “Other Coordinated Offering”), in each case, either (x) with an anticipated aggregate offering price reasonably expected to be at least $25 million or (y) with respect to all remaining Registrable Securities held by the Demanding Holder, then such Demanding Holder only needs to notify the Company of the Block Trade or Other Coordinated Offering at least five (5) Business Days prior to the day such offering is to commence and the Company shall as expeditiously as possible use its commercially reasonable efforts to facilitate such Block Trade or Other Coordinated Offering; provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use commercially reasonable efforts to work with the Company and any Underwriters, brokers, sales agents or placement agents prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering.

2.4.2Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in-interest of the Demanding Holders initiating such Block Trade or Other Coordinated Offering shall have the right to submit a Withdrawal Notice to the Company, the Underwriter or Underwriters (if any) and any brokers, sale agents or placement agents (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade or Other Coordinated Offering prior to its withdrawal under this Section 2.4.2.

2.4.3Notwithstanding anything to the contrary in this Agreement, Section 2.2 shall not apply to a Block Trade or Other Coordinated Offering initiated by a Demanding Holder pursuant to this Agreement.

2.4.4The Demanding Holder in a Block Trade or Other Coordinated Offering shall have the right to select the Underwriters and any brokers, sale agents or placement agents (if any) for such Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).

2.4.5Subject to Section 2.4.6, each of (i) the Sponsor Holders, as a group, (ii) the ZincFive Holders, as a group, and (iii) the PIPE Holders, as a group, may demand no more than two (2) Block Trades or Other Coordinated Offerings pursuant to this Section 2.4 in any twelve (12) month period. For the avoidance of doubt, any Block Trade or Other Coordinated Offering effected pursuant to this Section 2.4 shall not be counted as a demand for an Underwritten Shelf Takedown pursuant to Section 2.1.4.

2.4.6Notwithstanding anything to the contrary in this Agreement, with respect to (i) the Sponsor Holders, as a group, or (ii) the ZincFive Holders, as a group, in no event may the number of Block Trades or Other Coordinated Offerings demanded pursuant to this Section 2.4 plus the number of Underwritten Shelf Takedowns demanded pursuant to Section 2.1.4 exceed a total of three (3) demands for such group in any twelve (12) month period.

2.5Legends. In connection with any sale or other disposition of the Registrable Securities by a Holder pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) and upon compliance by the Holder with the requirements of this Section 2.5, if requested by the Holder, the Company shall cause the transfer agent for the Registrable Securities (the “Transfer Agent”) to remove any restrictive legends related to the book entry account holding such Registrable Securities and make a new, unlegended entry for such book entry shares sold or disposed of without restrictive legends within one (1) trading day of any such request therefor from the Holder; provided that the Company and the Transfer Agent have timely received from the Holder customary representations and other documentation reasonably acceptable to the Company and the Transfer Agent in connection therewith. Subject to receipt from the Holder by the Company and the Transfer Agent of customary representations and other documentation reasonably acceptable to the Company and the Transfer Agent in connection therewith, the Holder may request that the Company remove any legend from the book entry position evidencing its Registrable Securities and the Company will, if required by the Transfer Agent, use its commercially reasonable efforts to cause an opinion of the Company’s counsel be provided, in a form reasonably acceptable to the Transfer Agent, to the effect that the removal of such restrictive legends in such circumstances may be effected under the Securities Act, following the earliest of such time as such Registrable Securities (i) are subject to or have been or are about to be sold pursuant to an effective registration statement or (ii) have been or are about to be sold pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission). If restrictive legends are no longer required for such Registrable Securities pursuant to the foregoing, the Company shall, in accordance with the provisions of this section and within one (1) trading day of any request therefor from the Holder accompanied by such customary and reasonably acceptable representations and other documentation referred to above establishing that restrictive legends are no longer required, deliver to the Transfer Agent irrevocable instructions that the Transfer Agent shall make a new, unlegended entry for such book entry shares. The Company shall be responsible for the fees of its Transfer Agent, its legal counsel and all DTC fees associated with such issuance.

ARTICLE III

COMPANY PROCEDURES

3.1General Procedures. In connection with any Shelf and/or Shelf Takedown, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof (and including all manners of distribution in such Registration Statement as Holders may reasonably request in connection with the filing of such Registration Statement and as permitted by law, including distribution of Registrable Securities to a Holder’s members, securityholders or partners), and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1prepare and file with the Commission, as soon as reasonably practicable, a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities have ceased to be Registrable Securities;

3.1.2prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder that holds at least five percent (5%) of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus) and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5cause all such Registrable Securities to be listed on each national securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose, and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (or such shorter period of time as (a) may be necessary in order to comply with the Securities Act, the Exchange Act and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable or (b) advisable in order to reduce the number of days that sales are suspended pursuant to Section 3.4), furnish a copy thereof to each seller of such Registrable Securities and its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

3.1.9notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4;

3.1.10in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering, or sale by a broker, placement agent or sales agent that is registered pursuant to a Registration Statement, permit a representative of the Holders (such representative to be selected by a majority of the participating Holders), the Underwriters or other financial institutions facilitating such Underwritten Offering, Block Trade, Other Coordinated Offering or other sale pursuant to such Registration, if any, and any attorney, consultant or accountant retained by such Holders collectively, Underwriters or other financial institutions to participate, at each such Person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the Registration; provided, however, that such representative, Underwriters or financial institutions agree to confidentiality arrangements, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.11obtain a “comfort” letter (including a bring-down letter dated as of the date the Registrable Securities are delivered for sale pursuant to such Registration) from the Company’s independent registered public accountants in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or a sale by a broker, placement agent or sales agent pursuant to a Registration Statement (subject to such Underwriter or other financial institution facilitating such offering providing such certification or representation as reasonably requested by the Company’s independent registered public accountants and the Company’s counsel), in customary form and covering such matters of the type customarily covered by “comfort” letters as the managing Underwriter or other similar type of sales agent or placement agent may reasonably request;

3.1.12in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to a Registration Statement, on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion and negative assurance letter, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the participating Holders, the broker, placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Holders, broker, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, provided, in each case, that such participating Holders provide such information to such counsel as is customarily required for, or is reasonably requested by such counsel for purposes of, such opinion or negative assurance letter;

3.1.13in the event of any Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to a Registration Statement, enter into and perform its obligations under an underwriting agreement, purchase agreement, sales agreement or placement agreement, in usual and customary form, with the managing Underwriter or broker, sales agent or placement agent of such offering or sale;

3.1.14make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least 12 months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.15with respect to an Underwritten Offering pursuant to Section 2.1.4, use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

3.1.16otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders participating in such Registration, consistent with the terms of this Agreement, in connection with such Registration.

Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter or other sales agent or placement agent if such Underwriter or other sales agent or placement agent has not then been named with respect to the applicable Underwritten Offering or other offering involving a registration as an Underwriter or broker, sales agent or placement agent, as applicable.

3.2Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the participating Holders in an offering shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ or agents’ commissions and discounts, brokerage fees, Underwriter marketing costs (pro rata, as nearly as practicable, based on the respective number of Registrable Securities that each Holder is including in the offering) and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3Requirements for Participation in Underwritten Offerings. The Holders of Registrable Securities shall provide such information as may reasonably be requested by the Company, or the managing Underwriter or placement agent or sales agent, if any, in connection with the preparation of any Registration Statement or Prospectus, including amendments and supplements thereto, in order to effect the registration of any Registrable Securities under the Securities Act pursuant to Article II and in connection with the Company’s obligation to comply with federal and applicable state securities Laws. Notwithstanding anything in this Agreement to the contrary, if any Holder does not timely provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No Person may participate in any Underwritten Offering or other coordinated offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such Person (i) agrees to sell such Person’s securities on the basis provided in any arrangements approved by the Company and (ii) timely completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such arrangements. The exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

3.4Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.

3.4.1Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until he, she or it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until he, she or it is advised in writing by the Company that the use of the Prospectus may be resumed.

3.4.2If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (i) require the Company to make an Adverse Disclosure, (ii) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control or (iii) in the good faith judgment of the majority of the Board, be seriously detrimental to the Company, and the majority of the Board concludes as a result that it is essential to defer such filing, initial effectiveness or continued use at such time, the Company may, upon giving prompt written notice of such action to the Holders (which notice shall not specify the nature of the event giving rise to such delay or suspension), delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under this Section 3.4.2, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents.

3.4.3Subject to Section 3.4.4, if (i) during the period starting with the date 60 days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date 120 days after the effective date of, a Company-initiated Registration, and provided that the Company continues to actively employ, in good faith, all commercially reasonable efforts to maintain the effectiveness of the applicable Shelf Registration, or (ii) if, pursuant to Section 2.1.4, Holders have requested an Underwritten Shelf Takedown and the Company and such Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, then, in each case, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Section 2.1.4.

3.4.4The right to delay or suspend any filing, initial effectiveness or continued use of a Registration Statement pursuant to Section 3.4.2 or a registered offering pursuant to Section 3.4.3 shall be exercised by the Company, in the aggregate, for not more than 90 consecutive calendar days or more 120 total calendar days in each case, during any 12- month period.

3.5Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to use commercially reasonable efforts to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Section 13(a) or 15(d) of the Exchange Act. The Company further covenants that it shall take such further action as any Holder may reasonably request, to the extent required from time to time to enable such Holder to sell Registrable Securities held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144, including making available at all time information necessary to enable such Holder to comply with Rule 144. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1Indemnification.

4.1.1The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors, agents and each Person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and reasonable and documented out-of-pocket expenses (including, without limitation, reasonable outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto filed pursuant to this Agreement or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each Person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2In connection with any Registration Statement filed pursuant to this Agreement in which a Holder of Registrable Securities is participating, such Holder shall furnish (or cause to be furnished) to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors, officers and agents and each Person who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and reasonable and documented out-of-pocket expenses (including, without limitation, reasonable outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement is contained in (or not contained in, in the case of an omission) any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of

Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3Any Person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any Person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (plus one local counsel if necessary in the reasonable judgment of the indemnified party) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5If the indemnification provided under Section 4.1 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1.1, 4.1.2 and 4.1.3, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1.5. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1.5 from any Person who was not guilty of such fraudulent misrepresentation.

4.2Waiver of Medallion Guaranty. The Company agrees to use commercially reasonable efforts to enter into that certain indemnification agreement, substantially in the form attached as Exhibit B to this Agreement, in favor of Continental Stock Transfer & Trust Company (or any successor transfer agent or warrant agent of the Company) in connection with the waiver of any requirement to provide a medallion guarantee in connection with any Transfer of any shares of Common Stock or other equity securities of the Company by any Sponsor Holder, PIPE Holder, or any of their Permitted Transferees or PIPE Transferees; provided that, in each case, as a prerequisite to the Company’s entry into such indemnification agreement, such Sponsor Holder, Permitted Transferee or PIPE Transferees enters into an indemnification agreement in favor of the Company.

ARTICLE V

MISCELLANEOUS

5.1Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means (including email), with affirmative confirmation of receipt, (iii) one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable party at the following addresses (or at such other address for a party as shall be specified by like notice). Any notice or communication under this Agreement must be addressed, if to the Company, to: ZincFive, Inc., 20170 SW 112th Ave, Tualatin, Oregon 97062, Attention: [             ], Email: [             ], with a copy (which shall not constitute notice) to Cooley LLP, 3 Embarcadero Center, 20th Floor, San Francisco, California 94111, Attention: [             ], Email: [             ]; and, if to any Holder, at such Holder’s address or contact information as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

5.2Assignment; No Third-Party Beneficiaries.

5.2.1This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.2.2This Agreement and the rights, duties and obligations of the Holders hereunder may not be assigned or delegated by the Holders in whole or in part; provided, however, that, subject to Section 5.2.5, a Holder may assign the rights and obligations of such Holder hereunder relating to particular Registrable Securities in connection with the transfer of such Registrable Securities to a Permitted Transferee or PIPE Transferee of such Holder (it being understood that no such Transfer shall reduce any rights of the Holder with respect to Registrable Securities still held by such Holder). A Permitted Transferee or PIPE Transferee receiving Registrable Securities from a Sponsor Holder shall become a Sponsor Holder, a Permitted Transferee receiving Registrable Securities from a ZincFive Holder shall become a ZincFive Holder, and a PIPE Transferee receiving Registrable Securities from a PIPE Holder shall become a PIPE Holder.

5.2.3This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees and PIPE Transferees.

5.2.4This Agreement shall not confer any rights or benefits on any Persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2.

5.2.5No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless such assignment is permitted under 5.2.2 and unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

5.4Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

5.5Jurisdiction. Any Legal Proceeding based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have jurisdiction, in the United States District Court for the District of Delaware and to the extent such court does not have subject matter jurisdiction, the

Superior Court of the State of Delaware), and each of the parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such Legal Proceeding, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the Legal Proceeding shall be heard and determined only in any such court, and (iv) agrees not to bring any Legal Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Legal Proceeding, suit or proceeding brought pursuant to this Section 5.5.

5.6Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

5.7Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority in interest of the aggregate Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely effects the Sponsor Holders shall also require the written consent of the Sponsor Majority Holders so long as the Sponsor Holders and their respective affiliates hold, in the aggregate, at least one percent (1%) of the outstanding shares of Common Stock of the Company; and provided, further, that any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.8Other Registration Rights. Other than as provided in the Warrant Agreement, dated as of October 5, 2023, between the Company and Continental Stock Transfer & Trust Company, the Company represents and warrants that no Person, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other Person. For so long as the Sponsor Holders and their respective affiliates hold, in the aggregate, at least five percent (5%) of the outstanding shares of Common Stock of the Company, the Company hereby agrees and covenants that it will not grant rights to register any Common Stock (or securities convertible into or exchangeable for Common Stock) pursuant to the Securities Act that are more favorable or senior to those granted to the Holders hereunder (such rights “Competing Registration Rights”) without the prior written consent of the Sponsor Majority Holders, not to be unreasonably withheld, delayed or conditioned. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions, and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

5.9Term. This Agreement shall terminate upon the earlier of (i) the tenth anniversary of the date of this Agreement and (ii) with respect to any Holder, the date that such Holder no longer holds any Registrable Securities. The provisions of Article IV shall survive any termination.

5.10   Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.

5.11   Additional Holders; Joinder. In addition to Persons who may become Holders pursuant to Section 5.2, subject to the prior written consent of at least a majority in interest of the aggregate Registrable Securities at the time in question, the Company may make any Person who acquires Common Stock or rights to acquire Common Stock after the date hereof a party to this Agreement (each such Person, an “Additional Holder”) by obtaining an executed joinder to this Agreement from such Additional Holder in the form of Exhibit A attached hereto (a “Joinder”). Such Joinder shall specify the rights and obligations of the applicable Additional Holder under this Agreement. Upon the execution and delivery and subject to the terms of a Joinder by such Additional Holder, the Common

Stock of the Company then owned, or underlying any rights then owned, by such Additional Holder (the “Additional Holder Common Stock”) shall be Registrable Securities to the extent provided herein and therein, and such Additional Holder shall be a Holder under this Agreement with respect to such Additional Holder Common Stock.

5.12   Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

5.13   Entire Agreement; Restatement. This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto, which exhibits and schedules are incorporated herein by reference, embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the parties with respect to the subject matter contained herein. Upon the Closing, the Original RRA shall no longer be of any force or effect.

5.14   In-Kind Distribution. If the Sponsor seeks to effectuate an in-kind distribution of all or part of its Registrable Securities to its direct or indirect equityholders (an “In-Kind Distribution”), the Company will use reasonable best efforts to work with the Sponsor to facilitate such In-Kind Distribution in the manner reasonably requested. Prior to any In-Kind Distribution, each distributee shall deliver to the Company a written acknowledgment and agreement in form and substance reasonably satisfactory to the Company that the distributee will be bound by, and will be a party to, this Agreement; provided, however, that a failure by a distributee to deliver such acknowledgment and agreement shall not render such distribution to such distributee void, but such distributee shall not be entitled to the benefits of this Agreement until such time as such acknowledgment and agreement is delivered. Upon any In-Kind Distribution, (i) in the event of a distribution of all of the Sponsor’s Registrable Securities, the distributees holding Registrable Securities equal to a majority-in-interest of the Registrable Securities then held by the Sponsor at the time of such distribution shall thereafter be entitled to exercise and enforce the rights specifically granted to the Sponsor hereunder and (ii) each distributee shall be considered a “Sponsor Holder” hereunder.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

ZINCFIVE, INC.

By:
Name:
Title:

[Signature Page to Amended & Restated Registration Rights Agreement]

PIPE HOLDERS:

[ ]

By:
Name:
Title:

ZINCFIVE HOLDERS:

[ ]

By:
Name:
Title:

SPONSOR:

SLG SPAC Fund LLC

By:
Name:
Title:

OTHER SPONSOR HOLDERS:

[ ]

By:
Name:
Title:

ANNEX H

ZincFive, Inc.

2026 Equity Incentive Plan

Adopted by the Board of Directors: [      ]

Approved by the Stockholders: [      ]

1.	General.

(a)Plan Purpose.   The Company, by means of the Plan, seeks to secure and retain the services of Employees, Directors and Consultants, to provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate and to provide a means by which such persons may be given an opportunity to benefit from increases in value of the Common Stock through the granting of Awards.

(b)Available Awards.   The Plan provides for the grant of the following Awards: (i) Incentive Stock Options; (ii) Nonstatutory Stock Options; (iii) SARs; (iv) Restricted Stock Awards; (v) RSU Awards; (vi) Performance Awards; and (vii) Other Awards.

(c)Adoption Date; Effective Date.   The Plan will come into existence on the Adoption Date, but no Award may be granted prior to the Effective Date.

2.	Shares Subject to the Plan.

(a)Share Reserve.   Subject to adjustment in accordance with Section 2(c) and any adjustments as necessary to implement any Capitalization Adjustments, the aggregate number of shares of Common Stock that may be issued pursuant to Awards will be equal to [      ] shares. In addition, subject to any adjustments as necessary to implement any Capitalization Adjustments, such aggregate number of shares of Common Stock will automatically increase on January 1 of each year for a period of ten years commencing on January 1, 2027 and ending on (and including) January 1, 2036, in an amount equal to five percent (5%) of the total number of shares of Common Stock outstanding on December 31 of the preceding year; provided, however, that the Board may act prior to January 1 of a given year to provide that the increase for such year will be a lesser number of shares of Common Stock.

(b)Aggregate Incentive Stock Option Limit.   Notwithstanding anything to the contrary in Section 2(a) and subject to any adjustments as necessary to implement any Capitalization Adjustments, the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options is [      ] shares.

(c)Share Reserve Operation.

(i)Limit Applies to Common Stock Issued Pursuant to Awards.   For clarity, the Share Reserve is a limit on the number of shares of Common Stock that may be issued pursuant to Awards and does not limit the granting of Awards, except that the Company will keep available at all times the number of shares of Common Stock reasonably required to satisfy its obligations to issue shares pursuant to such Awards. Shares may be issued in connection with a merger or acquisition as permitted by, as applicable, Nasdaq Listing Rule 5635(c)(3), NYSE Listed Company Manual Section 303A.08, NYSE American Company Guide Section 711 or other applicable rule, and such issuance will not reduce the number of shares available for issuance under the Plan.

(ii)Actions that Do Not Constitute Issuance of Common Stock and Do Not Reduce Share Reserve.   The following actions do not result in an issuance of shares under the Plan and accordingly do not reduce the number of shares subject to the Share Reserve and available for issuance under the Plan: (1) the expiration or termination of any portion of an Award without the shares covered by such portion of the Award having been issued; (2) the settlement of any portion of an Award in cash (i.e., the Participant receives cash rather than Common Stock); (3) the withholding of shares that would otherwise be issued by the Company to satisfy the exercise, strike or purchase price of an Award; or (4) the withholding of shares that would otherwise be issued by the Company to satisfy a tax withholding obligation in connection with an Award.

(iii)Reversion of Previously Issued Shares of Common Stock to Share Reserve.   The following shares of Common Stock previously issued pursuant to an Award and accordingly initially deducted from the Share Reserve will be added back to the Share Reserve and again become available for issuance under the Plan: (1) any shares that are forfeited back to or repurchased by the Company because of a failure to meet a contingency or condition required for the vesting of such shares; (2) any shares that are reacquired by the Company to satisfy the exercise, strike or purchase price of an Award; and (3) any shares that are reacquired by the Company to satisfy a tax withholding obligation in connection with an Award.

3.	Eligibility and Limitations.

(a)Eligible Award Recipients.   Subject to the terms of the Plan, Employees, Directors and Consultants are eligible to receive Awards.

(b)Specific Award Limitations.

(i)Limitations on Incentive Stock Option Recipients.   Incentive Stock Options may be granted only to Employees of the Company or a “parent corporation” or “subsidiary corporation” thereof (as such terms are defined in Sections 424(e) and (f) of the Code).

(ii)Incentive Stock Option $100,000 Limitation.   To the extent that the aggregate Fair Market Value (determined at the time of grant) of the shares of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds $100,000 (or such other limit established in the Code) or any Incentive Stock Options otherwise do not comply with the rules governing Incentive Stock Options, the Options or portions thereof that exceed such limit (according to the order in which they were granted) or otherwise do not comply with such rules will be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Award Agreement(s).

(iii)Limitations on Incentive Stock Options Granted to Ten Percent Stockholders.   A Ten Percent Stockholder may not be granted an Incentive Stock Option unless (1) the exercise price of such Option is at least 110% of the Fair Market Value on the date of grant of such Option and (2) the Option is not exercisable after the expiration of five years from the date of grant of such Option.

(iv)Limitations on Nonstatutory Stock Options and SARs.   Nonstatutory Stock Options and SARs may not be granted to Employees, Directors and Consultants who are providing Continuous Service only to any “parent” of the Company (as such term is defined in Rule 405) unless the stock underlying such Awards is treated as “service recipient stock” under Section 409A because the Awards are granted pursuant to a corporate transaction (such as a spin off transaction) or unless such Awards otherwise comply with the distribution requirements of Section 409A.

(c)Aggregate Incentive Stock Option Limit.   The aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options is the number of shares specified in Section 2(b).

(d)Non-Employee Director Compensation Limit.   The aggregate value of all compensation granted or paid, as applicable, to any individual for service as a Non-Employee Director with respect to any fiscal year, including Awards granted and cash fees paid by the Company to such Non-Employee Director, will not exceed (1) $750,000 in total value or (2) in the event such Non-Employee Director is first appointed or elected to the Board during such fiscal year, $1,000,000 in total value, in each case, calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes. For avoidance of doubt, compensation will count towards this limit for the fiscal year in which it was granted or earned, and not later when distributed, in the event it is deferred.

4.	Options and Stock Appreciation Rights.

Each Option and SAR will have such terms and conditions as determined by the Board. Each Option will be designated in writing as an Incentive Stock Option or Nonstatutory Stock Option at the time of grant; provided, however, that if an Option is not so designated or if an Option designated as an Incentive Stock Option fails to qualify as an Incentive Stock Option, then such Option will be a Nonstatutory Stock Option, and the shares purchased upon exercise of each type of Option will be separately accounted for. Each SAR will be denominated in shares of Common Stock equivalents. The terms and conditions of separate Options and SARs need not be identical; provided, however, that each applicable Award Agreement will conform (through incorporation of provisions hereof by reference in the Award Agreement or otherwise) to the substance of each of the following provisions:

(a)Term.   Subject to Section 3(b) regarding Ten Percent Stockholders, no Option or SAR will be exercisable after the expiration of ten years from the date of grant of such Award or such shorter period specified in the Award Agreement.

(b)Exercise or Strike Price.   Subject to Section 3(b) regarding Ten Percent Stockholders, the exercise or strike price of each Option or SAR will not be less than 100% of the Fair Market Value on the date of grant of such Award. Notwithstanding the foregoing, an Option or SAR may be granted with an exercise or strike price lower than 100% of the Fair Market Value on the date of grant of such Award if such Award is granted pursuant to an assumption of or substitution for another option or stock appreciation right pursuant to a Corporate Transaction and in a manner consistent with the provisions of Sections 409A and, if applicable, 424(a) of the Code.

(c)Exercise Procedure and Payment of Exercise Price for Options.   In order to exercise an Option, the Participant must provide notice of exercise to the Plan Administrator in accordance with the procedures specified in the applicable Award Agreement or otherwise provided by the Company. The Board has the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment. The exercise price of an Option may be paid, to the extent permitted by Applicable Law and as determined by the Board, by one or more of the following methods of payment to the extent set forth in the applicable Award Agreement:

(i)by cash or check, bank draft or money order payable to the Company;

(ii)pursuant to a “cashless exercise” program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the Common Stock subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the exercise price to the Company from the sales proceeds;

(iii)by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock that are already owned by the Participant free and clear of any liens, claims, encumbrances or security interests, with a Fair Market Value on the date of exercise that does not exceed the exercise price, provided that (1) at the time of exercise the Common Stock is publicly traded, (2) any remaining balance of the exercise price not satisfied by such delivery is paid by the Participant in cash or other permitted form of payment, (3) such delivery would not violate any Applicable Law or agreement restricting the redemption of the Common Stock, (4) any certificated shares are endorsed or accompanied by an executed assignment separate from certificate, and (5) such shares have been held by the Participant for any minimum period necessary to avoid adverse accounting treatment as a result of such delivery;

(iv)if the Option is a Nonstatutory Stock Option, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value on the date of exercise that does not exceed the exercise price, provided that (1) such shares used to pay the exercise price will not be exercisable thereafter and (2) any remaining balance of the exercise price not satisfied by such net exercise is paid by the Participant in cash or other permitted form of payment; or

(v)in any other form of consideration that may be acceptable to the Board and permissible under Applicable Law.

(d)Exercise Procedure and Payment of Appreciation Distribution for SARs.   In order to exercise any SAR, the Participant must provide notice of exercise to the Plan Administrator in accordance with the applicable Award Agreement. The appreciation distribution payable to a Participant upon the exercise of a SAR will not be greater than an amount equal to the excess of (i) the aggregate Fair Market Value on the date of exercise of a number of shares of Common Stock equal to the number of Common Stock equivalents that are vested and being exercised under such SAR, over (ii) the strike price of such SAR. Such appreciation distribution may be paid to the Participant in the form of Common Stock or cash (or any combination of Common Stock and cash) or in any other form of payment, as determined by the Board and specified in the applicable Award Agreement.

(e)Transferability.   Options and SARs may not be transferred to third party financial institutions for value. The Board may impose such additional limitations on the transferability of an Option or SAR as it determines. In the absence of any such determination by the Board, the following restrictions on the transferability of Options and SARs will apply, provided that except as explicitly provided herein, neither an Option nor a SAR may be transferred for consideration and provided, further, that if an Option is an Incentive Stock Option, such Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer:

(i)Restrictions on Transfer.   An Option or SAR will not be transferable, except by will or by the laws of descent and distribution, and will be exercisable during the lifetime of the Participant only by the Participant; provided, however, that the Board may permit transfer of an Option or SAR in a manner that is not prohibited by applicable tax and securities laws upon the Participant’s request, including to a trust if the Participant is considered to be the sole beneficial owner of such trust (as determined under Section 671 of the Code and applicable state law) while such Option or SAR is held in such trust, provided that the Participant and the trustee enter into a transfer and other agreements required by the Company.

(ii)Domestic Relations Orders.   Notwithstanding the foregoing, subject to the execution of transfer documentation in a format acceptable to the Company and subject to the approval of the Board or a duly authorized Officer, an Option or SAR may be transferred pursuant to a domestic relations order.

(f)Vesting.   The Board may impose such restrictions on or conditions to the vesting and/or exercisability of an Option or SAR as determined by the Board. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, vesting of Options and SARs will cease upon termination of the Participant’s Continuous Service.

(g)Termination of Continuous Service for Cause.   Except as explicitly otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service is terminated for Cause, the Participant’s Options and SARs will terminate and be forfeited immediately upon such termination of Continuous Service, and the Participant will be prohibited from exercising any portion (including any vested portion) of such Awards on and after the date of such termination of Continuous Service and the Participant will have no further right, title or interest in such forfeited Award, the shares of Common Stock subject to the forfeited Award, or any consideration in respect of the forfeited Award.

(h)Post-Termination Exercise Period Following Termination of Continuous Service for Reasons Other than Cause.   Subject to Section 4(i), if a Participant’s Continuous Service terminates for any reason other than for Cause, the Participant may exercise his or her Option or SAR to the extent vested, but only within the following period of time or, if applicable, such other period of time provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate; provided, however, that in no event may such Award be exercised after the expiration of its maximum term (as set forth in Section 4(a)):

(i)three months following the date of such termination if such termination is a termination without Cause (other than any termination due to the Participant’s Disability or death);

(ii)12 months following the date of such termination if such termination is due to the Participant’s Disability;

(iii)18 months following the date of such termination if such termination is due to the Participant’s death; or

(iv)18 months following the date of the Participant’s death if such death occurs following the date of such termination but during the period such Award is otherwise exercisable (as provided in (i) or (ii) above).

Following the date of such termination, to the extent the Participant does not exercise such Award within the applicable Post-Termination Exercise Period (or, if earlier, prior to the expiration of the maximum term of such Award), such unexercised portion of the Award will terminate, and the Participant will have no further right, title or interest in the terminated Award, the shares of Common Stock subject to the terminated Award, or any consideration in respect of the terminated Award.

(i)Restrictions on Exercise; Extension of Exercisability.   A Participant may not exercise an Option or SAR at any time that the issuance of shares of Common Stock upon such exercise would violate Applicable Law. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service terminates for any reason other than for Cause and, at any time during the last thirty days of the applicable Post-Termination Exercise Period: (i) the exercise of the Participant’s Option or SAR would be prohibited solely because the issuance of shares of Common Stock upon such exercise would violate Applicable Law; or (ii) the immediate sale of any shares of Common Stock issued upon such exercise would violate the Company’s Trading Policy, then the applicable Post-Termination Exercise Period will be extended to the last day of the calendar month that commences following the date the Award would otherwise expire, with an additional extension of the exercise period to the last day of the next calendar month to apply if any of the foregoing restrictions apply at any time during such extended exercise period, generally without limitation as to the maximum permitted number of extensions;

provided, however, that in no event may such Award be exercised after the expiration of its maximum term (as set forth in Section 4(a)).

(j)Non-Exempt Employees.   No Option or SAR, whether or not vested, granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, will be first exercisable for any shares of Common Stock until at least six months following the date of grant of such Award. Notwithstanding the foregoing, in accordance with the provisions of the Worker Economic Opportunity Act, any vested portion of such Award may be exercised earlier than six months following the date of grant of such Award in the event of (i) such Participant’s death or Disability, (ii) a Corporate Transaction in which such Award is not assumed, continued or substituted, (iii) a Change in Control, or (iv) such Participant’s retirement (as such term may be defined in the Award Agreement or another applicable agreement or, in the absence of any such definition, in accordance with the Company’s then current employment policies and guidelines). This Section 4(j) is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option or SAR will be exempt from his or her regular rate of pay.

(k)Whole Shares.   Options and SARs may be exercised only with respect to whole shares of Common Stock or their equivalents.

5.	Awards Other Than Options and Stock Appreciation Rights.

(a)Restricted Stock Awards and RSU Awards.   Each Restricted Stock Award and RSU Award will have such terms and conditions as determined by the Board; provided, however, that each applicable Award Agreement will conform (through incorporation of the provisions hereof by reference in the Award Agreement or otherwise) to the substance of each of the following provisions:

(i)Form of Award.

(1)Restricted Stock Awards:   To the extent consistent with the Company’s Bylaws, at the Board’s election, shares of Common Stock subject to a Restricted Stock Award may be (A) held in book entry form subject to the Company’s instructions until such shares become vested or any other restrictions lapse, or (B) evidenced by a certificate, which certificate will be held in such form and manner as determined by the Board. Unless otherwise determined by the Board, a Participant will have voting and other rights as a stockholder of the Company with respect to any shares subject to a Restricted Stock Award.

(2)RSU Awards:   An RSU Award represents a Participant’s right to be issued on a future date the number of shares of Common Stock that is equal to the number of restricted stock units subject to the RSU Award. As a holder of an RSU Award, a Participant is an unsecured creditor of the Company with respect to the Company’s unfunded obligation, if any, to issue shares of Common Stock in settlement of such Award and nothing contained in the Plan or any applicable Award Agreement, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between a Participant and the Company or an Affiliate or any other person. A Participant will not have voting or any other rights as a stockholder of the Company with respect to any RSU Award (unless and until shares are actually issued in settlement of a vested RSU Award).

(ii)Consideration.

(1)Restricted Stock Awards:   A Restricted Stock Award may be granted in consideration for (A) cash or check, bank draft or money order payable to the Company, (B) past services to the Company or an Affiliate, or (C) any other form of consideration (including future services) as the Board may determine and permissible under Applicable Law.

(2)RSU Awards:   Unless otherwise determined by the Board at the time of grant, an RSU Award will be granted in consideration for the Participant’s services to the Company or an Affiliate, such that the Participant will not be required to make any payment to the Company (other than such services) with respect to the grant or vesting of the RSU Award, or the issuance of any shares of Common Stock pursuant to the RSU Award. If, at the time of grant, the Board determines that any consideration must be paid by the Participant (in a form other than the Participant’s services to the Company or an Affiliate) upon the issuance of any shares of Common Stock in settlement of the RSU Award, such consideration may be paid in any form of consideration as the Board may determine and permissible under Applicable Law.

(iii)Vesting.   The Board may impose such restrictions on or conditions to the vesting of a Restricted Stock Award or RSU Award as determined by the Board. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, vesting of Restricted Stock Awards and RSU Awards will cease upon termination of the Participant’s Continuous Service.

(iv)Termination of Continuous Service.   Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service terminates for any reason, (1) the Company may receive through a forfeiture condition or a repurchase right any or all of the shares of Common Stock held by the Participant under his or her Restricted Stock Award that have not vested as of the date of such termination as set forth in the applicable Award Agreement, (2) any portion of his or her RSU Award that has not vested will be forfeited upon such termination, and (3) the Participant will have no further right, title or interest in the Restricted Stock Award or RSU Award, the shares of Common Stock subject to or issuable pursuant to the Restricted Stock Award or RSU Award, or any consideration in respect of the Restricted Stock Award or RSU Award.

(v)Dividends and Dividend Equivalents.   Dividends or dividend equivalents may be paid or credited, as applicable, with respect to any shares of Common Stock subject to a Restricted Stock Award or RSU Award, as determined by the Board and specified in the Award Agreement.

(vi)Settlement of RSU Awards.   An RSU Award may be settled by the issuance of shares of Common Stock or cash (or any combination thereof) or in any other form of payment, as determined by the Board and specified in the applicable Award Agreement. At the time of grant, the Board may determine to impose such restrictions or conditions that delay such delivery to a date following the vesting of the RSU Award.

(b)Performance Awards.   With respect to any Performance Award, the length of any Performance Period, the Performance Goals to be achieved during the Performance Period, the other terms and conditions of such Award, and the measure of whether and to what degree such Performance Goals have been attained will be determined by the Board.

(c)Other Awards.   Other forms of Awards valued in whole or in part by reference to, or otherwise based on, Common Stock, including the appreciation in value thereof (e.g., options or stock rights with an exercise price or strike price less than 100% of the Fair Market Value at the time of grant) may be granted either alone or in addition to Awards provided for under Section 4 and the preceding provisions of this Section 5. Subject to the provisions of the Plan, the Board will have sole and complete discretion to determine the persons to whom and the time or times at which such Other Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Other Awards and all other terms and conditions of such Other Awards.

6.	Adjustments upon Changes in Common Stock; Other Corporate Events.

(a)Capitalization Adjustments.   In the event of a Capitalization Adjustment, the Board shall appropriately and proportionately adjust: (i) the class(es) and maximum number of shares of Common Stock subject to the Plan and the maximum number of shares by which the Share Reserve may annually increase pursuant to Section 2(a); (ii) the class(es) and maximum number of shares that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 2(b); and (iii) the class(es) and number of securities and exercise price, strike price or purchase price of Common Stock subject to outstanding Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive. Notwithstanding the foregoing, no fractional shares or rights for fractional shares of Common Stock shall be created in order to implement any Capitalization Adjustment. The Board shall determine an appropriate equivalent benefit, if any, for any fractional shares or rights to fractional shares that might be created by the adjustments referred to in the preceding provisions of this Section.

(b)Dissolution or Liquidation.   Except as otherwise provided in the Award Agreement, in the event of a dissolution or liquidation of the Company, all outstanding Awards (other than Awards consisting of vested and outstanding shares of Common Stock not subject to a forfeiture condition or the Company’s right of repurchase) will terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common Stock subject to the Company’s repurchase rights or subject to a forfeiture condition may be repurchased or reacquired by the Company notwithstanding the fact that the holder of such Award is providing Continuous Service, provided, however, that the Board may determine to cause some or all Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.

(c)Corporate Transaction.   The following provisions will apply to Awards in the event of a Corporate Transaction unless otherwise provided in the instrument evidencing the Award or any other written agreement between the Company or any Affiliate and the Participant or unless otherwise expressly provided by the Board at the time of grant of an Award.

(i)Awards May Be Assumed.   In the event of a Corporate Transaction, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all Awards outstanding under the Plan or may substitute similar awards for Awards outstanding under the Plan (including but not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the Corporate Transaction), and any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to Awards may be assigned by the Company to the successor of the Company (or the successor’s parent company, if any), in connection with such Corporate Transaction. A surviving corporation or acquiring corporation (or its parent) may choose to assume or continue only a portion of an Award or substitute a similar award for only a portion of an Award, or may choose to assume, continue or substitute the Awards held by some, but not all Participants. The terms of any assumption, continuation or substitution will be set by the Board.

(ii)Awards Held by Current Participants.   In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Awards or substitute similar awards for such outstanding Awards, then with respect to Awards that have not been assumed, continued or substituted and that are held by Participants whose Continuous Service has not terminated prior to the effective time of the Corporate Transaction (referred to as the “Current Participants”), the vesting of such Awards (and, with respect to Options and Stock Appreciation Rights, the time when such Awards may be exercised) will be accelerated in full to a date prior to the effective time of such Corporate Transaction (contingent upon the effectiveness of the Corporate Transaction) as the Board determines (or, if the Board does not determine such a date, to the date that is five days prior to the effective time of the Corporate Transaction), and such Awards will terminate if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction, and any reacquisition or repurchase rights held by the Company with respect to such Awards will lapse (contingent upon the effectiveness of the Corporate Transaction). With respect to the vesting of Performance Awards that will accelerate upon the occurrence of a Corporate Transaction pursuant to this subsection (ii) and that have multiple vesting levels depending on the level of performance, unless otherwise provided in the Award Agreement, the vesting of such Performance Awards will accelerate at 100% of the target level upon the occurrence of the Corporate Transaction. With respect to the vesting of Awards that will accelerate upon the occurrence of a Corporate Transaction pursuant to this subsection (ii) and are settled in the form of a cash payment, such cash payment will be made no later than 30 days following the occurrence of the Corporate Transaction or such later date as required to comply with Section 409A of the Code.

(iii)Awards Held by Persons other than Current Participants.   In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Awards or substitute similar awards for such outstanding Awards, then with respect to Awards that have not been assumed, continued or substituted and that are held by persons other than Current Participants, such Awards will terminate if not exercised (if applicable) prior to the occurrence of the Corporate Transaction; provided, however, that any reacquisition or repurchase rights held by the Company with respect to such Awards will not terminate and may continue to be exercised notwithstanding the Corporate Transaction.

(iv)Payment for Awards in Lieu of Exercise.   Notwithstanding the foregoing, in the event an Award will terminate if not exercised prior to the effective time of a Corporate Transaction, the Board may provide, in its sole discretion, that the holder of such Award may not exercise such Award but will receive a payment, in such form as may be determined by the Board, equal in value, at the effective time, to the excess, if any, of (1) the value of the property the Participant would have received upon the exercise of the Award (including, at the discretion of the Board, any unvested portion of such Award), over (2) any exercise price payable by such holder in connection with such exercise.

(d)Appointment of Stockholder Representative.   As a condition to the receipt of an Award under this Plan, a Participant will be deemed to have agreed that the Award will be subject to the terms of any agreement governing a Corporate Transaction involving the Company, including, without limitation, a provision for the appointment of a stockholder representative that is authorized to act on the Participant’s behalf with respect to any escrow, indemnities and any contingent consideration.

(e)No Restriction on Right to Undertake Transactions.   The grant of any Award under the Plan and the issuance of shares pursuant to any Award does not affect or restrict in any way the right or power of the Company, the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any Change in Control, any Corporate Transaction, any merger or consolidation of the Company, any issue of stock or of options, rights or options to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

7.	Administration.

(a)Administration by Board.   The Board will administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in subsection (c) below.

(b)Powers of Board.   The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i)To determine from time to time (1) which of the persons eligible under the Plan will be granted Awards; (2) when and how each Award will be granted; (3) what type or combination of types of Award will be granted; (4) the provisions of each Award granted (which need not be identical), including the time or times when a person will be permitted to receive an issuance of Common Stock or other payment pursuant to an Award; (5) the number of shares of Common Stock or cash equivalent with respect to which an Award will be granted to each such person; (6) the Fair Market Value applicable to an Award; and (7) the terms of any Performance Award that is not valued in whole or in part by reference to, or otherwise based on, the Common Stock, including the amount of cash payment or other property that may be earned and the timing of payment.

(ii)To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Award Agreement, in a manner and to the extent it deems necessary or expedient to make the Plan or Award fully effective.

(iii)To settle all controversies regarding the Plan and Awards granted under it.

(iv)To accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest, notwithstanding the provisions in the Award Agreement stating the time at which it may first be exercised or the time during which it will vest.

(v)To prohibit the exercise of any Option, SAR or other exercisable Award during a period of up to 30 days prior to the consummation of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of Common Stock or the share price of the Common Stock, including any Corporate Transaction, for reasons of administrative convenience.

(vi)To suspend or terminate the Plan at any time. Suspension or termination of the Plan will not Materially Impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant.

(vii)To amend the Plan in any respect the Board deems necessary or advisable; provided, however, that stockholder approval will be required for any amendment to the extent required by Applicable Law. Except as provided above, rights under any Award granted before amendment of the Plan will not be Materially Impaired by any amendment of the Plan unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.

(viii)To submit any amendment to the Plan for stockholder approval.

(ix)To approve forms of Award Agreements for use under the Plan and to amend the terms of any one or more Awards, including, but not limited to, amendments to provide terms more favorable to the Participant than previously provided in the Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided however, that, a

Participant’s rights under any Award will not be Materially Impaired by any such amendment unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.

(x)Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Awards.

(xi)To adopt such procedures and sub-plans as are necessary or appropriate to permit and facilitate participation in the Plan by, or take advantage of specific tax treatment for Awards granted to, Employees, Directors or Consultants who are non-U.S. nationals or employed outside the United States (provided that Board approval will not be necessary for immaterial modifications to the Plan or any Award Agreement to ensure or facilitate compliance with the laws of the relevant non-U.S. jurisdiction).

(xii)To effect, at any time and from time to time, subject to the consent of any Participant whose Award is Materially Impaired by such action, (1) the reduction of the exercise price (or strike price) of any outstanding Option or SAR; (2) the cancellation of any outstanding Option or SAR and the grant in substitution therefor of (A) a new Option, SAR, Restricted Stock Award, RSU Award or Other Award, under the Plan or another equity plan of the Company, covering the same or a different number of shares of Common Stock, (B) cash and/or (C) other valuable consideration (as determined by the Board); or (3) any other action that is treated as a repricing under generally accepted accounting principles.

(c)Delegation to Committee.

(i)General.   The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to another Committee or a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. Each Committee may retain the authority to concurrently administer the Plan with the Committee or subcommittee to which it has delegated its authority hereunder and may, at any time, revest in such Committee some or all of the powers previously delegated. The Board may retain the authority to concurrently administer the Plan with any Committee and may, at any time, revest in the Board some or all of the powers previously delegated.

(ii)Rule 16b-3 Compliance.   To the extent an Award is intended to qualify for the exemption from Section 16(b) of the Exchange Act that is available under Rule 16b-3 of the Exchange Act, the Award will be granted by the Board or a Committee that consists solely of two or more Non-Employee Directors, as determined under Rule 16b-3(b)(3) of the Exchange Act and thereafter any action establishing or modifying the terms of the Award will be approved by the Board or a Committee meeting such requirements to the extent necessary for such exemption to remain available.

(d)Effect of Board’s Decision.   All determinations, interpretations and constructions made by the Board or any Committee in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.

(e)Delegation to Other Person or Body.   The Board or any Committee may delegate to one or more persons or bodies the authority to do one or more of the following to the extent permitted by Applicable Law: (i) designate recipients, other than Officers, of Awards, provided that no person or body may be delegated authority to grant an Award to themself; (ii) determine the number of shares subject to such Awards; and (iii) determine the terms of such Awards; provided, however, that the Board or Committee action regarding such delegation will fix the terms of such delegation in accordance with Applicable Law, including without limitation Sections 152 and 157 of the Delaware General Corporation Law. Unless provided otherwise in the Board or Committee action regarding such delegation, each Award granted pursuant to this section will be granted on the applicable form of Award Agreement most recently approved for use by the Board or the Committee, with any modifications necessary to incorporate or reflect the terms of such Award. Notwithstanding anything to the contrary herein, neither the Board nor any Committee may delegate to any person or body (who is not a Director or that is not comprised solely of Directors, respectively) the authority to determine the Fair Market Value.

8.Tax Withholding.

(a)Withholding Authorization.   As a condition to acceptance of any Award under the Plan, a Participant authorizes withholding from payroll and any other amounts payable to such Participant, and otherwise agrees to make adequate arrangements to satisfy, any Tax-Related Item withholding obligations, if any, of the Company and/or an Affiliate that arise in connection with the grant, vesting, exercise or settlement of such Award, as applicable. Accordingly, a Participant may not be able to exercise an Award even though the Award is vested, and the Company shall have no obligation to issue shares of Common Stock subject to an Award, unless and until such obligations are satisfied.

(b)Satisfaction of Withholding Obligation.   To the extent permitted by the terms of an Award Agreement, the Company may, in its sole discretion, satisfy any Tax-Related Item withholding obligation relating to an Award by any of the following means or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Award; (iii) withholding cash from an Award settled in cash; (iv) withholding payment from any amounts otherwise payable to the Participant; (v) by allowing a Participant to effectuate a “cashless exercise” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board; (vi) allowing the Participant to enter into a “same day sale” commitment with a broker-dealer (including, without limitation, a commitment under a previously established written trading plan that meets the requirements of Rule 10b5-1 under the Exchange Act); or (vii) by such other method as may be set forth in the Award Agreement.

(c)No Obligation to Notify or Minimize Taxes; No Liability to Claims.   Except as required by Applicable Law, the Company has no duty or obligation to any Participant to advise such holder as to the time or manner of exercising such Award. Furthermore, the Company has no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of an Award or a possible period in which the Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of an Award to the holder of such Award and will not be liable to any holder of an Award for any adverse tax consequences to such holder in connection with an Award. As a condition to accepting an Award under the Plan, each Participant (i) agrees to not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from such Award or other Company compensation and (ii) acknowledges that such Participant was advised to consult with his or her own personal tax, financial and other legal advisors regarding the tax consequences of the Award and has either done so or knowingly and voluntarily declined to do so. Additionally, each Participant acknowledges any Option or SAR granted under the Plan is exempt from Section 409A only if the exercise or strike price is at least equal to the “fair market value” of the Common Stock on the date of grant as determined by the Internal Revenue Service and there is no other impermissible deferral of compensation associated with the Award. Additionally, as a condition to accepting an Option or SAR granted under the Plan, each Participant agrees not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates in the event that the Internal Revenue Service asserts that such exercise price or strike price is less than the “fair market value” of the Common Stock on the date of grant as subsequently determined by the Internal Revenue Service.

(d)Withholding Indemnification.   The Company and/or its Affiliate may withhold or account for Tax-Related Items by considering statutory or other withholding rates, including minimum or maximum rates applicable in a Participant’s jurisdiction. In the event of overwithholding, the Participant may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent in Common Stock) or, if not refunded, the Participant may seek a refund from the local tax authorities. In the event of underwithholding, the Participant may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to the Company and/or its Affiliate. As a condition to accepting an Award under the Plan, in the event that the amount of the Company’s and/or its Affiliate’s withholding obligation in connection with such Award was greater than the amount actually withheld by the Company and/or its Affiliates, each Participant agrees to indemnify and hold the Company and/or its Affiliates harmless from any failure by the Company and/or its Affiliates to withhold the proper amount. Further, if the obligation for Tax-Related Items is satisfied by withholding in shares of Common Stock, for tax purposes, the Participant will be deemed to have been issued the full number of shares subject to the Award, notwithstanding that a number of the shares is held back solely for the purpose of paying the Tax-Related Items.

9.Miscellaneous.

(a)Source of Shares.   The stock issuable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market or otherwise.

(b)Use of Proceeds from Sales of Common Stock.   Proceeds from the sale of shares of Common Stock pursuant to Awards will constitute general funds of the Company.

(c)Corporate Action Constituting Grant of Awards.   Corporate action constituting a grant by the Company of an Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e.g., Board consents, resolutions or minutes) documenting the corporate action approving the grant contain terms (e.g., exercise price, vesting schedule or number of shares) that are inconsistent with those in the Award Agreement or related grant documents as a result of a clerical error in the Award Agreement or related grant documents, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement or related grant documents.

(d)Stockholder Rights.   No Participant will be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Award unless and until (i) such Participant has satisfied all requirements for exercise of the Award pursuant to its terms, if applicable, and (ii) the issuance of the Common Stock subject to such Award is reflected in the records of the Company.

(e)No Employment or Other Service Rights.   Nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award granted pursuant thereto will confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or affect the right of the Company or an Affiliate to terminate at will (unless otherwise required under Applicable Law) and without regard to any future vesting opportunity that a Participant may have with respect to any Award (i) the employment of an Employee with or without notice and with or without Cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the U.S. state or non-U.S. jurisdiction in which the Company or the Affiliate is incorporated, as the case may be. Further, nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award will constitute any promise or commitment by the Company or an Affiliate regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or service or confer any right or benefit under the Award or the Plan unless such right or benefit has specifically accrued under the terms of the Award Agreement and/or Plan.

(f)Change in Time Commitment.   In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company and any Affiliates is reduced (for example, and without limitation, if the Participant is an Employee of the Company and the Employee has a change in status from a full-time Employee to a part-time Employee or takes an extended leave of absence) after the date of grant of any Award to the Participant, the Board may determine, to the extent permitted by Applicable Law, to (i) make a corresponding reduction in the number of shares or cash amount subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (ii) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award. In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced or extended.

(g)Execution of Additional Documents.   As a condition to accepting an Award under the Plan, the Participant agrees to execute any additional documents or instruments necessary or desirable, as determined in the Plan Administrator’s sole discretion, to carry out the purposes or intent of the Award, or facilitate compliance with securities and/or other regulatory requirements, in each case at the Plan Administrator’s request.

(h)Electronic Delivery and Participation.   Any reference herein or in an Award Agreement to a “written” agreement or document will include any agreement or document delivered electronically, filed publicly at www.sec.gov (or any successor website thereto) or posted on the Company’s intranet (or other shared electronic medium controlled by the Company to which the Participant has access). By accepting any Award the Participant consents to receive documents by electronic delivery and to participate in the Plan through any on-line electronic system established and maintained by the Plan Administrator or another third party selected by the Plan Administrator. The form of delivery of any Common Stock (e.g., a stock certificate or electronic entry evidencing such shares) shall be determined by the Company.

(i)Clawback/Recovery.   All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Law and any clawback policy that the Company otherwise adopts, to the extent applicable and permissible under Applicable Law. In addition, the Board may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of Common Stock or other cash or property upon the occurrence of Cause. No recovery of compensation under such a clawback policy will be an event giving rise to a Participant’s right to voluntarily terminate employment upon a “resignation for good reason,” or for a “constructive termination” or any similar term under any plan of or agreement with the Company.

(j)Securities Law Compliance.   A Participant will not be issued any shares in respect of an Award unless either (i) the shares are registered under the Securities Act or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Each Award also must comply with other Applicable Law governing the Award, and a Participant will not receive such shares if the Company determines that such receipt would not be in material compliance with Applicable Law.

(k)Transfer or Assignment of Awards; Issued Shares.   Except as expressly provided in the Plan or the form of Award Agreement, Awards granted under the Plan may not be transferred or assigned by the Participant. After the vested shares subject to an Award have been issued, or in the case of a Restricted Stock Award and similar awards, after the issued shares have vested, the holder of such shares is free to assign, hypothecate, donate, encumber or otherwise dispose of any interest in such shares provided that any such actions are in compliance with the provisions herein, the terms of the Trading Policy and Applicable Law.

(l)Effect on Other Employee Benefit Plans.   The value of any Award granted under the Plan, as determined upon grant, vesting or settlement, shall not be included as compensation, earnings, salaries, or other similar terms used when calculating any Participant’s benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.

(m)Deferrals.   To the extent permitted by Applicable Law, the Board, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may also establish programs and procedures for deferral elections to be made by Participants. Deferrals will be made in accordance with the requirements of Section 409A.

(n)Section 409A.   Unless otherwise expressly provided for in an Award Agreement, the Plan and Award Agreements will be interpreted to the greatest extent possible in a manner that makes the Plan and the Awards granted hereunder exempt from Section 409A, and, to the extent not so exempt, in compliance with the requirements of Section 409A. If the Board determines that any Award granted hereunder is not exempt from and is therefore subject to Section 409A, the Award Agreement evidencing such Award will incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code, and to the extent an Award Agreement is silent on terms necessary for compliance, such terms are hereby incorporated by reference into the Award Agreement. Notwithstanding anything to the contrary in this Plan (and unless the Award Agreement specifically provides otherwise), if the shares of Common Stock are publicly traded, and if a Participant holding an Award that constitutes “deferred compensation” under Section 409A is a “specified employee” for purposes of Section 409A, no distribution or payment of any amount that is due because of a “separation from service” (as defined in Section 409A without regard to alternative definitions thereunder) will be issued or paid before the date that is six months and one day following the date of such Participant’s “separation from service” or, if earlier, the date of the Participant’s death, unless such distribution or payment can be made in a manner that complies with Section 409A, and any amounts so deferred will be paid in a lump sum on the day after such six month period elapses, with the balance paid thereafter on the original schedule.

(o)Choice of Law.   This Plan and any controversy arising out of or relating to this Plan shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to conflict of law principles that would result in any application of any law other than the law of the State of Delaware.

10.Covenants of the Company.

The Company will seek to obtain from each regulatory commission or agency, as may be deemed to be necessary, having jurisdiction over the Plan such authority as may be required to grant Awards and to issue and sell shares of Common Stock upon exercise or vesting of the Awards; provided, however, that this undertaking will not require the Company to register under the

Securities Act the Plan, any Award or any Common Stock issued or issuable pursuant to any such Award. If, after reasonable efforts and at a reasonable cost, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary or advisable for the lawful issuance and sale of Common Stock under the Plan, the Company will be relieved from any liability for failure to issue and sell Common Stock upon exercise or vesting of such Awards unless and until such authority is obtained. A Participant is not eligible for the grant of an Award or the subsequent issuance of Common Stock pursuant to the Award if such grant or issuance would be in violation of any Applicable Law.

11.Severability.

If all or any part of the Plan or any Award Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of the Plan or such Award Agreement not declared to be unlawful or invalid. Any Section of the Plan or any Award Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

12.Termination of the Plan.

The Board may suspend or terminate the Plan at any time. No Incentive Stock Options may be granted after the tenth anniversary of the earlier of: (i) the Adoption Date; or (ii) the date the Plan is approved by the Company’s stockholders. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

13.Definitions.

As used in the Plan, the following definitions apply to the capitalized terms indicated below:

(a)“Adoption Date” means the date the Plan is first approved by the Board or Compensation Committee, as applicable.

(b)“Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 promulgated under the Securities Act. The Board may determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(c)“Applicable Law” means the Code and any applicable U.S. and non-U.S. securities, exchange control, tax, federal, state, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, listing rule, regulation, judicial decision, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (including under the authority of any applicable self-regulating organization such as the Nasdaq Stock Market, New York Stock Exchange, or the Financial Industry Regulatory Authority).

(d)“Award” means any right to receive Common Stock, cash or other property granted under the Plan (including an Incentive Stock Option, a Nonstatutory Stock Option, a Restricted Stock Award, an RSU Award, a SAR, a Performance Award or any Other Award).

(e)“Award Agreement” means a written or electronic agreement between the Company and a Participant evidencing the terms and conditions of an Award. The Award Agreement generally consists of the Grant Notice and the agreement containing the written summary of the general terms and conditions applicable to the Award and which is provided, including through electronic means, to a Participant along with the Grant Notice. Each Award Agreement will be subject to the terms and conditions of the Plan.

(f)“Board” means the Board of Directors of the Company (or its designee). Any decision or determination made by the Board shall be a decision or determination that is made in the sole discretion of the Board (or its designee), and such decision or determination shall be final and binding on all Participants.

(g)“Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Award after the Effective Date without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, reverse stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.

(h)“Cause” has the meaning ascribed to such term in any written agreement between the Participant and the Company defining such term and, in the absence of such agreement, such term means, with respect to a Participant, the Company has determined in its sole discretion that the Participant has engaged in any one or more of the following: (i) the Participant’s conviction or indictment of, or plea of no contest to, any felony; (ii) any material act or omission of the Participant constituting dishonesty, fraud, immoral, or disreputable conduct that has caused, or is reasonably likely to cause, material harm to the Company; (iii) the Participant’s material violation of Company policy that has caused, or is reasonably likely to cause, material harm to the Company; (iv) the Participant’s material breach of any written agreement between the Participant and the Company which, if curable, remains uncured for thirty (30) days after notice; or (v) the Participant’s material breach of fiduciary duty or other statutory or common law duty owed to the Company. The determination that a termination of the Participant’s Continuous Service is either for Cause or without Cause will be made by the Board with respect to Participants who are executive officers of the Company and by the Company’s Chief Executive Officer with respect to Participants who are not executive officers of the Company. Any determination by the Company that the Continuous Service of a Participant was terminated with or without Cause for the purposes of outstanding Awards held by such Participant will have no effect upon any determination of the rights or obligations of the Company or such Participant for any other purpose.

(i)“Change in Control” or “Change of Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company directly from the Company, (B) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities, or (C) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(ii)there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than 50% of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(iii)there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than 50% of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or

(iv)individuals who, on the Effective Date, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board.

Notwithstanding the foregoing or any other provision of this Plan, (A) the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company and (B) the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply, and (C) with respect to any nonqualified deferred compensation that becomes payable on account of the Change in Control, the transaction or event described in clause (i), (ii), (iii), or (iv) also constitutes a Section 409A Change in Control if required in order for the payment not to violate Section 409A of the Code.

The consummation of the transactions contemplated by the Merger Agreement shall not constitute a Change in Control under the Plan.

(j)“Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(k)“Committee” means the Compensation Committee and any other committee of one or more Directors to whom authority has been delegated by the Board or Compensation Committee in accordance with the Plan.

(l)“Common Stock” means the common stock of the Company.

(m)“Company” means ZincFive, Inc., a Delaware corporation.

(n)“Compensation Committee” means the Compensation Committee of the Board.

(o)“Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, will not cause a Director to be considered a “Consultant” for purposes of the Plan. Notwithstanding the foregoing, a person is treated as a Consultant under this Plan only if a Form S-8 Registration Statement under the Securities Act is available to register either the offer or the sale of the Company’s securities to such person.

(p)“Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Director or Consultant or a change in the Entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, will not terminate a Participant’s Continuous Service; provided, however, that if the Entity for which a Participant is rendering services ceases to qualify as an Affiliate, as determined by the Board, such Participant’s Continuous Service will be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or to a Director will not constitute an interruption of Continuous Service. To the extent permitted by Applicable Law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service will be considered interrupted in the case of (i) any leave of absence approved by the Board or chief executive officer, including sick leave, military leave or any other personal leave, or (ii) transfers between the Company, an Affiliate, or their successors. Notwithstanding the foregoing, a leave of absence will be treated as Continuous Service for purposes of vesting in an Award only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by Applicable Law. In addition, to the extent required for exemption from or compliance with Section 409A, the determination of whether there has been a termination of Continuous Service will be made, and such term will be construed, in a manner that is consistent with the definition of “separation from service” as defined under Treasury Regulations Section 1.409A-1(h) (without regard to any alternative definition thereunder).

(q)“Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)a sale or other disposition of all or substantially all, as determined by the Board, of the consolidated assets of the Company and its Subsidiaries;

(ii)a sale or other disposition of at least 50% of the outstanding securities of the Company;

(iii)a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv)a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

Notwithstanding the foregoing or any other provision of this Plan, (A) the term Corporate Transaction shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, (B) the definition of Corporate Transaction (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Corporate Transaction or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply, and (C) with respect to any nonqualified deferred compensation that becomes payable on account of the Corporate Transaction, the transaction or event described in clause (i), (ii), (iii), or (iv) also constitutes a Section 409A Change in Control if required in order for the payment not to violate Section 409A of the Code.

The consummation of the transactions contemplated by the Merger Agreement shall not constitute a Corporate Transaction under the Plan.

(r)“determine” or “determined” means as determined by the Board or the Committee (or its designee) in its sole discretion.

(s)“Director” means a member of the Board.

(t)“Disability” means, with respect to a Participant, such Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, as provided in Section 22(e)(3) of the Code, and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.

(u)“Effective Date” means the effective date of this Plan, which is the date of the closing of the transactions contemplated by the Merger Agreement, provided that this Plan is approved by the Company’s stockholders prior to such date.

(v)“Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.

(w)“Employer” means the Company or the Affiliate of the Company that employs the Participant.

(x)“Entity” means a corporation, partnership, limited liability company or other entity.

(y)“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(z)“Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” will not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company, or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities.

(aa)“Fair Market Value” means, as of any date, unless otherwise determined by the Board, the value of the Common Stock (as determined on a per share or aggregate basis, as applicable) determined as follows:

(i)If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value will be the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in a source the Board deems reliable.

(ii)If there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing selling price on the last preceding date for which such quotation exists.

(iii)In the absence of such markets for the Common Stock, or if otherwise determined by the Board, the Fair Market Value will be determined by the Board in good faith and in a manner that complies with Sections 409A and 422 of the Code.

(bb)“Governmental Body” means any: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; (iii) governmental or regulatory body, or quasi-governmental body of any nature (including any governmental division, department, administrative agency or bureau, commission, authority, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any tax authority) or other body exercising similar powers or authority; or (iv) self-regulatory organization (including the Nasdaq Stock Market, New York Stock Exchange, and the Financial Industry Regulatory Authority).

(cc)“Grant Notice” means the notice provided to a Participant that he or she has been granted an Award under the Plan and which includes the name of the Participant, the type of Award, the date of grant of the Award, number of shares of Common Stock subject to the Award or potential cash payment right, (if any), the vesting schedule for the Award (if any) and other key terms applicable to the Award.

(dd)“Incentive Stock Option” means an option granted pursuant to Section 4 of the Plan that is intended to be, and qualifies as, an “incentive stock option” within the meaning of Section 422 of the Code.

(ee)“Materially Impair” means any amendment to the terms of the Award that materially adversely affects the Participant’s rights under the Award. A Participant’s rights under an Award will not be deemed to have been Materially Impaired by any such amendment if the Board, in its sole discretion, determines that the amendment, taken as a whole, does not materially impair the Participant’s rights. For example, the following types of amendments to the terms of an Award do not Materially Impair the Participant’s rights under the Award: (i) imposition of reasonable restrictions on the minimum number of shares subject to an Option or SAR that may be exercised; (ii) to maintain the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code; (iii) to change the terms of an Incentive Stock Option in a manner that disqualifies, impairs or otherwise affects the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code; (iv) to clarify the manner of exemption from, or to bring the Award into compliance with or qualify it for an exemption from, Section 409A; or (v) to comply with other Applicable Laws.

(ff)“Merger Agreement” means the Agreement and Plan of Merger and Reorganization by and among Spark I Acquisition Corporation, Spark I Acquisition Corporation Sub I Inc., Spark I Acquisition Corporation Sub II LLC, and the Company, dated as of June 11, 2026.

(gg)“Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(hh)“Nonstatutory Stock Option” means any option granted pursuant to Section 4 of the Plan that does not qualify as an Incentive Stock Option.

(ii)“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.

(jj)“Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Common Stock granted pursuant to the Plan.

(kk)“Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

(ll)“Other Award” means an award based in whole or in part by reference to the Common Stock which is granted pursuant to the terms and conditions of Section 5(c).

(mm)“Own,” “Owned,” “Owner,” “Ownership” means that a person or Entity will be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(nn)“Participant” means an Employee, Director or Consultant to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award.

(oo)“Performance Award” means an Award that may vest or may be exercised or a cash award that may vest or become earned and paid contingent upon the attainment during a Performance Period of certain Performance Goals and which is granted under the terms and conditions of Section 5(b) pursuant to such terms as are approved by the Board. In addition, to the extent permitted by Applicable Law and set forth in the applicable Award Agreement, the Board may determine that cash or other property may be used in payment of Performance Awards. Performance Awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, the Common Stock.

(pp)“Performance Criteria” means the one or more criteria that the Board will select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that will be used to establish such Performance Goals may be based on any one of, or combination of, the following as determined by the Board: earnings (including earnings per share and net earnings); earnings before interest, taxes and depreciation; earnings before interest, taxes, depreciation and amortization; total stockholder return; return on equity or average stockholder’s equity; return on assets, investment, or capital employed; stock price; margin (including gross margin); income (before or after taxes); operating income; operating income after taxes; pre-tax profit; operating cash flow; sales or revenue targets; increases in revenue or product revenue; expenses and cost reduction goals; improvement in or attainment of working capital levels; economic value added (or an equivalent metric); market share; cash flow; cash flow per share; share price performance; debt reduction; customer satisfaction; stockholders’ equity; capital expenditures; debt levels; operating profit or net operating profit; growth of net income or operating income; billings; financing; stockholder liquidity; corporate governance and compliance; intellectual property; personnel matters; progress of internal research; progress of partnered programs; partner satisfaction; budget management; partner or collaborator achievements; internal controls, including those related to the Sarbanes-Oxley Act of 2002; investor relations, analysts and communication; implementation or completion of projects or processes; employee retention; strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property); establishing relationships with respect to the marketing, distribution and sale of the Company’s products; supply chain achievements; co-development, co-marketing, profit sharing, joint venture or other similar arrangements; individual performance goals; corporate development and planning goals; and other measures of performance selected by the Board or Committee whether or not listed herein.

(qq)“Performance Goals” means, for a Performance Period, the one or more goals established by the Board for the Performance Period based upon the Performance Criteria. Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by the Board (i) in the Award Agreement at the time the Award is granted or (ii) in such other document setting forth the Performance Goals at the time the Performance Goals are established, the Board will appropriately make adjustments in the method of calculating the attainment of Performance Goals for a Performance Period as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures;

(7) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of Common Stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (9) to exclude the effects of stock based compensation and the award of bonuses under the Company’s bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; and (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles. In addition, the Board may establish or provide for other adjustment items in the Award Agreement at the time the Award is granted or in such other document setting forth the Performance Goals at the time the Performance Goals are established. The Board retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of Performance Goals and to define the manner of calculating the Performance Criteria it selects to use for such Performance Period. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the Award Agreement or the written terms of a Performance Award.

(rr)“Performance Period” means the period of time selected by the Board over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to vesting or exercise of an Award. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Board.

(ss)“Plan” means this ZincFive, Inc. 2026 Equity Incentive Plan, as amended from time to time.

(tt)“Plan Administrator” means the person, persons, and/or third-party administrator designated by the Company to administer the day to day operations of the Plan and the Company’s other equity incentive programs.

(uu)“Post-Termination Exercise Period” means the period following termination of a Participant’s Continuous Service within which an Option or SAR is exercisable, as specified in Section 4(h).

(vv)“Restricted Stock Award” or “RSA” means an Award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 5(a).

(ww)“RSU Award” or “RSU” means an Award of restricted stock units representing the right to receive an issuance of shares of Common Stock which is granted pursuant to the terms and conditions of Section 5(a).

(xx)“Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(yy)“Rule 405” means Rule 405 promulgated under the Securities Act.

(zz)“Section 409A” means Section 409A of the Code and the regulations and other guidance thereunder.

(aaa)“Section 409A Change in Control” means a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets, as provided in Section 409A(a)(2)(A)(v) of the Code and Treasury Regulations Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder).

(bbb)“Securities Act” means the Securities Act of 1933, as amended.

(ccc)“Share Reserve” means the number of shares available for issuance under the Plan as set forth in Section 2(a).

(ddd)“Stock Appreciation Right” or “SAR” means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 4.

(eee)“Subsidiary” means, with respect to the Company, (i) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%.

(fff)“Tax-Related Items” means any income tax, social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related items arising out of or in relation to a Participant’s participation in the Plan and legally applicable or deemed applicable to the Participant.

(ggg)“Ten Percent Stockholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Affiliate.

(hhh)“Trading Policy” means the Company’s policy permitting certain individuals to sell Company shares only during certain “window” periods and/or otherwise restricts the ability of certain individuals to transfer or encumber Company shares, as in effect from time to time.

ANNEX I

ZincFive, Inc.

2026 Employee Stock Purchase Plan

Adopted by the Board of Directors: [      ]

Approved by the Stockholders: [      ]

1.General; Purpose.

(a)The Plan provides a means by which Eligible Employees of the Company and certain Designated Companies may be given an opportunity to purchase shares of Common Stock. The Plan permits the Company to grant a series of Purchase Rights to Eligible Employees under an Employee Stock Purchase Plan. In addition, the Plan permits the Company to grant a series of Purchase Rights to Eligible Employees that do not meet the requirements of an Employee Stock Purchase Plan.

(b)The Plan includes two components: a 423 Component and a Non-423 Component. The Company intends (but makes no undertaking or representation to maintain) the 423 Component to qualify as an Employee Stock Purchase Plan. The provisions of the 423 Component, accordingly, will be construed in a manner that is consistent with the requirements of Section 423 of the Code. In addition, this Plan authorizes grants of Purchase Rights under the Non-423 Component that do not meet the requirements of an Employee Stock Purchase Plan. Except as otherwise provided in the Plan or determined by the Board, the Non-423 Component will operate and be administered in the same manner as the 423 Component. In addition, the Company may make separate Offerings which vary in terms (provided that such terms are not inconsistent with the provisions of the Plan or the requirements of an Employee Stock Purchase Plan to the extent the Offering is made under the 423 Component), and the Company will designate which Designated Company is participating in each separate Offering.

(c)The Company, by means of the Plan, seeks to retain the services of Eligible Employees, to secure and retain the services of new Employees and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Related Corporations.

2.Administration.

(a)The Board will administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in Section 2(c). References herein to the Board shall be deemed to refer to the Committee except where context dictates otherwise.

(b)The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i)To determine how and when Purchase Rights will be granted and the provisions of each Offering (which need not be identical).

(ii)To designate from time to time (A) which Related Corporations of the Company will be eligible to participate in the Plan as Designated 423 Companies, (B) which Related Corporations or Affiliates will be eligible to participate in the Plan as Designated Non-423 Companies, (C) which Affiliates or Related Corporations may be excluded from participation in the Plan, and (D) which Designated Companies will participate in each separate Offering (to the extent that the Company makes separate Offerings).

(iii)To construe and interpret the Plan and Purchase Rights, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it deems necessary or expedient to make the Plan fully effective.

(iv)To settle all controversies regarding the Plan and Purchase Rights granted under the Plan.

(v)To suspend or terminate the Plan at any time as provided in Section 12.

(vi)To amend the Plan at any time as provided in Section 12.

(vii)Generally, to exercise such powers and to perform such acts as it deems necessary or expedient to promote the best interests of the Company and its Related Corporations and to carry out the intent that the Plan be treated as an Employee Stock Purchase Plan with respect to the 423 Component.

(viii)To adopt such rules, procedures and sub-plans as are necessary or appropriate to permit or facilitate participation in the Plan by Employees who are foreign nationals or employed or located outside the United States. Without limiting the generality of, and consistent with, the foregoing, the Board specifically is authorized to adopt rules, procedures, and sub-plans regarding, without limitation, eligibility to participate in the Plan, the definition of eligible “earnings,” handling and making of Contributions, establishment of bank or trust accounts to hold Contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of share issuances, any of which may vary according to applicable requirements, and which, if applicable to a Designated Non-423 Company, do not have to comply with the requirements of Section 423 of the Code.

(c)The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan and any applicable Offering Document to the Board will thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. Further, to the extent not prohibited by Applicable Law, the Board or Committee may, from time to time, delegate some or all of its authority under the Plan to one or more officers of the Company or other persons or groups of persons as it deems necessary, appropriate or advisable under conditions or limitations that it may set at or after the time of the delegation. The Board may retain the authority to concurrently administer the Plan with the Committee (or its delegate) and may, at any time, revest in the Board some or all of the powers previously delegated. Whether or not the Board has delegated administration of the Plan to a Committee (or a delegate of the Committee), the Board will have the final power to determine all questions of policy and expediency that may arise in the administration of the Plan.

(d)All determinations, interpretations and constructions made by the Board in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.

3.Shares of Common Stock Subject to the Plan.

(a)Subject to the provisions of Section 11(a) relating to Capitalization Adjustments, the maximum number of shares of Common Stock that may be issued under the Plan will not exceed [      ] shares of Common Stock, plus the number of shares of Common Stock that are automatically added on January 1st of each year for a period of up to ten years, commencing on January 1, 2027 and ending on (and including) January 1, 2036 in an amount equal to the lesser of (x) one percent (1%) of the total number of shares of Common Stock outstanding on December 31st of the preceding calendar year, and (y) [      ] shares of Common Stock. Notwithstanding the foregoing, the Board may act prior to the first day of any calendar year to provide that there will be no January 1st increase in the share reserve for such calendar year or that the increase in the share reserve for such calendar year will be a lesser number of shares of Common Stock than would otherwise occur pursuant to the preceding sentence. For the avoidance of doubt, up to the maximum number of shares of Common Stock reserved under this Section 3(a) may be used to satisfy purchases of Common Stock under the 423 Component and any remaining portion of such maximum number of shares may be used to satisfy purchases of Common Stock under the Non-423 Component.

(b)If any Purchase Right granted under the Plan terminates without having been exercised in full, the shares of Common Stock not purchased under such Purchase Right will again become available for issuance under the Plan.

(c)The stock purchasable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market.

4.Grant of Purchase Rights; Offering.

(a)The Board may from time to time grant or provide for the grant of Purchase Rights to Eligible Employees under an Offering (consisting of one or more Purchase Periods) on an Offering Date or Offering Dates selected by the Board. Each Offering will be in such form and will contain such terms and conditions as the Board will deem appropriate, and with respect to the 423 Component, will comply with the requirement of Section 423(b)(5) of the Code that all Employees granted Purchase Rights will have the same rights and privileges. The terms and conditions of an Offering shall be incorporated by reference into the Plan and treated as part of the Plan. The provisions of separate Offerings need not be identical, but each Offering will include (through incorporation of the provisions of this Plan by reference in the document comprising the Offering or otherwise) the period during which the Offering will be effective, which period will not exceed 27 months beginning with the Offering Date, and the substance of the provisions contained in Sections 5 through 8, inclusive.

(b)If a Participant has more than one Purchase Right outstanding under the Plan, unless such Participant otherwise indicates in forms delivered to the Company or a third party designated by the Company (each, a “Company Designee”): (i) each form will apply to all of such Participant’s Purchase Rights under the Plan, and (ii) a Purchase Right with a lower exercise price (or an earlier-granted Purchase Right, if different Purchase Rights have identical exercise prices) will be exercised to the fullest possible extent before a Purchase Right with a higher exercise price (or a later-granted Purchase Right if different Purchase Rights have identical exercise prices) will be exercised.

(c)The Board will have the discretion to structure an Offering so that if the Fair Market Value of a share of Common Stock on the first Trading Day of a new Purchase Period within that Offering is less than or equal to the Fair Market Value of a share of Common Stock on the Offering Date for that Offering, then (i) that Offering will terminate immediately as of that first Trading Day, and (ii) the Participants in such terminated Offering will be automatically enrolled in a new Offering beginning on the first Trading Day of such new Purchase Period.

5.Eligibility.

(a)Purchase Rights may be granted only to Employees of the Company or, as the Board may designate in accordance with Section 2(b), to Employees of a Related Corporation or an Affiliate. Except as provided in Section 5(b) or as required by Applicable Law, an Employee will not be eligible to be granted Purchase Rights unless, on the Offering Date, the Employee has been in the employ of the Company, the Related Corporation or the Affiliate, as the case may be, for such continuous period preceding such Offering Date as the Board may (unless prohibited by Applicable Law) require, but in no event will the required period of continuous employment be equal to or greater than two years. In addition, the Board may provide (unless prohibited by Applicable Law) that no Employee will be eligible to be granted Purchase Rights under the Plan unless, on the Offering Date, such Employee’s customary employment with the Company, the Related Corporation or the Affiliate is more than 20 hours per week and more than five months per calendar year or such other criteria as the Board may determine consistent with Section 423 of the Code with respect to the 423 Component. The Board may also exclude (unless prohibited by Applicable Law) from participation in the Plan or any Offering Employees who are “highly compensated employees” (within the meaning of Section 423(b)(4)(D) of the Code) of the Company, a Related Corporation or an Affiliate, or a subset of such highly compensated employees.

(b)The Board may provide that each person who, during the course of an Offering, first becomes an Eligible Employee will, on a date or dates specified in the Offering which coincides with the day on which such person becomes an Eligible Employee or which occurs thereafter, receive a Purchase Right under that Offering, which Purchase Right will thereafter be deemed to be a part of that Offering. Such Purchase Right will have the same characteristics as any Purchase Rights originally granted under that Offering, as described herein, except that:

(i)the date on which such Purchase Right is granted will be the “Offering Date” of such Purchase Right for all purposes, including determination of the exercise price of such Purchase Right;

(ii)the period of the Offering with respect to such Purchase Right will begin on its Offering Date and end coincident with the end of such Offering; and

(iii)the Board may provide that if such person first becomes an Eligible Employee within a specified period of time before the end of the Offering, such individual will not receive any Purchase Right under that Offering.

(c)No Employee will be eligible for the grant of any Purchase Rights under the 423 Component if, immediately after any such Purchase Rights are granted, such Employee owns stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or of any Related Corporation. For purposes of this Section 5(c), the rules of Section 424(d) of the Code will apply in determining the stock ownership of any Employee, and stock which such Employee may purchase under all outstanding Purchase Rights and options will be treated as stock owned by such Employee.

(d)As specified by Section 423(b)(8) of the Code, an Eligible Employee may be granted Purchase Rights under the 423 Component only if such Purchase Rights, together with any other rights granted under all Employee Stock Purchase Plans of the Company and any Related Corporations, do not permit such Eligible Employee’s rights to purchase stock of the Company or any Related Corporation to accrue at a rate which, when aggregated, exceeds $25,000 of Fair Market Value of such stock (determined at the time such rights are granted, and which, with respect to the Plan, will be determined as of their respective Offering Dates) for each calendar year in which such rights are outstanding at any time.

(e)Officers of the Company and any Designated Company, if they are otherwise Eligible Employees, will be eligible to participate in Offerings under the Plan. Notwithstanding the foregoing, the Board may (unless prohibited by Applicable Law) provide in an Offering that Employees who are highly compensated Employees within the meaning of Section 423(b)(4)(D) of the Code will not be eligible to participate.

(f)Notwithstanding anything in this Section 5 to the contrary, in the case of an Offering under the Non-423 Component, an Eligible Employee (or group of Eligible Employees) may be excluded from participation in the Plan or an Offering if the Board has determined, in its sole discretion, that participation of such Eligible Employee(s) is not advisable or practical for any reason.

6.Purchase Rights; Purchase Price.

(a)On each Offering Date, each Eligible Employee, pursuant to an Offering made under the Plan, will be granted a Purchase Right to purchase up to that number of shares of Common Stock purchasable either with a percentage of earnings (as defined by the Board in each Offering) or with a maximum dollar amount, as designated by the Board, but in either case not exceeding 15% of such Employee’s earnings (as defined by the Board in each Offering) during the period that begins on the Offering Date (or such later date as the Board determines for a particular Offering) and ends on the date stated in the Offering, which date will be no later than the end of the Offering.

(b)The Board will establish one or more Purchase Dates during an Offering on which Purchase Rights granted for that Offering will be exercised and shares of Common Stock will be purchased in accordance with such Offering.

(c)In connection with each Offering made under the Plan, the Board may specify (i) a maximum number of shares of Common Stock that may be purchased by any Participant on any Purchase Date during such Offering, (ii) a maximum aggregate number of shares of Common Stock that may be purchased by all Participants pursuant to such Offering and/or (iii) a maximum aggregate number of shares of Common Stock that may be purchased by all Participants on any Purchase Date under the Offering. If the aggregate purchase of shares of Common Stock issuable upon exercise of Purchase Rights granted under the Offering would exceed any such maximum aggregate number, then, in the absence of any Board action otherwise, a pro rata (based on each Participant’s accumulated Contributions) allocation of the shares of Common Stock (rounded down to the nearest whole share) available will be made in as nearly a uniform manner as will be practicable and equitable.

(d)The purchase price of shares of Common Stock acquired pursuant to Purchase Rights will be no less than the lesser of:

(i)an amount equal to 85% of the Fair Market Value of the shares of Common Stock on the Offering Date; or

(ii)an amount equal to 85% of the Fair Market Value of the shares of Common Stock on the applicable Purchase Date.

7.Participation; Withdrawal; Termination.

(a)An Eligible Employee may elect to participate in an Offering and authorize payroll deductions as the means of making Contributions by completing and delivering to the Company or a Company Designee, within the time specified in the Offering, an enrollment form provided by the Company or Company Designee. The enrollment form will specify the amount of Contributions not to exceed the maximum amount specified by the Board. Each Participant’s Contributions will be credited to a bookkeeping account for such Participant under the Plan and will be deposited with the general funds of the Company except where Applicable Law requires that Contributions be deposited with a third party. If permitted in the Offering, a Participant may begin such Contributions with the first payroll occurring on or after the Offering Date (or, in the case of a payroll date that occurs after the end of the prior Offering but before the Offering Date of the next new Offering, Contributions from such payroll will be included in the new Offering). If permitted in the Offering, a Participant may thereafter reduce (including to zero) or increase his or her Contributions. If required under Applicable Law or if specifically provided in the Offering and to the extent permitted by Section 423 of the Code with respect to the 423 Component, in addition to or instead of making Contributions by payroll deductions, a Participant may make Contributions through the payment by cash, check or wire transfer prior to a Purchase Date.

(b) During an Offering, a Participant may cease making Contributions and withdraw from the Offering by delivering to the Company or a Company Designee a withdrawal form provided by the Company. The Company may impose a deadline before a Purchase Date for withdrawing. Upon such withdrawal, such Participant’s Purchase Right in that Offering will immediately terminate and the Company will distribute as soon as practicable to such Participant all of his or her accumulated but unused Contributions and such Participant’s Purchase Right in that Offering shall thereupon terminate. A Participant’s withdrawal from that Offering will have no effect upon his or her eligibility to participate in any other Offerings under the Plan, but such Participant will be required to deliver a new enrollment form to participate in subsequent Offerings.

(c)Unless otherwise required by Applicable Law, Purchase Rights granted pursuant to any Offering under the Plan will terminate immediately if the Participant either (i) is no longer an Employee for any reason or for no reason (subject to any post-employment participation period required by Applicable Law) or (ii) is otherwise no longer eligible to participate. The Company will distribute as soon as practicable to such individual all of his or her accumulated but unused Contributions.

(d)Unless otherwise determined by the Board, a Participant whose employment transfers or whose employment terminates with an immediate rehire (with no break in service) by or between the Company and a Designated Company or between Designated Companies will not be treated as having terminated employment for purposes of participating in the Plan or an Offering; however, if a Participant transfers from an Offering under the 423 Component to an Offering under the Non-423 Component, the exercise of the Participant’s Purchase Right will be qualified under the 423 Component only to the extent such exercise complies with Section 423 of the Code. If a Participant transfers from an Offering under the Non-423 Component to an Offering under the 423 Component, the exercise of the Purchase Right will remain non-qualified under the Non-423 Component. The Board may establish different and additional rules governing transfers between separate Offerings within the 423 Component and between Offerings under the 423 Component and Offerings under the Non-423 Component.

(e)During a Participant’s lifetime, Purchase Rights will be exercisable only by such Participant. Purchase Rights are not transferable by a Participant, except by will, by the laws of descent and distribution, or, if permitted by the Company, by a beneficiary designation as described in Section 10.

(f)Unless otherwise specified in the Offering or required by Applicable Law, the Company will have no obligation to pay interest on Contributions.

8.Exercise of Purchase Rights.

(a)On each Purchase Date, each Participant’s accumulated Contributions will be applied to the purchase of shares of Common Stock, up to the maximum number of shares of Common Stock permitted by the Plan and the applicable Offering, at the purchase price specified in the Offering. No fractional shares will be issued unless specifically provided for in the Offering.

(b)Unless otherwise provided in the Offering, if any amount of accumulated Contributions remains in a Participant’s account after the purchase of shares of Common Stock and such remaining amount is less than the amount required to purchase one share of Common Stock on the final Purchase Date of an Offering, then such remaining amount will be held in such Participant’s account for the purchase of shares of Common Stock under the next Offering under the Plan, unless such Participant withdraws from or is not eligible to participate in such next Offering, in which case such amount will be distributed to such Participant after the final Purchase Date without interest (unless the payment of interest is otherwise required by Applicable Law). If the amount of Contributions remaining in a Participant’s account after the purchase of shares of Common Stock is at least equal to the amount required to purchase one (1) whole share of Common Stock on the final Purchase Date of an Offering, then such remaining amount will be distributed in full to such Participant after the final Purchase Date of such Offering without interest (unless the payment of interest is otherwise required by Applicable Law).

(c)No Purchase Rights may be exercised to any extent unless the shares of Common Stock to be issued upon such exercise under the Plan are covered by an effective registration statement pursuant to the Securities Act and the Plan is in material compliance with all applicable U.S. federal and state, foreign and other securities, exchange control and other laws applicable to the Plan. If on a Purchase Date the shares of Common Stock are not so registered or the Plan is not in such compliance, no Purchase Rights will be exercised on such Purchase Date, and, subject to Section 423 of the Code with respect to the 423 Component, the Purchase Date will be delayed until the shares of Common Stock are subject to such an effective registration statement and the Plan is in material compliance, except that the Purchase Date will in no event be more than 27 months from the Offering Date. If, on the Purchase Date, as delayed to the maximum extent permissible, the shares of Common Stock are not registered and the Plan is not in material compliance with all Applicable Laws, as determined by the Company in its sole discretion, no Purchase Rights will be exercised and all accumulated but unused Contributions will be distributed to the Participants without interest (unless the payment of interest is otherwise required by Applicable Law).

9.Covenants of the Company.

The Company will seek to obtain from each U.S. federal or state, foreign or other regulatory commission, agency or other Governmental Body having jurisdiction over the Plan such authority as may be required to grant Purchase Rights and issue and sell shares of Common Stock thereunder unless the Company determines, in its sole discretion, that doing so is not practical or would cause the Company to incur costs that are unreasonable. If, after commercially reasonable efforts, the Company is unable to obtain the authority that counsel for the Company deems necessary for the grant of Purchase Rights or the lawful issuance and sale of Common Stock under the Plan, and at a commercially reasonable cost, the Company will be relieved from any liability for failure to grant Purchase Rights and/or to issue and sell Common Stock upon exercise of such Purchase Rights.

10.Designation of Beneficiary.

(a)The Company may, but is not obligated to, permit a Participant to submit a form designating a beneficiary who will receive any shares of Common Stock and/or Contributions from the Participant’s account under the Plan if the Participant dies before such shares and/or Contributions are delivered to the Participant. The Company may, but is not obligated to, permit the Participant to change such designation of beneficiary. Any such designation and/or change must be on a form approved by the Company.

(b)If a Participant dies, and in the absence of a valid beneficiary designation, the Company will deliver any shares of Common Stock and/or Contributions to the executor or administrator of the estate of the Participant. If no executor or administrator has been appointed (to the knowledge of the Company), the Company, in its sole discretion, may deliver such shares of Common Stock and/or Contributions, without interest (unless the payment of interest is otherwise required by Applicable Law), to the Participant’s spouse, dependents or relatives, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

11.Adjustments upon Changes in Common Stock; Corporate Transactions.

(a)In the event of a Capitalization Adjustment, the Board will appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a), (ii) the class(es) and maximum number of securities by which the share reserve is to increase automatically each year pursuant to Section 3(a), (iii) the class(es) and number of securities subject to, and the purchase price applicable to outstanding Offerings and Purchase Rights, and (iv) the class(es) and number of securities that are the subject of the purchase limits under each ongoing Offering. The Board will make these adjustments, and its determination will be final, binding and conclusive.

(b)In the event of a Corporate Transaction, then: (i) any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue outstanding Purchase Rights or may substitute similar rights (including a right to acquire the same consideration paid to the stockholders in the Corporate Transaction) for outstanding Purchase Rights, or (ii) if any surviving or acquiring corporation (or its parent company) does not assume or continue such Purchase Rights or does not substitute similar rights for such Purchase Rights, then the Participants’ accumulated Contributions will be used to purchase shares of Common Stock (rounded down to the nearest whole share) within ten business days (or such other period specified by the

Board) prior to the Corporate Transaction under the outstanding Purchase Rights, and the Purchase Rights will terminate immediately after such purchase.

12.Amendment, Termination or Suspension of the Plan.

(a)The Board may amend the Plan at any time in any respect the Board deems necessary or advisable. However, except as provided in Section 11(a) relating to Capitalization Adjustments, stockholder approval will be required for any amendment of the Plan for which stockholder approval is required by Applicable Law.

(b)The Board may suspend or terminate the Plan at any time. No Purchase Rights may be granted under the Plan while the Plan is suspended or after it is terminated.

(c)Any benefits, privileges, entitlements and obligations under any outstanding Purchase Rights granted before an amendment, suspension or termination of the Plan will not be materially impaired by any such amendment, suspension or termination except (i) with the consent of the person to whom such Purchase Rights were granted, (ii) as necessary to facilitate compliance with any laws, listing requirements, or governmental regulations (including, without limitation, the provisions of Section 423 of the Code and the regulations and other interpretive guidance issued thereunder relating to Employee Stock Purchase Plans) including without limitation any such regulations or other guidance that may be issued or amended after the date the Plan is adopted by the Board, or (iii) as necessary to obtain or maintain favorable tax, listing, or regulatory treatment. To be clear, the Board may amend outstanding Purchase Rights without a Participant’s consent if such amendment is necessary to ensure that the Purchase Right and/or the Plan complies with the requirements of Section 423 of the Code with respect to the 423 Component or with respect to other Applicable Laws. Notwithstanding anything in the Plan or any Offering Document to the contrary, the Board will be entitled to: (i) establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars; (ii) permit Contributions in excess of the amount designated by a Participant in order to adjust for mistakes in the Company’s processing of properly completed Contribution elections; (iii) establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s Contributions; (iv) amend any outstanding Purchase Rights or clarify any ambiguities regarding the terms of any Offering to enable the Purchase Rights to qualify under and/or comply with Section 423 of the Code with respect to the 423 Component; and (v) establish other limitations or procedures as the Board determines in its sole discretion advisable that are consistent with the Plan. The actions of the Board pursuant to this paragraph will not be considered to alter or impair any Purchase Rights granted under an Offering as they are part of the initial terms of each Offering and the Purchase Rights granted under each Offering.

13.Tax Qualification; Tax Withholding.

(a)Although the Company may endeavor to (i) qualify a Purchase Right for special tax treatment under the laws of the United States or jurisdictions outside of the United States or (ii) avoid adverse tax treatment, the Company makes no representation to that effect and expressly disavows any covenant to maintain special or to avoid unfavorable tax treatment, notwithstanding anything to the contrary in this Plan. The Company will be unconstrained in its corporate activities without regard to the potential negative tax impact on Participants.

(b)Each Participant will make arrangements, satisfactory to the Company and any applicable Related Corporation, to enable the Company or the Related Corporation to fulfill any withholding obligation for Tax-Related Items. Without limitation to the foregoing, in the Company’s sole discretion and subject to Applicable Law, such withholding obligation may be satisfied in whole or in part by (i) withholding from the Participant’s salary or any other cash payment due to the Participant from the Company or a Related Corporation; (ii) withholding from the proceeds of the sale of shares of Common Stock acquired under the Plan, either through a voluntary sale or a mandatory sale arranged by the Company; or (iii) any other method deemed acceptable by the Board. The Company shall not be required to issue any shares of Common Stock under the Plan until such obligations are satisfied.

(c)The 423 Component is exempt from the application of Section 409A of the Code, and any ambiguities herein shall be interpreted to so be exempt from Section 409A of the Code. The Non-423  Component is intended to be exempt from the application of Section 409A of the Code under the short-term deferral exception and any ambiguities shall be construed and interpreted in accordance with such intent. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Committee determines that an option granted under the Plan may be subject to Section 409A of the Code or that any provision in the Plan would cause an option under the Plan to be subject to Section 409A, the Committee may amend the terms of the Plan and/or of an outstanding option granted under the Plan, or take such other action the Committee determines is necessary or appropriate, in each case, without the Participant’s consent, to exempt any outstanding option or future option that may be granted under the Plan from or to allow any such options to comply with Section 409A of the Code, but only to the extent any such amendments or action by the Committee would not violate Section 409A of the Code. Notwithstanding the foregoing, the Company shall have no liability to a Participant or any other party if the option under the Plan that is intended to be exempt from or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Committee with respect thereto.

14.Effective Date of Plan.

The Plan will become effective immediately prior to and contingent upon the Effective Date. No Purchase Rights will be exercised unless and until the Plan has been approved by the stockholders of the Company, which approval must be within 12 months before or after the date the Plan is adopted (or if required under Section 12(a) above, materially amended) by the Board.

15.Miscellaneous Provisions.

(a)Proceeds from the sale of shares of Common Stock pursuant to Purchase Rights will constitute general funds of the Company.

(b)A Participant will not be deemed to be the holder of, or to have any of the rights of a holder with respect to, shares of Common Stock subject to Purchase Rights unless and until the Participant’s shares of Common Stock acquired upon exercise of Purchase Rights are recorded in the books of the Company (or its transfer agent).

(c)The Plan and Offering do not constitute an employment contract. Nothing in the Plan or in the Offering will in any way alter the at will nature of a Participant’s employment or amend a Participant’s employment contract, if applicable, or be deemed to create in any way whatsoever any obligation on the part of any Participant to continue in the employ of the Company or a Related Corporation or an Affiliate, or on the part of the Company, a Related Corporation or an Affiliate to continue the employment of a Participant.

(d)The provisions of the Plan will be governed by the laws of the State of Delaware without resort to that state’s conflicts of laws rules.

(e)If any particular provision of the Plan is found to be invalid or otherwise unenforceable, such provision will not affect the other provisions of the Plan, but the Plan will be construed in all respects as if such invalid provision were omitted.

(f)If any provision of the Plan does not comply with Applicable Law, such provision shall be construed in such a manner as to comply with Applicable Law.

16.Definitions.

As used in the Plan, the following definitions will apply to the capitalized terms indicated below:

(a)“423 Component” means the part of the Plan, which excludes the Non-423 Component, pursuant to which Purchase Rights that satisfy the requirements for an Employee Stock Purchase Plan may be granted to Eligible Employees.

(b)“Affiliate” means any entity, other than a Related Corporation, whether now or subsequently established, which is at the time of determination, a “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 promulgated under the Securities Act. The Board may determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(c)“Applicable Law” means shall mean the Code and any applicable securities, federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, listing rule, regulation, judicial decision, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the New York Stock Exchange, Nasdaq Stock Market or the Financial Industry Regulatory Authority).

(d)“Board” means the Board of Directors of the Company.

(e)“Capital Stock” means each and every class of common stock of the Company, regardless of the number of votes per share.

(f)“Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Purchase Right after the date the Plan is adopted by the Board without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other similar equity restructuring transaction, as that term is used in Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.

(g)“Code” means the U.S. Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(h)“Committee” means a committee of one or more members of the Board to whom authority has been delegated by the Board in accordance with Section 2(c).

(i)“Common Stock” means the common stock of the Company.

(j)“Company” means ZincFive, Inc., a Delaware corporation.

(k)“Contributions” means the payroll deductions and other additional payments specifically provided for in the Offering that a Participant contributes to fund the exercise of a Purchase Right. A Participant may make additional payments into his or her account if specifically provided for in the Offering, and then only if the Participant has not already had the maximum permitted amount withheld during the Offering through payroll deductions and, with respect to the 423 Component, to the extent permitted by Section 423.

(l)“Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its subsidiaries;

(ii)a sale or other disposition of more than 50% of the outstanding securities of the Company;

(iii)a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv)a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

(m)“Designated 423 Company” means any Related Corporation selected by the Board as participating in the 423 Component.

(n)“Designated Company” means any Designated Non-423 Company or Designated 423 Company, provided, however, that at any given time, a Related Corporation participating in the 423 Component shall not be a Related Corporation participating in the Non-423 Component.

(o)“Designated Non-423 Company” means any Related Corporation or Affiliate selected by the Board as participating in the Non-423 Component.

(p)“Director” means a member of the Board.

(q)Effective Date” means the effective date of this Plan, which is the date of the closing of the transactions contemplated by the Merger Agreement, provided that this Plan is approved by the Company’s stockholders prior to such date.

(r)“Eligible Employee” means an Employee who meets the requirements set forth in the document(s) governing the Offering for eligibility to participate in the Offering, provided that such Employee also meets the requirements for eligibility to participate set forth in the Plan.

(s)“Employee” means any person, including an Officer or Director, who is “employed” for purposes of Section 423(b)(4) of the Code by the Company or a Related Corporation or solely with respect to the Non-423 Component, an Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.

(t)“Employee Stock Purchase Plan” means a plan that grants Purchase Rights intended to be options issued under an “employee stock purchase plan,” as that term is defined in Section 423(b) of the Code.

(u)“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.

(v)“Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i)If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value of a share of Common Stock will be, unless otherwise determined by the Board, the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in such source as the Board deems reliable. Unless otherwise provided by the Board, if there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing sales price on the last preceding date for which such quotation exists.

(ii)In the absence of such markets for the Common Stock, the Fair Market Value will be determined by the Board in good faith in compliance with Applicable Laws and regulations and, to the extent applicable as determined in the sole discretion of the Board, in a manner that complies with Sections 409A of the Code.

(w)“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or regulatory body, or quasi-governmental body of any nature (including any governmental division, department, administrative agency or bureau, commission, authority, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or entity and any court or other tribunal, and for the avoidance of doubt, any tax authority) or other body exercising similar powers or authority; or (d) self-regulatory organization (including the New York Stock Exchange, the Nasdaq Stock Market and the Financial Industry Regulatory Authority).

(x)“Merger Agreement” means the Agreement and Plan of Merger and Reorganization by and among Spark I Acquisition Corporation, Spark I Acquisition Corporation Sub I Inc., Spark I Acquisition Corporation Sub II LLC, and the Company, dated as of June 11, 2026.

(y)“Non-423 Component” means the part of the Plan, which excludes the 423 Component, pursuant to which Purchase Rights that are not intended to satisfy the requirements for an Employee Stock Purchase Plan may be granted to Eligible Employees.

(z)“Offering” means the grant to Eligible Employees of Purchase Rights, with the exercise of those Purchase Rights automatically occurring at the end of one or more Purchase Periods. The terms and conditions of an Offering will generally be set forth in the “Offering Document” approved by the Board for that Offering.

(aa)“Offering Date” means a date selected by the Board for an Offering to commence.

(bb)“Officer” means a person who is an officer of the Company or a Related Corporation within the meaning of Section 16 of the Exchange Act.

(cc)“Participant” means an Eligible Employee who holds an outstanding Purchase Right.

(dd)“Plan” means this ZincFive, Inc. 2026 Employee Stock Purchase Plan, as amended from time to time, including both the 423 Component and the Non-423 Component.

(ee)“Purchase Date” means one or more dates during an Offering selected by the Board on which Purchase Rights will be exercised and on which purchases of shares of Common Stock will be carried out in accordance with such Offering.

(ff)“Purchase Period” means a period of time specified within an Offering, generally beginning on the Offering Date or on the first Trading Day following a Purchase Date, and ending on a Purchase Date. An Offering may consist of one or more Purchase Periods.

(gg)“Purchase Right” means an option to purchase shares of Common Stock granted pursuant to the Plan.

(hh)“Related Corporation” means any “parent corporation” or “subsidiary corporation” of the Company whether now or subsequently established, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

(ii)“Securities Act” means the U.S. Securities Act of 1933, as amended.

(jj)“Tax-Related Items” means any income tax, social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related items arising out of or in relation to a Participant’s participation in the Plan, including, but not limited to, the exercise of a Purchase Right and the receipt of shares of Common Stock or the sale or other disposition of shares of Common Stock acquired under the Plan.

(kk)“Trading Day” means any day on which the exchange(s) or market(s) on which shares of Common Stock are listed, including but not limited to the New York Stock Exchange, Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market or any successors thereto, is open for trading.

ANNEX J

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is dated as of June 11, 2026, by and among Spark I Acquisition Corporation, a Cayman Islands exempted company (the “Company”), ZincFive, Inc., a Delaware corporation (the “Target”), and the purchasers identified on the signature pages hereto (including their respective successors and assigns, each a “Purchaser” and collectively, the “Purchasers”).

Whereas, the Company, the Target, Spark I Acquisition Corporation Sub I Inc., a Delaware corporation and a direct wholly owned subsidiary of the Company (“Merger Sub I”), and Spark I Acquisition Corporation Sub II LLC, a Delaware limited liability company and wholly owned subsidiary of the Company (“Merger Sub II”), entered into an Agreement and Plan of Merger and Reorganization, dated as of June 11, 2026 (as it may be amended, modified, supplemented or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement,” and the transactions contemplated by the Business Combination Agreement, the “Business Combination”), pursuant to which, among other things, (a) Merger Sub I shall merge with and into the Target (the “First Merger”), with the Target continuing as the surviving corporation (the “Surviving Corporation”), and (b) immediately following the First Merger, the Surviving Corporation will merge with and into Merger Sub II, with Merger Sub II continuing as the surviving entity, as a result of which, the Target will become a direct, wholly owned subsidiary of the Company; and

Whereas, in connection with the Business Combination, subject to the terms and conditions set forth in this Agreement and pursuant to Section 4(a)(2) of the Securities Act (as defined below), the Company desires to issue and sell to each Purchaser, and each Purchaser, severally and not jointly, desires to purchase from the Company, securities of the Company as more fully described in this Agreement.

Now, Therefore, In Consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company, the Target and each Purchaser, severally and not jointly, agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions. In addition to the terms defined elsewhere in this Agreement: (a) capitalized terms that are not otherwise defined herein have the meanings given to such terms in the Certificate of Designation (as defined herein), and (b) the following terms have the meanings set forth in this Section 1.1:

“Action” means any action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of the applicable party, threatened against or affecting the applicable party or any of its properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign).

“Additional Information” means the Company Disclosure Letter and the Target Disclosure Letter. “Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.

“Board of Directors” means the board of directors of the Company.

“Bridge Notes” means secured promissory notes of the Target outstanding on the date hereof issued pursuant to that certain Note Purchase Agreement, dated as of April 23, 2026, by and among the Target and the parties listed on the Schedule of Investors attached thereto.

“Business Combination” shall have the meaning ascribed to such term in the recitals.

“Business Combination Agreement” shall have the meaning ascribed to such term in the recitals. “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home,” “shelter-in-place,” “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in The City of New York are generally are open for use by customers on such day.

“Certificate of Designation” means the Certificate of Designation to be filed prior to the Closing by the Company with the Secretary of State of Delaware, in the form of Exhibit A attached hereto.

“Class A Ordinary Shares” means the Class A ordinary shares of a nominal or par value of $0.0001 per share of the Company.

“Closing” means the closing of the purchase and sale of the Securities pursuant to Section 2.1. “Closing Date” means the Trading Day on which all of the Transaction Documents have been executed and delivered by the applicable parties thereto, and all conditions precedent to (i) the Purchasers’ respective obligations to pay the Subscription Amount and (ii) the Company’s obligations to deliver the Securities, in each case, have been satisfied or waived.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means, following the Domestication, the common stock of the Company, par value $0.0001 per share, and any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Company that would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Company Disclosure Letter” means the disclosure schedule dated as of the date of the Business Combination Agreement delivered by the Company to the Target.

“Company Material Adverse Effect” means any change, event, or occurrence, that, individually or when aggregated with other changes, events, or occurrences has had a materially adverse effect on the legal authority and ability of the Company; provided, however, that no change or effect related to any of the following, alone or in combination, shall be taken into account in determining whether a Company Material Adverse Effect has occurred: (i) the announcement of the Business Combination Agreement, this Agreement or any other Transaction Document and consummation of the Transactions; (ii) the taking of any action required by this Agreement or any Transaction Document; (iii) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic or change in climate, (iv) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions; (v) the SPAC Stockholder Redemption; (vi) the entry into agreements related to, or the announcement of, any additional PIPE Investments (vii) any breach of any covenants, agreements or obligations of any investor pursuant to a Series A SPA, or any investor in any PIPE Investments, in each case who is not Sponsor or an Affiliate of Sponsor, under any Series A SPA, this Agreement or other similar agreement related to financing the Company or Purchaser (including any breach of such Person’s obligations to fund any amounts thereunder when required); (vii) changes or proposed changes in applicable Law, regulations or interpretations thereof or decisions by courts or any Governmental Authority after the date of this Agreement; (viii) changes or proposed changes in GAAP (or any interpretation thereof) after the date of this Agreement; or (ix) any downturn in general economic conditions, including changes in the credit, debt, securities, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), in each case, in the United States or anywhere else in the world.

“Company Party” means the Company and its directors, officers, shareholders, members, partners, employees and agents (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title), each Person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, shareholders, agents, members, partners or employees (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title) of such controlling persons.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

“Contracts” means all legally binding contracts, contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Conversion Shares” means the shares of Common Stock issued and issuable upon conversion of the shares of Preferred Stock purchased pursuant to this Agreement in accordance with the terms of the Certificate of Designation.

“Disqualification Event” shall have the meaning ascribed to such term in Section 3.1(i). “Domestication” means the Company’s migration to and domestication as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended and the Cayman Islands Companies Act (As Revised) in connection with the closing of the Business Combination.

“Effective Date” means the first date on which (a) the initial Registration Statement has been declared effective by the Commission registering the resale of all of the Underlying Shares and the Lead Purchaser Shares or (b) all of the Underlying Shares and Lead Purchaser Shares have been sold pursuant to Rule 144 or may be sold pursuant to Rule 144 (but with no volume or other restrictions or limitations including as to manner or timing of sale or current public information requirements).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” shall mean generally accepted accounting principles in the United States of America.

“Government Contract” means any Contract, grant, basic ordering agreement, letter contract, or order between a Target Company, on the one hand, and (i) any Governmental Authority, (ii) another Person under such other Person’s prime contract with a Governmental Authority, or (iii) any higher tier subcontractor of a Governmental Authority in its capacity as a subcontractor, on the other hand, for which the period of performance has not expired or terminated, or final payment has not been received, or which remain open to audit as of the date of this Agreement. Unless otherwise indicated, a task, purchase or delivery order under a Government Contract will not constitute a separate Government Contract, for purposes of this definition, but will be part of the Government Contract under which it was issued.

“Governmental Authority” means any federal, state, local, foreign government or other governmental, quasi-governmental, regulatory or administrative authority, body, instrumentality, department, board, bureau or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body (private or public).

“Indebtedness” of any Person means, without duplication (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (including, without limitation, “capital leases” in accordance with GAAP) (other than trade payables entered into in the ordinary course of business consistent with past practice), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in connection with GAAP, consistently applied for the periods covered thereby, is classified as a capital lease, (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (H) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G) above.

“Intellectual Property” means any and all intellectual or proprietary property and all rights, title, and interest therein or thereto arising anywhere in the world, including: (i) all United States and foreign patents and patent applications, patent disclosures and inventions, (whether patentable or unpatentable and whether or not reduced to practice), including any continuations, divisions, continuations in part, renewals, divisionals, extensions, reissues or foreign counterparts of any of the foregoing; (ii) all United States, international and foreign trade names, trade dress, trademarks, service marks, logos or internet domain name registrations, social media usernames, handles, and similar identifiers, including all goodwill associated therewith, together with all registrations and applications relating thereto (“Trademarks”); (iii) all United States, international, and foreign copyrights (whether registered or unregistered), original works of authorship (including Software and all rights therein), copyrightable works, together with all registrations and applications relating thereto (“Copyright”); (iv) all proprietary databases and data; (v) all industrial designs and any registrations and applications therefor throughout the world; (vi) Trade Secrets, (vii) Software and data, databases, compilations, and any other electronic data files, including any and all collections of data, whether machine readable or otherwise; (viii) rights to sue or recover and retain damages and costs and attorneys’ fees for the past, present or future infringement, dilution, misappropriation, or other violation of any of the foregoing anywhere in the world; (ix) any and all other intellectual or industrial property rights protectable by applicable law in any jurisdiction; and (x) all issuances, renewals, registrations and applications of or for any of the foregoing.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Lead Purchaser” means Alyeska Master Fund, L.P.

“Lead Purchaser Shares” means the shares of Common Stock to be acquired by the Lead Purchaser as contemplated by Section 2.2(c);

“Legal Proceeding” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Legal Proceedings or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or other applicable accounting standards).

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Liens” means a lien, charge, pledge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

“Losses” means losses, liabilities, obligations, claims, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person that is an entity, its certificate of incorporation or formation, bylaws, operating agreement, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Per Share Purchase Price” means $10.20 per share of Preferred Stock.

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“PIPE Investments” shall have the meaning ascribed to such term in the Business Combination Agreement.

“Placement Agent” means Cantor Fitzgerald & Co.

“Preferred Stock” means the 12.0% Series A Cumulative Convertible Preferred Stock having the rights, preferences and privileges set forth in the Certificate of Designation, in the form of Exhibit A hereto.

“Proceeding” means an action, claim, suit, investigation or proceeding, whether commenced or threatened.

“Purchaser Party” means, as to each Purchaser, such Purchaser and such Purchaser’s directors, officers, shareholders, members, partners, employees and agents (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title), each Person who controls such Purchaser (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, shareholders, agents, members, partners or employees (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title) of such controlling persons.

“Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement among the Company, the Purchasers and the other parties thereto, in the form of Exhibit B attached hereto.

“Registration Statement” means a registration statement meeting the requirements set forth in the Registration Rights Agreement and covering the resale of the Underlying Shares by the Purchasers and the Lead Purchaser Shares by the Lead Purchaser as provided for in the Registration Rights Agreement.

“Required Minimum” means, as of any date, the maximum aggregate number of shares of Common Stock then issued or potentially issuable in the future pursuant to the Transaction Documents, including any Underlying Shares issuable upon exercise in full of all Warrants (assuming for this purpose, an exercise price equal to the Floor Price (as defined in the Certificate of Designation)) and conversion in full of all shares of Preferred Stock (assuming for this purpose, a conversion price equal to the Floor Price and taking into account PIK Dividends (as defined in the Certificate of Designation) for a period of at least three years following the Closing Date), ignoring any conversion or exercise limits set forth therein.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such rule.

“Rule 424” means Rule 424 promulgated by the Commission pursuant to the Securities Act, as such rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such rule.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” shall have the meaning ascribed to such term in Section 3.1(l).

“Securities” means the shares of Preferred Stock, the Warrants, the Underlying Shares and, with respect to the Lead Purchaser, the Lead Purchaser Shares.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Short Sales” shall include, without limitation, all “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act and all types of direct and indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage arrangements), forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers.

“Software” means any and all (i) computer software, firmware and computer programs and applications, including all source code, object code, middleware, utilities, computer programs, application programming interfaces, algorithms, plugins, libraries, subroutines, tools, drivers, microcode, scripts, batch files, instruction sets and macros, models, and methodologies, in each case of the foregoing whether in source code, executable or object code form, documentation related thereto including user manuals, related to any of the foregoing and all software modules, tools and databases; and (ii) deep learning, machine learning, and other artificial intelligence technologies.

“SPAC Stockholder Redemption” shall have the meaning ascribed to such term in the Business Combination Agreement.

“Sponsor” means SLG SPAC Fund LLC.

“Stated Value” means $12.00 per share of Preferred Stock.

“Stock Exchange” means either The Nasdaq Stock Market LLC or the New York Stock Exchange (or any successors to any of the foregoing).

“Subscription Amount” shall mean, with respect to each Purchaser, the aggregate amount to be paid for the shares of Preferred Stock and the Warrants purchased hereunder pursuant to the terms of this Agreement as set forth below such Purchaser’s name on the signature pages hereto in U.S. dollars and in immediately available funds or pursuant to any cancellation or conversion of Bridge Notes.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Target Companies” means the Target and its subsidiaries.

“Target Disclosure Letter” means the disclosure letter dated as of the date of the Business Combination Agreement delivered by the Target to the Company.

“Target Material Adverse Effect” means any event, state of facts, condition, change, development, circumstance, occurrence or effect (collectively, “Events”), that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or financial condition of the Target Companies, taken as a whole, or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of the Target Companies to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Target Material

Adverse Effect”: (a) any change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking of any action required by the Business Combination Agreement, this Agreement or any other Transaction Document, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic or change in climate, (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, (f) any failure of the Target Companies to meet any projections or forecasts (provided that clause (f) shall not prevent a determination that any Event not otherwise excluded from this definition of Target Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in a Target Material Adverse Effect), (g) any Events generally applicable to the industries or markets in which the Target and its Subsidiaries operate (including regulatory changes, political uncertainty and increases in the cost of products, supplies, materials or other goods purchased from third party suppliers), (h) the announcement of the Business Combination Agreement, this Agreement or any other Transaction Document and consummation of the Transactions, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of the Target Companies, (i) any matter set forth on the Target Disclosure Letter, or (j) any action taken by, or at the request of, the Company; provided, further, that any Event referred to in clauses (a), (b), (d), (e) or (g) above may be taken into account in determining if a Target Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Target Companies, taken as a whole, relative to similarly situated companies in the industry in which the Target Companies conduct their respective operations, but only to the extent of the incremental disproportionate effect on the Target Companies, taken as a whole, relative to similarly situated companies in the industry in which the Target Companies conduct their respective operations.

“Target Party” means each Target Company and each of their respective directors, officers, shareholders, members, partners, employees and agents (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title), each Person who controls any Target Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, shareholders, agents, members, partners or employees (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title) of such controlling persons.

“Taxes” means all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges in the nature of a tax, together with any interest and any penalties, additions to tax or additional amounts with respect thereto imposed by a Governmental Authority.

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to Copyright, Trademark, or trade secret protection).

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange (or any successors to any of the foregoing).

“Transaction Documents” means this Agreement, the Certificate of Designation, the Warrants, the Registration Rights Agreement, and all exhibits and schedules thereto.

“Transactions” means each of the transactions contemplated by the Business Combination Agreement, this Agreement and the other Transaction Documents.

“Transfer Agent” means Continental Stock Transfer & Trust Company, the current transfer agent of the Company, and any successor transfer agent of the Company.

“Underlying Shares” means the Conversion Shares and the Warrant Shares.

“Warrant Shares” means the shares of Common Stock issuable upon exercise of the Warrants.

“Warrants” means, collectively, the Common Stock purchase warrants delivered to the Purchasers at the Closing in accordance with Section 2.2(a) hereof, which Warrants shall be exercisable immediately and have a term of exercise equal to 5 years, in the form of Exhibit C attached hereto.

ARTICLE 2

PURCHASE AND SALE

2.1Closing. On the Closing Date, upon the terms and subject to the conditions set forth herein, the Company agrees to sell, and each Purchaser, severally and not jointly, agrees to purchase, a number of shares of Preferred Stock with an aggregate Stated Value at the Per Share Purchase Price as set forth below such Purchaser’s name on the signature pages hereto, and Warrants as determined pursuant to Section 2.2(a). Not later than 10:00 am Eastern Time on the date that is two Business Days prior to the Closing Date, the Company shall provide written notice on signed Company letterhead (which may be via email) to the Purchasers (the “Closing Notice”) that (i) all closing conditions pursuant to the Business Combination Agreement (as determined by the parties to the Business Combination Agreement) or waived in writing by the Person(s) with the authority to make such waiver (other than those conditions which, by their nature, are to be satisfied at the closing of the Business Combination pursuant to the Business Combination Agreement including to the extent that any such condition precedent is, or is dependent upon, the consummation of the transactions contemplated hereby) and (ii) this Agreement (as determined by the parties to this Agreement) or waived in writing by the Person(s) with the authority to make such waiver (other than those conditions which, by their nature, are to be satisfied at the Closing pursuant to this Agreement including to the extent that any such condition precedent is, or is dependent upon, the consummation of the Business Combination), have been met and that such date is the Closing Date, which Closing Notice shall contain the payment direction along with the Company’s wire instructions for the Company’s operating account.

2.2Deliveries.

(a)On or prior to the Closing Date, the Company shall deliver or cause to be delivered to each Purchaser the following:

(i)a certificate evidencing (or reasonable evidence of issuance by book entry, as applicable, of) a number of shares of Preferred Stock equal to the quotient represented by such Purchaser’s Subscription Amount as set forth below such Purchaser’s name on the signature pages hereto divided by the Per Share Purchase Price (representing a 15% discount to the Stated Value), registered in the name of such Purchaser and evidence of the filing and acceptance of the Certificate of Designation from the Secretary of State of Delaware;

(ii)a Warrant registered in the name of such Purchaser to purchase up to a number of shares of Common Stock equal to 100% of the total number of shares of Common Stock into which such Purchaser’s shares of Preferred Stock are convertible on the date of Closing, with an exercise price equal to $12.00, subject to adjustment as set forth therein; and

(iii)the Registration Rights Agreement duly executed by the Company.

(b)On or prior to the Closing Date, each Purchaser, severally and not jointly, shall deliver or cause to be delivered to the Company, the following:

(i)the Registration Rights Agreement duly executed by such Purchaser;

(ii)such Purchaser’s counter-signature to the Warrant described in Section 2.2(a)(ii); and

(iii)such Purchaser’s Subscription Amount.

(c)On the Closing Date, (i) the Company shall issue an aggregate of 3,500,000 shares of Common Stock to the Lead Purchaser or (ii) the Company or Target shall cause stockholders of the Company or the Target to assign an aggregate of 3,500,000 shares of Common Stock to the Lead Purchaser.

(d)On or prior to the Closing Date, the Company shall deliver or cause to be delivered to the Lead Purchaser a substantially complete draft of the Registration Statement, in form and substance reasonably satisfactory to the Lead Purchaser, containing all disclosures and financial statements required to be included therein assuming such Registration Statement is filed within five Business Days of the Closing Date.

2.3Closing Conditions.

(a)The Closing shall be subject to the satisfaction, or valid waiver in writing by each of the parties hereto, of the conditions that, on the Closing Date:

(i)all conditions precedent to the closing of the Business Combination set forth in Article 10 of the Business Combination Agreement shall have been satisfied (as determined by the parties to the Business Combination Agreement) or waived in writing by the Person(s) with the authority to make such waiver (other than those conditions which, by their nature, are to be satisfied at the closing of the Business Combination pursuant to the Business Combination Agreement including to the extent that any such condition precedent is, or is dependent upon, the consummation of the transactions contemplated hereby), and the closing of the Business Combination shall be scheduled to occur concurrently with the Closing; and

(ii)no governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation which is then in effect and has the effect of making the consummation of the transactions contemplated hereby (including, without limitation, the Domestication) illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby.

(b)The obligation of the Company to consummate the Closing with respect to each Purchaser shall be subject to the satisfaction or valid waiver in writing by the Company of the additional conditions that, on the Closing Date:

(i)except as otherwise provided under Section 2.3(b)(ii), all representations and warranties of such Purchaser contained in this Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or material adverse effect, which representations and warranties shall be true and correct in all respects) at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or material adverse effect, which representations and warranties shall be true and correct in all respects) as of such earlier date), and consummation of the Closing shall constitute a reaffirmation by such Purchaser of each of the representations, warranties and agreements of such Purchaser contained in this Agreement as of the Closing Date, but without giving effect to the consummation of the Business Combination, or as of such earlier date, as applicable;

(ii)the representations and warranties of such Purchaser contained in Section 3.2(g) of this Agreement shall be true and correct at all times on or prior to the Closing Date, and consummation of the Closing shall constitute a reaffirmation by such Purchaser of such representations and warranties;

(iii)such Purchaser shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by it at or prior to the Closing; and

(iv)the delivery by such Purchaser of the items set forth in Section 2.2(b) of this Agreement.

(c)The obligation of each Purchaser to consummate the Closing shall be subject to the satisfaction or valid waiver in writing by such Purchaser of the additional conditions that, on the Closing Date:

(i)all representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Company Material Adverse

Effect, which representations and warranties shall be true and correct in all respects) at and as of the Closing Date (except to the extent that any such representation or warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Company Material Adverse Effect, which representations and warranties shall be true and correct in all respects) as of such earlier date), and consummation of the Closing shall constitute a reaffirmation by the Company of each of the representations, warranties and agreements of the Company contained in this Agreement as of the Closing Date, but without giving effect to the consummation of the Business Combination, or as of such earlier date, as applicable;

(ii)the Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by it at or prior to the Closing; and

(iii)the delivery by the Company of the items set forth in Section 2.2(a) of this Agreement.

(d)The obligation of the Lead Purchaser to consummate the Closing shall be subject to the satisfaction or valid waiver in writing by the Lead Purchaser of the additional conditions that, in addition to the conditions set forth in Section 2.3(c), on the Closing Date:

(i)The Lead Purchaser shall have received the 3,500,000 shares of Common Stock contemplated by Section 2.2(c);

(ii)The Lead Purchaser shall have received the draft Registration Statement contemplated by Section 2.2(d);

(iii)There shall not have occurred a Company Material Adverse Effect;

(iv)There shall not have occurred a Target Material Adverse Effect;

(v)The shares of the Company’s Common Stock to be issued pursuant to the Business Combination Agreement shall be approved for listing upon the Closing on the Stock Exchange; and

(vi)All Bridge Notes shall, prior to or concurrently with the Lead Purchaser’s Closing, be satisfied by cancellation or conversion of a Bridge Note into Preferred Stock and Warrants on the terms and conditions set forth in this Agreement.

2.4Conversion and Termination of Bridge Note. By executing and delivering this Agreement, if all or any portion of a Purchaser’s Subscription Amount is being satisfied by cancellation or conversion of a Bridge Note, such Purchaser hereby irrevocably agrees that:

(a)The face amount of the Bridge Note held by such Purchaser is set forth below such Purchaser’s name on the signature pages hereto, and such Purchaser is the sole owner of all right, title and interest in and to such Bridge Note and any proceeds thereof;

(b)At the Closing, all outstanding obligations in respect of such Purchaser’s Bridge Note will automatically and without any action on the part of such Purchaser or any other Person convert into the number of shares of Preferred Stock set forth below such Purchaser’s name on the signature pages hereto (the “Exchanged Shares”), regardless of whether the Bridge Note or an affidavit of loss therefor is actually delivered in original or other form to the Company, and any Bridge Note held by (or delivered (electronically or otherwise) to) the Company shall, upon issuance of the Exchanged Shares automatically be cancelled, terminated and of no further force or effect and the Company may take any actions reasonably required to cancel (or evidence the cancellation of) the Bridge Note;

(c)As to such Purchaser, such Purchaser’s Exchanged Shares are issued in full and complete discharge and satisfaction of all obligations of the Company (including outstanding principal, interest or any other obligations) under such Purchaser’s Bridge Note, and such Bridge Note will be automatically terminated and of no further force immediately upon the Initial Closing; and

(d)The Company and such Purchaser agree that such Purchaser’s Bridge Note hereby is and will be deemed for all purposes to have been amended and modified by virtue hereof to the full extent necessary to permit and facilitate its conversion as provided in this Agreement into shares of Preferred Stock, to fix the conversion price at the Per Share Purchase Price and, immediately upon the Closing, such Purchaser’s Bridge Note shall be deemed terminated in full and null, void and of no further force or effect; provided that the foregoing will not impair the right of such Purchaser to receive the shares of Preferred Stock into which the Bridge Note is being converted hereby.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1Representations and Warranties of the Company. Except as set forth in any SEC Reports filed by the Company or other documents submitted or furnished to the SEC by the Company on or prior to the date hereof, or on or prior to the Closing Date, as applicable, and provided that no representation or warranty by the Company shall apply to any statement or information in the SEC Reports that relates to changes to historical accounting policies of the Company in connection with any order, directive, guideline, comment or recommendation from the Commission or the Company’s auditor or accountant that is applicable to the Company (collectively, the “Company SEC Guidance”), nor shall any correction, amendment, revision or restatement of the Company’s financial statements due wholly or in part to the Company SEC Guidance or any other accounting matters, nor any other effects that relate to or arise out of, or are in connection with or in response to, any of the foregoing or any changes in accounting or disclosure related thereto, be deemed to be a breach of any representation or warranty by the Company, the Company represents and warrants to the Purchasers, as of the date of this Agreement and as of the Closing Date (or, if such representations and warranties are made with respect to a specified date, as of such date):

(a)The Company (i) is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of incorporation, (ii) has the requisite power and authority to own, lease and operate its properties, to carry on its business as it is now being conducted and to enter into and perform its obligations under this Agreement and the other Transaction Documents, and (iii) is duly licensed or qualified to conduct its business and, if applicable, is in good standing under the laws of each jurisdiction (other than its jurisdiction of incorporation) in which the conduct of its business or the ownership of its properties or assets requires such license or qualification, except, with respect to the foregoing clause (iii), where the failure to be in good standing would not reasonably be expected to have a Company Material Adverse Effect.

(b)As of the Closing Date, the Securities will be duly authorized and, when issued, paid for and delivered in accordance with the applicable Transaction Documents, will be validly issued, fully paid and non-assessable, free and clear of all liens or other restrictions (other than those arising under the Transaction Documents, the Organizational Documents of the Company or applicable securities laws), and will not have been issued in violation of any preemptive or similar rights created under the Company’s Organizational Documents (as adopted on the Closing Date) or the laws of its jurisdiction of incorporation.

(c)This Agreement and the other Transaction Documents have been duly authorized, validly executed and delivered by the Company, and assuming the due authorization, execution and delivery of the same by the Target and the Purchasers of this Agreement and the other Transaction Documents to which they are a party and the due authorization, execution and delivery of the same by all other parties to any Transaction Document, this Agreement and the other Transaction Documents shall constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with their respective terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

(d)Assuming the accuracy of the representations and warranties of each Purchaser set forth in Section 3.2 of this Agreement, the execution and delivery of this Agreement and the other Transaction Documents, the issuance and sale of the Securities hereunder, the compliance by the Company with all of the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject, (ii) the Organizational Documents of the Company, or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the

Company or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a Company Material Adverse Effect.

(e)Assuming the accuracy of the representations and warranties of each Purchaser set forth in Section 3.2 of this Agreement, the Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance of this Agreement or the other Transaction Documents (including, without limitation, the issuance of the Securities), other than (i) filings required by applicable state securities laws, (ii) the filing of the Registration Statement pursuant to the Registration Rights Agreement, (iii) filings required by the Commission, (iv) filings required by the Stock Exchange, including with respect to obtaining shareholder approval, (v) filings and approvals required to consummate the Business Combination as provided under the Business Combination Agreement, including those required in connection with the Domestication, (vi) the filing of notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if applicable, and (vii) those filings, the failure of which to obtain would not have a Company Material Adverse Effect.

(f)Except for such matters as have not had and would not have a Company Material Adverse Effect, there is no (i) Action, Proceeding or arbitration before a governmental authority or arbitrator pending, or, to the knowledge of the Company, threatened in writing against the Company or (ii) judgment, decree, injunction, ruling or order of any governmental authority or arbitrator outstanding against the Company.

(g)Assuming the accuracy of each Purchaser’s representations and warranties set forth in Section 3.2 of this Agreement, no registration under the Securities Act or any state securities (or Blue Sky) laws is required for the offer and sale of the Securities by the Company to the Purchasers.

(h)Neither the Company nor any person acting on its behalf has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Securities. The Securities are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws. Neither the Company nor any person acting on the Company’s behalf has, directly or indirectly, at any time within the past six (6) months, made any offer or sale of any security or solicitation of any offer to buy any security under circumstances that would cause the offering of the Securities pursuant to this Agreement to be integrated with prior offerings by the Company for purposes of the Securities Act or any applicable shareholder approval provisions. Neither the Company nor any person acting on the Company’s behalf has offered or sold any securities, or has taken any other action, which would reasonably be expected to subject the offer, issuance or sale of the Securities, as contemplated hereby, to the registration provisions of the Securities Act.

(i)No “bad actor” disqualifying event described in Rule 506(d)(1)(i) – (viii) of the Securities Act (a “Disqualification Event”) is applicable to the Company, except for a Disqualification Event as to which Rule 506(d)(2)(ii – iv) or (d)(3) is applicable.

(j)Except as would not reasonably be expected to be material to the Company, the Company is in all material respects in compliance with applicable provisions of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder.

(k)As of the Closing Date, the Common Stock will be eligible for clearing through The Depository Trust Company (“DTC”), through its Deposit/Withdrawal At Custodian (DWAC) system, and the Company is eligible and participating in the Direct Registration System (DRS) of DTC with respect to the Common Stock. The Company’s Transfer Agent is a participant in DTC’s Fast Automated Securities Transfer Program.

(l)As of their respective filing dates, or, if amended, as of the date of such amendment, which shall be deemed to supersede such original filing, all reports required to be filed by the Company with the Commission (the “SEC Reports”) complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed, or, if amended, as of the date of such amendment, which shall be deemed to supersede such original filing, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date hereof, there are no material outstanding or unresolved comments in comment letters received by the Company from the staff of the Division of Corporation Finance of the Commission with respect to any of the SEC Reports. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing, or, if amended, as of the date of such amendment, which shall be deemed to supersede such original filing, and fairly present in all material respects the financial position of the Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments. Notwithstanding the foregoing, this representation and warranty shall not apply to any statement or information in the SEC Reports that relates or arises from the topics referenced in the Company SEC Guidance, and any restatement, revision or other modification to the SEC Reports (including any financial statements contained therein) relating to or arising from the Company SEC Guidance shall not be deemed material noncompliance for purposes of this Agreement or the other Transaction Documents.

(m)As of the date hereof, the authorized share capital of the Company is $55,500 divided into 500,000,000 Class A Ordinary Shares, 50,000,000 Class B ordinary shares, with a nominal or par value of $0.0001 per share (the “Class B Ordinary Shares” and, together with the Class A Ordinary Shares, the “Ordinary Shares”) and 5,000,000 preference shares, with a nominal or par value of $0.0001 per share (the “Preference Shares”). As of the date hereof: (i) 6,236,713 Class A Ordinary Shares, 2,422,078 Class B Ordinary Shares and no Preference Shares were issued and outstanding; (ii) 5,000,000 public warrants and 8,490,535 private placement warrants, each exercisable to purchase one Class A Ordinary Share at $11.50 per share (together, the “Outstanding Warrants”), were issued and outstanding; and (iii) no Ordinary Shares were subject to issuance upon exercise of outstanding options. No Outstanding Warrants are exercisable on or prior to the closing of the Business Combination. All (A) issued and outstanding Ordinary Shares have been duly authorized and validly issued, are fully paid and non- assessable and are not subject to preemptive rights and (B) Outstanding Warrants have been duly authorized and validly issued, are fully paid and are not subject to preemptive rights. As of the date hereof, except as set forth above and pursuant to the Business Combination Agreement, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Company any Ordinary Shares or other equity interests in the Company (collectively, “Equity Interests”) or securities convertible into or exchangeable or exercisable for Equity Interests. Except as set forth in the Business Combination Agreement, as of the date hereof, the Company has no subsidiaries and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. There are no shareholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any Equity Interests, other than (A) as set forth in the SEC Reports and (B) as contemplated by the Business Combination Agreement. Except as described in the SEC Reports, there are no securities or instruments issued by or to which the Company is a party containing anti-dilution or similar provisions that will be triggered by the issuance of the Securities.

(n)As of the date of this Agreement, the issued and outstanding Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act, and are listed for trading on the Stock Exchange under the symbol “SPKL.” Except as set forth in the SEC Reports or as contemplated by the Business Combination Agreement (including the Additional Information): (i) there is no suit, Action, Proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company by the Stock Exchange or the Commission with respect to any intention by such entity to deregister the Class A Ordinary Shares or prohibit or terminate the listing of the Class A Ordinary Shares on the Stock Exchange and (ii) the Company has taken no action that is designed to terminate the registration of the Class A Ordinary Shares under the Exchange Act. Following the Domestication and upon consummation of the Business Combination, the shares of Common Stock are expected to be registered under the Exchange Act and listed for trading on the Stock Exchange.

(o)To the knowledge of the Company, the Company is not, and immediately after receipt of payment for the Securities and consummation of the Business Combination, will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(p)Neither the Company nor, to the knowledge of the Company, any agent or other person acting on behalf of the Company has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company (or made by any person acting on its behalf of which the Company is aware) which is in violation of law or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

(q)The Company’s accounting firm is CBIZ CPAs P.C. To the knowledge and belief of the Company, such accounting firm is a registered public accounting firm as required by the Exchange Act.

(r)There are no disagreements of any kind presently existing, or reasonably anticipated by the Company to arise, between the Company and the accountants and lawyers formerly or presently employed by the Company and the Company is current with respect to any fees owed to its accountants and lawyers which could affect the Company’s ability to perform any of its obligations under any of the Transaction Documents.

(s)The Company acknowledges and agrees that each Purchaser is acting solely in the capacity of an arm’s length purchaser with respect to the Transaction Documents and the transactions contemplated thereby. The Company further acknowledges that no Purchaser is acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated thereby and any advice given by any Purchaser or any of its representatives or agents in connection with the Transaction Documents and the transactions contemplated thereby is merely incidental to such Purchaser’s purchase of the Securities. The Company further represents to the Purchasers that the Company’s decision to enter into this Agreement and the other Transaction Documents has been based solely on the independent evaluation of the transactions contemplated hereby by the Company and its representatives.

(t)The Company has not, and to its knowledge no one acting on its behalf has, taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Securities.

3.2Representations and Warranties of the Purchasers. Each Purchaser, severally and not jointly, hereby represents and warrants as of the date of this Agreement and as of the Closing Date (or, if such representations and warranties are made with respect to a specified date, as of such date):

(a)The Purchaser is either an individual or an entity duly incorporated or formed, validly existing and in good standing under the laws of its jurisdiction of formation or incorporation with the requisite power and authority to enter into and perform its obligations under the Transaction Documents.

(b)Each Transaction Document to which it is a party has been duly authorized, executed and delivered by the Purchaser, and assuming the due authorization, execution and delivery of the same by the Company, each Transaction Document to which the Purchaser is a party shall constitute the valid and legally binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to the Enforceability Exceptions.

(c)The execution, delivery and performance of the Transaction Documents, including the purchase of the Securities hereunder, the compliance by the Purchaser with all of the provisions of the Transaction Documents and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Purchaser pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Purchaser is a party or by which the Purchaser is bound or to which any of the property or assets of the Purchaser is subject; (ii) the Organizational Documents of the Purchaser; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Purchaser or any of its properties that in the case of clauses (i) and (iii), would reasonably be expected to have a material adverse effect on the Purchaser’s ability to consummate the transactions contemplated by the Transaction Documents, including the purchase of the Securities.

(d)At the time the Purchaser was offered the Securities, it was, and as of the date hereof it is, and on each date on which it exercises any Warrants or converts any shares of Preferred Stock, it will be, an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act), satisfying the applicable requirements set forth on Annex A hereto, (ii) acquiring the Securities only for its own account and not for the account of others, or if the Purchaser is subscribing for the Securities as a fiduciary or agent for one or more investor accounts, each owner of such account is an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) and the Purchaser has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) not acquiring the Securities with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and has provided the Company with the requested information on Annex A following the signature page hereto).

(e)The Purchaser acknowledges and agrees that the Securities are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Securities have not been registered under the Securities Act or the securities laws of any state in the United States or other jurisdiction and that the Company is not required to register the Securities except as set forth in the Registration Rights Agreement. The Purchaser acknowledges and agrees that the Securities may not be offered, resold, transferred, pledged or otherwise disposed of by the Purchaser absent an effective registration statement under the Securities Act, except (i) to the Company or a subsidiary thereof, (ii) pursuant to an applicable exemption from the registration requirements of the Securities Act (including without limitation a private resale pursuant to so called “Section 4(a)11∕2”), or (iii) an ordinary course pledge such as a broker lien over account property generally, and, in each of clauses (i) – (iii), in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates or account entries representing the Securities shall contain a restrictive legend to such effect. The Purchaser acknowledges and agrees that the Securities will be subject to these securities law transfer restrictions, and as a result of these transfer restrictions, the Purchaser may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the Securities and may be required to bear the financial risk of an investment in the Securities for an indefinite period of time. The Purchaser acknowledges and agrees that the Securities will not be immediately eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act until at least one year following the filing of certain required information with the Commission after the Closing Date. The Purchaser acknowledges and agrees that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Securities.

(f)The Purchaser understands and agrees that it is purchasing the Securities directly from the Company. The Purchaser further acknowledges that there have not been, and the Purchaser hereby agrees that it is not relying on, any representations, warranties, covenants or agreements made to the Purchaser by the Company, the Target, the Placement Agents, the Sponsor, any of their respective Affiliates or any control persons, officers, directors, employees, partners, agents or representatives, any other party to the Business Combination or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of the Company and the Target set forth in this Agreement. The Purchaser agrees that none of (i) any other Purchaser (including the controlling persons, members, officers, directors, partners, agents, or employees of any such other Purchaser), (ii) the Placement Agents, their respective Affiliates or any of their or their respective Affiliates’ control persons, officers, directors or employees, (iii) the Sponsor, its Affiliates (other than the Company), or any of its or its’ Affiliates respective control persons, officers, directors or employees or (iv) any other party to the Business Combination Agreement, including any such party’s representatives, Affiliates or any of its or their control persons, officers, directors or employees, that is not a party hereto, shall be liable to the Purchaser pursuant to this Agreement for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Securities.

(g)In making its decision to purchase the Securities, the Purchaser has relied solely upon independent investigation made by the Purchaser and the Company’s and the Target’s representations in Sections 3.1 and 3.3, respectively, of this Agreement. The Purchaser acknowledges and agrees that the Purchaser has received such information as the Purchaser deems necessary in order to make an investment decision with respect to the Securities, including with respect to the Company, the Target Companies and the Business Combination, and made its own assessment and is satisfied concerning the relevant financial, tax and other economic considerations relevant to the Purchaser’s investment in the Securities. Without limiting the generality of the foregoing, the Purchaser acknowledges that it has reviewed the Company’s filings with the Commission. The Purchaser represents and agrees that the Purchaser and the Purchaser’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as the Purchaser and the Purchaser’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Securities. The Purchaser acknowledges that certain information provided by the Company and the Target was based on projections, and such projections were prepared based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections. The Purchaser further acknowledges that the information provided to the Purchaser was preliminary and subject to change, including in the registration statement and the proxy statement and/or prospectus that the Company intends to file with the Commission in connection with the Business Combination (which will include substantial additional information about the Company, the Target Companies and the Business Combination and will update and supersede the information previously provided to the Purchaser). The Purchaser acknowledges and agrees that none of the Placement Agent, the Sponsor or any of their Affiliates or any of such Person’s or its Affiliate ‘s control persons, officers, directors, employees or other representatives, legal counsel, financial advisors, accountants or agents (collectively, “Representatives”) has provided the Purchaser with any information, recommendation or advice with respect to the Securities nor is such information, recommendation or advice necessary or desired. None of the Placement Agent, the Sponsor or any of their respective Affiliates or Representatives has made or makes any representation as to the Company or the Target Companies or the quality or value of the Securities. In addition, the Company, the Target, the Placement Agent, the Sponsor and their respective Affiliates or Representatives may have acquired non-public information with respect to the Company or the Target Companies which the Purchaser agrees need not be provided to it. In connection with the issuance of the Securities to the Purchaser, none of the Placement Agent, the Company, the Target, the Sponsor or any of their respective Affiliates or Representatives has acted as a financial advisor or fiduciary to the Purchaser.

(h)The Purchaser became aware of this offering of the Securities solely by means of direct contact between the Purchaser and the Company or its Affiliates, by means of direct contact between the Purchaser and the Target or its Affiliates or by means of contact from the Placement Agent, and Securities were offered to the Purchaser solely by direct contact between the Purchaser and the Company or its Affiliates. The Purchaser did not become aware of this offering of the Securities, nor were the Securities offered to the Purchaser, by any other means. The Purchaser acknowledges that the Company represents and warrants that the Securities (i) were not offered by any form of general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

(i)The Purchaser acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Securities, including those set forth in the SEC Reports. The Purchaser has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Securities, and the Purchaser has had an opportunity to seek, and has sought, such accounting, legal, business and tax advice as the Purchaser has considered necessary to make an informed investment decision. The Purchaser (i) is an institutional account as defined in FINRA Rule 4512(c), (ii) is a sophisticated investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, and (iii) has exercised independent judgment in evaluating its participation in the purchase of the Securities. The Purchaser understands and acknowledges that the purchase and sale of the Securities hereunder meets (i) the exemptions from filing under FINRA Rule 5123(b)(1)(A) and (ii) the institutional customer exemption under FINRA Rule 2111(b).

(j)The Purchaser has adequately analyzed and fully considered the risks of an investment in the Securities and determined that the Securities are a suitable investment for the Purchaser and that the Purchaser is able at this time and in the foreseeable future to bear the economic risk of a total loss of the Purchaser’s investment in the Company. The Purchaser acknowledges specifically that a possibility of total loss exists.

(k)The Purchaser understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Securities or made any findings or determination as to the fairness of this investment.

(l)The Purchaser is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. The Purchaser agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that the Purchaser is permitted to do so under applicable law. If the Purchaser is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001, and its implementing regulations (collectively, the “BSA/PATRIOT Act”), the Purchaser maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. To the extent required, the Purchaser maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List. To the extent required, the Purchaser maintains policies and procedures reasonably designed to ensure that the funds held by the Purchaser and used to purchase the Securities were legally derived.

(m)No foreign person (as defined in 31 C.F.R. Part 800.224) in which the national or subnational governments of a single foreign state have a substantial interest (as defined in 31 C.F.R. Part 800.244) will acquire a substantial interest in the Company as a result of the purchase and sale of Securities hereunder such that a declaration to the Committee on Foreign Investment in the

United States would be mandatory under 31 C.F.R. Part 800.401, and no foreign person will have control (as defined in 31 C.F.R. Part 800.208) over the Company from and after the Closing as a result of the purchase and sale of Securities hereunder.

(n)The Purchaser is not a “foreign person” or a “foreign entity” and is not controlled by a “foreign person,” as those terms are defined in Section 721 of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”). The Purchaser does not permit any foreign person affiliated with the Purchaser, whether affiliated as a limited partner or equivalent, to obtain through the Purchaser as a result of that foreign person’s investment any of the following with respect to the Company: (i) access to any “material nonpublic technical information” (as defined in the DPA) in the possession of the Company; (ii) membership or observer rights on the Board of Directors or equivalent governing body of the Company or the right to nominate an individual to a position on the Board of Directors or equivalent governing body of the Company; (iii) any “involvement,” other than through the voting of shares, in the “substantive decisionmaking” of the Company (as defined in the DPA) regarding (x) the use, development, acquisition, or release of any “critical technology” (as defined in the DPA), (y) the use, development, acquisition, safekeeping, or release of “sensitive personal data” (as defined in the DPA) of U.S. citizens maintained or collected by the Company, or (z) the management, operation, manufacture, or supply of “covered investment critical infrastructure” (as defined in the DPA); or (iv) “control” of the Company (as defined in the DPA).

(o)Except as otherwise disclosed in writing to the Company, the Purchaser is not a “person of a country of concern” within the meaning of 31 C.F.R. Part 850, as implemented or revised from time to time (the “Outbound Investment Security Program”).

(p)The Purchaser is not a “covered person” as that term is defined in Executive Order 14117 and rules and regulations issued thereunder, including 28 C.F.R. Part 202, as implemented or amended from time to time (the “DSP”).

(q)The Purchaser will have sufficient funds to pay the Subscription Amount pursuant to Section 2.2(b)(iii) of this Agreement and any expenses incurred by the Purchaser in connection with the transactions contemplated by or in connection with the Transaction Documents; (ii) has the resources and capabilities (financial or otherwise) to perform its obligations under the Transaction Documents; and (iii) has not incurred any obligation, commitment, restriction or liability of any kind, absolute or contingent, present or future, which would impair or adversely affect its ability to perform its obligations under the Transaction Documents.

(r)The Purchaser acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Company, the Target, the Sponsor, the Placement Agent or any of their respective Affiliates or any of their respective or their respective Affiliates’ control persons, officers, directors, employees, agents or representatives), other than the representations and warranties of the Company and the Target contained in Sections 3.1 and 3.3, respectively, of this Agreement, in making its investment or decision to invest in the Company. The Purchaser agrees that none of (i) any other Purchaser or any other Person participating in any other private placement of shares of Common Stock (including the controlling persons, officers, directors, partners, agents or employees of any such other Person), (ii) the Company, its Affiliates or any of its or their respective Affiliates’ control persons, officers, directors, partners, agents, employees or representatives, (iii) the Sponsor, its Affiliates or any of its or their respective Affiliates’ control persons, officers, directors, partners, agents, employees or representatives, nor (iv) the Placement Agent, their respective Affiliates or any of their respective control persons, officers, directors, partners, agents, employees or representatives shall be liable to the Purchaser or any other Purchaser pursuant to the Transaction Documents or any other agreement related to a private placement of Securities for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Securities hereunder or thereunder.

(s)No broker or finder is entitled to any brokerage or finder’s fee or commission to be paid by the Purchaser solely in connection with the sale of the Securities to the Purchaser.

(t)At all times on or prior to the Closing Date, the Purchaser has no binding commitment to dispose of, or otherwise transfer (directly or indirectly), any of the Securities.

(u)The Purchaser hereby agrees that neither it, nor any person or entity acting on its behalf or pursuant to any understanding with the Purchaser, shall, directly or indirectly, engage in any hedging activities or execute any Short Sales with respect to the securities of the Company from the date hereof until the Closing or the earlier termination of this Agreement in accordance with its terms.

(v)Except as expressly disclosed in a Schedule 13D or Schedule 13G (or amendments thereto) filed by the Purchaser with the Commission with respect to the beneficial ownership of the Company’s outstanding securities prior to the date hereof, the Purchaser is not currently (and at all times through Closing will refrain from being or becoming) a member of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of equity securities of the Company (within the meaning of Rule 13d-5(b)(1) under the Exchange Act).

(w)The Purchaser acknowledges that (i) the Company, the Target Companies, the Sponsor, the Placement Agent and any of their respective Affiliates, control persons, officers, directors, employees, agents or representatives currently may have, and later may come into possession of, information regarding the Company and the Target Companies that is not known to the Purchaser and that may be material to a decision to purchase the Securities, (ii) the Purchaser has determined to purchase the Securities notwithstanding its lack of knowledge of such information, and (iii) none of the Company, the Target Companies, the Sponsor, the Placement Agent or any of their respective Affiliates, control persons, officers, directors, employees, agents or representatives shall have liability to the Purchaser, and the Purchaser hereby, to the extent permitted by law, waives and releases any claims it may have against the Company, the Target Companies, the Sponsor, the Placement Agent and their respective Affiliates, control persons, officers, directors, employees, agents or representatives, with respect to the nondisclosure of such information.

(x)The Purchaser acknowledges its obligations under applicable securities laws with respect to the treatment of non-public information relating to the Company.

(y)The Purchaser acknowledges and is aware that Cantor Fitzgerald & Co. is acting as financial advisor to the Company in connection with the Business Combination.

3.3Representations and Warranties of the Target. The Target represents and warrants to the Purchasers, as of the date of this Agreement and as of the Closing Date (or, if such representations and warranties are made with respect to a specified date, as of such date):

(a)Organization and Power. Each of the Target Companies is duly organized and validly existing and in good standing under the laws of the jurisdiction in which it is formed, and has the requisite power and authority to own its properties and to carry on its business as now being conducted and as presently proposed to be conducted. Each of the Target Companies is duly qualified as a foreign entity to do business and is in good standing in every jurisdiction in which its or their ownership of property or the nature of the business conducted by it or them makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not reasonably be expected to have a Target Material Adverse Effect.

(b)Authorization. The Target has the requisite power and authority to enter into and perform its obligations under the Business Combination Agreement, this Agreement and the other Transaction Documents. The execution and delivery of the Business Combination Agreement, this Agreement and the other Transaction Documents by the Target, and the consummation by the Target of the transactions contemplated hereby and thereby, have been duly authorized by the Target’s board of directors, and no further filing, consent or authorization is required by the Target or its stockholders. The Business Combination Agreement and this Agreement have been, and the other Transaction Documents to which it is a party will be prior to the Closing, duly executed and delivered by the Target, and each constitutes the legal, valid and binding obligations of the Target, enforceable against the Target in accordance with its respective terms, except as limited by Enforceability Exceptions.

(c)No Conflict. Assuming the accuracy of the representations and warranties of the Purchasers set forth in Section 3.2 of this Agreement, the execution and delivery of this Agreement and the other Transaction Documents, the compliance by the Target with all of the provisions hereof and thereof and the consummation of the transactions contemplated hereby and thereby will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Target pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or instrument to which the Target is a party or by which the Target is bound or to which any of the property or assets of the Target is subject, (ii) the Organizational Documents of the Target, or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Target or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a Target Material Adverse Effect.

(d)Consents. Assuming the accuracy of the representations and warranties of the parties to this Agreement, the Target Companies are not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance of this Agreement or the other Transaction Documents (including, without limitation, the issuance of the Securities), other than (i) filings required by (x) applicable state securities laws and (y) federal antitrust laws and (ii) those filings, the failure of which to obtain would not have a Target Material Adverse Effect.

(e)Disclosure. The information and materials previously provided by or on behalf of the Target to any Purchaser (if any) in connection with the offer and sale of the Securities, have been prepared in a good faith effort by the Target to describe the Target Companies’ present and proposed business. The Target acknowledges and agrees that no Purchaser makes or has made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 3.2. Notwithstanding the foregoing, the Target Companies make no representation, warranty or covenant with respect to any information supplied by or on behalf of the Company, the Purchasers or its or their respective Affiliates.

3.4Additional Representations and Warranties of the Target. Subject to the qualifications, exceptions and disclosures related thereto in the Business Combination Agreement and the Target Disclosure Letter, the Target hereby makes each of the representations and warranties of the Company (as defined in the Business Combination Agreement) set forth in the fully-executed Business Combination Agreement as if such representations and warranties were initially made to each of the Purchasers and set forth in this Agreement in their entirety, mutatis mutandis.

ARTICLE 4

OTHER AGREEMENTS OF THE PARTIES

4.1Transfer Restrictions.

(a)The Securities may only be disposed of in compliance with state and federal securities laws. In connection with any transfer of Securities other than pursuant to an effective registration statement or Rule 144, to the Company or to an Affiliate of a Purchaser or in connection with a pledge as contemplated in Section 4.1(b), the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor and reasonably acceptable to the Company, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Securities under the Securities Act. As a condition of transfer, any such transferee shall agree in writing to be bound by the terms of this Agreement and, if permitted pursuant to the terms thereof, the Registration Rights Agreement and shall have the rights and obligations of such Purchaser under this Agreement and the Registration Rights Agreement, if a party thereto.

(b)Each Purchaser, severally and not jointly, agrees to the imprinting, so long as is required by this Section 4.1, of a legend on any of the Securities in the following form:

NEITHER THIS SECURITY NOR THE SECURITIES INTO WHICH THIS SECURITY IS CONVERTIBLE HAS BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THIS SECURITY AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER-DEALER OR OTHER LOAN WITH A FINANCIAL INSTITUTION THAT IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a) UNDER THE SECURITIES ACT OR OTHER LOAN SECURED BY SUCH SECURITIES.

The Company acknowledges and agrees that each Purchaser may from time to time pledge pursuant to a bona fide margin agreement with a registered broker-dealer or grant a security interest in some or all of the Securities to a financial institution that is an “accredited investor” as defined in Rule 501(a) under the Securities Act and who agrees to be bound by the provisions of this Agreement and, if required under the terms of such arrangement, such Purchaser may transfer pledged or secured Securities to the pledgees or secured parties; provided, however, that, as a prerequisite to such pledge, such Purchaser shall (x) provide notice to the Company of such pledge or transfer at least five (5) Business Days prior thereto and (y) cause to be delivered to the Company customary legal opinions of legal counsel of the pledgee, secured party and pledgor as shall be reasonably requested by the Company in connection therewith. Thereafter, at such Purchaser’s expense, the Company will execute and deliver such reasonable documentation as a pledgee or secured party of Securities may reasonably request in connection with a pledge or transfer of the Securities, including, if the Securities are subject to registration pursuant to the Registration Rights Agreement, the preparation and filing of any required prospectus supplement under Rule 424(b) under the Securities Act or other applicable provision of the Securities Act to appropriately amend the list of selling securityholders thereunder.

(c)Certificates (or reasonable evidence of issuance by book entry, as applicable) evidencing the Underlying Shares shall not contain any legend (including the legend set forth in Section 4.1(b) hereof): (i) while a registration statement (including the Registration Statement) covering the resale of such security is effective under the Securities Act, (ii) following any sale of such Underlying Shares pursuant to Rule 144 or (iii) as otherwise provided in the Certificate of Designation. The Company shall use commercially reasonable efforts to cause its counsel to issue a legal opinion to the Transfer Agent or a Purchaser promptly after the Effective Date if required by the Transfer Agent to effect the removal of the legend set forth in Section 4.1(b) hereof or if requested by a Purchaser, respectively, in each case, if the proposed sale is to be made pursuant to an effective registration statement or subject to an exemption from registration under the federal securities laws. If all or any shares of Preferred Stock are converted or any portion of a Warrant is exercised at a time when there is an effective registration statement to cover the resale of the Underlying Shares, or if such Underlying Shares may be sold under Rule 144 and the Company is then in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable), or if the Underlying Shares may be sold under Rule 144 without the requirement for the Company to be in compliance with the current public information required under required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable) as to such Underlying Shares and without volume or manner-of-sale restrictions or if such legend is not otherwise required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission) or as provided in the Certificate of Designation or Warrants, then such Underlying Shares shall be issued free of all legends. The Company agrees that following the Effective Date or at such time as such legend is no longer required under this Section 4.1(c), it will, no later than the number of Trading Days comprising the Standard Settlement Period (as defined below) following the delivery by a Purchaser to the Company or the Transfer Agent of a certificate (or reasonable evidence of issuance by book entry, as applicable) representing Underlying Shares, as applicable, issued with a restrictive legend, deliver or cause to be delivered to such Purchaser a certificate (or reasonable evidence of issuance by book entry, as applicable) representing such shares that is free from all restrictive and other legends. The Company may not make any notation on its records or give instructions to the Transfer Agent that enlarge the restrictions on transfer set forth in this Section 4.1. Certificates for Underlying Shares subject to legend removal hereunder shall be transmitted by the Transfer Agent to such Purchaser by crediting the account of such Purchaser’s prime broker with the Depository Trust Company System as directed by such Purchaser. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s primary Trading Market with respect to the Common Stock as in effect on the date of delivery of a certificate (or reasonable evidence of issuance by book entry, as applicable) representing Underlying Shares, as applicable, issued with a restrictive legend.

(d)Each Purchaser, severally and not jointly, agrees with the Company that such Purchaser will sell any Securities pursuant to either the registration requirements of the Securities Act, including any applicable prospectus delivery requirements, or an exemption therefrom, and that if Securities are sold pursuant to a Registration Statement, they will be sold in compliance with the plan of distribution set forth therein, and will not be sold if such Purchaser knows that the Commission has issued a stop order suspending the effectiveness of the Registration Statement, and each Purchaser acknowledges that the removal of the restrictive legend from certificates (or reasonable evidence of issuance by book entry, as applicable) representing Securities as set forth in this Section 4.1 is predicated upon the Company’s reliance upon this understanding.

4.2Acknowledgment of Dilution. The Company acknowledges that the issuance of the Securities may result in dilution of the outstanding shares of Common Stock, which dilution may be substantial under certain market conditions. The Company further acknowledges that its obligations under the Transaction Documents, including, without limitation, its obligation to issue the Underlying Shares pursuant to the Transaction Documents, are unconditional and absolute and not subject to any right of set off, counterclaim, delay or reduction, regardless of the effect of any such dilution or any claim the Company may have against a Purchaser and regardless of the dilutive effect that such issuance may have on the ownership of the other stockholders of the Company.

4.3Furnishing of Information; Public Information. Until the time that no Purchaser owns any Securities, the Company shall use commercially reasonable efforts to maintain the registration of the Common Stock under Section 12(b) or 12(g) of the Exchange Act and to timely file all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act even if the Company is not then subject to the reporting requirements of the Exchange Act.

4.4Integration. The Company shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Securities in a manner that would require the registration under the Securities Act of the sale of the Securities or that would be integrated with the offer or sale of the Securities for purposes of the rules and regulations of any Trading Market such that it would require stockholder approval prior to the closing of such other transaction unless stockholder approval is obtained before the closing of such subsequent transaction.

4.5Conversion and Exercise Procedures. Each of the form of Notice of Exercise included in the Warrants and the form of Notice of Conversion included in the Certificate of Designation set forth the totality of the procedures required of a Purchaser in order to exercise the Warrants or convert its Preferred Stock. Without limiting the preceding sentences, no ink-original Notice of Exercise or Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Exercise or Notice of Conversion form be required in order to exercise the Warrants or convert its Preferred Stock. No additional legal opinion, other information or instructions shall be required of a Purchaser to exercise its Warrants or convert its Preferred Stock. The Company shall honor exercises of a Purchaser’s Warrants and conversions of a Purchaser’s Preferred Stock and shall deliver Underlying Shares in accordance with the terms, conditions and time periods set forth in the Transaction Documents.

4.6Securities Laws Disclosure; Publicity. Neither the Company nor the Target shall publicly disclose the name of any Purchaser, or include the name of any Purchaser in any filing with the Commission or any regulatory agency or Trading Market, without the prior written consent of such Purchaser (not to be unreasonably withheld, delayed or conditioned), except (a) as required by federal securities law or requested by the staff of the Commission in connection with (i) any filings in connection with the Business Combination, (ii) any registration statement contemplated by the Registration Rights Agreement and (iii)the filing of final Transaction Documents with the Commission and (b) to the extent such disclosure is required by law or Trading Market regulations, in which case the Company shall provide such Purchaser with prior notice of such disclosure permitted under this clause (b).

4.7Stockholder Rights Plan. No claim will be made or enforced by the Company or, with the consent of the Company, any other Person, that exclusively as a result of the transactions contemplated by this Agreement a Purchaser is an “acquiring person” under any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or similar antitakeover plan or arrangement in effect or hereafter adopted by the Company, or that a Purchaser could be deemed to trigger the provisions of any such plan or arrangement, by virtue of receiving Securities under the Transaction Documents.

4.8Non-Public Information. The Company and the Target covenant and agree that neither they, nor any other Person acting on their behalf, will provide a Purchaser or its agents or counsel with any information that constitutes, or the Company and the Target reasonably believe constitutes, material non-public information, unless prior thereto such Purchaser shall have consented to the receipt of such information and agreed with the Company and the Target to keep such information confidential. To the extent that the Company, the Target or any of their respective officers, director, agents, employees or Affiliates delivers any material, non-public information to a Purchaser without such Purchaser’s consent, the Company and the Target hereby covenant and agree that such Purchaser shall not have any duty of trust or confidentiality to the Company, the Target or any of their respective officers, directors, agents, employees or Affiliates, or a duty to the Company, the Target or any of their respective officers, directors, agents, employees or Affiliates not to trade while aware of, such material, non-public information, provided that such Purchaser shall remain subject to applicable law. To the extent that any notice provided pursuant to any Transaction Document constitutes, or contains, material, non-public information regarding the Company or the Target, the Company shall if reasonably practicable simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K. The Company and the Target understand and confirm that each Purchaser shall be relying on the foregoing covenants in effecting transactions in securities of the Company.

4.9Use of Proceeds. The Company shall use the net proceeds from the sale of the Securities hereunder for general corporate and working capital purposes, in the Company’s exclusive discretion.

4.10 Indemnification.

(a)Subject to the provisions of this Section 4.10, the Company will, to the fullest extent permitted by applicable law, indemnify and hold each Purchaser Party harmless from any and all Losses that any such Purchaser Party may suffer or incur as a result of or relating to any breach of any of the representations, warranties, covenants or agreements made by the Company in this Agreement or in the other Transaction Documents (unless such Loss is primarily based upon a material breach of such Purchaser Party’s representations, warranties or covenants under the Transaction Documents or any agreements or understandings such Purchaser Party may have with any such stockholder or any violations by such Purchaser Party of state or federal securities laws or any conduct by such Purchaser Party which is finally judicially determined to constitute fraud, gross negligence or willful misconduct).

(b)Subject to the provisions of this Section 4.10, the Target will indemnify and hold each Purchaser Party, harmless from any and all Losses that any such Purchaser Party may suffer or incur as a result of or relating to any breach of any of the representations and warranties of the Target Companies found exclusively in Section 3.3, covenants or agreements made by the Target in this Agreement or in the other Transaction Documents (unless such Loss is primarily based upon a material breach of such Purchaser Party’s representations, warranties or covenants under the Transaction Documents or any agreements or understandings such Purchaser Party may have with any such stockholder or any violations by such Purchaser Party of state or federal securities laws or any conduct by such Purchaser Party which is finally judicially determined to constitute fraud, gross negligence or willful misconduct).

(c)Subject to the provisions of this Section 4.10, each Purchaser, severally and not jointly, will indemnify and hold (i) each Company Party and (ii) each Target Party, harmless from any and all Losses that any such Company party or Target Party (as applicable) may suffer or incur as a result of or relating to any breach of any of the representations, warranties, covenants or agreements made by such Purchaser in this Agreement or in the other Transaction Documents (unless such Loss is primarily based upon a material breach of such Company Party’s or Target Party’s (as applicable) representations, warranties or covenants under the Transaction Documents or any agreements or understandings such Company Party or Target Party may have with any such stockholder or any violations by such Company Party or Target Party (as applicable) of state or federal securities laws or any conduct by such Company Party or Target Party (as applicable) which is finally judicially determined to constitute fraud, gross negligence or willful misconduct).

(d)If any Action or Proceeding shall be brought against any Person in respect of which indemnity may be sought pursuant to this Agreement, such Person (the “Indemnified Party”) shall promptly notify the Person against whom such indemnity may be sought (the “Indemnifying Party”) in writing, but the omission to notify such Indemnifying Party will not relieve the Indemnifying Party from any liability that it may have to any Indemnified Party under this Section 4.10 unless, and only to the extent that, such omission results in the forfeiture of substantive rights or defenses by the Indemnifying Party. The Indemnifying Party shall have the right to assume the defense thereof with counsel of its own choosing reasonably acceptable to the Indemnified Party. Any Indemnified Party shall have the right to employ separate counsel in any such Action or Proceeding and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party except to the extent that (i) the employment thereof has been specifically authorized by the Indemnifying Party in writing, (ii) the Indemnifying Party has failed after a reasonable period of time to assume such defense and to employ counsel or (iii) in such Action or Proceeding there is, in the reasonable opinion of counsel, a material conflict on any material issue between the position of the Indemnifying Party and the position of such Indemnified Party, in which case the Indemnifying Party shall be responsible for the reasonable fees and expenses of no more than one such separate counsel. The Indemnifying Party shall not be liable for any settlement of any Proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Party agrees to indemnify the Indemnified Party from and against any loss or liability by reason of such settlement or judgment. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending or threatened Proceeding in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Proceeding.

4.11Reservation and Listing of Securities.

(a)Commencing on the Closing Date, the Company shall maintain a reserve of the Required Minimum from its duly authorized shares of Common Stock for issuance pursuant to the Transaction Documents in such amount as may then be required to fulfill its obligations in full under the Transaction Documents.

(b)If, on any date following the Closing Date, the number of authorized but unissued (and otherwise unreserved) shares of Common Stock is less than 100% of (i) the Required Minimum on such date, minus (ii) the number of shares of Common Stock previously issued pursuant to the Transaction Documents, then the Board of Directors shall use commercially reasonable efforts to amend the Company’s certificate or articles of incorporation to increase the number of authorized but unissued shares of Common Stock to at least the Required Minimum at such time (minus the number of shares of Common Stock previously issued pursuant to the Transaction Documents), as soon as possible and in any event not later than the 75th day after such date, provided that the Company will not be required at any time to authorize a number of shares of Common Stock greater than the maximum remaining number of shares of Common Stock that could possibly be issued after such time pursuant to the Transaction Documents.

(c)The Company shall, as applicable: (i) promptly after the Closing Date and in connection with the registration with the Commission of the Underlying Shares, in the manner required by the principal Trading Market, prepare and file with such Trading Market an additional shares listing application covering a number of shares of Common Stock at least equal to the Required Minimum on the date of such application, (ii) take all steps reasonably necessary to cause such shares of Common Stock to be approved for listing or quotation on such Trading Market as soon as practicable thereafter and to provide to each Purchaser evidence of such listing or quotation and (iii) use commercially reasonable efforts to maintain the listing or quotation of such Common Stock on any date at least equal to the Required Minimum on such date on such Trading Market or another Trading Market. The Company agrees to maintain the eligibility of the Common Stock for electronic transfer through the Depository Trust Company or another established clearing corporation, including, without limitation, by timely payment of fees to the Depository Trust Company or such other established clearing corporation in connection with such electronic transfer.

4.12Certain Transactions and Confidentiality. Each Purchaser covenants, severally and not jointly, that neither it, nor any Affiliate acting on its behalf or pursuant to any understanding with it will execute any purchases or sales of any of the Company’s securities during the period commencing with the execution of this Agreement and ending at the Cleanse Time. Each Purchaser covenants, severally and not jointly, that until such time as the transactions contemplated by this Agreement are publicly disclosed by the Company (the “Cleanse Time”), the Purchasers will maintain the confidentiality of the existence and terms of this transaction. Notwithstanding the foregoing, and notwithstanding anything contained in this Agreement to the contrary, the Company expressly acknowledges and agrees that, (i) no Purchaser makes any representation, warranty or covenant hereby that it will not engage in effecting transactions in any securities of the Company after the Cleanse Time and (ii) no Purchaser shall be restricted or prohibited from effecting any transactions in any securities of the Company in accordance with applicable securities laws from and after the Cleanse Time. Notwithstanding the foregoing, if a Purchaser is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Purchaser’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of such Purchaser’s assets, the covenant set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Securities covered by this Agreement.

4.13Blue Sky Filings. The Company shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the Securities for, sale to the Purchasers at the Closing under applicable securities or “Blue Sky” laws of the states of the United States.

4.14Most Favored Nation. The Company represents, warrants, and covenants to the Purchasers that the terms and conditions set forth in this Agreement applicable to the Purchasers, including the Per Share Purchase Price and the terms of the Securities, are and shall be no less favorable to the Purchasers than the terms and conditions offered or made available to any other investor in connection with the Business Combination. If the Company grants, offers, or agrees to grant to any other investor any right, benefit, term, or condition under this Agreement or any other agreement in connection with the Business Combination (including, without limitation, a lower Per Share Purchase Price, additional or different securities, registration rights, or any other economic benefit or preferential right) that is more favorable to such other investor than those applicable to the Purchaser hereunder, the Company shall:

(a)promptly, and in any event within five (5) Business Days of granting or agreeing to grant such more favorable terms, provide written notice to the Purchasers describing such more favorable terms in reasonable detail; and

(b)upon the written election of a Purchaser delivered to the Company within ten (10) Business Days following receipt of such notice, amend this Agreement as necessary to provide such Purchaser with the benefit of such more favorable terms, effective as of the date such terms were first granted to the other investor.

For the avoidance of doubt, this Section 4.14 applies solely with respect to the terms offered to other investors in connection with the Business Combination, shall not apply to the cancellation or conversion of Bridge Notes in payment by any investor of the Subscription Amount for shares of Preferred Stock and Warrants on the terms and conditions set forth in this Agreement, and shall not apply to any other agreement, transaction, or financing entered into by the Company with any third party following the consummation of the Business Combination.

4.15Securities Laws Disclosure; Publicity. The Company shall (a) by 9:30 a.m. (New York City time) on the business day following the date hereof issue a press release and/or file a Current Report on Form 8-K (the “Disclosure Document”) disclosing the material terms of the transactions contemplated hereby and all material non-public information (other than the Additional Information) concerning the Company disclosed to the Purchasers by the Company, the Target or their respective agents, and (b) file a Current Report on Form 8-K including the form of this Agreement as an exhibit thereto, within the time period required by the Exchange Act. Effective upon the issuance of such Disclosure Document, the Company acknowledges and agrees that (i) if a Purchaser has not received the Additional Information, such Purchaser shall not be in possession of material non-public information concerning the Company disclosed to such Purchaser by the Company or its agents, (ii) if a Purchaser has received the Additional Information, such Purchaser shall not be in possession of material non-public information (other than the Additional Information) concerning the Company disclosed to such Purchaser by the Company or its agents, and (iii) if a Purchaser has not received the Additional Information, any and all confidentiality or similar obligations under this Agreement, or an agreement entered into in connection with the transactions contemplated by the Transaction Documents, whether written or oral, between the Company, the Target or any of their respective officers, directors, agents, employees or Affiliates on the one hand, and such Purchaser or any of its respective officers, directors, agents, employees or investment advisers, on the other hand, shall terminate and be of no further force or effect.

Notwithstanding anything to the contrary contained herein, without the prior written consent of such Purchaser, the Company shall not (and shall cause each of its affiliates and representatives not to) disclose the name of such Purchaser or its investment adviser in any filing, announcement, release or otherwise, except as required by law or the regulations of the Trading Market, in which case the Company shall provide such Purchaser with prompt prior written notice of such requirement so that such Purchaser may (a) seek appropriate relief to prevent or limit such disclosure should it wish to do so, (b) furnish only that portion of the information which is legally required to be furnished or disclosed, and to the extent reasonably feasible, (c) consult with the Company on content and timing prior to any such disclosure.

4.16Subsequent Equity Sales. Except as set forth above and pursuant to the Business Combination Agreement (as in effect on the date hereof), from the date hereof and ending on the date that is 180 days after the Effective Date, the Company shall not, without the prior written consent of the Lead Purchaser: (A) issue shares of Common Stock or Common Stock Equivalents, (B) effect a reverse stock split, recapitalization, share consolidation, reclassification or similar transaction affecting the outstanding Common Stock or (C) file with the SEC a registration statement under the Securities Act relating to any shares of Common Stock or Common Stock Equivalents, except pursuant to the terms of the Registration Rights Agreement. Notwithstanding the foregoing, the provisions of this Section 4.16 shall not apply to (i) the issuance of the Securities hereunder, (ii) the issuance of Common Stock or Common Stock Equivalents upon the conversion, exercise or vesting of any securities of the Company outstanding on the date of this Agreement or outstanding pursuant to clause (iii) below, provided that such securities have not been amended since the date of this Agreement to increase the number of such securities or to decrease the exercise price or conversion price of such securities (other than in connection with stock splits or combinations) or to extend the term of such securities, (iii) the issuance of any Common Stock or Common Stock Equivalents pursuant to any Company stock-based compensation plans or in accordance with Nasdaq Stock Market Rule 5635(c)(4), and (iv) the filing of a registration statement on Form S-8 under the Securities Act to register the offer and sale of securities on an equity incentive plan or employee stock purchase plan.

4.17Additional Indebtedness. From the date hereof until the Closing, neither the Company, nor the Target shall, without the prior written consent of the Lead Purchaser, directly or indirectly incur or guarantee indebtedness that would, after the issuance of the Preferred Stock, require the approval of the Required Holders (as defined in the Certificate of Designation).

4.18Lock-up Agreements. The Company shall not, without the prior written consent of the Lead Purchaser, amend, modify, waive, terminate or fail to enforce any lock-up obligation contained in the Bylaws of the Company as set forth in the Business Combination Agreement (as in effect on the date hereof).

ARTICLE 5

MISCELLANEOUS

5.1Termination. This Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect hereof, upon the earlier to occur of (a) the mutual written agreement of the parties hereto to terminate this Agreement, or (b) the termination (for any reason) of the Business Combination Agreement by any party to the same. Additionally, (i) the Company or the Target may terminate this Agreement with respect to any Purchaser if any of the conditions set forth in Section 2.3(a) or 2.3(b) applicable to such Purchaser shall have become incapable of fulfillment, and shall not have been waived by the Company and the Target; and (ii) each Purchaser may terminate, as to itself, this Agreement if (X) any of the conditions set forth in Section 2.3(c) shall have become incapable of fulfillment, and shall not have been waived by such Purchaser or (Y) the Closing shall not have occurred on or prior to the date on which the Target is permitted to terminate the Business Combination Agreement pursuant to Section 11.01(b) of the Business Combination Agreement. Notwithstanding the foregoing, nothing herein will relieve any party from liability for any intentional breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such intentional breach; provided, that in the event that the Business Combination Agreement is ever terminated by the Company and/or the Target for any reason, each Purchaser hereby agrees, severally and not jointly, not to indirectly assert a claim against the Target by funding the Company or any other party to assert any such claim.

5.2Fees and Expenses. Except as expressly set forth in the Transaction Documents, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement and the Transaction Documents. The Company shall pay all Transfer Agent fees (including, without limitation, any fees required for same-day processing of any instruction letter delivered by the

Company and any conversion notice delivered by a Purchaser), stamp taxes and other Taxes and duties levied in connection with the delivery of any Securities to the Purchasers. If (i) the Company (or the Company’s permitted successors or assigns) shall commence an action or proceeding against any Purchaser (or any such Purchaser’s permitted successors or assigns), or (ii) any Purchaser (or any such Purchaser’s permitted successors or assigns) shall commence an action or proceeding against the Company (or the Company’s permitted successors or assigns), to enforce any provisions of the Transaction Documents, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

5.3Entire Agreement. The Transaction Documents, together with the exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

5.4Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of: (a) the time of transmission, if such notice or communication is delivered via email at the e-mail address as set forth on the signature pages attached hereto at or prior to 5:30 p.m. (New York City time) on a Trading Day, (b) the next Trading Day after the time of transmission, if such notice or communication is delivered via email attachment at the e-mail address as set forth on the signature pages attached hereto on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (c) the second (2nd) Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the signature pages attached hereto.

5.5Amendments; Waivers. Except as otherwise specifically set forth in this Agreement, any term of this Agreement may be amended, terminated or waived only with the written consent of the Company and (i) the holders of at least a majority in interest of the then-outstanding Securities, or (ii) for an amendment, termination or waiver effected prior to the Initial Closing, Purchasers obligated to purchase a majority in interest of the Securities to be issued at the Closing; provided, however, that any provision of this Agreement may be waived by any waiving party on such party’s own behalf, without the consent of any other party. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.

5.6Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

5.7Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. Neither the Company nor the Target may assign this Agreement or any rights or obligations hereunder without the prior written consent of the other and the Purchasers obligated to purchase a majority in interest of the Securities to be issued at the Closing (other than by merger). Each Purchaser may assign any or all of its rights under this Agreement to any Person to whom such Purchaser assigns or transfers any Securities, provided that such transferee agrees in writing to be bound, with respect to the transferred Securities, by the provisions of the Transaction Documents that apply to such Purchaser.

5.8No Third-Party Beneficiaries. The Placement Agent shall be a third party beneficiary of the representations and warranties of the Company in Section 3.1 hereof and with respect to the representations and warranties of the Purchasers in Section 3.2 hereof. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except as otherwise set forth in Section 4.10 and this Section 5.8.

5.9Governing Law. All questions concerning the construction, validity, enforcement and interpretation of the Transaction Documents shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflicts of law thereof. Each party agrees that all legal Proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any other Transaction Documents (other than the Certificate of Designation) (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the State of Delaware. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the State of

Delaware for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents, other than the Certificate of Designation), and hereby irrevocably waives, and agrees not to assert in any Action or Proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such Action or Proceeding is improper or is an inconvenient venue for such Proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such Action or Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. If any party shall commence an Action or Proceeding to enforce any provisions of the Transaction Documents, then, in addition to the obligations of the parties under Section 4.10, the prevailing party in such Action or Proceeding shall be reimbursed by the non-prevailing party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such Action or Proceeding.

5.10 Survival. The representations and warranties contained in Section 3.1, Section 3.2, Section 3.3 and Section 3.4 herein shall survive the Closing and the delivery of the Securities. The representations and warranties contained in Section 3.4 herein shall not survive the Closing and the delivery of the Securities.

5.11 Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such “.pdf” signature page were an original thereof.

5.12 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

5.13 Rescission and Withdrawal Right. Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) any of the other Transaction Documents, whenever a Purchaser exercises a right, election, demand or option under a Transaction Document and the Company does not timely perform its related obligations within the periods therein provided, then such Purchaser may rescind or withdraw, in its sole discretion from time to time upon written notice to the Company, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights; provided, however, that, in the case of (x) a rescission of a conversion of a Purchaser’s Preferred Stock, such Purchaser shall be required to return any shares of Common Stock subject to any such rescinded conversion or (y) a recission of an exercise of a Warrant, such Purchaser shall be required to return any shares of Common Stock subject to any exercise notice concurrently with the return to such Purchaser of the aggregate exercise price paid to the Company for such shares and the restoration of such Purchaser’s right to acquire such shares pursuant to such Purchaser’s Warrant (including, issuance of a replacement warrant certificate evidencing such restored right).

5.14 Replacement of Securities. If any certificate or instrument evidencing any Securities is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof (in the case of mutilation), or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction. The applicant for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs (including customary indemnity) associated with the issuance of such replacement Securities.

5.15 Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each Purchaser, the Company and the Target will be entitled to specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations contained in the Transaction Documents and hereby agree to waive and not to assert in any Action for specific performance of any such obligation the defense that a remedy at law would be adequate. For the avoidance of doubt, Section 4.10 shall be the exclusive remedy for any Losses resulting from a breach of any of the representations and warranties contained in ARTICLE 3 of this Agreement, in each case exclusively to the extent such Losses arise during the survival period of such representations and warranties pursuant to the terms of this Agreement.

5.16 Payment Set Aside. To the extent that the Company makes a payment or payments to a Purchaser pursuant to any Transaction Document or a Purchaser enforces or exercises its rights thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other Person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

5.17 Usury. To the extent it may lawfully do so, the Company hereby agrees not to insist upon or plead or in any manner whatsoever claim, and will resist any and all efforts to be compelled to take the benefit or advantage of, usury laws wherever enacted, now or at any time hereafter in force, in connection with any Action or Proceeding that may be brought by a Purchaser in order to enforce any right or remedy under any Transaction Document. Notwithstanding any provision to the contrary contained in any Transaction Document, it is expressly agreed and provided that the total liability of the Company under the Transaction Documents for payments in the nature of interest shall not exceed the maximum lawful rate authorized under applicable law (the “Maximum Rate”), and, without limiting the foregoing, in no event shall any rate of interest or default interest, or both of them, when aggregated with any other sums in the nature of interest that the Company may be obligated to pay under the Transaction Documents exceed such Maximum Rate. It is agreed that if the maximum contract rate of interest allowed by law and applicable to the Transaction Documents is increased or decreased by statute or any official governmental action subsequent to the date hereof, the new maximum contract rate of interest allowed by law will be the Maximum Rate applicable to the Transaction Documents from the effective date thereof forward, unless such application is precluded by applicable law. If under any circumstances whatsoever, interest in excess of the Maximum Rate is paid by the Company to a Purchaser with respect to Indebtedness evidenced by the Transaction Documents, such excess shall be applied by such Purchaser to the unpaid principal balance of any such Indebtedness or be refunded to the Company, the manner of handling such excess to be at such Purchaser’s election.

5.18 Liquidated Damages. The Company’s obligations to pay any partial liquidated damages or other amounts owing under the Transaction Documents is a continuing obligation of the Company and shall not terminate until all unpaid partial liquidated damages and other amounts have been paid notwithstanding the fact that the instrument or security pursuant to which such partial liquidated damages or other amounts are due and payable shall have been canceled.

5.19 Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding Business Day.

5.20 Construction. The parties agree that each of them and/or their respective counsel have reviewed and had an opportunity to revise the Transaction Documents and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the Transaction Documents or any amendments thereto. In addition, each and every reference to share prices and shares of Common Stock in any Transaction Document shall be subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock that occur after the date of this Agreement. In this Agreement, unless the context otherwise requires: (i) whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; and (iii) the words “herein”, “hereto” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular portion of this Agreement.

5.21Trust Account Waiver. Each Purchaser hereby acknowledges, severally and not jointly, that, as described in the Company’s prospectus relating to its initial public offering (the “IPO”) dated September 29, 2023 available at www.sec.gov, the Company has established a trust account (the “Trust Account”) containing the proceeds of the IPO and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the Company, its public shareholders and certain other parties. For and in consideration of the Company entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Purchaser on behalf of itself and each of its affiliates and subsidiaries, and each of its and their employees, agents, representatives and any other person or entity acting on its and their behalf hereby, severally and not jointly, (a) agrees that it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets held in the Trust Account, and shall not make any claim against the Trust Account, arising out or as a result of, in connection with or relating in any way to this Agreement, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”), (b) irrevocably waives any Released Claims that it may have against the Trust Account now or in the future as a result of, or arising out of, this Agreement, and (c) agrees that it will not seek recourse against the Trust Account as a result of, in connection with or relating in any way to this Agreement; provided, however, that nothing in this Section 5.21 shall be deemed to limit the Purchaser’s right to distributions from the Trust Account in accordance with the Company’s memorandum and articles of association in respect of any redemptions by the Purchaser in respect of shares of Common Stock acquired by any means other than pursuant to this Agreement.

5.22NO LIABILITY UPON GOOD FAITH TERMINATION. OTHER THAN WITH RESPECT TO ANY LIABILITIES ARISING PURSUANT TO SECTION 4.10 AND/OR SECTION 5.2 ABOVE, NONE OF THE COMPANY, TARGET, ANY OF THEIR AFFILIATES, OR ANY OTHER PARTY TO THE BUSINESS COMBINATION AGREEMENT, OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EQUITYHOLDERS, MANAGERS, MEMBERS, ADVISORS OR LEGAL COUNSEL SHALL HAVE ANY LIABILITY (INCLUDING, BUT NOT LIMITED TO, AS A RESULT OF POTENTIAL LOST PROFITS AND OPPORTUNITIES) TO ANY PURCHASER AS A RESULT OF THE TERMINATION OF THIS AGREEMENT AS A RESULT OF THE GOOD FAITH TERMINATION OF THE BUSINESS COMBINATION AGREEMENT BECAUSE OF A FAILURE OF A CLOSING CONDITION TO BE MET (SOLELY TO THE EXTENT SUCH FAILURE IS OUTSIDE OF THE CONTROL OF THE TARGET OR THE COMPANY, BUT REGARDLESS OF WHETHER THE BUSINESS COMBINATION AGREEMENT IS TERMINATED BY THE COMPANY OR TARGET).

5.23WAIVER OF JURY TRIAL. IN ANY ACTION, SUIT, OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER TRIAL BY JURY.

5.24Independent Nature of Purchasers’ Obligations and Rights. The obligations of each Purchaser under any Transaction Document are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance or non-performance of the obligations of any other Purchaser under any Transaction Document. Nothing contained herein or in any other Transaction Document, and no action taken by any Purchaser pursuant hereto or thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. Each Purchaser shall be entitled to independently protect and enforce its rights including, without limitation, the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any Proceeding for such purpose. Each Purchaser has been represented by its own separate legal counsel in its review and negotiation of the Transaction Documents.

The Company has elected to provide all Purchasers with the same terms and Transaction Documents for the convenience of the Company and not because it was required or requested to do so by any of the Purchasers. It is expressly understood and agreed that each provision contained in this Agreement and in each other Transaction Document is between the Company and a Purchaser, solely, and not between the Company and the Purchasers collectively and not between and among the Purchasers.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

SPARK I ACQUISITION CORPORATION		Address for Notice:

By:		3790 El Camino Real, Unit 570
	Name:	Palo Alto, California 94306
Title:
		Email:	[***];
[***]

Signature Page to Securities Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

ZINCFIVE, INC.			Address for Notice:

By:			ZincFive, Inc.
	Name:		20170 SW 112th Ave
	Title:		Tualatin, Oregon 97062
Attn: Tod Higinbotham, CEO
Email: [***]

with a copy (which shall not constitute notice) to:

Cooley LLP
3 Embarcadero Center
20th Floor
San Francisco, CA 94111
		Attn:	Garth Osterman
Yvan-Claude Pierre
Peter Byrne
		Email:	[***]
[***]
[***]

Signature Page to Securities Purchase Agreement

In Witness Whereof, the undersigned have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Purchaser:

Signature of Authorized Signatory of Purchaser:

Name of Authorized Signatory:

Title of Authorized Signatory:

Email Address of Authorized Signatory:

Address for Notice to Purchaser:

Address for Delivery of Securities to Purchaser (if not same as address for notice):

Subscription Amount: $

Bridge Note face amount:

Shares of Preferred Stock:

Warrant Shares:

EIN Number:

SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT

ANNEX A

ELIGIBILITY REPRESENTATIONS OF PURCHASER

EXHIBIT A

FORM OF CERTIFICATE OF DESIGNATION

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ZINCFIVE, INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES, RIGHTS AND LIMITATIONS

OF

12.0% SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 151(g) OF THE

DELAWARE GENERAL CORPORATION LAW

The undersigned, [•], does hereby certify that:

1.He is the Chief Executive Officer of ZincFive, Inc., a Delaware corporation (the “Corporation”).

2.The Corporation is authorized to issue [•] shares of preferred stock, none of which have been issued.

3.The following resolutions were duly adopted by the board of directors of the Corporation (the “Board of Directors”):

WHEREAS, the certificate of incorporation of the Corporation provides for a class of its authorized stock known as preferred stock, consisting of [•] shares, $0.0001 par value per share, issuable from time to time in one or more series;

WHEREAS, the Board of Directors is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of preferred stock and the number of shares constituting any series and the designation thereof, of any of them; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a series of the preferred stock, which shall consist of up to [•] shares of the preferred stock which the Corporation has the authority to issue, as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of preferred stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:

TERMS OF 12.0% SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Accrued Dividend” shall have the meaning set forth in Section 3(a).

“Accrued Value” means, as of any date, with respect to each share of Preferred Stock as of the determination date, the sum, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Preferred Stock, of (i) the Stated Value per share of Preferred Stock, plus (ii) the aggregate amount of any accrued PIK Dividends on such share of Preferred Stock as of such date, plus (iii) on each Semi-Annual Dividend Date and on a cumulative basis, an additional amount equal to the dollar value of all Cash Dividends that have accrued on such share pursuant to Section 3(b), but only to the extent such Cash Dividends have not been paid, whether or not declared, but that have not, as of such date, been added to the Accrued Value.

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act.

“Alternate Consideration” shall have the meaning set forth in Section 7(f).

“Annual Rate” means with respect to a PIK Dividend, 12.0% of the Accrued Value and with respect to a Cash Dividend, 10% of the Accrued Value.

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“Attribution Parties” shall have the meaning set forth in Section 6(d). “Available Proceeds” shall have the meaning set forth in Section 5(c)(i).

“Beneficial Ownership Limitation” shall have the meaning set forth in Section 6(d).

“Business Combination” means the transactions contemplated by the Business Combination Agreement. “Business Combination Agreement” means that certain Agreement and Plan of Merger and Reorganization, dated as of [•], 2026, by and among the Corporation (or its predecessor), Spark I Acquisition Corporation Sub I Inc., Spark I Acquisition Corporation Sub II LLC, and ZincFive Technologies, Inc. (formerly known as ZincFive, Inc.), as it may be further amended, modified or supplemented from time to time.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in The City of New York generally are open for use by customers on such day.

“Buy-In” shall have the meaning set forth in Section 6(c)(iv). “Cash Dividend” shall have the meaning set forth in Section 3(a). “Closing” means the closing of the Business Combination.

“Closing Date” means the Trading Day on which the Business Combination is consummated. “Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the common stock, par value $0.0001 per share, of the Corporation and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Corporation that would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion Date” shall have the meaning set forth in Section 6(a). “Conversion Price” shall have the meaning set forth in Section 6(b).

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Preferred Stock in accordance with the terms hereof.

“Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any shares of Common Stock.

“Corporation Notice” shall have the meaning set forth in Section 8(a).

“Deemed Liquidation Event” means: (i) a merger or consolidation in which (a) the Corporation is a constituent party or (b) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation; provided, that, a Deemed Liquidation Event shall not include any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or (ii) (a) the sale, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or (b) the sale or disposition (whether by merger, consolidation or otherwise, and whether in a single transaction or a series of related transactions) of one (1) or more subsidiaries of the Corporation if substantially

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all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale is to a wholly owned subsidiary of the Corporation.

“Delaware Courts” shall have the meaning set forth in Section 9(d). “Dilutive Issuance” shall have the meaning set forth in Section 7(c). “Distribution” shall have the meaning set forth in Section 7(e).

“Effective Date” means the date that the Registration Statement filed by the Corporation pursuant to the Registration Rights Agreement first becomes effective under the Securities Act.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exempt Issuance” means the issuance of (a) any securities of the Corporation to employees, officers or directors, consultants, contractors, vendors or other agents of the Corporation pursuant to any stock or option plan duly adopted for such purpose, by a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose for services rendered to the Corporation, (b) securities upon the exercise or exchange of or conversion of any securities issued pursuant to the Purchase Agreements or the Business Combination Agreement and/or other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the Closing Date, provided that such securities have not been amended since the Closing Date to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities (other than in connection with stock splits or combinations and automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such securities which are not more favorable to the holder thereof than the anti-dilution and similar provisions set forth herein) or to extend the term of such securities, (c) the Conversion Shares, (d) securities issued pursuant to any merger, acquisition or strategic transaction or partnership approved by a majority of the directors of the Corporation, provided that (i) such securities are issued as “restricted securities” (as defined in Rule 144) or are issued pursuant to an effective registration statement pursuant to the Securities Act and (ii) any such issuance shall only be to a Person (or to the equityholders of a Person) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Corporation and shall provide to the Corporation additional benefits in addition to the investment of funds and (e) any securities issued by the corporation pursuant to any legal settlement or similar arrangement agreed or entered into by the Corporation, provided that, in the aggregate, not more than 83,333 shares of Common Stock are issued or deemed issued or issuable upon conversion, settlement, exercise or exchange of any such securities that are Options or Convertible Securities, but any such Exempt Issuance shall not include a transaction in which the Corporation is issuing securities (i) primarily for the purpose of raising capital, including an at-the-market offering, or (ii) to an entity whose primary business is investing in securities.

“Floor Price” means the lesser of (i) $5.00 (as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction occurring after the date of the Purchase Agreement) and (ii) the Conversion Price then in effect.

“Fundamental Transaction” shall have the meaning set forth in Section 7(f). “Holder” shall have the meaning set forth in Section 2(a).

“Junior Securities” shall have the meaning set forth in Section 5(a). “New Issuance Price” shall have the meaning set forth in Section 7(c). “Notice of Conversion” shall have the meaning set forth in Section 6(a).

“Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

“Option Value” means the value of an Option based on the Black-Scholes Option Pricing model obtained from the “OV” function on Bloomberg determined as of (A) the Trading Day prior to the public announcement of the issuance of the applicable Option, if the issuance of such Option is publicly announced or (B) the Trading Day immediately following the issuance of the applicable Option if the issuance of such Option is not publicly announced, for pricing purposes and reflecting (i) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of the applicable Option as of the applicable date of determination, (ii) an expected volatility equal to the greater of 100% and the 100 day volatility obtained from the HVT function on Bloomberg as of (A) the Trading Day immediately following the public announcement of the applicable Option if the issuance of such Option is publicly announced or (B) the Trading Day immediately following the issuance of the applicable Option if the issuance of such Option is not publicly announced, (iii) the underlying price per share used in such calculation shall be the highest weighted average price of the Common Stock during the period beginning on the Trading Day prior to the execution of definitive documentation relating to the issuance of the applicable Option and ending on (A) the Trading Day immediately following the public announcement of such

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issuance, if the issuance of such Option is publicly announced or (B) the Trading Day immediately following the issuance of the applicable Option if the issuance of such Option is not publicly announced, (iv) a zero cost of borrow and (v) a 360 day annualization factor, provided, however, in case any Option is issued in connection with the issue or sale of other securities of the Corporation, together comprising one integrated transaction, in no event shall the Option Value exceed a fraction of the aggregate consideration received (excluding the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities) equal to (1) the number of shares of common stock underlying such Option divided by (2) the total number of shares of Common Stock issued or issuable in the integrated transaction (including the number of shares underlying such Option).

“Original Issue Date” means the date of the first issuance of any shares of the Preferred Stock regardless of the number of transfers of any particular shares of Preferred Stock and regardless of the number of certificates which may be issued to evidence such Preferred Stock.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“PIK Dividend” shall have the meaning set forth in Section 3(a). “Preferred Stock” shall have the meaning set forth in Section 2(a).

“Preferred Stock Liquidation Amount” shall have the meaning set forth in Section 5(b)(ii). “Preferred Stock Register” shall have the meaning set forth in Section 2(b).

“Purchase Agreement” means the Securities Purchase Agreement, between the Corporation and the original Holders, as amended, modified or supplemented from time to time in accordance with its terms.

“Purchase Rights” shall have the meaning set forth in Section 7(d). “Redemption Date” shall have the meaning set forth in Section 8(b)(i). “Redemption Notice” shall have the meaning set forth in Section 8(b)(ii). “Redemption Price” shall have the meaning set forth in Section 8(b)(i). “Redemption Request” shall have the meaning set forth in Section 8(b)(i).

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the Closing Date, among the Corporation, the original Holders and certain other securityholders of the Corporation.

“Registration Statement” means a registration statement meeting the requirements set forth in the Registration Rights Agreement and covering the resale of the Conversion Shares by each Holder as provided for in the Registration Rights Agreement, including the Initial Registration Statement (as defined in the Registration Rights Agreement) and any additional Registration Statements which may be required thereunder.

“Required Holders” shall have the meaning set forth in Section 4(c).

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Rule 424” means Rule 424 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such Rule.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Semi-Annual Dividend Date” shall mean June 1 and December 1 of each year. “Share Delivery Date” shall have the meaning set forth in Section 6(c)(i). “Standard Settlement Period” shall have the meaning set forth in Section 6(c)(i). “Stated Value” shall have the meaning set forth in Section 2(a).

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“Subsidiary” means any subsidiary of the Corporation as of the Closing Date. “Successor Entity” shall have the meaning set forth in Section 7(f).

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange (or any successors to any of the foregoing).

“Transfer Agent” means Continental Stock Transfer & Trust Company, the current transfer agent of the Corporation, and any successor transfer agent of the Corporation.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the arithmetic mean of the daily volume weighted average prices of the Common Stock for each of the 20 Trading Days preceding such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), with each such Trading Day weighted equally regardless of the aggregate trading volume for such Trading Day, (b) if OTCQB or OTCQX is not a Trading Market, the arithmetic mean of the daily volume weighted average prices of the Common Stock for each of the 20 Trading Days preceding such date (or the nearest preceding date) on OTCQB, OTCQX or OTCID as applicable, calculated in the same manner as clause (a), (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported in The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the average of the highest closing bid price and the lowest closing ask price of the Common Stock for the 20 Trading Days preceding such date, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Required Holders and reasonably acceptable to the Corporation, the fees and expenses of which shall be paid by the Corporation. For the avoidance of doubt, the daily volume weighted average price for each individual Trading Day shall be determined by Bloomberg L.P. in accordance with its standard methodology, and the VWAP for the applicable period shall be calculated by summing such daily values and dividing by the number of Trading Days in the measurement period (i.e., 20 Trading Days), such that each Trading Day’s price is given equal weight irrespective of trading volume.

Section 2. Designation, Amount and Par Value.

(a)The series of preferred stock shall be designated as its “12.0% Series A Cumulative Convertible Preferred Stock” (the “Preferred Stock”) and the number of shares so designated shall be up to [●] (which shall not be subject to increase without the written consent of the holders of a majority of the then outstanding Preferred Stock (each, a “Holder” and collectively, the “Holders”)). Each share of Preferred Stock shall have a par value of $0.0001 per share and a stated value equal to $12.00 (the “Stated Value”).

(b)The Corporation shall register, or cause its Transfer Agent to register, shares of the Preferred Stock upon records to be maintained by the Corporation or its Transfer Agent for that purpose (the “Preferred Stock Register”), in the name of the Holders thereof from time to time. The Corporation may deem and treat the registered Holder of shares of Preferred Stock as the absolute owner thereof for the purpose of any conversion thereof and for all other purposes. The Corporation shall register, or cause its Transfer Agent to register, the transfer of any shares of Preferred Stock in the Preferred Stock Register, upon surrender of the certificates evidencing such shares to be transferred, duly endorsed by the Holder thereof, to the Corporation at its address specified herein and after such Holder shall have provided to the Corporation such documentation and legal opinions, if any, as may be reasonably requested by the Corporation (including any documentation required by the Transfer Agent with respect to such transfer). Upon the registration of such transfer, a new certificate (to the extent such shares are certificated) evidencing the shares of Preferred Stock so transferred shall be issued to the transferee and a new certificate evidencing the remaining portion of the shares not so transferred, if any, shall be issued to the transferring Holder, in each case, within three Business Days. The Board of Directors may provide by resolution or resolutions that some or all of the Preferred Stock shall be uncertificated shares. The Corporation shall not be required to register, or cause its Transfer Agent to register, or record any transfer of any shares of the Preferred Stock that would violate, conflict with, or fail to be in compliance with federal or state securities laws.

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Section 3. Dividends.

(a)From and after the Closing, subject to the terms of this Section 3, cumulative dividends shall accrue on the Accrued Value of each share of Preferred Stock at the Annual Rate. Dividends on each share of Preferred Stock shall be cumulative and shall accrue daily from and after the Closing, but shall compound on a semi-annual basis on each Semi-Annual Dividend Date (each, an “Accrued Dividend”) whether or not earned or declared, and whether or not there are earnings or profits, surplus, or other funds or assets of the Corporation legally available for the payment of dividends. Each Accrued Dividend shall be paid, at the election of the Corporation, (i) in cash (a “Cash Dividend”), or (ii) in kind by increasing the Accrued Value of such share (a “PIK Dividend”).

(b)The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation ranking junior to the Preferred Stock (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required in this Certificate of Designation or the Corporation’s certificate of incorporation) the Holders of the Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Preferred Stock in an amount at least equal to the sum of (i) the amount of the aggregate Accrued Dividends then accrued on such share of Preferred Stock and not previously paid and (ii) (A) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Preferred Stock as would equal the product of (1) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (2) the number of shares of Common Stock issuable upon conversion of a share of Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (B) in the case of a dividend on any class or series of capital stock of the Corporation ranking junior to the Preferred Stock that is not convertible into Common Stock, at a rate per share of Preferred Stock determined by (1) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (2) multiplying such fraction by an amount equal to the Accrued Value; provided that if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation that is junior to the Preferred Stock, the dividend payable to the Holders of Preferred Stock pursuant to this Section 3 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Preferred Stock dividend.

(c)Subject to Section 5 and Section 7, the Holders shall be entitled to receive, and the Corporation shall pay, dividends on shares of Preferred Stock (other than Accrued Dividends), on an as-converted basis, equal to and in the same form as dividends actually paid on shares of the Common Stock when, as and if such dividends are paid on shares of the Common Stock.

(d)Notwithstanding anything to the contrary herein, to the extent that the Holder’s right to participate in any dividend would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such dividend to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such Distribution to such extent) and the portion of such dividend shall be held in abeyance for the benefit of the Holder until such time, if ever, such grant, issuance or sale, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation.

Section 4. Voting Rights.

(a)The Holders shall be entitled to notice of any meeting of stockholders of the Corporation and, except as otherwise required by law or as may be provided herein, shall vote together with the holders of Common Stock as a single class upon any matter submitted to the stockholders for a vote.

(b)On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of the stockholders of the Corporation (or by written consent in lieu of a meeting), a Holder, together with its Attribution Parties, shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares of Preferred Stock held by such Holder, together with its Attribution Parties, as are convertible on the record date for determining stockholders entitled to vote on such matter (as adjusted from time to time pursuant to Section 7 hereof and subject to the Beneficial Ownership Limitation), but without regard as to whether sufficient shares of Common Stock are available out of the Corporation’s authorized by unissued stock, for the purpose of effecting the conversion of the Preferred Stock.

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(c)As long as at least 20% or more of the shares of Preferred Stock issued as of the Closing are outstanding, the Corporation shall not, without the affirmative vote or action by written consent of the Holders of a majority of the issued and outstanding shares of the Preferred Stock (the “Required Holders”):

(i)liquidate, dissolve or wind-up the affairs of the Corporation;

(ii)amend, alter or repeal the Corporation’s certificate of incorporation or bylaws, this Certificate of Designation or any similar document of the Corporation in a manner that materially and adversely affects the powers, preferences or rights given to the Preferred Stock;

(iii)create any equity security, authorize the creation of any equity security, classify any equity security, reclassify any equity security, or issue any other security convertible into or exercisable for any equity security, unless such security ranks junior to the Preferred Stock with respect to its rights, preferences and privileges or increase the number of authorized shares of Preferred Stock;

(iv)except as set forth in Section 3, purchase or redeem or pay any cash dividend on any capital stock of the Corporation ranking junior to the Preferred Stock prior to payment of such cash dividend on the Preferred Stock or purchase or redeem any capital stock of the Corporation ranking junior to the Preferred Stock, other than capital stock repurchased at cost from former employees and consultants in connection with the cessation of their service or pursuant to the terms of any equity incentive plan of the Corporation;

(v)enter into any transaction with an affiliate, other than the issuance of equity or awards to eligible participants under the Corporation’s incentive plan, equity plan or equity-based compensation plan or with respect to employment, consulting or award agreements with respect to executive officers of the Corporation, in each case regardless of whether such person (or such person’s affiliates) would be considered an affiliate of the Corporation; or

(vi)incur or guarantee any indebtedness other than (a) equipment leases or trade payables incurred in the ordinary course of business, (b) indebtedness (“Refinancing Debt”) to refinance indebtedness existing on the date hereof (any such indebtedness being refinanced there by, the “Refinanced Debt”) provided, that, (I) the total payments to the lender(s) (or their Affiliates) of such Refinancing Debt (taking into account all interest, premium, fees and all other amounts for the benefit of the lender(s) (or their Affiliate)) is not increased from the Refinanced Debt at the time of such refinancing, refunding, renewal or extension except by an amount equal to the existing unutilized commitments thereunder, and accrued but unpaid interest thereon and (II) no equity security (or security or instrument convertible into an equity security) is issued or issuable in connection with such refinancing, provided, however, that the Corporation may incur additional indebtedness in principal amount of up to, and including, an amount equal to $23,000,000 in aggregate principal amount (plus any interest, premium, fees and all other amounts for the benefit of the lender(s) (or their Affiliate(s))) in excess of the principal amount of the Refinanced Debt being repaid on the same terms of the Refinancing Debt (including as to interest, premium, fees and all other amounts for the benefit of the lender(s) (or their Affiliate(s))) and (c) indebtedness incurred pursuant to any loan, loan guarantee, credit facility, or other financing arrangement entered into with, or guaranteed or supported by, the Office of Strategic Capital of the United States Department of Defense, or any other office, bureau, or agency of the United States federal government acting pursuant to similar authority, in each case together with any refinancings, extensions, renewals, or replacements thereof, provided, that; no equity security (or security or instrument convertible into an equity security) is issued or issuable in connection with such indebtedness, whether in connection with incurrence, refinancing, extension, renewal, replacement or otherwise, provided, however, that the Preferred Stock shall not be considered indebtedness for purposes of this paragraph.

(d)Notwithstanding anything to the contrary herein, Section 6(d) may not be amended, modified or waived in any manner that materially and adversely affects a Holder of Preferred Stock without such Holder’s consent.

Section 5. Ranking; Liquidation.

(a)The Preferred Stock shall rank senior to all of the Common Stock and any other class or series of capital stock of the Corporation currently existing or hereafter authorized, classified or reclassified by the Corporation (collectively, “Junior Securities”), in each case, as to rights to receive dividends or to participate in distributions of assets or payments upon liquidation, dissolution or winding up of the Corporation, whether voluntarily or involuntarily.

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(b)Preferential Payments to Holders of Preferred Stock; Distribution of Remaining Assets.

(i)In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the Holders of shares of Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, and in the event of a Deemed Liquidation Event, the Holders of shares of Preferred Stock then outstanding shall be entitled to be paid out of the consideration payable to stockholders in such Deemed Liquidation Event or out of the Available Proceeds (as defined below), as applicable, before any payment shall be made to the holders of Common Stock or other Junior Securities by reason of their ownership thereof, an amount per share equal to the greater of (i) 100% of the Accrued Value on each share of Preferred Stock or (ii) such amount per share as would have been payable had all shares of Preferred Stock been converted into Common Stock pursuant to Section 6 immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event based on the then effective rate of conversion and without giving effect to the Beneficial Ownership Limitation or any other limitations on conversion set forth herein. If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the Holders of shares of Preferred Stock the full amount to which they shall be entitled under this Section 5(b), the Holders of shares of Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts that would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(ii)In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after the payment in full of all amounts required to be paid to the holders of shares of Preferred Stock pursuant to Section 5(b)(i), the remaining assets of the Corporation available for distribution to its stockholders or, in the case of a Deemed Liquidation Event, the consideration not payable to the holders of shares of Preferred Stock pursuant to Section 5(b)(i) or the remaining Available Proceeds, as the case may be, shall be distributed among the holders of the shares of Preferred Stock, treating for this purpose all such securities as if they had been converted to Common Stock pursuant to the terms of this Certificate of Designation immediately prior to such liquidation, dissolution or winding up of the Corporation, and Common Stock, pro rata based on the number of shares held by each such holder. The aggregate amount which a holder of a share of Preferred Stock is entitled to receive under Sections 5(b)(i) and 5(b)(ii) is hereinafter referred to as the “Preferred Stock Liquidation Amount.”

(c)Deemed Liquidation Events.

(i)In the event of a Deemed Liquidation Event, if the Corporation does not effect a dissolution of the Corporation under the Delaware General Corporation Law within ninety (90) days after such Deemed Liquidation Event, then (i) the Corporation shall send a written notice to each Holder of Preferred Stock no later than the ninetieth (90th) day after the Deemed Liquidation Event advising such Holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause to require the redemption of such shares of Preferred Stock, and (ii) if the Required Holders so request in a written instrument delivered to the Corporation not later than one hundred twenty (120) days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, or any other expenses associated with the Deemed Liquidation Event or the dissolution of the Corporation, in each case as determined in good faith by the Board of Directors of the Corporation), together with any other assets of the Corporation available for distribution to its stockholders, all to the extent permitted by Delaware law governing distributions to stockholders (the “Available Proceeds”), on the one hundred fiftieth (150th) day after such Deemed Liquidation Event, to redeem all outstanding shares of Preferred Stock at a price per share equal to the Preferred Stock Liquidation Amount. Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Preferred Stock, the Corporation shall redeem a pro rata portion of each Holder’s shares of Preferred Stock to the fullest extent of such Available Proceeds, based on the respective amounts that would otherwise be payable in respect of the shares to be redeemed if the Available Proceeds were sufficient to redeem all such shares, and shall redeem the remaining shares as soon as it may lawfully do so under Delaware law governing distributions to stockholders. The provisions of (i) shall apply, with such necessary changes in the details thereof as are necessitated by the context, to the redemption of the Preferred Stock pursuant to this Section 5(c)(i). Prior to the distribution or redemption provided for in this Section 5(c)(i), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event.

(ii)In any Deemed Liquidation Event, if Available Proceeds are in a form of property other than in cash, the value of such distribution shall be deemed to be the fair market value of such property. The determination of fair market value of such property

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shall be made in good faith by the Board of Directors of the Corporation, provided that to the extent such property consists of securities, the fair market value of such securities shall be determined as follows:

a.

For securities not subject to investment letters or other similar restrictions on free marketability covered by Section 5(c)(ii).b below, the fair market value of such securities will be the VWAP of such publicly traded securities on the date of receipt (substituting the references to “Common Stock” in the definition of “VWAP” with such publicly traded security); and

b.

The method of valuation of securities subject to investment letters or other similar restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) will take into account an appropriate discount (as determined in good faith by the Board of Directors of the Corporation) from the market value as determined pursuant to Section 5(c)(ii).a above so as to reflect the approximate fair market value thereof.

(iii)If any portion of the consideration payable to the stockholders of the Corporation is payable only upon satisfaction of contingencies (the “Additional Consideration”), (a) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated in accordance with the foregoing Section 5(b) and this Section 5(c) as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event; and (b) any Additional Consideration which becomes payable to the stockholders of the Corporation upon satisfaction of such contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Section 5(b) after taking into account the previous payment of the Initial Consideration as part of the same transaction. For the purposes of this Section 5(c)(iv), consideration placed into escrow or retained as a holdback to be available for satisfaction of indemnification or similar obligations in connection with such Deemed Liquidation Event shall be deemed to be Additional Consideration.

Section 6. Conversion.

(a)Conversions at Option of Holder. Each share of Preferred Stock shall be convertible, at any time and from time to time from and after the Original Issue Date at the option of the Holder thereof, into that number of whole shares of Common Stock (subject to the limitations set forth in Section 6(d)) determined by dividing the Accrued Value of such share of Preferred Stock, by the Conversion Price. Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”), unless the Corporation directs Holders that the Notice of Conversion shall be delivered to the Corporation’s transfer agent. Each Notice of Conversion shall specify the number of shares of Preferred Stock to be converted, the number of shares of Preferred Stock owned prior to the conversion at issue, the number of shares of Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers by e-mail attachment or by a nationally recognized overnight courier service such Notice of Conversion to the Corporation (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. No ink- original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. To effect conversions of shares of Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing the shares of Preferred Stock to the Corporation unless all of the shares of Preferred Stock represented thereby are so converted, in which case such Holder shall deliver the certificate representing such shares of Preferred Stock promptly following the Conversion Date at issue. Shares of Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and shall not be reissued, and all rights (other than the right to receive the Conversion Shares) with respect to such shares will terminate. The Corporation’s stock ledger and transfer book shall serve as the exclusive record of outstanding shares of Preferred Stock.

(b)Conversion Price. The initial conversion price is $12.00, subject to adjustment as set forth herein (the “Conversion Price”).

(c)Mechanics of Conversion

(i)Delivery of Conversion Shares Upon Conversion. Not later than the number of Trading Days comprising the Standard Settlement Period (as defined below) after each Conversion Date (the “Share Delivery Date”), the Corporation shall deliver, or cause to be delivered, to the converting Holder (A) the number of Conversion Shares being acquired upon the conversion of the Preferred Stock, which on or after the earlier of (i) the one year anniversary of the Original Issue Date or (ii) the Effective Date,

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shall be free of restrictive legends and trading restrictions (other than those which may then be required by any Purchase Agreement or any other applicable lock-up agreement or similar agreement) and (B) cash in an amount equal to any accrued and unpaid dividends, if any. On or after the earlier of (i) the one year anniversary of the Original Issue Date or (ii) the Effective Date, the Corporation shall deliver the Conversion Shares required to be delivered by the Corporation under this Section 6 electronically through the Depository Trust Company or another established clearing corporation performing similar functions. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Corporation’s primary Trading Market with respect to the Common Stock as in effect on the date of delivery of the Notice of Conversion.

(ii)Failure to Deliver Conversion Shares. If, in the case of any Notice of Conversion, such Conversion Shares are not delivered to or as reasonably directed by the applicable Holder by the Share Delivery Date, the Holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such Conversion Shares, to rescind such conversion, in which event the Corporation shall promptly return to the Holder any original Preferred Stock certificate delivered to the Corporation and the Holder shall promptly return to the Corporation the Conversion Shares issued to such Holder pursuant to the rescinded Notice of Conversion.

(iii)Obligation Absolute; Partial Liquidated Damages. The Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Corporation of any such action that the Corporation may have against such Holder. In the event a Holder shall elect to convert any or all of the Accrued Value of its Preferred Stock, the Corporation may not refuse conversion based on any claim that such Holder or anyone associated or affiliated with such Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and/or enjoining conversion of all or part of the Preferred Stock of such Holder shall have been sought and obtained, and the Corporation posts a surety bond for the benefit of such Holder in the amount of 150% of the Accrued Value of Preferred Stock which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to such Holder to the extent it obtains judgment. In the absence of such injunction, the Corporation shall issue Conversion Shares and, if applicable, cash, upon a properly noticed conversion. If the Corporation fails to deliver to a Holder, for any reason unrelated to the actions of the Holder or its Affiliates, such Conversion Shares pursuant to Section 6(c)(i) by the 10th Trading Day after the Share Delivery Date applicable to such conversion, the Corporation shall pay to such Holder, in cash, as liquidated damages and not as a penalty, for each $5,000 of Accrued Value of Preferred Stock being converted, $25 per Trading Day (increasing to $50 per Trading Day on the third Trading Day and increasing to $100 per Trading Day on the sixth Trading Day after such damages begin to accrue) for each Trading Day after the 10th Trading Day after the Share Delivery Date until such Conversion Shares are delivered or Holder rescinds such conversion. Nothing herein shall limit a Holder’s right to pursue actual damages for the Corporation’s failure to deliver Conversion Shares within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit a Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

(iv)Compensation for Buy-In on Failure to Timely Deliver Conversion Shares Upon Conversion. In addition to any other rights available to the Holder, if the Corporation fails for any reason unrelated to the actions of the Holder or its Affiliates to deliver to a Holder the applicable Conversion Shares by the Share Delivery Date pursuant to Section 6(c)(i), and if after such Share Delivery Date such Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which such Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy- In”), then the Corporation shall (A) pay in cash to such Holder (in addition to any other remedies available to or elected by such Holder) the amount, if any, by which (x) such Holder’s total purchase price (including any brokerage commissions) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to

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such purchase obligation was executed (excluding any brokerage commissions) and (B) at the option of such Holder, either reissue (if surrendered) the shares of Preferred Stock equal to the number of shares of Preferred Stock submitted for conversion for which the conversion was not honored (in which case, such conversion shall be deemed rescinded) or deliver to such Holder the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 6(c)(i). For example, if a Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Preferred Stock with respect to which the actual sale price of the Conversion Shares (including any applicable brokerage commissions) giving rise to such purchase obligation was a total of $10,000, under clause (A) of the immediately preceding sentence, the Corporation shall be required to pay such Holder $1,000. The Holder shall provide the Corporation written notice indicating the amounts payable to such Holder in respect of the Buy-In and, upon the request of the Corporation, evidence of the amount of such loss. If a Holder purchases shares of Common Stock having a total purchase price of $9,000 to cover a Buy-In with respect to an attempted conversion of shares of Preferred Stock with respect to which the actual sale price of the Conversion Shares (including any applicable brokerage commissions) giving rise to such purchase obligation was a total of $10,000, under clause (A) of the preceding sentence, the Corporation shall not be required to pay Holder any amount. For the avoidance of doubt, in the event of a Buy-In, the Holder shall use commercially reasonable efforts to purchase shares at the lowest available price, paying the lowest reasonably available brokerage commission. The Holder shall provide the Corporation written notice indicating the amounts payable to such Holder in respect of the Buy-In and evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver Conversion Shares upon conversion of the shares of Preferred Stock as required pursuant to the terms hereof.

(v)Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Preferred Stock as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder (and the other Holders of the Preferred Stock), not less than such aggregate number of shares of the Common Stock as shall (subject to the terms and conditions set forth in the Purchase Agreement) be issuable (taking into account the adjustments and restrictions of Section 7) upon the conversion of the then outstanding shares of Preferred Stock (assuming for such purpose a Conversion Price equal to the Floor Price and any such conversions are made without regard to any limitations on conversion set forth herein). The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable and, if a Registration Statement is then effective under the Securities Act, shall be registered for public resale in accordance with such Registration Statement (subject to such Holder’s compliance with its obligations under the Registration Rights Agreement).

(vi)Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Preferred Stock. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Corporation shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share. Notwithstanding anything to the contrary contained herein, but consistent with the provisions of this subsection with respect to fractional Conversion Shares, nothing shall prevent any Holder from converting fractional shares of Preferred Stock.

(vii)Transfer Taxes and Expenses. The issuance of Conversion Shares on conversion of this Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Holders of such shares of Preferred Stock and the Corporation shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

(d)Beneficial Ownership Limitation. A Holder may notify the Corporation in writing in the event it elects to be subject to the provisions contained in this Section 6(d); however, no Holder shall be subject to this Section 6(d) unless he, she or it makes such election. If the election is made, (i) the Corporation shall not effect any conversion of the Preferred Stock, and such Holder shall not have the right to convert all or any portion of the Preferred Stock, to the extent that, after giving effect to the conversion set forth on the applicable Notice of Conversion, such Holder (together with such Holder’s Affiliates and any Persons acting as a group together with such Holder or any of such Holder’s Affiliates (such Persons, “Attribution Parties”)) would beneficially own in excess of 4.9%,

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9.9% or 19.9% of the Corporation’s Common Stock (or such other amount as a Holder may specify) (the “Beneficial Ownership Limitation”) and (ii) the Corporation shall not permit the Holder to vote, and such Holder shall not have the right vote pursuant to Section 4(b) of this Certificate of Designation, all or any portion of the Preferred Stock that such Holder is not permitted to convert pursuant to the preceding clause (i) (provided, however, that such Holder shall retain the right to vote pursuant to Section 4(c) of this Certificate of Designation to the extent that retaining such right does not cause such Holder to be deemed to beneficially own Conversion Shares within the meaning of Rule 13d-3 promulgated under the Exchange Act). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder and its Affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of the Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted Accrued Value of Preferred Stock beneficially owned by such Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by such Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 6(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 6(d) applies, the determination of whether the Preferred Stock is convertible (in relation to other securities owned by such Holder together with any Affiliates and Attribution Parties) and of how many shares of Preferred Stock are convertible shall be in the sole discretion of such Holder, and the submission of a Notice of Conversion shall be deemed to be such Holder’s determination of whether the shares of Preferred Stock may be converted (in relation to other securities owned by such Holder together with any Affiliates and Attribution Parties) and how many shares of the Preferred Stock are convertible, in each case subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, each Holder will be deemed to represent to the Corporation each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph and the Corporation shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. The Holder shall provide the Corporation with any information reasonably requested by the Corporation in connection with this Beneficial Ownership Limitation and the provisions related thereto, in each case with respect to the Corporation’s reporting obligations pursuant to the Securities Act, the Exchange Act, or other federal or state securities regulations. For purposes of this Section 6(d), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Corporation’s most recent periodic or annual report filed with the Commission, as the case may be, (ii) a more recent public announcement by the Corporation or (iii) a more recent written notice by the Corporation or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request (which may be via email) of a Holder, the Corporation shall within two Trading Days confirm in writing to such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Preferred Stock, by such Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. By written notice to the Corporation, a Holder may from time to time increase or decrease the Beneficial Ownership Limitation applicable to such Holder, provided, however, that any such increase in the Beneficial Ownership Limitation will not be effective until the sixty-first (61st) day after such notice is delivered to the Corporation. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 6(d) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor Holder of Preferred Stock.

Section 7. Certain Adjustments.

(a)Stock Dividends and Stock Splits. If the Corporation, at any time while this Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of, or payment of a dividend on, this Preferred Stock or any cash distributions), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then each of the Conversion Price and the Floor Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 7(a) shall become effective

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immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(b)VWAP Reset. If on the twenty-first trading day following the date that is six months after the Effective Date, the VWAP of the Common Stock for the twenty trading period commencing on the date that is six months after the Closing Date (the “Measurement Price”) is less than the Conversion Price then in effect, then the Conversion Price then in effect shall be reduced to an amount equal to the greater of (i) the Measurement Price and (ii) $5.00.

(c)Adjustment of Conversion Price upon Issuance of Common Stock. If and whenever on or after the Closing Date until the first date on which no shares of Preferred Stock are outstanding the Corporation issues or sells, or in accordance with this Section 7(c) is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Corporation, but excluding shares of Common Stock issued or sold, or deemed to have been issued or sold, by the Corporation in connection with any Exempt Issuance) for a consideration per share (the “New Issuance Price”) less than the Conversion Price then in effect (each such issue, sale or deemed issuance or sale, a “Dilutive Issuance”), where the aggregate amount of consideration received by the Corporation, together with all prior issuances and sales conducted for the purpose of raising capital by the Corporation on or after the Closing Date that were excluded from this Section 7(c) by this clause, exceeds $500,000, then, immediately after such Dilutive Issuance, the Conversion Price then in effect shall be reduced to an amount equal to the New Issuance Price. For all purposes of the foregoing (including, without limitation, determining the adjusted Conversion Price and the New Issuance Price under this Section 7(c)), the following shall be applicable:

(i)Options and Convertible Securities. The consideration per share received by the Corporation for Common Stock issued or deemed to have been issued pursuant to Section 7(c)(ii), relating to Options and Convertible Securities, shall be determined by dividing:

a.

the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

b.

the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) deemed to be issued pursuant to Section 7(c)(ii) upon the issuance of such Options or Convertible Securities.

(ii)Deemed Issuance of Options and Convertible Securities.

a.

If the Corporation at any time or from time to time shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be outstanding and to have been issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

b.

If the purchase or exercise price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exercise or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exercisable or exchangeable for Common Stock increases or decreases at any time (other than (i) proportional changes in conversion or exercise prices, as applicable, in connection with an event referred to in Section 7(a) above and (ii) automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security which are not more favorable to the holder thereof than the anti-dilution and similar provisions set forth herein), the Conversion Price in effect at the time of such increase or decrease shall be adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such

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increased or decreased purchase price, additional consideration or increased or decreased conversion rate (as the case may be) at the time initially granted, issued or sold. For purposes of this Section 7(c), if the terms of any Option or Convertible Security that was outstanding as of the date of first issuance of a share of Preferred Stock are increased or decreased in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the shares of Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such increase or decrease. No adjustment pursuant to this Section 7(c)(ii) shall be made if such adjustment would result in an increase of the Conversion Price then in effect.

(iii)Calculation of Consideration Received.

a.

In case one or more Option is issued in connection with the issue or sale of other securities of the Corporation, together comprising one integrated transaction, (x) each such Option will be deemed to have been issued for the Option Value of such Option and (y) the other securities issued or sold in such integrated transaction shall be deemed to have been issued or sold for the difference of (I) the aggregate consideration received by the Corporation less any consideration paid or payable by the Corporation pursuant to the terms of such other securities of the Corporation, less (II) the Option Value of each such Option.

b.

If any shares of Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration other than cash received therefor will be deemed to be the net amount received by the Corporation therefor. If any shares of Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of such consideration received by the Corporation will be the fair value of such consideration, except where such consideration consists of publicly traded securities, in which case the amount of consideration received by the Corporation will be the VWAP of such publicly traded securities on the date of receipt (substituting the references to “Common Stock” in the definition of “VWAP” with such publicly traded security). If any shares of Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Corporation is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such shares of Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or publicly traded securities will be determined jointly by the Corporation and the Required Holders. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Business Days after the tenth (10th) day following the Valuation Event by an independent, reputable appraiser jointly selected by the Corporation and the Required Holders. The determination of such appraiser shall be final and binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Corporation.

(iv)Record Date. If the Corporation takes a record of the holders of shares of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in shares of Common Stock, Options or in Convertible Securities or (B) to subscribe for or purchase shares of Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issuance or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase (as the case may be).

(v)Expiration or Termination of Options or Convertible Securities. Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Securities (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Conversion Price pursuant to the terms of Section 7(c), the Conversion Price shall be readjusted to such Conversion Price as would have obtained had such Option or Convertible Securities (or portion thereof) never been issued.

(d)Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 7(a) and Section 7(c) above, if at any time the Corporation grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Holders will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of such Holder’s Preferred Stock (without regard to any limitations on conversion hereof, including without limitation, the Beneficial Ownership

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Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation). To the extent that the issue price of such Purchase Rights would result in an adjustment of the Conversion Price pursuant to Section 7(c), such adjustment shall not occur to the extent the Holders were granted the right to acquire such Purchase Rights on the applicable terms.

(e)Pro Rata Distributions. In addition to the requirements of Section 3, during such time as this Preferred Stock is outstanding, if the Corporation declares or makes any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction, but excluding any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event) (a “Distribution”), in each such case, the Holders shall be entitled to participate in such Distribution to the same extent that the Holders would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Preferred Stock (without regard to any limitations on conversion hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, to the extent that the Holder’s right to participate in any such Distribution would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time, if ever such grant, issuance or sale, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

(f)Fundamental Transaction.

(i)If, at any time while this Preferred Stock is outstanding, (i) the Corporation, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Corporation with or into another Person, (ii) the Corporation (and all of its Subsidiaries, taken as a whole), directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock or 50% or more of the voting power of the common equity of the Corporation, (iv) the Corporation, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (other than as a result of a stock split, combination or reclassification of shares of Common Stock covered by Section 7(a)), or (v) the Corporation, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires 50% or more of the outstanding shares of Common Stock or 50% or more of the voting power of the common equity of the Corporation, and such event(s) do not constitute a Deemed Liquidation Event (each a “Fundamental Transaction”), then, upon any subsequent conversion of this Preferred Stock, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction (without regard to any limitation in Section 6(d) on the conversion of this Preferred Stock), the number of shares of capital stock of the successor or acquiring corporation or of the Corporation, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Preferred Stock is convertible immediately prior to such Fundamental Transaction (without regard to any limitation in Section 6(d) on the conversion of this Preferred Stock).

(ii)For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion the Conversion Price among the Alternate

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Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file a new Certificate of Designation with the same terms and conditions and issue to the Holders new preferred stock consistent with the foregoing provisions and evidencing the Holders’ right to convert such preferred stock into Alternate Consideration.

(iii)The Corporation shall cause any successor entity in a Fundamental Transaction in which the Corporation is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Corporation under this Certificate of Designation and the Registration Rights Agreement in accordance with the provisions of this Section 7(f) pursuant to written agreements in form and substance reasonably satisfactory to the Required Holders and approved by the Required Holders (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Holder of this Preferred Stock, deliver to the Holder in exchange for this Preferred Stock a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Preferred Stock which is convertible for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon conversion of this Preferred Stock (without regard to any limitations on the conversion of this Preferred Stock) prior to such Fundamental Transaction, and with a conversion price which applies the Conversion Price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such conversion price being for the purpose of protecting the economic value of this Preferred Stock immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Required Holders.

(g)Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

(h)Notice to the Holders.

(i)Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 7, the Corporation shall promptly deliver to each Holder by email a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(ii) Notice to Allow Conversion by Holder. If (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Corporation shall declare a redemption of the Common Stock, (C) the Corporation shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation (and all of its Subsidiaries, taken as a whole), or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of this Preferred Stock, and shall cause to be delivered by email to each Holder at its email address as it shall appear upon the stock books of the Corporation, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding up is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, share exchange dissolution, liquidation or winding up, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Corporation or any of the

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Subsidiaries, the Corporation shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K, unless determined by the Corporation that such filing would be harmful to the Corporation at such time, in which case the Corporation shall file such 8-K as soon as is reasonably practicable in its discretion. For the avoidance of doubt, and without limiting the conversion rights of any Holder, each Holder shall remain entitled to convert the Accrued Value of this Preferred Stock (in whole or in part) during the twenty (20)-day period commencing on the date of such notice through the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

Section 8. Redemption.

(a)Redemption by the Corporation. Subject to the provisions of this Section 8 and unless prohibited by applicable law governing distributions to stockholders, if, throughout the 15-day period following the Corporation Notice (as defined below), (x) the Registration Statement is effective, (y) the Registration Statement covers the resale of all of the Common Stock issuable upon conversion of all of the outstanding shares of Preferred Stock and (z) a current prospectus relating thereto is available, the Corporation may, in its sole discretion, redeem all or a portion of the outstanding shares of Preferred Stock:

(i)on or after the Closing but prior to the first anniversary of the Closing, at a redemption price per share equal to the greater of (i) 150% of the Accrued Value (which shall be payable in cash) and (ii) such amount per share as would have been payable had all shares of Preferred Stock been converted into Common Stock pursuant to Section 6 immediately prior to such redemption based on the then effective rate of conversion (which shall be payable, at the option of the Corporation, in cash or shares of Common Stock or a combination thereof, with the value of such shares of Common Stock being the closing price of such shares of Common Stock on the Trading Market on the applicable date of redemption);

(ii)on or after the first anniversary of the Closing but prior to the second anniversary of the Closing, at a redemption price per share equal to the greater of (i) 140% of the Accrued Value (which shall be payable in cash) and (ii) such amount per share as would have been payable had all shares of Preferred Stock been converted into Common Stock pursuant to Section 6 immediately prior to such redemption based on the then effective rate of conversion (which shall be payable, at the option of the Corporation, in cash or shares of Common Stock or a combination thereof, with the value of such shares of Common Stock being the closing price of such shares of Common Stock on the Trading Market on the applicable date of redemption);

(iii)on or after the second anniversary of the Closing but prior to the third anniversary of the Closing, at a redemption price per share equal to the greater of (i) 130% of the Accrued Value (which shall be payable in cash) and (ii) such amount per share as would have been payable had all shares of Preferred Stock been converted into Common Stock pursuant to Section 6 immediately prior to such redemption based on the then effective rate of conversion (which shall be payable, at the option of the Corporation, in cash or shares of Common Stock or a combination thereof, with the value of such shares of Common Stock being the closing price of such shares of Common Stock on the Trading Market on the applicable date of redemption);

(iv)on or after the third anniversary of the Closing but prior to the fourth anniversary of the Closing, at a redemption price per share equal to the greater of (i) 120% of the Accrued Value (which shall be payable in cash) and (ii) such amount per share as would have been payable had all shares of Preferred Stock been converted into Common Stock pursuant to Section 6 immediately prior to such redemption based on the then effective rate of conversion (which shall be payable, at the option of the Corporation, in cash or shares of Common Stock or a combination thereof, with the value of such shares of Common Stock being the closing price of such shares of Common Stock on the Trading Market on the applicable date of redemption);

(v)on or after the fourth anniversary of the Closing but prior to the fifth anniversary of the Closing, at a redemption price per share equal to the greater of (i) 110% of the Accrued Value (which shall be payable in cash) and (ii) such amount per share as would have been payable had all shares of Preferred Stock been converted into Common Stock pursuant to Section 6 immediately prior to such redemption based on the then effective rate of conversion (which shall be payable, at the option of the Corporation, in cash or shares of Common Stock or a combination thereof, with the value of such shares of Common Stock being the closing price of such shares of Common Stock on the Trading Market on the applicable date of redemption); and

(vi)on or after the fifth anniversary of the Closing, at a redemption price per share equal to the greater of (i) 100% of the Accrued Value (which shall be payable in cash) and (ii) such amount per share as would have been payable had all shares of Preferred Stock been converted into Common Stock pursuant to Section 6 immediately prior to such redemption based on the then effective rate of conversion (which shall be payable, at the option of the Corporation, in cash or shares of Common Stock or a

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combination thereof, with the value of such shares of Common Stock being the closing price of such shares of Common Stock on the Trading Market on the applicable date of redemption).

If, on the date of such redemption, applicable law governing distributions to stockholders prevents the Corporation from redeeming all shares of Preferred Stock scheduled to be redeemed, the Corporation shall be entitled to ratably redeem the maximum number of shares that it may redeem consistent with such law and any Preferred Stock not so redeemed shall remain outstanding. The Corporation shall provide written notice (the “Corporation Notice”) by e-mail and first class mail postage prepaid, to each Holder of record (determined at the close of business on the Business Day next preceding the day on which the Corporation Notice is given) of the Preferred Stock to be redeemed, at the address last shown on the records of the Corporation for such Holder, notifying such Holder of the redemption to be effected, specifying the number of shares to be redeemed from such Holder, specifying the date of such redemption, the redemption price, the place at which payment may be obtained and calling upon such Holder to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares to be redeemed; provided that the date of redemption shall be not less than 15 days from the date of the Corporation Notice. Except as otherwise provided herein, on or after the applicable date of redemption, each Holder to be redeemed shall surrender to the Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Corporation Notice, and thereupon the price of redemption of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. Notwithstanding anything herein to the contrary, each Holder shall remain entitled to convert all or a portion of its Preferred Stock at any time and from time to time during the 15-day period commencing on the date of the Corporation Notice through the applicable date of redemption.

(b)Redemption by the Holders.

(i)Unless prohibited by applicable law governing distribution to stockholders, shares of Preferred Stock shall be redeemed by the Corporation at a purchase price equal to the Accrued Value (the “Redemption Price”), if at any time and from time to time after the fifth (5th) anniversary of the Closing, a Holder delivers to the Corporation a written notice demanding redemption of all of such Holder’s shares of Preferred Stock (the “Redemption Request”). The 180th day after the date of the Redemption Request shall be referred to as the “Redemption Date.” Upon receipt of a Redemption Request, the Corporation shall apply all of its assets to any such redemption, and to no other corporate purpose, until the Redemption Price has been paid in full, except to the extent prohibited by Delaware law governing distributions to stockholders.

(ii)Following receipt of a Redemption Request, the Corporation shall send written notice of the mandatory redemption (the “Redemption Notice”) to the redeeming Holder of record of Preferred Stock not less than 15 days prior to the Redemption Date. The Redemption Notice shall state:

a.	the number of shares of Preferred Stock held by the Holder that the Corporation shall redeem on the Redemption Date;
b.	the Redemption Date and the Redemption Price;
c.	the date upon which the Holder’s right to convert such shares terminates; and
d.

for Holders of shares in certificated form, that the Holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Preferred Stock to be redeemed.

(iii)On the Redemption Date, the Corporation shall redeem the Preferred Stock owned by such Holder. If on the Redemption Date Delaware law governing distributions to stockholders prevents the Corporation from redeeming all shares of Preferred Stock to be redeemed, the Corporation shall ratably redeem the maximum number of shares that it may redeem consistent with such law, and shall redeem the remaining shares as soon as it may lawfully do so under such law. In the event that any portion of the Redemption Price has not been paid within 5 Business Days following the Redemption Date, interest on such unpaid portion of the Redemption Price shall accrue thereon until such amount is paid in full at a rate equal to the lesser of (i) 24.0% per annum and (ii) the maximum rate permitted under applicable law.

(c)Rights Subsequent to Redemption. Upon the redemption of shares of Preferred Stock pursuant to Section 8(a) or Section 8(b), all rights with respect to such shares of Preferred Stock shall immediately terminate, except with respect to the right of the

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Holders to receive the applicable redemption price with respect to such shares of Preferred Stock in accordance with Section 8(a) or Section 8(b), as applicable.

Section 9.Miscellaneous.

(a)Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by e-mail, or sent by nationally recognized overnight courier service, addressed to the Corporation, at the address set forth in the Corporation’s most recently filed Current Report on Form 8-K or email address most recently provided to Holders by the Corporation for purposes of notice hereunder Attention: [•], e-mail address [•], or such other e-mail address or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 9. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by e-mail, or sent by a nationally recognized overnight courier service addressed to each Holder at the e-mail address or address of such Holder appearing on the books of the Corporation, or if no such facsimile number, e-mail address or address appears on the books of the Corporation, at the principal place of business of such Holder, as set forth in the Purchase Agreement. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the time of transmission, if such notice or communication is delivered via facsimile at the facsimile number or e-mail at the e-mail address set forth in this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the time of transmission, if such notice or communication is delivered via e-mail at the e-mail address set forth in this Section on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(b)Absolute Obligation. Except as expressly provided herein, no provision of this Certificate of Designation shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay liquidated damages and accrued dividends, as applicable, on the shares of Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed.

(c)Lost or Mutilated Preferred Stock Certificate. If a Holder’s Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall issue or cause to be issued, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation (which shall not include the posting of any bond). The applicant for a new certificate under such circumstances shall also pay any reasonable third-party costs (including customary indemnity) associated with the issuance of such replacement certificate.

(d)Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflict of laws thereof. All legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by this Certificate of Designation (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of Wilmington, Delaware, County of New Castle (the “Delaware Courts”). The Corporation and each Holder hereby irrevocably submits to the exclusive jurisdiction of the Delaware Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such Delaware Courts, or such Delaware Courts are improper or inconvenient venue for such proceeding. The Corporation and each Holder hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. The Corporation and each Holder hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby.

(e)Amendment. Subject to Section 4(c), this Certificate of Designation (or any provision hereof) may be amended by obtaining the affirmative vote at a meeting duly called for such purpose, or written consent without a meeting in accordance with the Delaware

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General Corporation Law, of the Required Holders, voting separately as a single class, and with such other stockholder approval, if any, as may then be required pursuant to the DGCL and the Corporation’s certificate of incorporation; provided, however, and notwithstanding anything in this Certificate of Designation to the contrary, no provision of this Certificate of Designation shall be amended to the extent any such amendment would (i) disproportionately, materially and adversely modify any rights of any Holder (as compared to the rights of the other Holders) (ii) impose any additional financial obligations or liabilities on a Holder or (iii) amend the provisions of Section 3, Section 6, Section 7, Section 8(b) or this Section 9(e), unless such amendment applies to all Holders in the same fashion, and, in each case, unless any such Holder shall have previously consented in writing to such amendment or voted to approve such amendment at a meeting. No consideration shall be offered or paid to any Holder to amend or consent to a waiver or modification of any provision of this Certificate of Designation unless the same consideration is also offered to all of the Holders. For clarification purposes, this provision constitutes a separate right granted to each Holder by the Corporation and negotiated separately by each Holder, and is intended for the Corporation to treat the Holders as a group and shall not in any way be construed as the Holders acting in concert or as a group with respect to the purchase, disposition or voting of securities or otherwise.

(f)Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Corporation or a Holder must be in writing.

(g)Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

(h)Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(i)Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

(j)Status of Converted or Redeemed Preferred Stock. Shares of Preferred Stock may only be issued pursuant to the Purchase Agreement. If any shares of Preferred Stock shall be converted, redeemed or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as 12.0% Series A Cumulative Convertible Preferred Stock.

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(k)Tax Withholding. The Corporation agrees that, provided that each Holder delivers to the Corporation a properly executed IRS Form W-9 or other certification satisfactory to the Corporation certifying as to such Holder’s status (or the status of such Holder’s beneficial owner(s)) as a United States person (within the meaning of Section 7701(a)(30) of the Code) and such Holder’s (or such beneficial owners’) eligibility for complete exemption from backup withholding (“U.S. Person Certification”), under current law the Corporation (including any paying agent of the Corporation) shall not be required to, and shall not, withhold on any payments or deemed payments to any such Holder. In the event that any Holder fails to deliver to the Corporation such properly executed U.S. Person Certification, the Corporation reasonably believes that a previously delivered U.S. Person Certification is no longer accurate and/or valid, or there is a change in law that affects the withholding obligations of the Corporation, the Corporation and its paying agent shall be entitled to withhold taxes on all payments made to the relevant Holder in the form of cash or otherwise treated, in the Corporation’s reasonable discretion, as a dividend for U.S. federal tax purposes or to request that the relevant Holder promptly pay the Corporation in cash any amounts required to satisfy any withholding tax obligations, in each case, to the extent the Corporation or its paying agent determines in good faith it is required to deduct and withhold tax on payments to the relevant Holder under applicable law; provided, that the Corporation shall use commercially reasonable efforts to notify the relevant Holder of any required withholding tax reasonably in advance of the date of the relevant payment. In the event that the Corporation does not have sufficient cash with respect to any Holder from withholding on cash payments otherwise payable to such Holder and cash paid to the Corporation by such Holder to the Corporation pursuant to the immediately preceding sentence, the Corporation and its paying agent shall be entitled to withhold taxes on deemed payments, including distributions of additional Preferred Stock in lieu of cash and constructive distributions on the Preferred Stock to the extent required by law, and the Corporation and its paying agent shall be entitled to satisfy any required withholding tax on non-cash payments (including deemed payments) through a sale of a portion of the Preferred Stock received as a dividend or from cash dividends or sales proceeds subsequently paid or credited on the Preferred Stock.

(l)Tax Treatment. Absent a change in law, Internal Revenue Service practice or a contrary determination (as defined in Section 1313(a) of the Internal Revenue Code, as amended (the “Code”)), each holder of Preferred Stock and the Corporation shall not treat the Preferred Stock (based on their terms as set forth in this Certificate of Designation) as “preferred stock” within the meaning of Section 305 of the Code and Treasury Regulation Section 1.305-5 for United States federal income tax and withholding tax purposes and shall not take any position inconsistent with such treatment.

*********************

J-A-22

IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation by its Chief Executive Officer this [•] day of [•], 2026.

ZincFive, Inc.

By:
Name:
Title: Chief Executive Officer

J-A-23

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF 12.0% SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of 12.0% Series A Cumulative Convertible Preferred Stock, par value $0.0001 per share (the “Preferred Stock”), indicated below into shares of common stock, par value $0.0001 per share (the “Common Stock”), of ZincFive, Inc., a Delaware corporation (the “Corporation”), according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be required by the Corporation in accordance with the Purchase Agreement. No fee will be charged to the Holders for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion:

Number of shares of Preferred Stock owned prior to Conversion:

Number of shares of Preferred Stock to be Converted:

Accrued Value of shares of Preferred Stock to be Converted:

Number of shares of Common Stock to be Issued:

Applicable Conversion Price:

Number of shares of Preferred Stock subsequent to Conversion:

Address for Delivery:

or
DWAC Instructions:
Broker no:
Account no::
[HOLDER]

By:
Name:
Title:

J-A-24

EXHIBIT B

FORM OF REGISTRATION RIGHTS AGREEMENT

J-B-1

FORM OF AMENDED AND RESTATED

REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [        ], 2026, is made and entered into by and among ZincFive, Inc., a Delaware corporation (formerly known as Spark I Acquisition Corporation, a Cayman Islands exempted company, prior to the Domestication (as defined herein)) (the “Company”), SLG SPAC Fund LLC, a Delaware limited liability company (the “Sponsor”), the members of the Sponsor identified on the signature pages hereto under “Other Sponsor Holders” (such members, together with the Sponsor, the “Sponsor Holders”), each of the undersigned parties listed on the signature page hereto under “PIPE Holders” (the “PIPE Holders”), each of the undersigned parties listed on the signature page hereto under “ZincFive Holders” (the “ZincFive Holders” and each such party, together with the Sponsor and the Sponsor Holders, the PIPE Holders and any Person who hereafter becomes a party to this Agreement pursuant to Section 5.2, a “Holder” and collectively the “Holders”).

RECITALS

WHEREAS, the Company and the Sponsor are party to that certain Registration Rights Agreement, dated as of October 5, 2023 (the “Original RRA”);

WHEREAS, the Company is party to that certain Agreement and Plan of Merger and Reorganization, dated as of [        ], 2026 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among the Company, Spark I Acquisition Corporation Sub I Inc., a Delaware corporation and direct wholly owned subsidiary of the Company, Spark I Acquisition Corporation Sub II LLC, a Delaware limited liability company and direct wholly owned subsidiary of the Company, and ZincFive, Inc., a Delaware corporation (“Legacy ZincFive”), pursuant to which the parties to the Business Combination Agreement undertook the transactions described in the Business Combination Agreement (the “Business Combination”);

WHEREAS, prior to the date hereof and subject to the conditions of the Business Combination Agreement, the Company transferred by way of continuation to and domesticated as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended, and the Companies Act (as revised) of the Cayman Islands (the “Domestication”);

WHEREAS, on the date hereof, in connection with the Closing of the Business Combination, the Company issued [        ] shares of 12% Series A Cumulative Convertible Preferred Stock, par value

$0.0001 per share, of the Company (the “Series A Preferred Stock”) and warrants to purchase an aggregate of [        ] shares of Common Stock (subject to adjustment) (the “Series A Investor Warrants”) to the PIPE Holders pursuant to that certain Securities Purchase Agreement, dated as of [        ], 2026 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “PIPE Purchase Agreement”);

WHEREAS, on the date hereof, following the Closing of the Business Combination, the Holders own shares of Common Stock, Warrants (as defined below), Series A Preferred Stock and/or Series A Investor Warrants;

WHEREAS, pursuant to Section 5.5 of the Original RRA, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the Company and the Holders (as defined in the Original RRA) (the “Original Holders”) of at least a majority in interest of the Registrable Securities (as defined in the Original RRA) (the “Original Registrable Securities”) at the time in question, and the Sponsor Holders party hereto are Original Holders of at least a majority in interest of the Original Registrable Securities as of the date hereof; and

WHEREAS, in connection with the consummation of the transactions described above, the Company and the Original Holders desire to amend and restate the Original RRA in its entirety as set forth herein, and the Company and the Holders desire to enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to the Registrable Securities (as defined below) on the terms and conditions set forth in this Agreement.

J-B-2

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Additional Holder” shall have the meaning given in Section 5.11.

“Additional Holder Common Stock” shall have the meaning given in Section 5.11.

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or Chief Financial Officer of the Company or the Board, in each case, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (iii) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble hereto.

“Blackout Period” shall have the meaning given in Section 2.1.1 hereto.

“Blackout Period Payment Date” shall have the meaning given in Section 2.1.1 hereto.

“Board” shall mean the board of directors of the Company.

“Business Combination” shall have the meaning given in the Recitals hereto.

“Business Combination Agreement” shall have the meaning given in the Recitals hereto.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Closing” shall have the meaning given in the Business Combination Agreement.

“Closing Date” shall have the meaning given in the Business Combination Agreement.

“Commission” shall mean the U.S. Securities and Exchange Commission.

“Common Stock” shall mean common stock, par value $0.0001 per share, of the Company.

“Company” shall have the meaning given in the Preamble hereto and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

“Competing Registration Rights” shall have the meaning given in Section 5.7.

“Demanding Holder” shall have the meaning given in Section 2.1.4.

J-B-3

“DTC” means the Depository Trust Company.

“Effectiveness Deadline” shall have the meaning given in Section 2.1.1.

“Effectiveness Failure” shall have the meaning given in Section 2.1.1.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as it may be amended from time to time.

“Floor Price” shall mean $5.00.

“Filing Deadline” shall have the meaning given in Section 2.1.1.

“FINRA” shall mean the Financial Industry Regulatory Authority, Inc.

“Form S-1 Shelf” shall have the meaning given in Section 2.1.1.

“Form S-3 Shelf” shall have the meaning given in Section 2.1.1.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi- governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Holder Information” shall have the meaning given in Section 4.1.2.

“Holders” shall have the meaning given in the Preamble hereto, for so long as such Person holds any Registrable Securities.

“In-Kind Distribution” has the meaning given in Section 5.14.

“Joinder” shall have the meaning given in Section 5.11.

“Law” shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, order or consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Legacy ZincFive” shall have the meaning given in the Recitals hereto.

“Legal Proceeding” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Lock-Up Agreements” means the ZincFive Holder Lock-Up Agreement and the Sponsor Holder Lock-Up Agreement, collectively.

“Lock-Up Period” shall mean (a) with respect to the Sponsor Holders and their respective Permitted Transferees, the lock-up period specified with respect to a party in the Sponsor Holder Lock-Up Agreement and (b) with respect to the ZincFive Holders and their respective Permitted Transferees, the lock- up period specified with respect to a party in the ZincFive Holder Lock-Up Agreement.

“Maximum Number of Securities” shall have the meaning given in Section 2.1.5.

“Minimum Takedown Threshold” shall have the meaning given in Section 2.1.4.

J-B-4

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

“Original Registrable Securities” shall have the meaning given in the Recitals hereto.

“Original RRA” shall have the meaning given in the Recitals hereto.

“Other Coordinated Offering” shall have the meaning given in Section 2.4.1.

“Payment Date” shall have the meaning given in Section 2.1.1.

“Permitted Transferees” means persons to whom a holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of the applicable Lock-Up Period pursuant to the applicable Lock-Up Agreement.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Piggyback Registration” shall have the meaning given in Section 2.2.1.

“PIPE Transferees” shall mean persons to whom a PIPE Holder of Registrable Securities (or its transferee) transfers its Registrable Securities.

“PIPE Purchase Agreement” shall have the meaning given in the Recitals hereto.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (i) any outstanding shares of Common Stock held by a Holder immediately following the Closing, (ii) any shares of Common Stock that may be acquired by Holders upon the exercise, conversion or redemption of any other security of the Company or other right to acquire Common Stock held by a Holder immediately following the Closing, (iii) any outstanding shares of Common Stock or any other equity security of the Company held by or issuable to a Holder following the date hereof to the extent that such securities are “restricted securities” (as defined in Rule 144) or are otherwise held by an “affiliate” (as defined in Rule 144) of the Company and (iv) any other equity security of the Company issued or issuable with respect to any securities referenced in clause (i), (ii) or (iii) above by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of the following events: (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder to a Person that is not an “affiliate” (as defined in Rule 144) of the Company and new certificates for such securities not bearing (or book-entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (ii) such securities shall have been otherwise transferred, new certificates for such securities not bearing (or book-entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; (iv) such securities may be sold by a Holder without registration pursuant to Rule 144 (but with no volume or other restrictions or limitations including as to manner or timing of sale or current public information requirements applicable to such Holder); and (v) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration, including any related Shelf Takedown, effected by preparing and filing a Registration Statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

J-B-5

“Registration Expenses” shall mean the documented, out-of-pocket expenses of a Registration, including, without limitation, the following:

(A)all registration, listing and filing fees (including fees with respect to filings required to be made with FINRA) and any national securities exchange on which the Common Stock or Warrants are then listed;

(B)fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C)printing, messenger, telephone and delivery expenses;

(D)reasonable fees and disbursements of counsel for the Company;

(E)reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration (including the expenses or costs associated with any annual, quarterly or special audit required and the delivery of any opinions or comfort letters expenses of any annual audit or quarterly review); and

(F)reasonable fees and expenses of one (1) legal counsel selected by the majority in interest of the Demanding Holders in an Underwritten Offering or Other Coordinated Offering.

“Registration Statement” shall mean any registration statement that covers Registrable Securities pursuant to the provisions of this Agreement, including any Shelf, and, in each case, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement and all exhibits to, and all material incorporated by reference in, such registration statement.

“Requesting Holders” shall have the meaning given in Section 2.1.5.

“Rule 144” shall mean Rule 144 promulgated under the Securities Act, as amended from time to time, or any similar successor rule thereto that may be promulgated by the Commission.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended from time to time. “Series A Investor Warrants” shall have the meaning given in the Recitals hereto.

“Series A Preferred Stock” shall have the meaning given in the Recitals hereto.

“Shelf” shall mean the Form S-1 Shelf, the Form S-3 Shelf, or any Subsequent Shelf Registration, as the case may be.

“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act, as amended from time to time, or any similar successor rule thereto that may be promulgated by the Commission.

“Shelf Takedown” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.

“Sponsor” shall have the meaning given in the Preamble hereto.

“Sponsor Holders” shall have the meaning given in the Preamble hereto.

“Sponsor Holder Lock-Up Agreement” means the Sponsor Agreement, dated [        ], 2026, entered into by the Company and the Sponsor Holders.

“Sponsor Majority Holders” shall mean the Sponsor Holders holding in the aggregate a majority of the Registrable Securities then held by the Sponsor Holders.

J-B-6

“Subsequent Shelf Registration” shall have the meaning given in Section 2.1.2.

“Transfer” shall mean the (i) sale or assignment of, offer to sell, contract or agreement to sell, hypothecation, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Lock-Up Period” shall have the meaning given in Section 2.3.

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Takedown” shall have the meaning given in Section 2.1.4.

“Warrants” means the Domesticated SPAC Warrants (as defined in the Business Combination Agreement).

“Withdrawal Notice” shall have the meaning given in Section 2.1.6. “ZincFive Holders” shall have the meaning given in the Preamble hereto.

“ZincFive Holders Lock-Up Agreement” means the lock-up agreement, dated [        ], 2026, entered into by the Company and the ZincFive Holders.

ARTICLE II

REGISTRATIONS AND OFFERINGS

2.1Shelf Registration.

2.1.1Filing. The Company shall, subject to Section 3.4, submit or file with the Commission (at the Company’s sole cost and expense) within five (5) days of the Closing Date (the “Filing Deadline”) a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”) or, if the Company is eligible to use a Registration Statement on Form S-3, a Shelf Registration on Form S-3 (the “Form S-3 Shelf”), in each case, covering the resale of all Registrable Securities (determined as of two (2) business days prior to such submission or filing and assuming that (i) all shares of Series A Preferred Stock are converted into shares of Common Stock at a conversion price equal to the Floor Price and taking into account payment-in- kind dividends for at least three years from the date of such submission or filing (without giving effect to any limitations on conversion or exercise) and (ii) all Series A Investor Warrants are exercised in full at an exercise price equal to the Floor Price) on a delayed or continuous basis and shall use its commercially reasonable efforts to have such Shelf declared effective as soon as reasonably practicable after the filing thereof, but no later than the earlier of (a) the 45th calendar day following the filing date thereof if the Commission notifies the Company that it will “review” the Registration Statement and (b) the tenth (10th) calendar day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Deadline”). Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. Subject to Sections 2.1.3 and 3.4, the Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form S-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration) to a Form S-3 Shelf as soon as reasonably practicable after the Company is eligible to use Form S-3. If a Registration Statement covering the Registrable Securities is not filed with the SEC on or prior to the Filing Deadline, the Company will make pro rata payments to each PIPE Holder, as liquidated damages and not as a penalty, in an amount equal to 3% of the

J-B-7

aggregate amount paid pursuant to the PIPE Purchase Agreement by such PIPE Holder for such Registrable Securities then held by such PIPE Holder for each 30-day period or pro rata for any portion thereof following the Filing Deadline for which no Registration Statement is filed with respect to the Registrable Securities. Such payments shall constitute the PIPE Holders’ exclusive monetary remedy for such events, but shall not affect the right of the PIPE Holders to seek injunctive relief. Such payments shall be made to each PIPE Holder in cash no later than ten (10) Business Days after the end of each such 30-day period (the “Payment Date”). Interest shall accrue at the rate of 1% per month on any such liquidated damages payments that are not paid by the Payment Date until such amount is paid in full. If (i) a Registration Statement covering the Registrable Securities has not become effective on or prior to the Effectiveness Deadline or (ii) after a Registration Statement has been declared effective by the SEC, sales cannot be made pursuant to such Registration Statement for any reason (including without limitation by reason of a stop order, or the Company’s failure to update such Registration Statement) (an “Effectiveness Failure”), then the Company will make pro rata payments to each PIPE Holder then holding Registrable Securities, as liquidated damages and not as a penalty, in an amount equal to 3% of the aggregate amount paid pursuant to the PIPE Purchase Agreement by such PIPE Holder for such Registrable Securities then held by such PIPE Holder for each 30-day period or pro rata for any portion thereof following the date by which such Registration Statement should have been effective (the “Blackout Period”). Such payments shall constitute the PIPE Holders’ exclusive monetary remedy for such events, but shall not affect the right of the PIPE Holders to seek injunctive relief. The amounts payable as liquidated damages pursuant to this paragraph shall be paid in cash no later than ten (10) Business Days after each such 30-day period following the commencement of the Blackout Period until the termination of the Blackout Period (the “Blackout Period Payment Date”). Interest shall accrue at the rate of 1% per month on any such liquidated damages payments that are not paid by the Blackout Period Payment Date until such amount is paid in full. Notwithstanding the foregoing, after the date that is 180 days following the initial effectiveness date of the first Registration Statement, it shall not be an Effectiveness Failure if sales cannot be made pursuant to such Registration Statement during any period of unavailability permitted by Section 3.4.

2.1.2Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to, as promptly as is reasonably practicable, cause such Shelf to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to, as promptly as is reasonably practicable, amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration”) registering the resale of all Registrable Securities under such Shelf (determined as of two (2) business days prior to such filing and assuming that (i) all shares of Series A Preferred Stock are converted into shares of Common Stock at a conversion price equal to the Floor Price and taking into account payment-in-kind dividends for at least three years from the date of such submission or filing and (ii) all Series A Investor Warrants are exercised in full at an exercise price equal to the Floor Price), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form.

2.1.3New Registrable Securities. Subject to Section 3.4, in the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company shall, upon the written request of such Holder, promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, any then- available Shelf (including by means of a post-effective amendment) or a Subsequent Shelf Registration and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such Registrable Securities to be so covered twice per calendar year for each of (i) the Sponsor Holders, collectively, (ii) the ZincFive Holders, collectively, and (iii) the PIPE Holders, collectively.

2.1.4Requests for Underwritten Shelf Takedowns. Subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, any Holder (a “Demanding Holder”) may request to sell all or any portion of its Registrable

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Securities in an Underwritten Offering or other coordinated offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder, either individually or together with other Demanding Holders, with a total offering price reasonably expected to exceed, in the aggregate, $25 million (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. Subject to Section 2.4.4, the Company shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the initial Demanding Holder’s prior approval (which approval shall not be unreasonably withheld, conditioned or delayed). Subject to Section 2.4.6, each of (i) the Sponsor Holders, collectively, (ii) the ZincFive Holders, collectively, and (iii) the PIPE Holders, collectively, may demand Underwritten Shelf Takedowns pursuant to this Section 2.1.4 (x) not more than two (2) times in any 12-month period (the “Yearly Limit”). Notwithstanding anything to the contrary in this Agreement, the Company may effect any Underwritten Offering pursuant to any then-effective Registration Statement, including a Form S-3, that is then available for such offering.

2.1.5Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Demanding Holders and the Holders requesting piggy back rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Common Stock or other equity securities that the Company desires to sell and all other shares of Common Stock or other equity securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, before including any shares of Common Stock or other equity securities proposed to be sold by Company or by other holders of Common Stock or other equity securities, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata, as nearly as practicable, based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders (if any) have requested be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Securities or in such other proportions as shall mutually be agreed to among the Demanding Holders and the Requesting Holders. To facilitate the allocation of Registrable Securities in accordance with the above provisions, the Company or the Underwriters may round the number of shares allocated to any Holder to the nearest 10 Registrable Securities.

2.1.6Underwritten Shelf Takedown Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, a majority in interest of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown; provided that any other Demanding Holder(s) may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by the Demanding Holder(s). If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown by the withdrawing Demanding Holder for purposes of Section 2.1.4 and shall count toward the Yearly Limit, unless either (i) the Demanding Holder(s) making the withdrawal has not previously withdrawn any Underwritten Shelf Takedown or (ii) the Demanding Holder(s) making the withdrawal reimburses the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown (or, if there is more than one Demanding Holder, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown); provided that, if any other Demanding Holder(s) elects to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall instead count as an Underwritten Shelf Takedown demanded by such Demanding Holder(s) for purposes of Section 2.1.4 and shall count toward the Yearly Limit. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Requesting Holders. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this Section 2.1.6, other than if a Demanding Holder elects to pay such Registration Expenses pursuant to clause (ii) of the second sentence of this Section 2.1.6.

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2.2Piggyback Registration.

2.2.1Piggyback Rights. If the Company or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of securityholders of the Company (or by the Company and by the securityholders of the Company including, without limitation, an Underwritten Shelf Takedown pursuant to Section 2.1), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (iii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iv) for an offering of debt that is convertible into equity securities of the Company, (v) for a dividend reinvestment plan, or (vi) a Block Trade or an Other Coordinated Offering (which shall be subject to Section 2.4), then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) business days after receipt of such written notice (such Registration, a “Piggyback Registration”). Subject to Section 2.2.2, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2.1 to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder’s agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

2.2.2Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock or other equity securities that the Company or the Demanding Holders desire to sell, taken together with (i) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with Persons other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which Registration has been requested pursuant to this Section 2.2 and (iii) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of Persons other than the Holders of Registrable Securities hereunder, exceeds the Maximum Number of Securities, then:

(a)if the Registration or registered offering is undertaken for the Company’s account, the Company shall include in any such Registration or registered offering (A) first, the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, as nearly as practicable, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities or in such other proportions as shall mutually be agreed to among the Demanding Holders and the Requesting Holders; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of Persons other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities;

(b)if the Registration or registered offering is pursuant to a request by Persons other than the Holders of Registrable Securities, then the Company shall include in any such Registration or registered offering (A) first, the shares of Common Stock or other equity securities, if any, of such requesting Persons, other than the Holders of Registrable Securities, which can be sold

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without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, as nearly as practicable, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities or in such other proportions as shall mutually be agreed to among the Demanding Holders and the Requesting Holders; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of such Persons other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities; and

(c)if the Registration or registered offering is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.1, then the Company shall include in any such Registration or registered offering securities in the priority set forth in Section 2.1.5.

2.2.3Piggyback Registration Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2.1.6) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by Persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2.1.6), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.

2.2.4Unlimited Piggyback Registration Rights. For purposes of clarity, subject to Section 2.1.6, any Piggyback Registration effected pursuant to Section 2.2 shall not be counted as a demand for an Underwritten Shelf Takedown under Section 2.1.4 and shall not count toward the Yearly Limit.

2.3Market Stand-off. In connection with any Underwritten Offering of equity securities of the Company (other than a Block Trade or Other Coordinated Offering), if requested by the managing Underwriter, each Holder that is an executive officer or director of the Company or a Holder in excess of 5.0% of the then-outstanding Common Stock agrees that it shall not Transfer any shares of Common Stock or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the 90-day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering (the “Underwritten Lock-Up Period”), except (i) to Permitted Transferees, (ii) as expressly permitted by such lock-up agreement or (iii) in the event the Underwriters managing the offering otherwise consent in writing. Each Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all other Holders). The Company will not be obligated to undertake an Underwritten Shelf Takedown during any Underwritten Lock-Up Period binding on the Holders, nor will the Company be obligated to include in any Piggyback Registration any Registrable Securities that are then subject to a “lock-up” agreement.

2.4Block Trades; Other Coordinated Offerings.

2.4.1Notwithstanding any other provision of this Article II, but subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, if a Demanding Holder wishes to engage in (a) an underwritten registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”) or (b) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal, (an “Other Coordinated Offering”), in each case, either (x) with an anticipated aggregate offering price reasonably expected to be at least $25 million or (y)

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with respect to all remaining Registrable Securities held by the Demanding Holder, then such Demanding Holder only needs to notify the Company of the Block Trade or Other Coordinated Offering at least five (5) Business Days prior to the day such offering is to commence and the Company shall as expeditiously as possible use its commercially reasonable efforts to facilitate such Block Trade or Other Coordinated Offering; provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use commercially reasonable efforts to work with the Company and any Underwriters, brokers, sales agents or placement agents prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering.

2.4.2Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in-interest of the Demanding Holders initiating such Block Trade or Other Coordinated Offering shall have the right to submit a Withdrawal Notice to the Company, the Underwriter or Underwriters (if any) and any brokers, sale agents or placement agents (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade or Other Coordinated Offering prior to its withdrawal under this Section 2.4.2.

2.4.3Notwithstanding anything to the contrary in this Agreement, Section 2.2 shall not apply to a Block Trade or Other Coordinated Offering initiated by a Demanding Holder pursuant to this Agreement.

2.4.4The Demanding Holder in a Block Trade or Other Coordinated Offering shall have the right to select the Underwriters and any brokers, sale agents or placement agents (if any) for such Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).

2.4.5Subject to Section 2.4.6, each of (i) the Sponsor Holders, as a group, (ii) the ZincFive Holders, as a group, and (iii) the PIPE Holders, as a group, may demand no more than two (2) Block Trades or Other Coordinated Offerings pursuant to this Section 2.4 in any twelve (12) month period. For the avoidance of doubt, any Block Trade or Other Coordinated Offering effected pursuant to this Section 2.4 shall not be counted as a demand for an Underwritten Shelf Takedown pursuant to Section 2.1.4.

2.4.6Notwithstanding anything to the contrary in this Agreement, with respect to (i) the Sponsor Holders, as a group, or (ii) the ZincFive Holders, as a group, in no event may the number of Block Trades or Other Coordinated Offerings demanded pursuant to this Section 2.4 plus the number of Underwritten Shelf Takedowns demanded pursuant to Section 2.1.4 exceed a total of three (3) demands for such group in any twelve (12) month period.

2.5Legends. In connection with any sale or other disposition of the Registrable Securities by a Holder pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) and upon compliance by the Holder with the requirements of this Section 2.5, if requested by the Holder, the Company shall cause the transfer agent for the Registrable Securities (the “Transfer Agent”) to remove any restrictive legends related to the book entry account holding such Registrable Securities and make a new, unlegended entry for such book entry shares sold or disposed of without restrictive legends within one (1) trading day of any such request therefor from the Holder; provided that the Company and the Transfer Agent have timely received from the Holder customary representations and other documentation reasonably acceptable to the Company and the Transfer Agent in connection therewith. Subject to receipt from the Holder by the Company and the Transfer Agent of customary representations and other documentation reasonably acceptable to the Company and the Transfer Agent in connection therewith, the Holder may request that the Company remove any legend from the book entry position evidencing its Registrable Securities and the Company will, if required by the Transfer Agent, use its commercially reasonable efforts to cause an opinion of the Company’s counsel be provided, in a form reasonably acceptable to the Transfer Agent, to the effect that the removal of such restrictive legends in such circumstances may be effected under the Securities Act, following the earliest of such time as such Registrable Securities (i) are subject to or have been or are about to be sold pursuant to an effective registration statement or (ii) have been or are about to be sold pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission). If restrictive legends are no longer required for such Registrable Securities pursuant to the foregoing, the Company shall, in accordance with the provisions of this section and within one (1) trading day of any request therefor from the Holder accompanied by such customary and reasonably acceptable representations and other documentation referred to above establishing that restrictive legends are no longer required, deliver to the Transfer Agent irrevocable instructions that the Transfer Agent shall make a new, unlegended entry for such book entry shares. The Company shall be responsible for the fees of its Transfer Agent, its legal counsel and all DTC fees associated with such issuance.

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ARTICLE III

COMPANY PROCEDURES

3.1General Procedures. In connection with any Shelf and/or Shelf Takedown, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof (and including all manners of distribution in such Registration Statement as Holders may reasonably request in connection with the filing of such Registration Statement and as permitted by law, including distribution of Registrable Securities to a Holder’s members, securityholders or partners), and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1prepare and file with the Commission, as soon as reasonably practicable, a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities have ceased to be Registrable Securities;

3.1.2prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder that holds at least five percent (5%) of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus) and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5cause all such Registrable Securities to be listed on each national securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose, and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (or such shorter period of time as (a) may be necessary in order to comply with the Securities Act, the

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Exchange Act and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable or (b) advisable in order to reduce the number of days that sales are suspended pursuant to Section 3.4), furnish a copy thereof to each seller of such Registrable Securities and its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

3.1.9notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4;

3.1.10in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering, or sale by a broker, placement agent or sales agent that is registered pursuant to a Registration Statement, permit a representative of the Holders (such representative to be selected by a majority of the participating Holders), the Underwriters or other financial institutions facilitating such Underwritten Offering, Block Trade, Other Coordinated Offering or other sale pursuant to such Registration, if any, and any attorney, consultant or accountant retained by such Holders collectively, Underwriters or other financial institutions to participate, at each such Person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the Registration; provided, however, that such representative, Underwriters or financial institutions agree to confidentiality arrangements, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.11obtain a “comfort” letter (including a bring-down letter dated as of the date the Registrable Securities are delivered for sale pursuant to such Registration) from the Company’s independent registered public accountants in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or a sale by a broker, placement agent or sales agent pursuant to a Registration Statement (subject to such Underwriter or other financial institution facilitating such offering providing such certification or representation as reasonably requested by the Company’s independent registered public accountants and the Company’s counsel), in customary form and covering such matters of the type customarily covered by “comfort” letters as the managing Underwriter or other similar type of sales agent or placement agent may reasonably request;

3.1.12in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to a Registration Statement, on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion and negative assurance letter, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the participating Holders, the broker, placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Holders, broker, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, provided, in each case, that such participating Holders provide such information to such counsel as is customarily required for, or is reasonably requested by such counsel for purposes of, such opinion or negative assurance letter;

3.1.13in the event of any Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to a Registration Statement, enter into and perform its obligations under an underwriting agreement, purchase agreement, sales agreement or placement agreement, in usual and customary form, with the managing Underwriter or broker, sales agent or placement agent of such offering or sale;

3.1.14make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least 12 months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.15with respect to an Underwritten Offering pursuant to Section 2.1.4, use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

3.1.16otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders participating in such Registration, consistent with the terms of this Agreement, in connection with such Registration.

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Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter or other sales agent or placement agent if such Underwriter or other sales agent or placement agent has not then been named with respect to the applicable Underwritten Offering or other offering involving a registration as an Underwriter or broker, sales agent or placement agent, as applicable.

3.2Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the participating Holders in an offering shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ or agents’ commissions and discounts, brokerage fees, Underwriter marketing costs (pro rata, as nearly as practicable, based on the respective number of Registrable Securities that each Holder is including in the offering) and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3Requirements for Participation in Underwritten Offerings. The Holders of Registrable Securities shall provide such information as may reasonably be requested by the Company, or the managing Underwriter or placement agent or sales agent, if any, in connection with the preparation of any Registration Statement or Prospectus, including amendments and supplements thereto, in order to effect the registration of any Registrable Securities under the Securities Act pursuant to Article II and in connection with the Company’s obligation to comply with federal and applicable state securities Laws. Notwithstanding anything in this Agreement to the contrary, if any Holder does not timely provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No Person may participate in any Underwritten Offering or other coordinated offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such Person (i) agrees to sell such Person’s securities on the basis provided in any arrangements approved by the Company and (ii) timely completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such arrangements. The exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

3.4Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.

3.4.1Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until he, she or it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until he, she or it is advised in writing by the Company that the use of the Prospectus may be resumed.

3.4.2If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (i) require the Company to make an Adverse Disclosure, (ii) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control or (iii) in the good faith judgment of the majority of the Board, be seriously detrimental to the Company, and the majority of the Board concludes as a result that it is essential to defer such filing, initial effectiveness or continued use at such time, the Company may, upon giving prompt written notice of such action to the Holders (which notice shall not specify the nature of the event giving rise to such delay or suspension), delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under this Section 3.4.2, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents.

3.4.3Subject to Section 3.4.4, if (i) during the period starting with the date 60 days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date 120 days after the effective date of, a Company-initiated Registration, and provided that the Company continues to actively employ, in good faith, all commercially reasonable efforts to maintain the effectiveness of the applicable Shelf Registration, or (ii) if, pursuant to Section 2.1.4, Holders have requested an Underwritten Shelf Takedown and the Company and such Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, then, in each case, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Section 2.1.4.

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3.4.4The right to delay or suspend any filing, initial effectiveness or continued use of a Registration Statement pursuant to Section 3.4.2 or a registered offering pursuant to Section 3.4.3 shall be exercised by the Company, in the aggregate, for not more than 90 consecutive calendar days or more 120 total calendar days in each case, during any 12-month period.

3.5Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to use commercially reasonable efforts to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Section 13(a) or 15(d) of the Exchange Act. The Company further covenants that it shall take such further action as any Holder may reasonably request, to the extent required from time to time to enable such Holder to sell Registrable Securities held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144, including making available at all time information necessary to enable such Holder to comply with Rule 144. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1Indemnification.

4.1.1The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors, agents and each Person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and reasonable and documented out-of-pocket expenses (including, without limitation, reasonable outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto filed pursuant to this Agreement or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each Person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2In connection with any Registration Statement filed pursuant to this Agreement in which a Holder of Registrable Securities is participating, such Holder shall furnish (or cause to be furnished) to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors, officers and agents and each Person who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and reasonable and documented out-of-pocket expenses (including, without limitation, reasonable outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement is contained in (or not contained in, in the case of an omission) any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3Any Person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any Person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not

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entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (plus one local counsel if necessary in the reasonable judgment of the indemnified party) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5If the indemnification provided under Section 4.1 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1.1, 4.1.2 and 4.1.3, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1.5. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1.5 from any Person who was not guilty of such fraudulent misrepresentation.

4.2Waiver of Medallion Guaranty. The Company agrees to use commercially reasonable efforts to enter into that certain indemnification agreement, substantially in the form attached as Exhibit B to this Agreement, in favor of Continental Stock Transfer & Trust Company (or any successor transfer agent or warrant agent of the Company) in connection with the waiver of any requirement to provide a medallion guarantee in connection with any Transfer of any shares of Common Stock or other equity securities of the Company by any Sponsor Holder, PIPE Holder, or any of their Permitted Transferees or PIPE Transferees; provided that, in each case, as a prerequisite to the Company’s entry into such indemnification agreement, such Sponsor Holder, Permitted Transferee or PIPE Transferees enters into an indemnification agreement in favor of the Company.

ARTICLE V

MISCELLANEOUS

5.1Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means (including email), with affirmative confirmation of receipt, (iii) one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable party at the following addresses (or at such other address for a party as shall be specified by like notice). Any notice or communication under this Agreement must be addressed, if to the Company, to: ZincFive, Inc., 20170 SW 112th Ave, Tualatin, Oregon 97062, Attention: [        ], Email: [        ], with a copy (which shall not constitute notice) to Cooley LLP, 3 Embarcadero Center, 20th Floor, San Francisco, California 94111, Attention: [], Email: [        ]; and, if to any Holder, at such

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Holder’s address or contact information as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

5.2Assignment; No Third-Party Beneficiaries.

5.2.1This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.2.2This Agreement and the rights, duties and obligations of the Holders hereunder may not be assigned or delegated by the Holders in whole or in part; provided, however, that, subject to Section 5.2.5, a Holder may assign the rights and obligations of such Holder hereunder relating to particular Registrable Securities in connection with the transfer of such Registrable Securities to a Permitted Transferee or PIPE Transferee of such Holder (it being understood that no such Transfer shall reduce any rights of the Holder with respect to Registrable Securities still held by such Holder). A Permitted Transferee or PIPE Transferee receiving Registrable Securities from a Sponsor Holder shall become a Sponsor Holder, a Permitted Transferee receiving Registrable Securities from a ZincFive Holder shall become a ZincFive Holder, and a PIPE Transferee receiving Registrable Securities from a PIPE Holder shall become a PIPE Holder.

5.2.3This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees and PIPE Transferees.

5.2.4This Agreement shall not confer any rights or benefits on any Persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2.

5.2.5No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless such assignment is permitted under 5.2.2 and unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

5.4Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

5.5Jurisdiction. Any Legal Proceeding based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have jurisdiction, in the United States District Court for the District of Delaware and to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), and each of the parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such Legal Proceeding, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the Legal Proceeding shall be heard and determined only in any such court, and (iv) agrees not to bring any Legal Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Legal Proceeding, suit or proceeding brought pursuant to this Section 5.5.

5.6Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO

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INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

5.7Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority in interest of the aggregate Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely effects the Sponsor Holders shall also require the written consent of the Sponsor Majority Holders so long as the Sponsor Holders and their respective affiliates hold, in the aggregate, at least one percent (1%) of the outstanding shares of Common Stock of the Company; and provided, further, that any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.8Other Registration Rights. Other than as provided in the Warrant Agreement, dated as of October 5, 2023, between the Company and Continental Stock Transfer & Trust Company, the Company represents and warrants that no Person, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other Person. For so long as the Sponsor Holders and their respective affiliates hold, in the aggregate, at least five percent (5%) of the outstanding shares of Common Stock of the Company, the Company hereby agrees and covenants that it will not grant rights to register any Common Stock (or securities convertible into or exchangeable for Common Stock) pursuant to the Securities Act that are more favorable or senior to those granted to the Holders hereunder (such rights “Competing Registration Rights”) without the prior written consent of the Sponsor Majority Holders, not to be unreasonably withheld, delayed or conditioned. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions, and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

5.9Term. This Agreement shall terminate upon the earlier of (i) the tenth anniversary of the date of this Agreement and (ii) with respect to any Holder, the date that such Holder no longer holds any Registrable Securities. The provisions of Article IV shall survive any termination.

5.10Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.

5.11Additional Holders; Joinder. In addition to Persons who may become Holders pursuant to Section 5.2, subject to the prior written consent of at least a majority in interest of the aggregate Registrable Securities at the time in question, the Company may make any Person who acquires Common Stock or rights to acquire Common Stock after the date hereof a party to this Agreement (each such Person, an “Additional Holder”) by obtaining an executed joinder to this Agreement from such Additional Holder in the form of Exhibit A attached hereto (a “Joinder”). Such Joinder shall specify the rights and obligations of the applicable Additional Holder under this Agreement. Upon the execution and delivery and subject to the terms of a Joinder by such Additional Holder, the Common Stock of the Company then owned, or underlying any rights then owned, by such Additional Holder (the “Additional Holder Common Stock”) shall be Registrable Securities to the extent provided herein and therein, and such Additional Holder shall be a Holder under this Agreement with respect to such Additional Holder Common Stock.

5.12Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will substitute for any

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invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

5.13Entire Agreement; Restatement. This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto, which exhibits and schedules are incorporated herein by reference, embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the parties with respect to the subject matter contained herein. Upon the Closing, the Original RRA shall no longer be of any force or effect.

5.14In-Kind Distribution. If the Sponsor seeks to effectuate an in-kind distribution of all or part of its Registrable Securities to its direct or indirect equityholders (an “In-Kind Distribution”), the Company will use reasonable best efforts to work with the Sponsor to facilitate such In-Kind Distribution in the manner reasonably requested. Prior to any In-Kind Distribution, each distributee shall deliver to the Company a written acknowledgment and agreement in form and substance reasonably satisfactory to the Company that the distributee will be bound by, and will be a party to, this Agreement; provided, however, that a failure by a distributee to deliver such acknowledgment and agreement shall not render such distribution to such distributee void, but such distributee shall not be entitled to the benefits of this Agreement until such time as such acknowledgment and agreement is delivered. Upon any In-Kind Distribution, (i) in the event of a distribution of all of the Sponsor’s Registrable Securities, the distributees holding Registrable Securities equal to a majority-in-interest of the Registrable Securities then held by the Sponsor at the time of such distribution shall thereafter be entitled to exercise and enforce the rights specifically granted to the Sponsor hereunder and (ii) each distributee shall be considered a “Sponsor Holder” hereunder.

[Signature Pages Follow]

J-B-20

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

ZINCFIVE, INC.

By:
Name:
Title:

[Signature Page to Amended & Restated Registration Rights Agreement]

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PIPE HOLDERS:

[ ]

By:
Name:
Title:

ZINCFIVE HOLDERS:

[ ]

By:
Name:
Title:

[Signature Page to Amended & Restated Registration Rights Agreement]

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SPONSOR:

SLG SPAC Fund LLC

By:
Name:
Title:

[Signature Page to Amended & Restated Registration Rights Agreement]

J-B-23

OTHER SPONSOR HOLDERS:

[ ]

By:
Name:
Title:

[Signature Page to Amended & Restated Registration Rights Agreement]

J-B-24

Exhibit A

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT JOINDER

The undersigned is executing and delivering this joinder (this “Joinder”) pursuant to the Amended and Restated Registration Rights Agreement, dated as of [•] (as the same may hereafter be amended, the “Registration Rights Agreement”), among ZincFive, Inc., a Delaware corporation (the “Company”), and the other Persons named as parties therein. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Registration Rights Agreement.

By executing and delivering this Joinder to the Company, and upon acceptance hereof by the Company upon the execution of a counterpart hereof, the undersigned hereby agrees to become a party to, to be bound by and to comply with the Registration Rights Agreement as a Holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement as [a Sponsor Holder / a ZincFive Holder / a PIPE Holder], and the undersigned’s [shares of Common Stock] shall be included as Registrable Securities under the Registration Rights Agreement to the extent provided therein; provided, however, that the undersigned and its permitted assigns (if any) shall not have any rights as Holders, and the undersigned’s (and its transferees’) [shares of Common Stock] shall not be included as Registrable Securities, for purposes of the Excluded Sections.

For purposes of this Joinder, “Excluded Sections” shall mean [  ].

Accordingly, the undersigned has executed and delivered this Joinder as of the day of, 20.

Signature of Stockholder

Print Name of Stockholder
Its:

Address:

Agreed and Accepted as of, 20

[●]

By:
Name:
Its:

[Signature Page to Amended & Restated Registration Rights Agreement]

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Exhibit B

[●]

[●]

[●]

[      ], 2026

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, NY 10004

Re: Indemnification in-lieu-of Medallion Signature Guarantee

To whom it may concern:

This letter is in regards to the transfer by [Name of Holder] to [ ], of [ ] shares of Common Stock of ZincFive, Inc. (formerly known as Spark I Acquisition Corporation) (the “Company”). Please be advised that the Company authorizes Continental Stock Transfer & Trust Company to process the subject transfer, which includes securities that have been duly endorsed by the registered holder but do not bear a customary medallion signature guarantee. The Company agrees to indemnify Continental Stock Transfer & Trust Company against all losses, damages, costs, charges and expenses that it may in any way sustain, incur, or become liable for by reason related to the above referenced transaction.

I, [•], a duly authorized officer of the Company, have the authority to execute this indemnification on behalf of the Company.

Very truly yours,

[•]

By:
Name:
Title:

[Signature Page to Amended & Restated Registration Rights Agreement]

J-B-26

EXHIBIT C

FORM OF WARRANT

J-C-1

NEITHER THIS SECURITY NOR THE SECURITIES FOR WHICH THIS SECURITY IS EXERCISABLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THIS SECURITY AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

ZINCFIVE, INC.

COMMON STOCK PURCHASE WARRANT

Warrant Shares: [ ]	Initial Exercise Date: [•], [•]

THIS COMMON STOCK PURCHASE WARRANT (this “Warrant”) certifies that, for value received, [            ] or its assigns (the “Holder”) is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after the date hereof (the “Initial Exercise Date”) and on or prior to 5:00 p.m. (New York City time) on [•], [•] (the “Termination Date”) but not thereafter, to subscribe for and purchase from ZincFive, Inc., a Delaware corporation (the “Company”), up to shares (as subject to adjustment hereunder, the “Warrant Shares”) of common stock, par value $0.0001 per share, of the Company (the “Common Stock”). The purchase price of one share of Common Stock under this Warrant shall be equal to the Exercise Price, as defined in Section 2(b).

Section 1. Definitions. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in Schedule A hereto.

Section 2. Exercise.

(a)Exercise of Warrant. Exercise of the purchase rights represented by this Warrant may be made, in whole or in part, at any time or times on or after the Initial Exercise Date and on or before the Termination Date by delivery to the Company (or such other office or agency that the Company may designate by notice in writing to the registered Holder at the address of the Holder appearing on the books of the Company), as applicable, of a duly executed PDF copy submitted by e-mail (or e-mail attachment) of the Notice of Exercise in the form annexed hereto (the “Notice of Exercise”). Not later than the number of Trading Days comprising the Standard Settlement Period (as defined in Section 2(d)(i) herein) following the date of exercise as aforesaid, the Holder shall deliver to the Company the aggregate Exercise Price for the Warrant Shares specified in the applicable Notice of Exercise by wire transfer or cashier’s check drawn on a United States bank unless the cashless exercise procedure specified in Section 2(c) below is available and specified in the applicable Notice of Exercise. No ink- original Notice of Exercise shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Exercise be required. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company until the Holder has purchased all of the Warrant Shares available hereunder and the Warrant has been exercised in full, in which case, the Holder shall surrender this Warrant to the Company for cancellation within three (3) Trading Days of the date on which the final Notice of Exercise is delivered to the Company. Partial exercises of this Warrant resulting in purchases of a portion of the total number of Warrant Shares available hereunder shall have the effect of lowering the outstanding number of Warrant Shares purchasable hereunder in an amount equal to the applicable number of Warrant Shares purchased. The Holder and the Company shall maintain records showing the number of Warrant Shares purchased and the date of such purchases. The Company shall deliver any objection to any Notice of Exercise within one (1) Business Day of receipt of such notice. The Holder and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following the purchase of a portion of the Warrant Shares hereunder, the number of Warrant Shares available for purchase hereunder at any given time may be less than the amount stated on the face hereof.

(b)Exercise Price. The exercise price per share of Common Stock under this Warrant shall be $12.00, subject to adjustment hereunder (the “Exercise Price”).

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(c)Cashless Exercise. If at any time after the six (6) month anniversary of the Closing Date, (x) the Warrants Shares issuable upon exercise of this Warrant would be (i) “restricted securities” as defined in Rule 144 or (ii) the Holder is an Affiliate of the Company and (y) there is no effective registration statement registering, or the prospectus contained therein is not available for the resale of the Warrant Shares by the Holder, then this Warrant may also be exercised, in whole or in part, at such time by means of a “cashless exercise” in which the Holder shall be entitled to receive a number of Warrant Shares equal to the quotient obtained by dividing ((A-B) multiplied by (X)) by (A), where:

(A) =

as applicable: (i) the VWAP on the Trading Day immediately preceding the date of the applicable Notice of Exercise if such Notice of Exercise is (1) both executed and delivered pursuant to Section 2(a) hereof on a day that is not a Trading Day, (2) both executed and delivered pursuant to Section 2(a) hereof on a Trading Day prior to the opening of “regular trading hours” (as defined in Rule 600(b) of Regulation NMS promulgated under the federal securities laws) on such Trading Day or (3) executed during “regular trading hours” on a Trading Day and is delivered within two (2) hours thereafter (including until two (2) hours after the close of “regular trading hours” on a Trading Day), or (ii) the VWAP on the date of the applicable Notice of Exercise if the date of such Notice of Exercise is a Trading Day and such Notice of Exercise is both executed and delivered pursuant to Section 2(a) hereof after the close of “regular trading hours” on such Trading Day;

(B) =	the Exercise Price of this Warrant, as adjusted hereunder; and
(X) =

the number of Warrant Shares that would be issuable upon exercise of this Warrant in accordance with the terms of this Warrant if such exercise were by means of a cash exercise rather than a cashless exercise.

If Warrant Shares are issued in such a cashless exercise, the parties acknowledge and agree that in accordance with Section 3(a)(9) of the Securities Act, the Warrant Shares shall take on the characteristics of the Warrants being exercised, and the holding period of the Warrant Shares being issued may be tacked on to the holding period of this Warrant. The Company agrees not to take any position contrary to this Section 2(c) unless required by applicable securities laws.

Notwithstanding anything herein to the contrary, on the Termination Date, this Warrant shall be automatically exercised via cashless exercise pursuant to this Section 2(c).

(d)Mechanics of Exercise.

(i)Delivery of Warrant Shares Upon Exercise. The Company shall cause the Warrant Shares purchased hereunder to be transmitted by the Transfer Agent to the Holder by crediting the account of the Holder’s or its designee’s balance account with The Depository Trust Company through its Deposit or Withdrawal at Custodian system (“DWAC”) if the Company is then a participant in such system and either (A) there is an effective registration statement permitting the issuance of the Warrant Shares to or resale of the Warrant Shares by the Holder or (B) the Warrant Shares are eligible for resale by the Holder without volume or manner-of-sale limitations pursuant to Rule 144 (assuming cashless exercise of the Warrants), and otherwise by physical delivery of a certificate, (or reasonable evidence of issuance by book entry of ownership of the Warrant Shares) registered in the Company’s share register in the name of the Holder or its designee, for the number of Warrant Shares to which the Holder is entitled pursuant to such exercise to the address specified by the Holder in the Notice of Exercise by the date that is the later of (i) the Standard Settlement Period after the delivery to the Company of the Notice of Exercise, and (ii)one (1) Trading Day after delivery of the aggregate Exercise Price to the Company (such date, the “Warrant Share Delivery Date”); provided, however, in any event, the Company shall not be obligated to deliver Warrant Shares until it has received the aggregate Exercise Price therefor. Upon delivery of the Notice of Exercise, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date of delivery of the Warrant Shares, provided that payment of the aggregate Exercise Price (other than in the case of a cashless exercise) is received no later than the number of Trading Days comprising the Standard Settlement Period following delivery of the Notice of Exercise. The Company agrees to maintain a transfer agent that is a participant in the FAST program so long as this Warrant remains outstanding and exercisable. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s primary Trading Market with respect to the Common Stock as in effect on the date of delivery of the Notice of Exercise.

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(ii)Delivery of New Warrants Upon Exercise. If this Warrant shall have been exercised in part, the Company shall, at the request of a Holder and upon surrender of this Warrant certificate, at the time of delivery of the Warrant Shares, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unpurchased Warrant Shares called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant.

(iii)Rescission Rights. If the Company fails to cause the Transfer Agent to transmit to the Holder the Warrant Shares pursuant to Section 2(d)(i) by the Warrant Share Delivery Date (subject to receipt of the aggregate Exercise Price for the applicable exercise (other than in the case of a cashless exercise)), then the Holder will have the right to rescind such exercise prior to the delivery of the Warrant Shares.

(iv)No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such exercise, the Company shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price or round up to the next whole share.

(v)Charges, Taxes and Expenses. Issuance of Warrant Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such Warrant Shares, all of which taxes and expenses shall be paid by the Company, and such Warrant Shares shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that, in the event that Warrant Shares are to be issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto duly executed by the Holder and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto. The Company shall pay all Transfer Agent fees required for same- day processing of any Notice of Exercise and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Warrant Shares pursuant to the terms of this Warrant.

(vi)Closing of Books. The Company will not close its stockholder books or records in any manner intended to prevent the timely exercise of this Warrant, pursuant to the terms hereof.

(e)Holder’s Exercise Limitations. The Holder may notify the Company in writing in the event it elects to be subject to the provisions contained in this Section 2(e); however, the Holder shall not be subject to this Section 2(e) unless he, she or it makes such election. If the election is made, the Company shall not effect any exercise of this Warrant, and a Holder shall not have the right to exercise any portion of this Warrant, pursuant to Section 2 or otherwise, to the extent that after giving effect to such issuance after exercise as set forth on the applicable Notice of Exercise, the Holder (together with the Holder’s Affiliates and any Persons acting as a group together with the Holder or any of the Holder’s Affiliates (such Persons, “Attribution Parties”)) would beneficially own in excess of 4.9%, 9.9% or 19.9% of the Company’s Common Stock (or such other amount as the Holder may specify) (the “Beneficial Ownership Limitation”). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder, its Affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) exercise of the remaining, nonexercised portion of this Warrant beneficially owned by the Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including, without limitation, any other Common Stock Equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 2(e), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 2(e) applies, the determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and, of which portion of this Warrant is exercisable up to the Beneficial Ownership Limitation shall be in the sole discretion of the Holder, and the submission of a Notice of Exercise shall be deemed to be the Holder’s good faith determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of this Warrant is exercisable, in each case, subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination and

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shall have no liability for exercises of this Warrant that are not in compliance with the Beneficial Ownership Limitation. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder and the Company shall have no obligation to verify or confirm the accuracy of such determination and shall have no liability for exercises of the Warrant that are not in compliance with the Beneficial Ownership Limitation. For purposes of this Section 2(e), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Company shall within two (2) Trading Days confirm in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. By written notice to the Company, the Holder may from time to time increase or decrease the Beneficial Ownership Limitation applicable to the Holder, provided, however, that any such increase in the Beneficial Ownership Limitation will not be effective until the sixty-first (61st) day after such notice is delivered to the Company. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 2(e) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Warrant.

Section 3.Certain Adjustments.

(a)Stock Dividends and Splits. If the Company at any time while this Warrant is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company upon exercise of this Warrant or any cash distributions), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues by reclassification of shares of the Common Stock any shares of capital stock of the Company, then in each case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event, and the number of shares issuable upon exercise of this Warrant shall be proportionately adjusted such that the aggregate Exercise Price of this Warrant shall remain unchanged. Any adjustment made pursuant to this Section 3(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(b)VWAP Reset. If on the twenty-first trading day following the date that is six months after the Effective Date, the VWAP of the Common Stock for the twenty trading period commencing on the date that is six months after the Closing Date (the “Measurement Price”) is less than the Exercise Price then in effect, then the Exercise Price then in effect shall be reduced to an amount equal to the greater of (i) the Measurement Price and (ii) $5.00.

(c)Adjustment Upon Issuance of Common Stock. If and whenever on or after the Closing Date, the Company issues or sells, or in accordance with this Section 3(c) is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company, but excluding shares of Common Stock issued or sold, or deemed to have been issued or sold, by the Company in connection with any Exempt Issuance) for a consideration per share (the “New Issuance Price”) less than the Exercise Price then in effect (each such issue, sale or deemed issuance or sale, a “Dilutive Issuance”), where the aggregate amount of consideration received by the Company, together with all prior issuances and sales conducted for the purpose of raising capital by the Company on or after the Closing Date that were excluded from this Section 3(c) by this clause, exceeds $500,000, then immediately after such Dilutive Issuance, the Exercise Price then in effect shall be reduced to an amount equal to the New Issuance Price.

For purposes of determining the adjusted Exercise Price under this Section 3(c), the following shall be applicable:

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(i)Options and Convertible Securities. The consideration per share received by the Company for Common Stock deemed to have been issued pursuant to Section 3(c)(ii), relating to Options and Convertible Securities, shall be determined by dividing:

(1)the total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(2)the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) deemed to be issued pursuant to Section 3(c)(ii) upon the issuance of such Options or Convertible Securities.

(ii)Deemed Issuance of Options and Convertible Securities.

(1)If the Company at any time or from time to time shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be outstanding and to have been issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(2)If the purchase price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exercise or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exercisable or exchangeable for Common Stock increases or decreases at any time, (other than (x) proportional changes in conversion or exercise prices, as applicable, in connection with an event referred to in Section 3(a) above and (y) automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security which are not more favorable to the holder thereof than the anti-dilution and similar provisions set forth herein), the Exercise Price in effect at the time of such increase or decrease shall be adjusted to the Exercise Price, which would have been in effect at such time had such Options or Convertible Securities provided for such increased or decreased purchase price, additional consideration or increased or decreased conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 3(c)(ii)(2), if the terms of any Option or Convertible Security that was outstanding as of the Initial Exercise Date are increased or decreased in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the shares of Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such increase or decrease. No adjustment pursuant to this Section 3(c)(i)(2) shall be made if such adjustment would result in an increase of the Exercise Price then in effect.

(iii)Calculation of Consideration Received.

(1)In case one or more Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction, (x) each such Option will be deemed to have been issued for the Option Value of such Option and (y) the other securities issued or sold in such integrated transaction shall be deemed to have been issued or sold for the difference of (I) the aggregate consideration received by the Company less any consideration paid or payable by the Company pursuant to the terms of such other securities of the Company, less (II) the Option Value of each such Options; provided, that, no share of Common Stock shall be deemed to have been issued for less than a fraction of the aggregate consideration received (excluding the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the

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exercise of any such Options, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities) equal to (A) one divided by (2) the total number of shares of Common Stock issued or issuable in the integrated transaction (including the number of shares underlying any Options and Convertible Securities).

(2)If any shares of Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of such consideration received by the Company will be the fair value of such consideration, except where such consideration consists of publicly traded securities, in which case the amount of consideration received by the Company will be the closing sale price of such publicly traded securities on the date of receipt. If any shares of Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such shares of Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or publicly traded securities will be determined jointly by the Company and the holders of a majority in interest of this Warrant and the other common stock purchase warrants with substantially the same terms as this Warrant, with an initial exercise price of $12.00 per share, issued on the Initial Exercise Date, and then outstanding. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Business Days after the tenth (10th) day following the Valuation Event by an independent, reputable appraiser jointly selected by the Company and the holders of a majority in interest of this Warrant and the other common stock purchase warrants, with an initial exercise price of $12.00 per share, issued on the Initial Exercise Date, and then outstanding. The determination of such appraiser shall be final and binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company.

(iv)Record Date. If the Company takes a record of the holders of shares of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in shares of Common Stock, Options or in Convertible Securities or (B) to subscribe for or purchase shares of Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issuance or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(v)Expiration or Termination of Options or Convertible Securities. Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Securities (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Exercise Price pursuant to the terms of Section 3(c), the Exercise Price shall be readjusted to such Exercise Price as would have obtained had such Option or Convertible Securities (or portion thereof) never been issued.

(d)Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 3(a) above, if at any time after the Initial Exercise Date the Company grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including without limitation, any applicable Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding any applicable Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding any applicable Beneficial Ownership Limitation). To the extent that the issue price of such Purchase Rights would result in an adjustment of the Exercise Price pursuant to Section 3(c), such adjustment shall not occur to the extent the Holders were granted the right to acquire such Purchase Rights on the applicable terms.

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(e)Pro Rata Distributions. If the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Warrant, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including without limitation, any applicable Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, that, to the extent that the Holder’s right to participate in any such Distribution would result in the Holder exceeding any applicable Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding any applicable Beneficial Ownership Limitation).

(f)Fundamental Transaction.

(i)If, at any time while this Warrant is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company (and all of its subsidiaries, taken as a whole), directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (other than as a result of a stock split, combination or reclassification of shares of Common Stock covered by Section 3(a)), or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires 50% or more of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) or 50% or more of the voting power of the common equity of the Company (each a “Fundamental Transaction”), then, upon any subsequent exercise of this Warrant, the Holder shall have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the Holder (without regard to any limitation in Section 2(e) on the exercise of this Warrant), the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Warrant is exercisable immediately prior to such Fundamental Transaction (without regard to any limitation in Section 2(e) on the exercise of this Warrant).

(ii)For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. Notwithstanding anything to the contrary, in the event of a Fundamental Transaction, the Company or any Successor Entity (as defined below) shall, at the Holder’s option, exercisable at any time concurrently with, or within 30 days after, the consummation of the Fundamental Transaction (or, if later, the date of the public announcement of the applicable Fundamental Transaction), purchase this Warrant from the Holder by paying to the Holder an amount of cash equal to the Black Scholes Value of the remaining unexercised portion of this Warrant on the date of the consummation of such Fundamental Transaction; provided, that if holders of Common Stock

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of the Company are not offered or paid any consideration in such Fundamental Transaction, such holders of Common Stock will be deemed to have received common stock or ordinary shares of the Successor Entity (which Successor Entity may be the Company following such Fundamental Transaction) in such Fundamental Transaction. The payment of the Black Scholes Value will be made by wire transfer of immediately available funds (or such other consideration) within the later of (i) five Business Days of the Holder’s election and (ii) the date of consummation of the Fundamental Transaction.

(iii)The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Warrant and the other Transaction Documents in accordance with the provisions of this Section 3(f) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Holder, deliver to the Holder in exchange for this Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant which is exercisable for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) prior to such Fundamental Transaction, and with an exercise price which applies the Exercise Price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of this Warrant immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder.

(g)Calculations. All calculations under this Section 3 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 3, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding.

(h)Number of Warrant Shares. Simultaneously with any adjustment to the Exercise Price pursuant to this Section 3, the number of Warrant Shares that may be purchased upon exercise of this Warrant shall be increased or decreased proportionately so that after such adjustment the aggregate Exercise Price payable hereunder for the adjusted number of Warrant Shares shall be the same as the aggregate Exercise Price in effect immediately prior to such adjustment (without regard to any limitations on exercise contained herein).

(i)Notice to Holder.

(i)Adjustment to Exercise Price. Whenever the Exercise Price is adjusted pursuant to any provision of this Section 3, the Company shall promptly deliver to the Holder by email a notice setting forth the Exercise Price after such adjustment and any resulting adjustment to the number of Warrant Shares and setting forth a brief statement of the facts requiring such adjustment.

(ii)Notice to Allow Exercise by Holder. If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Company shall declare a redemption of the Common Stock, (C) the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company (or any of its subsidiaries) is a party, any sale or transfer of all or substantially all of its assets, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property, or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be delivered by facsimile or email to the Holder at its last facsimile number or email address as it shall appear upon the Warrant Register of the Company, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger,

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sale, transfer or share exchange; provided, that, notwithstanding the foregoing, any notice delivery requirement hereunder shall also be deemed satisfied by filing or furnishing such communication with the Commission via the EDGAR system; provided, further, that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided to the Holder in accordance with the terms of this Warrant constitutes, or contains, material, non-public information regarding the Company or any of the subsidiaries, the Company shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K, unless determined by the Company that such filing would be harmful to the Company at such time, in which case the Company shall file such 8-K as soon as is reasonably practicable in its discretion. The Holder shall remain entitled to exercise this Warrant during the period commencing on the date of such notice to the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

(j)Voluntary Adjustment By Company. Subject to the rules and regulations of the Trading Market, the Company may at any time during the term of this Warrant, subject to the prior written consent of the Holder, reduce the then current Exercise Price to any amount and for any period of time deemed appropriate by the board of directors of the Company.

Section 4.Transfer of Warrant.

(a)Transferability. Subject to compliance with any applicable securities laws and the conditions set forth in Section 4(d) hereof, this Warrant and all rights hereunder (including, without limitation, any registration rights) are transferable, in whole or in part, upon surrender of this Warrant at the principal office of the Company or its designated agent, together with a written assignment of this Warrant substantially in the form attached hereto duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees, as applicable, and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company unless the Holder has assigned this Warrant in full, in which case, the Holder shall surrender this Warrant to the Company within three (3) Trading Days of the date on which the Holder delivers an assignment form to the Company assigning this Warrant in full. The Warrant, if properly assigned in accordance herewith, may be exercised by a new holder for the purchase of Warrant Shares without having a new Warrant issued.

(b)New Warrants. This Warrant may be divided or combined with other Warrants upon presentation hereof at the aforesaid office of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney. Subject to compliance with Section 4(a), as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice. All Warrants issued on transfers or exchanges shall be dated the Initial Exercise Date and shall be identical with this Warrant except as to the number of Warrant Shares issuable pursuant thereto, and if applicable, shall reflect any adjustment to the Exercise Price prior to the date of such transfer or exchange.

(c)Warrant Register. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

(d)Transfer Restrictions. This Warrant and the Warrant Shares may only be disposed of in compliance with state and federal securities laws. In connection with any transfer of this Warrant or the Warrant Shares other than pursuant to an effective registration statement or Rule 144, to the Company or to an Affiliate of the Holder or in connection with a pledge in connection with a bona fide margin account with a registered broker-dealer or other loan with a financial institution that is an “accredited investor” as defined in Rule 501(a) under the Securities Act or other loan secured by this Warrant or the Warrant Shares, the Company may require the transferor to provide to the Company an opinion of counsel selected by the transferor and reasonably acceptable to the Company, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of this Warrant or the Warrant Shares under the Securities Act.

(e)Representation by the Holder. The Holder, by the acceptance hereof, represents and warrants that it is acquiring this Warrant and, upon any exercise hereof, will acquire the Warrant Shares issuable upon such exercise, for its own account and not with

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a view to or for distributing or reselling such Warrant Shares or any part thereof in violation of the Securities Act or any applicable state securities law, except pursuant to sales registered or exempted under the Securities Act.

Section 5.Miscellaneous.

(a)No Rights as Stockholder Until Exercise. This Warrant does not entitle the Holder to any voting rights, dividends or other rights as a stockholder of the Company prior to the exercise hereof as set forth in Section 2(d)(i), except as expressly set forth in Section 3.

(b)Loss, Theft, Destruction or Mutilation of Warrant. The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant or any stock certificate relating to the Warrant Shares, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which, in the case of the Warrant, shall not include the posting of any bond), and upon surrender and cancellation of such Warrant or stock certificate, if mutilated, the Company will make and deliver a new Warrant or stock certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or stock certificate.

(c)Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then, such action may be taken or such right may be exercised on the next succeeding Business Day.

(d)Authorized Shares.

(i)The Company covenants that, during the period the Warrant is outstanding, it will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of the Warrant Shares upon the exercise of any purchase rights under this Warrant (without regard to any limitation on exercise set forth herein and assuming an Exercise Price equal to the lower of (i) $5.00 and (ii) the Exercise Price then in effect). The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of issuing the necessary Warrant Shares upon the exercise of the purchase rights under this Warrant. The Company will take all such reasonable action as may be necessary to assure that such Warrant Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the Trading Market upon which the Common Stock may be listed. The Company covenants that all Warrant Shares which may be issued upon the exercise of the purchase rights represented by this Warrant will, upon exercise of the purchase rights represented by this Warrant and payment for such Warrant Shares in accordance herewith, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges created by the Company in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

(ii)Except and to the extent as waived or consented to by the Holder, the Company shall not by any action, including, without limitation, amending its Certificate of Incorporation (or any Certificate of Designation thereto) or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Holder as set forth in this Warrant against impairment. Without limiting the generality of the foregoing, the Company will (i) not increase the par value of any Warrant Shares above the amount payable therefor upon such exercise immediately prior to such increase in par value, (ii) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares upon the exercise of this Warrant and (iii) use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof, as may be, necessary to enable the Company to perform its obligations under this Warrant.

(iii)Before taking any action which would result in an adjustment in the number of Warrant Shares for which this Warrant is exercisable or in the Exercise Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.

(e)Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflicts of law thereof. Each party agrees that all legal Proceedings concerning the interpretations, enforcement and defense of the

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transactions contemplated by this Warrant (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the State of Delaware. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the State of Delaware for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of this Warrant), and hereby irrevocably waives, and agrees not to assert in any Action or Proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such Action or Proceeding is improper or is an inconvenient venue for such Proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such Action or Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Warrant and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. If any party shall commence an Action or Proceeding to enforce any provisions of this Warrant, then, the prevailing party in such Action or Proceeding shall be reimbursed by the non-prevailing party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such Action or Proceeding.

(f)Restrictions. The Holder acknowledges that the Warrant Shares acquired upon the exercise of this Warrant, if not registered, and the Holder does not utilize cashless exercise, will have restrictions upon resale imposed by state and federal securities laws.

(g)Nonwaiver and Expenses. No course of dealing or any delay or failure to exercise any right hereunder on the part of Holder shall operate as a waiver of such right or otherwise prejudice the Holder’s rights, powers or remedies. Without limiting any other provision of this Warrant, if the Company willfully and knowingly fails to comply with any provision of this Warrant, which results in any material damages to the Holder, the Company shall pay to the Holder such amounts as shall be sufficient to cover any costs and expenses including, but not limited to, reasonable and documented attorneys’ fees, including those of appellate proceedings, incurred by the Holder in collecting any amounts due pursuant hereto or in otherwise enforcing any of its rights, powers or remedies hereunder.

(h)Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of: (a) the time of transmission, if such notice or communication is delivered via email at the e-mail address as set forth on the signature pages attached hereto, or to such other address as the Company or the Holder may indicate by a notice delivered to the other from time to time, at or prior to 5:30 p.m. (New York City time) on a Trading Day, (b) the next Trading Day after the time of transmission, if such notice or communication is delivered via email attachment at the e-mail address as set forth on the signature pages attached hereto on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (c) the second (2nd) Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the signature pages attached hereto, or to such other address as the Company or the Holder may indicate by a notice delivered to the other from time to time.

(i)Limitation of Liability. No provision hereof, in the absence of any affirmative action by the Holder to exercise this Warrant to purchase Warrant Shares, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the purchase price of any Common Stock or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

(j)Remedies. The Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive and not to assert the defense in any action for specific performance that a remedy at law would be adequate.

(k)Successors and Assigns. Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the successors and permitted assigns of Holder. The provisions of this Warrant are intended to be for the benefit of any Holder from time to time of this Warrant and shall be enforceable by the Holder or holder of Warrant Shares.

(l)Amendment. This Warrant may be modified, waived or amended or the provisions hereof waived with the written consent of the Company and the Holder.

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(m)Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

(n)Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

********************

(Signature Page Follows)

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IN WITNESS WHEREOF, the parties hereto have caused this Common Stock Purchase Warrant to be duly executed by their respective authorized signatories as of the date first indicated above.

ZincFive, Inc.

By:
Name:
Title:

Email:

Address for Notice:

With a copy to (which shall not constitute notice):

J-C-14

IN WITNESS WHEREOF, the undersigned have caused this Common Stock Purchase Warrant to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Purchaser:
Signature of Authorized Signatory of Purchaser:
Name of Authorized Signatory:
Title of Authorized Signatory:
Email Address of Authorized Signatory:
Address for Notice to Purchaser:
Address for Delivery of Securities to Purchaser (if not same as address for notice):

Warrant Shares:
EIN Number:

J-C-15

SCHEDULE A

“Action” means any action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of the applicable party, threatened against or affecting the applicable party or any of its properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign).

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.

“Black Scholes Value” means the value of this Warrant based on the Black-Scholes Option Pricing Model obtained from the “OV” function on Bloomberg determined as of the day of consummation of the applicable Fundamental Transaction for pricing purposes and reflecting (A) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the time between the date of the public announcement of the applicable contemplated Fundamental Transaction and the Termination Date, (B) an expected volatility equal to the greater of 100% and the 100 day volatility obtained from the HVT function on Bloomberg (determined utilizing a 365 day annualization factor) as of the Trading Day immediately following the public announcement of the applicable contemplated Fundamental Transaction, (C) the underlying price per share used in such calculation shall be the greater of (i) the sum of the price per share being offered in cash, if any, plus the value of any non-cash consideration, if any, being offered in such Fundamental Transaction and (ii) the highest VWAP during the period beginning on the Trading Day immediately preceding the announcement of the applicable Fundamental Transaction (or the consummation of the applicable Fundamental Transaction, if earlier) and ending on the Trading Day of the Holder’s request pursuant to this Section 3(f), (D) a remaining option time equal to the time between the date of the public announcement of the applicable Fundamental Transaction and the Termination Date and (E) a zero cost of borrow.

“Bloomberg” means Bloomberg L.P.

“Business Combination” means the transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement” means that Agreement and Plan of Merger and Reorganization, dated as of [•], 2026, by and among the Company (or its predecessor), ZincFive Technologies, Inc. (formerly known as ZincFive, Inc.), Spark I Acquisition Corporation Sub I Inc., a Delaware corporation and a direct wholly owned subsidiary of the Company (or its predecessor), and Spark I Acquisition Corporation Sub II LLC, a Delaware limited liability company and wholly owned subsidiary of the Company (or its predecessor), as it may be further amended, modified or supplemented from time to time.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home,” “shelter-in-place,” “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in The City of New York are generally are open for use by customers on such day.

“Closing Date” means the Trading Day on which the Business Combination is consummated.

“Common Stock Equivalents” means any securities of the Company which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock, and any securities of the Company that when paired with one or more other securities of the Company or another entity entitles the holder thereof to receive, Common Stock.

“Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any shares of Common Stock and any securities of the Company that when paired with one or more other securities of the Company or another entity entitles the holder thereof to receive, Common Stock.

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“Effective Date” means the date that the Registration Statement filed by the Company pursuant to the Registration Rights Agreement becomes effective under the Securities Act.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exempt Issuance” means the issuance of (a) any securities of the Company to employees, officers or directors, consultants, contractors, vendors or other agents of the Company pursuant to any stock or option plan duly adopted for such purpose, by a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose for services rendered to the Company, (b) securities upon the exercise or exchange of or conversion of any securities issued pursuant to the Purchase Agreements or the Business Combination Agreement and/or other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the Closing Date, provided that such securities have not been amended since the Closing Date to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities (other than in connection with stock splits or combinations and automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such securities which are not more favorable to the holder thereof than the anti-dilution and similar provisions set forth herein) or to extend the term of such securities, (c) the Underlying Shares, and (d) securities issued pursuant to any merger, acquisition or strategic transaction or partnership approved by a majority of the directors of the Company, provided that (i) such securities are issued as “restricted securities” (as defined in Rule 144) or are issued pursuant to an effective registration statement pursuant to the Securities Act and (ii) any such issuance shall only be to a Person (or to the equityholders of a Person) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Company and shall provide to the Company additional benefits in addition to the investment of funds, but any such Exempt Issuance shall not include a transaction in which the Company is issuing securities (i) primarily for the purpose of raising capital, including an at-the-market offering, or (ii) to an entity whose primary business is investing in securities.

“Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

“Option Value” means the value of an Option based on the Black-Scholes Option Pricing model obtained from the “OV” function on Bloomberg determined as of (A) the Trading Day prior to the public announcement of the issuance of the applicable Option, if the issuance of such Option is publicly announced or (B) the Trading Day immediately following the issuance of the applicable Option if the issuance of such Option is not publicly announced, for pricing purposes and reflecting (i) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of the applicable Option as of the applicable date of determination, (ii) an expected volatility equal to the greater of 100% and the 100 day volatility obtained from the HVT function on Bloomberg as of (A) the Trading Day immediately following the public announcement of the applicable Option if the issuance of such Option is publicly announced or (B) the Trading Day immediately following the issuance of the applicable Option if the issuance of such Option is not publicly announced, (iii) the underlying price per share used in such calculation shall be the highest weighted average price of the Common Stock during the period beginning on the Trading Day prior to the execution of definitive documentation relating to the issuance of the applicable Option and ending on (A) the Trading Day immediately following the public announcement of such issuance, if the issuance of such Option is publicly announced or (B) the Trading Day immediately following the issuance of the applicable Option if the issuance of such Option is not publicly announced, (iv) a zero cost of borrow and (v) a 360 day annualization factor, provided, however, in case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction, in no event shall the Option Value exceed a fraction of the aggregate consideration received (excluding the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities) equal to (1) the number of shares of common stock underlying such Option divided by (2) the total number of shares of Common Stock issued or issuable in the integrated transaction (including the number of shares underlying such Option).

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Proceeding” means an action, claim, suit, investigation or proceeding, whether commenced or threatened.

J-C-17

“Purchase Agreement” means the Securities Purchase Agreement, between the Company and certain original holders of common stock purchase warrants, with an initial exercise price of $12.00 per share, issued on the Initial Exercise Date, as amended, modified or supplemented from time to time in accordance with its terms.

“Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement among the Company, the initial Holder of this Warrant and the other parties thereto.

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange (or any successors to any of the foregoing).

“Transaction Documents” means this Warrant, the other common stock purchase warrants, with substantially the same terms as this Warrant, with an initial exercise price of $12.00 per share, issued on the Initial Exercise Date and the Registration Rights Agreement, and all exhibits and schedules thereto.

“Transfer Agent” means Continental Stock Transfer & Trust Company, the current transfer agent of the Company, and any successor transfer agent of the Company.

“Underlying Shares” means the shares of Common Stock issuable upon conversion of the Series A Preferred Stock or exercise of this Warrant and the other common stock purchase warrants, with substantially the same terms as this Warrant, with an initial exercise price of $12.00 per share, issued on the Initial Exercise Date.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the arithmetic mean of the daily volume weighted average prices of the Common Stock for each of the 20 Trading Days preceding such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), with each such Trading Day weighted equally regardless of the aggregate trading volume for such Trading Day, (b) if OTCQB or OTCQX is not a Trading Market, the arithmetic mean of the daily volume weighted average prices of the Common Stock for each of the 20 Trading Days preceding such date (or the nearest preceding date) on OTCQB, OTCQX or OTCID as applicable, calculated in the same manner as clause (a), (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported in The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the average of the highest closing bid price and the lowest closing ask price of the Common Stock for the 20 Trading Days preceding such date, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the holders of a majority in interest of this Warrant and the other common stock purchase warrants with substantially the same terms as this Warrant, with an initial exercise price of $12.00 per share, issued on the Initial Exercise Date and then outstanding, and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company. For the avoidance of doubt, the daily volume weighted average price for each individual Trading Day shall be determined by Bloomberg L.P. in accordance with its standard methodology, and the VWAP for the applicable period shall be calculated by summing such daily values and dividing by the number of Trading Days in the measurement period (i.e., 20 Trading Days), such that each Trading Day’s price is given equal weight irrespective of trading volume.

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EXHIBIT A

NOTICE OF EXERCISE

TO:
Attn:
Email:

(1)The undersigned hereby elects to purchase                         Warrant Shares of the Company pursuant to the terms of the attached Warrant (only if exercised in full), and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

(2)Payment shall take the form of (check applicable box):

☐	in lawful money of the United States; or
☐

if permitted the cancellation of such number of Warrant Shares as is necessary, in accordance with the formula set forth in subsection 2(c), to exercise this Warrant with respect to the maximum number of Warrant Shares purchasable pursuant to the cashless exercise procedure set forth in subsection 2(c).

(3)Please issue said Warrant Shares in the name of the undersigned or in such other name as is specified below:

The Warrant Shares shall be delivered to the following DWAC Account Number:

(4)By its delivery of this Notice of Exercise, the undersigned represents and warrants to the Company that in giving effect to the exercise evidenced hereby the Holder will not beneficially own in excess of the number of shares of Common Stock (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended) permitted to be owned under Section 2(e) of the Warrant to which this notice relates.

(5)Accredited Investor. The undersigned is an “accredited investor” as defined in Regulation D promulgated under the Securities Act of 1933, as amended.

[SIGNATURE OF HOLDER]
Name of Investing Entity:
Signature of Authorized Signatory of Investing Entity:
Name of Authorized Signatory:
Title of Authorized Signatory:
Date:

J-C-19

EXHIBIT B

ASSIGNMENT FORM

(To assign the foregoing Warrant, execute this form and supply required information. Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to

Name:
(Please Print)

Address:
(Please Print)

Phone Number:

Email Address:

Dated:

Holder’s Signature:

Holder’s Address:

J-C-20

ANNEX K

ZINCFIVE, INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES,
RIGHTS AND LIMITATIONS
OF
12.0% SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 151(g) OF THE
DELAWARE GENERAL CORPORATION LAW

The undersigned, [●], does hereby certify that:

1.He is the Chief Executive Officer of ZincFive, Inc., a Delaware corporation (the “Corporation”).

2.The Corporation is authorized to issue [●] shares of preferred stock, none of which have been issued.

3.The following resolutions were duly adopted by the board of directors of the Corporation (the “Board of Directors”):

WHEREAS, the certificate of incorporation of the Corporation provides for a class of its authorized stock known as preferred stock, consisting of [●] shares, $0.0001 par value per share, issuable from time to time in one or more series;

WHEREAS, the Board of Directors is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of preferred stock and the number of shares constituting any series and the designation thereof, of any of them; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a series of the preferred stock, which shall consist of up to [●] shares of the preferred stock which the Corporation has the authority to issue, as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of preferred stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:

TERMS OF 12.0% SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK

Section 1.Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Accrued Dividend” shall have the meaning set forth in Section 3(a).

“Accrued Value” means, as of any date, with respect to each share of Preferred Stock as of the determination date, the sum, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Preferred Stock, of (i) the Stated Value per share of Preferred Stock, plus (ii) the aggregate amount of any accrued PIK Dividends on such share of Preferred Stock as of such date, plus (iii) on each Semi-Annual Dividend Date and on a cumulative basis, an additional amount equal to the dollar value of all Cash Dividends that have accrued on such share pursuant to Section 3(b), but only to the extent such Cash Dividends have not been paid, whether or not declared, but that have not, as of such date, been added to the Accrued Value.

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act.

“Alternate Consideration” shall have the meaning set forth in Section 7(f).

“Annual Rate” means with respect to a PIK Dividend, 12.0% of the Accrued Value and with respect to a Cash Dividend, 10% of the Accrued Value.

“Attribution Parties” shall have the meaning set forth in Section 6(d). “Available Proceeds” shall have the meaning set forth in Section 5(c)(i).

“Beneficial Ownership Limitation” shall have the meaning set forth in Section 6(d).

“Business Combination” means the transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement” means that certain Agreement and Plan of Merger and Reorganization, dated as of [●], 2026, by and among the Corporation (or its predecessor), Spark I Acquisition Corporation Sub I Inc., Spark I Acquisition Corporation Sub II LLC, and ZincFive Technologies, Inc. (formerly known as ZincFive, Inc.), as it may be further amended, modified or supplemented from time to time.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in The City of New York generally are open for use by customers on such day.

“Buy-In” shall have the meaning set forth in Section 6(c)(iv).

“Cash Dividend” shall have the meaning set forth in Section 3(a).

“Closing” means the closing of the Business Combination.

“Closing Date” means the Trading Day on which the Business Combination is consummated.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the common stock, par value $0.0001 per share, of the Corporation and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Corporation that would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion Date” shall have the meaning set forth in Section 6(a).

“Conversion Price” shall have the meaning set forth in Section 6(b).

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Preferred Stock in accordance with the terms hereof.

“Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any shares of Common Stock.

“Corporation Notice” shall have the meaning set forth in Section 8(a).

“Deemed Liquidation Event” means: (i) a merger or consolidation in which (a) the Corporation is a constituent party or (b) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation; provided, that, a Deemed Liquidation Event shall not include any such merger or consolidation involving the

Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or (ii) (a) the sale, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or (b) the sale or disposition (whether by merger, consolidation or otherwise, and whether in a single transaction or a series of related transactions) of one (1) or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale is to a wholly owned subsidiary of the Corporation.

“Delaware Courts” shall have the meaning set forth in Section 9(d).

“Dilutive Issuance” shall have the meaning set forth in Section 7(c).

“Distribution” shall have the meaning set forth in Section 7(e).

“Effective Date” means the date that the Registration Statement filed by the Corporation pursuant to the Registration Rights Agreement first becomes effective under the Securities Act.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exempt Issuance” means the issuance of (a) any securities of the Corporation to employees, officers or directors, consultants, contractors, vendors or other agents of the Corporation pursuant to any stock or option plan duly adopted for such purpose, by a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose for services rendered to the Corporation, (b) securities upon the exercise or exchange of or conversion of any securities issued pursuant to the Purchase Agreements or the Business Combination Agreement and/or other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the Closing Date, provided that such securities have not been amended since the Closing Date to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities (other than in connection with stock splits or combinations and automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such securities which are not more favorable to the holder thereof than the anti-dilution and similar provisions set forth herein) or to extend the term of such securities, (c) the Conversion Shares, (d) securities issued pursuant to any merger, acquisition or strategic transaction or partnership approved by a majority of the directors of the Corporation, provided that (i) such securities are issued as “restricted securities” (as defined in Rule 144) or are issued pursuant to an effective registration statement pursuant to the Securities Act and (ii) any such issuance shall only be to a Person (or to the equityholders of a Person) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Corporation and shall provide to the Corporation additional benefits in addition to the investment of funds and (e) any securities issued by the corporation pursuant to any legal settlement or similar arrangement agreed or entered into by the Corporation, provided that, in the aggregate, not more than 83,333 shares of Common Stock are issued or deemed issued or issuable upon conversion, settlement, exercise or exchange of any such securities that are Options or Convertible Securities, but any such Exempt Issuance shall not include a transaction in which the Corporation is issuing securities (i) primarily for the purpose of raising capital, including an at-the-market offering, or (ii) to an entity whose primary business is investing in securities.

“Floor Price” means the lesser of (i) $5.00 (as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction occurring after the date of the Purchase Agreement) and (ii) the Conversion Price then in effect.

“Fundamental Transaction” shall have the meaning set forth in Section 7(f).

“Holder” shall have the meaning set forth in Section 2(a).

“Junior Securities” shall have the meaning set forth in Section 5(a).

“New Issuance Price” shall have the meaning set forth in Section 7(c).

“Notice of Conversion” shall have the meaning set forth in Section 6(a).

“Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

“Option Value” means the value of an Option based on the Black-Scholes Option Pricing model obtained from the “OV” function on Bloomberg determined as of (A) the Trading Day prior to the public announcement of the issuance of the applicable Option, if the issuance of such Option is publicly announced or (B) the Trading Day immediately following the issuance of the applicable Option if the issuance of such Option is not publicly announced, for pricing purposes and reflecting (i) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of the applicable Option as of the applicable date of determination, (ii) an expected volatility equal to the greater of 100% and the 100 day volatility obtained from the HVT function on Bloomberg as of (A) the Trading Day immediately following the public announcement of the applicable Option if the issuance of such Option is publicly announced or (B) the Trading Day immediately following the issuance of the applicable Option if the issuance of such Option is not publicly announced, (iii) the underlying price per share used in such calculation shall be the highest weighted average price of the Common Stock during the period beginning on the Trading Day prior to the execution of definitive documentation relating to the issuance of the applicable Option and ending on (A) the Trading Day immediately following the public announcement of such issuance, if the issuance of such Option is publicly announced or (B) the Trading Day immediately following the issuance of the applicable Option if the issuance of such Option is not publicly announced, (iv) a zero cost of borrow and (v) a 360 day annualization factor, provided, however, in case any Option is issued in connection with the issue or sale of other securities of the Corporation, together comprising one integrated transaction, in no event shall the Option Value exceed a fraction of the aggregate consideration received (excluding the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities) equal to (1) the number of shares of common stock underlying such Option divided by (2) the total number of shares of Common Stock issued or issuable in the integrated transaction (including the number of shares underlying such Option).

“Original Issue Date” means the date of the first issuance of any shares of the Preferred Stock regardless of the number of transfers of any particular shares of Preferred Stock and regardless of the number of certificates which may be issued to evidence such Preferred Stock.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“PIK Dividend” shall have the meaning set forth in Section 3(a).

“Preferred Stock” shall have the meaning set forth in Section 2(a).

“Preferred Stock Liquidation Amount” shall have the meaning set forth in Section 5(b)(ii).

“Preferred Stock Register” shall have the meaning set forth in Section 2(b).

“Purchase Agreement” means the Securities Purchase Agreement, between the Corporation and the original Holders, as amended, modified or supplemented from time to time in accordance with its terms.

“Purchase Rights” shall have the meaning set forth in Section 7(d).

“Redemption Date” shall have the meaning set forth in Section 8(b)(i).

“Redemption Notice” shall have the meaning set forth in Section 8(b)(ii).

“Redemption Price” shall have the meaning set forth in Section 8(b)(i).

“Redemption Request” shall have the meaning set forth in Section 8(b)(i).

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the Closing Date, among the Corporation, the original Holders and certain other securityholders of the Corporation.

“Registration Statement” means a registration statement meeting the requirements set forth in the Registration Rights Agreement and covering the resale of the Conversion Shares by each Holder as provided for in the Registration Rights Agreement, including the Initial Registration Statement (as defined in the Registration Rights Agreement) and any additional Registration Statements which may be required thereunder.

“Required Holders” shall have the meaning set forth in Section 4(c).

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Rule 424” means Rule 424 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such Rule.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Semi-Annual Dividend Date” shall mean June 1 and December 1 of each year.

“Share Delivery Date” shall have the meaning set forth in Section 6(c)(i).

“Standard Settlement Period” shall have the meaning set forth in Section 6(c)(i).

“Stated Value” shall have the meaning set forth in Section 2(a).

“Subsidiary” means any subsidiary of the Corporation as of the Closing Date.

“Successor Entity” shall have the meaning set forth in Section 7(f).

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange (or any successors to any of the foregoing).

“Transfer Agent” means Continental Stock Transfer & Trust Company, the current transfer agent of the Corporation, and any successor transfer agent of the Corporation.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the arithmetic mean of the daily volume weighted average prices of the Common Stock for each of the 20 Trading Days preceding such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), with each such Trading Day weighted equally regardless of the aggregate trading volume for such Trading Day, (b) if OTCQB or OTCQX is not a Trading Market, the arithmetic mean of the daily volume weighted average prices of the Common Stock for each of the 20 Trading Days preceding such date (or the nearest preceding date) on OTCQB, OTCQX or OTCID as applicable, calculated in the same manner as clause (a), (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported in The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the average of the highest closing bid price and the lowest closing ask price of the Common Stock for the 20 Trading Days preceding such date, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Required Holders and reasonably acceptable to the Corporation, the fees and expenses of which shall be paid by the Corporation. For the avoidance of doubt, the daily volume weighted average price for each individual Trading Day shall be determined by Bloomberg L.P. in accordance with its standard methodology, and the VWAP for the applicable period shall be calculated by summing such daily values and dividing by the number of Trading Days in the measurement period (i.e., 20 Trading Days), such that each Trading Day’s price is given equal weight irrespective of trading volume.

Section 2.Designation, Amount and Par Value.

(a)The series of preferred stock shall be designated as its “12.0% Series A Cumulative Convertible Preferred Stock” (the “Preferred Stock”) and the number of shares so designated shall be up to [●] (which shall not be subject to increase without the written consent of the holders of a majority of the then outstanding Preferred Stock (each, a “Holder” and collectively, the “Holders”)). Each share of Preferred Stock shall have a par value of $0.0001 per share and a stated value equal to $12.00 (the “Stated Value”).

(b)The Corporation shall register, or cause its Transfer Agent to register, shares of the Preferred Stock upon records to be maintained by the Corporation or its Transfer Agent for that purpose (the “Preferred Stock Register”), in the name of the Holders thereof from time to time. The Corporation may deem and treat the registered Holder of shares of Preferred Stock as the absolute owner thereof for the purpose of any conversion thereof and for all other purposes. The Corporation shall register, or cause its Transfer Agent to register, the transfer of any shares of Preferred Stock in the Preferred Stock Register, upon surrender of the certificates evidencing such shares to be transferred, duly endorsed by the Holder thereof, to the Corporation at its address specified herein and after such Holder shall have provided to the Corporation such documentation and legal opinions, if any, as may be reasonably requested by the Corporation (including any documentation required by the Transfer Agent with respect to such transfer). Upon the registration of such transfer, a new certificate (to the extent such shares are certificated) evidencing the shares of Preferred Stock so transferred shall be issued to the transferee and a new certificate evidencing the remaining portion of the shares not so transferred, if any, shall be issued to the transferring Holder, in each case, within three Business Days. The Board of Directors may provide by resolution or resolutions that some or all of the Preferred Stock shall be uncertificated shares. The Corporation shall not be required to register, or cause its Transfer Agent to register, or record any transfer of any shares of the Preferred Stock that would violate, conflict with, or fail to be in compliance with federal or state securities laws.

Section 3.Dividends.

(a)From and after the Closing, subject to the terms of this Section 3, cumulative dividends shall accrue on the Accrued Value of each share of Preferred Stock at the Annual Rate. Dividends on each share of Preferred Stock shall be cumulative and shall accrue daily from and after the Closing, but shall compound on a semi-annual basis on each Semi-Annual Dividend Date (each, an “Accrued Dividend”) whether or not earned or declared, and whether or not there are earnings or profits, surplus, or other funds or assets of the Corporation legally available for the payment of dividends. Each Accrued Dividend shall be paid, at the election of the Corporation, (i) in cash (a “Cash Dividend”), or (ii) in kind by increasing the Accrued Value of such share (a “PIK Dividend”).

(b)The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation ranking junior to the Preferred Stock (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required in this Certificate of Designation or the Corporation’s certificate of incorporation) the Holders of the Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Preferred Stock in an amount at least equal to the sum of (i) the amount of the aggregate Accrued Dividends then accrued on such share of Preferred Stock and not previously paid and (ii) (A) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Preferred Stock as would equal the product of (1) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (2) the number of shares of Common Stock issuable upon conversion of a share of Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (B) in the case of a dividend on any class or series of capital stock of the Corporation ranking junior to the Preferred Stock that is not convertible into Common Stock, at a rate per share of Preferred Stock determined by (1) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (2) multiplying such fraction by an amount equal to the Accrued Value; provided that if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation that is junior to the Preferred Stock, the dividend payable to the Holders of Preferred Stock pursuant to this Section 3 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Preferred Stock dividend.

(c)Subject to Section 5 and Section 7, the Holders shall be entitled to receive, and the Corporation shall pay, dividends on shares of Preferred Stock (other than Accrued Dividends), on an as-converted basis, equal to and in the same form as dividends actually paid on shares of the Common Stock when, as and if such dividends are paid on shares of the Common Stock.

(d)Notwithstanding anything to the contrary herein, to the extent that the Holder’s right to participate in any dividend would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such dividend to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such Distribution to such extent) and the portion of such dividend shall be held in abeyance for the benefit of the Holder until such time, if ever, such grant, issuance or sale, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation.

Section 4.Voting Rights.

(a)The Holders shall be entitled to notice of any meeting of stockholders of the Corporation and, except as otherwise required by law or as may be provided herein, shall vote together with the holders of Common Stock as a single class upon any matter submitted to the stockholders for a vote.

(b)On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of the stockholders of the Corporation (or by written consent in lieu of a meeting), a Holder, together with its Attribution Parties, shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares of Preferred Stock held by such Holder, together with its Attribution Parties, as are convertible on the record date for determining stockholders entitled to vote on such matter (as adjusted from time to time pursuant to Section 7 hereof and subject to the Beneficial Ownership Limitation), but without regard as to whether sufficient shares of Common Stock are available out of the Corporation’s authorized by unissued stock, for the purpose of effecting the conversion of the Preferred Stock.

(c)As long as at least 20% or more of the shares of Preferred Stock issued as of the Closing are outstanding, the Corporation shall not, without the affirmative vote or action by written consent of the Holders of a majority of the issued and outstanding shares of the Preferred Stock (the “Required Holders”):

(i)liquidate, dissolve or wind-up the affairs of the Corporation;

(ii)amend, alter or repeal the Corporation’s certificate of incorporation or bylaws, this Certificate of Designation or any similar document of the Corporation in a manner that materially and adversely affects the powers, preferences or rights given to the Preferred Stock;

(iii)create any equity security, authorize the creation of any equity security, classify any equity security, reclassify any equity security, or issue any other security convertible into or exercisable for any equity security, unless such security ranks junior to the Preferred Stock with respect to its rights, preferences and privileges or increase the number of authorized shares of Preferred Stock;

(iv)except as set forth in Section 3, purchase or redeem or pay any cash dividend on any capital stock of the Corporation ranking junior to the Preferred Stock prior to payment of such cash dividend on the Preferred Stock or purchase or redeem any capital stock of the Corporation ranking junior to the Preferred Stock, other than capital stock repurchased at cost from former employees and consultants in connection with the cessation of their service or pursuant to the terms of any equity incentive plan of the Corporation;

(v)enter into any transaction with an affiliate, other than the issuance of equity or awards to eligible participants under the Corporation’s incentive plan, equity plan or equity-based compensation plan or with respect to employment, consulting or award agreements with respect to executive officers of the Corporation, in each case regardless of whether such person (or such person’s affiliates) would be considered an affiliate of the Corporation; or

(vi)incur or guarantee any indebtedness other than (a) equipment leases or trade payables incurred in the ordinary course of business, (b) indebtedness (“Refinancing Debt”) to refinance indebtedness existing on the date hereof (any such indebtedness being refinanced there by, the “Refinanced Debt”) provided, that, (I) the total payments to the lender(s) (or their Affiliates) of such Refinancing Debt (taking into account all interest, premium, fees and all other amounts for the benefit of the lender(s) (or their Affiliate)) is not increased from the Refinanced Debt at the time of such refinancing, refunding, renewal or extension except by an amount equal to the existing unutilized commitments thereunder, and accrued but unpaid interest thereon and (II) no equity security (or security or instrument convertible into an equity security) is issued or issuable in connection with such refinancing, provided, however, that the Corporation may incur additional indebtedness in principal amount of up to, and including, an amount equal to $23,000,000 in aggregate principal amount (plus any interest, premium, fees and all other amounts for the benefit of the lender(s) (or their Affiliate(s))) in excess of the principal amount of the Refinanced Debt being repaid on the same terms of the Refinancing Debt (including as to interest, premium, fees and all other amounts for the benefit of the lender(s) (or their Affiliate(s))) and (c) indebtedness incurred pursuant to any loan, loan guarantee, credit facility, or other financing arrangement entered into with, or guaranteed or supported by, the Office of Strategic Capital of the United States Department of Defense, or any other office, bureau, or agency of the United States federal government acting pursuant to similar authority, in each case together with any refinancings, extensions, renewals, or replacements thereof, provided, that; no equity security (or security or instrument convertible into an equity security) is issued or issuable in connection with such indebtedness, whether in connection with incurrence, refinancing, extension, renewal, replacement or otherwise, provided, however, that the Preferred Stock shall not be considered indebtedness for purposes of this paragraph.

(d)Notwithstanding anything to the contrary herein, Section 6(d) may not be amended, modified or waived in any manner that materially and adversely affects a Holder of Preferred Stock without such Holder’s consent.

Section 5.Ranking; Liquidation.

(a)The Preferred Stock shall rank senior to all of the Common Stock and any other class or series of capital stock of the Corporation currently existing or hereafter authorized, classified or reclassified by the Corporation (collectively, “Junior Securities”), in each case, as to rights to receive dividends or to participate in distributions of assets or payments upon liquidation, dissolution or winding up of the Corporation, whether voluntarily or involuntarily.

(b)Preferential Payments to Holders of Preferred Stock; Distribution of Remaining Assets.

(i)In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the Holders of shares of Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, and in the event of a Deemed Liquidation Event, the Holders of shares of Preferred Stock then outstanding shall be entitled to be paid out of the consideration payable to stockholders in such Deemed Liquidation Event or out of the Available Proceeds (as defined below), as applicable, before any payment shall be made to the holders of Common Stock or other Junior Securities by reason of their ownership thereof, an amount per share equal to the greater of (i) 100% of the Accrued Value on each share of Preferred Stock or (ii) such amount per share as would have been payable had all shares of Preferred Stock been converted into Common Stock pursuant to Section 6 immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event based on the then effective rate of conversion and without giving effect to the Beneficial Ownership Limitation or any other limitations on conversion set forth herein. If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the Holders of shares of Preferred Stock the full amount to which they shall be entitled under this Section 5(b), the Holders of shares of Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts that would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(ii)In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after the payment in full of all amounts required to be paid to the holders of shares of Preferred Stock pursuant to Section 5(b)(i), the remaining assets of the Corporation available for distribution to its stockholders or, in the case of a Deemed Liquidation Event, the consideration not payable to the holders of shares of Preferred Stock pursuant to Section 5(b)(i) or the remaining Available Proceeds, as the case may be, shall be distributed among the holders of the shares of Preferred Stock, treating for this purpose all such securities as if they had been converted to Common Stock pursuant to the terms of this Certificate of

Designation immediately prior to such liquidation, dissolution or winding up of the Corporation, and Common Stock, pro rata based on the number of shares held by each such holder. The aggregate amount which a holder of a share of Preferred Stock is entitled to receive under Sections 5(b)(i) and 5(b)(ii) is hereinafter referred to as the “Preferred Stock Liquidation Amount.”

(c)Deemed Liquidation Events.

(i)In the event of a Deemed Liquidation Event, if the Corporation does not effect a dissolution of the Corporation under the Delaware General Corporation Law within ninety (90) days after such Deemed Liquidation Event, then (i) the Corporation shall send a written notice to each Holder of Preferred Stock no later than the ninetieth (90th) day after the Deemed Liquidation Event advising such Holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause to require the redemption of such shares of Preferred Stock, and (ii) if the Required Holders so request in a written instrument delivered to the Corporation not later than one hundred twenty (120) days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, or any other expenses associated with the Deemed Liquidation Event or the dissolution of the Corporation, in each case as determined in good faith by the Board of Directors of the Corporation), together with any other assets of the Corporation available for distribution to its stockholders, all to the extent permitted by Delaware law governing distributions to stockholders (the “Available Proceeds”), on the one hundred fiftieth (150th) day after such Deemed Liquidation Event, to redeem all outstanding shares of Preferred Stock at a price per share equal to the Preferred Stock Liquidation Amount. Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Preferred Stock, the Corporation shall redeem a pro rata portion of each Holder’s shares of Preferred Stock to the fullest extent of such Available Proceeds, based on the respective amounts that would otherwise be payable in respect of the shares to be redeemed if the Available Proceeds were sufficient to redeem all such shares, and shall redeem the remaining shares as soon as it may lawfully do so under Delaware law governing distributions to stockholders. The provisions of (i) shall apply, with such necessary changes in the details thereof as are necessitated by the context, to the redemption of the Preferred Stock pursuant to this Section 5(c)(i). Prior to the distribution or redemption provided for in this Section 5(c)(i), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event.

(ii)In any Deemed Liquidation Event, if Available Proceeds are in a form of property other than in cash, the value of such distribution shall be deemed to be the fair market value of such property. The determination of fair market value of such property shall be made in good faith by the Board of Directors of the Corporation, provided that to the extent such property consists of securities, the fair market value of such securities shall be determined as follows:

a.For securities not subject to investment letters or other similar restrictions on free marketability covered by Section 5(c)(ii).b below, the fair market value of such securities will be the VWAP of such publicly traded securities on the date of receipt (substituting the references to “Common Stock” in the definition of “VWAP” with such publicly traded security); and

b.The method of valuation of securities subject to investment letters or other similar restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) will take into account an appropriate discount (as determined in good faith by the Board of Directors of the Corporation) from the market value as determined pursuant to Section 5(c)(ii).a above so as to reflect the approximate fair market value thereof.

(iii)If any portion of the consideration payable to the stockholders of the Corporation is payable only upon satisfaction of contingencies (the “Additional Consideration”), (a) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated in accordance with the foregoing Section 5(b) and this Section 5(c) as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event; and (b) any Additional Consideration which becomes payable to the stockholders of the Corporation upon satisfaction of such contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Section 5(b) after taking into account the previous payment of the Initial Consideration as part of the same transaction. For the purposes of this Section 5(c)(iv), consideration placed into escrow or retained as a holdback to be available for satisfaction of indemnification or similar obligations in connection with such Deemed Liquidation Event shall be deemed to be Additional Consideration.

Section 6.Conversion.

(a)Conversions at Option of Holder. Each share of Preferred Stock shall be convertible, at any time and from time to time from and after the Original Issue Date at the option of the Holder thereof, into that number of whole shares of Common Stock (subject to the limitations set forth in Section 6(d)) determined by dividing the Accrued Value of such share of Preferred Stock, by the Conversion Price. Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”), unless the Corporation directs Holders that the Notice of Conversion shall be delivered to the Corporation’s transfer agent. Each Notice of Conversion shall specify the number of shares of Preferred Stock to be converted, the number of shares of Preferred Stock owned prior to the conversion at issue, the number of shares of Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers by e-mail attachment or by a nationally recognized overnight courier service such Notice of Conversion to the Corporation (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. No ink- original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. To effect conversions of shares of Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing the shares of Preferred Stock to the Corporation unless all of the shares of Preferred Stock represented thereby are so converted, in which case such Holder shall deliver the certificate representing such shares of Preferred Stock promptly following the Conversion Date at issue. Shares of Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and shall not be reissued, and all rights (other than the right to receive the Conversion Shares) with respect to such shares will terminate. The Corporation’s stock ledger and transfer book shall serve as the exclusive record of outstanding shares of Preferred Stock.

(b)Conversion Price. The initial conversion price is $12.00, subject to adjustment as set forth herein (the “Conversion Price”).

(c)Mechanics of Conversion

(i)Delivery of Conversion Shares Upon Conversion. Not later than the number of Trading Days comprising the Standard Settlement Period (as defined below) after each Conversion Date (the “Share Delivery Date”), the Corporation shall deliver, or cause to be delivered, to the converting Holder (A) the number of Conversion Shares being acquired upon the conversion of the Preferred Stock, which on or after the earlier of (i) the one year anniversary of the Original Issue Date or (ii) the Effective Date, shall be free of restrictive legends and trading restrictions (other than those which may then be required by any Purchase Agreement or any other applicable lock-up agreement or similar agreement) and (B) cash in an amount equal to any accrued and unpaid dividends, if any. On or after the earlier of (i) the one year anniversary of the Original Issue Date or (ii) the Effective Date, the Corporation shall deliver the Conversion Shares required to be delivered by the Corporation under this Section 6 electronically through the Depository Trust Company or another established clearing corporation performing similar functions. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Corporation’s primary Trading Market with respect to the Common Stock as in effect on the date of delivery of the Notice of Conversion.

(ii)Failure to Deliver Conversion Shares. If, in the case of any Notice of Conversion, such Conversion Shares are not delivered to or as reasonably directed by the applicable Holder by the Share Delivery Date, the Holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such Conversion Shares, to rescind such conversion, in which event the Corporation shall promptly return to the Holder any original Preferred Stock certificate delivered to the Corporation and the Holder shall promptly return to the Corporation the Conversion Shares issued to such Holder pursuant to the rescinded Notice of Conversion.

(iii)Obligation Absolute; Partial Liquidated Damages. The Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Corporation of any such action that the Corporation may have against such Holder. In the event a Holder shall elect to convert any or all of the Accrued Value of its Preferred Stock, the Corporation may not refuse conversion based on any claim that such Holder or anyone associated or affiliated with such Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and/or enjoining conversion of all or part of the Preferred Stock of such Holder shall have been sought and obtained, and the Corporation posts a surety bond for the benefit of such Holder in the amount of 150% of the Accrued Value of Preferred Stock which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to such Holder to the extent it obtains judgment. In the absence of such injunction, the Corporation shall issue Conversion Shares and, if applicable, cash, upon a properly noticed conversion. If the Corporation fails to deliver to a Holder, for any reason unrelated to the actions of the Holder or its Affiliates, such Conversion Shares pursuant to Section 6(c)(i) by the 10th Trading Day after the Share Delivery Date applicable to such conversion, the Corporation shall pay to such Holder, in cash, as liquidated damages and not as a penalty, for each $5,000 of Accrued Value of Preferred Stock being converted, $25 per Trading Day (increasing to $50 per Trading Day on the third Trading Day and increasing to $100 per Trading Day on the sixth Trading Day after such damages begin to accrue) for each Trading Day after the 10th Trading Day after the Share Delivery Date until such Conversion Shares are delivered or Holder rescinds such conversion. Nothing herein shall limit a Holder’s right to pursue actual damages for the Corporation’s failure to deliver Conversion Shares within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit a Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

(iv)Compensation for Buy-In on Failure to Timely Deliver Conversion Shares Upon Conversion. In addition to any other rights available to the Holder, if the Corporation fails for any reason unrelated to the actions of the Holder or its Affiliates to deliver to a Holder the applicable Conversion Shares by the Share Delivery Date pursuant to Section 6(c)(i), and if after such Share Delivery Date such Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which such Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy- In”), then the Corporation shall (A) pay in cash to such Holder (in addition to any other remedies available to or elected by such Holder) the amount, if any, by which (x) such Holder’s total purchase price (including any brokerage commissions) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (excluding any brokerage commissions) and (B) at the option of such Holder, either reissue (if surrendered) the shares of Preferred Stock equal to the number of shares of Preferred Stock submitted for conversion for which the conversion was not honored (in which case, such conversion shall be deemed rescinded) or deliver to such Holder the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 6(c)(i). For example, if a Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Preferred Stock with respect to which the actual sale price of the Conversion Shares (including any applicable brokerage commissions) giving rise to such purchase obligation was a total of $10,000, under clause (A) of the immediately preceding sentence, the Corporation shall be required to pay such Holder $1,000. The Holder shall provide the Corporation written notice indicating the amounts payable to such Holder in respect of the Buy-In and, upon the request of the Corporation, evidence of the amount of such loss. If a Holder purchases shares of Common Stock having a total purchase price of $9,000 to cover a Buy-In with respect to an attempted conversion of shares of Preferred Stock with respect to which the actual sale price of the Conversion Shares (including any applicable brokerage commissions) giving rise to such purchase obligation was a total of $10,000, under clause (A) of the preceding sentence, the Corporation shall not be required to pay Holder any amount. For the avoidance of doubt, in the event of a Buy-In, the Holder shall use commercially reasonable efforts to purchase shares at the lowest available price, paying the lowest reasonably available brokerage commission. The Holder shall provide the Corporation written notice indicating the amounts payable to such Holder in respect of the Buy-In and evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver Conversion Shares upon conversion of the shares of Preferred Stock as required pursuant to the terms hereof.

(v)Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Preferred Stock as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder (and the other Holders of the Preferred Stock), not less than such aggregate number of shares of the Common Stock as shall (subject to the terms and conditions set forth in the Purchase Agreement) be issuable (taking into account the adjustments and restrictions of Section 7) upon the conversion of the then outstanding shares of Preferred Stock (assuming for such purpose a Conversion Price equal to the Floor Price and any such conversions are made without regard to any limitations on conversion set forth herein). The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable and, if a Registration Statement is then effective under the Securities Act, shall be registered for public resale in accordance with such Registration Statement (subject to such Holder’s compliance with its obligations under the Registration Rights Agreement).

(vi)Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Preferred Stock. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Corporation shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share. Notwithstanding anything to the contrary contained herein, but consistent with the provisions of this subsection with respect to fractional Conversion Shares, nothing shall prevent any Holder from converting fractional shares of Preferred Stock.

(vii)Transfer Taxes and Expenses. The issuance of Conversion Shares on conversion of this Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Holders of such shares of Preferred Stock and the Corporation shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

(d)Beneficial Ownership Limitation. A Holder may notify the Corporation in writing in the event it elects to be subject to the provisions contained in this Section 6(d); however, no Holder shall be subject to this Section 6(d) unless he, she or it makes such election. If the election is made, (i) the Corporation shall not effect any conversion of the Preferred Stock, and such Holder shall not have the right to convert all or any portion of the Preferred Stock, to the extent that, after giving effect to the conversion set forth on the applicable Notice of Conversion, such Holder (together with such Holder’s Affiliates and any Persons acting as a group together with such Holder or any of such Holder’s Affiliates (such Persons, “Attribution Parties”)) would beneficially own in excess of 4.9%, 9.9% or 19.9% of the Corporation’s Common Stock (or such other amount as a Holder may specify) (the “Beneficial Ownership Limitation”) and (ii) the Corporation shall not permit the Holder to vote, and such Holder shall not have the right vote pursuant to Section 4(b) of this Certificate of Designation, all or any portion of the Preferred Stock that such Holder is not permitted to convert pursuant to the preceding clause (i) (provided, however, that such Holder shall retain the right to vote pursuant to Section 4(c) of this Certificate of Designation to the extent that retaining such right does not cause such Holder to be deemed to beneficially own Conversion Shares within the meaning of Rule 13d-3 promulgated under the Exchange Act). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder and its Affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of the Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted Accrued Value of Preferred Stock beneficially owned by such Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by such Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 6(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 6(d) applies, the determination of whether the Preferred Stock is convertible (in relation to other securities owned by such Holder together with any Affiliates and Attribution Parties) and of how many shares of Preferred Stock are convertible shall be in the sole discretion of such Holder, and the submission of a Notice of Conversion shall be deemed to be such Holder’s determination of whether the shares of Preferred Stock may be converted (in relation to other securities owned by such Holder together with any Affiliates and Attribution Parties) and how many shares of the Preferred Stock are convertible, in each case subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, each Holder will be deemed to represent to the Corporation each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph and the Corporation shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. The Holder shall provide the Corporation with any information reasonably requested by the Corporation in connection with this Beneficial Ownership Limitation and the provisions related thereto, in each case with respect to the Corporation’s reporting obligations pursuant to the Securities Act, the Exchange Act, or other federal or state securities regulations. For purposes of this Section 6(d), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Corporation’s most recent periodic or annual report filed with the Commission, as the case may be, (ii) a more recent public announcement by the Corporation or (iii) a more recent written notice by the Corporation or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request (which may be via email) of a Holder, the Corporation shall within two Trading Days confirm in writing to such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Preferred Stock, by such Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. By written notice to the Corporation, a Holder may from time to time increase or decrease the Beneficial Ownership Limitation applicable to such Holder, provided, however, that any such increase in the Beneficial Ownership Limitation will not be effective until the sixty-first (61st) day after such notice is delivered to the Corporation. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 6(d) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor Holder of Preferred Stock.

Section 7.Certain Adjustments.

(a)Stock Dividends and Stock Splits. If the Corporation, at any time while this Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of, or payment of a dividend on, this Preferred Stock or any cash distributions), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then each of the Conversion Price and the Floor Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(b)VWAP Reset. If on the twenty-first trading day following the date that is six months after the Effective Date, the VWAP of the Common Stock for the twenty trading period commencing on the date that is six months after the Closing Date (the “Measurement Price”) is less than the Conversion Price then in effect, then the Conversion Price then in effect shall be reduced to an amount equal to the greater of (i) the Measurement Price and (ii) $5.00.

(c)Adjustment of Conversion Price upon Issuance of Common Stock. If and whenever on or after the Closing Date until the first date on which no shares of Preferred Stock are outstanding the Corporation issues or sells, or in accordance with this Section 7(c) is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Corporation, but excluding shares of Common Stock issued or sold, or deemed to have been issued or sold, by the Corporation in connection with any Exempt Issuance) for a consideration per share (the “New Issuance Price”) less than the Conversion Price then in effect (each such issue, sale or deemed issuance or sale, a “Dilutive Issuance”), where the aggregate amount of consideration received by the Corporation, together with all prior issuances and sales conducted for the purpose of raising capital by the Corporation on or after the Closing Date that were excluded from this Section

7(c) by this clause, exceeds $500,000, then, immediately after such Dilutive Issuance, the Conversion Price then in effect shall be reduced to an amount equal to the New Issuance Price. For all purposes of the foregoing (including, without limitation, determining the adjusted Conversion Price and the New Issuance Price under this Section 7(c)), the following shall be applicable:

(i)Options and Convertible Securities. The consideration per share received by the Corporation for Common Stock issued or deemed to have been issued pursuant to Section 7(c)(ii), relating to Options and Convertible Securities, shall be determined by dividing:

a.the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

b.the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) deemed to be issued pursuant to Section 7(c)(ii) upon the issuance of such Options or Convertible Securities.

(ii)Deemed Issuance of Options and Convertible Securities.

a.If the Corporation at any time or from time to time shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be outstanding and to have been issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

b.If the purchase or exercise price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exercise or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exercisable or exchangeable for Common Stock increases or decreases at any time (other than (i) proportional changes in conversion or exercise prices, as applicable, in connection with an event referred to in Section 7(a) above and (ii) automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security which are not more favorable to the holder thereof than the anti-dilution and similar provisions set forth herein), the Conversion Price in effect at the time of such increase or decrease shall be adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such increased or decreased purchase price, additional consideration or increased or decreased conversion rate (as the case may be) at the time initially granted, issued or sold. For purposes of this Section 7(c), if the terms of any Option or Convertible Security that was outstanding as of the date of first issuance of a share of Preferred Stock are increased or decreased in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the shares of Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such increase or decrease. No adjustment pursuant to this Section 7(c)(ii) shall be made if such adjustment would result in an increase of the Conversion Price then in effect.

(iii)Calculation of Consideration Received.

a.In case one or more Option is issued in connection with the issue or sale of other securities of the Corporation, together comprising one integrated transaction, (x) each such Option will be deemed to have been issued for the Option Value of such Option and (y) the other securities issued or sold in such integrated transaction shall be deemed to have been issued or sold for the difference of (I) the aggregate consideration received by the Corporation less any consideration paid or payable by the Corporation pursuant to the terms of such other securities of the Corporation, less (II) the Option Value of each such Option.

b.If any shares of Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration other than cash received therefor will be deemed to be the net amount received by the Corporation therefor. If any shares of Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of such consideration received by the Corporation will be the fair value of such consideration, except where such consideration consists of publicly traded securities, in which case the amount of consideration received by the Corporation will be the VWAP of such publicly traded securities on the date of receipt (substituting the references to “Common Stock” in the definition of “VWAP” with such publicly traded security). If any shares of Common Stock, Options or Convertible Securities are issued to the owners of the non- surviving entity in connection with any merger in which the Corporation is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such shares of Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or publicly traded securities will be determined jointly by the Corporation and the Required Holders. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Business Days after the tenth (10th) day following the Valuation Event by an independent, reputable appraiser jointly selected by the Corporation and the Required Holders. The determination of such appraiser shall be final and binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Corporation.

(iv)Record Date. If the Corporation takes a record of the holders of shares of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in shares of Common Stock, Options or in Convertible Securities or (B) to subscribe for or purchase shares of Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issuance or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase (as the case may be).

(v)Expiration or Termination of Options or Convertible Securities. Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Securities (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Conversion Price pursuant to the terms of Section 7(c), the Conversion Price shall be readjusted to such Conversion Price as would have obtained had such Option or Convertible Securities (or portion thereof) never been issued.

(d)Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 7(a) and Section 7(c) above, if at any time the Corporation grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Holders will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of such Holder’s Preferred Stock (without regard to any limitations on conversion hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation). To the extent that the issue price of such Purchase Rights would result in an adjustment of the Conversion Price pursuant to Section 7(c), such adjustment shall not occur to the extent the Holders were granted the right to acquire such Purchase Rights on the applicable terms.

(e)Pro Rata Distributions. In addition to the requirements of Section 3, during such time as this Preferred Stock is outstanding, if the Corporation declares or makes any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction, but excluding any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event) (a “Distribution”), in each such case, the Holders shall be entitled to participate in such Distribution to the same extent that the Holders would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Preferred Stock (without regard to any limitations on conversion hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, to the extent that the Holder’s right to participate in any such Distribution would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time, if ever such grant, issuance or sale, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

(f)Fundamental Transaction.

(i)If, at any time while this Preferred Stock is outstanding, (i) the Corporation, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Corporation with or into another Person, (ii) the Corporation (and all of its Subsidiaries, taken as a whole), directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock or 50% or more of the voting power of the common equity of the Corporation, (iv) the Corporation, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (other than as a result of a stock split, combination or reclassification of shares of Common Stock covered by Section 7(a)), or (v) the Corporation, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires 50% or more of the outstanding shares of Common Stock or 50% or more of the voting power of the common equity of the Corporation, and such event(s) do not constitute a Deemed Liquidation Event (each a “Fundamental Transaction”), then, upon any subsequent conversion of this Preferred Stock, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction (without regard to any limitation in Section 6(d) on the conversion of this Preferred Stock), the number of shares of capital stock of the successor or acquiring corporation or of the Corporation, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Preferred Stock is convertible immediately prior to such Fundamental Transaction (without regard to any limitation in Section 6(d) on the conversion of this Preferred Stock).

(ii)For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file a new Certificate of Designation with the same terms and conditions and issue to the Holders new preferred stock consistent with the foregoing provisions and evidencing the Holders’ right to convert such preferred stock into Alternate Consideration.

(iii)The Corporation shall cause any successor entity in a Fundamental Transaction in which the Corporation is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Corporation under this Certificate of Designation and the Registration Rights Agreement in accordance with the provisions of this Section 7(f) pursuant to written agreements in form and substance reasonably satisfactory to the Required Holders and approved by the Required Holders (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Holder of this Preferred Stock, deliver to the Holder in exchange for this Preferred Stock a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Preferred Stock which is convertible for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon conversion of this Preferred Stock (without regard to any limitations on the conversion of this Preferred Stock) prior to such Fundamental Transaction, and with a conversion price which applies the Conversion Price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such conversion price being for the purpose of protecting the economic value of this Preferred Stock immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Required Holders.

(g)Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

(h)Notice to the Holders.

(i)Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 7, the Corporation shall promptly deliver to each Holder by email a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(ii)Notice to Allow Conversion by Holder. If (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Corporation shall declare a redemption of the Common Stock, (C) the Corporation shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation (and all of its Subsidiaries, taken as a whole), or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of this Preferred Stock, and shall cause to be delivered by email to each Holder at its email address as it shall appear upon the stock books of the Corporation, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding up is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, share exchange dissolution, liquidation or winding up, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Corporation or any of the Subsidiaries, the Corporation shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K, unless determined by the Corporation that such filing would be harmful to the Corporation at such time, in which case the Corporation shall file such 8-K as soon as is reasonably practicable in its discretion. For the avoidance of doubt, and without limiting the conversion rights of any Holder, each Holder shall remain entitled to convert the Accrued Value of this Preferred Stock (in whole or in part) during the twenty (20)-day period commencing on the date of such notice through the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

Section 8.Redemption.

(a)Redemption by the Corporation. Subject to the provisions of this Section 8 and unless prohibited by applicable law governing distributions to stockholders, if, throughout the 15-day period following the Corporation Notice (as defined below), (x) the Registration Statement is effective, (y) the Registration Statement covers the resale of all of the Common Stock issuable upon conversion of all of the outstanding shares of Preferred Stock and (z) a current prospectus relating thereto is available, the Corporation may, in its sole discretion, redeem all or a portion of the outstanding shares of Preferred Stock:

(i)on or after the Closing but prior to the first anniversary of the Closing, at a redemption price per share equal to the greater of (i) 150% of the Accrued Value (which shall be payable in cash) and (ii) such amount per share as would have been payable had all shares of Preferred Stock been converted into Common Stock pursuant to Section 6 immediately prior to such redemption based on the then effective rate of conversion (which shall be payable, at the option of the Corporation, in cash or shares of Common Stock or a combination thereof, with the value of such shares of Common Stock being the closing price of such shares of Common Stock on the Trading Market on the applicable date of redemption);

(ii)on or after the first anniversary of the Closing but prior to the second anniversary of the Closing, at a redemption price per share equal to the greater of (i) 140% of the Accrued Value (which shall be payable in cash) and (ii) such amount per share as would have been payable had all shares of Preferred Stock been converted into Common Stock pursuant to Section 6 immediately prior to such redemption based on the then effective rate of conversion (which shall be payable, at the option of the Corporation, in cash or shares of Common Stock or a combination thereof, with the value of such shares of Common Stock being the closing price of such shares of Common Stock on the Trading Market on the applicable date of redemption);

(iii)on or after the second anniversary of the Closing but prior to the third anniversary of the Closing, at a redemption price per share equal to the greater of (i) 130% of the Accrued Value (which shall be payable in cash) and (ii) such amount per share as would have been payable had all shares of Preferred Stock been converted into Common Stock pursuant to Section 6 immediately prior to such redemption based on the then effective rate of conversion (which shall be payable, at the option of the Corporation, in cash or shares of Common Stock or a combination thereof, with the value of such shares of Common Stock being the closing price of such shares of Common Stock on the Trading Market on the applicable date of redemption); (iv)on or after the third anniversary of the Closing but prior to the fourth anniversary of the Closing, at a redemption price per share equal to the greater of (i) 120% of the Accrued Value (which shall be payable in cash) and (ii) such amount per share as would have been payable had all shares of Preferred Stock been converted into Common Stock pursuant to Section 6 immediately prior to such redemption based on the then effective rate of conversion (which shall be payable, at the option of the Corporation, in cash or shares of Common Stock or a combination thereof, with the value of such shares of Common Stock being the closing price of such shares of Common Stock on the Trading Market on the applicable date of redemption);

(v)on or after the fourth anniversary of the Closing but prior to the fifth anniversary of the Closing, at a redemption price per share equal to the greater of (i) 110% of the Accrued Value (which shall be payable in cash) and (ii) such amount per share as would have been payable had all shares of Preferred Stock been converted into Common Stock pursuant to Section 6 immediately prior to such redemption based on the then effective rate of conversion (which shall be payable, at the option of the Corporation, in cash or shares of Common Stock or a combination thereof, with the value of such shares of Common Stock being the closing price of such shares of Common Stock on the Trading Market on the applicable date of redemption); and

(vi)on or after the fifth anniversary of the Closing, at a redemption price per share equal to the greater of (i) 100% of the Accrued Value (which shall be payable in cash) and (ii) such amount per share as would have been payable had all shares of Preferred Stock been converted into Common Stock pursuant to Section 6 immediately prior to such redemption based on the then effective rate of conversion (which shall be payable, at the option of the Corporation, in cash or shares of Common Stock or a combination thereof, with the value of such shares of Common Stock being the closing price of such shares of Common Stock on the Trading Market on the applicable date of redemption).

If, on the date of such redemption, applicable law governing distributions to stockholders prevents the Corporation from redeeming all shares of Preferred Stock scheduled to be redeemed, the Corporation shall be entitled to ratably redeem the maximum number of shares that it may redeem consistent with such law and any Preferred Stock not so redeemed shall remain outstanding. The Corporation shall provide written notice (the “Corporation Notice”) by e-mail and first class mail postage prepaid, to each Holder of record (determined at the close of business on the Business Day next preceding the day on which the Corporation Notice is given) of the Preferred Stock to be redeemed, at the address last shown on the records of the Corporation for such Holder, notifying such Holder of the redemption to be effected, specifying the number of shares to be redeemed from such Holder, specifying the date of such redemption, the redemption price, the place at which payment may be obtained and calling upon such Holder to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares to be redeemed; provided that the date of redemption shall be not less than 15 days from the date of the Corporation Notice. Except as otherwise provided herein, on or after the applicable date of redemption, each Holder to be redeemed shall surrender to the Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Corporation Notice, and thereupon the price of redemption of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. Notwithstanding anything herein to the contrary, each Holder shall remain entitled to convert all or a portion of its Preferred Stock at any time and from time to time during the 15-day period commencing on the date of the Corporation Notice through the applicable date of redemption.

(b)Redemption by the Holders.

(i)Unless prohibited by applicable law governing distribution to stockholders, shares of Preferred Stock shall be redeemed by the Corporation at a purchase price equal to the Accrued Value (the “Redemption Price”), if at any time and from time to time after the fifth (5th) anniversary of the Closing, a Holder delivers to the Corporation a written notice demanding redemption of all of such Holder’s shares of Preferred Stock (the “Redemption Request”). The 180th day after the date of the Redemption Request shall be referred to as the “Redemption Date.” Upon receipt of a Redemption Request, the Corporation shall apply all of its assets to any such redemption, and to no other corporate purpose, until the Redemption Price has been paid in full, except to the extent prohibited by Delaware law governing distributions to stockholders.

(ii)Following receipt of a Redemption Request, the Corporation shall send written notice of the mandatory redemption (the “Redemption Notice”) to the redeeming Holder of record of Preferred Stock not less than 15 days prior to the Redemption Date. The Redemption Notice shall state:

a.the number of shares of Preferred Stock held by the Holder that the Corporation shall redeem on the Redemption Date;

b.the Redemption Date and the Redemption Price;

c.the date upon which the Holder’s right to convert such shares terminates; and

d.for Holders of shares in certificated form, that the Holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Preferred Stock to be redeemed.

(iii)On the Redemption Date, the Corporation shall redeem the Preferred Stock owned by such Holder. If on the Redemption Date Delaware law governing distributions to stockholders prevents the Corporation from redeeming all shares of Preferred Stock to be redeemed, the Corporation shall ratably redeem the maximum number of shares that it may redeem consistent with such law, and shall redeem the remaining shares as soon as it may lawfully do so under such law. In the event that any portion of the Redemption Price has not been paid within 5 Business Days following the Redemption Date, interest on such unpaid portion of the Redemption Price shall accrue thereon until such amount is paid in full at a rate equal to the lesser of (i) 24.0% per annum and (ii) the maximum rate permitted under applicable law.

(c)Rights Subsequent to Redemption. Upon the redemption of shares of Preferred Stock pursuant to Section 8(a) or Section 8(b), all rights with respect to such shares of Preferred Stock shall immediately terminate, except with respect to the right of the Holders to receive the applicable redemption price with respect to such shares of Preferred Stock in accordance with Section 8(a) or Section 8(b), as applicable.

Section 9.Miscellaneous.

(a)Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by e-mail, or sent by nationally recognized overnight courier service, addressed to the Corporation, at the address set forth in the Corporation’s most recently filed Current Report on Form 8-K or email address most recently provided to Holders by the Corporation for purposes of notice hereunder Attention: [●], e-mail address [●], or such other e-mail address or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 9. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by e-mail, or sent by a nationally recognized overnight courier service addressed to each Holder at the e-mail address or address of such Holder appearing on the books of the Corporation, or if no such facsimile number, e-mail address or address appears on the books of the Corporation, at the principal place of business of such Holder, as set forth in the Purchase Agreement. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the time of transmission, if such notice or communication is delivered via facsimile at the facsimile number or e-mail at the e-mail address set forth in this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the time of transmission, if such notice or communication is delivered via e-mail at the e-mail address set forth in this Section on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(b)Absolute Obligation. Except as expressly provided herein, no provision of this Certificate of Designation shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay liquidated damages and accrued dividends, as applicable, on the shares of Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed.

(c)Lost or Mutilated Preferred Stock Certificate. If a Holder’s Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall issue or cause to be issued, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation (which shall not include the posting of any bond). The applicant for a new certificate under such circumstances shall also pay any reasonable third-party costs (including customary indemnity) associated with the issuance of such replacement certificate.

(d)Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflict of laws thereof. All legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by this Certificate of Designation (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of Wilmington, Delaware, County of New Castle (the “Delaware Courts”). The Corporation and each Holder hereby irrevocably submits to the exclusive jurisdiction of the Delaware Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such Delaware Courts, or such Delaware Courts are improper or inconvenient venue for such proceeding. The Corporation and each Holder hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. The Corporation and each Holder hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby.

(e)Amendment. Subject to Section 4(c), this Certificate of Designation (or any provision hereof) may be amended by obtaining the affirmative vote at a meeting duly called for such purpose, or written consent without a meeting in accordance with the Delaware General Corporation Law, of the Required Holders, voting separately as a single class, and with such other stockholder approval, if any, as may then be required pursuant to the DGCL and the Corporation’s certificate of incorporation;

provided, however, and notwithstanding anything in this Certificate of Designation to the contrary, no provision of this Certificate of Designation shall be amended to the extent any such amendment would (i) disproportionately, materially and adversely modify any rights of any Holder (as compared to the rights of the other Holders) (ii) impose any additional financial obligations or liabilities on a Holder or (iii) amend the provisions of Section 3, Section 6, Section 7, Section 8(b) or this Section 9(e), unless such amendment applies to all Holders in the same fashion, and, in each case, unless any such Holder shall have previously consented in writing to such amendment or voted to approve such amendment at a meeting. No consideration shall be offered or paid to any Holder to amend or consent to a waiver or modification of any provision of this Certificate of Designation unless the same consideration is also offered to all of the Holders. For clarification purposes, this provision constitutes a separate right granted to each Holder by the Corporation and negotiated separately by each Holder, and is intended for the Corporation to treat the Holders as a group and shall not in any way be construed as the Holders acting in concert or as a group with respect to the purchase, disposition or voting of securities or otherwise.

(f)Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Corporation or a Holder must be in writing.

(g)Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

(h)Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(i)Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

(j)Status of Converted or Redeemed Preferred Stock. Shares of Preferred Stock may only be issued pursuant to the Purchase Agreement. If any shares of Preferred Stock shall be converted, redeemed or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as 12.0% Series A Cumulative Convertible Preferred Stock.

(k)Tax Withholding. The Corporation agrees that, provided that each Holder delivers to the Corporation a properly executed IRS Form W-9 or other certification satisfactory to the Corporation certifying as to such Holder’s status (or the status of such Holder’s beneficial owner(s)) as a United States person (within the meaning of Section 7701(a)(30) of the Code) and such Holder’s (or such beneficial owners’) eligibility for complete exemption from backup withholding (“U.S. Person Certification”), under current law the Corporation (including any paying agent of the Corporation) shall not be required to, and shall not, withhold on any payments or deemed payments to any such Holder. In the event that any Holder fails to deliver to the Corporation such properly executed U.S. Person Certification, the Corporation reasonably believes that a previously delivered U.S. Person Certification is no longer accurate and/or valid, or there is a change in law that affects the withholding obligations of the Corporation, the Corporation and its paying agent shall be entitled to withhold taxes on all payments made to the relevant Holder in the form of cash or otherwise treated, in the Corporation’s reasonable discretion, as a dividend for U.S. federal tax purposes or to request that the relevant Holder promptly pay the Corporation in cash any amounts required to satisfy any withholding tax obligations, in each case, to the extent the Corporation or its paying agent determines in good faith it is required to deduct and withhold tax on payments to the relevant Holder under applicable law; provided, that the Corporation shall use commercially reasonable efforts to notify the relevant Holder of any required withholding tax reasonably in advance of the date of the relevant payment. In the event that the Corporation does not have sufficient cash with respect to any Holder from withholding on cash payments otherwise payable to such Holder and cash paid to the Corporation by such Holder to the Corporation pursuant to the immediately preceding sentence, the Corporation and its paying agent shall be entitled to withhold taxes on deemed payments, including distributions of additional Preferred Stock in lieu of cash and constructive distributions on the Preferred Stock to the extent required by law, and the Corporation and its paying agent shall be entitled to satisfy any required withholding tax on non-cash payments (including deemed payments) through a sale of a portion of the Preferred Stock received as a dividend or from cash dividends or sales proceeds subsequently paid or credited on the Preferred Stock.

(l)Tax Treatment. Absent a change in law, Internal Revenue Service practice or a contrary determination (as defined in Section 1313(a) of the Internal Revenue Code, as amended (the “Code”)), each holder of Preferred Stock and the Corporation shall not treat the Preferred Stock (based on their terms as set forth in this Certificate of Designation) as “preferred stock” within the meaning of Section 305 of the Code and Treasury Regulation Section 1.305-5 for United States federal income tax and withholding tax purposes and shall not take any position inconsistent with such treatment.

*********************

IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation by its Chief Executive Officer this [●] day of [●], 2026.

ZincFive, Inc.

By:
Name:
Title: Chief Executive Officer

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF 12.0% SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of 12.0% Series A Cumulative Convertible Preferred Stock, par value $0.0001 per share (the “Preferred Stock”), indicated below into shares of common stock, par value $0.0001 per share (the “Common Stock”), of ZincFive, Inc., a Delaware corporation (the “Corporation”), according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be required by the Corporation in accordance with the Purchase Agreement. No fee will be charged to the Holders for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion:

Number of shares of Preferred Stock owned prior to Conversion:

Number of shares of Preferred Stock to be Converted:

Accrued Value of shares of Preferred Stock to be Converted:

Number of shares of Common Stock to be Issued:

Applicable Conversion Price:

Number of shares of Preferred Stock subsequent to Conversion:

Address for Delivery:

or

DWAC Instructions:

Broker no:

Account no::

[HOLDER]

By:
Name:
Title:

ANNEX L

NEITHER THIS SECURITY NOR THE SECURITIES FOR WHICH THIS SECURITY IS EXERCISABLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THIS SECURITY AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

ZINCFIVE, INC.

COMMON STOCK PURCHASE WARRANT

Warrant Shares: [ ]	Initial Exercise Date: [●], [●]

THIS COMMON STOCK PURCHASE WARRANT (this “Warrant”) certifies that, for value received, [       ] or its assigns (the “Holder”) is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after the date hereof (the “Initial Exercise Date”) and on or prior to 5:00 p.m. (New York City time) on [●], [●] (the “Termination Date”) but not thereafter, to subscribe for and purchase from ZincFive, Inc., a Delaware corporation (the “Company”), up to shares (as subject to adjustment hereunder, the “Warrant Shares”) of common stock, par value $0.0001 per share, of the Company (the “Common Stock”). The purchase price of one share of Common Stock under this Warrant shall be equal to the Exercise Price, as defined in Section 2(b).

Section 1. Definitions. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in Schedule A hereto.

Section 2.Exercise.

(a)Exercise of Warrant. Exercise of the purchase rights represented by this Warrant may be made, in whole or in part, at any time or times on or after the Initial Exercise Date and on or before the Termination Date by delivery to the Company (or such other office or agency that the Company may designate by notice in writing to the registered Holder at the address of the Holder appearing on the books of the Company), as applicable, of a duly executed PDF copy submitted by e-mail (or e-mail attachment) of the Notice of Exercise in the form annexed hereto (the “Notice of Exercise”). Not later than the number of Trading Days comprising the Standard Settlement Period (as defined in Section 2(d)(i) herein) following the date of exercise as aforesaid, the Holder shall deliver to the Company the aggregate Exercise Price for the Warrant Shares specified in the applicable Notice of Exercise by wire transfer or cashier’s check drawn on a United States bank unless the cashless exercise procedure specified in Section 2(c) below is available and specified in the applicable Notice of Exercise. No ink- original Notice of Exercise shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Exercise be required. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company until the Holder has purchased all of the Warrant Shares available hereunder and the Warrant has been exercised in full, in which case, the Holder shall surrender this Warrant to the Company for cancellation within three (3) Trading Days of the date on which the final Notice of Exercise is delivered to the Company. Partial exercises of this Warrant resulting in purchases of a portion of the total number of Warrant Shares available hereunder shall have the effect of lowering the outstanding number of Warrant Shares purchasable hereunder in an amount equal to the applicable number of Warrant Shares purchased. The Holder and the Company shall maintain records showing the number of Warrant Shares purchased and the date of such purchases. The Company shall deliver any objection to any Notice of Exercise within one (1) Business Day of receipt of such notice. The Holder and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following the purchase of a portion of the Warrant Shares hereunder, the number of Warrant Shares available for purchase hereunder at any given time may be less than the amount stated on the face hereof.

(b)Exercise Price. The exercise price per share of Common Stock under this Warrant shall be $12.00, subject to adjustment hereunder (the “Exercise Price”).

(c)Cashless Exercise. If at any time after the six (6) month anniversary of the Closing Date, (x) the Warrants Shares issuable upon exercise of this Warrant would be (i) “restricted securities” as defined in Rule 144 or (ii) the Holder is an Affiliate of the Company and (y) there is no effective registration statement registering, or the prospectus contained therein is not available for the resale of the Warrant Shares by the Holder, then this Warrant may also be exercised, in whole or in part, at such time by means of a “cashless exercise” in which the Holder shall be entitled to receive a number of Warrant Shares equal to the quotient obtained by dividing ((A-B) multiplied by (X)) by (A), where:

(A) =

as applicable: (i) the VWAP on the Trading Day immediately preceding the date of the applicable Notice of Exercise if such Notice of Exercise is (1) both executed and delivered pursuant to Section 2(a) hereof on a day that is not a Trading Day, (2) both executed and delivered pursuant to Section 2(a) hereof on a Trading Day prior to the opening of “regular trading hours” (as defined in Rule 600(b) of Regulation NMS promulgated under the federal securities laws) on such Trading Day or (3) executed during “regular trading hours” on a Trading Day and is delivered within two (2) hours thereafter (including until two (2) hours after the close of “regular trading hours” on a Trading Day), or (ii) the VWAP on the date of the applicable Notice of Exercise if the date of such Notice of Exercise is a Trading Day and such Notice of Exercise is both executed and delivered pursuant to Section 2(a) hereof after the close of “regular trading hours” on such Trading Day;

(B) =	the Exercise Price of this Warrant, as adjusted hereunder; and
(X) =

the number of Warrant Shares that would be issuable upon exercise of this Warrant in accordance with the terms of this Warrant if such exercise were by means of a cash exercise rather than a cashless exercise.

If Warrant Shares are issued in such a cashless exercise, the parties acknowledge and agree that in accordance with Section 3(a)(9) of the Securities Act, the Warrant Shares shall take on the characteristics of the Warrants being exercised, and the holding period of the Warrant Shares being issued may be tacked on to the holding period of this Warrant. The Company agrees not to take any position contrary to this Section 2(c) unless required by applicable securities laws.

Notwithstanding anything herein to the contrary, on the Termination Date, this Warrant shall be automatically exercised via cashless exercise pursuant to this Section 2(c).

(d)Mechanics of Exercise.

(i)Delivery of Warrant Shares Upon Exercise. The Company shall cause the Warrant Shares purchased hereunder to be transmitted by the Transfer Agent to the Holder by crediting the account of the Holder’s or its designee’s balance account with The Depository Trust Company through its Deposit or Withdrawal at Custodian system (“DWAC”) if the Company is then a participant in such system and either (A) there is an effective registration statement permitting the issuance of the Warrant Shares to or resale of the Warrant Shares by the Holder or (B) the Warrant Shares are eligible for resale by the Holder without volume or manner-of-sale limitations pursuant to Rule 144 (assuming cashless exercise of the Warrants), and otherwise by physical delivery of a certificate, (or reasonable evidence of issuance by book entry of ownership of the Warrant Shares) registered in the Company’s share register in the name of the Holder or its designee, for the number of Warrant Shares to which the Holder is entitled pursuant to such exercise to the address specified by the Holder in the Notice of Exercise by the date that is the later of (i) the Standard Settlement Period after the delivery to the Company of the Notice of Exercise, and (ii) one (1) Trading Day after delivery of the aggregate Exercise Price to the Company (such date, the “Warrant Share Delivery Date”); provided, however, in any event, the Company shall not be obligated to deliver Warrant Shares until it has received the aggregate Exercise Price therefor. Upon delivery of the Notice of Exercise, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date of delivery of the Warrant Shares, provided that payment of the aggregate Exercise Price (other than in the case of a cashless exercise) is received no later than the number of Trading Days comprising the Standard Settlement Period following delivery of the Notice of Exercise. The Company agrees to maintain a transfer agent that is a participant in the FAST program so long as this Warrant remains outstanding and exercisable. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the

Company’s primary Trading Market with respect to the Common Stock as in effect on the date of delivery of the Notice of Exercise.

(ii)Delivery of New Warrants Upon Exercise. If this Warrant shall have been exercised in part, the Company shall, at the request of a Holder and upon surrender of this Warrant certificate, at the time of delivery of the Warrant Shares, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unpurchased Warrant Shares called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant.

(iii)Rescission Rights. If the Company fails to cause the Transfer Agent to transmit to the Holder the Warrant Shares pursuant to Section 2(d)(i) by the Warrant Share Delivery Date (subject to receipt of the aggregate Exercise Price for the applicable exercise (other than in the case of a cashless exercise)), then the Holder will have the right to rescind such exercise prior to the delivery of the Warrant Shares.

(iv)No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such exercise, the Company shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price or round up to the next whole share.

(v)Charges, Taxes and Expenses. Issuance of Warrant Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such Warrant Shares, all of which taxes and expenses shall be paid by the Company, and such Warrant Shares shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that, in the event that Warrant Shares are to be issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto duly executed by the Holder and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto. The Company shall pay all Transfer Agent fees required for same- day processing of any Notice of Exercise and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Warrant Shares pursuant to the terms of this Warrant.

(vi)Closing of Books. The Company will not close its stockholder books or records in any manner intended to prevent the timely exercise of this Warrant, pursuant to the terms hereof.

(e)Holder’s Exercise Limitations. The Holder may notify the Company in writing in the event it elects to be subject to the provisions contained in this Section 2(e); however, the Holder shall not be subject to this Section 2(e) unless he, she or it makes such election. If the election is made, the Company shall not effect any exercise of this Warrant, and a Holder shall not have the right to exercise any portion of this Warrant, pursuant to Section 2 or otherwise, to the extent that after giving effect to such issuance after exercise as set forth on the applicable Notice of Exercise, the Holder (together with the Holder’s Affiliates and any Persons acting as a group together with the Holder or any of the Holder’s Affiliates (such Persons, “Attribution Parties”)) would beneficially own in excess of 4.9%, 9.9% or 19.9% of the Company’s Common Stock (or such other amount as the Holder may specify) (the “Beneficial Ownership Limitation”). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder, its Affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) exercise of the remaining, nonexercised portion of this Warrant beneficially owned by the Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including, without limitation, any other Common Stock Equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 2(e), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 2(e) applies, the determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and, of which portion of this Warrant is exercisable up to the Beneficial Ownership Limitation shall be in the sole discretion of the Holder, and the submission of a Notice of Exercise shall be deemed to be the Holder’s good faith determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of this Warrant is exercisable, in each case, subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination and shall have no liability for exercises of this Warrant that are not in compliance with the Beneficial Ownership Limitation. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder and the Company shall have no obligation to verify or confirm the accuracy of such determination and shall have no liability for exercises of the Warrant that are not in compliance with the Beneficial Ownership Limitation. For purposes of this Section 2(e), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Company shall within two (2) Trading Days confirm in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. By written notice to the Company, the Holder may from time to time increase or decrease the Beneficial Ownership Limitation applicable to the Holder, provided, however, that any such increase in the Beneficial Ownership Limitation will not be effective until the sixty-first (61st) day after such notice is delivered to the Company. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 2(e) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Warrant.

Section 3.Certain Adjustments.

(a)Stock Dividends and Splits. If the Company at any time while this Warrant is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company upon exercise of this Warrant or any cash distributions), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues by reclassification of shares of the Common Stock any shares of capital stock of the Company, then in each case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event, and the number of shares issuable upon exercise of this Warrant shall be proportionately adjusted such that the aggregate Exercise Price of this Warrant shall remain unchanged. Any adjustment made pursuant to this Section 3(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(b)VWAP Reset. If on the twenty-first trading day following the date that is six months after the Effective Date, the VWAP of the Common Stock for the twenty trading period commencing on the date that is six months after the Closing Date (the “Measurement Price”) is less than the Exercise Price then in effect, then the Exercise Price then in effect shall be reduced to an amount equal to the greater of (i) the Measurement Price and (ii) $5.00.

(c)Adjustment Upon Issuance of Common Stock. If and whenever on or after the Closing Date, the Company issues or sells, or in accordance with this Section 3(c) is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company, but excluding shares of Common Stock issued or sold, or deemed to have been issued or sold, by the Company in connection with any Exempt Issuance) for a consideration per share (the “New Issuance Price”) less than the Exercise Price then in effect (each such issue, sale or deemed issuance or sale, a “Dilutive Issuance”), where the aggregate amount of consideration received by the Company, together with all prior issuances and sales conducted for the purpose of raising capital by the Company on or after the Closing Date that were excluded from this Section 3(c) by this clause, exceeds $500,000, then immediately after such Dilutive Issuance, the Exercise Price then in effect shall be reduced to an amount equal to the New Issuance Price.

For purposes of determining the adjusted Exercise Price under this Section 3(c), the following shall be applicable:

(i)Options and Convertible Securities. The consideration per share received by the Company for Common Stock deemed to have been issued pursuant to Section 3(c)(ii), relating to Options and Convertible Securities, shall be determined by dividing:

(1)the total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(2)the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) deemed to be issued pursuant to Section 3(c)(ii) upon the issuance of such Options or Convertible Securities.

(ii)Deemed Issuance of Options and Convertible Securities.

(1)If the Company at any time or from time to time shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be outstanding and to have been issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(2)If the purchase price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exercise or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exercisable or exchangeable for Common Stock increases or decreases at any time, (other than (x) proportional changes in conversion or exercise prices, as applicable, in connection with an event referred to in Section 3(a) above and (y) automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security which are not more favorable to the holder thereof than the anti-dilution and similar provisions set forth herein), the Exercise Price in effect at the time of such increase or decrease shall be adjusted to the Exercise Price, which would have been in effect at such time had such Options or Convertible Securities provided for such increased or decreased purchase price, additional consideration or increased or decreased conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 3(c)(ii)(2), if the terms of any Option or Convertible Security that was outstanding as of the Initial Exercise Date are increased or decreased in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the shares of Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such increase or decrease. No adjustment pursuant to this Section 3(c)(i)(2) shall be made if such adjustment would result in an increase of the Exercise Price then in effect.

(iii)Calculation of Consideration Received.

(1)In case one or more Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction, (x) each such Option will be deemed to have been issued for the Option Value of such Option and (y) the other securities issued or sold in such integrated transaction shall be deemed to have been issued or sold for the difference of (I) the aggregate consideration received by the Company less any consideration paid or payable by the Company pursuant to the terms of such other securities of the Company, less (II) the Option Value of each such Options; provided, that, no share of Common Stock shall be deemed to have been issued for less than a fraction of the aggregate consideration received (excluding the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of any such Options, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities) equal to (A) one divided by (2) the total number of shares of Common Stock issued or issuable in the integrated transaction (including the number of shares underlying any Options and Convertible Securities).

(2)If any shares of Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of such consideration received by the Company will be the fair value of such consideration, except where such consideration consists of publicly traded securities, in which case the amount of consideration received by the Company will be the closing sale price of such publicly traded securities on the date of receipt. If any shares of Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such shares of Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or publicly traded securities will be determined jointly by the Company and the holders of a majority in interest of this Warrant and the other common stock purchase warrants with substantially the same terms as this Warrant, with an initial exercise price of $12.00 per share, issued on the Initial Exercise Date, and then outstanding. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Business Days after the tenth (10th) day following the Valuation Event by an independent, reputable appraiser jointly selected by the Company and the holders of a majority in interest of this Warrant and the other common stock purchase warrants, with an initial exercise price of $12.00 per share, issued on the Initial Exercise Date, and then outstanding. The determination of such appraiser shall be final and binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company.

(iv)Record Date. If the Company takes a record of the holders of shares of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in shares of Common Stock, Options or in Convertible Securities or (B) to subscribe for or purchase shares of Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issuance or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(v)Expiration or Termination of Options or Convertible Securities. Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Securities (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Exercise Price pursuant to the terms of Section 3(c), the Exercise Price shall be readjusted to such Exercise Price as would have obtained had such Option or Convertible Securities (or portion thereof) never been issued.

(d)Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 3(a) above, if at any time after the Initial Exercise Date the Company grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including without limitation, any applicable Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding any applicable Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding any applicable Beneficial Ownership Limitation). To the extent that the issue price of such Purchase Rights would result in an adjustment of the Exercise Price pursuant to Section 3(c), such adjustment shall not occur to the extent the Holders were granted the right to acquire such Purchase Rights on the applicable terms.

(e)Pro Rata Distributions. If the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Warrant, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including without limitation, any applicable Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, that, to the extent that the Holder’s right to participate in any such Distribution would result in the Holder exceeding any applicable Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding any applicable Beneficial Ownership Limitation).

(f)Fundamental Transaction.

(i)If, at any time while this Warrant is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company (and all of its subsidiaries, taken as a whole), directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (other than as a result of a stock split, combination or reclassification of shares of Common Stock covered by Section 3(a)), or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires 50% or more of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) or 50% or more of the voting power of the common equity of the Company (each a “Fundamental Transaction”), then, upon any subsequent exercise of this Warrant, the Holder shall have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the Holder (without regard to any limitation in Section 2(e) on the exercise of this Warrant), the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Warrant is exercisable immediately prior to such Fundamental Transaction (without regard to any limitation in Section 2(e) on the exercise of this Warrant).

(ii)For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. Notwithstanding anything to the contrary, in the event of a Fundamental Transaction, the Company or any Successor Entity (as defined below) shall, at the Holder’s option, exercisable at any time concurrently with, or within 30 days after, the consummation of the Fundamental Transaction (or, if later, the date of the public announcement of the applicable Fundamental Transaction), purchase this Warrant from the Holder by paying to the Holder an amount of cash equal to the Black Scholes Value of the remaining unexercised portion of this Warrant on the date of the consummation of such Fundamental Transaction; provided, that if holders of Common Stock of the Company are not offered or paid any consideration in such Fundamental Transaction, such holders of Common Stock will be deemed to have received common stock or ordinary shares of the Successor Entity (which Successor Entity may be the Company following such Fundamental Transaction) in such Fundamental Transaction. The payment of the Black Scholes Value will be made by wire transfer of immediately available funds (or such other consideration) within the later of (i) five Business Days of the Holder’s election and (ii) the date of consummation of the Fundamental Transaction.

(iii)The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Warrant and the other Transaction Documents in accordance with the provisions of this Section 3(f) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Holder, deliver to the Holder in exchange for this Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant which is exercisable for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) prior to such Fundamental Transaction, and with an exercise price which applies the Exercise Price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of this Warrant immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder.

(g)Calculations. All calculations under this Section 3 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 3, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding.

(h)Number of Warrant Shares. Simultaneously with any adjustment to the Exercise Price pursuant to this Section 3, the number of Warrant Shares that may be purchased upon exercise of this Warrant shall be increased or decreased proportionately so that after such adjustment the aggregate Exercise Price payable hereunder for the adjusted number of Warrant Shares shall be the same as the aggregate Exercise Price in effect immediately prior to such adjustment (without regard to any limitations on exercise contained herein).

(i)Notice to Holder.

(i)Adjustment to Exercise Price. Whenever the Exercise Price is adjusted pursuant to any provision of this Section 3, the Company shall promptly deliver to the Holder by email a notice setting forth the Exercise Price after such adjustment and any resulting adjustment to the number of Warrant Shares and setting forth a brief statement of the facts requiring such adjustment.

(ii)Notice to Allow Exercise by Holder. If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Company shall declare a redemption of the Common Stock, (C) the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company (or any of its subsidiaries) is a party, any sale or transfer of all or substantially all of its assets, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property, or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be delivered by facsimile or email to the Holder at its last facsimile number or email address as it shall appear upon the Warrant Register of the Company, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided, that, notwithstanding the foregoing, any notice delivery requirement hereunder shall also be deemed satisfied by filing or furnishing such communication with the Commission via the EDGAR system; provided, further, that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided to the Holder in accordance with the terms of this Warrant constitutes, or contains, material, non-public information regarding the Company or any of the subsidiaries, the Company shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K, unless determined by the Company that such filing would be harmful to the Company at such time, in which case the Company shall file such 8-K as soon as is reasonably practicable in its discretion. The Holder shall remain entitled to exercise this Warrant during the period commencing on the date of such notice to the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

(j)Voluntary Adjustment By Company. Subject to the rules and regulations of the Trading Market, the Company may at any time during the term of this Warrant, subject to the prior written consent of the Holder, reduce the then current Exercise Price to any amount and for any period of time deemed appropriate by the board of directors of the Company.

Section 4.Transfer of Warrant.

(a)Transferability. Subject to compliance with any applicable securities laws and the conditions set forth in Section 4(d) hereof, this Warrant and all rights hereunder (including, without limitation, any registration rights) are transferable, in whole or in part, upon surrender of this Warrant at the principal office of the Company or its designated agent, together with a written assignment of this Warrant substantially in the form attached hereto duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees, as applicable, and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company unless the Holder has assigned this Warrant in full, in which case, the Holder shall surrender this Warrant to the Company within three (3) Trading Days of the date on which the Holder delivers an assignment form to the Company assigning this Warrant in full. The Warrant, if properly assigned in accordance herewith, may be exercised by a new holder for the purchase of Warrant Shares without having a new Warrant issued.

(b)New Warrants. This Warrant may be divided or combined with other Warrants upon presentation hereof at the aforesaid office of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney. Subject to compliance with Section 4(a), as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice. All Warrants issued on transfers or exchanges shall be dated the Initial Exercise Date and shall be identical with this Warrant except as to the number of Warrant Shares issuable pursuant thereto, and if applicable, shall reflect any adjustment to the Exercise Price prior to the date of such transfer or exchange.

(c)Warrant Register. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

(d)Transfer Restrictions. This Warrant and the Warrant Shares may only be disposed of in compliance with state and federal securities laws. In connection with any transfer of this Warrant or the Warrant Shares other than pursuant to an effective registration statement or Rule 144, to the Company or to an Affiliate of the Holder or in connection with a pledge in connection with a bona fide margin account with a registered broker-dealer or other loan with a financial institution that is an “accredited investor” as defined in Rule 501(a) under the Securities Act or other loan secured by this Warrant or the Warrant Shares, the Company may require the transferor to provide to the Company an opinion of counsel selected by the transferor and reasonably acceptable to the Company, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of this Warrant or the Warrant Shares under the Securities Act.

(e)Representation by the Holder. The Holder, by the acceptance hereof, represents and warrants that it is acquiring this Warrant and, upon any exercise hereof, will acquire the Warrant Shares issuable upon such exercise, for its own account and not with a view to or for distributing or reselling such Warrant Shares or any part thereof in violation of the Securities Act or any applicable state securities law, except pursuant to sales registered or exempted under the Securities Act.

Section 5.Miscellaneous.

(a)No Rights as Stockholder Until Exercise. This Warrant does not entitle the Holder to any voting rights, dividends or other rights as a stockholder of the Company prior to the exercise hereof as set forth in Section 2(d)(i), except as expressly set forth in Section 3.

(b)Loss, Theft, Destruction or Mutilation of Warrant. The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant or any stock certificate relating to the Warrant Shares, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which, in the case of the Warrant, shall not include the posting of any bond), and upon surrender and cancellation of such Warrant or stock certificate, if mutilated, the Company will make and deliver a new Warrant or stock certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or stock certificate.

(c)Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then, such action may be taken or such right may be exercised on the next succeeding Business Day.

(d)Authorized Shares.

(i)The Company covenants that, during the period the Warrant is outstanding, it will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of the Warrant Shares upon the exercise of any purchase rights under this Warrant (without regard to any limitation on exercise set forth herein and assuming an Exercise Price equal to the lower of (i) $5.00 and (ii) the Exercise Price then in effect). The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of issuing the necessary Warrant Shares upon the exercise of the purchase rights under this Warrant. The Company will take all such reasonable action as may be necessary to assure that such Warrant Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the Trading Market upon which the Common Stock may be listed. The Company covenants that all Warrant Shares which may be issued upon the exercise of the purchase rights represented by this Warrant will, upon exercise of the purchase rights represented by this Warrant and payment for such Warrant Shares in accordance herewith, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges created by the Company in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

(ii)Except and to the extent as waived or consented to by the Holder, the Company shall not by any action, including, without limitation, amending its Certificate of Incorporation (or any Certificate of Designation thereto) or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Holder as set forth in this Warrant against impairment. Without limiting the generality of the foregoing, the Company will (i) not increase the par value of any Warrant Shares above the amount payable therefor upon such exercise immediately prior to such increase in par value, (ii) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares upon the exercise of this Warrant and (iii) use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof, as may be, necessary to enable the Company to perform its obligations under this Warrant.

(iii)Before taking any action which would result in an adjustment in the number of Warrant Shares for which this Warrant is exercisable or in the Exercise Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.

(e)Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflicts of law thereof. Each party agrees that all legal Proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Warrant (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the State of Delaware. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the State of Delaware for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of this Warrant), and hereby irrevocably waives, and agrees not to assert in any Action or Proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such Action or Proceeding is improper or is an inconvenient venue for such Proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such Action or Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Warrant and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. If any party shall commence an Action or Proceeding to enforce any provisions of this Warrant, then, the prevailing party in such Action or Proceeding shall be reimbursed by the non-prevailing party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such Action or Proceeding.

(f)Restrictions. The Holder acknowledges that the Warrant Shares acquired upon the exercise of this Warrant, if not registered, and the Holder does not utilize cashless exercise, will have restrictions upon resale imposed by state and federal securities laws.

(g)Nonwaiver and Expenses. No course of dealing or any delay or failure to exercise any right hereunder on the part of Holder shall operate as a waiver of such right or otherwise prejudice the Holder’s rights, powers or remedies. Without limiting any other provision of this Warrant, if the Company willfully and knowingly fails to comply with any provision of this Warrant, which results in any material damages to the Holder, the Company shall pay to the Holder such amounts as shall be sufficient to cover any costs and expenses including, but not limited to, reasonable and documented attorneys’ fees, including those of appellate proceedings, incurred by the Holder in collecting any amounts due pursuant hereto or in otherwise enforcing any of its rights, powers or remedies hereunder.

(h)Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of: (a) the time of transmission, if such notice or communication is delivered via email at the e-mail address as set forth on the signature pages attached hereto, or to such other address as the Company or the Holder may indicate by a notice delivered to the other from time to time, at or prior to 5:30 p.m. (New York City time) on a Trading Day, (b) the next Trading Day after the time of transmission, if such notice or communication is delivered via email attachment at the e-mail address as set forth on the signature pages attached hereto on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (c) the second (2nd) Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the signature pages attached hereto, or to such other address as the Company or the Holder may indicate by a notice delivered to the other from time to time.

(i)Limitation of Liability. No provision hereof, in the absence of any affirmative action by the Holder to exercise this Warrant to purchase Warrant Shares, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the purchase price of any Common Stock or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

(j)Remedies. The Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive and not to assert the defense in any action for specific performance that a remedy at law would be adequate.

(k)Successors and Assigns. Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the successors and permitted assigns of Holder. The provisions of this Warrant are intended to be for the benefit of any Holder from time to time of this Warrant and shall be enforceable by the Holder or holder of Warrant Shares.

(l)Amendment. This Warrant may be modified, waived or amended or the provisions hereof waived with the written consent of the Company and the Holder.

(m)Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

(n)Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

********************

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have caused this Common Stock Purchase Warrant to be duly executed by their respective authorized signatories as of the date first indicated above.

ZincFive, Inc.

By:
Name:
Title:

Email:

Address for Notice:

With a copy to (which shall not constitute notice):

IN WITNESS WHEREOF, the undersigned have caused this Common Stock Purchase Warrant to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Purchaser:

Signature of Authorized Signatory of Purchaser:

Name of Authorized Signatory:

Title of Authorized Signatory:

Email Address of Authorized Signatory:

Address for Notice to Purchaser:

Address for Delivery of Securities to Purchaser (if not same as address for notice):

Warrant Shares:

EIN Number:

SCHEDULE A

“Action” means any action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of the applicable party, threatened against or affecting the applicable party or any of its properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign).

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.

“Black Scholes Value” means the value of this Warrant based on the Black-Scholes Option Pricing Model obtained from the “OV” function on Bloomberg determined as of the day of consummation of the applicable Fundamental Transaction for pricing purposes and reflecting (A) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the time between the date of the public announcement of the applicable contemplated Fundamental Transaction and the Termination Date, (B) an expected volatility equal to the greater of 100% and the 100 day volatility obtained from the HVT function on Bloomberg (determined utilizing a 365 day annualization factor) as of the Trading Day immediately following the public announcement of the applicable contemplated Fundamental Transaction, (C) the underlying price per share used in such calculation shall be the greater of (i) the sum of the price per share being offered in cash, if any, plus the value of any non-cash consideration, if any, being offered in such Fundamental Transaction and (ii) the highest VWAP during the period beginning on the Trading Day immediately preceding the announcement of the applicable Fundamental Transaction (or the consummation of the applicable Fundamental Transaction, if earlier) and ending on the Trading Day of the Holder’s request pursuant to this Section 3(f), (D) a remaining option time equal to the time between the date of the public announcement of the applicable Fundamental Transaction and the Termination Date and (E) a zero cost of borrow.

“Bloomberg” means Bloomberg L.P.

“Business Combination” means the transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement” means that Agreement and Plan of Merger and Reorganization, dated as of [●], 2026, by and among the Company (or its predecessor), ZincFive Technologies, Inc. (formerly known as ZincFive, Inc.), Spark I Acquisition Corporation Sub I Inc., a Delaware corporation and a direct wholly owned subsidiary of the Company (or its predecessor), and Spark I Acquisition Corporation Sub II LLC, a Delaware limited liability company and wholly owned subsidiary of the Company (or its predecessor), as it may be further amended, modified or supplemented from time to time.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home,” “shelter-in-place,” “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in The City of New York are generally are open for use by customers on such day.

“Closing Date” means the Trading Day on which the Business Combination is consummated.

“Common Stock Equivalents” means any securities of the Company which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock, and any securities of the Company that when paired with one or more other securities of the Company or another entity entitles the holder thereof to receive, Common Stock.

“Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any shares of Common Stock and any securities of the Company that when paired with one or more other securities of the Company or another entity entitles the holder thereof to receive, Common Stock.

“Effective Date” means the date that the Registration Statement filed by the Company pursuant to the Registration Rights Agreement becomes effective under the Securities Act.

L-A-1

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exempt Issuance” means the issuance of (a) any securities of the Company to employees, officers or directors, consultants, contractors, vendors or other agents of the Company pursuant to any stock or option plan duly adopted for such purpose, by a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose for services rendered to the Company, (b) securities upon the exercise or exchange of or conversion of any securities issued pursuant to the Purchase Agreements or the Business Combination Agreement and/or other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the Closing Date, provided that such securities have not been amended since the Closing Date to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities (other than in connection with stock splits or combinations and automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such securities which are not more favorable to the holder thereof than the anti-dilution and similar provisions set forth herein) or to extend the term of such securities, (c) the Underlying Shares, and (d) securities issued pursuant to any merger, acquisition or strategic transaction or partnership approved by a majority of the directors of the Company, provided that (i) such securities are issued as “restricted securities” (as defined in Rule 144) or are issued pursuant to an effective registration statement pursuant to the Securities Act and (ii) any such issuance shall only be to a Person (or to the equityholders of a Person) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Company and shall provide to the Company additional benefits in addition to the investment of funds, but any such Exempt Issuance shall not include a transaction in which the Company is issuing securities (i) primarily for the purpose of raising capital, including an at-the-market offering, or (ii) to an entity whose primary business is investing in securities.

“Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

“Option Value” means the value of an Option based on the Black-Scholes Option Pricing model obtained from the “OV” function on Bloomberg determined as of (A) the Trading Day prior to the public announcement of the issuance of the applicable Option, if the issuance of such Option is publicly announced or (B) the Trading Day immediately following the issuance of the applicable Option if the issuance of such Option is not publicly announced, for pricing purposes and reflecting (i) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of the applicable Option as of the applicable date of determination, (ii) an expected volatility equal to the greater of 100% and the 100 day volatility obtained from the HVT function on Bloomberg as of (A) the Trading Day immediately following the public announcement of the applicable Option if the issuance of such Option is publicly announced or (B) the Trading Day immediately following the issuance of the applicable Option if the issuance of such Option is not publicly announced, (iii) the underlying price per share used in such calculation shall be the highest weighted average price of the Common Stock during the period beginning on the Trading Day prior to the execution of definitive documentation relating to the issuance of the applicable Option and ending on (A) the Trading Day immediately following the public announcement of such issuance, if the issuance of such Option is publicly announced or (B) the Trading Day immediately following the issuance of the applicable Option if the issuance of such Option is not publicly announced, (iv) a zero cost of borrow and (v) a 360 day annualization factor, provided, however, in case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction, in no event shall the Option Value exceed a fraction of the aggregate consideration received (excluding the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities) equal to (1) the number of shares of common stock underlying such Option divided by (2) the total number of shares of Common Stock issued or issuable in the integrated transaction (including the number of shares underlying such Option).

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Proceeding” means an action, claim, suit, investigation or proceeding, whether commenced or threatened.

“Purchase Agreement” means the Securities Purchase Agreement, between the Company and certain original holders of common stock purchase warrants, with an initial exercise price of $12.00 per share, issued on the Initial Exercise Date, as amended, modified or supplemented from time to time in accordance with its terms.

L-A-2

“Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement among the Company, the initial Holder of this Warrant and the other parties thereto.

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange (or any successors to any of the foregoing).

“Transaction Documents” means this Warrant, the other common stock purchase warrants, with substantially the same terms as this Warrant, with an initial exercise price of $12.00 per share, issued on the Initial Exercise Date and the Registration Rights Agreement, and all exhibits and schedules thereto.

“Transfer Agent” means Continental Stock Transfer & Trust Company, the current transfer agent of the Company, and any successor transfer agent of the Company.

“Underlying Shares” means the shares of Common Stock issuable upon conversion of the Series A Preferred Stock or exercise of this Warrant and the other common stock purchase warrants, with substantially the same terms as this Warrant, with an initial exercise price of $12.00 per share, issued on the Initial Exercise Date.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the arithmetic mean of the daily volume weighted average prices of the Common Stock for each of the 20 Trading Days preceding such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), with each such Trading Day weighted equally regardless of the aggregate trading volume for such Trading Day, (b) if OTCQB or OTCQX is not a Trading Market, the arithmetic mean of the daily volume weighted average prices of the Common Stock for each of the 20 Trading Days preceding such date (or the nearest preceding date) on OTCQB, OTCQX or OTCID as applicable, calculated in the same manner as clause (a), (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported in The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the average of the highest closing bid price and the lowest closing ask price of the Common Stock for the 20 Trading Days preceding such date, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the holders of a majority in interest of this Warrant and the other common stock purchase warrants with substantially the same terms as this Warrant, with an initial exercise price of $12.00 per share, issued on the Initial Exercise Date and then outstanding, and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company. For the avoidance of doubt, the daily volume weighted average price for each individual Trading Day shall be determined by Bloomberg L.P. in accordance with its standard methodology, and the VWAP for the applicable period shall be calculated by summing such daily values and dividing by the number of Trading Days in the measurement period (i.e., 20 Trading Days), such that each Trading Day’s price is given equal weight irrespective of trading volume

L-A-3

EXHIBIT A

NOTICE OF EXERCISE

TO:

Attn:

Email:

(1)The undersigned hereby elects to purchase                 Warrant Shares of the Company pursuant to the terms of the attached Warrant (only if exercised in full), and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

(2)Payment shall take the form of (check applicable box):

☐	in lawful money of the United States; or
☐

if permitted the cancellation of such number of Warrant Shares as is necessary, in accordance with the formula set forth in subsection 2(c), to exercise this Warrant with respect to the maximum number of Warrant Shares purchasable pursuant to the cashless exercise procedure set forth in subsection 2(c).

(3)Please issue said Warrant Shares in the name of the undersigned or in such other name as is specified below:

The Warrant Shares shall be delivered to the following DWAC Account Number:

(4)By its delivery of this Notice of Exercise, the undersigned represents and warrants to the Company that in giving effect to the exercise evidenced hereby the Holder will not beneficially own in excess of the number of shares of Common Stock (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended) permitted to be owned under Section 2(e) of the Warrant to which this notice relates.

(5)Accredited Investor. The undersigned is an “accredited investor” as defined in Regulation D promulgated under the Securities Act of 1933, as amended.

[SIGNATURE OF HOLDER]

Name of Investing Entity:

Signature of Authorized Signatory of Investing Entity:

Name of Authorized Signatory:

Title of Authorized Signatory:

Date:

L-A-4

EXHIBIT B

ASSIGNMENT FORM

(To assign the foregoing Warrant, execute this form and supply required information. Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to

Name:
(Please Print)

Address:
(Please Print)

Phone Number:

Email Address:

Dated:

Holder’s Signature:

Holder’s Address:

L-A-5

ANNEX M

June 10, 2026

Board of Directors
Spark I Acquisition Corporation
3790 El Camino Real, Unit #570
Palo Alto, CA 94306

Ladies and Gentlemen:

Houlihan Capital, LLC (“Houlihan Capital”) understands that Spark I Acquisition Corp. (the “Client”, “SPAC” or “Spark”) is contemplating a business combination (the “Transaction”) with ZincFive, Inc. a Delaware corporation, together with its affiliates (collectively, “ZincFive” or the “Target”), as described in the a non-binding letter of intent (“LOI”) between the SPAC and the Target dated as of April 24, 2026. The LOI and definitive agreements for the Transaction, including the Business Combination Agreement (the “Business Combination Agreement”), contemplate a transaction structure pursuant to which the Target will merge with a wholly owned subsidiary of the SPAC (“Merger Sub I” (after the SPAC has domesticated out of the Cayman Islands and into the State of Delaware so as to become a Delaware corporation (the “Surviving Company”)), immediately after which the surviving corporation would then merge with and into Merger Sub II which would continue as the public company after the Transaction is consummated (the “Closing”), operating the business of the Target. The definitive agreements also reflect that the total consideration (“Transaction Consideration”) expected to be delivered to Target security holders at the Closing (assuming the occurrence thereof) will consist of a number of newly-issued Surviving Company securities reflecting a value attributed to the Target of $600.0 million, with each Surviving Company share to be valued for such purpose at an amount equal to $10.00 at the Closing.

Pursuant to an engagement letter dated May 9, 2026, the Board of Directors of the SPAC (the “Board”) engaged Houlihan Capital as its financial advisor to render a written opinion (the “Opinion”), whether or not favorable, as to whether, as of the date of such Opinion, the Transaction is fair, from a financial point of view to the unaffiliated shareholders of the SPAC.

In completing our analysis for purposes of the Opinion set forth herein, Houlihan Capital’s investigation included, among other things, the following:

●	Held discussions with certain members of SPAC and Target management (“SPAC Management” and “Target Management” respectively) regarding the Transaction, the business of Target, and the future outlook for Target;
●	Review of information provided by Client and Target including, but not limited to:
●	Non-binding letter of intent between Spark and ZincFive, dated April 24, 2026;
●	Draft Agreement and Plan of Merger and Reorganization by and among Spark I Acquisition Corporation, Merger Sub I, Merger Sub II and ZincFive, Inc., dated as of May 17, 2026;
●	Draft PIPE financing documents, including the draft Certificate of Designation, Common Stock Purchase Warrant, and Securities Purchase Agreement;

200 West Madison Suite 2150 Chicago, IL 60606

Tel: 312.450.8600   Fax: 312.277.7599

www.houlihan.com

●	ZincFive audited financial statements for the years ended December 31, 2023, through 2024, and unaudited financial statements for the year ended December 31, 2025, and the last twelve months (“LTM”) period ended March 31, 2026;
●	ZincFive’s Q2 2026 investor presentation, dated May 13, 2026; and
●	Company’s SEC filings;
●	Reviewed the industry in which Target operates, which included a review of (i) certain industry research, (ii) certain comparable publicly traded companies and (iii) certain mergers and acquisitions of comparable businesses;
●	Developed indications of value for Target using generally accepted valuation methodologies; and
●	Reviewed certain other relevant, publicly available information, including economic, industry, and Target specific information.

Our analyses contained herein are confidential and addressed to, and provided exclusively for use by, the Board. Our written opinion may be used (i) by the Board in evaluating the Transaction, (ii) in disclosure materials to shareholders of the SPAC, (iii) in filings with the U.S. Securities and Exchange Commission (the “SEC”) (including the filing of the fairness opinion and the data and analysis presented by Houlihan Capital to the Board), and (iv) in any litigation pertaining to matters relating to the Transaction and covered in the Opinion.

No opinion, counsel, or interpretation was intended or should be inferred with respect to matters that require legal, regulatory, accounting, insurance, tax, or other similar professional advice. Furthermore, the Opinion does not address any aspect of the Board’s recommendation to its shareholders with respect to the adoption of the Transaction or how any shareholder of the SPAC should vote with respect to such adoption or the statutory or other method by which the SPAC is seeking such vote in accordance with the terms of the Transaction, applicable law, and the SPAC’s organizational instruments.

This Opinion is delivered to each recipient subject to the conditions, scope of engagement, limitations and understandings set forth in the Opinion and subject to the understanding that the obligations of Houlihan Capital and any of its affiliates in the Transaction are solely corporate obligations, and no officer, director, principal, employee, affiliate, or member of Houlihan Capital or their successors or assigns shall be subjected to any personal liability whatsoever (other than for intentional misconduct, fraud, or gross negligence), nor will any such claim be asserted by or on behalf of you or your affiliates against any such person with respect to the Opinion other than Houlihan Capital.

We have relied upon and assumed, without independent verification, the accuracy, completeness, and reasonableness of the financial, legal, tax, and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering an opinion. In addition, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the SPAC or Target, nor, except as stated herein, have we been furnished with any such evaluation or appraisal. We have further relied upon the assurances and representations from SPAC management that they are unaware of any facts that would make the information provided to us to be incomplete or misleading in any material respect for the purposes of the Opinion. SPAC Management has represented: (i) that it directed Houlihan Capital to rely on certain forecasted financial information prepared by Target Management (the “Forecast”); (ii) the Forecast, to the knowledge of the SPAC, represent ZincFive management’s good faith estimates of the projected future financial performance of the business of ZincFive, assuming the consummation of the proposed Business Combination, for the periods stated therein, as of the date such Forecasts were prepared; (iii) there is no information that has come to the attention of the SPAC Management, as of the date of this letter, that would cause the SPAC to believe that Houlihan Capital should not rely upon the Forecast, taking into account the assumptions incorporated therein; (iv) Houlihan Capital had no role whatsoever in the preparation of the Forecast; (v) Houlihan Capital was not asked to provide an outside “reasonableness review” of the Forecast; and (vi) the SPAC did not engage Houlihan Capital to audit or otherwise validate any of the underlying inputs and assumptions incorporated into the Forecasts. We have not assumed responsibility for any independent verification of this information, nor have we assumed any obligation to verify this information. Nothing has come to our attention in the course of this engagement which would lead us to believe that (i) any information provided to us or assumptions made by us are insufficient or inaccurate in any material respect or (ii) it is unreasonable for us to use and rely upon such information or make such assumptions.

Several analytical methodologies have been employed herein, and no one method of analysis should be regarded as critical to the overall conclusion reached. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. In arriving at the Opinion, Houlihan Capital did not attribute any particular weight to any single analysis or factor, but instead, made certain qualitative and subjective judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by us and in the context of the circumstances of the Transaction. Accordingly, Houlihan Capital believes that its analyses must be considered as a whole, because considering any portion of such analyses and factors, without considering all analyses and factors in their entirety, could create a misleading or incomplete view of the process underlying, and used by Houlihan Capital as support for, the conclusion set forth in the Opinion.

Our only opinion is the formal written opinion Houlihan Capital has expressed as to whether, as of the date hereof, the Transaction is fair from a financial point of view to the unaffiliated shareholders of the SPAC. The Opinion does not constitute a recommendation to proceed with the Transaction. Houlihan Capital was not requested to opine as to, and the Opinion does not address, the (i) underlying business decision of the SPAC, its shareholders, or any other party to proceed with or effect the proposed Transaction, (ii) financial fairness of any aspect of the proposed Transaction not expressly addressed in the Opinion, (iii) terms of the Transaction (except with respect to financial fairness), including, without limitation, the closing conditions and any of the other provisions thereof, (iv) fairness of any portion or aspect of the proposed Transaction to the holders of any securities, creditors, or other constituencies of the SPAC, or any other party, other than those set forth in the Opinion, (v) relative corporate or other merits of the proposed Transaction as compared to any alternative business strategies that might exist for the SPAC, or (vi) tax, accounting, or legal consequences of the proposed Transaction to either the SPAC, its shareholders, or any other party.

In our analysis and in connection with the preparation of the Opinion, Houlihan Capital has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Transaction. Houlihan Capital’s Opinion is necessarily based upon market, economic and other conditions that exist and can be evaluated as of the date of the Opinion. Houlihan Capital is under no obligation to update, revise, reaffirm or withdraw the Opinion, or otherwise comment on or consider events occurring after the date of the Opinion.

Houlihan Capital, a Financial Industry Regulatory Authority (FINRA) member, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, private placements, bankruptcy, capital restructuring, solvency analyses, stock buybacks, and valuations for corporate and other purposes. Neither Houlihan Capital, nor any of its principals or affiliates, has any ownership or other beneficial interests in any party to the Transaction or any of their affiliates and has provided no previous investment banking or consulting services to any party to the Transaction or any of their affiliates. There is no current agreement between Houlihan Capital, its principals, or affiliates and any party to the Transaction or any of their affiliates providing for the provision of future services by Houlihan Capital, its principals, or any of its affiliates to or for the benefit of any party to the Transaction or any of their affiliates. Houlihan Capital was not requested to and did not (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Transaction or any alternatives to the proposed Transaction, (ii) negotiate or recommend the terms of the proposed Transaction, or (iii) advise the Board with respect to alternatives to the proposed Transaction. Houlihan Capital’s compensation is not contingent upon the completion of the Transaction. Pursuant to the engagement arrangement among the SPAC, the Target, and Houlihan Capital, the fees payable to Houlihan Capital in connection with the fairness opinion are to be paid by the Target. Notwithstanding the Target’s payment of such fees, Houlihan Capital was engaged solely by the SPAC in connection with the fairness opinion engagement. The Target did not direct or supervise the work performed by Houlihan Capital and had no authority over the analyses conducted or conclusions reached by Houlihan Capital in rendering its opinion. The Target’s involvement was limited to initial organizational discussions regarding the fee payment arrangement and customary management diligence and information-sharing interactions and did not include participation in Houlihan Capital’s analytical process, preparation of the opinion, or the conclusions reflected therein. The Board approved Houlihan Capital’s engagement and was aware of the fee arrangement.

In an engagement letter dated May 9, 2026, the Target has agreed to indemnify Houlihan Capital for certain specified matters in connection with Houlihan Capital’s services relating to the Opinion.

As of the date hereof, it is Houlihan Capital’s opinion that the Transaction is fair, from a financial point of view to the unaffiliated shareholders of the SPAC. The Opinion was unanimously approved by the Fairness Opinion Committee of Houlihan Capital.

Respectfully submitted,

/s/ Houlihan Capital, LLC
Houlihan Capital, LLC

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, actual fraud or the consequences of committing a crime. The Memorandum and Articles of Association provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. SPKL entered into agreements with its directors and officers to provide contractual indemnification in addition to the indemnification provided for in the Memorandum and Articles of Association. SPKL has purchased a policy of directors’ and officers’ liability insurance that insures its officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures SPKL against its obligations to indemnify its officers and directors.

SPKL’s officers and directors who hold SPKL Ordinary Shares have agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to SPKL and will not seek recourse against the Trust Account for any reason whatsoever (except to the extent they are entitled to funds from the Trust Account due to their ownership of Public Shares). Accordingly, any indemnification provided will only be able to be satisfied by SPKL if (i) SPKL has sufficient funds outside of the Trust Account or (ii) SPKL consummates an initial business combination.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling SPKL pursuant to the foregoing provisions, SPKL has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21. Exhibits and Financial Statement Schedules.

The following exhibits are filed as part of this registration statement:

Exhibit No.	Description
2.1**

Agreement and Plan of Merger and Reorganization, dated as of June 11, 2026, by and among Spark I Acquisition Corporation, ZincFive, Inc. and Spark I Acquisition Corporation Sub I Inc. and Spark I Acquisition Corporation Sub II LLC (included as Annex A to the proxy statement/prospectus)

2.2**	Plan of Domestication of Spark I Acquisition Corporation (included as Annex B to the proxy statement/prospectus).
3.1	Memorandum and Articles of Association. (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-1/A filed with the SEC on September 28, 2023)
3.2

Amended and Restated Memorandum and Articles of Association (incorporated by reference to Exhibit 3.1 to Spark I Acquisition Corporation’s Current Report on Form 8-K filed with the SEC on October 12, 2023)

3.3	Form of Certificate of Incorporation of ZincFive, Inc. (included as Annex C to the proxy statement/prospectus)
3.4	Form of Bylaws of ZincFive, Inc. (included as Annex D to the proxy statement/prospectus)
3.5*	Form of Certificate of Domestication of Spark I Acquisition Corporation
3.6	Form of Certificate of Designation of Preferences, Rights and Limitations of 12.0% Series A Cumulative Convertible Preferred Stock (included as Annex K to the proxy statement/ prospectus)
4.1	Specimen Unit Certificate (incorporated by reference to Exhibit 4.1 to Spark I Acquisition Corporation’s Registration Statement on Form S-1/A filed with the SEC on September 28, 2023)
4.2

Specimen Class A Ordinary Share Certificate (incorporated by reference to Exhibit 4.2 to Spark I Acquisition Corporation’s Registration Statement on Form S-1/A filed with the SEC on September 28, 2023)

4.3	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to Spark I Acquisition Corporation’s Registration Statement on Form S-1/A filed with the SEC on September 28, 2023)
4.4

Warrant Agreement between Continental Stock Transfer & Trust Company, LLC and Spark I Acquisition Corporation (incorporated by reference to Exhibit 4.1 to Spark I Acquisition Corporation’s Current Report on Form 8-K filed with the SEC on October 12, 2023)

Exhibit No.	Description
4.5*	Specimen Common Stock Certificate of ZincFive, Inc.
4.6*	Specimen Warrant Certificate of ZincFive, Inc.
4.7	Form of Warrant to be issued to each Series A Preferred Investor (included as Annex L to the proxy statement/prospectus)
5.1*	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.
8.1*	Opinion of Cooley LLP regarding U.S. federal income tax matters.
10.1**

Form of Amended and Restated Registration Rights Agreement, by and among ZincFive, Inc. and each of the stockholders of ZincFive, Inc. identified on the signature pages thereto (included as Annex G to the proxy statement/prospectus)

10.2	Form of ZincFive, Inc. 2026 Equity Incentive Plan (included as Annex H to the proxy statement/ prospectus)
10.3	Form of ZincFive, Inc. 2026 Employee Stock Purchase Plan (included as Annex I to the proxy statement/prospectus)
10.4**	Form of Company Support Agreement (included as Annex F to the proxy statement/ prospectus)
10.5**

Sponsor Agreement, dated as of June 11, 2026, by and among Spark I Acquisition Corporation, ZincFive, Inc., SLG SPAC Fund LLC and certain shareholders of Spark I Acquisition Corporations party thereto (incorporated by reference to Exhibit 10.1 to Spark I Acquisition Corporation’s Current Report on Form 8-K filed with the SEC on June 11, 2026)

10.6**	Form of Series A Securities Purchase Agreement (included as Annex J to the proxy statement/ prospectus)
10.7

Letter Agreement, dated October 5, 2023, by and among the Spark I Acquisition Corporation, its executive officers, its directors and SLG SPAC Fund LLC (incorporated by reference to Exhibit 10.1 to Spark I Acquisition Corporation’s Current Report on Form 8-K filed with the SEC on October 12, 2023).

10.8

Investment Management Trust Agreement, dated October 5, 2023, by and between Spark I Acquisition Corporation and Continental Stock Transfer & Trust Company, as trustee (incorporated by reference to Exhibit 10.2 to Spark I Acquisition Corporation’s Current Report on Form 8-K filed with the SEC on October 12, 2023).

10.9

Registration Rights Agreement, dated October 5, 2023, by and among Spark I Acquisition Corporation, SLG SPAC Fund LLC and the Holders signatory thereto (incorporated by reference to Exhibit 10.3 to Spark I Acquisition Corporation’s Current Report on Form 8-K filed with the Securities & Exchange Commission on October 12, 2023).

10.10

Private Warrants Purchase Agreement, dated October 5, 2023, by and between Spark I Acquisition Corporation and SLG SPAC Fund LLC (incorporated by reference to Exhibit 10.4 to Spark I Acquisition Corporation’s Current Report on Form 8-K filed with the SEC on October 12, 2023).

10.11

Forward Purchase Agreement, dated October 5, 2023, by and between Spark I Acquisition Corporation and SparkLabs Group Management, LLC (incorporated by reference to Exhibit 10.5 to Spark I Acquisition Corporation’s Current Report on Form 8-K filed with the SEC on October 12, 2023).

10.12

Office Support Agreement, dated as of August 1, 2021, between Spark I Acquisition Corporation and SLG SPAC Fund LLC (incorporated by reference to Exhibit 10.5 to Spark I Acquisition Corporation’s Registration Statement on Form S-1/A filed with the SEC on September 28, 2023).

10.13	Office Support Agreement, dated as of April 1, 2026, between Spark I Acquisition Corporation and SparkLabs Inc.
10.14

Subscription Agreement, dated December 8, 2021 between Spark I Acquisition Corporation and SLG SPAC Fund LLC (incorporated by reference to Exhibit 10.7 to Spark I Acquisition Corporation’s Registration Statement on Form S-1/A filed with the SEC on September 28, 2023).

10.15

Form of Indemnity Agreement, dated October 5, 2023, by and between Spark I Acquisition Corporation and each of its officers and directors (incorporated by reference to Exhibit 10.6 to Spark I Acquisition Corporation’s Current Report on Form 8-K filed with the SEC on October 12, 2023).

10.16	Form of Consultancy Agreement (incorporated by reference to Exhibit 10.10 to Spark I Acquisition Corporation’s Annual Report on Form 10-K filed with the SEC on April 3, 2024).
10.17	Form of Board Services Agreement (incorporated by reference to Exhibit 10.11 of Spark I Acquisition Corporation’s Annual Report on Form 10-K filed with the SEC on April 3, 2024).
10.18

Promissory Note, dated as of January 28, 2025, between Spark I Acquisition Corporation and SLG SPAC Fund LLC (incorporated by reference to Exhibit 10.1 to Spark I Acquisition Corporation’s Current Report on Form 8-K filed with the SEC on January 29, 2025).

10.19

Promissory Note, dated as of June 25, 2025, between Spark I Acquisition Corporation and SLG SPAC Fund LLC (incorporated by reference to Exhibit 10.1 to Spark I Acquisition Corporation’s Current Report on Form 8-K filed with the SEC on June 27, 2025).

10.20	Executive Employment Agreement, dated March 5, 2020, by and between ZincFive, Inc. and Tod Higinbotham
10.21	Employment Agreement, dated January 16, 2026, by and between ZincFive, Inc. and Marty Heimbigner

Exhibit No.	Description
10.22	Employment Agreement, dated June 11, 2026, by and between ZincFive, Inc. and Mathew Segal
10.23	Employment Agreement, dated March 5, 2020, by and between ZincFive, Inc. and Steve Jennings
10.24	Employment Agreement, dated December 8, 2025, by and between ZincFive, Inc. and Jerry Allison
10.25	Form of Indemnification Agreement between ZincFive, Inc. and each of its directors and executive officers
10.26

Credit Agreement, dated June 7, 2023, by and among ZincFive, Inc., ZincFive Power, Inc., ZincFive, LLC, Blue Earth Power Performance Solutions, Inc., OIC Investment Agent, LLC, OIC Growth Fund I AUS, L.P., OIC Growth Fund I GPFA, L.P., OIC Growth Fund I, L.P., and OIC Growth Fund I PV, L.P.

10.27

Consent and Amendment No. 1 to Credit Agreement, dated January 31, 2024, by and among ZincFive, Inc., ZincFive Power, Inc., ZincFive, LLC, Blue Earth Power Performance Solutions, Inc., OIC Investment Agent, LLC, OIC Growth Fund I AUS, L.P., OIC Growth Fund I GPFA, L.P., OIC Growth Fund I, L.P., and OIC Growth Fund I PV, L.P.

10.28

Amendment No. 2 to Credit Agreement, dated October 18, 2024, by and among ZincFive, Inc., ZincFive Power, Inc., ZincFive, LLC, Blue Earth Power Performance Solutions, Inc., OIC Investment Agent, LLC, OIC Growth Fund I AUS, L.P., OIC Growth Fund I GPFA, L.P., OIC Growth Fund I, L.P., and OIC Growth Fund I PV, L.P.

10.29

Amendment No. 3 to Credit Agreement, dated October 16, 2025, by and among ZincFive, Inc., ZincFive Power, Inc., ZincFive, LLC, Blue Earth Power Performance Solutions, Inc., OIC Investment Agent, LLC, OIC Growth Fund I AUS, L.P., OIC Growth Fund I GPFA, L.P., OIC Growth Fund I, L.P., and OIC Growth Fund I PV, L.P.

10.30

Amendment to Sponsor Agreement, dated September 28, 2026, by and among Spark I Acquisition Corporation, ZincFive, Inc., SLG SPAC Fund LLC and certain shareholders of Spark I Acquisition Corporations party thereto

10.31*	Form of lockup agreement by and between ZincFive, Inc. and certain stockholders of ZincFive, Inc.
21.1	List of Subsidiaries of Spark I Acquisition Corporation.
21.2	List of Subsidiaries of ZincFive, Inc.
23.1*	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1).
23.2	Consent of Marcum LLP
23.3	Consent of CBIZ CPAS P.C.
23.4	Consent of KPMG LLP
24.1	Powers of Attorney (contained on the signature pages to the initial filing of this registration statement)
99.1*	Form of Preliminary Proxy Card
99.2	Consent of Houlihan Capital, LLC
99.3	Consent of Tod Higinbotham to be named as a director nominee
99.4	Consent of Timothy L. Hysell to be named as a director nominee
99.5	Consent of Steven Berkenfeld to be named as a director nominee
99.6	Consent of Daniel Doimo to be named as a director nominee
99.7	Consent of Donald Richard (Rick) Fezell, Jr. to be named as a director nominee
99.8	Cover Page Interactive Data File (embedded within the Inline XBRL document)
107	Calculation of Filing Fee Tables
*	To be filed by amendment.
**

Certain schedules and similar attachments to this Exhibit have been omitted in accordance with Item 601(a)(5) or (b)(2), as applicable of Regulation S-K. The registrants agree to furnish supplementally a copy of any omitted exhibit or schedule to the SEC upon its request.

#	Certain confidential information contained in this exhibit has been omitted because it is both (i) not material; and (ii) the type that the registrants treat as private or confidential.

Item 22. Undertakings.

Each undersigned registrant undertakes as follows:

(a)

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment of such registration agreement) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered under such post-effective amendment, and the offering of such securities at that time shall be deemed to be the initial bona fide offering of such post-effective amendment.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)

That, for the purpose of determining liability under the Securities Act to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining any liability under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(6)

That prior to any public reoffering of the securities registered through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7)

That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered under such post-effective amendment, and the offering of such securities at that time shall be deemed to be the initial bona fide offering of such post-effective amendment.

(8)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the undersigned pursuant to the foregoing provisions, or otherwise, the undersigned has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(b)

The undersigned registrant undertakes to respond to requests for information that is incorporated by reference into the proxy statement/prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c)

The undersigned registrant undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved in connection with such post-effective amendment, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Palo Alto, California on September 30, 2026.

SPARK I ACQUISITION CORPORATION

By:	/s/ James Rhee
	Name:	James Rhee
	Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENT, that each person whose signature appears below constitutes and appoints James Rhee, Ho Min (Jimmy) Kim and Kurtis Jang, each of them, such person’s true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for such person and in such person’s name, place and stead, in all capacities, to execute all amendments including any post-effective amendments and supplements to this registration statement, and any additional registration statement filed pursuant to Rule 462(b), and to file the same, with all exhibits attached to such post-effective amendments and supplements to this registration statement, and any additional registration statement filed pursuant to Rule 462(b), and other documents in connection with such post-effective amendments and supplements to this registration statement, and any additional registration statement filed pursuant to Rule 462(b), with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, ratifying and confirming all that said attorney-in-fact and agent, or such person substitute or substitutes, may lawfully do or cause to be done by virtue of signing this registration statement.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on the date indicated below:

Signature	Title	Date

/s/ James Rhee	Chairman of the Board of Directors and	September 30, 2026
James Rhee	Chief Executive Officer
(Principal Executive Officer)

/s/ Ho Min (Jimmy) Kim	Chief Financial Officer and Director	September 30, 2026
Ho Min (Jimmy) Kim	(Principal Financial Officer and
Principal Accounting Officer)
/s/ Kurtis Jang
Kurtis Jang	Chief Operating Officer and Director	September 30, 2026

/s/ Shin-Bae Kim
Shin-Bae Kim	Director	September 30, 2026

/s/ Tony Ling
Tony Ling	Director	September 30, 2026

/s/ Catherine Mohr
Catherine Mohr	Director	September 30, 2026

/s/ Willy Lan
Willy Lan	Director	September 30, 2026

/s/ Cuong Viet Do
Cuong Viet Do	Director	September 30, 2026

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tualatin, Oregon on September 30, 2026.

ZINCFIVE, INC.

By:	/s/ Tod Higinbotham
	Name:	Tod Higinbotham
	Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Tod Higinbotham and Marty Heimbigner, each of them, such person’s true and lawful attorney-in- fact and agent, with full power of substitution and revocation, for such person and in such person’s name, place and stead, in all capacities, to execute all amendments including any post-effective amendments and supplements to this registration statement, and any additional registration statement filed pursuant to Rule 462(b), and to file the same, with all exhibits attached to such post-effective amendments and supplements to this registration statement, and any additional registration statement filed pursuant to Rule 462(b), and other documents in connection with such post-effective amendments and supplements to this registration statement, and any additional registration statement filed pursuant to Rule 462(b), with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, ratifying and confirming all that said attorney-in-fact and agent, or such person substitute or substitutes, may lawfully do or cause to be done by virtue of signing this registration statement.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on the date indicated below:

Signature	Title	Date

/s/ Tod Higinbotham	Chief Executive Officer	September 30, 2026
Tod Higinbotham	(Principal Executive Officer)

/s/ Marty Heimbigner	Chief Financial Officer	September 30, 2026
Marty Heimbigner	(Principal Financial Officer and
Principal Accounting Officer)
/s/ Daniel Doimo
Daniel Doimo	Director	September 30, 2026

/s/ Terry Kellogg
Terry Kellogg	Director	September 30, 2026

/s/ Hannah Mei-Andrews
Hannah Mei-Andrews	Director	September 30, 2026

/s/ Evan Flecker
Evan Flecker	Director	September 30, 2026

/s/ Steven Berkenfeld
Steven Berkenfeld	Director	September 30, 2026

/s/ Timothy L. Hysell
Timothy L. Hysell	Director	September 30, 2026